Exhibit 99.2

THIS DRAFT IS BEING DELIVERED FOR DISCUSSION PURPOSES ONLY IN CONNECTION WITH SETTLEMENT DISCUSSIONS.  ACCORDINGLY, THIS DOCUMENT SHALL BE GOVERNED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER RULES OF SIMILAR IMPORT. FURTHER, NOTHING HEREIN SHALL BE DEEMED AN ADMISSION OF FACT OR LIABILITY.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ FOURTH AMENDED DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest.  This is not a solicitation of acceptances or rejections of the Debtors’ Fourth Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code (the “Plan”), which is attached to this Fourth Amended Disclosure Statement (this “Disclosure Statement”) as Exhibit A.  Acceptances or rejections with respect to the Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court.  Information contained in this Disclosure Statement is subject to completion or amendment.  YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES) PRIOR TO THE APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.  Following such approval, this Disclosure Statement should only be relied on in connection with the solicitation of votes on the Plan and not for any other purpose (including in connection with the purchase or sale of securities).  Future developments relating to the matters described herein may require modifications, additions or deletions to this Disclosure Statement.

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors in Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Dated: , 2005

THE DEADLINE BY WHICH EACH HOLDER OF AN IMPAIRED CLAIM OR EQUITY INTEREST ENTITLED TO VOTE ON THE PLAN MUST CAST A PROPERLY COMPLETED AND DELIVERED BALLOT FOR ITS VOTE TO ACCEPT OR REJECT THE PLAN TO BE COUNTED IS                   , 2005 AT    :00 P.M. (NEW YORK CITY TIME), UNLESS EXTENDED.  IN THE CASE OF SECURITIES HELD THROUGH AN INTERMEDIARY, YOUR INSTRUCTIONS MUST BE RECEIVED BY YOUR INTERMEDIARY BY  :00 P.M. (NEW YORK CITY TIME) ON                   , 2005 OR

SUCH OTHER DATE AS SPECIFIED BY YOUR INTERMEDIARY, SO THAT MASTER BALLOTS CAN BE PREPARED AND RECEIVED BY THE VOTING DEADLINE.

Summary of Important Deadlines

(All times are New York City time)

Voting Deadline:                   , 2005 at   :00 p.m.  (beneficial holders who hold their securities through a broker-dealer or other intermediary must provide voting instructions to such intermediary by              , 2005 at   :00 p.m. or such other date as may be set by the intermediary)

Confirmation Objection Deadline:                   , 2005 at

Confirmation Hearing:                   , 2005 at

These dates are subject to extension as provided in the Voting Procedures Order.

Questions and Answers about the Plan

What are holders of Claims and Equity Interests being asked to approve?

Holders of Claims and Equity Interests are being asked to vote to accept the Plan.  Pursuant to the Plan, among other things, the Debtors will (1) sell substantially all the U.S. assets of the Company to Time Warner NY Cable LLC, a subsidiary of Time Warner Cable Inc., the cable subsidiary of Time Warner Inc., and Comcast Corporation in exchange for aggregate consideration of approximately $17.6 billion in consideration, subject to applicable purchase price adjustments set forth in the Asset Purchase Agreements, consisting of approximately $12.7 billion in cash and shares of Time Warner Cable’s Class A Common Stock with an estimated value of approximately $4.96 billion, and (2) distribute the cash and shares of Class A Common Stock of Time Warner Cable to the holders of Claims and Equity Interests in accordance with the Plan.  The shares of Class A Common Stock included in the sale consideration will represent 16% of the outstanding equity securities of Time Warner Cable as of the Sale Transaction Closing, which percentage (a) assumes the redemption of Comcast’s interest in TWC, as described below, the inclusion in the sale to Time Warner NY Cable LLC of all MCE Systems contemplated to be purchased pursuant to the TW Purchase Agreement and that there is no Expanded Transaction and (b) is subject to adjustment for issuances pursuant to employee stock programs (subject to a cap) and issuances of securities for fair consideration.  The Class A Common Stock is expected to be listed on the New York Stock Exchange.  The Debtors will attempt to sell most of their remaining assets and distribute the proceeds from such sales and interests in any proceeds realized in respect of certain other assets to the holders of Claims and Equity Interests in accordance with the Plan.

What will I receive under the Plan?

Depending on your class of Claim or Equity Interest, you will receive one or more of (1) Cash, (2) Class A Common Stock of Time Warner Cable and/or (3) interests in a contingent value vehicle or liquidating trust that will hold designated assets of the Company.  Section II.A of this Disclosure Statement, titled “Plan of Reorganization,” summarizes the classification and treatment of Claims and Equity Interests under the Plan and also estimates the recovery for each Class.

Who is entitled to vote?

Only Impaired Classes of Claims or Equity Interests that are not deemed to have rejected the Plan are entitled to vote to accept or reject the Plan.  See Section I.A of this Disclosure Statement, titled “Holders of Claims and Equity Interests Entitled to Vote,” for a summary of which Classes of Claims and Equity Interests are entitled to vote.

What vote is required for approval of the Plan?

Under the Bankruptcy Code, unless the “cram down” provisions of the Bankruptcy Code are used, a plan of reorganization can only be confirmed if votes to accept the Plan are received from: (1) two-thirds in dollar amount and a simple majority in number of claimants for each impaired class of Claims; and (2) two-thirds in amount for each impaired class of Equity Interests.  In addition, the Bankruptcy Code provides that only the votes of those holders of Claims or Equity Interests entitled to vote who actually submit votes on a plan are counted in determining whether the necessary majorities have been received.  YOUR VOTE IS VERY IMPORTANT.

How do the Debtors recommend that constituents vote?

The Debtors urge holders of Claims and Equity Interests to vote to accept the Plan.  The Debtors believe that confirmation and implementation of the Plan is preferable to the other alternatives available to the Debtors, which are described in Section XVI, titled “Alternatives to Confirmation and Consummation of the Plan,” because the Debtors believe the Plan will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives could involve consideration with a lower value, significant delay, uncertainty and substantial additional administrative costs.

What are the United States federal income tax consequences of the Plan for holders of Claims and Equity Interests?

The tax consequences of distributions under the Plan to the holders of Allowed Claims and Equity Interests will vary based on a number of factors.  See Section XV of this Disclosure Statement, titled “Certain Federal Income Tax Consequences of the Plan,” for a summary of the federal income tax consequences of the Plan.  However, all holders of Claims or Equity Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences of the transactions contemplated by the Plan.

How do I vote?

Please use the enclosed ballot to vote to accept or reject the Plan and return the completed ballot to Bankruptcy Services, LLC at the address listed below or, if your securities are held through an intermediary, to such intermediary.  To be counted, your original ballot must be received by Bankruptcy Services, LLC no later than  :00 p.m. (New York City time) on            , 2005.  In the case of securities held through an intermediary, your instructions must be received by your intermediary by  :00 p.m. (New York City time) on           , 2005 or such other date as specified by your intermediary, so that master ballots can be prepared and received by the voting deadline.  If you hold Claims or Equity Interests in more than one Class, you must submit a separate ballot for each Class in which you are entitled to vote.  Prior to completing your ballot, please carefully read and consider the information contained in this Disclosure Statement, the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.

What are the risks related to the Plan?

You should carefully review Section XI of this Disclosure Statement, titled “Risk Factors,” for a discussion of the risks relating to the Plan, including those related to the Class A Common Stock of Time Warner Cable.

When will the Plan become effective?

The Plan will become effective when all of the pre-confirmation and post-confirmation conditions are satisfied or waived.  One condition to the Plan becoming effective is the contemporaneous consummation of the sale of assets to Time Warner NY Cable LLC and Comcast, which is subject to conditions typical for transactions of that type, including (1) the receipt of applicable regulatory approvals, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) a final order confirming the Plan.  See Sections IV.D.4 and VI.B.1.g, titled “Conditions Precedent to Confirmation and Effectiveness of the Plan” and “Conditions to Closing,” for a list of certain additional conditions to confirmation and effectiveness of the Plan and to the Sale Transaction Closing, respectively.  Subject to receipt of all necessary approvals, the sale is expected to close and the Plan is expected to become effective during the first half of 2006.

Who can help answer my questions?

If you have any questions regarding this Disclosure Statement or the Plan, you should contact Investor Relations at the Company at (303) 268-6545, and the Company will attempt to respond to you in a timely manner.  If you have any questions relating to voting on the Plan or if you need a new ballot, you should contact:

Bankruptcy Services, LLC

757 Third Avenue, Third Floor

New York, NY 10017

(646) 282-2500

i

	4.	DIP Lender Claims	94
	5.	Class 1 - Other Priority Claims	94
	6.	Class 2 - Secured Tax Claims	95
	7.	Class 3 - Other Secured Claims	95
	8.	FrontierVision Debtor Group	97
	9.	FrontierVision Holdco Debtor Group	103
	10.	Parnassos Debtor Group	111
	11.	Century-TCI Debtor Group	115
	12.	Century Debtor Group	120
	13.	CCHC Debtor Group	124
	14.	CCC Debtor Group	126
	15.	Ft. Myers Debtor Group	129
	16.	Arahova Debtor Group	133
	17.	Olympus Debtor Group	140
	18.	UCA Debtor Group	144
	19.	Olympus Parent Debtor Claims	148
	20.	Rigas/Century Co-Borrowing Debtor Group	154
	21.	Rigas/Olympus Co-Borrowing Debtor Group	157
	22.	Rigas/UCA Co-Borrowing Debtor Group	161
	23.	Class Fundco - Funding Company Debtor Group	165
	24.	ACC Ops Debtor Group	167
	25.	Holding Company Debtor Group	170
	26.	Class ACC-Conv - ACC Convenience Class	181
	27.	Class InterCo - Intercompany Claims	181
	28.	Rigas Claims or Equity Interests	182
	29.	ACC Other Equity Interests	182
D.	Summary of Other Provisions of the Plan		182
	1.	Effectuation of Compromise and Settlement	182
	2.	Distributions Under the Plan	200
	3.	Treatment of Executory Contracts and Unexpired Leases	207
	4.	Conditions Precedent to Confirmation and Effectiveness of the Plan	211
	5.	Implementation and Effect of Confirmation of the Plan	213
E.	Contingent Value Vehicle		219
	1.	Establishment of the Contingent Value Vehicle	219
	2.	Appointment of Contingent Value Vehicle Trustee	219
	3.	Transfer of Designated Litigation to the Contingent Value Vehicle	220
	4.	Contingent Value Vehicle Interests	222
	5.	Litigation, Responsibilities of Contingent Value Vehicle Trustee	225
	6.	Investment Powers	226
	7.	Annual Distribution; Withholding	226
	8.	Income Allocations; Reporting Duties	227
	9.	Net Contingent Value Vehicle Recovery/Assignment of Claims	227
	10.	Contingent Value Vehicle Board	227

V. Confirmation of the Plan			230
A.	Solicitation of Votes		230
B.	The Confirmation Hearing		230
C.	Confirmation		231
	1.	Acceptance	231
	2.	Confirmation Standards	232
	3.	Cram Down	234

	4.	Requirements Under the Purchase Agreements	235
D.	Consummation		236

VI. The Sale Transaction and the TWC/Comcast Transactions			237
A.	Background of the Sale Transaction		237
B.	Summary of the Sale Transaction		238
	1.	Purchase Agreements	238
	2.	Parent Agreement	259
	3.	Expanded Transaction Letter Agreement	259
C.	TWC/Comcast Agreements		260
	1.	TWC/Comcast Exchange Agreement	260
	2.	TWC Redemption Agreement	263
	3.	TWE Redemption Agreement	267
	4.	Failsafe/Alternate Failsafe Transaction	269
D.	Regulatory Approvals		270
	1.	Antitrust Considerations	270
	2.	Federal Communications Commission	271
	3.	State and Local Governmental Authorities	271

VII. Description of TWC			272
A.	Description of the Business of TWC		272
	1.	TWC Operating Plan	272
	2.	Systems Operations	273
	3.	Network Architecture and Sources of Equipment	277
	4.	Competition	278
	5.	Employees	279
	6.	Facilities and Properties	279
	7.	Legal Proceedings	280
B.	Description of Corporate Structure and Capital Stock of TWC		284
	1.	Revised Corporate Structure	284
	2.	Capital Stock of TWC	285
C.	Description of Indebtedness of TWC		286
	1.	TWC Credit Agreement and Commercial Paper Program	286
	2.	TWE Notes and Debentures	287
	3.	Mandatorily Redeemable Preferred Equity	288
	4.	Certain Pro Forma Financing Arrangements	288
D.	Unaudited Pro Forma Capitalization		289
E.	Governance and Organizational Documents of TWC		290
	1.	Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law	291
	2.	Description of Certain Provisions of Agreements Related to Time Warner and Comcast	293
	3.	Description of Certain Provisions of the TWE Partnership Agreement	295
	4.	Description of Certain Provisions of the TWE-A/N Partnership Agreement	297
	5.	Other Cable Joint Ventures	298
F.	Regulatory Matters		299
	1.	AOL FTC Consent Decree	300
	2.	AOL FCC Memorandum Opinion and Order	300
	3.	Turner FTC Consent Decree	300
	4.	Communications Act and FCC Regulation	300
	5.	State and Local Regulation	303
	6.	Regulation of Telephony	304
G.	Board of Directors and Management of TWC		305

	1.	Terms of Executive Officers and Directors	308
	2.	Corporate Governance	309
	3.	Compensation of Directors	309
	4.	Code of Ethics	310
	5.	Executive Compensation Summary Table	310
	6.	Stock Option Grants During 2004	311
	7.	Option Exercises and Values in 2004	312
	8.	New Awards	313
	9.	Employment Arrangements	313
	10.	Pension Plans	317
	11.	Management Restructuring	320
H.	Relationship between Time Warner and TWC		322
	1.	Indebtedness Approval Right	322
	2.	Other Time Warner Rights	323
	3.	Time Warner Standstill	323
	4.	Limitation on Transactions with or for the Benefit of Time Warner	323
	5.	Reimbursement for Services	323
	6.	Reimbursement for Stock Options	323
	7.	Debt Guarantees	324
	8.	Employees	324
	9.	Other Agreements Related to TWC’s Cable Business	324
	10.	Time Warner Brand and Trade Name License Agreement	324
	11.	Road Runner Brand License Agreement	325
	12.	TWE Intellectual Property Agreement	325
	13.	TWI Cable Intellectual Property Agreement	325
	14.	Tax Matters Agreement	326
I.	TWC Historical Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations		326

VIII. Unaudited Pro Forma Condensed Combined Historical Financial Information			327
A.	Basis of Presentation		327
B.	Unaudited Historical Consolidating ACC Information		328
C.	Financial Statements		330
D.	Notes to Unaudited Pro Forma Condensed Combined Historical Financial Information		334

IX. TWC Projections			342
A.	Principal Assumptions		343
B.	Projections		346
C.	Projected Capitalization of TWC		350

X. Valuation of TWC Equity			351
A.	Introduction		351
B.	Methodology		352
C.	Estimated Equity Value of Pro Forma TWC		354

XI. Risk Factors			356
A.	Risk Factors Relating to the Chapter 11 Cases		356
B.	Risk Factors Relating to the Sale Transaction		369
C.	Risk Factors Relating to the Business of TWC		373
	1.	Risks Related to Competition	373
	2.	Additional Risks of TWC’s Operations	375
	3.	Risks Related to Dependence on Third Parties	378

	4.	Risks Related to Capital Raising Limitations and Indebtedness	380
	5.	Risks Related to Government Regulation	382
	6.	Risks Related to Litigation	385
	7.	Risks Related to TWC’s Relationship with Time Warner	385
	8.	Risks Related to Tax Characterization of the Sale Transaction and the TWC/Comcast Transactions	387
D.	Risk Factors Relating to the Value of TWC Class A Common Stock		388
E.	Risk Factors Relating to the TWC/Comcast Transactions		392
F.	Risk Factors Relating to the Contingent Value Vehicle		394

XII. Events Leading to the Commencement of the Chapter 11 Cases			396
A.	The Telcove Bankruptcy Filing and the Co-Borrowing Facility Contingent Liabilities		396
B.	The Discovery of the Alleged Rigas Family Improper Acts, the Restatement and Related Events		396
C.	The Special Committee of the Board Of Directors		397
D.	The Rigas Family Agreement		397
E.	Additional Determinations Regarding Historical Consolidated Financial Statements		398
F.	The June 2002 Related Events		398

XIII. Events Occurring During the Pendency of the Chapter 11 Cases			399
A.	Appointment of Creditors’ Committee		399
B.	Appointment of Equity Committee		399
C.	Stabilization of Business		400
	1.	First Day Orders	400
	2.	The DIP Facility	400
	3.	Employee Relations	402
D.	Restatement of Consolidated Financial Statements		404
E.	Settlement of Governmental Investigations and Certain Related Litigation		404
	1.	The Rigas Criminal Action	404
	2.	SEC Civil Action and DoJ Investigation	405
	3.	ACC’s Lawsuit Against the Rigas Family	407
F.	Management and Board; Corporate Governance initiatives		407
G.	Plan Exclusivity		408
H.	Litigation Matters		408
	1.	ACC’s Lawsuit Against Deloitte	408
	2.	Securities and Derivative Litigation	409
	3.	Acquisition Actions	409
	4.	Creditors’ and Equity Committee Lawsuit Against Prepetition Banks	410
	5.	Non-Agent Banks’ Declaratory Judgment	412
	6.	Equity Committee and Preferred Shareholder Litigations	413
	7.	ML Media Litigation	413
	8.	The X Clause Litigation	414
	9.	Verizon Franchise Transfer Litigation	415
	10.	The NFHLP Claim	416
	11.	Dibbern Adversary Proceeding	416
	12.	Devon Mobile	417
	13.	Praxis Capital Ventures, L.P.	418
	14.	Avoidance Actions	418
	15.	D&O Carrier Litigation	418
	16.	Arahova Motions	419
I.	Restructuring of Adelphia’s Businesses		420
	1.	Asset Dispositions	420
	2.	Closure of the Competitive Local Exchange Carriers’ Operations	421

v

	3.	TelCove Settlement	421
	4.	Operation of Empire Sports Network	422
	5.	Tele-Media Ventures	422
	6.	Century/ML Cable Venture	422
	7.	Rejection and Amendment of Executory Contracts and Unexpired Leases	423
	8.	Efforts to Protect Tax Benefits	423
J.	Schedules and Bar Date		424
	1.	Schedules and Statements	424
	2.	Bar Date	424

XIV. Securities Laws Matters			426
A.	Applicability of the Bankruptcy Code and Federal and Other Securities Laws		426
	1.	Initial Issuance and Delivery of Securities	426
	2.	Subsequent Transfers Under Federal Securities Laws	427
	3.	Subsequent Transfers Under State Law	428
B.	Certain Transactions by Stockbrokers		428

XV. Certain Federal Income Tax Consequences of the Plan			429
A.	Consequences to the Debtors		429
	1.	Sale Transaction and Funding of Certain Liquidation Trusts and Reserves	430
	2.	Cancellation of Debt	431
B.	Consequences to Holders of Certain Claims and Equity Interests		432
	1.	Distributions in Discharge of Claims and Equity Interests	432
	2.	Market Discount	433
	3.	Distributions in Discharge of Accrued Interest or OID	433
	4.	Taxation of the Contingent Value Vehicle, the Puerto Rico Liquidating Trust and Their Interest Holders	433
	5.	Taxation of Certain Reserves, Holdbacks and Escrows and Their Beneficiaries	434
C.	Information Reporting and Withholding		434

XVI. Alternatives to Confirmation and Consummation of the Plan			436
A.	Liquidation Under Chapter 7		436
B.	Alternative Plan of Reorganization		436

XVII. Conclusion and Recommendation			437

APPENDIX A	Index of Defined Terms
EXHIBIT A	Fourth Amended Joint Plan of Reorganization
EXHIBIT B	Disclosure Statement Order
EXHIBIT C	TW Purchase Agreement
EXHIBIT D	Comcast Purchase Agreement
EXHIBIT E	Expanded Transaction Letter Agreement
EXHIBIT F	Consolidated Financial Statements of ACC
EXHIBIT G	Consolidated Financial Statements of TWC and Management’s Discussion and Analysis of Results of Operations and Financial Condition
EXHIBIT H	The Debtors’ Liquidation Analysis
EXHIBIT I	Resolution Process Order

EXHIBIT J	Position Statement of Arahova Noteholders Committee*
EXHIBIT K	Position Statement of Ad Hoc Committee of ACC Senior Noteholders*
EXHIBIT L	Reconciliation of OCF to GAAP
EXHIBIT M	Schematic Diagram of Plan Operation

*   This position statement does not represent the position of the Debtors.  The Debtors make no representation or warranty as to the accuracy of any information included in this position statement and disclaim any responsibility therefor.

Nothing contained in this Disclosure Statement shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other person, including Time Warner Cable Inc. (“TWC”), the cable subsidiary of Time Warner Inc. (“Time Warner”), Comcast Corporation (“Comcast”) and their respective affiliates.  This Disclosure Statement is subject to approval of the Bankruptcy Court and other customary conditions.  Absent approval by the Bankruptcy Court, this Disclosure Statement is not a solicitation of acceptances or rejections of the Plan, as the same may be amended or modified from time to time, a copy of which is attached to this Disclosure Statement as Exhibit A.  Acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement has been approved by the Bankruptcy Court.  Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws.  Future developments relating to the matters described herein may require modifications, additions or deletions to this Disclosure Statement.

IMPORTANT NOTICE

Only documents, including this Disclosure Statement and its related documents, that are approved by the Bankruptcy Court pursuant to section 1125(b) of title 11 of the United States Code (the “Bankruptcy Code”) may be used in connection with soliciting votes on the Plan.  No statements have been authorized by the Bankruptcy Court concerning Adelphia Communications Corporation (“ACC”) and certain of its affiliates and subsidiaries that are debtors and debtors in possession (collectively, with ACC, the “Debtors”), TWC, Comcast, their respective affiliates or business operations or the value of their respective assets, except as explicitly set forth in this Disclosure Statement.

Please refer to the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) and other documents attached to this Disclosure Statement, including the TW Purchase Agreement and the Comcast Purchase Agreement (together with the TW Purchase Agreement, the “Purchase Agreements”) for definitions of the capitalized terms that are used but not defined in this Disclosure Statement.  An index of terms defined in this Disclosure Statement is provided in Appendix A.

“Sale Transaction” means, collectively, the transactions to be consummated pursuant to the Purchase Agreements or, if applicable, the transactions to be consummated pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, in each case in accordance with the terms thereof.  For purposes of any references in this Disclosure Statement to TWC after giving effect to the Sale Transaction or the TW Adelphia Acquisition, the Sale Transaction and the TW Adelphia Acquisition shall not include the Expanded Transaction except as specifically stated herein.  In addition, any references in this Disclosure Statement to regulatory filings, including HSR and FCC filings, with respect to the Sale Transaction shall not include the Expanded Transaction, except as specifically stated herein.

The Debtors reserve the right to file amendments to the Plan and Disclosure Statement from time to time.  The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Reorganization Cases, the Debtors’ and TWC’s businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan.

The Plan and this Disclosure Statement are not required to be prepared in accordance with the requirements of federal or state securities laws or other applicable non-bankruptcy law.  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court, and none of the Securities and Exchange Commission (the “SEC”), any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement.  Any representation to the contrary is a criminal offense.  Persons trading in or otherwise purchasing, selling or transferring securities of the Debtors or TWC should evaluate this Disclosure Statement in light of the purposes for which it was prepared.

This Disclosure Statement contains only a summary of the Plan and certain other documents, including the Purchase Agreements.  It is not intended to replace a careful and detailed review and analysis of the Plan and such other documents, including the Purchase Agreements, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, any supplements to the Plan filed with the Bankruptcy Court subsequent to the filing date of this Disclosure Statement (collectively, the “Plan Supplement”) and the exhibits attached hereto and thereto and the agreements and documents described herein and therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  The rights of ACC, TWC, Comcast and their respective affiliates pursuant to the Purchase Agreements, the TWC/Comcast Agreements and the other agreements related thereto that are described herein, as applicable, are subject to the terms of the Purchase Agreements, the TWC/Comcast Agreements and such other related agreements, and nothing in this Disclosure Statement shall (i) constitute a consent or waiver by any of ACC, TWC, Comcast or their respective affiliates under such agreements, (ii) amend, limit, abrogate or otherwise modify the rights, benefits or obligations of any of ACC, TWC, Comcast or their respective affiliates under such agreements or (iii) entitle any person (other than the parties thereto) to any rights under such agreements.  You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of          , 2005, and the delivery of this Disclosure Statement does not imply that the information contained in this Disclosure Statement is correct at any time after such date.  Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

The Purchase Agreements and the Expanded Transaction Letter Agreement have been attached hereto to provide you with information regarding their terms.  Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions contemplated by the Purchase Agreements and the Expanded Transaction Letter Agreement, those documents are not intended to be a source of factual, business or operational information about the parties.  The representations, warranties and covenants made by the parties in each of the Purchase Agreements are qualified, including by information in disclosure schedules that the parties exchanged in connection with the execution of such Purchase Agreements.  Representations and warranties may be used as a tool to allocate risks between the respective parties to the Purchase Agreements, including where the parties do not have complete knowledge of all facts.  You are not a third party beneficiary under the Purchase Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of TWC, Comcast, ACC or any of their respective affiliates.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT REGARDING TWC AND ITS AFFILIATES, INCLUDING PRO FORMA AND PROJECTED FINANCIAL INFORMATION REGARDING TWC AFTER GIVING EFFECT TO THE SALE TRANSACTION AND THE TWC/COMCAST TRANSACTIONS, HAS BEEN PROVIDED BY TIME WARNER NY CABLE LLC (“TW NY”) AND THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT REGARDING THE TRANSACTIONS AMONG TWC AND ITS AFFILIATES AND COMCAST AND ITS AFFILIATES HAS BEEN PROVIDED BY TW NY AND/OR COMCAST, AS APPLICABLE, IN EACH CASE SPECIFICALLY FOR INCLUSION IN THIS DISCLOSURE STATEMENT.  THE COMPANY PROVIDES NO ASSURANCES AS TO THE ACCURACY OF THIS INFORMATION.

You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice, and you should consult with your own legal, business, financial and tax advisors regarding the transactions contemplated by the Plan.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE SOLICITATION OF VOTES IN FAVOR OF THE PLAN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation of the Debtors.  Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS URGE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO VOTE TO ACCEPT THE PLAN.

x

INTRODUCTORY NOTE

Effective January 1, 2004, ACC and its subsidiaries and affiliates (collectively, the “Company”) adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (as subsequently revised in December 2003, “FIN 46-R”), and began consolidating certain entities that were owned or controlled by members of the John J. Rigas family (collectively, the “Rigas Family”), and that are subject to co-borrowing arrangements with the Company (the “Rigas Co-Borrowing Entities”).  The Rigas Co-Borrowing Entities that nominally own assets related to certain cable systems that are managed by the Company are referred to herein as the “Managed Cable Entities.”  Certain of the Rigas Co-Borrowing Entities are referred to for Plan purposes as the “Managed Entities.”  The Managed Entities are those Rigas Co-Borrowing Entities described in Schedule O to the Plan.  The financial, statistical and operating data of the Company included in this Disclosure Statement for periods prior to January 1, 2004 does not include data with respect to the Rigas Co-Borrowing Entities.  Unless otherwise noted in this Disclosure Statement, all data relating to the Debtors or the Company in this Disclosure Statement excludes Century/ML Cable Venture (“Century/ML Cable Venture”), which was managed and owned 50% by one of the Debtors and which is not consolidated for financial reporting purposes.  As described below in Section XIII.I.6, titled “Century/ML Cable Venture,” on October 31, 2005, the Debtors’ interest in Century/ML Cable Venture was sold.

TWC, Comcast and the Company use different methodologies to report subscriber counts, principally in connection with bulk-billed multiple-dwelling units.  TWC’s methodology (the “TWC Methodology”) includes each individual household receiving service as a subscriber, while the Company and Comcast count subscribers on an equivalent basic unit basis (the “Company/Comcast Methodology”).  Under the Company/Comcast Methodology, revenues from bulk contracts such as multiple-dwelling units are divided by prevailing market rates to determine the number of subscribers.  Unless stated otherwise, subscriber counts in this Disclosure Statement are presented in accordance with the methodology used to report subscriber counts by the entity whose subscriber count is being stated.  References to subscribers of TWC are presented in accordance with the TWC Methodology.  References to subscribers for purposes of the subscriber adjustments in the Purchase Agreements are presented in accordance with the Company/Comcast Methodology.  References to subscribers in the descriptions of the TWC/Comcast Transactions are presented in accordance with the TWC Methodology; however, the subscriber adjustments pursuant to the Exchanges will generally be made in accordance with the Company/Comcast Methodology.

This Disclosure Statement has been prepared on the assumption that title to the Managed Cable Entities that own the MCE Systems (other than Coudersport and Bucktail) is conveyed to the Debtors, that such entities file for protection under the Bankruptcy Code and are consolidated in the Chapter 11 Cases and that the Plan includes such entities.  The Debtors reserve the right to amend or supplement the Plan and this Disclosure Statement if such assumptions are not realized.

CAUTIONARY NOTE

This Disclosure Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements regarding the Company’s and TWC’s and each of their respective affiliates’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including the proposed sale of the Company’s assets and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s, and, as applicable, TWC’s expectations.  Neither the Company nor TWC undertakes a duty to update such forward-looking statements.

Factors that may cause actual results to differ materially from those in the forward-looking statements include the risk factors set forth in Section XI of this Disclosure Statement and the following:

•                  the impact of the proposed sale of the Company’s assets;

•                  the Company’s pending bankruptcy proceeding, including the possible failure of the Company’s stakeholders to approve the Plan and the possible failure of the Plan to be confirmed by the Bankruptcy Court;

•                  the ability to obtain regulatory approval of the proposed transactions on the proposed terms and anticipated schedule;

•                  the risk that the issuance of the TWC Class A Common Stock pursuant to the Sale Transaction will not be exempt from registration under section 1145 of the Bankruptcy Code, and that such shares of TWC Class A Common Stock will not be registered under the Exchange Act as contemplated herein;

•                  the inability to complete some or all of the components of the proposed transactions, including the possibility that the proposed sale of the Company’s assets could occur without the planned redemptions and/or the exchanges between TWC and Comcast (or their affiliates), that the sale of the MCE Systems may be delayed or fail to be consummated or that the Expanded Transaction with TW NY may occur in lieu of the Comcast Adelphia Acquisition;

•                  results of litigation (including government investigations) against the Company or TWC and its affiliates;

•                  the effects of government regulation, including the actions of local cable franchising authorities;

•                  the availability of financing;

•                  actions of the Company’s and TWC’s competitors and their effect on pricing, spending, third party relationships and revenues;

•                  pricing and availability of programming, equipment, supplies, and other inputs;

•                  the ability of each of the Company and TWC to upgrade its network;

•                  technological developments;

•                  changes in general economic conditions;

•                  the risk that the Company’s assets will not be integrated successfully into TWC’s business; and

•                  the risk that the anticipated cost savings and any other anticipated synergies from the proposed transactions may not be fully realized by TWC or may take longer to realize than expected.

Many of these factors are outside of the Company’s and TWC’s control.

I.  INTRODUCTION

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Plan, filed by the Debtors with the Bankruptcy Court; and (2) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for           , 2005, commencing at   :    a.m. (New York City time).  Unless otherwise indicated or defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.  An index of terms defined in this Disclosure Statement is provided in Appendix A.

Attached as exhibits to this Disclosure Statement are:

•                  The Plan (Exhibit A);

•                  Order of the Bankruptcy Court, dated              , 2005 (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

•                  Asset Purchase Agreement (as amended, the “TW Purchase Agreement”), dated as of April 20, 2005, between ACC and TW NY and Amendment No. 1 thereto and a related letter agreement, each dated June 24, 2005 (Exhibit C);

•                  Asset Purchase Agreement (as amended, the “Comcast Purchase Agreement”), dated as of April 20, 2005, between ACC and Comcast and Amendment No. 1 thereto and a related letter agreement, each dated June 24, 2005 (Exhibit D);

•                  Expanded Transaction Letter Agreement (as amended, the “Expanded Transaction Letter Agreement”), dated as of April 20, 2005, among Comcast, TW NY and ACC (Exhibit E);

•                  Consolidated Financial Statements of ACC (Exhibit F);

•                  Consolidated Financial Statements of TWC and Management’s Discussion and Analysis of Results of Operations and Financial Condition (Exhibit G);

•                  The Debtors’ Liquidation Analysis (Exhibit H);

•                  Resolution Process Order (Exhibit I);

•                  Position Statement of Arahova Noteholders Committee (Exhibit J);*

•                  Position Statement of Ad Hoc Committee of ACC Senior Noteholders (Exhibit K);*

•                  Reconciliation of OCF to GAAP (Exhibit L); and

•                  Schematic Diagram of Plan Operation (Exhibit M).

In addition, a ballot for the acceptance or rejection of the Plan and, if eligible, election of convenience class treatment, is enclosed with each copy of this Disclosure Statement that is submitted to the holders of Claims or Equity Interests that are entitled to vote to accept or reject the Plan.

On               , 2005, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

*               This position statement does not represent the position of the Debtors.  The Debtors make no representation or warranty as to the accuracy of any information included in this position statement and disclaim any responsibility therefor.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating votes.  In addition, detailed voting instructions accompany each ballot.  Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Plan Supplement and the exhibits attached hereto and thereto and the agreements and documents described herein and therein, the Disclosure Statement Order and the instructions accompanying the ballot in their entirety before voting on the Plan.  These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes.  No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.            HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

Under the Bankruptcy Code, only holders of allowed claims or equity interests in impaired classes of claims or equity interests that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject a proposed plan.

A class is “impaired” under a plan unless, with respect to each claim or interest of such class, the plan:

•                  leaves unaltered the legal, equitable or contractual rights to which the holder of the claim or interest is entitled; or

•                  notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

Classes of claims or equity interests that are unimpaired under a chapter 11 plan are conclusively presumed to have accepted the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or equity interests in which the holders will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are also not entitled to vote to accept or reject the plan.  See Section IV, titled “The Plan of Reorganization.”

Which Classes of Claims and Equity Interests Are Entitled to Vote on the Plan?

The following classes of Claims and Equity Interests are entitled to vote on the Plan:

Impaired Classes:

•                  Bank Claims:  all Bank Claims are impaired and entitled to vote, including:

•                  Century Bank Claims (Class Century-Bank);*

•                  Century-TCI Bank Claims (Class TCI-Bank);*

•                  FrontierVision Bank Claims (Class FV-Bank);*

•                  Olympus Bank Claims (Class OLY-Bank);*

•                  Parnassos Bank Claims (Class P-Bank);* and

•                  UCA Bank Claims (Class UCA-Bank).*

•                  Subsidiary Notes Claims:  all Subsidiary Notes Claims are impaired and entitled to vote, including:

•                  Arahova Notes Claims (Class ARA-Notes);

•                  FPL Note Claims (Class FtM-FPL);*

•                  FrontierVision Holdco Notes Claims (Class FVHC-Notes);

•                  FrontierVision Notes Claims (Class FV-Notes);* and

•                  Olympus Parent Notes Claims (Class OLYParent-Notes).*

•                  ACC Senior and Subordinated Notes Claims:  all ACC Senior and Subordinated Notes Claims are impaired and entitled to vote, including:

•                  ACC Senior Notes Claims (Class ACC-SnrNotes); and

•                  ACC Subordinated Notes Claims (Class ACC-SubNotes).

•                  Trade Claims and Other Unsecured Claims:  all Trade Claims and Other Unsecured Claims are impaired and entitled to vote, including:

•                  ACC Ops Other Unsecured Claims (Class OPS-Uns);*

•                  ACC Ops Trade Claims (Class OPS-Trade);*

•                  ACC Other Unsecured Claims (Class ACC-Uns);

•                  ACC Trade Claims (Class ACC-Trade);

•                  Arahova Other Unsecured Claims (Class ARA-Uns);

•                  Arahova Trade Claims (Class ARA-Trade);

•                  CCC Other Unsecured Claims (Class CCC-Uns);*

•                  CCC Trade Claims (Class CCC-Trade);*

•                  CCHC Other Unsecured Claims (Class CCHC-Uns);*

•                  CCHC Trade Claims (Class CCHC-Trade);*

•                  Century Other Unsecured Claims (Class Century-Uns);*

•                  Century Trade Claims (Class Century-Trade);*

•                  Century-TCI Other Unsecured Claims (Class TCI-Uns);*

•                  Century-TCI Trade Claims (Class TCI-Trade);*

•                  FrontierVision Holdco Other Unsecured Claims (Class FVHC-Uns);

•                  FrontierVision Holdco Trade Claims (Class FVHC-Trade);

•                  FrontierVision Other Unsecured Claims (Class FV-Uns);*

•                  FrontierVision Trade Claims (Class FV-Trade);*

•                  Ft. Myers Other Unsecured Claims (Class FtM-Uns);

•                  Ft. Myers Trade Claims (Class FtM-Trade);

•                  Olympus Other Unsecured Claims (Class OLY-Uns);*

•                  Olympus Parent Other Unsecured Claims (Class OLYParent-Uns);*

•                  Olympus Parent Trade Claims (Class OLYParent-Trade);*

•                  Olympus Trade Claims (Class OLY-Trade);*

•                  Parnassos Other Unsecured Claims (Class P-Uns);*

•                  Parnassos Trade Claims (Class P-Trade);*

•                  Rigas/Century Other Unsecured Claims (Class RCentCB-Uns);*

•                  Rigas/Century Trade Claims (Class RCentCB-Trade);*

•                  Rigas/Olympus Other Unsecured Claims (Class ROlyCB-Uns);*

•                  Rigas/Olympus Trade Claims (Class ROlyCB-Trade);*

•                  Rigas/UCA Other Unsecured Claims (Class RUCACB-Uns);*

•                  Rigas/UCA Trade Claims (Class RUCACB-Trade);*

•                  UCA Other Unsecured Claims (Class UCA-Uns);* and

•                  UCA Trade Claims (Class UCA-Trade).*

•                  ACC Preferred Stock Interests and ACC Common Stock Interests:  all ACC Preferred Stock Interests and ACC Common Stock Interests are impaired and entitled to vote, including:

•                  ACC Common Stock Interests (Class ACC-CS);

•                  ACC Series B Preferred Stock Interests (Class ACC-BPfd);

•                  ACC Series D Preferred Stock Interests (Class ACC-DPfd); and

•                  ACC Series E and F Preferred Stock Interests (Class ACC-EFPfd).

•                  Existing Securities Law Claims: all Existing Securities Law Claims are impaired and entitled to vote, including:

•                  ACC Common Stock Existing Securities Law Claims (Class ACC-CSESL);

•                  ACC Notes Existing Securities Law Claims (Class ACC-ESL);

•                  ACC Series B Preferred Stock Existing Securities Law Claims (Class ACC-BESL);

•                  ACC Series D Preferred Stock Existing Securities Law Claims (Class ACC-DESL);

•                  ACC Series E and F Preferred Stock Existing Securities Law Claims (Class ACC-EFESL); and

•                  Arahova Existing Securities Law Claims (Class ARA-ESL);

•                  FrontierVision Existing Securities Law Claims (Class FV-ESL);*

•                  FrontierVision Holdco Existing Securities Law Claims (Class FVHC-ESL); and

•                  Olympus Parent Existing Securities Law Claims (Class OLYParent-ESL).*

•                  Convenience Claims: all Convenience Claims are impaired and entitled to vote, including:

•                  ACC Convenience Claims (Class ACC-Conv);

•                  Arahova Convenience Claims (Class ARA-Conv); and

•                  FrontierVision Holdco Convenience Claims (Class FVHC-Conv).

•                  Funding Company Claims:  all Funding Company Claims (Class Fundco) are impaired and entitled to vote.*

*                    The Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests (as applicable) as unimpaired and not entitled to vote, and any impairment designation contained herein shall have no probative value with respect to any request for such classification order.

Which Classes of Claims and Equity Interests are Not Entitled to Vote on the Plan?

The following classes of Claims and Equity Interests are not impaired:

•      Other Priority Claims (Class 1);

•      Secured Tax Claims (Class 2);

•      Other Secured Claims (Class 3);

•      Equity Interests in Parnassos Debtors (Class P-Equity);

•      Equity Interests in Century-TCI Debtors (Class TCI-Equity);

•      Rigas/Century Contrib/Subrog Claims (Class RCentCB-Cont);

•      Rigas/Olympus Contrib/Subrog Claims (Class ROlyCB-Cont);

•      Rigas/UCA Contrib/Subrog Claims (Class RUCACB-Cont); and

•      Government Claims (Class GSETL).

As a result, holders of Claims in these classes are conclusively presumed to have accepted the Plan and will not be entitled to vote to accept or reject the Plan.  If ACC obtains a Bankruptcy Court Order designating other Classes of Claims as unimpaired, those classes will also not be entitled to vote to accept or reject the Plan.

The following Claims and Equity Interests are also not entitled to vote on the Plan:

•                  Intercompany Claims (Class InterCo) are not entitled to vote to accept or reject the Plan.

•                  ACC Other Equity Interests are disallowed, will receive no distributions and are not entitled to vote to accept or reject the Plan.

•                  Rigas Claims and/or Equity Interests are disallowed, will receive no distributions and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of impaired Claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  In the event that the Debtors obtain an order of the Bankruptcy Court holding that any Class of Claims is unimpaired, each holder of an Allowed Claim in any such Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in any such Class will be null, void and have no effect.

With respect to a class of equity interests, for a plan to be accepted, the Bankruptcy Code requires that at least two-thirds in amount of the allowed interests of such class that cast ballots for acceptance or rejection vote to accept the Plan.  However, there is no requirement under the Bankruptcy Code that a class of equity interests accept a plan by a specified majority in number as there is with respect to a class of claims.  Therefore, acceptance of the Plan by Classes ACC-BPfd, ACC-DPfd, ACC-EFPfd and ACC-CS will occur if at least two-thirds in amount of the Allowed Equity Interests in each Class cast their ballots in favor of the Plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  See Section V.C, titled “Confirmation.”

If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan under section 1129(b) of the Bankruptcy Code, or both.  Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests through a procedure known as “cram-down.”  See

Section V.C.3, titled “Cram Down.” Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.  See Section V.C.3, titled “Cram Down.”

If a Class of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Debtors will announce their determination on whether to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code prior to or at the Confirmation Hearing.

B.            VOTING PROCEDURES

Procedures for Voting on the Plan

How do I vote on the Plan?  For a vote to be counted, Bankruptcy Services, LLC, the Debtors’ voting and claims agent (the “Voting Agent” or the “Claims Agent”), must receive an original, signed ballot (or, in the case of securities held through an intermediary, the master ballot cast on your behalf) in a form approved by the Bankruptcy Court.  Faxed copies and votes sent on other forms will not be accepted.  IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER INTERMEDIARY, PLEASE CONTACT YOUR BROKER-DEALER OR OTHER INTERMEDIARY FOR PROCEDURES ON VOTING TO ACCEPT OR REJECT THE PLAN.

When does the vote need to be received?  The deadline for the receipt by the Voting Agent of properly completed ballots (or, in the case of securities held through an intermediary, the master ballot cast on your behalf) is  :00 p.m. (New York City time) on [            ], 2005 (the “Voting Deadline”).  In the case of securities held through an intermediary, please provide voting instructions to your intermediary by  :00 p.m. (New York City time) on [          ], 2005, or such other date as may be set by your intermediary, so that master ballots can be prepared and received by the voting deadline.  The Voting Deadline is subject to extension as provided in the voting procedures order.

Which members of the Impaired Classes may vote?  Within an Impaired Class, only holders of Allowed Claims and Allowed Equity Interests who held their Claims or Equity Interests on the voting record date may vote to accept or reject the Plan.  The voting record date for determining the members of Impaired Classes that may vote on the Plan is [           ], 2005.  In addition, holders of Claims or Equity Interests that are temporarily allowed for voting purposes, pursuant to an order of the Bankruptcy Court, may vote to accept or reject the Plan.  If you hold Claims or Equity Interests in more than one Class, you must submit a separate ballot for each Class in which you are entitled to vote.

Whom should I contact if I have questions or need a ballot?  You may contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500 with questions or requests related to voting on the Plan.

If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for voting on the Plan.  The ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote.  For this reason, when voting on the Plan, please use only the ballot sent to you with this Disclosure Statement or one sent to you by Bankruptcy Services, LLC.  If you hold Claims or Equity Interests in more than one Class, you must use a separate ballot for voting with respect to each Class of Claims or Equity Interests that you hold.  Please vote and return your ballot(s) in the pre-addressed envelope accompanying each ballot to the Voting Agent.

DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER NOMINEE, PLEASE CONTACT YOUR BROKER-DEALER OR OTHER NOMINEE FOR PROCEDURES RELATING TO VOTING TO ACCEPT OR REJECT THE PLAN.

The Debtors assume no responsibility for an intermediary’s failure to timely and accurately transmit a beneficial holder’s instructions.  Any executed ballot received that does not indicate either an acceptance or rejection of the Plan will not be counted.  Any ballots received after the Voting Deadline will not be counted.  All ballots must contain an original signature to be counted.  No other ballots, including those received by facsimile, will be counted.

The Voting Agent will tabulate results of the voting on the Plan on a Class-by-Class basis and will prepare an affidavit for filing with the Bankruptcy Court detailing the methodology used in tabulating such votes, as well as the results of the voting.

Any Claim in an Impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed is not entitled to vote (except to the extent so indicated in any such objection or request for estimation) unless the holder has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a ballot, received an incorrect or damaged ballot or lost your ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500.

This Disclosure Statement, the Plan, the Plan Supplement, the Disclosure Statement Order and any other documents approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and the exhibits attached hereto and thereto and the agreements and documents described herein and therein are the only materials that you should use in determining how to vote on the Plan.

Voting Recommendation

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the other alternatives available to the Debtors, which are described in Section XVI, titled “Alternatives to Confirmation and Consummation of the Plan,” because the Debtors believe the Plan will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives could involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors encourage holders of Claims and Equity Interests to vote to accept the Plan.

C.            CONFIRMATION HEARING

When and where is the Confirmation Hearing and what is the deadline for objections?

•                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [           ], 2005, commencing at [  :    ] a.m. (New York City time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 621, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.  The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for the announcement of the adjournment date made at or before the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

•                  Any objection to confirmation of the Plan must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before 4:00 p.m. (New York City time) on [            ], 2005.  Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”).  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim or Equity Interest held by the objector.

II.  SUMMARY

A.            PLAN OF REORGANIZATION

1.              Distributable Value

Although the Plan is a single document, it constitutes eighteen different plans of reorganization, one for each of the Debtor Groups into which the Debtors have been partially substantively consolidated.  The following chart sets forth for each Debtor Group the portion of the consideration from the Sale Transaction allocated to such Debtor Group (assuming the sale of certain cable systems formerly owned by certain members of the John J. Rigas family that were forfeited to the U.S. Government and are expected to be transferred to the Debtors (the “MCE Systems”)).  The chart also includes the Debtors’ estimate of the value of the cash and escrowed proceeds from the sale of Century/ML Cable Venture to be held by each Debtor Group as of the Effective Date.  The chart does not give effect to the value of Intercompany Claims held by each Debtor Group or the “distribution” of residual value from solvent Debtor Groups to the Debtor Groups that own them, as such value and the amount of such distribution are dependant upon the treatment of Intercompany Claims and the consolidation structure, which are elements of the pending inter-creditor dispute which is described in Section IV.D.1. of this Disclosure Statement (the “Inter-Creditor Dispute”), as well as the resolution of other issues including the payment of postpetition interest.

The chart also sets forth by Debtor Group the Debtors’ estimate of the total escrows, reserves, holdbacks and postpetition value transfers attributable to each Debtor Group as of the Effective Date and the resulting value available for distribution to holders of Claims against, and Equity Interests in, such Debtor Groups as of the Effective Date.  The chart also sets forth the net amount of such deductions after giving effect to the Debtors’ estimate of the releases of such escrows, reserves and holdbacks and the resulting value available for distribution to holders of Claims against, and Equity Interests in, such Debtor Groups.

The chart also lists by Debtor Group the total Claims pending against each Debtor Group and the Debtors’ estimate of the likely amount of Allowed Claims, with and without postpetition interest.  Such listing of Claims does not include Intercompany Claims.

 The allocations and estimates set forth in the chart are based on a large number of assumptions and judgments both factual and legal and are subject to the Inter-Creditor Dispute described in Section IV.D.1.b below and the Risk Factors described in Section XI.A below.

Allocation to Debtor Groups:

Valuation Metrics and Hypothetical Valuations by Debtor Group, Including MCE Value																	Estimated Claims
					Hypothetical Valuation
	Valuation Metrics				Allocated		System Cash and Century/ML		Gross Holdbacks & Other	Est. Distributable Value on Effective		Assumed	Net Holdbacks & Other	Est. Total Distributable		Total Pending	Estimate of Allowed Claims (Excluding Postpetition	Estimate of Allowed Claims (Including Postpetition
Debtor Group	Subscribers(a)		OCF (b)		Consideration (c)		Escrow		Adj.(d)	Date(e)		Releases	Adj. (d)	Value (e)		Claims	Interest)	Interest (f)
($in millions)
FrontierVision	0.652		$118		$1,652		$2		$(63)	$1,591		$83	$19	$1,673		$936,536	$1,207	$1,300
Frontier Vision Holdco	0.000		0		N/A		N/A		N/A	N/A	(g)	N/A	N/A	N/A	(g)	47,207	345	497
Parnassos	0.274	(h)	97	(h)	1,614	(i)	150	(h)	(112)	1,651		63	(50)	1,714		1,927	733	736
Century-TCI	0.489	(h)	138	(h)	2,228	(i)	1	(h)	(184)	2,045		100	(83)	2,145		3,199	1,458	1,464
Century	1.061		278		3,898		2		(4)	3,896	(j)	148	144	4,044	(j)	348,892	3,292	3,299
CCHC	0.000		0		N/A		N/A		(158)	(158	)(k)	75	(83)	(83	)(k)	7,661	18	18
CCC	0.046		13		179		275		(264)	190	(l)	257	(7)	447	(l)	7,859	95	96
Arahova	0.000		0		N/A		N/A		(26)	(26	)(m)	5	(21)	(21	)(m)	14,351	1,823	2,409
Olympus	1.214		325		4,553		40		(185)	4,408		190	5	4,598		445,651	1,684	1,693
UCA	0.652		170		2,383		36		(111)	2,307		91	(20)	2,398		105,394	1,072	1,077
Ft. Myers	0.000		0		0		N/A		N/A	N/A	(n)	N/A	N/A	N/A	(n)	12,372	127	157
Olympus Parent	0.000		0		N/A		N/A		N/A	N/A	(o)	N/A	N/A	N/A	(o)	21,679	213	298
Rigas/CenturyCo-Borrowing	0.119		41		573		N/A		(176)	397		22	(154)	419		151	151	151
Rigas/Olympus Co-Borrowing	0.043		14		200		N/A		(10)	191		7	(3)	197		2	2	2
Rigas/UCA Co-Borrowing	0.058		17		233		N/A		(10)	223		7	(3)	229		0	0	0
Funding Company	0.000		1		12		N/A		(1)	11	(p)	N/A	N/A	12	(p)	5,126	632	635
ACC Ops	0.000		5		67		N/A		(1)	65	(q)	2	1	67	(q)	17,217	202	203
Holding Company	0.000		0		N/A		55		(1,271)	(1,216	)(r)	354	(917)	(862	)(r)	1,705,504	7,006	9,151
Total	4.607		$1,217		$17,591		$561		$(2,575)	$15,575		$1,403	$(1,173)	$16,979		$3,680,728	$20,061	$23,185

(a)          Estimate as of September 2005; subscribers are calculated using the Company/Comcast Methodology described in the Introductory Note to this Disclosure Statement and do not necessarily correspond to Eligible Basic Subscribers as defined in the Purchase Agreements.

(b)         OCF is Operating Cash Flow, defined as Net Income from continuing operations excluding Income Taxes, Interest Expense, Depreciation and Amortization, Other Non-Operating Expenses and Bankruptcy and Reorganization expenses, for the latest twelve months ending September 30, 2005.  Figures are unaudited and do not conform to GAAP.  OCF shown excludes (i) the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors, and (ii) the OCF attributable to the entities not being purchased by Comcast and Time Warner.  The Debtors’ definition of operating cash flow may differ from similar measurements used by other public companies, including other public companies with which the Debtors compete. The Debtors believe that operating cash flow provides a useful means of evaluating their operational strength.  However, operating cash flow is not intended to replace or supersede any information presented in accordance with GAAP.  See Exhibit L to this Disclosure Statement for a reconciliation of OCF to GAAP financial measures.

(c)          Allocated Consideration is determined by taking the total consideration from the Sale Transaction, subtracting the “Buyer Discharge Amount” related to each of the joint ventures with Comcast (see footnote i below), and subtracting the consideration for the entities to remain with the Rigas Family.  That result is then divided by the total Adelphia OCF less the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors.  This calculation results in a blended OCF multiple of 14.0x, which is then applied to the OCF for each Debtor Group (proportionate OCF for Century-TCI and Parnassos).  The Buyer Discharge Amount is then added back to the relevant Debtor Groups.  Allocated Consideration is determined by utilizing the Deemed Value of the TWC Class A Common Stock, which may be greater than or less than the fair market value of such securities.  See “Important Note on Deemed Value of TWC Class A Common Stock” below and the Risk Factors included in Sections XI.A and XI.D of this Disclosure Statement.

(d)         Includes estimates of (i) funding of the Reserved Cash, Litigation Prosecution Fund, Bank Securities Action Indemnification Fund, Prepetition Tax Reserves, and Postpetition Tax Reserves; (ii) escrowed proceeds from the sale of the Century/ML Joint Venture; (iii) the escrow requirements from the Sale Transaction; (iv) the Net Liability and Subscriber Adjustments included in the Purchase Agreements; and (v) potential collateral holdbacks.  Also reflects inter-Debtor Group value movements due to postpetition Intercompany Claims already approved by the Bankruptcy Court or subject to Bankruptcy Court approval.

(e)          Does not include any residual value from owned Debtor Groups.

(f)            Calculated pursuant to Section 8.14 of the Plan

(g)         Plus the residual value of the FrontierVision Debtor Group.

(h)         Subscribers, OCF and System Cash at Century-TCI and Parnassos reflect Adelphia’s proportionate ownership in each Debtor Group (75% and 67%, respectively).

(i)             Century-TCI and Parnassos hypothetical valuation under each methodology includes the minimum Buyer Discharge Amounts permitted under the Purchase Agreements of $297 and $252, respectively.

(j)             Plus the residual value of (i) those entities within the Olympus Debtor Group that are designated on Schedule E of the Plan as “PDG:  Century Debtor Group,” and (ii) those entities within the UCA Debtor Group that are designated on Schedule F of the Plan as “PDG:  Century Debtor Group.”

(k)          Plus the residual value of (i) the Century Debtor Group (other than those entities which are designated on Schedule A of the Plan as “PDG:  Ft. Myers Debtor Group”) and (ii) the Century-TCI Debtor Group.

(l)             Plus the residual value of the CCHC Debtor Group.

(m)       Plus the residual value of the CCC Debtor Group.

(n)         Plus the residual value of those entities within the Century Debtor Group that are designated on Schedule A of the Plan as “PDG:  Ft. Myers Debtor Group.”  Holders of the FPL Note also will receive up to one-third of the residual equity of the Olympus Parent Debtor Group.

(o)         Plus the residual value of (i) the Ft. Myers Debtor Group, (ii) the Olympus Debtor Group (other than those entities within the Olympus Debtor Group that are designated on Schedule E of the Plan as “PDG:  Century Debtor Group”), and (iii) the UCA Debtor Group (other than those entities within the UCA Debtor Group that are designated on Schedule F of the Plan as “PDG:  Century Debtor Group”).

(p)         Plus the residual value of (i) the Rigas/Century Co-Borrowing Debtor Group; (ii) the Rigas/Olympus Co-Borrowing Debtor Group; and (iii) the Rigas/UCA Co-Borrowing Debtor Group.

(q)         Plus the residual value of (i) the Arahova Debtor Group; (ii) the FrontierVision Holdco Debtor Group; (iii) the Funding Company Debtor Group; (iv) the Olympus Parent Debtor Group; and (v) the Parnassos Debtor Group.

(r)            Plus the residual value of the ACC Ops Debtor Group.

Important Note on Deemed Value of TWC Class A Common Stock

The value of the consideration from the Sale Transaction and the recoveries to holders of Claims and Equity Interests in this Disclosure Statement are computed based on an estimated aggregate value of the shares of TWC Class A Common Stock to be issued in the TW Adelphia Acquisition of $4.96 billion, a value that, in accordance with the TW Purchase Agreement, has been agreed to between the Company, as advised by UBS Securities LLC (“UBS”) and Allen & Company LLC (“Allen,” and together with UBS, the “M&A Advisors”), and TW NY.  Such valuation represents the midpoint of the range of estimated equity values of $4.48 billion to $5.44 billion, as of April 5, 2005, for 16% of the equity securities of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, a range that was arrived at and provided to the Company by the M&A Advisors on April 12, 2005 at the request of the Company for purposes of the TW Purchase Agreement and this Disclosure Statement.  Such valuation is based on the review and analyses, as of April 5, 2005, described under Section X, titled “Valuation of TWC Equity,” and is subject to the assumptions, limitations and qualifications described therein, including that it did not take into consideration that the percentage of equity in TWC to be distributed to such holders is subject to the TWC Equity Securities Exceptions.  Such estimated equity value of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions is inherently subject to substantial uncertainty and is not necessarily indicative of actual equity value of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, or the prices at which shares of TWC Class A Common Stock may trade at any time, which may be significantly higher or lower than the estimate contained in this section.  See the Risk Factors in Section XI.D of this Disclosure Statement.  For a discussion of the M&A Advisors’ presentations to the Board regarding the estimated equity value of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, see Section X, titled “Valuation of TWC Equity.”

2.              Estimated Recoveries

Under the terms of the Plan:

•                  Holders of Allowed Claims in the following fourteen Debtor Groups will receive payment in full on the Effective Date of the Plan:  ACC Ops, CCC, CCHC, Century, Century-TCI, FrontierVision, Funding Company, Olympus, Olympus Parent, Parnassos, Rigas/Century Co-Borrowing, Rigas/Olympus Co-Borrowing, Rigas/UCA Co-Borrowing, and UCA.  The holders of the FPL Note will also receive payment in full.

•                  An amount sufficient to pay the holders of Claims expected to be Allowed in the Arahova Debtor Group in full, including postpetition interest to the Effective Date, will be placed in the Inter-Creditor Dispute Holdback, pending resolution of the Inter-Creditor Dispute.  To the extent ordered by the Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court, the creditors of the Arahova Debtor Group will receive a minimum distribution on the Effective Date of the Plan.

•                  An amount sufficient to pay the holders of Claims expected to be Allowed in the FrontierVision Holdco Debtor Group in full, including postpetition interest to the Effective Date, will be placed in the FrontierVision Holdco Holdback, pending resolution of the Inter-Creditor Dispute.  To the extent ordered by the Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court, the holders of Allowed Claims in the FrontierVision Holdco Debtor Group will receive a minimum distribution on the Effective Date of the Plan.

•                  Holders of Allowed Claims in the Ft. Myers Debtor Group (except for the holders of the FPL Note, who will receive payment in full based, in part, on the estimated value of the equity pledge securing their Claim) will receive payment based on the estimated value of such Debtor Group.

•                  Holders of Allowed Claims in the Holding Company Debtor Group will receive the balance of the distributable proceeds on the Effective Date of the Plan.

Creditors not paid in full on the Effective Date of the Plan may have the right to share in released escrows, reserves and holdbacks and to share in the proceeds of certain litigation transferred to the Contingent Value Vehicle.

The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.  The summary also identifies the Classes that are entitled to vote on the Plan under the Bankruptcy Code.  This summary is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached hereto and thereto and the agreements and documents described herein and therein.

Important Note on Estimates

The estimates in the tables and summaries in this Disclosure Statement may differ materially from actual distributions under the Plan.  These differences may be due to a number of factors, including:

•           whether the Comcast Adelphia Acquisition is consummated or the Expanded Transaction with TW NY is consummated;

•           the value of the shares of TWC Class A Common Stock to be received in the Sale Transaction, which may have a trading value greater or less than the Deemed Value given to it under the Plan (as described in “Important Note on Deemed Value of TWC Class A Common Stock” above) and which could change in value based on a large number of factors, many of which are outside the control of the Debtors or TWC.

•           the magnitude of any purchase price adjustments under the Purchase Agreements;

•           the ability of the Debtors (1) to perform the settlement agreements with the United States Department of Justice (the “DoJ”) and the SEC, (2) to obtain ownership of the Managed Cable Entities and (3) to timely sell the MCE Systems in the Sale Transaction;

•           the resolution through compromise or judicial determination of disputes among different stakeholders, including:

•           the Inter-Creditor Dispute, which principally affects the recoveries of the stakeholders of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group;

•           the enforceability of the subordination provisions of the ACC Subordinated Notes; and

•           the entitlement to, and calculation of, postpetition interest;

•           the asserted or estimated amounts of Allowed Claims and Equity Interests, the existence and ultimate resolution of Disputed Claims and Equity Interests, and the allocations of Plan Consideration to the Debtor Group Reserves established for the benefit of claimants;

•           the timing of distributions from the Debtor Group Reserves;

•           the timing of releases, if any, from any other reserves, escrows and holdbacks; and

•           the timing of the Debtors’ emergence from bankruptcy.

Statements regarding projected amounts of Allowed Claims or Equity Interests or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations or commitments as to the accuracy of these amounts.  See Section XI, titled “Risk Factors,” for a discussion of factors that may affect the value of recoveries under the Plan.

All statements regarding entitlement of a Class to postpetition interest are subject to the limitations of applicable bankruptcy law and the value of the applicable Debtor Group being sufficient to support the payment of such postpetition interest.

Except as otherwise indicated, these statements and estimates are made as of the date of this Disclosure Statement, and the delivery of this Disclosure Statement does not imply that the information contained in this Disclosure Statement is correct at any time after such date.

IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS

If the Debtors are not able to consummate the sale of all of the MCE Systems (other than the MCE Systems owned by Coudersport and Bucktail) to be sold to TW NY and Comcast under the Purchase Agreements on the Effective Date, then:

•                     distributions to holders of Notes, Trade and Other Unsecured Claims may be comprised of less cash and a greater proportion of TWC Class A Common Stock, and

•                     initial distributions to creditors of the Holding Company Debtor Group will be reduced.

Sale of such MCE Systems is not a condition to the Sale Transaction Closing and such sale could occur after the Effective Date or not at all.

IMPORTANT NOTE ON THE EFFECT OF THE EXPANDED TRANSACTION

If the Comcast Adelphia Acquisition does not occur and the Expanded Transaction is consummated, the form of Plan Consideration distributed with respect to Claims under the Plan could materially differ from that distributed if the Comcast Adelphia Acquisition were to occur.

It is currently anticipated that the Comcast Adelphia Acquisition and the other components of the Sale Transaction and the TWC/Comcast Transactions will be consummated.  However, such transactions are each subject to various closing conditions, and, as a result, there can be no assurance that all of them will occur or will occur as contemplated by the parties and summarized in this Disclosure Statement.  If the Comcast Adelphia Acquisition is terminated and the Expanded Transaction is consummated, subject to the requirement that the Comcast Joint Venture Partners pay the Comcast Discharge Amount in cash, TWC will determine the extent to which the additional purchase price payable by it with respect to the additional cable systems it acquires consists of cash and/or shares of TWC Class A Common Stock.  Because the form of distributions provided for under the Plan is based on the assumption that the Debtors will receive cash in connection with the Comcast Adelphia Acquisition and cash and shares of TWC Class A Common Stock in the TW Adelphia Acquisition, if the Expanded Transaction is consummated, distributions under the Plan with respect to certain Classes of Claims may be in the form of shares of TWC Class A Common Stock instead of cash.  Because the Debtors will not control the determination of such allocation, they can provide no assurance as to which Classes of Claims would be affected if the Expanded Transaction is consummated and the additional purchase price payable by TW NY in connection therewith is not paid entirely in cash.

SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)			Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

N/A	Administrative Expense Claims(2)	Payment in full in cash on the later of: • the Effective Date, • the date such Claim is Allowed, or • pursuant to the terms of the Claim.		$894	(3)	100%	100%	N/A

N/A	Fee Claims	Payment in full in cash on the date the Fee Claim is Allowed.		$77		100%	100%	N/A

N/A	Priority Tax Claims	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan) on the later of: • the Effective Date, or • the date such Claim is Allowed.		$101	(4)	100%	100%	Unimpaired; Not Entitled to Vote.

N/A	DIP Lender Claims	Payment in full in cash on the Effective Date. Any DIP Lender Claims that arise after the Effective Date will be paid in accordance with the DIP Facility.		$1,066		100%	100%	Unimpaired; Not Entitled to Vote.

1	Other Priority Claims	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan) on the later of: • the Effective Date, or • the date such Claim is Allowed.	$	<1		100%	100%	Unimpaired; Not Entitled to Vote.

2	Secured Tax Claims	At the option of the Plan Administrator, either: (1) payment in full in cash, (2) distribution of proceeds of the sale of the collateral, or (3) such other distribution as necessary to satisfy Bankruptcy Code requirements.	$	<1		100%	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

3	Other Secured Claims(2)	At the option of the Plan Administrator, either: (1) payment in full in cash, (2) distribution of proceeds of the sale of the collateral, or (3) such other distribution as necessary to satisfy Bankruptcy Code requirements.	$145	100%	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)		Voting Status

FRONTIERVISION DEBTOR GROUP

Estimated Allowed Claims attributable to FrontierVision Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:		$68
Fee Claims:		$11
Priority Tax Claims:		$1
DIP Lender Claims:		$182
Class 1:		$0
Class 2:		$0
Class 3:		$17

FV-Bank	FrontierVision Bank Claims	Payment in full in cash.(5)	$617	(6)	100%	100%		Impaired; Entitled to Vote.(7)

FV-Notes	FrontierVision Notes Claims	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 55 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$204		141%	141%		Impaired; Entitled to Vote.(7)

FV-Trade	FrontierVision Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 21 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$105		108%	108%		Impaired; Entitled to Vote.(7)

FV-Uns	FrontierVision Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 13 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$ <1		100%	100%		Impaired; Entitled to Vote.(7)

FV-ESL	FrontierVision Existing Securities Law Claims	Estimated to receive payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to FrontierVision Existing Securities Law Claims) through distribution of cash and TWC Class A Common Stock.(8)	Unknown(10)		Unknown(11)	100	%(11)	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FRONTIERVISION HOLDCO DEBTOR GROUP

Estimated Allowed Claims attributable to FrontierVision Holdco Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$1
Fee Claims:		$ <1
Priority Tax Claims:		$5
Class 1:		$0
Class 2:		$0
Class 3:		$0

FVHC-Notes	FrontierVision Holdco Notes Claims	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Class A Common Stock and CVV Series FV-1 Interests.		$339	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

FVHC-Trade	FrontierVision Holdco Trade Claims(2)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Class A Common Stock and CVV Series FV-1 Interests.	$	<1	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FVHC-Uns	FrontierVision Holdco Unsecured Claims(2), (9)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Class A Common Stock and CVV Series FV-1 Interests.	$	<1	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

FVHC-ESL	FrontierVision Holdco Existing Securities Law Claims

Payment through distribution of cash and/or TWC Common Stock and of CVV Series FV-2 Interests up to payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to FrontierVision Holdco Existing Securities Law Claims).

			Unknown (10)		Unknown (11), (12)	Unknown (11), (12)	Impaired; Entitled to Vote.

FVHC-Conv	FrontierVision Holdco Convenience Claims	Payment in cash.(13)	$	< 1	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

PARNASSOS DEBTOR GROUP

Estimated Allowed Claims attributable to Parnassos Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:		$63
Fee Claims:		$1
Priority Tax Claims:		$9
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$4

P-Bank	Parnassos Bank Claims	Payment in full in cash.(5)	$623	(6)	100%	100%	Impaired; Entitled to Vote.(7)

P-Trade	Parnassos Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Class A Common Stock, if the Expanded Transaction is consummated.	$32		108%	108%	Impaired; Entitled to Vote.(7)

P-Uns	Parnassos Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Class A Common Stock, if the Expanded Transaction is consummated.	$ <1		100%	100%	Impaired; Entitled to Vote.(7)

P-Equity	Equity Interests in Parnassos Debtors

•                      All Equity Interests in the Parnassos Debtors held by Comcast remain outstanding and unaffected and will not receive any distribution under the Plan; and

•                      the Parnassos JV Equity Interests held by the Debtors will be transferred to Comcast in accordance with the terms of the Comcast Purchase Agreement, or TW NY if the Expanded Transaction is consummated.

			N/A		N/A	N/A	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)			Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CENTURY-TCI DEBTOR GROUP

Estimated Allowed Claims attributable to Century-TCI Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$146
Fee Claims:		$0
Priority Tax Claims:		$2
DIP Lender Claims:		$185
Class 1:		$0
Class 2:		$0
Class 3:		$46

TCI-Bank	Century-TCI Bank Claims	Payment in full in cash.(5)		$1,000	(6)	100%	100%	Impaired; Entitled to Vote.(7)

TCI-Trade	Century-TCI Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Class A Common Stock, if the Expanded Transaction is consummated.		$78		108%	108%	Impaired; Entitled to Vote.(7)

TCI-Uns	Century-TCI Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Class A Common Stock, if the Expanded Transaction is consummated.	$	<1		100%	100%	Impaired; Entitled to Vote.(7)

TCI-Equity	Equity Interests in Century-TCI Debtors

•                      All Equity Interests in the Century-TCI Debtors held by Comcast remain outstanding and unaffected and will not receive any distribution under the Plan, and

•                      the Century-TCI JV Equity Interests held by the Debtors will be transferred to Comcast in accordance with the terms of the Comcast Purchase Agreement, or TW NY if the Expanded Transaction is consummated.

			N/A			N/A	N/A	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CENTURY DEBTOR GROUP

Estimated Allowed Claims attributable to Century Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$112
Fee Claims		$28
Priority Tax Claims:		$19
DIP Lender Claims:		$541
Class 1:		$0
Class 2:		$0
Class 3:		$20

Century-Bank	Century Bank Claims	Payment in full in cash.(5)	$2,480	(6)	100%	100%	Impaired; Entitled to Vote.(7)

Century-Trade	Century Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 21 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$90		108%	108%	Impaired; Entitled to Vote.(7)

Century- Uns	Century Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 13 percentage points of such distribution would be made in TWC Class A Common Stock. (8)	$1		100%	100%	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment		Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CCHC DEBTOR GROUP

Estimated Allowed Claims attributable to CCHC Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:		$	<1
Fee Claims		$	<1
Priority Tax Claims:			$0
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

CCHC-Trade	CCHC Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash.		$	< 1	108%	108%	Impaired; Entitled to Vote.(7)

CCHC-Uns	CCHC Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash.			$18	100%	100%	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CCHC DEBTOR GROUP

Estimated Allowed Claims attributable to CCC Debtor Group, but included in unclassified claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$12
Fee Claims		$1
Priority Tax Claims listed above:		$3
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$3

CCC-Trade	CCC Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 108 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$7	108%	108%	Impaired; Entitled to Vote.(7)

CCC-Uns	CCC Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 100 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$69	100%	100%	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment		Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARAHOVA DEBTOR GROUP

Estimated Allowed Claims attributable to Arahova Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3
Administrative Expense Claims:			$4
Fee Claims:			$0
Priority Tax Claims:		$	<1
DIP Lender Claims:			$75
Class 1:			$0
Class 2:			$0
Class 3:			$0

ARA-Notes	Arahova Notes Claims	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of: • cash and/or TWC Class A Common Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and • the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Notes Claims pursuant to the Inter-Creditor Dispute Resolution.			$1,744	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

ARA-Trade	Arahova Trade Claims(2)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•                      cash and/or TWC Class A Common Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and

•                      the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Trade Claims pursuant to the Inter-Creditor Dispute Resolution.

				$	< 1	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARA-Uns	Arahova Other Unsecured Claims(2), (9)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•                      cash and/or TWC Class A Common Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and

•                      the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Other Unsecured Claims pursuant to the Inter-Creditor Dispute Resolution.

			$	<1	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

ARA-ESL	Arahova Existing Securities Law Claims	Distribution of CVV Series AH-2 Interests and a pro rata portion of Puerto Rico Trust Interests.	Unknown(10)		Unknown (11), (12)	Unknown (11), (12)	Impaired; Entitled to Vote.

ARA-Conv	Arahova Convenience Claims	Payment in cash.(13)	$	<1	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

OLYMPUS DEBTOR GROUP

Estimated Allowed Claims attributable to Olympus Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:		$229
Fee Claims:		$21
Priority Tax Claims:		$24
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$27

OLY-Bank	Olympus Bank Claims	Payment in full in cash.(5)	$1,265	(6)	100%	100%	Impaired; Entitled to Vote.(7)

OLY-Trade	Olympus Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 21 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$115		108%	108%	Impaired; Entitled to Vote.(7)

OLY-Uns	Olympus Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 13 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$2		100%	100%	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

UCA DEBTOR GROUP

Estimated Allowed Claims attributable to UCA Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:		$67
Fee Claims:		$14
Priority Tax Claims:		$10
DIP Lender Claims:		$83
Class 1:		$0
Class 2:		$0
Class 3:		$9

UCA-Bank	UCA Bank Claims	Payment in full in cash.(5)	$831	(6)	100%	100%	Impaired; Entitled to Vote.(7)

UCA-Trade	UCA Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 21 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$54		108%	108%	Impaired; Entitled to Vote.(7)

UCA-Uns	UCA Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 13 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$3		100%	100%	Impaired; Entitled to Vote. (7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FT. MYERS DEBTOR GROUP

Estimated Allowed Claims attributable to Ft. Myers Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$ <1
Fee Claims:		$ <1
Priority Tax Claims:		$0
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$0

Ft. Myers-FPL Note	FPL Note Claims	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan).		$127	123%	123%	Impaired; Entitled to Vote.(7)

Ft. Myers-Trade	Ft. Myers Trade Claims(2)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	$	<1	24%	28%	Impaired; Entitled to Vote.

Ft. Myers-Uns	Ft. Myers Other Unsecured Claims(2), (9)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	$	<1	24%	28%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)		Voting Status

OLYMPUS PARENT DEBTOR GROUP

Estimated Allowed Claims attributable to Olympus Parent Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$ <1
Fee Claims:		$ <1
Priority Tax Claims:		$ <1
DIP Lender Claims::		$0
Class 1:		$0
Class 2:		$0
Class 3:		$0

OLYParent-Notes	Olympus Parent Note Claims	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 140 percentage points of such distribution would be made in TWC Class A Common Stock.(8)		$213	140%	140%		Impaired; Entitled to Vote.(7)

OLYParent-Trade	Olympus Parent Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 108 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$	<1	108%	108%		Impaired; Entitled to Vote.(7)

OLYParent-Uns	Olympus Parent Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 100 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$	<1	100%	100%		Impaired; Entitled to Vote.(7)

OLYParent-ESL	Olympus Parent Existing Securities Law Claims	Estimated to receive payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to Olympus Parent Existing Securities Law Claims) through distribution of cash and TWC Class A Common Stock.	Unknown(10)		Unknown(11)	100	%(11)	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)			Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

RIGAS/CENTURY CO-BORROWING DEBTOR GROUP(14)

Estimated Allowed Claims attributable to Rigas/Century Co-Borrowing Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$6
Fee Claims:		$0
Priority Tax Claims listed above:		$0
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$0

RCentCB-Cont	Rigas/Century Contrib/Subrog Claims	Payment in full in Plan Consideration.		$145		100%	100%	Unimpaired; Not Entitled to Vote.

RCentCB-Trade	Rigas/Century Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	$	[ ]	**	108%	108%	Impaired; Entitled to Vote.(7)

RCentCB-Uns	Rigas/Century Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	$	[ ]	*	100%	100%	Impaired; Entitled to Vote. (7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)			Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

RIGAS/OLYMPUS CO-BORROWING DEBTOR GROUP(14)

Estimated Allowed Claims attributable to Rigas/Olympus Co-Borrowing Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$2
Fee Claims:		$0
Priority Tax Claims:		$0
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$0

ROlyCB-Cont	Rigas/Olympus Contrib/Subrog Claims	Payment in full in Plan Consideration.	0			100%	100%	Unimpaired; Not Entitled to Vote.

ROLYCB-Trade	Rigas/Olympus Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	$	[ ]	*	108%	108%	Impaired; Entitled to Vote.(7)

ROLYCB-Uns	Rigas/Olympus Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	$	[ ]	*	100%	100%	Impaired; Entitled to Vote. (7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)			Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

RIGAS/UCA CO-BORROWING DEBTOR GROUP(14)

Estimated Allowed Claims attributable to Rigas/UCA Co-Borrowing Debtor Group, but included in Classes 1, 2, and 3:
Administrative Expense Claims:		$ <1
Fee Claims:		$0
Priority Tax Claims:		$0
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$0

ROlyCB-Cont	Rigas/Olympus Contrib/Subrog Claims	Payment in full in Plan Consideration.	0			100%	100%	Unimpaired; Not Entitled to Vote.

RUCACB-Trade	Rigas/UCA Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	$	[ ]	*	108%	108%	Impaired; Entitled to Vote.(7)

RUCACB-Uns	Rigas/UCA Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	$	[ ]	*	100%	100%	Impaired; Entitled to Vote. (7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment		Estimated Total Claims (in millions)		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FUNDING COMPANY DEBTOR GROUP

Estimated Allowed Claims attributable to Funding Company Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$4
Fee Claims:		$	<1
Priority Tax Claims:		$	<1
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$1

Fundco	Funding Company Claims	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan).		$25		108%	108%	Impaired; Entitled to Vote.(7)

GSETL	Government Claims	Performance of the Government Settlement Agreement.		$600	(15)	100%	100%	Deemed to accept

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC OPS DEBTOR GROUP

Estimated Allowed Claims attributable to ACC Ops Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:		$173
Fee Claims:		$0
Priority Tax Claims:		$0
DIP Lender Claims:		$0
Class 1:		$0
Class 2:		$0
Class 3:		$2

OPS-Trade	ACC Ops Trade Claims(2)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 108 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$11	108%	108%	Impaired; Entitled to Vote.(7)

OPS-Uns	ACC Ops Other Unsecured Claims(2), (9)	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCE Systems, up to 100 percentage points of such distribution would be made in TWC Class A Common Stock.(8)	$16	100%	100%	Impaired; Entitled to Vote.(7)

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment		Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

HOLDING COMPANY DEBTOR GROUP

Estimated Allowed Claims attributable to Holding Company Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$5
Fee Claims:		$	<1
Priority Tax Claims:			$25
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$16

ACC-Trade	ACC Trade Claims(2)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of: • cash and/or TWC Class A Common Stock and CVV Series A-1a Interests; and • the Inter-Creditor Dispute Holdback allocable to ACC Trade Claims pursuant to the Inter-Creditor Dispute Resolution.		$341

If no Inter-Creditor Dispute Resolution pre-Effective Date, 25%, or if there are Non-Transferred MCE Systems, as low as 12%;

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.

						As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC-Uns	ACC Other Unsecured Claims(2), (9)	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of: • cash and/or TWC Class A Common Stock and CVV Series A-1a Interests; and • the Inter-Creditor Dispute Holdback allocable to ACC Other Unsecured Claims pursuant to the Inter-Creditor Dispute Resolution.	$50

If no Inter-Creditor Dispute Resolution pre-Effective Date, 25%, or if there are Non-Transferred MCE Systems, as low as 12%;

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.

					As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

ACC-SnrNotes	ACC Senior Notes Claims	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of: • cash and/or TWC Class A Common Stock and CVV Series A-1b Interests; and • cash and/or TWC Class A Common Stock initially attributable to Class ACC-SubNotes, but paid over to Class ACC-SnrNotes pursuant to subordination provisions in the ACC Subordinated Notes indentures; and • the Inter-Creditor Dispute Holdback allocable to ACC Senior Notes Claims pursuant to the Inter-Creditor Dispute Resolution (based on the claims in Class ACC-SnrNotes and ACC-SubNotes).	$5,110

If no Inter-Creditor Dispute Resolution pre-Effective Date, 32%,(16) or if there are Non-Transferred MCE Systems, as low as 15%;(16)

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections II.A.3.a. and b. below.

					As set forth in the Inter-Creditor Dispute Resolution. See Section II.A.3.c. below.	Impaired; Entitled to Vote.

ACC-SubNotes	ACC Subordinated Notes Claims	Payment through distribution of Contingent Value Vehicle Series A-1c Interests.	$1,459	Unknown(12), (16), *	Unknown(12), (16), *	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC-ESL	ACC Notes Existing Securities Law Claims	Payment through distribution of Contingent Value Vehicle Series A-2 Interests.	Unknown(10)	Unknown(11),(12)	Unknown(11), (12)	Impaired; Entitled to Vote.

ACC-BPfd	ACC Series B Preferred Stock Interests	Payment through Contingent Value Vehicle Series B Interests.	$159	Unknown(11)	Unknown(11)	Impaired; Entitled to Vote.

ACC-BESL	ACC Series B Preferred Stock Existing Securities Law Claims	Payment through Contingent Value Vehicle Series C Interests.	Unknown(10)	Unknown(11), (12)	Unknown(11), (12)	Impaired; Entitled to Vote.

ACC-DPfd	ACC Series D Preferred Stock Interests	Payment through Contingent Value Vehicle Series D Interests.	$580	Unknown(11)	Unknown(11)	Impaired; Entitled to Vote.

ACC-DESL	ACC Series D Preferred Stock Existing Securities Law Claims	Payment through Contingent Value Vehicle Series E Interests.	Unknown(10)	Unknown(11), (12)	Unknown(11), (12)	Impaired; Entitled to Vote.

ACC-EFfd	ACC Series E and F Preferred Stock Interests	Payment through Contingent Value Vehicle Series F Interests.	$936	Unknown(11)	Unknown(11)	Impaired; Entitled to Vote.

ACC-EFESL	ACC Series E and F Preferred Stock Existing Securities Law Claims	Payment through Contingent Value Vehicle Series G Interests.	Unknown(10)	Unknown(11), (12)	Unknown(11), (12)	Impaired; Entitled to Vote.

ACC-CSESL	ACC Common Stock Existing Securities Law Claims	Payment through Contingent Value Vehicle Series H Interests.	Unknown(10)	Unknown(11), (12)	Unknown(11), (12)	Impaired; Entitled to Vote.

ACC-CS	ACC Common Stock Interests	Payment through Contingent Value Vehicle Series I Interests.	N/A	Unknown(12)	Unknown(12)	Impaired; Entitled to Vote.

ACC-Conv	ACC Convenience Claims	Payment in cash.(13)	$ <1	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convience Claim otherwise belongs.	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment/ Currency/Payment	Estimated Total Claims (in millions)	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

OTHER CLAIMS

InterCo	Intercompany Claims	Determined in Inter-Creditor Dispute Resolution.	N/A	N/A	N/A	Not Entitled to Vote.

N/A	ACC Other Equity Interests	Disallowed; no distribution.	N/A	0	0	Disallowed; Not Entitled to Vote.

N/A	Rigas Claims and/or Equity Interests	Disallowed, expunged; no distribution.	N/A	0	0	Disallowed; Not Entitled to Vote.

*                    Estimate to be provided prior to conclusion of Disclosure Statement Hearing.

(1)             The Estimated Recovery on Effective Date and Estimated Total Recovery are calculated by dividing the Deemed Value of the Plan Consideration to be distributed by the Estimated Total Claims.  The Estimated Total Claims represent the Debtors’ estimate based on available information and their analysis of the total Claims in such Class ultimately likely to be Allowed.  All estimates are based on an assumed Effective Date of March 31, 2006.  There can be no assurance that the Effective Date will occur on March 31, 2006, if at all.  With respect to Plan Consideration other than cash, the fair market value of the Plan Consideration on the date of distribution may be different than the Deemed Value utilized for purposes of this calculation.  See Sections X and XI.D of this Disclosure Statement.  See “Important Note on Deemed Value of TWC Class A Common Stock” above and the Risk Factors included in Sections XI.A and XI.D of this Disclosure Statement.  The timing of the recovery, amounts of Claims Allowed, amounts of reserves ultimately released and actual total recovery may vary substantially from the estimates set forth in this chart.

(2)             To the extent that Claims in these Classes are Assumed Sale Liabilities they will be Assumed and satisfied in accordance with the applicable Purchase Agreement.

(3)             This estimate includes an amount related to the Debtors’ federal and state income and franchise tax liability which will result from consummating certain transactions contemplated by the Plan, including the Sale Transaction.  The amount included related to this tax liability represents the Debtors’ good-faith estimate, based on currently available but incomplete information, of the likely amount of this liability, which estimate falls within a range computed by the Debtors of the likely amount of this liability.  The actual federal and state income and franchise tax liability when finally determined may be materially more or less than this estimate.

(4)             This estimate includes amounts related to historical tax liabilities.  The actual amount of these liabilities when finally determined may be materially different from the amount included in the estimate set forth above.

(5)             Payment of the Bank Claims is without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which rights and remedies will be preserved and retained in full.

(6)             Interest with respect to these Claims is deemed Paid in Full to the extent the Debtors continue to make payments through the Effective Date under paragraph 11(c) of the DIP Order.

(7)             The Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests as unimpaired and not entitled to vote and any impairment designation shall have no probative value with respect to any request for such a classification order.

(8)             Holders of Claims in a Debtor Group will not receive TWC Class A Common Stock as a result of the existence of a Non-Transferred MCE System if the Debtor Group has residual equity value in the form of cash.

(9)             To the extent that a Claim in one of these Classes is an Insured Claim, instead of the treatment listed in the chart, such Insured Claim will be paid from the proceeds of insurance in the ordinary course of business.

(10)       The estimated amount of these Existing Securities Law Claims cannot be determined at this time.  The Debtors intend to request that the Bankruptcy Court estimate these Claims in connection with the confirmation and/or consummation of the Plan.  One condition to the confirmation of the Plan is that Subsidiary Notes Existing Securities Law Claims less the portion of the Restitution Fund available to the holders of such Claims will have been either (1) fixed and Allowed in an aggregate amount not greater than $50 million or (2) estimated pursuant to the Estimation Order in an aggregate amount not to exceed such amount.

(11)       The Estimated Recovery on Effective Date and Estimated Total Recovery include both distributions under the Plan and recoveries from the Restitution Fund, which will be established and administered by the United States Attorney General and the SEC.  To the extent that holders of Claims in this Class do NOT receive the estimated recoveries from the Restitution Fund, the Recovery on Effective Date and Total Recovery would be less.

(12)       The Estimated Recovery on Effective Date and Estimated Total Recovery are dependent upon the outcome of the Inter-Creditor Dispute.  See Section II.A.3.  Holders of Existing Securities Law Claims will not receive any recovery unless the unsecured creditors of the Debtor Group to which they relate receive payment in full.  Recovery will also depend on distributions from the Contingent Value Vehicle, which will be dependent on recoveries from the Designated Litigation assigned to the Contingent Value Vehicle.

(13)       If (a) the holders of such Convenience Claims do not accept the Plan by the requisite majorities set forth in Section 1126(c) of the Bankruptcy Code or (b) holders of Claims deemed to be such Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of the Class to which they would otherwise belong, then the holders of such Claims will be treated as holders of Claims in the Classes to which they would otherwise belong.

(14)       This Disclosure Statement has been prepared on the assumption that title to the Managed Cable Entities that owned the MCE Systems (other than Coudersport and Bucktail) is conveyed to the Debtors, that such entities file for protection under the Bankruptcy Code and are consolidated in the Chapter 11 Cases and included in the Plan.  If such assumptions are not realized, the Debtors reserve the right to amend or supplement the Plan and this Disclosure Statement, which may include the removal of this Debtor Group.

(15)       In addition to the payment of $600 million pursuant to the Government Settlement Agreement, this Claim also includes fifty percent of the proceeds of the Designated Litigation in the Contingent Value Vehicle (net of the costs of prosecuting such litigation) until the Restitution Fund shall have received $115 million.

(16)       The recovery in this Chart to holders of Allowed ACC Senior Notes Claims includes estimated recoveries for Class ACC-SubNotes paid over to Class ACC-SnrNotes through enforcement of the applicable subordination provisions.  If the subordination provisions applicable to Class ACC-SubNotes are not enforced, the Estimated Recoveries would be the same as for the ACC Trade Claims.

3.              Estimated Recoveries For Classes Likely to be Affected by the Inter-Creditor Dispute

Substantial disputes exist between creditors of different Debtor Groups that principally affect the recoveries to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.  The factual background behind the issues giving rise to the Inter-Creditor Dispute was summarized in the Debtors’ Motion in Aid of Confirmation dated June 24, 2005 (Docket No. 7844).  The principal elements of the Inter-Creditor Dispute  include, but are not limited to:

•                  the character and treatment of Intercompany Claims,

•                  the appropriate Plan consolidation structure,

•                  alleged fraudulent conveyance claims associated with historical movements of subsidiaries within the corporate structure,

•                  the allocation of the value and form of consideration from the Sale Transaction to the various Debtor Groups,

•                  the allocation of the benefits and costs of the Government Settlement Agreement,

•                  the allocation of the tax liability and the tax reserves associated with the Sale Transaction, and

•                  the allocation of the economic cost of the other reserves established as part of the Plan.

A further summary of these issues is set forth in Section IV.D.1.b. of this Disclosure Statement.

The following three subsections contain the Debtors’ estimate of the potential maximum and minimum recovery to (a) the creditors of the Arahova Debtor Group, (b) the creditors of the FrontierVision Holdco Debtor Group, (c) the holders of the ACC Senior Notes and (d) the holders of Holding Company Trade and Other Unsecured Claims in three different scenarios:

(1)                                        the Estimated Recovery on the Effective Date assuming that the Government Settlement payment is made but the MCE Systems (other than Coudersport and Bucktail) are not sold on the Effective Date to TW NY and Comcast under the Purchase Agreements.

(2)                                        the Estimated Recovery on the Effective Date assuming that the MCE Systems (other than Coudersport and Bucktail) are sold to TW NY and Comcast under the Purchase Agreements.

(3)                                        the Estimated Total Recovery following the anticipated release of escrows, reserves and holdbacks and assuming that the MCE Systems (other than Coudersport and Bucktail) are sold to TW NY and Comcast under the Purchase Agreements.

The Debtors believe that in general, the effect of any judicial determination regarding the elements of the Inter-Creditor Dispute would be as follows; however, because of the inter-relationship of the issues, these effects may be different in particular scenarios described below:

•                  Intercompany Claims:

•                  Classification.  The Debtors believe that treating Intercompany Claims as pari passu with third-party general unsecured obligations will, in general, increase recoveries to the creditors of the Holding Company Debtor Group and reduce the recovery to creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, and other Debtor Groups, including the Century Debtor

Group.  See the sixth Risk Factor in the Section XI.A of this Disclosure Statement.  The Debtors also believe that disregarding Intercompany Claims will in general increase recoveries to the creditors of the Arahova Debtor Group and the FrontierVision Holdco Debtor Group and decrease the recoveries to the creditors of the Holding Company Debtor Group.  Treating the Intercompany Claims as subordinated to third party general unsecured obligations or preferred equity results in recoveries to the creditors of the Arahova Debtor Group and the FrontierVision Debtor Group that are comparable to or less than recoveries received if Intercompany Claims are disregarded but greater than the recoveries if Intercompany Claims are treated as pari passu with third-party general unsecured obligations (with a corresponding effect on the creditors of the Holding Company Debtor Group).

•                  Types of Intercompany Claims.  The Debtors also believe that, in general, disallowing the Acquisition and Swap Intercompanies, the Assumption Transactions and the Historic Entries that are described in Section IV.D.1.b.1 of this Disclosure Statement would increase the recovery to the creditors of the Arahova Debtor Group and the FrontierVision Debtor Group and would reduce the recovery to the creditors of the Holding Company Debtor Group.

•                  Plan Consolidation Structure:  The Debtors believe that, in general, the estimated recoveries are not materially different than the recoveries that would be achieved in a plan of reorganization that respected the separate existence of each legal entity.  Such belief, however, is based on a number of assumptions, including assumptions regarding allocations of value and liability among over 230 legal entities that could prove to be incorrect.  The Debtors believe that under their proposed consolidation structure, the principal issue relating to the Inter-Creditor Dispute is the allocation of residual value of solvent Debtor Groups among multiple Parent Debtor Groups.  The Debtors believe that this issue primarily affects the recovery the creditors of the Arahova Debtor Group and the Holding Company Debtor Group.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative consolidation structures.

•                  Fraudulent Conveyance Claims:  The issues associated with the fraudulent conveyance claims relate to, among other things:  (1) which transfers constituted fraudulent conveyances, (2) the valuation of the transfers, and (3) if a fraudulent transfer occurred, which entity in the multiple chain of transferors is entitled to the recovery.  In addition, the Debtors lack sufficient data at present to reliably determine the fair market value of entities transferred at the time of their transfer.  Moreover, what Debtor Group ultimately would benefit from an “unwind” of a fraudulent conveyance may depend on whether Intercompany Claims against entities would redirect the “unwound value” to other Debtor Groups.  The Debtors believe that the outcome of the fraudulent conveyance claims will not materially affect the recoveries of the creditors of the FrontierVision Holdco Debtor Group.

•                  Allocation of Value from the Sale Transaction.  The Debtors believe that an allocation of value based on subscribers would increase the recovery to the FrontierVision Holdco Debtor Group creditors and reduce the recovery to the Arahova Debtor Group creditors, while an allocation of value based on historical or projected cash flow growth would have the opposite result.

•                  The Government Settlement Agreement.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative allocations of (1) the costs of the Government Settlement of a $600 million payment and a $115 million 50% first priority interest in the Contingent Value Vehicle, and (2) the benefits of the

Government Settlement, including the non-prosecution agreement and the streamlined ability to gain ownership of the MCE Systems (other than Coudersport and Bucktail) which are to be sold in the Sale Transaction for approximately $967 million, consisting of $375 million in TWC Class A Common Stock (based on the Deemed Value of the TWC Class A Common Stock) and $592 million in cash.

•                  Allocation of Tax Liability.  In general, the liability for income and franchise taxes resulting from the Sale Transaction has been allocated to entities based on the location of the gain on the assets being sold, without regard to whether the entities were corporations, partnerships or disregarded for income tax purposes.  The Debtors believe that if this tax liability was allocated solely to those entities which are corporations for income tax purposes, the recoveries to creditors of the FrontierVision Holdco Debtor Group would increase and the recovery to holders of the Holding Company Debtor Group would decrease.  It is possible that the other tax liabilities reflected in the tax reserves could be allocated in a manner different from the methods chosen by the Debtors.  Such different allocations could increase or decrease the recoveries to different Classes of creditors, depending on the specific method of allocation chosen and the relevant tax liability being reallocated.

•                  Allocation of Costs of Reserves.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative allocations of the costs of the escrows, reserves and holdbacks in the Plan.

These estimates are subject to the same qualifications and limitations as are described in Section II.A.2. of this Disclosure Statement, as well as those Risk Factors set forth in Section XI. of this Disclosure Statement.  Pursuant to a decision of the Bankruptcy Court issued at the October 28, 2005 Disclosure Statement Hearing, the Debtors are not expressing an opinion as to the likelihood of any of the outcomes presented, other than those Debtor Groups likely to be affected by the Inter-Creditor Dispute Resolution.

The estimates set forth in this Section II.A.3 do not ascribe any value to the Contingent Value Vehicle Interests.  The estimates set forth in this Section II.A.3 do not give effect to other issues which are described in the Risk Factors in Section XI., including the enforceability of the X-Clause and the rate of postpetition interest payable and prepetition interest due with respect to certain Claims.

a.              Estimated Recovery on the Effective Date Assuming No Sale of MCE Systems

The following chart sets forth the estimated potential minimum and maximum recovery to certain specified creditors on the Effective Date assuming a resolution of the Inter-Creditor Dispute prior to the Effective Date.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, but that the MCE Systems are not sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on March 31, 2006, and (iii) other estimates and assumptions, including assumptions as to the payment of postpetition interest on certain Classes of Claims and the enforceability of the subordination provisions of the ACC Subordinated Notes.  Such estimates and assumptions are subject to substantial uncertainty, for example, if the Effective Date is delayed, it is likely that the recovery to the creditors of the Holding Company Debtor Group, and possibly the Arahova Debtor Group and FrontierVision Holdco Debtor Groups as well will be reduced.  See “Risk Factors” in Section XI. of this Disclosure Statement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

The Debtors expect that the ultimate recovery to the creditors of the Debtor Groups listed below will be higher (to the extent that they are receiving less than the Allowed Amount of their Claim including postpetition interest) as a result of the release of escrows, reserves and holdbacks and the likely ultimate sale of the MCE Systems (other than Coudersport and Bucktail) to TW NY and Comcast under the Purchase Agreements.  That higher estimated recovery is presented in Section II.A.3.c below.

	Potential Minimum Recovery on Effecitve Date Assuming No MCE Sale	Potential Maximum Recovery on Effecitve Date Assuming No MCE Sale
Creditors of Arahova Debtor Group	16%	100% + postpetition interest to the Effective Date

Creditors of FrontierVision Holdco Debtor Group	13%	100% + postpetition interest to the Effective Date

Holders of ACC Senior Notes	15%	69%

Holders of Holding Company Trade and Other Unsecured Claims	12%	54%

b.              Estimated Recovery on the Effective Date Assuming Sale of MCE Systems

The following chart sets forth the estimated potential minimum and maximum recovery to certain specified creditors on the Effective Date assuming a resolution of the Inter-Creditor Dispute prior to the Effective Date.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, and that the MCE Systems (other than Coudersport and Bucktail) are sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on March 31, 2006, and (iii) other estimates and assumptions, including assumptions as to the payment of postpetition interest on certain Classes of Claims and the enforceability of the subordination provisions of the ACC Subordinated Notes.  Such estimates and assumptions are subject to substantial uncertainty, for example, if the Effective Date is delayed, it is likely that the recovery to the creditors of the Holding Company Debtor Group, and possibly the Arahova Debtor Group and FrontierVision Holdco Debtor Groups as well will be reduced.  See “Risk Factors” in Section XI. of this Disclosure Statement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

The Debtors expect that the ultimate recovery to the creditors of the Debtor Groups listed below will be higher (to the extent that they are receiving less than the Allowed Amount of their Claim including postpetition interest) as a result of the release of escrows, reserves and holdbacks.  That higher estimated recovery is presented in Section II.A.3.c below.

	Potential Minimum Recovery on Effective Date Assuming MCE Sale	Potential Maximum Recovery on Effective Date Assuming MCE Sale

Creditors of Arahova Debtor Group	20%	100% + postpetition interest to the Effective Date

Creditors of FrontierVision Holdco Debtor Group	13%	100% + postpetition interest to the Effective Date

Holders of ACC Senior Notes	32%	84%

Holders of Holding Company Trade and Other Unsecured Claims	25%	65%

c.               Estimated Total Recovery

The following chart sets forth the estimated total potential minimum and maximum recovery to specified creditors following the Inter-Creditor Dispute Resolution and the release of escrows, reserves and holdbacks as estimated by the Debtors.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, and that the MCE Systems (other than Coudersport and Bucktail) are sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on March 31, 2006, and (iii) other estimates and assumptions, including assumptions as to the likely ultimate resolution of the prepetition and postpetition tax liability of the debtors, payment of postpetition interest on certain Classes of Claims and the enforceability of the subordination provisions of the ACC Subordinated Notes.  Such estimates and assumptions are subject to substantial uncertainty, especially as they relate to anticipated releases of escrows, reserves and holdbacks.  See “Risk Factors” in Section XI. of this Disclosure Statement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

	Potential Total Minimum Recovery	Potential Total Maximum Recovery

Creditors of Arahova Debtor Group	24%	100% + postpetition interest to the Effective Date

Creditors of FrontierVision Holdco Debtor Group	21%	100% + postpetition interest to the Effective Date

Holders of ACC Senior Notes	61%	106%

Holders of Holding Company Trade and Other Unsecured Claims	47%	82%

B.            THE SALE TRANSACTION

1.              Purchase Agreements

Effective April 20, 2005, ACC entered into the Purchase Agreements, pursuant to which TW NY and Comcast will purchase substantially all of the Company’s U.S. assets and assume certain of its liabilities (the transaction contemplated by the TW Purchase Agreement, the “TW Adelphia Acquisition,” and the transaction contemplated by the Comcast Purchase Agreement, the “Comcast Adelphia Acquisition”).  The Sale Transaction does not include the Company’s interest in its cable system joint venture in Puerto Rico, which was sold on October 31, 2005 to San Juan Cable LLC.  However, as part of the Sale Transaction, ACC has agreed to transfer to TW NY and Comcast the assets related to certain cable systems (the “MCE Systems”) that are nominally owned by the Managed Cable Entities; the failure to transfer any MCE System at the Sale Transaction Closing or within 15 months following the Sale Transaction Closing will result in a reduction to the consideration payable in the Sale Transaction, with such portion of the consideration in respect of any MCE System only being payable upon the transfer of such MCE System within such period in accordance with the applicable Purchase Agreement.  Pursuant to the April 25, 2005 settlement agreement between the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”) and certain members of the Rigas Family (the “Government-Rigas Settlement Agreement”) and the settlement agreement entered into on April 25, 2005 between the U.S. Attorney and the Company (the “Government Settlement Agreement”), the Company expects (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to obtain ownership of all of the Rigas Co-Borrowing Entities other than Coudersport Television Cable Co. (“Coudersport”) and Bucktail Broadcasting Corp. (“Bucktail”), which collectively served approximately 5,000 subscribers in July 2005, and, accordingly, to be able to transfer the MCE Systems nominally owned by the Managed Cable Entities (other than Coudersport and Bucktail) as part of the Sale Transaction.

Pursuant to a separate agreement among ACC, TWC and TW NY, dated as of April 20, 2005 (the “Parent Agreement”), TWC, among other things, has guaranteed the obligations of TW NY under the TW Purchase Agreement.

Upon the “Closing” as defined in the Purchase Agreements (the “Sale Transaction Closing”) and subject to the adjustments set forth below, the Company will receive (1) approximately $12.7 billion in cash and (2) shares of TWC’s Class A Common Stock, par value $0.01 per share (“TWC Class A Common Stock”), which, subject to the TWC Equity Securities Exceptions, will represent 16% of the outstanding equity securities of TWC after giving effect to the Sale Transaction as of the Sale Transaction Closing on a fully diluted basis and, as of the Sale Transaction Closing, will be listed on the New York Stock Exchange (“NYSE”) (or, if ACC waives the listing requirement condition to the Sale Transaction Closing and otherwise consents, will either be listed on another national securities exchange or quotation system or trade in interdealer and over-the-counter transactions with price quotations available on the “OTC Bulletin Board” and/or the “Pink Sheets” (collectively, the “NYSE Listing Alternatives”)).  For additional information concerning TWC and the rights associated with shares of TWC Class A Common Stock, see Section VII, titled “Description of TWC.”  It is intended that the issuance of shares of TWC Class A Common Stock pursuant to the Sale Transaction will be exempt from registration pursuant to section 1145 of the Bankruptcy Code pursuant to an order from the Bankruptcy Court and that no registration shall be made under the Securities Act or applicable state securities laws.  In addition, it is intended that such shares of TWC Class A Common Stock shall be registered under the Exchange Act either by TWC filing a registration statement on Form 10 under the Exchange Act (and such registration statement being declared effective by the SEC) or pursuant to Rule 12g-3(a) promulgated under the Exchange Act.  For additional information concerning the applicability of securities laws to the transactions contemplated by the Sale Transaction and the Plan, see Section XIV, titled “Securities Law Matters.”

The purchase price payable by TW NY and Comcast is subject to adjustments to reflect, with respect to each Specified Business, (1) net liabilities as of and after giving effect to the Sale Transaction Closing, (2) any shortfall or surplus in Eligible Basic Subscribers (as the term is used in the Purchase Agreements) generally as of the Sale Transaction Closing as measured against the projections specified in the Purchase Agreements and (3) any shortfall or, subject to TW NY’s or Comcast’s consent, as applicable, any surplus in capital expenditures relative to budget during the period between December 31, 2004 and the Sale Transaction Closing.  The initial purchase price payable by TW NY and Comcast is also subject to reduction to reflect the exclusion from the Purchased Assets of any Disputed MCE System.  See Section VI.B.1.c, titled “Transfer of Assets of the Managed Cable Entities.”

At the Sale Transaction Closing, 4% of the purchase price (after taking into account any adjustments thereto), consisting, in the case of the TW Purchase Agreement, of cash and shares of TWC Class A Common Stock (in proportion to the mixture of cash and shares of TWC Class A Common Stock delivered by TW NY at the Sale Transaction Closing), and, in the case of the Comcast Purchase Agreement, of cash, will be deposited into an escrow account to secure ACC’s obligations in respect of any post-closing adjustments to the purchase price, its indemnification obligations for breaches of its representations, warranties and covenants contained in the Purchase Agreements and its indemnification obligations with respect to assets and liabilities that it retains.

ACC, TW NY and Comcast have made customary representations, warranties and covenants in the Purchase Agreements, including, among others, covenants that, subject to certain exceptions, prohibit ACC from soliciting, encouraging or responding to proposals relating to alternative business transactions (including pursuing an alternate plan under chapter 11, including a stand-alone plan).

The Purchase Agreements contain certain termination rights for ACC, TW NY and Comcast, and further provide that, upon termination of the Purchase Agreements under specified circumstances, ACC may be required to pay TW NY a termination fee of approximately $353 million and Comcast a termination fee of $87.5 million.

The Sale Transaction Closing is subject to the satisfaction or waiver of conditions customary to transactions of this type, including, among others, (1) receipt of applicable regulatory approvals, including the consent of the Federal Communications Commission (the “FCC”) to the transfer of certain licenses and any applicable approvals of local franchising authorities (“LFAs”) to the change in ownership of the cable systems operated by the Company to the extent not preempted by section 365 of the Bankruptcy Code, (2) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) the offer and sale of the shares of TWC Class A Common Stock to be issued in the Sale Transaction having been exempted from registration pursuant to an order of the Bankruptcy Court confirming the Plan or a no-action letter from the staff of the SEC, or a registration statement covering the offer and sale of such shares having been declared effective, (4) the shares of TWC Class A Common Stock to be issued in the Sale Transaction being freely tradable and not subject to resale restrictions, except in certain circumstances, (5) approval of the shares of TWC Class A Common Stock to be issued in the transaction for listing on the NYSE, (6) entry by the Bankruptcy Court of a final order confirming the Plan and, contemporaneously with the Sale Transaction Closing, consummation of the Plan, (7) satisfactory settlement by ACC of the claims and causes of action brought by the SEC and the investigations by the DoJ, (8) the absence of any material adverse effect with respect to (a) TWC’s business and (b) certain Specified Businesses (without taking into consideration any loss of subscribers by the Company’s business (or the results thereof) already reflected in the projections specified in the Purchase Agreements or the related purchase price adjustment), (9) the number of Eligible Basic Subscribers (as the term is used in the Purchase Agreements) served by the Specified Businesses, each as specified in the Purchase Agreements and comprised of cable systems, as of a specified date prior to the Sale Transaction Closing not being below an agreed-upon threshold, (10) the absence of an actual change in law, or proposed change in law that has a reasonable possibility of being enacted, that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY, (11) a filing of an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), by each of Century-TCI California Communications, L.P., Parnassos Communications, L.P. and Western NY Cablevision L.P. (collectively, the “Century-TCI/Parnassos JVs”) and (12) the provision of certain audited and unaudited financial information by ACC.  Subject to the Expanded Transaction, the closing under each Purchase Agreement is also conditioned on a contemporaneous closing under the other Purchase Agreement.

Subject to receipt of all necessary approvals, the Sale Transaction Closing is expected to occur during the first half of 2006.

For additional information concerning the Sale Transaction, including purchase price adjustments, representations and warranties, covenants, indemnification obligations, termination rights and closing conditions under the Purchase Agreements, see Section VI.B, titled “Summary of the Sale Transaction.”

2.              Expanded Transaction Letter Agreement

Pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, if the Comcast Purchase Agreement is terminated prior to the Sale Transaction Closing as a result of the failure to obtain FCC or applicable antitrust regulatory approvals, TW NY has agreed to also acquire the assets of the Company that Comcast would have acquired pursuant to the Comcast Purchase Agreement and to apply for FCC and other applicable antitrust regulatory approvals (the “Expanded Transaction”).  In such event and assuming TW NY receives such approvals, (1) TW NY will pay the $3.5 billion purchase price to have been paid by Comcast, less Comcast’s allocable share of the liabilities of the Century-TCI/Parnassos JVs, which shall not be less than $549 million nor more than $600 million (the “Comcast Discharge Amount”), and (2) immediately prior to the Sale Transaction Closing, the Comcast subsidiaries (the “Comcast Joint Venture Partners”) that, as of the Sale Transaction Closing, hold direct interests in the Century-TCI/Parnassos JVs will contribute the Comcast Discharge Amount in cash to the Century-TCI/Parnassos JVs.  The Century-TCI/Parnassos JVs will distribute their respective portions of the Comcast Discharge Amount to the ACC subsidiaries that, as of the Sale Transaction Closing, will hold a direct interest in such Century-TCI/Parnassos JVs (the “Adelphia Joint Venture Partner”).  This purchase price may be satisfied, at TW NY’s election, in any combination of shares of TWC Class A Common Stock (at the value attributed thereto in the TW Purchase Agreement) and cash.

3.              TWC/Comcast Agreements

At the same time that the parties entered into the Purchase Agreements, TWC and certain of its affiliates (collectively, the “TWC Group”) and Comcast and certain of its affiliates (collectively, the “Comcast Group”) entered into an exchange agreement, dated as of April 20, 2005 (as amended, the “Exchange Agreement”), and two redemption agreements, each dated as of April 20, 2005 (as amended, respectively, the “TWC Redemption Agreement” and the “TWE Redemption Agreement,” and, collectively, the “Redemption Agreements,” and the transactions contemplated thereunder, the “Redemptions,” and the Redemption Agreements, together with the Exchange Agreement, the “TWC/Comcast Agreements”).

Pursuant to the Exchange Agreement, the TWC Group will transfer to the Comcast Group certain of its cable systems serving approximately 2.48 million basic subscribers in exchange for certain of the Comcast Group’s cable systems serving approximately 2.35 million basic subscribers (in each case, as of December 31, 2004 and calculated using the TWC Methodology) (the “Exchanges,” and, together with the Redemptions, the TWC Financing Arrangements and the ATC Contribution, the “TWC/Comcast Transactions”).  As part of the Exchanges, certain of the Company’s assets purchased by TW NY under the TW Purchase Agreement (including cable systems in West Palm Beach, Florida and suburban areas of the District of Columbia) as well as the cable systems in Philadelphia owned by Urban LP will be transferred to the Comcast Group, and cable systems owned by the Century-TCI joint venture in the Los Angeles, California area and the Parnassos joint venture in Ohio and Western New York, together with certain other Comcast Group cable systems, will be transferred to the TWC Group.

Currently, trusts established for the benefit of Comcast own 17.9% of the common stock of TWC and a 4.7% residual equity interest in Time Warner Entertainment Company, L.P. (“TWE”).  Pursuant to the TWC Redemption Agreement, the interest of the Comcast trust in TWC will be redeemed by TWC in exchange for ownership of an entity that will own cable systems serving approximately 587,000 basic subscribers (as of December 31, 2004) and hold approximately $1.9 billion in cash.  Pursuant to the TWE Redemption Agreement, the interest of the Comcast trust in TWE will be redeemed by TWE in exchange for ownership of an entity that will own cable systems serving approximately 168,000 basic subscribers (as of December 31, 2004) and hold approximately $133 million in cash.

The closings of the Exchanges and the Redemptions are, in each case, subject to the satisfaction or waiver of conditions customary to transactions of these types, including receipt of applicable regulatory approvals.  The closing of each of the TWC/Comcast Transactions is not conditioned on the closing of any other TWC/Comcast Transactions.  The Exchanges are expected to occur immediately following the Sale Transaction Closing.  ACC is not a party to any of the agreements governing the TWC/Comcast Transactions and, accordingly, any such agreement may be amended at any time without ACC’s consent (subject to the restrictions set forth in the TW Purchase Agreement on transactions with or for the benefit of any member of the Time Warner Group).  The Sale Transaction Closing is not conditioned on the closing of any of the TWC/Comcast Transactions.

TWC and Comcast have agreed that, under certain circumstances and subject to the satisfaction or waiver of customary closing conditions, if the TWC Redemption does not occur, a redemption of a portion of Comcast’s interest in TWC will occur pursuant to the Failsafe Transaction or the Alternate Failsafe Transaction.  For additional information concerning the TWC/Comcast Transactions, the Failsafe Transaction and the Alternate Failsafe Transaction, see Section VI.C, titled “TWC/Comcast Agreements.”

In this Disclosure Statement, the cable systems owned by the Company prior to the Sale Transaction Closing that will be acquired by TWC or its affiliates pursuant to the Sale Transaction and the TWC/Comcast Transactions are referred to as the “Adelphia Acquired Systems.”  The cable systems owned by Comcast or its affiliates prior to consummation of any of the Sale Transaction and the TWC/Comcast Transactions that will be transferred to TWC or its affiliates pursuant to the Exchanges are referred to as the “Comcast Acquired Systems.”  The Adelphia Acquired Systems and the Comcast Acquired Systems are collectively referred to as the “Acquired Systems.”

4.              Regulatory Approvals

Under U.S. antitrust laws, the Sale Transaction and the TWC/Comcast Transactions may not be completed until notices of such transactions and the necessary report forms have been filed with the Antitrust Division of the DoJ and the Federal Trade Commission (the “FTC”), and until a required waiting period has ended.  The required information and materials have been filed with the DoJ and the FTC to notify them of the Sale Transaction and the TWC/Comcast Transactions.  The FTC is reviewing the information and materials filed with these report forms as well as additional information and documentary materials that the FTC requested that ACC, Comcast or Time Warner provide.  On June 20, 2005, ACC, Comcast and Time Warner each received a request for additional information (commonly referred to as a “Second Request”) from the FTC.  The effect of these Second Requests is to extend the waiting period imposed by the HSR Act until 30 days (or, in some cases, 10 days) after ACC, Comcast and Time Warner have substantially complied with such Second Requests.  On October 3, 2005, Comcast certified substantial compliance with the FTC’s request for additional information and documentary material.  On October 7, 2005, ACC certified substantial compliance with the FTC’s request for additional information and documentary material.  On November 2, 2005, Time Warner certified substantial compliance with the FTC’s request for additional information and documentary material.  ACC, Comcast and Time Warner are cooperating with representatives of the FTC as they conduct their review.

 To complete the Sale Transaction and the TWC/Comcast Transactions, other applicable regulatory approvals, including the consent of the FCC and, where required, the consent of certain LFAs to the change in ownership of the cable systems operated by the Company, TWC and Comcast must be obtained.  These other regulatory authorities have not completed their reviews of the Sale Transaction and the TWC/Comcast Transactions.  ACC cannot assure you that all regulatory approvals necessary to complete the Sale Transaction and the TWC/Comcast Transactions will be received or that the granting of these approvals will not involve the imposition of conditions on the completion of, or require changes to the terms of, the Sale Transaction and the TWC/Comcast Transactions.  These conditions or changes could result in the conditions to the Sale Transaction or the TWC/Comcast Transactions not being satisfied.  However, because the Sale Transaction Closing is not conditioned on the closing of the TWC/Comcast Transactions, the Sale Transaction may close even if the TWC/Comcast Transactions do not receive the necessary regulatory approvals.  The Company reserves its rights to seek the application of section 365(f) of the Bankruptcy Code, which may serve to override provisions contained in certain of the Company’s franchise agreements that require LFA consent to transfer a franchise.  Section 365 of the Bankruptcy Code will not preempt consent provisions contained in agreements to which a Debtor is not a party (i.e., franchises of TWC or Comcast) and certain consent provisions contained within the Debtors’ franchises may be enforceable pursuant to section 365(c) of the Bankruptcy Code. See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

C.            BRIEF DESCRIPTION OF THE COMPANY

1.              Overview

The Company is the fifth largest operator of cable systems in the United States.  The Company’s operations primarily consist of providing analog and digital video services, high-speed Internet access and other advanced services over the Company’s broadband networks.  These services are generally provided to residential customers.

The Company’s domestic consolidated cable operations are located in 31 states, with large clusters in Los Angeles, New England, Western New York, West Palm Beach, Cleveland, Western Pennsylvania, Northern Virginia and Colorado Springs.

The predecessor cable business of the Company was founded in 1952 in Coudersport, Pennsylvania.  ACC was incorporated in Delaware in July 1986 for the purpose of reorganizing five cable television companies, which were then principally owned by members of the Rigas Family, into a holding company structure in connection with the initial public offering of ACC’s Class A Common Stock, par value $0.01 per share (the “ACC Class A Common Stock”).  Prior to May 2002, members of the Rigas Family constituted five of the nine members of the board of directors of ACC (the “Board”) and held all of the senior executive positions at ACC (collectively, “Rigas Management”).  In addition, all outstanding shares of ACC’s Class B Common Stock, par value $0.01 per share (the “ACC Class B Common Stock,” and together with the ACC Class A Common Stock, the “ACC Common Stock”), were owned by members of the Rigas Family and entities in which members of the Rigas Family directly or indirectly held controlling interests (such entities collectively referred to as the “Rigas Family Entities”) until all right, title and interest of the Rigas Family and the Rigas Family Entities in such shares were forfeited to the United States on June 8, 2005.  The ACC Class B Common Stock is a “super-voting” common stock that entitles the holders to 10 votes per share and, prior to the commencement of the Chapter 11 Cases, effectively enabled the Rigas Family to elect eight of the nine members of the Board.  Pursuant to settlement agreements entered into on April 25, 2005 between (1) the U.S. Attorney and certain members of the Rigas Family and (2) the U.S. Attorney and ACC, all right, title and interest of the Rigas Family and the Rigas Family Entities in the debt and equity securities of ACC and its subsidiaries were forfeited to the United States and ACC expects (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) such securities to be conveyed to the Company.  See Section II.C.3, titled “Settlement of Governmental Investigations and Certain Related Litigation.”

Commencing in 1999, the Company, under the direction of Rigas Management, undertook a series of acquisition and financing transactions that dramatically increased the size of the Company and its indebtedness.  During 1999, 2000 and 2001, the Company completed a number of transactions intended either to increase its scale or to improve the geographic footprint of its cable systems by selectively exchanging cable systems for systems of other cable operators or acquiring systems in close proximity to the Company’s own systems.

Beginning in 2002, the Company alleged that, among other wrongdoing, Rigas Management had issued false and misleading public disclosures, consolidated financial statements and compliance certificates, improperly capitalized operating expenses, engaged in improper transactions, failed to reflect indebtedness for which the Company was liable in the Company’s accounting records or in the Company’s public disclosure, engaged in improper self-dealing transactions, allowed members of the Rigas Family to utilize the Company assets for their personal benefit, and took other improper actions.  Following the discovery of Rigas Management’s alleged misconduct, a special committee of the Board obtained the agreement of all of the members of Rigas Management to resign from their positions as officers and directors of ACC.  Beginning in May 2002, the Board began reconstituting itself, and as of January 1, 2004, the Board was composed of seven directors, none of whom had served as directors during the period when Rigas Management ran the Company.  For additional discussion of the foregoing, see Section XII, titled “Events Leading to the Commencement of the Chapter 11 Cases.”

2.              Bankruptcy Filing

On June 10, 2002, Century Communications Corp., an ACC subsidiary (“Century”), filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, and on June 25, 2002 (the “Commencement Date”), ACC and the rest of its Debtor subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  All of these cases were consolidated solely for procedural purposes by the Bankruptcy Court and are referred to in this Disclosure Statement as the “Chapter 11 Cases.”  Lists of the Debtors that commenced the Chapter 11 Cases are included as Schedules A-N and P-S to the Plan.  The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

3.              Settlement of Governmental Investigations and Certain Related Litigation

Various civil and criminal investigations were initiated by the SEC and the DoJ with respect to certain matters occurring during the tenure of Rigas Management.  On April 25, 2005, the U.S. Attorney and certain members of the Rigas Family entered into the Government-Rigas Settlement Agreement with respect to certain of such matters.  Also on April 25, 2005, the Company entered into the Government Settlement Agreement and consented to the entry of a final judgment in the SEC Civil Action, which settled pending and potential claims by the U.S. Attorney and the SEC related to the conduct of Rigas Management.  The Company also entered into an agreement with certain members of the Rigas Family (the “Adelphia-Rigas Settlement Agreement”), which settled pending and potential claims by the Company against the Rigas Family (other than the Excluded Parties) and pending and potential claims by the Rigas Family against the Company.

Pursuant to the Government-Rigas Settlement Agreement, the Rigas Family agreed to forfeit (1) all of the Rigas Co-Borrowing Entities with the exception of Coudersport and Bucktail (which collectively served approximately 5,000 subscribers in July 2005), (2) certain specified real estate and (3) all securities in the Company directly or indirectly owned by the Rigas Family.  The U.S. Attorney agreed (1) not to seek additional monetary penalties from the Rigas Family, (2) from the proceeds of the assets forfeited by the Rigas Family, to establish the Restitution Fund for the purpose of providing restitution to holders of the Company’s publicly traded securities and (3) to inform the United States District Court for the Southern District of New York (the “District Court”) of this agreement at the sentencing of John J. Rigas and Timothy J. Rigas.

Pursuant to the Government Settlement Agreement, the Company agreed (1) to contribute $715 million in value to a fund to be established and administered by the United States Attorney General and the SEC for the benefit of investors harmed by the activities of Rigas Management (the “Restitution Fund”), (2) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action and SEC Civil Action are final, and (3) not to assert claims against the Rigas Family except for John J. Rigas, Timothy J. Rigas and Michael J. Rigas (together, the “Excluded Parties”), provided that Michael J. Rigas will cease to be an Excluded Party if all currently pending criminal proceedings against him are resolved without a felony conviction on a charge involving fraud or false statements (other than false statements to the U.S. Attorney or the SEC).  The U.S. Attorney agreed, assuming ACC complies with its obligations under the agreement, (1) not to prosecute ACC or specified subsidiaries of ACC for any conduct (other than criminal tax violations) related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action, (2) not to use information obtained through the Company’s cooperation with the U.S. Attorney to criminally prosecute the Company for tax violations and (3) to convey to the Company all of the Rigas Co-Borrowing Entities forfeited by the Rigas Family and the Rigas Family Entities, certain specified real estate forfeited by the Rigas Family and any securities of the Company that were directly or indirectly owned by the Rigas Family prior to forfeiture.

Pursuant to the Adelphia-Rigas Settlement Agreement, the Company agreed, among other things, (1) to pay $11.5 million to a legal defense fund for the benefit of the Rigas Family, (2) to provide management services to Coudersport and Bucktail for an interim period through and including December 31, 2005 (“Interim Management Services”), (3) to indemnify Coudersport and Bucktail, and the Rigas Family’s (other than the Excluded Parties’) interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness, up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness), (4) to provide certain members of the Rigas Family with certain indemnities, reimbursements or other protections in connection with certain third party claims arising out of Company litigation, and in connection with claims against certain members of the Rigas Family by any of the Tele-Media Ventures or Century/ML Cable Venture and (5) within 10 business days of the date that the consent order regarding the forfeiture is entered, dismiss the Rigas Civil Action.  The Rigas Family agreed (1) to make certain tax elections, under certain circumstances, with respect to the forfeited Rigas Co-Borrowing Entities, (2) to pay ACC five percent of the gross operating revenue of Coudersport and Bucktail for the Interim Management Services and (3) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees (other than any employees expressly excluded by written notice to ACC received by July 1, 2005) than their terms of employment with the Company.

These settlements were subject to the approval of and have been approved by both the Bankruptcy Court and the District Court.  The Creditors’ Committee, the Ad Hoc Senior Noteholders Committee, the Ad Hoc Arahova

Noteholders Committee, and the Ad Hoc Trade Committee, among others, opposed the Government Settlement and appealed the Bankruptcy Court’s Order approving the same.  Various parties have also challenged and sought appellate review or reconsideration of the orders of the District Court approving these settlements.  The challenges to the District Court’s approval were denied by the United States Court of Appeals for the Second Circuit (the “Second Circuit”).  The appeals made with respect to the Bankruptcy Court order remain pending.  The Creditors’ Committee asserts that the payments from the Restitution Fund to equity holders pursuant to the Government Settlement violate the absolute priority rule and that such treatment may negatively impact the Debtors’ ability to confirm the Plan.  The Debtors note that the Bankruptcy Court rejected these assertions in approving the Government Settlement Agreements.

Pursuant to a Consent Order of Forfeiture entered by the District Court on June 8, 2005, all right, title and interest of the Rigas Family and the Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company that were directly or indirectly owned by the Rigas Family were forfeited to the United States.  For additional information concerning the Government-Rigas Settlement Agreement, the Government Settlement Agreement, the final judgment in the SEC Civil Action and the Adelphia-Rigas Settlement Agreement and the investigations and litigation settled thereby, see Section XIII.E, titled “Settlement of Governmental Investigations and Certain Related Litigation.”

For additional information concerning the Company, see Section III, titled “General Information” and Section XIII, titled “Events Occurring During the Pendency of the Chapter 11 Cases.”

D.            BRIEF DESCRIPTION OF TWC

TWC is the second largest operator of cable systems in the United States in terms of subscribers served.  As a result of the TWE Restructuring, TWC became the parent company of all of the cable operations of Time Warner.  As of December 31, 2004, TWC managed cable systems serving nearly 10.9 million basic cable subscribers, of which approximately 9.3 million were in cable systems owned by consolidated entities.

TWC offers three product lines:  video programming, high-speed data and its newest service, Digital Phone, an Internet protocol-based voice service.  As of December 31, 2004, cable systems owned or managed by TWC passed approximately 19 million homes, provided basic video service to nearly 10.9 million subscribers, over 4.8 million of whom also subscribe to TWC’s digital video service, and provided high-speed data services to 4.1 million residential subscribers and commercial accounts.  By year-end 2004, TWC had launched Digital Phone service in all of its regional operating divisions and, as of September 30, 2005, provided the service to over 850,000 subscribers.

TWC is an industry leader in developing and rolling-out innovative new products and services, including on demand services, IP-based telephony, high-definition television and set-top boxes with integrated DVRs.  TWC is increasingly focused on marketing convenient, easy-to-understand bundles of these and other products and services to consumers.  TWC believes that it can attract and retain customers by providing these multiple-product bundles and supporting them with quality customer care.

For additional information concerning TWC, see Section VII, titled “Description of TWC.”

E.              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present (1) selected historical financial data of the Company, (2) selected historical financial data of TWC and (3) selected pro forma financial data of TWC, giving effect to the Sale Transaction and the TWC/Comcast Transactions.

1.              Selected Financial Data of the Company

The selected historical financial data of the Company have been derived from the audited historical consolidated financial statements and related notes of the Company as of and for each of the three years in the period ended December 31, 2004.  The selected historical financial data of the Company is only a summary, and you should read it in conjunction with the consolidated financial statements of the Company attached to this Disclosure Statement as Exhibit F.

In addition, readers should note the following information regarding the selected financial data of the Company presented below.

•                  The financial statements of the Company have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

•                  On June 25, 2002, ACC and substantially all of its domestic subsidiaries filed voluntary petitions to reorganize under chapter 11 of the Bankruptcy Code, and as such, are operating their business as debtors in possession.  For periods subsequent to the chapter 11 filing, the Company has applied the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”).  Although SOP 90-7 does not significantly change the application of generally accepted accounting principles in the United States (“GAAP”), it does require that prepetition liabilities that are subject to compromise or other treatment under a plan of reorganization be segregated in the consolidated balance sheets as liabilities subject to compromise and that revenue, expenses, realized gains and losses, and provisions for losses resulting directly from the reorganization due to the bankruptcy be reported separately as reorganization expenses in the consolidated statements of operations.  The Company has reported liabilities subject to compromise at the amounts expected to be allowed, even if they may be settled for lesser amounts.  For periods subsequent to the Commencement Date, interest expense has been reported only to the extent that it will be paid during the chapter 11 proceedings.  In addition, no preferred stock dividends have been accrued subsequent to the Commencement Date.

•                  The financial data of the Company below includes the accounts of ACC and all of its subsidiaries that were directly or indirectly controlled by ACC prior to the bankruptcy petition.  Although the Company is operating as a debtor in possession in the Chapter 11 Cases, the Company’s ability to control the activities and operations of its subsidiaries that are also Debtors may be limited pursuant to the Bankruptcy Code.  However, because the bankruptcy proceedings for ACC and its previously consolidated subsidiaries are consolidated for administrative purposes in the same Bankruptcy Court and will be overseen by the same judge, the financial statements of ACC and its subsidiaries have been presented on a combined basis, which is consistent with consolidated financial statements.  All inter-entity transactions between ACC, its subsidiaries and, beginning in 2004, the Rigas Co-Borrowing Entities have been eliminated in consolidation.

•                  Effective January 1, 2004, the Company adopted FIN 46-R and began consolidating the Rigas Co-Borrowing Entities.  The Company has concluded that the Rigas Co-Borrowing Entities represent variable interest entities for which the Company is the primary beneficiary.

•                  Beginning in 2004, the Company began amortizing its customer relationships using the double declining balance method.  Customer relationships were amortized using the straight-line method prior to 2004.

•                  Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), whereby goodwill and indefinite-lived intangible assets are no longer amortized.

	Year ended December 31,
(in thousands except share and per share data)	2002	2003	2004

Statement of Operations Data:
Revenue	$3,215,951	$3,569,017	$4,143,388
Costs and expenses:
Direct operating and programming	2,256,533	2,386,347	2,653,417
Selling, general and administrative:
Third party and Rigas Family Entities	238,247	247,046	329,427
Investigation and re-audit related fees (a)	56,519	52,039	125,318
Compensation expense (benefit) on equity security transactions with the Rigas Family and Rigas Family Entities (b)	(101,000)	—	—
Depreciation	956,308	846,097	961,840
Amortization	168,881	162,839	159,682
Impairment of long-lived assets (c)	2,031,757	17,641	83,349
Provision for uncollectible amounts due from TelCove (d)	549,407	—	—
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities (e)	1,762,241	5,497	—
(Gains) losses on dispositions of long-lived assets and cable system exchanges, net (f)	6,747	—	(4,641)
Operating loss	$(4,709,689)	$(148,489)	$(165,004)
Interest expense, net of amounts capitalized (contractual interest was $1,119,595, $1,156,116 and $1,188,036 during 2002, 2003 and 2004, respectively)	$(758,725)	$(381,622)	$(402,627)
Other expense, net (g)	$(148,765)	$(963)	$(425,789)
Reorganization expenses due to bankruptcy	$(48,206)	$(98,812)	$(76,553)
Loss from continuing operations before cumulative effect of accounting changes	$(5,743,065)	$(724,660)	$(1,058,673)
Loss from discontinued operations (h)	$(39,457)	$(107,952)	$(571)
Cumulative effects of accounting changes, net of income tax benefit of $2,739 in 2001 (i)	$(1,406,306)	$—	$(851,629)
Net loss	$(7,188,828)	$(832,612)	$(1,910,873)
Net loss applicable to common stockholders	$(7,247,891)	$(839,929)	$(1,918,880)
Basic and diluted loss per weighted average share of common stock:
Loss from continuing operations before cumulative effect of accounting changes	$(23.11)	$(2.88)	$(4.20)
Net loss applicable to common stockholders	$(28.87)	$(3.31)	$(7.56)
Pro forma amounts assuming the new amortization method is applied retroactively:
Loss before cumulative effect of accounting change	$5,984,548	$842,229	$1,059,244
Net loss applicable to common stockholders	$7,449,917	$849,546	$1,656,033
Basic and diluted loss per weighted average share of common stock:
Loss before cumulative effect of accounting change	$(24.08)	$(3.35)	$(4.20)
Net loss applicable to common stockholders	$(29.68)	$(3.35)	$(6.53)
Basic and diluted weighted average shares of common stock outstanding	251,030,834	253,747,638	253,747,779

Balance Sheet Data (end of period):
Cash and cash equivalents	$223,630	$252,661	$338,909
Total assets	$13,602,406	$13,196,741	$13,098,188
Debt	$298,797	$347,119	$667,745
Liabilities subject to compromise	$18,020,124	$18,184,226	$18,480,948
Redeemable preferred stock (j)	$148,794	$—	$—
Stockholders’ deficit	$(6,284,062)	$(7,074,674)	$(8,215,826)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$651,295	$507,857	$511,692
Investing activities	$(1,643,902)	$(525,895)	$(737,664)
Financing activities	$1,094,763	$47,069	$312,220

(a)          Represents investigation and re-audit related fees that, although not directly related to the chapter 11 filing, relate to the investigation of the alleged actions of Rigas Management and related efforts to comply with applicable laws and regulations.  Amounts for 2004 include $17 million related to legal defense costs of the Rigas Family.

(b)         In 2001, the Rigas Family Entities other than the Rigas Co-Borrowing Entities (the “Other Rigas Entities”) entered into certain agreements whereby the Other Rigas Entities agreed to purchase ACC Class B Common Stock and 7.5% Series E Mandatory Convertible Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), from ACC at a future date.  As the equity securities were issued to entities controlled by the Rigas Family, certain of whom were employees of the Company, the Company recognized compensation expense (benefit) for these equity securities under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”  Accordingly, the difference between the purchase price of the securities and their market price has been reflected as adjustments to compensation expense (benefit).

(c)          The Company recorded impairment charges based upon the Company’s evaluation of the recoverability of the long-lived assets associated with its cable business, TelCove’s competitive local exchange carrier (“CLEC”) business and the CLEC markets retained by the Company.

(d)         During 2002, the Company fully reserved for the amounts due to the Company from TelCove.

(e)          These amounts represent the Company’s provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities.

(f)            In 2004, the Company recorded a gain which was related to the sale of a radio station that the Company owned in Buffalo, New York.  In 2002, the Company recorded a loss on a disposition related to the sale of land and timber rights.

(g)         Includes amounts recorded by the Company related to the Government Settlement Agreement of $175 million and $425 million during 2002 and 2004, respectively.

(h)         On April 7, 2004, the Company transferred the economic risks and benefits of the CLEC market assets to TelCove, Inc. (“TelCove”) pursuant to the terms of the TelCove Settlement.  Revenue and expenses related to the CLEC market assets transferred under the TelCove Settlement have been included in loss from discontinued operations for all years presented in the Company’s consolidated statements of operations.  On January 11, 2002, the Company completed the TelCove Spin-off.  The information does not include TelCove’s results of operations or financial position.

(i)             As a result of the adoption of FIN 46-R and the consolidation of the Rigas Co-Borrowing Entities, the Company recorded a $589 million charge as a cumulative effect of an accounting change on January 1, 2004.

Beginning in 2004, the Company began amortizing its customer relationships using the double declining balance method.  Customer relationships were amortized using the straight-line method prior to 2004.  The application of the new amortization method to customer relationships acquired prior to 2004 resulted in an additional charge of $263 million which has been reflected in cumulative effects of accounting changes.

As of January 1, 2002, the Company recorded a $1.406 billion cumulative effect of accounting change representing the transitional impairment loss that was measured as of that date related to the adoption of SFAS No. 142.

(j)             As a result of the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the Company has classified its redeemable preferred stock as a liability subject to compromise at December 31, 2003 and 2004 in the accompanying consolidated balance sheets.

2.              Selected Historical and Pro Forma Financial Data of TWC

The selected historical financial data of TWC has been derived from the audited historical consolidated financial statements and related notes of TWC as of and for each of the three years in the period ended December 31, 2004.  The selected historical data of TWC is only a summary, and it should be read in conjunction with the consolidated financial statements of TWC attached to this Disclosure Statement as Exhibit G.  The selected unaudited pro forma consolidated financial data of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions has been derived from the unaudited pro forma consolidated condensed financial statements included elsewhere in this Disclosure Statement.  The selected unaudited pro forma data of TWC is only a summary, and it should be read in conjunction with the pro forma information provided in Section VIII, titled “Unaudited Pro Forma Condensed Combined Historical Financial Information.”

	Historical TWC Year ended December 31,			Pro Forma TWC Year ended
(in millions)	2002	2003	2004	December 31, 2004
				(unaudited)

Statement of Operations Data:
Revenue	$7,035	$7,699	$8,484	$11,248
Costs and expenses:
Cost of revenues	3,033	3,343	3,723	5,472
Selling, general and administrative.	1,304	1,376	1,483	1,885
Depreciation	1,207	1,403	1,438	2,132
Amortization	7	58	76	206
Impairment of goodwill	10,550	—	—	—
Gain on sale of cable system	(6)	—	—	—
Operating income (loss)	$(9,060)	$1,519	$1,764	$1,553
Interest expense, net	$(385)	$(492)	$(465)	$(744)
Income from equity investments, net	$12	$32	$40	$35
Minority interest expense, net	$(118)	$(65)	$(64)	$(34)
Other income (expense)	$(420)	$—	$11	$(5)
Investigation & re-audit related fees	$—	$—	$—	$(54)
Reorganization expenses due to bankruptcy	$—	$—	$—	$(47)
Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	$(9,971)	$994	$1,286	$704
Income tax provision	$(283)	$(412)	$(534)	$(292)
Income (loss) before discontinued operations and cumulative effect of accounting change	$(10,254)	$582	$752	$412

Balance Sheet Data (end of period):
Cash and cash equivalents	$868	$329	$102	$102
Total assets	$62,506	$42,929	$43,166	$54,423
Debt, current	$8	$4	$1	$1
Long-term debt	$6,968	$5,964	$4,898	$15,766
Mandatorily redeemable preferred equity of a subsidiary	$—	$2,400	$2,400	$500
Shareholders’ equity	$28,226	$19,261	$18,934	$19,991

III.                                 GENERAL INFORMATION

A.            OVERVIEW OF CHAPTER 11

Chapter 11, the principal business reorganization chapter of the Bankruptcy Code, permits a debtor to reorganize its business for the benefit of itself, its creditors and equity interest holders.  In addition to the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders in the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of the debtor as of the date the chapter 11 petition is filed.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor.  Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt, equity interest or other claim that arose prior to the date of confirmation of the plan and substitutes in place of such debts and other claims the obligations specified in the confirmed plan.

Certain holders of claims against, and equity interests in, a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable claimant or holder of an equity interest to make an informed judgment regarding the plan.  The Debtors are submitting this Disclosure Statement to holders of Claims against, and Equity Interests in, the Debtors pursuant to section 1125 of the Bankruptcy Code.

B.            DESCRIPTION AND HISTORY OF BUSINESS

1.              Overview

The Company is the fifth largest operator of cable systems in the United States.  The Company’s operations primarily consist of providing analog and digital video services, high-speed Internet (“HSI”) access and other advanced services over the Company’s broadband networks.  These services are generally provided to residential customers.

As of December 31, 2004, the Company’s consolidated cable operations served approximately 5.1 million basic cable subscribers of which approximately 1.9 million also received digital cable service.  The Company’s consolidated cable systems also provided HSI services to approximately 1.4 million subscribers as of December 31, 2004.  With the exception of approximately 52,000 basic cable subscribers that were located in Brazil, all of the Company’s consolidated basic cable subscribers as of December 31, 2004 were located in the United States.  The Company’s domestic consolidated cable operations are located in 31 states, with large clusters in Los Angeles, New England, Western New York, West Palm Beach, Cleveland, Western Pennsylvania, Northern Virginia and Colorado Springs.

The Company’s unconsolidated cable operations included cable systems owned by a joint venture in Puerto Rico in which the Company currently has a 50% interest (though, on June 3, 2005, the Company agreed to sell such interest).  As of December 31, 2004, the Puerto Rico operations served approximately 137,000 basic cable subscribers.

The following table summarizes the Company’s consolidated customer statistics for basic and digital video and HSI as of December 31, 2004 and December 31, 2003 (numbers in thousands, except percentage data):

	December 31,
	2004	2003
Homes Passed (a) (b)
Homes Passed before consolidation of the Rigas Co-Borrowing Entities	10,327	10,061
Homes Passed of the Rigas Co-Borrowing Entities	428	—
Homes Passed after consolidation of the Rigas Co-Borrowing Entities	10,755	10,061
Subscribers (b)
Subscribers before consolidation of the Rigas Co-Borrowing Entities:
Video
Basic Cable (c)	4,841	5,085
Basic Penetration (d)	46.9%	50.5%
Digital Cable (e)	1,857	1,802
Digital Penetration (f)	38.3%	35.4%
High-speed Internet (g)	1,320	954
High-speed Internet Penetration (h)	14.0%	11.5%
Total revenue generating units (i)	8,018	7,841

Subscribers of the Rigas Co-Borrowing Entities:
Video
Basic Cable (c)	228	—
Basic Penetration (d)	53.2%	—
Digital Cable (e)	85	—
Digital Penetration (f)	37.5%	—
High-speed Internet (g)	77	—
High-speed Internet Penetration (h)	18.3%	—
Total revenue generating units (i)	390	—

Subscribers after consolidation of the Rigas Co-Borrowing Entities:
Video
Basic Cable (c)	5,069	5,085
Basic Penetration (d)	47.1%	50.5%
Digital Cable (e)	1,942	1,802
Digital Penetration (f)	38.3%	35.4%
High-speed Internet (g)	1,397	954
High-speed Internet Penetration (h)	14.1%	11.5%
Total revenue generating units (i)	8,408	7,841

(a)          A home is deemed to be “passed” by cable if it can be connected to the cable network without any further extension of the cable network.

(b)         For 2003, homes passed and subscribers of the Rigas Co-Borrowing Entities are excluded from this table.  Such subscribers are included for 2004 upon consolidation of the Rigas Co-Borrowing Entities effective January 1, 2004.

(c)          A residential subscriber who has at a minimum broadcast service, regardless of any other services taken, is counted as one basic cable subscriber.  “Basic cable subscribers” excludes complimentary accounts and includes promotional accounts.

(d)         Basic cable subscribers as a percentage of homes passed.  Basic cable subscribers includes an adjustment for subscribers in commercial, multi-dwelling or other bulk establishments in accordance with the Company/Comcast Methodology.  Homes passed does not include a similar adjustment.  As a result, relative to commercial, multi-dwelling or other bulk establishments, the calculation results in penetration of less than 100% even when such establishment is fully penetrated.

(e)          A residence or business with one or more active digital set-top boxes is counted as one digital cable subscriber. “Digital cable subscribers” excludes complimentary accounts and includes promotional accounts.

(f)            Digital cable subscribers as a percentage of basic cable subscribers.

(g)         A residence or business with one or more active HSI modems is counted as one HSI subscriber.  “HSI subscribers” excludes complimentary accounts and includes promotional accounts.

(h)         HSI subscribers as a percentage of HSI-market ready homes.  HSI-market ready homes were approximately 9.9 million and 8.3 million at December 31, 2004 and December 31, 2003, respectively.

(i)             Total revenue generating units is a statistic developed by the National Cable & Telecommunications Association and is calculated as the sum of basic cable subscribers, digital subscribers and HSI subscribers.

As of December 31, 2004, the Company had approximately 14,000 employees, approximately 470 of whom were covered by collective bargaining agreements at 18 locations.  The Company considers relations with its employees to be good.

2.              Summary of Corporate Structure

ACC, the ultimate parent of the Debtors, owns all of the issued and outstanding shares of capital stock of ACC Investment Holdings, Inc., a Delaware corporation, U.S. Tele-Media Investment Company, a Pennsylvania corporation, and ACC Operations, Inc., a Delaware corporation (“ACC Operations”).  All of the remaining Debtors are direct or indirect wholly or partly owned subsidiaries of ACC Operations.  Prior to the Commencement Date, most of the Debtors were parties to (or permitted borrowers under) one of six separate prepetition credit facilities described in Section III.C.1, titled “Prepetition Bank Debt.” In connection with the DIP Facility entered into at the time of the chapter 11 filing, the Debtors were divided into nine borrowing groups, with a tenth borrowing group acting as a guarantor for the entire DIP Facility.  For purposes of the Plan, the Company has been divided into eighteen different groups, each a “Debtor Group.”  See Section IV.B.1., titled “Substantive Consolidation,” for a chart depicting the corporate structure.

3.         Partnerships and Ventures

The Company has interests in a number of partnerships and ventures, the most significant of which are described below.

•                  Century-TCI.  The Company holds a 75% interest in the Century-TCI partnership and manages its day-to-day operations, subject to certain specified rights of the Company’s partner, Comcast.  As of December 31, 2003 and December 31, 2004, the Century-TCI partnership had approximately 721,000 and 674,000 basic cable subscribers, respectively, substantially all of which were in the Los Angeles area.

•                  Parnassos.  The Company holds a 66.67% interest in the Parnassos partnerships and manages their day-to-day operations, subject to certain specified rights of the Company’s partner, Comcast.  As of December 31, 2003 and December 31, 2004, the Parnassos partnerships had approximately 434,000 and 418,000 basic cable subscribers, respectively, primarily in Western New York and Northeast Ohio.  Through its interest in Parnassos, the Company also owns an equity interest in Empire Sports Network, L.P. (“ESN”), a regional sports programming service that carries the Buffalo Sabres hockey games, among other sports-related programming.  See Section XIII.I.4, “Operation of Empire Sports Network.”

4.              Services

The Company offers analog and digital cable video, HSI and other services over its broadband networks.  Available service offerings depend on the bandwidth capacity of each of the Company’s cable systems.  As of December 31, 2003 and December 31, 2004, approximately 89% and 97%, respectively, of homes passed had bandwidth capacity of at least 550-MHz with two-way capacity, and approximately 80% and 86%, respectively, of homes passed had bandwidth capacity of at least 750-MHz.  As the Company increases the bandwidth capacity of its cable systems, it is able to offer additional advanced video, HSI and other services to its subscribers.

a.              Video Services

Video services represented approximately 82% and 80% of the Company’s total revenue for the fiscal years ended December 31, 2003 and December 31, 2004, respectively.  The Company typically offers these services to its customers for a monthly subscription fee.  The Company’s video services consist of the following:

•                  Basic cable.  The Company’s basic cable service generally consists of between 10-20 channels.  This service generally consists of programming provided by national television networks, local broadcast television stations, a limited number of satellite-delivered channels and public, educational and governmental access channels.

•                  Expanded Basic.  The Company’s expanded basic service generally consists of a group of satellite-delivered or non-broadcast channels in addition to the basic cable service channel line-up.

•                  Premium Services.  The Company’s premium service channels provide, without commercial interruption, movies, live and taped concerts, sporting events and other programming.

•                  Pay-Per-View Programming.  The Company’s pay-per-view programming service allows its customers to order special events or movies on a per-event basis for a fee.

•                  Digital Cable.  The Company’s digital cable services offer customers more channels and choices than its basic cable service.  Approximately 35% and 38% of the Company’s basic cable subscribers were also digital cable subscribers as of December 31, 2003 and December 31, 2004, respectively.  Subscribers to the Company’s digital cable service receive one or more of the following:

•                    an interactive program guide;

•                    multiple channels of digital video programming and music;

•                    “multiplexes” of premium video channels that are varied as to time of broadcast or programming content theme; and

•                    additional pay-per-view programming, such as more pay-per-view options and/or frequent showings of the most popular films.

•                  Advanced Services.  Many of the Company’s upgraded homes are able to receive enhanced offerings, through the use of set-top boxes, such as VOD, HDTV and DVR.

•                  Video on Demand – “VOD” is an interactive service that provides access to hundreds of movies and other programming with functionality similar to VCRs.  The Company offers three types of VOD services:  (1) those that customers pay for on a per-selection basis and have access to the programming for a 24-hour period, (2) programming that is provided as part of a premium package at no incremental charge to the customer and (3) free, on demand content that features a variety of subjects and that is available to all digital subscribers.  Pursuant to the Purchase Agreements, ACC is required to use commercially reasonable efforts to launch VOD in certain cable systems during 2005.

•                  High Definition Television – “HDTV” is high resolution digital television and offers customers better picture quality and enhanced audio.

•                  Digital Video Recorders – “DVR” services allow customers to store programming on a hard disk drive for viewing at a later time.  The DVR functions like a VCR except there is no tape and DVR offers greater ease of use and enhanced recording and playback options.

b.              High-Speed Internet Services

The Company’s HSI services represented approximately 11% and 13% of its total revenue for the fiscal years ended December 31, 2003 and December 31, 2004, respectively.  The Company’s HSI services were available to approximately 82% and 92% of its homes passed for a monthly fee as of December 31, 2003 and December 31, 2004, respectively.  HSI services are provided through cable modems and represent a robust alternative to Internet access over analog modems using dial-up connections.  The Company’s HSI services currently include virus protection, firewall and pop-up blockers, and home networking is available on a limited basis.  In addition, the Company’s HSI services provide constant Internet connectivity without needing to tie up a telephone line.  The network capability also allows the Company to offer tiered services at different speeds and price points.

c.               Media Services

The Company sells television advertising that it inserts into certain of the programming services it carries on its networks, along with commercial production and creative services to support such advertising.  The sale of such advertising and services represented approximately 6% of the Company’s total revenue for both the fiscal years ended December 31, 2003 and December 31, 2004.  Such revenue was generated primarily from the sale of local, regional and national advertising and promotional opportunities on national and regional cable networks.  The Company’s advertising sales organization covers more than 60 designated market areas across the United States.

d.              Other Services

The Company also provides long-distance telephone resale services in certain markets, although it is in the process of selling this business and expects to close on the sale later this year.  As of June 2005, the Company had sold all of the assets of its home security monitoring business in Florida, Maine, New York and Pennsylvania and it no longer provided home security monitoring services.  See Section XIII.I.1.b, titled “Sale of Security Business.”  Revenue from other services represented approximately 1% of the Company’s total revenue for both the fiscal year ended December 31, 2003 and the fiscal year ended December 31, 2004.  The Company’s operations related to the long-distance services are not part of the assets and liabilities to be transferred pursuant to the Purchase Agreements.

e.               Voice-over Internet Protocol Services

The Company’s upgraded network will support the delivery of a competitive alternative to traditional switched telephone service using voice-over Internet protocol (“VoIP”).  The Company’s proposed VoIP service will offer many of the most desirable features and functionality of traditional residential telephone service.  It will support 911 emergency services, comply with the Communications Assistance to Law Enforcement Act (“CALEA”) and interoperate with the public switched telephone network (“PSTN”).  In 2004, the Company began preparations for offering VoIP service, including product development, securing the necessary commercial agreements, initiation of a technical trial and interoperability testing with the Company’s information systems and the PSTN.  The Purchase Agreements require ACC to use commercially reasonable efforts to upgrade approximately 1.2 million homes to support VoIP service in 2005.

5.              Programming Suppliers

The Company has contracts to obtain the programming it provides to its customers from various programming suppliers.  The Company generally compensates the suppliers based on a fixed fee per customer or a percentage of the Company’s gross receipts for specific programming services.  The Company’s programming contracts are generally for a fixed period of time and are subject to negotiated renewal periods.  However, the Company’s programming contracts are Excluded Assets with the exception of those retransmission consent agreements TW NY or Comcast, as applicable, elects to have assigned to it.

6.              Franchises

The Cable Communications Policy Act of 1984, as amended (the “Cable Act”), provides that cable operators may not offer cable service to a particular community without a franchise unless the operator was lawfully providing service to the community on July 1, 1984 and the relevant LFA does not require a franchise.  The Company’s cable systems generally operate pursuant to franchises or other authorizations issued by LFAs, all of which are nonexclusive.  As of December 31, 2004, the Company held approximately 2,700 franchises and also offered cable service in a number of communities without a franchise (where the relevant governmental authority either lacked the requisite authority to issue a franchise or affirmatively decided not to issue a franchise to the Company).  Most of these franchises may be terminated prior to their stated expiration date by the relevant LFA, after due process, for breach of material provisions of the franchise.

Under the terms of most of the Company’s franchises, a franchise fee is payable to the LFA.  These fees vary by franchise but most require the federal law maximum of 5% of gross revenue derived from the provision of cable services over the relevant cable system.  In addition, many franchises have both financial and non-financial requirements related to public, educational and government access channels and facilities.

The franchises are subject to periodic renewal.  Generally, within the 30 to 36 month period prior to the applicable expiration date, the Company must notify the relevant LFA of its intent to seek formal Cable Act renewal of the franchise in order to benefit from the protections and the procedures set forth in the Cable Act.  If such notice is given, the Cable Act requires that the relevant LFA consider the franchise holder’s renewal proposal on its own merits in light of the franchise holder’s past performance and the community’s cable-related needs and interests, without regard to the presence of competing applications.  In renewal hearings, the LFAs consider and evaluate, pursuant to federal standards, whether the franchise holder has provided adequate service, substantially complied with franchise terms, and offered a renewal proposal that is reasonable and meets the community’s cable related needs and interests.  The failure to meet any one of these standards may be grounds for denial of the franchise renewal.  In connection with a renewal, the LFA may attempt to impose different and more stringent terms, the impact of which cannot be predicted.

At December 31, 2004, the majority of the Company’s franchises had been renewed or extended or were in the process of renegotiation, generally on modified terms.  Such modified terms generally have not been materially adverse to the Company.  The Company believes that the majority of the Company’s franchises are in good standing.  As of December 31, 2004, the Company had approximately 165 franchises, representing approximately 667,000 subscribers of the Company, that have expired but for which notice of renewal was timely provided to the franchising authority and for which the Company intends to pursue the renewal protections and procedures of the Cable Act.  As of December 31, 2004, notice of renewal under the Cable Act was not timely provided for:  (1) approximately 36 franchises, representing approximately 42,000 subscribers, that had expired; and (2) approximately 69 franchises, representing approximately 125,000 subscribers, that had less than 30 months until expiration.

7.              Legislation and Regulation

In general, the Company’s cable, programming and telephony operations are subject to regulation by federal, state and local governments.  Although the Company’s HSI business is not currently subject to such regulation, that status could change in the near future.  The FCC is the lead federal agency for regulating the cable business, and its rules and regulations, adopted pursuant to the Communications Act of 1934, as amended (the “Communications Act”), affect the Company’s ability to pursue business plans, raise capital and compete with other companies in the communications industry.  The FCC may enforce its regulations through fines and other penalties, including the revocation of licenses needed to operate the Company’s cable-related transmission facilities.  The Company believes it is currently in substantial compliance with all applicable statutory and regulatory requirements imposed by, or under, the Communications Act.

The exact requirements of applicable law are not always clear, and the rules affecting the Company’s businesses are subject to change.  For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments the Company has made.  Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules.  Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a possibility that such proposals will ultimately be enacted.

For a more detailed description of the legislative and regulatory matters affecting the operation of the Adelphia Acquired Systems after giving effect to the Sale Transaction and the TWC/Comcast Transactions, see Sections VII.F.4, VII.F.5 and VII.F.6, titled “Communications Act and FCC Regulation,” “State and Local Regulation” and “Regulation of Telephony,” respectively.

C.            THE DEBTORS’ PREPETITION CAPITAL STRUCTURE

1.              Prepetition Bank Debt

As of the Commencement Date, the Debtors owed approximately $6.817 billion in principal amount of senior secured debt under six different credit facilities (collectively, the “Prepetition Credit Agreements”).  Three of the credit facilities, aggregating $4.576 billion in principal amount, are co-borrowing credit facilities (collectively, the “Co-Borrowing Facilities”), under which certain of the Debtors and the Rigas Co-Borrowing Entities are jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility, regardless of whether the particular co-borrower actually borrowed such indebtedness.  Under the terms of each of the Olympus and UCA/HHC Co-Borrowing Facilities described below, each co-borrower could borrow up to the entire amount of available credit under the applicable Co-Borrowing Facility.  Under the terms of the Century Co-Borrowing Facility (as described below), TelCove could also borrow up to $500 million and each of the other co-borrowers could borrow up to the entire amount of available credit under the Century Co-Borrowing Facility.  Pursuant to a stipulation among the Debtors, the Creditors’ Committee and the Equity Committee, on July 6, 2003, the Creditors’ Committee filed a Complaint against the agents and lenders under certain Prepetition Credit Agreements and related entities, asserting 52 claims for relief on the grounds that these entities knew of, and participated in, alleged improper actions by certain members of the Rigas Family and the Rigas Family Entities.  This litigation is still pending.  See Section XIII.H.4, “Creditors’ Committee Lawsuit against Prepetition Banks.”

As of the Commencement Date, the Debtors’ outstanding obligations (the amounts of which are stated in this section in principal amount only and not with interest due as of the Commencement Date and paid shortly thereafter pursuant to the Final DIP Order or interest accruing after the Commencement Date and paid during the pendency of these cases pursuant to the Final DIP Order) under the Prepetition Credit Agreements included the facilities listed below:

•                  Olympus Co-Borrowing Facility.  Indebtedness of approximately $1.265 billion under a credit agreement, dated September 28, 2001, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Bank of Montreal, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Olympus Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Olympus Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Rigas Co-Borrowing Entities and equity in the Rigas Co-Borrowing Entities held by certain members of the Rigas Family and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the Olympus Co-Borrowing Facility are included in Class OLY-Bank for purposes of the Plan.

•                  Century Co-Borrowing Facility.  Indebtedness of approximately $2.480 billion under a credit agreement, dated April 14, 2000, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Bank of America, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Century Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Rigas Co-Borrowing Entities and certain non-Debtors affiliated with TMCD and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the Century Co-Borrowing Facility are included in Class Century-Bank for purposes of the Plan.

•                  UCA/HHC Co-Borrowing Facility.  Indebtedness of approximately $831 million under a credit agreement, dated May 6, 1999, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Wachovia Bank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “UCA/HHC Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the UCA/HHC Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors and the equity interests in certain Rigas Co-Borrowing Entities and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the UCA/HHC Co-Borrowing Facility are included in Class UCA-Bank for purposes of the Plan.

•                  Century-TCI Prepetition Credit Agreement.  Indebtedness of approximately $1.0 billion under a credit agreement, dated December 3, 1999, among Century-TCI California, L.P. (“Century-TCI California”), Citibank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century-TCI Prepetition Credit Agreement”).  Century-TCI California’s obligations under the Century-TCI Prepetition Credit Agreement are secured by pledges of the partnership interests in Century-TCI California.  Claims arising under the Century-TCI Prepetition Credit Agreement are included in Class TCI-Bank for purposes of the Plan.

•                  Parnassos Prepetition Credit Agreement.  Indebtedness of approximately $623 million under a credit agreement, dated December 30, 1998, among Parnassos, L.P. (“Parnassos”), The Bank of Nova Scotia, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Parnassos Prepetition Credit Agreement”).  The obligations of Parnassos are secured by pledges of the partnership interests in Parnassos.  Claims arising under the Parnassos Prepetition Credit Agreement are included in Class P-Bank for purposes of the Plan.

•                  FrontierVision Prepetition Credit Agreement.  Indebtedness of approximately $617 million under a credit agreement, dated December 19, 1997, among FrontierVision Operating Partners, L.P. (“FVOP”), The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “FrontierVision Prepetition Credit Agreement”).  FVOP’s obligations under the FrontierVision Prepetition Credit Agreement are guaranteed by certain of the Debtors and, subject to certain exceptions, secured by liens on substantially all of the assets of the borrower and guarantors under this facility.  Claims arising under the FrontierVision Prepetition Credit Agreement are included in Class FV-Bank for purposes of the Plan.  The facility established pursuant to the FrontierVision Prepetition Credit Agreement is not a “co-borrowing” facility.  The FrontierVision Lenders have asserted that, in 1997, at the time the FrontierVision Prepetition Credit Agreement was executed and JPMC and the FrontierVision Lenders extended a working capital facility to FVOP, (i) neither FVOP nor any of its affiliates were affiliated or associated with Adelphia in any way, and (ii) they were entirely separate, stand-alone entities and remained that way until Adelphia acquired them in late 1999.  The FrontierVision Lenders also have asserted that while the FrontierVision Prepetition Credit Agreement was amended at that time to accommodate for the acquisition, it was not transformed into a “co-borrowing-facility.”

Except with respect to ACC Operations and Olympus Communications Holdings LLC, each of which is a pledgor under both the UCA/HHC Co-Borrowing Facility and the Olympus Co-Borrowing Facility, each Debtor borrower, pledgor or guarantor under a Prepetition Credit Agreement is party to only one Prepetition Credit Agreement.

2.              Prepetition Bond Debt

In addition to indebtedness under the Prepetition Credit Agreements, various notes issued by ACC and certain Debtor subsidiaries in an aggregate principal amount of $9.38 billion (including notes directly and indirectly held by the Rigas Family) were outstanding as of the Commencement Date.

a.              ACC Notes

As of the Commencement Date, ACC had outstanding indebtedness of approximately:

•                  $5.110 billion in aggregate principal amount and accrued and unpaid interest under fifteen series of senior notes or debentures issued pursuant to nine separate indentures (collectively, the “ACC Senior Notes”); and

•                  $1.459 billion in aggregate principal amount and accrued and unpaid interest under two series of convertible subordinated notes issued pursuant to indenture supplements dated as of January 23, 2001 and April 25, 2001 (collectively, the “ACC Subordinated Notes” and, together with the ACC Senior Notes, the “ACC Notes”).

Claims arising on account of the ACC Senior Notes are included in Class ACC-SnrNotes under the Plan and Claims arising on account of the ACC Subordinated Notes are included in Class ACC-SubNotes under the Plan.

The above-referenced ACC Subordinated Notes excludes approximately $567 million aggregate principal amount of convertible subordinated notes that were issued to affiliates of the Rigas Family (the “Rigas Subordinated Notes”), which were also outstanding as of the Commencement Date.  The Rigas Subordinated Notes and other Claims and Equity Interests held by members of the Rigas Family or the Rigas Family Entities were forfeited to the United States and are expected to be conveyed (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company and cancelled.  In addition, the Rigas Subordinated Notes, to the extent not cancelled, are not classified under the Plan, are to be disallowed under the Plan and will receive no distribution.

None of the ACC Senior Notes or ACC Subordinated Notes are guaranteed or secured.

The following table sets forth ACC’s obligations under the ACC Senior Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest to June 25, 2002)

March 11, 1993	$130 million aggregate principal amount of 9.875% Senior Debentures due March 1, 2005	$134,065,208

February 22, 1994	$32 million aggregate principal amount of 9.500% Senior Pay-in-Kind Notes due February 15, 2004	$32,939,651

February 26, 1997	$350 million aggregate principal amount of 9.875% Senior Notes due March 1, 2007	$360,944,792

July 7, 1997	$150 million aggregate principal amount of 10.500% Senior Notes due July 15, 2004	$157,000,000

September 25, 1997	$ 325 million aggregate principal amount of 9.250% Senior Notes due October 1, 2002	$332,014,583

January 21, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000

July 2, 1998	$150 million aggregate principal amount of 8.125% Senior Notes due July 15, 2003	$155,416,667

November 12, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000

January 13, 1999	$300 million aggregate principal amount of 7.750% Senior Notes due January 15, 2009	$310,333,333

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest to June 25, 2002)

January 13, 1999	$100 million aggregate principal amount of 7.500% Senior Notes due January 15, 2004	$103,333,333

April 28, 1999	$350 million aggregate principal amount of 7.875% Senior Notes due May 1, 2009	$354,134,375

November 16, 1999	$500 million aggregate principal amount of 9.375% Senior Notes due November 15, 2009	$528,645,833

September 20, 2000	$745 million aggregate principal amount of 10.875% Senior Notes due October 1, 2010	$769,031,250

June 12, 2001	$1,000 million aggregate principal amount of 10.250% Senior Notes due June 15, 2011	$1,054,097,222

October 25, 2001	$500 million aggregate principal amount of 10.250% Senior Notes due November 1, 2006	$507,687,500

The following table sets forth ACC’s obligations under the ACC Subordinated Notes (excluding the Rigas Subordinated Notes) as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest to June 25, 2002)

January 23, 2001	$863 million aggregate principal amount of 6.000% Convertible Subordinated Notes due February 15, 2006	$881,187,500

April 25, 2001	$575 million aggregate principal amount of 3.250% Convertible Subordinated Notes due May 1, 2021	$577,803,125

b.              Subsidiary Notes and Other Indebtedness

As of the Commencement Date, certain Debtor subsidiaries had approximately $2.5 billion in aggregate principal amount (or aggregate accreted principal amount) and accrued and unpaid interest under 11 series of notes issued pursuant to a series of indentures (collectively, the “Subsidiary Notes”).  The Subsidiary Notes and the ACC Notes are referred to collectively in this Disclosure Statement as the “Notes”.  None of the Subsidiary Notes are guaranteed or secured.  The following table, organized by Debtor Group, sets forth the obligations of the various issuers of the Subsidiary Notes as of the Commencement Date:

Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest to June 25, 2002)

Olympus Parent Debtor Group	Olympus Communications, L.P. and Olympus Capital Corporation	November 12, 1996	$200 million aggregate principal amount of 10.625% Senior Notes due November 15, 2006	$212,986,111

Arahova Debtor Group	Arahova Communications, Inc.	April 1, 1993	$444 million aggregate principal amount at maturity of 8.875% Senior Discount Notes due March 15, 2003	$417,008,929	(1)

Arahova Debtor Group	Arahova Communications, Inc.	March 6, 1995	$250 million aggregate principal amount of 9.500% Senior Notes due March 1, 2005	$257,520,833

Arahova Debtor Group	Arahova Communications, Inc.	January 23, 1997	$250 million aggregate principal amount of 8.875% Senior Notes due January 15, 2007	$259,861,111

Arahova Debtor Group	Arahova Communications, Inc.	September 29, 1997	$225 million aggregate principal amount of 8.750% Senior Notes due October 1, 2007	$229,593,750

Arahova Debtor Group	Arahova Communications, Inc.	November 13, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due November 15, 2017	$105,118,056

Arahova Debtor Group	Arahova Communications, Inc.	December 10, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due December 15, 2007	$104,420,139

Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest to June 25, 2002)

Arahova Debtor Group	Arahova Communications, Inc.	January 15, 1998	$605 million aggregate principal amount at maturity of 9.050% Senior Discount Notes due January 15, 2008	$369,994,7681

FrontierVision Holdco Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation	September 19, 1997	$237 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series A due September 15, 2007	$245,282,5521

FrontierVision Holdco Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation	December 9, 1998	$91 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series B due September 15, 2007	$94,216,5971

FrontierVision Debtor Group	FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation	October 7, 1996	$200 million aggregate principal amount of 11.000% Senior Subordinated Notes due October 15, 2006	$204,277,778

(1)          Represents aggregate accreted principal amount and any accrued and unpaid interest as of the Commencement Date.

In addition, one of the Debtors, Ft. Myers Acquisition Limited Partnership (“Ft. Myers”), an indirect, wholly owned subsidiary of Olympus Communications, L.P. (“Olympus”), issued a term note (the “Ft. Myers Term Note”) on October 1, 1999 in the principal amount of $108 million, which is currently beneficially owned by a third party.  As of the Commencement Date, approximately $19.4 million in unpaid interest had accrued on the Ft. Myers Term Note.  The Ft. Myers Term Note matured on September 1, 2004 and is secured by a pledge by Olympus Communications L.P. of a one-third partnership interest in Olympus Communications, L.P., which Olympus Communications, L.P. redeemed in a transaction involving the issuance of the Ft. Myers Term Note.  The aggregate principal (and accrued interest) amounts disclosed in this Section III.C do not include the amounts outstanding under the Ft. Myers Term Note.

Under the Purchase Agreements, all indebtedness of the Company described in this Section III.C, titled “The Debtors’ Prepetition Capital Structure,” is an Excluded Liability.

3.              Equity

As of the Commencement Date, ACC had issued an aggregate of approximately $1.674 billion (including accrued and unpaid dividends up to and including the Commencement Date) of preferred stock (collectively, the “ACC Preferred Stock”).  The following four series of ACC Preferred Stock were outstanding as of the Commencement Date: (1) approximately 1,500,000 shares of 13% Series B Cumulative Exchangeable Preferred Stock, par value $0.01 per share; (2) approximately 2,875,000 shares of 5.5% Series D Convertible Preferred Stock, par value $0.01 per share; (3) approximately 13,800,000 shares of Series E Preferred Stock; and (4) approximately 23,000,000 shares of 7.5% Series F Mandatory Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”).

ACC has two classes of common stock, ACC Class A Common Stock and ACC Class B Common Stock (together, the “ACC Common Stock Interests”).  The ACC Class A Common Stock was publicly traded on the Nasdaq National Market under the symbol ADLAC until its symbol was changed to ADLAE in April 2002 in conjunction with ACC’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Annual Report”).  On June 3, 2002, the ACC Class A Common Stock was delisted from the Nasdaq National Market and became eligible for trading in the over-the-counter market under the symbol ADELA.  Subsequently, on June 27, 2002, the ACC Class A Common Stock began trading under the symbol ADELQ in conjunction with the filing of the Chapter 11 Cases.

The ACC Class B Common Stock is identical in all material respects to the ACC Class A Common Stock except that: (1) the ACC Class B Common Stock has ten votes per share; (2) the ACC Class A Common Stock, voting separately by class, has the right to elect one director; (3) if a dividend (other than a stock dividend) is paid on the ACC Class B Common Stock, then the ACC Class A Common Stock is entitled to a dividend per share of 105% of the Class B dividend per share; (4) upon liquidation, the ACC Class A Common Stock is entitled to receive $1.00 per share plus accrued and unpaid dividends before any distribution is made on the ACC Class B Common Stock, then the ACC Class B Common Stock is entitled to receive $1.00 per share plus accrued and unpaid dividends, then the assets of the Company are shared ratably on a per share basis among all of the ACC Common Stock Interests; and (5) the ACC Class B Common Stock is convertible into ACC Class A Common Stock.

As of the Commencement Date, there were approximately 228,692,239 shares of ACC Class A Common Stock outstanding and 25,055,365 shares of the ACC Class B Common Stock outstanding.  Based on publicly available information, as of the Commencement Date, the members of the Rigas Family beneficially owned: (1) 23,275,955 shares of ACC Class A Common Stock (representing 10.2% of the outstanding shares of ACC Class A Common Stock and 4.9% of the aggregate voting power of ACC); and (2) 25,055,365 shares of ACC Class B Common Stock (representing 100% of the outstanding shares of ACC Class B Common Stock and 52.2% of the aggregate voting power of ACC).

Pursuant to the Government-Rigas Settlement Agreement and the Government Settlement Agreement, ACC expects that the right, title and interest of the Rigas Family and the Rigas Family Entities in the equity securities of the Company that were forfeited to the United States will be conveyed (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company.

The ACC Common Stock Interests (other than interests comprising Rigas Claims or Equity Interests) are included in Class ACC-CS for Plan purposes.

Under the Purchase Agreements, except for interests in certain investments and interests in the Transferred Joint Venture Entities, all equity securities or other rights in the Company or of the Company in any other entity are Excluded Assets and will not be transferred pursuant to the Sale Transaction.  See Section VI.B.1.a, titled “Assets to be Transferred.”

IV.  THE PLAN OF REORGANIZATION

This Disclosure Statement contains only a summary of the Plan, a copy of which is included herein as Exhibit A.  It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

A.            IMPLEMENTATION OF THE SALE TRANSACTION

On the Effective Date, the Debtors, the Reorganized Debtors and the Transferred Joint Venture Entities (as applicable) will consummate either the elements of the Sale Transaction to occur at the Sale Transaction Closing or, if the Debtors or the Reorganized Debtors and Comcast are unable to consummate the Comcast Adelphia Acquisition for the reasons specified in Section 5.15 of the TW Purchase Agreement, the transactions to be consummated pursuant to the TW Purchase Agreement and the Expanded Transaction.  Notwithstanding anything to the contrary in the Plan, no provision of the Plan or the Plan Documents will:

•                  constitute a consent or waiver by TW NY, Comcast, any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents,

•                  amend, expand, limit, abrogate or otherwise modify the rights, benefits or obligations of TW NY, Comcast, any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents or

•                  entitle any Person (other than the parties thereto) to any rights under the Sale Transaction Documents.

In connection with the consummation of the Sale Transaction and except as set forth in the Sale Transaction Documents, on the Effective Date (or such later date as may be provided in the Sale Transaction Documents), the Purchased Assets will be transferred by the Debtors or the Reorganized Debtors to TW NY or Comcast (or retained by the applicable Transferred Joint Venture Entity that is the holder of such Purchased Assets) in accordance with the applicable Purchase Agreement (and, to the extent applicable, the Expanded Transaction Letter Agreement) pursuant to, among others (to the extent they apply), sections 105, 363(b) and (f), 365, 1123(a)(5)(B) and (D) and (b)(4) and (6) and 1141 of the Bankruptcy Code, and the provisions of the Confirmation Order, free and clear of all Encumbrances, other than Permitted Encumbrances.

Immediately after the Sale Transaction Closing, on the Effective Date:

•                  the Debtor Group Reserves and other reserves will be funded as provided in Section 9.03 of the Plan,

•                  the Designated Litigation and the Litigation Prosecution Fund will be transferred to the creditors entitled thereto who will contribute the Designated Litigation and the Litigation Prosecution Fund to the Contingent Value Vehicle in accordance with the Plan,

•                  the Puerto Rico Liquidating Trust will be established by execution of the Puerto Rico Liquidating Trust Agreement, and all assets (including Equity Interests) held by Century Communications Corporation (other than its interest in Century/ML Cable Venture) shall be distributed to Arahova

Communications, Inc., and the stock of Century Communications Corporation shall be transferred to the Puerto Rico Liquidating Trust; and

•                  all other assets and Equity Interests of the Reorganized Debtors (other than the Purchased Assets) will be revested in the Reorganized Debtors as provided in Section 12.03 of the Plan.

On the Effective Date, the Assumed Sale Liabilities will be Assumed by TW NY or Comcast, as applicable.  To the extent that pursuant to the applicable Purchase Agreement the Debtors or Reorganized Debtors (as applicable) are not required to consummate on the Effective Date one or more transactions to occur under the Purchase Agreements pursuant to which liabilities will be Assumed (including, without limitation, in relation to a Delayed Transfer Asset, as defined in the Purchase Agreements, or a Disputed MCE System), the Reorganized Debtors will consummate such transaction to the extent required by and in accordance with the applicable Purchase Agreement.

Except to the extent Assumed Sale Liabilities are Assumed by the applicable Transferred Joint Venture Entity pursuant to the applicable Purchase Agreement, which Assumed Sale Liabilities will be obligations of such Transferred Joint Venture Entity, from and after the Effective Date (or, with respect to an Assumed Sale Liability Assumed after the Sale Transaction Closing, from and after such later date as such liability may be Assumed in accordance with the applicable Purchase Agreement), none of the Assumed Sale Liabilities will any longer be obligations of the Distribution Company, the Debtors, the estates, the Reorganized Debtors, or the Contingent Value Vehicle and the holder of any Claim with respect thereto will have no recourse on account of such Claim, against the Debtors, the Plan Administrator, the Reorganized Debtors, the Distribution Company or the Contingent Value Vehicle.  From and after the Effective Date, none of TW NY, Comcast or the Transferred Joint Venture Entities will have any Liability for any Claim against, or Liabilities of, the Debtors (other than to the extent of any applicable Assumed Sale Liabilities) and the holder of any Claim and the Person to whom such Liability is owed will have no recourse with respect thereto on account of such Claim or Liability against any of TW NY, Comcast or the Transferred Joint Venture Entities.

After the Effective Date, all property of the Reorganized Debtors (including, without limitation, the Excluded Assets) will be managed and administered by the Plan Administrator in a manner reasonably designed to maximize values for the Debtors’ creditors.  However, this will in no way limit or abrogate the Debtors’ and Reorganized Debtors’ obligations to perform any obligation or transaction to be performed under the Purchase Agreements, including, without limitation, in relation to a Disputed MCE System or a Delayed Transfer Asset.  If the Plan Administrator, in his/her discretion decides not to sell any non-cash property other than the Plan Consideration or if such property cannot, in the Plan Administrator’s judgment, be sold in a commercially reasonable manner before the date of the final distribution under the Plan, the Plan Administrator will have the right to abandon or otherwise dispose of such property with the Bankruptcy Court’s prior approval.  Absent willful misconduct or fraud in connection therewith, no party in interest will have a cause of action against any of the Debtors, the Reorganized Debtors, the Distribution Company, the Plan Administrator or the Contingent Value Vehicle, or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to such a disposition of non-cash property as described in this paragraph.  No party in interest will have a cause of action against the Transferred Joint Venture Entities or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to the disposition of non-cash property as described in this paragraph.

On the Effective Date, except as otherwise contemplated by the Sale Transaction or otherwise specifically provided for in the Plan, (i) the Existing Securities, Indentures, and any document, agreement or instrument evidencing or creating any Claim or Equity Interest in or against the Debtors, except notes, agreements, documents or other instruments evidencing indebtedness or obligation of the Debtors that are Reinstated under the Plan, will be automatically cancelled and of no further force and effect, without any further act or action, and (ii) the obligations of, Claims against, and/or Equity Interests in the Debtors under, relating or pertaining to any agreements, the Indentures, any other indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except notes or other instruments as evidencing indebtedness or obligation of the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that any Indenture, Prepetition Credit Agreement or other agreement that governs the rights of the Claimholder and is administered by an Agent will continue in effect solely for purposes of (x) allowing such Agent to make the distributions to be made on account of such Claims under the Plan as provided in Article VIII of the Plan and to perform such other necessary functions with respect thereto and to have the benefit of all protections and other provisions of such indenture or agreement in so doing, (y) permitting such Agent to maintain or assert any rights or Liens (including Charging Liens) it may have on distributions received pursuant to the terms of the Plan for fees, costs and expenses under such Indenture or other agreement and (z) setting forth the rights and obligations of Persons who are not Debtors and who are party to such agreement, document or other instrument against Persons who are not Debtors and who are subject to such agreement, document or other instrument; provided further that the preceding proviso will not affect the discharge of Claims against or Equity Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any Claim against, or expense or liability to or of, the Reorganized Debtors.

The Buyers have consented to the filing of the Disclosure Statement and Plan in their current form.

B.            CLAIMS

1.              Substantive Consolidation

a.              The Eighteen Debtor Groups

For purposes of voting, confirmation and distribution under the Plan, the Plan is premised upon the “substantive consolidation” of the Debtors into the following eighteen separate and distinct Debtor Groups:

(1)                  an ACC Ops Debtor Group, consisting solely and exclusively of the ACC Ops Debtors;

(2)                  an Arahova Debtor Group, consisting solely and exclusively of the Arahova Debtor;

(3)                   a CCC Debtor Group, consisting solely and exclusively of the CCC Debtors;

(4)                   a CCHC Debtor Group, consisting solely and exclusively of the CCHC Debtors;

(5)                  a Century Debtor Group, consisting solely and exclusively of the Century Debtors;

(6)                  a Century-TCI Debtor Group, consisting solely and exclusively of the Century-TCI Debtors and the Century-TCI Distribution Company;

(7)                  a FrontierVision Debtor Group, consisting solely and exclusively of the FrontierVision Debtors;

(8)                   a FrontierVision Holdco Debtor Group, consisting solely and exclusively of the FrontierVision Holdco Debtors;

(9)                   a Ft. Myers Debtor Group, consisting solely and exclusively of the Ft. Myers Debtor;

(10)            a Funding Company Debtor Group, consisting solely and exclusively of the Funding Company Debtor;

(11)            a Holding Company Debtor Group, consisting solely and exclusively of the Holding Company Debtors;

(12)            an Olympus Debtor Group, consisting solely and exclusively of the Olympus Debtors;

(13)             an Olympus Parent Debtor Group, consisting solely and exclusively of the Olympus Parent Debtors;

(14)             a Parnassos Debtor Group, consisting solely and exclusively of the Parnassos Debtors and the Parnassos Distribution Companies;

(15)             a Rigas/Century Co-Borrowing Group, consisting solely and exclusively of the Rigas/Century Co-Borrowing Debtors;

(16)             a Rigas/Olympus Co-Borrowing Group, consisting solely and exclusively of the Rigas/Olympus Co-Borrowing Debtors;

(17)             a Rigas/UCA Co-Borrowing Group, consisting solely and exclusively of the Rigas/UCA Co-Borrowing Debtors; and

(18)            a UCA Debtor Group, consisting solely and exclusively of the UCA Debtors.

The following chart depicts the eighteen Debtor Group structure:

Note: dotted line represents ownership of “Fence Jumper” within the Debtor Group.  The arrow indicates the Parent Debtor Group of the Fence Jumper.

A list of the legal entities comprising each of the Debtor Groups is included in the Schedules to the Plan, which is included as Exhibit A to this Disclosure Statement.

b.                                      The Basis for Substantive Consolidation

Partial substantive consolidation of the Debtors into eighteen Debtor Groups is an important element of the Debtors’ successful implementation of a plan of reorganization.  The Debtors’ proposed partial substantive consolidation structure is supported by the applicable legal standards, practical considerations and available information regarding the Debtors’ prepetition financial affairs.

Substantive consolidation is an equitable remedy that a bankruptcy court may apply in the chapter 11 cases of affiliated debtors, among other instances.  When debtors are substantively consolidated, the assets and liabilities of such debtors are pooled and essentially treated as the assets and liabilities of a single debtor.  The United States Court of Appeals for the Second Circuit, the circuit in which the Chapter 11 Cases are pending, articulated a test in United Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Banking Co.), 860 F.2d 515 (2d Cir. 1988), for determining whether substantive consolidation is warranted.  This inquiry has generally been divided into two distinct questions:  “(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit...or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.”  Id. at 518.  Substantive consolidation is appropriate if either factor is justified.  In addressing the second factor, the Augie/Restivo court noted that where the time and expense necessary even to attempt to disentangle the commingled affairs of affiliated debtors is so substantial as to threaten the distributions of creditors, or accurate identification and allocation of assets is not feasible, all creditors may be better off with substantive consolidation.  Id. at 519.

Impracticality of Separate Entity Plan

Partial substantive consolidation will avoid the onerous costs and substantial delay (and the accompanying risks to the successful implementation of the Sale Transaction) that would result from attempting to confirm over 230 separate plans of reorganization (a “Separate Entity Plan”).  A Separate Entity Plan will be prone to inaccuracies that may prejudice certain creditors.  A Separate Entity Plan will inevitably rest on certain assumptions; for instance, as the Debtors were not managed operationally on an individual entity basis, it is difficult to allocate value and operational costs and benefits on a legal entity basis.  In addition, many financial obligations of the Debtors (e.g., prepetition bank debt and cash balances; net liability and subscriber adjustments required under the Purchase Agreements; and escrows established pursuant to the Purchase Agreements) are based on Debtor Groups or other combinations of entities that make allocation to legal entities difficult, fact-intensive and subject to challenge.  These allocation and valuation issues are more appropriately reserved for the Resolution Process, which was approved by the Bankruptcy Court.  Seeking to overcome the inherent limitations of a Separate Entity Plan would entail the Debtors’ dedication of enormous resources and significant time to the project — and it cannot be assured, even after such an endeavor, that a Separate Entity Plan would be free of such assumptions, or free of potential prejudice to certain creditors resulting from such assumptions.

The assumptions that the Debtors would necessarily adopt to confirm over 230 separate plans of reorganization would likely be the focus of protracted and lengthy litigation.  The attendant delay from such litigation could threaten the Debtors’ consummation of the plans of reorganization in a timely manner, and consequently, the consummation of the Sale Transaction.  Even if the estates were exposed to such a risk and cost, there would still be no assurances that the information contained therein would be accurate on an entity-by-entity basis (if even available at such time).  The Debtors believe that the failure to consummate the Sale Transaction would have an extremely negative impact on all of their stakeholders.

Basis for Substantive Consolidation

Given the significant roadblocks to the proposal of a confirmable Separate Entity Plan, the Debtors reviewed their organizational, operational and financial history in order to determine the substantive consolidation structure that best meets the application of the existing case law governing substantive consolidation.  The Debtors’ eighteen group partial substantive consolidation structure is a result of that lengthy and wide-ranging analysis, which revealed that significant creditors conducted business (including extending credit) with certain groups of Debtors as consolidated entities, while other creditors extended credit to a single entity.  (Three of the Debtors Groups, the Arahova Debtor Group, the Ft. Meyers Debtor Group, and the Funding Company Debtor Group, consist of a single legal entity, and therefore, are not subject to a substantive consolidation analysis.)

The factors supporting substantive consolidation are satisfied as to each of the fifteen partially substantively consolidated Debtor Groups.  In applying the standards of Augie/Restivo, the Debtors implemented the following three principles, among others:

•                  Respect for Legal Ownership.  The Debtors sought to preserve the prepetition chain of ownership, with each entity entitled to the residual equity of the entities that it owned.

•                  Third Party Expectations.  The Debtors sought to respect the reasonable third-party expectations of creditors and joint venture partners at the time they commenced a financial relationship with the Debtors.

•                  Consolidation Due to Operational Entanglement.  The Augie/Restivo court specifically found that entanglement among affiliated debtors provides a basis for substantive consolidation.  Certain Debtor Groups have unique acquisition or operational histories which substantiates substantive consolidation of such Debtors into a single unit.

Legal Ownership

In order to ensure that the substantive consolidation structure is consistent with the legal rights of third parties and is not materially inconsistent with the recoveries attainable under a Separate Entity Plan, the partial substantive consolidation structure respects the Debtors’ prepetition ownership structure.  Thus, the residual equity of each Debtor Group inures to the benefit of the Debtor Group that owned the Debtor Group prior to the Petition Date.  Issues relating to fraudulent conveyance and other prepetition transfers of assets are appropriately preserved for the Inter-Creditor Dispute.  Because the Debtors believe that issues and difficulties associated with the allocation of liabilities within the UCA Debtor Group exceed the benefit of respecting the legal ownership structure, this principle was not followed in defining the members of such Debtor Group.  Rather the composition of the UCA Debtor Group is based on the Credit Agreement Lender Expectations defined below.  It is important to note that under the reasonably anticipated range of outcomes for the Inter-Creditor Dispute, failing to follow the legal ownership principle did not affect the anticipated recoveries of the creditors of the UCA Debtor Group.

Third Party Expectations

The partial substantive consolidation structure is designed to respect the reasonable third party expectations of creditors and third parties, as evidenced by the offering documents governing the sale of securities and the contractual obligations governing the financial relationships.  The Debtors identified three principal set of expectations that they sought to preserve in the partial substantive consolidation structure:  (a) the expectations of the Lenders under the Credit Agreements, (b) the expectations of purchasers of notes, and (c) the expectation of joint venture partners.  The composition of certain Debtor Groups is motivated by adherence to the expectations of more than one set of creditors.

Prepetition Credit Agreement Lender Expectations

The Company’s six Prepetition Credit Agreements are each based on the credit of a different set of legal entities.  The lenders received combined financial reports from the Debtors as to all entities subject to the applicable Credit Agreement, and calculated financial covenant compliance based on the assets and liabilities of those entities.  The restrictions imposed by these credit facilities (e.g., restrictions on the ability to incur additional indebtedness, make certain payments, sell certain assets, and grant certain security interests to third parties) indicate that the Lenders under each of these facilities relied upon the collective identity of their respective borrowers and guarantors when extending credit.  Thus, the following Debtor Groups correspond to five of the Prepetition Credit Agreements: (i) the UCA Debtor Group; (ii) the Century Debtor Group; (iii) the Olympus Debtor Group; (iv) the Century-TCI Debtor Group; and (v) the Parnassos Debtor Group.(1)  The members of a Debtor Group based upon Credit

(1)          Notably, in recognition of these and other claims, the DIP Facility was extended to the Debtors on a segregated, borrowing-group basis that includes ten separate borrowing groups (the “DIP Silos”).  The DIP Facility was structured to separate and preserve the Debtors’ prepetition capital structure and eliminate the risk that any borrowing groups would be burdened with borrowings made by other borrowing groups.  The DIP Facility imposes separate borrowing limits and covenant levels for each DIP Silo.  Six DIP Silos largely replicate the groups of Debtors that were borrowers, pledgors or guarantors under the six Prepetition Credit Agreements, with certain limited exceptions.  Two DIP Silos (Arahova and Silo 7C) replicate unencumbered credit support for prepetition indentures.  The Holding Company Silo aggregates the remaining holding companies.  Silo 7A is the aggregation of certain companies that do not hold cable assets and are not otherwise encumbered by prepetition debt.

Agreement Lender Expectations are not necessarily subject to the same legal ownership.  For example, while most Adelphia entities subject to the Century Co-Borrowing Credit Agreement were owned directly or indirectly by Century Cable Holdings, LLC, four of those entities are owned by Fort Meyers Acquisition L.P.

In order to ensure that the proposed partial substantive consolidation structure more closely adheres to the Debtors’ prepetition financial structures, the Debtors have excluded from those Debtor Groups entities who were non-recourse pledgors of the equity of entities already included in the Debtor Group, as the other assets of those pledgor-entities do not provide support for such Credit Agreements.  Two of the Debtor Groups (FrontierVision and FrontierVision Holdco) correspond to the sixth Prepetition Credit Agreement; however, these two Debtor Groups were created to respect the Noteholder Expectations described below, and the division into two Debtor Groups does not prejudice the rights of such lenders.

Noteholder Expectations

Six of the Debtor Groups correspond to issuers of prepetition high yield notes or promissory notes.  The five Debtor Groups that contain issuers of high yield notes are:  (i) the Holding Company Debtor Group; (ii) the Arahova Debtor Group; (iii) the Olympus Parent Debtor Group; (iv) the FrontierVision Debtor Group; and (v) the FrontierVision Holdco Debtor Group.  In composing these Debtor Groups, the Debtors examined the offering documents relating to the debt securities issued and the applicable indentures.  Based on this review, the Debtors believe that the original purchasers of these securities reasonably relied on the residual equity of the issuer’s consolidated subsidiaries, and that such original purchasers had no reasonable basis to expect that their claims would be satisfied by the assets of the issuer’s consolidated subsidiaries until after the creditors of such subsidiaries were satisfied.  Thus, the composition of those five Debtor Group preserves the structural subordination of holding company obligations to the obligations of operating companies.  Similarly, other Debtor Groups, notably the ACC Ops Debtor Group, the CCC Debtor Group, the CCHC Debtor Group, and the FrontierVision Debtor Group were created, in part, to ensure that creditors of entities that directly owned assets received recoveries prior to creditors of holding companies of those entities.  The sixth Debtor Group, the Ft. Myers Debtor Group, was designed to create the same structure with respect to a structurally subordinated promissory note.

Joint Venture Partner Expectations

The substantive consolidation structure also maintains the integrity of third-party joint ventures.  The third party joint venture partners specifically contracted for economic rights in specific legal entities that were jointly owned by the Debtors and such third parties.  This rationale provides a basis for the partial substantive consolidation of the Century-TCI Debtor Group and the Parnassos Debtor Group; the third party joint venture partners would be prejudiced if the assets and liabilities of the joint ventures were to be combined with the assets and liabilities of other Debtors which were not operated in the manner in which the third party joint venture arrangements prescribed.  Similarly, the CCC Debtor Group was separated from the CCHC Debtor Group, in part, as ML Media Partners, L.P., the joint venture partner in Century/ML Joint Venture has asserted substantial claims against Century Communications Corp. (“CCC”) that are structurally junior to the Claims against the CCHC Debtor Group.

Consolidation Due to Operational Entanglement

Different considerations support the Debtors’ contention that certain groups of Debtors are operationally entangled and poses a level of cohesiveness that adds further support to the proposed partial consolidation structures.  For example, certain groups of Debtors were acquired by the Company as an economic unit and maintained as such; for instance, the Company acquired the members of the FrontierVision and FrontierVision Holdco Debtor Group in 1999.  With respect to other Debtor Groups, the Company was not premised on management at the individual legal entity level;  most aspects of management were consolidated and centralized, including accounting, legal, marketing, and negotiation of programming contracts.  Such prepetition operational entanglement impedes the formulation of a Single Entity Plan, and justifies the proposed partial substantive consolidation structure under the applicable legal standards.

c.               The Effect of Substantive Consolidation

Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of substantive consolidation is the pooling of the assets of, and claims against, consolidated debtors, satisfying liabilities from a common fund and combining the creditors of consolidated debtors for purposes of voting on the reorganization plan.

Pursuant to Article V of the Plan, on and after the Effective Date, each of the Debtor Groups will be deemed consolidated for the following purposes under the Plan:

•                  all assets and liabilities of the applicable Debtors within each Debtor Group will be treated as though they were merged with the assets and liabilities of the other Debtors within such Debtor Group,

•                  no distributions will be made under the Plan on account of any Claim held by a Debtor against any other Debtor within its Debtor Group,

•                  except for certain transactions involving the Century-TCI Joint Venture and Parnassos Joint Venture described in Section 6.02(h) of the Plan, no distributions will be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within its Debtor Group,

•                  all guaranties of any Debtor of the obligations of any other Debtor within its Debtor Group will be eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint or several liability of any of the Debtors within a Debtor Group will be one obligation of the Debtors within such Debtor Group, and

•                  each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors within a Debtor Group will be deemed filed against all of the Debtors within such Debtor Group, and will be one Claim against, and obligation of, the Debtors within such Debtor Group.

Substantive consolidation under the Plan will not affect any Claims or Equity Interests held by a Debtor in or against a Debtor in a separate Debtor Group.  The Plan provides that such Intercompany Claims and Equity Interests are accorded the treatment provided for such Claims in the Inter-Creditor Dispute Resolution.

On the Effective Date, each Intercompany Claim will be discharged and satisfied under the Plan by means of: (1) the Restructuring Transactions contemplated by the Plan (a dissolution or winding up of the corporate or other legal existence of a Debtor (other than a Transferred Joint Venture Entity), the conversion of the organizational form of a Debtor to a different organizational form or the consolidation, merger, contribution of assets, transfer of equity interests or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or any of its Affiliates, on or after the Confirmation Date); and (2) allocations of Plan Consideration pursuant to Section 9.03 of the Plan (and any order of the Bankruptcy Court sought thereunder) to the Debtor Group Reserves of such Intercompany Claim’s Debtor Group in amounts that give effect to the relative seniority and treatment of such Intercompany Claim under Section 4.74 of the Plan.  All Intercompany Claims held by any Debtor against any Non-Debtor Subsidiary (other than Claims against the Palm Beach Joint Venture (as defined in the Comcast Purchase Agreement), which Claims will be transferred to Comcast in accordance with the Comcast Purchase Agreement) or by any Non-Debtor Subsidiary against any Debtor (other than (a) Claims against the Transferred Joint Venture Entities, which Claims shall be discharged (except to the extent they constitute defenses or set-offs to Retained Claims) and (b) Claims of a non-Debtor Affiliate against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate to a Debtor pursuant to Section 5.13(h) of the TW Purchase Agreement or Section 5.11(h) of the Comcast Purchase Agreement, which Claims will be satisfied in accordance with their terms) will be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

Pursuant to the Plan, this Disclosure Statement and the Plan are deemed a motion requesting that the Bankruptcy Court approve the substantive consolidation provided for in the Plan as well as any additional consolidation that may be proposed by the Debtors in connection with confirmation and consummation of the Plan.

The Debtors reserve the right to file appropriate alternative pleadings in support of the proposed substantive consolidation in connection with the Confirmation Hearing.  Unless an objection to consolidation is made in writing by any creditor affected by the Plan on or before 4:00 p.m. New York City time, on the date fixed by the Bankruptcy Court for objections to confirmation of the Plan, the substantive consolidation proposed by the Plan may be approved by the Bankruptcy Court at the Confirmation Hearing.

Certain holders of Bank Claims have asserted that the proposed partial substantive consolidation structure is an inappropriate attempt to disenfranchise such creditors.  If the Bankruptcy Court were to determine that such a voting structure were impermissible, the Debtors may be required to re-solicit the affected classes of creditors, potentially resulting in, among other things, delay.

The entry of the Confirmation Order will constitute a determination that (1) no property, including any intercompany receivable, cash or equity interest in another entity, was ever transferred by ACC, or any Affiliate of ACC, to ACC Investment Holdings, Inc. prior to the Commencement Date, and (2) ACC Investment Holdings, Inc. never held any property rights enforceable against any other Debtor.  The Debtors believe such a determination is appropriate because their analysis and diligence reveal that no transfer of property took place in fact and that, as a matter of law, the estates are permitted to give effect to ACC’s ownership of such property for purposes of the “waterfall” and recovery models used to determine distributions under the Plan.

2.              Estimation of Claims/Disputed Claims Procedures

Periodic distributions of Plan Consideration, including TWC Class A Common Stock, are expected to occur every six months.  The Debtors believe that, in light of the large number of Claims filed and the need to revalue the Debtor Group Reserves in connection with each distribution as described in this Section IV.B.2., the cost and inefficiency of more frequent distribution dates outweighs the prejudice to creditors who may be forced to wait for their distributions (especially in light of the fact that the TWC Class A Common Stock is expected to be publicly traded on the NYSE and creditors awaiting a distribution of such securities could attempt to hedge a potential price decline).

The Plan provides that no payments or distributions will be made under the Plan on account of Disputed Claims or Equity Interests unless and until any such Disputed Claim or Disputed Equity Interest becomes Allowed.  Distributions with respect to Claims or Equity Interests Allowed after the Effective Date will be made on one or more Periodic Distribution Dates.

A “Periodic Distribution Date” is:

(1)      initially, the first Business Day that is six full months after the Initial Distribution Date,

(2)      subsequently, a Business Day designated by the Plan Administrator which occurs in the month that is six full months after the immediately preceding Periodic Distribution Date, or

(3)      in the case of either (1) or (2), such earlier or later date established by the Bankruptcy Court or designated as such by the Plan Administrator in its reasonable discretion in a filing with the Bankruptcy Court.

a.              Debtor Group and Other Plan Reserves and Escrows

The Plan contemplates that the Debtors will estimate appropriate reserves of Plan Consideration to be set aside in connection with distributions with respect to Subsidiary Notes Claims, Subsidiary Notes Existing Securities Law Claims, Trade Claims, Other Unsecured Claims, ACC Senior Notes Claims and Claims against the Funding Company Debtor Group.  Under the Plan, the Distribution Company will reserve and hold in escrow in a Debtor Group Reserve, for the benefit of the holders of Disputed Claims and Equity Interests in each Debtor Group, certain reserves of Plan Consideration and any dividends, gains or income attributable thereto.

In addition to the Debtor Group Reserves, the Plan contemplates the establishment of certain other reserves, escrows and holdbacks of Plan Consideration for various purposes:

•                  Reserved Cash in an initial amount of $100,000,000, to be held and used to fund costs of the Distribution Company, Plan Administrator and Reorganized Debtors, including the filing and re-filing of tax returns and the litigation of the Inter-Creditor Dispute after the Effective Date;

•                  Transaction Escrows (as described in more detail in Section VI.B.1.d), to be funded by TW NY and Comcast in accordance with the Purchase Agreements with cash and/or TWC Class A Common Stock in the amounts, and used for the purposes, required in connection with the Purchase Agreements, and held and maintained by the applicable escrow agent;

•                  Prepetition and Postpetition Tax Reserves, to be funded with cash in amounts to be determined, and used in connection with the payment of potential tax liabilities of the Reorganized Debtors relating to pre- and post-bankruptcy periods;

•                  the Bank Securities Indemnification Fund, to be funded with cash in the amount of $25,000,000 for the funding of certain potential indemnification obligations of the Debtors under the Prepetition Credit Agreements.  The Confirmation Order or an Estimation Order will include a finding of the Bankruptcy Court that the foregoing amount comprises a reasonable estimate of the maximum amount that may be required in connection with the payment of the Bank Securities Action Indemnification Claims and the payment of fees and expenses in connection therewith; and

•                  a Litigation Prosecution Fund, to be funded with cash in the amount of $100,000,000, to fund the costs of the Contingent Value Vehicle in pursuing the Designated Litigation and of certain Bank Lender defendants potentially entitled to reimbursement for costs of defense under Section 6.08(c) of the Plan.  The Confirmation Order or an Estimation Order will include a finding of the Bankruptcy Court that the foregoing amount comprises a reasonable estimate of the maximum amount that may be required in connection with the prosecution of the Designated Litigation and the payment of the foregoing fees.  The factors relevant to such an estimation include (i) the limitation that the Designated Litigation excludes claims that are otherwise indemnifiable, (ii) the possibility of settlement and (iii) the amount of fees and expenses reimbursed to date.

The Debtors calculated the amount of the Reserved Cash by estimating anticipated post-Effective Date costs of administering the Plan.  This analysis included an estimation of staffing costs, professional and other expenses to be incurred by the Distribution Company in order to, among other things, (1) transition all tasks and information relevant to the estate and (2) fulfill the responsibilities of the estate.  The corporate functions that are included in this estimate are accounting (including accounts payable and taxes), claims reconciliation, payroll, treasury, insurance, facilities and logistics & supply, legal, information technology and human resources.  The main tasks driving the staffing requirements are:  close the books, prepare and review the Purchase Agreements’ adjustments, set up and maintain the books of the Distribution Company, oversee the distribution and the payment of Claims under the Plan, file over 3,600 amended tax returns and continue to file any required tax returns, continue the claims reconciliation process, pursue related litigations, issue W-2 forms to all employees, comply with all human resources related obligations under the Purchase Agreements, administer COBRA and other benefits for former employees, terminate benefits plans and complete required filings, close out cash and insurance matters prior to the effective date, manage cash and procure insurance for the Distribution Company, sell remaining estate assets, deregister securities and comply with associated SEC filing requirements and maintain corporate entities while they are in existence.  The estimate includes office and information technology equipment and support for the individuals performing the tasks above.  The estimate also includes the costs of accounting and legal professionals required for the above tasks.

In connection with the funding of these reserves under the Plan, on the Effective Date:

•                  the Reserved Cash, the Bank Securities Indemnification Fund, the Prepetition Tax Reserve, the Postpetition Tax Reserves, the Debtor Group Reserves, the FrontierVision Holdco Holdback and the Inter-Creditor Dispute Holdback will be funded with cash and/or TWC Class A Common Stock as provided in the Plan, and transferred as follows:

•                  the Century-TCI Debtor Group Reserve shall be transferred to the Century-TCI Distribution Company;

•                  the Parnassos Debtor Group Reserves shall be transferred to the Parnassos Distribution Companies;

•                  all other reserves, funds and holdbacks described in the paragraph above will be transferred to the Distribution Company; and

•                  the Litigation Prosecution Fund will be funded with cash and title to the Litigation Prosecution Fund will be deemed transferred to the holders of Allowed Claims and Allowed Equity Interests in the classes entitled to receive CVV Interests under the Plan, which such holders will without any further action be deemed to have contributed such Litigation Prosecution Fund to the Contingent Value Vehicle.

A discussion of the procedures governing the release of the foregoing reserves and how funds from such reserves are applied upon their release follows in Section IV.B.2.j, titled “Release of Reserves.”

The Reorganized Debtors’ Ability to Release Funds from Reserves, Holdbacks and Escrows Will Materially
Affect the Recoveries of Certain Classes of Claims under the Plan.

On the Effective Date, the Debtors expect to hold a material amount of Plan Consideration in Reserves, Holdbacks and Escrows in accordance with the requirements of the Plan and the Purchase Agreements.

The amount and timing of releases of funds from the escrows, reserves and holdbacks can materially affect recoveries of certain Classes of Claims and Equity Interests under the Plan, particularly with respect to Claims and Equity Interests in the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Groups.

What is Plan Consideration?

Depending on the Class of Claims and whether the Comcast Adelphia Acquisition or the Expanded Time Warner Transaction is consummated, the form of “Plan Consideration” received will consist of one or more of the following:

•                  cash; and/or

•                  TWC Class A Common Stock.

CVV Interests and Puerto Rico Trust Interests are not included in Plan Consideration and will not be included in distributions from Debtor Group Reserves.  The CVV Interests will instead be established, maintained and administered pursuant to the Contingent Value Vehicle Agreement described in Section IV.E herein and the Puerto Rico Trust Interests will be established, maintained and administered pursuant to the Puerto Rico Liquidating Trust Agreement.

Each Debtor Group Reserve will be established in the amounts provided in the Estimation Order.  Any dividends, gains or income paid in cash on account of Plan Consideration reserved for the benefit of holders of Disputed Claims will be invested in Permitted Investments for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan; provided, however, that, absent approval of the Bankruptcy Court, the Distribution Company will invest the assets held in the Cash Funded Reserves only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.  Subject to certain exceptions set forth in the Plan, under which an Allowed portion of certain Claims will be paid notwithstanding a pending dispute as to other portions of the Claim, no payments or distributions will be made with respect to all or any portion of any Disputed Claim pending the entire resolution of the underlying dispute by final order, or agreement by the Debtors and the holder of such Disputed Claim.

b.              Estimation of Claims

An Estimation Order will be used to calculate and fix distributions to holders of Allowed Claims and to establish the amounts of the respective Debtor Group Reserves, Other Unsecured Distribution Reserves, Existing Securities Law Claim Reserves, taking into account in each case the amount of Plan Consideration to be allocated to such reserves to the extent Plan Consideration is released from the Transaction Escrows in accordance with their terms.  The Debtors also will be entitled to seek an Estimation Order with respect to a Claim regardless of whether the Debtors or the Reorganized Debtors previously objected to any Claim to be estimated thereunder, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Claim, (b) a maximum limitation on such Claim, or (c) in the event such Claim is estimated in connection with the estimation of other Claims s within the same Class, a maximum limitation on the aggregate amount of Allowed Claims within such Class; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or a Class of Claims s, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Claim.  All of the aforementioned Claim objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

By motion dated October 14, 2005, the Debtors are seeking entry of an order establishing procedures for (a) fixing the amount of the Debtor Group Reserves listed on Schedule V to the Plan and (b) estimating certain Disputed Claims (the “Estimation Procedures”).  The proposed Estimation Procedures are designed to facilitate implementation of Section 9.02 of the Plan, which provides that an Estimation Order may be used to estimate the amount of any Disputed Claim.  Section 9.02 of the Plan contemplates that the Debtors will estimate appropriate reserves of Plan Consideration for each class of Claims in each Debtor Group, including reserves for Disputed Claims in each class.  Establishing Debtor Group Reserves will permit residual equity value (and therefore, distributions) to flow to structurally junior Debtor Groups without waiting until all Disputed Claims in structurally senior Debtor Groups are resolved.

Pursuant to the Debtors’ proposed Estimation Procedures, on or before the date 25 days prior to the Voting Deadline, the Debtors will file one or more supplements to Schedule V of the Plan indicating thereon, as applicable, proposed reserve amounts for each Funding Company Distribution Reserve, Notes/Trade Distribution Reserve, Other Unsecured Distribution Reserve and Existing Securities Law Claim Reserve (each, a “Notice of Setting of Plan Reserve”).  The Debtors intend to file the first such Notice immediately upon entry of an order approving the Estimation Procedures.  The amount of each reserve will be the sum of the aggregate amount of Allowed Claims in such class plus the aggregate amount of any Disputed Claims in such class as to which, for reserve purposes only, the Debtors are reserving the full face amount of such Disputed Claims.  In addition, the amount of each such reserve shall be increased by the amounts, if any, of individual Disputed Claims which are estimated pursuant to Section 9.02 of the Plan and the Estimation Procedures.  Interested parties will have twenty calendar days after service of the Notice to object to the proposed reserve amount.  If an objection is timely filed, the Debtors will attempt to resolve the objection consensually, or, in the absence of an agreement, will schedule a hearing before the Bankruptcy Court to determine the appropriate reserve amount.  In the event that no objection is timely filed, the reserve amount shall be deemed to constitute an Estimation Order as defined in the Plan.

Pursuant to the Debtors’ proposed procedures for estimation of individual Disputed Claims, the Debtors will file a “Notice of Estimation of Disputed Claim” for any Claim for which they seek to place a maximum limitation on the Allowed amount of such Claim.  The Notice will set forth the asserted amount of such Claim and the proposed maximum limitation on such claim for distributions purposes (i.e., the maximum Allowed amount of such claim).  Holders of such Disputed Claims will have thirty calendar days after service of the Notice to object to the potential maximum limitation on such claim.  If an objection is timely filed, the Debtors will attempt to resolve the objection consensually or agree with the objecting party on a scheduling order to set a hearing or series of hearings before the Bankruptcy Court to determine the appropriate maximum limitation of the Disputed Claim.  In the absence of such agreement, the Debtors will request that a status conference be held to establish an appropriate schedule.  In the event that no objection is timely filed, the holder of a Disputed Claim listed on the Notice of Estimation of Disputed Claim shall be deemed to have consented to the maximum limitation proposed by the Debtors and shall be forever enjoined and barred from objecting to such maximum limitation.  In such case, the Notice of Estimation of Disputed Claim shall be deemed to constitute an Estimation Order as to such Disputed Claim as defined in the Plan.

The hearing to consider approval of the requested Estimation Procedures is scheduled to take place on November 16, 2005.  Objections to the procedures are due no later than November 10, 2005.  Interested parties should review any order entered by the Bankruptcy Court in connection with the proposed Estimation Procedures to ensure the above summary does not differ in any material manner from any such order entered.

c.               Distributions with Respect to Disputed Claims After Allowance

A holder of a Disputed Claim that is subsequently Allowed will receive a distribution on the next Periodic Distribution Date to the extent that there is sufficient Plan Consideration remaining for distribution in respect of such Claim.  However, if the Disputed Claim is only Allowed after the twentieth day prior to the next Periodic Distribution Date, the holder will receive a distribution on the next succeeding Periodic Distribution Date following such Periodic Distribution Date.

d.              Inter-Creditor Dispute Holdback

Because of the pending Inter-Creditor Dispute, the Plan provides that an amount sufficient to pay all creditors of the Arahova Debtor Group in full, including postpetition interest to the Effective Date, less any distribution to the Arahova Debtor Group on the Effective Date as ordered by the Bankruptcy Court, will be set aside; that set aside amount is referred to as the Inter-Creditor Dispute Holdback.  The Inter-Creditor Dispute Holdback will only be released upon resolution by the Bankruptcy Court of the relevant aspects of the Inter-Creditor Dispute between the Arahova Debtor Group and the Holding Company Debtor Group or Bankruptcy Court approval of a settlement.  The Plan Administrator will release the Inter-Creditor Dispute Holdback to the Debtor Group Reserves for the Arahova Debtor Group and/or the Holding Company Debtor Group in accordance with the Bankruptcy Court resolution or approved settlement.  The Inter-Creditor Dispute Holdback may not be allocated to any other Debtor Group or reserve, and is not subject to the reallocation provisions of Section 9.03(b) of the Plan.

Inter-Creditor Dispute means any Claims and Causes of Action between the holders of Claims against or Interests in certain Debtor Groups asserted by such entities or by creditors on behalf of such entities including Claims and Causes of Action relating to:  (A) the substantive consolidation of the Debtors within their respective Debtor Groups; (B) the Transferred Subscriber Transactions; (C) the amounts, allowance, relative priority and treatment of all Intercompany Claims; (D) the allocation of the benefits and burdens associated with the Government Settlement Agreements; (E) the allocation of the costs of the Prepetition and Postpetition Tax Reserves (but not the determination of the amounts of such reserves, which shall be made by the Debtors); (F) the allocation of the costs of the Reserved Cash (but not the determination of the amount of such Reserved Cash, which shall be made by the Debtors); (G) the Arahova Sharing Percentage; (H) the Arahova CVV Sharing Percentage; (I) the FrontierVision Holdco CVV Sharing Percentage; (J) the allocation of the value received from the Purchase Agreements; and (K) the FrontierVision Holdco Sharing Percentage.

The “Inter-Creditor Dispute Resolution” is one or more resolutions of all or a portion of the Inter-Creditor Dispute either (a) in accordance with the procedures set forth in the Resolution Process Order, or (b) pursuant to the terms of a compromise or settlement approved by an order of the Bankruptcy Court.

The “Inter-Creditor Dispute Holdback” means an amount estimated by the Debtors to be sufficient to pay holders of Allowed Claims in Classes ARA-Notes, ARA-Trade, ARA-Uns, ARA-ESL and ARA-Conv in full, including potential interest pursuant to Section 8.14 of the Plan, as of an assumed Effective Date of July 31, 2006, to be $2,382 million (subject to adjustment based on an Estimation Order and the actual Effective Date), less the Arahova Minimum Distribution Amount, which will be $0 or such other amount as either (a) is set forth in an agreement approved by the Bankruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.

e.               Puerto Rico Liquidating Trust

On the Effective Date, the Puerto Rico Liquidating Trust will be established through the execution of the Puerto Rico Liquidating Trust Agreement.  The Puerto Rico Liquidating Trust will issue the Puerto Rico Trust Interests and hold the Debtors’ direct or indirect interest in the escrowed proceeds of sale of the Century/ML Cable Venture for the benefit of the holders of claims in Classes ARA-Notes, ARA-Trade, ARA-Uns, ARA-ESL and ARA-Conv in accordance with the Plan and the Puerto Rico Liquidating Trust Agreement.  All assets (including Equity Interests) held by CCC (other than its interest in the escrowed proceeds of sale of Century/ML Cable Venture) will be distributed to Arahova Communications, Inc., as the Debtor which is the holder of the Equity Interests in Century Communications Corporation, and the stock of CCC will be transferred to the Puerto Rico Liquidating Trust.  Unless the IRS or a court of competent jurisdiction requires a different treatment, for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes, all Persons (including the Debtors, the trustee of the Puerto Rico Liquidating Trust and holders of Puerto Rico Trust Interests) will treat (i) the holders of Puerto Rico Trust Interests as the grantors and deemed owners of the Puerto Rico Liquidating Trust and (ii) the assets transferred to the Puerto Rico Liquidating Trust as distributed by the Debtors to the holders of Puerto Rico Trust Interests and as transferred by them to the Puerto Rico Liquidating Trust.

f.                 FrontierVision Holdco Holdback

Because of the pending Inter-Creditor Dispute, the Plan provides that an amount sufficient to pay all creditors of the FrontierVision Holdco Debtor Group in full, including postpetition interest, less any distribution to the FrontierVision Holdco Debtor Group on the Effective Date as ordered by the Bankruptcy Court, will be set aside; that set aside amount is referred to as the FrontierVision Holdco Holdback.  The FrontierVision Holdco Holdback will only be released upon resolution by the Bankruptcy Court of the relevant aspects of the Inter-Creditor Dispute relating to the FrontierVision Holdco Debtor or Bankruptcy Court approval of a settlement.  The Plan Administrator will release the FrontierVision Holdco Holdback to the Debtor Group Reserves for the FrontierVision Holdco Debtor Group and/or the Holding Company Debtor Group in accordance with the Bankruptcy Court resolution or approved settlement.  The FrontierVision Holdco Holdback may not be allocated to any other Debtor Group or reserve, and is not subject to the reallocation provisions of Section 9.03(b) of the Plan.

Inter-Creditor Dispute means any Claims and Causes of Action between the holders of Claims against or Interests in certain Debtor Groups asserted by such entities or by creditors on behalf of such entities including Claims and Causes of Action relating to:  (A) the substantive consolidation of the Debtors within their respective Debtor Groups; (B) the Transferred Subscriber Transactions; (C) the amounts, allowance, relative priority and treatment of all Intercompany Claims; (D) the allocation of the benefits and burdens associated with the Government Settlement Agreements; (E) the allocation of the costs of the Prepetition and Postpetition Tax Reserves (but not the determination of the amounts of such reserves, which shall be made by the Debtors); (F) the allocation of the costs of the Reserved Cash (but not the determination of the amount of such Reserved Cash, which shall be made by the Debtors); (G) the Arahova Sharing Percentage; (H) the Arahova CVV Sharing Percentage; (I) the FrontierVision Holdco CVV Sharing Percentage; (J) the allocation of the value received from the Purchase Agreements; and (K) the FrontierVision Holdco Sharing Percentage.

The “Inter-Creditor Dispute Resolution” is one or more resolutions of all or a portion of the Inter-Creditor Dispute either (a) in accordance with the procedures set forth in the Resolution Process Order, or (b) pursuant to the terms of a compromise or settlement approved by an order of the Bankruptcy Court.

The “FrontierVision Holdco Holdback” means an amount estimated by the Debtors to be sufficient to pay holders of Allowed Claims in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns, FVHC-ESL and FVHC-Conv in full, including potential interest pursuant to Section 8.14 of the Plan, as of an assumed Effective Date of July 31, 2006, to be $505 million (subject to adjustment based on an Estimation Order and the actual Effective Date), less the FrontierVision Holdco Minimum Distribution Amount, which will be $0 or such other amount as either (a) is set forth in an agreement approved by the Bankruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.

g.              Release of Holdbacks

The Inter-Creditor Dispute Holdback and the FrontierVision Holdco Holdback will be held in reserve by the Distribution Company pending the Inter-Creditor Dispute Resolution.  No distribution of the Inter-Creditor Dispute Holdback or the FrontierVision Holdco Holdback will be made until the relevant Inter-Creditor Dispute Resolution.

h.              Personal Injury Claims / Century-ML JV Claims / Administrative Expense Claims

All Personal Injury Claims are treated as Disputed Claims under the Plan and no distributions will be made on account of any Personal Injury Claim until such Claim is liquidated and becomes an Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date (and as to which a proof of claim was timely filed in the Chapter 11 Cases), will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.

All Century/ML JV Claims are Disputed Claims.  No distributions will be made on account of any Century/ML JV Claim unless and until such Claim is liquidated and becomes an Allowed Claim.

On and after the Effective Date, the Plan Administrator will have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims without approval of the Bankruptcy Court.

i.                 Maximum Distribution; Deemed Value of Plan Consideration

There are two principal limitations on the Distributions that holders of Allowed Claims and Allowed Equity Interests may receive under the Plan.

First , the recovery to holders of Allowed Claims and Allowed Equity Interests is limited to the holders’ share of the value of their Debtor Group, referred to as the “Debtor Group Maximum Value” net of applicable reserves.  The Debtor Group Maximum Value of each Debtor Group (other than the Holding Company Debtor Group) will be set forth in the Plan Supplement.  The applicable reserves are discussed above under Section IV.B.2.a. “Debtor Group and Other Plan Reserves and Escrows.”

Second, no holder may receive more than “Payment in Full” for its Allowed Claim or Equity Interest.  Under the Plan, “Payment in Full” occurs when a holder of a Claim or Equity Interest receives a payment equal to the Allowed amount of the Claim or Equity Interest, plus interest as provided in the Plan.

The value of all distributions under the Plan is based on the the “Deemed Value” of the Plan Consideration, which may be greater or less than the fair market value of the Plan Consideration on the date of distribution.  The Deemed Value of the Plan Consideration is determined as follows:

•              cash – the amount of cash;

•              TWC Class A Common Stock - an amount equal to the quotient obtained by dividing $4,960,000,000 by the aggregate number of shares of TWC Class A Common Stock to be issued pursuant to the TW Purchase Agreement (without giving effect to (i) any adjustments in the number of shares to be delivered pursuant to Sections 2.6(f) and 2.7 of the TW Purchase Agreement or (ii) any additional shares to be delivered if the Expanded Transaction is consummated), which value is assigned to such TWC Class A Common Stock solely for purposes of determining the amounts of distributions with respect to Claims and Equity Interests under and otherwise implementing the provisions of the Plan including as set forth in the TW Purchase Agreement; and

•              all other distributions - the value reasonably agreed to by the Debtors and the recipient of the distribution, or, in the absence of an agreement, as determined by the Bankruptcy Court.

j.                 “Clawback” of Plan Consideration into Debtor Group Reserves

The Debtor Group Reserves for each Class within a Debtor Group are funded based on the Allowed Claims in the Class and the amount of Disputed Claims in the Class, which are subject to estimation.  If a Debtor Group has Classes with different priority of payment, the Debtor Group Reserves of the Classes that are senior in right of payment are funded before the Debtor Group Reserves of Classes that are junior in right of payment.  If a Debtor Group has sufficient value net of reserves to fully fund all of its Debtor Group Reserves (a “Liquid Debtor Group”), the remaining value is transferred to the Parent Debtor Group.  In connection with each Distribution Date, the Plan Administrator is required to revalue the Allowed Claims and the amount of Disputed Claims in each Class and the Deemed Value of the Debtor Group Reserve for the Class.

If as a result of the revaluation, the Debtor Group Reserve of a Class that is senior in right of payment does not have sufficient Deemed Value of Plan Consideration to provide Payment in Full for Allowed Claims in the Class to which it relates, the Debtor Group Reserve may “clawback” value from the Debtor Group Reserve that is junior in right of payment.

Similarly, if as a result of the revaluation, a Debtor Group Reserve of a Liquid Debtor Group does not have sufficient Deemed Value of Plan Consideration to provide Payment in Full for Allowed Claims in a Class, the Liquid Debtor Group may “clawback” the value that was previously transferred to the Parent Debtor Group in order to fully fund its Debtor Group Reserves.  The “clawback” is limited to the amount that was previously transferred to the Parent Debtor Group (including the initial allocation of residual value from the Subsidiary Debtor Group to such Parent Debtor Group on the Effective Date).  The Holding Company Debtor Group does not have a right to “clawback” any value from the Contingent Value Vehicle.

The “clawback” mechanism is governed by the following procedures:

Not less than 3 Business Days nor more than 10 Business Days before each Distribution Date, the Plan Administrator will calculate the Deemed Value of each Debtor Group Reserve.

If such Deemed Value of a Debtor Group Reserve is less than (a “Deficiency”) the excess of:

(1)          the sum (without duplication) of:

(a)            the aggregate amount of all Allowed Claims in the Class of Claims (the “Subject Class”) whose distributions under the Plan are made from a particular Debtor Group Reserve, from which distributions are also made for other Classes of Claims in the same Debtor Group (the “Other Classes”) as of the date of calculation, plus the aggregate amount of all Allowed Claims in the Other Classes; plus

(b)           the aggregate amount of all Claims in the Subject Class and the Other Classes set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed) that are not described in paragraph (a) above, on such date; plus

(c)            the aggregate amount of all Claims that are Disputed Claims in the Subject Class and the Other Classes that are not set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed), on that date;

(a “Shortfall Debtor Group”), over

(2)          the Deemed Value of all prior distributions under the Plan (including distributions from the Contingent Value Vehicle and the Puerto Rico Liquidating Trust) and projected distributions from the Restitution Fund to the Classes of Claims entitled to distributions from such Debtor Group Reserve:

•                with respect to a Notes/Trade Distribution Reserve or Subsidiary Other Unsecured Distribution Reserve if there is any Plan Consideration remaining in the Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve of the Shortfall Debtor Group (as applicable), from the Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency (to the extent available) or, if less than such Deficiency, the maximum amount available for transfer to such Shortfall Debtor Group under this procedure;

•              if the Deemed Value of the Plan Consideration transferred as described in the above paragraph is less than the Deficiency (or if there is no Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group, or the Deficiency is in an Existing Securities Law Claim Reserve), then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, as applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of the direct Parent Debtor Group of such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency (to the extent available) or, if less than such Deficiency, the maximum amount available for transfer to such Shortfall Debtor Group under this procedure; and

•              if the Deemed Value of the Plan Consideration transferred as described in the above paragraph is less than the Deficiency, then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, if applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of any indirect Parent Debtor Group of such Shortfall Debtor Group, Plan Consideration with a Deemed Value equal to such unsatisfied Deficiency.

A Shortfall Debtor Group will not be entitled to a transfer into its Debtor Group Reserves pursuant to the provisions described above to the extent that such transfer would violate the Debtor Group Maximum Value Limitation.  Under the Plan, “Debtor Group Maximum Value” means, with respect to each Debtor Group (other than the Holding Company Debtor Group), (a) the value of the Debtor Group as set forth in a schedule to be filed with the Plan Supplement, plus (b) the amount by which (i) the Debtor Group Maximum Value of any Direct Subsidiary Debtor Group exceeds the Deemed Value of all distributions of such Direct Subsidiary Debtor Group with respect to the Plan and all Reserves with respect to or funded by such Direct Subsidiary Debtor Group maintained pursuant to the Plan.  For purposes of the Plan, the “Debtor Group Maximum Value Limitation” means that the sum of (a) the Deemed Value of distributions to creditors of a Debtor Group and (b) the Reserves with respect to or funded by such Debtor Group may not exceed the Debtor Group Maximum Value of such Debtor Group.  The Parent Debtor Groups and Direct Subsidiary Debtor Groups of each Debtor Group are set forth below.

Parent Debtor Group	Direct Subsidiary Debtor Group(s)

ACC Ops Debtor Group	Arahova Debtor Group Parnassos Debtor Group Funding Company Debtor Group Olympus Parent Debtor Group FrontierVision Holdco Debtor Group

Arahova Debtor Group	CCC Debtor Group

CCC Debtor Group	CCHC Debtor Group

CCHC Debtor Group	Century Debtor Group (except for those Century Debtors marked “PDG: Ft. Myers Debtor Group” on Schedule A of the Plan) Century-TCI Debtor Group

Parent Debtor Group	Direct Subsidiary Debtor Group(s)

Century Debtor Group	Those Olympus Debtors marked “PDG: Century Debtor Group” on Schedule E of the Plan Those UCA Debtors marked “PDG: Century Debtor Group” on Schedule F of the Plan

Century-TCI Debtor Group	None

FrontierVision Debtor Group	None

FrontierVision Holdco Debtor Group	FrontierVision Debtor Group

Ft. Myers Debtor Group	Those Century Debtors marked “PDG: Ft. Myers Debtor Group” on Schedule A of the Plan

Funding Company Debtor Group	Rigas/Century Co-Borrowing Debtor Group Rigas/Olympus Co-Borrowing Debtor Group Rigas/UCA Co-Borrowing Debtor Group

Holding Company Debtor Group	ACC Ops Debtor Group

Olympus Debtor Group	None

Olympus Parent Debtor Group

Olympus Debtor Group (except for those Olypus Debtors marked “PDG: Century Debtor Group” on Schedule E of the Plan)
UCA Debtor Group (except for those UCA Debtors marked “PDG: Century Debtor Group” on Schedule F of the Plan)
Ft. Myers Debtor Group

Parnassos Debtor Group	None

UCA Debtor Group	None

k.              Distribution of Excess Value from Debtor Group Reserves

The Debtor Group Reserves for each Class within a Debtor Group are funded based on the Allowed Claims in the Class and the amount of Disputed Claims in the Class, which is subject to estimation.  If a Debtor Group has Classes with different priority of payment, the Debtor Group Reserves of the Classes that are senior in right of payment are funded before the Debtor Group Reserves of Classes that are junior in right of payment.  In connection with each Distribution Date, the Plan Administrator is required to revalue the Allowed Claims and the amount of Disputed Claims in each Class and the Deemed Value of the Debtor Group Reserve for the Class.

If as a result of the revaluation, the Debtor Group Reserve of a Class that is senior in right of payment has a Deemed Value of Plan Consideration greater than the amount required to provide Payment in Full for Allowed Claims in the Class to which it relates, such excess value is transferred to the Debtor Group Reserve of the Class that is junior in right of payment.

Similarly, if as a result of the revaluation, a Debtor Group has sufficient value net of reserves to provide for Payment in Full for all of its Debtor Group Reserves, making it a Liquid Debtor Group, the remaining value is transferred to the Parent Debtor Group.  The Holding Company Debtor Group will not become a Liquid Debtor Group until Classes ACC-Trade, ACC-UNS and ACC-SnrNotes receive Payment in Full, which the Debtors do not deem likely.  At that point in time, any excess Deemed Value will be transferred, subject to the satisfaction of the conditions described below, to the Contingent Value Vehicle.

The distribution of excess value is governed by the following procedures:

Prior to each Distribution Date, if the Deemed Value of the Debtor Group Reserve of any Debtor Group (in any such case an “Excess Reserve Debtor Group”) exceeds the excess (without duplication) of (x):

(1)      the aggregate amount of all Allowed Claims in the Subject Class as of the date of calculation, plus the aggregate amount of all Allowed Claims in the Other Classes (if any such Other Classes share in such Excess Reserve Debtor Group); plus

(2)      the aggregate amount of all Claims in the Subject Class and the Other Classes (if any such Other Classes share in such Excess Reserve Debtor Group) set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)      the aggregate amount of all Claims that are Disputed Claims in the Subject Class and the Other Classes (if any such Other Classes share in such Excess Reserve Debtor Group) that are not set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed), on that date;

over (y) the Deemed Value of all prior distributions under the Plan (including distributions from the Contingent Value Vehicle and the Puerto Rico Liquidating Trust) and projected distributions from the Restitution Fund to the Classes of Claims entitled to distributions from such Debtor Group Reserve (an “Excess”), then

•                  such Excess will first be distributed to the holders of Allowed Claims in such Excess Reserve Debtor Group to the extent that they have received distributions with a Deemed Value of less than the Allowed amount of their Claims, with such distribution based on the relative priority of Classes of Claims in the Excess Reserve Debtor Group;

•                  if after giving effect to the distribution in the immediately preceding paragraph any Excess remains, then

(a)            if the Debtor Group Reserve holding such remaining Excess is an Other Unsecured Distribution Reserve, such remaining Excess will be transferred to the Notes/Trade Distribution Reserve corresponding to such Debtor Group; or

(b)           if the Debtor Group Reserve holding such remaining Excess is a Notes/Trade Distribution Reserve, such remaining Excess will be transferred to the Other Unsecured Distribution Reserve corresponding to such Debtor Group; and

•                  if after giving effect to the distribution described in the immediately preceding paragraph any Excess remains, the remaining Excess will be transferred to the Existing Securities Law Claim Reserve corresponding to such Debtor Group, if any;

•                  if after giving effect to the distribution described in the immediately preceding paragraph any Excess remains or if there is no Existing Securities Law Claim Reserve corresponding to such Debtor Group, then the remaining Excess will be transferred to the Debtor Group Reserves of the Parent Debtor Group, if any, of the Excess Reserve Debtor Group; and

•                  if the Holding Company Debtor Group is the Excess Reserve Debtor Group, then the Excess will be transferred to the Contingent Value Vehicle at such time as (A) approved by the Bankruptcy Court, (B) there exist no Disputed Claims, or (C) the amount of the reserves in the Holding Company Debtor Group equals the claimed amount of all Disputed Claims.

l.                 Release of Reserves Other Than Debtor Group Reserves and Receipt of Net Proceeds of Sale

Upon either (x) both (I) the determination of the Plan Administrator that some or all of the Reserved Cash, the Bank Securities Indemnification Fund, the Prepetition Tax Reserve, or the Postpetition Tax Reserves, is no longer necessary to be held as a reserve and (II) the approval of the Bankruptcy Court, (y) the release of some or all of the Transaction Escrow to a Debtor, Reorganized Debtor or Distribution Company or (z) receipt of net proceeds from the sale of Excluded Assets, Non-Transferred MCE Systems or other assets of Reorganized ACC or any of its subsidiaries, other than Purchased Assets (together with (x) and (y), the “Delayed Consideration”), then such Delayed Consideration shall be applied as follows:

(1)          any Delayed Consideration consisting of cash (but not any TWC Class A Common Stock) will be added to the Reserved Cash if the Plan Administrator reasonably determines that the Reserved Cash is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(2)          any Delayed Consideration consisting of cash (but not any TWC Class A Common Stock) will be added to the Postpetition Tax Reserve, if the Plan Administrator reasonably determines that the Postpetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(3)          any Delayed Consideration consisting of cash (but not any TWC Class A Common Stock) will be added to the Prepetition Tax Reserve if the Plan Administrator reasonably determines that the Prepetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(4)          if (x) any Delayed Consideration attributable to a particular Debtor Group (the “Shorted Debtor Group”) has previously been applied as provided in clauses (i), (ii), or (iii) (the “Applied Amount”), then (y) with respect to the Delayed Consideration attributable to a Debtor Group other than the Shorted Debtor Group, an amount equal to the product of the Applied Amount and a fraction the numerator of which is the Debtor Group Maximum Value of such Debtor Group and the Denominator of which is the Debtor Group Maximum Value of all Debtor Groups will be deemed attributable to the Shorted Debtor Group and applied as provided in the succeeding paragarah (5); solely for purposes of Section 9.03(b) of the Plan, the Debtor Group Maximum Value of the Holding Company Debtor Group will be the amount calculated pursuant to paragraph (1)(b) of the definition of the term Allocable Portion for Classes ACC-Trade, ACC-SnrNotes and ACC-Uns;

(5)          any remaining Delayed Consideration that is attributable to a particular Debtor Group (the “Attributed Debtor Group”) will be deposited in the Debtor Group Reserve of the Attributed Debtor Group in accordance with the relative priority of the Claims against the Attributed Debtor Group corresponding to the Debtor Group Reserves, and in the case of Debtor Group Reserves corresponding to pari passu Claims, in proportion to the Shortfall in such Debtor Group Reserves (and if there is no Shortfall, such released reserves or net proceeds will be deemed to be an Excess and reallocated as provided in Section 9.03(e) hereof); provided, however, that the Debtor Group Maximum Value Limitation will not apply in the case of net proceeds of a sale of Excluded Assets or other assets of Reorganized ACC and its subsidiaries that are not Non-Transferred MCE Systems; with any remaining Delayed Consideration not attributable to a particular Attributed Debtor Group applied such that;

(6)          any remaining Delayed Consideration will be allocated among the Shortfall Debtor Groups in proportion to the Debtor Group Maximum Value of each Shortfall Debtor Group and all of its consolidated subsidiaries as set forth on the initial schedule of Debtor Group Maximum Value; provided, however, that:

•                  in calculating the allocation to any Shortfall Debtor Group (including the ACC Ops Debtor Group and the Holding Company Debtor Group), the Debtor Group Maximum Value of any subsidiary Debtor Group that is itself a Shortfall Debtor Group will be excluded;

•                  the Debtor Group Maximum Value Limitation will not apply in the case of net proceeds of sale of Excluded Assets or other assets of Reorganized ACC and its subsidiaries that are not Delayed Transfer Assets or Non-Transferred MCE Systems;

•                  if upon the release of a Transaction Escrow, either (I) there is not released a portion of the Transaction Escrow scheduled for release on such date as a result of the assertion by the Buyers of a claim for indemnification attributable to a particular Debtor Group, or (II) such released Transaction Escrow is attributable to one or more Debtor Groups, then the allocation of such released Transaction Escrow will give effect to such assertion or attribution;

with any excess applied such that;

(7)          any remaining Delayed Consideration, will be added to the Holding Company Debtor Group Reserves.

m.           No Segregation of Plan Currency

The Plan does not require the Distribution Company to physically segregate or maintain separate accounts for reserves, except that (1) the Distribution Company will physically separate and maintain separate accounts for the Cash Funded Reserves and (2) the Transaction Escrows will be maintained in accordance with the Sale Transaction Documents.  Instead, reserves may be maintained in the form of bookkeeping entries or accounting methodologies, which may be revised from time to time, sufficient to enable the Distribution Company to determine the amount of Plan Consideration required on account of reserves under the Plan and amounts to be distributed to parties in interest.

n.              Distributions of Plan Consideration and True Up Payments.

On each Distribution Date, the Distribution Company will first distribute the distribution provided for under the Plan to each holder of an Allowed Claim for whom such Distribution Date is the first date on which such holder receives a distribution under the Plan.

If on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim less than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder will receive an additional distribution so that such holder’s Deemed Value per dollar of Allowed Claim is equal to the Deemed Value per dollar of Allowed Claim distributable on such Periodic Distribution Date.  For the avoidance of doubt, if on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim greater than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder will not have any obligation to restore any of the excess distribution previously received.

o.              Effect of Non-Transferred MCE Systems.

Non-Transferred MCE Systems are the “Disputed MCE Systems,” as such term is defined in the Purchase Agreements, except for those owned by Bucktail Broadcasting Corporation and Coudersport Television Cable Company.  If there are any Non-Transferred MCE Systems, then the entity listed on Schedule P, Q, or R of the Plan that owns such Non-Transferred MCE System shall not be a Rigas Co-Borrowing Debtor and the distributions to the corresponding Debtor Group shall be adjusted accordingly.  If all of the entities of a Debtor Group are so excluded, then such Debtor Group, and the Claims against and Equity Interests in such Debtor Group, shall be excluded from the Plan.

C.            CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the requirements of the Bankruptcy Code.  As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

The following description summarizes the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of such Claims and Equity Interests under the Plan.  Unless otherwise provided, these estimates are as of the date of this Disclosure Statement.  See Section XI, titled “Risk Factors.”

1.              Administrative Expense Claims

Administrative Expense Claims are Claims constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code (other than Fee Claims), including, without limitation, any actual and necessary costs and expenses of preserving the estates of the applicable Debtor, any actual and necessary costs and expenses of operating the business of such Debtor, any indebtedness or obligations incurred or assumed by such Debtor in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, and all compensation and reimbursement of expenses under section 330 or 503 of the Bankruptcy Code.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code will be excluded from the definition of Administrative Expense Claim and will be paid in accordance with Section 15.04 of the Plan.

Other than with respect to Administrative Expense Claims that constitute Assumed Sale Liabilities, Allowed Administrative Expense Claims (except for those representing liabilities incurred in the ordinary course of business during the Chapter 11 Cases and certain liabilities under loans and advances in the Chapter 11 Cases) will be paid in full, in cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable, except to the extent any entity entitled to payment of an Allowed Administrative Expense Claim agrees to less favorable treatment.  Other than with respect to Administrative Expense Claims that constitute Assumed Sale Liabilities, Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) or non-ordinary course liabilities approved by the Bankruptcy Court, will be paid in full and performed by the applicable Reorganized Debtor (or the Distribution Company, as applicable,) in the ordinary course of business (or as otherwise approved by the Bankruptcy Court,) in accordance with the terms and conditions of the agreements, instruments or other documents relating thereto.  Administrative Expense Claims that are Assumed Sale Liabilities will be Assumed and satisfied in accordance with the terms of the applicable Purchase Agreement.  The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, but inclusive of costs incurred in connection with the Exit Facility and amounts payable in respect of reconciled Cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $894 million.  The estimated amount of Allowed Administrative Expense Claims does not include amounts subject to asserted rights of setoff.  In the event such asserted setoff rights are not valid, the aggregate amount of Allowed Administrative Expense Claims may increase.  For purposes of the bar date described below, the Debtors expect to reserve not less than $894 million for such Administrative Expense Claims.

DEADLINE FOR FILING ADMINISTRATIVE CLAIMS

OTHER THAN WITH RESPECT TO ADMINISTRATIVE EXPENSE CLAIMS THAT CONSTITUTE ASSUMED LIABILITIES, PROOFS OF ADMINISTRATIVE EXPENSE CLAIMS AND REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS MUST BE FILED AND SERVED, PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN 45 DAYS AFTER THE EFFECTIVE DATE.

Notwithstanding anything to the contrary, no proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:

•              expense or liability incurred in the ordinary course of the Reorganized Debtors’ businesses on or after the Effective Date;

•              Administrative Expense Claim held by a trade vendor (other than Retained Claims), which administrative liability was incurred in the ordinary course of business of the Debtor and such creditor after the Commencement Date;

•              Claims of TW NY and Comcast under the Purchase Agreements (other than the Retained Claims);

•              expenses, liabilities or obligations of the type described in Section 10.04 of the Plan;

•              Fee Claims;

•              DIP Lender Claims; or

•              fees of the United States Trustee arising under 28 U.S.C. § 1930.

Administrative Expense Claims described in the first four bullets above will be paid by the Reorganized Debtors or the Distribution Company, as applicable, in the ordinary course of business or pursuant to the Purchase Agreements, as the case may be.  DIP Lender Claims will be paid in accordance with Section 2.04 of the Plan.  Fee Claims will be paid in accordance with Section 2.02 of the Plan.  Fees of the United States Trustee arising under 28 U.S.C. § 1930 shall be paid in accordance with Section 15.04 of the Plan.  Any Person that fails to timely file a proof of Administrative Expense Claim or request for payment thereof as required by Section 2.01(b) of the Plan, as described above, will be forever barred from asserting such Administrative Expense Claim against any of the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

2.              Fee Claims

Fee Claims are Claims for compensation, for services rendered or reimbursement of expenses incurred in connection with the Chapter 11 Cases during the period from the Commencement Date through the Effective Date pursuant to sections 503(b)(2), 502(b)(3), 502(b)(4) or 502(b)(5) of the Bankruptcy Code.

All entities seeking an award by the Bankruptcy Court of Fee Claims will:

•              be required to file their respective final applications for allowances of compensation for services rendered, and reimbursement of expenses incurred through the Effective Date by no later than the date that is 90 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court upon request of the Debtors or the Statutory Committees; and

•              if granted such an award by the Bankruptcy Court, be paid in full in cash in such amounts as are Allowed by the Bankruptcy Court (1) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable or (2) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Plan Administrator; provided, however, that no ordinary course professional retained pursuant to an order of the Bankruptcy Court will be required to file any fee application unless required to do so pursuant to such order.

The Debtors estimate that the amount of Allowed Fee Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $77 million.

Separate procedures govern requests for payment of, and distributions with respect to, Claims relating to fees and expenses of Indenture Trustees and Bank Lender Fee Claims under the Plan.  See Sections IV.D.1.d, titled “Prepetition Lender Litigation Settlement” and IV.D.2.d, titled “Fees of Indenture Trustees.”

3.              Priority Tax Claims

Priority Tax Claims are Claims against a Debtor of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $101 million.

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive cash in an amount equal to such Allowed Priority Tax Claim (including interest, if any, accrued pursuant to Section 8.14 of the Plan) on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

4.              DIP Lender Claims

DIP Lender Claims are Claims against a Debtor arising pursuant to the DIP Facility.

All DIP Lender Claims will be Allowed as provided in the DIP Order.  On the Effective Date, each DIP Lender Claim will be paid, in full and complete satisfaction of such Claim, in cash in the amount of such Allowed DIP Lender Claim.

DIP Lender Claims were charged to the Debtor Group of the principal borrower under each DIP borrowing silo.

Any DIP Lender Claims that do not arise until after the Effective Date will be paid in full by the Reorganized Debtors pursuant to the terms of the DIP Facility.  Without limiting the foregoing, once payments required to be made on the Effective Date have been made, the DIP Facility and any agreements or instruments related thereto will be deemed terminated (subject in all respects to the provisions of the DIP Facility that by their terms survive the termination thereof), all Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the DIP Lender Claims shall be deemed released pursuant to Section 12.12(a) of the Plan and the DIP Lenders will take all reasonable actions to confirm the removal of any Liens on the properties and assets of the Debtors and their affiliates and their successors.  On the Effective Date, any outstanding letters of credit issued under the DIP Facility will be treated in accordance with terms of the DIP Facility.  Distributions to holders of Allowed DIP Lender Claims will be made in accordance with Section 8.10 of the Plan.

The Debtors estimate that the amount of Allowed DIP Lender Claims as of an assumed Effective Date of February 28, 2006 will aggregate approximately $1,066 million.

5.              Class 1 - Other Priority Claims

Other Priority Claims are Claims against a Debtor (other than Administrative Expense Claims or Priority Tax Claims) that are entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.  Such Claims include Claims for

•              accrued employee compensation earned within ninety days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and

•              contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (1) the number of employees covered by such plan multiplied by $4,650, less (2) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the ninety days prior to the Commencement Date.

The Debtors believe that all Other Priority Claims previously have been paid pursuant to orders of the Bankruptcy Court.  Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

Pursuant to the Plan, holders of any Allowed Other Priority Claims will be paid in full (including interest accruing from the Commencement Date through the Effective Date, determined in accordance with Section 8.14 of the Plan), in cash, on the later of the Effective Date and the date such Other Priority Claims become Allowed Claims, or as soon thereafter as is practicable.

Class 1 is unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

6.              Class 2 - Secured Tax Claims

Secured Tax Claims are Secured Claims against a Debtor, which, absent their secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

The Debtors believe that there are no Allowed Secured Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court.

Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreements), each holder of an Allowed Secured Tax Claim will receive, on, or as soon as is reasonably practicable, after the later of the Effective Date and the date that is 30 calendar days after a Secured Tax Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Secured Tax Claim: (x) cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at the applicable state statutory rate to the extent allowable under the Bankruptcy Code; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

To the extent an applicable statutory interest rate is allowable under the Bankruptcy Code, such interest rate will be utilized in the calculation of Allowed Secured Tax Claims paid pursuant to the Plan.

All Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the Secured Tax Claims shall be deemed released pursuant to Section 12.12(a) of the Plan.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Secured Tax Claim in Class 2 will be considered to be a separate subclass within Class 2, included in the Debtor Group in which the Collateral securing such claim is held, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

The Plan contemplates that Class 2 is unimpaired and each holder of an Allowed Secured Tax Claim will be conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

7.              Class 3 - Other Secured Claims

Other Secured Claims are Secured Claims against a Debtor other than Secured Tax Claims and Bank Claims.  Secured Claims are Claims against a Debtor

•              to the extent reflected in the Schedules or in a proof of claim as Secured Claims, which are secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or

•              to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Notwithstanding anything to the contrary, no Bank Claims or FPL Note Claims will be treated as Secured Claims under the Plan, but will instead receive the specific treatment provided with respect to such Claims in the Plan.

The Debtors estimate that the amount of Allowed Other Secured Claims, other than Claims as to which holders assert rights of setoff, that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $145 million.

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreements), each holder of an Allowed Other Secured Claim shall receive on or as soon as reasonably practicable after the later of the Effective Date and the date that is 30 calendar days after an Other Secured Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Other Secured Claim:

•              if the Claim is not an Assumed Sale Liability:  (x) cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at a rate determined pursuant to Section 8.14 of the Plan; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code; or

•              to the extent such Allowed Other Secured Claim is an Assumed Sale Liability, the Assumption and satisfaction of such Claim in accordance with the applicable Purchase Agreement.

To the extent postpetition interest is allowable under section 506(b) of the Bankruptcy Code, the Debtors intend that such interest be included within the Allowed Other Secured Claim and paid pursuant to Section 4.03 of the Plan.  The Debtors’ failure to object to any Other Secured Claim during the pendency of the Chapter 11 Cases will not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against an Other Secured Claim in any lawful manner or forum when and if such Claim is sought to be enforced by its holder.  Each Other Secured Claim and all Liens lawfully granted or existing on any property of the Debtors on the Commencement Date as security for an Other Secured Claim will:

•              to the extent the Collateral securing such Other Secured Claim is a Purchased Asset, be released on the Effective Date in accordance with Section 12.12(a) of the Plan; and

•              to the extent the Collateral securing such Claim is an Excluded Asset, until the Allowed amount of such Claim is satisfied pursuant to the previous paragraph, subject to Section 12.12(a) of the Plan, survive the confirmation and consummation of the Plan, the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.04 of the Plan, and remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Other Secured Claim in Class 3 will be considered to be a separate subclass within Class 3, included in the Debtor Group in which the Collateral securing such Claim is held, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

Class 3 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

8.              FrontierVision Debtor Group

a.              Class FV-Bank - FrontierVision Bank Claims

The FrontierVision Bank Claims are Claims against a Debtor arising under or pursuant to the FrontierVision Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the FrontierVision Bank Claims will be Allowed in the principal amount of $617,312,500 plus interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan.

On the Effective Date, each holder of an Allowed FrontierVision Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of cash in the amount of such Allowed Claim.

The Plan contemplates that Class FV-Bank is impaired by the Plan and each holder of an Allowed FrontierVision Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class FV-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class FV-Bank will be unimpaired and each holder of an Allowed FrontierVision Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class FV-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that: (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expenses in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class FV-Notes - FrontierVision Notes Claims

FrontierVision Notes Claims are Claims against a Debtor arising under or pursuant to the 11.000% Senior Subordinated Notes due October 15, 2006 issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation under that certain Indenture dated as of October 7, 1996 between FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation, as Issuers and Colorado National Bank, as initial Trustee thereunder.

The current Indenture Trustee with respect to these bonds is U.S. Bank National Association, Attn: Scott A. Fenske, BC-MN-H21R, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

The FrontierVision Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $204,277,778, of which $200,000,000 represents principal and $4,277,778 represents interest accrued through the Commencement

Date, plus (2) interest accrued, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up Payments under Section 8.07(c) of the Plan), its Pro Rata Share of the FrontierVision Notes Distribution, consisting of cash from the FrontierVision Notes/Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Notes Claim will be determined by applying the Allocable Portion for the FrontierVision Notes Claims Class to the total amount of Plan Consideration held in the FrontierVision Notes/Trade Distribution Reserve.

The Allocable Portion for Class FV-Notes is a percentage equal to:

•              the aggregate amount of all Allowed FrontierVision Notes Claims as of the date of calculation; divided by

•              the sum of the following amounts (without duplication):

(1)               the aggregate amount of all Allowed FrontierVision Notes Claims and Allowed FrontierVision Trade Claims as of the date of calculation; plus

(2)               the aggregate amount of all FrontierVision Notes Claims and FrontierVision Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)               the aggregate amount of all FrontierVision Notes Claims and FrontierVision Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one of more Non-Transferred MCE Systems, Plan Consideration to the FrontierVision Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Notes and the FrontierVision Trade Claims are made from the FrontierVision Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Notes could be affected by the ultimate resolution of FrontierVision Trade Claims.  Resolution of FrontierVision Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Trade Claims are Allowed in an amount significantly in excess of the estimate set forth below, the amount of Plan Consideration received in respect of a FrontierVision Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class FV-Notes is impaired by the Plan.  Each holder of an Allowed FrontierVision Notes Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class FV-Trade - FrontierVision Trade Claims

A FrontierVision Trade Claim is any Claim relating to the receipt of goods or services by the FrontierVision Debtors from trade vendors or service providers in the ordinary course of the FrontierVision Debtors’ business.  Interest will accrue with respect to the FrontierVision Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed FrontierVision Trade Claims will aggregate approximately $105 million.  The aggregate amount of pending FrontierVision Trade Claims, including duplicate claims and guarantee claims against multiple FrontierVision Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $415 million.  The Debtors’ estimate of Allowed FrontierVision Trade Claims is based upon an analysis of the FrontierVision Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Trade Claims.  The ultimate resolution of FrontierVision Trade Claims could result in Allowed FrontierVision Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the FrontierVision Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Debtors are treated as one Claim against the FrontierVision Debtors and guarantee Claims against and among multiple FrontierVision Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up Payments under Section 8.07(c) of the Plan) a distribution of its Pro Rata Share of the FrontierVision Trade Claims Distribution consisting of cash from the FrontierVision Notes/Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Trade Claim will be determined by applying the Allocable Portion for the FrontierVision Trade Claims Class to the total amount of Plan Consideration held in the FrontierVision Notes/Trade Distribution Reserve.

The Allocable Portion for Class FV-Trade is a percentage equal to:

•              the aggregate amount of all Allowed FrontierVision Trade Claims as of the date of calculation; divided by

•              the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed FrontierVision Trade Claims and Allowed FrontierVision Notes Claims as of the date of calculation; plus

(2)            the aggregate amount of all FrontierVision Trade Claims and FrontierVision Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all FrontierVision Trade Claims and FrontierVision Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the FrontierVision Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Notes and the FrontierVision Trade Claims are made from the FrontierVision Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Trade Claims could be affected by the ultimate resolution of FrontierVision Notes Claims.  Resolution of FrontierVision Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Notes Claims are Allowed in an amount significantly in excess of the estimate set forth above, the amount of Plan Consideration received in respect of a FrontierVision Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class FV-Trade is impaired by the Plan.  Each holder of an Allowed FrontierVision Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

d.              Class FV-Uns - FrontierVision Other Unsecured Claims

FrontierVision Other Unsecured Claims are General Unsecured Claims against any of the FrontierVision Debtors.  FrontierVision Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•              the rejection of leases of nonresidential real property and executory contracts,

•              personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•              other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed FrontierVision Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending FrontierVision Other Unsecured Claims, including duplicate claims and guarantee claims against multiple FrontierVision Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $3 million.  The Debtors’ estimate of Allowed FrontierVision Other Unsecured Claims is based upon an analysis of the FrontierVision Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Other Unsecured Claims.  The ultimate resolution of FrontierVision Other Unsecured Claims could result in Allowed FrontierVision Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to a FrontierVision Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the FrontierVision Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Debtors are treated as one Claim against the FrontierVision Debtors and guarantee Claims against and among multiple FrontierVision Debtors are eliminated.

Interest will accrue with respect to Allowed FrontierVision Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed FrontierVision Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the FrontierVision Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Other Unsecured Claim will be determined by applying the Allocable Portion for the FrontierVision Other Unsecured Claims Class to the total amount of Plan Consideration held in the FrontierVision Other Unsecured Claims Reserve.

The Allocable Portion for Class FV-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed FrontierVision Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all FrontierVision Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all FrontierVision Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the FrontierVision Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed FrontierVision Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed FrontierVision Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class FV-Uns is impaired by the Plan.  Each holder of an Allowed FrontierVision Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

e.               Class FV-ESL - FrontierVision Existing Securities Law Claims

FrontierVision Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any FrontierVision Note.

Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit:

•              arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors;

•              for damages arising from the purchase or sale of any such security;

•              for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or

•              except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (1) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws, agreements entered into at any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing description (which obligations shall be Existing Securities Law Claims of the Class in which the securities underlying such Claim are included), and (2) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of securities.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim its Pro Rata Share of the FrontierVision Existing Securities Law Claim Distribution consisting of the Allocable Portion of the FrontierVision Existing Securities Law Claim Reserve, to the extent not previously paid.

The FrontierVision Existing Securities Law Claim Reserve will be a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order) established to pay Allowed Claims in Class FV-ESL and to reserve for Disputed Claims in such Class (after giving effect to the Restitution Fund available to Persons who hold FrontierVision Existing Securities Law Claims) sufficient to result in Payment in Full of the FrontierVision Existing Securities Law Claims.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the FrontierVision Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof.  As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

The amount of Plan Consideration distributable on account of a FrontierVision Existing Securities Law Claim will be determined by applying the Allocable Portion for the FrontierVision Existing Securities Law Claims Class to the total amount of Plan Consideration held in the FrontierVision Existing Securities Law Claims Reserve.

The Allocable Portion for Class FV-ESL is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class FV-ESL and deducted in calculating the FrontierVision Existing Securities Law Claim Reserve; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all FrontierVision Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class FV-ESL and deducted in calculating the FrontierVision Existing Securities Law Claim Reserve; plus

(2)            the aggregate amount of all FrontierVision Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Allowed FrontierVision Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class FV-ESL is impaired by the Plan.  Each holder of an Allowed FrontierVision Existing Securities Law Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, notwithstanding anything otherwise to the contrary, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

9.              FrontierVision Holdco Debtor Group

The creditors of the FrontierVision Holdco Debtor Group will receive no distribution pending the Inter-Creditor Dispute Resolution, unless a minimum distribution is ordered by the Bankruptcy Court or contained in a settlement approved by the Bankruptcy Court.  Instead, the Debtors have created the FrontierVision Holdco Holdback, which is an amount sufficient to pay all creditors of the FrontierVision Holdco Debtor Group in full, which will be “held back” until the Inter-Creditor Dispute Resolution.  Once the Inter-Creditor Dispute is resolved by order of the Bankruptcy Court or a settlement approved by the Bankruptcy Court, the portion of the FrontierVision Holdco Holdback that is determined to belong to the FrontierVision Holdco Debtor Group (which is reflected by the FrontierVision Sharing Percentage) will be deposited in the various FrontierVision Holdco Debtor Group Reserves based on the proportionate share of the estimated amount of Allowed Claims (which is reflected by the FrontierVision Holdco Notes/Trade Weighting Percentage).  If the FrontierVision Holdco Debtor Group receives less than the full amount of the FrontierVision Holdco Holdback, then the FrontierVision Holdco Debtor Group may receive an interest in the Contingent Value Vehicle (which is reflected by the CVV Series FV-1 and FV-2 Interests, and the FrontierVision Holdco CVV Sharing Percentage).

The Debtors believe that the principal issues in the Inter-Creditor Dispute that are likely to affect the recoveries to the creditors of the FrontierVision Holdco Debtor Group are the allocation of consideration from the Sale Transaction to the FrontierVision Debtor Group, the allocation of the tax costs from the Sale Transaction, and the existence and treatment of Intercompany Claims at the FrontierVision Debtor Group and the FrontierVision Holdco Debtor Group.

a.              Class FVHC-Notes  - FrontierVision Holdco Notes Claims

FrontierVision Holdco Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  11.875% Series A Senior Discount Notes due September 15, 2007 issued by FrontierVision Holdings, L.P.  under that certain Indenture dated as of September 19, 1997 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association, as initial Trustee thereunder; or

•                  11.875% Series B Senior Discount Notes due September 15, 2007, issued by FrontierVision Holdings, L.P.  under that certain Indenture dated as of December 9, 1998 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation, as Issuers and U.S. Bank National Association, as initial Trustee thereunder.

The current Indenture Trustee with respect to these bonds is U.S. Bank National Association, Attn: Scott A. Fenske, BC-MN-H21R, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

The FrontierVision Holdco Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $339,499,149, of which $328,658,000 represents principal and $10,841,149 represents interest accrued through the Commencement Date, plus (2) interest accrued, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up Payments under Section 8.07(c) of the Plan), its Pro Rata Share of the FrontierVision Holdco Notes Distribution, consisting of Plan Consideration from the FrontierVision Holdco Notes/Trade Distribution Reserve and the portion of the CVV Series FV-1 Interests allocated to the FrontierVision Holdco Notes Claims in the Estimation Order, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Holdco Notes Claim will be determined by applying the Allocable Portion for the FrontierVision Holdco Notes Claims Class to the total amount of Plan Consideration held in the FrontierVision Holdco Notes/Trade Distribution Reserve and the portion of the CVV Series FV-1 Interests allocated to the FrontierVision Holdco Notes Claims in the Estimation Order.

The Allocable Portion for Class FVHC-Notes is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Holdco Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)               the aggregate amount of all Allowed FrontierVision Holdco Notes Claims and Allowed FrontierVision Holdco Trade Claims as of the date of calculation; plus

(2)               the aggregate amount of all FrontierVision Holdco Notes Claims and FrontierVision Holdco Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)               the aggregate amount of all FrontierVision Holdco Notes Claims and FrontierVision Holdco Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The FrontierVision Holdco Notes/Trade Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Class FVHC-Notes and FVHC-Trade to reserve for Disputed Claims in such Class equal to the sum of (a) product of:  (i) the FrontierVision Holdco Minimum Distribution Amount, and (ii) the

FrontierVision Holdco Notes/Trade Weighting Percentage, plus (b)  following the Inter-Creditor Dispute Resolution, with respect to the FrontierVision Holdco Sharing Percentage, the product of (i) the FrontierVision Holdco Sharing Percentage, (ii) the FrontierVision Holdco Holdback and (iii) the FrontierVision Holdco Notes/Trade Weighting Percentage.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the FrontierVision Holdco Debtor Group will be subject to the FrontierVision  Holdco Valuation Holdback.  The FrontierVision Holdco Holdback will only be released upon resolution by the Bankruptcy Court of the relevant aspects of the Inter-Creditor Dispute relating to the FrontierVision Holdco Debtor or Bankruptcy Court approval of a settlement.  The Plan Administrator will release the FrontierVision Holdco Holdback to the Debtor Group Reserves for the FrontierVision Holdco Debtor Group and/or the Holding Company Debtor Group in accordance with the Bankruptcy Court resolution or approved settlement.

The FrontierVision Holdco Minimum Distribution Amount will be $0 or such other amount as either (a) is set forth in an agreement approved by the Barnkruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.  The FrontierVision Holdco Notes/Trade Weighting Percentage will be the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes FVHC-Notes and FVHC-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns and FVHC-Conv as set forth in the Estimation Order.  The FrontierVision Holdco Sharing Percentage will be the percentage of the FrontierVision Holdco Holdback to be added to the FrontierVision Holdco Notes/Trade Distribution Reserve and the FrontierVision Holdco Other Unsecured Distribution Reserve, as provided in the Inter-Creditor Dispute Resolution.  The FrontierVision Holdco Holdback will be an amount estimated by the Debtors to be sufficient to pay holders of Allowed Claims in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns, FVHC-ESL and FVHC-Conv in full, including postpetition interest pursuant to Section 8.14, estimated, as of an assumed Effective Date of July 31, 2006, to be $505 million (subject to adjustment based on an Estimation Order and the actual Effective Date), less the FrontierVision Holdco Minimum Distribution Amount.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Holdco Notes and the FrontierVision Holdco Trade Claims are made from the FrontierVision Holdco Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Holdco Notes could be affected by the ultimate resolution of FrontierVision Holdco Trade Claims.  Resolution of FrontierVision Holdco Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Holdco Trade Claims are Allowed in an amount significantly in excess of the estimate set forth below, the amount of Plan Consideration received in respect of a FrontierVision Holdco Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class FVHC-Notes is impaired by the Plan.  Each holder of an Allowed FrontierVision Holdco Notes Claim is entitled to vote to accept or reject the Plan.

b.              Class FVHC-Trade - FrontierVision Holdco Trade Claims

A FrontierVision Holdco Trade Claim is any Claim relating to the receipt of goods or services by the FrontierVision Holdco Debtors from trade vendors or service providers in the ordinary course of the FrontierVision Holdco Debtors’ business.  Interest will accrue with respect to the FrontierVision Holdco Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed FrontierVision Holdco Trade Claims will aggregate less than $1 million.  The aggregate amount of pending FrontierVision Holdco Trade Claims, including duplicate claims and guarantee claims against multiple FrontierVision Holdco Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $215 million.  The Debtors’ estimate of Allowed

FrontierVision Holdco Trade Claims is based upon an analysis of the FrontierVision Holdco Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Holdco Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Holdco Trade Claims.  The ultimate resolution of FrontierVision Holdco Trade Claims could result in Allowed FrontierVision Holdco Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the FrontierVision Holdco Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Holdco Debtors are treated as one Claim against the FrontierVision Holdco Debtors and guarantee Claims against and among multiple FrontierVision Holdco Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up Payments under Section 8.07(c) of the Plan) a distribution of its Pro Rata Share of the FrontierVision Holdco Trade Claims Distribution consisting of Plan Consideration from the FrontierVision Holdco Notes/Trade Distribution Reserve and the portion of the CVV Series FV-1 Interests allocated to the FrontierVision Holdco Trade Claims in the Estimation Order, to the extent not previously paid; provided, that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Holdco Trade Claim will be determined by applying the Allocable Portion for the FrontierVision Holdco Trade Claims Class to the total amount of Plan Consideration held in the FrontierVision Holdco Notes/Trade Distribution Reserve and the portion of the CVV Series FV-1 Interests allocated to the FrontierVision Holdco Trade Claims in the Estimation Order.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the FrontierVision Holdco Debtor Group will be subject to the FrontierVision  Holdco Valuation Holdback.  The FrontierVision Holdco Holdback will only be released upon resolution by the Bankruptcy Court of the relevant aspects of the Inter-Creditor Dispute relating to the FrontierVision Holdco Debtor or Bankruptcy Court approval of a settlement.  The Plan Administrator will release the FrontierVision Holdco Holdback to the Debtor Group Reserves for the FrontierVision Holdco Debtor Group and/or the Holding Company Debtor Group in accordance with the Bankruptcy Court resolution or approved settlement.

The Allocable Portion for Class FVHC-Trade is a percentage equal to:

•                     the aggregate amount of all Allowed FrontierVision Holdco Trade Claims as of the date of calculation; divided by

•                     the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed FrontierVision Holdco Trade Claims and Allowed FrontierVision Holdco Notes Claims as of the date of calculation; plus

(2)            the aggregate amount of all FrontierVision Holdco Trade Claims and FrontierVision Holdco Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all FrontierVision Holdco Trade Claims and FrontierVision Holdco Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Holdco Notes and the FrontierVision Holdco Trade Claims are made from the FrontierVision Holdco Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Holdco Trade Claims could be affected by the ultimate resolution of FrontierVision Holdco Notes Claims.  Resolution of FrontierVision Holdco Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Holdco Notes Claims are Allowed in an amount significantly in excess of the estimate set forth above, the amount of Plan Consideration received in respect of a FrontierVision Holdco Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class FVHC-Trade is impaired by the Plan.  Each holder of an Allowed FrontierVision Holdco Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class FVHC-Uns - FrontierVision Holdco Other Unsecured Claims

FrontierVision Holdco Other Unsecured Claims are General Unsecured Claims against any of the FrontierVision Holdco Debtors.  FrontierVision Holdco Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                     the rejection of leases of nonresidential real property and executory contracts,

•                     personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                     other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed FrontierVision Holdco Other Unsecured Claims aggregate less than $1 million.  The aggregate amount of pending FrontierVision Holdco Other Unsecured Claims, including duplicate claims and guarantee claims against multiple FrontierVision Holdco Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals less than $1 million.  The Debtors’ estimate of Allowed FrontierVision Holdco Other Unsecured Claims is based upon an analysis of the FrontierVision Holdco Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Holdco Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Holdco Other Unsecured Claims.  The ultimate resolution of FrontierVision Holdco Other Unsecured Claims could result in Allowed FrontierVision Holdco Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the FrontierVision Holdco Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Holdco Debtors are treated as one Claim against the FrontierVision Holdco Debtors and guarantee Claims against and among multiple FrontierVision Holdco Debtors are eliminated.  To the extent that FrontierVision Holdco Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to a FrontierVision Holdco Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with preparation of the Estimation Order.

Interest will accrue with respect to Allowed FrontierVision Holdco Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed FrontierVision Holdco Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the FrontierVision Holdco Other Unsecured Distribution, consisting of the Allocable Portion of the FrontierVision Holdco Other Unsecured Distribution Reserve plus the portion of CVV Series FV-1 Interests allocated to FrontierVision Holdco Other Unsecured Claims in the Estimation Order, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Holdco Other Unsecured Claim will be determined by applying the Allocable Portion for the FrontierVision Holdco Other Unsecured Claims Class to the total amount of cash held in the FrontierVision Holdco Other Unsecured Claims Reserve plus the portion of CVV Series FV-1 Interests allocated to FrontierVision Holdco Other Unsecured Claims in the Estimation Order.

The Allocable Portion for Class FVHC-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Holdco Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed FrontierVision Holdco Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all FrontierVision Holdco Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all FrontierVision Holdco Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The FrontierVision Holdco Other Unsecured Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Class FVHC-Uns and to reserve for Disputed Claims in such Class, equal to the sum of (a) the product of:  (i) the FrontierVision Holdco Minimum Distribution Amount, and (ii) 100% minus the FrontierVision Holdco Notes/Trade Weighting Percentage, plus (b) following the Inter-Creditor Dispute Resolution, with respect to the FrontierVision Holdco Sharing Percentage, the product of (i) the FrontierVision Holdco Sharing Percentage, (ii) the FrontierVision Holdco Holdback and (iii) 100% minus the FrontierVision Holdco Notes/Trade Weighting Percentage.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the FrontierVision Holdco Debtor Group will be subject to the FrontierVision  Holdco Valuation Holdback.  The FrontierVision Holdco Holdback will only be released upon resolution by the Bankruptcy Court of the relevant aspects of the Inter-Creditor Dispute relating to the FrontierVision Holdco Debtor or Bankruptcy Court approval of a settlement.  The Plan Administrator will release the FrontierVision Holdco Holdback to the Debtor Group Reserves for the FrontierVision Holdco Debtor Group and/or the Holding Company Debtor Group in accordance with the Bankruptcy Court resolution or approved settlement.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed FrontierVision Holdco Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed FrontierVision Holdco Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class FVHC-Uns is impaired by the Plan.  Each holder of an Allowed FrontierVision Holdco Other Unsecured Claim is entitled to vote to accept or reject the Plan.

d.              Class FVHC-ESL - FrontierVision Holdco Existing Securities Law Claims

FrontierVision Holdco Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any FrontierVision Holdco Note.

Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit:

•                     arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors;

•                     for damages arising from the purchase or sale of any such security;

•                     for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or

•                     except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (1) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws, agreements entered into at any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing description (which obligations shall be Existing Securities Law Claims of the Class in which the securities underlying such Claim are included), and (2) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of securities.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim its Pro Rata Share of the FrontierVision Holdco Existing Securities Law Claim Distribution consisting of the Allocable Portion of the FrontierVision Holdco Existing Securities Law Claim Reserve, to the extent not previously paid, plus the CVV Series FV-2 Interests.

The FrontierVision Holdco Existing Securities Law Claim Reserve will be a reserve established to pay Allowed Claims in Class FVHC-ESL and to reserve for Disputed Claims in such Class, funded solely by transfers of Plan Consideration pursuant to Sections 9.03(b) and (e) of the Plan, up to an amount (after giving effect to the Restitution Fund available to Persons who hold FrontierVision Holdco Existing Securities Law Claims) estimated to result in Payment in Full of the FrontierVision Holdco Existing Securities Law Claims.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund, which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the FrontierVision Holdco Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof.  As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

The amount of Plan Consideration distributable on account of a FrontierVision Holdco Existing Securities Law Claim will be determined by applying the Allocable Portion for the FrontierVision Holdco Existing Securities Law

Claims Class to the total amount of Plan Consideration held in the FrontierVision Holdco Existing Securities Law Claims Reserve.

The Allocable Portion for Class FVHC-ESL is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Holdco Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class FVHC-ESL and deducted in calculating the FrontierVision Holdco Existing Securities Law Claim Reserve; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all FrontierVision Holdco Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class FVHC-ESL and deducted in calculating the FrontierVision Holdco Existing Securities Law Claim Reserve; plus

(2)            the aggregate amount of all FrontierVision Holdco Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Allowed FrontierVision Holdco Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Class FVHC-ESL is impaired by the Plan.  Each holder of an Allowed FrontierVision Holdco Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

e.               Class FVHC-Conv - FrontierVision Holdco Convenience Claims

A FrontierVision Holdco Convenience Claim is a FrontierVision Holdco Trade Claim or FrontierVision Holdco Other Unsecured Claim, that is (1) Allowed in an amount of $10,000 or less or (2) Allowed in an amount greater than $10,000 but which is reduced to $10,000 by an irrevocable written election made by the holder of such Claim on a properly delivered ballot.  Notwithstanding anything otherwise to the contrary, any FrontierVision Holdco Trade Claim or FrontierVision Holdco Other Unsecured Claim that was originally Allowed in excess of $10,000 may not be subdivided into multiple FrontierVision Holdco Trade Claims or FrontierVision Holdco Other Unsecured Claims of $10,000 or less for purposes of receiving treatment as a FrontierVision Holdco Convenience Claim.

Under the Plan, each holder of an Allowed FrontierVision Holdco Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs.

However, if (1) the holders of Claims which are deemed to be Allowed FrontierVision Holdco Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of Claims in the Class to which they would otherwise belong, or (2) the holders of Allowed FrontierVision Holdco Convenience Claims do not accept the Plan by the required majorities described in Section 1126(c) of the Bankruptcy Code then the holders of such Allowed FrontierVision Holdco Convenience Claims will be treated as holders of Claims in the class to which they would otherwise belong.  In such event, any election by a holder of an Allowed FrontierVision Holdco Convenience Claim to reduce the amount of its Allowed Claim to $10,000 will be null and void.

Class FVHC-Conv is impaired by the Plan.  Each holder of an Allowed FrontierVision Holdco Convenience Claim is entitled to vote to accept or reject the Plan.

10.       Parnassos Debtor Group

a.              Class P-Bank - Parnassos Bank Claims

The Parnassos Bank Claims are Claims against a Debtor arising under or pursuant to the Parnassos Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the Parnassos Bank Claims will be Allowed in the principal amount of $623,000,000 plus interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan).

On the Effective Date, each holder of an Allowed Parnassos Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of cash from the Parnassos Bank Distribution in the amount of such Allowed Claim.

The Plan contemplates that Class P-Bank is impaired by the Plan and each holder of an Allowed Parnassos Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class P-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class P-Bank will be unimpaired and each holder of an Allowed Parnassos Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class P-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that:  (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expense in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class P-Trade - Parnassos Trade Claims

A Parnassos Trade Claim is any Claim relating to the receipt of goods or services by the Parnassos Debtors from trade vendors or service providers in the ordinary course of the Parnassos Debtors’ business.  Interest will accrue with respect to Parnassos Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Parnassos Trade Claims will aggregate approximately $32 million.  The aggregate amount of pending Parnassos Trade Claims, including duplicate claims and guarantee claims against multiple Parnassos Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $178 million.  The Debtors’ estimate of Allowed Parnassos Trade Claims is based upon an analysis of the Parnassos Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Parnassos Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Parnassos Trade Claims.  The ultimate resolution of Parnassos Trade Claims could result in Allowed Parnassos Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Parnassos Debtors, Claims that arose prior to the Commencement Date against one or more Parnassos Debtors are treated as one Claim against the Parnassos Debtors and guarantee Claims against and among multiple Parnassos Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the Parnassos Trade Distribution Reserve, to the extent previously not paid; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied  in accordance with the applicable Purchase Agreement, to the extent not previously paid.  If the Expanded Transaction is consummated, a portion of such payment may be made in TWC Class A Common Stock; provided, however, that payment will not be made in TWC Class A Common Stock if holders of the corresponding class of Claims in a Parent Debtor Group of this Debtor Group receive a cash distribution.

The Parnassos Trade Distribution Reserve will be a reserve of either (1) if the Comcast Adelphia Acquisition is consummated, cash or (2) if the Expanded Transaction is consummated, Plan Consideration (in either case in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX of the Plan) established to pay Allowed Claims in Class P-Trade and to reserve for Disputed Claims in such Class.

The Allocable Portion for Class P-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Parnassos Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Parnassos Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Parnassos Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Parnassos Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Parnassos Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class P-Trade is impaired by the Plan.  Each holder of an Allowed Parnassos Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class P-Uns - Parnassos Other Unsecured Claims

Parnassos Other Unsecured Claims are General Unsecured Claims against any of the Parnassos Debtors.  Parnassos Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                     the rejection of leases of nonresidential real property and executory contracts,

•                     personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                     other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed Parnassos Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending Parnassos Other Unsecured Claims, including duplicate claims and guarantee claims against multiple Parnassos Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $50 million.  The Debtors’ estimate of Allowed Parnassos Other Unsecured Claims is based upon an analysis of the Parnassos Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Parnassos Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Parnassos Other Unsecured Claims.  The ultimate resolution of Parnassos Other Unsecured Claims could result in Allowed Parnassos Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Parnassos Debtors, Claims that arose prior to the Commencement Date against one or more Parnassos Debtors are treated as one Claim against the Parnassos Debtors and guarantee Claims against and among multiple Parnassos Debtors are eliminated.  To the extent that Parnassos Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to any given Parnassos Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Parnassos Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed Parnassos Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Parnassos Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.  If the Expanded Transaction is consummated, a portion of such payment may be made in TWC Class A Common Stock; provided, however, that payment will not be made in TWC Class A Common Stock if holders of the corresponding class of Claims in a Parent Debtor Group of this Debtor Group receive a cash distribution.

The amount of Plan Consideration distributable on account of an Allowed Parnassos Other Unsecured Claim will be determined by applying the Allocable Portion for the Parnassos Other Unsecured Claims Class to the total amount of Plan Consideration held in the Parnassos Other Unsecured Claims Reserve.

The Parnassos Other Unsecured Distribution Reserve will be a reserve of either (1) if the Comcast Adelphia Acquisition is consummated, cash or (2) if the Expanded Transaction is consummated, Plan Consideration (in either case in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX of the Plan) established to pay Allowed Claims in Class P-Uns and to reserve for Disputed Claims in such Class.

The Allocable Portion for Class P-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Parnassos Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Parnassos Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Parnassos Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Parnassos Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Parnassos Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Parnassos Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Parnassos Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class P-Uns is impaired by the Plan.  Each holder of an Allowed Parnassos Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

d.              Class P-Equity - Equity Interests in Parnassos Debtors

Parnassos JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Adelphia Western New York Holdings, L.L.C., Montgomery Cablevision, Inc., the Company or any of their Affiliates) arising pursuant to or in connection with (1) the Agreement of Limited Partnership, dated as of December 30, 1998, of Parnassos Communications, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time or (2) the Agreement of Limited Partnership, dated as of January 8, 1998, of Western NY Cablevision, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time; provided, however, that in respect of the foregoing clauses (1) and (2), any such amendment, modification or supplement from and after April 20, 2005 shall be made, if at all, in accordance with the requirements and restrictions of the Purchase Agreements.

The legal, equitable and contractual rights to which holders of Equity Interests in the Parnassos Debtors are entitled will not be altered by the Plan.  On the Effective Date, (1) all of the equity securities of Empire Sports Network held by the Parnassos Joint Venture or its Subsidiaries will be transferred to the Parnassos Distribution

Companies in accordance with the Comcast Purchase Agreement or, if applicable, the Expanded Transaction Letter Agreement and (2) either (A) in the event the Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Parnassos JV Equity Interests held by the Debtors or the Reorganized Debtors will be transferred to Comcast, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity will be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (B) in the event the Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the Expanded Transaction, the Parnassos JV Equity Interests held by the Debtors or the Reorganized Debtors will be transferred to TW NY, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity will be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement.  The Parnassos JV Equity Interests held by TCI Adelphia Holdings, LLC will be retained by TCI Adelphia Holdings, LLC in accordance with the Comcast Purchase Agreement or, if applicable, the TW Purchase Agreement and the Expanded Transaction Letter Agreement.  Equity Interests in Parnassos Debtors shall be treated in accordance with Section 4.17(b) of the Plan and shall not be entitled to receive any other distribution under the Plan except as provided in the first sentence of Section 6.02(h) of the Plan; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed.

Notwithstanding anything to the contrary in the Plan, nothing contained in the Plan shall abrogate any liabilities or obligations expressly assumed by TW NY or Comcast in connection with the Government Settlement Agreements.

The Plan contemplates that Class P-Equity is unimpaired by the Plan and each holder of an Allowed Equity Interest in a Parnassos Debtor will be conclusively presumed to accept the Plan.

11.       Century-TCI Debtor Group

a.              Class TCI-Bank - Century-TCI Bank Claims

The Century-TCI Bank Claims are Claims against a Debtor arising under or pursuant to the Century-TCI Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the Century-TCI Bank Claims will be Allowed in the principal amount of $1,000,000,000 plus interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan).

On the Effective Date, each holder of an Allowed Century-TCI Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of cash from the Century-TCI Bank Distribution in the amount of such Allowed Claim.

The Plan contemplates that Class TCI-Bank is impaired by the Plan and each holder of an Allowed Century-TCI Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class TCI-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class TCI-Bank will be unimpaired and each holder of an Allowed Century-TCI Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class TCI-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that:  (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expense in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class TCI-Trade - Century-TCI Trade Claims

A Century-TCI Trade Claim is any Claim relating to the receipt of goods or services by the Century-TCI Debtors from trade vendors or service providers in the ordinary course of the Century-TCI Debtors’ business.  Interest will accrue with respect to the Century-TCI Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Century-TCI Trade Claims will aggregate approximately $78 million.  The aggregate amount of pending Century-TCI Trade Claims, including duplicate claims and guarantee claims against multiple Century-TCI Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $198 million.  The Debtors’ estimate of Allowed Century-TCI Trade Claims is based upon an analysis of the Century-TCI Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Century-TCI Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century-TCI Trade Claims.  The ultimate resolution of Century-TCI Trade Claims could result in Allowed Century-TCI Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Century-TCI Debtors, Claims that arose prior to the Commencement Date against one or more Century-TCI Debtors are treated as one Claim against the Century-TCI Debtors and guarantee Claims against and among multiple Century-TCI Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the Century-TCI Trade Distribution Reserve, to the extent previously not paid; provided, that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.  If the Expanded Transaction is consummated, a portion of such payment may be made in TWC Class A Common Stock; provided, however, that payment will not be made in TWC Class A Common Stock if holders of the corresponding class of Claims in a Parent Debtor Group of this Debtor Group receive a cash distribution.

The amount of Plan Consideration distributable on account of an Allowed Century-TCI Trade Claim will be determined by applying the Allocable Portion for the Century-TCI Trade Claims Class to the total amount of Plan Consideration held in the Century-TCI Trade Distribution Reserve.

The Allocable Portion for Class TCI-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Century-TCI Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Century-TCI Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Century-TCI Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Century-TCI Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century-TCI Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

The Century-TCI Trade Distribution Reserve will be a reserve of either (1) if the Comcast Adelphia Acquisition is consummated, cash or (2) if the Expanded Transaction is consummated, Plan Consideration (in either case in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX of the Plan) established to pay Allowed Claims in Class TCI-Trade and to reserve for Disputed Claims in such Class estimated to provide payment in full for all such Claims.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class TCI-Trade is impaired by the Plan.  Each holder of an Allowed Century-TCI Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class TCI-Uns - Century-TCI Other Unsecured Claims

Century-TCI Other Unsecured Claims are General Unsecured Claims against any of the Century-TCI Debtors.  Century-TCI Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed Century-TCI Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending Century-TCI Other Unsecured Claims, including duplicate claims and guarantee claims against multiple Century-TCI debtors but excluding unliquidated claims and claims for which no amounts were specified, totals less than $1 million.  The Debtors’ estimate of Allowed Century-TCI Other Unsecured Claims is based upon an analysis of the Century-TCI Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Century-TCI Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century-TCI Other Unsecured Claims.  The ultimate resolution of Century-TCI Other Unsecured Claims could result in Allowed Century-TCI Other Unsecured Claims in amounts less than or greater than those estimated by the

Debtors for purposes of this Disclosure Statement.  To the extent that Century-TCI Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the aggregate amount of Plan Consideration received with respect to any given Century-TCI Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Century-TCI Debtors, Claims that arose prior to the Commencement Date against one or more Century-TCI Debtors are treated as one Claim against the Century-TCI Debtors and guarantee Claims against and among multiple Century-TCI Debtors are eliminated.

Interest will accrue with respect to Allowed Century-TCI Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed Century-TCI Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the Century-TCI Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.  If the Expanded Transaction is consummated, a portion of such payment may be made in TWC Class A Common Stock; provided, however, that payment will not be made in TWC Class A Common Stock if holders of the corresponding class of Claims in a Parent Debtor Group of this Debtor Group receive a cash distribution.

The Century-TCI Other Unsecured Distribution Reserve will be a reserve of either (1) if the Comcast Adelphia Acquisition is consummated, cash or (2) if the Expanded Transaction is consummated, Plan Consideration (in either case in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX of the Plan) established to pay Allowed Claims in Class TCI-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in full for such Claims.

The amount of Plan Consideration distributable on account of an Allowed Century-TCI Other Unsecured Claim will be determined by applying the Allocable Portion for the Century-TCI Other Unsecured Claims Class to the total amount of Plan Consideration held in the Century-TCI Other Unsecured Claims Reserve.

The Allocable Portion for Class TCI-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Century-TCI Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Century-TCI Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Century-TCI Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Century-TCI Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century-TCI Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected

to be Allowed in each Debtor Group and the resolution of Disputed Claims.   In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Century-TCI Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Century-TCI Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class TCI-Uns is impaired by the Plan.  Each holder of an Allowed Century-TCI Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

d.              Class TCI-Equity - Equity Interests in Century-TCI Debtors

Century-TCI JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Century Exchange LLC, the Company or any of their Affiliates) arising pursuant to or in connection with the Agreement of Limited Partnership, dated as of December 7, 1999, of Century-TCI California Communications, L.P., by and among Century Exchange L.L.C.  and TCI California Holdings, L.L.C., as amended, supplemented or modified from time to time; provided, however, that any such amendment, modification or supplement from and after April 20, 2005 shall be made, if at all, in accordance with the requirements and restrictions of the Purchase Agreements.

The legal, equitable and contractual rights to which holders of the Equity Interests in Century-TCI Debtors are entitled will not be altered by the Plan.  On the Effective Date, either (1) in the event the Debtors or the Reorganized Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Century-TCI JV Equity Interests held by the Debtors or the Reorganized Debtors will be transferred to Comcast, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity will be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (2) in the event the Debtors or the Reorganized Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the Expanded Transaction, the Century-TCI JV Equity Interests held by the Debtors or the Reorganized Debtors will be transferred to TW NY, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity will be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents), in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement.  The Century-TCI JV Equity Interests held by TCI California Holdings, LLC will be retained by TCI California Holdings, LLC in accordance with the Comcast Purchase Agreement or, if applicable, the TW Purchase Agreement and the Expanded Transaction Letter Agreement.  Equity Interests in Century-TCI Debtors shall be treated in accordance with Section 4.21(b) of the Plan and shall not be entitled to receive any other distribution under the Plan except as provided in the first sentence of Section 6.02(h) of the Plan; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed.

Notwithstanding anything to the contrary in the Plan, nothing contained in the Plan shall abrogate any liabilities or obligations expressly assumed by TW NY and Comcast in connection with the Government Settlement Agreements.

The Plan contemplates that Class TCI-Equity is unimpaired by the Plan and each holder of an Allowed Equity Interest in a Century-TCI Debtor will be conclusively presumed to accept the Plan.

12.       Century Debtor Group

a.              Class Century-Bank - Century Bank Claims

The Century Bank Claims are Claims against a Debtor arising under or pursuant to the Century Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the Century Bank Claims will be Allowed in the principal amount of $2,480,000,000 plus interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan as applicable.

On the Effective Date, each holder of an Allowed Century Bank Claim will (pursuant to the Plan and without any further action by such holder) at the option of the Debtors, as set forth in the Sale Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)), in exchange for its Pro Rata Share of the Century Bank Claim Purchase Price, all of its right, title and interest in and under the Century Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors; or

•                  receive its Pro Rata Share of the Century Bank Claim Purchase Price, in full and complete satisfaction of such Allowed Century Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the Century Bank Claims or otherwise under the Century Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The Century Bank Claim Purchase Price is an amount equal to the aggregate Allowed Century Bank Claims, payable in cash in the amount of such Allowed Claim.

Notwithstanding the foregoing, in no event will the Debtors or Reorganized Debtors assume, or be liable with respect to, any claims, liabilities, obligations or avoidance remedies arising out of, or in connection with, the Century Credit Agreement including in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement.

The Plan contemplates that Class Century-Bank is impaired by the Plan and each holder of an Allowed Century Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class Century-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class Century-Bank will be unimpaired and each holder of an Allowed Century Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class Century-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that:  (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expense in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class Century-Trade - Century Trade Claims

A Century Trade Claim is any Claim relating to the receipt of goods or services by the Century Debtors from trade vendors or service providers in the ordinary course of the Century Debtors’ business.  Interest will accrue with respect to the Century Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Century Trade Claims will aggregate approximately $90 million.  The aggregate amount of pending Century Trade Claims, including duplicate claims and guarantee claims against multiple Century Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $2.1 billion.  The Debtors’ estimate of Allowed Century Trade Claims is based upon an analysis of the Century Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Century Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century Trade Claims.  The ultimate resolution of Century Trade Claims could result in Allowed Century Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Century Debtors, Claims that arose prior to the Commencement Date against one or more Century Debtors are treated as one Claim against the Century Debtors and guarantee Claims against and among multiple Century Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the Century Trade Distribution, consisting of cash from the Century Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Century Trade Claim will be determined by applying the Allocable Portion for the Century Trade Claims Class to the total amount of Plan Consideration held in the Century Trade Distribution Reserve.

The Allocable Portion for Class Century-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Century Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Century Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Century Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Century Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Century Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class Century-Trade is impaired by the Plan.  Each holder of an Allowed Century Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class Century-Uns – Century Other Unsecured Claims

Century Other Unsecured Claims are General Unsecured Claims against any of the Century Debtors.  Century Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed Century Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Century Other Unsecured Claims will aggregate approximately $1 million.  The aggregate amount of pending Century Other Unsecured Claims, including duplicate claims and guarantee claims against multiple Century Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $330 billion.  The Debtors’ estimate of Allowed Century Other Unsecured Claims is based upon an analysis of the Century Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Century Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century Other Unsecured Claims.  The ultimate resolution of Century Other Unsecured Claims could result in Allowed Century Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Century Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed Century Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Century Debtors, Claims that arose prior to the Commencement Date against one or more Century Debtors are treated as one Claim against the Century Debtors and guarantee Claims against and among multiple Century Debtors are eliminated.

Except to the extent that an Allowed Century Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Century Other Unsecured Distribution consisting of cash from the Century Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Century Other Unsecured Claim will be determined by applying the Allocable Portion for the Century Other Unsecured Claims Class to the total amount of Plan Consideration held in the Century Other Unsecured Claims Reserve.

The Allocable Portion for Class Century-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Century Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Century Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Century Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Century Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Century Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Century Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Century Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class Century-Uns is impaired by the Plan.  Each holder of an Allowed Century Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

13.       CCHC Debtor Group

a.              Class CCHC-Trade - CCHC Trade Claims

A CCHC Trade Claim is any Claim relating to the receipt of goods or services by the CCHC Debtors from trade vendors or service providers in the ordinary course of the CCHC Debtors’ business.  Interest will accrue with respect to the CCHC Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed CCHC Trade Claims will aggregate less than $1 million.  The aggregate amount of pending CCHC Trade Claims, including duplicate claims and guarantee claims against multiple CCHC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $158 million.  The Debtors’ estimate of Allowed CCHC Trade Claims is based upon an analysis of the CCHC Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such CCHC Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain CCHC Trade Claims.  The ultimate resolution of CCHC Trade Claims could result in Allowed CCHC Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the CCHC Debtors, Claims that arose prior to the Commencement Date against one or more CCHC Debtors are treated as one Claim against the CCHC Debtors and guarantee Claims against and among multiple CCHC Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCHC Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the CCHC Trade Claim Distribution, consisting of cash from the CCHC Trade Distribution Reserve, to the extent not previously paid.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed CCHC Trade Claim will be determined by applying the Allocable Portion for the CCHC Trade Claims Class to the total amount of Plan Consideration held in the CCHC Trade Distribution Reserve.

The Allocable Portion for Class CCHC-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed CCHC Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed CCHC Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all CCHC Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all CCHC Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one of more Non-Transferred MCE Systems, Plan Consideration to the CCHC Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class CCHC-Trade is impaired by the Plan.  Each holder of an Allowed CCHC Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

b.              Class CCHC-Uns – CCHC Other Unsecured Claims

CCHC Other Unsecured Claims are General Unsecured Claims against any of the CCHC Debtors.  CCHC Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed CCHC Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed CCHC Other Unsecured Claims will aggregate approximately $18 million.  The aggregate amount of pending CCHC Other Unsecured Claims, including duplicate claims and guarantee claims against multiple CCHC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $7.5 billion.  The Debtors’ estimate of Allowed CCHC Other Unsecured Claims is based upon an analysis of the CCHC Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such CCHC Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain CCHC Other Unsecured Claims.  The ultimate resolution of CCHC Other Unsecured Claims could result in Allowed CCHC Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that CCHC Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed CCHC Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the CCHC Debtors, Claims that arose prior to the Commencement Date against one or more CCHC Debtors are treated as one Claim against the CCHC Debtors and guarantee Claims against and among multiple CCHC Debtors are eliminated.

Except to the extent that an Allowed CCHC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCHC Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the CCHC Other Unsecured Distribution consisting of cash from the CCHC Other Unsecured Distribution Reserve, to the extent not previously paid.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a CCHC Other Unsecured Claim will be determined by applying the Allocable Portion for the CCHC Other Unsecured Claims Class to the total amount of Plan Consideration held in the CCHC Other Unsecured Claims Reserve.

The Allocable Portion for Class CCHC-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed CCHC Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed CCHC Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all CCHC Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all CCHC Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one of more Non-Transferred MCE Systems, Plan Consideration to the CCHC Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed CCHC Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed CCHC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class CCHC-Uns is impaired by the Plan.  Each holder of an Allowed CCHC Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

14.       CCC Debtor Group

a.              Class CCC-Trade - CCC Trade Claims

A CCC Trade Claim is any Claim relating to the receipt of goods or services by the CCC Debtors from trade vendors or service providers in the ordinary course of the CCC Debtors’ business.  Interest will accrue with respect to the CCC Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed CCC Trade Claims will aggregate approximately $7 million.  The aggregate amount of pending CCC Trade Claims, including duplicate claims and guarantee claims against multiple CCC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $302 million.  The Debtors’ estimate of Allowed CCC Trade Claims is based upon an analysis of the CCC Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such CCC Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain CCC Trade Claims.  The ultimate resolution of CCC Trade Claims could result in Allowed CCC Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the CCC Debtors, Claims that arose prior to the Commencement Date against one or more CCC Debtors are treated as one Claim against the CCC Debtors and guarantee Claims against and among multiple CCC Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCC Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the CCC Trade Distribution, consisting of cash from the CCC Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed CCC Trade Claim will be determined by applying the Allocable Portion for the CCC Trade Claims Class to the total amount of Plan Consideration held in the CCC Trade Distribution Reserve.

The Allocable Portion for Class CCC-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed CCC Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed CCC Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all CCC Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all CCC Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one of more Non-Transferred MCE Systems, Plan Consideration to the CCC Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class CCC-Trade is impaired by the Plan.  Each holder of an Allowed CCC Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

b.              Class CCC-Uns – CCC Other Unsecured Claims

CCC Other Unsecured Claims are General Unsecured Claims against any of the CCC Debtors.  CCC Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed CCC Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed CCC Other Unsecured Claims will aggregate approximately $69 million.  The aggregate amount of pending CCC Other Unsecured Claims, including duplicate claims and guarantee claims against multiple CCC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $7.5 billion.  The Debtors’ estimate of Allowed CCC Other Unsecured Claims is based upon an analysis of the CCC Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such CCC Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain CCC Other Unsecured Claims.  The ultimate resolution of CCC Other Unsecured Claims could result in Allowed CCC Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that CCC Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed CCC Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the CCC Debtors, Claims that arose prior to the Commencement Date against one or more CCC Debtors are treated as one Claim against the CCC Debtors and guarantee Claims against and among multiple CCC Debtors are eliminated.

Except to the extent that an Allowed CCC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCC Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the CCC Other Unsecured Distribution consisting of cash from the CCC Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a CCC Other Unsecured Claim will be determined by applying the Allocable Portion for the CCC Other Unsecured Claims Class to the total amount of Plan Consideration held in the CCC Other Unsecured Claims Reserve.

The Allocable Portion for Class CCC-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed CCC Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed CCC Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all CCC Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all CCC Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one of more Non-Transferred MCE Systems, Plan Consideration to the CCC Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed CCC Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed CCC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class CCC-Uns is impaired by the Plan.  Each holder of an Allowed CCC Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

15.       Ft. Myers Debtor Group

a.              Class FtM-FPL - FPL Notes Claims

FPL Notes Claims are Claims arising under or pursuant to that certain $108,000,000 term note dated as of October 1, 1999, which was issued by Ft. Myers Acquisition Limited Partnership to Olympus and assigned to West Boca Security, Inc.

The FPL Notes Claims will be fixed in the aggregate amount of (1) $127,435,663, of which $108,000,000 represents initial principal and $19,435,663 represents additional amounts accrued to the Commencement Date plus (2) interest accrued, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FPL Notes Claim will receive, in full and complete satisfaction of such Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), its Pro Rata Share of the

FPL Note Distribution consisting of cash from the Ft. Myers Notes Distribution Reserve, to the extent not previously paid.

The amount of cash distributable on account of an Allowed FPL Notes Claim will be determined by applying the Allocable Portion for the FPL Notes Claims Class to the total amount of Plan Consideration held in the Ft. Myers Notes Distribution Reserve.

The Allocable Portion for Class FtM-FPL is a percentage equal to:

•                  the aggregate amount of all Allowed FPL Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)        the aggregate amount of all Allowed FPL Notes Claims as of the date of calculation; plus

(2)        the aggregate amount of all FPL Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)        the aggregate amount of all FPL Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of cash to the Ft. Myers Notes Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The Ft. Myers Term Note is secured by a pledge by Olympus Communications, L.P. of a one-third interest in Olympus Communications, L.P., which Olympus Communications, L.P. redeemed in a transaction involving the issuance of the Ft. Myers Term Note.  The Debtors estimate that Claims in this Class will be Paid in Full.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.

Although Allowed Claims in this Class are estimated to be Paid in Full in cash under the Plan, Class FtM-FPL is impaired by the Plan.  Each holder of an Allowed FPL Notes Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

b.              Class FtM-Trade - Ft. Myers Trade Claims

A Ft. Myers Trade Claim is any Claim relating to the receipt of goods or services by the Ft. Myers Debtor from trade vendors or service providers in the ordinary course of the Ft. Myers Debtor’s business.  Interest will accrue with respect to the Ft. Myers Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Ft. Myers Trade Claims will aggregate less than $1 million.  The aggregate amount of pending Ft. Myers Trade Claims, including duplicate claims but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $20 million.  The Debtors’ estimate of Allowed Ft. Myers Trade Claims is based upon an analysis of the Ft. Myers Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Ft. Myers Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Ft. Myers Trade Claims.  The ultimate resolution of Ft. Myers Trade Claims could result in Allowed Ft. Myers Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Ft. Myers Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the Ft. Myers Trade Distribution, consisting of Plan Consideration from the Ft. Myers Trade Distribution Reserve, to the extent not previously paid; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Ft. Myers Trade Claim will be determined by applying the Allocable Portion for the Ft. Myers Trade Claims Class to the total amount of Plan Consideration held in the Ft. Myers Trade Distribution Reserve.

The Allocable Portion for Class FtM-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Ft. Myers Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Ft. Myers Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Ft. Myers Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Ft. Myers Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Ft. Myers Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class FtM-Trade is impaired by the Plan.  Each holder of an Allowed Ft. Myers Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class FtM-Uns – Ft. Myers Other Unsecured Claims

Ft. Myers Other Unsecured Claims are General Unsecured Claims against the Ft. Myers Debtor.  Ft. Myers Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed Ft. Myers Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Ft. Myers Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending Ft. Myers Other Unsecured Claims, including duplicate claims but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $7.5 billion.  The Debtors’ estimate of Allowed Ft. Myers Other Unsecured Claims is based upon an analysis of the Ft. Myers Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Ft. Myers Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Ft. Myers Other Unsecured Claims.  The ultimate resolution of Ft. Myers Other Unsecured Claims could result in Allowed Ft. Myers Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Ft. Myers Other Unsecured Claims are Allowed in an amount significantly different from the estimate therefor, the amount of Plan Consideration received with respect to an Allowed Ft. Myers Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.

Except to the extent that an Allowed Ft. Myers Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Ft. Myers Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Ft. Myers Other Unsecured Distribution Consisting of Plan Consideration from the Ft. Myers Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Ft. Myers Other Unsecured Claim will be determined by applying the Allocable Portion for the Ft. Myers Other Unsecured Claims Class to the total amount of Plan Consideration held in the Ft. Myers Other Unsecured Claims Reserve.

The Allocable Portion for Class FtM-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Ft. Myers Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Ft. Myers Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Ft. Myers Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Ft. Myers Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Ft. Myers Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Ft. Myers Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Ft. Myers Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class FtM-Uns is impaired by the Plan.  Each holder of an Allowed Ft. Myers Other Unsecured Claim is entitled to vote to accept or reject the Plan.

16.       Arahova Debtor Group

The creditors of the Arahova Debtor Group will receive no distribution pending the Inter-Creditor Dispute Resolution, unless a minimum distribution is ordered by the Bankruptcy Court or contained in a settlement approved by the Bankruptcy Court.  Instead, the Debtors have created the Inter-Creditor Dispute Holdback, which is an amount sufficient to pay all creditors of the Arahova Debtor Group in full, which will be “held back” until the Inter-Creditor Dispute Resolution.  The Debtors anticipate that the Inter-Creditor Dispute Holdback will be comprised principally of TWC Class A Common Stock, and will also include cash and interests in the Puerto Rico Liquidating Trust, which will hold the escrowed proceeds from the Debtors’ sale of its interest in the Century/ML Joint Venture.

Once the Inter-Creditor Dispute is resolved by order of the Bankruptcy Court or a settlement approved by the Bankruptcy Court, the portion of the Inter-Creditor Dispute Holdback that is determined belongs to the Arahova  Debtor Group (which is reflected by the Arahova Sharing Percentage) will be deposited in the various Arahova  Debtor Group Reserves based on the proportionate share of the estimated amount of Allowed Claims (which is reflected by the Arahova  Notes/Trade Weighting Percentage).  If the Arahova  Debtor Group receives less than the full amount of the Inter-Creditor Dispute Holdback, then the Arahova  Debtor Group may receive an interest in the Contingent Value Vehicle (which is reflected by the CVV Series AH-1 and AH-2 Interests, and the Arahova CVV Sharing Percentage).

a.              Class ARA-Notes - Arahova Notes Claims

Arahova Notes Claims are Claims against a Debtor arising under or pursuant to any of the:

•                  9.500% Senior Notes due March 1, 2005 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fourth Supplemental Indenture, dated as of March 6, 1995, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

•                  8.875% Senior Notes due January 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fifth Supplemental Indenture, dated as of January 23, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

•                  8.750% Senior Notes due October 1, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and First Trust of California, as initial Trustee thereunder, as supplemented by a Sixth Supplemental Indenture, dated September 29, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

•                  8.375% Senior Notes due November 15, 2017 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Seventh Supplemental Indenture, dated as of November 13, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

•                  8.375% Senior Notes due December 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by an Eighth Supplemental Indenture, dated as of December 10, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

•                  Zero Coupon Senior Discount Notes due January 15, 2008 issued by Century Communications Corporation under that certain Indenture dated as of January 15, 1998 between Century and First Trust of California, National Association, as initial Trustee thereunder as supplemented by a First Supplemental Indenture, dated as of October 1, 1999; or

•                  Zero Coupon Senior Discount Notes due March 15, 2003 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Third Supplemental Indenture, dated as of April 1, 1993, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999.

The current Indenture Trustee with respect to these bonds is U.S. Bank National Association, 1420 Fifth Avenue, 7th Floor, Seattle, WA 98101; Attn: Diana Jacobs, Vice President.

The Arahova Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $1,743,517,586, of which $1,712,003,697 represents principal and $31,513,889 represents interest to the Commencement Date plus (2) interest, if any, accrued pursuant to Section 8.14 of the Plan.

The Indenture Trustee contends that the prepetition interest amount is $31,562,598.  The amount of the Allowed Claim, as currently stated in the Plan, does not include interest on overdue installments of interest owing as of the Petition Date.  It is the position of the Arahova Indenture Trustee, however, that interest is due on the entire amount outstanding on the Petition Date, including overdue installments of interest.  This issue affects two Arahova Notes issues, the 8.375% Senior Notes due November 15, 2017 and the 8.375% Senior Notes due December 15, 2007, with respect to which the Debtors had missed interest payments due on May 15, 2002 and June 12, 2002, respectively.  As set forth on the Form of Senior Debt Security attached as Exhibit A to the respective Seventh and Eighth Supplemental Indentures: “The Company shall pay interest on overdue principal at the rate of 8 3/8% per annum and interest on overdue installments of interest, to the extent lawful, at the same rate.” The Arahova Indenture Trustee asserts that the Indentures are governed by New York law, which permits interest on overdue installments of interest, and that therefore additional interest in the respective amounts of $38,967.01 and $9,741.75 is owing on these two Arahova Notes issues as of the Petition Date.  The Debtors, however, assert that this additional amount should not be included in the allowed Arahova Notes Claims.  In the absence of a settlement, the Bankruptcy Court will resolve this issue on or prior to the Confirmation Date, and if the Bankruptcy Court determines that the prepetition interest amount is higher than stated in the first sentence of Section 4.32(b) of the Plan , the aggregate Allowed amount of the Arahova Note Claims will be increased accordingly.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Arahova Notes Distribution, consisting of Plan Consideration from the Arahova Notes/Trade Distribution Reserve, to the extent not previously paid, CVV Series AH-1 Interests and the Puerto Rico Trust Interests.

The amount of Plan Consideration distributable on account of an Allowed Arahova Notes Claim will be determined by applying the Allocable Portion for the Arahova Notes Claims Class to the total amount of Plan Consideration held in the Arahova Notes/Trade Distribution Reserve, CVV Series AH-1 Interests and the Puerto Rico Trust Interests.

The Allocable Portion for Class ARA-Notes is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)  the aggregate amount of all Allowed Arahova Notes Claims and Allowed Arahova Trade Claims as of the date of calculation; plus

(2)  the aggregate amount of all Arahova Notes Claims and Arahova Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)  the aggregate amount of all Arahova Notes Claims and Arahova Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Arahova Notes/Trade Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Classes ARA-Notes and ARA-Trade and to reserve for Disputed Claims in such Classes, equal to the sum of (a) product of: (i) the Arahova Minimum Distribution Amount, and (ii) the Arahova Notes/Trade Weighting Percentage, plus (b) following the occurrence of the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) the Arahova Notes/Trade Weighting Percentage.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.

The Arahova Notes/Trade Weighting Percentage is the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ARA-Notes and ARA-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes ARA-Notes, ARA-Trade, ARA-Uns and ARA-Conv as set forth in the Estimation Order.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Arahova Notes and the Arahova Trade Claims are made from the Arahova Notes/Trade Distribution Reserve, the recovery to holders of Arahova Notes could be affected by the ultimate resolution of Arahova Trade Claims.  Resolution of Arahova Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that (1) Arahova Trade Claims are Allowed in an amount significantly in excess of the estimate set forth below or (2) the Inter-Creditor Dispute is resolved in favor of the Holding Company Debtor Group, the distribution received in respect of an Arahova Notes Claim will be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class ARA-Notes is impaired by the Plan.  Each holder of an Allowed Arahova Notes Claim is entitled to vote to accept or reject the Plan.

b.              Class ARA-Trade - Arahova Trade Claims

An Arahova Trade Claim is any Claim relating to the receipt of goods or services by the Arahova Debtor from commercial trade vendors or service providers in the ordinary course of the Arahova Debtor’s business.

The Debtors estimate that the amount of Allowed Arahova Trade Claims will aggregate less than $1 million.  The aggregate amount of pending Arahova Trade Claims, including duplicate claims but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $33 million.  The Debtors’ estimate of Allowed Arahova Trade Claims is based upon an analysis of the Arahova Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Arahova Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Arahova Trade Claims.  The ultimate resolution of Arahova Trade Claims could result in Allowed Arahova Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), with interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan, a distribution of its Pro Rata Share of the Arahova Trade Claims Distribution, consisting of Plan Consideration from the Arahova Notes/Trade Distribution Reserve to the extent not previously paid, CVV Series AH-1 Interests and the Puerto Rico Trust Interests; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement to the extent previously not paid.

The amount of Plan Consideration distributable on account of an Allowed Arahova Trade Claim will be determined by applying the Allocable Portion for the Arahova Trade Claims Class to the total amount of Plan Consideration held in the Arahova Notes/Trade Distribution Reserve, CVV Series AH-1 Interests and the Puerto Rico Trust Interests.

The Arahova Notes/Trade Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Classes ARA-Notes and ARA-Trade and to reserve for Disputed Claims in such Classes, equal to the sum of (a) the product of: (i) the Arahova Minimum Distribution Amount, and (ii) the Arahova Notes/Trade Weighting Percentage, plus (b) following the occurrence of the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) the Arahova Notes/Trade Weighting Percentage.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.

The Arahova Notes/Trade Weighting Percentage is the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ARA-Notes and ARA-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes ARA-Notes, ARA-Trade, ARA-Uns and ARA-Conv as set forth in the Estimation Order.

The Allocable Portion for Class ARA-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)  the aggregate amount of all Allowed Arahova Trade Claims and Allowed Arahova Notes Claims as of the date of calculation; plus

(2)  the aggregate amount of all Arahova Trade Claims and Arahova Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)  the aggregate amount of all Arahova Trade Claims and Arahova Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Arahova Notes and the Arahova Trade Claims are made from the Arahova Notes/Trade Distribution Reserve, the recovery to holders of Arahova Trade Claims could be affected by the ultimate resolution of Arahova Notes Claims.  To the extent that (1) Arahova Notes Claims are Allowed in an amount significantly in excess of the estimate set forth above, or (2) the Inter-Creditor Dispute is resolved in favor of the Holding Company Debtor Group, the distribution received in respect of an Arahova Trade Claim will be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class ARA-Trade is impaired by the Plan.  Each holder of an Allowed Arahova Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class ARA-Uns - Arahova Other Unsecured Claims

Arahova Other Unsecured Claims are General Unsecured Claims against the Arahova Debtor.  Arahova Other Unsecured Claims include Claims against the Debtor arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed Arahova Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending Arahova Other Unsecured Claims, including duplicate claims but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $7.5 billion.  The Debtors’ estimate of Allowed Arahova Other Unsecured Claims is based upon an analysis of the Arahova Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Arahova Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Arahova Other Unsecured Claims.  The ultimate resolution of Arahova Other Unsecured Claims could result in Allowed Arahova Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Arahova Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan

Consideration received with respect to an Arahova Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Arahova Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed Arahova Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Arahova Other Unsecured Distribution Reserve, CVV Series AH-1 Interests and Puerto Rico Trust Interests to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Arahova Other Unsecured Claim will be determined by applying the Allocable Portion for the Arahova Other Unsecured Claims Class to the total amount of Plan Consideration held in the Arahova Other Unsecured Distribution Reserve, CVV Series AH-1 Interests and Puerto Rico Trust Interests.

The Arahova Other Unsecured Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Class ARA-Uns and to reserve for Disputed Claims in such Class, equal to the sum of (a) the product of:  (i) the Arahova Minimum Distribution Amount, and (ii) 100% minus the Arahova Notes/Trade Weighting Percentage, plus (b) following the occurrence of the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) 100% minus the Arahova Notes/Trade Weighting Percentage.

In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.

The Arahova Notes/Trade Weighting Percentage is the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ARA-Notes and ARA-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes ARA-Notes, ARA-Trade and ARA-Uns as set forth in the Estimation Order.

The Allocable Portion for Class ARA-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Arahova Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Arahova Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Arahova Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  The relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Arahova Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Arahova Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class ARA-Uns is impaired by the Plan.  Each holder of an Allowed Arahova Other Unsecured Claim is entitled to vote to accept or reject the Plan.

d.              Class ARA-ESL - Arahova Existing Securities Law Claims

Arahova Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any Arahova Note.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of the Arahova Existing Securities Law Claims Distribution consisting of the Allocable Portion of (x) the Arahova Existing Securities Law Claim Reserve plus (y) the CVV Series AH-2 Interests and (z) the Puerto Rico Liquidating Trust Interests.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

The Arahova Existing Securities Law Claim Reserve will be a reserve established to pay Allowed Claims in Class ARA-ESL and to reserve for Disputed Claims in such Class, funded solely by transfers of Plan Consideration pursuant to Sections 9.03(b) and (e) of the Plan, up to an amount (after giving effect to the Restitution Fund available to Persons who hold Arahova Existing Securities Law Claims) estimated to result in Payment in Full of the Arahova Existing Securities Law Claims.

Class ARA-ESL is impaired by the Plan.  Each holder of an Allowed Arahova Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

No distribution will be made with respect to the Arahova Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof.  As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

The amount of Plan Consideration distributable on account of a Arahova Existing Securities Law Claim will be determined by applying the Allocable Portion for the Arahova Existing Securities Law Claims Class to the total amount of Plan Consideration held in the Arahova Existing Securities Law Claims Reserve.

The Allocable Portion for Class ARA-ESL is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class ARA-ESL and deducted in calculating the Arahova Existing Securities Law Claim Reserve; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Arahova Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class ARA-ESL and deducted in calculating the Arahova Existing Securities Law Claim Reserve; plus

(2)            the aggregate amount of all Arahova Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Arahova Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

e.               Class ARA-Conv - Arahova Convenience Claims

An Arahova Convenience Claim is an Arahova Trade Claim or Arahova Other Unsecured Claim, that is (1) Allowed in an amount of $10,000 or less or (2) Allowed in an amount greater than $10,000 but which is reduced to $10,000 by an irrevocable written election made by the holder of such Claim on a properly delivered ballot.  Notwithstanding anything otherwise to the contrary, any Arahova Trade Claim or Arahova Other Unsecured Claim that was originally Allowed in excess of $10,000 may not be subdivided into multiple Arahova Trade Claims or Arahova Other Unsecured Claims of $10,000 or less for purposes of receiving treatment as an Arahova Convenience Claim.

Under the Plan, each holder of an Allowed Arahova Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs.

However, if (1) the holders of Claims which are deemed to be Allowed Arahova Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of Claims in the Class to which they would otherwise belong, or (2) the holders of Allowed Arahova Convenience Claims do not accept the Plan by the required majorities described in Section 1126(c) of the Bankruptcy Code then the holders of such Allowed Arahova Convenience Claims will be treated as holders of Claims in the class to which they would otherwise belong.  In such event, any election by a holder of an Allowed Arahova Convenience Claim to reduce the amount of its Allowed Claim to $10,000 will be null and void.

Class ARA-Conv is impaired by the Plan.  Each holder of an Allowed Arahova Convenience Claim is entitled to vote to accept or reject the Plan.

17.       Olympus Debtor Group

a.              Class OLY-Bank - Olympus Bank Claims

The Olympus Bank Claims are Claims against a Debtor arising under or pursuant to the Olympus Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the Olympus Bank Claims will be Allowed in the principal amount of $1,265,000,000 interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan).

On the Effective Date, each holder of an Allowed Olympus Bank Claim will at the option of the Debtors, as set forth in the Sale Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)), in exchange for its Pro Rata Share of the Olympus Bank Claim Purchase Price, all of its right, title and interest in and under the Olympus Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors; or

•                  receive its Pro Rata Share of the Olympus Bank Claim Purchase Price, in full and complete satisfaction of such Allowed Olympus Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the Olympus Bank Claims or otherwise under the Olympus Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The Olympus Bank Claim Purchase Price is an amount equal to the aggregate Allowed Olympus Bank Claims, payable in cash in the amount of such Allowed Claim.

Notwithstanding the foregoing, in no event shall the Debtors or Reorganized Debtors assume, or be liable with respect to any claims, liabilities, obligations or avoidance remedies arising out of, or in connection with, the Olympus Credit Agreement including in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement.

The Plan contemplates that Class OLY-Bank is impaired by the Plan and each holder of an Allowed Olympus Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class OLY-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class OLY-Bank will be unimpaired and each holder of an Allowed Olympus Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class OLY-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that:  (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expense in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class OLY-Trade - Olympus Trade Claims

An Olympus Trade Claim is any Claim relating to the receipt of goods or services by the Olympus Debtors from trade vendors or service providers in the ordinary course of the Olympus Debtors’ business.  Interest will accrue with respect to Olympus Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Olympus Trade Claims will aggregate approximately $115 million.  The aggregate amount of pending Olympus Trade Claims, including duplicate claims and guarantee claims against multiple Olympus Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $3.3 billion.  The Debtors’ estimate of Allowed Olympus Trade Claims is based upon an analysis of the Olympus Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Trade Claims.  The ultimate resolution of Olympus Trade Claims could result in Allowed Olympus Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Debtors are treated as one Claim against the Olympus Debtors and guarantee Claims against and among multiple Olympus Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan) a distribution of its Pro Rata Share of cash from the Olympus Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The Allocable Portion for Class Oly-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Olympus Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Olympus Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Olympus Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Olympus Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Olympus Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in cash under the Plan, Class OLY-Trade is impaired by the Plan.  Each holder of an Allowed Olympus Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class OLY-Uns - Olympus Other Unsecured Claims

Olympus Other Unsecured Claims are General Unsecured Claims against any of the Olympus Debtors.  Olympus Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed Olympus Other Unsecured Claims will aggregate approximately $2 million.  The aggregate amount of pending Olympus Other Unsecured Claims, including duplicate claims and guarantee claims against multiple Olympus Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $428 billion.  The Debtors’ estimate of Allowed Olympus Other Unsecured Claims is based upon an analysis of the Olympus Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Other Unsecured Claims.  The ultimate resolution of Olympus Other Unsecured Claims could result in Allowed Olympus Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Olympus Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to any given Olympus Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Debtors are treated as one Claim against the Olympus Debtors and guarantee Claims against and among multiple Olympus Debtors are eliminated.

Interest will accrue with respect to Olympus Other Unrestricted Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed Olympus Other Unsecured Claim is an Insured claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the Olympus Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of cash distributable on account of an Allowed Olympus Other Unsecured Claim will be determined by applying the Allocable Portion for the Olympus Other Unsecured Claims Class to the total amount of cash held in the Olympus Other Unsecured Distribution Reserve.

The Allocable Portion for Class Oly-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Olympus Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Olympus Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Olympus Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Olympus Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Olympus Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Olympus Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Olympus Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in cash under the Plan, Class OLY-Uns is impaired by the Plan.  Each holder of an Allowed Olympus Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

18.       UCA Debtor Group

a.              Class UCA-Bank - UCA Bank Claims

The UCA Bank Claims are Claims against a Debtor arising under or pursuant to the UCA Credit Agreement.  Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Sections 6.04(b), 6.04(c) and 7.09 of the Plan, the UCA Bank Claims will be Allowed in the principal amount of $831,375,000 plus interest, which interest will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date.  Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall be paid pursuant to Section 6.08(b), (c) or (d) of the Plan).

On the Effective Date, each holder of an Allowed UCA Bank Claim will (pursuant to the Plan and without any further action by such holder) at the option of the Debtors, as set forth in the Sale Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)) in exchange for its Pro Rata Share of the UCA Bank Claim Purchase Price all of its right, title and interest in and under the UCA Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors; or

•                  receive its Pro Rata Share of the UCA Bank Claim Purchase Price, in full and complete satisfaction of such Allowed UCA Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the UCA Bank Claims or otherwise under the UCA Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The UCA Bank Claim Purchase Price is an amount equal to the aggregate Allowed UCA Bank Claims, payable in cash in the amount of such Allowed Claim.

Notwithstanding the foregoing, in no event will the Debtors or Reorganized Debtors assume, or be liable with respect to, any claims, liabilities, obligations or avoidance remedies arising out of, or in connection with, the UCA Credit Agreement including in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement.

The Plan contemplates that Class UCA-Bank is impaired by the Plan and each holder of an Allowed UCA Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class UCA-Bank is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class UCA-Bank will be unimpaired and each holder of an Allowed UCA Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class UCA-Bank will be null, void and have no effect.

Various Bank Lenders have asserted that the Plan is deficient in not providing for payment “in full” for the Bank Lenders and instead providing only for payment of the principal amount of the Bank Lenders’ claims under the Prepetition Credit Agreements, with interest only to the extent payable under paragraph 11(c) of the Final DIP Order.  Various Bank Lenders also maintain that:  (i) the Bank Lenders’ entitlement to interest may not be limited to interest payable under paragraph 11(c) of the Final DIP Order; (ii) the Debtors are obligated to honor the Bank Lenders’ indemnification claims arising pursuant to the Prepetition Credit Agreement, and their failure to do so violates the same; and (iii) the Bank Agents and the Bank Lenders are entitled to reimbursement for their fees and expense in accordance with the terms of the Prepetition Credit Agreement without any limitation, especially without the Plan’s limitation on the reimbursement of the Bank Lender Post-Effective Date Fee Claims to the funds available to pay such claims in the Litigation Prosecution Fund.

See Section IV.D.1.d, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class UCA-Trade - UCA Trade Claims

A UCA Trade Claim is any Claim relating to the receipt of goods or services by the UCA Debtors from commercial trade vendors or service providers in the ordinary course of the UCA Debtors’ business.  Interest will accrue with respect to the UCA Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed UCA Trade Claims will aggregate approximately $54 million.  The aggregate amount of pending UCA Trade Claims, including duplicate claims and guarantee claims against multiple UCA Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $1.4 billion.  The Debtors’ estimate of Allowed UCA Trade Claims is based upon an analysis of the UCA Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Trade Claims.  The ultimate resolution of UCA Trade Claims could result in Allowed UCA Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the UCA Debtors, Claims that arose prior to the Commencement Date against one or more UCA Debtors are treated as one Claim against the UCA Debtors and guarantee Claims against and among multiple UCA Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the UCA Trade Distribution, consisting of the cash from the UCA Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed UCA Trade Claim will be determined by applying the Allocable Portion for the UCA Trade Claims Class to the total amount of Plan Consideration held in the UCA Trade Distribution Reserve.

The Allocable Portion for Class UCA-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed UCA Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1) the aggregate amount of all Allowed UCA Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all UCA Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all UCA Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the UCA Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class UCA-Trade is impaired by the Plan.  Each holder of an Allowed UCA Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class UCA-Uns - UCA Other Unsecured Claims

UCA Other Unsecured Claims are General Unsecured Claims against any of the UCA Debtors.  UCA Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed UCA Other Unsecured Claims will aggregate approximately $3 million.  The aggregate amount of pending UCA Other Unsecured Claims, including duplicate claims and guarantee claims against multiple UCA Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $98 billion.  The Debtors’ estimate of Allowed UCA Other Unsecured Claims is based upon an analysis of the UCA Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Other Unsecured Claims.  The ultimate resolution of UCA Other Unsecured Claims could result in Allowed UCA Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that UCA Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received in respect of any given UCA Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the UCA Debtors, Claims that arose prior to the Commencement Date against one or more UCA Debtors are treated as one Claim against the UCA Debtors and guarantee Claims against and among multiple UCA Debtors are eliminated.

Interest will accrue with respect to Allowed UCA Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed UCA Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the UCA Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of cash distributable on account of an Allowed UCA Other Unsecured Claim will be determined by applying the Allocable Portion for the UCA Other Unsecured Claims Class to the total amount of cash held in the UCA Other Unsecured Claims Reserve.

The Allocable Portion for Class UCA-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed UCA Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed UCA Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all UCA Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all UCA Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the UCA Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed UCA Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed UCA Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class UCA-Uns is impaired by the Plan.  Each holder of an Allowed UCA Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

19.       Olympus Parent Debtor Claims

a.              Class OLYParent-Notes - Olympus Parent Notes Claims

Olympus Parent Notes Claims are Claims against a Debtor arising under or pursuant to the 10.625% Senior Notes due November 15, 2006 issued by Olympus Communications, L.P. and Olympus Capital Corporation under the Indenture dated as of November 12, 1996 between Olympus Communications, L.P., Olympus Capital Corporation and Bank of Montreal Trust Company, as initial Trustee thereunder.  The current Indenture Trustee with respect to these bonds is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890.

The Olympus Parent Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $212,986,111, of which $200,000,000 represents principal and $12,986,111 of which represents interest accrued through the Commencement Date plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Olympus Parent Notes Distribution consisting of cash from the Olympus Parent Notes/Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.

The amount of cash distributable on account of an Allowed Olympus Parent Notes Claim will be determined by applying the Allocable Portion for the Olympus Parent Notes Claims Class to the total amount of cash held in the Olympus Parent Notes/Trade Distribution Reserve.

The Allocable Portion for Class OlyParent-Notes is a percentage equal to:

•                  the aggregate amount of all Allowed Olympus Parent Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)             the aggregate amount of all Allowed Olympus Parent Notes Claims and Allowed Olympus Parent Trade Claims as of the date of calculation; plus

(2)             the aggregate amount of all Olympus Parent Notes Claims and Olympus Parent Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)             the aggregate amount of all Olympus Parent Notes Claims and Olympus Parent Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Olympus Parent Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Olympus Parent Notes and the Olympus Parent Trade Claims are made from the Olympus Parent Notes/Trade Distribution Reserve, the recovery to holders of Olympus Parent Notes could be affected by the ultimate resolution of Olympus Parent Trade Claims.  Resolution of Olympus Parent Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Olympus Parent Trade Claims are Allowed in an amount significantly in excess of the estimates set forth below, the amount of Plan Consideration received in respect of a Olympus Parent Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OLYParent-Notes is impaired by the Plan.  Each holder of an Allowed Olympus Parent Notes Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

b.              Class OLYParent-Trade - Olympus Parent Trade Claims

An Olympus Parent Trade Claim is any Claim relating to the receipt of goods or services by the Olympus Parent Debtors from commercial trade vendors or service providers in the ordinary course of the Olympus Parent Debtors’

business.  Interest will accrue with respect to the Olympus Parent Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Olympus Parent Trade Claims will aggregate less than $1 million.  The aggregate amount of pending Olympus Parent Trade Claims, including duplicate claims and guarantee claims against multiple Olympus Parent Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $52 million.  The Debtors’ estimate of Allowed Olympus Parent Trade Claims is based upon an analysis of the Olympus Parent Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Parent Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Parent Trade Claims.  The ultimate resolution of Olympus Parent Trade Claims could result in Allowed Olympus Parent Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Olympus Parent Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Parent Debtors are treated as one Claim against the Olympus Parent Debtors and guarantee Claims against and among multiple Olympus Parent Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Olympus Parent Trade Distribution, consisting of the cash from the Olympus Parent Debtor Group Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Olympus Parent Trade Claim will be determined by applying the Allocable Portion for the Olympus Parent Trade Claims Class to the total amount of Plan Consideration held in the Olympus Parent Notes/Trade Distribution Reserve.

The Allocable Portion for Class OlyParent-Trade is a percentage equal to:

•           the aggregate amount of all Allowed Olympus Parent Trade Claims as of the date of calculation; divided by

•           the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Olympus Parent Trade Claims and Allowed Olympus Parent Notes Claims as of the date of calculation; plus

(2)            the aggregate amount of all Olympus Parent Trade Claims and Olympus Parent Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Olympus Parent Trade Claims and Olympus Parent Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Olympus Parent Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Olympus Parent Notes and the

Olympus Parent Trade Claims are made from the Olympus Parent Debtor Notes/Trade Distribution Reserve, the recovery to holders of Olympus Parent Trade Claims could be affected by the ultimate resolution of Olympus Parent Notes Claims.  Resolution of Olympus Parent Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Olympus Parent Notes Claims are Allowed in an amount significantly in excess of the estimate set forth above, the amount of Plan Consideration received in respect of an Olympus Parent Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OLYParent-Trade is impaired by the Plan.  Each holder of an Allowed Olympus Parent Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class OLYParent-Uns - Olympus Parent Other Unsecured Claims

Olympus Parent Other Unsecured Claims are General Unsecured Claims against any of the Olympus Parent Debtors.  Olympus Parent Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the amount of Allowed Olympus Parent Other Unsecured Claims will aggregate less than $1 million.  The aggregate amount of pending Olympus Parent Other Unsecured Claims, including duplicate claims and guarantee claims against multiple Olympus Parent Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $7.5 billion.  The Debtors’ estimate of Allowed Olympus Parent Other Unsecured Claims is based upon an analysis of the Olympus Parent Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Parent Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Parent Other Unsecured Claims.  The ultimate resolution of Olympus Parent Other Unsecured Claims could result in Allowed Olympus Parent Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Olympus Parent Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received in respect of any given Olympus Parent Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Olympus Parent Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Parent Debtors are treated as one Claim against the Olympus Parent Debtors and guarantee Claims against and among multiple Olympus Parent Debtors are eliminated.

Interest will accrue with respect to Allowed Olympus Parent Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed Olympus Parent Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of cash from the Olympus Parent Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Olympus Parent Other Unsecured Claim will be determined by applying the Allocable Portion for the Olympus Parent Other Unsecured Claims Class to the total amount of Plan Consideration held in the Olympus Parent Other Unsecured Claims Reserve.

The Allocable Portion for Class OlyParent-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Olympus Parent Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Olympus Parent Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Olympus Parent Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Olympus Parent Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration to the Olympus Parent Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Olympus Parent Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Olympus Parent Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OLYParent-Uns is impaired by the Plan.  Each holder of an Allowed Olympus Parent Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

d.              Class OLYParent-ESL - Olympus Parent Existing Securities Law Claims

Olympus Parent Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any Olympus Parent Note.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim its Pro Rata Share of the Olympus Parent Existing Securities Law Claim Distribution (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan).

The Olympus Parent Existing Securities Law Claim Reserve will be a reserve of either (i) cash or (ii) in the event there are one or more Non-Transferred MCE Systems, Plan Consideration (in either case in an amount to be initially established by the Estimation Order, established to pay Allowed Claims in Class OLYParent-ESL and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims, after giving effect to the Restitution Fund available to Persons who hold Olympus Parent Existing Securities Law Claims.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the Olympus Parent Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof.  As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.  See Section XIII.E, titled “Settlement of Governmental Investigations and Certain Related Litigation.”

The amount of Plan Consideration distributable on account of an Olympus Parent Existing Securities Law Claim will be determined by applying the Allocable Portion for the Olympus Parent Existing Securities Law Claims Class to the total amount of Plan Consideration held in the Olympus Parent Existing Securities Law Claims Reserve.

The Allocable Portion for Class OlyParent-ESL is a percentage equal to:

•                  the aggregate amount of all Allowed Olympus Parent Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class OlyParent-ESL and deducted in calculating the Olympus Parent Existing Securities Law Claim Reserve; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Olympus Parent Existing Securities Law Claims as of the date of calculation less the portion of the Restitution Fund allocable to Class OlyParent-ESL and deducted in calculating the Olympus Parent Existing Securities Law Claim Reserve; plus

(2)            the aggregate amount of all Olympus Parent Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Olympus Parent Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OlyParent-ESL is impaired by the Plan.  Each holder of an Allowed Olympus Parent Existing Securities Law Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

20.       Rigas/Century Co-Borrowing Debtor Group

This Disclosure Statement has been prepared on the assumption that title to the Managed Cable Entities that own the MCE Systems (other than Coudersport and Bucktail) is conveyed to the Debtors, that such entities file for protection under the Bankruptcy Code and are consolidated in the Chapter 11 Cases.  If such assumptions are not realized, the Debtors reserve the right to amend or supplement the Plan and this Disclosure Statement, which may include the removal of this Debtor Group.

a.              Class RCentCB-Cont – Rigas/Century Contrib/Subrog Claims

Rigas/Century Contrib/Subrog Claims are Claims by a Century Debtor against a Rigas/Century Co-Borrowing Debtor arising as a result of the discharge by such Century Debtor of a Co-Borrowing Claim that arose as a result of funds borrowed by such Rigas Co-Borrowing Debtor directly from the lenders under the Century Credit Agreement.

The Rigas/Century Contrib/Subrog Claims will be deemed Allowed Claims (1) in the aggregate amount of $145 million plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, Century Cable Holdings LLC, the holder of the Allowed Rigas/Century Contrib/Subrog Claim, will receive, in full and complete satisfaction of such Allowed Claim, a distribution of its Pro Rata Share of the Rigas/Century Contrib/Subrog Distribution, consisting of Plan Consideration from the Rigas/Century Contrib/Subrog Distribution Reserve, to the extent not previously paid.  Such distribution will be deemed to be deposited one-half in the Century Trade Distribution Reserve and one-half in the Century Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03 of the Plan.

The amount of Plan Consideration distributable on account of a Rigas/Century Contrib/Subrog Claim will be determined by applying the Allocable Portion for the Rigas/Century Contrib/Subrog Claims Class to the total amount of Plan Consideration held in the Rigas/Century Contrib/Subrog Claims Reserve.

The Allocable Portion for Class RCentCB-Cont is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Century Contrib/Subrog Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Century Contrib/Subrog Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Century Contrib/Subrog Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Century Contrib/Subrog Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Century Contrib/Subrog Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

The Plan contemplates that Class RCentCB-Cont is unimpaired by the Plan and each holder of an Allowed Rigas/Century Contrib/Subrog Claim will be conclusively presumed to have accepted the Plan.

b.              Class RCentCB-Trade - Rigas/Century Trade Claims

A Rigas/Century Trade Claim is any Claim relating to the receipt of goods or services by the Rigas/Century Debtors from trade vendors or service providers in the ordinary course of the Rigas/Century Debtors’ business.  Interest will accrue with respect to the Rigas/Century Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/Century Trade Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/Century Trade Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/Century Trade Claims could result in Allowed Rigas/Century Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Rigas/Century Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/Century Debtors are treated as one Claim against the Rigas/Century Debtors and guarantee Claims against and among multiple Rigas/Century Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Century Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the Rigas/Century Trade Distribution, consisting of Plan Consideration from the Rigas/Century Trade Distribution Reserve, to the extent not previously paid; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Rigas/Century Trade Claim will be determined by applying the Allocable Portion for the Rigas/Century Trade Claims Class to the total amount of Plan Consideration held in the Rigas/Century Trade Distribution Reserve.

The Allocable Portion for Class RCentCB-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Century Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Century Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Century Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Century Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Century Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class RCentCB-Trade is impaired by the Plan.  Each holder of an Allowed Rigas/Century Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class RCentCB-Uns – Rigas/Century Other Unsecured Claims

Rigas/Century Other Unsecured Claims are General Unsecured Claims against any of the Rigas/Century Debtors.  Rigas/Century Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed Rigas/Century Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/Century Other Unsecured Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/Century Other Unsecured Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/Century Other Unsecured Claims could result in Allowed Rigas/Century Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Rigas/Century Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed Rigas/Century Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Rigas/Century Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/Century Debtors are treated as one Claim against the Rigas/Century Debtors and guarantee Claims against and among multiple Rigas/Century Debtors are eliminated.

Except to the extent that an Allowed Rigas/Century Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Century Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Rigas/Century Other Unsecured Distribution consisting of Plan Consideration from the Rigas/Century Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Rigas/Century Other Unsecured Claim will be determined by applying the Allocable Portion for the Rigas/Century Other Unsecured Claims Class to the total amount of Plan Consideration held in the Rigas/Century Other Unsecured Claims Reserve.

The Allocable Portion for Class RCentCB-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Century Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Century Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Century Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Century Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Century Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Rigas/Century Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Rigas/Century Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class RCentCB-Uns is impaired by the Plan.  Each holder of an Allowed Rigas/Century Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

21.       Rigas/Olympus Co-Borrowing Debtor Group

This Disclosure Statement has been prepared on the assumption that title to the Managed Cable Entities that own the MCE Systems (other than Coudersport and Bucktail) is transferred to the Debtors, that such entities file for protection under the Bankruptcy Code and are consolidated in the Chapter 11 Cases.  If such assumptions are not realized, the Debtors reserve the right to amend or supplement the Plan and this Disclosure Statement, which may include the removal of this Debtor Group.

a.              Class ROlyCB-Cont – Rigas/Olympus Contrib/Subrog Claims

Rigas/Olympus Contrib/Subrog Claims are Claims by a Olympus Debtor against a Rigas/Olympus Co-Borrowing Debtor arising as a result of the discharge by such Olympus Debtor of a Co-Borrowing Claim that arose as a result of funds borrowed by such Rigas Co-Borrowing Debtor directly from the lenders under the Olympus Credit Agreement.

The Rigas/Olympus Contrib/Subrog Claims will be deemed Allowed Claims (1) in the aggregate amount of $145 million plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, Olympus Cable Holdings LLC, the holder of the Allowed Rigas/Olympus Contrib/Subrog Claim will receive, in full and complete satisfaction of such Allowed Claim, a distribution of its Pro Rata Share of the Rigas/Olympus Contrib/Subrog Distribution, consisting of Plan Consideration from the Rigas/Olympus Contrib/Subrog Distribution Reserve, to the extent not previously paid.  Such distribution will be deemed to be deposited one-half in the Olympus Trade Distribution Reserve and one-half in the Olympus Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03 of the Plan.

The amount of Plan Consideration distributable on account of a Rigas/Olympus Contrib/Subrog Claim will be determined by applying the Allocable Portion for the Rigas/Olympus Contrib/Subrog Claims Class to the total amount of Plan Consideration held in the Rigas/Olympus Contrib/Subrog Claims Reserve.

The Allocable Portion for Class ROlyCB-Cont is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Olympus Contrib/Subrog Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Olympus Contrib/Subrog Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Olympus Contrib/Subrog Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Olympus Contrib/Subrog Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Olympus Contrib/Subrog Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

As Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class ROlyCB-Cont is unimpaired by the Plan, and is conclusively presumed to have accepted the Plan.

b.              Class ROlyCB-Trade - Rigas/Olympus Trade Claims

A Rigas/Olympus Trade Claim is any Claim relating to the receipt of goods or services by the Rigas/Olympus Debtors from trade vendors or service providers in the ordinary course of the Rigas/Olympus Debtors’ business.  Interest will accrue with respect to the Rigas/Olympus Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/Olympus Trade Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/Olympus Trade Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/Olympus Trade Claims could result in Allowed Rigas/Olympus Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Rigas/Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/Olympus Debtors are treated as one Claim against the Rigas/Olympus Debtors and guarantee Claims against and among multiple Rigas/Olympus Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Olympus Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the Rigas/Olympus Trade Distribution, consisting of Plan Consideration from the Rigas/Olympus Trade Distribution Reserve, to the extent not previously paid; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Rigas/Olympus Trade Claim will be determined by applying the Allocable Portion for the Rigas/Olympus Trade Claims Class to the total amount of Plan Consideration held in the Rigas/Olympus Trade Distribution Reserve.

The Allocable Portion for Class ROlyCB-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Olympus Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Olympus Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Olympus Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Olympus Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Olympus Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class ROlyCB-Trade is impaired by the Plan.  Each holder of an Allowed Rigas/Olympus Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class ROlyCB-Uns – Rigas/Olympus Other Unsecured Claims

Rigas/Olympus Other Unsecured Claims are General Unsecured Claims against any of the Rigas/Olympus Debtors.  Rigas/Olympus Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed Rigas/Olympus Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/Olympus Other Unsecured Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/Olympus Other Unsecured Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/Olympus Other Unsecured Claims could result in Allowed Rigas/Olympus Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Rigas/Olympus Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed Rigas/Olympus Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Rigas/Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/Olympus Debtors are treated as one Claim against the Rigas/Olympus Debtors and guarantee Claims against and among multiple Rigas/Olympus Debtors are eliminated.

Except to the extent that an Allowed Rigas/Olympus Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Olympus Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Rigas/Olympus Other Unsecured Distribution consisting of Plan Consideration from the Rigas/Olympus Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Rigas/Olympus Other Unsecured Claim will be determined by applying the Allocable Portion for the Rigas/Olympus Other Unsecured Claims Class to the total amount of Plan Consideration held in the Rigas/Olympus Other Unsecured Claims Reserve.

The Allocable Portion for Class ROlyCB-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/Olympus Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/Olympus Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/Olympus Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/Olympus Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/Olympus Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Rigas/Olympus Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Rigas/Olympus Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class ROlyCB-Uns is impaired by the Plan.  Each holder of an Allowed Rigas/Olympus Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

22.       Rigas/UCA Co-Borrowing Debtor Group

This Disclosure Statement has been prepared on the assumption that title to the Managed Cable Entities that own the MCE Systems (other than Coudersport and Bucktail) is conveyed to the Debtors, that such entities file for protection under the Bankruptcy Code and are consolidated in the Chapter 11 Cases.  If such assumptions are not realized, the Debtors reserve the right to amend or supplement the Plan and this Disclosure Statement, which may include the removal of this Debtor Group.

a.              Class RUCACB-Cont –Rigas/UCA Contrib/Subrog Claims

Rigas/UCA Contrib/Subrog Claims are Claims by a UCA Debtor against a Rigas/UCA Co-Borrowing Debtor arising as a result of the discharge by such UCA Debtor of a Co-Borrowing Claim that arose as a result of funds borrowed by such Rigas Co-Borrowing Debtor directly from the lenders under the UCA Credit Agreement.

The Rigas/UCA Contrib/Subrog Claims will be deemed Allowed Claims (1) in the aggregate amount of $0 plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, the UCA Debtor Group will receive, in full and complete satisfaction of such Allowed Claim, a distribution of its Pro Rata Share of the Rigas/UCA Contrib/Subrog Distribution, consisting of Plan Consideration from the Rigas/UCA Contrib/Subrog Distribution Reserve, to the extent not previously paid.  Such distribution will be deemed to be deposited one-half in the UCA Trade Distribution Reserve and one-half in the UCA Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03 of the Plan.

The amount of Plan Consideration distributable on account of a Rigas/UCA Contrib/Subrog Claim will be determined by applying the Allocable Portion for the Rigas/UCA Contrib/Subrog Claims Class to the total amount of Plan Consideration held in the Rigas/UCA Contrib/Subrog Claims Reserve.

The Allocable Portion for Class RUCACB-Cont is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/UCA Contrib/Subrog Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/UCA Contrib/Subrog Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/UCA Contrib/Subrog Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/UCA Contrib/Subrog Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/UCA Contrib/Subrog Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

As Allowed Claims in this Class are estimated to be Paid in Full in Consideration under the Plan, Class RUCACB-Cont is unimpaired by the Plan, and is conclusively presumed to have accepted the Plan.

b.              Class RUCACB-Trade - Rigas/UCA Trade Claims

A Rigas/UCA Trade Claim is any Claim relating to the receipt of goods or services by the Rigas/UCA Debtors from trade vendors or service providers in the ordinary course of the Rigas/UCA Debtors’ business.  Interest will accrue with respect to the Rigas/UCA Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/UCA Trade Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/UCA Trade Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/UCA Trade Claims could result in Allowed Rigas/UCA Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the Rigas/UCA Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/UCA Debtors are treated as one Claim against the Rigas/UCA Debtors and guarantee Claims against and among multiple Rigas/UCA Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/UCA Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the Rigas/UCA Trade Distribution, consisting of Plan Consideration from the Rigas/UCA Trade Distribution Reserve, to the extent not previously paid; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Rigas/UCA Trade Claim will be determined by applying the Allocable Portion for the Rigas/UCA Trade Claims Class to the total amount of Plan Consideration held in the Rigas/UCA Trade Distribution Reserve.

The Allocable Portion Class RUCACB-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/UCA Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/UCA Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/UCA Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/UCA Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/UCA Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class RUCACB-Trade is impaired by the Plan.  Each holder of an Allowed Rigas/UCA Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

c.               Class RUCACB-Uns – Rigas/UCA Other Unsecured Claims

Rigas/UCA Other Unsecured Claims are General Unsecured Claims against any of the Rigas/UCA Debtors.  Rigas/UCA Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed Rigas/UCA Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Rigas/UCA Other Unsecured Claims will aggregate approximately $[    ] million.  Because the Rigas/Century Debtors have not yet been transferred to the Debtors by the government, and therefore have not yet commenced chapter 11 cases, the Debtors’ estimate of Allowed Rigas/UCA Other Unsecured Claims is based upon the Debtors’ review of relevant books and records relating to such entities.  The ultimate resolution of Rigas/UCA Other Unsecured Claims could result in Allowed Rigas/UCA Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Rigas/UCA Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed Rigas/UCA Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the Rigas/UCA Debtors, Claims that arose prior to the Commencement Date against one or more Rigas/UCA Debtors are treated as one Claim against the Rigas/UCA Debtors and guarantee Claims against and among multiple Rigas/UCA Debtors are eliminated.

Except to the extent that an Allowed Rigas/UCA Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/UCA Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Rigas/UCA Other Unsecured Distribution consisting of Plan Consideration from the Rigas/UCA Other Unsecured Distribution Reserve, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Rigas/UCA Other Unsecured Claim will be determined by applying the Allocable Portion for the Rigas/UCA Other Unsecured Claims Class to the total amount of Plan Consideration held in the Rigas/UCA Other Unsecured Claims Reserve.

The Allocable Portion for Class RUCACB-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed Rigas/UCA Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Rigas/UCA Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all Rigas/UCA Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Rigas/UCA Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Rigas/UCA Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Rigas/UCA Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed Rigas/UCA Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class RUCACB-Uns is impaired by the Plan.  Each holder of an Allowed Rigas/UCA Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

23.       Class Fundco - Funding Company Debtor Group

a.              Class Fundco - Funding Company Claims

Funding Company Claims consists of a Claim (other than an Intercompany Claim or Government Settlement Agreement Claim) against Adelphia Cablevision, LLC.   Interest will accrue with respect to Funding Company Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed Funding Company Claims will aggregate approximately $25 million.  The aggregate amount of pending Funding Company Claims, including duplicate claims but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $4.5 billion.  The Debtors’ estimate of Allowed Funding Company Claims is based upon an analysis of the Funding Company Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such Funding Company Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Funding Company Claims.  The ultimate resolution of Funding Company Claims could result in Allowed Funding Company Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Funding Company Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the Allocable Portion of the Funding Company Distribution Reserve; provided that to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of cash distributable on account of an Allowed Funding Company Claim will be determined by applying the Allocable Portion for the Funding Company Claims Class to the total amount of Plan Consideration held in the Funding Company Distribution Reserve.

The Allocable Portion for Class Fundco is a percentage equal to:

•                  the aggregate amount of all Allowed Funding Company Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Funding Company Claims; plus

(2)            the aggregate amount of all Funding Company Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Funding Company Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of cash to the Funding Company Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class Fundco is impaired by the Plan.  Each holder of an Allowed Funding Company Claim is entitled to vote to accept or reject the Plan.  Notwithstanding anything to the contrary, no Intercompany Claim shall be included in Class Fundco and any such claim of a Debtor against the Debtor in the Funding Company Debtor Group shall be included in Class InterCo and receive the treatment accorded to Class InterCo.

b.              Class GSETL - Government Claims

Government Claims are Claims relating to the SEC/DoJ Matters, as defined in the Purchase Agreements, including, without limitation, Claims for penalties, forfeiture, disgorgement, restitution and prejudgment interest arising from possible violations of the federal securities laws described in that certain proof of claim filed by the SEC with the Bankruptcy Court on December 3, 2002 (as such proof of claim may be amended in accordance with the Bankruptcy Rules and orders of the Bankruptcy Court), and the Government Settlement Agreement Claims.  The Government Settlement Agreements are, collectively, (a) that certain non-prosecution agreement between ACC, the DOJ and the other parties thereto, dated April 25, 2005; and (b) that certain consent decree in connection with the action titled Securities and Exchange Commission v. Adelphia Communications Corporation, et al., 02 Civ. 5776 (PKC), dated May 26, 2005.

The Government Claims will be Allowed against Adelphia Cablevision, LLC and satisfied by the performance of the Government Settlement Agreements on the Effective Date by Adelphia Cablevision, LLC on behalf of the Debtors.

The Plan contemplates that Class GSETL is unimpaired by the Plan and each holder of a Government Claim will be conclusively presumed to accept the Plan.

24.       ACC Ops Debtor Group

a.              Class OPS-Trade - ACC Ops Trade Claims

An ACC Ops Trade Claim is any Claim relating to the receipt of goods or services by the ACC Ops Debtors from trade vendors or service providers in the ordinary course of the ACC Ops Debtors’ business.  Interest will accrue with respect to the ACC Ops Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed ACC Ops Trade Claims will aggregate approximately $11 million.  The aggregate amount of pending ACC Ops Trade Claims, including duplicate claims and guarantee claims against multiple ACC Ops Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $477 million.  The Debtors’ estimate of Allowed ACC Ops Trade Claims is based upon an analysis of the ACC Ops Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Ops Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Ops Trade Claims.  The ultimate resolution of ACC Ops Trade Claims could result in Allowed ACC Ops Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the ACC Ops Debtors, Claims that arose prior to the Commencement Date against one or more ACC Ops Debtors are treated as one Claim against the ACC Ops Debtors and guarantee Claims against and among multiple ACC Ops Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Ops Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of  its Pro Rata Share of the ACC Ops Trade Distribution, consisting of cash from the ACC Ops Trade Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed ACC Ops Trade Claim will be determined by applying the Allocable Portion for the ACC Ops Trade Claims Class to the total amount of Plan Consideration held in the ACC Ops Trade Distribution Reserve.

The Allocable Portion for Class Ops-Trade is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Ops Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed ACC Ops Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all ACC Ops Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all ACC Ops Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the ACC Ops Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OPS-Trade is impaired by the Plan.  Each holder of an Allowed ACC Ops Trade Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

b.              Class OPS-Uns – ACC Ops Other Unsecured Claims

ACC Ops Other Unsecured Claims are General Unsecured Claims against any of the ACC Ops Debtors.  ACC Ops Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

Interest will accrue with respect to Allowed ACC Ops Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed ACC Ops Other Unsecured Claims will aggregate approximately $16 million.  The aggregate amount of pending ACC Ops Other Unsecured Claims, including duplicate claims and guarantee claims against multiple ACC Ops Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $17 billion.  The Debtors’ estimate of Allowed ACC Ops Other Unsecured Claims is based upon an analysis of the ACC Ops Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Ops Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Ops Other Unsecured Claims.  The ultimate resolution of ACC Ops Other Unsecured Claims could result in Allowed ACC Ops Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that ACC Ops Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received with respect to an Allowed ACC Ops Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.  For purposes of the Plan, through the substantive consolidation of the ACC Ops Debtors, Claims that arose prior to the Commencement Date against one or more ACC Ops Debtors are treated as one Claim against the ACC Ops Debtors and guarantee Claims against and among multiple ACC Ops Debtors are eliminated.

Except to the extent that an Allowed ACC Ops Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Ops Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a distribution of its Pro Rata Share of the ACC Ops Other Unsecured Distribution consisting of cash from the ACC Ops Other Unsecured Distribution Reserve, to the extent not previously paid.  If there is a Non-Transferred MCE System, all or a portion of such payment may be made in TWC Class A Common Stock; provided, however, that such payment will not be made in TWC Class A Common Stock if the Debtor Group has residual value in the form of cash.  To the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a ACC Ops Other Unsecured Claim will be determined by applying the Allocable Portion for the ACC Ops Other Unsecured Claims Class to the total amount of Plan Consideration held in the ACC Ops Other Unsecured Claims Reserve.

The Allocable Portion for Class OPS-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Ops Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed ACC Ops Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all ACC Ops Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all ACC Ops Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the ACC Ops Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed ACC Ops Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed ACC Ops Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Although Allowed Claims in this Class are estimated to be Paid in Full in Plan Consideration under the Plan, Class OPS-Uns is impaired by the Plan.  Each holder of an Allowed ACC Ops Other Unsecured Claim is entitled to vote to accept or reject the Plan.  Because Allowed Claims in this Class are estimated to be Paid in Full under the Plan, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims as unimpaired and not entitled to vote, in which case each holder of an Allowed Claim in this Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in this Class will be null, void and have no effect.

25.       Holding Company Debtor Group

The Holding Company Debtor Group owns the ACC Ops Debtor Group, which in turn owns all of the other Debtor Groups through five chains of ownership.  See Section IV.B.1.a. of this Disclosure Statement.  Thus, the Holding Company Debtor Group receives all of the residual equity of the other Debtor Groups.  Because the Holding Company Debtor Group is the residual Debtor Group, any material decrease in the value of the consideration to be received under the Plan (such as (1) the existence of Non-Transferred MCE Systems, (2) increase in the Claims Allowed, or (3) a less than anticipated release of reserves) is likely to have a material effect on the Holding Company Debtor Group.

On the Effective Date, the holders of Allowed Claims against the Holding Company Debtor Group will receive whatever Plan Consideration is left after the payment of all other Claims to be paid on the Effective Date, and the funding of all reserves, escrows, holdbacks and other amounts called for by the Plan.  Those reserves will include the Inter-Creditor Dispute Holdback (representing the amount necessary to pay the creditors of the Arahova Debtor Group in full), and the FrontierVision Holdco Debtor Group Reserve (representing the amount necessary to pay the FrontierVision Holdco Debtor Group Reserve in full).  These holdbacks will be maintained until the relevant Inter-Creditor Dispute Resolution.

Once the Inter-Creditor Dispute is resolved by order of the Bankruptcy Court or a settlement approved by the Bankruptcy Court, any portion of the Inter-Creditor Dispute Holdback that is determined to belong to the Holding Company Debtor Group (which is reflected by 100% less the Arahova Sharing Percentage) and the FrontierVision Holdco Holdback that is determined to belong to the Holding Company Debtor Group (which is represented by 100% less the FrontierVision Holdco Sharing Percentage) will be deposited in the various Holding Company Debtor Group Reserves based on the proportionate share of the estimated amount of Allowed Claims (which is reflected by the ACC Notes/Trade Weighting Percentage).  The holders of Claims against, and Equity Interests in, the Holding Company Debtor Group will also receive CVV Interests based on the absolute priority rule, and will share in the First Priority Contingent Value Vehicle distributions with the unsatisfied Arahova Debtor Group Creditors and FrontierVision Holdco Debtor Group Creditors, based on percentages to be determined in the Inter-Creditor Dispute Resolution (which is reflected by 100% less the Arahova CVV Sharing Percentage and less the FrontierVision Holdco CVV Sharing Percentage).

a.              Class ACC-Trade - ACC Trade Claims

ACC Trade Claims consists of any Claim relating to the receipt of goods or services from trade vendors or service providers in the ordinary course of business other than Subsidiary Trade Claims.  Interest will accrue with respect to ACC Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

The Debtors estimate that the amount of Allowed ACC Trade Claims will aggregate approximately $341 million.  The aggregate amount of pending ACC Trade Claims, including duplicate claims and guarantee claims against multiple ACC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $467 million.  The Debtors’ estimate of Allowed ACC Trade Claims is based upon an analysis of the ACC Trade Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Trade Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Trade Claims.  The ultimate resolution of ACC Trade Claims could result in Allowed ACC Trade Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  For purposes of the Plan, through the substantive consolidation of the ACC Debtors, Claims that arose prior to the Commencement Date against one or more ACC Debtors are treated as one Claim against the ACC Debtors and guarantee Claims against and among multiple ACC Debtors are eliminated.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), a Pro Rata Share of (1) the ACC Trade Claims Distribution to the extent not previously paid, and (2) Class ACC-Trade’s Allocable Portion of the CVV Series A-1a Interests; provided, that to the extent such Claim is an Assumed Sale

Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement to the extent not previously paid.

The ACC Trade Claims Distribution is the Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class ACC-Trade.  The ACC Notes/Trade Distribution Reserve will be a reserve of Plan Consideration, established to pay Allowed Claims in Classes ACC-Trade, ACC-SnrNotes and ACC-SubNotes and to reserve for Disputed Claims in those Classes equal to:  (a) an amount to be initially established by the Estimation Order, plus (b) following the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) 100% minus the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) the ACC Notes/Trade Weighting Percentage, plus (c) following the Inter-Creditor Dispute Resolution with respect to the FrontierVision Holdco Sharing Percentage, the product of (i) 100% minus the FrontierVision Holdco Sharing Percentage, (ii) the FrontierVision Holdco Holdback, and (iii) the ACC Notes/Trade Weighting Percentage.

The initial distribution to the Holding Company Debtor Group is the residual value of its Direct Subsidiary Debtor Groups, which includes, among others, the Arahova Debtor Group.  In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.  The Inter-Creditor Dispute Resolution will also determine the Inter-Creditor Dispute Valuation Adjustment which is the amount by which the valuation of the FrontierVision Debtor Group is adjusted.

The ACC Notes/Trade Weighting Percentage is the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ACC-Trade, ACC-SnrNotes and ACC-SubNotes, divided by the estimate of Claims that are likely to be Allowed in Classes ACC-Trade, ACC-Uns, ACC-SnrNotes, ACC-SubNotes and ACC-Conv as set forth in the Estimation Order.

The Allocable Portion means, with respect to Class ACC-Trade, as of the date of calculation, a percentage equal to:

•                  the aggregate amount of Allowed ACC Trade Claims; divided by

•                  the sum (without duplication) of:

(1)            the aggregate amount of all Allowed ACC Trade Claims and Allowed Claims in Classes ACC-SnrNotes and ACC-SubNotes; plus

(2)            the aggregate amount of all ACC Trade Claims and Claims in Classes ACC-SnrNotes and ACC-SubNotes that are set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (i) above, on such date; plus

(3)            the aggregate amount of all Disputed ACC Trade Claims and Disputed Claims in Classes ACC-SnrNotes and ACC-SubNotes, in each case that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on such date.

The allocation of Plan Consideration to the ACC Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  To the extent that (1) ACC Senior Notes Claims or ACC Subordinated Notes Claims are Allowed in an amount significantly in excess of the estimates set forth below, or (2)

the Inter-Creditor Dispute is not resolved in favor of the Holding Company Debtor Group, the distribution received in respect of an ACC Trade Claim will be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and amounts of Allowed Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class ACC-Trade is impaired by the Plan.  Each holder of an Allowed ACC Trade Claim is entitled to vote to accept or reject the Plan.

b.              Class ACC-Uns - ACC Other Unsecured Claims

ACC Other Unsecured Claims are General Unsecured Claims against any of the Debtors other than Subsidiary Other Unsecured Claims.  ACC Other Unsecured Claims include Claims arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of ACC Other Unsecured Claims, as reflected in proofs of claim filed by holders of ACC Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $50 million, excluding claims asserted to the extent they exceed amounts reflected in a claims order previously entered by the Bankruptcy Court, claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Debtors.

The Debtors estimate that the amount of Allowed ACC Other Unsecured Claims will aggregate approximately $50 million.  The aggregate amount of pending ACC Other Unsecured Claims, including duplicate claims and guarantee claims against multiple ACC Debtors but excluding unliquidated claims and claims for which no amounts were specified, totals approximately $8.2 billion.  The Debtors’ estimate of Allowed ACC Other Unsecured Claims is based upon an analysis of the ACC Other Unsecured Claims by the Debtors and their advisors and the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Other Unsecured Claims.  The ultimate resolution of ACC Other Unsecured Claims could result in Allowed ACC Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that ACC Other Unsecured Claims are Allowed in an amount significantly in excess of the estimate therefor, the amount of Plan Consideration received in respect of an ACC Other Unsecured Claim may be reduced.  For purposes of the Plan, through the substantive consolidation of the ACC Debtors, Claims that arose prior to the Commencement Date against one or more Debtors are treated as one Claim against the Debtors and guarantee Claims against and among multiple Debtors are eliminated.

Interest will accrue from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

Except to the extent that an Allowed ACC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan) a Pro Rata Share of the (1) ACC Other Unsecured Distribution and (2) Class ACC-Uns’ Allocable Portion of the CVV Series A-1a Interests, to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

The ACC Other Unsecured Distribution is the Allocable Portion of the ACC Other Unsecured Distribution Reserve.  The ACC Other Unsecured Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Class ACC-Uns and to reserve for Disputed Claims in such Class, equal to:  (a) an amount to be initially established by the Estimation Order, plus (b) following the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) 100% minus the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) 100% minus the ACC Notes/Trade Weighting Percentage, plus (c) following the Inter-Creditor Dispute Resolution with respect to the FrontierVision Holdco Sharing Percentage, the product of (i) 100% minus the FrontierVision Holdco Sharing Percentage, (ii) the FrontierVision Holdco Holdback, and (iii) 100% minus the ACC Notes/Trade Weighting Percentage.

The initial distribution to the Holding Company Debtor Group is the residual value of its Direct Subsidiary Debtor Groups, which includes, among others, the Arahova Debtor Group.  In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.  The Inter-Creditor Dispute Resolution will also determine the Inter-Creditor Dispute Valuation Adjustment which is the amount by which the valuation of the FrontierVision Debtor Group is adjusted.

The Allocable Portion for Class ACC-Uns is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Other Unsecured Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed ACC Other Unsecured Claims as of the date of calculation; plus

(2)            the aggregate amount of all ACC Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all ACC Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the ACC Other Unsecured Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed ACC Other Unsecured Claim that is an Insured Claim will (1) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (2) have an Allowed ACC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class ACC-Uns is impaired by the Plan.  Each holder of an Allowed ACC Other Unsecured Claim is entitled to vote to accept or reject the Plan.

c.               Class ACC-SnrNotes - ACC Senior Notes Claims

ACC Senior Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  9-7/8% Senior Debentures due March 1, 2005, issued by ACC under that certain Amended and Restated Indenture dated as of May 11, 1993, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  9-1/2% Senior Pay-In-Kind Notes due February 15, 2004, issued by ACC under that certain Indenture dated as of February 22, 1994 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture, dated as of May 1, 1994;

•                  9-7/8% Senior Notes due March 1, 2007, issued by ACC under that certain Indenture dated as of February 26, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  10-1/2% Senior Notes due July 15, 2004, issued by ACC under that certain Indenture dated as of July 7, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  9-1/4% Senior Notes due October 1, 2002, issued by ACC under that certain Indenture dated as of September 25, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  8-3/8% Senior Notes due February 1, 2008, issued by ACC under that certain Indenture dated as of January 21, 1998 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture dated as of November 12, 1998;

•                  8-1/8% Senior Notes due July 15, 2003 issued by ACC under that certain Indenture dated as of July 2, 1998 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  7-1/2% Senior Notes due January 15, 2004 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  7-3/4% Senior Notes due January 15, 2009 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  7-7/8% Senior Notes due May 1, 2009 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the First Supplemental Indenture dated as of April 28, 1999 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

•                  9-3/8% Senior Notes due November 15, 2009 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Second Supplemental Indenture dated as of November 16, 1999, between ACC and Harris Trust Company, as initial Trustee thereunder;

•                  10-7/8% Senior Notes due October 1, 2010, issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Third Supplemental Indenture dated as of September 20, 2000, between ACC and The Bank of New York, as initial Trustee thereunder;

•                  10-1/4% Senior Notes due June 15, 2011 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2001, between ACC and The Bank of New York, as initial Trustee thereunder; or

•                  10-1/4% Senior Notes due November 1, 2006 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fifth Supplemental Indenture dated as of October 25, 2001, between ACC and The Bank of New York, as initial Trustee thereunder;

The current Indenture Trustee with respect to these bonds is Law Debenture Trust Company of New York, 767 Third Avenue, 31st Floor, New York, New York 10017; Attn: Daniel R. Fisher, Senior Vice President.

The ACC Senior Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $5,109,693,748, of which $4,936,847,118 represents principal and $172,846,630 represents interest accrued through the Commencement Date plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan (but without giving effect to the limitation imposed by the Debtor Group Maximum Value).

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Senior Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), its Pro Rata Share of

•                  the ACC Notes Distribution, which consists of a distribution of Plan Consideration from the ACC Notes/Trade Distribution Reserve, and

•                  Class ACC-SnrNotes’s Allocable Portion of the CVV Series A-1b Interests.

The amount of Plan Consideration distributable on account of an Allowed ACC Senior Notes Claim will be determined by applying (1) the Allocable Portion for the ACC Senior Notes Claims Class to the total amount of Plan Consideration held in the ACC Notes/Trade Distribution Reserve, and (2) the X-Clause Sharing Percentage of the ACC-SubNotes Allocable Portion of the ACC Notes/Trade Distribution Reserve until such claims are Paid in Full (including interest from the Commencement Date to the date of payment at the rate specified in Section 8.14 of the Plan, but without giving effect to the limitation imposed by the Debtor Group Maximum Value).  The X-Clause Sharing Percentage is 100%, absent an order of the Bankruptcy Court to the contrary prior to the Confirmation Date.  As discussed in Section XIII.H.8, titled “The X Clause Litigation,” certain holders of ACC Subordinated Notes have disputed the subordination of distributions to the holders of ACC Subordinated Notes under the Plan.

The initial distribution to the Holding Company Debtor Group is the residual value of its Direct Subsidiary Debtor Groups.  In recognition of the pendency of the Inter-Creditor Dispute, the distribution to creditors of the Arahova Debtor Group will be subject to the Inter-Creditor Dispute Holdback.  Upon the Inter-Creditor Dispute Resolution, the Inter-Creditor Dispute Holdback will be allocated between the Holding Company Debtor Group and the Arahova Debtor Group by establishing the Arahova Sharing Percentage.  The Plan also provides that the Bankruptcy Court may order an initial distribution to the Arahova Debtor Group, which is referred to as the Arahova Minimum Distribution Amount, which amount will also reduce the Inter-Creditor Dispute Holdback.  The Inter-Creditor Dispute Resolution will also determine the Inter-Creditor Dispute Valuation Adjustment which is the amount by which the valuation of the FrontierVision Debtor Group is adjusted.

The Allocable Portion for Class ACC-Snr Notes is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Senior Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)         the aggregate amount of all Allowed ACC Senior Notes Claims, Allowed ACC Subordinated Notes Claims and Allowed ACC Trade Claims as of the date of calculation; plus

(2)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

In accordance with and in enforcement of the subordination provisions of the indentures relating to the ACC Subordinated Notes (the “Subordination Provisions”), the Class ACC-Snr Notes will also receive the X-Clause CVV Sharing Percentage.

The ACC Notes/Trade Distribution Reserve will be a reserve of Plan Consideration established to pay Allowed Claims in Classes ACC-Trade, ACC-SnrNotes and ACC-SubNotes and to reserve for Disputed Claims in those Classes.  The ACC Notes/Trade Distribution Reserve will be established in an amount equal to:

•                  an amount to be initially established by the Estimation Order, plus

•                  following the Inter-Creditor Dispute Resolution with respect to the Arahova Sharing Percentage, the product of (i) 100% minus the Arahova Sharing Percentage, (ii) the Inter-Creditor Dispute Holdback, and (iii) the ACC Notes/Trade Weighting Percentage, plus

•                  following the Inter-Creditor Dispute Resolution with respect to the FrontierVision Holdco Sharing Percentage, the product of (i) 100% minus the FrontierVision Holdco Sharing Percentage, (ii) the FrontierVision Holdco Holdback, and (iii) the ACC Notes/Trade Weighting Percentage.

The allocation of Plan Consideration to the ACC Notes/Trade Distribution Reserve will be initially established in connection with the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section IV.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”  To the extent the Inter-Creditor Dispute is resolved in favor of the Arahova Debtor Group, the amount of Plan Consideration received in respect of an ACC Senior Notes Claim may be reduced.

Because distributions in respect of both the ACC Senior Notes and the ACC Trade Claims (and, to the extent the ACC Senior Notes receive Payment in Full, the ACC Subordinated Notes) are made from the ACC Notes/Trade Distribution Reserve, the recovery to holders of ACC Senior Notes (and the ACC Subordinated Notes) could be affected by the ultimate resolution of ACC Trade Claims.  Resolution of ACC Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that ACC Trade Claims are Allowed in an amount significantly in excess of the estimate set forth above, the amount of Plan Consideration received in respect of an ACC Senior Notes Claim may be reduced.

Class ACC-SnrNotes is impaired by the Plan.  Each holder of an Allowed ACC Senior Notes Claim is entitled to vote to accept or reject the Plan.

d.              Class ACC-SubNotes - ACC Subordinated Notes Claims

ACC Subordinated Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  6.0% Convertible Subordinated Notes due February 15, 2006 issued by ACC under that certain Indenture dated as of January 23, 2001 between ACC and The Bank of New York, as initial Trustee thereunder (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests);  or

•                  3.25% Convertible Subordinated Notes due May 1, 2021 issued by ACC under that certain Indenture dated as of as of January 22, 2001 between ACC and The Bank of New York, as Trustee, as initial Trustee thereunder (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests).

The current Indenture Trustee with respect to these bonds is The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286, Attn: Gerard F. Facendola, Vice President.

The ACC Subordinated Notes Claims will be deemed Allowed Claims in the aggregate amount of (1) $1,458,990,625, of which $1,437,500,000 represents principal and $21,490,625 represents interest accrued through the Commencement Date plus (2) to the extent allowable, interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.14 of the Plan.

In accordance with and in enforcement of the Subordination Provisions, the ACC Notes Distribution gives effect to the X-Clause CVV Sharing Percentage and the X-Clause Sharing Percentage which, absent an Order of the Bankruptcy Court to the contrary on or before the Confirmation Date, will result in payover of all distributions allocable to ACC Subordinated Notes Claims other than the CVV Series A-1c Interests to the ACC Senior Notes Claim until such claims are Paid in Full.  As discussed in Section XIII.H.8, titled “The X Clause Litigation,” certain holders of ACC subordinated Notes have disputed the subordination of distributions to the holders of ACC Subordinated Notes under the Plan.

Notwithstanding the Subordination Provisions, each Holder of an Allowed ACC Subordinated Notes Claim will be entitled to receive and retain, on account of such Claim (subject to any right to receive True Up Payments under Section 8.07(c) of the Plan), its Pro Rata Share of:

•                  the ACC Subordinated Notes Distribution, and

•                  the CVV Series A-1c Interests.

The ACC Subordinated Notes Distribution will be the product of (x) 100% minus the X-Clause Sharing Percentage and (y) the Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class ACC-SubNotes.

The Allocable Portion for Class ACC-SubNotes is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Subordinated Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)         the aggregate amount of all Allowed ACC Senior Notes Claims, Allowed ACC Subordinated Notes Claims and Allowed ACC Trade Claims as of the date of calculation; plus

(2)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Class ACC-SubNotes is impaired by the Plan.  Each holder of an Allowed ACC Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

e.               Class ACC-ESL - ACC Notes Existing Securities Law Claims

ACC Notes Existing Securities Law Claims are Existing Securities Law Claims arising in connection with both ACC Senior Notes and ACC Subordinated Notes.  ACC Notes Existing Securities Law Claims will accrue interest from the Commencement Date until the Effective Date at either (1) the non-default rate payable under the agreement or instrument giving rise to such Claim, as and to the extent enforceable, or, to the extent no such agreement or instrument exists or is enforceable, then at the rate payable on federal judgments as of the Commencement Date or (2) at the rate specified in the Interest Rate Schedule.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Notes Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of Class ACC-ESL’s Allocable Portion of the CVV Series A-2 Interests.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the ACC Notes Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof. As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

Class ACC-ESL is impaired by the Plan.  Each holder of an Allowed ACC Notes Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

f.                 Class ACC-BPfd - ACC Series B Preferred Stock Interests

ACC Series B Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 13% Series B Redeemable Cumulative Exchangeable Preferred Stock issued by ACC.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-BPfd’s Allocable Portion of the CVV Series B Interests.

Class ACC-BPfd is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Interest is entitled to vote to accept or reject the Plan.

g.              Class ACC-BESL - ACC Series B Preferred Stock Existing Securities Law Claims

ACC Series B Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series B Preferred Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-BESL’s Allocable Portion of the CVV Series C Interests.

Notwithstanding anything otherwise to the contrary, no distribution will be made with respect to the ACC Series B Preferred Stock Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof. As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

Class ACC-BESL is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

h.              Class ACC-DPfd - ACC Series D Preferred Stock Interests

ACC Series D Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 5.5% Series D Convertible Preferred Stock issued by ACC, except as and to the extent any such security comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-DPfd’s Allocable Portion of the CVV Series D Interests.

Class ACC-DPfd is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Claim is entitled to vote to accept or reject the Plan.

i.                 Class ACC-DESL - ACC Series D Preferred Stock Existing Securities Law Claims

ACC Series D Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series D Preferred Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-DESL’s Allocable Portion of the CVV Series E Interests.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the ACC Series D Preferred Stock Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof. As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

Class ACC-DESL is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

j.                 Class ACC-EFPfd - ACC Series E and F Preferred Stock Interests

In recognition of their relative priority under their governing certificates of designation both ACC Series E and Series F Preferred Stock Interests are included in Class ACC-EFPfd.  ACC Series E and F Preferred Stock Interests are Equity Interests arising pursuant to or in connection with (1) the 7.5% Series E Mandatory Convertible Preferred Stock issued by ACC; and (2) the 7.5% Series F Mandatory Convertible Preferred Stock issued by ACC.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-EFPfd’s Allocable Portion of the CVV Series F Interests.

Notwithstanding anything otherwise to the contrary, to the extent an order of the Bankruptcy Court holds that the mandatory conversion provisions of the foregoing ACC Series E and F Preferred Stock Interests resulted in a conversion of such preferred stock interests, the ACC Series E and F Preferred Stock shall be included in Class ACC-CS for all purposes under the Plan and shall have the rights of Equity Interests in such Class, and the Plan provisions relating to treatment of Class ACC-EFPfd claims shall be disregarded and have no effect.

Class ACC-EFPfd is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Interest is entitled to vote to accept or reject the Plan.

k.              Class ACC-EFESL - ACC Series E and F Preferred Stock Existing Securities Law Claims

ACC Series E and F Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series E and F Preferred Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-EFESL’s Allocable Portion of the CVV Series G Interests.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the ACC Series E and F Preferred Stock Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof. As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

Class ACC-EFESL is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

l.                 Class ACC-CSESL - ACC Common Stock Existing Securities Law Claims

Class ACC-CSESL includes ACC Common Stock Existing Securities Law Claims. ACC Common Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with ACC Common Stock.  ACC Common Stock Interests include shares of Class A Common Stock or shares of Class B Common Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest and Allowed ACC Common Stock Existing Securities Law Claim, as applicable, will receive, in full and complete satisfaction of such Allowed Claim or Allowed Equity Interest, its Pro Rata Share of Class ACC-CSESL’s Allocable Portion of the CVV Series H Interests.  Holders of Existing Securities Law Claims may also submit requests for restitution from the Restitution Fund which will be administered by the United States Attorney General and the SEC.  For a description of the Restitution Fund, see Section XIII.E, titled “Settlement Of Governmental Investigations and Certain Related Litigation.”

No distribution will be made with respect to the ACC Common Stock Existing Securities Law Claims until such time as the Restitution Fund is allocated to the beneficiaries thereof. As a condition to receiving any distribution under the Plan, each holder of an Existing Securities Law Claim shall deliver written notice to the Plan Administrator and the CVV Trustee certifying either (a) the amount of distributions to which such holder is entitled from the Restitution Fund in respect of such holder’s Existing Securities Law Claim or (b) that such holder is not entitled to any distributions the Restitution Fund in respect of such holder’s Existing Securities Law Claim.

Class ACC-CSESL is impaired by the Plan.  Each holder of an Allowed ACC Common Stock Interest or of an Allowed ACC Common Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

m.           Class ACC-CS - ACC Common Stock Interests

Class ACC-CS includes all ACC Common Stock Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest its Pro Rata Share of Class ACC-EFPfd’s Allocable Portion of the CVV Series I Interests.

Class ACC-CS is impaired by the Plan.  Each holder of an Allowed ACC Common Stock Interest is entitled to vote to accept or reject the Plan.

26.       Class ACC-Conv - ACC Convenience Class

An ACC Convenience Claim is an ACC Trade Claim or ACC Other Unsecured Claim that is (1) Allowed in an amount of $10,000 or less or (2) Allowed in an amount greater than $10,000 but that is reduced to $10,000 by an irrevocable written election made by the holder of such Claim on a properly delivered ballot.  However, any ACC Trade Claim or ACC Other Unsecured Claim that was originally Allowed in excess of $10,000 may not be subdivided into multiple ACC Trade Claims or ACC Other Unsecured Claims of $10,000 or less for purposes of receiving treatment as an ACC Convenience Claim.

Under the Plan, each holder of an Allowed ACC Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs.

However, if (1) the holders of Claims which are deemed to be Allowed ACC Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of Claims in the Class to which they would otherwise belong, or (2) the holders of Allowed ACC Convenience Claims do not accept the Plan by the required majorities described in Section 1126(c) of the Bankruptcy Code then the holders of such Allowed ACC Convenience Claims will be treated as holders of Claims in the Class to which they would otherwise belong.  In such event, any election by a holder of an Allowed ACC Convenience Claim to reduce the amount of its Allowed Claim to $10,000 will be null and void.

27.       Class InterCo - Intercompany Claims

An Intercompany Claim is a Claim relating to an intercompany transfer of value by a Debtor, an Affiliate of a Debtor, or a Non-Debtor Subsidiary to a Debtor, Affiliate of a Debtor, or Non-Debtor Subsidiary, except as and to the extent any such Claim is (1) a Claim with respect to an Equity Interest in a Transferred Joint Venture Entity, (2) a Rigas Claim or Equity Interest, (3) a Retained Claim (including defenses and rights of setoff thereto), (4) a Claim of a non-Debtor Affiliate of a Debtor against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate to a Debtor pursuant to Section 5.13(h) of the TW Purchase Agreement or Section 5.11(h) of the Comcast Purchase Agreement, (5) a Claim of a non-Debtor Affiliate of a Debtor against another non-Debtor Affiliate of a Debtor, (6) a Claim of a Debtor against a Managed Entity, (7) a Claim of a Debtor against any Rigas Person or (8) a Contrib/Subrog Claim.  Subject to the Inter-Creditor Dispute, Intercompany Claims are calculated by netting each Debtor’s intercompany payables and receivables against each other and then, within a Debtor Group, adding together the Intercompany Claims of Debtors within the Debtor Group with positive net balances and separately adding together the Intercompany Claims of Debtors within the Debtor Group with negative net balances.  These two sets of balances are not offset against each other.

Pursuant to the Plan and in consideration of the benefits provided under the Plan, subject to the Inter-Creditor Dispute, the Intercompany Claims will be Allowed and treated as provided for in the Inter-Creditor Dispute Resolution.

On the Effective Date, each Intercompany Claim will be discharged and satisfied by means of

•                  the Restructuring Transactions contemplated by the Plan, and

•                  allocations of Plan Consideration pursuant to Section 9.03 of the Plan (and any order of the Bankruptcy Court sought thereunder) to the Debtor Group Reserves of such Intercompany Claim’s Debtor Group in amounts that give effect to the relative seniority and treatment of such Intercompany Claim described above.

All Intercompany Claims held by any Debtor against any Non-Debtor Subsidiary (other than Claims against the Palm Beach Joint Venture (as defined in the Comcast Purchase Agreement), which Claims will be transferred to

Comcast in accordance with the Comcast Purchase Agreement) or by any Non-Debtor Subsidiary against any Debtor (other than (i) Claims against the Transferred Joint Venture Entities, which Claims will be discharged (except to the extent they constitute defenses or set-offs to Retained Claims) and (ii) Claims of a non-Debtor Affiliate against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate to a Debtor pursuant to Section 5.13(h) of the TW Purchase Agreement or Section 5.11(h) of the Comcast Purchase Agreement, which Claims shall be satisfied in accordance with their terms) will be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

28.       Rigas Claims or Equity Interests

A Rigas Claim or Equity Interest is:

•                  any Claim against or Equity Interest in any of the Debtors held by a Rigas Person, including any Claims arising from the rejection of a Rigas Agreement; and

•                  any Claim against or Equity Interest in any of the Debtors, including with respect to an Existing Security, which Claim or Equity Interest (including with respect to an Existing Security) was owned beneficially or of record at any time by a Rigas Person, except to the extent that the Claim or Equity Interest (including with respect to an Existing Security) is held by a Person who can demonstrate that it is a “protected purchaser” within the meaning of Article 8 of the New York Uniform Commercial Code and not a Person from whom property or value may be recovered, or obligation avoided, under Section 550 of the Bankruptcy Code, except in each case for any claims arising in connection with the Adelphia-Rigas Settlement Agreement.  To the extent a Claim or Equity Interest may be characterized as a Rigas Claim or Equity Interest and another type of Claim or Equity Interest, such Claim or Equity Interest will be deemed to be a Rigas Claim or Equity Interest in its entirety.

All Rigas Claims and Equity Interests will be Disallowed and expunged.  As such, no Rigas Claims or Equity Interests will be entitled to vote to accept or reject the Plan.  Each holder of a Rigas Claim or Equity Interest will receive no distribution under the Plan with respect to such Rigas Claim or Equity Interest.  The Plan will not create any right of any holder of a Rigas Claim or Equity Interest to assert such Claim or Equity Interest against any of the Debtors’ insurance policies.

29.       ACC Other Equity Interests

An ACC Other Equity Interest is any Equity Interest issued by a Debtor, except in each case for (1) ACC Preferred Stock, (2) ACC Common Stock, (3) Joint Venture Interests or other Equity Interests in a Transferred Joint Venture Entity and (4) Rigas Claims or Equity Interests.

All ACC Other Equity Interests will be Disallowed.  As such, no ACC Other Equity Interests will be entitled to vote to accept or reject the Plan.  Each holder of an ACC Other Equity Interest will receive no distribution under the Plan with respect to such ACC Other Equity Interest.

D.            SUMMARY OF OTHER PROVISIONS OF THE PLAN

1.                                      Effectuation of Compromise and Settlement

a.                                      The Formulation of the Plan

Given the myriad of complex issues posed by these Chapter 11 Cases, the Debtors under new management have spent the past two and a half years:  (1) stabilizing and improving the Debtors’ business, (2) settling the claims of the Department of Justice and U.S. Attorney’s office arising out of the Rigas fraud, and (3) engaging in a process to sell the Debtors’ business.  This process culminated in April 2005 with the signing of the Purchase Agreements, the Government Settlement Agreement and the Rigas-Adelphia Settlement Agreement.  These agreements, which are designed to maximize the value of the estates contain a number of important deadlines, including an outside date for the closing of the Sale Transaction of July 31, 2006 (subject to extension in the event of certain pending anti-trust regulatory inquiries).  The agreements formed the necessary predicate for the Plan.

During the same period, the Debtors conducted extensive due diligence and engaged in negotiations with official and ad hoc committees regarding the terms of a chapter 11 plan and related matters.  These discussions focused on a variety of issues, including, but not limited to, (1) resolving issues regarding substantive consolidation and other inter-estate and inter-creditor disputes, (2) determining the relative priorities and enforceability of various claims, and (3) facilitating an orderly and efficient distribution of value to stakeholders.  The Debtors held numerous meetings, provided substantial due diligence materials, and circulated numerous drafts of the Plan and related documents to the official committees and to many of the ad hoc committees.

The Debtors believe that the substantial disputes that exist between the creditors of the different Debtor Groups (collectively, the “Inter-Creditor Dispute”) are likely to delay the ability to consummate a plan of reorganization.  Such a delay has several risks and adverse consequences to the Debtors:

•                  delay will increase the cost of administering the estate (estimated at in excess of $17 million per month);

•                  postpetition interest will continue to accrue on the debtor in possession financing and on debt of subsidiary, in-the-money Debtor Groups to the detriment of more junior creditors and equity holders; and

•                  delay increases the risk that closing conditions to the Sale Transaction will not be satisfied or that there will be adverse purchase price adjustments in the Sale Transaction.

Rather than allowing the potential that the time necessary for the stakeholders to resolve the Inter-Creditor Dispute will extend beyond the Outside Date, the Debtors have formulated a Plan that will allow the Debtors to proceed towards confirmation in a timely manner and that will afford the affected stakeholders the opportunity to fully litigate their claims.  Under the terms of the Plan, the Debtors have proposed that:  (1) the Inter-Creditor Dispute Holdback and the FrontierVision Holdco Holdback be created pending the Inter-Creditor Dispute Resolution and that only such distribution as is ordered by the Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court be distributed to the creditors of the Arahova Debtor Group (the Arahova Minimum Distribution) or the creditors of the FrontierVision Holdco Debtor Group (the FrontierVision Holdco Minimum Distribution), (2) the creditors of the Ft. Myers Debtor Group receive a distribution based on the Debtors’ valuation, which may result in less than payment in full, and (3) all other creditors (other than creditors of the Holding Company Debtor Group) receive payment in full.  In order to facilitate a resolution of the Inter-Creditor Dispute, the Debtors have obtained a Bankruptcy Court order (the “Resolution Process Order”) approving a process (the “Resolution Process”) to resolve the Inter-Creditor Dispute and direct the distribution of the Inter-Creditor Dispute Holdback in time to permit consummation of the Plan prior to the Outside Date.  A copy of the Resolution Process Order is annexed hereto as Exhibit I.  A more detailed description of the Resolution Process is set forth in subsection (c) below.

It is possible that if all of the issues comprising the Inter-Creditor Dispute were litigated to conclusion, the ultimate resolution of those issues could reduce the recoveries to creditors of Debtor Groups other than the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.  Nonetheless, the Debtors believe that most of those circumstances are unlikely, and therefore the Debtors have, in the exercise of their fiduciary duty, formulated (and are balloting) the Plan, which pays those creditors assuming no such third party effects.  If judicial determinations constituting part of the Inter-Creditor Dispute Resolution prior to the Confirmation Date materially and adversely affect the recovery to holders of Claims in a different Class of Claims, the Debtors intend to amend the Plan, subject to compliance with their obligations, if any, under the Purchase Agreements, to reflect such determinations and to re-solicit acceptances of the Plan from the holders of Claims in such Class.

Notwithstanding the existence of the Resolution Process, the Debtors have retained the right to compromise one or more of the components of the Inter-Creditor Dispute.  If the Debtors determine to compromise the Inter-Creditor Dispute, the Debtors will, to the extent necessary, re-solicit acceptances of the Plan from any materially and adversely affected Class of creditors.  In that event, if either an impaired Class within the Arahova Debtor Group, the FrontierVision Holdco Debtor Group or Holding Company Debtor Group votes to accept the Plan as so amended, such Class’s acceptance shall constitute an offer and acceptance by the Class of a compromise and settlement pursuant to Bankruptcy Rule 9019.  In such event, entry of an order of the Bankruptcy Court confirming any such amended plan (either (x) pursuant to the cram-down provisions of section 1129(b) of the Bankruptcy Code, (y) as a result of the Debtors having removed the rejecting Debtor Group or Debtor from the Plan or (z) pursuant to the provisions of Section 1129(a) of the Bankruptcy Code) shall constitute the Inter-Creditor Dispute Resolution and thereby obviate any further need to complete the Resolution Process provided for by the Resolution Process Order.

Lazard, working with and based upon information provided by Debtors’ counsel and management, prepared a detailed financial model to calculate the recoveries under the Plan to the Debtors’ stakeholders based on such information and on a large number of factors, including: (i) the proposed substantive consolidation structure; (ii) the allocation of the consideration from the Sale Transaction; (iii) the projected amount of Claims; (iv) the treatment of Intercompany Claims; (v) the allocation of the costs and benefits of the Government Settlement; (vi) the possible success of certain potential fraudulent transfer claims; (vii) the creation and release of reserves; and (viii) potential tax liabilities.  The Debtors believe that this model fairly computes projected recoveries based on the assumptions embedded in the model and in the Plan, and that the estimated recoveries contained in the Summary of Classification and Treatment of Claims and Equity Interests under the Plan table contained in Section II.A of the Disclosure Statement accurately describe such projected recoveries subject to the qualifications, limitations and risk factors described in this Disclosure Statement.  A schematic diagram illustrating the “waterfall” effects of this model is annexed hereto as Exhibit M.

b.                                      The Inter-Creditor Dispute

Substantial disputes exist between creditors of different Debtor Groups that principally affect the recoveries to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.  The factual background behind the issues giving rise to the Inter-Creditor Dispute was summarized in the Debtors’ Motion in Aid of Confirmation dated June 24, 2005 (Docket No. 7844).  The principal elements of the Inter-Creditor Dispute  include, but are not limited to:

•                  the character and treatment of Intercompany Claims,

•                  the appropriate Plan consolidation structure,

•                  alleged fraudulent conveyance claims associated with historical movements of subsidiaries within the corporate structure,

•                  the allocation of the value and form of consideration from the Sale Transaction to the various Debtor Groups,

•                  the allocation of the benefits and costs of the Government Settlement Agreement,

•                  the allocation of the tax liability and the tax reserves associated with the Sale Transaction, and

•                  the allocation of the economic cost of the other reserves established as part of the Plan.

A further summary of these issues is set forth below.

Both the Arahova Noteholders Committee and the Ad Hoc Committee of ACC Senior Noteholders have provided position statements, copies of which are annexed hereto as Exhibit J and Exhibit K, respectively, concerning the various components of the Inter-Creditor Dispute described above.  Adelphia assumes no responsibility for the accuracy or contents of such position statements and, notwithstanding their inclusion as exhibits to the Disclosure Statement, does not adopt or endorse any of the statements or assertions made therein (including any statements purporting to summarize Adelphia’s position on various issues).

(1)                                  Intercompany Claims

There are multi-billion dollar Intercompany Claims between and among the Debtors.  How these Claims are treated can alter dramatically the recovery to the stakeholders, principally the stakeholders in the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.

Prior to the Petition Date, the Debtors maintained a complex corporate structure consisting of hundreds of entities, which engaged in numerous and often complex intercompany transactions.  The Debtors reviewed, analyzed, corrected and restated intercompany transactions between January 1999 and the Petition Date and applied consistent methodologies to the accounting for intercompany transactions in order to prepare restated financial statements in accordance with GAAP and the requirements of the SEC.  Further, the Debtors, in order to provide detail on the components of the intercompany balances, made significant efforts to identify intercompany journal entries made from January 1999 through June 30, 2002 by transaction categories.  Many of these intercompany transactions appear on the Debtors’ books and records as transactions between ACC or one of its subsidiaries or affiliates, on the one hand, and ACC or one of its subsidiaries or affiliates, on the other hand.

In May 2005, the Company prepared and filed an Amended Schedule of Liabilities scheduling each Debtor’s net intercompany balance with Adelphia Cablevision, LLC (Docket No. 7487) (the “May 2005 Schedules”).  The May 2005 Schedules were prepared to reflect the post-restatement books and records of the Company as of the Petition Date, and reflect many judgments, including judgments related to:  (1) the Bank of Adelphia Convention, (2) accounting for acquisition and swaps and related transactions (including interest), and (3) accounting for transactions in which Rigas Co-Borrowers assumed liability for Co-Borrowing obligations.  The May 2005 Schedules, thus, may not be comparable to the intercompany balances listed in footnote 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which were prepared on the assumption that the Debtors satisfy all of the Co-Borrowing Debt and have a claim against the Rigas Co-Borrowing Entities for the portion of the Co-Borrowing Debt previously assumed by the Rigas Co-Borrowing Entities; those intercompany balances do not reflect the subsequent Rigas-Adelphia Settlement Agreement.  The Debtors continue to evaluate what characterization and treatment for purposes of Plan recoveries should be given to the intercompany claims as reflected in the May 2005 Schedules.

The Intercompany Claims set forth in the May 2005 Schedules represent the amounts of Intercompany Claims to the best of the Debtors’ knowledge, information and belief as of the Commencement Date.  Accordingly, in connection with proceedings before the Bankruptcy Court related to the Resolution Process Order, the Debtors took the position that the quantification of the Intercompany Claims as presented on the May 2005 Schedules was entitled to a presumption of validity; however, the Debtors indicated they did not believe that any further presumption should be extended to the Intercompany Claims, including as to their proper characterization or treatment and whether such balances (or portions thereof) are avoidable, give rise to enforceable or allowable claims, or should be disregarded.  The Bankruptcy Court did not rule on whether any presumption should be accorded to Debtors’ quantification of the Intercompany Claims in anticipation of further proceedings before the Bankruptcy Court.

The Bank of Adelphia Convention.  The “Bank of Adelphia Convention” provides that absent documentation to the contrary, each intercompany transaction was deemed to be a transaction between ACC or one of its subsidiaries or affiliates, on the one hand, and Adelphia Cablevision LLC in its capacity as the Bank of Adelphia, on the other hand.  As Adelphia Cablevision LLC was on the Petition Date, essentially, the only holder of a material cash balance for the enterprise, all receipts and disbursements for each legal entity were deemed to have been transactions with Adelphia Cablevision LLC pursuant to the Bank of Adelphia Convention.  Adelphia Cablevision LLC was deemed to be the legal owner of such cash, and not a mere conduit or depository, because (among other reasons) of the approximately seven bank accounts that comprised the Debtors’ cash management system as of the Petition Date, (i) all were recorded on the Debtors’ books and records as being owned by Adelphia Cablevision, LLC, and (ii) all but one were registered with the applicable bank in the name of Adelphia Cablevision LLC.  The one account that was not in the name of Adelphia Cablevision LLC, a lock box account, was in the name of National Cable Acquisition Associates, L.P. (a Debtor in the UCA Debtor Group).  In addition, as part of the restatement, the

Debtors then corrected the intercompany interest charge on the outstanding balance by applying a consistent methodology across all legal entities.

Acquisition and Swaps.  The Debtors, under Rigas Managements, typically entered into acquisitions and swaps at the ACC or ACC Ops level and then transferred the acquired entities or cable systems to subsidiaries.  Those transfers were accounted for either (a) as equity contributions, (b) through “Push Down Accounting” in which each transfer to a subsidiary would be deemed to be made in exchange for an intercompany payable from the subsidiary receiving the transfer to the Bank of Adelphia and an intercompany receivable from the Bank of Adelphia in favor of the transferring entity, or (c) through a combination of those two methods.  In the restatement process, the Debtors, absent documentation to the contrary, typically applied the method used by prior management.  Also included in this category of Intercompany Claims are Claims arising from transactions that were engaged in at or about the time of financing transactions that appear to have been designed to offset Intercompany Claims payable by entities that were engaging in the financing transaction by providing for Intercompany Claims receivable within the financing group that virtually netted to zero with pre-existing Intercompany Claims of other entities within the financing group (the “XO Transactions”).  The intercompany payables and receivables arising from Push Down Accounting and the XO Transactions (collectively, “Acquisition and Swap Intercompanies”) are included in the May 2005 Schedules.

Assumption Transactions.  Under Rigas Management, the Debtors engaged in substantial intercompany transactions with the Rigas Family and their affiliates which generated intercompany payables from such persons to ACC and its subsidiaries.  From time to time, a Rigas Co-Borrower would agree to “assume” liability for Co-Borrowing Debt (for which it was already jointly and severally liable) in exchange for a reduction in the intercompany payable due from the Rigas Family and their affiliates.  Rigas Management would then remove such Co-Borrowing Debt from the financial statements of the Adelphia Co-Borrower (even though it remained jointly and severally liable) and would charge the Adelphia Co-Borrower with an intercompany payable for having removed the Co-Borrowing Debt (those intercompany receivables and payables, together with other intercompany receivables and payables created in connection with the Assumption Transactions are referred to as the “Assumption Intercompanies”).  The Assumption Intercompanies are included in the May 2005 Schedules.

There are numerous issues associated with the Intercompany Claims, principally relating to the treatment and calculation of such claims, including the following:

With respect to treatment, the primary issue is whether the Intercompany Claims should be treated as debt, equity or disregarded.  The Debtors have identified five principal characterizations of the Intercompany Claims, including:  (a) pari passu with third-party debt (“Intercompany B”); (b) subordinated to all third-party debt but senior to common equity (“Intercompany C”); (c) subordinated to all third-party debt, with ACC treated as the funding source for the Bank of Adelphia, and thus ACC’s Claims against the Bank of Adelphia are subordinated to other Intercompany Claims, but all Intercompany Claims are senior to common equity (“Intercompany C1”); (d) as common equity (“Intercompany C2”); and (e) disregarded and/or avoided (“Intercompany D”).  The Debtors believe that it would be practically impossible to calculate the effects of Intercompany C2 treatment.  The legal standard for determining the appropriate treatment of Intercompany Claims is a multi-factor balancing test examining the formality, substance, and third party expectations regarding the Intercompany Claims.  It is possible that a court could impose one or more of the foregoing treatments on the Intercompany Claims in their entirety or on different categories of Intercompany Claims or on particular transactions giving rise to Intercompany Claims.

With respect to calculation, the primary issues are:  (a) whether the Bank of Adelphia Convention should be followed or the Intercompany Claims as historically recorded on the books and records of the Debtors between many different Debtors should be utilized; (b) whether Intercompany Claims should be aggregated on a Debtor Group basis (Intercompany Claims can either be setoff against each other (i.e., netted) or aggregated as an intercompany payable and receivable by Debtor Group (i.e., gross)); (c) whether the starting intercompany balances among acquired companies, which were carried over to the Bank of Adelphia (the “Historic Entries”), should be eliminated; (d) whether Acquisition and Swap Intercompanies should be respected; (e) whether Assumption Intercompanies should be respected; and (f) the extent to which intercompany interest should be charged.

The treatment of the Intercompany Claims is a fact-intensive legal analysis involving the balancing of many factors.  The principal economic parties in interest have widely divergent views on the likely outcome of the Inter-Creditor Dispute as it relates to the Intercompany Claims.

(2)                                  Consolidation Structure

The Debtors have proposed a consolidation structure in which the Debtors are substantively consolidated into 18 different Debtor Groups.  A chart summarizing this structure and an analysis of the basis for this structure is included in Section IV.B.1 of this Disclosure Statement.

Substantive consolidation is a judicially-created equitable remedy in which the assets and liabilities of two or more entities are pooled, and the pooled assets are used to satisfy creditors’ claims from the resulting common fund.  Total substantive consolidation eliminates all Intercompany Claims among the consolidated entities.  Partial substantive consolidation (as proposed by the Plan) into separate Debtor Groups eliminates Intercompany Claims within a Debtor Group but preserves Intercompany Claims between Debtor Groups.  Without substantive consolidation, each Debtor’s Intercompany Claims against other Debtors are preserved.  Moreover, absent substantive consolidation, each Debtor may seek to disallow a given Intercompany Claim or to affirmatively recover on various claims or causes of action against another Debtor.

Whether substantive consolidation in a given case is appropriate requires an intensive analysis of the facts pertaining to each entity proposed to be consolidated, including, but not limited to, the relationships and transactions among the entities in question and each entity’s disclosures to and transactions with creditors.  The Debtors reviewed and considered their books and records, public filings, key contracts, communications and other documents, as well as facts and legal theories underlying various related inter-estate issues.  In addition, the Debtors analyzed the relevant legal standards in formulating the consolidation structure contained in the Plan.  The Debtors intend, as part of the Confirmation Hearing, to make a showing sufficient to support their substantive consolidation structure.

Assuming the Debtors’ substantive consolidation structure is adopted, there still remain substantial issues that could materially affect the recovery to creditors of the Arahova Debtor Group and the Holding Company Debtor Group.  Under the Debtors’ substantive consolidation structure, entities are substantively consolidated together if they participated in the same prepetition credit agreement.  Certain of such entities, which are referred to as “Fence Jumpers,” are consolidated with entities whose ultimate equity owners are different.  Since these Debtor Groups are all believed to be solvent, there is an issue as to how the residual equity is to be divided between the entity that owns most of the legal entities within the Debtor Group and the entity that owns the Fence Jumper.

Moreover, different consolidation structures could materially alter the recovery to creditors throughout the Debtors’ entire capital structure.

(3)                                  Asset Ownership and Potential Fraudulent Conveyance Claims

Under Rigas Management, there were substantial prepetition movements of assets and entities within the Debtors’ corporate structure.  To the extent those movements were made either (a) to hinder, delay or defraud creditors, or (b) at a time when the transferor was insolvent (or rendered insolvent by the movement) and the transfer was not for reasonably equivalent value, the movement may be considered a “fraudulent conveyance.”  In that circumstance, the creditors of the Debtor Group that made the transfer could seek to void the fraudulent conveyance or recover the value of the property conveyed from the recipient Debtor Group.

During 2000 and 2001, in connection with the establishment of the Century Co-Borrowing Facility and the Arahova Bridge Prepetition Credit Agreement (a facility that was repaid prior to the initiation of the Chapter 11 Cases), various subsidiaries, including their corresponding assets and liabilities (collectively, the “Transferred In Subsidiaries”), were transferred into the Arahova and Century Debtor Groups from other Debtor Groups.  In 2001, in connection with the establishment of the Olympus Co-Borrowing Facility, various subsidiaries, including their corresponding assets and liabilities (collectively, the “Transferred Out Subsidiaries”), were transferred from, among other Debtor Groups, Arahova and Century, to other Debtor Groups, primarily Olympus and UCA.  Due to, among other things, the fraud committed by the Rigases, the Debtors do not have reliable financial data or then current market data regarding the value of the Transferred In Subsidiaries and the Transferred Out Subsidiaries.

The creditors of the Arahova, CCC, CCHC or Century Debtor Groups may be able to assert potential fraudulent conveyance claims against the Olympus and UCA Debtor Groups as recipients of the Transferred Out Subsidiaries.  Those recipient Debtor Groups are likely solvent even if the fraudulent conveyance claims were successful (unless Intercompany B treatment is imposed and Acquisition and Swap Intercompanies are respected); thus, the fraudulent conveyance claims become a dispute regarding the reallocation of the residual value of those Debtor Groups.  The Ad Hoc Committee of ACC Senior Notes has asserted that even if the transfer of the Transferred Out Subsidiaries was a fraudulent conveyance, that conveyance originated with entities that are subsidiaries of CCHC, and therefore, if the transaction were to be avoided, the additional value returned to the original transferor would ultimately inure to the benefit of the Holding Company Debtor Group creditors through the repayment of the substantial CCHC intercompany payable.  In addition, creditors of ACC may be able to assert potential fraudulent conveyance claims against the recipients of the Transferred In Subsidiaries.

The Plan does not take a position on the validity or likelihood of success of the fraudulent conveyance claims.

(4)                                  Allocation of Consideration from the Sale Transaction

In formulating the Plan, the Debtors have allocated the consideration from the Sale Transaction to the various Debtor Groups assuming a uniform operating cash flow multiple applied to each Debtor Group’s operating cash flow for the twelve months ended September 30, 2005 (“LTM OCF”).  The Debtors have explored a number of methods to allocate Plan Consideration among the Debtor Groups.  These methods have included:  (a) a per subscriber allocation of value, (b) the use of the four implicit operating cash flow multiples derived from the Purchase Agreements applied to budgeted operating cash flow as set forth in Adelphia’s long range plan (“Budgeted Cash Flow”) or LTM OCF, (c) the use of a single cash flow multiple applied to Budgeted Cash Flow or LTM OCF, and (d) the use of a subjective valuation based on the relative value of particular systems using the methodology included in the Disclosure Statement filed with the Bankruptcy Court in February 2004, in the case of (b), (c) and (d) as adjusted for the Buyer Discharge Amount.

The Debtors believe that the choice of valuation methodology will only materially affect the recoveries of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.  The disputes regarding the allocation of Plan Consideration principally relate to the valuation of the FrontierVision Debtor Group (and hence the equity value flowing to the FrontierVision Holdco Debtor Group) and the Debtors’ California operations, a substantial portion of which are owned by subsidiaries of Arahova Communications, Inc.

The allocation of value to the Debtor Groups will be subject to approval of the Bankruptcy Court at or prior to the Confirmation Hearing in connection with the Bankruptcy Court’s consideration of confirmation of the Plan.  The Debtors believe that at the confirmation hearing it is possible that the Debtors or the Bankruptcy Court will conclude that a different cash flow multiple or an alternative measure of cash flow should be used to allocate the value of the consideration from the Sale Transaction.  Such alternative measures of cash flow could include:  (a) historical operating cash flow for the four quarter period ended December 31, 2004, the last historical operating data in the possession of Time Warner and Comcast when they entered into the Sale Transaction, (b) historical free cash flow (measured as operating cash flow less normalized capital expenditures) for a four quarter period ended prior to such date, (c) projected operating cash flow for the then current fiscal year or a future period, (d) projected free cash flow (measured as operating cash flow less normalized capital expenditures) for the then current fiscal year or a future period or (e) Budgeted Cash Flow.  Based on information previously conveyed to the Debtors, the Debtors believe that certain former holders of Notes that are obligations of the FrontierVision Holdco Debtor Group took the position that operating cash flow is improperly calculated for the FrontierVision Debtor Group (including as a result of the improper allocation of expenses) and that by using the correct operating cash flow there is sufficient equity value in that Debtor Group to cause their claims to be paid in full, on virtually any reasonable cash flow multiple used.

Another alternative would be to allocate the consideration from the Sale Transaction based on the four different operating cash flow multiples that may be derived from the Asset Purchase Agreements for each of the four different groups of assets being delivered by the Debtors to the Purchasers.  The Debtors believe that the “four multiple approach” would increase the recovery to the FrontierVision Holdco Debtor Group and decrease the recovery to the Arahova Debtor Group.  Certain creditors have argued that subsequent transfers of the four different groups of assets between the Purchasers causes distortions in the implied values if four different multiples are used.  Higher multiples for the California operations could be justified by the operating cash flow growth rates in that region and would increase the recovery to the Arahova Debtor Group.  However, the California operations are principally held in a joint venture with Comcast, whose substantial minority rights could affect the valuation of the California operations.

Another alternative would be to allocate the consideration from the Sale Transaction based on subscribers.  The Debtors believe that such an approach would increase the recovery to the FrontierVision Holdco Debtor Group and reduce the recovery to the Arahova Debtor Group.

To the extent that the resolution of the Inter-Creditor Dispute prior to the Confirmation Date regarding the allocation of consideration from the Sale Transaction adversely affects Debtor Groups other than the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group, the Debtors intend to amend the Plan, subject to compliance with their obligations, if any, under the Purchase Agreements, to reflect such determinations and to re-solicit acceptances of the Plan from the holders of Claims in Classes that are materially and adversely affected.

(5)                                  Allocation of the Benefits and Burdens of the Government Settlement

The Government Settlement Agreement contains both costs and benefits, which must be allocated to determine recoveries under the Plan.  Pursuant to the Bankruptcy Court’s order approving the Government Settlement Agreement, the Debtors cannot unilaterally impose an allocation of costs and benefits; rather, the Bankruptcy Court will make such a determination upon the Debtors’ filing of a separate motion.  The Debtors requested in the Motion in Aid of Confirmation that the Bankruptcy Court consider that motion to be such a request.  Under virtually all scenarios, the allocation of the costs and benefits of the Government Settlement Agreement only affects the relative recovery to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.

The cost of the Government Settlement Agreement is (i) TWC Class A Common Stock with a Deemed Value of up to $400 million and (ii) cash in the amount of $600 million less the Deemed Value of the TWC Class A Common Stock to be paid pursuant to (i) above, but in any event not less than $200 million (the Debtors, in their discretion, are permitted by the Government Settlement to make this adjustment), and (iii) 50% of the litigation recoveries of the Contingent Value Vehicle, net of costs, up to a total of $115 million (i.e., 50% of the first $230 million of such litigation recoveries, net of costs).  The benefit of the Government Settlement Agreement is the anticipated return of the Managed Cable Entities (except for Coudersport and Bucktail) to the Debtors since Time Warner and Comcast are paying in excess of $960 million for the MCE Systems owned by such entities in the Sale Transaction, and the elimination of the forfeiture and indictment risk as to the Debtors.

The Debtors believe that the equity of the MCE Systems should be considered as being received by the Debtors in exchange for their claims against the Rigas Family which were, under the Bank of Adelphia Convention, due to the Bank of Adelphia.  Therefore, such equity should be considered as being received by the Bank of Adelphia, the party to whom such obligations were owed; such allocation should not, however, relieve the Rigas Co-Borrowing Debtor Groups from liability to the Adelphia Co-Borrowing Debtor Group for the portion of the Co-Borrowing Debt originally borrowed by the Rigas Co-Borrowing Debtor Group.  Similarly, the party receiving such equity, the Bank of Adelphia, should bear the cost of obtaining it.

(6)                                  Allocation of Tax Liability Attributable to the Sale Transaction

The Debtors anticipate that the Sale Transaction will generate tax liability.  The Debtors’ tax positions are exceedingly complex, and there are many difficult issues associated with the allocation of the tax liability to the Debtor Groups.  The allocation and treatment of these claims can alter the recovery to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Ft. Myers Debtor Group and the Holding Company Debtor Group.

The recoveries under the Plan are based on financial models developed by the Debtors with the assistance of legal advisors and state tax consultants, which includes the “push down” of tax costs to the entities generating gain, even if those entities are “pass-through” entities for tax purposes.  However, there are a large number of uncertainties contained in these models, including but not limited to the following.  First, the current tax attributes of the Debtors are uncertain.  Second, how the purchase price to be received in the Sale Transaction will be allocated among the different legal entities that cross Debtor Group lines has not been settled.  Third, different states may adopt different approaches to the allocation issues.  Fourth, whether entities should be compensated for the tax attributes, including, for example, NOLs, they bring to this analysis and whether the tax liability should be “pushed down” from the entity that is the legal taxpayer to the entities that “generated” the gain is also unsettled as a legal matter.

(7)                                  Allocation of the Economic Cost of the Plan Reserves

The Plan contemplates substantial reserves, among other things, to fund administrative expense and priority claims, the escrows required under the terms of the Purchase Agreements, the cost of the Contingent Value Vehicle, the post-effective administration of the estate, certain prepetition tax liabilities and to provide for Disputed Claims.  As all other Debtor Groups are solvent for purposes of the Plan and any residual value of such Debtor Groups flows into either the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Ft. Myers Debtor Group or the Holding Company Debtor Group, the allocation of the economic cost of these reserves is an additional issue between these Debtor Groups.

c.                                       Resolution Process Order

The Resolution Process Order establishes a framework for the Inter-Creditor Dispute to be litigated, settled and/or judicially determined.  All parties in interest should review in its entirety the copy of the Resolution Process Order annexed hereto as Exhibit I for a complete understanding of each of its provisions.  A summary of the Resolution Process Order is set forth below (capitalized terms utilized in the below summary and not otherwise defined in this Disclosure Statement have the meanings given to such terms in the Resolution Process Order):

(1)                                  Participation

Any party in interest seeking to participate in the Resolution Process and/or to be heard on one or more of the Dispute Issues was required to file a Participation Request and Preliminary Issues Statement no later than August 16, 2005, subject to the right of a party to amend or supplement its Preliminary Issues Statement prior to December 2, 2005.

All Participants were entitled to elect to be an “Observer Participant” and thereby be excused from filing a Preliminary Issues List.  Observer Participants are entitled to monitor all aspects of the Resolution Process, to be served with all pleadings in connection with the Resolution Process, to access to the Data Room (but may not propound discovery requests), to attend depositions (but may not examine any deponent at such depositions), and to attend and be heard at all status conferences, pretrial conferences and hearings scheduled in connection with the Resolution Process (but not submit briefs and other papers).  At any time before December 2, 2005, any Observer Participant also can elect to become a full Participant by filing a Preliminary Issues Statement and otherwise complying with the remaining requirements of the Resolution Process Order with respect to Participants.

27 parties filed Participation Requests (requesting either “full or “observer” participation status and 14 parties filed Preliminary Issues Statements.  On August 24, 2005, the Debtors filed a reservation of rights preserving their right to object to any request of an Observer Participant seeking to become a full Participant.

Participants are deemed to have standing to appear and be heard on all matters relating to the Dispute Issues.

(2)                                  Discovery

The Debtors established a virtual Data Room as of September 1, 2005 containing information relevant to the Dispute Issues.  The Resolution Process Order contains a number of provisions relating to, among other things, (i) the Debtors’ obligations to include in the Data Room documents responsive to pending document requests, to certify the inclusion of such documents, and to notify Participants when additional documents are added to the Data Room, (ii) third party discovery rights, and (iii) the manner in which the Debtors must reproduce documents in the Data Room.

The order also contains a number of deadlines for the conduct of discovery relevant to the Dispute Issues and the Resolution Process, including the following:

September 23, 2005	Deadline for lists of deponents to be exchanged Deadline for submission of written discovery requests

November 22, 2005	Cut-off for non-expert depositions

November 28, 2005	Deadline to serve expert reports and other disclosures pursuant to Rule 26(a)(2) of the Federal Rules of Civil Procedure (“FRCP”)

December 22, 2005	Deadline for rebuttal expert reports and other rebuttal expert disclosures

January 10, 2006	Cut-off for expert depositions Deadline for trial witness lists

(3)                                  Briefing

Participants must file a Final Issues Statement no later than January 2, 2006, outlining with reasonable specificity the legal determination(s) that such Participant is requesting from the Bankruptcy Court in connection with the Dispute Issues and the grounds therefore.  No later than 14 calendar days prior to the First Hearing Date of January 31, 1006, Participants are required to file and serve a legal memorandum, not to exceed 25 pages per Dispute Issue (exclusive of exhibits), addressing those Dispute Issues that are the subject of Hearing 1.  The schedule and other requirements for filing and serving legal memoranda addressed to the Dispute Issues that are to be the subjects of subsequent Hearings is the same as the above with respect to the briefing for  Hearing 1, with each applicable 14 calendar day period running from the applicable Hearing date (the Hearing dates presently scheduled are set forth below).  No later than 5 calendar days prior to each Hearing Date, the Debtors and Participants may file and serve on all other Participants response to briefs, not to exceed 25 pages in length per Dispute Issue (exclusive of exhibits).

(4)                                  Hearing Dates, Sequencing of Issues and Pretrial Orders

The Dispute Issues to be heard and determined in connection with the Resolution Process, as summarized above and in the Motion in Aid of Confirmation, are to be addressed and considered by the Bankruptcy Court in the following sequence:

Hearing 1 January 31, 2006

The avoidability under chapter 5 of the Bankruptcy Code of any inter-estate transactions between and among the Debtors (subject to the below proviso with respect to Hearing 2 matters), exclusive of those to be addressed in Hearing 3

Hearing 2 February 7, 2006

The validity, priority, characterization or allowance of Intercompany Claims (provided that the Bankruptcy Court will consider the issues that are the subject of Hearing 1 and Hearing 2 in a manner that permits the Bankruptcy Court to have the benefit of Participants’ positions on both sets of issues before the Bankruptcy Court is required to decide either set)

Hearing 3 February 14, 2006	Asset Ownership and Potential Fraudulent Conveyance Claims

Hearing 4 February 21, 2006	Allocation of (i) Sale Transaction Value, (ii) Cost and Benefit of the Government Settlement, (iii) Tax Cost of the Sale and Other Tax Issues, and (iv) Economic Cost of the Plan Reserves

Hearing 5 February 28, 2006	Substantive Consolidation Structure Under the Plan

Hearing 6 March 7, 2006	To the extent not addressed above, any remaining Dispute Issues pertaining to the Inter-Creditor Dispute

No later than 21 days prior to each Hearing, the Bankruptcy Court is to conduct a pretrial conference to determine, among other things, (i) a precise delineation of which Dispute Issue(s) will be the subject of each Hearing and how best to brief each Dispute Issue to be raised at that Hearing; (ii) whether to defer the resolution of any Dispute Issue(s) until the Confirmation Hearing; and (iii) the aggregate amount of time each Participant will be permitted as to each Dispute Issue to be raised at that Hearing.  One week before each pretrial conference, Participants intending to participate in the related Hearing are required to meet and confer in an effort to agree on the terms of a joint pretrial order.

(5)                                  Binding Effect of Judicial Determinations

A Bankruptcy Court determination with respect to a Dispute Issue will be binding upon all parties in interest in the Debtors’ cases, whether or not a Participant, to the fullest extent permitted by law, and will have such preclusive effect as is available to the fullest extent permitted by law, subject only to any Participant’s appellate rights.

(6)                                  Burdens of Proof

The Bankruptcy Court will determine the appropriate burden(s) of proof that a Participant will bear with respect to the relief sought by such Participant, and Participants are permitted to present arguments as to what burdens that they, or any other Participant, should carry with respect to any aspect of the relief sought by a Participant in connection with the Dispute Issues.

(7)                                  Initial Scope of Court Determinations

The Bankruptcy Court’s determination of any Dispute Issue will be solely for purposes of determining issues relating to the appropriate allocation of distributable value from the Sale Transaction under the Plan.  If the Plan is not confirmed by the Bankruptcy Court or is otherwise withdrawn by the Debtors, Participants will have the right to apply to the Bankruptcy Court for further or different relief (beyond the mere allocation of distributable value from the Sale Transaction).

(8)                                  Reservation of Rights

Paragraph 12 of the Resolution Process Order contains a number of reservations of rights.  Among other rights reservations, such paragraph provides that nothing contained therein shall preclude the Debtors from (a) seeking to compromise one or more of the Dispute Issues (either by separate motion or in connection with a proposed plan of reorganization), (b) taking a position with respect to any Dispute Issues (in a plan of reorganization or otherwise), and/or (c) advocating a position with regard to the treatment or resolution of any Dispute Issue that differs from that currently proposed by the Debtors in the Plan.  Consistent with these rights and as set forth above, the Debtors may determine it is appropriate to further amend the Plan to include a proposed compromise (in the form of fixed distributions to the Arahova Debtor Group and the Holding Company Debtor Group) of the Inter-Creditor Dispute.

(9)                                  Appeals and Other Related Matters

On August 5, 2005, the Ad Hoc Committee of Arahova Noteholders filed a notice of appeal with respect to the Resolution Process Order, as well as separate notices of appeal relating to three related Bankruptcy Court orders denying motions by the Ad Hoc Committee of Arahova Noteholders for entry of orders (i) compelling the Debtors to comply with certain discovery demands made by such committee, (ii) striking the Debtors’ May 2005 Schedules Amendments and granting relating relief, and (iii) granting the Ad Hoc Committee of Arahova Noteholders standing and authority to commence and prosecute on certain Debtors’ behalf alleged fraudulent conveyance and other purported causes of action.  In conjunction therewith, the Ad Hoc Arahova Noteholders Committee also filed a related motion for leave to appeal and a motion for a stay pending appeal in respect of the Resolution Process Order.   The Debtors, the Ad Hoc Committee of ACC Senior Notes and the Equity Committee each have filed responses in opposition to both the motion for leave to appeal and the motion for a stay pending appeal and the Ad Hoc Arahova Noteholders Committee have filed replies to these oppositions (although the Bankruptcy Rules do not permit the filing of replies in these instances).  A hearing to consider the motion for a stay pending appeal was held before the Bankruptcy Court on September 8, 2005.  At this hearing, the Bankruptcy Court denied the request.  The Ad Hoc Arahova Noteholders Committee appealed this decision to the District Court.  A hearing was held before the District Court on September 20, 2005 to consider both the motion for leave to appeal and the motion for a stay pending appeal.  On September 21, 2005, the District Court denied the request for a stay pending appeal.  On September 29, 2005, the United States District Court for the Southern District of New York, Judge Scheindlin, entered an Opinion and Order denying the Arahova Noteholder Committee’s Motion for Leave to Appeal on the basis that the Resolution Order was not a final order for purposes of 28 U.S.C. § 158(a).  In such Opinion and Order, the District Court stated that, with respect to the Arahova Noteholder Committee’s request for the appointment of an independent fiduciary, or counsel, that:

[S]hould the Arahova Committee raise the issue of retention or disqualification of specific professionals and counsel for certain named debtors, and should the Bankruptcy Court deny that motion, the Arahova Committee would be entitled to an appeal as a matter of right.  This Court retains jurisdiction to rule on the issue in the event that the Bankruptcy Court enters a final order.

Opinion and Order, at pp. 20 and 21.

The Arahova Noteholders Committee asserts that, in the event that the Arahova Noteholders Committee seeks any relief based on the District Court’s retention of jurisdiction, such relief may lead to the displacement of current management and professionals for one or more of the Debtors.

d.              Prepetition Lender Litigation Settlement

The Plan incorporates a settlement and compromise of certain issues related to the Bank Complaint.  In connection with this compromise (the “Prepetition Lender Litigation Settlement”), the Confirmation Order will provide that the following will take place if the Effective Date occurs.

•                  Subject to the consent of the Creditors’ Committee and the Debtors’ receipt of the Reciprocal Release and pursuant to paragraph 2 of the Stipulation and Order Authorizing the Creditors’ Committee to Prosecute Claims and Causes of Action Against the Prepetition Agents and Prepetition Secured Lenders, dated July 2, 2003 (the “Settlement Authority”), the Debtors and Reorganized Debtors, subject to any contrary ruling by the Bankruptcy Court in connection with the pending motions relating to Bank Actions, may seek to release (the “Bank Release”) certain defendants named in the Bank Actions (the “Released Bank Lender Defendants”), from any liability (in a specified capacity) with respect to the Bank Actions because, among other things, the claims asserted against such defendants give rise to an indemnity claim against the Debtors or lack merit in comparison to the relative costs of litigation.  The Released Bank Lender Defendants, if any, will be identified in a notice to be filed by the Debtors with the Bankruptcy Court (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee) listing the Released Bank Lender Defendants, if any, not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders.  Receipt of a Bank Release by a Released Bank Lender Defendant is conditioned on the delivery, by such Released Bank Lender Defendant to the Debtors, of a release (the “Reciprocal Release”) from any and all Claims relating to or arising in connection with the Prepetition Credit Agreements (except for the right to receive distributions in respect of Bank Claims, Bank Lender Fee Claims and Bank Securities Action Indemnification Claims under and in accordance with the Plan) and any transactions in connection therewith in a form and substance reasonably satisfactory to the Debtors.  If the Bank Release is granted, the Contingent Value Vehicle will have no right to pursue the Bank Actions against the Released Bank Lender Defendants.

•                  On the Effective Date, pursuant to the Debtors’ Settlement Authority, certain Bank Actions meeting criteria specified in the Plan (the “Dismissed Bank Actions”) may be dismissed with prejudice, and, in such a case, the Debtors will be deemed to release the Bank Lenders with respect to the Dismissed Bank Actions, effective as of the Effective Date.  The Dismissed Bank Actions, if any, will comprise of those Bank Actions:

(1)            that are identified in a notice filed by the Debtors (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee) with the Bankruptcy Court not later than 15 Business Days after a ruling by the Bankruptcy Court on the Bank Lenders’ Motion to Dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders; or

(2)            with respect to a particular defendant as to which a court of competent jurisdiction pursuant to a Final Order or other binding authority determines, at any time, that such defendant in the Bank Lender Avoidance Complaint would be entitled to indemnification (whether under a Prepetition Credit Agreement or under another agreement or principle of law), either directly by a Debtor or Managed Entity or indirectly by a party that is entitled to indemnification by a Debtor or Managed Entity.

The Debtors once believed it would have been appropriate to identify certain Dismissed Bank Actions and/or Released Bank Lender Defendants in circumstances under which the expected indemnification cost in connection with the Dismissed Bank Actions and for the Released Bank Defendants, materially exceeds the expected recovery in such actions and from such defendants.  Nonetheless, based on the passage of time and materially changed circumstances, the Debtors do not presently intend to voluntarily release any defendants named in the Bank Lender Avoidance Complaint or dismiss any Bank Actions without the consent of the Creditors’ Committee absent a final judicial determination with respect to indemnification rights.  The Debtors have been informed by the Creditors’ Committee that it is unlikely that the Creditors’ Committee will consent to any such releases or dismissals, because, in its view, the Debtors, as opposed to the Creditors Committee, are not equipped to make the type of judgments entailed by this cost-benefit analysis.  The Creditors’ Committee and the CVV Board, as fiduciaries to all unsecured creditors, ultimately must bear the burden of justifying the costs of litigation in instances where the resulting recovery is a net loss, and such loss should have been reasonably expected.  Accordingly, for purposes of disclosure and voting, parties in interest should assume that no voluntary releases or dismissals shall occur under sections 6.04(b)(i)-(ii) of the Plan.

JPMC asserts that the structure of the FrontierVision facility (non-co-borrowing) and its timing (in 1997, prior to FVOP’s (and its affiliates’) association or affiliation with Adelphia) as well as the FrontierVision Lenders’ collateral package (including liens on hard assets) makes their legal situation distinct from that of other creditor constituencies in these cases.  JPMC also stresses that the execution of the FrontierVision Credit Agreement pre-dates much of the fraud and misconduct that allegedly permeated Adelphia.  To that end, JPMC asserts the FrontierVision Lenders should be dismissed from the Bank Lender Avoidance Complaint and any and all claims against them should be expressly included on the list of Dismissed Bank Actions.

•                  All of the Debtors’ rights will be preserved with respect to those Bank Actions that are not included in the Dismissed Bank Actions (the “Continuing Bank Actions”), and the Continuing Bank Actions will be transferred to the Contingent Value Vehicle in accordance with the provisions of the Plan.  See Section IV.E, titled “Contingent Value Vehicle.”  To the extent a Continuing Bank Action subsequently qualifies as a Dismissed Bank Action under the Plan, such Bank Action will be deemed to be dismissed as of the Effective Date.

•                  In consideration of (and as a condition to) the treatment provided for under the Plan, each Bank Lender will:

(1)            be required to exercise certain remedies and take certain further actions to protect, perfect and effect the rights and remedies available under the applicable Prepetition Credit Agreements and applicable law, at the reasonable request of the Debtors or Reorganized Debtors at any time and from time to time. Such requests (each, an “Implementing Request”) may include, without limitation, requests that the Bank Lenders act with respect to the subrogation of the Debtors and the Reorganized Debtors to the rights of the Bank Lenders to the Collateral securing Bank Claims, assign the rights in such Collateral to the Debtors or the Reorganized Debtors and initiate and pursue any proceeding or case required for the Debtors to obtain rights to the Collateral securing the Bank Claims free and clear of Liens, encumbrances and competing Claims; and

(2)            be deemed to release the Debtors and Reorganized Debtors and the Transferred Joint Venture Entities from any liability and obligation in connection with the Prepetition Credit Agreements (including, without limitation, any liability or obligation with respect to indemnification under the Prepetition Credit Agreements).  However, this release will not affect the Bank Lenders’ right to receive distributions in respect of Bank Claims, Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims under and in accordance with the Plan, as applicable.

•                  Under the Plan, the Reorganized Debtors or the Distribution Company (as applicable) will:

(1)            reimburse each Bank Lender acting to protect, perfect or effect such rights and remedies pursuant to and in accordance with an Implementing Request received by the Debtors or Reorganized Debtors for all reasonable costs, fees and expenses incurred in connection therewith, to the extent such holder is entitled to such reimbursement under the Prepetition Credit Agreement immediately before the Effective Date; and

(2)            indemnify and hold harmless any such Bank Lender acting in connection with an Implementing Request against any and all expenses, losses, claims, damages and liabilities incurred by it arising out of claims made by any Person relating solely to the actions taken pursuant to and in accordance with an Implementing Request, but excluding therefrom all expenses, losses, claims, damages and liabilities to the extent they are determined by a final order of a court of competent jurisdiction to have resulted from the gross negligence, recklessness or willful misconduct of such indemnified person.

Notwithstanding anything otherwise to the contrary, the Allowance of a Bank Claim for purposes of the Plan will not constitute, be deemed to constitute, or be cited as a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions.

Except as expressly provided in Sections 4.04, 4.14, 4.18, 4.22, 4.37, 4.40, 6.08 and 7.09 of the Plan, all Claims asserted by a Bank Lender (in its capacity as such) will be Disallowed.

Pursuant to procedures and limitations specified in the Plan, under the Plan holders of Bank Claims will be entitled to repayment of certain specified fees and expenses that would be payable under the terms of the related Prepetition Credit Agreements.  These include:

•                  Claims for reimbursement of reasonable fees, costs or expenses incurred prior to the Effective Date (each, a “Bank Lender Fee Claim”) and owing to holders of Bank Claims under the Prepetition Credit Agreements (including in respect of legal fees and expenses incurred in connection with the defense of the Bank Actions in accordance with Section 6.08(b) of the Plan).  Notwithstanding anything otherwise to the contrary, Bank Lender Fee Claims do not include Claims for any amount incurred from and after the Effective Date or Claims for indemnification of any liability whatsoever;

•                  Claims for reimbursement of reasonable fees, costs or expenses which are incurred solely in connection with the defense of the Continuing Bank Actions (each, a “Bank Lender Post-Effective Date Fee Claim”) and which would be payable to holders of Bank Claims under the Prepetition Credit Agreements (including in respect of legal fees and expenses incurred in connection with the defense of claims) if they remained in effect from and after the Effective Date (but without duplication of any amounts Allowed as Bank Claims, Bank Lender Fee Claims or Bank Securities Action Indemnification Claims under the Plan).  Notwithstanding anything otherwise to the contrary, the Bank Lender Post-Effective Date Fee Claims do not include any Claims incurred from or after the Effective Date (1) by Released Bank Lender Defendants or (2) with respect to Dismissed Bank Actions; and

•                  Claims of holders of Bank Claims for reimbursement of reasonable fees, costs or expenses, in each case arising after the Effective Date and solely in connection with the defense of the Securities Class Action (each, a “Bank Securities Action Indemnification Claim”), and which would be payable under the Prepetition Credit Agreements if they remained in effect from and after the Effective Date (without duplication of any amounts Allowed as Bank Claims, Bank Lender Fee Claims or Bank Lender Post-Effective Date Fee Claims under the Plan).  Notwithstanding anything otherwise to the contrary, Bank Securities Action Indemnification Claims do not include Claims for indemnification of any liability whatsoever, or Claims for reimbursement of fees, costs or expenses arising in connection with any matter other than the Securities Class Action, including, without limitation, in connection with any other claims or actions against Bank Lenders prior to or from and after the Effective Date.

To the extent required by the Prepetition Credit Agreement giving rise thereto, the Debtors, Reorganized Debtors or Distribution Company (as applicable) will pay Bank Lender Fee Claims in cash in accordance with the procedures and subject to the conditions set forth below.  As a condition to receiving payment of a Bank Lender Fee Claim, each holder of a Bank Claim entitled to reimbursement by the Debtors or the Reorganized Debtors is required to deliver to the Debtors or the Reorganized Debtors (as applicable), counsel for the Statutory Committees and the United States Trustee written copies of invoices in respect of such claims for the period to which such Bank Lender Fee Claim relates.  The invoices must contain narrative descriptions of the services rendered and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Debtors or the Reorganized Debtors, and, with respect to holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, must be in the same form and must include no less information than that provided by such Person in connection with the Chapter 11 Cases.  In the event that the Debtors or Reorganized Debtors and/or holder of such Claim are unable to resolve a dispute as to a Bank Lender Fee Claim, they and/or the holder of the related Claim may submit any such dispute to the Bankruptcy Court for resolution.  Neither the Debtors nor the Reorganized Debtors will be required to make any payments with respect to a Disputed Bank Lender Fee Claim pending resolution of such dispute by the parties or the Bankruptcy Court, and they are entitled to pay only that portion of a Bank Lender Fee Claim that is undisputed and Allowed while retaining the Disputed portion of a Bank Lender Fee Claim, pending resolution of such dispute.

From and after the Effective Date, Bank Lender Post-Effective Date Fee Claims will be paid in accordance with the following procedures.  Bank Lender Post-Effective Date Fee Claims will be paid solely from the Litigation Prosecution Fund and in accordance with Section 6.08(c) of the Plan, and no Person will have any Claim against, or right to payment from, the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities in connection therewith.  Notwithstanding anything otherwise to the contrary, none of the following is payable as a Bank Lender Post-Effective Date Fee Claims: (1) Claims for indemnification of any liability arising in connection with a Continuing Bank Action or the Securities Class Action; and (2) fees, costs, expenses or other amounts incurred in connection with a Continuing Bank Action by or on behalf of a defendant that is found by a court of competent jurisdiction in a final order to have liability in connection with such Continuing Bank Action or is required to make a disgorgement under Section 6.08(e) of the Plan.

As a condition to receiving payment of a Bank Lender Post-Effective Date Fee Claim, each holder of a Bank Claim is required to deliver to the Contingent Value Vehicle Trustee and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Contingent Value Vehicle Trustee, for the period to which such Bank Lender Post-Effective Date Fee Claim relates.  For holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, these invoices are required to be in the same form and include no less information than that provided by such Person in connection with the Chapter 11 Cases.  Notwithstanding anything otherwise to the contrary, except for the payment of the costs of prosecuting the Designation Litigation and the Bank Lender Post-Effective Date Fee Claims, the Contingent Value Vehicle Trustee shall not release or adjust any portion of the Litigation Prosecution Fund in an amount in excess of $[                    ] without the prior approval of the Bankruptcy Court.  Notwithstanding anything otherwise to the contrary, if the Person seeking reimbursement and the Contingent Value Vehicle Trustee are unable to resolve a dispute as to a Bank Lender Post-Effective Date Fee Claim, the Contingent Value Vehicle Trustee and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution.  The Contingent Value Vehicle Trustee will not be required to make any payments with respect to a Disputed Bank Lender Post-Effective Date Fee Claim pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Lender Post-Effective Date Fee Claim is Disputed in part and Allowed in part, that portion of a Bank Lender Post-Effective Date Fee Claim that is Allowed shall be paid from the Litigation Prosecution Fund as soon as reasonably practicable after it is Allowed, while the Disputed portion of a Bank Lender Post-Effective Date Fee Claim shall be retained by the Litigation Prosecution Fund, pending resolution of such dispute by the parties or the Bankruptcy Court.

From and after the Effective Date, Bank Securities Action Indemnification Claims will be paid in accordance with the following procedures.  Bank Securities Action Indemnification Claims will be paid solely from the Bank Securities Action Indemnification Fund and in accordance with Section 6.08(d) of the Plan, and no Person will have any Claim against, or right to payment from, the Debtors or Reorganized Debtors or the Transferred Joint Venture Entities in connection therewith.  The “Bank Securities Action Indemnification Fund” will consist of cash in the amount of $25 million, and will be used solely in connection with the payment of Bank Securities Action Indemnification Claims.  The Confirmation Order or an Estimation Order will include a finding of the Bankruptcy Court stating that the foregoing amount comprises a reasonable estimate of the amounts likely to be required in connection with the payment of the Bank Securities Action Indemnification Claims.

As a condition to receiving payment of a Bank Securities Action Indemnification Claim entitled to reimbursement, each holder of a Bank Claim is required to deliver to the Plan Administrator and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Plan Administrator, for the period to which such Bank Securities Action Indemnification Claim relates.  For holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, the invoices are required to be in the same form and include the same level of information as provided by such Person in connection with the Chapter 11 Cases.  Notwithstanding anything otherwise to the contrary, if the Person seeking reimbursement and the Plan Administrator are unable to resolve a dispute as to a Bank Securities Action Indemnification Claim, the Plan Administrator and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution.  The Distribution Company will not be required to make any payments with respect to a Disputed Bank Securities Action Indemnification Claim pending resolution of such dispute by the parties or the Bankruptcy Court.  However, the Disbursing Agent will pay that portion of a Bank Securities Action Indemnification Claim that is Allowed as soon as reasonably practicable after it is Allowed, while retaining the Disputed portion of a Bank Securities Action Indemnification Claim, pending resolution of such dispute by the parties or the Bankruptcy Court.

Notwithstanding anything otherwise to the contrary, none of the following is payable under the Plan as a Bank Securities Action Indemnification Claim:

•                  Claims for indemnification of any liability arising in connection with a Continuing Bank Action or the Securities Class Action;

•                  fees, costs, expenses or other amounts incurred in connection with the Securities Class Action by or on behalf of a defendant that is found by a court of competent jurisdiction in a final order to have liability in connection with the Securities Class Action, or who is required to make a disgorgement under Section 6.08(e) of the Plan; and

•                  fees, costs, expenses or other amounts incurred in connection with the Securities Class Action by or on behalf of more than (1) one counsel with respect to the Bank Lenders under each Prepetition Credit Agreement who has been selected in a manner determined by the Agent, and (2) any local counsel whose assistance is required in connection with the Securities Class Action in a jurisdiction other than the jurisdiction in which the counsel described in the foregoing clause (1) is admitted to practice.

Pursuant to n.5 of the DIP Order, each Bank Lender with a Co-Borrowing Claim agreed “not to sell, transfer or otherwise assign any of its co-borrowing loans without notifying the transferee in writing that the instruments transferred are subject to all claims and defenses, if any, of the Debtors’ estates . . .”

Persons Who Have Been Reimbursed For Fees Are Required to Provide Notice Of Certain Adverse Court Findings to the Debtors Or Reorganized Debtors and May Be Required to Disgorge Fees As A Result Of Such Findings

Each holder of a Claim must deliver to the Debtors, Reorganized Debtors or Distribution Company  (as applicable) and to the Contingent Value Vehicle Trustee, a written notice within three Business Days thereof, if a court of competent jurisdiction in a final order, finds either:

•               that such holder of a Claim that has received reimbursement for fees, costs or expenses (such holder, a “Reimbursed Holder”) is not entitled to indemnification; or

•               makes findings of fact or conclusions of law that would result in such Reimbursed Holder not being able to satisfy the standard required for indemnification under an applicable agreement or law.

Notwithstanding anything otherwise to the contrary, a Reimbursed Holder will, within ten Business Days of a Fee Related Determination, disgorge to the Debtors or Reorganized Debtors or the Distribution Company, as applicable, all applicable fees, costs and expenses received by it from the Debtors or the Reorganized Debtors or the Distribution Company at any time from and after the Effective Date (including interest accruing on such amount through the date of payment to the Debtors or Reorganized Debtors or the Distribution Company (as applicable) at the Prime Rate) unless such Fee Related Determination requires only a partial waiver, subordination, disallowance or disgorgement of such fees, costs and expenses, in which case such Reimbursed Holder shall be required to disgorge only the partial amount subject to such Fee Related Determination.

e.               Subrogation

The Plan contemplates distributions with respect to Allowed Bank Claims in amounts estimated to result in satisfaction in full of such Allowed Claims.  In recognition of this treatment, on or before the Effective Date, the applicable Reorganized Debtors will have the option to be subrogated to all of the rights and remedies of the Bank Lenders arising in connection with the Bank Claims or otherwise under the Prepetition Credit Agreements with respect to the Managed Entities and any Rigas Persons party to or liable under the Prepetition Credit Agreements, without the necessity of the execution and/or delivery of any document or instrument other than a written notice filed with the Bankruptcy Court.  In connection with such subrogation, the Bank Lenders will be deemed to have assigned all of their right, title and interest in and to the Managed Entities to the Reorganized Debtors as of the Effective Date, free and clear of any Liens, competing claims or encumbrances, and will deliver to the Debtors all collateral relating to the Managed Entities in which the Bank Lenders have any rights, including, without limitation, any evidence of any ownership interest in the Managed Entities.  Notwithstanding the foregoing, the Bank Lenders will execute and/or deliver such documents and instruments as reasonably requested by the Debtors to evidence the subrogation effected by the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

f.                 No Consent to Change of Control Required

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (b) the issuance of the TWC Class A Common Stock pursuant to the Plan, (c) implementation of the Restructuring Transactions or any Sale Transaction, or (d) consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor requiring the consent of any Person other than the Debtors or the Bankruptcy Court including under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law (including the common law), statute, rule or any other regulation otherwise applicable to any Debtor.  Notwithstanding the foregoing, there can be no assurance that the Bankruptcy Court will approve the transfer of each franchise agreement, executory contract, pole attachment agreement, or other agreement absent the consent of a LFA or counter-party.  To the extent that a LFA or other counter-party timely objects to the retention, assumption and/or assignment of its agreement, the Bankruptcy Court may determine that such party’s consent is required pursuant to section 365(c) of the Bankruptcy Code or other applicable law.

2.              Distributions Under the Plan

a.              Distribution Company/Plan Administrator

All distributions under the Plan (other than those to be made by the Contingent Value Vehicle) will be made by the Distribution Company or an agent thereof appointed by the Plan Administrator.

From and after the Effective Date, the Plan and the Reorganized Debtors will be administered and actions will be taken in the name of the Reorganized Debtors through the Plan Administrator and the Distribution Company.  The Plan Administrator will act for the Reorganized Debtors in a fiduciary capacity as applicable to a board of directors, subject to the Plan Administrator Agreement and the Plan.

The Plan provides that the Creditors Committee will consult with the Equity Committee and the Debtors on the selection of Person who will initially serve as the Plan Administrator.  Not less than fifteen days prior to the Confirmation Hearing, the Creditors Committee will designate the Person to initially serve as the Plan Administrator, subject to the Debtors’ consent.  The Creditors Committee will provide the Debtors with such diligence information regarding the designee as the Debtors may reasonably request.  Subject to the receipt of such diligence information, the Debtors’ consent to the designee will not be unreasonably withheld or delayed.  The Debtors will file a notice with the Bankruptcy Court not less than ten days prior to the Confirmation Hearing setting forth the Person selected to be Plan Administrator pursuant to the foregoing procedures and seeking approval of such designation.  The Creditors Committee shall provide such information as shall be reasonably requested in connection with such notice, including the qualifications and experience of the designated Person.  Upon the approval of the Bankruptcy Court and the occurrence of the Effective Date, the designated Person shall assume the  position of Plan Administrator.

The duties and powers of the Plan Administrator will include the following:

(1)                 To exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken, by any officer, director or shareholder of the Distribution Company or the Reorganized Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, the amendment of the organizational documents of the Distribution Company and the dissolution of Distribution Company;

(2)                 To continue to maintain accounts, make distributions and subject to the provisions governing the funding and release of reserves in Section 9.03 of the Plan, take other actions consistent with the Plan, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves or escrows required or advisable in connection with the Plan

(3)                 To monitor and advise the Distribution Company, the Reorganized Debtors and the Contingent Value Vehicle with regard to the collection and, if necessary, liquidation, of all assets of the Reorganized Debtors;

(4)                 To compromise or settle any Claims (disputed or otherwise);

(5)                 To make decisions regarding the retention or engagement of professionals, employees and consultants;

(6)                 To pursue or defend Causes of Action (other than the Designated Litigation);

(7)                 To take such steps to safeguard the Distribution Company’s funds or investments as the Plan Administrator, in his/her discretion, deems prudent;

(8)                 To provide written reports on a quarterly basis (or such other information as may be requested by the Statutory Committees) of cash receipts and disbursements, asset sales or other dispositions, Claims reconciliation and Plan distributions;

(9)                 To take all other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable in connection with satisfying any obligations of ACC under the Purchase Agreements;

(10)           To operate and manage the Excluded Assets;

(11)           To manage and administer indemnification claims under the Purchase Agreements;

(12)           To manage and administer the TWC Class A Common Stock (other than the TWC Class A Common Stock held in the Transaction Escrows until such time, if any, as such stock is released to the Reorganized Debtors in accordance with the terms of the Transaction Escrow Agreements) pending its distribution in accordance with the Plan;

(13)           To represent the Reorganized Debtors in transactions with the Contingent Value Vehicle;

(14)           To take all other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan;

(15)           To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to file with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;

(16)           To take all actions required under the Purchase Agreements, and to take all actions necessary or appropriate to enforce the Debtors’ rights under the Sale Transaction Documents; and

(17)           To make all determinations on behalf of ACC under the Purchase Agreements including with respect to any purchase price adjustments pursuant to Section 2.8(f) of the Comcast Purchase Agreement or Section 2.6(f) of the TW Purchase Agreement indemnification pursuant to Article VII of each Purchase Agreement, and granting any waivers or consents.

The Plan Administrator may resign at any time upon written notice to the Reorganized Debtors and the Bankruptcy Court, and any party in interest may apply to the Bankruptcy Court at any time to remove the Plan Administrator upon a showing of cause or that such removal is otherwise appropriate.  In the event of any such resignation or removal, or the death or incapacity of a Plan Administrator, the Contingent Value Vehicle Board will appoint a new Plan Administrator and will obtain Bankruptcy Court approval of such appointment, which approval may be obtained prior to or as soon as reasonably practicable after such appointment.   No successor Plan Administrator hereunder will in any event have any liability or responsibility for the acts or omissions of any of his/her predecessors.  Every successor Plan Administrator appointed pursuant hereto will execute, acknowledge and deliver to his/her predecessor an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, will become fully vested with all of the rights, powers, duties and obligations of his/her predecessor.

From and after the Effective Date, the Plan Administrator shall cause the Debtors, the Reorganized Debtors and the Distribution Company to (i) comply with and perform any obligations to be complied with or performed by ACC under the Purchase Agreements and the Sale Transaction Documents, and (ii) obtain directors’ and officers’, and employee errors and omissions, insurance coverage, appropriate in term and amount, for the Reorganized Debtors and the Distribution Company and their respective directors and officers.

Notwithstanding anything otherwise to the contrary, to the extent the cash included in the Reserved Cash, Prepetition Tax Reserve or Postpetition Tax Reserve is insufficient for its purpose, the Plan Administrator may withdraw such amount of cash from the Debtor Group Reserves to cover the payment of such costs as may be provided by one or more Final Orders of the Bankruptcy Court from time to time.

The Distribution Company will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  If the Distribution Company is otherwise ordered, all costs and expenses of procuring any such bond or surety will be paid by the Distribution Company.  The Distribution Company will not be responsible for making distributions on account of Contingent Value Vehicle Beneficial Interests.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Company on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Distribution Company will be paid from the Reserved Cash.

The Distribution Company may invest its assets in Permitted Investments; provided, however, that the Distribution Company will invest the assets held in the Cash Funded Reserves only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.

Except to the extent evidenced by electronic book entry or as may be otherwise agreed to in writing by the Debtors or the Reorganized Debtors (or the Plan Administrator, as applicable), as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Distribution Company or its designee, unless such certificated instrument or note is being Reinstated or being left unimpaired under the Plan.  Any holder of such instrument or note that is not otherwise excluded from the requirements of the immediately preceding sentence and that fails to (1) surrender such instrument or note, or (2) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Distribution Company or its designees before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.  Any distribution so forfeited will be treated as Unclaimed Property under and in accordance with the Plan.

b.              Manner and Timing of Distributions

Any payment of cash made under the Plan may, at the option of the Distribution Company, be made by check drawn on a domestic bank or wire transfer.  Notwithstanding anything otherwise to the contrary, in the sole discretion of the Plan Administrator, any distribution of Plan Consideration under the Plan may be made by means of the book entry transfer facilities of the Depository Trust Company (“DTC”) as an alternative to delivery of physical certificates or instruments representing TWC Class A Common Stock included in such Plan Consideration, as applicable.  Any distribution made via DTC will be made to the account of the holder of the Claim or Equity Interest entitled to receive such Plan Consideration or to the account of an agent authorized to receive securities on behalf of such holder.

A distribution under the Plan to the DIP Agent, the Indenture Trustees or the Administrative Agent (each, an “Agent”) will be deemed equivalent to a distribution under the Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable Indenture or Credit Agreement giving rise to such Claims, and upon distribution of Plan Consideration to such Agent sufficient to result in Payment in Full of such Claims, the Debtors will not be required to make any further distribution under the Plan on account of such Claims, irrespective of any deduction, setoff, withholding, assertion of charging lien rights or other action taken by such Agent.  The Agents shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by the Reorganized Debtors.

Periodic distributions of Plan Consideration, including TWC Class A Common Stock, are expected to occur every six months.

If any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then such payment or distribution or the performance of such act may occur on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

The Periodic Distribution Date on which the holder of an Allowed Claim first receives a distribution with respect to the Claim is referred to as the “First Payment Date”.  On each Distribution Date, the Distribution Company shall first distribute to each holder of an Allowed Claim for whom such Distribution Date is its First Payment Date, the distribution provided for in Article IV of the Plan.

If on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim less than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder shall receive an additional distribution so that such holder’s Deemed Value per dollar of Allowed Claim is equal to the Deemed Value per dollar of Allowed Claim distributable on such Periodic Distribution Date.  For the avoidance of doubt, if on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim greater than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder shall not have any obligation to restore any of the excess distribution previously received.

Notwithstanding anything otherwise to the contrary, in no event will a holder of an Allowed Claim or Allowed Equity Interest be entitled to receive, or receive, a distribution of TWC Class A Common Stock (and/or Plan Consideration, as applicable) or other consideration, which based on the Deemed Value of the TWC Class A Common Stock (and/or Plan Consideration, as applicable) and other consideration received results in a distribution of greater than Payment in Full with respect to such Allowed Claim or Allowed Equity Interest.

c.               Distributions to Specific Classes

Subject to Bankruptcy Rule 9010, all distributions under the Plan to holders of Allowed Other Priority Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims, Allowed Trade Claims, Allowed Other Unsecured Claims, Allowed Existing Securities Law Claims, Allowed FPL Notes Claims, Allowed ACC Preferred Stock Interests, Allowed ACC Common Stock Interests, Allowed FrontierVision Holdco Convenience Claims, Allowed Arahova Convenience Claims and Allowed ACC Convenience Claims (i.e., Claims in Classes 1, 2, 3, FV-Trade, FV-Uns, FV-ESL, FVHC-Trade, FVHC-Uns, FVHC-ESL, FVHC-Conv, P-Trade, P-Uns, TCI-Trade, TCI-Uns, Century-Trade, Century-Uns, CCHC-Trade, CCHC-Uns, CCC-Trade, CCC-Uns, ARA-Trade, ARA-Uns, ARA-ESL, ARA-Conv, OLY-Trade, OLY-Uns, UCA-Trade, UCA-Uns, OLYParent-Trade, OLYParent-Uns, OLYParent-ESL, FtM-FPL, FtM-Trade, FtM-Uns, RCentCB-Cont, RCentCB-Trade, RCent-Uns, ROlyCB-Cont, ROlyCB-Trade, ROlyCB-Uns, RUCACB-Cont, RUCACB-Trade, RUCACB-Uns, GSETL, OPS-Trade, OPS-Uns, ACC-Trade, ACC-Uns, ACC-ESL, ACC-BPfd, ACC-BESL, ACC-DPfd, ACC-DESL, ACC-EFPfd, ACC-EFESL, ACC-CSESL, ACC-CS and ACC-Conv) will be made to the holder of each Allowed Claim or Equity Interest, as applicable, at the address of such holder as listed on the Debtors’ Schedules of Assets and Liabilities as of the Distribution Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.  Distribution of CVV Interests shall in all cases be made pursuant to the procedures described in Section 7.04(c) of the Plan.  In the event that any distribution to any such holder is returned as undeliverable, the Distribution Company shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Distribution Company has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest.  If the Disbursing agent is still unable to determine the address of such holder after the expiration of 1 year from the distribution thereof, then such distributions will be deemed unclaimed property and will be treated in accordance with Section 8.18 of the Plan and Article IX of the Plan.

Distributions for the benefit of the holders of the Claims in Classes FV-Notes, FVHC-Notes, ARA-Notes, OLYParent-Notes, ACC-SnrNotes and ACC-SubNotes will be made to (1) the Indenture Trustee with respect to the notes or debentures underlying such Claims or (2) with the prior written consent of the Indenture Trustee for the

Notes underlying such Claims, through the facilities of the DTC for the benefit of the holders of such Claims or (3) with respect to distributions of CVV Interests, pursuant to the procedures described in Section 7.04(c) of the Plan.  If a distribution with respect to a Claim in Classes FV-Notes, FVHC-Notes, ARA-Notes, OLYParent-Notes, ACC-SnrNotes or ACC-SubNotes is made to an Indenture Trustee, such Indenture Trustee will, in turn, promptly administer the distribution to the holders of Allowed Claims in such Class in accordance with the Plan and the applicable Indenture; provided, however, that nothing in the Plan shall be deemed to impair, waive, or enhance any rights of an Indenture Trustee with respect to a Charging Lien.

Any distributions to be made for the benefit of the holders of the Bank Claims will be made to the appropriate Agent under the Prepetition Credit Agreement relating to such Bank Claim as of the Effective Date or as otherwise agreed by ACC and such holder.  Such Agent will, in turn, promptly administer the distribution to the holders of the Bank Claims with respect to which it acts as Agent.

Distributions for the benefit of the holders of the DIP Lender Claims will be made to the DIP Agent as of the Effective Date or as otherwise agreed by ACC and such holder.  The DIP Agent will, in turn, promptly administer the distribution to the holders of the DIP Lender Claims.

d.              Fees of Indenture Trustees

In full satisfaction of Allowed Trustee Fee Claims, including to the extent such Allowed Trustee Fee Claims are secured by any Charging Liens under the Indentures, on the Initial Distribution Date the Reorganized Debtors will distribute to the holders of Allowed Trustee Fee Claims cash equal to the amount of (1) the Allowed Trustee Fee Claims submitted to the Debtors or Reorganized Debtors, as applicable, and the Office of the United States Trustee, for fees and expenses through the Confirmation Date, and (2) any Allowed Trustee Fee Claims incurred between the Confirmation Date and the Effective Date, provided, however, that no distribution will be payable with respect to Claims to which the Debtors or Reorganized Debtors, as applicable, and/or the Office of the United States Trustee have objected within 60 days of receipt of the request for payment.

As a condition to receiving payment thereof, each holder of a Trustee Fee Claim shall deliver to the Debtors (or Reorganized Debtors), the Creditors’ Committee and the United States Trustee written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Debtors or the Reorganized Debtors (or the Plan Administrator, as applicable).  If either the Debtors or Reorganized Debtors, as applicable, or the Office of the United States Trustee timely objects to the request for payment of the Trustee Fee Claims, the holder of such Claim shall be required to submit an application requesting payment of the disputed portion of the Trustee Fee Claims with the Bankruptcy Court in accordance with the reasonableness standard (and not subject to the requirements of sections 503(b)(3) and (4) of the Bankruptcy Code, which shall not apply).  The undisputed amount of any Trustee Fee Claims with respect to which an objection is pending shall be Allowed and paid by the Reorganized Debtors (or the Distribution Company), as applicable, on the Effective Date or as soon thereafter as any such Trustee Fee Claims are Allowed.  None of the Debtors, the Reorganized Debtors or the Distribution Company will be required to make any payments with respect to a Disputed Trustee Fee Claim until resolved or determined by the Bankruptcy Court.  In the event the Debtors or Reorganized Debtors are unable to resolve a dispute as to a Trustee Fee Claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) assert its Charging Lien (to the extent such lien exists under the Indenture) to obtain payment of a Disputed Trustee Fee Claim in lieu of the Bankruptcy Court resolution described in subsection (i).  Nothing in the Plan will be deemed to impair, extinguish or negatively impact the Charging Lien.

Claims of Indenture Trustees for indemnification under the Indentures or otherwise and for fees incurred prior to the Commencement Date will be treated as Other Unsecured Claims in the Debtor Group that includes Claims relating to the Notes for which such Indenture Trustee is trustee.

None of the Debtors, the Reorganized Debtors or the Distribution Company will be required to make any payments with respect to a Disputed Trustee Fee Claim until resolved or determined by the Bankruptcy Court.  To the extent permitted under the Indenture, the Indenture Trustee may elect to assert its Charging Lien to obtain payment of a Disputed Trustee Fee Claim in lieu of Bankruptcy Court resolution.

The Indenture Trustees contend that the procedures set forth in the Plan for the payment of the Indenture Trustees fees and expenses are not consistent with the terms of the indentures and may result in a delay and reduction of distributions to holders.

e.               Fractional Shares

No fractional shares of TWC Class A Common Stock will be distributed under the Plan.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of TWC Class A Common Stock that is not a whole number, the actual distribution of shares of TWC Class A Common Stock will be rounded such that any fractions of less than one whole share of TWC Class A Common Stock will be rounded to the next lower whole number.  The total number of authorized shares of TWC Class A Common Stock to be distributed to holders of Allowed Claims will be adjusted as necessary to account for this rounding.

The Plan provides that, notwithstanding anything otherwise to the contrary, the Distribution Company will have no obligation to make a distribution to a holder of an Allowed Claim if such distribution would be less than $[   ].00 or the Deemed Value of such distribution of TWC Class A Common Stock would be less than $[        ] (or such other amount ordered by the Bankruptcy Court) (the “Threshold Amount”).  If, on any Distribution Date, the amount of cash or the Deemed Value of TWC Class A Common Stock that otherwise would have been distributed to a holder of an Allowed Claim is less than the Threshold Amount, the Distribution Company will reserve such amount of cash or the number of shares of TWC Class A Common Stock representing such Deemed Value until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount.  If, at the time of the final Distribution Date hereunder, the amount of cash or the Deemed Value of TWC Class A Common Stock then allocable to an Allowed Claim but not paid as a result of the foregoing sentence is less than the Threshold Amount (taking into account prior amounts reserved for such Claim but not paid), the Distribution Company will not be required to make a final distribution on account of such Allowed Claim and such amount of cash and number of shares of TWC Class A Common Stock representing such Deemed Value will be made available for distribution to other Allowed Claims in accordance with the Plan.  If, after applying the foregoing distribution rules, at the time of the final Distribution Date hereunder, the Allocable Portion of cash or Deemed Value of TWC Class A Common Stock then allocable to any remaining Allowed Claims is less than the Threshold Amount, the Distribution Company will not be required to make a final distribution on account of such Allowed Claim but will transfer the cash and number of shares of TWC Class A Common Stock representing such Deemed Value to the Contingent Value Vehicle.

f.                 Unclaimed Property

All distributions under the Plan that are unclaimed for a period of one year after their distribution (or an attempt to effect such distribution) in accordance with the Plan will be deemed unclaimed property under section 347(b) of the Bankruptcy Code (the “Unclaimed Property”).  Unclaimed Property will be forfeited by any holder of a Claim originally entitled thereto under the Plan, whereupon all right, title and interest in and to the Unclaimed Property will immediately and irrevocably be available for future distributions to holders of Allowed Claims or Allowed Equity Interests under the Plan in accordance with Article IX of the Plan.  Holders of Allowed Claims or Allowed Equity Interests previously entitled to such Unclaimed Property will cease to be entitled thereto and any entitlement of any holder of any Claim or Equity Interest to such distributions will be extinguished and forever barred.

g.              Distribution Record Date

The “Distribution Record Date” under the Plan is (a) with respect to all Claims other than Claims or Equity Interests arising in connection with Existing Securities, the Sale Notice Date (as defined in Section 6.05 of the Plan), and (b) with respect to Claims or Equity Interests arising in connection with Existing Securities, the Initial Distribution Date.  As at the close of business on the Distribution Record Date, the claims register and stock transfer books of the Debtors will be closed, and there will be no further changes in the record holder of any Claim or Equity Interest.  The Reorganized Debtors and any party responsible for making distributions under the Plan (including the Distribution Company and the Indenture Trustees) will have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date.  The Reorganized Debtors and any party responsible for making distributions under the Plan (including the Distribution Company and the Indenture Trustees) will instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date.  However, the Reorganized Debtors and any party responsible for making distributions under the Plan will be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of DTC pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

h.              Interest on Claims

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, the distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Facility or a post Commencement Date agreement in writing between the Debtors and a Claimholder, interest will not accrue or be paid on Claims or Equity Interests from and after the Commencement Date, and no holder of a Claim or Equity Interest will be entitled to interest accruing on or after the Commencement Date on any Claim, right or Equity Interest.  Additionally, and without limiting the foregoing, interest will not accrue or be paid on any Disputed Claim or Disputed Equity Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

Certain Claims, however, are entitled to receive post-Commencement Date interest under the Plan.  Section 8.14 of the Plan contains procedures for determining when Claims are entitled to receive such post-Commencement Date interest and the amount, if any, of such interest.  Under Section 8.14 of the Plan, if the sum of:

(1)                 all Allowed Claims within a Debtor Group, and

(2)                 the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group,

is less than the Debtor Group Maximum Value of such Debtor Group, then simple interest will accrue with respect to such Allowed Claim from the Commencement Date.  Such interest will accrue at a rate equal to (i) the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim, as and to the extent enforceable, provided that with respect to any Trade Claim or Other Unsecured Claim, it shall be presumed that no such agreement or instrument exists unless a copy thereof is provided to the Debtors within thirty (30) days of the date the Debtors provide written notice of the Confirmation Hearing and such deadline, (ii) to the extent no such agreement or instrument exists or is presumed not to exist pursuant to the preceding clause (i), or the provision in such agreement on interest is unenforceable, then at the rate payable on federal judgments as of the Commencement Date, or (iii) such other rate as is determined by the Bankruptcy Court at the Confirmation Hearing.  Notwithstanding the foregoing, if the Debtors file an Interest Rate Schedule, such interest will instead accrue at the rate set forth in the Interest Rate Schedule with respect to such Claims.  Interest will accrue with respect to Allowed Claims in a Debtor Group until the earlier of (x) the Effective Date, and (y) such time as the sum of (i) all Allowed Claims within such Debtor Group (excluding the accrual of interest under Section 8.14 of the Plan), (ii) the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group which have not otherwise been Allowed or dismissed, and (iii) interest accrued under Section 8.14 of the Plan equals the Debtor Group Maximum Value of such Debtor Group.

The Debtors estimate that all Debtor Groups, other than the FrontierVision Holdco Debtor Group, the Arahova Debtor Group, the Ft. Myers Debtor Group and the Holding Company Debtor Group, are solvent for purposes of the payment of postpetition interest and are expressing no view regarding the solvency of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group.  Through the Inter-Creditor Dispute Holdback and the FrontierVision Holdco Holdback the creditors of the FrontierVision Holdco Debtor Group and the Arahova Debtor Group may receive postpetition interest as part of the Inter-Creditor Dispute Resolution.  In this regard, the solvency of the different Debtor Groups ultimately is dependent on the aggregate amount of Allowed Claims in the particular Debtor Groups, as well as the applicable Debtor Group Maximum Value which will be contained and disclosed in the Plan Supplement.

i.                 Miscellaneous

Until the notification and waiting periods applicable to such transaction under the HSR Act have expired or been terminated: (1) no Plan Consideration to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the HSR Act will be distributed, and (2) no Sale Transaction for which a Premerger Notification and Report Form is required to be filed under the HSR Act will be consummated.

To the extent not previously provided for in a final order, the confirmation of the Plan will constitute a finding that TWC is a successor to a debtor under the Plan for purposes of section 1145 of the Bankruptcy Code and, unless TWC files a registration statement on Form 10 under the Exchange Act that is effective, Rule 12g-3(a) under the Exchange Act.  The issuance of the shares of TWC Class A Common Stock and the distribution of shares of TWC Class A Common Stock or any securities of TWC as a successor to a Debtor that are included in Plan Consideration (including whether directly to holders of Claims against or Equity Interests in the Debtors, or through the Debtors, the Reorganized Debtors, the CVV, the Plan Administrator, the Distribution Company or any other entity) will be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code, and, unless TWC files a registration statement on Form 10 under the Exchange Act that is effective, such shares of TWC Class A Common Stock shall be registered under the Exchange Act pursuant to Rule 12g-3(a) thereunder.  The sale of the Equity Interests in connection with the Comcast Adelphia Acquisition or the Expanded Transaction (as applicable) and the issuance of Contingent Value Vehicle Interests under the Plan (and any distribution of securities in connection with the exercise of conversion or similar rights thereunder) will also be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.

On the Effective Date, and thereafter as may be required, the Debtors and/or Reorganized Debtors, as applicable, will pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code through the entry of a final decree closing the applicable Debtors’ and Reorganized Debtors’ cases.

From and after the Effective Date, Reorganized ACC and the Reorganized Debtors will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred by Reorganized ACC and the Reorganized Debtors, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

The Statutory Committees will terminate on the Effective Date, except that (a) the Statutory Committees may evaluate, object to (if necessary), and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications, if appropriate and (b) the Creditors’ Committee shall continue solely for the purpose of (i) monitoring the Plan Administrator, the Distribution Company and the Reorganized Debtors, (ii) ensuring that distributions take place in accordance with the Plan, and (iii) monitoring  the Contingent Value Vehicle Board on behalf of the beneficiaries of CVV Interests.  The Post-Effective Date professional fees of the Creditors’ Committee for the services set forth in the preceding sentence shall be paid by the Contingent Value Vehicle from the Litigation Prosecution Fund.

Nothing contained in the Plan, including the release and exculpation provided for in Article XII and the limitations on impleader and Defensive Claims in Section 7.03 of the Plan, shall be deemed to constitute a release of a joint tortfeasor or joint obligor for purposes of calculating the liability of any defendant in the Designated Litigation.

3.              Treatment of Executory Contracts and Unexpired Leases

a.              Assumption and Rejection of Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the counterparty to such contract or lease agreement may file a claim for prepetition damages incurred by reason of the rejection.  In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.  The Debtors currently intend to assume all of their franchise agreements.

For purposes of the Plan, “Comcast Contracts” are the executory contracts and unexpired leases to be (i) assumed by the Debtors and assigned to Comcast, (ii) assigned to Comcast or (iii) with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, in each case, pursuant to the Comcast Purchase Agreement, and the “TW Contracts” are the executory contracts and unexpired leases (i) assumed by the Debtors and assigned to TW NY, (ii) assigned to TW NY or (iii) if the Expanded Transaction is consummated, with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, in each case pursuant to the TW Purchase Agreement (including as modified pursuant to Section 5.15 thereof and the Expanded Transaction Letter Agreement in the event that the Comcast Adelphia Acquisition is not consummated for the reasons set forth in such Section 5.15 of the TW Purchase Agreement).

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, subject to the restrictions and requirements under Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement and Sections 5.13(b), (c), (d) and (e) of the TW Purchase Agreement (including, if applicable, as modified in connection with the Expanded Transaction), as applicable:

•                  the Comcast Contracts shall be Assumed and the TW Contracts shall be Assumed, in each case as of the Effective Date;

•                  all executory contracts and unexpired leases other than the Comcast Contracts and the TW Contracts will (consistent with the requirements of the Purchase Agreements), be deemed to be rejected by the Debtors, except for any executory contract or unexpired lease (i) that has been previously assumed and/or assigned pursuant to an order of the Bankruptcy Court entered before the Effective Date, (ii) as to which a motion for approval of the assumption and/or assignment of such executory contract or unexpired lease has been filed and served before the Confirmation Date or (iii) that is specifically designated as a contract or lease to be assumed and/or assigned or retained on Schedule 10.01(a) to the Plan, which Schedule will be contained in the Plan Supplement;

•                  notwithstanding anything otherwise to the contrary, to the extent consistent with their obligations under the Purchase Agreements, the Debtors reserve the right, on or before the Effective Date, to amend Schedule 10.01(a) to the Plan, to delete any executory contract or unexpired lease or to add any executory contract or unexpired lease, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, as applicable, rejected, assumed and/or assigned or retained.  The Debtors will provide notice of any amendments to Schedule 10.01(a) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Schedule 10.01(a) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

Each Rigas Agreement as to which any of the Debtors is a party will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Rigas Agreement:

•                  has been previously assumed by the Debtors by order of the Bankruptcy Court;

•                  is the subject of a motion to assume pending on or before the Effective Date;

•                  is listed on Schedule 10.01(b) of the Plan as an assumed Rigas Agreement to be filed with the Plan Supplement;

•                  is Assumed; or

•                  is otherwise assumed, retained, assumed and /or assigned  pursuant to the terms of the Plan.

Notwithstanding anything otherwise to the contrary, Section 10.01(b) of the Plan shall not apply to the Adelphia-Rigas Settlement Agreement.

Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan under sections 365 and 1123 of the Bankruptcy Code.  Each executory contract, unexpired lease and Rigas Agreement assumed under Sections 10.01(a) and 10.01(b) of the Plan (except for the Comcast Contracts and the TW Contracts) will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.  Each of the Comcast Contracts and the TW Contracts will be Assumed by, and vest in and be fully enforceable by, either TW NY or Comcast or the applicable Transferred Joint Venture Entity in accordance with its terms.  The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject, subject to Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement and Sections 5.13(b), (c), (d) and (e) of the TW Purchase Agreement, any executory contract, unexpired lease or Rigas Agreement.

Except to the extent inconsistent with an applicable Sale Transaction Document, each executory contract and unexpired lease that is Assumed, retained, assumed and/or assigned, will include (1) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (2) in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a final order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

b.              Cure of Defaults under Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned under the Plan which is or may be in default will be satisfied by payment of a Cure and/or performance of a non-monetary obligation.  If there is a dispute regarding (x) the nature or the amount of any Cure or non-monetary obligation, (y) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be retained, assumed and/or assigned, or (z) any other matter pertaining to retention, assumption and/or assignment, Cure and/or resolution will occur as soon as practicable following agreement of the parties or the entry of a final order resolving the dispute.

Notwithstanding anything otherwise to the contrary, (i) nothing in the Plan constitutes or will be deemed to constitute a waiver or relinquishment of any right of the Debtors, Reorganized Debtors, Transferred Joint Venture Entities, TW NY or Comcast to object to any Cure and/or proposed cure of non-monetary defaults and the Debtors, Reorganized Debtors, Transferred Joint Venture Entities, TW NY and Comcast will retain, reserve and be entitled to assert any objection or legal or equitable defense to any Cure or alleged default regarding non-monetary performance, and (ii) if a dispute relating to a Cure or alleged default regarding non-monetary performance remains unresolved or is resolved in a manner that the Debtors or Reorganized Debtors determine, in their sole discretion, does not promote the interests of the Debtors or the Reorganized Debtors (subject to any requirements and restrictions of the Purchase Agreements), then the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities will be entitled to reject the executory contract, unexpired lease or Rigas Agreement to which such dispute relates.  Notwithstanding anything to the contrary, nothing in the Plan expands, limits or otherwise alters any obligations or liabilities of TW NY or Comcast or any Debtor with respect to Cure costs under the applicable Purchase Agreement.

Each of TW NY and Comcast will be entitled to assume and maintain control, on behalf of the Debtors, Reorganized Debtors or Transferred Joint Venture Entities, as the case may be, the litigation and settlement of any dispute to the extent provided in Section 5.11(d) of the Comcast Purchase Agreement and Section 5.13(d) of the TW Purchase Agreement.

Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be retained, assumed and/or assigned pursuant to the Plan, no later than thirty (30) days prior to the date of the commencement of the Confirmation Hearing, the Debtors shall serve a notice (“Cure Notice”) on each non-Debtor party to an executory contract and unexpired lease that the Debtors may, at that time, seek to retain, assume and/or assign.  Pursuant to the Bankruptcy Court’s order dated October 14, 2005 approving cure procedures (the “Cure Procedure Order”), the Cure Notice(s) will inform the counter-party to an executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned of the Cure, and/or, to the extent required under the Bankruptcy Code, non-monetary performance, required to cure defaults under the applicable agreement.  The non-Debtor parties to such executory contracts or unexpired leases shall have thirty (30) calendar days following service of the applicable Cure Notice to object (“Cure Objection”) in writing to (i) the Cure or cure of non-monetary defaults proposed by the Debtors and to propose an alternative Cure or cure of non-monetary defaults and/or (ii) the proposed retention, assumption and/or assignment.  In the event that no Cure Objection is timely filed, the applicable party shall be deemed to have consented to the proposed retention, assumption and/or assignment and the Cure and/or non-monetary cure proposed by the Debtors and shall be forever enjoined and barred from seeking any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, the Buyers and any assignee of the Debtors or the Buyers.  If a Cure Objection is timely filed, the Bankruptcy Court shall hold a hearing to determine any Cure Objection not settled by the parties.  In the event that a Cure Objection relating solely to the amount of a Cure remains unresolved on the Effective Date, notwithstanding the pendency of such Cure Objection the Debtors shall be entitled to consummate the retention, assumption and/or assignment of the executory contract or unexpired lease to which such Cure Objection relates if the Debtors deposit in escrow an amount with respect to such executory contract or unexpired lease equal to (x) the amount asserted as a Cure amount by the party or parties to the executory contracts or unexpired leases to be assumed and/or assigned or retained, or (y) such lesser amount (i) agreed to by the Debtors and the party or parties to such executory contracts or unexpired leases or (ii) determined by the Bankruptcy Court.  If no timely Cure Objection is filed, upon the Effective Date, the Reorganized Debtors, the Transferred Joint Venture Entities, the Buyers and any assignee of the Debtors shall enjoy all of the rights and benefits under each executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned, without the necessity of obtaining any party’s written consent to the retention, assumption and/or assignment of such rights and benefits, and each such party shall be deemed to have waived any right to object, consent, condition or otherwise restrict any such retention, assumption and/or assignment.  Notwithstanding anything otherwise to the contrary, at all times through the date that is the later of (x) the Effective Date and (y) five Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed Cure amount, or resolving any other dispute relating to a proposed retention, assumption and/or assignment of a contract or lease, the Debtors and Reorganized ACC shall be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

Except as otherwise expressly provided by order of the Bankruptcy Court, the Assumption of the Comcast Contracts and TW Contracts pursuant to the Plan will not be limited or prevented by any restriction on assignment or requirement to obtain the consent of any Person other than the Debtors or the Bankruptcy Court including, without limitation, under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law (including the common law), statute, rule or any other regulation otherwise applicable to any Debtor.  Notwithstanding the foregoing, ACC cannot assure you that the Bankruptcy Court will approve the transfer of each franchise agreement, executory contract, pole attachment agreement, or other agreement absent the consent of a LFA or counter-party.  To the extent that a LFA or other counter-party timely objects to the retention, assumption and/or assignment of its agreement, the Bankruptcy Court may determine that such party’s consent is required pursuant to section 365(c) of the Bankruptcy Code or other applicable law.

If the rejection by the Debtors under the Plan of an unexpired lease or executory contract results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or such entities’ properties unless a proof of claim is filed with the Bankruptcy Court and served upon counsel to the Debtors within 30 days after service of the earlier of (a) notice of the entry of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

Any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws shall be limited to the reimbursement of legal fees and expenses for Indemnified Persons, and shall continue as obligations of the Reorganized Debtors and not of the Transferred Joint Venture Entities.  Other than as set forth in the preceding sentence, nothing in the Plan shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan; provided, however that nothing herein shall prejudice or otherwise affect any right available to current or former officers and directors of the Debtors (except for Excluded Individuals) under applicable insurance policies.

From and after the Effective Date, the Reorganized Debtors shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Indemnified Persons for any action or inaction, taken or omitted to be taken, in good faith by the Indemnified Persons in connection with the conduct of the Chapter 11 Cases, including the formulation, negotiation, balloting, and implementation of this Plan.  To the maximum extent permitted by applicable law, the Reorganized Debtors shall be obligated to advance the costs of defense to any Indemnified Person who was a director or officer of a Debtor in connection with any Cause of Action relating to the Chapter 11 Cases, and shall have the right, but not the obligation, to advance the costs of defense to other Indemnified Persons.  Any costs or expenses incurred by an Indemnified Person in successfully enforcing the provisions of this Section 10.04(b) shall also be indemnified by the Debtors to such Indemnified Person.

4.              Conditions Precedent to Confirmation and Effectiveness of the Plan

The Plan will not be confirmed unless and until the following conditions are satisfied or waived in accordance with the Plan:

•                  the Bankruptcy Court has approved this Disclosure Statement in an order in form and substance acceptable to the Debtors, in their sole and absolute discretion; provided, that, under a letter agreement, dated June 24, 2005, between ACC and TW NY (the “TW Plan Letter”) and a letter agreement, dated June 24, 2005, between ACC and Comcast (the “Comcast Plan Letter”), ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to exercise its discretion in a reasonable manner;

•                  the Confirmation Order is in form and substance acceptable to the Debtors, in their sole and absolute discretion; provided that, under the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to exercise its discretion in a reasonable manner;

•                  the Bankruptcy Court has approved the Sale Transaction at or prior to the Confirmation Hearing and the related Sale Order shall be satisfactory to the Debtors in their sole and absolute discretion; provided that, under the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to exercise its discretion in a reasonable manner;

•                  the Adelphia-Rigas Settlement Agreement and the Government Settlement Agreements have been approved by the Bankruptcy Court, which approval shall not have been stayed and shall remain in full force and effect;

•                  the Settlement Allocation Order has been entered, shall not have been stayed and shall remain in full force and effect;

•                  the Subsidiary Notes Existing Securities Law Claims less the portion of the Restitution Fund available to the holders of such Claims have been either (x) fixed and Allowed in an aggregate amount not greater than $50 million or (y) estimated pursuant to the Estimation Order in an aggregate amount not to exceed such amount; provided, that, under the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to waive this condition if the failure to so waive this condition would reasonably be expected to materially delay or impair the Sale Transaction;

•                  the Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims, and Bank Securities Action Indemnification Claims have together been either (x) fixed and Allowed by agreement between the Debtors and the holders of such Claims in an aggregate amount not greater than $[                ] or (y) estimated

pursuant to the Estimation Order in an aggregate amount not to exceed such amount; provided, that, under the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to waive this condition if the failure to so waive this condition would reasonably be expected to materially delay or impair the Sale Transaction; and

•                  in each case subject to the occurrence of the Effective Date to the extent necessary or appropriate, the Plan Documents to be entered into (rather than assumed) by the Reorganized Debtors have been entered and delivered, all actions, documents, and agreements necessary to implement the Plan have been effected or executed and the Debtors shall have received all material authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are reasonably necessary to implement the Plan and that are required by law, regulation, or order.

The Plan will not become effective unless and until the following conditions are satisfied or waived in accordance with the Plan:

•                  the Sale Transaction Closing has occurred or shall contemporaneously occur; and

•                  the material transactions to be performed on or prior to the Effective Date under the Government Settlement Agreements have been consummated in accordance with their terms; provided, that, pursuant to the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to waive this condition if the failure to so waive this condition would reasonably be expected to materially delay or impair the Sale Transaction.

The Debtors, in their sole discretion (but after consultation with the Creditors’ Committee) and to the extent not prohibited by applicable law and without limiting any applicable restrictions or rights of TW NY and Comcast under the Sale Transaction Documents, may waive one or more of the conditions precedent (i) to effectiveness of the Plan set forth above in whole or part, upon five Business Days’ Notice to the Bankruptcy Court, Statutory Committees and any parties in interest without a hearing or (ii) to confirmation of the Plan as set forth above prior to the Confirmation Date without any hearing.  The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion (without limiting or restricting any applicable rights of TW NY and Comcast under the Sale Transaction Documents) regardless of the circumstances giving rise to the failure of such conditions to be satisfied (including any action or inaction by the Debtors in their sole discretion).  The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

If the Purchase Agreements are terminated, or, if the Comcast Purchase Agreement is terminated giving rise to the Expanded Transaction, the TW Purchase Agreement is terminated (in each case in accordance with their respective terms, and in either case, after the entry of the Confirmation Order):

•                  the Confirmation Order will be vacated immediately after such termination;

•                  no distributions under the Plan will be made;

•                  the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and

•                  the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

5.              Implementation and Effect of Confirmation of the Plan

a.              Binding Effect

From and after the Confirmation Date, but subject to the occurrence of the Effective Date, the Plan will be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective assigns, including the Reorganized Debtors and the Transferred Joint Venture Entities.

b.              Obligations Under the Purchase Agreements

To the extent any obligations of any of the Debtors under the Purchase Agreements are transferred or assigned to, or assumed by, any successor to (or assignee of) the Debtors including, without limitation, the Reorganized Debtors, the Contingent Value Vehicle and the Distribution Company, (i) such obligations will remain fully enforceable against such successor or assignees and (ii) to the extent provided in the Purchase Agreements, such obligations shall remain fully enforceable against the Debtors or the Reorganized Debtors, as the case may be, on a joint and several basis; provided that, no such obligation shall be transferred or assigned to, or assumed by, the Transferred Joint Venture Entities.

c.               Vesting of Assets

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Designated Litigation will vest in the Contingent Value Vehicle, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan (including under Section 6.02(a) of the Plan) or in the Confirmation Order.  All Purchased Assets will vest in accordance with the terms of the applicable Sale Transaction Documents free and clear of all Encumbrances other than Permitted Encumbrances and in the case of the Delayed Transferred Assets, subject to Section 2.13 of the Comcast Purchase Agreement and Section 2.11 of the TW Purchase Agreement, as applicable.  Except as required by Section 2.7 of the Comcast Purchase Agreement and Section 2.5 of the TW Purchase Agreement, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all proceeds of the Sale Transaction will vest in the Distribution Company and all Excluded Assets shall revest in the applicable Reorganized Debtors, in each case, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except (i) as otherwise provided in the Plan (including under Section 6.02(a)) or in the Confirmation Order and (ii) that the Debtors may provide in the Confirmation Order that such vesting and revesting shall, without any action by any party, be deemed to vest in trust for the benefit of those entitled to distributions pursuant to the Plan.  From and after the Effective Date, the Reorganized Debtors, Transferred Joint Venture Entities and the Contingent Value Vehicle, as applicable, will continue to operate their businesses (including the continued operation of the Excluded Assets and, if applicable, the cable business of Century/ML Cable Venture, the implementation of the Plan, the administration and distribution of the Debtor Group Reserves and Transaction Escrows to be maintained under the Plan, and the management and resolution of any disputes and liabilities expressly provided to continue pursuant to the Plan) and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.  Without limiting the foregoing, pursuant to section 1123(b)(3) of the Bankruptcy Code, except for (w) Designated Litigation, which will be transferred to the Contingent Value Vehicle, (x) any Causes of Action expressly waived by the Debtors under the Plan and (y) any Retained Claims (which will be retained or transferred, as applicable, in accordance with the Comcast Purchase Agreement) and (z) any Causes of Action included in the Purchased Assets (which will be retained or transferred, as applicable, in accordance with the applicable Sale Transaction Documents), the Reorganized Debtors will retain and will have the exclusive right, in their discretion, subject to Section 5.11(d) of the Comcast Purchase Agreement and Section 5.13(d) of the TW Purchase Agreement, to enforce against any Person any and all Causes of Action of the Debtors, including all Avoidance Actions (other than those Avoidance Actions included in Designated Litigation, which will be transferred to the Contingent Value Vehicle).  The resolution of such Avoidance Actions (other than those Avoidance Actions included in Designated Litigation, which will be transferred to the Contingent Value Vehicle) not resolved as of the Confirmation Date will be the responsibility of the Plan Administrator.

Nothing in the Plan shall prejudice any party in interest in objecting to the vesting or revesting of assets in the Reorganized Debtors or seeking inclusion in the Confirmation Order of provisions to protect the parties entitled to distributions under the Plan from the risks otherwise associated with the revesting of assets in the Reorganized Debtors.

d.              Discharge

Upon the Effective Date and in consideration of the rights afforded in the Plan and the payments and distributions to be made in the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, of and from any and all Liens, Claims, Equity Interests, Liabilities, Encumbrances, rights, and Liabilities that arose prior to the Effective Date of any kind, nature, or description whatsoever, including any accrued interest including, without limitation, holders of Existing Securities Law Claims, who, in exchange for the treatment afforded to such Claims and Equity Interests under the Plan, will be deemed to have granted, and shall grant to the Debtors the waiver, release and discharge described in Section 12.04 of the Plan.  Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Liens, Claims, Liabilities, Encumbrances and Equity Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any discharged Lien, Claim, Liability or Encumbrance against or terminated Equity Interest in the Debtors, Reorganized Debtors, Distribution Company, TW NY and Comcast, or the Transferred Joint Venture Entities, or against any of their assets or properties, any other or further Claim, Liabilities, Encumbrances or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.  Nothing in Section 12.04 of the Plan shall limit or qualify the release of Encumbrances set forth in Section 12.12 of the Plan.

e.               Term of Pre-Confirmation Injunctions or Stays

Unless otherwise provided in the Plan, the Confirmation Order, or a separate order from the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, (i) shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order, and (ii) with respect to all proceeds of the Sale Transactions and Excluded Assets, shall remain in effect until, and for purposes of enjoining any action interfering with, the distribution of such proceeds pursuant to the terms of the Plan.

f.                 Injunction Against Interference with Plan

Without limiting the Buyers’ rights and obligations under the Sale Transaction Documents, upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan (including the Sale Transactions).

g.              Injunction

Without limiting TW NY’s and Comcast’s rights and obligations  under the Sale Transaction Documents, except as otherwise expressly provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Liens, Claims, Liabilities or Encumbrances against or Equity Interests in, any or all of the Debtors, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, with respect to any such Liens, Claims, Liabilities or Encumbrances or Equity Interests, as of the Confirmation Date but subject to the occurrence of the Effective Date, from:

•                  commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Company, the Contingent Value Vehicle, TW NY (or its Affiliates), Comcast (or its Affiliates) or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor;

•                  enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Company, the Contingent Value Vehicle, TW NY, Comcast, the Transferred Joint Venture Entities or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor;

•                  creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Company, the Contingent Value Vehicle, TW NY (or its Affiliates), Comcast (or its Affiliates), the Transferred Joint Venture Entities or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons;

•                  acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law;

•                  taking any actions to interfere with the implementation or consummation of the Plan or the Sale Transaction; and

•                  commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, such as commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan.

Notwithstanding anything otherwise to the contrary, nothing contained in the Plan shall preclude such persons from exercising their rights arising under and consistent with the terms of the Plan.

The Confirmation Order will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released or discharged pursuant to the Plan, including but not limited to the Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 12.08 and 12.09 of the Plan.

h.              Releases

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or the Sale Transaction Documents) (the “Released Obligations”) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, which are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to the Plan, as described below, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following persons (the “Released Parties”):

•                  the current officers and employees of the Debtors, except for any claim for money borrowed from or owed to the Debtors or its subsidiaries by any such directors, officers or employees;

•                  any current and former directors of the Debtors, in each case, who were first appointed after the Commencement Date;

•                  the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons);

•                  the DIP Agent in its capacity as such; and

•                  except with respect to the Designated Litigation, the Indenture Trustees, the Statutory Committees and their members, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), and professionals of the foregoing, in each case acting in such capacity.

Notwithstanding anything otherwise to the contrary, in no event will (w) anything in the Release be construed as a release of any Person from claims of the insurer under the Debtors’ directors’ and officers’ insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (x) any Excluded Individuals be Released Parties and no Excluded Individuals shall receive or be deemed to receive any release under the Plan, (y) any release granted under the Plan affect the rights and remedies of the Debtors, the Reorganized Debtors, the Contingent Value Vehicle or the Contingent Value Vehicle Trustee with respect to the Designated Litigation or (z) anything in Section 12.08 of the Plan be construed as a release of any Person’s fraud or willful misconduct.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date:

•                  to the fullest extent permissible under applicable law (as such law may be extended or interpreted subsequent to the Effective Date), all holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Sale Transaction Documents and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Sale Transaction Documents; and

•                  each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable;

will be deemed to have consented to the Plan for all purposes and the restructuring embodied in the Plan and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement against the following Persons (the “Third Party Releasees”):  (i) the Debtors and the current directors, officers and employees of the Debtors; (ii) any former directors of the Debtors who were first appointed after the Commencement Date; (iii) the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); and (iv) the Statutory Committees and their members, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons), and professionals of the foregoing, in each case acting in such capacity.  Notwithstanding the foregoing, in no event shall (i) anything in the Release be construed as a release of any Person from claims of the insurer under the Debtors’ directors and officers insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (ii) any Excluded Individuals be Third Party Releasees, (iii) any release granted under the Plan affect the rights and remedies of the Debtors, the Reorganized Debtors, the Contingent Value Vehicle or the Contingent Value Vehicle Trustee with respect to the Designated Litigation, (iv) any release granted under the Plan release or be deemed to release any defendant in the Securities Class Action from claims asserted against such defendant in the Securities Class Action or (v) anything in Section 12.08 of the Plan be construed as a release of any Person’s (other than a Debtor’s) fraud or willful misconduct.

Notwithstanding anything to the contrary, the releases provided for in Section 12.08 of the Plan will not:

•                  except to the extent permissible under applicable law (as such law may be extended or interpreted subsequent to the Effective Date), release any non-Debtor entity from any liability arising under (1) the Tax Code or any state, city or municipal tax code, (2) the environmental laws of the United States or any state, city or municipality or (3) any criminal laws of the United States or any state, city or municipality; or

•                  release (1) any Excluded Individual from any liability whatsoever, (2) any non-Debtor entity from any liability arising under the securities laws of the United States or (3) any defendant in any Designated Litigation from any liability in connection therewith.

Notwithstanding anything otherwise to the contrary, no provision of the Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, will modify, release or otherwise limit the liability of any Person not specifically released thereunder (including, without limitation, any Managed Entity or any Person that is a co-obligor or joint tortfeasor of a Released Party or Third Party Releasee) that otherwise is liable under theories of vicarious or other derivative liability, or that is or becomes the subject of any claim asserted by the Contingent Value Vehicle Trustee (including, without limitation, any defendant in any Designated Litigation).

The United States Trustee has reserved its right to object to these releases at the Confirmation Hearing.

i.                 Exculpation and Limitation of Liability

The Plan provides that none of the Debtors, TW NY and Comcast (in their capacity as Buyers under the Purchase Agreements), the Distribution Company, the Plan Administrator, the Reorganized Debtors, the Transferred Joint Venture Entities, the Statutory Committees and their members, or any of their respective current or former members, partners, officers, directors, employees, advisors, professionals, affiliates, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons, but solely in their capacities as such), the Indenture Trustees to the extent acting pursuant to Section 8.08 of the Plan, and the Bank Agents to the extent acting pursuant to Section 8.09 of the Plan, will have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, including, without limitation, the negotiation and execution of the Plan, the Disclosure Statement, the Purchase Agreements, the Sale Transaction, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, the Purchase Agreements, the Sale Transaction, and the property to be distributed under the Plan, including, without limitation, all ancillary documents, all related decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except fraud, willful misconduct or gross negligence as determined by a final order of the Bankruptcy Court.  The foregoing parties will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Nothing in the foregoing exculpation and limitation of liability will (1) be construed as a release of any entity’s fraud, gross negligence or willful misconduct with respect to any of the foregoing acts or omissions, (2) limit the liability of attorneys for the Debtors, the Reorganized Debtors, the Statutory Committees and their members and the Indenture Trustees to their respective clients under DR 6-102 of the Code of Professional Responsibility or (3) limit or abrogate the obligations of the Debtors or TW NY and Comcast to one another under the Sale Transaction Documents.

The United States Trustee has reserved its right to object to these exculpations at the Confirmation Hearing.

j.                 Retention of Causes of Action / Reservation of Rights

Except as specifically provided in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or which a Reorganized Debtor (or a Statutory Committee to the extent the Statutory Committee has been authorized to act on the Debtors’ behalf) may choose to assert on behalf of the Reorganized Debtors or itself in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (1) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against a Debtor, a Reorganized Debtor, or any of their officers, directors, or representatives; (2) the avoidance of any transfer by or obligation of the Reorganized Debtors or the Debtors or the recovery of the value of such transfer; (3) the turnover of any property of the Reorganized Debtors; and/or (4) Claims against other third parties, including without limitation, those parties listed on a schedule in the Plan Supplement.

Nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that a Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced; provided that with respect to any such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses that are Purchased Assets, such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses shall be transferred to TW NY or Comcast, as applicable, or retained by the applicable Transferred Joint Venture Entity, as the case may be, and TW NY, Comcast or such Transferred Joint Venture Entity, as applicable, shall be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had in connection with such Purchased Assets immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of TW NY’s, Comcast’s or such Transferred Joint Venture Entities’, as applicable, legal and/or equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

k.              Release of Liens

Each Encumbrance, other than a Permitted Encumbrance, including Encumbrances securing:  (x) any DIP Lender Claim, Secured Tax Claim or Other Secured Claim; (y) any Claim that is purportedly secured; and/or (z) any judgment, personal property or ad valorem tax, or other tax of any kind or character, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, regardless of whether such Claim has been scheduled or proof of such Claim has been filed:

•                  if such Encumbrance is on an Excluded Asset and secures a Secured Tax Claim or Other Secured Claim, such Encumbrance shall upon payment of the consideration set forth in Section 4.02 or 4.03 of the Plan, as the case may be, automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released;

•                  in all other cases, such Encumbrance shall automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released immediately upon the occurrence of the Effective Date; provided, however, that in the case of Purchased Assets, any Lien in favor of the holder of a Secured Tax Claim or Other Secured Claim shall automatically attach (in the same order of priority as existed with respect to such Claim and/or Lien, and subject to any rights, claims or defenses the Debtors or the Reorganized Debtors may have with respect to such Claim and/or Lien) to the net proceeds of the sale of the property that secured such Claim until such time as such Secured Tax Claim or other Secured Claim is satisfied as set forth in Section 4.02 or 4.03 of the Plan, as applicable, at which time such Claim and/or

Lien shall automatically and without further action by the Debtors or Reorganized Debtors be deemed released.

The holder of any such Encumbrance shall execute such documents and instruments as the Plan Administrator, Distribution Company, the Reorganized Debtors, or, with respect to Purchased Assets, the applicable Buyer, as the case may be, require to evidence such Claim holder’s release of such property or Lien, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Plan Administrator, Distribution Company or the Reorganized Debtors (as applicable) or Buyers may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which shall serve to release any Claim holder’s rights in such property.

On the Effective Date, except as expressly provided in Section 12.12(a)(i) of the Plan, all right, title and interest in property subject to an Encumbrance immediately prior to the Effective Date shall revert or be transferred to the respective Reorganized Debtors or the Distribution Company, or, with respect to the Purchased Assets, to the Buyers (or, if applicable, retained by the applicable Transferred Joint Venture Entity), as applicable, free and clear of all Claims and interests, including Liens, escrows, charges, pledges, Encumbrances and/or security interests of any kind except, in the case of the Buyers or the Transferred Joint Venture Entities, for Permitted Encumbrances.

E.              CONTINGENT VALUE VEHICLE

1.              Establishment of the Contingent Value Vehicle

Without any further action of the directors or shareholders of the Debtors or Reorganized Debtors, on the Effective Date, the Contingent Value Vehicle will be established as a liquidating trust and become effective pursuant to the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle will be established for the benefit of the holders of Contingent Value Vehicle Interests.  The Contingent Value Vehicle will be deemed created and effective on the Effective Date.  As described in more details below, the Contingent Value Vehicle will (1) prosecute certain litigation contributed to it by the Debtors and will distribute recoveries in connection with such litigation to the Contingent Value Vehicle Holders in accordance with the relative priority of their Contingent Value Vehicle Interests, (2) own the Distribution Company, and (3) own the Reorganized Debtors.  Subject to the Plan’s terms, the Contingent Value Vehicle Agreement will contain provisions customary to trust agreements utilized in comparable circumstances.  The terms of the Contingent Value Vehicle may be amended by the Contingent Value Vehicle Trustee to the extent necessary to ensure that the Contingent Value Vehicle will not become subject to the Exchange Act and as provided in the Contingent Value Vehicle Agreement.

2.              Appointment of Contingent Value Vehicle Trustee

The Creditors Committee will consult with the Equity Committee and the Debtors regarding the selection of the Contingent Value Vehicle Trustee.  Not less than fifteen days before the Confirmation Hearing, the Creditors Committee will designate the Person to initially serve as the Contingent Value Vehicle Trustee, which designation is subject to the consent of the Debtors.  The Creditors Committee will provide the Debtors with such diligence information regarding the designee as the Debtors may reasonably request.  Subject to the receipt of such diligence information, the Debtors will not unreasonably withhold or delay their consent to the designee.  The Debtors will file a notice with the Bankruptcy Court not less than ten days prior to the Confirmation Hearing designating the Contingent Value Vehicle Trustee and seeking approval of such designation.  The Creditors Committee shall provide such information as shall be reasonably requested in connection with such notice, including the qualifications and experience of the designated Person.

The Equity Committee has indicated that it intends to challenge the proposed manner for selecting the Contingent Value Vehicle Trustee on the grounds that the proposed mechanism fails to provide equity holders adequate input in the selection process and fails to ensure that the interests of all holders of CVV Interests will be protected.

After the Effective Date, the Contingent Value Vehicle Trustee shall, following its resignation or removal, be appointed by the Contingent Value Vehicle Board after notice to the Bankruptcy Court.  The Contingent Value Vehicle Trustee shall be independent of the Debtors.  In addition to its fiduciary duties to the Contingent Value

Vehicle Holders under applicable law, the Contingent Value Vehicle Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Contingent Value Vehicle Agreement.

3.              Transfer of Designated Litigation to the Contingent Value Vehicle

The principal purpose of the Contingent Value Vehicle is to pursue certain Designated Litigation contributed to it by the Debtors for the benefit of its beneficiaries.  Designated Litigation are Causes of Action set forth on Schedule X to the Plan (other than Retained Claims) and includes:

•                  the Continuing Bank Actions;

•                  the Deloitte Litigation;

•                  all Avoidance Actions and other Claims against insiders (a description of which will be set forth in a Schedule to be filed with the Plan Supplement not later than 25 days prior to the Voting Deadline (which may be amended by the Debtors from time to time)) (except as and to the extent otherwise waived by the Debtors pursuant to the Plan); and

•                  any other Claims and Avoidance Actions designated from time to time by the Debtors or Reorganized Debtors by notice filed with the Bankruptcy Court (except as and to the extent otherwise waived by the Debtors pursuant to the Plan).

Designated Litigation will not include:

•                  the right to collect or enforce a judgment against the Managed Entities (which rights are preserved solely in favor of, and retained solely by, the Reorganized Debtors);

•                  Causes of Action that would give rise to an Allowed Claim for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor or Transferred Joint Venture Entity except (i) Bank Lender Fee Claims, (ii) Bank Lender Post-Effective Date Fee Claims and (iii) Claims payable solely from the Bank Securities Action Indemnification Fund;

•                  any Claims or Causes of Action against the Debtors, Reorganized Debtors or any of their Subsidiaries; or

•                  any Cause of Action relating to a particular defendant with respect to which there is a determination by a court of competent jurisdiction or other binding authority entered (or made, as applicable) at any time, that such defendant would be entitled to indemnification (whether under an enforceable agreement with a Debtor or principle of law), either directly by a Debtor or Managed Entity or indirectly by a party entitled to indemnification by a Debtor or Managed Entity.

The Equity Committee has indicated that it intends to challenge the inclusion of certain claims asserted by the Equity Committee in the definition Designated Litigation on the grounds, among others, that inclusion of these claims in the Contingent Value Vehicle are unlawful absent the Equity Committee’s consent.

The Plan is not intended to operate as a transfer of any of the Creditors’ Committee’s rights or privileges to the Contingent Value Vehicle.

On the Effective Date, subject to the next two paragraphs, title to the Designated Litigation and the Litigation Prosecution Fund shall automatically be transferred to the Contingent Value Vehicle without any further action on the part of any Person.

The Debtors or Reorganized Debtors shall retain the right (but shall not have the obligation) to assert a claim or Cause of Action underlying the Designated Litigation for purposes of setoff to payments otherwise due pursuant to this Plan.  The Debtors shall not exercise such retained right with respect to a Bank Lender prior to a Final Order approving a judgment in, or settlement of, the Continuing Bank Actions, and then only to the extent set forth in such

Final Order.  To the extent any setoff of payments otherwise due pursuant to this Plan pursuant to this Section are approved by a Final Order, the amount of such setoff shall be paid over to the Contingent Value Vehicle.

Neither the Contingent Value Vehicle nor the Contingent Value Vehicle Trustee shall acquire any Claim or Cause of Action pursuant to this Section other than the Designated Litigation.  With respect to the Designated Litigation, neither the Contingent Value Vehicle nor the Contingent Value Vehicle Trustee shall have or acquire any Claim or Cause of Action against the persons exculpated pursuant to Section 12.09 of the Plan, the Released Parties or the Managed Entities (including any Claim for indemnification or contribution).  None of the Contingent Value Vehicle, the Contingent Value Vehicle Trustee or any defendant (including any third-party defendant) in the Designated Litigation shall be permitted to make any of the Debtors, the Reorganized Debtors or the Transferred Joint Venture Entities a party to the Designated Litigation.

The following provisions shall apply to counterclaims, cross claims, indemnity claims, contribution claims, offsets or recoupment that may be asserted by any defendant in a Designated Litigation (“Defensive Claims”):

•                  Defensive Claims against the Debtors and the Released Parties shall be and hereby are discharged pursuant to section 1141 of the Bankruptcy Code and Article XII of the Plan.

•                  Defensive Claims against Persons other than the Debtors and the Released Parties may only be asserted as permitted by Section 7.03(c) of the Plan.

•                  Notwithstanding anything contained in the Plan to the contrary, a defendant in the Designated Litigation may assert a Defensive Claim as the basis for a Valid Setoff pursuant to Section 7.09 of the Plan.

A defendant in the Designated Litigation may implead a third-party defendant or assert a Defensive Claim only if such impleader or Defensive Claim:

•                  is not asserted against the Reorganized Debtors, the persons exculpated pursuant to Section 12.09, the Released Parties or the Managed Entities;

•                  does not prevent, limit or otherwise affect the ability of the Contingent Value Vehicle or the Reorganized Debtors to assert that a defendant in connection with the Designated Litigation is not entitled to indemnification in respect of a Continuing Lender Action (whether under a Prepetition Credit Agreement or under another agreement or principle of law), whether (x) directly by the Reorganized Debtors, the persons exculpated pursuant to Section 12.09, the Released Parties or the Managed Entities or (y) indirectly by a Person entitled to indemnification by the Reorganized Debtors, the persons exculpated pursuant to Section 12.09, the Released Parties or the Managed Entities;

•                  does not give rise to (x) a liability of the Reorganized Debtors, the persons exculpated pursuant to Section 12.09 of the Plan, the Released Parties or the Managed Entities, or (y) a Cause of Action against the Reorganized Debtors, the persons exculpated pursuant to Section 12.09 of the Plan, the Released Parties or the Managed Entities that would not have arisen, but for such impleader; and

•                  does not result in a Claim (x) against or Equity Interest in Comcast, TW NY, the Transferred Joint Venture Entities or any of their respective affiliates or (y) relating to any Purchased Assets.

In connection with the above-described rights and Causes of Action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) (any such privilege or immunity, a “Privilege”) will be transferred to the Contingent Value Vehicle and will vest in the Contingent Value Vehicle Trustee and its representatives, and the Debtors, the Reorganized Debtors and the Contingent Value Vehicle Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges.  Notwithstanding anything otherwise to the contrary, (1) any waiver or relinquishment of any Privilege, or action that could result in any waiver or relinquishment of any Privilege, will require the prior written consent of Reorganized ACC, which consent it may withhold in its sole and absolute discretion and (2) in recognition of the common interest of the Debtors and the Contingent Value Vehicle in maximizing distributions to holders of Claims and Equity Interests under the Plan, the Reorganized Debtors shall also retain any Privilege transferred to the Contingent Value Vehicle under the Plan.

Upon the Effective Date and the transfer of the Designated Litigation provided for in Section 7.03(a) of the Plan, the Debtors, the Distribution Company, the Reorganized Debtors and the Transferred Joint Venture Entities shall have no other further obligations with respect to the Designated Litigation, except that the Distribution Company and the Reorganized Debtors shall make available to the Contingent Value Vehicle Trustee during normal business hours, upon reasonable notice, reasonable access to personnel and books and records of the Distribution Company and the Reorganized Debtors (or books and records transferred to or held by the Buyers, to the extent that the Reorganized Debtors have access rights to such books and records under a Purchase Agreement) to enable the Contingent Value Vehicle to prosecute the Designated Litigation; provided, however, that the Distribution Company shall be entitled to compensation or reimbursement from the Contingent Value Vehicle (including reimbursement for professional fees) with respect to providing such assistance (including allocated overhead and salaries).

4.              Contingent Value Vehicle Interests

The Contingent Value Vehicle Trustee will establish and maintain a registry of the holders of Contingent Value Vehicle Interests.  Contingent Value Vehicle Interests will be uncertificated and represented solely by the registry of the Contingent Value Vehicle Trustee and the Confirmation Order will provide that the Contingent Value Vehicle Interests will not be transferable except:  (x) upon the death of the Contingent Value Vehicle Holder or by operation of applicable laws relating to testamentary or intestate succession; (y) pursuant to an effective registration with respect to such transfer under applicable U.S. federal and state securities laws; or (z) pursuant to an exemption from U.S. federal and state securities laws which either the Contingent Value Vehicle or a holder of Contingent Value Vehicle Interests has confirmed is available for such transfer through receipt of a “no-action” letter from the Securities and Exchange Commission reasonably acceptable to the Contingent Value Vehicle Board.  The Plan provides that the issuance of the Contingent Value Vehicle Interests pursuant to the Plan shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.  However, the Debtors do not believe that an exemption exists under applicable law which would permit the Contingent Value Vehicle Interests to be freely transferable.  Notwithstanding the foregoing, the Debtors have preserved the ability of the Contingent Value Vehicle to register the Contingent Value Vehicle Interests for transfer and the ability of a Contingent Value Vehicle Interest to confirm through receipt of a “no action” letter  from the SEC that an exemption from U.S. federal and state securities laws is available.

The Contingent Value Vehicle Trustee is not obligated to take any affirmative steps to make the Contingent Value Vehicle Interests freely transferable.

The Contingent Value Vehicle will be dissolved upon the distribution of all of its assets to the Contingent Value Vehicle Holders.

Subject to the provision regarding Avoidance Actions described below, the Contingent Value Vehicle Trustee will allocate Distributable Proceeds in the following manner with respect to Contingent Value Vehicle Holders:

•                  First Priority.

•                  CVV Series RF Interests.  From and after the issuance of the CVV Series RF Interests to the Restitution Fund pursuant to the terms of the Government Settlement Agreement, fifty percent of the proceeds of the Designated Litigation, less the costs of prosecuting the Designated Litigation (but without deducting that amounts required to indemnify the defendants in such litigation pursuant to Section 6.08(c) of the Plan) shall be distributed to the Restitution Fund in its capacity as the holder of the CVV Series RF Interests until the Restitution Fund shall have received $115,000,000.

•                  Arahova CVV Share.  Distributable Proceeds equal to the product of (I) the Arahova CVV Sharing Percentage, and (II) Distributable Proceeds available for distribution, less amounts distributed in respect of CVV Series RF Interests, shall be distributed as follows:

•                  Pro Rata to holders of CVV Series AH-1 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Classes ARA-Notes, ARA-Trade and ARA-Uns less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV; thereafter

•                  Pro Rata to holders of CVV Series AH-2 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class ARA-ESL less the amount available to the holders of such Claims from the Restitution Fund; thereafter

•                  as provided under “ACC First Tier, First Priority” bullet below.

•                  FrontierVision Holdco CVV Share.  Distributable Proceeds equal to the product of (I) the FrontierVision Holdco CVV Sharing Percentage, and (II) Distributable Proceeds available for distribution, less amounts distributed in respect of CVV Series RF Interests, shall be distributed as follows:

•                  Pro Rata to holders of CVV Series FV-1 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV; thereafter

•                  Pro Rata to holders of CVV Series FV-2 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class FVHC-ESL less the amount available to the holders of such Claims from the Restitution Fund; thereafter

•                  as provided under “ACC First Tier, First Priority” bullet below.

•                  ACC First Tier, First Priority.  Distributable Proceeds equal to the product of (1) 100% minus the sum of (x) the Arahova CVV Sharing Percentage and (y) the FrontierVision Holdco CVV Sharing Percentage, and (2) Distributable Proceeds available for distribution, less amounts distributed to the holders of CVV Series RF Interests (such product being the “ACC CVV Share”), shall be distributed as follows:

•                  (1)  The product of (I) the ACC CVV Share and (II) the CVV Series A-1a Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference, and CVV Series A-1c Liquidation Preference, shall be distributed Pro Rata to holders of CVV Series A-1a Interests until the CVV Series A-1a Liquidation Preference shall have been paid in full.  The CVV Series A-1a Liquidation Preference equals the aggregate amount of the Allowed Claims in Classes ACC-Trade and ACC-Uns less all distributions with respect to such classes pursuant to Article IV.

•                  (2)  The sum of (X) the product of (I) the ACC CVV Share and (II) the CVV Series A-1b Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference, and CVV Series A-1c Liquidation Preference, and (Y) the product of (R) the X-Clause CVV Sharing Percentage, and (S) the CVV ACC Subordinated Note Potential Distribution, shall be distributed Pro Rata to holders of CVV Series A-1b Interests until the CVV Series A-1b Liquidation Preference shall have been paid in full.  The CVV Series A-1b Liquidation Preference equals (u) the aggregate amount of the Allowed Claims in Class ACC-SnrNotes, plus (v) interest on such Claims at the applicable contract rate to the Effective Date to the extent not included in such Allowed Claims, less (w) all distributions with respect to such Allowed Claims pursuant to Article IV.

•                  (3)  The product of (I) the ACC CVV Share and (II) the CVV Series A-1c Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference, and CVV Series A-1c Liquidation Preference (such product of (I) and (II) being referred to as the “CVV ACC Subordinated Notes Potential Distribution”), and prior to such time as the CVV Series A-1b Liquidation Preference shall be paid in full, such product multiplied by (III) the quantity 100% minus the X-Clause CVV Sharing Percentage, shall be distributed Pro Rata to holders of CVV Series A-1c Interests until the CVV Series A-1c Liquidation Preference  shall have been paid in full.  The CVV Series A-1c Liquidation Preference equals the Allowed Claims in Class ACC-SubNotes less clause (v) of the preceding paragraph.

•                  (4) Any remaining ACC CVV Share shall first be allocated pro rata among (1), (2) and (3) above, and to the extent any Distributable Proceeds remain, to the CVV Series A-2 Interests.

•                  CVV Series A-2 Interests.  Distributable Proceeds allocated to the CVV Series A-2 Interests shall be distributed Pro Rata to holders of CVV Series A-2 Interests until the CVV Series A-2 Liquidation Preference shall have been paid in full.  The CVV Series A-2 Liquidation Preference equals the Allowed Claims in Class ACC-ESL less the amount available to the holders of such Claims from the Restitution Fund.  Any remaining Distributable Proceeds shall then be distributed to the Second Priority Contingent Value Vehicle Interests.

•                  Second Priority.  After the payment in full of the First Priority Distribution, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series B Interests until the CVV Series B Liquidation Preference shall have been paid in full.  The CVV Series B Liquidation Preference equals the Allowed amount of the ACC Series B Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

•                  Third Priority.  After the payment in full of the CVV Series B Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series C Interests until the CVV Series C Liquidation Preference shall have been paid in full.  The CVV Series C Liquidation Preference equals the Allowed amount of the ACC Series B Preferred Stock Existing Securities Law Claims less the Deemed Value of the portion of the Restitution Fund allocable to persons who hold ACC Series B Preferred Stock Existing Securities Law Claims.

•                  Fourth Priority.  After the payment in full of the CVV Series C Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series D Interests until the CVV Series D Liquidation Preference shall have been paid in full.  The CVV Series D Liquidation Preference equals the Allowed amount of the ACC Series D Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

•                  Fifth Priority.  After the payment in full of the CVV Series D Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series E Interests until the CVV Series E Liquidation Preference shall have been paid in full.  The CVV Series E Liquidation Preference equals the Allowed amount of the ACC Series D Preferred Stock Existing Securities Law Claims less the Deemed Value of the portion of the Restitution Fund allocable to persons who hold ACC Series D Preferred Stock Existing Securities Law Claims.

•                  Sixth Priority.  After the payment in full of the CVV Series E Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series F Interests until the CVV Series F Liquidation Preference shall have been paid in full.  The CVV Series F Liquidation Preference equals principal in an amount equal to the Allowed amount of the ACC Series E and F Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).  Notwithstanding anything otherwise to the contrary, to the extent an order of the Bankruptcy Court holds that the mandatory conversion provisions of the foregoing ACC Series E and F Preferred Stock Interests resulted in a conversion of such preferred stock interests, the ACC Series E and F Preferred Stock shall be included in Class ACC-CS for all purposes under the Plan as described in Section IV.C.25.j.

•                  Seventh Priority.  After the payment in full of the CVV Series F Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series G Interests until the CVV Series G Liquidation Preference shall have been paid in full.  The CVV Series G Liquidation Preference equals the Allowed amount of the ACC Series E and F Preferred Stock Existing Securities Law Claims less the Deemed Value of the portion of the Restitution Fund allocable to persons who hold ACC Series E and F Preferred Stock Existing Securities Law Claims.

•                  Eighth Priority.  After the payment in full of the CVV Series G Liquidation Preference, all Distributable Proceeds shall be distributed one-half Pro Rata to the holders of the CVV Series H Interests and one-half Pro Rata to the holders of the CVV Series I Interests, until the CVV Series H Liquidation Preference shall have been paid in full, at which point in time all remaining Distributable Proceeds shall be distributed to the holders of the CVV Series I Interests to be shared on a pro rata basis.  The CVV Series H Liquidation Preference equals the Allowed amount of the ACC Common Stock Existing Securities Law Claims less the Deemed Value of the portion of the Restitution Fund allocable to persons who hold ACC Common Stock Existing Securities Law Claims.

If the Contingent Value Vehicle Board determines, in good faith, that a recovery with respect to an Avoidance Action is attributable to a Debtor Group other than the Funding Company Debtor Group (the “AA Debtor Group”), then notwithstanding the provisions of Section 7.04(c) of the Plan, the net proceeds from such Avoidance Action shall be allocated as provided in this Section 7.04(d) of the Plan.  One-half of the net proceeds from such Avoidance Action shall, subject to the $115,000,000 limitation set forth in Section 7.04(c)(i)(A) of the Plan, be allocated to the CVV Series RF Interests.  The remaining net proceeds from the Avoidance Action shall be allocated to the First Priority Series of CVV Interests corresponding to the AA Debtor Group or, if the AA Debtor Group does not have a corresponding series of CVV Interests, to the first Parent Debtor Group of such AA Debtor Group which has a corresponding Series of CVV Interests.

5.              Litigation, Responsibilities of Contingent Value Vehicle Trustee

The Contingent Value Vehicle Trustee shall have full power and authority:  (i) to prosecute for the benefit of the Contingent Value Vehicle all claims, rights and Causes of Action transferred to the Contingent Value Vehicle (whether such suits are brought in the name of the Contingent Value Vehicle or otherwise), and (ii) to otherwise perform the functions and take the actions provided for or permitted herein, in the Contingent Value Vehicle Agreement or in any other agreement executed by the Contingent Value Vehicle Trustee pursuant to the Plan.  The Contingent Value Vehicle Trustee, subject to the direction of the Contingent Value Vehicle Board, shall, in an expeditious but orderly manner, prosecute the Designated Litigation, liquidate and convert to cash the assets of the Contingent Value Vehicle, administer any cash received in connection therewith, make timely distributions therefrom in accordance with the provisions of the Plan and not unduly prolong the duration of the Contingent Value Vehicle.  The liquidation of the Contingent Value Vehicle may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or Causes of Action, or otherwise.  The Contingent Value Vehicle Trustee, subject to the direction of the Contingent Value Vehicle Board, shall have the absolute right to pursue or not to pursue any and all Designated Litigation as it determines is in the best interests of the Contingent Value Vehicle Holders, and consistent with the purposes of the Contingent Value Vehicle, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence.  The Contingent Value Vehicle Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets to cash and shall be reimbursed in accordance with the provisions of the Contingent Value Vehicle Agreement.

All costs and expenses associated with the administration of the Contingent Value Vehicle, including those rights, obligations and duties described in the Plan, will be the responsibility of and paid by the Contingent Value Vehicle.

The Contingent Value Vehicle may retain such law firms, accounting firms, appraisers, auctioneers, experts, advisors, consultants, investigators or other professionals as it may deem necessary, in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the prosecution of the Designated Litigation and the liquidation and distribution of Contingent Value Vehicle assets.

Federal income tax treatment of the Contingent Value Vehicle and its interest holders is described in Section XV.B.4 titled “Taxation of the Contingent Value Vehicle, the Puerto Rico Liquidating Trust and Their Interest Holders”.

6.              Investment Powers

The right and power of the Contingent Value Vehicle Trustee to invest assets transferred to the Contingent Value Vehicle, the proceeds thereof, or any income earned by the Contingent Value Vehicle, will be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 7.04(c) of the Plan) in (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from both Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest ratings obtainable from both S&P and Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above, entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above (“Permitted Investments”).  However, the Contingent Value Vehicle Trustee may expend the assets of the Contingent Value Vehicle:  (1) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation, (2) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Contingent Value Vehicle or fees and expenses in connection with litigation), (3) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the Contingent Value Vehicle Agreement and (4) to prosecute the Designated Litigation.  However, under no circumstances will the Contingent Value Vehicle segregate the assets of the Contingent Value Vehicle on the basis of classification of the holders of Contingent Value Vehicle Interests, other than with respect to distributions to be made on account of Contingent Value Vehicle Interests in accordance with the provisions of the Plan.

7.              Annual Distribution; Withholding

The Contingent Value Vehicle Trustee will distribute at least annually to the holders of Contingent Value Vehicle Interests all net cash income plus all Distributable Proceeds; provided, however, that the Contingent Value Vehicle may retain such amounts (1) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation; (2) to pay reasonable administrative expenses (including any taxes imposed on the Contingent Value Vehicle or in respect of the assets of the Contingent Value Vehicle); (3) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the Contingent Value Vehicle Agreement; (4) as the Contingent Value Vehicle Trustee deems appropriate to reserve for CVV Interests that are likely to be issued with respect to Claims not yet Allowed; and (5) to prosecute the Designated Litigation.  All such distributions will be pro rata based on the number of Contingent Value Vehicle Interests held by a holder compared with the aggregate number of Contingent Value Vehicle Interests outstanding, subject to the relative priorities and other terms of the Plan and the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Contingent Value Vehicle Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.  None of the Litigation Prosecution Fund, the Common Stock of ACC, the equity interests or assets of the Distribution Company, or any other escrow or reserve held by the Contingent Value Vehicle under the Plan shall comprise Distributable Proceeds without the prior approval of the Bankruptcy Court.

8.              Income Allocations; Reporting Duties

Allocations of Contingent Value Vehicle taxable income will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Contingent Value Vehicle had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Contingent Value Vehicle Interests, taking into account all prior and concurrent distributions from the Contingent Value Vehicle (including all distributions held in escrow pending the resolution of Disputed Claims).  Similarly, taxable loss of the Contingent Value Vehicle will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of all of the assets of the Contingent Value Vehicle.  The tax book value of the assets of the Contingent Value Vehicle for this purpose will equal the fair market value of such assets on the Effective Date or, if later, the date such assets were acquired by the Contingent Value Vehicle, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, the regulations and other applicable administrative and judicial authorities and pronouncements.

The Contingent Value Vehicle Trustee shall be responsible for filing all federal, state and local tax returns for the Contingent Value Vehicle and shall provide tax returns and information reports to the Contingent Value Vehicle Holders to the extent required by applicable law.  The Contingent Value Vehicle Trustee shall provide the Contingent Value Vehicle Holders with copies of annual, audited financial statements relating to the Contingent Value Vehicle as early after the end of the fiscal year of the Contingent Value Vehicle as is commercially reasonable.

9.              Net Contingent Value Vehicle Recovery/Assignment of Claims

Notwithstanding anything contained in the Plan to the contrary, in the event that a defendant in a litigation brought by the Contingent Value Vehicle Trustee for and on behalf of the Contingent Value Vehicle (1) is required by a final order to make payment to the Contingent Value Vehicle (the “Judgment Amount”); and (2) is permitted by a final order to assert a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a “Valid Setoff”), (a) such defendant will be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (b) neither the Contingent Value Vehicle, nor the Contingent Value Vehicle Holders nor any Person acting on their behalf will be entitled to assert a claim against the Debtors, the Reorganized Debtors or any Transferred Joint Venture Entity with respect to the Valid Setoff.  Nothing in the Plan will be construed to expand any party’s setoff rights under applicable law.

Notwithstanding anything contained in the Plan to the contrary, in the event that either a compromise and settlement of a Designated Litigation or a final order with respect to a Designated Litigation provides for a Valid Setoff, full or partial waiver, subordination or disallowance of a defendant’s Claim or Claims against one or more of the Debtors (including, without limitation, Bank Lender Fee Claims), for purposes of computing amounts of distributions, (1) such defendant will (x) be deemed to have assigned such Claim or Claims and the right to receive distributions in accordance with the Plan with respect to such Claim or Claims to the Contingent Value Vehicle and (y) to the extent such defendant has already received any distribution under the Plan with respect to such Claim or Claims, such defendant will within ten Business Days of such final order or compromise or settlement (as applicable) disgorge such distribution (or, in the case of any distribution which has been sold, transferred or otherwise disposed of, shall be liable for liquidated damages in an amount equal to the Deemed Value of all cash or property included in such distribution that would have been disgorgeable but for such sale, transfer or other disposal to the Contingent Value Vehicle (with interest at the Prime Rate from the date the distribution was made to the date of disgorgement)), and  (2) the Distribution Company will make distributions with respect to such Claim or Claims assigned pursuant to clause (1)(x) to the Contingent Value Vehicle.  The “Prime Rate” is the rate of interest per annum published from time to time in the Wall Street Journal as the “prime rate” in effect as of the date thereof; each change in the Prime Rate will be effective from and including the date such change is publicly announced as being effective.

10.       Contingent Value Vehicle Board

The Creditors Committee shall consult with the Equity Committee and the Debtors regarding the selection of Persons who will initially serve as the members of the Contingent Value Vehicle Board.  Not less than fifteen days prior to the Confirmation Hearing, the Creditors Committee shall designate the Persons to initially serve as the members of the Contingent Value Vehicle Board, which designation shall be subject to the consent of the Debtors.  The Creditors Committee shall provide the Debtors with such diligence information regarding the designees as the Debtors may reasonably request.  Subject to the receipt of such diligence information, the Debtors’ consent to the designees shall not be unreasonably withheld or delayed.  The Debtors shall file a notice with the Bankruptcy Court on a date that is not less than ten days prior to the Confirmation Hearing designating the Person selected as the members of the Contingent Value Vehicle Board seeking approval of such designation.  The Creditors Committee shall provide such information as shall be reasonably requested in connection with such notice, including the qualifications and experience of the designated Persons.  Upon the approval of the Bankruptcy Court and the occurrence of the Effective Date, the designated Persons shall assume their positions as the members of the Contingent Value Vehicle Board.

The Equity Committee has indicated that it intends to challenge the proposed manner for selecting the Contingent Value Vehicle Board on the grounds that the proposed mechanism fails to provide equity holders adequate input in the selection process and fails to ensure that the interests of all holders of CVV Interests will be protected.

After the Effective Date, the Contingent Value Vehicle Board shall be appointed in accordance with the terms of the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle Trustee shall consult regularly with the Contingent Value Vehicle Board when carrying out the purpose and intent of the Contingent Value Vehicle.  The Contingent Value Vehicle Board shall act by majority vote.  Members of the Contingent Value Vehicle Board shall be entitled to compensation in accordance with the Contingent Value Vehicle Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Contingent Value Vehicle Board, in each case from the Contingent Value Vehicle.

In the case of an inability or unwillingness of any member of the Contingent Value Vehicle Board to serve, such member will be replaced by designation of the remaining members of the Contingent Value Vehicle Board.  If any position on the Contingent Value Vehicle Board remains vacant for more than sixty days, such vacancy will have to be filled within fifteen days thereafter by the designation of the Contingent Value Vehicle Trustee without the requirement of a vote by the other members of the Contingent Value Vehicle Board.

Upon the certification by the Contingent Value Vehicle Trustee that all assets of the Contingent Value Vehicle have been distributed, abandoned or otherwise disposed of, the members of the Contingent Value Vehicle Board will have to resign their positions, whereupon they will be discharged from further duties and responsibilities.

Any settlement or abandonment of Designated Litigation which the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board may propose, shall require the approval of the Contingent Value Vehicle Board; provided, however, that (a) no member of the CVV Board may cast a vote with respect to any Designated Litigation to which he or she, his or her employer, or any Affiliate thereof is a party; (b) any settlement or abandonment of Designated Litigation involving Claims in an aggregate amount exceeding $5,000,000 shall require approval of the Bankruptcy Court; and (c) the Contingent Value Vehicle Trustee may seek Bankruptcy Court approval of a settlement or abandonment of Designated Litigation if the Contingent Value Vehicle Board fails to act on a proposed settlement or abandonment of such Designated Litigation within sixty days of receiving notice of such proposed settlement by the Contingent Value Vehicle Trustee or as otherwise determined by the Contingent Value Vehicle Trustee.  The Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Trustee to settle or abandon any Designated Litigation so long as such settlement or abandonment is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board.

The Contingent Value Vehicle Board may remove the Contingent Value Vehicle Trustee for cause.  In the event the requisite approval is not obtained, the Contingent Value Vehicle Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle shall continue to remain in existence and shall not be dissolved, and the Contingent Value Vehicle Board will, by majority vote, designate a Person to serve as successor Contingent Value Vehicle Trustee.

Notwithstanding anything to the contrary in the Plan, none of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle Board nor any of its members, Contingent Value Vehicle Professionals or any duly designated agent or representatives of any such party will be liable for the act, default or misconduct of the Contingent Value Vehicle Trustee or any other member of the Contingent Value Vehicle Board, nor will the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board be liable for anything other than such Person’s own gross negligence or willful misconduct.  The Contingent Value Vehicle Trustee and the Contingent Value Vehicle Board may, in connection with the performance of their duties, and in their sole and absolute discretion, consult with the Contingent Value Vehicle Professionals, and will not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board determines not to consult with the Contingent Value Vehicle Professionals, they will not be deemed to impose any liability on the of the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board (as applicable), or the members and/or designees thereof.

The Contingent Value Vehicle Board will govern its proceedings through the adoption of by-laws, which the Contingent Value Vehicle Board may adopt by majority vote.  No provision of such by-laws will supersede or conflict with any express provision of the Plan.

V.  CONFIRMATION OF THE PLAN

A.            SOLICITATION OF VOTES

Any creditor in an Impaired Class (1) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as contingent, unliquidated or disputed) or (2) who filed a proof of claim on or before the Bar Date or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection and has not been estimated for voting purposes pursuant to an order of the Bankruptcy Court, is entitled to vote on the Plan.  For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see the Disclosure Statement Order, attached to this Disclosure Statement as Exhibit B.

Any holder of an Equity Interest, whose Equity Interest is not the subject of an objection, is entitled to vote on the Plan.

In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes FV-Bank, FV-Notes, FV-Trade, FV-Uns, FV-ESL, FVHC-Notes, FVHC-Trade, FVHC-Uns, FVHC-ESL, FVHC-Conv, P-Bank, P-Trade, P-Uns, TCI-Bank, TCI-Trade, TCI-Uns, Century-Bank, Century-Trade, Century-Uns, CCHC-Trade, CCHC-Uns, CCC-Trade, CCC-Uns, ARA-Notes, ARA-Trade, ARA-Uns, ARA-ESL, ARA-Conv, OLY-Bank, OLY-Trade, OLY-Uns, UCA-Bank, UCA-Trade, UCA-Uns, OLYParent-Notes, OLYParent-Trade, OLYParent-Uns, OLYParent-ESL, Fundco, FtM-FPL, FtM-Trade, FtM-Uns, RCentCB-Trade, RCent-Uns, ROlyCB-Trade, ROlyCB-Uns, RUCACB-Trade, RUCACB-Uns, OPS-Trade, OPS-Uns, ACC-Trade, ACC-Uns, ACC-SnrNotes, ACC-SubNotes, ACC-ESL, ACC-Bpfd, ACC-BESL, ACC-DPfd, ACC-DESL, ACC-EFPfd, ACC-EFESL, ACC-CS, ACC-CSESL and ACC-Conv of the Plan are Impaired, and the holders of Allowed Claims and Equity Interests in each of these Classes are entitled to vote to accept or reject the Plan.  Claims in Classes 1, 2, 3, RCentCB-Cont, ROlyCB-Cont, and RUCACB-Cont and the Equity Interests in Classes P-Equity and TCI-Equity of the Plan are Unimpaired, and the holders of Allowed Claims in these Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.  Notwithstanding anything otherwise to the contrary, in the event that the Debtors obtain an order of the Bankruptcy Court holding that any of Classes FV-Bank, FV-Notes, FV-Trade, FV-Uns, FV-ESL, P-Bank, P-Trade, P-Uns, TCI-Bank, TCI-Trade, TCI-Uns, Century-Bank, Century-Trade, Century-Uns, CCHC-Trade, CCHC-Uns, CCC-Trade, CCC-Uns, OLY-Bank, OLY-Trade, OLY-Uns, UCA-Bank, UCA-Trade, UCA-Uns, OLYParent-Notes, OLYParent-Trade, OLYParent-Uns, OLYParent-ESL, Fundco, FtM-FPL, RCentCB-Trade, RCent-Uns, ROlyCB-Trade, ROlyCB-Uns, RUCACB-Trade, RUCACB-Uns, OPS-Trade or OPS-Uns are unimpaired (whether before or after soliciting of acceptances for the Plan), any such Class will be unimpaired, each holder of an Allowed Claim in any such Class will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in any such Class will be null, void and have no effect.  Claims in Class GSETL (other than the Government Settlement Agreement Claims) of the Plan are compromised and disregarded for purposes of voting on the Plan.  Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.  The holders of Rigas Claims and/or Equity Interests or of ACC Other Equity Interests will be disallowed and, therefore, not receive any distributions under the Plan and are not entitled to vote to accept or reject the Plan.

Any Class of Claims or Equity Interests that does not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Section 1129(a)(8) of the Bankruptcy Code.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.            THE CONFIRMATION HEARING

Before the Debtors may implement the Plan, the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a confirmation hearing with respect to the Plan if the required majorities have approved after solicitation.  The confirmation hearing in respect of the Plan has been scheduled for [                        ], 2005,

commencing at [        ] a.m. New York City time (the “Confirmation Date”), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States District Court for the Southern District of New York, Room 621 Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.  The confirmation hearing may be adjourned from time to time by the Debtors without further notice except for an announcement of the adjourned date made at the confirmation hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector.  Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before [                ], 2005 at [    ]:00 p.m., New York City time.  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.            CONFIRMATION

Notwithstanding the fact that the Plan is a single document, the Plan constitutes eighteen separate plans of reorganization under the Bankruptcy Code, one for each Debtor Group.  Subject to the satisfaction or waiver of the conditions set forth in Article XIII thereof and the Buyers’ rights, if any, under the Sale Transaction Documents, the Debtors may choose to confirm and consummate all or less than all of such plans of reorganization without any further amendment of the Plan.

At the confirmation hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are satisfied.  Among the requirements for confirmation of a plan are that the plan is:

•                  accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class;

•                  feasible; and

•                  in the “best interests” of creditors and stockholders that are impaired under the plan.

1.              Acceptance

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of eligible claims of that class that actually vote.  Acceptance of a plan by a class of equity interests requires that the plan be accepted by at least two-thirds in amount of the allowed interests in the class held by holders of such interests that actually vote.  Acceptance of the Plan need only be solicited from holders of Claims and Equity Interests whose Claims and Equity Interests belong to a Class that is impaired and not deemed to have rejected the Plan.  For a discussion on voting and voting procedures, see Sections I.A and I.B, titled “Holders of Claims and Equity Interests Entitled to Vote” and “Voting Procedures,” respectively.

If any impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the requisite statutory majority provided in sections 1126(c) and (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with section 1127 of the Bankruptcy Code or to seek Bankruptcy Court confirmation of the Plan under section 1129(b) of the Bankruptcy Code (a procedure known as “cram down”), or both.  The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.  With respect to Impaired Classes of Claims or Equity Interests that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.  See Section V.C.3, titled “Cram Down.”

2.              Confirmation Standards

a.              Overview

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.  Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•                  the plan complies with the applicable provisions of the Bankruptcy Code;

•                  the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•                  the plan has been proposed in good faith and not by any means forbidden by law;

•                  any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

•                  the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan.  The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider;

•                  with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•                  each class of claims or interests has either accepted the plan or is not impaired under the plan;

•                  except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

•                  if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•                  confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•                  Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any distribution under the Plan, the Debtors believe that:

•                  the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•                  the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•                  the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

The Ad Hoc Committee of ACC Senior Noteholders has informed the Debtors that it intends to object to confirmation of the Plan on the grounds that:  (i) the Plan improperly cancels the subordinated notes held by affiliates of the Rigas Family; (ii) the Plan violates the absolute priority rule; (iii) the classification of all Intercompany Claims (and the treatment thereof) are impermissible; and (iv) the payment of postpetition interest at the contract rate is inappropriate because not all unsecured creditors will be paid in full.

b.              Best Interests of Holders of Claims and Interests

The “best interests” standard requires that the Bankruptcy Court find either:

•                  that all members of each Impaired Class have accepted the Plan; or

•                  that each holder of an allowed Claim or Equity Interest of each Impaired Class of Claims or Equity Interests will receive or retain on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

•                  The first step in ascertaining whether the Debtors meet this standard is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in a chapter 7 liquidation case.  The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case.  This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the liquidation of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

As discussed in the Debtors’ Liquidation Analysis attached to this Disclosure Statement as Exhibit H, the Debtors have determined that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  See Exhibit H for a further discussion of how the Plan satisfies the “best interests” test.

c.               Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.  Under the terms of the Plan, as described in Section IV.C. above, certain creditors in the Parnassos Debtor Group, the Century-TCI Debtor Group, the Century Debtor Group, CCHC Debtor Group, CCC Debtor Group, Arahova Debtor Group, the Funding Company Debtor Group, the Olympus Debtor Group, UCA Debtor Group, Ft. Myers Debtor Group, Olympus Parent Debtor Group, FrontierVision OpCo Debtor Group, FrontierVision Holdco Debtor Group, ACC Ops Debtor Group and Holding Company Debtor Group are potentially being paid in whole or part in cash.  The Debtors have estimated that the total amount of these cash payments (after likely releases of cash held in reserves and escrows under the Purchase Agreements and the Plan) is $12.087 billion (assuming a sale on the Effective Date of all of the Managed Cable Entities) or $11.252 billion (assuming none of the Managed Cable Entities is sold) and expect sufficient liquidity from cash on hand and the proceeds of the Sale Transaction to fund these cash payments as and when they become due.  See Section IV, titled “The Plan of Reorganization,” relating to the classification and treatment of Claims and Equity Interests under the Plan.

TWC has prepared certain financial projections, which are based in part on information provided by ACC’s management regarding the Adelphia Acquired Systems, set forth in Section IX, titled “TWC Projections,” which projections demonstrate, among other things, the financial feasibility of TWC following consummation of the Sale Transaction.  The Company’s management believes that the projected cash flow reflected in Section IX together with available borrowings are sufficient to satisfy all of TWC’s future interest, capital expenditure and other obligations during this period.  Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of TWC.  See Section XI.C, titled “Risk Factors Relating to the Business of TWC,” for a discussion of risks related to the business and operations of TWC.

3.              Cram Down

CRAM DOWN BY DEBTORS The Debtors intend to seek to cram down the Plan on any Class of Claims and Equity Interests in Impaired Classes that vote against or are deemed to reject the Plan.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan.  The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•                  the plan does not discriminate unfairly with respect to each non-accepting impaired class;

•                  the plan is fair and equitable with respect to each non-accepting impaired class; and

•                  at least one impaired class has accepted the plan.

These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior impaired class of claims or interests unless the claims or interests in that senior impaired class are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law.  A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan.  By establishing separate Classes for the holders of each type of Claim or Equity Interest and by treating each holder of a Claim or Equity Interest in each Class similarly, the Plan has been structured in order to satisfy the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured claims, unsecured claims or equity interests.  In general, section 1129(b) of the Bankruptcy Code permits confirmation of a plan despite non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule.  This rule requires that the dissenting class be paid in full before a junior class may receive anything under the plan.  The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders as follows:

•                  Secured Creditors.  Either:  (1) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (2) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as described in clauses (1) and (2) above.

•                  Unsecured Creditors.  Either:  (1) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•                  Equity Interests.  Either:  (1) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the interest; or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the Bankruptcy Code requires that a debtor demonstrate that no class senior to a non-accepting impaired class will receive more than payment in full on its claims.

If all of the applicable requirements for confirmation of the Plan are satisfied as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims or Equity Interests have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the “cram down” procedures in accordance with section 1129(b) of the Bankruptcy Code.  The Debtors believe that the Plan satisfies the “cram down” requirements of the Bankruptcy Code, but there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the “cram down” procedures.  The Debtors have retained the right to exclude one or more Debtors or Debtor Groups from the Plan, which they may choose to do in the event that they are unable to “cram down” a dissenting Class (other than a dissenting Class of Claims against or Equity Interests in ACC).

4.              Requirements Under the Purchase Agreements

As a condition to the Sale Transaction Closing, the Confirmation Order must be satisfactory in all material respects to each of TW NY and Comcast, as applicable, in its reasonable discretion, to the extent related to the Sale Transaction, the Purchased Assets, the liabilities to be assumed by TW NY (the “TW NY Assumed Sale Liabilities”) or assumed by Comcast or retained by the Century—TCI/Parnassos JVs or certain of their subsidiaries (the “Comcast Assumed Sale Liabilities” and, together with the TW NY Assumed Sale Liabilities, the “Assumed Sale Liabilities”) pursuant to the TW Purchase Agreement or the Comcast Purchase Agreement, as applicable, or TW NY, Comcast or their respective affiliates (only to the extent related to the Sale Transaction or an interest in the Century-TCI/Parnassos JVs other than with respect to Plan distributions).  The Confirmation Order must also include a finding under section 363(m) of the Bankruptcy Code that TW NY and Comcast are good faith purchasers, unless TW NY’s or Comcast’s respective actions have been determined by the Bankruptcy Court to have not been in good faith and, thus, preclude such a finding.

In connection with the confirmation of the Plan, the Debtors intend to seek an order from the Bankruptcy Court to the effect that the issuance of the TWC Class A Common Stock is exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code.  The Debtors intend for the confirmation order to provide that TWC is a successor to the Company for purposes of section 1145 of the Bankruptcy Code.  The TW Purchase Agreement provides that, unless such issuance is exempt from registration pursuant to such an order of the Bankruptcy Court or a no-action letter from the staff of the SEC, TWC must use commercially reasonable efforts to cause the shares of TWC Class A Common Stock to be issued in the Sale Transaction to be registered under the Securities Act.  See Section XIV.A, titled “Applicability of the Bankruptcy Code and Federal and Other Securities Laws.”

D.            CONSUMMATION

The Plan will become effective and be consummated on the Effective Date contemporaneously with the Sale Transaction Closing.  As used in this Disclosure Statement, the “Effective Date” means the first Business Day on or after the Confirmation Date specified by the Debtors on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 13.02 of the Plan, have been satisfied or waived pursuant to Section 13.04 of the Plan, which shall be the date of the Sale Transaction Closing.  For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet these conditions, see Section IV, titled “The Plan of Reorganization.”

From and after the occurrence of the Effective Date, the Plan will be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

VI.  THE SALE TRANSACTION AND THE TWC/COMCAST TRANSACTIONS

The rights of ACC, TWC, Comcast and their respective affiliates pursuant to the Purchase Agreements, the TWC/Comcast Agreements and the other agreements related thereto that are described herein, as applicable, are subject to the terms of the Purchase Agreements, the TWC/Comcast Agreements and such other related agreements.  Nothing in this Disclosure Statement shall (i) constitute a consent or waiver by any of ACC, TWC, Comcast or their respective affiliates under such agreements, (ii) amend, limit, abrogate or otherwise modify the rights, benefits or obligations of any of ACC, TWC, Comcast or their respective affiliates under such agreements or (iii) entitle any person (other than the parties thereto) to any rights under such agreements.

This Disclosure Statement contains, among other things, only a summary of the Purchase Agreements, copies of which are included herein as Exhibit C and Exhibit D, respectively.  This summary is not intended to replace a careful and detailed review and analysis of the Purchase Agreements, but only to aid and supplement such review.  You are encouraged to review the full text of the Purchase Agreements, including all exhibits, before deciding how to vote with respect to the Plan.

A.            BACKGROUND OF THE SALE TRANSACTION

On April 22, 2004, ACC announced that it intended to pursue a sale of the Company as one alternative to a stand-alone plan of reorganization.  In July 2004, pursuant to the Sales Process Access and Information Protocol (the “Sales Protocol”), certain of the Debtors’ creditor constituencies agreed to the confidentiality provisions set forth therein to gain access to information regarding the sales process, including periodic updates by the Debtors and their financial advisors on the sales process and access to due diligence and bidding materials made available to bidders and potential bidders. On July 14, 2004, ACC announced that it had engaged the M&A Advisors as financial advisors and Sullivan & Cromwell LLP as legal advisor in connection with a possible sale of the Company.  On July 21, 2004 and September 14, 2004, the Bankruptcy Court approved ACC’s engagement of Sullivan & Cromwell LLP as legal advisor and UBS and Allen as financial advisors, respectively.

In consultation with the M&A Advisors, ACC developed a two-phase process for the sale of the Company: (1) a solicitation of initial indications of interest in a possible acquisition of the Company or one or more Company-designated clusters of assets (“Phase I”); and (2) a formal bid process in which selected bidders from Phase I were invited by the Company to submit final and binding offers to acquire the Company or one or more Company-designated clusters of assets (“Phase II”).

Prior to Phase I, the M&A Advisors engaged in informal discussions with potential bidders and also developed a list of potential bidders, each of which was sent a form non-disclosure agreement (“NDA”).

On September 21, 2004, ACC formally launched Phase I, and each potential bidder who executed an NDA received a preliminary interest letter designed to elicit such bidder’s interest in the sale and relevant information bearing upon each such bidder’s qualifications and wherewithal.  These parties also received, among other things, a confidential information memorandum describing the Company’s business, assets and related items and access to a web-based management presentation by senior management of ACC, consisting of William Schleyer, Chairman and Chief Executive Officer, Ron Cooper, President and Chief Operating Officer, and Vanessa Wittman, Executive Vice President and Chief Financial Officer.

As part of Phase I, ACC received 47 non-binding indications of interest from 24 bidders.  Subsequently, ACC received an additional 6 non-binding indications of interest, including one from a bidder who had not previously submitted a non-binding indication of interest.

Based on the non-binding preliminary indications of interest, on November 1, 2004, the Company invited 22 qualified bidders to participate in Phase II in accordance with the bidding procedures approved by the Bankruptcy Court on October 22, 2004 (the “Bid Procedures Order”).  The Bid Procedures Order, among other things,

(1) established the method for the submission of bids in Phase II for all or a portion of the Company in a one-step auction, (2) authorized the Company to agree to a no-shop requirement that prohibits the Company and their professionals from soliciting or encouraging (other than with respect to a plan of reorganization not involving the sale of any material amount of assets of the Debtors) third party proposals with respect to at least 10% of the assets that are the subject of a transaction with the successful bidder, except as required by the Board in the exercise of its fiduciary duties, and (3) authorized under certain conditions the awarding of a breakup fee to the successful bidder based on a percentage of the successful bidder’s purchase price if either the successful bidder or the Company terminates the purchase agreement between the parties.

During Phase II, qualified bidders were provided with access to ACC’s management, a virtual data room and a form of purchase agreement.  ACC established January 31, 2005 as the deadline for the submission of final, legally binding bids.  ACC received 15 bids that related to the acquisition or recapitalization of the Company, in its entirety, or the acquisition of one or more clusters of assets.  During the period in which ACC evaluated such bids, ACC received one additional bid related to the acquisition of the Company in its entirety.

In connection with the evaluation of bids, the Board, together with the M&A Advisors, considered such matters as they deemed appropriate including, without limitation, (1) the proportion of the Company included in the bid, (2) the amount, value and form of consideration of the bid, including liabilities assumed and claims avoided, (3) the value to the Company of the assets not included in the bid, (4) the timing of consummation indicated by the bid, (5) the certainty of consummation indicated by the bid, (6) the structure indicated by the bid, (7) proposed financing arrangements reflected by the bid and the sources of such financing, (8) the extent and nature of any changes made to the purchase agreement provided to qualified bidders by the Company and other relevant legal and contractual considerations, (9) the relative benefits of the Debtors’ stand-alone plan of reorganization and (10) the timely views of the Creditors’ Committee, the Equity Committee and, as appropriate, other substantial stakeholders of the Company.

After evaluating and refining the bids and engaging in extensive discussions with bidders regarding the terms and conditions of the bids during the period from January 31, 2005 through April 20, 2005, ACC determined that executing the Purchase Agreements with TW NY and Comcast was in the best interests of the Debtors and their estates, creditors and stockholders, as compared to other bids or a stand-alone reorganization.  As a precondition to the execution of the Purchase Agreements, TW NY and Comcast required that the Debtors seek the approval of the Bankruptcy Court for certain modifications to the Bid Procedures Order.  On April 8, 2005, the Debtors filed a motion with the Bankruptcy Court (the “Modified Bid Procedures Motion”), which motion sought approval of certain modifications to the bidding procedures initially approved in the Bid Procedures Order.  In the Modified Bid Procedures Motion, the Debtors requested approval of revisions to certain provisions of the “no-shop” requirement, expansion of the events that trigger the award of a breakup fee and certain termination rights.  Prior to the Court’s approval of the Modified Bid Procedures Motion, the Creditors’ Committee agreed to support the break-up fee and no-shop provision after securing additional consideration from the Buyers which the Creditors’ Committee estimated is worth between $300 and $400 million.  After a hearing, the Modified Bid Procedures Motion was approved by the Bankruptcy Court on April 20, 2005, and an order was entered to this effect on April 21, 2005.

B.            SUMMARY OF THE SALE TRANSACTION

1.              Purchase Agreements

a.              Assets to be Transferred

The Purchase Agreements provide that TW NY and Comcast will purchase all of ACC’s and each of its affiliates’, including the Managed Cable Entities’, assets that are related to the cable systems that will be transferred pursuant to the applicable Purchase Agreement, including, in the case of the Comcast Purchase Agreement, the Company’s interest in the Century-TCI/Parnassos JVs (such cable systems and related assets under each Purchase Agreement, collectively, the “Purchased Assets”), except for certain excluded assets (the “Excluded Assets”).  Under each of the Purchase Agreements, the Purchased Assets and the businesses associated with such assets are divided into two separate groups (each group, a “Specified Business”).  Under each of the Purchase Agreements, the Specified Business to be acquired initially by TW NY or Comcast, respectively, and subsequently transferred to Comcast or TW NY, respectively, pursuant to the Exchanges is referred to as the “Group 1 Business” and the

Specified Business to be acquired and not transferred pursuant to the Exchanges by TW NY or Comcast, respectively, is referred to as the “Group 2 Business”.  To the extent any Purchased Asset is held by an affiliate of ACC that is not a Debtor, ACC is required to cause such affiliate to either file a petition for voluntary relief under chapter 11 of the Bankruptcy Code or, subject to the approval of the Bankruptcy Court, to transfer such assets to a Debtor.

The Excluded Assets include, among other things:

•                  all assets with respect to taxes and net operating losses;

•                  insurance policies and rights thereunder (except (1) insurance claims and proceeds in respect of Purchased Assets or Assumed Sale Liabilities, (2) insurance claims and proceeds related to an asset damaged or lost after December 31, 2004, which if not so damaged or lost, would have been a Purchased Asset and (3) business interruption insurance claims and proceeds with respect to any Specified Business to the extent related to any period following the Sale Transaction Closing);

•                  to the extent not related to the Purchased Assets, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

•                  cash and cash equivalents other than petty cash on hand and cash relating to insurance or condemnation claims or proceeds included in the Purchased Assets and, in the case of the Comcast Purchase Agreement, cash and cash equivalents of any of the Transferred Joint Venture Entities;

•                  intercompany receivables;

•                  certain owned or leased real property that is vacant, inactive or residential or that TW NY or Comcast, respectively, chooses not to acquire;

•                  except for the Retained Claims, all claims relating to the Rigas Litigation and the Designated Litigation (each as defined in the Purchase Agreements), all other claims that ACC or its affiliates make after the date the Purchase Agreements were executed that do not affect any Specified Business in any material respect and any claims of ACC or its affiliates against ACC or its affiliates (other than the Transferred Joint Venture Entities) to the extent not affecting any Specified Business;

•                  all programming agreements and other contracts that TW NY or Comcast choose not to have assigned to them;

•                  except for certain specified equity investments that are to be transferred and the equity of the Transferred Joint Venture Entities, all equity securities held by the Company in any person, including equity in and assets of ESN, the Company’s interest in Century/ML Cable Venture and certain other excluded businesses;

•                  to the extent not related to Transferred Employees, all personnel records; and

•                  all rights in connection with and assets of the Company’s benefit plans.

With respect to specified types of contracts that do not contain certain specified terms, such as consideration in excess of specified amounts, limitations on business activities or exclusivity provisions (such contracts, as further defined in the Purchase Agreements, “OCB Contracts”), that TW NY and/or Comcast choose not to have assigned to them or retained by any of the Transferred Joint Venture Entities, TW NY or Comcast, as applicable, will assume the liability for any costs or expenses of the Company arising out of the rejection of such contracts under the Bankruptcy Code, or termination, as applicable, in excess of the costs and expenses that would have been payable by the Company in connection with the assumption and/or assignment under section 365 of the Bankruptcy Code (“Cure Costs”) of such OCB Contract.  Furthermore, with respect to contracts that do not qualify as an OCB Contract (a “Non-OCB Contract”) that TW NY and/or Comcast choose to have assigned to them or retained by any of the Transferred Joint Venture Entities, TW NY or Comcast, as applicable, will assume the liability for Cure Costs payable by the Company in connection with the assumption and/or assignment of such Non-OCB Contracts in excess of the costs or expenses that would have been payable by the Company arising out of the rejection under the Bankruptcy Code or termination, as applicable, of such Non-OCB Contracts.  Subject to the foregoing, pursuant to the Purchase Agreements, ACC must pay all Cure Costs and cure all defaults in respect of any contracts other than franchise agreements that are assigned to TW NY or Comcast (or that are assumed by any of the Transferred Joint Venture Entities) on or prior to the Sale Transaction Closing.

b.              Transfer of Interests in the Century-TCI/Parnassos JVs

Pursuant to the Comcast Purchase Agreement, the Company will transfer its interests in the Century-TCI/Parnassos JVs to Comcast.  Prior to such transfer, (1) the ACC affiliates that currently hold the Company’s interests in the Century-TCI/Parnassos JVs will transfer such interests to the applicable Adelphia Joint Venture Partners, (2) Comcast will cause each of the Comcast Joint Venture Partners to contribute to each of the Century-TCI-Parnassos JVs cash in an amount equal to its portion of the Comcast Discharge Amount and (3) ACC will cause (A) each of the Century-TCI/Parnassos JVs to distribute to the applicable Adelphia Joint Venture Partner its portion of the Comcast Discharge Amount and all assets of the applicable Century-TCI/Parnassos JV and its subsidiaries that are not Purchased Assets (including ESN), and (B) the applicable Adelphia Joint Venture Partner to assume all liabilities of such Century-TCI/Parnassos JV and its subsidiaries, other than the Comcast Assumed Sale Liabilities.

Pursuant to the Comcast Purchase Agreement, the Comcast Joint Venture Partner, in its capacity as such, will retain certain claims, subject to certain limits and exceptions described below, it has against the Company, and the Comcast Joint Venture Partner will retain a pro rata portion (equal to the Comcast Joint Venture Partner’s equity interest in such Century-TCI/Parnassos JV) of certain claims that the applicable Century-TCI/Parnassos JV and its subsidiaries have against the Company (subject to the limitations set forth in this paragraph, the “Retained Claims”).  Retained Claims will not include any claims attributable to postpetition actions, omissions, circumstances or conditions to the extent they (1) are based upon fraud (or similar area of law) and are not based on contractual obligations to a Comcast Joint Venture Partner or a Century-TCI/Parnassos JV (or its subsidiary), or (2) include claims for consequential, punitive, special or indirect damages.  The recovery on all Retained Claims attributable to prepetition actions, omissions, circumstances or conditions will be limited to no more than $30 million in the aggregate.

c.               Transfer of Assets of the Managed Cable Entities

To the extent that any Managed Cable Entities are not wholly owned by ACC or its wholly owned subsidiaries or any liabilities of or claims against the Purchased Assets that relate to the Managed Cable Entities have not been discharged or, subject to TW NY’s and Comcast’s respective consent (such consent not to be unreasonably withheld), as applicable, have not been subject to an equivalent effect pursuant to a governmental proceeding, the cable systems nominally owned by such Managed Cable Entities (collectively, the “Disputed MCE Systems”) will be excluded from the initial asset purchase by TW NY or Comcast, as the case may be, and the purchase price will be reduced by (1) in the case of the TW Purchase Agreement, the product of (a) $390 million multiplied by (b) the quotient obtained by dividing (i) the number of subscribers in such Disputed MCE Systems by (ii) the number of subscribers in all MCE Systems subject to the TW Purchase Agreement (such reduction shall be in the amount of TWC Class A Common Stock issued), in each case as of December 31, 2004, and, (2) in the case of the Comcast Purchase Agreement, the product of (a) $600 million multiplied by (b) the quotient obtained by dividing (i) the number of subscribers in such Disputed MCE Systems by (ii) the number of subscribers in all MCE Systems subject to the Comcast Purchase Agreement, in each case as of December 31, 2004.

The Purchase Agreements require ACC to use commercially reasonable efforts to cause Disputed MCE Systems to be bound by management agreements with TW NY or Comcast, as the case may be, and, for 15 months, to use commercially reasonable efforts to obtain full ownership of, and a discharge with respect to, the Disputed MCE Systems.  If ACC obtains ownership of a Disputed MCE System and a discharge with respect to such Disputed MCE System or, subject to TW NY’s and Comcast’s respective consent (such consent not to be unreasonably withheld), as applicable, the equivalent effect pursuant to a governmental proceeding occurs with respect to the Disputed MCE System, then TW NY or Comcast, as the case may be, will be obligated to purchase such Disputed MCE System if the Disputed MCE was bound by a management agreement (and shall otherwise have a limited right to purchase the Disputed MCE System) in exchange for shares of TWC Class A Common Stock, in the case of TW NY, or cash, in the case of Comcast.

Pursuant to the Government-Rigas Settlement Agreement and the Government Settlement Agreement, ACC expects to be able to sell all of the MCE Systems to TW NY and Comcast other than the MCE Systems owned by Coudersport and Bucktail.  ACC believes that the failure to sell the MCE Systems owned by Coudersport and Bucktail will result in an aggregate purchase price reduction of approximately $23 million, reflecting a reduction to the purchase price payable by TW NY of approximately $15 million and by Comcast of approximately $8 million.  Certain provisions of the Purchase Agreements, including certain representations and warranties, will be renewed on the date of the closings of the purchases of the Disputed MCE Systems to the extent that any such closings occur on a date subsequent to the initial closing date of the Sale Transaction.

d.              Purchase Price, Escrow and Adjustments

Subject to the adjustments described in Section VI.B.1.c, titled “Transfer of Assets of the Managed Cable Entities,” and below, as consideration for the sale of the Purchased Assets, (1) TW NY will assume certain liabilities as specified in the TW Purchase Agreement, pay to ACC $9.154 billion in cash and cause TWC to issue and deliver to ACC such number of shares of TWC Class A Common Stock as is equal, subject to the TWC Equity Securities Exceptions, to 16% of the outstanding equity securities of TWC as of the Sale Transaction Closing on a fully diluted basis after giving effect to the Sale Transaction and (2) Comcast will assume, or take assets subject to, certain liabilities as specified in the Comcast Purchase Agreement, will pay to ACC an aggregate amount in cash equal to $3.5 billion less the Comcast Discharge Amount, and will cause the Comcast Joint Venture Partners to make contributions of the Comcast Discharge Amount to the Century-TCI/Parnassos JVs.

For purposes of calculating the percentage of the outstanding equity securities of TWC represented by the shares of TWC Class A Common Stock to be issued as partial consideration for the sale of the Purchased Assets, the TW Purchase Agreement provides that (1) such calculation shall assume that the redemption of Comcast’s existing interest in TWC pursuant to the TWC Redemption Agreement shall have occurred prior to such issuance and (2) that the following issuances of equity securities by TWC after April 20, 2005 and prior to the Sale Transaction Closing shall be disregarded:  (a) issuances on arm’s length terms for fair consideration, as determined in good faith by TWC’s board of directors (or any committee thereof), and, in connection with any issuance to Time Warner or its affiliates (other than TWC or its wholly owned subsidiaries), subject to the covenants in the TW Purchase Agreement governing certain transactions with or for the benefit of any member of the Time Warner Group (see Section VI.B.1.j, titled “Governance”), and (b) issuances pursuant to employee stock option or restricted stock programs (i) approved by TWC’s board of directors or the compensation committee thereof that, prior to April 20, 2006, do not exceed 1.5% of the fully diluted shares of TWC, in the aggregate, plus, for each additional 90-day period thereafter and prior to the Sale Transaction Closing, an additional amount equal to 0.375% of the fully diluted shares of TWC, in the aggregate (in addition, no more than 10% of the permitted employee awards may be issued as shares of restricted stock) or (ii) in connection with an acquisition transaction satisfying clause 2(a) of this sentence.  The foregoing is referred to in this Disclosure Statement as the “TWC Equity Securities Exceptions.”

At the Sale Transaction Closing, 4% of the purchase price under each Purchase Agreement (each, an “Escrow Amount”), consisting, in the case of the TW Purchase Agreement, of pro rata amounts of cash and shares of TWC Class A Common Stock, and in the case of the Comcast Purchase Agreement, of cash, will be deposited into an escrow account to secure ACC’s obligations in respect of any post-closing adjustments to the purchase price, its indemnification obligations for breaches of its representations, warranties and covenants pursuant to the Purchase Agreements and its indemnification obligations with respect to assets and liabilities that it retains.  Any portion of the Escrow Amount required to be paid to TW NY will be paid first in cash and, thereafter, in shares of TWC Class A Common Stock valued at the per share amount attributed to such shares in the TW Purchase Agreement.  Six months after the Sale Transaction Closing, the excess of (1) 33% of the applicable Escrow Amount over (2) the sum of all amounts not previously paid out in respect of claims against the applicable Escrow Amount and all other amounts that could reasonably be expected to be paid to satisfy then-outstanding claims by TW NY or Comcast against such Escrow Amount will be distributed to ACC from escrow.  ACC will receive each of the remaining Escrow Amounts (to the extent not previously paid out in respect of claims against such Escrow Amount), less any amount reasonably necessary to cover then-outstanding claims by TW NY or Comcast against such Escrow Amount, 12 months after the Sale Transaction Closing.  If there is a portion of the Escrow Amount deposited in connection with the sale of Disputed MCE Systems, then any amount remaining from such portion will not be distributed to ACC until 12 months after the closing of the transfer of the assets of such Disputed MCE Systems, less any amount reasonably necessary to cover then-outstanding claims by TW NY or Comcast pursuant to the terms of the respective Purchase Agreement.

The purchase price payable under each of the Purchase Agreements will be adjusted based on:

•                  net liabilities, as of and after giving effect to the Sale Transaction Closing, for each Specified Business calculated in accordance with the Purchase Agreements and, in the case of the Century-TCI/Parnassos JVs, appropriately adjusted for Comcast’s minority interest, after giving effect to the Sale Transaction;

•                  with respect to the TW Purchase Agreement, surpluses or shortfalls in basic subscribers (calculated using the Company/Comcast Methodology) associated with each Specified Business (measured against the projections specified in the TW Purchase Agreement) in excess of 8,041 (allocated pro rata among the Specified Businesses) and up to 265,353 basic subscribers (allocated pro rata among the Specified Businesses) multiplied by $3,810.   In calculating the number of basic subscribers at the Sale Transaction Closing, the only subscribers who will be counted are those who, as of the subscriber cut-off date for the month immediately prior to the Sale Transaction Closing (the “Measurement Date”), are installed and paying customers subscribing to at least the lowest level of video programming offered (1) whose rate of service for all services provided is not subject to discounts other than (a) customary package rates in effect as of March 31, 2005 (as may be increased or, with the consent of TW NY or Comcast, as applicable, not to be unreasonably withheld, reduced by the Company) or (b) standard employee discount rates or (2) (a) whose rate of service for all services provided is not subject to discounts other than (i) an existing promotion as of April 20, 2005 which does not extend beyond April 20, 2006 or (ii) a Permitted Promotion and (b) who have been billed prior to the Sale Transaction Closing and have paid as of one month following the Sale Transaction Closing, for services delivered during the two month period ending on the Measurement Date, at least (i) 50% of the full monthly rate card pricing applicable to all services provided to such subscriber for each month in such period or (ii) at least 66.67% of the full monthly rate card pricing applicable to all services provided to such subscriber for any one month in such period.  In calculating the number of subscribers, the customary reduction in the HSI rate applicable to any HSI-only subscriber who subscribes to video services will not be considered a discount or promotion.  A “Permitted Promotion” means any discount or promotion offered to a basic subscriber who is not receiving only the lowest level of video services and that (1) does not extend beyond two months from the Sale Transaction Closing, provide any consecutive months free or provide for more than one free month if such discount or promotion is for a period of less than four months and (2) is not discounted by an aggregate amount in excess of the lesser of (a) two times the full monthly rate card pricing applicable to all services provided to such subscriber for the life of such discount or promotion and (b) 50% of the full monthly rate card pricing applicable to all services provided to such subscriber multiplied by the number of months in the life of such discount or promotion;

•                  with respect to the Comcast Purchase Agreement, surpluses or shortfalls in subscribers (appropriately adjusted in the case of the Century-TCI/Parnassos JVs for the Comcast minority interest) associated with each Specified Business (measured against the projections specified in the Comcast Purchase Agreement) in excess of 1,959 basic subscribers (allocated pro rata among the Specified Businesses) and up to 64,647 basic subscribers (allocated pro rata among the Specified Businesses) multiplied by $3,275.  The calculation of the number of basic subscribers at the Sale Transaction Closing is to be made using the same methodology (appropriately adjusted in the case of the Century-TCI/Parnassos JVs for the Comcast minority interest) described in the paragraph above; and

•                  any shortfall or, subject to TW NY’s or Comcast’s consent, as applicable, any surplus in capital expenditures (appropriately adjusted, in the case of the Century-TCI/Parnassos JVs, for the Comcast minority interests) for each Specified Business relative to the budget for such Specified Business during the period between December 31, 2004 and the Sale Transaction Closing.

e.               Representations and Warranties

ACC and TW NY, pursuant to the TW Purchase Agreement, and ACC and Comcast, pursuant to the Comcast Purchase Agreement, made various customary representations and warranties to one another relating to, among other things:

•                  their and certain of their subsidiaries’ respective valid existence and qualification to do business;

•                  their respective authority to enter into, deliver and perform the applicable Purchase Agreement, the ancillary agreements related thereto and, as applicable, the Parent Agreement;

•                  with respect to the parties to the applicable Purchase Agreement, the absence of conflicts between the execution, delivery and performance of the Purchase Agreements and the ancillary agreements thereto by the parties to such Purchase Agreement and their affiliates and such parties’ and their affiliates’ governing documents and contracts or any law or government authorization applicable to such parties;

•                  the binding nature of the applicable Purchase Agreement, the ancillary agreements related thereto, the Parent Agreement (as applicable) and the TWC/Comcast Agreements (as applicable);

•                  the absence of a need to make certain filings with, provide certain notices to, or receive certain consents, approvals, waivers or authorizations from third parties to effect the Sale Transaction; and

•                  no finder’s fee being payable in connection with the Sale Transaction, except as disclosed.

In addition, the Purchase Agreements contain certain customary representations and warranties (1) of ACC relating to its business and the business of the Managed Cable Entities and (2) with respect to the TW Purchase Agreement, of TW NY relating to the businesses of TWC, including:

•                  ownership of subsidiaries;

•                  financial condition and the conformity of certain financial statements to GAAP;

•                  the absence of continuing litigation;

•                  compliance with laws, including the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and laws specific to the cable industry;

•                  ownership of intellectual property;

•                  franchise matters, including compliance with franchise agreements, the filing of notices of renewal, where applicable, and information regarding material commitments to governmental entities;

•                  information regarding their respective cable systems and subscribers, including the architecture of their cable networks;

•                  tax matters;

•                  employee benefits and labor matters;

•                  in the case of ACC only, real property matters;

•                  in the case of ACC only, insurance matters;

•                  environmental matters;

•                  material contracts;

•                  absence of certain changes and events with respect to their respective businesses;

•                  absence of any contracts or arrangements between ACC and/or any of its affiliates, on the one hand, and either TW NY or Comcast, as applicable, and/or their respective affiliates, on the other hand, relating to the Sale Transaction (other than the respective Purchase Agreements, the ancillary agreements related thereto, and the JV Documents (as defined in the Comcast Purchase Agreement));

•                  absence of contracts or arrangements that, following the Sale Transaction Closing, would bind TW NY or Comcast, as the case may be, to ACC or its affiliates (other than under the Purchase Agreements and the ancillary agreements related thereto);

•                  undisclosed liabilities relating to their respective businesses; and

•                  sufficiency of and, in the case of ACC only, title to certain assets to conduct their respective businesses.

Finally, TW NY made certain customary representations and warranties relating to TWC’s equity securities, including representations that:

•                  as of the Sale Transaction Closing, the TWC Class A Common Stock issued under the TW Purchase Agreement will equal 16% of the total outstanding equity securities of TWC on a fully diluted basis after giving effect to the Sale Transaction, subject to the TWC Equity Securities Exceptions and subject to the purchase price adjustments described in Section VI.B.1.c, titled “Transfer of Assets of the Managed Cable Entities,” and Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments;” and

•                  the TWC Class A Common Stock issued under the TW Purchase Agreement will be duly authorized, validly issued and free and clear of encumbrances, other than any restrictions due to the holder’s status as an underwriter or affiliate of TWC.

ACC’s representations and warranties in each of the Purchase Agreements will survive for 12 months following the Sale Transaction Closing (or, if applicable, 12 months following the closing of the transfer of the assets of any Disputed MCE Systems to the extent related to such Disputed MCE System).  The Debtors (excluding, except to the extent provided in the Purchase Agreements, the Transferred Joint Venture Entities) are jointly and severally liable for any breach or violation of ACC’s representations and warranties.  TW NY’s and Comcast’s respective representations and warranties will expire upon the Sale Transaction Closing.

f.                 Covenants

The Purchase Agreements include certain customary covenants made by ACC, TW NY and Comcast, including, among other things:

•                  ACC and TW NY, and ACC and Comcast, will provide each other with reasonable access to certain information, individuals and employees;

•                  from and after the Sale Transaction Closing, ACC and its affiliates will keep information regarding the Company’s business and the Purchased Assets confidential;

•                  ACC and TW NY will (and TW NY will cause TWC to) and ACC and Comcast will use commercially reasonable efforts to consummate the transactions contemplated by the TW Purchase Agreement and Comcast Purchase Agreement, respectively, by making any necessary filings with government agencies and by seeking any required approvals in a timely manner, in each case subject to certain limitations;

•                  subject to certain exceptions, TW NY and Comcast, as applicable, will pay transfer taxes resulting from the Sale Transaction;

•                  payments to employees of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan and payment of the portion of sale bonus awards due within 10 days following the Sale Transaction Closing under the Adelphia Communications Corporation Sale Bonus Program (as amended, the “Sale Plan”), will be satisfied in full by ACC on or prior to the date of the Sale Transaction Closing;

•                  ACC will comply with a “no-shop” provision with respect to each Purchase Agreement, which provision is further described below;

•                  subject to exceptions in certain circumstances, ACC agrees to use commercially reasonable efforts to provide TW NY and Comcast with:

(1)                financial statements sufficient for TW NY, Comcast and their respective affiliates to fulfill their obligations to provide financial disclosure regarding each Specified Business or the MCE Systems on a timely basis under the Exchange Act or, in connection with an offering of securities, the Securities Act, and the cooperation of ACC’s independent auditors in connection with such offering; and

(2)             (A) consolidated audited financial statements for each Specified Business for the fiscal years ended December 31, 2002 (other than the MCE Systems), December 31, 2003 (other than the MCE Systems), December 31, 2004 and, if the Sale Transaction Closing has not occurred prior to March 31, 2006, December 31, 2005, (B) the consolidated audited financial statements for ACC and its affiliates for the fiscal years ended December 31, 2004 and, if the Sale Transaction Closing has not occurred prior to March 31, 2006, December 31, 2005 and (C) unaudited financial statements for the MCE Systems to be purchased by TW NY and Comcast for the fiscal years ending December 31, 2002 and December 31, 2003; provided, that if the consolidated audited financial statements for a Specified Business for the fiscal year ended December 31, 2005 are provided to TW NY or Comcast, as applicable, then the corresponding consolidated audited financial statements for the fiscal year ending December 31, 2002 (and, if applicable, the corresponding unaudited financial statements for the MCE Systems for the fiscal year ended December 31, 2002) are not required to be delivered (the financial information, audited financial statements and unaudited financial statements required to be delivered pursuant to this covenant, the “ACC Financial Deliveries”);

•                  TW NY and Comcast will reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with the preparation of the ACC Financial Deliveries (other than the consolidated audited financials statements of ACC), including reasonable out-of-pocket costs and any incremental costs and expenses (including all necessary incentive compensation);

•                  ACC and its affiliates will seek authorization for the assignment of certain contracts to TW NY and Comcast or their respective designees;

•                  ACC will not amend the Plan or this Disclosure Statement if such amendment would (1) contain or alter any provision that, individually or in the aggregate, would reasonably be expected to materially impair or delay the Sale Transaction, (2) affect the terms of the Sale Transaction, the Purchased Assets, the TW Assumed Sale Liabilities or the Comcast Assumed Sale Liabilities, as applicable, or TW NY, Comcast or any of their respective affiliates (to the extent related to the Sale Transaction or an interest in the Century-TCI/Parnassos JVs (other than with respect to Plan distribution matters) and not in their capacities as creditors or, with respect to Plan distribution matters, equity holders), unless (a) such amendment is reasonably acceptable in form and substance, in all material respects, to TW NY or Comcast, as applicable, and (b) TW NY or Comcast, as applicable, consents to the filing of such amendment, (3) treat TW NY, Comcast or any of their respective affiliates, in their capacity as creditors or equity holders, in a discriminatory manner as compared to similarly classified stakeholders of the

Company or (4) impair the rights of the Comcast Joint Venture Partners set forth in the JV Documents (as defined in the Comcast Purchase Agreement);

•                  ACC and its affiliates will use commercially reasonable efforts to obtain renewals and extensions of franchises which are set to expire on or prior to December 31, 2007 and, in connection with the foregoing, not agree to any material modification or amendments or other condition that is not reasonably acceptable to TW NY or Comcast, as applicable;

•                  upon commencement of any proceeding or investigation with respect to a cable system related to Title VI of the Communications Act dealing with or affecting the rates which can be charged by such cable system, ACC shall notify TWC or Comcast, as applicable, keep TWC or Comcast, as applicable, informed, and subject to certain exceptions, shall not settle such proceeding or investigation without the consent of TWC or Comcast, as applicable (which shall not be unreasonably withheld);

•                  ACC will provide TW NY and Comcast with certain updated information and data regarding subscribers and promotions within 30 days following the end of each calendar month beginning August 2005 through the Sale Transaction Closing and will implement a system, reasonably acceptable to TW NY and Comcast, which would reasonably be expected to accurately track the number of its basic subscribers based on the methodology described in this section under “Purchase Price, Escrow and Adjustments”;

•                  ACC will and will cause its affiliates to use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof;

•                  on or prior to the Sale Transaction Closing, ACC will and will cause its affiliates to pay, with respect to the Purchased Assets, the remaining balances on any equipment leases and deliver to TW NY or Comcast, as applicable, title to all vehicles and all fixtures and equipment covered by such leases free and clear of all encumbrances;

•                  ACC will and will cause its affiliates and their respective representatives to use reasonable efforts, to enable each Specified Business, immediately following the Sale Transaction Closing, to satisfy the applicable requirements of the Sarbanes-Oxley Act; and

•                  ACC has agreed that, if requested by TW NY or Comcast, it will provide such party, at such party’s cost and expense, with certain transition services for a reasonable period following the Sale Transaction Closing, in each case, to the extent ACC or its affiliates retains the assets and employees necessary to allow the provision of such services.

The Company has also agreed that during the period leading up to the Sale Transaction Closing it and each of its affiliates will operate the cable systems to be transferred to TW NY and Comcast and conduct the Company’s business, generally, in the ordinary course and in compliance with applicable material laws (as part of the foregoing, the Company is required to use commercially reasonable efforts to preserve intact each Specified Business and its relationship with its customers, suppliers, creditors and employees).  Except as otherwise specified by the Purchase Agreements, the Company has agreed that each of it and its affiliates will:

•                  use commercially reasonable efforts to perform and honor all of its postpetition obligations under any contract as they become due and otherwise discharge and satisfy all liabilities thereunder as and when they become due;

•                  not incur any encumbrance with respect to the Purchased Assets;

•                  not transfer or dispose of any assets (unless in the ordinary course of business), any cable system or any equity securities of any subsidiary of ACC having any right or title to any Purchased Assets;

•                  not assume any OCB Contracts pursuant to an order of the Bankruptcy Court;

•                  not enter into certain types of contracts described in the Purchase Agreements or materially modify, renew or abrogate any retransmission consent agreement, third party confidentiality agreement or contract that is material or that contains certain terms described in the Purchase Agreements, promptly notify TWC and Comcast of any new material OCB Contract, and not reject or terminate any contract related to a Specified Business;

•                  not declare or pay any dividend on, or split, repurchase or otherwise acquire, or issue, transfer or encumber any of the equity securities included in the Purchased Assets, or amend any documents governing such equity securities;

•                  not dispose of, license or permit to lapse any rights in any of the Company’s material intellectual property;

•                  not increase the compensation of employees except for increases in salaries or wages in the ordinary course of business;

•                  not establish, amend or pay any bonus or other benefit to the Company’s employees that TW NY or Comcast are expected to hire, hire any new employee for any Specified Business at rates of compensation in excess of past practice, enter into or amend any employment agreement or any severance agreement, policy or plan with respect to employees that TW NY or Comcast are expected to hire, or establish, amend or terminate any employee benefit plan;

•                  not make any material loans, advances, capital contributions or investments (other than customary loans or advances to employees that are not material to the maker of the loan or advance and other than to a subsidiary of ACC in the ordinary course of business);

•                  not settle any claim or other proceeding that would enjoin the Company in any respect material to the Sale Transaction or that would affect any Specified Business after the consummation of the Sale Transaction (other than in a de minimis manner);

•                  not make any material change in any method of accounting;

•                  use commercially reasonable efforts to continue normal marketing expenditures and not engage in any subscriber installation or collection practices not in the ordinary course of business;

•                  use commercially reasonable efforts to maintain the Purchased Assets in adequate condition and repair for their current use in the ordinary course of business, maintain its insurance policies and enforce in good faith its rights under such insurance policies;

•                  not acquire assets other than (1) pursuant to agreements entered into prior to April 20, 2005, (2) assets used in the ordinary course of business (not constituting a cable system, business unit, or substantially all the assets of the transferor), (3) any interest in or asset of any entity which owns any interest in an MCE System or (4) any equity security in any Tele-Media Venture;

•                  use commercially reasonable efforts to renew any material governmental authorizations which expire prior to the consummation of the Sale Transaction;

•                  use commercially reasonable efforts to operate and continue to expend capital, on a line item basis, in accordance with its 2005 and 2006 budget, including completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and working on existing and planned construction projects;

•                  maintain inventory sufficient for the operation of its business in the ordinary course;

•                  not make any conversion in the billing systems currently used in the Company’s cable systems;

•                  use commercially reasonable efforts to implement budgeted rate increases, and not change any rates other than as provided in its 2005 and 2006 budgets;

•                  not add any programming services or change channel lineups in the Company’s cable systems, with the exception of:

(1)                   additions or changes pursuant to notices given to customers prior to April 20, 2005 or pursuant to contracts executed prior to such date, or made in connection with headend consolidations and certain other specified changes; and

(2)                   the rollout of certain channels, HDTV services and VOD services that have been agreed upon with TW NY and Comcast;

•                  not file a cost-of-service rate justification;

•                  use commercially reasonable efforts to complete specified VoIP and VOD rollouts in 2005;

•                  continue to conduct its business in accordance with, and not make any change to, its subscriber accounting policies, including as to disconnects;

•                  not transfer employees from one cable system to another cable system except in the ordinary course of business; and

•                  give to TWC and Comcast copies of all FCC rate forms required by FCC regulations and all copyright returns filed in connection with any Company cable system.

In addition, the TW Purchase Agreement includes certain covenants made by ACC and TW NY that are not applicable to the Comcast Purchase Agreement, including, among other things:

•                  TW NY will (and will cause TWC to) use commercially reasonable efforts to cause the shares of TWC Class A Common Stock that will be transferred as partial consideration pursuant to the TW Purchase Agreement either to be registered under the Securities Act or exempt from registration under section 1145 of the Bankruptcy Code and to be listed for trading on the NYSE;

•                  ACC will use commercially reasonable efforts to file all reports and other materials required to be filed pursuant to the Exchange Act, except for the annual reports for the fiscal years ended on or before December 31, 2002 and the quarterly reports relating to fiscal quarters ended in 2001, 2002, and 2003 (but only if the SEC shall have provided TW NY with adequate assurance that such filings are not required to be filed or if ACC has previously used its commercially reasonable efforts to make such filings); and

•                  TW NY shall reimburse ACC for all reasonable costs and expenses incurred by ACC in connection with the preparation of the annual reports for the fiscal years ended December 31, 2001 and December 31, 2002 and the quarterly reports relating to fiscal quarters ended in 2001, 2002 and 2003, including reasonable out-of-pocket costs and any incremental costs and expenses in respect of individuals preparing the reports (including all necessary incentive compensation).

TW NY has also agreed that, during the period leading up to the Sale Transaction Closing, it and certain of its affiliates (including TWC) will use commercially reasonable efforts to preserve intact their business and their relationships with their customers, suppliers, creditors and employees.  Specifically, TW NY has agreed that, except as otherwise specified in the TW Purchase Agreement, each of it and certain of its affiliates will:

•                  not sell or otherwise dispose of assets (excluding equity securities of TWC, cash and cash equivalents) other than (1) for consideration consisting of cable systems, (2) pursuant to the TWC/Comcast Agreements, (3) where the fair market value of such assets does not exceed $1 billion in the aggregate or (4) otherwise in the ordinary course of business;

•                  not declare or pay certain dividends or distributions on any of TWC’s or any of its subsidiaries’ equity securities (other than to TWC or any subsidiaries of TWC);

•                  not enter into any (1) affiliate transaction that does not contain terms which, when taken as a whole, reflect those that would have been obtained on an arm’s length basis and, in the case of any such transactions that involve consideration of $50 million or more (other than the Sale Transaction and the TWC/Comcast Transactions and other transactions entered into on or prior to April 20, 2005) that are approved by a majority of the independent directors of the board of directors of TWC or (2) transaction having the intended effect of benefiting an affiliate of TWC (other than any subsidiary of TWC) at the expense of TWC or any of its subsidiaries in a manner that would deprive TWC or any such subsidiary of any benefit that it would have otherwise obtained had such transaction been effected on terms that were on an arm’s length basis;

•                  not issue any equity securities of TWC other than pursuant to the TWC Equity Securities Exceptions;

•                  amend TWC’s certificate of incorporation and by-laws in the form of the exhibits attached to the TW Purchase Agreement, and not otherwise amend the restated certificate of incorporation, by-laws or other organizational documents of TWC in a manner adverse to ACC or its stakeholders; and

•                  settle any claim or other proceeding not involving a governmental entity that would enjoin TWC or any of its affiliates in any respect material to the Sale Transaction.

The Debtors (excluding, except to the extent provided in the Purchase Agreements, the Transferred Joint Venture Entities) are jointly and severally liable for any breach or violation of ACC’s covenants.

g.              Conditions to Closing

The Purchase Agreements include certain customary conditions to the Sale Transaction Closing, including, among other things, the following:

•                  the Bankruptcy Court must enter a confirmation order, which order must be a final order in full force and effect, and the Plan must be effective in accordance with its terms;

•                  all conditions precedent to consummation of the Plan must be satisfied or waived and the Plan must be consummated substantially contemporaneously with the Sale Transaction Closing;

•                  settlements that impose no liability (including risk of criminal prosecution) on any Specified Business or owner thereof must be reached with the SEC and DoJ; subject to the Bankruptcy Court and District Court orders approving such settlements becoming final orders, ACC, TW NY and Comcast have agreed that this condition will be deemed satisfied;

•                  the waiting periods under the HSR Act must expire or be terminated;

•                  no law, order, judgment or decree prohibiting the transactions contemplated by the Purchase Agreements may be in effect;

•                  all necessary approvals that are required pursuant to the Purchase Agreements must be obtained by ACC, TW NY and Comcast, as applicable; and

•                  except in the case of the Expanded Transaction, the closing of the transactions under each of the Purchase Agreements must occur simultaneously.

Except as provided in the respective Purchase Agreements, TW NY’s and Comcast’s obligations to effect the Sale Transaction Closing are subject to the satisfaction or waiver of, among other things, the following conditions:

•                  the representations and warranties of ACC relating to the following (the “ACC Class 1 Representations”) must be true in all material respects as of April 20, 2005 and as of the Sale Transaction Closing:

(1)                   ACC’s valid existence and qualification to do business;

(2)                   ACC’s ownership of, the valid existence of, and the qualification to do business of ACC’s subsidiaries, including the Transferred Joint Venture Entities;

(3)                   ACC’s authority, to enter into, deliver and perform the Purchase Agreements and the ancillary agreements thereto;

(4)                   the absence of the need to make certain filings with, provide certain notices to or receive certain consents, approvals, waivers or authorizations from third parties to effect the Sale Transaction;

(5)                   the absence of conflicts between (a) the execution, delivery and performance of the Purchase Agreements and the ancillary agreements thereto by ACC and its affiliates and (b) ACC’s and its affiliates’ governing documents and contracts or any law or government authorization applicable to ACC or its affiliates;

(6)                   the binding nature of the Purchase Agreements and the ancillary agreements thereto;

(7)                   the absence of contracts or arrangements between ACC and/or any of its affiliates, on the one hand, and either TW NY or Comcast, as applicable, and/or their respective affiliates, on the other hand, relating to the Sale Transaction (other than the respective Purchase Agreements, the ancillary agreements relating thereto, and the JV Documents (as defined in the Comcast Purchase Agreement));

(8)                   the absence of any contracts or arrangements that, following the Sale Transaction Closing, would bind TW NY or Comcast, as the case may be, to ACC or its affiliates (other than under the Purchase Agreements and the ancillary agreements related thereto); and

(9)                   the absence of any undisclosed finder’s fees being payable in connection with the Sale Transaction;

•                  ACC’s other representations (except for certain aspects of its representation regarding changes in each Specified Business and, subject to ACC preparing the initial information supplied to TW NY and Comcast in good faith, its representations with respect to certain assets that are related to more than one Specified Business) must be true (without giving effect to any materiality qualifiers) as of April 20, 2005 and as of the Sale Transaction Closing except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, this closing condition and the closing condition above, the “ACC Representation Bring-Down”);

•                  each of ACC’s covenants to be performed prior to the Sale Transaction Closing must have been performed in all material respects on or prior to the Sale Transaction Closing (the “ACC Covenant Bring-Down”, and collectively with the ACC Representation Bring-Down, the “ACC Bring-Downs”);

•                  all required approvals from LFAs must be obtained and certain rights of third parties (including the LFAs) to purchase systems must be waived except where the failure to receive such approvals and waivers would not reasonably be expected, individually or in the aggregate, to have a Material Adverse

Effect (satisfaction of this condition is deemed delayed under certain circumstances in order to allow the parties to obtain additional LFA approvals, if any);

•                  no event or condition occurring prior to the Sale Transaction Closing, that, individually or in the aggregate, has or reasonably would be expected to have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of any Specified Business (or, for purposes of the closing condition described in this paragraph only, both Specified Businesses purchased by TW NY or Comcast, as applicable), taken as a whole, or any material impairment or delay in ACC’s or its affiliates’ ability to effect the Sale Transaction Closing or to perform its obligations under the Purchase Agreements or any ancillary agreement thereto, in each case without taking any of the following (or the results thereof) into account: (1) any change in law or accounting standards or interpretations thereof that is of general application, (2) any change in general economic or business conditions or industry-wide or financial market conditions generally, (3) with certain exceptions, any adverse effect as a result of the execution or announcement of the Purchase Agreements, the ancillary agreements thereto, the Sale Transaction or the transactions contemplated by the ancillary agreements, and (4) any loss of subscribers already reflected in the projections specified in the Purchase Agreements and any loss of subscribers reflected in the related purchase price adjustment (any such event or condition, a “Material Adverse Effect”).  A Material Adverse Effect with respect to the Group 2 Business under the Comcast Purchase Agreement will not result in a failure of the conditions to the Comcast Adelphia Acquisition but will result in the exclusion of such Group 2 Business from the Comcast Adelphia Acquisition;

•                  the confirmation order and Plan must be satisfactory in all material respects to each of TW NY and Comcast, as applicable, in its reasonable discretion, to the extent related to the Sale Transaction, the Purchased Assets, the TW NY Assumed Sale Liabilities or the Comcast Assumed Sale Liabilities, as applicable, or TWC, Comcast or any of their respective affiliates (to the extent related to the Sale Transaction or an interest in the Century TCI/Parnassos JVs (other than with respect to Plan distributions) and not in their capacities as creditors or, with respect to Plan distribution matters, equity holders) and must include a finding under section 363(m) of the Bankruptcy Code that each of TW NY or Comcast, as applicable, is a good faith purchaser, unless TW NY’s or Comcast’s respective actions have been determined by the Bankruptcy Court to have not been in good faith and, thus, preclude such a finding;

•                  the Company must have maintained a certain number of subscribers in respect of each Specified Business;

•                  the Company shall have implemented a system, reasonably acceptable to TW NY and Comcast, which would reasonably be expected to accurately track the number of its basic subscribers based on the methodology described in Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments;”

•                  in the case of the TW Purchase Agreement, the absence of an actual change in law or proposed change in law that has a reasonable possibility of being enacted that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY which adverse effects cannot be avoided by accelerating or delaying the Sale Transaction Closing or by restructuring the Sale Transaction, in each case in a manner reasonably satisfactory to TW NY and ACC (and that such acceleration, deferral or restructuring is in fact implemented);

•                  subject to certain limited exceptions, a filing of an election under section 754 of the Tax Code by each of the Century-TCI/Parnassos JVs, and ACC shall have delivered, in the case of the Comcast Purchase Agreement, to Comcast or, in the case of the Expanded Transaction pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, to TW NY, a related opinion of counsel regarding such tax elections; and

•                  the provision of the ACC Financial Deliveries.

Except as provided in the respective Purchase Agreements, ACC’s obligations to effect the Sale Transaction Closing are subject to, among other things, the following conditions:

•                  in the case of the Comcast Purchase Agreement, the representations and warranties of Comcast must be true in all material respects as of the execution of the Comcast Purchase Agreement and as of the Sale Transaction Closing (the “Comcast Representation Bring-Down”);

•                  in the case of the TW Purchase Agreement, the representations and warranties of TW NY relating to the following must be true in all material respects as of April 20, 2005 and as of the Sale Transaction Closing:

(1)              TW NY’s and TWC’s valid existence and qualification to do business;

(2)              TWC’s ownership of, the valid existence of, and the qualification to do business of certain of TW NY’s subsidiaries;

(3)              TW NY’s and TWC’s authority to enter into, deliver and perform its obligations under the TW Purchase Agreement and the ancillary agreements thereto, as applicable;

(4)              the capitalization of TWC as of April 20, 2005;

(5)              the TWC Class A Common Stock to be delivered as part of the purchase price;

(6)              the absence of the need to make certain filings with, provide certain notices to or receive certain consents, approvals, waivers or authorizations from third parties to effect the Sale Transaction;

(7)              the absence of conflicts between the execution, delivery and performance of the TW Purchase Agreement by TW NY and TW NY’s, TWC’s or TWC’s affiliates’ governing documents and contracts or any law or government authorization applicable to TW NY, TWC or TWC’s affiliates;

(8)              the legally binding status of the TW Purchase Agreement; and

(9)              the agreements between TW NY and its affiliates and Comcast and its affiliates;

•                  TW NY’s other representations must be true as of April 20, 2005 and as of the Sale Transaction Closing except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (this closing condition and the closing condition above, the “TW Representation Bring-Down,” and, together with the Comcast Representation Bring-Down, the “Buyer Representation Bring-Down”);

•                  each of TW NY’s and Comcast’s covenants to be performed prior to the Sale Transaction Closing must have been performed in all material respects on or prior to the Sale Transaction Closing (each, a “Buyer Covenant Bring-Down,” and, collectively with the corresponding Buyer Representation Bring-Down, the “Buyer Bring-Downs”);

•                  the confirmation order and Plan approved by the Bankruptcy Court must not differ in a manner that would be materially adverse to ACC and its affiliates from the confirmation order and Plan proposed by ACC to the Bankruptcy Court; and

•                  in the case of the TW Purchase Agreement, the restated certificate of incorporation of TWC being effective immediately following the Sale Transaction Closing and the restated TWC by-laws having been duly adopted.

Finally, the TW Purchase Agreement includes certain additional conditions to closing, including, among other things:

•                  unless the issuance of TWC Class A Common Stock is exempt from registration under the Securities Act pursuant to the confirmation order or a no-action letter from the staff of the SEC, a registration statement in respect of the shares of TWC Class A Common Stock to be issued in the Sale Transaction must have been declared effective and the SEC shall not have suspended (or instituted or threatened a proceeding for the purpose of suspending) the effectiveness of such registration statement;

•                  the TWC Class A Common Stock to be issued in the Sale Transaction must be freely tradable and not subject to resale restrictions, other than the holder’s status as an affiliate of TWC or an underwriter (as defined in section 1145(b) of the Bankruptcy Code);

•                  the TWC Class A Common Stock must be approved for listing on the NYSE; and

•                  ACC need not close if an event or condition occurs prior to the closing of the transactions under the TW Purchase Agreement that, individually or in the aggregate, has or reasonably would be expected to have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of TWC’s business, taken as a whole, or any material impairment or delay of TWC’s or its controlled affiliates’ ability to effect the Sale Transaction Closing or to perform its obligations under the TW Purchase Agreement or any ancillary agreement thereto, in each case without taking any of the following (or the results thereof) into account: (1) any change in law or accounting standards or interpretations thereof that is of general application, (2) any change in general economic or business conditions or broadband industry-wide or financial market conditions generally, and (3) with certain exceptions, any adverse effect as a result of the execution or announcement of the TW Purchase Agreement, the ancillary agreements thereto, the Sale Transaction or the transactions contemplated by the ancillary agreements (any such event or condition, a “Parent Material Adverse Effect”).

The Purchase Agreements provide that the Sale Transaction Closing shall generally occur on the last business day of the calendar month in which the conditions to the Sale Transaction have been satisfied or waived, unless such conditions have not been so satisfied or waived by the fifth business day preceding the last business day of such calendar month, in which case the Sale Transaction Closing will take place on the last business day of the next calendar month.  The Sale Transaction Closing will not occur, however, prior to the earliest of (1) the closing of the TWC Redemption, (2) 30 days following the date on which the conditions to the Sale Transaction set forth in the Purchase Agreements are satisfied or waived and (3) the termination of the TWC Redemption Agreement.

h.              Indemnification

Under the Purchase Agreements, ACC must indemnify (1) TW NY, TW NY’s affiliates, and their respective directors, officers, shareholders, agents, and other individuals related to TW NY and (2) Comcast, Comcast’s affiliates, and their respective directors, officers, shareholders, agents, and other individuals related to Comcast  (collectively, the “Indemnified Parties”), for all liabilities, losses and expenses arising out of or resulting from (a) any breach of a representation or warranty by ACC for the period such representation or warranty survives, (b) any breach of a covenant of ACC and (c) any Excluded Asset or any liability that is not a Comcast Assumed Sale Liability or TW Assumed Sale Liability, as applicable.  Subject to very limited exceptions, the Indemnified Parties will be entitled to indemnification only from the escrow account.  In addition, losses associated with breaches of representations and warranties with respect to each Specified Business generally must exceed certain dollar amounts, or thresholds, before an Indemnified Party may make a claim for indemnification.  Even after the applicable threshold has been reached, a claim for indemnification for losses associated with breaches of representations and warranties with respect to each Specified Business is, except with respect to the ACC Class 1 Representations, subject to specified aggregate deductibles for such Specified Business.  Furthermore, all rights to indemnification are subject to caps, or sub-limits, for each Specified Business, that in the aggregate are equal to the entire Escrow Amount.  The following thresholds, deductibles and sub-limits apply to claims for indemnification:

•                  in the case of the TW Purchase Agreement, the right of indemnification with respect to losses (1) associated with breaches of representations and warranties with respect to the Group 1 Business is subject to (a) a threshold of $74 million and a deductible of $42 million and (b) a cap of $296.7 million and (2) associated with breaches of representations and warranties with respect to the Group 2 Business is subject to (a) a threshold of $67 million and a deductible of $38 million and (b) a cap of $267.9 million; and

•                  in the case of the Comcast Purchase Agreement, the right of indemnification with respect to losses (1) associated with breaches of representations and warranties with respect to the Group 1 Business is subject to (a) a threshold of $30 million and a deductible of $17 million and (b) a cap of $119.1 million and (2) associated with breaches of representations and warranties with respect to the Group 2 Business is subject to (a) a threshold of $5 million and a deductible of $3 million and (b) a cap of $20.9 million.

The foregoing thresholds, deductibles and caps do not apply to any losses associated with the ACC Class 1 Representations.  In addition, the foregoing caps are subject to adjustment based on post-closing purchase price adjustments.  For purposes of calculating any loss for which TW NY or Comcast is entitled to indemnification following the determination of a breach of a representation or warranty by ACC, any materiality qualifier contained in such representation or warranty is disregarded.  Any indemnification amounts required to be paid from escrow to TW NY will be paid first in cash and, thereafter, in shares of TWC Class A Common Stock.

Under the Purchase Agreements, TW NY and Comcast, respectively, must indemnify ACC, its affiliates, and their respective directors, officers, shareholders, agents and certain other individuals related to ACC for all liabilities, losses and expenses arising out of or resulting from (1) the TW NY Assumed Sale Liabilities or Comcast Assumed Sale Liabilities, as applicable, (2) any breach of a covenant of TW NY or Comcast, as applicable, pursuant to the applicable Purchase Agreement, and (3) following the Sale Transaction Closing, the Purchased Assets transferred to TW NY or Comcast, as applicable, or the employment of any individual by TW NY or Comcast, as applicable.  TW NY is not required to indemnify any person or entity that is or becomes a shareholder or other equity holder of TWC or any of its affiliates to the extent the losses suffered by such person or entity in such shareholder or other equity holder capacity are by reason of (1) the indemnities being provided by TW NY or (2) losses suffered in such capacity in respect of any Purchased Assets or the Assumed Sale Liabilities pursuant to the TW Purchase Agreement.

Pursuant to the Purchase Agreements, the indemnification rights of ACC, TW NY and Comcast, as applicable, are the exclusive remedy of each party for (1) any breach of representations, warranties, covenant or agreement set forth in the Purchase Agreements, other than with respect to intentional or willful breaches or with respect to ACC’s payment obligations in respect of any post-closing adjustments to the purchase price, (2) the Assumed Sale Liabilities and (3) the liabilities retained by the Company pursuant to the TW Purchase Agreement or Comcast Purchase Agreement, as applicable (the “Excluded Liabilities”).

i.                 Termination

The TW Purchase Agreement and/or the Comcast Purchase Agreement may each be terminated prior to the Sale Transaction Closing in certain circumstances, including:

•                  by mutual consent of the parties to such Purchase Agreement;

•                  unless the breach of a representation, warranty or covenant by the party seeking to terminate the applicable Purchase Agreement proximately contributes to the failure of the closing to occur by such date (such party, a “Proximate Cause Party”), generally, by either party to such Purchase Agreement if the closing does not occur by July 31, 2006 (the “Outside Date”), though such date may be extended to October 31, 2006 (the “Extended Outside Date”) if all other conditions to the Sale Transaction have been satisfied or waived and the government has not completed its antitrust review of the Sale Transaction or if any party determines that additional time is necessary to forestall any action by a governmental authority to enjoin, restrain, or prohibit the Sale Transaction on the basis of antitrust law (such extended date may be extended by an additional six months if the Expanded Transaction Letter Agreement becomes effective) (the “Drop Dead Provision”);

•                  generally, by either party to such Purchase Agreement if any law, order, judgment, injunction or decree permanently restraining, enjoining or otherwise prohibiting consummation of the Sale Transaction becomes final and non-appealable;

•                  by ACC, prior to the commencement of the Confirmation Hearing, if it has complied with the “no-shop” provision described below and the Board authorizes ACC to enter into a binding agreement concerning a Superior Proposal or to file a Superior Alternate Plan and, following notice to TW NY or Comcast, as applicable, TW NY or Comcast, as applicable, does not make an offer that the Board determines, after consultation with its financial advisors, is at least as favorable to ACC’s stakeholders as is the Superior Proposal or Superior Alternate Plan, as applicable (taking into account the financial terms of any termination fee and the likelihood of consummation) (the “Superior Proposal or Plan Provision”);

•                  by ACC or TW NY, in the case of the TW Purchase Agreement, or by ACC or Comcast, in the case of the Comcast Purchase Agreement, if the other party breaches a representation, warranty or covenant such that such other party would be unable to deliver a certificate that the ACC Bring-Downs or the Buyer Bring-Downs, as applicable, have been satisfied, subject to such other party’s right to cure any such breach for 60 days following notice of such breach (or for so long as such other party is diligently working to cure if such cure is reasonably likely to occur prior to the time the Purchase Agreement would otherwise be terminated), except that ACC is not able to terminate the applicable Purchase Agreement if it is a Proximate Cause Party (the “Bring-Down Provision”);

•                  by ACC or TW NY, in the case of the TW Purchase Agreement, or by ACC or Comcast, in the case of the Comcast Purchase Agreement, if it is not reasonably expected, as of any time after 150 days following the Bankruptcy Court entering an order denying entry of, vacating or that is otherwise inconsistent with the entry of a confirmation order satisfying the condition to the Sale Transaction described above, that such a confirmation order will be entered prior to the Outside Date, provided that the terminating party has used its commercially reasonable efforts to prosecute diligently the entry of such a confirmation order (the “Confirmation Order Provision”);

•                  by ACC or TW NY, in the case of the TW Purchase Agreement, or by ACC or Comcast, in the case of the Comcast Purchase Agreement, if ACC’s stakeholders vote against the Plan in sufficient number and amount such that the Plan is not capable of being confirmed (the “Stakeholder Vote Provision”);

•                  by TW NY, in the case of the TW Purchase Agreement, or by Comcast, in the case of the Comcast Purchase Agreement, if ACC has not filed the motions necessary to obtain a confirmation order by October 15, 2005 (the “Motions Provision”);

•                  by TW NY, in the case of the TW Purchase Agreement, or by Comcast, in the case of the Comcast Purchase Agreement, following (1) the conversion of the Chapter 11 Cases into one or more cases under chapter 7 of the Bankruptcy Code or (2) the appointment of a chapter 11 trustee in the Chapter 11 Cases; and

•                  by TW NY, in the case of the TW Purchase Agreement, or by Comcast, in the case of the Comcast Purchase Agreement, if the order of the Bankruptcy Court approving the “no-shop” provision of the Purchase Agreements and the payment of the termination fee described below is vacated or modified in any material respect (the “Bidding Procedures Provision”).

If the Purchase Agreements are terminated pursuant to a Termination Fee Event, then ACC may be required to pay TW NY a termination fee of approximately $353 million and Comcast a termination fee of $87.5 million, respectively, which amounts will be payable upon the earlier of consummation of another transaction involving a substantial portion of the Company’s assets or the effective date of a chapter 11 plan of ACC and/or one or more of its affiliates approved by the Bankruptcy Court involving a substantial portion of the assets of ACC and its affiliates.  The termination fees will be administrative expenses of the Debtors.  In the event that the Expanded Transaction is terminated under certain specified circumstances, ACC may be required to pay to TW NY the termination fee of $87.5 million that would otherwise have been payable to Comcast.

A “Termination Fee Event” shall have occurred in connection with the termination of a Purchase Agreement if:

•                  the Purchase Agreement is terminated by ACC pursuant to the Drop Dead Provision prior to the entry of a confirmation order satisfying the condition to TW NY’s and Comcast’s obligations to consummate the Sale Transaction, which confirmation order has not been vacated except, in each case, if TW NY or Comcast, as applicable, is a Proximate Cause Party;

•                  the Purchase Agreement is terminated by ACC pursuant to the Superior Proposal or Plan Provision, the Stakeholder Vote Provision or the Confirmation Order Provision;

•                  the Purchase Agreement is terminated by TW NY or Comcast pursuant to the Bring-Down Provision (with respect to the representations and warranties of ACC, only in the case of a willful breach by ACC), the Motions Provision, the Bidding Procedures Provision (as of the date hereof, the order approving the “no shop” provision and the payment of the termination fee has become final), the Stakeholder Vote Provision or the Confirmation Order Provision except, in each case, if TW NY or Comcast, as applicable, is a Proximate Cause Party.

j.                 Governance

See Section VI.B.1.f, titled “Covenants,” for restrictions on TWC in respect of transactions with or for the benefit of any member of the Time Warner Group, during the period between the execution of the TW Purchase Agreement and the Sale Transaction Closing.

Pursuant to the TW Purchase Agreement, at the Sale Transaction Closing, TWC will amend and restate its certificate of incorporation and by-laws to restrict TWC and its subsidiaries from entering into transactions with or for the benefit of any member of the Time Warner Group, subject to specified exceptions.  For a period of five years following the earlier of (1) an initial public offering by TWC and (2) the Sale Transaction Closing (such earlier date, the “Initial Offering Date”), the provisions of TWC’s restated certificate of incorporation and restated by-laws restricting transactions with or for the benefit of any member of the Time Warner Group may not be amended without the consent of a majority of the holders of TWC Class A Common Stock (other than Time Warner and its affiliates (excluding TWC and its subsidiaries)).  For a further description of certain aspects of the corporate governance of TWC, see Section VII.E, titled “Governance and Organizational Documents of TWC.”

k.              “No-Shop” Provision

Subject to the exceptions described below, the Purchase Agreements prohibit ACC, its subsidiaries and their respective directors, officers, employees, representatives and agents from, directly or indirectly, initiating, soliciting or encouraging any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving, or any purchase, directly or indirectly, of, 10% or more of the assets proposed to be transferred pursuant to either Purchase Agreement or of the outstanding equity securities of ACC or any of its affiliates that own related assets (any such proposal or offer, an “Acquisition Proposal”).  Furthermore, except as described therein, the Purchase Agreements prohibit ACC, its subsidiaries and their respective directors, officers, employees, representatives and agents from, directly or indirectly, engaging in negotiations regarding, providing confidential information or data relating to or having any discussion relating to an Acquisition Proposal or otherwise facilitating any effort or attempt to make or implement an Acquisition Proposal.

Notwithstanding the foregoing, nothing in the Purchase Agreements prevents ACC from:

(1)             complying with its disclosure obligations under the Bankruptcy Code or applicable law with respect to an Acquisition Proposal;

(2)             prior to commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (a) providing information to third parties with whom ACC has entered into confidentiality agreements at least as favorable to ACC as the confidentiality agreements entered into by ACC with Time

Warner and Comcast and, following receipt of an unsolicited Acquisition Proposal, engaging in discussions with a person to the extent the discussions are confined to clarifying any term thereof, or (b) engaging in negotiations or discussions with any such third party that has made an Acquisition Proposal, if and only to the extent, (i) with respect to clause (a) and clause (b) above, (A) the Board determines in good faith, after consultation with legal counsel, that the directors of ACC should take such action in order to comply with their fiduciary duties under applicable law and (B) such Acquisition Proposal includes at least 66-2/3% of (x) all assets related to the business to be transferred pursuant to the Purchase Agreements or (y) the outstanding equity securities of ACC and, (ii) only with respect to clause (b) above, the Board determines in good faith, after consultation with financial and legal advisors, that such Acquisition Proposal is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the Acquisition Proposal) and if consummated would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee) to ACC’s stakeholders from a financial point of view than the transaction that is the subject of the relevant Purchase Agreement (such more favorable Acquisition Proposal, a “Superior Proposal”);

(3)             prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an alternate plan under chapter 7 or 11 of the Bankruptcy Code (an “Alternate Plan”) with the Committees, the stakeholders of ACC or its affiliates or their respective advisors, in each case with whom ACC has (or enters into) a confidentiality agreement on customary terms under the circumstances that restricts such person from disclosing or making public statements regarding certain confidential information relating to the Company, TW NY, Comcast and any of their respective affiliates or an Alternate Plan, provided that any such action may be taken only to the extent that the Board determines in good faith, after consultation with legal and financial advisors, (a) that the directors must engage in such negotiations or discussions in order to comply with its fiduciary duties and (b) that an Alternate Plan, if pursued and assuming (for purposes of the “no-shop” requirement only and not ACC’s ability to terminate the Purchase Agreements) the support of ACC’s stakeholders, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the Alternate Plan) and would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee) to ACC’s stakeholders than the transaction that is the subject of the relevant Purchase Agreement (such an Alternate Plan, a “Superior Alternate Plan”); or

(4)             after entry of a confirmation order satisfying the conditions of the Purchase Agreements (and only for so long as such confirmation order is in effect), planning for an Alternate Plan that involves the emergence of the Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of ACC or its affiliates or their respective advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any inter-creditor agreements, provided that such Alternate Plan provides that it can only be confirmed if the Purchase Agreements are terminated in accordance with their terms. Such planning cannot involve any action or omission that could reasonably be expected to materially impair or delay the Sale Transaction.

With respect to clause (2), ACC is required to (x) advise TW NY or Comcast, as applicable, within 24 hours, of the receipt of any Acquisition Proposal (or of any indication that one is being considered) or any request for information or access relating to the Purchased Assets, any Specified Business, ACC or any of its subsidiaries, (y) keep TW NY or Comcast, as applicable, informed of the status and details of any Acquisition Proposal, indication or request (including the identity of the person making, and the terms and conditions of, such Acquisition Proposal, indication or request) and (z) provide to TW NY or Comcast, as applicable, all non-public information concerning ACC’s business provided to the party making such proposal that was not previously provided to TW NY or Comcast, as applicable.

With respect to clauses (3) and (4), ACC and its affiliates (x) are prohibited from making public statements or filings in connection with such Alternate Plan, (y) must notify TW NY or Comcast, as applicable, of their engagement in discussions concerning an Alternate Plan and must keep TW NY or Comcast, as applicable, informed of the status thereof and (z) must use commercially reasonable efforts to enforce the applicable confidentiality obligations.

l.                 Employee Arrangements

Pursuant to the Purchase Agreements, each of TW NY and Comcast is required to make employment offers to each Applicable Employee (as defined in its respective Purchase Agreement) no later than 40 business days prior to the date of the Sale Transaction Closing, except with respect to certain corporate, regional and other employees.  TW NY and Comcast may, in their sole discretion, make employment offers to Company employees to whom they are not required to make offers under the Purchase Agreements, and TW NY and Comcast reserve the right to set the initial terms and conditions of employment for such offers, if any.  To the best of the Debtors’ knowledge, no member of the Debtors’ senior management team, which consists of employees holding positions of Senior Vice President or above, have been offered, or have accepted, employment with either of the Buyers.  Offers to Applicable Employees are further conditioned upon TW NY’s or Comcast’s customary employment conditions relating to criminal background checks, drug tests and, with respect to employees whose jobs require physical labor or driving, a physical exam or driving record review, respectively.  Such offers of employment must be for positions of similar or greater status, authority, duties and aggregate compensation (with certain exclusions) as such employees enjoy with ACC and its affiliates immediately prior to the Sale Transaction Closing, and such offered positions must be within a 50-mile radius from each such employee’s primary place of residence as of the date of the Sale Transaction Closing.  Employees who accept such offers of employment are referred to as “Transferred Employees.”  Offers of employment will be conditioned on the Sale Transaction Closing.  If any employee, other than a Transferred Employee, becomes entitled to any payments or benefits under any severance plan or other arrangement as a result of the Sale Transaction or otherwise, ACC will be liable for such amounts, except to the extent TW NY or Comcast has breached its obligations to make offers on the terms described herein to the Applicable Employees.

Beginning on the date of the Sale Transaction Closing and continuing for a period ending no earlier than the first anniversary thereof, each of TW NY (or TWC) and Comcast is required to maintain a severance plan for the benefit of the applicable Transferred Employees (other than those included in a collective bargaining unit covered by a collective bargaining agreement in effect on the date of the Sale Transaction Closing (“Union Employees”)) that is no less favorable to the Transferred Employees than the Amended and Restated Adelphia Communications Corporation Severance Plan effective September 21, 2004, as amended (the “Severance Plan”) and which includes the same general terms and conditions regarding eligibility for severance pay and benefits as the Severance Plan.  During this period, each of TW NY and Comcast is also required to provide to the applicable Transferred Employees (other than Union Employees), in each entity’s sole discretion, compensation and benefits that are no less favorable in the aggregate (with certain exclusions) than the compensation and benefits provided to each such employee prior to the Sale Transaction Closing or that are substantially comparable in the aggregate (excluding severance) to the compensation and benefits provided to similarly situated employees of TWC or Comcast, as applicable.  Transferred Employees will receive credit for past service with ACC for purposes of eligibility, vesting and other entitlement to benefits and rights under benefit plans of TWC or Comcast, as applicable, in which they become eligible to participate but only to the extent they were credited for such purposes under a corresponding ACC benefit plan prior to the date of the Sale Transaction Closing.  For purposes of any equity plans maintained by TW NY (or TWC) or Comcast, Transferred Employees will be deemed to be newly hired employees.

In general, ACC will retain all of its benefit plans and programs and will retain or accrue for all liabilities in respect of employees (including Transferred Employees) under these plans, except as otherwise provided in the Purchase Agreements.  ACC will generally be responsible for all medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees or their dependents prior to the date of the Sale Transaction Closing and TW NY or Comcast, as applicable, will be responsible for such expenses and benefits incurred after such date.  In addition, ACC will take all actions necessary to fully vest the Transferred Employees in their account balances under ACC’s 401(k) plan effective as of the date of the Sale Transaction Closing, and TW NY or Comcast, as applicable, will take all actions reasonably necessary to enable the Transferred Employees to roll over eligible rollover distributions from ACC’s 401(k) plan and to enable the Transferred Employees to participate in their respective 401(k) plans in accordance with the terms of such plans.

The Purchase Agreements also provide that, with respect to sale bonuses under the Sale Plan, ACC is responsible for the payment of the portion of the sale bonuses that is to be paid on the “First Sale Bonus Payment Date” (as defined in the Sale Plan) and TW NY or Comcast, as applicable, is responsible for the payment of sale bonuses to the Transferred Employees thereafter to the extent accrued by ACC and reflected in the closing net liabilities adjustment.  In addition, ACC has agreed that payments of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan (the “PRP”) will be satisfied in full by ACC on or prior to the date of the Sale Transaction Closing.  Finally, with respect to the Company’s short-term incentive bonus program, ACC will be responsible for paying the Transferred Employees’ annual bonuses for the period from the January 1 immediately prior to the date of the Sale Transaction Closing through such closing date, and TW NY or Comcast, as applicable, will be responsible for paying such annual bonuses for the period from the date of the Sale Transaction Closing through December 31 immediately following such date pro-rated for the partial year.

See Section XIII.C.3.b, titled “Employment Programs,” for a further discussion of employment programs currently maintained by the Company.

2.              Parent Agreement

Pursuant to the Parent Agreement, TWC, among other things, has guaranteed the obligations of TW NY under the TW Purchase Agreement.

3.              Expanded Transaction Letter Agreement

Also effective April 20, 2005, ACC, Comcast and TW NY entered into the Expanded Transaction Letter Agreement.  Under the terms of the TW Purchase Agreement and the Expanded Transaction Letter Agreement, if the Comcast Purchase Agreement is terminated prior to the Sale Transaction Closing as a result of actions by, or the failure to obtain governmental authorizations from, any government antitrust entity or the FCC, the transaction contemplated in the TW Purchase Agreement will be expanded such that TW NY will also purchase from ACC the assets that would have been purchased by Comcast.  In such event, TW NY would be required to pay the $3.5 billion purchase price to have been paid by Comcast, less Comcast’s allocable share of the liabilities (between $549 and $600 million) of the Century-TCI/Parnassos JVs.  This purchase price may be satisfied, at TW NY’s election, in any combination of shares of TWC Class A Common Stock and cash.

Pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, among other things, immediately prior to consummation of the Expanded Transaction, (1) Comcast will cause each of the Comcast Joint Venture Partners to contribute to each of the Century-TCI/Parnassos JVs its portion of the Comcast Discharge Amount, (2) ACC will cause (A) each of the Century-TCI/Parnassos JVs to distribute to the applicable Adelphia Joint Venture Partner its portion of the Comcast Discharge Amount and all assets of the applicable Century-TCI/Parnassos JV and its subsidiaries that are not Purchased Assets (including ESN), and (B) the applicable Adelphia Joint Venture Partner to assume all liabilities of such Century-TCI/Parnassos JV and its subsidiaries, other than the Comcast Assumed Sale Liabilities, and (3) ACC will assign to TW NY its interest under the management contracts related to the Century-TCI/Parnassos JVs.

Additionally, the Comcast Group and the Company will release each Century-TCI/Parnassos JV and its respective subsidiaries, directors, officers, employees, agents and certain other related persons (the “TW NY Released Parties”) from any liability, loss or expense arising out of, related to or derived from (1) any claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature against the TW NY Released Parties with respect to any action or omission by the applicable Century-TCI Parnassos JV or its subsidiaries prior to the closing of the Expanded Transaction and (2) any pre-closing management liabilities.

In the event that the Expanded Transaction is triggered, all representations, warranties, covenants and agreements made by ACC pursuant to the Comcast Purchase Agreement will be deemed, subject to certain exceptions, to have been made to TW NY under the TW Purchase Agreement and all conditions to Comcast’s obligations under the Comcast Purchase Agreement will be deemed, subject to certain exceptions, to be conditions to TW NY’s obligations under the TW Purchase Agreement.

C.            TWC/COMCAST AGREEMENTS

As described in more detail below, at the same time as the parties entered into the Purchase Agreements, the TWC Group and the Comcast Group entered into the TWC/Comcast Agreements, pursuant to which members of the TWC Group and members of the Comcast Group have agreed to (1) transfer to one another certain cable systems, (2) redeem Comcast’s investment in TWC in exchange for a certain entity that holds cable systems and cash, and (3) redeem Comcast’s investment in TWE in exchange for a certain entity that holds cable systems and cash.  The TWC Group and the Comcast Group have also entered into the Failsafe Agreement and the Alternate Failsafe Agreement.  The Sale Transaction Closing is not conditioned on the closing of the TWC/Comcast Transactions, the Failsafe Transaction or the Alternate Failsafe Transaction, and the TWC Group and the Comcast Group may amend the terms of the TWC/Comcast Agreements, the Failsafe Agreement and the Alternate Failsafe Agreement in their discretion at any time (subject to the restrictions set forth in the TW Purchase Agreement on transactions with or for the benefit of any member of the Time Warner Group).  However, unless otherwise stated, certain information contained in this Disclosure Statement, including pro forma consolidated financial information and projections of TWC, assumes the Sale Transaction Closing and the closing of the TWC/Comcast Transactions.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

1.              TWC/Comcast Exchange Agreement

a.              General Description

On April 20, 2005, TWC and certain other members of the TWC Group, including TW NY, and Comcast and certain other members of the Comcast Group entered into the Exchange Agreement pursuant to which the TWC Group will transfer to the Comcast Group certain cable assets comprising approximately 2.48 million basic subscribers in consideration of the transfer by the Comcast Group of certain of the Comcast Group’s cable assets comprising approximately 2.35 million basic subscribers (in each case, as of December 31, 2004 and calculated using the TWC Methodology), in each case subject generally to the liabilities associated with such assets.  The description of the Exchange Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Exchange Agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

b.              Exchanges

As part of the Exchanges, as described below, certain of the Company’s assets purchased by TW NY under the TW Purchase Agreement (including cable systems in West Palm Beach, Florida and suburbs of the District of Columbia) and the cable system operated by Urban LP in Philadelphia, Pennsylvania will be transferred to the Comcast Group, and cable systems owned by the Century-TCI joint venture in the Los Angeles, California area and the Parnassos joint venture in Ohio and Western New York, together with certain Comcast Group cable systems in the Los Angeles, California, Dallas, Texas and Cleveland, Ohio areas, will be transferred to the TWC Group.

Prior to the Exchanges, TW NY will transfer (or cause to be transferred) to certain newly formed subsidiaries certain cable systems that it currently owns and certain of the cable systems that it will acquire from the Company.  Prior to the Exchanges, Comcast will transfer (or cause to be transferred) to certain newly formed subsidiaries certain cable systems that it currently owns and certain of the cable systems that it will acquire from the Company.  Pursuant to the Exchanges, TW NY and Comcast will transfer to one another 100% of the outstanding equity interests of each such subsidiary owned by them prior to the Exchanges.

In order to maintain an exchange of even value, the cable assets to be exchanged by both the Comcast Group and the TWC Group are subject to post-closing cash adjustments based on the growth or decline in the number of subscribers (as determined by subtracting the actual number of individual subscribers at the closing of the Exchanges from the budgeted number of individual subscribers at such closing, but with respect to determining the number of subscribers for cable systems acquired from the Company, taking into account the reduction in the number of those subscribers as of the Sale Transaction Closing) served by, and the net liabilities of, the cable systems being exchanged, except that, with respect to any cable systems acquired from the Company, (i) if the Exchanges occur on the same day as the Sale Transaction Closing, such systems will be disregarded for purposes of the foregoing post-closing cash adjustments but the ultimate transferee of any such system will be entitled to an adjustment equal to any post-closing cash adjustments (subject to adjustment under certain circumstances in respect of certain cable systems currently owned by the Transferred Joint Venture Entities and to be acquired pursuant to the Exchanges by TWC) related to such systems paid pursuant to the Purchase Agreements and (ii) the ultimate transferee of any such system will be entitled to an adjustment equal to any post-closing capital expenditure adjustment (subject to adjustment under certain circumstances in respect of certain cable systems currently owned by the Transferred Joint Venture Entities and to be acquired pursuant to the Exchanges by TWC) related to such systems paid pursuant to the Purchase Agreements.

Liabilities of the cable systems subject to the Exchanges will generally be assumed by the transferee of such system.  Certain specified assets and liabilities of the cable systems subject to the Exchanges will be retained by the owner of such systems immediately prior to the Exchanges.

c.               Employee Matters

As part of the Exchanges, employees of the Comcast Group who, immediately prior to the Exchanges, are employed by a member of the Comcast Group in connection with the Comcast Group cable assets being transferred to the TWC Group, will generally become employees of a member of the TWC Group. Similarly, as part of the Exchanges, employees of the TWC Group who are, immediately prior to the Exchanges, employed by a member of the TWC Group in connection with the TWC Group cable systems being transferred to the Comcast Group, will generally become employees of a member of the Comcast Group.  Each of the TWC Group and the Comcast Group will cause these exchanged employees to be eligible to participate in their respective employee benefit plans and arrangements, in accordance with the terms of such arrangements, after taking into account periods of employment with the other party, and with the Company, as applicable.  Each of the TWC Group and the Comcast Group is required to comply with the covenants made by the other party in the Purchase Agreements regarding employees covered by the Sale Transaction.  For a description of such covenants, see Section VI.B.1, titled “Purchase Agreements.”  In the Exchange Agreement, subject to certain exceptions, each of the TWC Group and the Comcast Group agreed not to solicit or hire employees who become employed by the other party as part of the Exchanges for one year following the closing of the Exchanges.

d.              Representations and Warranties

The Exchange Agreement contains various customary representations and warranties of the parties thereto, including representations concerning the cable systems subject to the Exchange Agreement currently owned by TWC and Comcast as to the absence of certain changes or events, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers.  The Exchange Agreement also contains representations regarding the accuracy of certain of the representations of the Company set forth in the Purchase Agreements for events, circumstances and conditions occurring after the Sale Transaction Closing.

e.               Covenants

The Exchange Agreement provides that, except as otherwise expressly permitted under the Exchange Agreement, during the period from the date of the Exchange Agreement through the consummation of the Exchanges, each of TWC and Comcast will operate the cable systems subject to the Exchange Agreement owned by each of them in the usual, regular and ordinary course, and each of TWC and Comcast will use commercially reasonable efforts to preserve intact the current business organization of their respective cable systems and its relationships with third parties and to keep available the services of the employees of their respective cable systems. The Exchange Agreement also contains other customary covenants with respect to the operation of the cable systems subject to the Exchange Agreement owned by TWC and Comcast prior to the consummation of the Exchanges.  The Exchange Agreement provides that, if the Sale Transaction Closing occurs but the Exchange Agreement is terminated, then the parties will thereafter sell to one another certain limited assets that each of them acquired in the Sale Transaction.  The Exchange Agreement also contains covenants relating to the Purchase Agreements, including (1) that termination of the Purchase Agreement of one party requires the consent of the other party, (2) that TWC and Comcast will perform their respective obligations under the Purchase Agreements, (3) that the ultimate owner of a system will control any consent or waiver by the other party related to such system under the

Purchase Agreements (subject to such other party’s reasonable consent), (4) regarding the sharing of certain indemnification payments under the Purchase Agreements, (5) regarding cooperation with respect to certain claims arising under the Comcast Purchase Agreement, (6) regarding restrictions on amendments of the governance documents of the Century-TCI/Parnassos JVs, (7) regarding minimizing duplicative costs and expenses to be incurred by the parties under the Purchase Agreements, (8) regarding the sharing of certain expenditures under the Purchase Agreements and (9) regarding the sharing or allocation of certain Company assets and liabilities that are shared among cable systems ultimately being acquired by both TWC and Comcast.  The Exchange Agreement also provides that the parties will provide to each other financial statements and related information to permit the parties to satisfy their respective obligations under applicable securities laws.

f.                 Conditions

Pursuant to the Exchange Agreement, each party’s obligation to consummate the Exchanges is subject to the satisfaction or waiver, where permissible, of a number of customary closing conditions, including the following conditions:

•                  the Sale Transaction Closing;

•                  the representations and warranties of the other party regarding valid organization and qualification to do business, corporate authority, third party consents and approvals, absence of conflicts, transactions with affiliates and finder’s fees, certain matters with respect to the subsidiaries being transferred in the Exchanges, and absence of undisclosed agreements regarding the Sale Transaction (such representations, the “Exchange Class 1 Representations”) being true and correct in all material respects, and all other representations and warranties being true and correct (without giving effect to any materiality qualifiers) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Exchange Agreement);

•                  the obligations, agreements and covenants of the other party being performed in all material respects;

•                  no provision of any applicable law or order of any governmental entity of competent jurisdiction being in effect that has the effect of making the Exchanges illegal or otherwise restrains or prohibits the consummation of the Exchanges or requires separation or divestiture by such party of a significant portion of the assets to be acquired by such party in the Exchanges or otherwise materially and adversely affects the cable systems to be acquired by such party in the Exchanges, and the absence of litigation by certain governmental entities seeking such an effect;

•                  expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Exchanges under the HSR Act;

•                  third party consents, including franchise consents, that are required under the Exchange Agreement being obtained; and

•                  delivery by each of Comcast and TWC of certain financial information required under Form 8-K of the Exchange Act.

g.              Closing

The closing of the Exchanges will take place on the last business day of the calendar month in which all conditions set forth in the Exchange Agreement have either been satisfied or waived in writing by the party entitled to the benefit of each such condition, unless such conditions have not been so satisfied or waived by the fifth business day preceding the last business day of such calendar month, in which case the closing of the Exchanges will take place on the last business day of the next calendar month.  In no event will the closing of the Exchanges occur before the Sale Transaction Closing.

h.              Termination and Default

The Exchange Agreement provides that it may be terminated and the Exchanges and the related transactions may be abandoned at any time prior to the closing of the Exchanges:

•                  by either Comcast or TWC, upon written notice to the other, at any time after the date that is six months following the date of the Sale Transaction Closing, or if the Sale Transaction Closing does not occur on the last day of a month, the last business day of the month that is the sixth month after the month in which the Sale Transaction Closing occurs (such date, the “Exchange Outside Closing Date”);

•                  at any time, by the mutual agreement of Comcast and TWC;

•                  by either Comcast or TWC, at any time upon written notice to the other, if the other is in material breach or default of its respective covenants, agreements, representations, or other obligations under the Exchange Agreement or the related ancillary documents and such breach or default (1) has not been cured within 30 days after receipt of written notice or such longer period as may be reasonably required to cure such breach or default or (2) would not reasonably be expected to be cured prior to the Exchange Outside Closing Date;

•                  automatically, following termination of the Purchase Agreements prior to the Sale Transaction Closing; or

•                  by either Comcast or TWC, if any loss or damage occurs to the cable systems to be acquired by the terminating party under the Exchange Agreement if such loss or damage is equal to or greater than $100 million and is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of any such system by the Exchange Outside Closing Date.

i.                 Indemnification

The Exchange Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties, covenants and certain other matters.  Each party’s indemnification obligations with respect to breaches of representations and warranties (other than such party’s Exchange Class 1 Representations and certain other specified representations and warranties) are subject to, (1) with respect to cable systems currently owned by TWC to be acquired by Comcast pursuant to the Exchange Agreement, a $5.7 million threshold and $19.1 million cap, (2) with respect to cable systems currently owned by the Company to be initially acquired by TWC pursuant to the TW Purchase Agreement and then transferred to Comcast pursuant to the Exchange Agreement, a $74.6 million threshold and $746 million cap, (3) with respect to cable systems currently owned by Comcast to be acquired by TWC pursuant to the Exchange Agreement, a $41.5 million threshold and $415 million cap, and (4) with respect to cable systems currently owned by the Company to be initially acquired by Comcast pursuant to the Comcast Purchase Agreement and then transferred to TWC pursuant to the Exchange Agreement, a $34.9 million threshold and $349 million cap.  The representations and warranties of the parties to the Exchange Agreement generally survive the closing of the Exchange Agreement for a period of one year and certain of the representations and warranties survive indefinitely or will survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  The Exchange Agreement contains a guarantee pursuant to which Comcast and TWC unconditionally guarantee the performance under the Exchange Agreement of their respective affiliates who are transferring cable systems thereunder.

2.              TWC Redemption Agreement

a.              General Description

On April 20, 2005, TWC and certain other members of the TWC Group and Comcast and certain other members of the Comcast Group entered into the TWC Redemption Agreement, pursuant to which, among other things, Comcast’s interests in TWC will be redeemed (the “TWC Redemption”).  Currently, TWE Holdings II Trust (“Comcast Trust II”), a trust established for the benefit of Comcast, owns 17.9% of the TWC Class A Common

Stock.  The description of the TWC Redemption Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWC Redemption Agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

b.              Redemption; Tolling

Pursuant to the TWC Redemption Agreement, TWC will redeem all of the TWC Class A Common Stock held by Comcast Trust II in exchange for 100% of the common stock of Cable Holdco II Inc. (“Cable Holdco II”), a subsidiary of TWC.  At the time of the TWC Redemption, Cable Holdco II will hold certain cable systems currently owned directly or indirectly by TWC (“TWC Redemption Systems”) and serving approximately 587,000 basic subscribers (as of December 31, 2004) plus approximately $1.9 billion in cash, subject generally to the liabilities associated with the TWC Redemption Systems.  Certain specified assets and liabilities of the TWC Redemption Systems will be retained by TWC.

Prior to the TWC Redemption, certain cable systems owned by TWE serving approximately 251,000 subscribers, will be distributed from TWE to a subsidiary of TWC in redemption of the portion of the interests indirectly held by TWC in TWE that represents the value of the cable systems being distributed.

Pursuant to the TWC Redemption Agreement, the parties have agreed to modify the Comcast Registration Rights Agreement.  See Section VII.E.2.a, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast – Comcast Registration Rights Agreement.”

The TWC Redemption Agreement contains post-closing cash adjustments based on (1) the relative growth or decline in the number of subscribers served by the TWC Redemption Systems as compared to the relative growth or decline in the number of subscribers served by the other cable systems owned by TWC and (2) the excess, if any, of the net liabilities of the TWC Redemption Systems over an agreed upon threshold amount.

c.               Employee Matters

Following the closing of the TWC Redemption, employees of the TWC Group who, immediately prior to the closing of the TWC Redemption, are employed by a member of the TWC Group in connection with the TWC Redemption Systems will become employees of a member of the Comcast Group.  The TWC Redemption Agreement contains various customary covenants regarding the transfer of the employment of these employees.  For example, the TWC Redemption Agreement provides that these employees will receive past service credit on account of their employment with a member of the TWC Group for purposes of the employee benefits to be provided by a member of the Comcast Group to such employees following the closing of the TWC Redemption. In addition, subject to certain exceptions, the TWC Group agreed not to solicit or hire the employees who commence employment with the Comcast Group in connection with the closing of the TWC Redemption for one year following the closing of the TWC Redemption.

d.              Representations and Warranties

The TWC Redemption Agreement contains various customary representations and warranties of the parties thereto, including representations by TWC as to the absence of certain changes or events concerning the TWC Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers.

e.               Covenants

The TWC Redemption Agreement provides that, except as otherwise expressly permitted under the TWC Redemption Agreement, during the period from the date of the TWC Redemption Agreement through the consummation of the TWC Redemption, TWC will operate the TWC Redemption Systems in the usual, regular and ordinary course, and TWC will use commercially reasonable efforts to preserve intact the current business organization of the TWC Redemption Systems and its relationships with third parties and to keep available the services of the employees of the TWC Redemption Systems.  The TWC Redemption Agreement contains other customary covenants with respect to the operation of the TWC Redemption Systems during the period from the date of the TWC Redemption Agreement through the consummation of the TWC Redemption.  The TWC Redemption Agreement also provides that TWC will provide the Comcast Group with financial statements and related information to permit the Comcast Group to satisfy its obligations under applicable securities laws.

f.                 Conditions

Pursuant to the TWC Redemption Agreement, the parties’ obligations to consummate the TWC Redemption are subject to the satisfaction or waiver, where permissible, of a number of customary closing conditions, including the following conditions:

•                  each of the conditions to the Sale Transaction Closing will have been satisfied or waived, except that, if TW NY is required to effect the Expanded Transaction pursuant to the TW Purchase Agreement, then the foregoing condition will only apply to the conditions to the closing of the transactions contemplated by the TW Purchase Agreement;

•                  all representations and warranties being true and correct in all material respects;

•                  all covenants being performed in all material respects;

•                  no provision of any applicable law or order of any governmental entity of competent jurisdiction will be in effect that has the effect of making the TWC Redemption illegal or otherwise restrains or prohibits the consummation of the TWC Redemption or requires separation or divestiture of a significant portion of the assets to be acquired by the Comcast parties in the TWC Redemption or otherwise materially and adversely affects the TWC Redemption Systems, and the absence of litigation by certain governmental entities seeking such an effect;

•                  expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the TWC Redemption under the HSR Act;

•                  third party consents, including franchise consents and certain specified FCC consents, that are required under the TWC Redemption Agreement being obtained;

•                  delivery by TWC of certain financial information required under Form 8-K of the Exchange Act; and

•                  no material adverse effect existing with respect to the cable systems being retained by TWC.

g.              Closing

The closing of the TWC Redemption will take place on the last business day of the calendar month in which all conditions set forth in the TWC Redemption Agreement have either been satisfied or waived in writing by the party entitled to the benefit of each such condition, unless such conditions have not been so satisfied or waived by the fifth business day preceding the last business day of such calendar month, in which case the closing of the TWC Redemption will take place on the last business day of the next calendar month.

h.              Termination and Default

The TWC Redemption Agreement provides that it may be terminated and the TWC Redemption and the related transactions may be abandoned at any time prior to the closing of the TWC Redemption:

•                  by either MOC Holdco II, Inc., a subsidiary of Comcast (“Comcast Subsidiary”), or TWC, at any time after the later of (1) the six-month anniversary of the Sale Transaction Closing and (2) the Extended Outside Date (the later of (1) and (2), the “Redemption Outside Closing Date”);

•                  at any time, by the mutual agreement of Comcast Subsidiary and TWC;

•                  by either Comcast Subsidiary or TWC, at any time upon written notice to the other, if the other is in material breach or default of its respective covenants, agreements, representations or other obligations under the TWC Redemption Agreement or in its related ancillary documents and such breach or default (1) has not been cured within 30 days after receipt of written notice or such longer period as may be reasonably required to cure such breach or default or (2) would not reasonably be expected to be cured prior to the Redemption Outside Closing Date;

•                  by either Comcast Subsidiary or TWC prior to the closing of the TWC Redemption at any time following termination of either Purchase Agreement in accordance with its terms, except that, if TW NY is required to effect the Expanded Transaction pursuant to the TW Purchase Agreement, then the foregoing will only apply to the termination of the TW Purchase Agreement;

•                  by Comcast Subsidiary on or after November 1, 2006, except that Comcast Subsidiary must have (1) given TWC at least 60 days’ prior written notice of its non-binding good faith intention to so terminate, (2) expressly and irrevocably agreed in writing on or before the 60th day prior to such termination to waive the condition respecting satisfaction or waiver of each of the conditions to the Purchase Agreements and its right for the succeeding 60 days to terminate the TWC Redemption Agreement pursuant to the preceding bullet point and (3) complied in all material respects with its obligations in the TWC Redemption Agreement to consummate the transactions contemplated thereby; or

•                  by Comcast Subsidiary if any loss or damage occurs to the TWC Redemption Systems if such loss or damage is equal to or greater than $100 million and is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a TWC Redemption System by the Redemption Outside Closing Date.

i.                 Indemnification and Release

The TWC Redemption Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations and warranties and covenants and certain other matters, generally subject to, with respect to certain representations and warranties of TWC regarding the TWC Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters, a $20 million threshold and $200 million cap.  The representations and warranties of the parties to the TWC Redemption Agreement generally survive the closing of the TWC Redemption Agreement for a period of one year and certain representations and warranties either will not survive the closing of the TWC Redemption Agreement, will survive indefinitely or will survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  The TWC Redemption Agreement contains a release whereby Comcast and its affiliates will release TWC and its affiliates from any and all liabilities whatsoever (other than liabilities based on claims sounding in fraud), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the closing of the TWC Redemption, whether or not known as of the closing of the TWC Redemption, relating to, arising out of or resulting from Comcast Trust II’s ownership of the TWC Class A Common Stock redeemed at the closing of the TWC Redemption.

j.                 TWC/Comcast Tax Matters Agreement

In connection with the closing of the TWC Redemption Agreement, TWC, Cable Holdco II Inc., Comcast and certain members of the Comcast Group will enter into the Holdco Tax Matters Agreement (the “TWC/Comcast Tax Matters Agreement”).  The TWC/Comcast Tax Matters Agreement allocates responsibility for income taxes of Cable Holdco II and deals with matters relating to the income tax consequences of the TWC Redemption.  This agreement contains representations, warranties and covenants relevant to such income tax treatment.  The TWC/Comcast Tax Matters Agreement also contains indemnification obligations relating to the foregoing.

3.              TWE Redemption Agreement

a.              General Description

On April 20, 2005, TWC and certain other members of the TWC Group and Comcast and certain other members of the Comcast Group entered into the TWE Redemption Agreement, pursuant to which, among other things, Comcast’s interests in TWE will be redeemed (the “TWE Redemption,” and, together with the TWC Redemption, the “Redemption Transactions”).  Currently, TWE Holdings I Trust (“Comcast Trust I”), a trust established for the benefit of Comcast, owns a 4.7% residual equity interest in TWE.  The description of the TWE Redemption Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE Redemption Agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

b.              Redemption

Pursuant to the TWE Redemption Agreement, TWE will redeem all of the TWE residual equity interest held by Comcast Trust I in exchange for 100% of the limited liability company interests of Cable Holdco III LLC (“Cable Holdco III”), a subsidiary of TWE.  At the time of the TWE Redemption, Cable Holdco III will hold certain cable systems currently owned directly or indirectly by TWE (“TWE Redemption Systems”) serving approximately 168,000 basic subscribers (as of December 31, 2004) plus approximately $133 million in cash, subject generally to the liabilities associated with the TWE Redemption Systems.  Certain specified assets and liabilities of the TWE Redemption Systems will be retained by TWE.

Pursuant to the TWE Redemption Agreement, the parties have agreed to modify the Partnership Interest Sale Agreement. See Section VII.E.3.c, titled “Description of Certain Provisions of the TWE Partnership Agreement – Exit Rights and Restrictions on Transfer.”

The TWE Redemption Agreement contains post-closing cash adjustments based on (1) the relative growth or decline in the number of subscribers served by the TWE Redemption Systems as compared to the relative growth or decline in the number of subscribers served by the other cable systems owned by TWE and (2) the excess, if any, of the net liabilities of the TWE Redemption Systems over an agreed upon threshold amount.

c.               Employee Matters

Following the closing of the TWE Redemption, employees of the TWC Group who, immediately prior to the closing of the TWE Redemption, are employed in connection with the TWE Redemption Systems will become employees of a member of the Comcast Group.  The TWE Redemption Agreement contains various customary covenants regarding the transfer of the employment of these employees.  For example, the TWE Redemption Agreement provides that these employees will receive past service credit on account of their employment with a member of the TWC Group for purposes of the employee benefits to be provided by a member of the Comcast Group to such employees following the closing of the TWE Redemption.  In addition, subject to certain exceptions, the TWC Group agreed not to solicit or hire the employees who commence employment with the Comcast Group in connection with the closing of the TWE Redemption for one year following the closing of the TWE Redemption.

d.              Representations and Warranties

The TWE Redemption Agreement contains various customary representations and warranties of the parties thereto, including representations by TWE as to the absence of certain changes or events concerning the TWE Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers.

e.               Covenants

The TWE Redemption Agreement provides that, except as otherwise expressly permitted under the TWE Redemption Agreement, during the period from the date of the TWE Redemption Agreement through the consummation of the TWE Redemption, TWE will operate the TWE Redemption Systems in the usual, regular and ordinary course, and TWE will use commercially reasonable efforts to preserve intact the current business organization of the TWE Redemption Systems and its relationships with third parties and to keep available the services of the employees of the TWE Redemption Systems.  The TWE Redemption Agreement also contains other customary covenants with respect to the operation of the TWE Redemption Systems during the period from the date of the TWE Redemption Agreement through the consummation of the TWE Redemption.  The TWE Redemption Agreement also provides that TWE will provide the Comcast Group with financial statements and related information to permit the Comcast Group to satisfy its obligations under applicable securities laws.

f.                 Conditions

Pursuant to the TWE Redemption Agreement, the parties’ obligations to consummate the TWE Redemption are subject to the satisfaction or waiver, where permissible, of a number of customary closing conditions, including the following conditions:

•                  each of the conditions to the Sale Transaction Closing will have been satisfied or waived, except that, if TW NY is required to effect the Expanded Transaction pursuant to the TW Purchase Agreement, then the foregoing condition will only apply to the conditions to the closing of the transactions contemplated by the TW Purchase Agreement;

•                  all representations and warranties being true and correct in all material respects;

•                  all covenants being performed in all material respects;

•                  no provision of any applicable law or order of any governmental entity of competent jurisdiction will be in effect that has the effect of making the TWE Redemption illegal or otherwise restrains or prohibits consummation of the TWE Redemption or requires separation or divestiture of a significant portion of the assets to be acquired by the Comcast parties in the TWE Redemption or otherwise materially and adversely affects the TWE Redemption Systems, and the absence of litigation by certain governmental entities seeking such an effect;

•                  expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the TWE Redemption under the HSR Act;

•                  third party consents, including franchise consents and certain specified FCC consents, that are required under the TWE Redemption Agreement being obtained;

•                  delivery by TWE of certain financial information required under Form 8-K of the Exchange Act; and

•                  no material adverse effect existing with respect to the cable systems being retained by TWE.

g.              Closing

The closing of the TWE Redemption will take place on the last business day of the calendar month in which all conditions set forth in the TWE Redemption Agreement have either been satisfied or waived in writing by the party entitled to the benefit of each such condition, unless such conditions have not been so satisfied or waived by the fifth business day preceding the last business day of such calendar month, in which case the closing of the TWE Redemption will take place on the last business day of the next calendar month.  In no event will the closing of the TWE Redemption occur earlier than July 1, 2005.

h.              Termination and Default

The TWE Redemption Agreement provides that it may be terminated and the TWE Redemption and the related transactions may be abandoned at any time prior to the closing of the TWE Redemption:

•                  by either MOC Holdco I, LLC, a subsidiary of Comcast (“Comcast Subsidiary I”), or TWE, at any time after the Redemption Outside Closing Date;

•                  at any time, by the mutual agreement of Comcast Subsidiary I and TWE;

•                  by either Comcast Subsidiary I or TWE, at any time upon written notice to the other, if the other is in material breach or default of its respective covenants, agreements, representations or other obligations under the TWE Redemption Agreement or in its related ancillary documents and such breach or default (1) has not been cured within 30 days after receipt of written notice or such longer period as may be reasonably required to cure such breach or default or (2) would not reasonably be expected to be cured prior to the Redemption Outside Closing Date;

•                  by either Comcast Subsidiary I or TWE prior to the closing of the TWE Redemption at any time following termination of either Purchase Agreement in accordance with its terms, except that, if TW NY is required to effect the Expanded Transaction pursuant to the TW Purchase Agreement, then the foregoing will only apply to the termination of the TW Purchase Agreement;

•                  by Comcast Subsidiary I on or after the earlier of June 1, 2007 and the date that is nine months following delivery of a notice by Comcast Subsidiary I of its intent to terminate the TWE Redemption Agreement in connection with its right to terminate the TWE Redemption Agreement pursuant to either the first bullet point above or the bullet point immediately above, except that Comcast Subsidiary I must have (1) given TWE at least 60 days prior written notice of its non-binding good faith intention to so terminate under the events described in this bullet point, (2) delivered a notice pursuant to the Partnership Interest Sale Agreement notifying Time Warner and TWC that it intends to sell its interest in TWE on or before the 120th day prior to such termination and (3) complied in all material respects with its obligations in the TWE Redemption Agreement to consummate the TWE Redemption; or

•                  by Comcast Subsidiary I if any loss or damage occurs to the TWE Redemption Systems that is equal to or greater than $50 million and is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the TWE Redemption Systems by the Redemption Outside Closing Date.

i.                 Indemnification and Release

The TWE Redemption Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations and warranties and covenants and certain other matters, generally subject to, with respect to certain representations and warranties of TWE regarding the TWE Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters, a $6 million threshold and $60 million cap.  The representations and warranties of the parties to the TWE Redemption Agreement will survive the closing of the TWE Redemption Agreement for a period of one year and certain representations and warranties will survive indefinitely or will survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  The TWE Redemption Agreement contains a release whereby Comcast and its affiliates are releasing TWE and its affiliates from any and all liabilities whatsoever (other than liabilities based on claims sounding in fraud), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the closing of the TWE Redemption, whether or not known as of the closing of the TWE Redemption, related to, arising out of or resulting from Comcast Trust I’s ownership of the TWE partnership interest redeemed at the closing of the TWE Redemption.

4.              Failsafe/Alternate Failsafe Transaction

In the event that both the TWE Redemption Agreement and TWC Redemption Agreement are terminated prior to completion of the Redemption Transactions, TWC will redeem a portion of the TWC Class A Common Stock held by Comcast Trust II pursuant to the Tolling and Optional Redemption Agreement, dated September 24, 2004, as amended (the “Failsafe Agreement”), entered into by TWC and certain other members of the TWC Group and Comcast and certain other members of the Comcast Group.  Pursuant to the Failsafe Agreement, TWC will redeem 23.8% of the TWC Class A Common Stock held by Comcast Trust II in exchange for 100% of the common stock of Cable Holdco Inc. (“Cable Holdco”), a subsidiary of TWC (the “Failsafe Transaction”).  At the time of the Failsafe Transaction, Cable Holdco would hold certain cable systems currently owned directly or indirectly by TWC (“TWC Failsafe Systems”) and serving approximately 148,000 basic subscribers (as of December 31, 2004), plus approximately $422 million in cash, subject generally to the liabilities associated with the TWC Failsafe Systems.

In the event that the TWC Redemption Agreement is terminated prior to completion of the TWC Redemption, but the TWE Redemption Agreement is not terminated, the parties intend to consummate a redemption similar to that contemplated under the Failsafe Agreement.  Pursuant to the Alternate Tolling and Optional Redemption Agreement, dated May 31, 2005 (the “Alternate Failsafe Agreement”), entered into by TWC and certain other members of the TWC Group and Comcast and certain other members of the Comcast Group, TWC has agreed to redeem 23.8% of the TWC Class A Common Stock held by Comcast Trust II in exchange for 100% of the common stock of Cable Holdco (the “Alternate Failsafe Transaction”).  At the time of the Alternate Failsafe Transaction, Cable Holdco will own certain cable systems currently owned directly or indirectly by TWC (“TWC Alternate Failsafe Systems”) and serving approximately 148,000 basic subscribers (as of December 31, 2004), plus approximately $422 million in cash, subject generally to the liabilities associated with the TWC Alternate Failsafe Systems.

Each of the Failsafe Agreement and the Alternate Failsafe Agreement contains representations and warranties, covenants, conditions to closing, termination rights and rights to indemnification (including separate tax matters agreements) substantially consistent with those set forth in the TWC Redemption Agreement.  Consummation of either the Failsafe Transaction or the Alternate Failsafe Transaction is further conditioned upon termination of the applicable Redemption Agreement(s).  In no event will both the Failsafe Transaction and Alternate Failsafe Transaction occur.

D.            REGULATORY APPROVALS

The closings of the Sale Transaction and the TWC/Comcast Transactions are conditioned on the receipt of various regulatory approvals.  All regulatory approvals necessary to complete the Sale Transaction and the TWC/Comcast Transactions may not be received or the granting of these approvals may involve the imposition of conditions on the completion of, or require changes to the terms of, the Sale Transaction and the TWC/Comcast Transactions.  Any such conditions or changes could result in the conditions to the Sale Transaction or the TWC/Comcast Transactions not being satisfied.  However, because the Sale Transaction Closing is not conditioned on the closing of the TWC/Comcast Transactions, the Sale Transaction may close even if the TWC/Comcast Transactions do not receive the necessary regulatory approvals.

1.              Antitrust Considerations

The Sale Transaction and the TWC/Comcast Transactions are subject to the requirements of the HSR Act, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the DoJ and the FTC and specified waiting periods are terminated or expire.  The required information and materials have been filed with the DoJ and the FTC to notify them of the Sale Transaction and the TWC/Comcast Transactions.  The FTC has been designated as the agency to review the Sale Transaction and the TWC/Comcast Transactions to evaluate whether such transactions are consistent with the antitrust laws.  The FTC is reviewing the information and materials filed with these report forms as well as additional information and documentary materials the FTC requested that ACC, Comcast or Time Warner provide.  On June 20, 2005, ACC, Comcast and Time Warner each received a Second Request from the FTC.  The effect of these Second Requests is to extend the waiting period imposed by the HSR Act until 30 days (or, in some cases, 10 days) after ACC, Comcast and Time Warner have substantially complied with such Second Requests.  On October 3, 2005, Comcast certified substantial compliance with the FTC’s request for additional information and documentary material.  On October 7, 2005, ACC certified substantial compliance with the FTC’s request for additional information and documentary material.  On November 2, 2005, Time Warner certified substantial compliance with the FTC’s request for additional information and documentary material.  ACC, Comcast and Time Warner are cooperating with representatives of the FTC as they conduct their review.  The Antitrust Division of the DoJ or the

FTC may challenge any of the Sale Transaction or the TWC/Comcast Transactions on antitrust grounds, either before or after expiration of the waiting period.  Accordingly, at any time before or after the completion of any of the Sale Transaction and the TWC/Comcast Transactions, either the Antitrust Division of the DoJ or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin any of the Sale Transaction and the TWC/Comcast Transactions.  Additionally, at any time before or after the completion of any of the Sale Transaction and the TWC/Comcast Transactions, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to any of the Sale Transaction or the TWC/Comcast Transactions will not be made or that, if a challenge is made, that ACC, TWC and Comcast will prevail.

2.              Federal Communications Commission

Pursuant to the Communications Act, the transfer of control of licenses issued by the FCC typically requires prior FCC approval.  On May 18, 2005, ACC, Comcast and TWC applied to the FCC for the necessary approvals in connection with the Sale Transaction and the TWC/Comcast Transactions.  Various comments and oppositions to such applications were filed with the FCC in July and August 2005, and the Company, TWC and Comcast filed a reply thereto on August 5, 2005.  There can be no assurance that the FCC will grant the necessary approvals or do so without conditions.  For example, the FCC has been considering for the last several years whether to impose a limit on the percentage of multichannel video subscribers that any single cable provider can serve nationwide.  A federal appellate court struck down the previous 30% limit in 2001 and remanded the issue to the FCC for further review.  The FCC initiated a rulemaking in 2001 to consider adopting a new horizontal ownership limit and is now conducting a follow-on proceeding to consider the issue anew.  The Debtors cannot predict when the FCC will complete the rulemaking, what, if any, ownership limit will be adopted, and how such a limit would affect the FCC’s review of the Sale Transaction and the TWC/Comcast Transactions.

3.              State and Local Governmental Authorities

Each of the Company, Comcast and TWC holds cable television franchises around the country for their respective cable television operations.  A substantial number of these cable franchise agreements held by the Company and certain of those held by TWC and Comcast, including certain of those that are subject to one or more of the TWC/Comcast Agreements, include provisions requiring local governmental approval in connection with a transfer or change of control or ownership under the terms of such franchise agreements.  The Company, TWC and Comcast are seeking the consents of LFAs in connection with the Sale Transaction and the TWC/Comcast Transactions, as applicable, through the submission of FCC Form 394s, where applicable.  Notwithstanding the submission of any such FCC Form 394s, the Company, TWC and Comcast reserve their rights to seek the application of section 365 of the Bankruptcy Code, including a provision which may serve to override consent provisions which may be contained in certain franchise agreements, to the transfer of the Company’s franchise agreements or otherwise to assert that LFA consent is not required under the terms of a particular franchise agreement.

Notwithstanding the foregoing, the Company acknowledges that the application of section 365 of the Bankruptcy Code is limited to agreements to which one or more of the Debtors is a party.  Accordingly, to the extent LFA consent is required in connection with the TWC/Comcast Transactions, such requirement shall not be preempted by section 365 of the Bankruptcy Code.

ACC cannot assure you that the Bankruptcy Court will approve the transfer of each franchise agreement, executory contract, pole attachment agreement, or other agreement absent the consent of a LFA or counter-party.  To the extent that a LFA or other counter-party timely objects to the retention, assumption and/or assignment of its agreement, the Bankruptcy Court may determine that such party’s consent is required pursuant to section 365(c) of the Bankruptcy Code or other applicable law.

VII.  DESCRIPTION OF TWC

A.            DESCRIPTION OF THE BUSINESS OF TWC

TWC is the second largest operator of cable systems in the U.S. in terms of basic subscribers served.  As of December 31, 2004, TWC managed cable systems serving nearly 10.9 million basic cable subscribers, of which approximately 9.3 million were in cable systems owned by consolidated entities.  See Section VII.E.5, titled “Other Cable Joint Ventures,” for a description of unconsolidated joint ventures that own cable systems managed by TWC.

TWC is an industry leader in developing and rolling-out innovative new products and services, including on demand services, high-definition television, set-top boxes with integrated DVRs and IP-based telephony.  TWC is increasingly focused on marketing convenient, easy-to-understand bundles of these and other products and services to consumers.  TWC believes that it can attract and retain customers by providing these multiple-product bundles and supporting them with quality customer care.

On a pro forma basis as of December 31, 2004, after giving effect to the Sale Transaction and the TWC/Comcast Transactions, TWC would have managed cable systems serving approximately 14.4 million basic cable subscribers, of which approximately 12.9 million would have been in cable systems owned by consolidated entities.  Following the Sale Transaction and the TWC/Comcast Transactions, TWC will have major system clusters in the country’s two largest designated market areas, New York City and Los Angeles, and will be the largest cable system operator in Texas, Ohio and the Carolinas.  The combination of the complementary existing TWC systems and the Acquired Systems will allow for larger, more efficient system clusters, which should result in economies of scale and a lower cost structure than TWC or the Company could achieve separately.  Furthermore, following the Sale Transaction and the TWC/Comcast Transactions, TWC will have a larger platform from which it can market, sell and roll out advanced services to customers more quickly.

1.              TWC Operating Plan

TWC intends to follow its current operating plan as the Acquired Systems are integrated with TWC’s existing systems.  TWC’s operating plan includes the following key components:

•                       New Products and Services.  TWC is a leader in developing and rolling out new products and services.  Although substantial improvements have been made, the Adelphia Acquired Systems generally have not been updated as quickly or extensively as TWC’s existing systems in terms of advanced services penetration, such as high-speed data services (previously referred to herein as HSI, “HSD”), VOD, DVR and Digital Phone, all of which contribute to increased revenue and reduced customer churn.  TWC intends to upgrade the plant and infrastructure of nearly all of the Acquired Systems to TWC’s technical standards (see “Capital Investment” below), which will increase availability of advanced services for customers in these systems.  In addition, it is anticipated that TWC will continue to introduce and aggressively market innovative new products and services.  TWC believes that such new products and services, along with improved marketing and customer service will help to increase subscriber loyalty and contribute to revenue and OIBDA growth (where “OIBDA” means operating income (loss) before depreciation and amortization, excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales).

•                       Bundled service packages.  TWC believes that offering service bundles – multiple services and features for a single price that reflects a discount against the aggregate à la carte prices – promotes subscriber loyalty and retention and provides additional opportunities to generate incremental revenue from new or enhanced services.  With the roll-out of Digital Phone service in all of its existing operating divisions, TWC offers customers in most of its operating areas a “triple play” of video, voice and HSD services, which it believes is a powerful product offering.

•                       Clustering efficiencies.  The size of TWC’s system clusters not only allows it to efficiently roll out and market new products, services and technologies but also improves its ability to target advertisers and strengthen subscriber relationships.  TWC’s clustered cable systems reduce the amount of capital and time required to deploy new products and services on a per home basis, enabling it to increase revenue and cash flow through the roll-out of new offerings more cost-effectively.

•                       Cost Savings.  It is contemplated that TWC will consolidate various corporate support functions which will reduce ongoing overhead costs.  In addition, following the Sale Transaction, the Adelphia Acquired Systems will be eligible to purchase programming under TWC’s existing programming contracts, which TWC believes generally have more advantageous terms than ACC’s current programming contracts.  TWC will explore additional ways to increase operating efficiency, for example by utilizing its HSD backbone for all of the Acquired Systems.  Many of these operating efficiencies arise since the vast majority of the Acquired Systems fit into TWC’s existing footprint, allowing TWC to utilize its existing overhead and infrastructure in operating these systems.

•                       Capital Investment.  TWC believes that capital investment is critical to its ability to compete effectively.  Accordingly, TWC has allocated approximately $650 million to upgrade the plant and infrastructure of the Acquired Systems to TWC’s technical standards, including the upgrade of Adelphia Acquired Systems that are not yet upgraded to 750 MHz, replacement of cable plant and splitting of nodes.  TWC expects that once these one-time upgrades are complete, on-going capital needs will be similar to those of the existing TWC systems.

The cable industry is intensely and increasingly competitive, and there can be no assurance that the operating plan described above will be successfully implemented.  See Section XI.C.1, titled “Risks Related to Competition.”

2.              Systems Operations

TWC offers three product lines: video programming, HSD and its newest service, Digital Phone.  As of December 31, 2004, cable systems owned or managed by TWC passed approximately 19 million homes, provided basic video service to nearly 10.9 million subscribers, over 4.8 million of which also subscribe to digital video service, and provided HSD services to 4.1 million residential subscribers and commercial accounts.  During 2004, TWC launched Digital Phone service in all of its existing operating divisions.

On a pro forma basis as of December 31, 2004, after giving effect to the Sale Transaction and the TWC/Comcast Transactions, cable systems owned or managed by TWC would have passed approximately 27 million homes, provided basic video service to approximately 14.4 million subscribers, over 6.2 million of which would also have subscribed to digital video service, and provided HSD services to nearly 5 million residential subscribers and commercial accounts.

TWC currently operates large, clustered and technologically upgraded cable systems in 27 states.  As of December 31, 2004, over 75% of its subscribers were in clusters serving more than 300,000 subscribers, and nearly all of its cable systems were capable of carrying two-way broadband services and had been upgraded to 750 MHz or higher.  Approximately 89% of TWC’s existing subscribers are located in eight states.

On a pro forma basis as of December 31, 2004, after giving effect to the Sale Transaction and the TWC/Comcast Transactions, over 85% of TWC’s subscribers would have been in five geographic clusters, each serving between 1.9 and 3.1 million subscribers; nearly all of its cable systems would have been capable of carrying two-way broadband services and approximately 94% would have been upgraded to 750 MHz or higher.  Approximately 95% of TWC’s subscribers would have been located in nine states.

a.              Video Services

The following table presents some statistical data regarding TWC’s video services, including within systems owned by unconsolidated joint ventures:

	As of December 31,
	2004 Historic TWC	2004 Pro Forma TWC(1)
	(in thousands, except percentages and per subscriber data)
Homes passed(2)	19,193	26,639
Basic subscribers(3)	10,884	14,397
Basic penetration(4)	56.7%	54.0%
Digital subscribers	4,806	6,245
Digital penetration(5)	44.2%	43.4%

(1)               Figures provided in this column relate to TWC on a pro forma basis, after giving effect to the Sale Transaction and the TWC/Comcast Transactions.

(2)               Homes passed is the approximate number of serviceable living units, such as single family homes, apartments and condominium units, passed by TWC consolidated and unconsolidated cable systems.

(3)               Basic subscribers includes all of TWC’s consolidated and unconsolidated video subscribers.  As stated in the “Introductory Note” above, TWC, Comcast and ACC use somewhat different methodologies to report subscriber counts, principally in connection with multiple-dwelling units.  In this table, basic subscriber information is presented using the TWC Methodology across all cable systems.

(4)               Basic penetration represents basic subscribers as a percentage of homes passed.

(5)               Digital penetration represents consolidated and unconsolidated digital subscribers as a percentage of consolidated and unconsolidated basic subscribers.

The business of providing multi-channel video services is relatively mature and highly competitive.  TWC has maintained a relatively flat number of basic video subscribers in recent years.  The Company has suffered more significant basic video subscriber declines as a result of such competition in recent years.  TWC plans, over time, to attempt to counter the rate of decline in basic video subscribers in the Adelphia Acquired Systems by aggressively meeting competition from satellite providers and others with innovative, advanced bundled product offerings, modifications to its channel lineups, smart marketing and quality customer service.

TWC’s video subscribers are typically charged monthly subscription fees based on the level of service selected and, in some cases, equipment usage fees.  Movies on demand, pay per view movies and special events are generally charged on a per use basis.

TWC offers subscribers different packages of video services, including basic, standard and digital packages, for a flat monthly fee.  Basic and standard service together provide, on average, approximately 80 channels, including local broadcast signals.  Subscribers to digital video service receive all the channels included in the basic and standard tiers plus up to 60 additional digital cable networks and up to 45 CD-quality audio music services.  Digital subscribers also have access to “mini tiers” of specialized and niche programming (e.g., sports tiers, Spanish language tiers).  As of December 31, 2004, approximately 44% of TWC’s existing basic video subscribers also purchased digital services.  After giving effect to the Sale Transaction and the TWC/Comcast Transactions, on a pro forma basis as of December 31, 2004, approximately 43% of TWC’s basic video subscribers would have also purchased digital services.

Regardless of service level, subscribers may purchase premium channels for an additional monthly fee, with discounts generally available for the purchase of packages of more than one premium service.  Increasingly, a digital set-top box or comparable device, such as a CableCARD™, is required in order to receive these services.  Premium subscribers utilizing such a device typically receive multiplex versions of these premium services and digital set-top box users may receive subscription video on demand access to programming from such services as part of their monthly package or for a separate monthly fee.  The digital set-top boxes that these subscribers receive also provide interactive program guides and access to other on demand offerings.

The rates TWC can charge for its basic tier, as well as for equipment rentals and installation services, are generally subject to regulation under federal law.  See Section VII.F, titled “Regulatory Matters.”

On Demand Services and Pay Per View

On demand content is currently offered to customers with digital set-top boxes in all of TWC’s existing  divisions.  TWC intends to expand the deployment of on demand services in the Acquired Systems as well.  TWC’s on demand services enable subscribers to instantaneously view programming stored on servers at the system’s headend, and to utilize functions such as pause, rewind and fast forward while watching this programming.  Free on demand content provides subscribers with access to selected programming from a variety of sources, both local and national, with no incremental charges.  Subscribers are charged for movies on demand on a per use basis.  Subscription video on demand provides digital customers with the ability to view an array of content associated with a particular content provider for a separate monthly fee or as part of their monthly fee for the relevant service.  Subscription video on demand is currently offered in connection with premium channels.

Traditional pay per view, with fixed start times and no pause or rewind functionality, has been largely eclipsed by the availability of video on demand in most TWC divisions.  However, in some areas, subscribers with older, analog set-top boxes can still order pay per view programming.

Digital Video Recorders (DVRs)

TWC offers set-top boxes with integrated DVRs in all of its existing divisions.  DVR users can record programming on a hard drive built into the set-top box through the interactive program guide and view the recorded programming using functions such as pause, rewind and fast-forward.  DVR users can also record one show while watching another or record two shows simultaneously.  DVR users have the ability to pause “live” television.  During 2004, TWC introduced HDTV-capable DVRs.  Following the Sale Transaction Closing and the closing of the TWC/Comcast Transactions, as applicable, TWC intends to expand the deployment of DVRs in the Acquired Systems as well.

High Definition Television (HDTV)

TWC carries HDTV offerings of HBO, Showtime, ESPN, Discovery, HDNet and iN DEMAND, as well as high-definition sports programming from Fox’s Regional Sports Networks and NBA-TV, and TWC expects to carry HDTV offerings in the Acquired Systems as well.  TWC also carries the high definition television signals and other digital signals broadcast by numerous local television stations, including all stations owned and operated by the ABC, CBS, NBC and Fox networks and nearly all public television stations in TWC’s operating areas.

Programming Rights

TWC generally obtains the right to carry video programming services through negotiation of affiliation agreements with programmers.  Video programming rights represent a major cost component for TWC.  Most programming services impose a monthly license fee per subscriber upon the cable operator and these fees typically increase over time.  TWC’s programming costs continue to rise, especially for sports programming.  TWC obtains the right to carry local broadcast television stations either through the stations’ exercise of their so-called “must carry” rights, or through negotiated retransmission consent agreements.  See Section VII.F.4.b, titled “Communications Act and FCC Regulation – Carriage of Broadcast Television Stations and Other Programming Regulation.”  TWC’s existing programming and retransmission consent agreements expire at various times.  TWC cannot ensure that it will be able to renew any or all of its existing agreements upon expiration or obtain the rights to any other programming services or broadcast television stations on reasonable terms.  It is not known whether the loss of any one popular programming supplier would have a material adverse effect on TWC’s operations.

Following the Sale Transaction Closing and the closing of the TWC/Comcast Transactions, as applicable, TWC will obtain programming for the Acquired Systems under TWC’s existing programming agreements.

b.              High-Speed Data Services

All TWC systems offer residential and commercial HSD services.  The following table presents some statistical data regarding TWC’s HSD services, including within systems owned by unconsolidated joint ventures:

	As of December 31,
	2004 Historic TWC	2004 Pro Forma TWC(1)
	(in thousands, except percentages)
Residential HSD subscribers	3,913	4,810
Residential HSD subscribers as a percentage of eligible homes passed(2)	20.5%	18.3%

(1)               Figures provided in this column relate to TWC on a pro forma basis, after giving effect to the Sale Transaction and the TWC/Comcast Transactions.

(2)               HSD eligible homes passed are homes in areas that can be serviced by TWC’s residential HSD services.

As of December 31, 2004, TWC had over 3.9 million residential HSD subscribers.  On a pro forma basis as of December 31, 2004, after giving effect to the Sale Transaction and the TWC/Comcast Transactions, TWC would have had 4.8 million residential HSD subscribers.  In addition, as of December 31, 2004, TWC had approximately 173,000 commercial accounts.  Following consummation of the Sale Transaction and the TWC/Comcast Transactions, TWC intends to expand its offering of commercial HSD accounts in the Acquired Systems.  Subscribers pay a monthly fee for HSD service based upon the level of service received.  Generally, each TWC division offers multiple levels of service, each with different maximum upstream and downstream data transfer rates.  Due to their nature, commercial and bulk subscribers are charged at different rates than residential subscribers.

TWC’s provision of ISP services is subject to compliance with the terms of the FTC’s consent decree and the FCC’s order in connection with the regulatory clearance of the merger between America Online, Inc. (“AOL”) and Historic TW Inc. (formerly known as Time Warner Inc., “Historic TW”).  See Sections VII.F.1 and VII.F.2, titled “Regulatory Matters–AOL FTC Consent Decree” and “—AOL FCC Memorandum Opinion and Order,” respectively.

c.               Digital Phone Services

By the end of 2004, TWC’s voice service, Digital Phone, had been launched in all of TWC’s existing divisions and was available to more than two-thirds of TWC’s homes passed.  Digital Phone customers receive unlimited local, in-state and U.S. and Canada long distance calling, as well as a number of calling features, including call waiting and caller ID, as well as enhanced 911 services, for a fixed monthly fee.  In the future, TWC intends to offer additional calling plans, including one that will provide unlimited local calling with separate long distance charges.  Digital Phone subscribers can make and receive telephone calls using virtually any commercially available telephone handset, including a cordless phone.  Subscribers switching to Digital Phone can keep their existing telephone numbers and retain their directory listings.  Digital Phone enables TWC to offer its customers a combined, easy-to-use package of video, HSD and voice services and to compete effectively against similar bundled products offered by competitors.

As of September 30, 2005, TWC provided service to over 850,000 Digital Phone subscribers.  Following the Sale Transaction Closing and the closing of the TWC/Comcast Transactions, TWC expects to roll out Digital Phone services in the Acquired Systems.  For a description of the Company’s current VoIP plans, see Section III.B.4., titled “Services—Voice-over Internet Protocol Services.”

Digital Phone is delivered over the same system facilities TWC uses to provide video and HSD services.  TWC provides customers with a voice-enabled cable modem that digitizes voice signals and routes them as data packets, using Internet protocol technology, over TWC’s system facilities.  “Softswitch” devices, located at TWC’s eight regional data centers, control the signaling and routing of the data packets as appropriate based on the call’s destination.  Calls destined for end users outside of TWC’s network are routed by the softswitch to a media gateway device that converts the Internet protocol data packets into traditional analog voice signals for use in a circuit-switched, or time division multiplexing (“TDM”), network.  Such calls are then routed to a traditional public telephone switch, operated by one of TWC’s two principal wholesale service providers, MCI and Sprint, and then to their final destination (e.g., an end-user, a 911 dispatcher or an operator).  Calls placed by users outside of TWC’s network and intended for TWC Digital Phone subscribers follow a reverse route.  In connection with the introduction of Digital Phone service, TWC installed softswitch devices in each of its regional data centers and media gateway devices in each of its divisions.

TWC has multi-year agreements with MCI and Sprint pursuant to which these companies assist TWC in providing Digital Phone service to customers by routing voice traffic to the public switched network, delivering enhanced 911 service and assisting in local number portability and long distance traffic carriage.  In May 2005, MCI announced that it had agreed to be acquired by Verizon, a Bell Operating Company that competes with TWC in certain areas.  See Section XI.C.3, titled “Risks Related to Dependence on Third Parties.”

In connection with the TWC/Comcast Transactions, TWC will acquire customers in Comcast Acquired Systems who receive traditional, circuit-switched telephone services.  TWC will continue to provide traditional circuit-switched services, re-branded as TWC-provided services, to those subscribers for some period of time.  At the same time, TWC will market to those customers its Digital Phone product in order to convert the previous Comcast subscribers to the TWC Digital Phone service.  After some period of time, TWC intends to discontinue the circuit-switched offering in accordance with regulatory requirements, at which time the only voice services provided by TWC will be the Digital Phone service provided using Internet protocol technology.  Although TWC will market Digital Phone service to customers of the circuit-switched offering, there can be no assurances that TWC will convert all such circuit-switched customers to the Digital Phone service.  In connection with such discontinuance of circuit-switched offerings, TWC faces the risk that it will lose a significant number of those customers.

d.              Advertising

TWC also generates revenue by selling advertising time to a variety of national, regional and local businesses.

Cable operators generally receive an allocation of scheduled advertising time on cable programming services into which the operator can insert commercials.  The clustering of TWC’s systems expands the share of viewers that TWC reaches within a local designated market area, which helps local advertising sales personnel to compete more effectively with broadcast and other media.  In addition, in many locations, contiguous cable system operators have formed advertising interconnects to deliver locally inserted commercials across wider geographic areas, replicating the reach of broadcast stations as much as possible.

After giving effect to the Sale Transaction and the TWC/Comcast Transactions, TWC will have increased scale in the country’s two largest designated market areas, New York, New York, and Los Angeles, California, which should enhance its advertising sales operations.

e.               Local News Channels

TWC operates 24-hour local news channels in New York City (NY1 News and NY1 Noticias), Albany, New York (Capital News 9), Rochester, New York (R/News), Syracuse, New York (News 10 Now), Charlotte and Raleigh, North Carolina (Carolina News 14) and Austin, Texas (News 8 Austin).

3.              Network Architecture and Sources of Equipment

TWC’s systems employ hybrid fiber coaxial (“HFC”) network architecture, a flexible and extensible architecture pioneered by TWC.  TWC was one of the first cable operators to begin to upgrade its cable systems using this architecture and, TWC believes, the first large multiple system cable operator to complete all planned rebuilds using HFC.  HFC has become the industry standard in cable system architecture.

TWC anticipates that the network architecture of its existing divisions is sufficiently flexible and adaptable to support its current and near-term requirements.  However, in order for TWC to continue to innovate and create new products and services, it anticipates the need for continued management of available spectrum in its systems.  Because TWC’s HFC plant was engineered to accommodate enhancements in a cost-efficient manner, TWC anticipates that any required future spectrum extensions will be relatively inexpensive as compared with the costs originally incurred upgrading to HFC.

TWC anticipates that certain of the cable plant included in the Adelphia Acquired Systems that has not yet been upgraded to 750 MHz will be upgraded to meet TWC technical standards for advanced services; in addition, part of the already upgraded cable plant included in the Acquired Systems will require additional capital to bring it up to TWC standards.  TWC anticipates that upgrading the plant, as well as integrating the upgraded plant included in the Acquired Systems, will require considerable resources.  See Section XI.C, titled “Risk Factors Relating to the Business of TWC.”

4.              Competition

TWC faces intense competition from a variety of alternative information and entertainment delivery sources, principally from direct-to-home satellite video providers and incumbent local telephone companies offering phone and digital subscriber line (“DSL”) services.  Competition with incumbent local telephone companies has intensified as TWC has introduced its Digital Phone service, with a number of incumbent local telephone companies having entered into cross-marketing arrangements with direct-to-home satellite service providers and a number indicating that they intend to begin to offer video services to consumers by installing video-capable fiber lines, sometimes directly to consumer’s homes.  In the future, technological advances will most likely increase the number of alternatives available to TWC’s customers from other providers.

Video Competition.  TWC’s video services face competition from direct broadcast satellite (“DBS”) services, such as the Dish Network and DirecTV, which is controlled by News Corporation, a major TWC programming supplier.  DirecTV and Dish Network offer satellite-delivered pre-packaged programming services that can be received by relatively small and inexpensive receiving dishes.  The video services provided by these satellite providers are comparable, in many respects, to TWC’s analog and digital video services.  DBS subscribers can obtain satellite receivers with integrated DVRs and, in nearly all areas in which TWC operates, DBS subscribers also receive local broadcast signals, which were previously available from DBS only in limited areas.  Both major DBS providers have entered into co-marketing arrangements with incumbent local telephone companies in an effort to provide customers with video, telephone and DSL service from what appears to the customer as a single source.  In addition, a number of incumbent local telephone companies have begun fiber upgrades to their networks to enable the delivery of video services directly to consumer residences.

“Online” Competition.  TWC’s HSD service faces competition from a variety of companies that offer other forms of online services, including DSL service provided by incumbent local telephone companies and dial-up services over ordinary telephone lines.  DSL providers have engaged in aggressive price competition in some of TWC’s operating areas and some DSL providers have entered into co-marketing arrangements with DBS operators in an effort to provide customers with DSL, telephone and video service from what appears to the customer to be a single source.  In some cases, DSL providers have also partnered with Internet providers, such as Yahoo!.  In addition, a number of incumbent local telephone companies have begun fiber upgrades to their networks to enable the delivery of high speed data services in a manner that may provide greater speed and reliability than these companies’ existing DSL offerings.  Monthly prices of dial-up services are typically less expensive than broadband services.  Other developing technologies, such as Internet service via satellite, wireless connections, or over power lines, also compete or are likely to compete with cable and cable modem services.

Digital Phone Competition.  TWC introduced its new Digital Phone service in all of its divisions by the end of 2004.  Digital Phone competes directly with the local and long distance offerings of the incumbent local telephone companies that provide service in these areas, as well as with wireless phone providers and national providers of VoIP products such as Vonage.  This has heightened the competitive environment in which TWC operates.  As noted above, the incumbent local telephone companies, with whom TWC competes for phone customers, also offer online services that compete with TWC’s HSD service.  In addition, a number of incumbent local telephone companies have entered into cross-marketing arrangements with DBS providers and a number have indicated that they intend to begin to offer video services to consumers following the completion of network upgrades.

Overbuilds.  Under the Cable Television Consumer Protection and Competition Act of 1992, franchising authorities are prohibited from unreasonably refusing to award additional franchises.  As a result, from time to time, TWC faces competition from overlapping cable systems operating in its franchise areas, including systems owned by municipalities.  Furthermore, legislation supported by incumbent local telephone companies has been proposed at the federal level and in a number of states that would allow these companies to enter the video distribution business without obtaining local franchise approval and often on substantially more favorable terms than those afforded TWC and other existing cable operators.  Legislation of this kind was recently enacted in Texas.  See Section XI.C.5, titled “Risks Related to Government Regulation.”

Satellite Master Antenna Television (“SMATV”).  Additional competition comes from private cable television systems servicing condominiums, apartment complexes and certain other multiple dwelling units, often on an exclusive basis, with local broadcast signals and many of the same satellite-delivered program services offered by franchised cable systems.  Some SMATV operators now offer voice and HSD services.

Wireless Cable/Multichannel Microwave Distribution Services (“MMDS”).  TWC faces competition from wireless cable operators, including digital wireless operators, who use terrestrial microwave technology to distribute video programming.  Some MMDS operators now offer voice and HSD services.

Consumer Electronics Manufacturers.  To the extent that TWC’s products and services converge with theirs, TWC competes with the manufacturers of consumer electronics products.  For instance, TWC’s DVRs compete with similar devices manufactured by consumer electronics companies.  However, consumer electronics manufacturers have the potential to benefit TWC as well.  For instance, if consumer electronics manufacturers produce devices capable of attaching to TWC’s network and providing authorized customers with access to TWC’s products and services, TWC could reduce the amount it spends on consumer premises equipment such as set-top boxes.  Under a 2002 agreement between the cable and consumer electronics industries (which was codified in part by the FCC the following year), consumer electronics companies are manufacturing digital television sets that, when equipped with a CableCARD™ and connected to a cable system under an authorized account, can access certain “scrambled” programming without the need for a separate set-top box.  Cable operators are required to make the CableCARD™ available to customers with compatible digital televisions sets.  The so-called “plug and play” agreement and related FCC rules address only unidirectional devices (i.e., devices capable of utilizing cable operators’ one way transmission services, and not two-way services, such as interactive program guides and VOD).  As a result, until agreement is reached on standards that will permit operation of two-way services on such devices, the widespread adoption of CableCARD™ devices could have an adverse effect on TWC’s business.  See Section XI.C.3, titled “Risks Related to Dependence on Third Parties.”

Additional Competition.  In addition to multichannel video providers, cable systems compete with all other sources of news, information and entertainment, including over-the-air television broadcast reception, live events, movie theaters, home video products and the Internet.  In general, TWC also faces competition from other media for advertising dollars.

5.              Employees

As of December 31, 2004, TWC had 29,761 full-time and 1,437 part-time employees.  Less than 7% of TWC’s employees are represented by labor unions.  TWC considers its relations with its employees to be good.  The number of TWC employees immediately following the Sale Transaction Closing and the closing of the TWC/Comcast Transactions has not been determined.

6.              Facilities and Properties

TWC’s principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and equipment at or near subscribers’ homes for each of TWC’s cable systems.  The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals.  Headends, consisting of electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices.  TWC’s distribution system consists primarily of coaxial and fiber-optic cables and related electronic equipment.  TWC’s cable plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches.  Customer premise equipment consists principally of set-top boxes and cable modems.  The physical components of cable systems require periodic maintenance.

TWC’s HSD network consists of fiber owned by TWC or circuits leased from affiliated and third party vendors, and related equipment.  TWC also operates regional data centers with equipment that is used to provide services, such as e-mail, news and web services to TWC’s HSD subscribers.  In addition, TWC maintains a network operations center with equipment necessary to monitor and manage the status of its HSD network.

TWC leases and owns locations for its corporate offices in Stamford, CT and Charlotte, NC as well as numerous business offices, warehouses and property housing certain regional data centers used in its HSD services business throughout its operating regions.  TWC’s signal reception sites, primarily antenna towers and headends, and microwave facilities are located on owned and leased parcels of land, and TWC owns or leases space on the towers on which certain of its equipment is located.  TWC owns most of its service vehicles.

TWC believes that its properties, both owned and leased, taken as a whole, are in good operating condition and are suitable and adequate for TWC’s business operations.  The nature of the facilities and properties that TWC will acquire as a result of the Sale Transaction and the TWC/Comcast Transactions will be substantially similar to those used in its existing business.

7.              Legal Proceedings

a.              Securities Matters

On August 3, 2005, Time Warner announced that it has reached an agreement in principle for the settlement of the primary securities class action pending against it.  In connection with reaching such agreement in principle, Time Warner established a reserve of $2.4 billion.  Time Warner also established an additional reserve totaling $600 million in connection with a number of other related litigation matters that remain pending, including shareholder derivative suits, individual securities actions and the three putative class action lawsuits alleging the ERISA violations described immediately below.

As of August 26, 2005, three putative class action lawsuits have been filed alleging violations of ERISA in the U.S. District Court for the Southern District of New York on behalf of current and former participants in the Time Warner Savings Plan, the Time Warner Thrift Plan and/or the TWC Savings Plan (the “Savings Plans”).  Collectively, these lawsuits name as defendants Time Warner, certain current and former directors and officers of Time Warner and members of the Administrative Committees of the Savings Plans.  One of these lawsuits also names TWE as a defendant.  The lawsuits allege that Time Warner and the other defendants breached certain fiduciary duties to plan participants by, inter alia, continuing to offer Time Warner stock as an investment under the Savings Plans, and by failing to disclose, among other things, that Time Warner was experiencing declining advertising revenues and that Time Warner was inappropriately inflating advertising revenues through various transactions.  The complaints seek unspecified damages and unspecified equitable relief.  These ERISA actions have been consolidated with other Time Warner-related shareholder lawsuits and derivative actions under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation in the Southern District of New York.  On July 3, 2003, plaintiffs filed a consolidated amended complaint naming additional defendants, including TWE, certain current and former officers, directors and employees of Time Warner and Fidelity Management Trust Company.  On September 12, 2003, defendants filed a motion to dismiss the consolidated ERISA complaint.  On March 9, 2005, the court granted in part, and denied in part, Time Warner’s motion to dismiss.  The court dismissed two individual defendants and TWE for all purposes, dismissed other individuals with respect to claims plaintiffs had asserted involving the TWC Savings Plan, and dismissed all individuals who were named in a claim asserting that their stock sales had constituted a breach of fiduciary duty to the Savings Plans.  Defendants filed an answer to the consolidated ERISA complaint on May 20, 2005.  TWC intends to defend against these lawsuits vigorously.

b.              SEC and DoJ Investigations

As previously disclosed by Time Warner, the SEC and the DoJ had been conducting investigations into the accounting and disclosure practices of Time Warner.  Those investigations focused on transactions principally involving Time Warner’s AOL segment that were entered into after July 1, 1999, including advertising arrangements, the methods used by the AOL segment to report its subscriber numbers and the accounting related to Time Warner’s interest in AOL Europe (a division of AOL) prior to January 2002.

Time Warner and its subsidiary, AOL, reached a definitive agreement in December 2004 that provided for a deferred prosecution arrangement for a two-year period.  In addition, on March 21, 2005, Time Warner announced that the SEC has approved Time Warner’s proposed settlement, which resolves the SEC’s investigation of Time Warner.

Under the terms of the settlement approved by the SEC, Time Warner agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000.  The settlement also required Time Warner to:

•                     Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•                     Adjust its historical accounting for advertising revenues in certain transactions with Bertelsmann, A.G., that were improperly or prematurely recognized primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were advertising revenues recognized in the second half of 2000 and during 2001;

•                     Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•                     Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant.  The independent examiner will review whether Time Warner’s historical accounting for transactions with 17 counterparties identified by the SEC staff, including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to Time Warner’s Audit and Finance Committee with its conclusions within 180 days of being engaged.  The transactions to be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.  See Section XI.C.6, titled “Risks Related to Litigation.”

Time Warner paid the $300 million penalty in March 2005.  The historical accounting adjustments were reflected in the restatement of Time Warner’s financial results for each of the years ended December 31, 2000 through December 31, 2003 which were included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2004, which Time Warner filed with the SEC on March 11, 2005.

The independent examiner has begun the review, which is expected to be completed at the end of the year.  Depending on the independent examiner’s conclusions, a further restatement might be necessary.  It is also possible that, so long as there are unresolved issues associated with Time Warner’s financial statements, the effectiveness of any registration statement of Time Warner or its affiliates may be delayed.

The three cable transactions that the examiner will review are ones in which TWC entered into cable programming affiliation agreements with cable programming vendors and, at the same time, TWC and other Time Warner subsidiaries secured advertising commitments from such cable programming vendors.  Total advertising revenue recognized by TWC and other Time Warner subsidiaries under these three advertising arrangements was approximately $295 million (approximately $267 million in 2001 and approximately $28 million in 2002).  It is possible that, as a result of the review, the independent examiner could conclude that the historical accounting for these three transactions was not in conformity with GAAP, either in part or in whole.  As noted above, in the event the independent examiner concludes that the historical accounting for these three transactions was not in conformity with GAAP, a restatement may be necessary for these three transactions.  Such a restatement could reduce TWC’s operating income in 2001 and 2002 by up to $250 million for both years in the aggregate.  In addition, such a restatement could result in an increase in TWC’s operating income annually over the remaining term of the relevant cable programming affiliation agreements.  Specifically, TWC’s operating income could increase by up to an estimated $30 million in years 2003 through 2010, up to an estimated $20 million in 2011 and up to an estimated $5 million in each of 2012 and 2013.  In the event that a restatement is necessary, there would be no impact on TWC’s cash flows from operations during any historic or future periods as a result of such restatement.  TWC also would evaluate the implications, if any, for its historical accounting of similar transactions entered into around the same time as the three transactions described above.  In the event that any restatements are necessary, there would be no impact on TWC’s cash flows from operations in respect of 2001 and 2002, and, with respect to subsequent periods, the impact on cash flows from operations would be limited to that resulting from any cash taxes payable on any incremental taxable income recognized during those periods.

The penalties paid by Time Warner pursuant to the DOJ and SEC Settlements have no impact on the consolidated financial statements of TWC.

c.               Other Matters

On September 20, 2005, Digital Packet Licensing, Inc. (“DPL”) filed suit in federal court in the Eastern District of Texas alleging that TWC and a number of other telephone service and network providers infringe a patent relating to Internet protocol telephone operations. TWC has not yet been served with the complaint in this matter. The plaintiff is presently seeking unspecified damages and injunctive relief.  TWC intends to defend against this lawsuit vigorously.  TWC is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On July 14, 2005, Forgent Networks, Inc. (“Forgent”) filed suit in federal court in the Eastern District of Texas alleging that TWC and a number of other cable operators and direct broadcast satellite operators infringe a patent related to DVR technology.  TWC is working closely with its DVR equipment vendors in defense of this matter, certain of whom have filed a declaratory judgment lawsuit against Forgent alleging the patent cited by Forgent to be non-infringed, invalid and unenforceable.  Forgent is seeking unspecified damages and injunctive relief in its suit against TWC.  TWC intends to defend against this lawsuit vigorously.  TWC is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina.  Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995.  Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system.  TWC intends to defend against this lawsuit vigorously.  TWC is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 25, 2005, Acacia Media Technologies (“AMT”) filed suit against TWC in U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT.  AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), pay per view, video on demand and ad insertion services over cable systems infringe its patents.  AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multidistrict litigation order consolidating the actions for pretrial activity in the Northern District of California.  The TWC action may also be consolidated into the multidistrict litigation proceedings.  The plaintiff is presently seeking unspecified monetary damages as well as injunctive relief.  TWC intends to defend against this lawsuit vigorously.  TWC is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 25, 2005, the City of Minneapolis filed suit against TWC and a subsidiary in Hennepin County District Court, alleging that TWC’s Minneapolis division failed to comply with certain provisions of its franchise agreement with the City of Minneapolis.  In particular, the complaint alleges that the division failed to pay franchise fees allegedly owed on the cable modem service, and failed to dedicate 25% of the channel capacity of the cable television network to public use as allegedly required by the franchise agreement.  TWC has removed the case to federal court and filed a motion to dismiss.  The City of Minneapolis has filed a petition to remand the case back to state court and an opposition to the motion to dismiss.  TWC intends to defend against this lawsuit vigorously.  TWC is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On October 7, 2003, Kim Sevier and Eric M. Payne v. Time Warner Inc. and Time Warner Cable Inc., a putative nationwide consumer class action, was filed in the U.S. District Court for the Southern District of New York, and on October 23, 2003, Heidi D. Knight v. Time Warner Inc. and Time Warner Cable Inc., also a putative nationwide consumer class action, was filed in the same court.  In each case, the plaintiffs allege that defendants unlawfully tie the provision of HSD service to leases of cable modem equipment, because they do not provide a discount to customers who provide their own cable modems, in violation of Section 1 of the Sherman Act and the New York Donnelly Act, and, further, that defendants’ conduct resulted in unjust enrichment.  This matter has been settled on terms that are immaterial to TWC.  The district court granted final approval of the settlement on September 17, 2005.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable Inc. filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWC sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the 1984 Cable Act and common law.  The plaintiffs are seeking damages and declaratory and injunctive relief.  On August 6, 1998, TWC filed a motion to dismiss, which was denied on September 7, 1999.  On December 8, 1999, TWC filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief.  On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters.  On May 4, 2004, plaintiffs filed a motion for class certification, which TWC has opposed.  This lawsuit has been settled in principle on terms that are immaterial to TWC, and the proposed settlement has been presented to the court for approval.

As part of the March 31, 2003 restructuring of TWE (the “TWE Restructuring”), Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against TWE’s former non-cable businesses.  Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, TWC’s tax returns are subject to examination by various domestic taxing authorities.  Such examinations may result in future tax and interest assessments on TWC.  In instances where TWC believes that it is probable that it will be assessed, it has accrued a liability.  TWC does not believe that these liabilities are material, individually or in the aggregate, to its financial condition or liquidity.  Similarly, TWC does not expect the final resolution of tax examinations to have a material impact on TWC’s financial results.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters or in related matters against TWC’s affiliates (including those matters described above), and developments or assertions by or against TWC relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on TWC’s business, financial condition and operating results.  See Section XI.C.6, titled “Risks Related to Litigation.”

B.            DESCRIPTION OF CORPORATE STRUCTURE AND CAPITAL STOCK OF TWC

1.              Revised Corporate Structure

The following chart provides a depiction of the corporate structure of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, subject to the TWC Equity Securities Exceptions.  The subscriber numbers presented below are approximate as of December 31, 2004 and based upon TWC’s historical subscriber count methodology.  Certain intermediate entities and certain preferred interests held by TWC or its subsidiaries are not reflected.  Also, the subscribers listed in the chart for the TWE-Advance/Newhouse Partnership (“TWE-A/N”) include only those subscribers served by TWE-A/N systems in which TWC has an economic interest and over which TWC exercises day-to-day supervision.

Notes:

•                  All references to subscriber counts within each entity indicate the number of subscribers attributable to cable systems owned by such entity.

•                  The 16% of the total outstanding equity securities of TWC to be held by the “Former Stakeholders of the Debtors” as indicated in the chart above does not take into account any reduction that may result due to the exclusion of the Coudersport system.

ATC Contribution.  On April 20, 2005, TW NY and American Television and Communications Corporation (“ATC”), a wholly owned subsidiary of Time Warner, which currently owns a 1% residual equity interest and a $2.4 billion preferred interest in TWE, entered into a contribution agreement (the “ATC Contribution Agreement”).  The ATC Contribution Agreement provides that, concurrently with the closing of the TW Adelphia Acquisition, ATC will contribute its interests in TWE to TW NY Cable Holding Inc., an indirect wholly owned subsidiary of TWC (“TW NY Holding”) for a non-voting common stock interest in TW NY Holding (the “ATC Contribution”).  Such non-voting shares will represent approximately 12.4% of the equity securities of TW NY Holding (after giving effect to the Sale Transaction and the TWC/Comcast Transactions).  TW NY Holding will be the direct parent of TW NY.  The non-voting common stock interest will be valued at approximately $2.9 billion, reflecting the value of the $2.4 billion preferred interest in TWE and the 1% residual equity interest in TWE.  The description of the ATC Contribution herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the ATC Contribution Agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

2.              Capital Stock of TWC

The following summary of the terms of TWC’s capital stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and TWC’s restated certificate of incorporation and restated by-laws, as they are proposed to be amended in connection with the Sale Transaction, copies of which have been publicly filed by Time Warner with the SEC and will be contained in a Plan Supplement to be filed with the Bankruptcy Court prior to the Confirmation Hearing and which are hereby incorporated herein by reference.  References in this section of this Disclosure Statement to TWC’s restated certificate of incorporation and restated by-laws are references to such documents as they are proposed to be amended in connection with the Sale Transaction.

a.              Common Stock

Common stock authorized and outstanding.  Upon the Sale Transaction Closing, TWC will be authorized to issue up to 20 billion shares of TWC Class A Common Stock and 5 billion shares of the Class B Common Stock, par value $0.01 per share, of TWC (the “TWC Class B Common Stock”).  Time Warner currently indirectly holds approximately 81% of the outstanding TWC Class A Common Stock and all outstanding shares of TWC Class B Common Stock.  Upon the closing of the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions, Time Warner will indirectly hold approximately 84% of TWC’s outstanding common stock, including 83% of the outstanding TWC Class A Common Stock and all outstanding shares of TWC Class B Common Stock.  Such percentages do not take into account any adjustment that may result due to the exclusion of the Coudersport system.

Voting.  Each share of TWC Class A Common Stock votes as a single class with respect to the election of Class A directors.  Class A directors must represent between one-sixth and one-fifth of TWC’s directors (and in any event no fewer than one).  There is currently one Class A director.  Each share of TWC Class B Common Stock votes as a single class with respect to the election of Class B directors.  Class B directors must represent between four-fifths and five-sixths of TWC’s directors.  There are currently five Class B directors.  Under TWC’s restated certificate of incorporation, the composition of TWC’s board of directors must satisfy the applicable requirements of the NYSE and at least 50% of the members of TWC’s board of directors must be independent for three years following the Sale Transaction Closing.  See Section VII.E.1, titled “Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law.”

Except as described above and otherwise provided by applicable law, each share of TWC Class B Common Stock issued and outstanding has ten votes on any matter submitted to a vote of TWC’s stockholders, and each share of TWC Class A Common Stock issued and outstanding has one vote on any matter submitted to a vote of stockholders.  The TWC Class B Common Stock is not convertible into TWC Class A Common Stock.  The TWC Class A Common Stock and the TWC Class B Common Stock will vote together as a single class on all matters submitted to a vote of stockholders except with respect to the election of directors and except in connection with the matters described below.  After giving effect to the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions, Time Warner will control 91% of the vote in matters where the TWC Class A Common Stock and the TWC Class B Common Stock vote together as a single class and 83% of the vote of the TWC Class A Common Stock in any other vote.  In addition to any other vote or approval required, the approval of the holders of a majority of the voting power of the then-outstanding shares of TWC Class A Common Stock held by persons other than Time Warner will be necessary in connection with:

•                     any merger, consolidation or business combination in which the holders of TWC Class A Common Stock do not receive per share consideration identical to that received by the holders of TWC Class B Common Stock (other than with respect to voting power) or which would adversely affect the TWC Class A Common Stock relative to the TWC Class B Common Stock;

•                     any change to the restated certificate of incorporation that would have a material adverse effect on the rights of the holders of the TWC Class A Common Stock in a manner different from the effect on the holders of the TWC Class B Common Stock;

•                     any change to the restated certificate of incorporation that would alter TWC’s obligations with respect to the composition of its board of directors;

•                     through and until the fifth anniversary of the Sale Transaction Closing, any change to provisions in TWC’s restated by-laws concerning restrictions on transactions with or for the benefit of any member of the Time Warner Group (after the fifth anniversary of the Sale Transaction Closing, any such change must be either approved by the holders of a majority of the voting power of the then-outstanding shares of TWC Class A Common Stock held by persons other than Time Warner or a majority of TWC’s independent directors); and

•                     any change to the provisions of the restated certificate of incorporation that would affect (1) the right of the TWC Class A Common Stock to vote as a class in connection with any of the foregoing or (2) the vote required to amend, alter, repeal or adopt any provision inconsistent with the restated certificate of incorporation.

Dividends.  The holders of TWC Class A Common Stock and TWC Class B Common Stock are entitled to receive dividends when, as, and if declared by TWC’s board of directors out of legally available funds.  Under TWC’s restated certificate of incorporation, dividends may not be declared in respect of TWC Class B Common Stock unless they are declared pari passu in respect of TWC Class A Common Stock, and vice versa.  With respect to stock dividends, holders of TWC Class B Common Stock must receive TWC Class B Common Stock while holders of TWC Class A Common Stock must receive TWC Class A Common Stock.

b.              Preferred Stock

Under the restated certificate of incorporation, TWC will be authorized to issue up to 1 billion shares of preferred stock.  The board of directors is authorized, subject to limitations prescribed by Delaware law, by the restated certificate of incorporation and by the Shareholder Agreement, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares.  TWC’s board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TWC and may adversely affect the voting and other rights of the holders of TWC common stock, which could have an adverse impact on the market price of TWC Class A Common Stock.  TWC has no current plan to issue any shares of preferred stock.  See Section VII.C.4, titled “Certain Pro Forma Financing Arrangements,” for a description of the anticipated preferred stock issuance by TW NY.

C.            DESCRIPTION OF INDEBTEDNESS OF TWC

1.              TWC Credit Agreement and Commercial Paper Program

On November 23, 2004, TWC and TWE (the “TWC Borrowers”) entered into an amended and restated $4.0 billion senior unsecured five-year revolving credit agreement (the “TWC Credit Agreement”) with a syndicate of financial institutions.  The following is a description of certain provisions of the TWC Credit Agreement.  The description of the TWC Credit Agreement contained herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWC Credit Agreement, a copy of which has been publicly filed with the SEC as an exhibit to Time Warner’s Current Report on Form 8-K, dated November 24, 2004, and is hereby incorporated herein by reference.

Borrowings under the TWC Credit Agreement bear interest at a rate based on the credit rating of TWC or, if TWC’s senior unsecured long-term debt has not yet been rated by a major rating agency, TWE.  The rate based on the current credit rating of TWE is currently LIBOR plus 0.39%.  In addition, the TWC Borrowers are required to pay a facility fee of 0.11% per annum on the aggregate commitments under the TWC Credit Agreement.  An additional usage fee of 0.10% of the outstanding amounts under the TWC Credit Agreement is incurred if and when such amounts exceed 50% of the aggregate commitments thereunder.  The TWC Credit Agreement provides same-day funding capability, and a portion of the commitments, not to exceed $300 million at any time, may be used for the issuance of letters of credit.  The TWC Credit Agreement contains customary representations, warranties, covenants and events of default, including, without limitation, a maximum leverage ratio covenant of 5.0 times consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of TWC and a minimum interest coverage covenant of 2.0 times consolidated cash interest expense of TWC.  Each of these terms, ratios and related financial metrics is defined in the TWC Credit Agreement.  The TWC Credit Agreement does not contain any credit ratings-based defaults or covenants, nor any ongoing covenant or representation specifically relating to a material adverse change in TWC’s or TWE’s financial condition or results of operations.  Borrowings may be used for general corporate purposes and unused credit is available to support commercial paper borrowings.  As of December 31, 2004, there were no borrowings or letters of credit outstanding under the TWC Credit Agreement; however, TWC’s $1.523 billion of outstanding commercial paper as of such date is supported by the TWC Credit Agreement.  As of December 31, 2004 and through the date of this Disclosure Statement, TWC was in compliance with all covenants.  As of September 30, 2005 (based on the trailing 12 months as of such date), TWC had a leverage ratio and an interest coverage ratio of approximately 1.2 times and 7.1 times, respectively.  TWC does not anticipate that it will have any difficulty complying with the covenants currently in place in the foreseeable future.

The TWC Borrowers have cross-guaranteed their respective obligations under the TWC Credit Agreement.  In addition, Warner Communications Inc. (“WCI”) and ATC (both indirect wholly owned subsidiaries of Time Warner but not subsidiaries of TWC) (the “TW Guarantors”) have each guaranteed a pro rata portion of TWE’s obligations under the TWC Credit Agreement (including TWE’s obligations under its guarantee of TWC’s obligations).  For a description of the guarantees by the TW Guarantors, see Section VII.H.7, titled “Debt Guarantees.”  The facility ranks pari passu with TWC’s other unsecured senior indebtedness.  The TWC Credit Agreement will expire on November 23, 2009, at which time any outstanding amounts under the TWC Credit Agreement will be due and payable.

TWC maintains a $2.0 billion unsecured commercial paper program, and TWE maintains a $1.5 billion unsecured commercial paper program, although the combined total of the unsecured notes outstanding at any time under these commercial paper programs (the “TW Paper”) may not exceed $3.0 billion.  TWC is a guarantor of TW Paper issued by TWE, and TWE is a guarantor of TW Paper issued by TWC.  In addition, the TW Guarantors have each guaranteed a pro rata portion of the obligations under the TW Paper.  For a description of the guarantees by the TW Guarantors, see Section VII.H.7, titled “Debt Guarantees.”  The TW Paper ranks pari passu with TWC’s and TWE’s other unsecured senior indebtedness.  See Section VII.C.4, titled “Certain Pro Forma Financing Arrangements.”

2.              TWE Notes and Debentures

Under an indenture, dated April 30, 1992, as it has been amended and supplemented, among TWE, Time Warner Companies, Inc., the TW Guarantors and The Bank of New York, as trustee, TWE has issued and has outstanding the following notes (the “TWE Notes”):

•                       $600 million in aggregate principal amount of 7-1/4% senior debentures due 2008;

•                       $250 million in aggregate principal amount of 10.15% senior notes due 2012;

•                       $350 million in aggregate principal amount of 8-7/8% senior notes due 2012;

•                       $1 billion in aggregate principal amount of 8-3/8% senior debentures due 2023; and

•                       $1 billion in aggregate principal amount of 8-3/8% senior debentures due 2033.

TWE’s obligations to make any principal, premium and interest payments on the TWE Notes are fully and unconditionally guaranteed, ratably according to their ownership interests in TWE, by the TW Guarantors.  For a description of the guarantees by the TW Guarantors, see Section VII.H.7, titled “Debt Guarantees.”

The TWE Notes are not subject to redemption prior to maturity unless a dissolution of TWE occurs, in which case, TWE must first redeem the TWE Notes.

The indenture governing the TWE Notes contains covenants that restrict TWE’s and its subsidiaries’ ability, subject to important exceptions and qualifications, to, among other things:

•                       incur liens;

•                       incur additional indebtedness ranking senior to the TWE Notes;

•                       make restricted payments, including distributions with respect to its partnership interests, if TWE defaults on a payment of interest or if any other event of default has occurred and is continuing;

•                       in the case of TWE’s subsidiaries, secure indebtedness or issue guarantees; and

•                       sell or otherwise dispose of all or substantially all of its assets.

The indenture governing the TWE Notes contains customary events of default (subject in certain cases to customary notice and grace periods), including:

•                       nonpayment of principal or interest, when due;

•                       violation of covenants;

•                       cross default and cross acceleration; and

•                       bankruptcy events.

The summary of the material provisions of the outstanding TWE debt securities herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indentures governing these debt securities, copies of which have been publicly filed by Time Warner with the SEC and are hereby incorporated herein by reference.

3.              Mandatorily Redeemable Preferred Equity

As part of the TWE Restructuring, TWE issued $2.4 billion in mandatorily redeemable preferred equity to ATC.  The preferred equity pays cash distributions at an annual rate of 8.059% of its face value, payable quarterly.  The preferred equity matures and is required to be redeemed by TWE in cash on April 1, 2023.

In connection with the Sale Transaction, ATC will contribute this preferred equity to TW NY Holding, which will own 100% of the outstanding capital stock of TW NY in addition to its 1% residual equity interest in TWE, in exchange for a non-voting common equity interest that will represent approximately 12.4% of the equity in such subsidiary (after giving effect to the Sale Transaction and the TWC/Comcast Transactions).  For a description of such contribution, see Section VII.B.1, titled “Revised Corporate Structure.”

4.              Certain Pro Forma Financing Arrangements

TWC will incur liabilities in respect of incremental net debt and preferred equity of approximately $8.9 billion associated with the TW Adelphia Acquisition and the TWC/Comcast Transactions.  Specifically, (1) with respect to the TW Adelphia Acquisition, TWC will incur approximately $8.7 billion of debt and TW NY will issue $500 million of mandatorily redeemable preferred stock to one or more third parties, (2) with respect to the Redemption Transactions, TWC will incur approximately $2.0 billion of debt, (3) TWC will incur $125 million of debt related to capitalized transaction costs and (4) the net amount of debt and preferred equity to be incurred by TWC will be reduced by ATC’s contribution of its $2.4 billion preferred interest in TWE to TW NY Holding pursuant to the ATC Contribution.  TWC also expects to incur incremental net debt of approximately $100 million (approximately $50 million assumed and $50 million incurred) related to the purchase of the 60% of Urban LP that it does not currently own.  See Section VII.E.5, titled “Other Cable Joint Ventures.”

TWC is working with Time Warner to complete the arrangements to finance the cash portion of the consideration to be paid in respect of the TW Adelphia Acquisition and the cash to be used by TWC or its affiliates in connection with the TWC/Comcast Transactions.  The type and allocation of this financing will depend largely on market conditions prevailing at the time of closing of the applicable transaction, including in the public and private debt and equity markets, and cash flows at TWC and Time Warner.  Although TWC and Time Warner have made no definitive decisions at this time, TWC currently anticipates that the financing will include some combination of cash on hand, existing and new credit arrangements (including bank financing and commercial paper borrowings), intercompany debt from Time Warner and the proceeds of the $500 million issuance of mandatorily redeemable preferred stock by TW NY to one or more third parties (collectively, the “TWC Financing Arrangements”).  To the extent that the incurrence by TWC of indebtedness from third parties would trigger Time Warner’s approval right under the Shareholder Agreement as described in Section VII.H.1, titled “Indebtedness Approval Right,” Time Warner has advised TWC that it would grant such approval.  As of September 30, 2005, Time Warner had approximately $8.0 billion of cash and cash equivalents and $6.9 billion of available commitments under its credit facility, and TWC had $2.7 billion of available commitments under its credit facility.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

D.            UNAUDITED PRO FORMA CAPITALIZATION

The following table sets forth the capitalization of TWC as of December 31, 2004 before giving effect to the Sale Transaction and the TWC/Comcast Transactions and pro forma for the Sale Transaction and the TWC/Comcast Transactions.  The unaudited pro forma capitalization information is presented as if the Sale Transaction and the TWC/Comcast Transactions had occurred on December 31, 2004.  The adjustments reflect (1) the TWC Financing Arrangements, (2) the redemption of the mandatorily redeemable preferred equity of a subsidiary and (3) changes in equity related to the Sale Transaction and the TWC/Comcast Transactions.  The unaudited pro forma capitalization information is subject to the TWC Equity Securities Exceptions and assumes the exclusion of the Coudersport system and that the Expanded Transaction does not occur.  The unaudited pro forma capitalization information is presented for informational purposes only and is not necessarily indicative of TWC’s capitalization had the Sale Transaction and the TWC/Comcast Transactions been consummated on December 31, 2004.  In addition, the failure of one or more of the Sale Transaction and the TWC/Comcast Transactions to occur could cause the capitalization of TWC to vary significantly from that presented in the table.  See Section XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

The following table should be read in conjunction with the audited historical financial statements of TWC, the related notes and other information contained in this Disclosure Statement, including the information set forth in Section VIII, titled “Unaudited Pro Forma Condensed Combined Historical Financial Information.”

PRO FORMA CAPITALIZATION OF TWC
December 31, 2004
(unaudited)
(in millions)

	Historical TWC		Adjustments		Pro Forma TWC
Short-term debt	$1		—		$1

Long-term debt and mandatorily redeemable equity
Bank borrowings and commercial paper	$1,523		$1,530		$3,053
TWE notes and debentures(1)	3,367		—		3,367
Capital lease and other	8		—		8
Intercompany subordinated loan from Time Warner	—		9,338		9,338
Mandatorily redeemable preferred equity of subsidiary	2,400		(2,400)		—
Mandatorily redeemable Class A Common Stock	1,065		(1,065)		—
New mandatorily redeemable preferred equity of subsidiary	—		500		500
Total long-term debt and mandatorily redeemable equity	$8,363		$7,903	(2)	$16,266

Minority Interest	$696		$879	(3)	$1,575
Shareholders’ equity
Common stock	$10		$—		$10
Paid-in capital	17,733		970	(4)	18,703
Accumulated other comprehensive loss, net		(4)	—			(4)
Retained earnings	1,195		87	(4)	1,282
Total shareholders’ equity	$18,934		$1,057		$19,991

Total capitalization	$27,994		$9,839		$37,833

Ratio of total debt and mandatorily redeemable equity to total capitalization	29.9%				43.0%

(1)                                 Includes an unamortized fair value adjustment of $170 million recorded in connection with the AOL Merger, which is being amortized as a reduction of the weighted average interest expense over the term of the indebtedness.

(2)                                 Includes incremental net debt of approximately $100 million (approximately $50 million assumed and $50 million incurred) related to the purchase of the 60% of Urban LP that TWC does not currently own.

(3)                                 The adjustment is comprised of the exchange of ATC’s current interest in TWE for a minority interest in TW NY ($1,347 million), the redemption of Comcast’s minority interest in TWE ($470 million) and existing minority interests in acquired systems ($2 million).

The adjustment is comprised of the fair value of TWC equity issued in the TW Adelphia acquisition ($4,945 million, reflecting the exclusion of the Bucktail and Coudersport systems), the reclassification of the mandatorily redeemable common stock from a liability to common equity ($1,065 million) and gains on the disposition of systems as part of the Exchanges and Redemption Transactions ($87 million), offset by the fair value of the TWC equity acquired in the TWC Redemption ($4,086 million) and the pushdown of Time Warner’s purchase accounting adjustments related to the TWC Redemption ($954 million).

E.              GOVERNANCE AND ORGANIZATIONAL DOCUMENTS OF TWC

References in this section of this Disclosure Statement to TWC’s restated certificate of incorporation and restated by-laws are references to such documents as they are proposed to be amended in connection with the Sale Transaction.

1.              Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law

Board of directors.  The restated certificate of incorporation and restated by-laws provide that the number of directors constituting the TWC board shall be fixed from time-to-time by the board of directors, subject to the right of holders of any series of preferred stock that TWC may issue in the future to designate additional directors.  The restated certificate of incorporation does not provide for cumulative voting in the election of directors.  Any vacancy in respect of a director elected by the holders of TWC Class A Common Stock will be filled by a vote of a majority of the Class A directors then serving and, if there are no Class A directors then serving, by a vote of a majority of all of the directors then serving.  Any vacancy in respect of a director elected by the holders of the TWC Class B Common Stock will be filled by a vote of a majority of the Class B directors then serving and, if there are no Class B directors then serving, by a vote of a majority of all of the directors then serving.

Any director elected by the holders of the TWC Class A Common Stock or TWC Class B Common Stock, as the case may be, may be removed without “cause” by a majority vote of the class of common stock that elected that director at any annual or special meeting of the stockholders, subject to the provisions of the restated certificate of incorporation and restated by-laws, or by written consent.  In addition, any director may be removed for “cause” as provided for under Delaware law.  If a director resigns, is removed from office or otherwise is unable to serve, the remaining directors of the same class will be entitled to replace that director or, if no directors of the same class are then serving, by a majority of all directors then serving.

Corporate opportunities.  The restated certificate of incorporation provides that Time Warner and its affiliates other than TWC and its subsidiaries, which are referred to in this Disclosure Statement as the “Time Warner Group,” and their respective officers, directors and employees do not have a fiduciary duty or any other obligation to share any business opportunities with TWC and releases all members of the Time Warner Group from any liability that would result from a breach of this kind of obligation.  Specifically, TWC’s restated certificate of incorporation provides as follows:

•                     the Time Warner Group, its officers, directors and employees are not liable to TWC or its stockholders for breach of a fiduciary duty by reason of its activities with respect to sharing any investment or business opportunities with TWC;

•                     if any member of the Time Warner Group or its officers, directors and employees, except as provided below, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both one or more members of the Time Warner Group and TWC, such member, or its officers, directors and employees, will have no duty to communicate or offer corporate opportunities to TWC, will have the right to hold the corporate opportunities for such member or for another person and is not liable for breach of any fiduciary duty as a stockholder of TWC because such person pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to TWC; and

•                     in the event that a TWC officer or employee, who is also a stockholder or employee of any member of the Time Warner Group, is offered a potential transaction or matter which may be a corporate opportunity for both TWC and a member of the Time Warner Group and such offer is made expressly to such person in his or her capacity as an officer or employee of TWC, then such opportunity belongs to TWC.

The restated certificate of incorporation also provides that a TWC director who is chairman of the board of directors or chairman of a committee of the board is not deemed to be an officer of TWC by reason of holding that position, unless that person is a full-time TWC employee.

Any person purchasing or otherwise acquiring any interest in shares of TWC capital stock is deemed to have notice of and to have consented to the foregoing provisions of the restated certificate of incorporation described above.

Anti-takeover provisions of Delaware law.  In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder, which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock, of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied.  Under TWC’s restated certificate of incorporation, TWC has opted out of the provisions of Section 203.  Pursuant to the Shareholder Agreement, TWC has agreed, for so long as Time Warner has the right to elect more than a majority of the TWC directors, not to become subject to Section 203 or to adopt a stockholders’ rights plan, in each case without obtaining Time Warner’s consent.  See Section VII.H.2, titled “Other Time Warner Rights,” for a description of the Shareholder Agreement.

Directors’ liability; indemnification of directors and officers.  The restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to TWC or its stockholders for monetary damages for breach of fiduciary duty as a director.

The inclusion of this provision in the restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against TWC’s directors, and may discourage or deter stockholders or TWC from bringing a lawsuit against the TWC directors for breach of their duty of care, even though such an action, if successful, might benefit TWC and its stockholders.  This provision does not limit or eliminate TWC’s rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  The provisions will not alter the liability of directors under federal securities laws.  In addition, the restated by-laws provide that TWC will indemnify each director and officer and may indemnify employees and agents, as determined by the TWC board, to the fullest extent provided by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TWC under the foregoing provisions, TWC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transactions with or for the benefit of affiliates.  For so long as TWC is an affiliate of Time Warner, TWC’s restated by-laws prohibit TWC from entering into, extending, renewing or materially amending the terms of any transaction with Time Warner or any of its affiliates unless that transaction is on terms and conditions substantially as favorable to TWC as TWC would be able to obtain in a comparable arm’s length transaction with a third party negotiated at the same time.  If a transaction described in the preceding sentence is expected to involve more than $50 million over its term, the transaction must be approved by a majority of TWC’s independent directors.  In addition, during such period, the restated by-laws prohibit TWC from entering into any transaction having the intended effect of benefiting any member of the Time Warner Group in a manner that would deprive TWC of the benefit it would have otherwise obtained if the transaction were to have been effected on arm’s length terms.

Special meetings of stockholders.  The restated by-laws provide that special meetings of TWC’s stockholders may be called only by the chairman, the chief executive officer or by a majority of the members of the board of directors of TWC.  Stockholders of TWC are not permitted to call a special meeting of stockholders, to require that the chairman or chief executive officer call such a special meeting, or to require that the board request the calling of a special meeting of stockholders.

Advance notice requirements for stockholder proposals and director nominations.  TWC’s restated by-laws establish advance notice procedures for:

•                     stockholders to nominate candidates for election as a director; and

•                     stockholders to propose topics at annual stockholders’ meetings.

Stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected.  The notice must contain the information specified in the restated by-laws.  To be timely, the notice must be received at TWC’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders.  If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which TWC notifies stockholders of the date of the annual meeting, either by mail or other public disclosure.  In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or 10th day following the day on which TWC notifies stockholders of the date of the special meeting, either by mail or other public disclosure.  These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Non-voting Stock.  As required by section 1123(a)(6) of the Bankruptcy Code, TWC’s restated certificate of incorporation will prohibit the issuance of non-voting equity securities.  Following the Sale Transaction Closing, such provision may be amended or eliminated in accordance with TWC’s restated certificate of incorporation which would require approval by the holders of a majority of the TWC Class A Common Stock and the TWC Class B Common Stock, voting together as a single class.  Following the closing of, and after giving effect to, the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions and without taking into account any adjustment that may result due to the exclusion of the Coudersport system, Time Warner will control 91% of such vote.

2.              Description of Certain Provisions of Agreements Related to Time Warner and Comcast

a.              Comcast Registration Rights Agreement

Comcast Trust II, which currently holds shares of TWC Class A Common Stock representing a 17.9% interest in TWC, entered into a registration rights agreement with TWC (the “Comcast Registration Rights Agreement”) relating to its shares of TWC Class A Common Stock, as well as any common stock of TWC that it or another Comcast trust may receive in connection with a sale of a partnership interest in TWE under the Partnership Interest Sale Agreement.  See Section VII.E.3.c, titled “Description of Certain Provisions of the TWE Partnership Agreement — Exit Rights and Restrictions on Transfer.”  The description of the Comcast Registration Rights Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Comcast Registration Rights Agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

The TWC Redemption Agreement modifies the Comcast Registration Rights Agreement and provides that, upon closing of the TWC Redemption, the Comcast Trust II ownership interest in TWC will be redeemed and the Comcast Registration Rights Agreement will terminate.  However, the Comcast Registration Rights Agreement, as modified, will continue to be in full force and effect if the TWC Redemption is not completed.

Demand and Piggyback Registration Rights.  Under the original Comcast Registration Rights Agreement, subject to several exceptions, including TWC’s right to defer a demand registration under some circumstances, Comcast Trust II has the right to require that TWC take all commercially reasonable steps to register for public resale under the Securities Act all shares of TWC Class A Common Stock owned by Comcast Trust II that it requests to be registered.  Under the original Comcast Registration Rights Agreement:

•                     TWC is not obligated to effect more than one demand registration on behalf of Comcast Trust II in any 270-day period;

•                     TWC is not obligated to effect a demand registration on behalf of Comcast Trust II if Comcast Trust II has received proceeds in excess of $250 million (or 10% of TWC’s market capitalization) from private placements of and hedging transactions relating to TWC’s common stock in the preceding 270-day period; and

•                     any registered hedging transaction or other monetization with respect to TWC common stock by Comcast Trust II is deemed to constitute a demand registration.

In addition, Comcast Trust II has “piggyback” registration rights, subject to customary restrictions, on any registration for TWC’s account or the account of another stockholder, and TWC and Time Warner are permitted to piggyback on Comcast Trust II’s demand registrations.

Under the TWC Redemption Agreement, Comcast Trust II agreed not to exercise or pursue registration rights with respect to the TWC Class A Common Stock owned by it until the earlier of the date upon which the TWC Redemption Agreement is terminated in accordance with its terms and the date upon which TWC’s offering of equity securities to the public for cash for its own account in one or more transactions registered under the Securities Act (other than as consideration in an acquisition transaction or as compensation to employees) exceeds $2.1 billion (the “Comcast TWC Lock-Up Period”).  In addition, under the TWC Redemption Agreement, Comcast Trust II agreed not to transfer its shares of TWC Class A Common Stock, subject to certain exceptions, including transfers to certain affiliates of Comcast, during the Comcast TWC Lock-Up Period.  Under the modified Comcast Registration Rights Agreement, TWC has agreed to use all commercially reasonable efforts to:

•                     file a shelf registration statement on June 1, 2006 registering the resale of all shares of TWC Class A Common Stock held by Comcast Trust II;

•                     cause such registration statement to be declared effective by the SEC not later than November 1, 2006; and

•                     keep such registration statement continuously effective until November 18, 2008 (or such earlier date on which Comcast Trust II and its affiliates no longer beneficially own any TWC Class A Common Stock) or, under certain circumstances, such later date on which the related public offering is completed or deemed completed under the terms of the TWC Redemption Agreement.

Under the modified Comcast Registration Rights Agreement, each of (1) the registration on the shelf registration statement and first takedown from the shelf, taken together, and (2) each takedown from the shelf registration statement thereafter is deemed to be a demand registration, and TWC is not obligated to effect more than one demand registration on behalf of Comcast Trust II in any 90-day period.

Priority in Underwritten Public Offerings.  Under the original Comcast Registration Rights Agreement, Comcast Trust II, TWC and Time Warner agreed to the following method of determining the priority of inclusion of shares of TWC Class A Common Stock of those three parties in an underwritten public offering in the event that the managing underwriters of such public offering were to determine that the number of securities proposed to be offered by the three parties would jeopardize the success of the offering:

•                     first, securities to be offered for TWC’s account must be included until TWC has sold $2.1 billion worth of securities, whether through public offerings, private placements or hedging transactions;

•                     second, securities to be offered for the account of Comcast Trust II must be included until it has sold $3.0 billion worth of securities, whether through public offerings, private placements or hedging transactions; and

•                     third, TWC and Comcast Trust II have equal priority, and Time Warner has last priority until the earlier of (1)  March 31, 2008 and (2) the date Comcast Trust II holds less than $250 million of TWC common stock.  After such earlier date, TWC, Comcast Trust II and Time Warner will have equal priority.

The TWC Redemption Agreement modifies the Comcast Registration Rights Agreement so that Comcast Trust II will have full priority in respect of its shares of TWC Class A Common Stock for a period beginning on November 1, 2006 and ending on the earlier of November 18, 2007 or such date on which Comcast Trust II and its affiliates no longer beneficially own any TWC Class A Common Stock.  Following such date, the priorities in the Comcast Registration Rights Agreement as in effect prior to such modification will again be applicable.

b.              Time Warner Registration Rights Agreement

At the closing of the TWE Restructuring, Time Warner and TWC entered into a registration rights agreement (the “Time Warner Registration Rights Agreement”) relating to Time Warner’s shares of TWC common stock.  The following description of the Time Warner Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Time Warner Registration Rights Agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

Subject to several exceptions, including TWC’s right to defer a demand registration under some circumstances, Time Warner may, under that agreement, require that TWC take commercially reasonable steps to register for public resale under the Securities Act all shares of common stock that Time Warner requests be registered.  Time Warner may demand an unlimited number of registrations.  In addition, Time Warner has been granted “piggyback” registration rights subject to customary restrictions, and TWC is permitted to piggyback on Time Warner’s registrations.  Any registration statement filed under the Time Warner Registration Rights Agreement is subject to the cut-back priority discussed above under “—Comcast Registration Rights Agreement.”  Time Warner has agreed that it will not, until the earlier of (1) March 31, 2008, and (2) the date that Comcast Trust II holds less than $250 million of TWC common stock, dispose of its shares of TWC common stock other than in registered offerings.

In connection with the registrations described above under both the Comcast Registration Rights Agreement and the Time Warner Registration Rights Agreement, TWC will indemnify the selling stockholders and bear all fees, costs and expenses, except underwriting discounts and selling commissions.

c.               Other Relationships with Comcast

In the ordinary course of its cable business, TWC has entered into various agreements with Comcast and its various divisions and affiliates on terms that TWC believes are no less favorable than those that could be obtained in agreements with third parties.  TWC does not believe that any of these agreements are material to its business.  These agreements include:

•                     agreements, often entered into on a “spot” basis, to sell advertising to various video programming vendors owned by Comcast and carried on TWC’s cable systems;

•                     local, regional and national advertising “interconnect” agreements under which Comcast or TWC owned cable system operators arrange for local or regional advertising to be carried by the various cable system operators in a market area;

•                     agreements under which affiliates of Comcast sell advertising on TWC’s behalf in some geographic areas to local advertisers and affiliates of TWC sell advertising on Comcast’s behalf in some geographic areas to local advertisers;

•                     an agreement under which TWC may be required to carry an ISP service designated by Comcast on some of TWC’s systems;

•                     an agreement under which a joint venture owned by TWC (or its affiliates), Comcast and another cable operator sells national advertising on TWC’s behalf to national advertisers; and

•                     agreements, which generally expire between 2006 and 2013, to purchase or license programming from various programming vendors owned in whole or in part by Comcast with license fees to the various vendors calculated generally on a per subscriber basis.

See Section VII.E.5, titled “Other Cable Joint Ventures,” for a description of the joint venture between TWC and Comcast.

3.              Description of Certain Provisions of the TWE Partnership Agreement

TWE is a Delaware limited partnership.  Subsidiaries of TWC are the general partners of TWE and currently hold partnership interests that represent a 94.3% residual equity interest in TWE.  Comcast Trust I currently holds partnership interests that represent a 4.7% residual equity interest in TWE.  ATC currently holds a partnership interest consisting of a $2.4 billion preferred interest and a 1% residual equity interest in TWE.  Upon the closing of the TWE Redemption, Comcast Trust I’s ownership interest in TWE will be redeemed and, upon the closing of the ATC Contribution, the partnership interests held by ATC will be contributed to a subsidiary of TWC in exchange for non-voting common stock of such subsidiary.  If the TW Adelphia Acquisition closes but the TWE Redemption does not close, Comcast will retain its ownership interest in TWE.

The following description summarizes certain provisions of the TWE partnership agreement relating to the ongoing operations of TWE.  Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE partnership agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

a.              Management and Operations of TWE

TWC, through its subsidiaries, has the exclusive authority to manage the business and affairs of TWE, subject to certain protections over extraordinary actions afforded Comcast Trust I under the TWE partnership agreement.  These protections consist of consent rights over the dissolution or liquidation of TWE and the transfer of control of TWE to a third party, in each case, prior to the later of March 31, 2006 or 30 days following the expiration of the Comcast TWE Lock-Up Period, and the right to approve of certain amendments to the TWE partnership agreement.

b.              Transactions with Affiliates

The TWE partnership agreement requires that transactions between TWC and its subsidiaries, on the one hand, and TWE and its subsidiaries on the other hand, be conducted on an arm’s-length basis, with management, corporate or similar services being provided by TWC on a “no mark-up” basis with fair allocations of administrative costs and general overhead.

c.               Exit Rights and Restrictions on Transfer

Time Warner, TWC, Comcast and Comcast Trust I are parties to a partnership interest sale agreement (the “Partnership Interest Sale Agreement”) that provides, among other things, that under certain circumstances Comcast Trust I could cause Time Warner or TWC to acquire Comcast Trust I’s 4.7% residual equity interest in TWE for consideration consisting of either cash or stock of Time Warner or TWC.  The fair market value of the interest will be determined pursuant to an appraisal mechanism set forth in the Partnership Interest Sale Agreement.

Pursuant to the TWE Redemption Agreement, Comcast Trust I has agreed not to exercise its rights to cause either Time Warner or TWC to purchase its interest in TWE under the Partnership Interest Sale Agreement until the earliest of (1) such time as the TWE Redemption Agreement is terminated, (2) under certain circumstances, notice by Comcast of its intent to terminate the TWE Redemption Agreement and (3) December 31, 2006 (the period ending at such earliest time, the “Comcast TWE Lock-Up Period”).  In addition, Time Warner and TWC have agreed that if Comcast exercises its rights to cause Time Warner or TWC to purchase its interest in TWE before November 18, 2007, the consideration will not include stock of TWC and Time Warner’s ability to purchase such interest using Time Warner common stock will be subject to certain restrictions concerning the registration of such shares under the Securities Act.  However, in lieu of using cash or stock of Time Warner, in certain circumstances TWC would be permitted to satisfy its obligations by causing the TWE Redemption to occur.  Comcast Trust I has also agreed not to transfer its interest in TWE , subject to certain exceptions for transfers to certain affiliates of Comcast, during the Comcast TWE Lock-Up Period.  Following expiration of the Comcast TWE Lock-Up Period, Comcast Trust I will have the right to sell all or a portion of its interest in TWE to a third party in a bona fide transaction, subject to a right of first refusal, first, in favor of Time Warner and, second, in favor of TWC.  If TWC and Time Warner do not collectively elect to purchase all of the Comcast Trust I’s offered partnership interest, Comcast Trust I may proceed with the sale of the offered partnership interest to that third party on terms no more favorable than those offered to TWC and Time Warner, if that third party agrees to be bound by the same terms and conditions applicable to Comcast Trust I as a limited partner in TWE and under the Partnership Interest Sale Agreement.

The TWE partnership agreement provides that TWC and Time Warner may generally transfer their partnership interests in TWE at any time, except that TWC may not transfer control of TWE prior to the later of March 31, 2006 or 30 days following the expiration of the Comcast TWE Lock-Up Period.

No transfer of partnership interests may be made by any partner through the securities markets, and no transfer may be made by any partner if the transfer causes TWE to have more than 100 partners or would result in, or have a material risk of, TWE being treated as a corporation for federal income tax purposes.

4.              Description of Certain Provisions of the TWE-A/N Partnership Agreement

The following description summarizes certain provisions of the TWE-A/N partnership agreement relating to the ongoing operations of TWE-A/N.  Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE-A/N partnership agreement, which has been publicly filed by Time Warner with the SEC and which is hereby incorporated herein by reference.

a.              Partners of TWE-A/N

The general partnership interests in TWE-A/N are held by TWE, TW NY (TWE and TW NY are together, the “TW Partners”) and Advance/Newhouse Partnership, a partnership owned by wholly owned subsidiaries of Advance Publications Inc. and Newhouse Broadcasting Corporation (“A/N”).  The TW Partners also hold preferred partnership interests.

b.              2002 Restructuring of TWE-A/N

The TWE-A/N cable television joint venture was formed by TWE and Advance/Newhouse in December 1995.  A restructuring of the partnership was completed during 2002.  As a result of this restructuring, cable systems and their related assets and liabilities serving approximately 2.1 million subscribers as of December 31, 2002 located primarily in Florida (the “A/N Systems”), were transferred to a subsidiary of TWE-A/N (the “A/N Subsidiary”).  As part of the restructuring, effective August 1, 2002, A/N’s interest in TWE-A/N was converted into an interest that tracks the economic performance of the A/N Systems, while the TW Partners retain the economic interests and associated liabilities in the remaining TWE-A/N cable systems.  TWE-A/N’s financial results, other than the results of the A/N Systems, are consolidated with TWC.

c.               TWE-A/N Operating Agreement

Management Powers and Services Agreement.  Subject to the requirement to act by unanimous consent with respect to some actions as described below, TWE is the managing partner, with exclusive management rights of TWE-A/N, other than with respect to the A/N Systems.  As managing partner, TWE manages TWE-A/N, other than the A/N Systems, on a day-to-day basis.  Also, subject to the requirement to act by unanimous consent with respect to some actions as described below, A/N has authority for the supervision of the day-to-day operations of the A/N Subsidiary and the A/N Systems.  TWE entered into a services agreement with A/N and the A/N Subsidiary under which TWE agreed to exercise various management functions, including oversight of programming and various engineering-related matters.  TWE and A/N also agreed to periodically discuss cooperation with respect to new product development.

Actions Requiring Unanimous Consent.  Some actions cannot be taken by TWE-A/N, TWE or A/N without the unanimous consent of the TW Partners and A/N or the unanimous consent of an executive committee consisting of members designated by the TW Partners and A/N.  These actions include, among other things:

•                     any merger, consolidation or disposition of all or substantially all of the assets of TWE-A/N (excluding the A/N Subsidiary) or the A/N Subsidiary;

•                     any liquidation or dissolution of TWE-A/N or the A/N Subsidiary;

•                     specified incurrences of debt by TWE-A/N or by the A/N Subsidiary; and

•                     admission of a new partner or other issuances of equity interests in TWE-A/N (with specified exceptions) or the A/N Subsidiary.

d.              Restrictions on Transfer

TW Partners.  Each TW Partner is generally permitted to directly or indirectly dispose of its entire partnership interest at any time to a wholly owned affiliate of TWE (in the case of transfers by TWE) or to TWE, TWC or a wholly owned affiliate of TWE or TWC (in the case of transfers by TWC).  In addition, the TW Partners are also permitted to transfer their partnership interests through a pledge to secure a loan, or a liquidation of TWE in which TWC, or its affiliates, receives a majority of the interests of TWE-A/N held by the TW Partners.  TWE is allowed to issue additional partnership interests in TWE so long as TWC continues to own, directly or indirectly, either 35.00% or 43.75% of the residual equity capital of TWE, depending on when the issuance occurs.

A/N Partner.  A/N is generally permitted to directly or indirectly transfer its entire partnership interest at any time to certain members of the Newhouse family or specified affiliates of A/N.  A/N is also permitted to dispose of its partnership interest through a pledge to secure a loan and in connection with specified restructurings of A/N.

e.               Restructuring Rights of the Partners

TWE and A/N each have the right to cause TWE-A/N to be restructured at any time.  Upon a restructuring, TWE-A/N would be required to distribute the A/N Subsidiary with all of the A/N Systems to A/N in complete redemption of A/N’s interests in TWE-A/N, and A/N would be required to assume all liabilities of the A/N Subsidiary and the A/N Systems.  Following such a restructuring, TWE’s obligations to provide management services to A/N and the A/N Subsidiary would terminate.  As of the date of this Disclosure Statement, neither TWE nor A/N has delivered notice of the intent to cause a restructuring of TWE-A/N.

f.                 Rights of First Offer

TWE’s Regular Right of First Offer.  Subject to exceptions, A/N and its affiliates are obligated to grant TWE a right of first offer prior to any sale of assets of the A/N Systems to a third party.

TWE’s Special Right of First Offer.  Within a specified time period following the first, seventh, thirteenth and nineteenth anniversaries of the deaths of two specified members of the Newhouse family (those deaths have not yet occurred), A/N has the right to deliver notice to TWE stating that it wishes to transfer some or all of the assets of the A/N Systems, thereby granting TWE the right of first offer to purchase the specified assets.  Following delivery of this notice, an appraiser will determine the value of the assets proposed to be transferred.  Once the value of the assets has been determined, A/N has the right to terminate its offer to sell the specified assets.  If A/N does not terminate its offer, TWE will have the right to purchase the specified assets at a price equal to the value of the specified assets determined by the appraiser.  If TWE does not exercise its right to purchase the specified assets, A/N has the right to sell the specified assets to an unrelated third party within 180 days on substantially the same terms as were available to TWE.

5.              Other Cable Joint Ventures

TWC manages cable systems serving over 1.5 million subscribers that are owned by unconsolidated joint ventures.  The more significant of these joint ventures are discussed below.

Texas and Kansas City Cable Partners, L.P. Restructuring

On May 1, 2004, TWC completed the restructuring of two managed joint ventures, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE, serving approximately 295,000 basic video subscribers as of December 31, 2004, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and TWE-A/N, serving over 1.2 million basic video subscribers as of December 31, 2004.  As a result of the restructuring, KCCP was merged into TCP and renamed Texas and Kansas City Cable Partners, L.P. (“TKCCP”).  Following the restructuring, the combined partnership was owned 50% by Comcast and 50% by TWE and TWE-A/N, collectively.  In February 2005, TWE’s interest in the partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N.  TWC continues to account for its investment in the restructured venture using the equity method.  Beginning any time on or after June 1, 2006, either TWC or Comcast can trigger the dissolution of the partnership.  If a dissolution is triggered, the non-triggering party has the right to choose and take full ownership of one of two pools of the combined partnership’s systems — one pool consisting of the Houston systems and the other consisting of the Kansas City systems and the southwest systems in Texas and New Mexico (“SW Systems”) — with an arrangement to allocate the partnership’s debt between the two pools.  The party triggering the restructuring would own the remaining pool of systems and any debt associated with that pool.  As of December 31, 2004, TKCCP had approximately $1.1 billion of third party net debt.

On April 20, 2005, TWC and Comcast entered into an agreement pursuant to which the parties agreed that if upon a dissolution of the partnership Comcast receives the SW Systems, Comcast will have a period of six months commencing on the first anniversary of the date Comcast receives the SW Systems to elect to cause TWC to transfer to Comcast (or its designee) certain cable systems, which include certain of the Adelphia Acquired Systems, serving approximately 400,000 basic subscribers (as of December 31, 2004), and, in exchange therefor, Comcast will transfer to TWC the SW Systems, serving approximately 480,000 basic subscribers (as of December 31, 2004).  To the extent the value of the cable systems being transferred by either party is different from the value being received, an appropriate cash adjustment will be made to equalize value.  If Comcast exercises its option to cause such exchange, the closing of the exchange will be subject to customary terms and conditions, including closing of the TW Adelphia Acquisition and the Exchanges.

Urban Cableworks of Philadelphia LP

Urban Cableworks of Philadelphia LP (“Urban LP”) owns the Philadelphia cable system managed by TWC, which served approximately 50,000 subscribers as of December 31, 2004 and which is expected to be transferred pursuant to the Exchange Agreement for certain Comcast Acquired Systems.  Currently, TWC owns a 2% general partner interest and 38% limited partner interest in Urban LP.  TWC has entered into an agreement to purchase the remaining 60% third party interest in Urban LP for $53 million (the “Urban LP Acquisition”).  In addition, upon the closing of the Urban LP Acquisition, TWC will eliminate in consolidation $67 million in debt and interest owed to it by Urban LP and will assume $49 million of Urban LP’s third party debt.  The closing of the Urban LP Acquisition is subject to the satisfaction or waiver of customary conditions, including LFA approval.  On March 3, 2005, the City Council of Philadelphia denied TWC’s request for approval of the Urban LP Acquisition.  TWC believes the denial was invalid but is unable to predict when this transaction may be completed.  If at the closing of the Exchanges, TWC does not directly or indirectly own 100% of Urban LP, TW NY will deliver, in lieu of the Philadelphia cable system an amount in cash which will vary based on the time of such closing.  In the event the Urban LP Acquisition is consummated as of January 1, 2006, such cash payment would equal $191 million.

F.              REGULATORY MATTERS

TWC’s business is subject, in part, to regulation by the FCC and to regulation by some state governments and substantially all local governments where TWC operates cable systems.  In addition, TWC’s business is operated subject to compliance with the terms of the consent decree (the “AOL Consent Decree”) issued by the FTC and the Memorandum Opinion and Order (the “AOL Order”) issued by the FCC, each in connection with the regulatory clearance of the merger of AOL and Historic TW in 2001 (the “AOL Merger”).  TWC is also subject to an FTC consent decree (the “Turner Consent Decree”) as a result of the FTC’s approval of the acquisition of Turner Broadcasting System, Inc. (“TBS”) by Historic TW in 1996.  In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected TWC and may do so in the future.

The following is a summary of the terms of these orders as well as current significant federal, state and local laws and regulations affecting the growth and operation of TWC’s businesses.  The summary of the AOL Consent Decree and the AOL Order herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of each of the AOL Consent Decree and the AOL Order, which have been publicly filed by Time Warner with the SEC and are hereby incorporated herein by reference.

1.              AOL FTC Consent Decree

On December 14, 2000, the FTC issued the AOL Consent Decree in connection with the AOL Merger.  The consent decree provided that, with the exception of Road Runner, TWC was not permitted to launch an affiliated ISP, like the AOL for Broadband service, in its 20 largest divisions, until it launched the EarthLink service, an unaffiliated ISP, on those systems.  The AOL Consent Decree also provided that for those systems, TWC had to enter into agreements with two additional unaffiliated ISPs within 90 days after launching an affiliated ISP.  In addition, the AOL Consent Decree required that, in its remaining divisions, TWC had to enter into agreements with three unaffiliated providers within 90 days after launching an affiliated ISP.

TWC has now entered into, and received FTC approval for, agreements with the required number of unaffiliated ISPs in all covered divisions.  If any of the required agreements expires or is terminated during the term of the AOL Consent Decree, TWC will be required to replace it with another approved agreement.

The AOL Consent Decree also requires that TWC’s FTC-approved agreements contain a provision that requires TWC to give notice to the unaffiliated ISPs if Time Warner enters into an agreement for AOL to provide ISP Service (as defined under the AOL Consent Decree) with any one of six specified cable operators.  In that event, TWC is required to give each unaffiliated ISP the option to adopt all terms and conditions of the relevant AOL ISP service agreement.  In addition, the AOL Consent Decree requires that Time Warner continue to offer and promote DSL service in areas served by TWC to the same extent and on terms comparable to the terms offered in areas not served by TWC.  AOL is also prohibited from entering into agreements with cable multiple systems operators (“MSOs”) that restrict the ability of that MSO to enter into agreements with other ISPs or interactive television providers.  TWC’s obligations under the AOL Consent Decree expire on April 17, 2006.

2.              AOL FCC Memorandum Opinion and Order

On January 11, 2001, the FCC issued the AOL Order imposing certain requirements regarding TWC’s provision of ISPs with which TWC has entered into distribution agreements.  Specifically, the AOL Order requires TWC to provide consumers with a list of available ISPs upon request, to allow such ISPs to determine the content on their first screen, and to allow such ISPs to have direct billing arrangements with the subscribers they obtain.  The AOL Order prohibits TWC from requiring customers to go through an affiliated ISP to reach such unaffiliated ISPs, from requiring such ISPs to include particular content, and from discriminating on the basis of affiliation with regard to technical system performance.

In addition, the AOL Order prohibits TWC from entering into any agreement with Comcast that gives any ISP affiliated with TWC exclusive carriage rights on any former AT&T cable system for broadband ISP services or that affects Comcast’s ability to offer rates or other carriage terms to ISPs that are not affiliated with TWC.

3.              Turner FTC Consent Decree

Among other things, the Turner Consent Decree incorporates FCC rules that prohibit cable operators from requiring exclusivity or having financial interests in programmers as a condition of carriage or discriminating on the basis of affiliation against national programming services owned by other companies.  The Turner Consent Decree also imposes restrictions on the terms on which TBS video programming services may be offered to unaffiliated programming distributors that compete in areas served by TWC.  The Turner Consent Decree will expire on February 3, 2007.

4.              Communications Act and FCC Regulation

The Communications Act and the regulations and policies of the FCC affect significant aspects of TWC’s cable system operations, including subscriber rates, carriage of broadcast television stations, the way TWC sells its program packages to subscribers, the use of cable systems by franchising authorities and other third parties, cable system ownership and the use of utility poles and conduits.

a.              Subscriber Rates

The Communications Act and the FCC’s rules regulate rates for basic cable service and equipment in communities that are not subject to “effective competition,” as defined by federal law.  Where there is no effective competition, federal law authorizes franchising authorities to regulate the monthly rates charged by the operator for the minimum level of video programming service, referred to as basic service, which generally includes local broadcast channels and public access, educational and government channels required by the franchise.  This kind of regulation also applies to the installation, sale and lease of equipment used by subscribers to receive basic service, such as set-top boxes and remote control units.  In many localities, TWC is no longer subject to this rate regulation, either because the LFA has not become certified by the FCC to regulate these rates or because the FCC has found that there is effective competition.

b.              Carriage of Broadcast Television Stations and Other Programming Regulation

The Communications Act and the FCC’s regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry their stations, subject to some exceptions, or to negotiate with cable systems the terms by which the cable systems may carry their stations, commonly called “retransmission consent.”  The most recent election by broadcasters became effective on January 1, 2003.  The next election becomes effective on January 1, 2006.

The Communications Act and the FCC’s regulations require a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations.  The Communications Act and the FCC’s regulations give local non-commercial television stations mandatory carriage rights, but non-commercial stations do not have the option to negotiate retransmission consent for the carriage of their signals by cable systems.  Additionally, cable systems must obtain retransmission consent for all “distant” commercial television stations (i.e., those television stations outside the DMA to which a community is assigned) except for commercial satellite-delivered independent “superstations” and some low-power television stations.

FCC regulations require TWC to carry the signals of both commercial and non-commercial local digital-only broadcast stations and the digital signals of local broadcast stations that return their analog spectrum to the government and convert to a digital broadcast format.  The FCC’s rules give digital-only broadcast stations discretion to elect whether the operator will carry the station’s primary signal in a digital or converted analog format, and the rules also permit broadcasters with both analog and digital signals to tie the carriage of their digital signals to the carriage of their analog signals as a retransmission consent condition.

The Communications Act also permits franchising authorities to negotiate with cable operators for channels for public, educational and governmental access programming.  Moreover, it requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.  The FCC regulates various aspects of such third party commercial use of channel capacity on TWC’s cable systems, including the rates and some terms and conditions of the commercial use.

c.               High-Speed Internet Access

From time to time, industry groups, telephone companies and ISPs have sought local, state and federal regulations that would require cable operators to sell capacity on their systems to ISPs under a common carrier regulatory scheme.  Cable operators have successfully challenged regulations requiring this “forced access,” although courts that have considered these cases have employed varying legal rationales in rejecting these regulations.

In 2002, the FCC released an order in which it determined that cable-modem service constitutes an “information service” rather than a “cable service” or a “telecommunications service,” as those terms are used in the Communications Act.  That determination has now been sustained by the Supreme Court.  According to the FCC, an “information service” classification may permit but does not require it to impose “multiple ISP” requirements.  In

2002, the FCC initiated a rulemaking proceeding to consider whether it may and should do so and whether LFAs should be permitted to do so.  This rulemaking proceeding remains pending.

d.              Ownership Limitations

There are various rules prohibiting joint ownership of cable systems and other kinds of communications facilities.  Local telephone companies generally may not acquire more than a small equity interest in an existing cable system in the telephone company’s service area, and cable operators generally may not acquire more than a small equity interest in a local telephone company providing service within the cable operator’s franchise area.  In addition, cable operators may not have more than a small interest in MMDS facilities or SMATV systems in their service areas.  Finally, the FCC has been exploring whether it should prohibit cable operators from holding ownership interests in satellite operators.

The Communications Act also required the FCC to adopt “reasonable limits” on the number of subscribers a cable operator may reach through systems in which it holds an ownership interest.  In September 1993, the FCC adopted a rule that was later amended to prohibit any cable operator from serving more than 30% of all cable, satellite and other multi-channel subscribers nationwide.  The Communications Act also required the FCC to adopt “reasonable limits” on the number of channels that cable operators may fill with programming services in which they hold an ownership interest.  In September 1993, the FCC imposed a limit of 40% of a cable operator’s first 75 activated channels.  In March 2001, a federal appeals court struck down both limits and remanded the issue to the FCC for further review.  The FCC initiated a rulemaking in 2001 to consider adopting a new horizontal ownership limit and recently announced a follow-on proceeding to consider the issue anew.  The FCC is currently exploring whether it should re-impose any limits.

Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised “open video systems.”  Open video systems are subject to specified requirements, including, but not limited to, a requirement that they set aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis.  A federal appellate court overturned various parts of the FCC’s open video rules, including the FCC’s preemption of local franchising requirements for open video operators.  The FCC has modified its open video rules to comply with the federal court’s decision.

e.               Pole Attachment Regulation

The Communications Act requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by investor-owned utilities.  The Communications Act also requires the FCC to regulate the rates, terms and conditions imposed by these utilities for cable systems’ use of utility pole and conduit space unless state authorities demonstrate to the FCC that they adequately regulate pole attachment rates, as is the case in some states in which TWC operates.  In the absence of state regulation, the FCC administers pole attachment rates on a formula basis.  The FCC’s original rate formula governs the maximum rate utilities may charge for attachments to their poles and conduit by cable operators providing cable services.  The FCC also adopted a second rate formula that became effective in February 2001 and governs the maximum rate investor-owned utilities may charge for attachments to their poles and conduit by companies providing telecommunications services.  Any increase in attachment rates resulting from the FCC’s new rate formula is being phased in (in equal annual installments) over a five-year period that began in February 2001.  The U.S. Supreme Court has upheld the FCC’s jurisdiction to regulate the rates, terms and conditions of cable operators’ pole attachments that are being used to provide both cable service and HSD service.

f.                 Other Regulatory Requirements of the Communications Act and the FCC

The Communications Act also includes provisions regulating customer service, subscriber privacy, marketing practices, equal employment opportunity, technical standards and equipment compatibility, antenna structure notification, marking, lighting, emergency alert system requirements and the collection from cable operators of annual regulatory fees, which are calculated based on the number of subscribers served and the types of FCC licenses held.

Certain regulatory requirements are also applicable to set-top boxes.  Currently, many cable subscribers rent from their cable operator a set-top box that performs both signal-reception functions and conditional-access security functions.  The lease rates cable operators charge for this equipment are subject to rate regulation to the same extent as basic cable service.  In 1996, Congress enacted a statute seeking to allow subscribers to use set-top boxes obtained from third party retailers.  The most important of the FCC’s implementing regulations requires cable operators to offer separate equipment providing only the conditional-access security function (so that subscribers can purchase set-top boxes or other navigational devices from other sources) and to cease placing into service new set-top boxes that have integrated conditional-access security.  The regulations requiring cable operators to cease distributing set-top boxes with integrated conditional-access security are currently scheduled to go into effect on July 1, 2007.  In addition, the FCC recently ordered the cable industry to investigate and report on the possibility of implementing a downloadable conditional-access security system that would be accessible to all set-top devices.  If the implementation of such a system proves technologically feasible, this would eliminate the need for consumers to purchase or lease separate conditional-access security devices.

In December 2002, cable operators and consumer-electronics companies entered into a standard-setting agreement relating to interoperability between cable systems and reception equipment.  Among other things, the agreement envisions consumer electronics devices with a slot for a conditional-access security card — a CableCARD™ — provided by the cable operator.  To implement the agreement, the FCC promulgated regulations that require cable systems with activated spectrum of 750 MHz or greater to:  support unidirectional digital devices; establish a voluntary labeling system for unidirectional devices; prohibit so-called “selectable output controls”; and adopt content-encoding rules.  The FCC has issued a further notice of proposed rulemaking to consider additional changes.  Cable operators, consumer-electronics companies and other market participants are holding discussions that are expected to lead to a similar set of interoperability agreements covering digital devices capable of carrying cable operators’ two-way and interactive products and services.

Separately, the FCC has adopted cable inside wiring rules to provide specific procedures for the disposition of residential home wiring and internal building wiring where a subscriber terminates service or where an incumbent cable operator is forced by a building owner to terminate service in a multiple dwelling unit building.  The FCC has also adopted rules providing that, in the event that an incumbent cable operator sells the inside wiring, it must make the wiring available to the multiple dwelling unit owner or the alternative cable service provider during the 24-hour period prior to the actual service termination by the incumbent, in order to avoid service interruption.

g.              Compulsory Copyright Licenses for Carriage of Broadcast Stations and Music Performance Licenses

TWC’s cable systems provide subscribers with, among other things, local and distant television broadcast stations.  TWC generally does not obtain a license to use the copyrighted performances contained in these stations’ programming directly from program owners.  Instead, it obtains this license pursuant to a compulsory license provided by federal law, which requires it to make payments to a copyright pool.  The elimination or substantial modification of the cable compulsory license could adversely affect TWC’s ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to its subscribers.

When TWC obtains programming from third parties, it generally obtains licenses that include any necessary authorizations to transmit the music included in it.  When TWC creates its own programming and provides various other programming or related content, including local origination programming and advertising that it inserts into cable-programming networks, it is required to obtain any necessary music performance licenses directly from the rights holders.  These rights are generally controlled by three music performance rights organizations, each with rights to the music of various composers.  TWC generally has obtained the necessary licenses, either through negotiated licenses or through procedures established by consent decrees entered into by some of the music performance rights organizations.

5.              State and Local Regulation

Cable operators operate their systems under non-exclusive franchises.  Franchises are awarded, and cable operators are regulated, by municipal or other LFAs.  In some states, cable regulation is imposed at the state level as well.  TWC believes it generally has good relations with state and local cable regulators.

Franchise agreements typically require payment of franchise fees and contain regulatory provisions addressing, among other things, upgrades, service quality, cable service to schools and other public institutions, insurance and indemnity bonds.  The terms and conditions of cable franchises vary from jurisdiction to jurisdiction.  The Communications Act provides protections against many unreasonable terms.  In particular, the Communications Act imposes a ceiling on franchise fees of five percent of revenues derived from cable service.  TWC generally passes the franchise fee on to its subscribers, listing it as a separate item on the bill.

Franchise agreements usually have a term of 10 to 15 years from the date of grant, although some renewals may be for shorter terms.  Franchises usually are terminable only if the cable operator fails to comply with material provisions.  TWC has not had a franchise terminated due to breach.  After a franchise agreement expires, an LFA may seek to impose new and more onerous requirements, including requirements to upgrade facilities, to increase channel capacity and to provide various new services.  Federal law, however, provides significant substantive and procedural protections for cable operators seeking renewal of their franchises.  In addition, although TWC occasionally reaches the expiration date of a franchise agreement without having a written renewal or extension, it generally has the right to continue to operate, either by agreement with the LFA or by law, while continuing to negotiate a renewal.  In the past, substantially all of the material franchises relating to its systems have been renewed by the relevant LFA, though sometimes only after significant time and effort.  Despite its efforts and the protections of federal law, it is possible that some TWC franchises may not be renewed, and TWC may be required to make significant additional investments in its cable systems in response to requirements imposed in the course of the franchise renewal process.

Franchises usually require the consent of LFAs prior to the sale, assignment, transfer or change of control or ownership of a cable system.  Federal law imposes various limitations on the conditions local authorities may impose and requires localities to act on such requests within 120 days, provided that information requested by the LFAs is timely provided.  The Company, TWC and Comcast are seeking the consents of LFAs in connection with the Sale Transaction and the TWC/Comcast Transactions, as applicable, through the submission of FCC Form 394s, where applicable.  Notwithstanding the submission of any such FCC Form 394s, the Company, TWC and Comcast reserve their rights to seek the application of section 365 of the Bankruptcy Code, including a provision which may serve to override consent provisions which may be contained in certain franchise agreements, to the transfer of the Company’s franchise agreements or otherwise assert that LFA consent is not required under the terms of a particular franchise agreement.

6.              Regulation of Telephony

As of December 31, 2004, it was unclear whether and to what extent regulators will subject VoIP service provided by cable operators to the regulations that apply to traditional circuit switch telephone service provided by incumbent telephone companies.  In February 2004, the FCC opened a rulemaking proceeding to consider these and other issues.  This proceeding remains pending.  In November 2004, the FCC issued an order preempting certain kinds of state regulation of VoIP services, including state requirements to obtain a certificate and to file a tariff.  The order did not decide, however, what federal rules should apply.  In particular, there is uncertainty as to whether and to what extent the “access charge” and “universal service” rules that apply to traditional circuit switch telephone service will also apply to VoIP service.  It is also possible that regulators will allow utility pole owners to charge cable operators offering VoIP service higher rates for pole rental than for traditional cable service and cable-modem service.  In May 2005, the FCC adopted rules requiring VoIP providers to supply enhanced 911 (E911) capabilities as a standard feature to their subscribers.  Additionally, VoIP providers must obtain affirmative acknowledgement from all subscribers that they have been advised of the circumstances under which E911 service may not be available.

G.            BOARD OF DIRECTORS AND MANAGEMENT OF TWC

The following table sets forth the name of each director and executive officer of TWC, the office held by such director or officer and the age of such director or officer as of September 30, 2005.  Unless otherwise noted, each of the executive officers named below assumed his or her position with TWC at the time of the TWE Restructuring, which took place in March 2003 and, prior to that time, each held the same position within the Time Warner Cable division of TWE.

Name	Age	Office

Glenn A. Britt(1)	56	Class B Director, Chairman & Chief Executive Officer
Jeffrey L. Bewkes	53	Class B Director
Dr. David C. Chang	64	Class A Director
Don Logan(2)	61	Class B Director
N.J. Nicholas, Jr.	66	Class B Director
Wayne H. Pace	59	Class B Director
William R. Goetz, Jr.	51	Executive Vice President
Fred M. Dressler	64	Executive Vice President, Programming
Landel C. Hobbs	43	Chief Operating Officer
Larry J. Fischer	55	Executive Vice President & President, Ad Sales
Michael L. LaJoie	50	Executive Vice President & Chief Technology Officer
Marc Lawrence-Apfelbaum	50	Executive Vice President, General Counsel & Secretary
Robert D. Marcus	40	Senior Executive Vice President
John K. Martin	38	Executive Vice President and Chief Financial Officer
David E. O’Hayre	62	Executive Vice President, Investments
Carl U.J. Rossetti	57	Executive Vice President, New Product Development & President, Voice Services
Peter C. Stern	33	Executive Vice President, Product Management
Lynn M. Yaeger	56	Executive Vice President, Corporate Affairs

(1)                                 Following the Sale Transaction, Mr. Britt will no longer serve as Chairman but will continue to serve as Chief Executive Officer and will be named President.

(2)               Following the Sale Transaction, as part of his current duties as Chairman of Time Warner’s Media & Communications Group, Mr. Logan will become non-executive Chairman of TWC’s board of directors.

Set forth below are the principal positions held by each of the directors and executive officers named above during at least the last five years:

Mr. Britt

Glenn A. Britt has served as a Class B director and Chairman and Chief Executive Officer since the closing of the TWE Restructuring. He was Chairman and Chief Executive Officer of the Time Warner Cable division of TWE from August 2001 until the closing of the TWE Restructuring and was President from January 1999 to August 2001. Prior to assuming that position, he was Chief Executive Officer and President of Time Warner Cable Ventures, a unit of TWE, from January 1994 to January 1999. He was an Executive Vice President for certain of TWC’s predecessor entities from 1990 to January 1994. From 1972 to 1990, Mr. Britt held various positions at Time Warner and its predecessor Time Inc., including as Chief Financial Officer of Time Inc. Mr. Britt also serves as a director of Xerox Corporation.

Mr. Bewkes

Jeffrey L. Bewkes has served as a Class B director since the closing of the TWE Restructuring. Mr. Bewkes has served as Chairman of Time Warner’s Entertainment & Networks Group since July 2002. Prior to assuming that position, he was Chief Executive Officer of Home Box Office, then a division of TWE, from 1995 to July 2002 and was its Chief Operating Officer from 1990 to 1995.

Dr. Chang

Dr. David C. Chang has served as a Class A director since the closing of the TWE Restructuring. Dr. Chang has served as President of Polytechnic University in New York since 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc. and Fedders Corporation and served as an independent director of ATC from 1986 to 1992.

Mr. Logan

Don Logan has served as a Class B director since the closing of the TWE Restructuring. Mr. Logan has served as Chairman of Time Warner’s Media & Communications Group since July 2002. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985.

Mr. Nicholas

N.J. Nicholas, Jr. has served as a Class B director since the closing of the TWE Restructuring. Mr. Nicholas is a private investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named president of Time Inc. in 1986 and served as co-chief executive officer of Time Warner from 1990 to 1992. Mr. Nicholas is also a director of Boston Scientific Corporation, Xerox Corporation, DB Capital Partners and priceline.com Incorporated.

Mr. Pace

Wayne H. Pace has served as a Class B director since the closing of the TWE Restructuring. Mr. Pace has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001, and as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. Prior to assuming that position, he was Vice Chairman and Chief Financial and Administrative Officer of TBS from March 2001 to November 2001 and held various other executive positions, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. In connection with the SEC’s investigation of Time Warner described in Section VII.A.7.b, titled “SEC and DoJ Investigations,” Mr. Pace also reached a settlement with the SEC, pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

Mr. Dressler

Fred M. Dressler has served as Executive Vice President, Programming since October 2001. Previously, Mr. Dressler has served in a variety of positions since he began with TWC’s predecessor entities, including as Senior Vice President of Programming from 1987 to 2001.

Mr. Fischer

Larry J. Fischer has served as Executive Vice President & President, Ad Sales since May 2002. Previously, Mr. Fischer served in a variety of positions since he began with TWC including as President of Time Warner City Cable Advertising from 1988 through 2001.

Mr. Goetz

William R. Goetz, Jr. has served as Executive Vice President since 2000. Prior to joining TWC, Mr. Goetz spent 19 years at Comcast where he held various positions, including that of Senior Vice President.

Mr. Hobbs

Landel C. Hobbs became Chief Operating Officer in August 2005. Prior to that he had served as Executive Vice President & Chief Financial Officer since October 2001 and had been TWC’s Treasurer since February 2004. Prior to 2001, he was Vice President, Financial Analysis and Operations Support for Time Warner, a position he had held since September 2000. Beginning in 1993, Mr. Hobbs was employed by TBS, a subsidiary of Time Warner since 1996, including as Senior Vice President and Chief Accounting Officer from 1996 until September 2000.

Mr. LaJoie

Michael L. LaJoie has served as Executive Vice President & Chief Technology Officer since January 2004. Prior to that, he had served as Executive Vice President of Advanced Technology since the TWE Restructuring and in the same capacity for the Time Warner Cable division of TWE from August 2002 until the TWE Restructuring. Mr. LaJoie served as Vice President of Corporate Development of the Time Warner Cable division of TWE from 1998.

Mr. Lawrence-Apfelbaum

Marc Lawrence-Apfelbaum has served as Executive Vice President, General Counsel & Secretary since January 2003. Prior to that, he served as Senior Vice President, General Counsel and Secretary of the Time Warner Cable division of TWE from 1996.

Mr. Marcus

Robert D. Marcus became Senior Executive Vice President in August 2005, joining TWC from Time Warner where he had served as Senior Vice President, Mergers and Acquisitions since 2002. Mr. Marcus joined Time Warner in 1998 as Vice President of Mergers and Acquisitions.

Mr. Martin

John K. Martin became Executive Vice President and Chief Financial Officer in August 2005, joining TWC from Time Warner where he had served as Senior Vice President of Investor Relations since 2002. Prior to that, Mr. Martin was Director in the Equity Research group of ABN AMRO Securities LLC from 2000 to 2002, and Vice President of Investor Relations at Time Warner from 1999 to 2000. Mr. Martin first joined Time Warner in 1993 as a Manager of SEC financial reporting.

Mr. O’Hayre

David E. O’Hayre has served as Executive Vice President of Investments since 2001. Prior to that time, he served as Senior Vice President of Investments for various TWC predecessors from 1985. Prior to 1985, Mr. O’Hayre worked in a variety of positions for predecessor entities including as Controller and Treasurer.

Mr. Rossetti

Carl U.J. Rossetti has served as Executive Vice President of New Business Development since August 2002. Mr. Rossetti has also served as President, Time Warner Cable Voice Services since January 2004. Previously, Mr. Rossetti served as an Executive Vice President of the Time Warner Cable division of TWE from 1998.

Mr. Stern

Peter C. Stern has served as Executive Vice President, Product Management since June 2005. Prior to that time, he served as Senior Vice President for Strategic Planning since 2004, having joined TWC from Time Warner, where he had held the position of Vice President of Strategic Initiatives since 2001.

Ms. Yaeger

Lynn M. Yaeger has served as Executive Vice President of Corporate Affairs since January 2003. Prior to assuming that position, she served as Senior Vice President of Corporate Affairs for various TWC predecessors beginning in 1992.

Currently, the TWC board of directors consists of six members, two of whom are independent as required pursuant to TWC’s by-laws.  Following the Sale Transaction, the percentage of independent directors serving on the board of directors of TWC will increase to 50%.  As of the date of this Disclosure Statement, the composition of the board of directors of TWC as it will exist as of the Sale Transaction Closing has not been determined.  TWC will disclose the anticipated composition of its board of directors prior to the Confirmation Hearing.  See Section VII.G.2, titled “Corporate Governance.”

1.              Terms of Executive Officers and Directors

Each director serves for a term of one year.  Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified.  Executive officers are appointed by the board of directors and serve at the discretion of the board.

2.              Corporate Governance

It is a condition to closing of the TW Adelphia Acquisition that the TWC Class A Common Stock will be listed on the NYSE.  For purposes of the NYSE rules, TWC expects to be a “controlled company.”  “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company.  Subject to the TWC Equity Securities Exceptions, subsidiaries of Time Warner will hold approximately 84% of the common stock of TWC after giving effect to the TW Adelphia Acquisition and the TWC Redemption, and Time Warner will be able to elect the entire board of directors of TWC.  Such percentage does not take into account any adjustment that may result due to the exclusion of the Coudersport system.  Accordingly, TWC would be eligible to take advantage of certain of the exemptions provided in the NYSE rules.  Specifically, as a controlled company under NYSE rules, TWC would not be required to have (1) a majority of independent directors, (2) a nominating/governance committee or (3) a compensation committee composed entirely of independent directors.  Although TWC would be exempt from the NYSE rule requiring that a majority of its board of directors be independent, under TWC’s restated certificate of incorporation at least 50% of the members of its board of directors must be independent for three years following the closing of the TW Adelphia Acquisition.  TWC expects to be in compliance with this requirement at the closing of the TW Adelphia Acquisition.

Board Committees

TWC’s board of directors has two principal standing committees, an audit committee and a compensation committee.

Audit committee.  The members of the audit committee are currently Wayne H. Pace, who serves as the Chair, and two independent directors, David C. Chang, and N.J. Nicholas, Jr. At or prior to the closing of the TW Adelphia Acquisition, the audit committee is expected to comply with all NYSE and legal requirements and to consist entirely of independent directors.  The audit committee has the authority over the engagement of, the approval of services provided by, and the independence of, TWC’s auditors.  In addition, the audit committee reviews TWC’s financial statements and the results of each external audit.  The audit committee also reviews other matters with respect to TWC’s accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.  The audit committee also oversees TWC’s compliance program.

Compensation committee.  The board of directors currently serves as TWC’s compensation committee.  The compensation committee has oversight of the corporation’s overall compensation structure and benefit plans.  The compensation committee:

•      reviews and approves corporate goals and objectives relevant to the compensation of TWC’s CEO and four other most highly compensated executive officers;

•      evaluates the performance of TWC’s CEO and four other most highly compensated executive officers; and

•      sets the compensation level of TWC’s CEO and four other most highly compensated executive officers based on its evaluation.

3.              Compensation of Directors

Directors who are not executive officers receive an annual fee of $75,000, and members of the Audit Committee are entitled to $1,000 for each committee meeting they attend which is not held on the same day as a board meeting.  Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees.

As of the closing of the TW Adelphia Acquisition, TWC expects to compensate directors who are not executive officers with a combination of equity and cash, with an initial equity award, and would rank the compensation at approximately the median of similarly sized public entities.  TWC will file such compensation information with the Bankruptcy Court prior to the Confirmation Hearing.

4.              Code of Ethics

TWC has adopted Time Warner’s Code of Ethics for its Senior Executives and Senior Financial Officers.  A copy of the Code of Ethics is publicly available on Time Warner’s website at www.timewarner.com/corporate_information.  TWC has adopted a code of business conduct and ethics for its employees, generally, that conforms with the requirements of the NYSE listing rules.

5.              Executive Compensation Summary Table

On account of the historic structure of the cable business and for continued administrative convenience, TWE has been and is expected to remain the employer of TWC’s executives and TWE system employees, and to continue to provide directly or indirectly payroll and other benefit plan administrative services to TWC.

During 2005, TWC commenced a management restructuring.  Among other changes, Thomas G. Baxter, who was TWC’s President as of December 31, 2004, ended his employment effective as of March 31, 2005, and John K. Billock, TWC’s Vice Chairman and Chief Operating Officer, ended his employment effective as of June 30, 2005.  See Section VII.G.11, titled “Management Restructuring.”

On August 1, 2005, TWC announced that Landel C. Hobbs had been promoted to Chief Operating Officer, that Robert D. Marcus had been appointed as Senior Executive Vice President and that John K. Martin had been appointed Executive Vice President and Chief Financial Officer.

The following table presents information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of TWC who served in such capacities on December 31, 2004 and who are expected to continue their employment with TWC throughout 2005 (collectively, the “TWC Named Executive Officers”).  Each of the TWC Named Executive Officers holds the identical title within TWE and, prior to October 2004, held the identical position within the cable group of TWE.

		Annual Compensation			Long-Term Compensation
Name and Principal Position(1)	Year	Salary	Bonus(2)	Other Annual Compensation(3)	TW Restricted Stock Awards(4)	TW Stock Options(5)	All Other Compensation(6)

Glenn A. Britt Chairman & Chief Executive Officer	2004	$1,000,000	$3,550,000	$69,062	$1,206,800	225,000	$8,200

Landel C. Hobbs Executive Vice President and Chief Financial Officer(7)	2004	$530,000	$641,035	—	—	150,000	$8,200

Fred M. Dressler Executive Vice President, Programming	2004	$420,000	$495,000	—	—	70,000	$8,200

Carl U.J. Rossetti Executive Vice President, New Business Development	2004	$408,321	$390,755	—	—	80,000	$8,200

Marc Lawrence-Apfelbaum Executive Vice President, General Counsel and Secretary	2004	$420,000	$371,700	—	—	80,000	$8,200

(1)             Each of the TWC Named Executive Officers is employed by and holds the same position within TWE but served in 2004 as an executive officer of TWC.  Prior to October 2004, each TWC Named Executive Officer also held the indicated position at TWE’s cable division (and was not an executive officer of TWE).  The compensation shown in the table for 2004 includes compensation received from TWC and subsidiaries (including TWE).

(2)             Bonus amounts represent amounts earned in 2004 and paid in 2005.

(3)             Consistent with SEC rules, disclosure is omitted where total “Other Annual Compensation” aggregates to less than $50,000.  The amounts of personal benefits shown in this column for 2004 that represent more than 25% of the applicable executive’s total Other Annual Compensation include: an automobile allowance of $24,000 to Mr. Britt; and $32,640 for Mr. Britt for insurance coverage.  See note 6(b) below.

(4)             The amount set forth in the restricted stock award column for Mr. Britt represents the grant-date value of his award of Time Warner restricted common stock, par value $.01 per share (“Time Warner Common Stock”), subject to restrictions (“Time Warner Restricted Stock”) (based on a price of $17.24 per share of Time Warner Common Stock).  This award vests equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment.  As of December 31, 2004, based on the closing price of the Time Warner Common Stock on the NYSE ($19.44 per share), the number and net value of the shares of Time Warner Restricted Stock held by each of the TWC Named Executive Officers were:  Mr. Britt – 147,300 shares valued at $2,862,039; Mr. Hobbs – 38,643 shares valued at $750,833; Mr. Dressler – 36,206 shares valued at $703,558; Mr. Rossetti – 15,000 shares valued at $291,600; and Mr. Lawrence-Apfelbaum – 27,374 shares valued at $531,952.  77,300 of the shares of Time Warner Restricted Stock held by Mr. Britt, 28,706 of the shares of Time Warner Restricted Stock held by Mr. Dressler, and 19,874 of the shares of Time Warner Restricted Stock held by Mr. Lawrence-Apfelbaum were awarded in 2003 and vest equally on each of the second, third and fourth anniversaries of the date of grant, assuming continued employment.  The remainder of the shares held by Messrs. Dressler and Lawrence-Apfelbaum, and all of the shares held by Mr. Rossetti, were granted in 2000 and vest on the fifth anniversary of the date of grant, assuming continued employment.  Each of the TWC Named Executive Officers has a right to receive dividends, if paid, and vote with respect to these shares of Time Warner Restricted Stock.  Pursuant to the terms of their restricted stock agreements, a pro rata portion of the Time Warner Restricted Stock awarded to the individual will generally vest in the event of the employer’s material breach or a termination of the executive’s employment without cause.

(5)             These options are exercisable for Time Warner Common Stock.  None of these stock options was awarded with tandem stock appreciation rights.

(6)             The amounts shown in this column include the following:

(a)      Pursuant to the TWC Savings Plan (the “TWC Savings Plan”), a defined contribution plan available generally to employees of TWE and TWC, for the 2004 plan year, each of the TWC Named Executive Officers deferred a portion of his annual compensation and TWE contributed $8,200 as a matching contribution on the amount deferred by the executive (“Matching Contribution”).  Employees, including the TWC Named Executive Officers who participate in the TWC Savings Plan may elect to invest Matching Contributions in any of the TWC Savings Plan’s investment funds, including a Time Warner Common Stock fund.

(b)     TWC maintains a program of life and disability insurance generally available to all employees on the same basis.  This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Dressler and Lawrence-Apfelbaum, who were given a cash payment to cover the cost of replacing such reduced coverage under a voluntary group program available to employees generally.  Mr. Rossetti elected not to receive a cash payment for life insurance over $50,000 and instead receives term life insurance and is taxed on the imputed income. Such payments are included in the “Other Annual Compensation” column.  For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “—Employment Arrangements” below.

(7)             On August 1, 2005, TWC announced that Mr. Hobbs had been promoted to Chief Operating Officer and that John K. Martin had been appointed Executive Vice President and Chief Financial Officer.

6.              Stock Option Grants During 2004

The following table sets forth certain information with respect to employee options to purchase shares of Time Warner Common Stock awarded during 2004 by Time Warner to the TWC Named Executive Officers.  All such options were nonqualified options.  No stock appreciation rights, alone or in tandem with such stock options, were awarded in 2004.

STOCK OPTION GRANTS IN 2004

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004(2)	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(3)

Glenn A. Britt	225,000	0.3%	$17.28	2/12/14	$1,346,574

Landel C. Hobbs	150,000	0.2%	$17.28	2/12/14	$897,716

Fred M. Dressler	70,000	0.01%	$17.28	2/12/14	$355,038

Carl U.J. Rossetti	80,000	0.01%	$17.28	2/12/14	$405,758

Marc Lawrence-Apfelbaum	80,000	0.01%	$17.28	2/12/14	$405,758

(1)             The terms of these options are governed by the plans and the recipient’s option agreement.  The option exercise price is the fair market value of the Time Warner Common Stock on the date of grant.  The options shown in the table become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events.  Payment of the exercise price of an option may be made in cash and/or full shares of Time Warner Common Stock already owned by the holder of the option.  The payment of withholding taxes due upon exercise of an option may generally be made in cash and/or full shares of Time Warner Common Stock.

(2)             Represents the percentage of all options awarded by Time Warner to employees of Time Warner and its subsidiaries.

(3)             These amounts represent the estimated present value of stock options at the respective date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 35.0% based on an average of both historical stock volatilities and implied volatilities on traded Time Warner options; a dividend yield of 0%; for the options awarded to Messrs. Britt and Hobbs, an expected term to exercise of 2.15 years after vesting and a risk-free rate of return of 3.33%; and for the options awarded to Messrs. Dressler, Rossetti and Lawrence-Apfelbaum, an expected term to exercise of 1.03 years after vesting and a risk-free rate of return of 3.02%.  The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Time Warner Common Stock exceeds the exercise price of the option on the date the option is exercised.  Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above.  These amounts should not be used to predict stock performance.

7.              Option Exercises and Values in 2004

The following table sets forth as to each of the TWC Named Executive Officers information on option exercises during 2004 and the status of his options on December 31, 2004:  (1) the number of shares of Time Warner Common Stock underlying options exercised during 2004; (2) the aggregate dollar value realized upon exercise of such options; (3) the total number of shares of Time Warner Common Stock underlying exercisable and non-exercisable stock options held on December 31, 2004; and (4) the aggregate dollar value of in-the-money exercisable and non-exercisable stock options on December 31, 2004.  The number of shares covered and the option exercise prices have been adjusted to reflect the exchange ratios of common stock of AOL and Historic TW (prior to the AOL Merger) for Time Warner Common Stock on the date of the AOL Merger and Time Warner’s assumption on the date of the AOL Merger of the option plans and agreements under which the options were awarded.

AGGREGATE OPTION EXERCISES DURING 2004
and
OPTION VALUES ON DECEMBER 31, 2004

Name	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise			Dollar Value of
			Number of Shares Underlying		Unexercised
			Unexercised		In-the-Money
			Options on 12/31/04		Options on 12/31/04*
			Exercisable	Non-Exercisable	Exercisable	Non-Exercisable
Glenn A. Britt	50,615	$240,222	1,271,768	723,049	$1,349,590	$2,161,800

Landel C. Hobbs	6,750	$61,416	501,625	348,125	$389,370	$1,161,900

Fred M. Dressler	—	—	294,092	226,989	$404,526	$773,640

Carl U.J. Rossetti.	15,000	133,500	377,070	258,299	$421,735	$856,800

Marc Lawrence-Apfelbaum	—	—	215,479	183,827	$381,864	$603,720

*                                        Calculated using the fair market value of $19.44 per share of Time Warner Common Stock on December 31, 2004 minus the option exercise price.

The option exercise price of all the options held by the TWC Named Executive Officers is the fair market value of the Time Warner Common Stock on the date of grant.  The options held by the TWC Named Executive Officers remain exercisable for three months to five years in the event their employment is terminated without cause or as a result of TWE’s breach of an employment agreement.  Otherwise, options may generally be exercised for one to three years after death or total disability (depending on their date of grant) and some options may be exercised for five years after retirement.  All options terminate either immediately or one month after the holder’s employment is terminated for cause.  The terms of the options shown in the chart are ten years.

8.              New Awards

Under the terms of the TW Purchase Agreement, except in connection with certain acquisitions, the number of shares of TWC Class A Common Stock that may be issued by TWC pursuant to any employee stock option or restricted stock program is limited during the period between April 20, 2005 and the closing of the TW Adelphia Acquisition.  The TW Purchase Agreement provides that during the 12-month period commencing on April 20, 2005, such number of shares may not exceed 1.5% of the outstanding equity securities of TWC and, for each 90-day period thereafter, may not exceed an additional 0.375% of the outstanding equity securities of TWC, in each case calculated on a fully diluted basis.  In addition, no more than ten percent of such awards may be in shares of restricted stock of TWC and any such employee stock option may not be issued at less than fair market value as determined in good faith by TWC’s board of directors or compensation committee.

There is no restriction on TWC’s ability to adopt equity compensation plans providing for issuance of TWC securities under such plans following the closing of the TW Adelphia Acquisition.  TWC does not currently maintain any equity incentive arrangements.  TWC expects to establish employee equity incentive programs prior to the closing of the TW Adelphia Acquisition and, subject to the limitations described above, to make awards thereunder at or prior to the closing of the TW Adelphia Acquisition.  TWC will file information regarding such programs and awards with the Bankruptcy Court prior to the Confirmation Hearing.

9.              Employment Arrangements

TWE has entered into employment agreements with each of the TWC Named Executive Officers.  These executive officers are officers of both TWC and TWE.  The expiration dates of these agreements are: Mr. Britt – August 31, 2006; Mr. Hobbs – July 31, 2008; Mr. Dressler – December 31, 2007; Mr. Rossetti –December 31, 2007; and Mr. Lawrence-Apfelbaum – December 31, 2007.

Glenn A. Britt

TWE entered into an employment agreement with Mr. Britt, effective as of August 20, 2001, which was amended effective as of April 1, 2003, and provides that Mr. Britt will serve as TWC’s Chairman and Chief Executive Officer through August 31, 2006.  Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement.  The agreement provides for a minimum annual base salary of $1 million and an annual discretionary target bonus of $3 million, subject to Mr. Britt’s and TWE’s performance.  Mr. Britt participates in the benefit plans and programs available to TWC’s other senior executive officers, including life insurance.  Mr. Britt also receives an annual cash payment equal to two times the premium he would have to pay to obtain $4 million of life insurance under a Group Universal Life (“GUL”) insurance program made available by TWC.

In the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits Mr. Britt would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of TWC’s defined benefit pension plans, then TWE will provide Mr. Britt with the financial equivalent of the more generous benefits.  Mr. Britt is entitled to severance payments if TWE materially breaches his employment agreement and fails to cure the breach within 15 days, if the breach is curable, or if TWE terminates his employment without cause, as defined in his employment agreement, as follows:

•                       any earned but unpaid base salary and a pro rata portion of his average annual bonus, as measured by taking the average of his two largest annual bonuses paid in the prior five years, through the date of termination; and

•                       during his “severance period,” which concludes on the later of August 31, 2006 or 24 months following his termination, his base salary, his average annual bonus and the continuation of his benefits.

Mr. Britt will also be entitled to use office space, secretarial services and other office facilities for up to twelve months following his termination.  In the event Mr. Britt accepts other full time employment, as specified in his employment agreement, during his severance period, his remaining severance will be paid in a lump sum rather than over his severance period discounted to present value as of the date of payment.  All of Mr. Britt’s Time Warner stock options that would have vested on or before the expiration of his severance period will vest on his termination date and remain exercisable for three years following the date Mr. Britt leaves TWE’s payroll, but not beyond the original term of these options.

If Mr. Britt becomes disabled, he will receive a pro rata portion of his average annual bonus for the year in which the disability occurs.  In addition, through the later of August 31, 2006 or 24 months following the date the disability occurs, he will be paid disability benefits equal to 75% of his annual base salary and average annual bonus and will continue to receive his other benefits.

Mr. Britt has a separate agreement with Time Warner that guarantees that Time Warner will either enroll him in Time Warner’s retiree medical program on the same terms and conditions as senior corporate executives of Time Warner upon retirement or provide him with equivalent benefits, provided that he retires pursuant to his employment agreement.

Landel C. Hobbs

TWE entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as TWC’s Chief Operating Officer through July 31, 2008.  Mr. Hobbs’ agreement is automatically extended for consecutive one-month periods, unless terminated upon 60 days’ notice.  The agreement provides for a minimum annual base salary of $700,000, an annual discretionary target bonus of 175% of his base salary, subject to Mr. Hobbs’ and TWE’s performance, and participation in TWC’s benefit plans and programs, including life insurance.

Mr. Hobbs is entitled to severance payments if TWE materially breaches his employment agreement and TWE does not cure the breach within 15 days, if the breach is curable, or if TWE terminates his employment without cause, as defined in his employment agreement, as follows:

•                       any earned but unpaid base salary, a pro rata portion of his average annual bonus, as measured by taking the average of his two largest annual bonuses paid in the prior five years, through the date of termination; and

•                     during his “severance period,” which concludes on the later of July 31, 2008 or 24 months after his termination, his base salary, his average annual bonus and the continuation of his benefits.

Mr. Hobbs will also be entitled to use office space, secretarial services and other office facilities for up to six months following his termination.  In the event Mr. Hobbs accepts other full time employment during his severance period, as specified in his employment agreement, his remaining severance will be paid in a lump sum discounted to present value as of the date of payment rather than over his severance period.  All of Mr. Hobbs’ Time Warner stock options that would have vested on or before the end of his severance period will vest on his termination date and remain exercisable for three years following the date Mr. Hobbs leaves TWE’s payroll, but not beyond the original term of these options.

If Mr. Hobbs becomes disabled, he is entitled to receive a pro rata portion of his bonus for the year in which the disability occurs and, until the later of July 31, 2008 or the twelve months following the commencement of his disability benefit, he will be paid disability benefits equal to 75% of his annual base salary and average annual bonus and will continue to receive his other benefits.

Fred M. Dressler

TWE entered into an employment agreement with Mr. Dressler, effective as of June 1, 2000, which provides that Mr. Dressler will serve as TWC’s Executive Vice President, Programming for a term of three years.  As of January 1 of each year, TWE may renew the term of Mr. Dressler’s employment agreement for a term of three years from that date.  If TWE chooses not to renew the term, Mr. Dressler will be deemed to have been terminated without cause and entitled to the severance benefits described below.  If Mr. Dressler does not elect to renew the term, he will be treated as having delivered a 90-day notice of termination, following which he has the right to all earned but unpaid salary and benefits but not a pro rata portion of his bonus.  Currently, his employment agreement has been extended through December 31, 2007.  The agreement provides for a minimum annual base salary and an annual discretionary target bonus stated as a percentage of his base salary, subject to Mr. Dressler’s and TWE’s performance, and participation in TWC’s benefit plans, including life insurance.  During 2004, Mr. Dressler had a base salary of $420,000 and a discretionary target bonus of 100% of his base salary.

If TWE terminates Mr. Dressler’s employment without cause, as defined in his employment agreement, he will receive all benefits due under any of TWC’s benefit plans and he may elect to either:

•                     receive three times his annual base salary plus the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus in a lump sum; or

•                     be placed on a leave of absence as an inactive employee for up to three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of his two most recent annual bonuses and his then applicable annual target bonus.

If Mr. Dressler elects to be put on leave and later accepts other employment, as specified in his employment agreement, he will generally receive the remainder of his severance in a lump sum payment.  If, however, Mr. Dressler accepts other specified employment during the first year of his leave, he will receive the remainder of his severance in two payments as follows:

•                     75% of the remaining severance will be paid at the time the other employment commences; and

•                     the remaining 25% will be paid one year later.

Mr. Dressler will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and up to $10,000 in financial and tax counseling services.

Because Mr. Dressler is over 55 years of age and has worked for TWE at the senior executive level for more than five years, he may elect a retirement option under his employment agreement.  The retirement option would require Mr. Dressler to remain actively employed by TWE for a transition period of up to one year following this election, during which he will continue to receive his current annual salary and bonus.  Following the transition period, Mr. Dressler would become an advisor to TWE for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year.  Mr. Dressler would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in health and life insurance benefit plans and receive reimbursement for financial and estate planning expenses and up to $10,000 for office space expenses.  If Mr. Dressler accepts other specified employment during the advisory period, he will receive the balance of his salary and bonus in a lump sum payment.  As of the date of this document, Mr. Dressler has not exercised the retirement option under his employment agreement.

If Mr. Dressler becomes disabled, he will receive an amount equal to three times his annual base salary and his then applicable target bonus amount.  If, within three years following a “change in control” (as defined in the employment agreement) of Time Warner, TWE (a) changes specified terms of Mr. Dressler’s employment including a significant change in work location, a reduction in duties, compensation or benefits, (b) materially breaches the employment agreement, or (c) terminates his employment without cause, then Mr. Dressler will have the right to receive:

•                     a lump sum payment of three times his annual base salary plus the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus;

•                     all benefits due under employee benefit plans;

•                     a lump sum payment of the aggregate pension and matching contribution to the TWC Savings Plan that Mr. Dressler would have received over the three years following termination had he continued employment for three years;

•                     continued participation in health and welfare plans for three years, or, if earlier, until Mr. Dressler is covered by a future employer;

•                     use of office space, secretarial services and other office facilities for up to one year following his termination of employment; and

•                     up to $10,000 in financial and tax counseling services.

If Mr. Dressler becomes entitled to payments upon termination of employment following a change of control of Time Warner that would be subject to an excise tax under section 4999 of the Tax Code, then TWE will pay Mr. Dressler a “gross-up” amount, which is an additional amount that would result in the net amount retained by Mr. Dressler, after payment of the excise tax, equaling the payments described above.  Mr. Dressler’s employment agreement was originally entered into prior to the AOL Merger, which caused a change in control of Time Warner for purposes of his employment agreement.  Because more than three years have passed since that change in control, Mr. Dressler is not currently eligible for the payments described in this paragraph.

Carl U.J. Rossetti

TWE entered into an employment agreement with Mr. Rossetti, effective as of June 1, 2000, which provides that Mr. Rossetti will serve as TWC’s Executive Vice President of New Business Development for a term of three years.  Except as described herein, the agreement contains terms and conditions identical to those contained in Mr. Dressler’s employment agreement (described above).  Currently, Mr. Rossetti’s employment agreement has been extended through December 31, 2007.  The agreement provides for a minimum annual base salary and an annual discretionary target bonus stated as a percentage of his base salary, subject to Mr. Rossetti’s and TWE’s performance, and participation in TWC’s benefit plans, including life insurance.  During 2004, Mr. Rossetti had a base salary of $408,321 and a discretionary target bonus of 75% of his base salary.  Like Mr. Dressler, Mr. Rossetti is no longer eligible for change in control payments arising as a result of the AOL Merger.  Because Mr. Rossetti is over 55 years of age and has worked for TWC and its predecessors at the senior executive level for more than five years, he is eligible to elect the retirement option under his employment agreement, which is identical to that contained in Mr. Dressler’s employment agreement (described above).

Marc Lawrence-Apfelbaum

TWE entered into an employment agreement with Mr. Lawrence-Apfelbaum, effective as of June 1, 2000, which provides that Mr. Lawrence-Apfelbaum will serve as TWC’s Executive Vice President, General Counsel and Secretary for a term of three years.  Except as described herein, the agreement contains terms and conditions identical to those contained in Mr. Dressler’s employment agreement (described above).  Currently, Mr. Lawrence-Apfelbaum’s employment agreement has been extended through December 31, 2007.  The agreement provides for a minimum annual base salary and an annual discretionary target bonus stated as a percentage of his base salary, subject to Mr. Lawrence-Apfelbaum’s and TWE’s performance, and participation in TWC’s benefit plans, including life insurance.  During 2004, Mr. Lawrence-Apfelbaum had a base salary of $420,000 and a discretionary target bonus of 75% of his base salary.  Like Mr. Dressler and Mr. Rossetti, Mr. Lawrence-Apfelbaum is no longer eligible for change in control payments arising as a result of the AOL Merger.  Because Mr. Lawrence-Apfelbaum is not yet 55 years of age, he is not eligible to elect the retirement option under his employment agreement, which is identical to those contained in Mr. Dressler’s and Mr. Rossetti’s employment agreements (described above).

Confidentiality and Non-Compete

As a part of their employment agreements, each of the TWC Named Executive Officers is subject to a standard confidentiality provision for one year following his termination and a covenant not to compete or to solicit employees for up to one year, and in some circumstances longer, following his termination of employment.

Arrangements with Time Warner

Deferred Compensation

Prior to 2003, TWE’s deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including each of the TWC Named Executive Officers) to defer receipt of all or a portion of their annual bonus until a specified future date.  During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third party investment vehicles then offered under the TWC Savings Plan.  Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the previous crediting rate elections.  In addition, prior to 2003, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate deferred compensation account maintained in a grantor trust or comparable amounts were credited under TWE’s deferred compensation plan.  The accounts maintained in the grantor trust are invested by a third party investment manager and the accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements.  Effective beginning 2003, TWE stopped making these contributions, but existing accounts in the grantor trust continue to be invested.  There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements.

10.       Pension Plans

Each of the TWC Named Executive Officers currently participates in the Time Warner Cable Pension Plan, which is sponsored by TWC.  Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003 when he commenced participation in the Time Warner Cable Pension Plan.  Mr. Hobbs ceased his participation in the Time Warner pension plans on October 11, 2001, when his participation in the Time Warner Cable Pension Plan commenced.

a.              Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”).  Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30).  Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Tax Code).  Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1.67% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30.  Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).  Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Plan Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension.  Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension.  An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65.  The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans.  However, as permitted by ERISA, Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”).  The TW Excess Plan provides for payments by Time Warner of certain amounts which eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions.

The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended TW Pension Plan.  The amount of the estimated annual pension is based upon a pension formula that applies to all participants in both the Amended TW Pension Plan and the TW Excess Plan.  The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.  The estimated amounts are based on the assumption that payments under the Amended TW Pension Plan will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the Amended TW Pension Plan will continue in force in its present form, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary).  Amounts calculated under the pension formula which exceed ERISA limits will be paid under the TW Excess Plan from Time Warner’s assets and are included in the amounts shown in the following table.

Highest Consecutive Five-Year Average Compensation	Estimated Annual Pension for Years of Benefit Service
	5	10	15	20	25	30	35

$200,000	$15,677	$31,355	$47,032	$62,710	$78,387	$94,064	$94,064

250,000	19,852	39,705	59,557	79,410	99,262	119,114	119,114

300,000	24,027	48,055	72,082	96,110	120,137	144,164	144,164

350,000	28,202	56,405	84,607	112,810	141,012	169,214	169,214

400,000	28,202	56,405	84,607	112,810	141,012	169,214	169,214

The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the TW Pension Plans and the TW Excess Plan for Mr. Britt is limited as a result of the imposition of the limitations on eligible compensation.  On March 31, 2003, Mr. Britt ceased to be an active participant in the TW Pension Plan described above and commenced participation in the TWC pension plan which is described below.  The estimated annual benefits payable under the Amended TW Pension Plan and the TW Excess Plan would be based on average compensation of $347,005 for Mr. Britt with 30.7 years of benefit service.  The estimated annual pension payable to Mr. Britt under the Old TW Pension Plan and the TW Excess Plan upon retirement based on the indicated remuneration and years of service would be $177,947, without reflecting the effect of the previously described Social Security Offset and Profit Sharing Offset.  This amount is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

b.              TWC Pension Plans

TWC’s executive officers currently participate in the Time Warner Cable Pension Plan, a tax-qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Plan, a non-qualified defined benefit pension plan (collectively, the “TWC Pension Plans”).

TWC’s Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under TWC’s tax-qualified Pension Plan and the amount the employee would have received under that Plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect.  In determining the amount of excess benefit pension payment, the excess benefit plan takes into account compensation earned up to $350,000 per year.  The pension benefit under TWC’s Excess Benefit Plan is payable under the same options as available under TWC’s tax-qualified defined benefit pension plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.”  The pension computed under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is equal to the sum of:

•                     1.25% of the portion of average compensation which does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•                     1.67% of the portion of average compensation which exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•                     0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•                     a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994.

The table below shows the estimated annual retirement benefits payable under the TWC Pension Plans, each of which provides retirement benefits to eligible employees (including eligible employees of TWC’s subsidiaries), including the TWC Named Executive Officers.  The table assumes retirement at age 65, that the TWC Pension Plans will continue in their present forms and that the maximum average compensation is $350,000.  Reduced benefits are available at earlier ages and in other forms of benefits payouts.  Amounts calculated under the pension formula that exceed tax code limits are payable under the Time Warner Cable Excess Benefit Plan and are included in the amounts shown on the following table.

Highest Consecutive Five-Year Average Compensation	Estimated Annual Benefits for Years of Benefit Service
	10	15	20	25	30	35
$200,000	$15,977	$31,955	$47,932	$63,910	$79,887	$95,864

250,000	20,152	40,305	60,457	80,610	100,762	120,914

300,000	24,327	48,655	72,982	97,310	121,637	145,964

350,000	28,502	57,005	85,507	114,010	142,512	171,014

400,000	28,502	57,005	85,507	114,010	142,512	171,014

The amount of covered compensation that would be considered in the determination of the highest consecutive five-year average compensation under the TWC Pension Plans is limited as a result of the imposition of the limitations on eligible compensation.  The estimated annual benefits payable under the TWC Pension Plans as of March 31, 2005 would be based on average compensation of $347,000 for Mr. Britt, $350,000 for Mr. Hobbs, $347,000 for Mr. Lawrence-Apfelbaum, $347,000 for Mr. Dressler, and $347,000 for Mr. Rossetti with 2, 4.1, 14.5, 27.33, and 18 years of benefit service, respectively.  For vesting purposes under the TWC Pension Plans, Mr. Britt is credited with service under the TW Pension Plans and is therefore fully vested.  Mr. Hobbs is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long term incentive compensation and severance paid in a lump sum.

11.                  Management Restructuring

During 2005, TWC commenced a management restructuring.  As noted above, on August 1, 2005, TWC announced that Landel C. Hobbs, formerly Executive Vice President and Chief Financial Officer, had been promoted to Chief Operating Officer, that John K. Martin had been appointed Executive Vice President and Chief Financial Officer, and that Robert D. Marcus had been appointed Senior Executive Vice President.  Mr. Hobbs’ employment terms are summarized above under “—Employment Arrangements.”  As of the date hereof, Mr. Martin’s and Mr. Marcus’ terms of employment have not been finalized.

As part of the restructuring, Thomas G. Baxter, who was TWC’s President as of December 31, 2004, ended his employment effective as of March 31, 2005, and John K. Billock, TWC’s Vice-Chairman and Chief Operating Officer as of December 31, 2004, ended his employment effective as of June 30, 2005.  During 2004, each of

Messrs. Baxter and Billock was one of TWC’s five most highly compensated executive officers.  Set forth below is information regarding each of Mr. Baxter’s and Mr. Billock’s compensation as well as his severance arrangements or anticipated severance arrangements.  Disclosure of other annual compensation is omitted where the total of such other annual compensation aggregates less than $50,000.

Thomas G. Baxter

During 2004, Mr. Baxter received salary of $600,000 and earned a bonus of $1,416,000, which was paid in 2005.  Mr. Baxter also received options in 2004 on 180,000 shares of Time Warner Common Stock on terms comparable to those applicable to the TWC Named Executive Officers.  These options were valued at $912,956 utilizing the same methodology as is set forth in footnote 3 to the table of Stock Option Grants in 2004 contained in Section VII.G.6, titled “Stock Option Grants During 2004.”  As of December 31, 2004, Mr. Baxter held unexercised but exercisable options for 226,875 shares of Time Warner Common Stock and unexercisable options for 360,625 shares of Time Warner Common Stock.  The in-the-money value of the unexercised but exercisable options as of December 31, 2004, based on a fair market value of $19.44 per share, minus the option exercise price, was $359,100, and the in-the-money value of the unexercisable options, calculated in a like manner, was $1,466,100.  As of December 31, 2004, Mr. Baxter had 49,684 shares of Time Warner Restricted Stock valued at $965,360 based on fair market value of $19.44 per share on December 31, 2004.

Under his amended employment agreement with TWE, Mr. Baxter is eligible for the following severance benefits:

•                                  during his “severance period,” which concludes on March 1, 2007, Mr. Baxter will continue to receive (1) his base salary of $600,000 as in effect just prior to his termination, and (2) annual bonuses equal to his target annual bonus of 150% of base salary (pro rated for partial years); and

•                                  a payment of $10,000 in lieu of outplacement services or office space.

During his severance period, Mr. Baxter may elect to receive his remaining severance in a lump sum discounted to present value as of the date of payment.  In addition, all of Mr. Baxter’s Time Warner stock options vested on his termination date and remain exercisable for three years following the date Mr. Baxter leaves TWE’s payroll, but not beyond the original term of such options.

Mr. Baxter is a participant in the TWC Pension Plan.  The estimated annual pension payable to Mr. Baxter under the TWC Pension Plan as of March 31, 2005, would be based on an average compensation of $347,000 with 4.1 years of service.

John K. Billock

During 2004, Mr. Billock received salary of $900,000 and earned a bonus of $2,124,000, which was paid in 2005.  Mr. Billock also received other annual compensation of $88,480 (representing, in part, financial services of $40,000, an automobile allowance of $24,000 and $24,480 in insurance coverage), and options on 180,000 shares of Time Warner Common Stock on terms comparable to those applicable to the TWC Named Executive Officers.  These options were valued at $912,956 utilizing the same methodology as is set forth in footnote 3 to the table of Stock Option Grants in 2004 contained in Section VII.G.6, titled “Stock Option Grants During 2004.”  As of December 31, 2004, Mr. Billock held unexercised but exercisable options for 1,287,059 shares of Time Warner Common Stock and unexercisable options for 600,521 shares of Time Warner Common Stock.  The in-the-money value of the unexercised but exercisable options as of December 31, 2004, based on a fair market value of $19.44 per share, minus the option exercise price, was $831,420, and the in-the-money value of the unexercisable options, calculated in a like manner, was $1,466,100.   As of December 31, 2004, Mr. Billock had 49,684 shares of Time Warner Restricted Stock valued at $965,360 based on a value of $19.44 per share.  Under his amended employment agreement with TWE, Mr. Billock is eligible for the following severance benefits:

•                                  a lump sum bonus payment equal to six months of his annual salary of $900,000 plus one half of his average annual bonus of $2,152,000 (based on the average of his bonuses for 2003 and 2004);

•                                  until July 1, 2007, Mr. Billock will remain an employee of TWE and will continue to receive his annual base salary of $900,000 and an annual bonus of $2,152,000 (based on the average of his bonuses for 2003 and 2004), pro rated for partial years; and

•                                  until July 1, 2006, Mr. Billock will be entitled to use office space, secretarial services and other office facilities.

During his severance period, Mr. Billock may elect to receive his remaining severance in a lump sum discounted to present value as of the date of payment.  On the date that Mr. Billock leaves TWC’s payroll, all of Mr. Billock’s Time Warner stock options will vest and remain exercisable pursuant to the terms of the option agreements under which they were granted.

Mr. Billock is a participant in the TW Pension Plans and the TW Excess Plan, and in the TWC Pension Plans.  The estimated annual benefits payable under the Amended TW Pension Plan and the TW Excess Plan for Mr. Billock, as of February 1, 2005, would be based on average compensation of $347,005 with 24.8 years of benefit service.  The estimated annual pension payable to Mr. Billock under the Old TW Pension Plan and the TW Excess Plan upon retirement based on the indicated remuneration and years of service would be $143,600, without reflecting the effect of the previously described Social Security Offset and Profit Sharing Offset.  The estimated annual benefits payable under the TWC Pension Plans for Mr. Billock as of March 31, 2005 would be based on average compensation of $350,000 with 2 years of benefit service.  For vesting purposes under the TWC Pension Plans, Mr.  Billock is credited with service under the TW Pension Plans and is therefore fully vested.

In the event that the pension benefits Mr. Billock receives upon retirement are not as generous as pension benefits Mr. Billock would have received if he had participated in defined benefit pension plans offered by Time Warner instead of TWC’s defined benefit pension plans through his termination date, then TWE will provide Mr. Billock with the financial equivalent of the more generous benefits.

Mr. Billock has a separate agreement with Time Warner that guarantees that Time Warner will either enroll him in Time Warner’s retiree medical program on the same terms and conditions as senior corporate executives of Time Warner upon retirement or provide him with equivalent benefits.

Confidentiality and Non-Compete

As a part of their employment agreements, each of Mr. Baxter and Mr. Billock is subject to a standard confidentiality provision for one year following his termination and a covenant not to compete or to solicit employees for up to one year, and in some circumstances longer, following his termination of employment.

H.            RELATIONSHIP BETWEEN TIME WARNER AND TWC

1.              Indebtedness Approval Right

Under an existing agreement between Time Warner, TWC and an affiliate of Comcast, which agreement will, upon the closing of the TWC Redemption, be superseded and largely replicated by a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (as amended, the “Shareholder Agreement”), until such time as the indebtedness of TWC is no longer attributable to Time Warner, in Time Warner’s reasonable judgment, TWC, its subsidiaries and entities that it manages may not, without the consent of Time Warner, create, incur or guarantee any indebtedness, including preferred equity, or rental obligations if its ratio of indebtedness plus six times its annual rental expense to EBITDA (as EBITDA is defined in the applicable agreement and which is comparable to operating income (loss) before depreciation and amortization) plus rental expense, or “EBITDAR,” then exceeds or would exceed 3:1, calculated without including any of TWC’s indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries.

The description of the Shareholder Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

2.              Other Time Warner Rights

Pursuant to the Shareholder Agreement, as long as Time Warner has the right to elect more than a majority of the directors of TWC, TWC must obtain Time Warner’s consent before it enters into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject TWC to significant penalties or restrictions as a result of any action or omission of Time Warner, or adopts a stockholder rights plan, becomes subject to Section 203 of the Delaware General Corporation Law, adopts a “fair price” provision or takes any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner (and its subsidiaries) may only purchase debt securities issued by TWE under an existing indenture between TWE, Time Warner and the Bank of New York (“TWE Indenture”), after giving notice to TWC of the approximate amount of debt securities it intends to purchase and the general time period (the “Specified Period”) for the purchase.  If TWC, within five business days following receipt of such notice, indicates its good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice within the Specified Period, then Time Warner (and its subsidiaries) will not purchase any debt securities under the TWE Indenture during the Specified Period and shall give notice to TWC prior to any subsequent purchase of debt securities issued under the TWE Indenture.  If TWC does not indicate its good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice, then Time Warner will be entitled to proceed with its purchase of debt securities issued under the TWE Indenture.

3.              Time Warner Standstill

Under the Shareholder Agreement, Time Warner has agreed that for a period of three years following the closing of the TW Adelphia Acquisition, neither Time Warner nor its controlled affiliates will make or announce a tender offer or exchange offer for the TWC Class A Common Stock of TWC without the approval of a majority of the independent directors of TWC; and for a period of 10 years following the closing of the TW Adelphia Acquisition, neither Time Warner nor its controlled affiliates will enter into any business combination with TWC, including a short-form merger, without the approval of a majority of the independent directors of TWC.  Under the TW Purchase Agreement, TWC has agreed not to enter into any short form merger for a period of two years following the closing of the TW Adelphia Acquisition.

4.              Limitation on Transactions with or for the Benefit of Time Warner

For a description of certain limitations on the ability of TWC and its subsidiaries to enter into agreements with or for the benefit of any member of the Time Warner Group, see Section VII.E.1, titled “Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law.”

5.              Reimbursement for Services

TWC is party to a reimbursement agreement with Time Warner, WCI, TWE and ATC that provides Time Warner with reimbursement for specified ongoing expenses and services that may be incurred or provided on TWC’s behalf.

6.              Reimbursement for Stock Options

From time to time employees of TWC, TWE, TWE-A/N and TWC’s joint ventures are granted options to purchase shares of Time Warner Common Stock in connection with their employment with subsidiaries and affiliates of Time Warner.  TWC and TWE have agreed that, upon the exercise by any of TWC’s officers or employees of any options to purchase Time Warner Common Stock, TWC will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner Common Stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner Common Stock.  As of September 30, 2005, TWC had accrued $52 million of stock option reimbursement obligations payable to Time Warner.  That amount, which is not payable until the underlying options are exercised, will be adjusted in subsequent accounting periods based on the number of additional options granted and changes in the quoted market prices for shares of Time Warner Common Stock.  See Note 4 to TWC’s consolidated financial statements, attached to this Disclosure Statement as Exhibit G.

7.              Debt Guarantees

As described in Section VII.C.1, titled “TWC Credit Agreement and Commercial Paper Program,” and Section VII.C.2, titled “TWE Notes and Debentures,” the TW Guarantors, certain subsidiaries of Time Warner that are not subsidiaries of TWC, have executed guarantees in respect of the debt and guarantee obligations of TWC and certain of its subsidiaries.  TWC and certain of its subsidiaries have agreed to reimburse the TW Guarantors in full, including interest, for any payments required to be made under those guarantees.  TWC and certain of its subsidiaries have also agreed to provide any information to the TW Guarantors that the requesting TW Guarantor reasonably requires in order to comply with reporting, disclosure or other similar requirements.  These guarantees contain no restrictions on the financial condition or operations of the TW Guarantors, or on the ability of the TW Guarantors to pay dividends or make distributions to Time Warner or any of its subsidiaries.  In addition, there are generally no restrictions on the ability of the TW Guarantors to transfer material assets to parties that are not guarantors of the TWC and TWE obligations.  Time Warner has no obligation to maintain the creditworthiness of the guarantees or the TW Guarantors and there should be no expectation that it will do so.  See also Section XI.C.4, titled “Risks Related to Capital Raising Limitation and Indebtedness.”

8.              Employees

From time to time, employees of Time Warner may, at TWC’s request, provide services to TWC or on TWC’s behalf.  TWC has agreed to reimburse Time Warner for the costs of any such services provided to TWC by employees of Time Warner and/or its affiliates.  Some of TWC’s, TWE’s, TWE-A/N’s and TWC’s joint ventures’ employees participate in benefit plans, programs and arrangements that are maintained and/or administered by Time Warner or its affiliates.  TWC and such other employers have agreed to reimburse Time Warner and its affiliates, as applicable, for the costs associated with permitting any such current, future or former employees to participate in any of those benefit plans, programs or arrangements.

9.              Other Agreements Related to TWC’s Cable Business

In the ordinary course of TWC’s cable business, it has entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that TWC believes are no less favorable than those that could be obtained in agreements with third parties.  TWC does not believe that any of these agreements or arrangements are individually material to its business.  These agreements and arrangements include advertising agreements, programming agreements, leases with AOL and Time Warner Telecom relating to the use of fiber and backbone networks, real property lease agreements, intellectual property license agreements and carriage agreements.

10.       Time Warner Brand and Trade Name License Agreement

In connection with the TWE Restructuring, TWC entered into a license agreement with Time Warner, under which Time Warner granted TWC a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software.  TWC may extend these rights to its subsidiaries and specified others involved in delivery of TWC’s products and services.  The description of the license agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the license agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

This license agreement contains restrictions on use and scope, including as to exclusivity, as well as cross-indemnification provisions.

Time Warner may terminate the agreement if TWC fails to cure a material breach or other specified breach of the agreement, TWC becomes bankrupt or insolvent or if a change of control of TWC occurs.  A change of control occurs upon the earlier of:

•              Time Warner and its affiliates ceasing to beneficially own at least 40% of either TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in an election of directors; or

•              Time Warner and its affiliates ceasing to beneficially own at least 60% of TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct TWC’s management and policies.

11.       Road Runner Brand License Agreement

In connection with the TWE Restructuring, TWC entered into a license agreement with WCI.  WCI granted TWC a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks.  TWC may use the Road Runner licensed marks in connection with HSD services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software.  The license is exclusive regarding HSD services, ancillary broadband services and equipment and software.  The license is non-exclusive regarding promotional products and portals.  WCI is prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or DBS technologies in the United States, its territories and possession, or in Canada.  The description of the Road Runner license agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Road Runner license agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

TWC may extend these rights to its subsidiaries and specified others involved in delivery of TWC’s products and services.  This license agreement contains restrictions on use and scope, including quality control standards, as well as cross-indemnification provision.  WCI may terminate the agreement if TWC fails to cure a material breach or other specified breach of the agreement, if TWC becomes bankrupt or insolvent or if a change of control of TWC occurs.  A change of control occurs upon the earlier of:

•                     Time Warner and its affiliates ceasing to beneficially own at least 40% of either TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in an election of directors; or

•                     Time Warner and its affiliates ceasing to beneficially own at least 60% of TWC’s outstanding common stock or TWC’s outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct TWC’s management and policies.

12.       TWE Intellectual Property Agreement

As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as HBO assets and Warner Bros. Studio assets.  The agreement also provided for cross-licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring.  Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid-up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty-free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement.  In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring.  The description of the TWE Intellectual Property Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE Intellectual Property Agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

13.       TWI Cable Intellectual Property Agreement

Prior to the TWE Restructuring, TWI Cable Inc. (“TWI Cable”) entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement.  The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business.  As part of the TWE Restructuring, WCI then assigned to TWC the cable-related intellectual property assets it received under that agreement.  These agreements make TWC the beneficiary of cross-licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above.  In connection with the TWI Cable Intellectual Property Agreement, TW Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

14.       Tax Matters Agreement

TWC is party to a tax matters agreement with Time Warner that governs TWC’s inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods beginning on and after the date of the TWE Restructuring.  It is expected that, after giving effect to the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions, Time Warner will still own more than 80% of the total voting power and value of TWC’s outstanding stock, and, consequently, TWC will continue to qualify for inclusion in the Time Warner consolidated group for U.S. federal income tax purposes.  If, however, the transactions contemplated by the TW Purchase Agreement occur prior to the TWC Redemption, TWC would no longer qualify for inclusion in the Time Warner consolidated group for U.S. federal income tax purposes.  In such case, TWC may, however, continue to file some combined or unitary tax returns with Time Warner or its affiliates (other than subsidiaries of TWC) for state tax purposes.

Under the tax matters agreement, for each year TWC is included in the Time Warner consolidated group for federal income tax purposes, TWC has agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that TWC and its affiliated subsidiaries would have had for each taxable period if TWC had not been included in the Time Warner consolidated group.  Time Warner agreed to reimburse TWC, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to TWC or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than TWC or one of its subsidiaries.  Similar provisions apply to any state income tax returns filed by any Time Warner combined or unitary group for each year TWC is included in such combined or unitary group for any state income tax purposes.

Under applicable Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group.  Similar rules apply with respect to members of combined or unitary groups for state tax purposes.

If TWC ceased to be a member of the Time Warner consolidated group for federal income tax purposes, TWC would continue to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which TWC was a member of the Time Warner consolidated group.  In addition, TWC would have several liability for some state income taxes of groups with which TWC files or has filed combined or unitary state tax returns.  Although Time Warner has indemnified TWC against this several liability, TWC would be liable in the event that this federal and/or state liability was incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

The description of the Tax Matters Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Tax Matters Agreement, which has been publicly filed by Time Warner with the SEC and is hereby incorporated herein by reference.

I.                 TWC HISTORICAL FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See Exhibit G of this Disclosure Statement for the historical consolidated financial statements of TWC and TWC management’s discussion and analysis of financial condition and results of operations.

VIII.  UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL FINANCIAL INFORMATION

A.            BASIS OF PRESENTATION

The accompanying unaudited pro forma balance sheet as of December 31, 2004 (Schedule 1) is presented as if the Sale Transaction and the TWC/Comcast Transactions had occurred on December 31, 2004.  The accompanying unaudited pro forma statement of operations for the year ended December 31, 2004 (Schedule 2) is presented as if the Sale Transaction and the TWC/Comcast Transactions had occurred on January 1, 2004.  The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of each of the Company and TWC attached to this Disclosure Statement as Exhibit F and Exhibit G, respectively.  The unaudited pro forma financial information is presented based on information available as of October 2005, is presented for informational purposes only and is not necessarily indicative of the future financial condition or operating results of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions and does not include incremental capital costs or synergies.  In addition, the failure of one or more of the Sale Transaction and the TWC/Comcast Transactions to occur could cause the financial condition and operating results of TWC to vary significantly from those presented herein.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

The pro forma information for the Acquired Systems includes certain allocated assets, liabilities, revenues and expenses.  Except as noted in Section VIII.B, titled “Unaudited Historical Consolidating ACC Information,” TWC believes that such allocations are made on a reasonable basis.  The pro forma information is presented assuming that (1) the cable systems held by the Rigas Co-Borrowing Entities (excluding Coudersport and Bucktail) will all be included as part of the Purchased Assets delivered at the Sale Transaction Closing and (2) there will be no subscriber, net liabilities or capital expenditure adjustments pursuant to the Purchase Agreements or the TWC/Comcast Agreements, as applicable.  Such adjustments or the exclusion of such cable systems could cause the actual purchase price and related pro forma information to change.  Additionally, related party transactions between and among TWC, ACC, Comcast and other Time Warner divisions have not been separately disclosed.  In the opinion of TWC, all adjustments necessary for a fair presentation of the pro forma information, pursuant to Article 11 of SEC Regulation S-X, have been made.

The independent registered public accountants for TWC and ACC have not examined, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined historical financial information presented herein and accordingly assume no responsibility for them.

The following is a brief description of the results recorded under each of the column headings in Schedules 1 and 2:

Historical TWC

This column reflects the historical financial position and historical results of TWC, derived from TWC’s audited financial statements,  prior to any adjustments for the Sale Transaction and the TWC/Comcast Transactions.

Company Systems Purchased by TWC

This column represents the unaudited historical financial position and the unaudited historical results of operations of the Company systems which will be acquired by TWC in the TW Adelphia Acquisition.  Additional information on how the historical information for the Company systems has been prepared is discussed below.

Company Systems Purchased by TWC and Transferred to Comcast

This column represents the unaudited historical financial position and the unaudited historical results of operations of the Company systems to be acquired by TWC from the Company and which are to be transferred by TWC to Comcast in the Exchanges.

Company Systems Purchased by Comcast and Transferred to TWC

This column represents the unaudited historical financial position and the unaudited historical results of operations of the Company systems to be acquired by Comcast from the Company and which are to be transferred by Comcast to TWC in the Exchanges.

Comcast Acquired Systems

This column represents the unaudited historical financial position and the unaudited historical results of operations of the Comcast Acquired Systems currently owned by Comcast in Dallas, Cleveland and Los Angeles and which are to be transferred to TWC in the Exchanges.

Excluded Items

This column, which is included only in Schedule 1, represents the unaudited historical financial position of the Acquired Systems which are excluded from the Sale Transaction and the Exchanges and therefore would not be assumed by TWC.

Subtotal of Acquired Systems

This column represents the unaudited historical financial position and the unaudited historical results of operations of the Acquired Systems.  This column does not include historical TWC systems.

Pro Forma Adjustments

This column primarily represents preliminary purchase accounting and other pro forma adjustments related to the consummation of the TW Adelphia Acquisition and the Exchanges.

Redemption Transactions

This column represents the unaudited historical financial position and the unaudited historical results of operations of existing TWC and TWE systems which are to be transferred to affiliates of Comcast in the Redemption Transactions.

Other Pro Forma Adjustments

This column primarily represents preliminary purchase accounting, push down accounting and other pro forma adjustments related to the consummation of the redemption of Comcast’s interests in TWC and TWE.

B.            UNAUDITED HISTORICAL CONSOLIDATING ACC INFORMATION

Schedules 3 and 4 reflect the unaudited historical consolidating financial position and results of operations of ACC which are segregated into the Specified Businesses purchased by TWC and Comcast, respectively, and certain unallocated assets and liabilities and residual costs retained by ACC (the “Specified Businesses and Residual ACC”), including all reorganization expenses due to bankruptcy.  The financial information for the Specified Businesses and Residual ACC related to separate businesses was prepared based on ACC’s management reports and, thus, may not represent results of operations on a stand-alone basis in accordance with GAAP.  Among other things, such information has not been audited, contains certain cost and asset allocations, may not include the allocation of purchase accounting adjustments for businesses acquired by the Company prior to December 31, 2002 and does not include income tax provisions and related deferred tax accounts prepared at levels below the consolidated company level.

Reconciliation of OIBDA to Operating Income and Income Before Discontinued Operations and Cumulative Effect of Accounting Change

TWC uses OIBDA, among other measures, to evaluate the performance of its business.  OIBDA eliminates the effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations.  Historical and  pro forma OIBDA for the year ended December 31, 2004 is presented in the table below.  A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in TWC’s businesses.  OIBDA does not represent and should be considered in addition to, not as a substitute for, TWC’s operating income (loss), net income (loss) and various cash flow measures (e.g., cash provided by operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

The following table reconciles OIBDA to operating income and income before discontinued operations and cumulative effect of accounting change for the year ended December 31, 2004 for TWC before and after giving effect to the Sale Transaction and the TWC/Comcast Transactions:

	Year ended December 31, 2004
	Historical TWC	Pro Forma TWC
	(in millions)
OIBDA	$3,278	$3,923
Depreciation	(1,438)	(2,132)
Amortization	(76)	(206)
Impairment of long lived assets	—	(32)
Operating income	1,764	1,553
Interest expense, net	(465)	(744)
Income from equity investments, net	40	35
Minority interest expense	(64)	(34)
Other income/(loss)	11	(5)
Investigation & re-audit related fees	—	(54)
Reorganization expenses due to bankruptcy	—	(47)
Income before income taxes and cumulative effect of accounting change	1,286	704
Income tax provision	(534)	(292)
Income before discontinued operations and cumulative effect of accounting change	$752	$412

C.            FINANCIAL STATEMENTS

SCHEDULE 1

TIME WARNER CABLE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL BALANCE SHEET
As of December 31, 2004
(in millions)

		Sale Transaction and the Exchange
	Historical TWC	Company Systems Purchased by TWC	Company Systems Purchased by TWC Transferred to Comcast	Company Systems Purchased by Comcast Transferred to TWC	Comcast Acquired Systems	Excluded Items	Subtotal of Acquired Systems	Proforma Adjustments		Redemption Transactions	Other Proforma Adjustments		New TWC
ASSETS
Current assets
Cash and cash equivalents	$102	$—	$—	$167	$—	$(167)	$—	$—		$—	$—		$102
Receivables, net	363	75	(38)	28	47	—	112	—		(19)	—		456
Other current assets	60	63	(28)	10	7	—	52	—		(2)	—		110
Total current assets	525	138	(66)	205	54	(167)	164	—		(21)	—		668
Investments	1,964	2	—	2	9	—	13	(67	) (a)	—	—		1,910
Property, plant and equipment	8,474	3,545	(1,807)	820	1,473	—	4,031	—		(700)	—		11,805
Goodwill	1,921	1,397	(909)	128	1	—	617	(617	)(b)	(132)	(658 h	)	1,131
Intangible assets subject to amortization	225	428	(169)	118	106	—	483	—		(12)	—		696
Intangible assets not subject to amortization	29,756	4,146	(2,024)	1,107	1,956	—	5,185	4,959	(c)	(2,034)	—		37,866
Other assets	301	47	(3)	1	1	—	46	—		—	—		347
Total assets	$43,166	$9,703	$(4,978)	$2,381	$3,600	$(167)	$10,539	$4,275		$(2,899)	$(658)		$54,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$283	$143	$(66)	$28	$36	$—	$141	$—		$(19)	$—		$405
Deferred revenue and other subscriber related liabilities	100	47	(26)	14	14	—	49	—		(10)	—		139
Accrued programming expense	394	73	(38)	31	3	—	69	—		(27)	—		436
Other current liabilities	927	73	24	228	54	(228)	151	—		(30)	—		1,048
Total current liabilities	1,704	336	(106)	301	107	(228)	410	—		(86)	—		2,028
Long-term debt	4,898	—	—	—	—	—	—	8,879	(d)	—	1,989	(i)	15,766
Mandatorily redeemable prefererred equity of a subsidiary	2,400	—	—	—	—	—	—	(1,900	)(e)	—	—		500
Deferred income tax obligations, net	13,339	—	—	—	—	—	—	1,053	(f)	—	—		14,392
Other liabilities	130	60	(34)	17	2	—	45	—		(4)	—		171
Minority interests	696	—	—	—	2	—	2	1,347	(f)	—	(470	)(j)	1,575
Liabilities subject to compromise	—	825	(427)	1,872	—	(2,270)	—	—		—	—		—
Mandatorily redeemable Class A Common Stock, $0.01 par value, 48 shares issued and outstanding	1,065	—	—	—	—	—	—	(1,065	)(g)				—
Total liabilities	24,232	1,221	(567)	2,190	111	(2,498)	457	8,314		(90)	1,519		34,432

Total shareholders’ equity	18,934	8,482	(4,411)	191	3,489	2,331	10,082	(4,039)		(2,809)	(2,177)		19,991

Total liabilities and shareholders’ equity	$43,166	$9,703	$(4,978)	$2,381	$3,600	$(167)	$10,539	$4,275		$(2,899)	$(658)		$54,423

See accompanying notes

SCHEDULE 2

TIME WARNER CABLE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(in millions, except per share data)

		Sale Transaction and the Exchange
	Historical TWC	Company Systems Purchased by TWC	Company Systems Purchased by TWC Transferred to Comcast	Company Systems Purchased by Comcast Transferred to TWC	Comcast Acquired Systems	Subtotal of Acquired Systems	Proforma Adjustments		Redemption Transactions		Other Proforma Adjustments		New TWC
Revenues:
Video	$6,180	$2,457	$(1,313)	$739	$693	$2,576	$—		$(476)		$—		$8,280
High-speed data	1,760	404	(228)	132	186	494	—		(116)		—		2,138
Digital phone	29	—	—	—	81	81	—		—		—		110
Advertising	515	169	(89)	75	81	236	—		(31)		—		720
Total revenues	8,484	3,030	(1,630)	946	1,041	3,387	—		(623)		—		11,248

Cost of revenues	3,723	1,918	(974)	599	490	2,033	—		(284)		—		5,472
Selling, general and administrative	1,483	274	(157)	82	260	459	—		(89)		—		1,853
Depreciation	1,438	760	(365)	168	240	803	—		(109)		—		2,132
Amortization	76	121	(45)	30	28	134	—		(4)		—		206
Impairment of Long Lived Assets	—	77	(45)	—	—	32	—		—		—		32
Operating income (loss)	1,764	(120)	(44)	67	23	(74)	—		(137)		—		1,553
Interest expense, net	(465)	—	—	(82)	(4)	(86)	(112	)(k)	—		(81	)(n)	(744)
Income from equity investments, net	40	(2)	—	(3)	—	(5)	—		—		—		35
Minority interest (expense) income, net	(64)	—	—	—	(4)	(4)	(18	)(l)	—		52	(o)	(34)
Other income (expense), net	11	2	(2)	—	(16)	(16)	—		—		—		(5)
Investigation & re-audit related fees	—	(107)	53	—	—	(54)	—		—		—		(54)
Reorganization expenses due to bankruptcy	—	(70)	33	(10)	—	(47)	—		—		—		(47)

Income (loss), before tax, from continuing operations	1,286	(297)	40	(28)	(1)	(286)	(130)		(137)		(29)		704
Income tax (provision) benefit	(534)	—	—	—	—	—	173	(m)	—		69	(p)	(292)

Income (loss) from continuing operations	$752	$(297)	$40	$(28)	$(1)	$(286)	$43		$(137)		$40		$412

Basic & diluted net income from continuing operations per common share	$0.75												$0.42

Basic & diluted common shares	1,000	—	—	—	—	—	156	(q)	(179	)(q)	—		977

See accompanying notes

SCHEDULE 3

ADELPHIA COMMUNICATIONS CORPORATION
UNAUDITED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2004
(in millions)

	Adelphia Systems Purchased by TWC			Adelphia Systems Purchased by Comcast			Residual Assets and Liabilities not Purchased	Total Historical Adelphia
	Retained by TWC	Swapped to Comcast	Subtotal	Retained by Comcast	Swapped to TWC	Subtotal

ASSETS
Current assets:
Cash and cash equivalents	—	—	—	—	167	167	178	345
Accounts receivables, net	37	38	75	2	28	30	12	117
Other current assets	35	28	63	1	10	11	8	82
Total current assets	72	66	138	3	205	208	198	544

Investments	2	—	2	—	2	2	248	252
Property and equipment, net	1,738	1,807	3,545	84	820	904	20	4,469
Goodwill	488	909	1,397	91	128	219	12	1,628
Intangible assets subject to amortization	259	169	428	20	118	138	15	581
Intangible assets not subject to amortization	2,122	2,024	4,146	209	1,107	1,316	2	5,464
Other noncurrent assets, net	44	3	47	—	1	1	112	160
Total assets	$4,725	$4,978	9,703	$407	$2,381	$2,788	$607	$13,098

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$77	$66	$143	$15	$28	$43	$(12)	$174
Deferred revenue and other subscriber related liabilities	21	26	47	1	14	15	4	66
Accrued programming expense	35	38	73	6	31	37	(2)	108
Other current liabilities	97	(24)	73	3	47	50	307	430
Current portion of parent and subsidiary debt	—	—	—	—	181	181	487	668

Amounts due to the Rigas Family and Other Rigas Entities from Rigas Co Borrowing Entities	—	—	—	—	—	—	460	460
Total current liabilities	230	106	336	25	301	326	1,244	1,906

Deferred income taxes	—	—	—	—	—	—	729	729
Other liabilities	26	34	60	2	17	19	42	121
Minority’s interest in equity of subsidiaries	—	—	—	—	—	—	79	79
Liabilities subject to compromise	398	427	825	—	1,872	1,872	15,783	18,480
Total liabilities	654	567	1,221	27	2,190	2,217	17,877	21,315

Total stockholders’ equity (deficit)	4,071	4,411	8,482	380	191	571	(17,270)	(8,217)

Total liabilities and stockholders’ equity (deficit)	$4,725	$4,978	$9,703	$407	$2,381	$2,788	$607	$13,098

See accompanying notes

SCHEDULE 4

ADELPHIA COMMUNICATIONS CORPORATION
UNAUDITED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(in millions)

	Adelphia Systems Purchased by TWC			Adelphia Systems Purchased by Comcast			Residual Earnings not Purchased	Total Historical Adelphia
	Retained by TWC	Swapped to Comcast	Subtotal	Retained by Comcast	Swapped to TWC	Subtotal

Revenue:
Video	$1,144	$1,313	$2,457	$94	$739	$833	$17	$3,307
High speed data	176	228	404	15	132	147	1	552
Advertising	77	86	163	5	74	79	—	242
Other	3	3	6	—	1	1	34	41
Total revenue	1,400	1,630	3,030	114	946	1,060	52	4,142

Cost of revenue	944	974	1,918	66	599	665	70	2,653
Selling, general and administrative	117	157	274	7	82	89	(34)	329
Depreciation	395	365	760	29	168	197	6	963
Amortization	76	45	121	3	30	33	5	159
Impairment of long-lived assets	32	45	77	6	—	6	—	83
(Gains) on dispositions of long-lived assets	—	—	—	—	—	—	(5)	(5)
Operating income (loss)	(164)	44	(120)	3	67	70	10	(40)

Interest expense, net	—	—	—	—	(82)	(82)	(320)	(402)
Income from equity investments, net	(2)	—	(2)	—	(3)	(3)	(3)	(8)
Minority’s interest in losses of subsidiaries, net	—	—	—	—	—	—	16	16
Other income (expense), net	—	2	2	—	—	—	(428)	(426)
Investigation & re-audit related fees	(54)	(53)	(107)	(13)	—	(13)	(5)	(125)
Reorganization expenses due to bankruptcy	(37)	(33)	(70)	(1)	(10)	(11)	4	(77)
Total other income (expense), net	(93)	(84)	(177)	(14)	(95)	(109)	(736)	(1,022)

Loss before income taxes, cumulative effect of accounting changes and discontinued operations	(257)	(40)	(297)	(11)	(28)	(39)	(726)	(1,062)

Income tax expense	—	—	—	—	—	—	3	3

Loss before cumulative effect of accounting changes and discontinued operations	$(257)	$(40)	$(297)	$(11)	$(28)	$(39)	$(723)	$(1,059)

Cumulative effect of accounting changes, net of tax	(120)	(88)	(208)	—	(55)	(55)	(589)	(852)
	—	—	—	—	—	—	—	—
Loss before discontinued operations	(377)	(128)	(505)	(11)	(83)	(94)	(1,312)	(1,911)

Discontinued operations	—	—	—	—	—	—	(1)	(1)

Net loss	(377)	(128)	(505)	(11)	(83)	(94)	(1,313)	(1,912)

Dividend requirements applicable to preferred stock	—	—	—	—	—	—	(8)	(8)

Net loss applicable to common stockholders	$(377)	$(128)	$(505)	$(11)	$(83)	$(94)	$(1,321)	$(1,920)

See accompanying notes

D.            NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL FINANCIAL INFORMATION

Note 1:  Description of Sale Transaction and the TWC/Comcast Transactions

As discussed in Section II.B, titled “The Sale Transaction,” the Sale Transaction and the TWC/Comcast Transactions consist of the following:  (1) the TW Adelphia Acquisition, (2) the Comcast Adelphia Acquisition, (3) the Exchanges, (4) the TWC Redemption, (5) the TWE Redemption, (6) the ATC Contribution and (7) the new TWC Financing Arrangements described below.  The accompanying unaudited pro forma condensed combined historical financial information reflects the financial position and the results of operations of TWC assuming the successful completion of the Sale Transaction and the TWC/Comcast Transactions.  There can be no assurance that all of the Sale Transaction and the TWC/Comcast Transactions will occur, will occur as contemplated or will occur without delay.  A more detailed description of certain other scenarios and of certain tax matters is included in Notes 6 and 7.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

Sale Transaction

TW NY entered into the TW Purchase Agreement with ACC, pursuant to which TW NY and ACC will effect the TW Adelphia Acquisition.  Concurrently, Comcast entered into the Comcast Purchase Agreement with ACC pursuant to which Comcast and ACC will effect the Comcast Adelphia Acquisition.  The Sale Transaction includes substantially all of the U.S. cable systems currently managed by the Company.  The aggregate consideration payable by TW NY in connection with the TW Adelphia Acquisition consists of $9.154 billion in cash (expected to be funded by $8.654 billion in debt and $500 million of mandatorily redeemable preferred stock) and shares of TWC Class A Common Stock, which, subject to the TWC Equity Securities Exceptions and the purchase price adjustments described in Section VI.B.1.c, titled “Transfer of Assets of the Managed Cable Entities,” and Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments,” will represent 16% of the equity securities of TWC on a fully diluted basis as of the closing of, and after giving effect to, the TW Adelphia Acquisition (which for the purposes of this pro forma presentation has been valued at $4.945 billion, reflecting the exclusion of the Coudersport system).  The aggregate consideration payable by Comcast in connection with the Comcast Adelphia Acquisition is $3.492 billion in cash.  The aggregate purchase price payable by each of TW NY and Comcast is subject to adjustment as described in Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments.”  The following table summarizes the consideration under the Purchase Agreements:

(in millions)	TWC	Comcast	Total
Cash (1)	$9,154	$3,492	$12,646
16% interest in TWC (1)(2)	4,945	—	4,945
Total	$14,099	$3,492	$17,591

(1)  These amounts reflect the reduction in the purchase price for the Bucktail and Coudersport systems.

 (2)  The amounts presented in this row are after giving effect to the Sale Transaction, are presented subject to the TWC Equity Securities Exceptions described in Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments,” and assume the inclusion of all MCE Systems (which for purposes of this pro forma presentation have been valued at $4.945 billion, reflecting the exclusion of the Coudersport system) to be sold pursuant to the TW Purchase Agreement (without taking into account any MCE Systems that might be sold pursuant to the Expanded Transaction).

For a description of the Purchase Agreements and the Sale Transaction, see Section VI.B.1, titled “Purchase Agreements.”

The Exchanges

On April 20, 2005, the TWC Group entered into the Exchange Agreement with the Comcast Group.  Pursuant to the Exchange Agreement, the TWC Group will transfer cable systems, all but one of which (the cable system operated by Urban LP in Philadelphia) will be obtained from the Company, which in the aggregate served approximately 2,484,000 basic subscribers as of December 31, 2004 (with a fair value of approximately $7.65 billion).  Comcast will transfer to TWC the Comcast Acquired Systems and the Adelphia Acquired Systems purchased by Comcast in the Sale Transaction, which in the aggregate served approximately 2,354,000 basic subscribers as of December 31, 2004 (with a fair value of approximately $7.65 billion).  TWC and Comcast entered into the Exchange Agreement in order to improve the geographic clustering of their cable subscribers.  Since TWC is exchanging cable systems that will be purchased from the Company in the TW Adelphia Acquisition (and the cable system operated by Urban LP in Philadelphia), the book basis of the assets sold will approximate the fair value of the assets sold.  Accordingly, there will be no gain or loss on the exchange transactions, (except with respect to the transfer of the cable system operated by Urban LP in Philadelphia in the Exchanges).  For a description of the Exchanges and the Exchange Agreement, see Section VI.C.1, titled “TWC/Comcast Exchange Agreement.”

Redemption Transactions

Also on April 20, 2005, Time Warner and certain of its subsidiaries entered into the Redemption Agreements with Comcast and certain of its affiliates and related parties.  Currently, trusts established for the benefit of Comcast own 17.9% of the common stock of TWC and a 4.7% residual equity interest in TWE, respectively.  Pursuant to the TWC Redemption Agreement, the interest of the Comcast trust in TWC will be redeemed by TWC in exchange for ownership of an entity that will own cable systems serving approximately 587,000 basic subscribers (as of December 31, 2004) and hold approximately $1.9 billion in cash.  Pursuant to the TWE Redemption Agreement, the interest of the Comcast trust in TWE will be redeemed by TWE in exchange for ownership of an entity that will own cable systems serving approximately 168,000 basic subscribers (as of December 31, 2004) and hold approximately $133 million in cash.   For a description of the Redemption Transactions, see Sections VI.C.2 and VI.C.3, titled “TWC Redemption Agreement” and “TWE Redemption Agreement,” respectively.

TWC will account for the TWE Redemption as a purchase of the TWE minority interest using the purchase method of accounting, where the amounts paid for the redemption will be allocated to the assets and liabilities acquired based on their fair value.  Similarly, Time Warner will account for the TWC Redemption as an acquisition of a minority interest using the purchase method of accounting where the results of the purchase price allocation will be pushed down to the TWC financial statements.

ATC Contribution

The ATC Contribution Agreement provides that, concurrently with the closing of the TW Adelphia Acquisition, ATC will contribute its interests in TWE to TW NY Holding for a non-voting common stock interest in TW NY Holding.  TWC will account for the ATC Contribution as a transfer of assets under common control and record its interest in TW NY Holding at the historical cost basis.  For a description of the ATC Contribution, see Section VII.B.1, titled “Revised Corporate Structure—ATC Contribution.”

TWC Financing Arrangements

Pursuant to the TWC Financing Arrangements, TWC will incur liabilities in respect of incremental net debt and preferred equity of approximately $8.9 billion associated with the TW Adelphia Acquisition and the TWC/Comcast Transactions.  Specifically, (1) with respect to the TW Adelphia Acquisition, TWC will incur approximately $8.7 billion of debt and TW NY will issue $500 million of mandatorily redeemable preferred stock to one or more third parties, (2) with respect to the Redemption Transactions, TWC will incur approximately $2.0 billion of debt, (3) TWC will incur $125 million of debt related to capitalized transaction costs and (4) the net amount of debt and preferred equity to be incurred by TWC will be reduced by ATC’s contribution of its $2.4 billion preferred interest in TWE to TW NY Holding pursuant to the ATC Contribution.  TWC also expects to incur incremental net debt of approximately $100 million (approximately $50 million assumed and  $50 million incurred) related to the purchase of the 60% of Urban LP that it does not currently own.  For a description of the TWC Financing Arrangements, see Section VII.C.4, titled “Certain Pro Forma Financing Arrangements.”

Revised Corporate Structure

See Section VII.B.1, titled “Revised Corporate Structure,” for a description of TWC’s corporate structure after giving effect to the Sale Transaction and the TWC/Comcast Transactions.

Note 2:  Unaudited Pro Forma Balance Sheet Adjustments – TW Adelphia Acquisition and the Exchanges

The Pro Forma Adjustments column primarily represents the adjustments to reflect the consummation of the TW Adelphia Acquisition and the Exchanges.  Specifically, the pro forma adjustments related to the TW Adelphia Acquisition represent adjustments to allocate the purchase price paid by TWC in the TW Adelphia Acquisition and the Exchanges to the assets and liabilities acquired based on their fair values pursuant to the guidance in SFAS No. 141, “Business Combinations.”  The allocation of purchase price is based upon a preliminary estimate and is subject to adjustments upon the completion of a formal valuation analysis.  Following the Sale Transaction Closing, TWC will complete a formal valuation effective as of the date of the Sale Transaction Closing.  In addition, no deferred taxes were established for the preliminary purchase accounting adjustments since the tax basis of the acquired assets and liabilities will be equal to the fair value (i.e., carrying value) of the assets and liabilities acquired.

The adjustments to the pro forma balance sheet for the TW Adelphia Acquisition and the Exchanges are as follows:

(a)            The adjustment reflects the elimination of TWC’s historical equity investment in Urban LP.  For a discussion of Urban LP, see Section VII.E.5, titled “Other Cable Joint Ventures.”  See also entry (c) below.

(b)           The adjustment reflects the elimination of historical ACC and Comcast goodwill.  No goodwill was recorded as part of the preliminary purchase price adjustments; however, goodwill may ultimately be recorded based upon a final valuation analysis.  See also entry (c) below.

(c)            In preparing these pro forma financial statements it was assumed that the book value of the Company’s tangible assets, liabilities and intangible assets subject to amortization approximates their fair value.  Additionally, it was assumed that the excess of the purchase price over the Company’s tangible assets, liabilities and intangibles subject to amortization acquired was preliminarily allocated to nonamortizing franchise intangibles.  Upon the completion of a valuation analysis, the excess purchase price will be allocated to the identifiable assets, liabilities and intangible assets (including nonamortizing franchise intangibles) with the residual being recorded as goodwill.  It is anticipated that a portion of the purchase price will be allocated to customer list intangibles, which will be amortized based on their useful lives.  The increase in intangible assets not subject to amortization is computed as follows:

(in millions)
Purchase price (1)	$14,424
Less: Net tangible assets and intangible assets ($10,082) less goodwill ($617)	(9,465)
Excess purchase price allocated to franchise intangibles	$4,959

(1)  Purchase price of $14.4 billion includes the $14.1 billion for the Adelphia Acquired Systems and the Comcast Acquired Systems plus (a) approximately $125 million of estimated transaction costs (e.g., investment banking, legal and accounting fees) that are expected to be incurred in connection with the TW Adelphia Acquisition and the TWC/Comcast Transactions and (b) as noted above, approximately $200 million representing the fair value of Urban LP that, as part of the Exchanges, will be transferred by TWC to Comcast.

(d)           It was assumed that cash paid in consummating the TW Adelphia Acquisition and the Exchanges was funded with long-term debt.  Specifically, the increase in long-term debt relates to incremental debt ($8.654 billion) associated with the TW Adelphia Acquisition.  In addition, approximately $125 million will be incurred for capitalized transaction costs which was also assumed to be funded by debt.  Furthermore, in connection with the purchase of the remaining 60% of Urban LP, TWC will incur approximately $100 million (approximately $50 million assumed and $50 million incurred) of third party debt (excluding approximately $67 million of intercompany debt and interest) prior to the consolidated system being transferred to Comcast.

(e)            This adjustment reflects the elimination of the $2.4 billion preferred interest in TWE held by ATC pursuant to the ATC Contribution, offset by the issuance of $500 million in mandatorily redeemable preferred stock by TW NY to fund the TW Adelphia Acquisition.

(in millions)
Elimination of mandatorily redeemable preferred equity of a subsidiary held by ATC	$(2,400)
Mandatorily redeemable preferred stock to fund the TW Adelphia Acquisition	500
Adjustment to Preferred Equity	$(1,900)

(f)              The adjustment to minority interest reflects ATC’s contribution of its $2.4 billion preferred equity interest in TWE, its 1% limited partnership interest in TWE and related deferred tax accounts in exchange for an approximate 12% non-voting common equity interest in TW NY.  As a common control transaction, this exchange will be accounted for at historical carrying value rather than at fair value.  That is, the historical carrying value of ATC’s net investment in TWE (comprised of $2.4 billion of mandatorily redeemable preferred equity, $218 million of limited partnership interest and a $1.053 billion related deferred tax liability) will become the minority interest carrying value of ATC’s new approximate 12% direct interest in TW NY.

(in millions)
Elimination of historical minority interest related to ATC’s 1% direct interest in TWE	$(218)
Establishment of minority interest liability for ATC’s direct interest in TW NY	2,618
Adjustment to minority interest associated with deferred taxes on the mandatorily redeemable preferred and common equity	(1,053)
Total impact on minority interest liability	$1,347

(g)         The adjustment reflects the reclassification of Comcast’s mandatorily redeemable common stock from other liabilities to equity.  Under the Failsafe Agreement, TWC will redeem a portion of the TWC common stock held by Comcast in exchange for the stock of a TWC subsidiary that will own cable systems serving approximately 148,000 basic subscribers (as of December 31, 2004), and will own approximately $422 million in cash.  The Failsafe Transaction will not occur if the Redemptions are consummated.  See Section VI.C.4, titled “Failsafe/Alternate Failsafe Transaction.”

Note 3:  Unaudited Pro Forma Balance Sheet Adjustments – Other Pro Forma Adjustments

The Other Pro Forma Adjustments column in Schedule 1 primarily represents the preliminary purchase accounting adjustments related to the Redemption Transactions.  The Redemption Transactions will be accounted for at fair value based on the consideration paid by TWC.  Specifically, under GAAP, TWC will account for the TWE Redemption as the acquisition of a minority interest under purchase business combination accounting rules.  TWC will account for the TWC Redemption as a distribution to an owner, and will reduce TWC’s equity by the fair value of the distribution.  In addition, Time Warner will account for the TWC Redemption as an acquisition of a minority interest.  In preparing the accompanying pro forma adjustments, it was assumed that the impact of applying purchase accounting at the Time Warner level will be pushed down to the TWC financial statements.

(h)           In connection with the TWC Redemption, Comcast’s interest in 17.9% of the TWC common stock will be redeemed by TWC in exchange for ownership of an entity that will own certain cable systems and cash.  In connection with the TWE Redemption, Comcast’s 4.7% residual equity interest in TWE will be redeemed by TWE in exchange for ownership of an entity that will own certain cable systems and cash.  However, since TWC is redeeming 17.9% of the TWC common stock and TWE is redeeming the 4.7% residual equity interest in TWE, in each case at values below their respective estimated fair values, the aggregate resulting difference was accounted for as a reduction of goodwill.  Although SFAS No. 141 “Business Combinations” notes that such excess shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets, for purposes of this presentation, TWC has currently assumed that this aggregate difference will be reflected as a reduction of goodwill.  Such allocation is preliminary and is subject to change upon the completion of a valuation analysis.

The consideration and reduction of goodwill in the Redemption Transactions is computed as follows:

Consideration

(in millions)
Cash	$1,989
Fair value of systems transferred	2,866
Total redemption consideration	$4,855

Carrying and Estimated Fair Value of the Redeemed Comcast Interest

Comcast minority interest in TWE (see entry (j))	$470
Comcast minority interest in TWC	5,043
Carrying value of Comcast interest	$5,513

Reduction in goodwill	$(658)

(i)               It was assumed that cash used by TWC and TWE in connection with the redemption of Comcast’s interests was funded by long-term debt.  Accordingly, the increase in long-term debt relates to the $1.989 billion of incremental debt to fund the TWC Redemption ($1.856 billion) and TWE Redemption ($133 million).

(j)               The decrease in the minority interest liability reflects the elimination of the historical book value of minority interest liability related to Comcast’s 4.7% residual equity interest in TWE.

Note 4:  Unaudited Pro Forma Statement of Operations Adjustments – TW Adelphia Acquisition and Exchanges

The pro forma adjustments to the income statement related to the TW Adelphia Acquisition and Exchanges are as follows:

(k)            The increase in interest expense reflects incremental borrowings to finance the TW Adelphia Acquisition, net of the impact of the ATC Contribution, and the elimination of historical Adelphia and Comcast interest expense.  The following table illustrates the allocation of borrowings to various debt instruments and computation of incremental interest expense.

			Full Year
	Amount	Annual	Interest
	(in millions)	Rate	(in millions)
Third party redeemable preferred (1)	$500	5.89%	$29
Other debt (1)	8,879	4.08%	362
Total incremental borrowing	9,379	391

Redemption of redeemable preferred equity	(2,400)	8.06%	(193)
Elimination of historical Adelphia interest expense	—		(82)
Elimination of historical Comcast interest expense	—		(4)
Net increase in debt/redeemable preferred equity	$6,979		$112

(1)   Although TWC and Time Warner have made no definitive decision regarding financing, this table assumes borrowings from TWC’s current credit facility as well as from Time Warner.  Instead of incurring intercompany debt from Time Warner, TWC may borrow money from third party financing sources.  To the extent that the incurrence by TWC of indebtedness from third parties would trigger Time Warner’s approval right under the Shareholder Agreement as described in Section VII.H.1, titled “Indebtedness Approval Right,” Time Warner has advised TWC that it would grant such approval.  The interest rate utilized in the pro forma information is a weighted average rate based on the projected borrowings under TWC’s credit facility and the amounts due Time Warner.  The rates for each of the facilities and third party preferred are estimated based on current interest rates.  Actual rates and financing arrangements could differ depending upon market and other conditions.  See Section VII.C.4, titled “Certain Pro Forma Financing Arrangements.”  A 1/8 % change in the interest rate for the “Other debt” noted above would change interest expense by $11 million.

(l)     The increase in minority interest expense reflects an adjustment to record ATC’s direct common ownership interest in TW NY of approximately 12% and the elimination of Comcast’s historical minority interest in the cable systems that Comcast will acquire from Adelphia and transfer to TWC.

(in millions)
Eliminate ATC’s historical minority interest in TWE	$11
Establish ATC’s minority interest in TW NY	(29)
Total	$(18)

(m)         The adjustment to the income tax provision is to reflect income taxes at TWC’s effective tax rate of 41.5%.

Note 5:  Unaudited Pro Forma Statement of Operations Adjustments – Other Pro Forma Adjustments

The Other Pro Forma Adjustments column primarily relates to the income statement impact of the purchase accounting adjustments related to the Redemption Agreements as follows:

(n)           The increase in interest expense reflects incremental borrowings to finance the Redemption Agreements.  The following table illustrates the allocation of borrowings to various debt instruments.

		Annual	Full Year
	Amount	Rate	Interest
	(in millions)		(in millions)
Other debt (1)	$1,989	4.08%	$81

(1)   Although TWC and Time Warner have made no definitive decision regarding financing, this table assumes borrowings from TWC’s current credit facility as well as from Time Warner.  Instead of incurring intercompany debt from Time Warner, TWC may borrow money from third party financing sources.  To the extent that the incurrence by TWC of indebtedness from third parties would trigger Time Warner’s approval right under the Shareholder Agreement as described in Section VII.H.1, titled “Indebtedness Approval Right,” Time Warner has advised TWC that it would grant such approval.  The interest rate utilized in the pro forma information is a weighted average rate based on the projected borrowings under TWC’s credit facility and the amounts due Time Warner.  The rates for each of the facilities are estimated based on current interest rates.  Actual rates and financing arrangements could differ depending upon market and other conditions.  See Section VII.C.4, titled “Certain Pro Forma Financing Arrangements.”  A 1/8 % change in the interest rate for the “Other debt” noted above would change interest expense by $2 million.

(o)           The adjustment to minority interest expense reflects the elimination of Comcast’s direct 4.7% ownership in TWE.

(p)           The adjustment to the income tax provision is to reflect income taxes at TWC’s effective tax rate of 41.5%.

(q)           TWC has 1,000 shares of common stock outstanding.  Prior to the consummation of the TW Adelphia Acquisition, TWC currently intends to effect a stock dividend and distribute approximately 999,999 shares of TWC common stock in respect of each share of TWC common stock outstanding as of the record date for such dividend.  As part of the TW Adelphia Acquisition and the TWC Redemption, TWC will redeem 179 million shares of TWC Class A Common Stock from Comcast and issue approximately 156 million shares of TWC Class A Common Stock to ACC’s stakeholders, resulting in approximately 977 million shares of TWC common stock outstanding after the consummation of the TW Adelphia Acquisition and the TWC Redemption.  The pro forma financial information is based on the conversion of the historical shares outstanding after giving effect to the above mentioned stock dividend, in accordance with Staff Accounting Bulletin Topic 4.C, and the assumption that no equity securities are issued by TWC pursuant to the TWC Equity Securities Exceptions or in connection with the Expanded Transaction.

Note 6:  Actual Sale Transaction and the TWC/Comcast Transactions May Differ Materially Than Assumed

The Sale Transaction includes the TW Adelphia Acquisition and the Comcast Adelphia Acquisition.  The TWC/Comcast Transactions include the Exchanges, the Redemption Transactions, the ATC Contribution and the TWC Financing Arrangements.  Each of the Sale Transaction and each of the TWC/Comcast Transactions will be subject to one or more customary conditions, including receipt of regulatory approvals such as expiration or termination of the applicable waiting period under the HSR Act, FCC approvals, LFA approvals and, in the case of the TW Adelphia Acquisition, NYSE listing approval.  It is currently anticipated that the Sale Transaction and the TWC/Comcast Transactions will receive all material approvals and clearances.  However, there can be no assurance that the Sale Transaction and the TWC/Comcast Transactions will occur at all or will occur as contemplated by the parties and summarized herein.  For example, under certain circumstances, the Comcast Adelphia Acquisition may not occur and the Expanded Transaction may occur instead, in which case the Exchanges will not occur.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.  In addition, the Sale Transaction may not include the MCE Systems that ACC currently expects to be able to sell pursuant to the Sale Transaction (and the Sale Transaction is not expected to include the MCE Systems nominally owned by Coudersport and Bucktail).

Note 7:  Tax characterization of transactions may be challenged by the IRS

The TW Adelphia Acquisition is designed to be a taxable asset sale, and the TWC Redemption is designed to qualify as a tax-free split-off under Section 355 of the Tax Code.  There can be no assurance, however, that the IRS will not seek to challenge one or both of such characterizations and treat the TW Adelphia Acquisition as tax-free and/or the TWC Redemption as taxable.  If the IRS were successful in challenging the tax treatment of the TW Adelphia Acquisition or the TWC Redemption, then TWC’s tax profile would be significantly different from that presented in the unaudited pro forma condensed combined historical financial information.  For example, if the TW Adelphia Acquisition were determined not to be a taxable acquisition, the amount of TWC tax depreciation for taxable periods following the TW Adelphia Acquisition would be substantially lower and, correspondingly, TWC would have additional cash liability on account of taxes during such periods.  Further, TWC would also recognize substantial taxable gain in connection with the Exchanges to the extent that the Exchanges were determined to be wholly or partially taxable.  This could have a significant impact on TWC’s free cash flow.  Further, in the event that the IRS were to successfully assert that the TWC Redemption was taxable, additional cash liability on account of taxes of up to an estimated $850 million could become payable by TWC.  This could also have a significant impact on TWC’s free cash flow.  The tax consequences of the Sale Transaction, the TWC/Comcast Transactions, the Failsafe Transaction and the Alternate Failsafe Transaction are complex and, in many cases, subject to significant uncertainties, including, but not limited to, uncertainties regarding the application of federal income tax laws to various transactions and events contemplated therein and regarding matters relating to valuation.  No ruling has been requested with respect to the tax treatment of any aspect of the Sale Transaction, the TWC/Comcast Transactions, the Failsafe Transaction or the Alternate Failsafe Transaction.

Note 8:  Subscriber Count Information

The subscriber numbers presented herein are approximate as of December 31, 2004 and reflect the assumptions regarding subscriber count methodology discussed in the “Introductory Note” in the forepart of this Disclosure Statement and Section VII.B.1, titled “Revised Corporate Structure.”

IX.  TWC PROJECTIONS

As a condition to confirmation of the Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.  See Section V.C, titled “Confirmation.”  In this regard, TWC  prepared certain projections of operating profit, free cash flow and certain other items, which reflected information provided by Company management regarding the Adelphia Acquired Systems, following the Sale Transaction and the TWC/Comcast Transactions for the fiscal years 2006 and 2007, based on the assumption that the closings of the Sale Transaction and the TWC/Comcast Transactions occur on January 1, 2006 (the “Projection Period”).  These projections (the “Projections”) are summarized below.  The Projections are based on unaudited information available as of May 2005 and generally have not been updated for any changes in operating data or assumptions, except as expressly stated in this Section IX.  For purposes of this Section IX only, unless otherwise indicated, references to TWC shall mean TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions.

Although the Projections assume that the closings of both the Sale Transaction and the TWC/Comcast Transactions will occur on January 1, 2006, the parties to the transactions do not expect that the closings of either the Sale Transaction or the TWC/Comcast Transactions will occur until after such date.  If the closings of either the Sale Transaction or the TWC/Comcast Transactions occur significantly after January 1, 2006, the balance sheet, statement of operations and cash flows for the fiscal years 2006 and 2007 may differ substantially from those contained in the Projections as a result of TWC not owning the Adelphia Acquired Systems from January 1, 2006.  Accordingly, to the extent that such closing occurs after January 1, 2006 (or all such transactions are not consummated concurrently), the benefits resulting from such transactions, including clustering efficiencies and cost savings as reflected in the Projections, will not fully be reflected in the fiscal years 2006 and 2007 as set forth in the Projections.  Such benefits are expected to be achieved in the first 24-months following the closing of such transactions, however, there can be no assurances that they will be achieved as projected.

AS A MATTER OF COURSE, NEITHER THE COMPANY NOR TWC PUBLISHES ITS BUSINESS PLANS AND STRATEGIES OR MAKES PUBLIC PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS.  ACCORDINGLY, THE DEBTORS AND TWC DO NOT ANTICIPATE THAT THEY WILL, AND THE DEBTORS AND TWC DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE CLOSING DATE OF ANY OF THE SALE TRANSACTION AND THE TWC/COMCAST TRANSACTIONS, CAUSE SUCH INFORMATION TO BE INCLUDED IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLIC.  SIMILARLY, NEITHER THE DEBTORS NOR TWC ANTICIPATE THAT THEY WILL, AND THE DEBTORS AND TWC DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO STOCKHOLDERS OR DEBTHOLDERS AFTER THE CLOSING DATE OF ANY OF THE SALE TRANSACTION AND THE TWC/COMCAST TRANSACTIONS, CAUSE SUCH INFORMATION TO BE INCLUDED IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLIC.

The internal financial forecasts on which the Projections are based in part are prepared solely for internal use in budgeting and other management decisions, and are subject to periodic revision based on actual experience and business developments. However, TWC and the Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing after the date as of which the Projections were made or to reflect the occurrence of future events should any or all of the assumptions underlying the Projections be shown to be in error.

The projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of the Debtors and TWC and their respective affiliates.  There can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or lower than those contained in the Projections.

THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS SET FORTH HEREIN, THE HISTORICAL FINANCIAL STATEMENTS AND THE RELATED NOTES OF TWC AND ACC, THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION AND THE RELATED NOTES, AND THE OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

THE INCLUSION OF THE PROJECTIONS IN THIS DISCLOSURE STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT THE DEBTORS, TWC OR ANY OF THEIR RESPECTIVE OFFICERS OR DIRECTORS CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE.  IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, THE DEBTORS AND TWC CAUTION YOU AGAINST RELIANCE ON SUCH INFORMATION.  SEE “CAUTIONARY NOTE” CONCERNING FORWARD-LOOKING STATEMENTS.

The Projections included in the Disclosure Statement have been prepared by and are the responsibility of TWC’s management, which Projections are based in part on information provided by ACC regarding the Adelphia Acquired Systems, and are subject to the disclaimers and assumptions contained herein.  The information provided by ACC is the responsibility of ACC’s management.  The independent registered public accounting firms of TWC and ACC have neither examined, compiled nor performed agreed-upon procedures on the accompanying Projections and, accordingly, the independent registered public accounting firms do not express an opinion or any other form of assurance with respect thereto.  The independent registered public accounting firms’ reports included in this document relate to TWC’s and ACC’s historical financial information.  They do not extend to the Projections and should not be read to do so.

A.            PRINCIPAL ASSUMPTIONS

The Projections are based on and assume the successful implementation of a business plan based upon TWC’s existing business plan and TWC’s plan for the Acquired Systems (such business plan being hereafter referred to as the “Business Plan”).  Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of TWC.  Therefore, while the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results.  These variations may be material.  Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of TWC to achieve the projected results.  See Sections XI.C and XI.D, titled “Risk Factors Relating to the Business of TWC” and “Risk Factors Relating to the Value of TWC Class A Common Stock,” respectively, for a discussion of certain factors that may affect the future financial performance of TWC and the Acquired Systems and the various risks associated with the shares of TWC Class A Common Stock to be issued pursuant to the Plan.

While the Debtors and TWC believe that the assumptions underlying the Projections for the Projection Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized.  As indicated below, the Business Plan on which the Projections are based assumes, among other things, material improvements over the prior year in the results of operations of TWC during fiscal year 2005 and the Projection Period.

TWC has not yet finalized its 2006 budget and long-range plan. The management of TWC is considering whether investments above the amounts contemplated in the 2005 budget and long-range plan are advisable in 2006 and 2007 to support and enhance the efficiency of TWC’s existing services, as well as better provide for future growth, including the launch of new services.  It is possible that, at the conclusion of this process, management will conclude it should increase capital expenditures in 2006 and 2007 in the range of 10% to 15% above the amounts contemplated in the 2005 budget and long-range plan used in preparing the projections included herein.  TWC expects it would fund any such additional capital expenditures primarily through additional indebtedness. Any increase in capital expenditures would be expected to reduce projected free cash flow by a comparable amount.

In deciding whether to accept or reject the Plan, holders of Claims and Equity Interests must make their own determinations as to the reasonableness of the assumptions made in arriving at, and the reliability of, the Projections.  See Section XI, titled “Risk Factors.”

Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

(1)                                  Completion of the Sale Transaction and the TWC/Comcast Transactions:  As discussed in Section II.B, titled “The Sale Transaction,” the Sale Transaction and the TWC/Comcast Transactions consist of the following:  (1) the TW Adelphia Acquisition, (2) the Comcast Adelphia Acquisition, (3) the Exchanges, (4) the TWC Redemption, (5) the TWE Redemption, (6) the ATC Contribution and (7) the TWC Financing Arrangements.  The Projections assume the successful completion of the Sale Transaction and the TWC/Comcast Transactions.  There can be no assurance that all of the Sale Transaction and the TWC/Comcast Transactions will occur, will occur as contemplated or will occur without delay.  If (1) the Comcast Adelphia Acquisition is terminated and the Expanded Transaction is consummated or (2) any of the TWC/Comcast Transactions fails to occur contemporaneously with or following the consummation of the TW Adelphia Acquisition, the financial condition and results of operations of TWC (after giving effect to the TW Adelphia Acquisition) could be materially and adversely different from those presented in this Section IX, titled “TWC Projections.”  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

(2)                                  Closing Date of the Sale Transaction and the TWC/Comcast Transactions and Adjustments:  The Projections have been prepared on the assumption that the closing date of the Sale Transaction and the TWC/Comcast Transactions is January 1, 2006.  There can be no assurance as to when the closing date of the Sale Transaction and the TWC/Comcast Transactions will actually occur but the parties anticipate that it will be after January 1, 2006.  The consummation of the Sale Transaction and the TWC/Comcast Transactions on a date other than the assumed closing date of January 1, 2006 will result in variances, some of which could be material, between the actual fair value of the Company’s assets and liabilities (including amounts of inventory, receivables and cash) acquired as of the closing date and the results of operations of TWC subsequent to the closing date and the fair values thereof assumed in the Projections.  The Projections assume that (1) the cable systems held by the Rigas Co-Borrowing Entities (excluding Coudersport and Bucktail) will all be included as part of the Purchased Assets delivered at the Sale Transaction Closing and (2) there will be no subscriber, net liabilities or capital expenditure adjustments pursuant to the Purchase Agreements and the TWC/Comcast Agreements, as applicable.  Such adjustments or the exclusion of such cable systems could cause the actual purchase price to change.

(3)                                  Competitive Market Conditions: The Projections are based on the assumption that multichannel television continues to be a mature, competitive business.  As such, basic video subscriber growth at TWC is expected to be relatively flat while the Adelphia Acquired Systems are expected to continue to lose subscribers in the near-term, which will moderate over time as the plant and infrastructure are upgraded to TWC standards and as TWC operating management has an impact on such systems’ performance.  While significant competition is also expected in the HSD and Digital Phone businesses, particularly from incumbent local telephone companies and other providers of digital subscriber line service, or DSL, TWC currently expects continued growth of subscribers in both businesses.  See Section XI.C, titled “Risk Factors Relating to the Business of TWC.”

(4)                                  Revenue:  Total revenue growth is projected to be 12% from 2006 to 2007.  Revenue growth reflects increased penetration of advanced services (e.g., digital video, HSD, VOD and Digital Phone), growth in media services revenue through increased scale in major markets like New York, New York, and Los Angeles, California, standard rate increases, the impact of subscriber growth/losses described above and the roll-out of new products and services.

(5)                                  Cost of Revenues and Selling, General and Administrative Expenses:  The Projections assume that the aggregate cost of revenues and selling, general and administrative expenses as a percentage of revenue will be 65% in 2006 and 63% in 2007 for TWC.  These margins assume (a) that the net cost savings from the elimination of duplicative corporate functions are phased in over the first year of operations following the Sale Transaction Closing and the TWC/Comcast Transactions and (b) generally lower rates for programming in the Adelphia Acquired Systems.  See paragraph (12) below, titled “Certain

Costs, Etc. Associated with Combination,” for a description of certain transaction costs to be incurred in connection with the TW Adelphia Acquisition and the TWC/Comcast Transactions.

(6)                                  OIBDA:  OIBDA growth is projected to be 15.9% from 2006 to 2007 (excluding the impact of one-time costs that will be expensed in 2006, OIBDA growth is projected to be 13.6% from 2006 to 2007).  This growth assumes that TWC will be able to effectively implement both the revenue and cost improvements described above to bring the operating performance of the Acquired Systems to TWC levels over time.

(7)                                  Capital Expenditures:  Annual cash capital expenditures of TWC are assumed to average approximately $2.8 billion during the Projection Period, including capital expenditures related to upgrading the Acquired Systems and bringing the plant and infrastructure up to TWC standards and the remainder is related to ongoing product roll-outs, customer premise equipment, maintenance and other capital categories.  TWC expects that once the one-time upgrades are complete, on-going capital needs for the Acquired Systems will be similar to that of the existing TWC systems.

(8)                                  Income Taxes:  The Projections assume that (a) the TW Adelphia Acquisition will be a taxable asset acquisition, resulting in a full basis step up on the acquired assets, (b)  no material taxable gain or loss will be recognized pursuant to the Exchanges, (c) the TWE Redemption will be a tax-free transaction and (d) the TWC Redemption will be a tax-free transaction.  The Projections assume a 41.2% combined federal, state and local income tax rate.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

(9)                                  Post Combination Debt:  The Projections assume that TWC will have an initial capital structure set forth in the table in “Projected Capitalization of TWC” set forth below and that the indebtedness and preferred equity of TWC and its subsidiaries included therein will have the terms described in Notes 1, 4 and 5 to the pro forma consolidated historical financial information discussed in Section VIII.E, titled “Notes to Unaudited Pro Forma Condensed Combined Historical Financial Information.”  The Projections assume (a) a weighted average interest rate of approximately 6% during the Projection Period, (b) that no equity securities are sold by TWC during the Projection Period and (c) that the cash component of the purchase price will be funded pursuant to the TWC Financing Arrangements.  The Projections also assume that the capital structure of TWC and the TWC Financing Arrangements will remain in place in all material respects except for the repayment of debt with available free cash.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.

(10)                            Purchase Accounting:  The Projections have been prepared assuming that TWC has allocated the purchase consideration to the assets and liabilities acquired based on their fair values as of January 1, 2006 as provided for in the purchase accounting rules.  Specifically, for purposes of preparing the Projections, it was assumed that the book values of the tangible assets and liabilities and intangibles subject to amortization acquired approximated fair value.  It was also assumed that the excess of the purchase price over the value ascribed to tangible assets and liabilities and intangibles subject to amortization is ascribed to non-amortizing cable franchise intangible assets.  This purchase price allocation is preliminary and is subject to adjustment upon completion of a formal valuation analysis which will be effective as of the date of consummation.  In addition, no deferred taxes were established for the excess purchase price as the tax basis of the acquired assets and liabilities will equal the carrying value of the assets and liabilities.

(11)                            Results of Operations During Fiscal Year 2005:  The Projections assume that the budgeted operating results of the Acquired Systems as modified by TWC are substantially achieved during the fiscal year ending December 31, 2005.  The budgeted operating results assume, among other things, material improvements in the results of operations of the Adelphia Acquired Systems during the fiscal year ending December 31, 2005 as compared to the same period of the prior year, and are subject to inherent uncertainties.  In light of such uncertainties and various other factors, including the competitive nature of the cable industry, there can be no assurance that the results of operations assumed by these business plans to be achieved will actually be achieved.  See Section XI, titled “Risk Factors.”

(12)                            Certain Costs, Etc. Associated with Combination:  The total transaction costs, exclusive of the effects of disruption to the business, associated with the combination of the Acquired Systems and TWC are estimated at approximately $225 million.  Approximately $125 million of these costs (e.g., investment banking, legal, accounting, consulting and other similar fees) will be capitalized as purchase price and substantially all of the remaining $100 million of these costs (e.g., marketing, rebranding, stay-bonuses and other costs) will be expensed in 2006.

(13)                            Earnings Per Share:  TWC has 1,000 shares of common stock outstanding.  Prior to the consummation of the Sale Transaction, TWC currently intends to effect a stock dividend and distribute approximately 999,999 shares of TWC common stock in respect of each share of TWC common stock outstanding as of the record date for such dividend.  As part of the TW Adelphia Acquisition and the TWC Redemption, TWC will redeem 179 million shares of TWC Class A Common Stock from Comcast and issue 156 million shares of TWC Class A Common Stock to the Company’s stakeholders, resulting in 977 million shares of TWC common stock outstanding after the consummation of the TW Adelphia Acquisition and the TWC Redemption.  The earnings per share calculation is based on the conversion of the historical shares outstanding after giving effect to the above mentioned stock dividend and the assumption that no stock options will have been issued.  Earnings per share would be lower if equity securities were issued by TWC pursuant to the TWC Equity Securities Exceptions or in connection with the Expanded Transaction.

B.            PROJECTIONS

The TWC Projected Combined Statement of Operations set forth below presents the projected consolidated results of operations of TWC for each fiscal year in the Projection Period:

TIME WARNER CABLE INC.

PROJECTED COMBINED STATEMENT OF OPERATIONS

Year ended December 31,

(in millions, except per share amounts)

	2006	2007

Revenues	$13,665	$15,304

Cost of revenues and selling, general and administrative expenses	(8,721)	(9,689)
Expensed transaction-related costs	(100)	—
Depreciation	(2,430)	(2,590)
Amortization	(209)	(159)

Operating income	2,205	2,866

Interest expense, net	(868)	(821)
Income from equity investments, net	70	95
Minority interest expense, net	(83)	(150)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,324	1,990
Income tax provision (@ 41.2%)	(545)	(820)

Income before discontinued operations and cumulative effect of accounting change	$778	$1,170

Basic/Diluted earnings per share	$0.80	$1.20

Notes:

•                  The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth in this Disclosure Statement, including, without limitation, the principal assumptions described above.

•                  The Projections do not include the impact of expensing of stock options granted under TWC’s stock option programs.  TWC will be required to expense the cost of the options beginning in 2006.

•                  TWC uses OIBDA, among other measures, to evaluate the performance of its business.  OIBDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations.  Accordingly, projected OIBDA is laid out in the table below.  A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in TWC’s businesses.  OIBDA does not represent and should be considered in addition to, not as a substitute for, TWC’s operating income (loss), net income (loss) and various cash flow measures (e.g., cash provided by operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

(in millions)

	2006	2007
Operating Income	$2,205	$2,866
Depreciation & Amortization	2,639	2,749
OIBDA	$4,844	$5,614

•                  Before the impact of approximately $100 million of transaction costs that are expected to be expensed in 2006, OIBDA would have been $4.944 billion.

The TWC Projected Combined Balance Sheet as of January 1, 2006 set forth below presents the projected combined financial position of TWC, after giving effect to the Sale Transaction and the TWC/Comcast Transactions.  The various effects of the consummation of the Sale Transaction and the TWC/Comcast Transactions are described in greater detail in the Notes to the TWC Projected Combined Balance Sheet as of December 31, 2004.

TIME WARNER CABLE INC.

PROJECTED COMBINED BALANCE SHEET

(in millions)

	January 1,	December 31,
	2006	2006	2007
ASSETS
Current assets
Cash and cash equivalents	$50	$50	$50
Other current assets	607	695	765
Total current assets	657	745	815

Investments	2,094	2,265	2,451
Property, plant and equipment	11,973	12,316	12,498
Goodwill, other intangible assets and other	39,830	39,621	39,462
Total assets	$54,554	$54,947	$55,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Total current liabilities	$2,076	$2,027	$1,975

Long-term debt	15,305	14,903	13,735
Preferred equity of a subsidiary	500	500	500
Deferred income tax obligations, net & other liabilities	13,494	14,478	14,656
Minority interests	1,645	1,728	1,878
Total liabilities	34,021	33,636	32,744

Total shareholders’ equity	20,533	21,311	22,482
Total liabilities and shareholders’ equity	$54,554	$54,947	$55,226

Note:

•                  The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth in this Disclosure Statement, including, without limitation, the principal assumptions described above.

The TWC Projected Combined Statement of Cash Flows set forth below presents the projected combined cash flows of TWC for each fiscal year in the Projection Period.

TIME WARNER CABLE INC.

PROJECTED COMBINED STATEMENT OF CASH FLOWS

Year ended December 31,

(in millions)

	2006	2007

OPERATING ACTIVITIES
Net income (loss) from continuing operations	$778	$1,170
Adjustments for noncash and nonoperating items:
Depreciation and amortization	2,639	2,749
Working capital and other balance sheet changes	(198)	46

Cash provided by operations	3,219	3,965

INVESTING ACTIVITIES
Capital expenditures	(2,774)	(2,771)
Other investing activities	(57)	(40)

Cash used by investing activities	(2,831)	(2,811)

FINANCING ACTIVITIES
Repayments, net	(388)	(1,154)
Other financing activities	—	—

Cash used by financing activities	(388)	(1,154)

INCREASE IN CASH AND EQUIVALENTS	0	—

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	50	50

CASH AND EQUIVALENTS AT END OF PERIOD	$50	$50

Notes:

•                  The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth in this Disclosure Statement, including, without limitation, the principal assumptions described above.

•                  Free Cash Flow is considered to be an important indicator of TWC’s liquidity, including its ability to reduce net debt and make strategic investments. Free Cash Flow is cash provided by operating activities less capital expenditures.  Accordingly, Free Cash Flow is laid out in the table below.  However, Free Cash Flow does not represent and should be considered in addition to, not as a substitute for, TWC’s operating income (loss), net income (loss) and various cash flow measures (e.g., cash provided by operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

	2006	2007
Cash provided by operations	$3,219	$3,965
Capital expenditures	(2,774)	(2,771)
Free Cash Flow	$445	$1,194

Before the impact of approximately $100 million of transaction costs expected to be expensed in 2006, which would have an after-tax Free Cash Flow impact of $58 million, Free Cash Flow would have been $503 million.

C.            PROJECTED CAPITALIZATION OF TWC

The TWC Projected Capitalization Table set forth below presents the projected capitalization of TWC on January 1, 2006 and as of the end of each fiscal year in the Projection Period after giving effect to the TW Adelphia Acquisition and the TWC Redemption and assumes that, prior to the closing of the TW Adelphia Acquisition and the TWC Redemption, no indebtedness is incurred by TWC or its subsidiaries and that no issuances of equity securities are made by TWC, including as permitted by the TWC Equity Securities Exceptions.  Following the closing of the TW Adelphia Acquisition, there are no limitations on the ability of TWC and its subsidiaries to issue equity securities and incur indebtedness, except as set forth in Section VII.E.1, titled “Selected Provisions of the Restated Certificate of Incorporation, Restated By Laws and Delaware General Corporation Law —Transactions with or for the benefit of affiliates,” and Section VII.H.1, titled “Indebtedness Approval Right.”

TIME WARNER CABLE INC.

PROJECTED CAPITALIZATION TABLE (1)(2)

(in millions)

	January 1,	December 31,
	2006	2006	2007
Short-term debt:
Current portion of long-term debt	—	—	600
Total short-term debt	$—	$—	$600

Long-term debt and preferred equity:
Intercompany subordinated loan from Time Warner	$9,338	$8,949	$7,795
Bank credit borrowings and commercial paper	2,614	2,614	2,614
TWE notes and debentures	3,353	3,339	2,725
New mandatorily redeemable preferred equity of subsidiary	500	500	500
Total long-term debt and preferred equity	$15,805	$15,402	$13,634

Total debt and preferred equity	$15,805	$15,402	$14,234

Total shareholders’ equity	20,533	21,311	22,482

Total capitalization	$36,338	$36,714	$36,716

Ratio of total debt and preferred equity to total capitalization	43.5%	42.0%	38.8%

Note:

(1)                                  Although TWC and Time Warner have made no definitive decisions regarding financing (See Section VII.C.4, titled “Certain Pro Forma Financing Arrangements”), this table assumes borrowing from TWC’s current credit facility and commercial paper program (See Section VII.C.1, titled “TWC Credit Agreement and Commercial Paper Program”), TWE’s existing notes and debentures (See Section VII.C.2, titled “TWE Notes and Debentures”), a new mandatorily redeemable preferred stock issued by TW NY, and an intercompany subordinated loan from Time Warner.  Actual financing arrangements could differ depending upon market and other conditions.

(2)                                  Instead of incurring intercompany debt from Time Warner, TWC may borrow money from third party financing sources.  To the extent that the incurrence by TWC of indebtedness from third parties would trigger Time Warner’s approval right under the Shareholder Agreement as described in Section VII.H.1, titled “Indebtedness Approval Right,” Time Warner has advised TWC that it would grant such approval.

X.  VALUATION OF TWC EQUITY

A.            INTRODUCTION

Under the Purchase Agreements, except in the case of the Expanded Transaction, the Company will receive as consideration, subject to adjustment, approximately $12.7 billion in cash and such number of shares of TWC Class A Common Stock that, subject to the TWC Equity Securities Exceptions, will represent 16% of the outstanding equity securities of TWC as of the Sale Transaction Closing on a fully diluted basis. The TW Purchase Agreement does not contain any guarantee of the value of the TWC Class A Common Stock. The Purchase Agreements do permit the Company not to effect the Sale Transaction Closing if, with respect to the TW Purchase Agreement, either there has been a Parent Material Adverse Event or if TW NY is unable to make the TW Representation Bring-Down or the Buyer Covenant Bring-Down.

To assist the Board in determining the estimated value of the shares of TWC Class A Common Stock to be received by the Debtors’ constituents pursuant to the Sale Transaction, as contemplated by the Plan, the Board requested that the M&A Advisors, as part of their overall engagement, undertake an analysis of the estimated equity value of TWC, after giving effect to the Sale Transaction and the TWC/Comcast Transactions (for purposes of this Section X, “Valuation of TWC Equity” only, TWC, after giving such effect, “Pro Forma TWC”).  The M&A Advisors completed their analysis on April 5, 2005 and reviewed their analysis with the Board at a meeting held on April 9, 2005 to evaluate the Sale Transaction and the TWC/Comcast Transactions.  As described below, the M&A Advisors subsequently updated their analysis, as of April 19, 2005, for presentation to the Board on April 20, 2005 prior to the Board’s approval of the Sale Transaction.

Distributions under the Plan are based on the Deemed Value of the TWC Class A Common Stock, which may be greater or less than any valuation of Pro Forma TWC as of the Confirmation Date, or as of the Effective Date, or the actual trading value of the TWC Class A Common Stock when it begins to trade or at any time thereafter.  Thus, the Debtors have not updated the valuation contained in this Disclosure Statement.  Constituents whose recoveries include TWC Class A Common Stock bear the risk that the actual value of the recoveries they receive will be materially different than the Estimated Recoveries in respect of their claims included in this Disclosure Statement.

In conducting their analysis, the M&A Advisors, among other things: (1) reviewed certain publicly available business and historical financial information relating to TWC, the Company and Comcast; (2) reviewed certain internal financial information and other data relating to the business and financial prospects of TWC, the Company and Comcast; (3) reviewed certain financial projections (including estimated synergies) for Pro Forma TWC (the “Financial Projections”), prepared by management of TWC, and reviewed by management of the Company; (4) reviewed the projected tax attributes resulting from the Sale Transaction and the TWC/Comcast Transactions that Pro Forma TWC expects to realize, as provided by management of TWC; (5) conducted discussions with members of TWC’s senior management concerning the business and financial prospects of TWC and Pro Forma TWC; (6) conducted discussions with members of the Company’s senior management concerning the business and financial prospects of the Company and Pro Forma TWC; (7) reviewed publicly available financial and stock market data with respect to certain other publicly traded companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s businesses; and (8) conducted such other financial studies, analyses and investigations, and considered such other information, as the M&A Advisors deemed necessary or appropriate.

The estimated equity value of Pro Forma TWC set forth in this section represents a hypothetical valuation of Pro Forma TWC, assuming the consummation of the Sale Transaction and the TWC/Comcast Transactions and that Pro Forma TWC continues as an operating business, based on the valuation methodologies described below. The estimated equity value of Pro Forma TWC set forth in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of Pro Forma TWC, its securities or its assets, which value may be significantly higher or lower than the estimate set forth in this section.  In addition, the estimated equity value of Pro Forma TWC set forth in this section is not necessarily indicative of the prices at which the TWC Class A Common Stock may trade at any time, which prices may be significantly higher or lower than implied by such estimate.  The market prices of the TWC Class A Common Stock will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of the Company’s prepetition creditors receiving shares of TWC Class A Common Stock under the Plan (some of whom may prefer to sell these shares rather than hold them on a long-term basis) and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to the TWC Class A Common Stock.

The M&A Advisors’ estimate of the equity value of Pro Forma TWC was based upon, among other assumptions, Pro Forma TWC achieving the Financial Projections.  The future results of Pro Forma TWC will depend upon various factors, many of which are beyond the control or knowledge of TWC and the Company, and consequently, are inherently difficult to project.  The financial results reflected in the Financial Projections are based on the assumption of the successful combination of certain cable systems of TWC, the Company and Comcast, as well as the realization of estimated synergies, and, thus, are materially different from the historical results of operations of TWC.  In addition, the Financial Projections were prepared by management of TWC based upon information available at the time of preparation.  Subsequent to the April 9, 2005 and April 20, 2005 presentations by the M&A Advisors to the Board as described in this section, the Financial Projections were refined by TWC as part of its updated business plan, which reflected updated information provided by Company management regarding the Adelphia Acquired Systems; such financial projections, as so refined, are set forth in Section IX, titled “TWC Projections.”  The Company views the Projections included in this Disclosure Statement as not materially different from those used by the M&A Advisors in their analyses.  Pro Forma TWC’s actual future results may differ materially from the Financial Projections, and such differences may affect the equity value of Pro Forma TWC.  Therefore the estimated equity value of Pro Forma TWC set forth in this section is inherently subject to substantial uncertainty.  Accordingly, none of the Company, TWC, the M&A Advisors or any other person makes any representation that the estimated equity value of Pro Forma TWC is indicative of the actual equity value of Pro Forma TWC or the prices at which the TWC Class A Common Stock may trade at any time, which may be significantly higher or lower than the estimates contained in this section.

The M&A Advisors’ analysis described below addresses the estimated equity value of Pro Forma TWC and does not address any other aspect of the Sale Transaction and the TWC/Comcast Transactions, the Plan or any other transactions. The M&A Advisors’ estimated equity value of Pro Forma TWC does not constitute a recommendation to any holder of Claims or Equity Interests as to how such holder should vote or otherwise act with respect to the Plan or any other transaction.  The estimated equity value of Pro Forma TWC set forth in this section does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

As part of their respective investment banking business, each of the M&A Advisors is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes.  In the ordinary course of business, each of the M&A Advisors and their successors and affiliates may trade, and may in the future trade, for their own accounts and the accounts of their customers, securities of Time Warner, TWC, Comcast and, except as restricted under their respective engagement letters from trading for their own account, of ACC and its subsidiaries and, accordingly, may at any time hold long or short positions in such securities.

B.            METHODOLOGY

In preparing their valuation, the M&A Advisors performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by the M&A Advisors, which consisted of (1) an analysis of the market value and trading multiples of selected publicly traded companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s businesses, which will include those cable systems of TWC, the Company and Comcast to be included in Pro Forma TWC, and (2) a discounted cash flow analysis to estimate the present value of Pro Forma TWC’s projected future unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections.  This summary does not purport to be a complete description of the analyses performed and factors considered by the M&A Advisors. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

The M&A Advisors believe that their analyses of Pro Forma TWC must be considered as a whole and that selecting portions of their analyses, without considering all of their analyses and all parts thereof, could create a misleading or incomplete view of the processes underlying the M&A Advisors’ conclusions.  The M&A Advisors did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did the M&A Advisors place any particular reliance or weight on any individual analysis.  Rather, the M&A Advisors arrived at their views based on all the analyses undertaken by them assessed as a whole.  Each M&A Advisor is separately responsible for its own analyses and estimated valuation, and neither M&A Advisor is responsible for any action or omission of the other M&A Advisor.

For purposes of the M&A Advisors’ financial analyses, the equity value of Pro Forma TWC was calculated as the estimated consolidated enterprise value of the cable operations of Pro Forma TWC (including the estimated value of synergies) plus the value of unconsolidated assets and the estimated value of tax attributes to be realized by TWC as a result of the Sale Transaction and the TWC/Comcast Transactions, less book value of estimated net indebtedness and of preferred stock, less minority interests.  At the Company’s direction, the M&A Advisors calculated the equity value of Pro Forma TWC assuming no discount in respect of any trading anomalies attributable to the possibility that initial holders are not necessarily the natural long-term holders or other supply/demand imbalances on the TWC Class A Common Stock to be received by the Debtors’ prepetition creditors under the Plan.

Selected Publicly Traded Companies Analysis.  The M&A Advisors analyzed the enterprise value and trading multiples of selected publicly held companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s businesses, which will include those cable systems of TWC, the Company and Comcast to be included in Pro Forma TWC.  The companies selected for this analysis were: Comcast, Charter Communications, Cablevision Systems, Insight Communications and Mediacom Communications.  In calculating the enterprise values of the above companies, the M&A Advisors adjusted such enterprise values where necessary by subtracting the estimated value of non-cable assets to arrive at a cable asset value (“CAV”).  The M&A Advisors then calculated the CAV of the selected companies as a multiple of certain historical and projected financial and operational data of such companies such as cable EBITDA and basic subscribers.

The M&A Advisors then analyzed those multiples and considered them in deriving a range of multiples appropriate for each of the TWC, Company and Comcast cable systems comprising Pro Forma TWC, taking into consideration the different attributes of each.  Based on the derived multiples, a range of CAVs for Pro Forma TWC was calculated factoring in the relative size of the cable system contributions to Pro Forma TWC of TWC, the Company and Comcast.  In arriving at a range of enterprise values for Pro Forma TWC, the M&A Advisors separately factored in a range of estimated values for the estimated synergies and tax attributes as provided by TWC management.  The projected financial and operational data for Pro Forma TWC’s businesses were based on the Financial Projections, and the projected financial and operational data for the selected companies were based on publicly available research analyst reports and other publicly available information.

Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the businesses of Pro Forma TWC.  Accordingly, the M&A Advisors’ comparison of the selected companies to Pro Forma TWC and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of Pro Forma TWC.

Discounted Cash Flow Analysis.  The M&A Advisors performed a discounted cash flow analysis for Pro Forma TWC to estimate the present value of the projected future unlevered, after-tax cash flows based on the Financial Projections.  The present value range of the projected future unlevered, after-tax cash flows was calculated as the sum of the present value of Pro Forma TWC’s cash flows through the final year projected in the Financial Projections (the “terminal year”) and the present value of its estimated terminal value at the end of the terminal year.

For the purpose of calculating Pro Forma TWC’s terminal value at the end of the terminal year, the M&A Advisors applied a range of EBITDA multiples to the projected terminal year EBITDA.  The M&A Advisors then applied a range of discount rates to the after-tax cash flows described above and the range of terminal values at the end of the terminal year of Pro Forma TWC to arrive at a range of present values for those cash flows and the terminal values.

The discounted cash flow analysis also involves complex considerations and judgments concerning terminal year EBITDA multiples and discount rates.  While tax attributes were not included in the Financial Projections and, thus, were not reflected in the consolidated enterprise value of the cable operations of Pro Forma TWC derived from the discounted cash flow analysis, the M&A Advisors also factored in a range of estimated values of the projected tax attributes provided by TWC management in order to calculate the equity value of Pro Forma TWC based on the discounted cash flow analysis.

C.            ESTIMATED EQUITY VALUE OF PRO FORMA TWC

In connection with the M&A Advisors’ analysis, with the Company’s consent, the M&A Advisors did not assume any responsibility for independent verification of any of the information provided to the M&A Advisors, publicly available to the M&A Advisors or otherwise reviewed by the M&A Advisors, and the M&A Advisors relied, with the Company’s consent, on such information being complete and accurate in all material respects.  The M&A Advisors further assumed, at the Company’s direction, that the Financial Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments (including regarding projected synergies and tax attributes) of the Company’s and TWC’s senior management as to the future performance of Pro Forma TWC.

In addition, with the Company’s consent, the M&A Advisors did not assume any responsibility for independently evaluating the achievability of the Financial Projections or the reasonableness of the assumptions upon which they were based, did not conduct a physical inspection of the properties, facilities and products of TWC, the Company or Comcast, and did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TWC, the Company and Comcast.  The M&A Advisors also assumed, with the Company’s consent, the following (as to which the M&A Advisors made no representation):

•                  Pro Forma TWC will achieve the Financial Projections;

•                  the Sale Transaction and the TWC/Comcast Transactions are consummated as described in the Plan;

•                  Pro Forma TWC’s capitalization will be as set forth in the Financial Projections;

•                  the projected tax attributes of Pro Forma TWC shall be as provided to the M&A Advisors by TWC’s management;

•                  Pro Forma TWC will be able to obtain all future financings on the terms and at the times necessary to achieve the Financial Projections;

•                  Pro Forma TWC will not engage in any material asset sales or other strategic transactions, and no material asset sales or strategic transactions are required to meet Pro Forma TWC’s ongoing cash requirements or to achieve the Financial Projections;

•                  all governmental, regulatory or other consents and approvals necessary for the consummation of the Sale Transaction and the TWC/Comcast Transactions will be obtained without any material adverse effect on Pro Forma TWC;

•                  there will not be any material change, from the date of valuation, in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of Pro Forma TWC other than as reflected in the Financial Projections; and

•                  there will not be any material change, from the date of valuation, in economic, market, financial and other conditions.

Based on the M&A Advisors’ estimated equity value of Pro Forma TWC, the Company asked the M&A Advisors to calculate an estimated equity value for 16% of Pro Forma TWC.  For the purposes of preparing an estimated equity value for 16% of Pro Forma TWC, the M&A Advisors assumed, with the Company’s consent, (i) no premium or discount for the minority position represented by the 16% interest or the inferior per share voting rights of the TWC Class A Common Stock relative to the TWC Class B Common Stock and (ii) that 16% of the equity securities of Pro Forma TWC would be issued to the Debtors’ constituents pursuant to the TW Adelphia Acquisition, notwithstanding that such equity interest is subject to dilution due to the TWC Equity Securities Exceptions.

Based upon the review and analyses described in this section and subject to the assumptions, limitations and qualifications described herein, at a meeting of the Board held on April 9, 2005 to evaluate the Sale Transaction and the TWC/Comcast Transactions, the M&A Advisors advised the Board that the M&A Advisors’ view was that the midpoint of the range of estimated equity values for 16% of Pro Forma TWC would be $4.985 billion as of April 5, 2005.

At the request of the Company, the M&A Advisors updated their April 5, 2005 valuation of the equity of Pro Forma TWC as a result of a decline in the daily trading prices of several publicly traded cable companies subsequent to that date.  Based on such updated review and analyses as described in this section and subject to the assumptions, limitations and qualifications described herein, the M&A Advisors advised the Board on April 20, 2005 that their view was that the midpoint of the range of estimated equity values for 16% of Pro Forma TWC would be $4.802 billion as of April 19, 2005.  The Board discussed the updated range and analyses.  At the conclusion of the April 20, 2005 meeting, the Board approved the execution of the Purchase Agreements.  The $4.96 billion valuation midpoint for 16% of Pro Forma TWC set forth in the TW Purchase Agreement reflects an agreement between the parties to the TW Purchase Agreement as to the midpoint of the range of estimated values, which midpoint was to be set forth in this Disclosure Statement.  The Company believes that fluctuations of such magnitude in trading prices of cable companies are typical.

The range of estimated equity values of Pro Forma TWC was necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to the M&A Advisors as of, the date of the respective analyses. Although developments subsequent to the analyses may have affected or may affect the M&A Advisors’ analyses and views, the M&A Advisors did not and do not have any obligation to update, revise or reaffirm their estimate.

XI.  RISK FACTORS

Important Risks to Be Considered

Before voting to accept or reject the Plan, holders of Claims against and Equity Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan and the other documents delivered with or incorporated by reference in this Disclosure Statement and the Plan.  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation or TWC’s business and operations following the Effective Date.

A.            RISK FACTORS RELATING TO THE CHAPTER 11 CASES

The large number of unresolved issues may prevent confirmation of the Plan by the Bankruptcy Court.

In order for the Plan to be confirmed by the Bankruptcy Court and to become effective by its terms, there are a substantial number of material issues for which there will need to be (1) a judicial resolution, (2) a settlement among the relevant parties or (3) a mechanism developed for the post-confirmation resolution of the issue.  These issues include those comprising the Inter-Creditor Dispute, the rate of interest applicable to Classes of Claims against solvent Debtor Groups, the enforceability of the subordination provisions of the ACC Subordinated Notes, and post-Effective Date governance.  The Debtors believe that either (a) such issues will be resolved through the Resolution Process or (b) that the Plan has set forth a reasonable approach to each of these issues.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, although some of these issues are addressed in the Plan through the provisions that account for more than one outcome, the resolution of these issues may require modifications to the Plan which could be material and adverse to certain Classes of creditors.

Certain stakeholders have articulated that the following additional risks may prevent confirmation of the Plan:

If the substantive consolidation structure proposed under the Plan is approved in connection with confirmation of the Plan, such approval shall be without prejudice to any impact a different substantive consolidation structure may have on allocation of the Inter-Creditor Dispute Holdback as part of the Inter-Creditor Dispute Resolution as provided in the Resolution Process Order.  Nevertheless, the Bankruptcy Court may determine not to confirm the Plan due to the possibility that additional Debtor Groups may have been adversely impacted if the Inter-Creditor Dispute Issues were determined prior to the Confirmation Date.  The FrontierVision Noteholders object to consolidation to the extent it purports to separate the assets of FrontierVision to pay other creditors to the extent that FrontierVision creditors are not paid in full.  Certain other constituents have objected to the classification of the Existing Securities Law Claims with respect to both the ACC Senior Notes and the ACC Subordinated Notes as a single class subordinated to the ACC Subordinated Notes.  To the extent the challenge to the classification is successful, the claims of holders of ACC Subordinated Notes would be subordinated to the Existing Securities Laws claims with respect to the ACC Senior Notes.

Pursuant to the terms of the FrontierVision Holdco Notes, such noteholders have asserted that certain limitations in the indentures may preclude the Debtors from consummating the Sale Transaction with the Purchasers.  If the Bankruptcy Court were to determine that such limitations were enforceable, the Debtors may be required to amend and/or re-solicit votes on the Plan.

The Ad Hoc Committee of FrontierVision Noteholders assert that the only creditors of the FrontierVision Holdco Debtor Group entitled to vote are the FrontierVision Noteholders.  (The Debtors dispute this assertion.)  Because the FrontierVision Noteholders have indicated their intention not to vote for the plan, if they are impaired, the Plan may not be confirmable if the FrontierVision Noteholders are correct in their assertion that they are in fact the only class of creditors entitled to vote in the FrontierVision Holdco Debtor Group.

The Ad Hoc Committee of ACC Senior Noteholders has informed the Debtors that it intends to object to confirmation of the Plan on the grounds that:  (i) the Plan improperly cancels the subordinated notes held by affiliates of the Rigas Family; (ii) the Plan violates the absolute priority rule; (iii) the classification of all Intercompany Claims (and the treatment thereof) are impermissible; and (iv) the payment of postpetition interest at the contract rate is inappropriate because not all unsecured creditors will be paid in full.

The Creditors’ Committee has asserted that a confirmation risk exists that the Bankruptcy Court may determine that it is necessary to satisfy Section 1129(a)(10) with respect to each Debtor and that this threatens confirmation of the Plan.

The Bankruptcy Court may not confirm the Plan if it is rejected by certain Classes of Claims or Equity Interests.

Even if one or more Impaired Classes of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Bankruptcy Court may confirm the Plan if (1) at least one Impaired Class in each Debtor Group has accepted the Plan (such acceptance being determined without including the votes of any “insider” in such Class), and (2) as to each Impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes.  See Section V.C.3, titled “Cram Down.”  The Company believes that the Plan satisfies these requirements; however, there can be no assurance that the Bankruptcy Court will find that these requirements are satisfied.  If it does not, the Plan cannot be confirmed and become effective unless it has been accepted by each Impaired Class of Claims or Equity Interests that is entitled to vote.

If the Bankruptcy Court were to find that the hypothetical value of the TWC Class A Common Stock were greater than the Deemed Value, then structurally senior classes would receive greater than Payment in Full, and the Debtors would not be able to cram down the Plan on structurally junior rejecting Classes of creditors.  Conversely, if the Bankruptcy Court were to find that the hypothetical value of the TWC Class A Common Stock were less than the Deemed Value, then structurally senior rejecting Classes that are potentially deemed to be unimpaired would not receive Payment in Full and would not be subject to cram down.

The Debtors may choose to exclude a Debtor or Debtor Group from the Plan, if one or more Impaired Classes of Claims or Equity Interests do not accept the Plan.

If one or more Impaired Classes of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Debtors may choose to exclude the Debtor Group to which such Class relates or one or more Debtors in such Debtor Group from the Plan, except that the exclusion of ACC would require the consent of the other parties to the Sale Transaction.  If one or more Debtors or Debtor Groups were excluded from the Plan, none of the creditors of such Debtors or Debtor Groups would receive a distribution under the Plan.  Instead, the Debtors may seek to have the proceeds of the Sale Transaction and any Excluded Assets attributable to such Debtors or Debtor Group placed in escrow pending the determination of the appropriate allocation of such proceeds and Excluded Assets between Debtor Groups and creditors of Debtor Groups and confirmation of a plan of reorganization for such entities.  The exclusion of a Debtor or Debtor Group could have a material adverse effect on the creditors of such Debtor or Debtor Group, would prolong the Chapter 11 Case as it related to those entities and would delay the distribution to such Debtor Groups’ creditors.

If the Plan is not confirmed on a timely basis, the value to the Debtors from the Sale Transaction may be lost or materially reduced.

The Debtors believe that the value to the Debtors from the Sale Transaction materially exceeds the value of the reorganized Debtors on a stand-alone basis.  If the Sale Transaction Closing does not occur by the Outside Date or the Extended Outside Date, as applicable, TW NY and Comcast have the right to terminate the applicable Purchase Agreement, in which case the Debtors will not realize such excess value.  In addition, the Sale Transaction is subject to numerous closing conditions, including the absence of a Material Adverse Effect with respect to each Specified Business.  If the Sale Transaction Closing is delayed, there is an increased risk of an unforeseen event that may result in the failure of a condition to the Sale Transaction Closing.

Even if the Sale Transaction is consummated, delay in the consummation may reduce the value to the Debtors’ stakeholders.  There are substantial costs to the administration of the Debtors’ bankruptcy estates, estimated to be at least $17 million per month; the longer the Chapter 11 Cases are pending the more is paid in administration, and the less that is available for distribution to the stakeholders.  Moreover, as the Debtors believe that many of the Debtor Groups are solvent, the creditors of those Debtor Groups will continue to accrue postpetition interest to the detriment of the holders of the residual equity of those Debtor Groups.  In addition, the purchase price payable by TW NY and Comcast (or only TW NY in the event of the Expanded Transaction) at the Sale Transaction Closing is subject to customary adjustments to reflect, with respect to each Specified Business, (1) net liabilities as of and after giving effect to the Sale Transaction Closing, (2) any surplus or shortfall generally as of the Sale Transaction Closing in Eligible Basic Subscribers (as the term is used in the Purchase Agreements) as measured against the projections specified in the Purchase Agreements and (3) any shortfall or, subject to TW NY’s or Comcast’s consent, as applicable, any surplus in capital expenditure spending relative to budget during the period between December 31, 2004 and the Sale Transaction Closing.  As a result of the uncertainties and challenges to the business arising out of the Chapter 11 Cases and the pending Sale Transaction, the Debtors believe that the probability and magnitude of any such adjustments to the purchase price payable in the Sale Transaction are likely to increase if the Sale Transaction Closing is delayed beyond March 31, 2006.  Under the Resolution Process Order, the judicial resolution of the Inter-Creditor Dispute is not expected until after such date.  If any purchase price reductions are required under the Purchase Agreements in excess of those currently anticipated by the Debtors, then the actual distributions to certain holders of Claims and Equity Interests will be less than the estimated distributions set forth in this Disclosure Statement.  See Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments.”

If a chapter 11 trustee is appointed pursuant to a request by the Arahova Noteholders Committee or another party in interest, such appointment may lead to defaults under the Extended DIP Facility and may prevent consummation of the Sale Transaction and will give TW NY and Comcast the right to terminate the Purchase Agreements.

If the Arahova Noteholders Committee is successful in its motion seeking the appointment of a chapter 11 trustee in the cases of one or more Debtors or such relief is granted to another party in interest, then such relief may lead to a default under the Extended DIP Facility.  Such events may impair the ability of the Sale Transaction to be consummated and will give rise to a right of termination by TW NY and Comcast pursuant to the Purchase Agreements.

Actual recoveries may differ materially from the estimated recoveries set forth in this Disclosure Statement.

The recoveries listed in this Disclosure Statement are estimates based on assumptions made by the Debtors, including assumptions related to the following (each of which is addressed separately in this Risk Factors section):

•                  the ability to close the Sale Transaction, and the ultimate value to the Debtors of the Sale Transaction after any purchase price adjustments;

•                  the value of the TWC Class A Common Stock, which may be greater than or less than the Deemed Value ascribed thereto in the Plan;

•                  the ability to consummate the sale of the MCE Systems;

•                  the likely release of reserves in the Sale Transaction;

•                  the liability for prepetition taxes and taxes arising in connection with the Sale Transaction;

•                  the outcome of the Inter-Creditor Dispute;

•                  the outcome of the Designated Litigation;

•                  the rate of accrual of postpetition interest;

•                  the ability to resolve claims of the former joint venture partner in Century/ML Cable Venture and to obtain a release of the escrowed sale proceeds;

•                  the enforceability of the subordination of the ACC Subordinated Notes;

•                  the rights of Bank Agents and Indenture Trustees against plan recoveries otherwise payable to the holders of Bank Claims and Note Claims;

•                  the results of operations of the Company pending consummation of the Sale Transaction; and

•                  the likely resolution of pending claims.

Many of such factors are outside the control of the Debtors, and even with respect to those factors within the Debtors’ control, actual results may differ from assumptions relating thereto.  As a result, actual recoveries may differ materially from those estimates included in this Disclosure Statement.  In addition, the estimated recoveries in this Disclosure Statement do not contain a discount or present value factor that discounts recoveries that are expected to be received following the Effective Date.

To the extent that estimated recoveries as of the Confirmation Date for any Class are materially less than the estimated recoveries set forth in this Disclosure Statement, the Debtors may be required to resolicit the acceptance of the adversely affected Class.  Such a resolicitation could delay the Effective Date or prevent consummation of the Sale Transaction prior to the Outside Date.

The resolution of the Inter-Creditor Dispute may materially adversely affect the distributions to holders of Claims in the Arahova Debtor Group, FrontierVision Holdco Debtor Group and the Holding Company Debtor Group and in other Debtor Groups.

A substantial portion of the Plan Consideration will be placed in the Inter-Creditor Dispute Holdback and the FrontierVision Holdco Dispute Holdback pending the Inter-Creditor Dispute Resolution.  The recovery of the holders of Claims against the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group will vary materially based on the Inter-Creditor Dispute Resolution and the portion of the Inter-Creditor Dispute Holdback and the FrontierVision Holdco Dispute Holdback allocable to such Debtor Group pursuant to the Inter-Creditor Dispute Resolution.  In addition to the elements of the Inter-Creditor Dispute discussed elsewhere in this Disclosure Statement (including in Section IV.D.1.b), the Ad Hoc Committee of FrontierVision Noteholders, among others, has asserted that the costs and expenses of the Chapter 11 Cases have been improperly allocated among the Debtor Groups, the result being that the DIP Claims against the Debtor Group improperly allocated such expenses are too high, the cash balances too low, and the estimated recoveries to the creditors of such Debtor Group are too low.  Although the Debtors believe that they have properly allocated the costs of the Chapter 11 Cases among the various Debtor Groups, such allocation is subject to challenge, and if such challenge were successful, the recoveries to creditors of various Debtor Groups could be materially increased or decreased based on the changes in allocation.

In addition, to the extent certain elements of the Inter-Creditor Dispute are litigated, the substantive resolution of certain elements of the Inter-Creditor Dispute (such as the treatment of Intercompany Claims and the substantive consolidation structure) may materially affect the valuation of other Debtor Groups and the recoveries to the holders of Claims against and Equity Interests in such other Debtor Groups.  If judicial determinations constituting part of the Inter-Creditor Dispute Resolution prior to the Confirmation Date materially and adversely affect the recovery to holders of Claims in a different Class of Claims, the Debtors intend to amend the Plan, subject to compliance with their obligations, if any, under the Purchase Agreements, to reflect such determinations and to re-solicit acceptances of the Plan from the holders of Claims in such Class.  If such judicial determination occurs subsequent to the Confirmation Date, the Debtors intend to confine the economic effects of the Inter-Creditor Dispute Resolution to the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group, and do not intend to amend the Plan to reflect such determinations.  Thus, holders of Claims against and Equity Interests in such Debtor Groups may receive less than they would have received had such determination occurred prior to the Confirmation Date.

In addition, the Plan provides that interest is payable on certain Claims only through the Effective Date. Parties may challenge the enforceability of such provision.  In the event that the Bankruptcy Court determines that interest is required to be paid after the Effective Date on certain Claims, the recoveries for which are subject to the resolution of the Inter-Creditor Dispute, sufficient reserves will need to be created to satisfy interest accruing from and after the Effective Date through the date such Claims are satisfied in full. In the event that the Inter-Creditor Dispute is not resolved prior to the Effective Date, such reserves may have a material adverse impact on initial distributions to creditors of the Holding Company Debtor Group. Furthermore, a protracted Resolution Process may have a material adverse effect on ultimate recoveries to creditors.

The recoveries to the stakeholders of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group may vary materially and may not be distributed for a substantial period of time.

The Plan provides that a substantial portion of the recovery to the holders of Claims against the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group will be deferred pending the outcome of a number of contingencies which may materially affect the recoveries to the creditors of those Debtor Groups.  These contingencies include:

•                  The Debtors will be required to deposit approximately $700 million of the proceeds from the Sale Transaction in escrow to secure any post-Sale Transaction Closing purchase price adjustments under the Purchase Agreements and to secure the Debtors’ indemnification obligations.  There can be no assurance as to what portion, if any, of such escrow will ultimately be released with respect to the Debtors.  In addition, following the Effective Date, the Reorganized Debtors may not have access to the personnel necessary to dispute any asserted purchase price adjustments or claims for indemnification.

•                  The Debtors will establish significant reserves to fund potential liability for prepetition and postpetition taxes.  The Debtors will be required to refile over 3,600 federal, state and local tax returns, and there is substantial uncertainty as to the ultimate tax liability that the Debtors will face.  Therefore, there can be no assurance as to whether or when any such reserves would be released for distribution.

•                  On the Effective Date, the Designated Litigation will be transferred to the Contingent Value Vehicle.  There can be no assurance that the Contingent Value Vehicle will be able to realize any value from such Designated Litigation, and 50% of the first $230 million of such value must be transferred to the Restitution Fund.  In addition, one element of the Inter-Creditor Dispute is the formula under which the stakeholders in the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group share in the distributions from the Contingent Value Vehicle.

•                  The Puerto Rico Liquidating Trust will hold the Debtors’ interest in the escrowed proceeds from the sale of Century/ML Cable Venture.  The Debtors are required to hold substantially all of the proceeds in escrow pending resolution of litigation by the Debtors’ joint venture partner.  There can be no assurance as to when or what amount of the proceeds the Puerto Rico Liquidating Trust will ultimately be able to realize.

•                  The Distributions to holders of Existing Securities Law Claims against the Arahova Debtor Group, FrontierVision Holdco Debtor Group, and the Holding Company Debtor Group are calculated based on the estimated recoveries to such Claims from the Restitution Fund, which will be administered by the United States Attorney General and the SEC.  To the extent that holders of Claims in this Class do NOT receive the estimated recoveries from the Restitution Fund the Recovery on Effective Date and Total Recovery would be less.

If court approval of the Government Settlement Agreements is overturned or vacated, the Company may not be able to consummate the Sale Transaction, may not obtain title to the Rigas Co-Borrowing Entities and may face other material adverse consequences.

The Government Settlement Agreements were subject to the approval of, and have been approved by, the Bankruptcy Court.  The Company’s consent to the final judgment in the SEC Civil Action was subject to the approval of, and has been approved by, both the Bankruptcy Court and the District Court.  Various parties have challenged and sought appellate review or reconsideration of the orders of the Bankruptcy Court and the District Court approving the Government Settlement Agreements.  The order of the District Court approving the Company’s consent to the final judgment in the SEC Civil Action has not been appealed.  Although appeals of the Bankruptcy Court’s order remain pending, the appeals of the District Court’s approval of the Government-Rigas Settlement Agreement and the creation of the Restitution Fund have been denied by the Second Circuit.  That denial is currently the subject of a pending request for full court review by the Second Circuit.  If the Bankruptcy Court order is overturned or vacated, then the Government Settlement Agreements may not remain effective and the Company may face the risk of indictment by the U.S. Attorney, and the SEC’s claim against the Company may be fixed by the District Court and allowed by the Bankruptcy Court, which could materially dilute the recoveries of other creditors.  Moreover, in the absence of the Government Settlement Agreements, (1) the Company may not be able to obtain title to the Rigas Co-Borrowing Entities forfeited by the Rigas Family to the United States and (2) the Sale Transaction Closing may not occur because satisfactory settlement of the claims and causes of actions brought by the SEC and the investigation by the DoJ is a condition to the Sale Transaction Closing.

The Company may not be able to obtain title to the Rigas Co-Borrowing Entities in a timely fashion or at all, which could affect the amount, form and timing of distributions with respect to the holders of Notes, Trade and Other Unsecured Claims.

The sale of the MCE Systems (other than Coudersport and Bucktail) is not a condition to the Sale Transaction Closing.  In order for the Debtors to be able to sell the MCE Systems held by the Managed Cable Entities (other than Coudersport and Bucktail) in the Sale Transaction:  first, the United States must obtain title to the Rigas Co-Borrowing Entities free and clear of liens, claims, encumbrances or adverse interests of third parties, second the United States must then convey title to such Rigas Co-Borrowing Entities to the Debtors, and finally the Debtors must file such entities for bankruptcy and consummate a plan of reorganization for such entities.  Although the Company believes that title to such Rigas Co-Borrowing Entities will be conveyed to the Company, there can be no assurance to that effect.  Even if the United States is able to obtain title to such Rigas Co-Borrowing Entities and convey it to the Company free and clear of liens, claims, encumbrances or adverse interests of third parties, such conveyance may not be sufficiently in advance of the closing of the Sale Transaction to enable the Debtors to consummate the Sale Transaction with respect to the MCE Systems.  In that event, the Debtors both (1) would be required to pay the $600 million due under the terms of the Government Settlement Agreement and issue the Series RF CVV interests to the United States, and (2) would not receive the approximately $967 million consideration for the sale of such assets (although such consideration would become payable if such assets are transferred to TW NY or Comcast, as applicable, within 15 months of the Sale Transaction Closing, in accordance with the applicable Purchase Agreement).  See Section XIII.E, titled “Settlement of Governmental Investigations and Certain Related Litigation.”

If the Debtors are not able to consummate the sale of all of the MCE Systems (other than the MCE Systems owned by Coudersport and Bucktail) to be sold to TW NY and Comcast under the Purchase Agreements on the Effective Date, then distributions to holders of Notes, Trade and Other Unsecured Claims may be comprised of a greater proportion of TWC Class A Common Stock and distributions to creditors of the Arahova Debtor Group and the Holding Company Debtor Group will be reduced.

There can be no assurance that the Plan will become effective even if it is confirmed.

Even if the Plan is confirmed by the Bankruptcy Court, there will remain material conditions to the effectiveness of the Plan.  These conditions include consummation of the Sale Transaction, which is subject to conditions typical for transactions of that type, as described in Section XI.B, titled “Risk Factors Relating to the Sale Transaction.”  Many of these conditions are outside of the control of the Debtors.  If the Plan does not become effective, the Debtors believe that it is unlikely that they will have sufficient time to formulate, negotiate, ballot, confirm and go effective on an alternative plan prior to the Outside Date or, if applicable, the Extended Outside Date of the Sale Transaction; therefore, there can be no assurance that if the Plan does not go effective that the Sale Transaction will be consummated.  In addition, there can be no assurance as to whether, when or on what terms the Debtors would ultimately emerge from bankruptcy.

The Company may not be able to make the payments required under the Government Settlement Agreement if the Plan is not effective by October 15, 2006.

Unless extended on consent of the government, which consent may not be unreasonably withheld, the Company is required to make the payments to the Restitution Fund called for by the Government Settlement Agreement by October 15, 2006.  If the Plan is not consummated by October 15, 2006, the Company likely will not be able to make the payments to the Restitution Fund required under the Government Settlement Agreement.  If title to the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) is conveyed to the Company, failure of the Company to make the payments required under the Government Settlement Agreement in a timely fashion may constitute a material breach of the Government Settlement Agreement.  Under such circumstances, among other things, (1) the Company may face the risk of indictment by the U.S. Attorney, (2) the SEC’s claim against the Debtors may be fixed by the District Court and allowed by the Bankruptcy Court, which could materially dilute the recoveries of other creditors, and (3) the Company may not be able to retain title to such Rigas Co-Borrowing Entities that it expects to be conveyed to it.

The allocation of the types of Plan Consideration among the Debtor Groups does not correspond to the type of consideration to be received in the Sale Transaction.

The allocation among Debtor Groups and Claims under the Plan of the cash and TWC Class A Common Stock to be received by the Debtors under the Purchase Agreements is based on the Debtors’ determination to first pay all administrative and priority claims in cash, second to pay all Claims in the Century-TCI and Parnassos Debtor Groups in cash based on the terms of the Purchase Agreement, third to pay Bank Claims in cash, and fourth, to the extent that cash is available, to pay all claims in Debtor Groups other than the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Holding Company Debtor Group in cash.  This determination will result in a different allocation of Plan Consideration than if each Debtor Group simply used the proceeds of the sale of its assets to pay its Claims, in which case certain Classes of Claims that receive Payment in Full in cash under the Plan could receive payment with respect to their Claims partly in cash and partly in TWC Class A Common Stock.  Although such Classes of Claims would continue to receive Payment in Full under these circumstances, the form of consideration they receive would differ, exposing them to different types of risks from those they would face if the Debtors’ allocations are approved.

Successful revival of the X Clause litigation could materially adversely affect recoveries of holders of ACC Senior Notes Claims under the Plan.

As described in Section XIII.H.8, titled “The X Clause Litigation,” the X Clause Plaintiffs filed a complaint on December 29, 2003 seeking a declaratory judgment concerning the subordination provisions of the ACC Subordinated Notes.  The Debtors dispute the X Clause Plaintiffs’ interpretation of these subordination provisions.  While this action was dismissed on April 12, 2004, the Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date.  The Debtors cannot predict at this time the outcome of this litigation, if the action is brought again in the future.  If the Bankruptcy Court grants the relief sought by the X Clause Plaintiffs, the ACC Senior Notes Claims and ACC Subordinated Notes Claims could be required to share distributions on a pro rata and pari passu basis, thereby materially reducing recoveries to the holders of ACC Senior Notes Claims and materially increasing the recoveries to the holders of ACC Subordinated Notes Claims.

Allowance of Claims may substantially dilute the recovery to holders of Claims and Equity Interests under the Plan.

As of the Bar Date, approximately 17,000 proofs of claim asserting approximately $3.2 trillion in Claims were filed, and as of October 31, 2005, approximately 18,000 proofs of claim asserting approximately $3.8 trillion in Claims were filed, in each case including duplicative Claims but excluding any estimated amounts for unliquidated Claims.  The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed Claims and have filed omnibus objections that address approximately $3.7 trillion of such Claims.  Additional omnibus objections may be filed as the claims resolution process continues.  Although certain Claims addressed in such omnibus objections have been (1) disallowed and expunged, (2) reduced and allowed or (3) subordinated by orders of the Bankruptcy Court, the allowed amounts of such Claims are not determinable at present, and the Debtors expect that the claims resolution process will take significant time to complete.  The estimated recoveries included in this Disclosure Statement are based on an estimate of Allowed Claims that is less than 1% of the filed proofs of claim.  Because distributions under the Plan are linked to the amount and value of the Allowed Claims, any material increase in the amount of Allowed Claims over the amounts estimated by the Company would materially reduce the recovery to holders of Claims and Equity Interests under the Plan.  Specifically, the recovery of a junior Class under the Plan would be reduced if there is insufficient value in senior class reserves to cover all Allowed Claims in such senior Classes.

The operation of an Estimation Order and the Debtor Group Reserves may result in subsequently Allowed Claims receiving a proportionately lower recovery than earlier Allowed Claims.

The Plan provides for distributions on account of Allowed Claims before all Disputed Claims in a Debtor Group have been resolved.  Although the Plan contemplates that the Debtors will obtain one or more Estimation Orders for purposes of allowing initial and periodic distributions prior to all Disputed Claims being resolved, the estimation process requires determinations as to the expected results of future actions of courts and third parties, and is thus inherently uncertain.  As a result, it is possible that the amount of Claims ultimately Allowed in a Debtor Group and/or amounts to be retained in the Debtor Group Reserves may be underestimated, which may therefore cause insufficient amounts of Plan Consideration to be deposited or held in the applicable Reserve or in the Reserve of a structurally senior Debtor Group to cover distributions with respect to subsequently Allowed Claims.  This may result in subsequently Allowed Claims receiving proportionately lower distributions than earlier Allowed Claims in their Class.

The condition to confirmation in the Plan limiting Subsidiary Notes Existing Securities Law Claims or making such Claims subject to the Estimation Order may be waived, resulting in structurally junior Claims and Debtor Groups receiving lower recoveries.

The current estimate of recoveries assumes that no recoveries are paid to holders of Subsidiary Notes Existing Securities Law Claims.  If the Plan condition to confirmation limiting Subsidiary Notes Existing Securities Law Claims is waived or Subsidiary Notes Existing Securities Law Claims are otherwise Allowed, it will have the effect of reducing recoveries to structurally junior Classes and Debtor Groups.

Distributions to holders of Existing Securities Law Claims may be delayed until the Restitution Fund is established, and the recoveries under the Plan of such holders may be reduced by the amount of distributions received from the Restitution Fund.

Distributions under the Plan to the holders of Existing Securities Law Claims are determined based on, among other things, the amount of distributions projected to be received by such holders from the Restitution Fund.  As a result, distributions under the Plan to the holders of Existing Securities Law Claims may be delayed until the Restitution Fund has been established.

Plan releases may not be approved.

There can be no assurance that the Plan releases, as provided in Sections 12.08 and 12.09 of the Plan and as described in this Disclosure Statement, will be granted. Failure of the Bankruptcy Court to grant such relief may result in a plan of reorganization that differs materially from the Plan.

The rate of postpetition interest paid to holders of Claims in solvent Debtor Groups may substantially reduce the recovery to holders of Claims and Equity Interests in structurally junior Debtor Groups.

The Plan provides for the payment of simple interest to creditors of solvent Debtor Groups at a rate equal to (1) the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim, (2) the federal judgment rate (in effect as of the Commencement Date), to the extent no such agreement or instrument exists, or (3) such other rate determined by the Bankruptcy Court.  Certain creditors have asserted that interest should accrue at the default rate and/or be compounded and, in the absence of an agreement or instrument, the rate should be the state judgment rate.  An increase in interest accruals due to such changes would materially reduce the recovery to holders of Claims and Equity Interests in structurally junior Classes or Debtors Groups under the Plan.  In addition, in the context of these assertions, it is possible that the Bankruptcy Court may determine that the federal judgment rate is the rate applicable to all interest accruals provided for under Section 8.14 of the Plan.  A decrease in interest accruals due to broader application of the federal judgment rate would materially reduce the recovery of holders of Claims in structurally senior Classes or Debtor Groups under the Plan.

Certain creditors have asserted that the Bankruptcy Code bars the payment of postpetition interest to general unsecured creditors of solvent estates, as presently provided under Section 8.14 of the Plan.  If that position is sustained by the Bankruptcy Court, the distributions to general unsecured creditors in solvent Debtor Groups would be materially reduced and the payments to creditors in the Holding Company Debtor Group, the Arahova Debtor Group and the FrontierVision Holding Company Debtor Group who are receiving no or only partial distributions under the Plan, will increase.

The following chart sets forth (i) in respect of each class of Note Claims, the additional interest that would be payable if interest were calculated and compounded at the default rate, (ii) in respect of each class of Trade Claims, the additional interest that would be payable if interest were calculated and compounded annually at the rate of 8% as proposed by the Ad Hoc Committee of Trade Claims, and (iii) the amount of additional prepetition interest that the Bank Lenders have asserted is owed to them.

	Interest Differential
	Note Claims with Simple Interest at				Trade Claims at	Bank Lenders at
Debtor Group	Default Rate(a)		Federal Judgment Rate(b)		8.00% Simple Interest Rate	Max. Grid Pricing(c)

FrontierVision	$34.8		($68.2)		$23.2	$6.4

FrontierVision Holdco	62.5		(124.6)		0.0	—

Parnassos	—		—		7.2	21.2

Century-TCI	—		—		17.3	18.5

Century	—		—		20.0	24.8

CCHC	—		—		—	—

CCC	—		—		1.5	—

Ft. Myers	13.6		(18.8)		—	—

Arahova	247.1		(446.4)		—	—

Olympus	—		—		25.5	7.2

UCA	—		—		12.0	11.1

Olympus Parent	35.1		(68.2)		0.0	—

Rigas/Century Co-Borrowing	—		—		—	—

Rigas/Olympus Co-Borrowing	—		—		—	—

Rigas/UCA Co-Borrowing	—		—		—	—

Funding Company	—		—		5.6	—

ACC Ops	—		—		2.5	—

Subtotal	$393.1		($726.3)		$114.8	$89.3

Holding Company	921.3	(d)	(1,591.4	)(d)	75.3	—

Total	$1,314.3		($2,317.7)		$190.2	$89.3

Note: all claim differentials assume postpetition accrued interest through March 31, 2006.

(a) Differential based on difference in interest amount using simple interest at contract rates of notes versus using default rate (assumed here to be 2% higher than contract rate).

(b) Differential based on difference in interest amount using simple interest at federal judgment rate versus using contract rate.

(c) Interest differential based on incremental interest on outstanding bank debt using maximum allowable interest rate under credit documents relevant to these facilities.

(d) Includes both Senior and Subordinated Notes.

Recoveries under the Plan payable to Holders of Bank Claims and Note Claims may be reduced by the liens and other claims of the Bank Agents and the Indenture Trustees against such recoveries under the applicable Credit Agreement or Indenture.

Distributions under the Plan with respect to Bank Claims and Note Claims will not be paid directly to the holders of such Claims, but instead will be paid to the corresponding Bank Agent or Indenture Trustee on behalf of the holders for further distribution.  Such Bank Agents or Indenture Trustee may assert claims under the terms of the applicable Credit Agreement or Indenture, for the reimbursement of fees and expenses, indemnification of losses or other amounts against such distributions before distribution to the holders of Claims, which may reduce the recovery to the holders of such Claims.  Recoveries under the Plan to holders of Note Claims may be reduced by the Indenture Trustees’  Charging Liens.  To the extent that the Debtors have made the payments required under the

Plan to such Bank Agents or Indenture Trustees, the Debtors shall have no liability or obligation with respect to any additional amounts deducted by the Bank Agents or the Indenture Trustees from distributions under the Plan.

Reclassification of Claims may substantially dilute the recovery to holders of Claims and Equity Interests under the Plan.

As a result of objections by parties in interest and a motion by the consolidated class action plaintiffs in the MDL Proceedings, the classification of Claims contemplated by the Plan may not be implemented as proposed.  Recoveries under the Plan result to a certain extent from the structural subordination of some Classes of Claims and Equity Interests to other Classes.  Classification of Claims in a manner different from that currently contemplated by the Plan could result in certain Classes of Claims being treated as pari passu with or junior to Classes of Claims that were previously junior to them.  Such reclassifications could increase the recoveries to such formerly junior Classes while resulting in lower recoveries to any such Classes of Claims that were formerly structurally senior to the reclassified Classes.

Convenience Claims will not be paid in cash if the Class of Convenience Claims does not support the Plan by the required majority.

If the requisite majorities of holders of Claims in the Classes relating to the ACC Convenience Claims and the Subsidiary Convenience Claims do not accept the Plan, then the holders of such Claims will not be paid fully in cash.  Such Claims will be treated as holders of Allowed Claims in the Class to which they would otherwise belong.  In such event, any election by a holder of such a Claim to reduce the amount of its Allowed Claim to qualify for inclusion in the convenience class will be null and void.

If the obligation of the lenders to make loans under the Extended DIP Facility expires prior to the Effective Date, it may have a material adverse effect on the Debtors.

The obligation of the lenders to make loans under the Extended DIP Facility currently expires on March 31, 2006.  If the Sale Transaction Closing and the Effective Date do not occur prior to March 31, 2006, the Debtors will need to seek an extension of the Extended DIP Facility.  There can be no assurance that the Debtors will be successful in obtaining such an extension on terms that are acceptable to the Debtors, if at all, and the failure to do so would have a material adverse effect on the Debtors.

The Debtors must continue to comply with the financial and operational covenants in the Extended DIP Facility.

The Debtors must continue to comply with the covenants specified in the Extended DIP Facility in order to maintain access to Extended DIP Facility funds.  Complying with such covenants may impede the Debtors’ ability to operate their business, but failing to comply would constitute a default under the Extended DIP Facility and could have a material adverse effect on the Debtors.

There is uncertainty regarding the amount of the Company’s tax attributes and its potential tax liabilities.

As a result of the fraud and other alleged improper acts committed by Rigas Management, the Company restated or revised its financial statements for the years 1999-2003.  See Section XII.B, titled “The Discovery of the Alleged Rigas Family Improper Acts, the Restatement and Related Events.”  Because the Company’s income and franchise tax returns for those periods were based on the historical financial statements that have been restated or revised, the Company currently intends to file amended federal, state and local income and franchise tax returns for at least some of these periods and for 2004 to conform to the restated or revised financial statements.  This will entail the preparation and filing of over 3,600 federal, state and local income and franchise tax returns.  Although Adelphia has begun the process of preparing these amended returns, this undertaking will take many months to complete.  Adelphia expects that the amendment of these income and franchise tax returns will result in substantial changes to the amount and location of the Company’s tax attributes (such as asset tax basis and net operating loss carryovers) for federal, state and local income and franchise tax purposes.  It is possible that the amended tax returns will reflect additional federal, state and local income and franchise tax liabilities for these periods that were not reflected on the original returns and that will become payable.

In addition, there is currently uncertainty related to the Company’s tax attributes and historical tax liability.  The Company recorded reserves to reflect this uncertainty; however, the Company’s ultimate tax liability for these periods may exceed such reserves by a material amount.  In light of this uncertainty, the Company expects to reserve a portion of proceeds from the Sale Transaction to fund these and other contingent liabilities.

The tax consequences of certain advances by us to the Rigases and their entities, the Company’s settlements with the U.S. Attorney and the SEC, and the Company’s acquisition of the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) and subsequent sale of the assets of those entities, are uncertain.

The proper characterization for federal, state and local income and franchise tax purposes of over $3 billion advanced by the Company to the Rigases and their entities is uncertain.  Also uncertain is the proper tax treatment of the Company’s settlements with the U.S. Attorney and the SEC, and the Company’s acquisition of the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) and subsequent sale of the assets of those entities.  Accordingly, the amount and timing of income, gain, loss or deduction resulting from these various transactions is not known with certainty.  Any tax benefits that may accrue to the Debtors related to the advances to the Rigases and the settlement with the U.S. Attorney and the SEC have not been taken into account in determining estimated recoveries to creditors.

It is possible that the acquisition of such Rigas Co-Borrowing Entities, and the subsequent sale of the assets of those entities, may result in income and franchise tax liability to Adelphia, which could be material.  The Company expects to reserve a portion of the proceeds from the Sale Transaction to fund this potential liability.

The Holders of Claims and Equity Interests receiving Contingent Value Vehicle Interests or Puerto Rico Liquidating Trust Interests may be required to pay income taxes attributable to the assets transferred to and the income realized by the Contingent Value Vehicle or the Puerto Rico Liquidating Trust even if such holders receive no distributions therefrom.

A holder of a Claim or Equity Interest receiving a Contingent Value Vehicle Interest or Puerto Rico Trust Interest may be required to include in income an amount attributable to such holder’s pro rata share of the assets transferred to the Contingent Value Vehicle and the Puerto Rico Liquidating Trust even if such holder receives no distributions therefrom.  See Section XV.B.1, titled “Distributions in Discharge of Claims and Equity Interests.”  Furthermore, such holder will be taxed on its allocable share of income and gain of the Contingent Value Vehicle or the Puerto Rico Liquidating Trust even if such holder receives no distributions therefrom. See Section XV.B.4, titled “Taxation of the Contingent Value Vehicle, the Puerto Rico Liquidating Trust and Their Interest Holders.”

ACC is unable to produce audited financial statements for certain of its subsidiaries, and, therefore, such subsidiaries are not complying and will not be able, to comply with applicable law.

Because of record keeping and financial reporting practices employed during the tenure of Rigas Management, the Company cannot obtain the data required to produce reliable financial statements for certain of its subsidiaries that are reporting companies under the Exchange Act due to issues associated with intercompany transfers of assets during the tenure of Rigas Management.  As a result, certain of ACC’s subsidiaries are not and will not be able to comply with the rules and regulations of the Exchange Act.  Failure by these subsidiaries to comply with the Exchange Act could subject them to civil and criminal penalties.  In addition, the inability to produce such financial statements may increase the likelihood of substantive consolidation of the Chapter 11 Cases, which could materially adversely alter the recovery to creditors of certain of the Debtors from the recovery contemplated by the Plan.

The OCF, or Operating Cash Flow,  for the various Debtor Groups has been derived from unaudited consolidated financial statements of the Company that may be subject to adjustment based upon the Company’s further review.

The OCF, or Operating Cash Flow, of the various Debtor Groups for the twelve months ended September 30, 2005 disclosed in this Disclosure Statement has been derived from unaudited consolidated financial statements of the Company and, thus, such derived OCF remains subject to change based on any changes in such financial statements, whether resulting from an audit or any other further review.

If the Bankruptcy Court determines that the distributions to the Bank Lenders violate the Bankruptcy Code and certain Bank Lenders in the interim have become insolvent, the disgorgement provisions of the Plan may not be an effective means to recoup such distributions.

Certain parties in interest have asserted that the proposed distributions to Bank Lenders under the Plan may violate section 502(d) of the Bankruptcy Code.  To the extent that the Court determines after the Effective Date, that distributions to Bank Lenders violated section 502(d) of the Bankruptcy Code, if certain Bank Lenders have become insolvent or no longer exist, the disgorgement provisions set forth in Section 6.08(e) of the Plan may not be an effective means to recoup such distributions.

Persons with interests in post-Effective Date litigation involving the Debtors may experience additional difficulties in accessing the Debtors’ books, records and current employees after the Sale Transaction Closing.

Certain books and records of the Debtors will be sold to TW NY and Comcast under the Purchase Agreements.  Some of these books and records may be relevant to litigation that is expected to continue after the Sale Transaction Closing.  In addition, most of the employees of the Debtors, who may have knowledge of matters relevant to such litigation, may not continue as employees of the Distribution Company after the Effective Date.  Although provisions in the Plan and the Purchase Agreements contemplate that the Debtors and the Contingent Value Vehicle Trustee (as applicable) will have continued access to the Debtors’ books and records (including those transferred to the Purchasers) post-closing and that personnel of TW NY and Comcast will be made reasonably available to the Debtors, the Debtors cannot provide any assurance that such access will be equivalent to the access afforded to parties to the litigation prior to the transfer of such books and records, that availability of employees who become employees of TW NY or Comcast will be equivalent to the access to such employees during the period in which they were employed by the Debtors, or that employees who do not remain employees of the Distribution Company, TW NY or Comcast after the Effective Date will remain available to assist the Debtors’ constituents in connection with post-Effective Date litigation or otherwise.

There may be risks associated with revesting of assets in the Reorganized Debtors.

The Indenture Trustee with respect to the Arahova Notes believes that there are a myriad of risks associated with the revesting of assets in the Reorganized Debtors because, among other reasons, at least one objector has asserted that the Debtors are not entitled to a discharge under section 1141(d)(3)(A) of the Bankruptcy Code and that such assets therefore may remain subject to claims of the Debtors’ creditors on account of prepetition liabilities.

B.            RISK FACTORS RELATING TO THE SALE TRANSACTION

The Sale Transaction is subject to conditions to closing, which may not be satisfied or waived.

The Sale Transaction is subject to the satisfaction or waiver of various conditions, many of which are subject to uncertainty.  The conditions to the Sale Transaction include, among others:

Closing Condition	Primary Associated Risk

•                  Receipt of certain regulatory approvals, including the consent of the FCC and other approvals, the failure of which to obtain would, individually or in the aggregate, have a material adverse effect on any Specified Business;

On May 18, 2005, ACC, Comcast and TWC applied to the FCC for the necessary approvals in connection with the Sale Transaction. There can be no assurance that the FCC will grant the necessary approvals or do so without conditions. For example, in proceedings pending before the FCC, parties have argued for ownership caps and restrictions relating to vertical programming distribution relationships. In addition, there can be no assurance that the other required approvals will be obtained in satisfaction of this condition.

•                  Receipt of consent of LFAs to the change in ownership of the cable systems operated by the Company, the absence of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

Certain LFAs may seek to extract substantial commitments in addition to the obligations contained in the franchise agreements, in connection with the transfer of franchise agreements. If consent is required, notwithstanding section 365 of the Bankruptcy Code, the Company may be unable to obtain the consent of a sufficient number of LFAs on terms that will satisfy this condition.

• Expiration or termination of the applicable waiting period under the HSR Act;

Comcast and Time Warner own a substantial number of cable systems and other assets and the applicable governmental agencies may object to the Sale Transaction on antitrust grounds. In the event that the Comcast Purchase Agreement is terminated on such grounds, a notice and filing under the HSR Act will need to be made with respect to the Expanded Transaction and the applicable governmental agencies may also object to the Expanded Transaction.

•                  A registration statement covering the offer and sale of the shares of TWC Class A Common Stock to be issued in the TW Adelphia Acquisition being declared effective, or the offer and sale of such shares having been exempted from registration pursuant to an order of the Bankruptcy Court confirming the Plan or a no-action letter from the staff of the SEC;

The Debtors and TWC intend for the confirmation order to provide that TWC is a successor to the Company for purposes of section 1145 of the Bankruptcy Code and to rely on the exemption from registration under the Securities Act provided thereby. If an exemption from registration is unavailable either pursuant to such an order or a no-action letter from the staff of the SEC, however, then TWC will have to file a registration statement under the Securities Act and have such registration statement declared effective. Such a registration statement may not be declared effective or may be declared effective on a significantly delayed basis. The effectiveness of such a registration statement may also be delayed by any unresolved issues associated with Time Warner’s financial statements. See Section VII.A.7.b, titled “SEC and DoJ Investigations.”

Closing Condition	Primary Associated Risk

• Approval of the shares of TWC Class A Common Stock to be issued in the TW Adelphia Acquisition for listing on the NYSE;

Listing on the NYSE is subject to approval of the NYSE. In addition, registration of the TWC Class A Common Stock under the Exchange Act is a prerequisite to listing on the NYSE. TWC intends to effect such registration by either filing a registration statement on Form 10 under the Exchange Act covering the TWC Class A Common Stock or by TWC qualifying as the successor to ACC under Section 12 of the Exchange Act pursuant to Rule 12g-3 promulgated thereunder. Any registration statement on Form 10 under the Exchange Act may not be declared effective or may be declared effective on a significantly delayed basis. A delay in the NYSE listing or a failure to list on the NYSE at all could result in termination of the Sale Transaction. See Section XIV.A.1, titled “Initial Issuance and Delivery of Securities.”

• The absence of any material adverse effect with respect to TWC’s business (in the case of the TW Purchase Agreement) and with respect to certain significant components of the Company’s business;

Subject to receipt of all necessary approvals, the Sale Transaction Closing is expected to occur during the first half of 2006. Prior to the Sale Transaction Closing, the Company’s businesses and the businesses of TWC will be subject to a large number of factors, many of them outside the control of their respective managements, that could result in a material adverse effect.

•                  In the case of the TW Purchase Agreement, the absence of an actual change in law or proposed change in law that has a reasonable possibility of being enacted that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY which adverse effects cannot be avoided by accelerating or delaying the Sale Transaction Closing or by restructuring the Sale Transaction, in each case in a manner reasonably satisfactory to TW NY and ACC (and that such acceleration, deferral or restructuring is in fact implemented);

The Company anticipates that the Sale Transaction will close during the first half of 2006. During the period of time between the signing of the Purchase Agreements and the Sale Transaction Closing, a change or proposed change in tax law may occur that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY.

Closing Condition	Primary Associated Risk

•                  Subject to certain limited exceptions, the filing of certain tax elections with respect to the Century-TCI/Parnassos JVs and delivery, in the case of the Comcast Purchase Agreement, to Comcast or, in the case of the Expanded Transaction pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, to TW NY of a related opinion of counsel regarding such tax elections; and

Subject to certain limited exceptions, Comcast and TW NY do not have to consummate the Comcast Adelphia Acquisition or the Expanded Transaction, respectively, if there has not been a filing under section 754 of the Tax Code by each of the Century-TCI/Parnassos JVs and a delivery, in the case of the Comcast Adelphia Acquisition, to Comcast or, in the case of the Expanded Transaction, to TW NY of a related opinion of counsel regarding such tax elections. In order to make these elections, the amended income tax returns for the Century-TCI/Parnassos JVs will have to be completed and filed. The Company may not be able to complete and file these amended tax returns before the date on which the parties would otherwise close the Sale Transaction and the Company may not be able to procure the delivery of such an opinion of counsel.

• The provision of certain audited and unaudited financial information by ACC to TW NY and Comcast.	ACC’s ability to provide such financial information is limited, and ACC may not be able to satisfy this condition.

See Section VI.B.1.g, titled “Conditions to Closing,” for a list of certain additional conditions to the Sale Transaction Closing.  There can be no assurance that all of the various conditions will be satisfied or waived.

Failure to complete the Sale Transaction could negatively impact the business of the Company and the recoveries of the holders of Claims and Equity Interests.

If the Sale Transaction is not completed for any reason, the Company will be subject to several risks, including the following:

•                  having to negotiate a stand-alone plan of reorganization or an alternative sale transaction, which may not create as much value as the Sale Transaction;

•                  having the focus of senior management directed toward the proposed Sale Transaction instead of on the Company’s stand-alone operations; and

•                  being required, under certain circumstances to pay TW NY a termination fee of approximately $353 million and Comcast a termination fee of $87.5 million (or being required, if the Expanded Transaction is terminated under certain specified circumstances, to pay TW NY the termination fee of $87.5 million that would otherwise have been payable to Comcast).

If the Sale Transaction is not completed, these risks may materialize and have a material adverse effect on the Company’s operations, business, financial results, financial condition and recoveries under an alternate plan of reorganization.

The amount of cash and TWC Class A Common Stock available for distribution to the holders of Claims and Equity Interests may be reduced by claims by TW NY or Comcast against the consideration held in escrow pursuant to the Purchase Agreements.

At the Sale Transaction Closing, the Escrow Amount, consisting, in the case of the TW Purchase Agreement, of pro rata amounts of cash and shares of TWC Class A Common Stock, and in the case of the Comcast Purchase Agreement, of cash, will be deposited into an escrow account to secure ACC’s obligations in respect of any post-closing adjustments to the purchase price, its indemnification obligations for breaches of its representations, warranties and covenants pursuant to the Purchase Agreements and its indemnification obligations with respect to assets and liabilities that it retains.  Any Escrow Amount required to be paid to TW NY will be paid first in cash and, thereafter, in shares of TWC Class A Common Stock.  If TW NY or Comcast makes any claims against amounts held in the escrow account, actual distributions to certain holders of Claims and Equity Interests will be less than the estimated distributions set forth in this Disclosure Statement, although distributions to other Classes of Claims and Equity Interests may be unaffected by such claims against escrowed consideration.  Whether a particular Class of Claims or Equity Interests is adversely affected will depend on, among other things, the Inter-Creditor Dispute Resolution.  See Section VI.B.1.d, titled “Purchase Price, Escrow and Adjustments.”

If the Comcast Adelphia Acquisition does not occur and the Expanded Transaction is consummated, the form of Plan Consideration distributed with respect to Claims under the Plan could materially differ from that distributed if the Comcast Adelphia Acquisition occurs.

It is currently anticipated that the Comcast Adelphia Acquisition and the other components of the Sale Transaction will be consummated.  However, such transactions are each subject to various closing conditions, and, as a result, there can be no assurance that all of them will occur or will occur as contemplated by the parties and summarized in this Disclosure Statement.  If the Comcast Adelphia Acquisition is terminated and the Expanded Transaction is consummated, subject to the requirement that the Comcast Joint Venture Partners pay the Comcast Discharge Amount in cash, TWC will determine the extent to which the additional purchase price payable by it with respect to the additional cable systems it acquires consists of cash and/or TWC Class A Common Stock.  Because the form of distributions provided for under the Plan is based on the assumption that the Debtors will receive cash in the Comcast Adelphia Acquisition and cash and shares of TWC Class A Common Stock in the proportion contemplated by the TW Adelphia Acquisition, if the Expanded Transaction is consummated, distributions under the Plan with respect to certain Classes of Claims may be in the form of shares of TWC Class A Common Stock instead of cash.  Because the Debtors will not control the determination of such allocation, they cannot predict which Classes of Claims would be affected if the Expanded Transaction is consummated and the additional purchase price payable by TW NY in connection therewith is not paid entirely in cash.

The businesses of the Company could be materially adversely affected by uncertainty related to the Sale Transaction, and operating losses prior to the Sale Transaction Closing will reduce the recoveries of the holders of certain Classes of Claims and Equity Interests.

Uncertainty about whether and when the Sale Transaction will be completed and expectations as to how the business of Comcast and TWC will be operated after the consummation of the Sale Transaction could materially adversely affect the business of the Company, including the risk of employee attrition (as discussed further in the risk factor immediately below) and increased attempts by competitors to persuade the Company’s subscribers to change service providers.  This could increase the rate of subscriber loss for the Company.  It also could have a negative impact on revenue and the results of operations of the Company, as well as the operations, business, financial results or financial condition of TWC after the consummation of the Sale Transaction.

The Company may experience increased levels of employee attrition and erosion of employee morale due to the announcement of the Sale Transaction.

Because of the Sale Transaction, a substantial risk exists that the Company will experience increased levels of employee attrition and erosion of employee morale.  A loss of key personnel or a substantial reduction in the Company’s workforce or material erosion of employee morale could have a material adverse effect on the Company’s business, including, but not limited to, the Company’s sales, marketing, customer care, product development and management.  The Company has already experienced difficulty in recruiting replacement employees with appropriate qualifications in light of the Company’s ongoing sale process, and such difficulties are likely to increase in the future. If the Company is unable to replace employees quickly, the Company may be forced to hire contractors or consultants at higher rates than the salaried employees whom they replace. The failure to replace the departing workforce quickly or the loss of the services of any members of the Company’s senior management could impair the Company’s ability to execute its business strategy and, as a result, could have a material adverse effect on the Company’s operations, business, financial results or financial condition.

If the Sale Transaction is not consummated and the Company instead seeks to emerge from the Chapter 11 Cases as a stand-alone company, the Company may not be able to arrange for financing to permit it to fund its operations and to satisfy its obligations upon emergence from bankruptcy.

In light of the Sale Transaction, the Company terminated its $8.8 billion exit financing commitment effective May 9, 2005.  If the Sale Transaction is not consummated, the Company may seek to emerge from bankruptcy as a stand-alone company.  To enable it to do so, the Company must arrange for a committed exit financing facility that will permit it to fund its operations and to satisfy its obligations upon emergence from bankruptcy.  The Company may not be able to obtain adequate exit financing upon acceptable terms, if at all.

Our income and franchise tax liabilities in connection with the Sale Transaction could be materially more than estimated.

The Debtors will be liable for federal, state and local income and franchise taxes as a result of the Sale Transaction.  The currently estimated range of this tax liability is from $430 million to $790 million.  The recoveries to the Debtors’ stakeholders described in Section II.A, titled “Plan of Reorganization,” assume the Debtors’ current best estimate of their tax liability in connection with the Sale Transaction, plus a reserve for possibly greater tax liability.  This estimate and the estimated range of the liability, however, are based on incomplete information as a result of deficiencies in the Debtors’ tax records.  See Section XI.A., titled “Risk Factors Relating to the Chapter 11 Cases.” as described above.  Accordingly, these estimates are subject to change, and by the time of the consummation of the Plan, the Debtors’ estimate of their income and franchise tax liabilities, and their estimate of the potential range of such liabilities, resulting from the Sale Transaction may be materially in excess of the current estimates.  In addition, it is assumed for purposes of these estimates that all elements of the Sale Transaction will occur during a single taxable year.  To the extent elements of the Sale Transaction were to occur in more than one taxable year, the Debtors could have material additional income and franchise tax liability resulting from the Sale Transaction because the tax basis in the property held by the Debtors at the end of the taxable year which includes the Effective Date would be subject to reduction as a result of the cancellation of debt (“COD”) income recognized by the Debtors.  Furthermore, although the Debtors do not expect to hold material non-cash assets at such time and therefore do not expect to be subject to the attribute reduction, there can be no assurance that the IRS will not seek to require basis reduction with respect to the assets held then by the Debtors or assert that the Debtors actually or constructively hold additional assets subject to basis reduction.  If the IRS were successful in requiring such basis reduction, the Debtors could be subject to additional income and franchise tax liability potentially in a material amount.  See Section XV.A.2, titled “Cancellation of Debt.”  Any such increase in the Debtors’ estimated tax liabilities would reduce the amount available for distribution to stakeholders.

C.            RISK FACTORS RELATING TO THE BUSINESS OF TWC

The following risk factors relate both to the current business and operations of TWC as they may affect the ability of TW NY and TWC to consummate the Sale Transaction and the TWC/Comcast Transactions as well as to the business and operations of TWC after giving effect to the Sale Transaction (including, if applicable, the Expanded Transaction) and the TWC/Comcast Transactions as they may, among other things, affect TWC’s ability to execute its business plan and growth strategy, cause TWC to lose subscribers and reduce TWC’s financial condition and results of operations.

1.              Risks Related to Competition

TWC faces a wide range of competition, which could affect its future results of operations.

The cable industry is highly competitive.  TWC faces intense competition with respect to its video services, particularly from direct-to-home satellite providers, with respect to its HSD services, particularly from incumbent local telephone companies and other providers of DSL service and, with respect to its Digital Phone service, particularly from incumbent local telephone companies and other VoIP providers.

Because of the broad footprint of satellite providers, TWC competes with satellite providers for video subscribers in almost all of the geographic areas served by its cable systems.  TWC competes against satellite providers based on price, performance, customer service and choice of products and services.  Technological advancements may allow satellite providers to offer certain products and services that are similar to or better than advanced products and services currently available on cable systems, such as video-on-demand.  The market for multi-channel video services is relatively mature.  During 2004, TWC’s basic video penetration declined, and its overall basic video subscribership remained relatively constant, in part due to competition from satellite providers.  From time to time, as discussed below, TWC also faces competition from other cable operators who provide service in some TWC franchise areas.  TWC may also face significant video competition from one or more other providers of paid television service, such as digital wireless cable and satellite-master antenna television.  In addition, local telephone companies are seeking to compete in the subscription television business, either through co-marketing arrangements with satellite operators or directly, and they may increase their efforts to do so in the future.  In particular, a number of incumbent local telephone companies have begun fiber upgrades to their networks to enable the delivery of video services direct to consumer residences.  TWC’s subscription television business also faces competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products.

TWC’s HSD services face competition from DSL providers as well as from providers of traditional dial-up Internet access.  Some of the ISPs TWC carries may also be available from DSL providers operating in TWC’s service area, which may enhance DSL’s ability to compete.  Competition for HSD services is based on price, speed, content and other features.  A number of incumbent local telephone companies have begun fiber upgrades to their networks to enable the delivery of high speed data services in a manner that may provide greater speed and reliability than these companies’ existing DSL offerings.  TWC also faces HSD services competition from other cable operators who provide service in TWC operating areas, satellite providers, terrestrial wireless providers and power companies, all of whom currently offer, or may in the future offer, HSD services.  Additionally, technological developments, such as the ability to stream video over the Internet, could introduce additional competition into the video programming services industry, particularly from competitors who provide HSD services, such as incumbent local telephone companies.  In addition, satellite providers have entered into marketing arrangements with incumbent local telephone companies or other providers of DSL and voice services to provide packaged digital video, HSD and voice services to compete with TWC’s bundled service offerings.

As TWC continues to introduce its Digital Phone service, the competition for voice customers is expected to be intense.  TWC will face competition from other providers of VoIP services, as well as incumbent local telephone companies, cellular telephone service providers, and competitive local exchange carriers, including established long distance companies.  The incumbent local telephone companies have substantial capital and other resources, as well as longstanding customer relationships and extensive existing facilities and networks.  Some of these competitors also offer HSD services and, either directly or through marketing arrangements with satellite providers, are offering or may in the future offer video services as well.  Furthermore, future advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment may result in changes to the competitive landscape.  TWC is unable to predict the effect that ongoing or future developments in these areas might have on its business and operations.  For additional information regarding the regulatory and legal environment, see Section XI.C.5, titled “Risks Related to Government Regulation.”

Any inability to compete effectively or an increase in competition with respect to video, voice or HSD operations could have a material adverse effect on TWC’s operations, business, financial results or financial condition and its return on capital expenditures because it may increase the cost of gaining and retaining subscribers and lower per-subscriber revenue.  In addition, any inability to compete effectively or an increase in competition may slow or cause a decline in TWC’s growth rates, reduce the number of TWC subscribers or reduce TWC’s ability to increase its market share.  As TWC expands and introduces new and enhanced products and services, TWC may be subject to competition from other providers of those products and services such as telecommunications providers, ISPs and consumer electronics companies, among others.  TWC cannot predict the extent to which this competition will affect its future operations, business, financial results or financial condition.  See Section VII.A.4, titled “Competition.”

TWC operates its cable systems under non-exclusive franchises, and LFAs can grant additional franchises and foster additional competition.

TWC’s cable systems are constructed and operated under non-exclusive franchises granted by state or local governmental authorities.  Federal law prohibits franchising authorities from unreasonably denying requests for additional franchises.  In some cases, municipal utilities may legally compete with cable operators without obtaining a franchise from the LFA.  Governmental franchising authorities can grant additional franchises to competitors in the same geographic area, and, consequently, competing operators may build systems in areas in which TWC holds franchises.  Companies that traditionally have not provided cable services and that have substantial financial resources, such as public utilities, may also obtain cable franchises and may provide competing services.  The existence of more than one cable system operating in the same territory is referred to as an “overbuild.”  These overbuilds could materially adversely affect TWC’s growth, operations, business, financial results or financial condition by increasing competition.

2.              Additional Risks of TWC’s Operations

TWC may fail to realize the anticipated benefits of the Sale Transaction and the TWC/Comcast Transactions.

The Sale Transaction and the TWC/Comcast Transactions will combine cable systems of three companies that have previously operated separately.  TWC expects to realize (and the Projections included in this Disclosure Statement assume the realization of) cost savings and other financial and operating benefits as a result of the Sale Transaction and the TWC/Comcast Transactions.  However, TWC cannot predict with certainty when these cost savings and benefits will occur or the extent to which they actually will be achieved, if at all.  There are a large number of systems that must be integrated, including management information, marketing, purchasing, accounting and finance, sales, billing, customer support and product distribution infrastructure, personnel, payroll and benefits, regulatory compliance and technology systems.  The integration of the Acquired Systems and TWC’s existing cable systems, including the anticipated upgrade of a significant portion of the Adelphia Acquired Systems, will require significant capital expenditures and may require TWC to use financial resources it would otherwise devote to the development of new products and services and the expansion of its existing cable systems.  Furthermore, these integration efforts will require substantial attention from management and may impose significant strains on technical resources.  If TWC fails to successfully integrate the Acquired Systems, it could have a material adverse effect on TWC’s operating results and on the value of the TWC Class A Common Stock.

TWC also faces certain integration challenges in connection with the internal controls and procedures that have been implemented with respect to the Adelphia Acquired Systems.  The Sarbanes-Oxley Act requires public companies to, among other things, implement and maintain policies and procedures pertaining to the maintenance of records that reflect such companies’ transactions and disposition of assets in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP such that, among other things, (1) transactions are accurately and fairly recorded to permit the preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are made only when properly authorized and (2) unauthorized transactions involving the acquisition, use or disposition of assets that could have a material adverse effect on the company’s financial statements are prevented or detected in a timely manner.  The Company has stated that it has material weakness in its internal controls and, while the Company has agreed to use reasonable efforts to implement effective internal controls prior to the Sale Transaction Closing, such policies and procedures may not be in place when TWC acquires the Adelphia Acquired Systems.  If TWC is required to devote significant time and resources to implementing and ensuring that such controls are in place, it will further complicate the integration of the Adelphia Acquired Systems with its existing managed systems.

The cable business is characterized by rapid technological change, and if TWC fails to respond appropriately to technological changes, its operations, business, financial results or financial condition could be materially and adversely affected.

The cable business is characterized by rapid technological change and, increasingly, the introduction of new products and services.  Because the cable business is also capital-intensive, TWC may be required to anticipate far in advance which technologies it should adopt for future upgrades or enhancements of its cable systems.  If TWC chooses technologies that are less effective, cost-efficient or attractive to its subscribers than those chosen by TWC’s competitors, TWC’s competitive position could deteriorate, and its operations, business, financial results or financial condition could be materially and adversely affected.  TWC may also not be able to anticipate the demand for products and services requiring new technology and equipment.  It is therefore possible that TWC might select a technology that does not achieve widespread commercial success or that its equipment will not appeal to enough subscribers, will not be available at competitive prices, will not function as expected or will not be delivered in a timely fashion, and TWC’s operations, business, financial results or financial condition could be materially and adversely affected.

Advances in technology or decreases in the cost of existing technologies may also allow TWC’s competitors, such as satellite providers, to provide services that are similar to services that TWC provides that currently cannot be fully matched by those competitors, such as video-on-demand.  Furthermore, advances in technology, decreases in the cost of existing technologies or changes in competitors’ service offerings may also require TWC in the future to offer at no additional charge certain services it currently offers to customers as premium services or services requiring payment of an additional charge.

The combination of increased competition, more technologically advanced platforms, products and services, and the overall rate of change and growth in the consumer electronics and technology businesses is transforming the cable business and requiring cable system operators to become more responsive to customer needs and to adapt more quickly to market conditions than had been necessary in the past.  TWC could have difficulty managing these changes while at the same time maintaining its rates of growth and profitability.

TWC has begun providing voice services over its cable systems and faces risks inherent to entering into a new line of business, including risks resulting from competition and regulatory actions or requirements.

TWC’s Digital Phone service was launched in all of its existing operating divisions (before giving effect to the Sale Transaction and the TWC/Comcast Transactions) as of December 31, 2004.  Coordinating the continued roll-out of a product with which it has only limited operating experience may present significant challenges.  First, although TWC has launched the service in all of its divisions, it remains a relatively new technology.  Furthermore, the Digital Phone service depends upon interconnection and related services provided by certain third parties.  TWC may encounter unforeseen difficulties as it introduces the product in new operating areas or increases the scale of its offering in areas in which it has launched.  Second, TWC may face heightened customer expectations and regulatory requirements for the reliability of voice services as compared with video and HSD services.  TWC will need to undertake significant training of customer service representatives and technicians.  If the service is not sufficiently reliable or TWC otherwise fails to meet customer expectations or regulatory requirements, the Digital Phone business could be impacted adversely.  Third, the competitive landscape for voice services is expected to be intense, with TWC facing competition from other providers of VoIP services, as well as incumbent local telephone companies, cellular telephone service providers, and others, including established long distance companies.  The incumbent local telephone companies have substantial capital and other resources, as well as longstanding customer relationships.  Some of these companies have entered into co-marketing arrangements with direct-to-home satellite service providers to offer video services, and some have begun fiber upgrades to their networks to enable the direct delivery of video services, together with their telephone and DSL offerings.  Such bundled offerings by telephone companies may compete with TWC’s offerings and could adversely impact TWC.  Finally, TWC expects advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment.  Consequently, TWC is unable to predict the effect that ongoing or future developments in these areas might have on the voice business and operations.

In addition, there are risks associated with TWC’s launch of voice services in the Acquired Systems.  Some of the Acquired Systems may not currently have cable facilities with sufficient capacity to provide voice services using VoIP technology.  In such case, TWC will be required to upgrade the facilities prior to launching any Digital Phone services.  Additionally, as discussed above, the Digital Phone service depends upon interconnection and related services that can only be obtained by third parties, and TWC will be required to secure such services for the areas covered by the Acquired Systems before deploying Digital Phone service in those areas.

Voice operations may also present additional regulatory risks.  It is unclear whether and to what extent traditional state and federal telephone regulations will apply to telephony services provided using VoIP technology.  In addition, regulators could allow utility pole owners to charge cable operators offering voice services higher rates for pole rental than is allowed for cable and high-speed services.  The FCC recently initiated a rulemaking proceeding examining the proper regulatory approach to voice services utilizing VoIP technology, and Congress is considering enacting new laws to govern it.  The FCC held in November 2004 that one particular VoIP service is not subject to traditional state public utility regulation, and indicated that other types of VoIP services would not be subject to state public utility regulation if they met certain criteria.  This decision has been appealed in federal court.  In May 2005, the FCC adopted rules requiring VoIP providers to supply enhanced 911 (E911) capabilities as a standard feature to their subscribers.  Additionally, VoIP providers must obtain affirmative acknowledgement from all subscribers that they have been advised of the circumstances under which E911 service may not be available.  There are also court cases addressing the proper regulatory treatment for the service, and there are rulemakings and various other proceedings underway at the state level.  Therefore, TWC cannot be certain what impact regulation will have on the Digital Phone business and operations.

TWC may fail to realize the anticipated benefits of acquiring telephone customers in connection with the TWC/Comcast Transactions.

In connection with the TWC/Comcast Transactions, TWC will acquire customers in Comcast Acquired Systems who receive traditional, circuit-switched telephone services.  TWC will continue to provide traditional circuit-switched services, re-branded as TWC-provided services, to those subscribers for some period of time.  TWC has no plans to automatically migrate the circuit-switched customers to Digital Phone service.  Instead, TWC will make Digital Phone service available to subscribers in the Comcast Acquired Systems and will eventually discontinue the circuit-switched services in accordance with state and local regulatory requirements.  As part of this process, TWC could potentially lose subscribers to other voice competitors operating in those regions.

TWC’s ability to attract new basic subscribers is dependent in part on growth in new housing in TWC’s service areas.

TWC’s video services business is generally a mature business.  Approximately 90% of U.S. households are now receiving multichannel video service.  As a result, TWC’s ability to achieve incremental growth in basic subscribers is dependent in part on growth in new housing in TWC’s service areas, which is influenced by various factors outside of TWC’s control, including both national and local economic conditions.  If growth in new housing falls in TWC’s franchise areas, opportunities to gain new basic subscribers will decrease, which may have a material adverse effect on TWC’s growth, operations, business, financial results or financial condition.

Malicious and abusive Internet practices could impair TWC’s HSD and Digital Phone services.

TWC’s HSD and Digital Phone customers utilize its network to access the Internet and, as a consequence, TWC or its subscribers may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (i.e., “spam”), denial of service attacks and dissemination of viruses, worms and other destructive or disruptive software.  These activities could have materially adverse consequences on TWC’s network and its customers, including degradation of service, excessive call volume to call centers and damage to TWC’s or its customers’ equipment and data.  Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service customers and protect the network.  Any significant loss of HSD and Digital Phone customers or revenue or significant increase in costs of serving those customers could materially adversely affect TWC’s growth, operations, business, financial results or financial condition.

If TWC grows through future acquisitions, it will face competition in making those acquisitions, and its ability to integrate any significant acquired companies or operations may affect future operating results.

TWC intends to selectively pursue strategic acquisitions of additional cable systems, when appropriate, as part of its growth strategy.  The cable industry has been a consolidating industry.  In general, TWC competes with many other buyers for cable systems.  TWC cannot predict whether it will be successful in buying additional cable systems.  The pursuit and integration of a significant acquisition of cable systems would require substantial attention from TWC’s management and would limit the amount of time they could devote to other important matters.

If TWC completes a significant acquisition of cable systems, TWC may need to devote significant efforts to integrating those acquired systems into its operations.  The successful integration of a significant acquisition of cable systems would depend primarily on TWC’s ability to manage the combined operations and to integrate those acquired systems (including management information, marketing, purchasing, accounting and finance, sales, billing, customer support and product distribution infrastructure, personnel, payroll and benefits, regulatory compliance and technology systems) into TWC’s operations.  The integration of a significant acquisition of cable systems may also require significant capital expenditures if TWC needs to upgrade the cable infrastructure of these acquired systems.  Furthermore, these integration efforts may impose significant strains on management and technical resources and may require TWC to use financial resources it would otherwise devote to the development of new products and services and the expansion of its other cable systems.  Any acquisition effected by TWC prior to the integration of the Acquired Systems could further complicate such integration risks and the integration risks associated with the Acquired Systems.  Further, TWC might not be able to successfully integrate a significant acquisition of cable systems.  If TWC fails to integrate successfully the Acquired Systems or systems acquired from others or if TWC fails to manage its growth or if it encounters unexpected difficulties during expansion, it could have a negative impact on the performance of TWC’s systems (including the Acquired Systems) as well as on TWC’s operations, business, financial results or financial condition.

If TWC is unable to retain senior executives and attract and retain other qualified employees, then its growth might be hindered, which could impede its ability to run its business and potentially reduce its revenues and profitability.

TWC’s success depends in part on its ability to attract, hire, train and retain qualified managerial, sales and marketing personnel.  TWC faces significant competition for these types of personnel.  TWC may be unsuccessful in attracting and retaining the personnel it requires to conduct and expand its operations successfully and, in such an event, its revenues and profitability could decline.  In addition, key personnel may leave TWC and compete against TWC.  TWC’s success also depends to a significant extent on the continued service of its senior management team, including Messrs. Britt and Hobbs, with whom TWC has employment agreements.  The loss of any member of TWC’s senior management team or other qualified employees could impair TWC’s ability to execute its business plan and growth strategy, cause TWC to lose subscribers and reduce TWC’s net sales, or lead to employee morale problems and/or the loss of key employees.

3.              Risks Related to Dependence on Third Parties

TWC faces risks, such as programming cost increases and possible loss of programming, because of its dependence on programming provided by third parties, including affiliates of Time Warner.

Programming has been, and is expected to continue to be, TWC’s largest operating expense item.  Increases in programming costs could materially adversely affect TWC’s operations, business, financial results or financial condition.  In recent years, TWC and others in the cable industry have experienced a rapid escalation in the cost of programming, particularly sports programming.  This escalation is expected to continue, and TWC may not be able to pass these programming cost increases on to its subscribers.

Programming cost increases that TWC is unable to pass on fully to its subscribers have had and will continue to have an adverse impact on cash flow and operating margins.  Current and future programming providers who provide content that is desirable to TWC subscribers may also enter into exclusive affiliation agreements with some of TWC’s cable and non-cable competitors and may be unwilling to enter into affiliation agreements with TWC at all or on acceptable terms.  TWC cannot predict whether the loss of one or more popular content suppliers would have a material adverse effect on its operations, business, financial results or financial condition.

In addition, increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent could further increase TWC’s programming costs.  Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative

“retransmission-consent” regime.  When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission.  TWC currently has multi-year agreements with most of the retransmission-consent stations that it carries.  In other cases, TWC carries stations under short-term arrangements while it attempts to negotiate new long-term agreements.  If negotiations with these programmers prove unsuccessful, they could require TWC to cease carrying their signals, possibly for an indefinite period.  Any loss of stations could make TWC’s video service less attractive to subscribers, which could diminish subscription and advertising revenue.  In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest.  Carriage of these other services may increase TWC’s programming expenses and diminish the amount of bandwidth it has available to introduce new services, which may reduce its future revenue.

TWC depends on third party suppliers and licensors; thus, if TWC is unable to procure the necessary equipment, software or licenses on reasonable terms, its ability to offer services could be impaired, and growth, operations, business, financial results and financial condition could be materially adversely affected.

TWC depends on third party suppliers and licensors to supply some of the hardware, software and operational support necessary to provide some of its services.  TWC obtains these materials from a limited number of vendors, some of which do not have a long operating history.  Some of TWC’s hardware, software and operational support vendors represent TWC’s sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity.  If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, TWC’s ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials might delay the provision of services.  These events could materially and adversely affect TWC’s ability to retain and attract subscribers, and have a material negative impact TWC’s operations, business, financial results and financial condition.  A limited number of vendors of key technologies can lead to less product innovation and higher costs.  For these reasons, TWC generally endeavors to establish alternative vendors for materials it considers critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

For example, each TWC cable system uses one of two proprietary conditional access security schemes, which allow TWC to regulate subscriber access to some services, such as premium channels.  Each of TWC’s systems currently purchases compatible set-top boxes from up to two vendors.  Because the conditional access schemes are proprietary, TWC believes other manufacturers may be reluctant to enter the market for set-top boxes.  In addition, TWC believes that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.  Future innovation in the creation of set-top box and compatible device applications may be restricted until these issues are resolved.  As a result, TWC is reliant on a relatively small number of suppliers for both its set-top boxes and the set-top box applications and interfaces it offers to subscribers, and these suppliers may not be able to meet TWC’s requirements for set-top boxes and set-top box applications and interfaces.

TWC may be negatively affected by its competitor’s acquisition of a key service provider.

MCI, one of TWC’s two interconnect and provisioning partners in its Digital Phone business, has announced that it has agreed to be acquired by Verizon, an incumbent local telephone company that competes with TWC in some areas.  It is currently not known whether, or to what extent, the proposed acquisition will have any negative impact on TWC’s Digital Phone operations.

TWC may encounter substantially increased pole attachment costs.

Under federal law, TWC has the right to attach cables carrying video services to the telephone and similar poles of investor–owned utilities at regulated rates.  However, because these cables carry services other than video services, such as high–speed data services or new forms of voice services, some utility pole owners have sought to impose additional fees for pole attachment.  The U.S. Supreme Court has rejected the efforts of some utility pole owners to make cable attachments carrying Internet traffic ineligible for regulatory protection.  Pole owners have, however, made arguments in other areas of pole regulation that, if successful, could significantly increase TWC’s costs.  In addition, TWC’s pole attachment rates may increase insofar as TWC’s systems are providing voice services.

Some of the poles TWC uses are exempt from federal regulation because they are owned by utility cooperatives and municipal entities.  These entities may not renew TWC’s existing agreements when they expire, and they may require TWC to pay substantially increased fees.  A number of these entities are currently seeking to impose substantial rate increases.  Any inability to secure continued pole attachment agreements with these cooperatives or municipal utilities on commercially reasonable terms could materially adversely impact TWC’s operations, business, financial results or financial conditions.

The adoption of, or the failure to adopt, some consumer electronics devices may negatively impact TWC’s offerings of new and enhanced services.

Customer acceptance and use of new and enhanced services depend, to some extent, on customers having ready access and exposure to these services.  One of the ways this access is facilitated is through the user interface included in TWC’s set-top boxes.  As of December 31, 2004, approximately 50% of TWC’s existing subscribers leased one or more set-top boxes from TWC.  The consumer electronics industry’s provision of “cable ready” televisions and other devices means customers owning these devices may use a different user interface from the one TWC provides or may not be able to access services requiring two-way transmission capability unless they also have a set-top box.  Accordingly, customers using these devices without set-top boxes may have limited exposure and access to TWC’s advanced services, including VOD and subscription VOD.  Industry-wide adoption and wide customer acceptance of interface specifications that do not permit two-way transmissions but provide some level of digital video service may make it more difficult for TWC to persuade customers to accept a set-top box from it.  Under those circumstances, TWC’s revenue from equipment rental and two-way transmission based services could decrease, and there could be a negative impact on TWC’s ability to sell advanced services to customers.  TWC cannot predict the extent to which different interfaces will affect its future business and operations.  See Section VII.F.4, titled “Communications Act and FCC Regulation.”

4.              Risks Related to Capital Raising Limitations and Indebtedness

Time Warner’s approval right over TWC’s ability to incur indebtedness may harm the liquidity and operations of TWC and its subsidiaries and restrict their growth.

Under the Shareholder Agreement, TWC must obtain the approval of Time Warner before issuing any preferred equity or incurring any debt or rental expense if TWC’s consolidated ratio of debt, including preferred equity, plus six times TWC’s annual rental expense to EBITDA (a metric comparable to OIBDA) plus rental expense, or “EBITDAR,” then exceeds, or would as a result of that incurrence exceed, 3:1, calculated without including any of TWC’s indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries.  For additional information regarding the terms of the Shareholder Agreement, see Sections VII.H.1 and VII.H.2, titled “Indebtedness Approval Right” and “Other Time Warner Rights,” respectively.  As a result, TWC has a limited ability to incur future debt and rental expense and issue preferred equity without the consent of Time Warner, which, if needed to raise additional capital (including in connection with the TWC Financing Arrangements), could limit TWC’s flexibility in exploring and pursuing financing alternatives and could have a material adverse effect on the market price of the TWC Class A Common Stock and the liquidity and operations of TWC and its subsidiaries and restrict their growth.  To the extent that the incurrence by TWC of indebtedness as part of the TWC Financing Arrangements would trigger Time Warner’s approval right under the Shareholder Agreement, Time Warner has advised TWC that it would grant such approval.

Time Warner’s capital markets activity could adversely affect capital resources available to TWC and TWE.

Although the capital structure of TWC and its subsidiaries is largely separate from that of Time Warner, the ability of TWC and TWE to obtain financing in the capital markets and from other private sources may be adversely affected by capital markets activity undertaken by Time Warner and its other subsidiaries.  Capital raised by or committed to Time Warner for matters unrelated to TWC and TWE may reduce the supply of available funding for TWC and TWE as a result of increased leverage of Time Warner on a consolidated basis or reluctance in the market to incur additional credit exposure to Time Warner on a consolidated basis.  In addition, TWC’s and TWE’s ability to undertake significant capital raising activities may be restrained by competing capital needs of other Time Warner businesses unrelated to TWC and TWE.

TWC and its subsidiaries will, after giving effect to the Sale Transaction or the TWC/Comcast Transactions, have significant debt and debt-like obligations and may not succeed in retaining their existing credit ratings.

After giving effect to the Sale Transaction or the TWC/Comcast Transactions, TWC and its subsidiaries will have a significant amount of debt.  The credit ratings of TWC and its subsidiaries after completion of the Sale Transaction or the TWC/Comcast Transactions may be lower than the existing credit ratings of TWC and/or TWE.  Significant differences in credit ratings could affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to TWC and its subsidiaries after giving effect to the Sale Transaction and the TWC/Comcast Transactions.  Accordingly, a significant downgrade in the existing credit ratings of TWC and/or TWE upon completion of the Sale Transaction or the TWC/Comcast Transactions could adversely affect TWC’s operations, business, financial results or financial condition and the market price of the TWC Class A Common Stock.

TWC may be required to purchase Comcast’s interest in TWE, which could require TWC to incur debt.

If the TWE Redemption is not consummated, Comcast Trust I may, subject to a right of first refusal in favor of Time Warner, require TWC to purchase Comcast Trust I’s interest in TWE at fair market value for cash or, after November 18, 2007, at TWC’s option, TWC Class A Common Stock.  If TWC is required to purchase Comcast Trust I’s interest in TWE for cash, TWC may have to incur debt to fund the purchase price, and resources available for the development of new products and services and the expansion of TWC’s cable systems may be reduced.  The incurrence of any such debt may also be subject to Time Warner’s approval right under the Shareholder Agreement.  See Section VII.H.1, titled “Indebtedness Approval Right.”  For additional information regarding the TWE partnership interest sale right, see Section VII.E.3, titled “Description of Certain Provisions of the TWE Partnership Agreement.”

TWC’s ability to raise common equity capital is subject to registration rights agreements with significant shareholders.

If the TWC Redemption is not consummated, Comcast Trust II will continue to have certain registration rights in respect of TWC Class A Common Stock held by Comcast Trust II.  As a result of the registration rights agreements, it may be more difficult for TWC to obtain additional financing through the sale of its equity securities.  For additional information regarding the terms of the registration rights agreements, see Section VII.E.2, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast.”

Restrictive covenants in the agreements governing TWC indebtedness may impose significant operating and financial restrictions on TWC, and may affect its ability to respond to changes in market conditions.

Agreements governing TWC’s indebtedness impose operating and financial restrictions on TWC and its subsidiaries.  These restrictions may limit or prohibit, among other things, TWC’s ability and the ability of its subsidiaries to:

•                  incur additional indebtedness;

•                  incur liens;

•                  issue guarantees;

•                  make specified payments or investments;

•                  make dividends or distributions with respect to equity interests;

•                  merge or consolidate with another company; or

•                  dispose of all or substantially all of TWC’s assets.

These restrictions could adversely affect TWC’s operations, business, financial results or financial condition.  If TWC does not comply with these restrictions, the holders of the TWC indebtedness may have the right to accelerate the repayment of such debt.

TWC may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings.

TWC may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings.  It also may be difficult for TWC to obtain all the financing it needs to fund its businesses and growth strategies on desirable terms.  The amount of debt required in the future will depend upon the performance revenue and margin of TWC, which, in turn, may be materially adversely affected by competitive and other pressures.  Any agreements governing indebtedness obtained by TWC may contain financial and other covenants that could impair TWC’s flexibility and restrict its ability to pursue growth opportunities.

TWC expects to explore and evaluate the relative advantages and disadvantages of various funding mechanisms for TWC.  These alternatives may include a bank credit line, commercial paper and other forms of public and private debt financing, including funding from Time Warner.  The decision on debt composition is dependent on, among other things, the business and financial plans of TWC and Time Warner and the market conditions at the time of financing.

5.              Risks Related to Government Regulation

Rate regulation could materially adversely impact TWC’s operations, business, financial results or financial condition.

Under current FCC regulations, rates for “basic” cable service and associated equipment are permitted to be regulated.  In many localities, TWC is not subject to basic cable rate regulation, either because the LFA has not asked the FCC for permission to regulate rates or because the FCC has found that there is “effective competition.”  Also, there is currently no rate regulation for TWC’s other services, including HSD services.  It is possible, however, that the FCC or Congress will adopt more extensive rate regulation for TWC’s video services or regulate other services, such as HSD and voice services, which could impede TWC’s ability to raise rates, or require rate reductions, and therefore could materially adversely affect TWC’s, operations, business, financial results or financial condition.

Legislative efforts could result in the award of franchises or similar grants of rights to TWC’s competitors on terms substantially more favorable than those afforded TWC.

Legislation supported by incumbent local telephone companies has been proposed at the federal level and in a number of states that would allow these companies to enter the video distribution business without obtaining local franchise approval and often on substantially more favorable terms than those afforded TWC and other existing cable operators.  Legislation of this kind was recently enacted in Texas.  To the extent that TWC’s competitors are better able to compete for video and other customers as a result of such legislation, TWC’s operations, business, financial results or financial condition could be materially adversely affected.

Changes in carriage regulations could impose significant additional costs on TWC.

Although TWC would likely choose to carry almost all local full-power analog broadcast signals voluntarily, so-called “must-carry” rules require TWC to carry programming that it might not otherwise carry, including some local broadcast television signals on some of its cable systems.  In addition, TWC is required to carry local public, educational and government access programming and unaffiliated commercial leased access programming.  These regulations require TWC to use a substantial part of its capacity for this programming and, for the most part, TWC must carry those signals and programming without payment or compensation from the programmer.

TWC’s carriage burden might increase due to changed regulation in connection with the transition to digital broadcasting.  FCC regulations require most television broadcast stations to broadcast in digital format as well as in analog format until digital broadcasting becomes widely accepted by television viewers.  After this transition period, digital broadcasters must cease broadcasting in analog format.  The FCC has concluded that, during the transition period, cable operators will not be required to carry the digital signals of broadcasters that are broadcasting in both analog and digital format.  Only the few stations that broadcast solely in digital format will be entitled to carriage of their digital signals during the transition period.  Some broadcast parties have asked that the FCC reconsider that determination.  If the FCC does so and changes the decision, TWC’s carriage burden could increase significantly.

TWC expects that, once the digital transition is complete, cable operators will be required to carry most local broadcasters’ digital signals.  TWC is uncertain whether that requirement will be more onerous than the carriage requirement concerning analog signals.  Under the current regulations, each broadcaster is allowed to use the digital spectrum allocated to it to transmit either one “high definition” signal or multiple separate “standard definition” signals.  The FCC has determined that cable operators will have to carry only one signal per broadcaster.  Some broadcast parties have asked the FCC to reconsider that determination.  If the FCC does so and changes the decision, TWC could be compelled to carry more programming over which it is not able to assert editorial control.  Consequently, TWC’s mix of programming could become less attractive to subscribers.  Moreover, if the FCC adopts rules that are not competitively neutral, cable operators could be placed at a disadvantage versus other multichannel video providers.

The regulatory classification of cable-modem service may affect the amount of taxes and fees that TWC has to pay.

LFAs generally require cable operators to pay a franchise fee of five percent of revenue, which cable operators collect in turn from their subscribers.  Under the Communications Act, LFAs are allowed to impose a franchise fee only on revenue from “cable services.”  Following the FCC’s March 2002 determination that cable-modem service does not constitute a “cable service,” TWC and most other multiple system operators stopped collecting and paying franchise fees on cable-modem revenue.

The FCC has initiated a rulemaking proceeding to explore the consequences of its March 2002 order.  Some LFAs have claimed that cable operators’ failure to pay franchise fees on cable-modem services revenue constitutes a breach of their franchise agreement.  To date, only a few LFAs have filed lawsuits.

If either the FCC or a court were to determine that, despite the March 2002 order, TWC is required to pay franchise fees on cable-modem revenue, TWC’s franchise-fee burden could increase going forward.  TWC would be permitted to collect those increased fees from its subscribers, but doing so could impair its competitive position as compared to HSD service providers who are not required to collect and pay franchise fees.  TWC could also become liable for franchise fees back to the time it stopped paying them.  TWC may not be able to recover those fees from subscribers.

Separately, the FCC is considering whether it should require cable operators to contribute a percentage of revenue from cable-modem service to the federal “Universal Service Fund.”  Such a contribution could amount to as much as 11% or more of cable-modem services revenue.  TWC would be permitted to collect this contribution from its HSD subscribers, but doing that could substantially raise the price of its service and impair its competitive position.

“Forced access” requirements may be imposed on cable operators.

In its March 2002 order determining that cable-modem service constitutes an “information service” rather than a “cable service” or a “telecommunications service,” the FCC indicated that its conclusion may permit but does not require it to impose “forced access” requirements.  Forced access would require cable operators to carry any ISP desiring carriage.  The FCC has also begun a rulemaking proceeding to consider whether it may and should impose forced access and whether LFAs should be permitted to do so.  As a result, cable operators may become subject to a requirement that they carry any ISP desiring carriage.  Any forced access requirements could impose significant administrative, engineering and operational burdens on TWC.  Furthermore, the obligation to make available a large number of ISPs could result in customer confusion or could result in customers routinely switching ISPs, requiring additional customer care and administrative attention.

TWC’s cable systems are constructed and operated under non-exclusive franchises granted by state and local governmental authorities that are subject to non-renewal or termination, and the failure to renew or the termination of a franchise may materially adversely affect TWC’s operations, business, financial results or financial condition in a key market.

Franchise agreements typically contain various regulatory provisions that address, among other things, the time by which upgrades must begin or be completed, quality standards, cable service to schools and other public institutions and requirements for insurance and indemnity bonds.  Cable franchises are terminable if the cable operator fails to comply with material provisions set forth in the franchise agreement.

Franchise agreements generally have a term of ten to fifteen years from the date of grant, although some renewals may be for shorter terms.  Some of TWC’s franchises grant it an option to renew upon expiration of the initial term.  After a franchise agreement expires, a franchising authority may seek to impose new and more onerous requirements, the impact of which cannot be predicted, including requirements to upgrade facilities, to increase channel capacity and to provide various new services.  However, federal law contains procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal.

Generally, within the 30 to 36 month period prior to the applicable expiration date, TWC must notify the relevant franchising authority of its intent to seek formal Cable Act renewal of the franchise in order to benefit from the protections and the procedures set forth in the 1984 Cable Act.  If such notice is given, the 1984 Cable Act requires that the relevant franchising authority consider the franchise holder’s renewal proposal on its own merits in light of the franchise holder’s past performance and the community’s cable-related needs and interests, without regard to the presence of competing applications.  In renewal hearings, the franchising authorities consider and evaluate, pursuant to federal standards, whether the franchise holder has provided adequate service, substantially complied with franchise terms, and offered a renewal proposal that is reasonable and meets the community’s cable related needs and interests.  The failure to meet any one of these standards may be grounds for denial of the franchise renewal.

TWC has never failed to obtain a renewal.  However, certain of the franchises included in the Adelphia Acquired Systems are operated under expired franchises or franchises for which renewal applications were not filed in a timely manner.  TWC cannot be certain that all of its franchises (including franchises included in the Acquired Systems) will be renewed, and TWC may be required to make significant additional investments in its cable systems in response to requirements imposed in the course of the franchise renewal process.  Although TWC occasionally reaches the expiration date of a franchise agreement without having a written renewal or extension, TWC generally has the right to continue to operate, either by agreement with the LFA or by law, while continuing to negotiate a renewal.  A failure to renew favorably, a termination of and/or a sustained failure to renew a franchise (including a franchise included in the Adelphia Acquired Systems) would materially and adversely affect TWC’s operations, business, financial results or financial condition in the relevant geographic area.

Applicable law is subject to change.

The exact requirements of applicable law are not always clear, and the rules affecting TWC’s businesses are always subject to change.  For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments TWC has made.  Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules.  Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a risk that such proposals will ultimately be enacted.  See Section VII.F, titled “Regulatory Matters.”

Before the Sale Transaction and the TWC/Comcast Transactions may be completed, various approvals must be obtained from, or notifications submitted to, among others, the Antitrust Division of the DoJ, the FTC, the FCC and numerous state and local authorities.  These governmental entities may attempt to condition their approval of all or any part of the Sale Transaction and the TWC/Comcast Transactions, or of the transfer to TWC of licenses and other entitlements, on the imposition of certain conditions that could, after giving effect to the Sale Transaction and the TWC/Comcast Transactions, materially adversely affect TWC’s operations, business, financial results or financial condition and the market price of the TWC Class A Common Stock.

TWC may become subject to additional regulation as a result of providing voice services.

The voice services business may present additional regulatory risks.  It is unclear whether and to what extent traditional state and federal telephone regulations will apply to telephony services provided using VoIP technology.  In addition, regulators could allow utility pole owners to charge cable operators offering voice services higher rates for pole rental than is allowed for non-voice services.  The FCC recently initiated a rulemaking proceeding on the regulatory approach to voice services utilizing VoIP technology, and Congress is considering enacting new laws to govern it.  The FCC held in November 2004 that one particular VoIP service is not subject to traditional state public utility regulation, and indicated that other types of VoIP services would not be subject to state public utility regulation if they met certain criteria.  This decision has been appealed in federal court.  In May 2005, the FCC adopted rules requiring VoIP providers to supply enhanced 911 (E911) capabilities as a standard feature to their subscribers.  Additionally, VoIP providers must obtain affirmative acknowledgement from all subscribers that they have been advised of the circumstances under which E911 service may not be available.  There are also court cases addressing the proper regulatory treatment for the service and rulemakings and various other proceedings underway at the state level.  Therefore, TWC cannot be certain what impact regulation will have on its Digital Phone business.

6.              Risks Related to Litigation

Litigation and government investigations and unfavorable outcomes thereof could materially adversely affect TWC’s operations, business, financial results or financial condition.

TWC and certain of its affiliates and subsidiaries have been parties to various lawsuits and investigations, including class action lawsuits filed on behalf of current and former participants in the Savings Plans alleging violations of ERISA and investigations by the SEC and DoJ into Time Warner accounting and disclosure practices.  TWC and certain of its affiliates and subsidiaries may be named in additional litigation or subject to further investigation.  While TWC (or such affiliate or subsidiary) is vigorously defending against such claims, TWC can give no assurance as to the outcome of any of the lawsuits or investigations.  Such lawsuits and investigations may not be resolved prior to consummation of the TW Adelphia Acquisition and the expense of defending such litigation and investigations may be costly and divert the attention of TWC’s management from the day-to-day operations of TWC’s business, which could materially adversely affect TWC’s operations, business, financial results or financial condition.  In addition, an unfavorable outcome in any such lawsuit or investigation could materially adversely affect TWC’s operations, business, financial results or financial condition.  See Section VII.A.7, titled “Legal Proceedings.”

7.              Risks Related to TWC’s Relationship with Time Warner

Some of TWC’s officers and directors may have interests that diverge from TWC’s in favor of Time Warner because of past and ongoing relationships with Time Warner and its affiliates.

Some of TWC’s officers and directors may experience conflicts of interest with respect to decisions involving business opportunities and similar matters that may arise in the ordinary course of TWC’s business or the business of Time Warner and its affiliates.  Three of TWC’s directors are also executive officers of Time Warner.  A number of TWC’s directors and executive officers also have restricted shares and options to purchase shares of Time Warner Common Stock as consideration for past services.  In addition, many of TWC’s directors and executive officers have invested in Time Warner Common Stock through their participation in Time Warner’s savings plans and in the Savings Plan.  These past and ongoing relationships with Time Warner and any significant financial interest in Time Warner by these persons may present conflicts of interest that could materially adversely affect TWC’s operations, business, financial results or financial condition.  For example, these decisions materially could be related to:

•                  the nature, quality and cost of services rendered to TWC by Time Warner;

•                  the desirability of corporate opportunities, such as the entry into new businesses or pursuit of potential acquisitions, particularly those that might allow TWC to compete with Time Warner; and

•                  employee retention or recruiting.

TWC’s restated certificate of incorporation does not contain any special provisions, other than the provisions with respect to future business opportunities described in the risk factor below and the independent director requirement described in the fourth risk factor below, to deal with these conflicts of interest.  See Section VII.E.1, titled “Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law.”

Time Warner and its affiliates may compete with TWC in one or more lines of business and may provide some services under the “Time Warner” brand or similar brand names.

Time Warner and its affiliates are engaged in a diverse range of entertainment- and media-related businesses, including filmed entertainment, home video and Internet-related businesses, and these businesses may have interests that conflict with or compete in some manner with TWC’s business.  Time Warner and its affiliates are generally under no obligation to share any future business opportunities available to it with TWC and TWC’s restated certificate of incorporation contains provisions that release Time Warner and its affiliates, including directors who are also employees or executive officers of TWC, from this obligation and any liability that would result from breach of this obligation.  See Section VII.E.1, titled “Selected Provisions of the Restated Certificate of Incorporation, Restated By-Laws and Delaware General Corporation Law — Corporate Opportunities.”  Time Warner may deliver video and HSD services over DSL, satellite or other means using the “Time Warner” brand name or similar brand names, potentially causing confusion among customers and complicating TWC’s marketing efforts.  Any competition directly with Time Warner or its affiliates could materially adversely impact TWC’s operations, business, financial results or financial condition.

TWC is party to agreements with Time Warner governing the use of TWC’s brand names that may be terminated by Time Warner if TWC fails to perform its obligations under those agreements or if TWC undergoes a change of control.

Some of the agreements governing the use of TWC brand names may be terminated by Time Warner if TWC:

•                  commits a significant breach of its obligations under such agreements;

•                  undergoes a change of control, even if Time Warner causes that change of control by selling some or all of its interest in TWC; or

•                  materially fails to maintain the quality standards established for the use of these brand names and the products and services related to these brand names.

TWC licenses its brand name, “Time Warner Cable,” and the trademark “Road Runner” from affiliates of Time Warner.  TWC believes the “Time Warner Cable” and “Road Runner” brand names are valuable, and their loss could materially adversely affect TWC’s operations, business, financial results or financial condition.  The definition of “change of control” under agreements that give Time Warner the right to terminate TWC’s licenses upon a change of control is described in Section VII.H.10, titled “Time Warner Brand and Trade Name License Agreement.”

If Time Warner terminates these brand name license agreements, TWC would lose the goodwill associated with its brand names and be forced to develop new brand names, which would likely require substantial expenditures, and TWC’s operations, business, financial results or financial condition would likely be materially adversely affected.

Time Warner will control approximately 91% of the voting power of TWC common stock and will have the ability to elect a majority of TWC’s directors, and its interest may conflict with yours.

Upon the closing of the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions, Time Warner will indirectly hold all outstanding TWC Class B Common Stock and approximately 83% of outstanding TWC Class A Common Stock.  On a pro forma basis, subject to the TWC Equity Securities Exceptions, the common stock held by Time Warner will represent approximately 91% of the combined voting power of TWC and 84% of the total number of shares of capital stock outstanding of all classes of TWC’s voting stock.  Such percentages do not take into account any adjustment that may result due to the exclusion of the Coudersport system and assume that the Expanded Transaction does not occur.  Accordingly, Time Warner will be able to control the outcome of most matters submitted to a vote of TWC’s stockholders.  In addition, Time Warner, because it is the indirect holder of all outstanding TWC Class B Common Stock, and because it will also indirectly hold more than a majority of outstanding TWC Class A Common Stock, will be able to elect all of TWC’s directors, and will continue to be able to do so as long as it owns a majority of the TWC Class A Common Stock and the TWC Class B Common Stock.  As a result of Time Warner’s share ownership and representation on TWC’s board of directors, Time Warner will be able to influence all affairs and actions of TWC, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions.  The interests of Time Warner may differ from the interests of the other stockholders of TWC.

TWC will be exempt from certain corporate governance requirements since TWC will be a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, you will not have the protections afforded by these corporate governance requirements.

Because Time Warner will control more than 50% of the voting power of TWC’s common stock, TWC will be considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, TWC will be permitted to opt out of the NYSE listing requirements that would otherwise require TWC’s board of directors to have a majority of independent directors and TWC’s compensation and nominating and corporate governance committees to be comprised entirely of independent directors.  Accordingly, you would not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.  However, for a period of three years following the consummation of the TW Adelphia Acquisition, TWC’s restated certificate of incorporation requires that independent directors comprise at least 50% of the TWC board of directors.  This charter provision may not be amended during such three year period without, among other things, the consent of a majority of the holders of the TWC Class A Common Stock other than Time Warner and its affiliates.  See Section VII.G.2, titled “Corporate Governance.”

8.              Risks Related to Tax Characterization of the Sale Transaction and the TWC/Comcast Transactions

The IRS may challenge anticipated tax characterizations, and any successful challenge by the IRS could have a significant impact on TWC’s projected free cash flow.

The TW Adelphia Acquisition is designed to be a taxable asset sale, and the TWC Redemption is designed to qualify as a tax-free split-off under section 355 of the Tax Code.  There can be no assurance, however, that the IRS will not seek to challenge one or both of such characterizations and treat the TW Adelphia Acquisition as tax-free and/or the TWC Redemption as taxable.  If the IRS were successful in challenging the tax treatment of the TW Adelphia Acquisition or the TWC Redemption, then TWC’s tax profile would be significantly different from that presented in Section VIII, titled “Unaudited Pro Forma Condensed Combined Historical Financial Information,” and Section IX, titled “TWC Projections.”  For example, if the TW Adelphia Acquisition were determined not to be a taxable acquisition, the projected amount of TWC tax depreciation for taxable periods following the TW Adelphia Acquisition would be substantially lower and, correspondingly, TWC would have additional cash liability on account of taxes during such periods.  Further, TWC would also recognize substantial taxable gain in connection with the Exchanges to the extent that the Exchanges were determined to be wholly or partially taxable.  This could have a significant impact on TWC’s projected free cash flow.  Also, if the IRS were successful in challenging the tax treatment of the TW Adelphia Acquisition, holders of Claims and Equity Interests receiving distributions of TWC Class A Common Stock may not be able to recognize a tax loss realized upon the exchange of their securities of the Company for the consideration received by such holders pursuant to the Plan.  Further, in the event that the IRS were to successfully assert that the TWC Redemption was taxable, additional cash liability on account of taxes of up to an estimated $850 million could become payable by TWC.  This could also have a significant impact on TWC’s projected free cash flow.  The tax consequences of the Sale Transaction, the TWC/Comcast Transactions, the Failsafe Transaction and the Alternate Failsafe Transaction are complex and, in many cases, subject to significant uncertainties, including, but not limited to, uncertainties regarding the application of federal income tax laws to various transactions and events contemplated therein and regarding matters relating to valuation.  No ruling has been requested with respect to the tax treatment of any aspect of the Sale Transaction, the TWC/Comcast Transactions, the Failsafe Transaction or the Alternate Failsafe Transaction.

D.            RISK FACTORS RELATING TO THE VALUE OF TWC CLASS A COMMON STOCK

In addition to the risk factors included immediately below, see Section XI.C, titled “Risk Factors Relating to the Business of TWC,” for a description of risks affecting TWC’s business, which risks could materially adversely affect the value of TWC Class A Common Stock.

The estimated valuation of TWC Class A Common Stock may not represent the trading values of TWC Class A Common Stock.

The Company has been advised by the M&A Advisors with respect to the value of TWC Class A Common Stock as of April 5, 2005 and as of April 19, 2005.  Although the value of TWC Class A Common Stock has been estimated using commonly accepted valuation methodologies, it is not intended to represent the trading values of TWC Class A Common Stock in public or private markets, and these trading values may be materially higher or lower.  In addition, the estimated recoveries to various Classes under the Plan are in turn based on this theoretical valuation.

As described in Section X.C, titled “Estimated Equity Value of Pro Forma TWC,” this valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Company and TWC), including TWC’s ability to meet the Projections included in this Disclosure Statement.  In addition, there has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of TWC Class A Common Stock.  You may not be able to resell shares of TWC Class A Common Stock at or above the estimated value of such shares under the Plan due to fluctuations in the market price of TWC Class A Common Stock caused by changes in TWC’s operating performance or prospects and other factors.

Some specific factors that may have a significant effect on the market price of TWC Class A Common Stock include:

•                  actual or anticipated fluctuations in TWC’s operating results or future prospects;

•                  TWC’s announcements or its competitors’ announcements of new products;

•                  the public’s reaction to TWC’s press releases, TWC’s other public announcements and TWC’s filings with the SEC;

•                  strategic actions by TWC or its competitors, such as acquisitions or restructurings;

•                  new laws or regulations or new interpretations of existing laws or regulations applicable to TWC’s business;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  changes in TWC’s or its competitors’ growth rates;

•                  conditions of the cable industry as a result of changes in financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•                  sales of TWC common stock by Time Warner, TWC or members of TWC’s management team;

•                  Time Warner’s control of substantially all of the voting stock of TWC;

•                  TWC’s intention not to pay dividends; and

•                  changes in stock market analyst recommendations or earnings estimates regarding TWC Class A Common Stock, other comparable companies or the cable industry generally.

TWC may not be able to achieve its projected financial results.

The Projections are based on numerous assumptions, including the timing, approval and consummation of the TW Adelphia Acquisition and the TWC/Comcast Transactions in accordance with their terms, the anticipated future performance of TWC, general business and economic conditions and other matters, many of which are beyond the control of TWC and some or all of which may not materialize.  Accordingly, there can be no assurance that TWC will be able to achieve the revenue or cash flow that it has relied on to make the Projections or to otherwise meet the Projections contained herein.

The Projections contained in this Disclosure Statement represent TWC’s view today based on current known facts relating to TWC’s projected operations.  However, while TWC believes that the assumptions underlying the Projections are reasonable, the Projections do not attempt to reflect the performance of the business in a “worst case” environment.

Furthermore, although the Projections represent TWC’s current views as to the results of TWC’s operations over the indicated periods, actual revenue, free cash flow, cash flow from operations, OIBDA, operating income and other financial measures may from time to time be higher or lower than the amounts estimated in the long term business plans used by TWC in preparing the Projections.

There is no existing market for the TWC Class A Common Stock, and one may not develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for the TWC Class A Common Stock.  The Debtors cannot predict the extent to which investor interest in TWC will lead to the development of an active trading market in the shares of TWC Class A Common Stock or how liquid that market might become.  While the TW Purchase Agreement is conditioned on the listing of the TWC Class A Common Stock on the NYSE, in the event that it is not approved for listing and ACC is willing to waive such condition, the failure of the TWC Class A Common Stock to be so approved for listing on the NYSE and the implementation of any of the NYSE Listing Alternatives may further impair the development or liquidity of such a market until such time as the TWC Class A Common Stock is listed on the NYSE, if at all.  If an active trading market does not develop, you may have difficulty selling any of TWC Class A Common Stock that you receive.  In addition, the holders of Claims and Equity Interests that receive TWC Class A Common Stock under the Plan may seek to sell such shares immediately.  The sale or attempted sale of significant amounts of TWC Class A Common Stock may depress the market price of the TWC Class A Common Stock.  Consequently, you may not be able to sell TWC Class A Common Stock at prices equal to or greater than the estimated value of such shares under the Plan.

The resale of the TWC Class A Common Stock may be restricted by law.

As described in Section XIV.A, titled “Applicability of the Bankruptcy Code and Federal and Other Securities Laws,” the Debtors and TWC intend for the confirmation order to provide that TWC is a successor to the Company for purposes of section 1145 of the Bankruptcy Code and to rely on the exemption from registration under the Securities Act and applicable state securities laws provided thereby.  However, if a holder of TWC Class A Common Stock is deemed to be an “underwriter” with respect to such securities (with certain exceptions for

“ordinary trading transactions” by certain persons) or an “affiliate” of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and applicable state securities laws under section 1145 of the Bankruptcy Code.  Accordingly, such sales could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from these registration requirements, which may not be available to such holder.  The effectiveness of such a registration statement may also be delayed by any unresolved issues associated with Time Warner’s financial statements.  See Section VII.A.7.b, titled “SEC and DoJ Investigations.”

After the Sale Transaction and the TWC/Comcast Transactions, a large number of TWC’s shares of TWC common stock are or will be eligible for future sale, which could depress the market price of the TWC Class A Common Stock.

Sales of a substantial number of shares of TWC’s common stock, or the perception that a large number of shares will be sold, could depress the market price of the TWC Class A Common Stock.  The Debtors expect that all of the shares of the TWC Class A Common Stock to be issued pursuant to the Plan will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be affiliates of TWC.  See Sections XI.B and XI.E, titled “Risk Factors Relating to the Sale Transaction” and “Risk Factors Relating to the TWC/Comcast Transactions,” respectively.  All of the remaining shares of TWC common stock may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, including under Rule 144 of the Securities Act.

After completion of the TW Adelphia Acquisition and the TWC Redemption, subject to the TWC Equity Securities Exceptions, approximately 84% of TWC’s outstanding common stock will be held by Time Warner and will be subject to a registration rights agreement that grants Time Warner demand and “piggyback” registration rights.  Such percentage does not take into account any adjustment that may result due to the exclusion of the Coudersport system and assumes that the Expanded Transaction does not occur.  For additional information regarding this registration rights agreement, see Section VII.E.2, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast.”  Subject to certain restrictions, Time Warner will be entitled to dispose of its shares in both registered and unregistered offerings and hedging transactions, although the shares of TWC common stock held by TWC’s affiliates, including Time Warner, will continue to be subject to volume and other restrictions of Rule 144 under the Securities Act.  Sales of shares may materially adversely affect the market price of the TWC Class A Common Stock.

At the Sale Transaction Closing, TWC intends to file a registration statement under the Securities Act on Form S-8 registering shares of TWC Class A Common Stock that will be issued under the benefit plans to be adopted pursuant to the Confirmation Order.

In addition, if the TWC Redemption does not occur, Comcast is expected to seek to register and sell its shares of TWC Class A Common Stock.  See Section VII.E.2.a, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast — Comcast Registration Rights Agreement,” and Section XI.E, titled “Risk Factors Relating to the TWC/Comcast Transactions.”

The historical financial information of the Acquired Systems may not be representative of their results following their integration into TWC and therefore may not be a reliable indicator of historical or future results.

The Acquired Systems are currently integrated in the business of the Company and Comcast, respectively; consequently, the financial information of the Acquired Systems included in this document does not represent their financial condition on a standalone basis and reflects certain assumptions and allocations in the financial statements from which such financial information was derived.  The financial position, results of operations and cash flows of the Acquired Systems following their integration into TWC could differ from those that would have resulted had the Acquired Systems continued to be operated as part of the Company’s and Comcast’s other businesses, respectively.

TWC has not historically paid, and does not presently intend to pay, cash dividends.

TWC has not paid any cash dividends on TWC common stock to date and does not intend to pay cash dividends on TWC common stock in the foreseeable future. In addition, the debt instruments of TWC limit its ability to pay dividends.  TWC intends to retain earnings to finance operations and the expansion of its business.  Therefore, any gains from an investment in TWC Class A Common Stock must come from an increase in its market price.

The accounting treatment of goodwill and other indefinite-lived intangibles could result in future asset impairments, which will be recorded as operating losses.

As of December 31, 2004, TWC (before giving effect to the Sale Transaction and the TWC/Comcast Transactions) had $31.9 billion of unamortized intangible assets, including goodwill of $1.9 billion and franchise agreements of $29.8 billion, on its balance sheet.  At December 31, 2004, these intangible assets represented approximately 74% of TWC’s total assets (before giving effect to the Sale Transaction and the TWC/Comcast Transactions).

SFAS No. 142 requires that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and other intangible assets deemed to have indefinite useful lives, such as franchise agreements, cease to be amortized.  SFAS No. 142 requires that goodwill and other intangible assets be tested at least annually for impairment.  If TWC finds that the carrying value of goodwill or an intangible asset exceeds its fair value, TWC will reduce the carrying value of the goodwill or intangible asset to the fair value, and will recognize an impairment loss equal to the amount of the reduction.  Any such impairment losses are required to be recorded as operating losses.

The impairment tests require TWC to make an estimate of fair value of intangible assets, which is primarily determined using discounted cash flow methodologies, market comparisons and a review of recent transactions.  Since a number of factors may influence determinations of fair value of intangible assets, including those set forth in this discussion of “Risk Factors” and under the caption, titled “Forward-Looking Statements,” TWC is unable to predict whether impairments of goodwill or other indefinite-lived intangibles will occur.  Any such impairment would result in TWC recognizing a corresponding operating loss, which could have a material adverse effect on the market price of the TWC Class A Common Stock.

In connection with the Sale Transaction and the TWC/Comcast Transactions, TWC expects to increase the carrying value of the franchise intangibles of the Acquired Systems.  Based on a preliminary purchase price allocation, after completion of the TW Adelphia Acquisition and the TWC/Comcast Transactions, on a pro forma basis, TWC expects to have approximately $1.2 billion of goodwill and $37.7 billion of intangible assets with indefinite useful lives, all of which will be subject to impairment review under SFAS No. 142.  Any impairment charges recognized as operating losses may have a material adverse impact on TWC’s net income and operating income and may negatively impact the market price of the TWC Class A Common Stock.

A change of control of TWC cannot occur without the consent of Time Warner, and TWC’s restated certificate of incorporation and restated by-laws contain provisions that may discourage a takeover attempt and permit Time Warner to transfer control of TWC to another party without the approval of the TWC board of directors or other TWC stockholders.

Time Warner can prevent a change in control of TWC at its option.  As the indirect holder of all outstanding TWC Class B Common Stock, each share of which is granted ten votes, the consent of Time Warner would be required for any action involving a change of control.  This concentration of ownership and voting may have the effect of delaying, preventing or deterring a change in control of TWC, could deprive TWC’s stockholders of an opportunity to receive a premium for the TWC Class A Common Stock as part of a sale or merger of TWC and may negatively affect the market price of the TWC Class A Common Stock.  Transactions that could be affected by this concentration of ownership include proxy contests, tender offers, mergers or other purchases of common stock that could give holders of TWC Class A Common Stock the opportunity to realize a premium over the then-prevailing market price for such shares.  In addition, some of the other provisions of TWC’s restated certificate of incorporation and restated by-laws, including provisions relating to the nomination, election and removal of directors and limitations on actions by TWC stockholders, could make it more difficult for a third party to acquire

TWC, and may preclude holders of TWC Class A Common Stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of TWC.  See Section VII.B.2, titled “Capital Stock of TWC.”

As a result of its controlling interest in TWC, Time Warner could oppose a third party offer to acquire TWC that other stockholders might consider attractive, and the third party may not be able or willing to proceed unless Time Warner supports the offer.  In addition, if TWC’s board of directors supports a transaction requiring an amendment to TWC’s restated certificate of incorporation, Time Warner is currently in a position to defeat any required stockholder approval of the proposed amendment.  If TWC’s board of directors supports an acquisition of TWC by means of a merger or a similar transaction, the vote of Time Warner alone is currently sufficient to approve (subject to the restrictions on transactions with or for the benefit of the Time Warner Group) or block the transaction under Delaware law.  In each of these cases and in similar situations, TWC’s stockholders may disagree with Time Warner as to whether the action opposed or supported by Time Warner is in the best interest of TWC’s stockholders.

TWC’s restated certificate of incorporation and restated by-laws do not prohibit transfers of the TWC Class B Common Stock by Time Warner.  The TWC Class B Common Stock indirectly held by Time Warner is not convertible into TWC Class A Common Stock, whether upon a transfer of those shares by Time Warner to a third party or otherwise.  Therefore, if Time Warner transfers all or a majority of its TWC Class B Common Stock, the transferee will be entitled to elect not less than four-fifths of TWC’s directors and to cast ten votes per share of TWC Class B Common Stock.

In addition, TWC has opted out of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a business combination transaction with an interested stockholder.  Under the Shareholder Agreement, so long as Time Warner has the right to elect more than a majority of TWC’s directors, TWC may not adopt a stockholder rights plan, become subject to Section 203, adopt a “fair price” provision or take any similar action without the consent of Time Warner.

Therefore, Time Warner will be able to transfer control of TWC to a third party by transferring the TWC Class B Common Stock, which would not require the approval of TWC’s board of directors or its other stockholders.  Additionally, such a change of control may not involve a merger or other transaction that would require payment of consideration to the holders of TWC Class A Common Stock.  The possibility that such a change of control could occur may limit the price that investors are willing to pay in the future for shares of TWC Class A Common Stock.

E.              RISK FACTORS RELATING TO THE TWC/COMCAST TRANSACTIONS

The TWC/Comcast Transactions are subject to conditions to closing, which may not be satisfied or waived.

The TWC/Comcast Transactions are subject to the satisfaction or waiver of various conditions, many of which are subject to uncertainty.  The conditions to the TWC/Comcast Transactions include, among others:

Closing Condition	Primary Associated Risk

•     Consummation of the Sale Transaction (provided that, for purposes of the Redemption Transactions, this condition, may, under certain circumstances, be satisfied by consummation of the Expanded Transaction in lieu of the Comcast Adelphia Acquisition);

If the Comcast Adelphia Acquisition is not consummated, the Exchanges will not be consummated. Similarly, if the Comcast Adelphia Acquisition is not consummated, the Redemption Transactions will not be consummated (unless, under certain circumstances, the Expanded Transaction is consummated), in which case Comcast would continue to own a portion TWC and TWE. Failure to complete the Exchanges and/or the Redemption Transactions could materially adversely affect TWC’s operations, financial results or financial condition and the value of the TWC Class A Common Stock.

Closing Condition	Primary Associated Risk

•                  Receipt of certain regulatory approvals, including the consent of the FCC and other approvals, the failure of which to obtain would, individually or in the aggregate, have a material adverse effect on the Acquired Systems;

On May 18, 2005, ACC, Comcast and TWC applied to the FCC for the necessary approvals in connection with the TWC/Comcast Transactions. There can be no assurance that the FCC will grant the necessary approvals or do so without conditions. For example, in proceedings pending before the FCC, parties have argued for ownership caps and restrictions relating to vertical programming distribution relationships. In addition, there can be no assurance that the other required approvals will be obtained in satisfaction of this condition.

• Receipt of the applicable consents of LFAs to the change in ownership of the cable systems operated by TWC, Comcast or the Company, as applicable;

Certain LFAs may seek to extract substantial commitments in addition to the obligations contained in the franchise agreements in connection with the transfer of franchise agreements. Comcast and TWC may be unable to obtain the consent of a sufficient number of LFAs on terms that will satisfy this condition.

• Expiration or termination of the applicable waiting period under the HSR Act; and	Comcast and Time Warner own a substantial number of cable systems and other assets and the applicable governmental agencies may object to TWC/Comcast Transactions on antitrust grounds.

• The absence of any material adverse effect with respect to cable systems to be transferred by TWC or Comcast, as the case may be, pursuant to each of the Redemption Transactions and the Exchanges.

Subject to receipt of all necessary approvals, the consummation of the TWC/Comcast Transactions is expected to occur during the first half of 2006. During the period of time prior to consummation of the TWC/Comcast Transactions, the businesses of Comcast, TWC and the Company will be subject to a large number of factors, many of them outside the control of their respective managements, that could result in a material adverse effect.

See Sections VI.C.1.f, VI.C.2.f and VI.C.3.f, each titled “Conditions,” for a list of conditions to closing of the Exchanges, the TWC Redemption and the TWE Redemption, respectively.  There can be no assurances that all of the various conditions will be satisfied or waived.

Even if the TW Adelphia Acquisition occurs, the Comcast Adelphia Acquisition and/or the TWC/Comcast Transactions may not occur and the failure to complete any such transaction could materially adversely affect TWC’s operations, business, financial results or financial condition and the value of the TWC Class A Common Stock.

It is currently anticipated that the Comcast Adelphia Acquisition and the other components of the Sale Transaction and the TWC/Comcast Transactions will be consummated.  However, such transactions are each subject to various closing conditions, and, as a result, there can be no assurance that all of them will occur or will occur as contemplated by the parties and summarized in this Disclosure Statement.  Even if the TW Adelphia Acquisition is consummated it is possible that:  (1) the Comcast Adelphia Acquisition will be terminated and the Expanded Transaction will be consummated, in which case the holders of certain Classes of Claims may receive shares of TWC Class A Common Stock instead of cash pursuant to the Plan and the Exchanges will not occur; (2) the Exchanges will not occur; (3) one or both of the Redemption Transactions will not occur; (4) even if the TWC Redemption Transaction does not occur, the Failsafe Transaction will not occur; (5) even if the TWC Redemption Transaction and the Failsafe Transaction do not occur, the Alternate Failsafe Transaction will not occur; (6) the TWC Financing Arrangements will not occur as assumed herein; (7) any of the Exchanges, Redemption Transactions, Failsafe Transaction or Alternate Failsafe Transaction will occur but on different terms than those assumed herein; (8) if the TWE Redemption does not occur, Time Warner or TWC will be obligated to fund the repurchase of Comcast’s interest in TWE (see Section VII.E.2, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast”); (9) there will be one or more Disputed MCE Systems as of the

Sale Transaction Closing and their assets will be excluded from the Sale Transaction; or (10) some combination of the above will occur.

If the Comcast Adelphia Acquisition is terminated and the Expanded Transaction is consummated, TWC’s operations, business, financial results or financial condition (after giving effect to the Expanded Transaction) may be materially different from those presented in Section VIII, titled “Unaudited Pro Forma Condensed Combined Historical Financial Information,” and Section IX, titled “TWC Projections.”  The failure of the TWC/Comcast Transactions to occur contemporaneously with or following the consummation of the TW Adelphia Acquisition could cause TWC’s operations, business, financial results or financial condition (after giving effect to the TW Adelphia Acquisition and, if applicable, the Expanded Transaction) to be materially and adversely different from those presented in Section VIII, titled “Unaudited Pro Forma Condensed Combined Historical Financial Information,” and Section IX, titled “TWC Projections.”  In addition, if Comcast’s investments in TWC and/or TWE are not redeemed, (1) each share of TWC Class A Common Stock issued by TWC in connection with the Sale Transaction will represent a smaller percentage ownership stake in TWC although in such case TWC would retain the assets that would have been otherwise been distributed to Comcast, (2) Comcast could continue to hold a material interest in TWC Class A Common Stock and/or TWE and (3) TWC may become deconsolidated from the Time Warner Group for U.S. federal income tax purposes as well as for state combined or unitary group purposes.  If Comcast continued to hold its TWC Class A Common Stock, then Comcast would be entitled to registration rights in respect of such TWC Class A Common Stock as described in Section VII.E.2, titled “Description of Certain Provisions of Agreements Related to Time Warner and Comcast—Comcast Registration Rights Agreement.”  Under the arrangements entered into by Comcast as part of the process of obtaining FCC approval of Comcast’s acquisition of AT&T Broadband, Comcast and/or the Comcast trusts discussed above are obligated to take steps to dispose of their entire interest in TWC and TWE held by Comcast or such Comcast trust in an orderly process by November 2007, and in any event by May 2008. Sales of shares of TWC Class A Common Stock by Comcast upon exercise of such registration rights or otherwise may materially adversely affect the market price of such shares.

F.              RISK FACTORS RELATING TO THE CONTINGENT VALUE VEHICLE

The outcome of the Designated Litigation, including any avoidance actions, is uncertain and the value of the Contingent Value Vehicle could be materially reduced by negative outcomes in the Designated Litigation.

The outcome of the Designated Litigation cannot be predicted, and, thus, the Contingent Value Vehicle may not make any recoveries on the claims underlying the Designated Litigation.  An adverse outcome in the Designated Litigation could materially reduce the value of the Contingent Value Vehicle and the recoveries of certain Classes from the Contingent Value Vehicle.

Various defendants in the litigation transferred to the Contingent Value Vehicle may argue the Company has released certain individuals who have committed torts against the Company.  If the Company is found to have released any joint tortfeasors, the recovery available in such litigation may be materially reduced.

Although the Company does not believe it to be the case, various defendants in the litigation transferred to the Contingent Value Vehicle may argue that certain aspects of the Adelphia-Rigas Settlement Agreement could be deemed, in effect, to constitute a release of John Rigas, Timothy Rigas and Michael Rigas (to the extent he remains an Excluded Party).  If it is determined that the Company had, in effect, granted a release to John Rigas, Timothy Rigas and Michael Rigas (to the extent he remains an Excluded Party) - individuals that were the tortfeasors against the Company - the recovery of damages against others who facilitated the torts against the Company could be materially reduced under applicable law relating to the release of joint tortfeasors.

In addition, the Company granted covenants not to sue and other protections to other members of the Rigas Family (and Michael Rigas if he ceases to be an Excluded Party) and Rigas Family Entities under the Adelphia-Rigas Settlement Agreement.  To the extent it is determined that any of the individuals or entities to whom the Company granted covenants not to sue and other protections committed torts against and have substantial joint liability to the Company, the recovery of damages against others who committed the torts against the Company could be materially reduced if such covenants not to sue and other protections are deemed to be releases.

In making decisions relating to litigation contributed to the Contingent Value Vehicle, Contingent Value Vehicle Board members may not be able to resolve conflicts in interest among Contingent Value Vehicle Holders.

The Plan contemplates that the Contingent Value Vehicle Board will be appointed by the Creditors’ Committee and not by the Contingent Value Vehicle Holders.  Members of the Contingent Value Vehicle Board are required to be qualified, impartial and disinterested, and will be bound by fiduciary duties under applicable law to all series of Contingent Value Vehicle Interests.  Subject to certain limitations, the Contingent Value Vehicle Board will have the ability to, by majority vote, approve all settlements of Designated Litigation that the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board may propose.  Moreover, the Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Trustee to settle any Designated Litigation so long as such settlement is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board; provided that any such settlement is not the result of gross negligence, bad faith or fraud of the Contingent Value Vehicle Board.  In proposing and implementing such settlements, members of the Contingent Value Vehicle Board may be confronted by situations in which settlement will yield proceeds sufficient to allow for distributions to the holders of certain series of Contingent Value Vehicle Interests, but not to holders of more junior series of Contingent Value Vehicle Interests.  Although results in litigation are inherently unpredictable, in such situations it is possible that certain holders of more senior Contingent Value Vehicle Interests may have a stronger incentive to receive proceeds sufficient to result in Payment in Full of their Claims through settlement of Contingent Value Vehicle litigation than to pursue the possibility of a higher recovery through prosecution of potentially strong claims.  Members of the Contingent Value Vehicle Board may be unable to resolve such conflicts of interest, which could result in lower recoveries for certain holders of Contingent Value Vehicle Interests, either through failure to reach negotiated settlements or through implementation of settlements yielding lower proceeds than might have been recovered through litigation.

XII.  EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.            THE TELCOVE BANKRUPTCY FILING AND THE CO-BORROWING FACILITY CONTINGENT LIABILITIES

On March 27, 2002, the Company disclosed that: (1) TelCove and certain of its subsidiaries had filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code; (2) the Company was jointly and severally liable for more than $2.0 billion of borrowings under the Co-Borrowing Facilities by the Rigas Co-Borrowing Entities that were not reflected as debt on the Company’s publicly disclosed consolidated financial statements; and (3) a portion of the borrowings for which the Company was jointly and severally liable had been advanced to various entities owned and controlled by the Rigas Family to finance purchases of securities representing ownership in the Company.  In response to this disclosure, the SEC began an informal inquiry into the Co-Borrowing Facilities and asked the Company to provide it with further information and documentation relating to the facilities.  The Company was informed in April 2002 that the SEC had issued a formal order of investigation in connection with the Co-Borrowing Facilities.  The Company also received an NASD Staff Determination Letter indicating that it was not in compliance with certain NASD rules because of the Company’s failure to timely file with the SEC the 2001 Annual Report and, consequently, that the ACC Class A Common Stock was subject to delisting from the Nasdaq National Market.

B.            THE DISCOVERY OF THE ALLEGED RIGAS FAMILY IMPROPER ACTS, THE RESTATEMENT AND RELATED EVENTS

Over the course of the following months in 2002, certain allegedly improper actions that had been taken by certain members of the Rigas Family were discovered.  During the time that members of the Rigas Family held their positions at the Company, they allegedly misappropriated billions of dollars from the Company in breach of their fiduciary duties to the Company and committed other improper acts against the Company, its security holders and other constituents.  In addition, certain members of the Rigas Family allegedly hid their improper actions and caused the Company to issue press releases and file periodic reports that they knew were false and misleading.  Examples of the alleged misconduct that were discovered include:

•                  failing to apply the proper accounting or provide required disclosures with respect to a variety of related party and other issues and transactions, including (1) the Co-Borrowing Facilities and (2) purchases of ACC securities by the Rigas Family Entities;

•                  engaging in sham transactions and record keeping and other financial manipulations in order to (1) overstate revenue and other measures of operating results, (2) artificially reduce reported debt and increase reported equity and (3) meet financial covenants of debt facilities;

•                  otherwise misappropriating and improperly using corporate assets; and

•                  covering up such misappropriations.

See Section XIII.E.1., titled “The Rigas Criminal Action.”

As the alleged improprieties of certain members of the Rigas Family came to light, in early May 2002 the Company announced that it expected to restate its consolidated financial statements for the years ended December 31, 1999 and 2000, its quarterly consolidated financial statements for 2001 and possibly its consolidated financial statements for other periods.  Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditor at that time, subsequently suspended its auditing work on the Company’s consolidated financial statements for the year ended December 31, 2001.  Consequently, the Company was unable to: (1) deliver audited consolidated financial statements as required under the Prepetition Credit Agreements; (2) comply with certain information delivery and other requests made pursuant to the Prepetition Credit Agreements and the Notes; and (3) file the 2001 Annual Report with the SEC.  The failure to comply with these obligations gave rise to defaults, and ultimately to events of default, under these Prepetition Credit Agreements and Notes.  On May 15, 2002, the Company failed to make interest payments totaling approximately $38.3 million under certain of the Notes and a dividend payment of approximately $6.5 million on its Series E Mandatory Convertible Preferred Stock.  These payment defaults in turn triggered cross-defaults under certain of the Prepetition Credit Agreements and Notes.

C.            THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

Upon the revelation of the alleged misconduct of certain members of the Rigas Family, the four members of the Board who were not members of the Rigas Family, Dennis Coyle, Leslie Gelber, Erland Kailbourne and Pete Metros (collectively, the “Carryover Directors”), began to take action to deal with the alleged misconduct.  A special committee of the Board, composed solely of three Carryover Directors (the “Special Committee”), Dennis Coyle, Leslie Gelber and Erland Kailbourne, began to investigate the allegations against the Rigas Family.  In furtherance of its investigation, the Special Committee had its counsel, the law firm of Covington & Burling (“Covington”), conduct an independent investigation of the allegations against the Rigas Family, which included an investigation of transactions between the Company and certain partnerships, corporations and limited liability companies owned by the Rigas Family.  Covington prepared a summary of its investigation, which includes, among other things, information regarding the alleged conduct of members of the Rigas Family and other employees, various related party transactions relevant to the Company’s consolidated financial statements (including co-borrowing loan transactions), internal controls and procedures and the alleged malfeasance of particular employees.

D.            THE RIGAS FAMILY AGREEMENT

On May 15, 2002, the Company announced that John Rigas agreed to resign as President and Chief Executive Officer of ACC and to step down as Chairman of the Board.  At that time, one of the Carryover Directors, Erland Kailbourne, became ACC’s interim Chief Executive Officer.  As further evidence of the alleged Rigas improper acts was uncovered, by agreement dated May 23, 2002 (the “Rigas Family Agreement”), the Special Committee obtained the agreement of certain members of the Rigas Family to resign from their positions as officers and directors of ACC.  The Rigas Family Agreement also provided that, among other things: (1) the Rigas Family members may designate two non-family members to be appointed to the Board until the earliest of December 31, 2006, the sale of the Managed Cable Entities and the repayment of the Rigas Family’s obligations; (2) free cash flow from the Managed Cable Entities will be used to support the Rigas Family’s obligations under the Co-Borrowing Facilities; (3) ACC debt held by the Rigas Family, totaling approximately $567 million, will be transferred to ACC in exchange for satisfaction of the $202 million obligation of the Rigas Family under existing stock purchase agreements and a transfer to ACC of primary liability for approximately $365 million under the Co-Borrowing Facilities; (4) certain Managed Cable Entities selected by the Company will be transferred to ACC or to a third party designated by ACC in exchange for (a) payments equal to the taxes owed by the Rigas Family as a result of such transfer and (b) credit against Rigas Family obligations in an amount equal to the difference between the transferred Managed Cable Entities’ appraised value and the amount of related taxes incurred; (5) all ACC stock owned by the Rigas Family will be placed in a voting trust until all obligations of the Rigas Family to ACC for loans, advances or borrowings under the Co-Borrowing Facilities or otherwise are satisfied; (6) ACC will provide indemnification to members of the Rigas Family (pursuant to the ACC Bylaws and Delaware law) as long as Rigas Family members undertake to repay ACC pursuant to the ACC Bylaws; (7) all ACC common stock and preferred stock held by the Rigas Family will be pledged to ACC as security for (a) the balance of the Rigas Family’s obligations to the lenders under the Co-Borrowing Facilities and (b) the undertaking to repay ACC for indemnification payments; (8) all equity interests in the Managed Cable Entities will be pledged to ACC as security for the obligations of the Rigas Family to ACC under the Co-Borrowing Facilities and other obligations to ACC; and (9) subject to certain exceptions, ACC will recognize its prior agreement for severance arrangements that provide John Rigas with (a) cash compensation of $1.4 million per year for three years, (b) healthcare coverage for him and his wife for the remainder of their lives, (c) the use of an office, computer and telephone equipment and secretary, (d) vested stock options exercisable for their term and (e) the use of ACC’s planes for emergency purposes as available and as authorized by ACC.

The Adelphia-Rigas Settlement Agreement contains a provision whereby the Rigas Family (as defined in the Adelphia-Rigas Settlement Agreement) and Peter L. Venetis, on the one hand, and the Company (except with regard to Excluded Parties), on the other hand, covenanted and agreed not to sue each other, or bring any claim, action or proceeding against the other, on account of any obligation or liability arising from or relating to, among other things, any facts, transactions or occurrences, whether known or unknown, suspected, contingent or claimed, existing as of the date of the Adelphia-Rigas Settlement Agreement.  Further, under the terms of the Plan and in accordance with the Bankruptcy Code, the Company intends to reject the Rigas Family Agreement.

E.              ADDITIONAL DETERMINATIONS REGARDING HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

On May 23, 2002, the Company announced that, as a result of its discussions with the SEC, it had tentatively concluded that it should increase to approximately $2.5 billion, from the $1.6 billion previously reported, the amount of indebtedness to be included in its consolidated financial statements as of December 31, 2001, to reflect the full amount of principal borrowings and interest expense incurred by the Rigas Co-Borrowing Entities for which ACC was jointly and severally liable under the Co-Borrowing Facilities.  The Company also announced that, among other things, it estimated that the total amount of co-borrowings by Rigas Co-Borrowing Entities for which the Company is jointly and severally liable was approximately $3.1 billion as of April 20, 2002.  On May 24, 2002, the Company filed a current report on Form 8-K with the SEC, attaching as an exhibit thereto a press release with these announcements and disclosing certain information with respect to various relationships and transactions involving ACC and its subsidiaries, on the one hand, and certain related persons and entities of ACC and its subsidiaries, on the other hand.

F.              THE JUNE 2002 RELATED EVENTS

As a result of its failure to timely file the 2001 Annual Report with the SEC, the ACC Class A Common Stock was delisted by the Nasdaq National Market on June 3, 2002, triggering obligations under certain indentures to repurchase certain of the Notes at 100% of their principal amount plus accrued and unpaid interest.

The Company dismissed Deloitte as its independent auditors on June 9, 2002.  At that time, Deloitte had not yet issued an audit report for the fiscal year ended December 31, 2001.  Based on the Company’s decision to restate certain of its historical consolidated financial statements, Deloitte subsequently withdrew the audit report it had issued with respect to the Company’s consolidated financial statements.  As described below, in November 2002, the Company brought an action against Deloitte for professional negligence, breach of contract, fraud and other wrongful conduct in connection with its auditing of the Company’s consolidated financial statements during the time of the Rigas Family’s alleged wrongdoing, and this action is currently pending.

On June 10, 2002, the Company publicly disclosed certain estimated restatements to its financial information for the years ended December 31, 2000 and 2001.  Specifically, the Company disclosed that its consolidated revenue would be reduced by $70 million in 2001 and $60 million in 2000.  Finally, on June 17, 2002, the Company failed to make interest payments totaling approximately $55.4 million under certain of the Notes.

The foregoing events of default and disclosures, among others, left the Company with no borrowing availability under its various Prepetition Credit Agreements and no access to traditional sources of liquidity in the capital markets.  In addition, the Company’s efforts to generate liquidity through the sale of certain of its assets were unsuccessful.  Moreover, the Company faced governmental agency investigations (as more fully described below), mounting litigation and the risk of collection and foreclosure actions by creditors.  Accordingly, the Company determined that the continued viability of its businesses required immediate access to debtor in possession financing, a respite from creditors to resolve its financial reporting and related issues and the restructuring of its highly leveraged capital structure that would only be available through the filing of a voluntary petition for protection under chapter 11 of the Bankruptcy Code.

XIII.  EVENTS OCCURRING DURING THE PENDENCY OF THE CHAPTER 11 CASES

As noted above, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in June 2002.  The following is a brief description of certain significant events that have occurred during the pendency of the Chapter 11 Cases.

A.            APPOINTMENT OF CREDITORS’ COMMITTEE

Pursuant to section 1102(a)(1) of the Bankruptcy Code, the United States Trustee for the Southern District of New York (the “US Trustee”) appointed a committee to represent the interests of unsecured creditors of the Debtors (the “Creditors’ Committee”) on July 11, 2002.  The current members of the Creditors’ Committee are set forth below:

Appaloosa Management, LP

Highfields Capital Management

Law Debenture Trust Company of New York

Sierra Liquidity Fund, LLC

Tudor Investment Corporation

U.S. Bank National Association, as Indenture Trustee

Wilmington Trust Company, as Indenture Trustee

W.R. Huff Asset Management Co., L.L.C.

In addition, during the pendency of the Chapter 11 Cases, MacKay Shields LLC, Home Box Office, Viacom, Franklin Advisers, Inc., C-COR.net, Fidelity Management & Research Company, The Blackstone Group, LP, Scientific-Atlanta, Inc., and Capital Research and Management Company were at various times members of the Creditors’ Committee but, as of the date hereof, are no longer on such committee.  Since its formation, the Debtors have regularly consulted with the Creditors’ Committee and its legal and financial advisors, presently Kasowitz, Benson, Torres & Friedman LLP and Greenhill & Co., LLC, respectively, concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Creditors’ Committee and its advisors informed with respect to their operations and have sought the concurrence of the Creditors’ Committee with respect to transactions and other acts outside of the ordinary course of the Debtors’ business.  Together with the Debtors’ management and financial and legal advisors, the Creditors’ Committee and its advisors have participated in, among other things, a review of the Debtors’ business operations, operating performance and business plan and negotiation of the terms of the Purchase Agreements and the Plan.  The Debtors and their advisors have met regularly with the Creditors’ Committee and its advisors during the pendency of the Chapter 11 Cases.

B.            APPOINTMENT OF EQUITY COMMITTEE

On July 31, 2002, the US Trustee appointed a committee to represent the interests of equity holders of the Debtors (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”).  The current members of the Equity Committee are set forth below:

AIG DKR Sound Shore Funds

Highbridge Capital Corp.

Mr. Leonard Tow

The Northwestern Mutual Life Insurance Company

In addition, during the pendency of the Chapter 11 Cases, Blue River LLC and Wallace R. Weitz & Company were at various times members of the Equity Committee but, as of the date hereof, are no longer on such committee.

Since the Equity Committee’s formation, the Debtors have regularly consulted with the Equity Committee and its legal and financial advisors, presently Bragar Wexler Eagel & Morgenstern, LLP and Chanin Capital Partners LLC, respectively, concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Equity Committee and its advisors informed with respect to the Debtors’ operations and have sought the concurrence of the Equity Committee for actions and transactions outside of the ordinary course of the Debtors’ business.  Together with the Debtors’ management and advisors, the Equity Committee and its advisors have participated in, among other things, a review of the Debtors’ business operations, operating performance, business plan and terms of the Purchase Agreements and the Plan.

C.            STABILIZATION OF BUSINESS

During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with employees, trade creditors, LFAs and utilities.

1.              First Day Orders

On June 26, 2002, the Bankruptcy Court approved certain orders that were designed to minimize the disruption of the Debtors’ business operations and facilitate their reorganization.  Certain of the orders were initially entered on an interim basis, but all orders were ultimately entered as final relief.

a.              Case Administration Orders

These orders:  (1) authorized joint administration of the Chapter 11 Cases solely for procedural purposes; and (2) granted an extension of the time to file the Debtors’ schedules and statements of financial affairs.

b.              Payments on Account of Certain Prepetition Claims

The Bankruptcy Court authorized the payment of the following prepetition payments:  (1) wages, compensation and employee benefits; (2) sales and use taxes and regulatory fees, including certain franchise fees; (3) insurance premiums and any retroactive adjustments; and (4) warehouse expenses.  In addition, the Debtors were authorized to honor certain prepetition customer obligations and continue certain customer related practices.

c.               Business Operations

The Bankruptcy Court authorized the Debtors to:  (1) continue prepetition premium obligations under workers’ compensation insurance policies and all other insurance policies; (2) maintain existing bank accounts and business forms; (3) continue their existing centralized cash management system on an interim basis; (4) continue their current investment policy on an interim basis; and (5) provide adequate assurance to utility companies on an interim basis.  The Company subsequently obtained Bankruptcy Court approval to operate its cash management system on a modified basis.

2.              The DIP Facility

Prior to the commencement of the Chapter 11 Cases, and to facilitate the establishment of normal vendor relations, provide confidence to the marketplace, fund various significant capital expenditures and address liquidity concerns, the Debtors negotiated and obtained a $1.5 billion debtor in possession financing facility with a syndicate of financial institutions led by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers (as amended, the “Initial DIP Facility”).  The Initial DIP Facility was amended and restated on May 10, 2004 (such amended and restated facility, the “Second DIP Facility”), and, as the Second DIP Facility was scheduled to mature on March 31, 2005, on February 22, 2005, the Bankruptcy Court entered an order approving a $1.3 billion extended debtor in possession financing facility with a syndicate of financial institutions led by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers (as amended, the “Extended DIP Facility”).  On February 25, 2005, the Debtors closed on the Extended DIP Facility, using $578 million of the proceeds available under the Extended DIP Facility together with certain cash on hand to repay all of the then-outstanding principal and interest (and related fees and expenses) under the Second DIP Facility.  The Extended DIP Facility superseded and replaced the Second DIP Facility in its entirety.

The Extended DIP Facility matures on the earlier of March 31, 2006 or upon the occurrence of certain other events, including, with respect to each Borrowing Group (as hereinafter defined), the effective date of a reorganization plan of the Debtors in such Borrowing Group that is confirmed pursuant to an order of the Bankruptcy Court.  Subject to certain cash management restrictions and the terms set forth in the Extended DIP Facility, the proceeds from borrowings under the Extended DIP Facility can be used for general corporate purposes and investments.  Subject to certain exceptions, the Extended DIP Facility is secured with a first priority lien on all of the Debtors’ unencumbered assets, a priming first priority lien on all of their assets securing their prepetition bank debt, and a junior lien on all of their other assets subject to valid pre-existing liens.  The Extended DIP Facility consists of an $800 million revolving credit facility, including a $500 million letter of credit subfacility (the “Tranche A Loan”), and a $500 million term loan (the “Tranche B Loan”).  On March 9, 2005, certain Debtors cash collateralized certain letters of credit outstanding under the Extended DIP Facility in connection with the consummation of certain asset sales.  On May 27, 2005, certain Debtors made mandatory prepayments of principal on the Extended DIP Facility in connection with the consummation of certain asset sales.  As a result, the total commitment of the entire Extended DIP Facility was reduced to approximately $1,275 million, with the total commitment of the Tranche A Loan being reduced to approximately $776 million.  As of June 30, 2005, approximately $202 million under the Tranche A Loan had been drawn and letters of credit totaling approximately $86 million had been issued under the Tranche A Loan, leaving availability of approximately $488 million under the Tranche A Loan.  Furthermore, as of June 30, 2005, almost all of the Tranche B Loan had been drawn.  Loans under the Extended DIP Facility bear interest at the Alternate Base Rate (greatest of the Prime Rate (as defined in the Extended DIP Facility), the Base CD Rate (as defined in the Extended DIP Facility) plus 1% or the Federal Funds Effective Rate (as defined in the Extended DIP Facility) plus .5%) plus 1.25% or the Adjusted LIBOR Rate, as defined in the Extended DIP Facility, plus 2.25%.  At June 30, 2005, the weighted average effective borrowing rate on the outstanding borrowings under the Extended DIP Facility was 5.50% per annum.  In addition to the effective borrowing rate, a commitment fee of 0.50% per annum is charged on the unused portion of the Tranche A Loan.

The Extended DIP Facility has been extended to the Debtors on a segregated, borrowing group basis that recognizes nine separate borrowing groups among the separate companies that make up the Company (collectively, the “Borrowing Groups”) and imposes separate borrowing limits and covenant levels for each of the Borrowing Groups.  Six of the nine Borrowing Groups correspond to the prepetition structure of the Debtors’ borrowings under the six Prepetition Credit Agreements.  The Debtors comprising two of the nine Borrowing Groups were unencumbered by any of the six Prepetition Credit Agreements but were subsidiaries of certain Debtors that were issuers of Subsidiary Notes (and, as such, the Debtors comprising such Borrowing Groups provided credit support for such Subsidiary Notes).  Except in the case of the Silo 7A Debtor Group, the Extended DIP Facility obligations within each Borrowing Group are joint and several, but several as between Borrowing Groups.  The Silo 7A Debtor Group consists of those Debtors that were not borrowers, pledgors and/or guarantors under any of the Prepetition Credit Agreements, and such Debtors also did not provide credit support with respect to the Subsidiary Notes.  The Extended DIP Facility obligations of the Debtors within the Silo 7A Debtor Group are joint and several both within the Silo 7A Debtor Group and among all of the other Borrowing Groups.  Finally, under the terms of the Extended DIP Facility, ACC and certain other holding companies in the capital structure are categorized as “Holding Company Guarantors.”  Each Holding Company Guarantor jointly and severally guarantees the obligations of each of the Borrowing Groups under the Extended DIP Facility.

In connection with the Initial DIP Facility, the Debtors modified their cash management system to implement a cash management protocol.  Under the terms of the cash management protocol: (1) the actual borrowings under the Extended DIP Facility utilized by the respective Borrowing Groups and (2) the actual cash generated and/or utilized by the respective Borrowing Groups in their daily operations are reconciled to ensure that such borrowings and utilizations were properly accounted for and reflected as between and among the respective Borrowing Groups.

On April 30, 2004, certain of the Borrowing Groups made available revolving loans to ACC, not to exceed an aggregate principal amount of $62.5 million, to facilitate the funding required under the TelCove Settlement.  On August 30, 2004, certain of the Borrowing Groups also made available revolving loans to ACC (which ACC intends to lend, from time to time, to the borrower in the Silo 7A Debtor Group), not to exceed an aggregate principal amount of $37.5 million to facilitate funding of capital expenditures for shared services and other general corporate expenses incurred by the Silo 7A Debtor Group.  The revolving intercompany loans to facilitate the funding of the TelCove Settlement and capital expenditures for shared services and other general corporate expenses incurred by the Silo 7A Debtor Group are not required to be repaid until the Effective Date of the plan of reorganization.  Almost all of the amounts specified above has been drawn by ACC from the Borrowing Groups as of July 2005.

3.              Employee Relations

a.              Payment of Prepetition Amounts Due to Employees

On the Commencement Date, the Company filed a motion seeking authority to pay its current employees substantially all prepetition wages, salaries and other compensation and to continue certain prepetition employee compensation and benefit programs.  The Company filed the motion in recognition of the importance of limiting the impact of the chapter 11 filings on its active employees.  On June 26, 2002, the Bankruptcy Court approved the relief requested in the employee compensation motion.

In addition to the Bankruptcy Court’s authority to continue general compensation programs with current employees, the Company maintains performance-based compensation programs designed to retain employees and reward the efforts of employees who meet or exceed certain qualitative and quantitative goals.

b.              Employment Programs

The Company currently maintains the following performance-based compensation programs and employee arrangements, which are designed to retain employees and reward the efforts of employees.

(1)          Short-Term Incentive Plan

The Company maintains a short-term incentive plan (the “STIP”), which is a calendar year program that provides for the payment of annual bonuses to employees of the Company based upon the satisfaction of qualitative and quantitative metrics, as approved by the Compensation Committee of the Board.  In general, in addition to certain General/Area Managers, full-time employees with a title of Director and above are eligible to participate in the STIP.  For 2005, approximately 350 employees are eligible to participate.  Target awards under the STIP are based on a percentage of each participant’s base pay.

(2)          Amended and Restated Performance Retention Plan

The Company currently maintains the PRP, which serves to replace equity-based long-term incentive plans previously maintained by the Company and to encourage key employees (other than the Company’s Chief Executive Officer and Chief Operating Officer) to remain with the Company by providing annual incentive awards based on the Company’s performance.  Target awards range from 25% to 200% of a participant’s base salary, and the amount of each award is dependent on the Company’s achievement of certain financial targets.  Initial awards vest in 36 monthly installments starting at the end of each month one year following the month in which the participant begins participation in the PRP.  Subsequent awards vest in 36 monthly installments starting as of January 31 of the year immediately following the plan year in which the award was granted.  The PRP provides that, in the event of a Change in Control of the Company (as defined in the PRP), all awards (both vested and unvested) will be paid in cash on the date of the consummation of such change in control.  Following such change of control, the unvested portion of all awards will be paid based on either the value established for each annual grant based on performance or 100% achievement for any unvalued grants.

(3)          Key Employee Retention Programs

On September 21, 2004, the Bankruptcy Court entered orders authorizing the Debtors to implement and adopt:  (1) the Adelphia Communications Corporation Key Employee Continuity Program (as amended, the “Stay Plan”) and (2) the Sale Plan.  On April 20, 2005, the Bankruptcy Court entered an order authorizing the Debtors to implement and adopt the Adelphia Communications Corporation Executive Vice President Continuity Program (the “EVP Stay Plan” and, together with the Stay Plan and the Sale Plan the “Continuity Program”), and authorized the Executive Vice Presidents’ participation in the Sale Plan (the “EVP KERP Order”).  The Continuity Program is designed to motivate certain employees (other than the Chief Executive Officer and Chief Operating Officer of the Company) to remain with the Debtors.  With respect to the Continuity Program, in the event that (1) a Change in Control (as defined in the EVP Stay Plan, the Stay Plan and the Sale Plan) occurs and (2) all of the bonuses under the Continuity Program are payable, the total cost of the Continuity Program could reach approximately $34.1 million (including approximately $1.4 million payable under the EVP Stay Plan, approximately $9.8 million payable under the Stay Plan, and approximately $19.9 million payable under the Sale Plan (including $1.85 million payable to certain Executive Vice Presidents under the Sale Plan pursuant to the EVP KERP Order) and a $3.0 million pool from which the Chief Executive Officer of the Company may grant additional stay or sale bonuses).

EVP Stay Plan.  Subject to the terms of the EVP Stay Plan, certain employees of the Company with the title of Executive Vice President are participants in the EVP Stay Plan and are eligible to receive a cash payment in the form of a bonus if, subject to certain limited exceptions, the participants continue their active employment with the Company from the date such participants are notified in writing that they have been selected for coverage under the EVP Stay Plan to the date of a Change of Control (as defined in the EVP Stay Plan).  The Chief Executive Officer of ACC selects the participants, and, subject to the review and approval of the Compensation Committee of the Board, establishes the amount of each participant’s stay bonus.

Stay Plan.  Subject to the terms of the Stay Plan, certain employees of the Company (other than employees who participate in the EVP Stay Plan) may be eligible to receive a cash payment in the form of a bonus if, subject to certain limited exceptions, the participants continue their active employment with the Company or their successors from the date such participants are notified in writing that they have been selected for coverage under the Stay Plan to the payroll date immediately following the nine-month anniversary of such date.  The Chief Executive Officer of the Company selects the participants and, subject to the review and approval of the Compensation Committee of the Board, establishes the amount of each participant’s stay bonus.

Sale Plan.  Under the terms of the Sale Plan, certain employees of the Company may be eligible to receive cash payments in the form of a bonus if, subject to certain limited exceptions, the participants continue their active employment with the Company or its successors until, and following, a Change in Control (as defined in the Sale Plan).  Subject to certain exceptions, 50% of the bonus amount will be paid to eligible participants on the effective date of the Change in Control and the remaining 50% of the Sale Bonus will be paid to eligible participants upon a date that is within 10 business days following the six-month anniversary of such effective date.  However, if an eligible participant is terminated following a Change in Control without cause or due to death or disability or by the participant for Good Reason (as defined in the Sale Plan) after the required payment date for the first installment of such bonus but prior to the payment date for the second installment of such bonus, then the participant will be entitled to receive any unpaid amounts of such bonus.  The Chief Executive Officer of the Company will select the participants and, subject to the review and approval of the Compensation Committee of the Board, will establish the amount of each participant’s sale bonus, subject to the aggregate amounts available under the Sale Plan.

(4)          Employment Agreements

The Company has entered into employment agreements with certain key employees (each an “Employment Agreement”).  In addition to the severance benefits referenced below, the Employment Agreements generally provide for a specified base salary, an annual performance-based cash bonus and, among other things, eligibility to participate in the PRP and other employee benefit programs offered by the Company.

(5)          Amended and Restated Adelphia Communications Corporation Severance Plan

Certain employees of the Company are currently afforded severance benefits either pursuant to the Company’s existing severance plan, the Severance Plan or pursuant to an existing employment agreement with the Company.  Except for certain limited exceptions, all full-time employees of the Company and certain affiliates that do not have employment agreements are covered by the Severance Plan, which provides for severance pay in the event of certain involuntary employment terminations without “Cause” (as defined in the Severance Plan).

D.            RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

As described above, the Company dismissed Deloitte as its independent accountants on June 9, 2002, and subsequently retained PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm.  As a result of actions taken by certain members of the Rigas Family and the Company’s management team, the Company delayed the completion of the consolidated financial statements to be included in its 2001 Annual Report.  As of the date Deloitte was dismissed as the Company’s independent accountants, Deloitte had not completed its audit or issued its independent auditors’ report with respect to the Adelphia consolidated financial statements as of and for the year ended December 31, 2001.  In addition, Deloitte subsequently withdrew the audit report it had issued with respect to the Company’s previously issued financial statements.

In light of the actions taken by management of the Company during the tenure of Rigas Management, beginning in the first quarter of 2003 and under the direction of the new senior management team, the Company’s accounting personnel initiated an analysis, review, and in certain cases, reconstruction of its historical books and records.  These efforts identified a number of accounting and bookkeeping errors that required adjustment.  In general, the accounting errors arose in connection with prior management’s misinterpretation or misapplication of GAAP and its failure to maintain adequate internal controls and appropriate books and records.

For additional information relating to the restatement and correction of historical accounting policies and practices, see ACC’s Annual Report on Form 10-K filed with the SEC on December 23, 2004 (the “2003 Annual Report”), which can be accessed via EDGAR at www.sec.gov.

E.              SETTLEMENT OF GOVERNMENTAL INVESTIGATIONS AND CERTAIN RELATED LITIGATION

Various civil and criminal investigations were initiated by the SEC and the DoJ with respect to certain matters occurring during the tenure of Rigas Management.  On April 25, 2005, as described further below, the U.S. Attorney, the Company and certain members of the Rigas Family entered into the Government-Rigas Settlement Agreement, the Government Settlement Agreement and the Adelphia-Rigas Settlement Agreement, as applicable, to settle certain pending and potential claims being investigated by the SEC and DoJ as well as litigation related to such matters between ACC and the Rigas Family.

The Government Settlement Agreement was subject to the approval of, and has been approved by, the Bankruptcy Court.  ACC’s consent to the final judgment in the SEC Civil Action was subject to the approval of, and has been approved by, both the Bankruptcy Court and the District Court.  Various parties have challenged and sought appellate review or reconsideration of the orders of the Bankruptcy Court and the District Court approving these settlements.  The order of the District Court approving ACC’s consent to the final judgment in the SEC Civil Action has not been appealed.  Although appeals of the Bankruptcy Court’s order remain pending, the appeals of the District Court’s approval of the Government-Rigas Settlement Agreement and the Restitution Fund have been denied by the Second Circuit.  That denial is currently the subject of a pending request for a full court review by the Second Circuit.

1.              The Rigas Criminal Action

In connection with an investigation conducted by the DoJ, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and on September 23, 2002, were indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud (the “Rigas Criminal

Action”).  On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count each of conspiracy, securities fraud and bank fraud.  On January 10, 2003, another of the  Rigas Family’s alleged co-conspirators, Timothy Werth, who had not been arrested with the others on July 24, 2002, pleaded guilty to one count each of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud.  The trial in the Rigas Criminal Action began on February 23, 2004 in the District Court.  On July 8, 2004, the jury returned a partial verdict in the Rigas Criminal Action.  John J. Rigas and Timothy J. Rigas were each found guilty of conspiracy (one count), bank fraud (two counts), and securities fraud (15 counts) and not guilty of wire fraud (five counts).  Michael J. Mulcahey was acquitted of all 23 counts against him.  The jury found Michael J. Rigas not guilty of conspiracy and wire fraud, but remained undecided on the securities fraud and bank fraud charges against him.  On July 9, 2004, the District Court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges.  The bank fraud charges against Michael J. Rigas have since been dismissed with prejudice.  The District Court has set January 9, 2006 as the date for the retrial of Michael J. Rigas on the securities fraud charges.  On March 17, 2005, the District Court denied the motion of John J. Rigas and Timothy J. Rigas for a new trial.  On June 20, 2005, John J. Rigas and Timothy J. Rigas were convicted and sentenced to 15 years and 20 years in prison, respectively.  John J. Rigas and Timothy J. Rigas have appealed their convictions and remain free on bail pending resolution of their appeals.

The indictment against the Rigas Family included a request for entry of a money judgment in an amount exceeding $2.5 billion and for entry of an order of forfeiture of all interests of the convicted Rigas defendants in the Rigas Family Entities.  On December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2.533 billion.

On April 25, 2005, the Rigas Family and the U.S. Attorney entered into the Government-Rigas Settlement Agreement, pursuant to which the Rigas Family agreed to forfeit (1) all of the Rigas Co-Borrowing Entities with the exception of Coudersport and Bucktail, (2) certain specified real estate and (3) all securities in the Company directly or indirectly owned by the Rigas Family.  The U.S. Attorney agreed (1) not to seek additional monetary penalties from the Rigas Family, including the request for a money judgment as noted above, (2) from the proceeds of certain assets forfeited by the Rigas Family, to establish the Restitution Fund for the purpose of providing restitution to holders of the Company’s publicly traded securities and (3) to inform the District Court of this agreement at the sentencing of John J. Rigas and Timothy J. Rigas.

Pursuant to the Consent Order of Forfeiture entered by the District Court on June 8, 2005, all right, title and interest of the Rigas Family and the Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States, and such assets and securities are expected to be conveyed (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Government Settlement Agreement.  On August 19, 2005, the Company filed a petition with the District Court seeking an order conveying title to these assets and securities to the Company.  On October 13, 2005, a petition was filed by a lending bank asserting an interest in one of the Rigas Co-Borrowing Entities for the exclusive purpose, according to the petition, of protecting against the contingency that the Bankruptcy Court approval of the various settlements is overturned on appeal.  A status report from the government to the District Court regarding the forfeiture proceedings was filed on November 4, 2005, in which the government informed the District Court that it would file another status report by January 6, 2006.

The Company was not a defendant in the Rigas Criminal Action, but was under investigation by the DoJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family.  Upon approval of the Government Settlement Agreement, ACC and specified subsidiaries are no longer subject to criminal prosecution (other than for criminal tax violations) by the U.S. Attorney for any conduct related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action so long as the Company complies with its obligations under the Government Settlement Agreement.

2.              SEC Civil Action and DoJ Investigation

On July 24, 2002, the SEC filed a civil enforcement action (the “SEC Civil Action”) against ACC, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of Rigas Management (none of whom remain with the Company).

On December 3, 2003, the SEC filed a proof of claim in the Chapter 11 Cases against ACC for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount.  The staff of the SEC told the Company’s advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars.

On July 14, 2004, the Creditors’ Committee initiated an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.

On April 25, 2005, after extensive negotiations with the SEC and the U.S. Attorney, the Company entered into the Government Settlement Agreement, pursuant to which the Company agreed, among other things, (1) to contribute $715 million in value to the Restitution Fund, (2) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action and SEC Civil Action are final and (3) not to assert claims against the Rigas Family except for the Excluded Parties.

The Company’s contribution to the Restitution Fund will consist of stock, future proceeds of litigation and, assuming consummation of the Sale Transaction (or another sale generating cash of at least $10 billion), cash.  In the event of a sale generating both stock and at least $10 billion in cash, as contemplated in the Sale Transaction, the components of the Company’s contribution to the Restitution Fund will consist of $600 million in cash and stock (with at least $200 million in cash) and 50% of the first $230 million of future proceeds, if any, from certain litigation against third parties who injured the Company.  If, however, the Sale Transaction (or another sale) is not consummated and instead the Company emerges from bankruptcy as an independent entity, the $600 million payment by the Company will consist entirely of stock in the reorganized ACC.  Unless extended on consent of the U.S. Attorney and the SEC, which consent may not be unreasonably withheld, the Company must make these payments on or before the earlier of: (1) October 15, 2006; (2) 120 days after confirmation of a stand-alone plan of reorganization; or (3) seven days after the first distribution of stock or cash to creditors under any plan of reorganization.

The U.S. Attorney agreed, assuming ACC complies with its obligations under the agreement, (1) not to prosecute ACC or specified subsidiaries of ACC for any conduct (other than criminal tax violations) related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action, (2) not to use information obtained through the Company’s cooperation with the U.S. Attorney to criminally prosecute the Company for tax violations and (3) to convey to the Company all of the Rigas Co-Borrowing Entities forfeited by the Rigas Family and the Rigas Family Entities, certain specified real estate forfeited by the Rigas Family and any securities of the Company that were directly or indirectly owned by the Rigas Family prior to forfeiture.  The U.S. Attorney agreed with the Rigas Family not to require forfeiture of Coudersport and Bucktail (which together served approximately 5,000 subscribers in July 2005).  A condition precedent to the Company’s obligation to make the contribution to the Restitution Fund described in the preceding paragraph is the Company’s receipt of title to the Rigas Co-Borrowing Entities, certain specified real estate and any securities forfeited by the Rigas Family and Rigas Family Entities, free and clear of all liens, claims, encumbrances or adverse interests.  The forfeited Rigas Co-Borrowing Entities anticipated to be conveyed to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) represent the overwhelming majority of the Rigas Co-Borrowing Entities’ subscribers and value.

Also on April 25, 2005, the Company consented to the entry of a final judgment in the SEC Civil Action resolving the SEC’s claims against the Company.  Pursuant to this agreement, the Company will be permanently enjoined from violating various provisions of federal securities laws, and the SEC has agreed that if the Company makes the $715 million contribution to the Restitution Fund, the Company will not be required to pay disgorgement or a civil monetary penalty to satisfy the SEC’s claims.

Pursuant to letter agreements with TW NY and Comcast, the U.S. Attorney has agreed, notwithstanding any failure by the Company to comply with the Government Settlement Agreement, that it will not criminally prosecute any of the Transferred Joint Venture Entities purchased from the Company by TW NY or Comcast.  Under such letter agreements, each of TW NY and Comcast have agreed that following the Sale Transaction Closing they will cooperate with the relevant governmental authorities, in requests for information about the Company’s operations, finances and corporate governance between 1997 and confirmation of the Plan.  The sole and exclusive remedy against TW NY or Comcast for breach of any obligation in the letter agreements is a civil action for breach of contract seeking specific performance of such obligations.  In addition, TW NY and Comcast entered into letter agreements with the SEC agreeing that upon and after the Sale Transaction Closing, TW NY, Comcast and their respective affiliates (including the Transferred Joint Venture Entities) will not be subject to, or have any obligation under, the final judgment consented to by the Company in the SEC Civil Action.

3.              ACC’s Lawsuit Against the Rigas Family

On July 24, 2002, ACC filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael C. Mulcahey, Peter L. Venetis, Doris Rigas, Ellen Rigas Venetis and the Rigas Family Entities.  This action generally alleged the defendants misappropriated billions of dollars from the Company in breach of their fiduciary duties to ACC.  On November 15, 2002, ACC filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the Racketeering Influenced and Corrupt Organizations (“RICO”) Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion, waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting (the “Amended Complaint”).  The Amended Complaint sought relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigas Family’s improper conduct and attorneys’ fees.

On April 25, 2005, ACC and the Rigas Family entered into the Adelphia-Rigas Settlement Agreement, pursuant to which ACC agreed, among other things, (1) to pay $11.5 million to a legal defense fund for the benefit of the Rigas Family, (2) to provide Interim Management Services to Coudersport and Bucktail through and including December 31, 2005, (3) to indemnify Coudersport and Bucktail, and the Rigas Family’s (other than the Excluded Parties’) interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness), (4) to provide certain members of the Rigas Family with certain indemnities, reimbursements or other protections in connection with certain third party claims arising out of Company litigation, and in connection with claims against certain members of the Rigas Family by any of the Tele-Media Joint Ventures or Century/ML Cable Venture; and (5) within 10 business days of the date on which the consent order of forfeiture is entered, dismiss the Rigas Civil Action, except for claims against the Excluded Parties.  The Rigas Family agreed (1) to make certain tax elections, under certain circumstances, with respect to the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), (2) to pay ACC five percent of the gross operating revenue of Coudersport and Bucktail for the Interim Management Services and (3) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees (other than any employees who were expressly excluded by written notice to ACC received by July 1, 2005) than their terms of employment with the Company.

Pursuant to the Adelphia-Rigas Settlement Agreement, on June 21, 2005, the Company filed a dismissal with prejudice of all claims in this action except against the Excluded Parties.

The Adelphia-Rigas Settlement Agreement was subject to the approval of, and has been approved by, the Bankruptcy Court.  Various parties have challenged and sought appellate review or reconsideration of the order of the Bankruptcy Court approving this settlement.  The appeals of the Bankruptcy Court’s approval remain pending.

F.              MANAGEMENT AND BOARD; CORPORATE GOVERNANCE INITIATIVES

During the pendency of the Chapter 11 Cases, ACC has reconstituted its Board, appointed new Senior executive officers, and moved its corporate headquarters to Greenwood Village, Colorado.  Since May 2002, the newly constituted Board and senior management have extensively reformed the Company’s corporate governance practices.  Although the Board and management’s work in this area is ongoing, they have implemented corporate governance policies and procedures that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002 and other applicable rules and have incorporated corporate governance principles from stock exchange listing requirements, suggestions from various shareholder advocacy groups and best practices and procedures from other major public corporations.  The Company has kept the SEC apprised of its corporate governance reforms.  For additional information relating to the reconstitution of the Board and management and corporate governance initiatives, see the 2003 Annual Report, which can be accessed via EDGAR at www.sec.gov.

G.            PLAN EXCLUSIVITY

Pursuant to section 1121 of the Bankruptcy Code, the Debtors have requested, and the Bankruptcy Court has granted, a number of extensions of the period during which the Debtors have the exclusive right to file a plan of reorganization (the “Exclusive Period”) and solicit acceptances thereto (the “Solicitation Period”).  On February 9, 2004, the Debtors filed a motion to extend the Exclusive Period and Solicitation Period beyond the February 17, 2004 and April 20, 2004 deadlines, respectively.  Following filings by the Equity Committee and other constituents seeking to terminate the Exclusive Period and the Solicitation Period or otherwise objecting to further extensions thereto, the Bankruptcy Court extended the Exclusive Period and the Solicitation Period until the hearing on the motions is held and a determination by the Bankruptcy Court is made. Until such hearing, the Exclusive Period and the Solicitation Period are continuing.  To date, no hearing has been scheduled.  See Section VI.B.1.f, titled “Covenants.”  On November 7, 2005, the Arahova Noteholders Committee filed a motion seeking, among other things, to terminate the Exclusive Period with respect to Arahova and certain of its subsidiaries.  See Section XIII.H.16, titled “Arahova Motions.”

See Section VI.A, titled “Background of the Sale Transaction,” for additional information concerning the Debtors’ formulation of a plan of reorganization and the pursuit of a sale of the Company.

H.            LITIGATION MATTERS

The Company is the plaintiff or defendant in or the subject of a variety of lawsuits, certain of which are described below.  Under the Purchase Agreements, liabilities under or related to lawsuits are Excluded Liabilities and will be retained by the Company.

1.              ACC’s Lawsuit Against Deloitte

On November 6, 2002, ACC sued Deloitte, ACC’s former independent auditors, in the Court of Common Pleas for Philadelphia County.  The lawsuit seeks damages against Deloitte based on Deloitte’s alleged failure to conduct an audit in compliance with generally accepted auditing standards and for providing an opinion that ACC’s financial statements conformed with GAAP when Deloitte allegedly knew or should have known that they did not conform.  The complaint further alleges that Deloitte knew or should have known of alleged misconduct and misappropriation by the Rigas Family, and other alleged acts of self-dealing, but failed to report these alleged misdeeds to the Board or others who could have and would have stopped the Rigas Family’s misconduct.  The complaint raises claims of professional negligence, breach of contract, aiding and abetting breach of fiduciary duty, fraud, negligent misrepresentation and contribution.

Deloitte filed preliminary objections seeking to dismiss the complaint, which were overruled by the court by order dated June 11, 2003.  On September 15, 2003, Deloitte filed an answer, a new matter and various counterclaims in response to the complaint.  In its counterclaims, Deloitte asserted causes of action against ACC for breach of contract, fraud, negligent misrepresentation and contribution.  Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John J. Rigas, Timothy J. Rigas, Michael J. Rigas, and James P. Rigas.  In this complaint, Deloitte alleges causes of action for fraud, negligent misrepresentation and contribution.  The Rigas defendants, in turn, have claimed a right to contribution and/or indemnity from ACC for any damages Deloitte may recover against the Rigas defendants.  On January 9, 2004, ACC answered Deloitte’s counterclaims.  Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which ACC opposed.  Following the motion, discovery was effectively stayed for 60 days but has now commenced.  Deloitte and ACC have exchanged documents and have begun substantive discovery.  On June 9, 2005, the court entered a case management order stating that (1) all discovery shall be completed by December 5, 2005 and (2) the case be ready for trial by April 3, 2006.

2.              Securities and Derivative Litigation

Certain of the Debtors and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims.  These actions generally allege that the defendants made materially misleading statements understating the Company’s liabilities and exaggerating the Company’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed more than 30 class action complaints, purportedly on behalf of certain of the Company’s shareholders and bondholders or classes thereof in federal court in Pennsylvania.  Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina and New Jersey, and in state courts in New York, Pennsylvania, California and Texas.  Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware.  On May 6, 2002, a notice and proposed order of dismissal without prejudice was filed by the plaintiff in one of these four Delaware derivative actions.  The remaining three Delaware derivative actions were consolidated on May 22, 2002.  On February 10, 2004, the parties stipulated and agreed to the dismissal of these consolidated actions with prejudice.

The complaints, which named as defendants the Company, certain former officers and directors of the Company, and, in some cases, the Company’s former auditors, lawyers, as well as financial institutions who worked with the Company, generally allege that, among other improper statements and omissions, defendants misled investors regarding the Company’s liabilities and earnings in the Company’s public filings.  The majority of these actions assert claims under Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5.  Certain bondholder actions assert claims for violation of Section 11 and/or Section 12(a)(2) of the Securities Act.  Certain of the state court actions allege various state law claims.

On July 23, 2003, the Judicial Panel on Multidistrict Litigation issued an order transferring numerous civil actions to the District Court for consolidated or coordinated pre-trial proceedings (the “MDL Proceedings”).

On December 5, 2003, lead plaintiffs and co-lead counsel in the consolidated class action were appointed in the MDL Proceedings.  On December 22, 2003, lead plaintiffs filed a consolidated class action complaint.  Motions to dismiss have been filed by various defendants.  On May 27, 2005 and August 16, 2005, the District Court granted in part and denied in part some of the pending motions and provided the plaintiffs a limited ability to replead the dismissed claims.  As a result of the filing of the Chapter 11 Cases and the protections of the automatic stay, the Company is not named as a defendant in the amended complaint, but it is a non-party.  The consolidated class action complaint seeks monetary damages of an unspecified amount, rescission and reasonable costs and expenses and such other and future relief as the court may deem just and proper.  The individual actions against the Company also seek damages of an unspecified amount.

Pursuant to section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against the Company before the bankruptcy filings are automatically stayed and not proceeding as to the Company.

The Plan proposes that securities law-based claims be included in nine separate Classes of Claims based on the type of security to which such Claim relates and the Debtor Group in which the issuer of such security is located.  As stated in Section II.A, titled “ Plan of Reorganization,” one condition to confirmation of the Plan is that Subsidiary Notes Existing Securities Law Claims less the portion of the Restitution Fund available to the holders of such Claims will have been either (1) fixed and Allowed in an aggregate amount not greater than $50 million or (2) estimated pursuant to the Estimation Order in an aggregate amount not to exceed such amount; provided that, under the TW Plan Letter and the Comcast Plan Letter, ACC has agreed, upon the request of either TW NY or Comcast, as applicable, to waive this condition if the failure to so waive this condition would reasonably be expected to materially delay or impair the Sale Transaction.

3.              Acquisition Actions

After the alleged misconduct of certain members of the Rigas Family was publicly disclosed, three actions were filed in May and June 2002 against the Company by former shareholders of companies that the Company acquired, in whole or in part, through stock transactions.  These actions allege that the Company improperly induced these former shareholders to enter into these stock transactions through misrepresentations and omissions, and the plaintiffs seek monetary damages and equitable relief through rescission of the underlying acquisition transactions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws, breaches of representations and warranties and fraud in the inducement.  One of these proceedings seeks rescission, compensatory damages and pre-judgment relief, and the other seeks specific performance.  The third action alleges fraud and seeks rescission, damages and attorneys fees.  This action was originally filed in a Colorado State Court, and subsequently was removed by the Company to the United States District Court for the District of Colorado.  The Colorado State Court action was closed administratively on July 16, 2004, subject to reopening if and when the automatic bankruptcy stay is lifted or for other good cause shown.  These actions have been stayed pursuant to the automatic stay provisions of section 362 of the Bankruptcy Code.

4.              Creditors’ and Equity Committee Lawsuit Against Prepetition Banks

a.              The Standing Stipulation, the Bank Complaint and the Intervenor Complaint

Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Company made certain acknowledgments (the “Acknowledgments”) with respect to the extent of its indebtedness under the Prepetition Credit Agreements, as well as the validity and extent of the liens and claims of the lenders under such facilities.  However, given the circumstances surrounding the filing of the Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the prepetition lenders and to bring litigation against the prepetition lenders based on any wrongful conduct.  The Final DIP Order also provided that any official committees appointed in the Chapter 11 Cases would have the right to request that they be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Company and its estates against the prepetition lenders.

Pursuant to a stipulation dated July 2, 2003 (the “Standing Stipulation”), among the Debtors, the Creditors’ Committee and the Equity Committee, the parties agreed, subject to approval by the Bankruptcy Court, that the Creditors’ Committee would have derivative standing to file and prosecute claims against the prepetition lenders, on behalf of the Debtors, and granted the Equity Committee leave to seek to intervene in any such action.  The Standing Stipulation also preserves the Debtors’ ability to compromise and settle the claims against the prepetition lenders.

By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of the Standing Stipulation and simultaneously filed a complaint (the “Bank Complaint”) against, among other entities, the agent banks and lenders under certain Prepetition Credit Agreements, along with the investment banking affiliates of each of the agent banks (the “Defendants”), asserting, among other things, that these entities knew of, and participated in, the improper actions by certain members of the Rigas Family and the Rigas Family Entities (the “Prepetition Lender Litigation”).  The Bank Complaint contains 52 claims for relief to redress the wrongs and abuses resulting from the alleged knowing participation, substantial assistance and complicity of the Defendants.  The Bank Complaint seeks to, among other things, (1) recover as fraudulent transfers the principal and interest paid by the Company to the defendants, (2) avoid as fraudulent obligations the Company’s obligations, if any, to repay the defendants, (3) recover damages for breaches of fiduciary duties to the Company and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family, (4) equitably disallow, subordinate or recharacterize each of the defendants’ claims in the Chapter 11 Cases, (5) avoid and recover certain allegedly preferential transfers made to certain defendants and (6) recover damages for violations of the Bank Holding Company Act.  The Equity Committee filed a motion seeking authority to bring an intervenor complaint (the “Intervenor Complaint”) against the Defendants that seeks to, among other things, assert additional contract claims against the investment banking affiliates of the agent banks and claims under the RICO Act against various Defendants.

b.              The Standing Decision

On October 3 and November 7, 2003, certain of the Defendants filed both objections to approval of the Standing Stipulation and motions to dismiss the bulk of the claims for relief contained in the Bank Complaint and the Intervenor Complaint.  On December 20 and 21, 2004, the Bankruptcy Court heard oral argument on these objections and motions.  Subsequently, in a decision dated August 30, 2005 (the “Standing Decision”), the

Bankruptcy Court denied the objections and granted the Creditors’ Committee and the Equity Committee standing to proceed with the Prepetition Lender Litigation, concluding that the Committees’ claims were more than colorable and could constitute “one of the estate’s most valuable assets.”  The Bankruptcy Court observed that:

The Creditors’ Committee has put forth an extraordinarily detailed complaint, painting a picture that — if proven — could establish that the Defendants were the recipients of fraudulent conveyances costing the Debtors’ estates billions of dollars, and that the Agent Banks and Investment Banks were guilty of a classic aiding and abetting of the Rigases’ wrongful activities. It is plain to this Court that the Creditors’ Committee has much more than satisfactorily alleged a complicity with the Rigases that went considerably beyond ordinary business transactions and routine business dealings — and that the Creditors’ Committee, if its proof could substantiate its allegations, could show, inter alia, knowing substantial assistance to the Rigases in connection with the co-borrowing facilities, motivated by the Agent Banks’ and Investment Banks’ economic self-interest in their Adelphia relationship — which, at the time, was in material respects a relationship with the Rigases individually.

Of course, the Defendants have already asserted numerous defenses, and undoubtedly will have those and more things to say as the litigation goes on.  The Creditors’ Committee’s allegations have not yet been proven, if they ever will be, and some of its claims (such as those premised on insolvency) may turn out to rest on predicates that may not be established, or that may be established for some entities in the Adelphia capital structure but not others.  But the great bulk of the matters that underlie the Creditors’ Committee’s claims will involve issues of fact and context, all requiring further factual development and inquiry, and, quite possibly, trial.

The Bankruptcy Court based its standing decision on the potential value that the Prepetition Lender Litigation might return to the Debtors’ estates:

While the Defendants plainly have defenses that will require serious consideration, and likely will have more to say when the facts are explored, the substantial sums to be recovered—which are, of course, a function of the damage done to Adelphia and its stakeholders—more than justify the substantial sums that prosecuting the litigation would cost.  The Creditors’ Committee is correct in its assertion that if it is successful, the recovery will augment the estates by billions of dollars, at a relatively modest cost.  And it is equally correct in its assertion that denying it standing could result in the waste of one of the estate’s most valuable assets.  Even recognizing that some of the Committees’ claims will not withstand motion and that others will be subject to proof, the Committees have satisfied the Court that the litigation has enough of a chance to be successful, to be much more than a reasonable economic bet.

*  *  *

Based upon the foregoing analysis, it is obvious to the Court — and not just true on balance — that the prosecution of the litigation by the Creditors’ Committee here would be in the best interests of the estate. That determination is, to be blunt, an easy one. The potential recoveries would be enormous; [and] the cost of prosecution will be relatively modest (by the standards of the amount at stake).

Although the Bankruptcy Court did not inquire into whether the Creditors’ Committee had established a likelihood of success and did not decide the pending motions to dismiss in its decision, the Bankruptcy Court stated that “the bulk of the Creditors’ Committee claims will easily withstand” those motions and have factual support.

The Committees have adduced evidence of knowledge on the part of some Agent Banks or Investment Bank affiliates of the off-balance sheet liabilities, in documents that could fairly be said to show that they had greater knowledge than the public did with respect to Adelphia’s off-balance sheet liabilities, and, arguably, the uses to which their credit support had been put.

The Defendants dispute these allegations (along with many of the Committees’ more specific allegations with respect to the foregoing) and also raise numerous issues of law.  The Defendants’ many defenses include, most significantly, as a factual matter, the denial that they knew of any fraud (and that they knew of anything that, if public disclosure had been read more carefully, creditors and investors also would know), and that the facts and transactions underlying the Rigases’ fraud were known to Adelphia’s independent directors…The Defendants also dispute, as a matter of law, assertions by the Committee that commercial and investment banks dealing with Adelphia in the manner in which they are alleged to have done so should be deemed to have entered into fiduciary relationships with Adelphia.

As noted above, the Defendants filed numerous 12(b)(6) motions with respect to the Committees’ claims.  Though the Court’s decision on those motions, which necessarily will be lengthy, will have to come at a later date, it is plain to the Court, based on its consideration of the legal issues underlying those motions to date, that while some of the Creditors’ Committee’s claims will be dismissed, the bulk of them will survive dismissal under Rule 12(b)(6).  The Court further believes that while a materially greater percentage of the Equity Committee’s claims will not survive the 12(b)(6) motions, some of the Equity Committee’s claims will now survive, either because those claims have apparent support or because the Equity Committee has said what needs to be said to satisfy the pleading requirement for such—even though such claims, after factual development, might not withstand summary judgment motions.

It also is plain to the Court, based on apparently undisputed facts and matters as to which the Committees have made evidentiary showings (by e-mails, other documents, and deposition testimony), that there is, at the least, reasonable basis to conclude that the Committees would succeed in proving material portions of the factual matters they allege.

Subsequent to issuance of the Standing Decision, several Defendants filed, among other things, motions to withdraw the reference for the Prepetition Lender Litigation from the Bankruptcy Court to the District Court.  JPMorgan Chase Bank, Administrative Agent to the FrontierVision Lenders, moved for reconsideration of the Standing Decision with respect to the FrontierVision Lenders, which the Creditors’ Committee has opposed.  These motions are currently pending.

5.              Non-Agent Banks’ Declaratory Judgment

On September 30, 2005, the Non-Agent Committee filed a complaint (the “Declaratory Relief Complaint”) seeking a declaration from the Bankruptcy Court enforcing Debtors’ expense reimbursement and indemnification obligations under each of the following six Prepetition Credit Agreements:  the FrontierVision Credit Facility, the Parnassos Credit Facility, the UCA Credit Facility, the Century-TCI Credit Facility, the Century Credit Facility, and the Olympus Credit Facility (the “Prepetition Credit Agreements”).

It is the position of the Non-Agent Committee that each of the six Prepetition Credit Agreements requires the Debtors to reimburse the members of the Non-Agent Committee for all costs and expenses, including attorneys’ fees, they have incurred in connection with enforcing the Debtors’ obligations under the Prepetition Credit Agreements — including in connection with the Debtors’ bankruptcy and reorganization efforts.  Additionally, each of the six Prepetition Credit Agreements purportedly requires the Debtors to indemnify and hold harmless the members of the Non-Agent Committee from and against all costs, expenses, losses, liabilities, claims, causes of action, and damage, including attorneys’ fees, related to the Creditors’ Committee’s adversary proceeding, filed July 6, 2003, challenging the six Prepetition Credit Agreements (the “Bank Lender Avoidance Complaint”).  If allowed, these obligations would be secured by the liens or pledges securing the other claims of the Prepetition Lender in question.

The Declaratory Relief Complaint asserts that the Debtors have breached their contractual obligations under the Prepetition Credit Agreements by failing to agree to indemnify the members of the Non-Agent Committee for all costs, expenses, losses, liabilities, claims, causes of action, and damages, including attorneys’ fees, related to the Bank Lender Avoidance Complaint; by failing to reimburse the members of the Non-Agent Committee for all costs and expenses, including attorneys’ fees, they have incurred to date in connection with enforcing the Debtors’

obligations under the Prepetition Credit Agreements; by failing to agree to reimburse the members of the Non-Agent Committee for all costs and expenses, including attorneys’ fees, they will incur in the future in connection with enforcing the Debtors’ obligations under the Prepetition Credit Agreements; and by failing to release members of the Non-Agent Committee from the Bank Actions.  The Non-Agent Committee asserts that (i) the Debtors’ refusal to comply with their indemnity and expense reimbursement obligations has caused the members of the Non-Agent Committee to incur unnecessary expenses and costs in enforcing the Debtors’ obligations under the Prepetition Credit Agreements, and (ii) the Debtors’ refusal to comply with their obligations will cause further harm to the Non-Agent Committee under Debtors’ Third Amended Joint Plan of Reorganization.

The Debtors disagree with the foregoing assertions and believe that the substance of the allegations made in the Declaratory Relief Complaint are confirmation objections raised prematurely and inappropriately in an adversary proceeding.

6.              Equity Committee and Preferred Shareholder Litigations

ACC is a defendant in an adversary proceeding in the Bankruptcy Court consisting of a declaratory judgment action and a motion for a preliminary injunction brought on January 9, 2003 by the Equity Committee, seeking, among other relief, a declaration as to how the shares owned by the Rigas Family and Rigas Family Entities would be voted should a consent solicitation to elect members of the ACC Board be undertaken.  ACC has opposed such requests for relief.

The claims of the Equity Committee are based on shareholder rights that the Equity Committee asserts should be recognized even in bankruptcy, coupled with continuing claims, as of the filing of the lawsuit, of historical connections between the Board and the Rigas Family.  Motions to dismiss filed by ACC and others are fully briefed in this action, but no argument date has been set.  If this action survives these motions to dismiss, resolution of disputed fact issues will occur in two phases pursuant to a schedule set by the Bankruptcy Court.  Determinations regarding fact questions relating to the conduct of the Rigas Family will not occur until, at a minimum, after the resolution of the Rigas Criminal Action.  No pleadings have been filed in the adversary proceeding since September 2003.

In addition, on August 11, 2003, ACC initiated an adversary proceeding in the Bankruptcy Court against the holders of ACC’s preferred stock (the “Preferred Stockholders”), seeking, among other things, to enjoin the Preferred Stockholders from exercising certain purported rights to elect directors to the Board due to ACC’s failure to pay dividends and alleged breaches of covenants contained in the certificates of designations relating to ACC’s Preferred Stock.  On August 13, 2003, certain of the Preferred Stockholders filed an action against ACC in the Delaware Chancery Court seeking a declaratory judgment of their purported right to appoint two directors to the Board (the “Delaware Action”).  On August 13, 2003, the Bankruptcy Court granted ACC a temporary restraining order, which, among other things, stayed the Delaware Action and temporarily enjoined the Preferred Stockholders from exercising their purported rights to elect directors to the Board.  Thereafter, the Delaware Action was withdrawn.

7.              ML Media Litigation

ACC and ML Media Partners, L.P. (“ML Media”) have been involved in a longstanding dispute concerning Century/ML Cable Venture’s management, the buy/sell rights of ML Media and various other matters.

In March 2000, ML Media brought suit against Century, ACC and Arahova Communications, Inc. (“Arahova”), a direct subsidiary of ACC and Century’s immediate parent, in the Supreme Court of the State of New York, seeking, among other things: (1) the dissolution of Century/ML Cable Venture and the appointment of a receiver to sell Century/ML Cable Venture’s assets; (2) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable Venture’s assets to an unrelated third party and enjoining ACC from interfering with or participating in that process; (3) an order directing the defendants to comply with the Century/ML Cable Venture joint venture agreement with respect to provisions relating to governance matters and the budget process; and (4) compensatory and punitive damages.  The parties negotiated a consent order that imposed various consultative and reporting requirements on ACC and Century as well as restrictions on Century’s ability to make capital expenditures without ML Media’s approval.  ACC and Century were held in contempt of that order in early 2001.

In connection with the December 13, 2001 settlement of the above dispute, ACC, Century/ML Cable Venture, ML Media and Highland Holdings (“Highland”) entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”), pursuant to which Century/ML Cable Venture agreed to redeem ML Media’s 50% interest in Century/ML Cable Venture (the “Century/ML Redemption”) on or before September 30, 2002 for a purchase price between $275 million and $279.8 million depending on the timing of the Century/ML Redemption, plus interest.  Among other things, the Recap Agreement provided that (i) Highland would arrange debt financing for the Century/ML Redemption, (ii) Highland, ACC and Century would jointly and severally guarantee debt service on debt financing for the Century/ML Redemption on and after the closing of the Century/ML Redemption and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable Venture.  Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable Venture was pledged to ML Media as collateral for the Company’s obligations.

On September 30, 2002, Century/ML Cable Venture filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court.  Century/ML Cable Venture is operating its business as a debtor in possession.

By an order of the Bankruptcy Court dated September 17, 2003, ACC and Century rejected the Recap Agreement, effective as of such date.  If the Recap Agreement is enforceable, the effect of the rejection of the Recap Agreement is the same as a prepetition breach of the Recap Agreement.  Therefore, ACC and Century are potentially exposed to “rejection damages,” which may include the revival of ML Media’s claims under the state court actions described above.

ACC, Century, Highland, Century/ML Cable Venture and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement.  On April 15, 2004, the Bankruptcy Court indicated that it would dismiss all counts of ACC’s challenge to the enforceability of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duty in connection with the execution of the Recap Agreement.  The Bankruptcy Court also indicated that it would allow Century/ML Cable Venture’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed.

ML Media has alleged that it is entitled to elect a recovery of either (1) $279.8 million plus costs and interest in exchange for its interest in Century/ML Cable Venture or (2) up to the difference between $279.8 million and the fair market value of its interest in Century/ML Cable Venture, plus costs, interest and revival of the state court claims described above.  ACC, Century and Century/ML Cable Venture have disputed ML Media’s claims, and the Plan contemplates that ML Media will receive no distribution until such dispute is resolved.

On June 3, 2005, Century and ML Media entered into an interest acquisition agreement (the “IAA”) to sell their interests in Century/ML Cable Venture to San Juan Cable LLC.

On August 9, 2005, Century/ML Cable Venture filed a plan of reorganization (the “Century Plan”) and disclosure statement with the Bankruptcy Court.  On August 18, 2005, the Bankruptcy Court approved that disclosure statement, and, on September 7, 2005, the Bankruptcy Court confirmed the Century Plan.  The Century Plan is designed to satisfy the conditions of the IAA with San Juan Cable LLC and provides that all third-party claims will either be paid in full or assumed by San Juan Cable LLC under the terms set forth in the IAA.  On October 31, 2005, the sale of Century/ML Cable Venture to San Juan Cable LLC was consummated and the Century Plan became effective.  Neither the sale of Century/ML Cable Venture nor effectiveness of the Century Plan resolves the pending litigation among ACC, Century, Highland, Century/ML Cable Venture and ML Media.

8.              The X Clause Litigation

On December 29, 2003, the Ad Hoc Committee of holders of ACC’s 6% and 3.25% subordinated notes (collectively, the “Subordinated Notes”), together with the Bank of New York, the indenture trustee for the Subordinated Notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against ACC in the Bankruptcy Court.  The X Clause Plaintiffs’ complaint sought a judgment declaring that the subordination provisions in the indentures for the Subordinated Notes were not applicable to an ACC plan of reorganization in which constituents receive common stock of ACC and that the Subordinated Notes are entitled to a share pari passu in the distribution of any common stock of ACC given to holders of senior notes of ACC.  Recently, the X Clause Plaintiffs have asserted that the subordination provisions in the indentures for the Subordinated Notes are not applicable to an ACC plan of reorganization in which constituents receive TWC Class A Common Stock and that the Subordinated Notes would therefore be entitled to share pari passu in the distribution of any such TWC Class A Common Stock given to holders of senior notes of ACC.  The Debtors dispute the position and have agreed to present the issue to the Bankruptcy Court prior to confirmation of a plan of reorganization.

The basis for the X Clause Plaintiffs’ claim is a provision in the applicable indentures, commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the Subordinated Notes indenture.  The X Clause Plaintiffs asserted that, under their interpretation of the applicable indentures, a distribution of a single class of new common stock of ACC would meet the definition of “Permitted Junior Securities” set forth in the indentures, and therefore be exempt from subordination.

On February 6, 2004, ACC filed its answer to the complaint, denying all of its substantive allegations. Thereafter, both the X Clause Plaintiffs and ACC cross-moved for summary judgment with both parties arguing that their interpretation of the X Clause was correct as a matter of law.  The indenture trustee for the ACC senior notes also intervened in the action and, like ACC, moved for summary judgment arguing that the X Clause Plaintiffs were subordinated to holders of senior notes with respect to any distribution of common stock under a plan.  In addition, the Creditors’ Committee also moved to intervene and thereafter, moved to dismiss the X Clause Plaintiffs’ complaint, on the grounds, among others, that it did not present a justiciable case or controversy and, therefore, was not ripe for adjudication.  In a written decision dated April 12, 2004, the Bankruptcy Court granted the Creditors’ Committee’s motion to dismiss without ruling on the merits of the various cross-motions for summary judgment.  The Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date, if appropriate.  Although the Plan contains a toggle that addresses the possibility of a ruling adverse to ACC, any such adverse ruling in any related future litigation, including at the Confirmation Hearing, could materially affect the recoveries of certain classes of Claims and Equity Interests under the Plan.

9.              Verizon Franchise Transfer Litigation

On March 20, 2002, the Company commenced an action (the “California Cablevision Action”) in the United States District Court for the Central District of California, Western Division, seeking, among other things, declaratory and injunctive relief precluding the City of Thousand Oaks, California (the “City”) from denying permits on the grounds that the Company failed to seek the City’s prior approval of an asset purchase agreement (the “Asset Purchase Agreement”), dated December 17, 2001, between the Company and Verizon Media Ventures, Inc. d/b/a Verizon Americast (“Verizon Media Ventures”).  Pursuant to the Asset Purchase Agreement, the Company acquired certain Verizon Media Ventures cable equipment and network system assets (the “Verizon Cable Assets”) located in the City for use in the operation of the Company’s cable business in the City.

On March 25, 2002, the City and Ventura County (the “County”) commenced an action (the “Thousand Oaks Action”) against the Company and Verizon Media Ventures in California State Court alleging that (1) Verizon Media Ventures’ entry into the Asset Purchase Agreement and conveyance of the Verizon Cable Assets constituted a breach of Verizon Media Ventures’ cable franchises and (2) the Company’s participation in the transaction amounted to actionable tortious interference with those franchises.  The City and County sought injunctive relief to halt the sale and transfer of the Verizon’s Cable Assets pursuant to the Asset Purchase Agreement and to compel the Company to treat the Verizon Cable Assets as a separate cable system.

On March 27, 2002, the Company and Verizon Media Ventures removed the Thousand Oaks Action to the United States District Court for the Central District of California, where it was consolidated with the California Cablevision Action.

On April 12, 2002, the district court conducted a hearing on the City’s and County’s application for a preliminary injunction and, on April 15, 2002, the district court issued a temporary restraining order in part, pending entry of a further order.  On May 14, 2002, the district court issued a preliminary injunction and entered findings of fact and conclusions of law in support thereof (the “May 14, 2002 Order”).  The May 14, 2002 Order, among other things:  (1) enjoined the Company from integrating the Company’s and Verizon Media Ventures’ system assets serving subscribers in the City and the County; (2) required the Company to return “ownership” of the Verizon Cable Assets to Verizon Media Ventures except that the Company was permitted to continue to “manage” the assets as Verizon Media Ventures’ agent to the extent necessary to avoid disruption in services until Verizon Media Ventures chose to reenter the market or sell the assets; (3) prohibited the Company from eliminating any programming options that had previously been selected by Verizon Media Ventures or from raising the rates charged by Verizon Media Ventures; and (4) required the Company and Verizon Media Ventures to grant the City and/or the County access to system records, contracts, personnel and facilities for the purpose of conducting an inspection of the then-current “state of the Verizon Media Ventures and the Company systems” in the City and the County.  The Company appealed the May 14, 2002 Order, and, on April 1, 2003, the U.S. Court of Appeals for the Ninth Circuit reversed the May 14, 2002 Order, thus removing any restrictions that had been imposed by the district court against the Company’s integration of the Verizon Cable Assets and remanded the actions back to the district court for further proceedings.

In September 2003, the City began refusing to grant the Company’s construction permit requests, claiming that the Company could not integrate the acquired Verizon Cable Assets with the Company’s existing cable system assets because the City had not approved the transaction between the Company and Verizon Media Ventures, as allegedly required under the City’s cable ordinance.

Accordingly, on October 2, 2003, the Company filed a motion for a preliminary injunction in the district court seeking to enjoin the City from refusing to grant the Company’s construction permit requests.  On November 3, 2003, the district court granted the Company’s motion for a preliminary injunction, finding that the Company had demonstrated “a strong likelihood of success on the merits.”  Thereafter, the parties agreed to informally stay the litigation pending negotiations between the Company and the City for the Company’s renewal of its cable franchise, with the intent that such negotiations would also lead to a settlement of the pending litigation.  However, on September 16, 2004, at the City’s request, the court set certain procedural dates, including a trial date of July 12, 2005, which has effectively re-opened the case to active litigation.  Subsequently, the July 12, 2005 trial date was vacated pursuant to a stipulation and order.  On July 12, 2005, the district court referred the matter to a U.S. magistrate judge for settlement discussions.  A settlement conference was held on October 20, 2005, before the magistrate judge.  The parties continue to engage in settlement discussions in an effort to resolve the dispute.

10.       The NFHLP Claim

On January 13, 2003, Niagara Frontier Hockey, L.P., a Delaware limited partnership (“NFHLP”), and certain of its subsidiaries (the “NFHLP Debtors”) filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court of the Western District of New York (the “NFHLP Bankruptcy Court”) seeking protection under the U.S. bankruptcy laws.  Certain of the NFHLP Debtors entered into an agreement dated March 13, 2003 for the sale of certain assets, including the Buffalo Sabres National Hockey League team, and the assumption of certain liabilities.  On October 3, 2003, the NFHLP Bankruptcy Court approved the NFHLP joint plan of liquidation.

The NFHLP Debtors filed a complaint, dated November 4, 2003, against, among others, ACC and the Creditors’ Committee seeking to enforce certain prior stipulations and orders of the NFHLP Bankruptcy Court against ACC and the Creditors’ Committee related to the waiver of ACC’s right to participate in certain sale proceeds resulting from the sale of assets.  Certain of the NFHLP Debtors’ prepetition lenders, which are also defendants in the adversary proceeding, have filed cross-complaints against ACC and the Creditors’ Committee asking the NFHLP Bankruptcy Court to enjoin ACC and the Creditors’ Committee from prosecuting their claims against those prepetition lenders.  Proceedings as to the complaint itself have been suspended.  With respect to the cross-complaints, motion practice and discovery are proceeding concurrently; no hearing on dispositive motions has been scheduled.

11.       Dibbern Adversary Proceeding

On or about August 30, 2002, Gerald Dibbern, individually and purportedly on behalf of a class of similarly situated subscribers nationwide, commenced an adversary proceeding in the Bankruptcy Court against ACC asserting claims for violation of the Pennsylvania Consumer Protection Law, breach of contract, fraud, unjust enrichment, constructive trust and an accounting.  This complaint alleges that ACC charged, and continues to charge, subscribers for cable set-top box equipment, including set-top boxes and remote controls, that is unnecessary for subscribers that receive only basic cable service and have cable-ready televisions.  The complaint further alleges that ACC failed to adequately notify affected subscribers that they no longer needed to rent this equipment.  The complaint seeks a number of remedies including treble money damages under the Pennsylvania Consumer Protection Law, declaratory and injunctive relief, imposition of a constructive trust on ACC’s assets, and punitive damages, together with costs and attorneys’ fees.

On or about December 13, 2002, ACC moved to dismiss the adversary proceeding on several bases, including that the complaint fails to state a claim for which relief can be granted and that the matters alleged therein should be resolved in the claims process.  The Bankruptcy Court granted ACC’s motion to dismiss and dismissed the adversary proceeding on May 3, 2005.  In the Bankruptcy Court, Mr. Dibbern has also objected to the provisional disallowance of his proofs of claim, which comprised a portion of the Bankruptcy Court’s May 3, 2005 order.  Mr. Dibbern appealed the May 3, 2005 order dismissing his claims to the District Court.  In an August 30, 2005 decision, the District Court affirmed the dismissal of Mr. Dibbern’s claims for violation of the Pennsylvania Consumer Protection Law, a constructive trust and an accounting but reversed the dismissal of Mr. Dibbern’s breach of contract, fraud and unjust enrichment claims.  These three claims will proceed in the Bankruptcy Court.  ACC filed its answer on October 14, 2005.

12.       Devon Mobile

Pursuant to the Agreement of Limited Partnership of Devon Mobile Communications, L.P., a Delaware limited partnership (“Devon Mobile”), dated as of November 3, 1995, the Company owned a 49.9% limited partnership interest in Devon Mobile, which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states.  Devon Mobile had certain business and contractual relationships with the Company and with former subsidiaries or divisions of the Company that were spun off as TelCove in January 2003.

In late May 2002, the Company notified Devon G.P., Inc. (“Devon G.P.”), the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile.  On August 19, 2002, Devon Mobile and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Devon Mobile Bankruptcy Court”).

On January 17, 2003, the Company filed proofs of claim and interest against Devon Mobile and its subsidiaries for approximately $129 million in debt and equity claims, as well as an additional claim of approximately $35 million relating to the Company’s guarantee of certain Devon Mobile obligations (collectively, the “Company Claims”).  By order dated October 1, 2003, the Devon Mobile Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation (the “Devon Plan”).  The Devon Plan became effective on October 17, 2003, at which time the Company’s limited partnership interest in Devon Mobile was extinguished.

On or about January 8, 2004, Devon Mobile filed proofs of claim in the Chapter 11 Cases seeking, in the aggregate, approximately $100 million in respect of, among other things, certain cash transfers alleged to be either preferential or fraudulent and claims for deepening insolvency, alter ego liability and breach of an alleged duty to fund Devon Mobile operations, all of which arose prior to the commencement of the Chapter 11 Cases (the “Devon Claims”).  On June 21, 2004, Devon Mobile commenced an adversary proceeding in the Chapter 11 Cases (the “Devon Adversary Proceeding”) through the filing of a complaint (the “Devon Complaint”) which incorporates the Devon Claims.  On August 20, 2004, the Company filed an answer and counterclaim in response to the Devon Complaint denying the allegations made in the Devon Complaint and asserting various counterclaims against Devon Mobile, which encompassed the Company Claims.  On November 22, 2004, the Company filed a motion for leave (the “Motion for Leave”) to file a third party complaint for contribution and indemnification against Devon G.P. and Lisa-Gaye Shearing Mead, the sole owner and President of Devon G.P.  By endorsed order entered January 12, 2005, Judge Robert E. Gerber, the judge presiding over the Chapter 11 Cases and the Devon Adversary Proceeding, granted a recusal request made by counsel to Devon G.P.  On January 21, 2005, the Devon Adversary Proceeding was reassigned from Judge Gerber to Judge Cecelia G. Morris.  By an order dated April 5, 2005, Judge Morris denied the Motion for Leave and a subsequent motion for reconsideration.  On May 13, 2005, the court entered an Amended Pretrial Scheduling Order extending the time for discovery and scheduling a pretrial conference for

March 1, 2006, with a five day trial to be scheduled thereafter.  As of the date of this Disclosure Statement, discovery is ongoing.

13.       Praxis Capital Ventures, L.P.

Pursuant to a Partnership Agreement, dated as of June 8, 2001, Praxis Capital Partners, LLC (“PCP”) and one of the Debtors, ACC Operations, formed a limited partnership, Praxis Capital Ventures, L.P. (the “Praxis Partnership”), primarily to make private equity investments in the telecommunications market.  The Praxis Partnership was managed by Praxis Capital Management, LLC (“PCM”) pursuant to a management agreement between PCP and PCM.  Peter L.  Venetis, the son-in-law of John J. Rigas and a former director of ACC, was the managing director of PCM.  To avoid any potential accruals of administrative claims owed by the Debtors, the Debtors obtained an order of the Bankruptcy Court, dated October 20, 2003, rejecting the partnership agreement.  See Section IV.D.3, titled “Treatment of Executory Contracts and Unexpired Leases.”

14.       Avoidance Actions

Under the Bankruptcy Code, an action to recover an avoidable transfer must be commenced prior to the second anniversary of the petition date.  In July 2003, the Debtors initiated the process of analyzing potential avoidance transfers with the filing of each of the Debtor’s Statements of Financial Affairs on July 31, 2003, which, among other things, included a schedule of each payment made within the one year and ninety days prior to the Commencement Date for insiders and non-insiders, respectively (as applicable, the “Preference Period”).  Thereafter, the Debtors engaged in an extensive analysis of all such payments made during the Preference Period.

The Debtors filed a motion, dated April 20, 2004, seeking to abandon most of the potential avoidance actions because, among other reasons, (1) the Debtors believed that pursuing certain of such actions against parties with whom the Debtors were continuing to do business could have a significant, adverse impact on important, ongoing business relationships and (2) the costs associated with pursuing such actions far outweighed any potential benefit to the Debtors’ estates that might otherwise result from bringing such actions.  In response to certain objections, the Debtors amended their initial motion and, on May 27, 2004, the Bankruptcy Court entered an order tolling all inter-Debtor avoidance action claims and authorizing the abandonment of potential avoidance actions relating to (1) transfers to taxing authorities, (2) transfers to human resources providers engaged in business with the Debtors, (3) transfers determined to have been made in the ordinary course of business and (4) certain transfers deemed de minimis.  As to the remainder of the transfers made by the Debtors in the Preference Period, the Debtors either (1) entered into tolling agreements with the transferee extending the Debtors’ time to initiate an avoidance action or (2) filed a complaint and initiated an adversary proceeding against the transferee.  As of June 25, 2004, the Debtors secured approximately 250 tolling agreements with various transferees, including members of the Rigas Family, the Rigas Family Entities, former executives James Brown and Michael Mulcahey, former directors Erland Kailbourne, Dennis Coyle, Leslie Gelber and Peter Metros and Motorola, Inc., among others.  Certain of these tolling agreements have been amended from time to time.  In addition, the Debtors filed approximately 150 complaints commencing avoidance actions in the Bankruptcy Court, certain of which have since been abandoned, on notice after further investigation.  By order dated July 21, 2004, the Bankruptcy Court temporarily stayed all activity in the avoidance actions commenced by the Debtors and approved notice and service procedures in connection therewith.

Also in connection with the avoidance analysis, the Creditors’ Committee undertook the analysis of certain potential avoidance actions and, on June 24, 2004, filed two separate fraudulent conveyance complaints, one against FPL Group, Inc. and West Boca Security, Inc. (the “Ft. Myers Note Action”) and the other against Prestige Communications of NC, Inc., Jonathan J. Oscher, Lorraine Oscher McClain, Robert F. Buckfelder, Buckfelder Investment Trust, and Anverse, Inc.  Both complaints relate to prepetition transactions involving certain members of the Rigas Family.  By order dated July 14, 2004, the Bankruptcy Court authorized the Creditors’ Committee’s filing of these complaints.  The Creditors’ Committee also secured a tolling agreement with Scientific-Atlanta, Inc.

15.       D&O Carrier Litigation

Associated Electric & Gas Insurance Services Limited (“AEGIS”), Federal Insurance Company (“Federal”), and Greenwich Insurance Company (“Greenwich,” with AEGIS and Federal, the “D&O Carriers”) issued certain insurance policies to Adelphia (the “D&O Policies”).  AEGIS issued Directors and Officers Liability Insurance

Policy No. DO999A1A00.  Federal issued Excess Policy No. 8181-01-37.  Greenwich issued Excess Policy No. ELU 82137-00.

On September 24, 2002, the D&O Carriers filed suit in the United States District Court for the Eastern District of Pennsylvania against the certain former directors and officers of the Debtors.  See associated Electric & Gas Insurance Services, Ltd., et al. v. Rigas, Case No. 2:02-cv-07444-MMB (E.D. Pa.) (the “Recission Action”).  In the Recission Action, the D&O Carriers seek, inter alia, a declaration that the D&O Policies are rescinded and void ab initio, or, in the alternative, a declaration that the D&O Policies do not provide coverage for any of the actions brought against the named defendants thereto relating to the mismanagement and “looting” of Adelphia.  The D&O Carriers also see damages caused by John J. Rigas’s fraudulent conduct toward the D&O Carriers.  The D&O Carriers intend to add Adelphia as a defendant in the Recission Action and to assert the same and/or additional claims against the Debtors.  To date, AEGIS has paid out approximately $5 million towards the defense costs of the Rigas Family, and Federal and Greenwich have not paid any amounts in respect of such defense costs.

The injunction provisions of the Plan shall not permanently enjoin the prosecution of the Recission Action.  The release provisions of the Plan shall not release or affect in any way the D&O Carriers’ claims in the Rescission Action.  As to other relief or claims the D&O Carriers may assert against the Debtors, the Debtors’ position is that to the extent that the D&O Carriers assert claims against the Debtors such claims should be resolved in the Bankruptcy Court.  The D&O Carriers disagree with the Debtors’ position, and the D&O Carriers and the Debtors expressly reserve all of their respective rights and remedies and defenses under the D&O Policies and at law.

16.       Arahova Motions

On November 7, 2005, the Arahova Noteholders Committee filed the following four emergency motions for relief with the Bankruptcy Court:

(i)                                     A motion seeking entry of an order pursuant to section 1104(a) of the Bankruptcy Code appointing a trustee for the Arahova Debtor Group and certain other Debtor Groups who may not receive payment in full under the Plan.  Alternatively, the Arahova Noteholders Committee seeks entry of an order pursuant to sections 1107 and 105(a) of the Bankruptcy Code requiring the appointment of independent officers and directors, with the assistance of separately retained counsel, to represent the Arahova Debtor Group in respect of the Inter-Creditor Dispute.

(ii)                                  A motion seeking entry of an order pursuant to section 327 of the Bankruptcy Code disqualifying Willkie Farr & Gallagher LLP from representing (a) the Arahova Debtor Group in the Chapter 11 Cases and (b) the Debtors with respect to the Inter-Creditor Dispute.

(iii)                               A motion seeking entry of an order pursuant to sections 105(a) and 1121(d) of the Bankruptcy Code terminating the exclusive periods during which Arahova and certain of its subsidiaries may file and solicit acceptances of a chapter 11 plan and related disclosure statement (the above three motions, the “Arahova Emergency Motions”).

(iv)                              A motion seeking entry of an order pursuant to section 107(b) of the Bankruptcy Code and Rule 9018 of the Bankruptcy Rules authorizing the Arahova Noteholders Committee to file confidential supplements (the “Confidential Supplements”) containing information that it believes is pertinent to the Inter-Creditor Dispute and the adjudication of the Arahova Emergency Motions.

The Arahova Noteholders Committee has requested that the Bankruptcy Court consider these motions on an expedited basis.  The Debtors have requested that the Bankruptcy Court hold a conference in chambers to discuss the scheduling of the hearing on these motions and related matters.  The Debtors received the Confidential Supplements on November 8, 2005.

I.                 RESTRUCTURING OF ADELPHIA’S BUSINESSES

Following the commencement of the Chapter 11 Cases, the Debtors implemented a process to assess and restructure their businesses and assets.  The Debtors, together with their financial and legal advisors, have reviewed and analyzed their businesses, owned properties, contracts and leases to determine if any of these assets should be divested during the Chapter 11 Cases.

1.              Asset Dispositions

Following a comprehensive review of their non-core businesses and real estate holdings to determine if any of their assets should be sold, the Debtors have engaged in an asset disposition program.  Upon consideration of the scale of the Debtors’ asset disposition program, on September 17, 2002, the Bankruptcy Court entered an order that, among other things, authorized and established procedures for the sale of certain property and interests free and clear of all liens, claims and encumbrances for a sale price in each case of up to $1 million without a further order of the Bankruptcy Court.  In addition, prior to effecting any such sale, the Debtors must provide prior notice of such sale to certain specified parties.  As of June 30, 2005, pursuant to these sales procedures and other separately noticed sales, the Debtors had sold certain real property and related assets and certain personal property and interests for approximately $72 million in the aggregate.  As stated in Section XIII.C.2, titled “The DIP Facility,” the Debtors made mandatory prepayments on the principal of the Extended DIP Facility (or previous debtor in possession credit facilities) in connection with the consummation of these dispositions.

a.              WNSA Radio Sale

On March 4, 2004, certain of the Debtors entered into an asset purchase agreement with Entercom Buffalo, LLC and Entercom Buffalo License, LLC (collectively, “Entercom”) in connection with the sale of assets associated with the Debtors’ radio station, WNSA, and the assumption and assignment of certain related contracts.  After the Bankruptcy Court approved the institution of bidding procedures and a related breakup fee and expense reimbursement, the Debtors further marketed the assets and conducted an auction.  By order dated April 19, 2004, the Bankruptcy Court approved the sale of the radio station and the related assets to Entercom, and the sale closed on May 5, 2004 for total consideration of $10.5 million.

b.              Sale of Security Business

On November 19, 2004, certain of the Debtors entered into an asset purchase agreement with Innova Security Solutions, LLC in connection with the sale of the Debtors’ Pennsylvania, Florida and New York security business.  After the Bankruptcy Court approved the institution of bidding procedures and a related breakup fee and expense reimbursement, the Debtors further marketed the assets and conducted an auction on January 21, 2005.  By order, dated January 28, 2005, the Bankruptcy Court approved the sale of the security business assets to Devcon Security Services Corp.  On February 28, 2005, the transaction closed based on a preliminary adjusted purchase price of approximately $40.2 million.

On May 6, 2005, certain of the Debtors entered into a stock purchase agreement and related settlement agreements with an individual in connection with the sale of their 80% interest in a security business in Maine for approximately $100,000.  On May 26, 2005, the Bankruptcy Court approved the institution of bidding procedures and a related expense reimbursement.  The sale pursuant to the aforementioned stock purchase agreement was approved by the Bankruptcy Court on June 21, 2005, and the transaction closed on June 24, 2005.

c.               Sale of Long-Distance Business

On July 8, 2005, certain of the Debtors entered into an asset purchase agreement to sell their long-distance business to Telecom Management, Inc. d/b/a Pioneer Telephone for approximately $1.2 million.  By order dated July 26, 2005, the Bankruptcy Court approved the sale, which is expected to close in October 2005.

d.              Sale of Venezuela Cable Business

The Company formerly owned approximately 20% of the interests in Supercable ALK Internacional, S.A. (“Supercable Venezuela”), a Venezuelan joint venture.  In addition to the Company’s interests in Supercable Venezuela, the Debtors held certain direct and indirect interests in two Colombian joint ventures, SuperCable Telecomunicaciones S.A. and SuperCable Colombia S.A. (collectively, “Supercable Colombia”).  In October 2003, the Company determined that, due to declining economic and political conditions in Venezuela and Colombia, divesting their direct and indirect interests (the “Supercable Shares”) in Supercable Colombia, Supercable Corporation, and Supercable Venezuela (collectively, the “South American Ventures”) was in the best interests of the estates.  After several months of negotiations, in November, 2004, the Company entered into a share purchase agreement (the “Supercable SPA”) with its joint venture partner, whereby, subject to Bankruptcy Court approval and higher or otherwise better offers, the Company agreed to sell the Supercable Shares to its joint venture partner for $3.3 million.  On November 23, 2004, the Debtors filed a motion with the Bankruptcy Court seeking approval of the Supercable SPA.  On December 15, 2004, the Bankruptcy Court held a hearing on this matter and entered an order approving the sale of the Supercable Shares.  The sale closed on December 23, 2004.

2.              Closure of the Competitive Local Exchange Carriers’ Operations

In August 2002, the Debtors filed a motion with the Bankruptcy Court for approval to close operations in 12 markets that were served by the Debtors’ CLECs.  The CLECs provided local telephone service to certain geographic markets and competed with local telephone exchange carriers.  The Board approved closing the operations, and approval of the closure was granted by the Bankruptcy Court by order dated September 25, 2002.  The economic risks and benefits of the Company’s remaining CLEC market assets were transferred to TelCove pursuant to the TelCove Settlement on April 7, 2004.  On August 21, 2004, these assets were transferred to TelCove.  See Section XIII.I.3, titled “TelCove Settlement.”

3.              TelCove Settlement

Prior to the TelCove Spin-off (and in some circumstances following the TelCove Spin-off), ACC and TelCove (1) shared certain co-location space, real property interests, fiber-optic cable assets, strands and network infrastructure and related equipment (collectively, the “Shared Assets”), (2) engaged in joint undertakings, and (3) provided one another with certain services that are or were crucial to the operation of each other’s businesses (the “Shared Services”).

To reduce the Company’s dependence on TelCove for access to the Shared Assets and Shared Services as well as to gain operational independence from TelCove and validate and memorialize the ownership of the Shared Assets, on December 3, 2003, the Debtors and TelCove entered into a Master Reciprocal Settlement Agreement pursuant to which the parties, among other things, memorialized their agreement relating to their ownership and use of the Shared Assets.  On March 23, 2004, the Bankruptcy Court approved the Master Reciprocal Settlement Agreement.

Pursuant to TelCove’s plan of reorganization (the “TelCove Plan”) and the related disclosure statement, TelCove alleged that it had substantial claims against the Company (the “Alleged Claims”).  In the aggregate, TelCove asserted that the Alleged Claims against the Company totaled more than $1.0 billion.  The Company had substantial claims against TelCove and, on November 25, 2003, the Company filed a proof of claim for administrative expenses against TelCove in the approximate amount of $71 million (collectively, the “Company’s Administrative Claims”).

On February 21, 2004, ACC and TelCove executed a global settlement agreement (the “TelCove Settlement”) which resolved, among other things, the Alleged Claims, the Company’s Administrative Claims, and TelCove’s alleged counterclaims and defenses thereto.  Pursuant to the TelCove Settlement, ACC transferred to TelCove certain settlement consideration, including $60 million in cash, plus an additional payment of up to $2.5 million related to certain outstanding payables, as well as certain vehicles, real property and intellectual property licenses used in the operation of TelCove’s businesses.  Additionally, ACC and TelCove executed various annexes to the TelCove Settlement (collectively, the “Annex Agreements”) which provide, among other things, for (1) a five-year business commitment to TelCove by ACC, (2) future use by TelCove of certain fiber capacity in assets owned by

ACC, and (3) the mutual release by the parties from any and all liabilities, claims and causes of action which either party has or may have against the other party.  Finally, the TelCove Settlement provides for the transfer by ACC to TelCove of certain CLEC market assets together with the various licenses, franchises and permits related to the operation and ownership of such assets.  On March 23, 2004, the Bankruptcy Court approved the TelCove Settlement.

On April 7, 2004, ACC paid $57,941,000 to TelCove, transferred the economic risks and benefits of the CLEC market assets to TelCove pursuant to the terms of the TelCove Settlement and entered into a Master Management Agreement.  On August 20, 2004, the Company paid TelCove an additional $2,464,000 pursuant to the TelCove Settlement in connection with the resolution and release of certain claims.  On August 21, 2004, the CLEC market assets were transferred to TelCove.

4.              Operation of Empire Sports Network

Parnassos, one of the Debtors, is party to a postpetition license agreement dated September 14, 2002 (as amended, the “License Agreement”) with NFHLP and Hockey Western New York LLC (the “Sabres”).  Under the License Agreement, Parnassos has the right to distribute Buffalo Sabres hockey games and, in turn, sublicense the games to either ESN, one of the Debtors and a regional sports network based in Buffalo, New York, which is devoted almost solely to hockey, or certain other networks subject to the consent of the Sabres.

Due to an immediate need to terminate ESN’s operations as a result of its diminishing financial condition as well as the need to mitigate the Debtors’ continuing obligations to the Sabres, on January 19, 2005, the Debtors filed a motion with the Bankruptcy Court (the “Sublicense Motion”), under seal, to approve a sublicense agreement (“MSG Sublicense Agreement”) with Madison Square Garden, L.P.  An order authorizing the MSG Sublicense Agreement was entered by the Bankruptcy Court on March 8, 2005.  The MSG Sublicense Agreement enables the Debtors to shut down ESN while fulfilling the Debtors’ obligations to the Sabres under the License Agreement.

5.              Tele-Media Ventures

By motion dated April 14, 2005, the Debtors sought approval of a global settlement with Tele-Media Corporation of Delaware (“TMCD”).  Among other things, the settlement agreement (a) transferred TMCD’s ownership interests in three ventures between the Company and TMCD, in which the Company previously held interests ranging from 75% to 82% (the “Tele-Media Ventures”), to the Debtors, leaving the Debtors 100% ownership of the Tele-Media Ventures, (b) resolved the pending motion of TMCD for an examiner, (c) settled two pending avoidance actions, (d) reconciled 691 separate proofs of claim filed by TMCD and (e) resolved numerous other complex issues and disputes between the Debtors and TMCD.  Pursuant to the settlement, the Debtors are paying approximately $21 million in cash to TMCD.  By order dated May 11, 2005, the Bankruptcy Court approved the settlement, which was consummated on May 26, 2005.

6.              Century/ML Cable Venture

On June 3, 2005, Century entered into the IAA with ML Media, Century/ML Cable Venture, Century-ML Cable Corporation and San Juan Cable LLC, pursuant to which, subject to the terms and conditions of the IAA, Century and ML Media sold their interests (the “Puerto Rico Interests”) in Century/ML Cable Venture to San Juan Cable LLC, a newly formed Puerto Rico limited liability company of which MidOcean Partners, LP (“MidOcean”), Crestview Capital Partners, LP (“Crestview”) and other investors are members.  Century/ML Cable Venture, directly or through Century-ML Cable Corporation, owns and operates two cable television systems in Puerto Rico (the “Puerto Rico Systems”).  The sale of the Puerto Rico Interests was consummated on October 31, 2005.

The purchase price paid at the closing for the Puerto Rico Interests was approximately $518,900,000 plus a Closing Date Working Capital (as defined in the IAA) distribution of $82,600,000.  Such price is subject to certain adjustments, including a post-closing review of the amount of the Working Capital (as defined in the IAA) of Century/ML Cable Venture and Century-ML Cable Corporation as of the closing date of such acquisition.  The purchase price was also subject to a potential adjustment if the Operating Cash Flow (as defined in the IAA) of the Puerto Rico Systems for the 12 months prior to the closing date was less than specified amounts or if the number of

Equivalent Subscribers (as defined in the IAA) of the Puerto Rico Systems as of the closing date is less than specified amounts.  There was no adjustment at the closing based on the Operating Cash Flow or Equivalent Subscribers, although this is also subject to a post-closing review process.  Certain liabilities are excluded from the sale.

At the closing, $25,000,000 of the purchase price was deposited into an indemnity escrow account to indemnify San Juan Cable LLC against any misrepresentation or breach of warranty, covenant or agreement by Century/ML Cable Venture and Century-ML Cable Corporation, and $13,500,000 of the purchase price was deferred and subject to offset to the extent of any additional tax liabilities of Century/ML Cable Venture or Century-ML Cable Corporation relating to periods prior to the closing date.  An additional amount of approximately $35,600,000 of the purchase price was deposited into an escrow account relating to administration of claims made under Century/ML Cable Venture’s bankruptcy proceedings.

The remaining proceeds from the sale of the Puerto Rico Interests, approximately $527,400,000, are being held in escrow pending the resolution of the litigation among ACC, Century, Highland, Century/ML Cable Venture and ML Media described in Section XIII.H.7, titled “ML Media Litigation,” and can be released only upon an order of the Bankruptcy Court.  Notwithstanding the foregoing, upon the effective date of the Century Plan, in the event that ML Media determines that a distribution is appropriate, then each of ML Media and Century shall receive, on an interim basis and without prejudice to the rights of ML Media or Century, an amount up to $70 million from the escrow.

As described in Section XIII.H.7, titled “ML Media Litigation,” the Century Plan was confirmed on September 7, 2005 and became effective on October 31, 2005.

7.              Rejection and Amendment of Executory Contracts and Unexpired Leases

As of the Commencement Date, the Debtors were party to approximately 1,200 unexpired real property leases and approximately 17,000 executory contracts.  The Debtors have begun an extensive review and analysis of such leases and executory contracts in order to reduce operating costs and expenses through the rejection of contracts and leases as authorized under the Bankruptcy Code.  To this end, the Debtors, with the assistance of their financial and legal advisors, formed internal committees to evaluate contracts and leases.  The work of these committees is still ongoing.

8.              Efforts to Protect Tax Benefits

ACC and its domestic subsidiaries reported, as of December 31, 2003, a consolidated net operating loss (“NOL”) carryforward for federal income tax purposes of approximately $6.7 billion and have since incurred additional losses.  The NOL may be valuable because the Tax Code generally permits the use of NOLs to offset future income, thereby reducing tax liability in future periods.  The Debtors believe that the Debtors’ NOL carryforwards and substantial tax basis may result in significant tax savings in the Sale Transaction and that these savings would enhance the Debtors’ financial position and significantly contribute to the distributions to the Debtors’ stakeholders.  The ability of the Debtors to use their NOL carryforwards and certain other tax attributes in this way can be subject to certain statutory and other limitations.

One such limitation on the ability of the Debtors to use their NOL carryforwards and certain other tax attributes is contained in section 382 of the Tax Code, which, for a corporation that undergoes a proscribed change of ownership, limits such corporation’s ability to use its NOL carryforwards and certain other tax attributes to offset future income.  A change of ownership of the Debtors prior to the consummation of the Plan could restrict the ability of the Debtors to utilize their NOL carryforwards.

During the Chapter 11 Cases, the Debtors became concerned that the accumulation of Equity Interests above a certain threshold could result in an ownership change prior to the consummation of a chapter 11 plan.  Accordingly, in order to protect the value of their NOL carryforwards, the Debtors sought and obtained relief from the Bankruptcy Court to restrict the accumulation of Equity Interests above a certain threshold.

In addition, on October 29, 2004, ACC filed a motion to postpone the conversion of its Series E Preferred Stock into shares of Class A Common Stock from November 15, 2004 to February 1, 2005, to the extent such conversion was not already stayed by the Debtors’ bankruptcy filing, in order to protect the Debtors’ NOL carryovers.  On November 18, 2004, the Bankruptcy Court entered an order approving the postponement effective November 14, 2004.  ACC has subsequently entered into several stipulations further postponing, to the extent applicable, the conversion date of the Series E Preferred Stock.  ACC also has entered into several stipulations postponing, to the extent applicable, the conversion date of the Series F Preferred Stock, which was initially convertible into shares of Class A Common Stock on February 1, 2005.

J.              SCHEDULES AND BAR DATE

1.              Schedules and Statements

Due to the large size of the Chapter 11 Cases, the number of Debtors and the restatement and other financial audit work being performed by or on behalf of the Debtors, the preparation and filing of Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders for the Debtors (collectively, the “Schedules”) has occurred in several stages.  On July 31, 2003, the Debtors filed with the Bankruptcy Court their initial Schedules of Liabilities, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs for all of the Debtors.  Between October 8 and 10, 2003, the Debtors each filed Amended Schedules of Liabilities and Executory Contracts, and certain of the Debtors filed their First Amended Statements of Financial Affairs.  On October 23, 2003, certain of the Debtors filed their Second Amended Schedules of Liabilities and Executory Contracts.  Between February 27, 2004 and March 1, 2004, each Debtor filed with the Bankruptcy Court their Schedules of Assets.  Thereafter, certain Debtors filed further amendments to their Schedules of Liabilities and Executory Contracts.

2.              Bar Date

Pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, on October 24, 2003, the Bankruptcy Court entered an order (the “Bar Date Order”) fixing January 9, 2004 at 5:00 p.m. (New York City time) (the “Bar Date”) as the date by which proofs of claim were required to be filed in the Chapter 11 Cases.  In accordance with the Bar Date Order, on November 13, 2003, a proof of claim form and a notice regarding the Bar Date and the Bar Date Order were mailed to, among others, all creditors listed on the Debtors’ Schedules.  A proof of claim form, a notice regarding the Bar Date and the Bar Date Order also were mailed, in accordance with the Bar Date Order to, among others, the members of the Committees and all persons and entities who requested notice pursuant to Rule 2002 of the Bankruptcy Rules as of the entry of the Bar Date Order.

As of the Bar Date, approximately 17,000 proofs of claim asserting approximately $3.2 trillion in Claims against the Debtors, and as of October 31, 2005, approximately 18,000 proofs of claim asserting approximately $3.8 trillion in Claims against the Debtors, were filed with the Claims Agent, in each case including duplicative Claims but excluding any estimated amounts for unliquidated Claims.  The Debtors expect that the vast majority of these claims are duplicative or otherwise invalid and will ultimately be disallowed and expunged.  The Debtors are currently in the process of reviewing, analyzing and reconciling the scheduled and filed Claims.  In furtherance of the Debtors’ goal of reconciling all claims, on October 12, 2004, the Debtors filed their first omnibus claims objection (the “First Omnibus Objection”) to the allowance of certain claims seeking, among other things, (1) to disallow and expunge or (2) to reduce and allow claims totaling in excess of $2.3 billion.  On November 30, 2004, the Bankruptcy Court entered an order granting the First Omnibus Objection, subject to the adjournment of certain claims to allow the parties to continue to reconcile such claims.  On February 3, 2005, the Debtors filed their second omnibus claims objection (the “Second Omnibus Objection”), seeking, among other things, (1) to disallow and expunge, or (2) to reduce and allow claims totaling in excess of approximately $2.0 trillion.  On February 17, 2005, the Debtors filed their third omnibus claims objection (the “Third Omnibus Objection”), seeking, among other things, (1) to disallow and expunge, (2) to subordinate and/or (3) to reduce and allow claims totaling approximately $917 billion.  On March 8, 2005, the Bankruptcy Court entered an order granting the Second Omnibus Objection, subject to the adjournment of certain claims to allow the parties to continue to reconcile such claims.  On May 18, 2005, the Debtors filed their fourth omnibus claims objection (the “Fourth Omnibus Objection”), seeking (1) to disallow and expunge, (2) to reduce and allow, or (3) to subordinate in excess of $61 billion of claims.  A hearing on the Third Omnibus Objection was scheduled for May 26, 2005 but has been adjourned to a date to be determined by the parties.  On June 21, 2005, the Bankruptcy Court entered an order granting the Fourth Omnibus Objection, subject to the adjournment of certain claims to allow the parties to continue to reconcile such claims.  On July 29, 2005, the Debtors filed their fifth omnibus claims objection (the “Fifth Omnibus Objection”), seeking (1) to disallow and expunge or (2) to reduce and allow some of the $82 million in face amount of claims asserted against the Debtors by Comcast Corporation and its affiliates.  On July 29, 2005, the Debtors filed their sixth omnibus claims objection (the “Sixth Omnibus Objection”), seeking (1) to disallow and expunge or (2) to reduce and allow approximately $2.3 billion of claims asserted against the Debtors.  On August 10, 2005, the Debtors filed their seventh omnibus claims objection (the “Seventh Omnibus Objection”), seeking (1) to disallow and expunge or (2) to subordinate in excess of $567 billion of claims asserted against the Debtors.  On September 12, 2005, the Bankruptcy Court entered an order granting the Sixth Omnibus Objection, subject to the adjournment of certain claims to allow the parties to continue to reconcile such claims.  On November 4, 2005, the Debtors filed their eighth omnibus claims objection (the “Eighth Omnibus Objection”), seeking (1) to reduce and allow, (2) disallow and expunge and/or (3) reclassify and allow in excess of $100 million of claims asserted against the Debtors.  A further hearing on the Sixth Omnibus Objection is scheduled for November 16, 2005.  A hearing on the Fifth Omnibus Objection, the Seventh Omnibus Objection and the Eighth Omnibus Objection is scheduled for December 6, 2005.  The Debtors plan to file additional objections in the future, which objections will continue to address substantial portions of the proofs of claim filed against the Debtors.  At present, the ultimate number and allowed amounts of such claims are not determinable, and the Debtors expect that the claims resolution process will take significant time to complete.

Pursuant to the Plan, the Debtors are requesting the establishment of an administrative expense claim bar date on the date that is 45 days after the Effective Date of the Plan (the “Administrative Bar Date”) for claims that have arisen on or after the Commencement Date.  No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:  (1) Administrative Expense Claim held by a trade vendor, which administrative liability was incurred in the ordinary course of business of the Debtor and such creditor after the Commencement Date; (2) Fee Claims; (3) DIP Lender Claims; or (4) fees of the United States Trustee arising under 28 U.S.C. § 1930.  Any person that fails to file a timely proof of Administrative Expense Claim or request for payment thereof on or before the Administrative Bar Date will be forever barred from asserting such Claim against any of the Debtors, the estates, the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

XIV.  SECURITIES LAWS MATTERS

A.            APPLICABILITY OF THE BANKRUPTCY CODE AND FEDERAL AND OTHER SECURITIES LAWS

The initial issuance and the resale of TWC Class A Common Stock under the Plan raise certain securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section.  The information in this section should not be considered applicable to all situations or to all holders of Claims and Equity Interests receiving TWC Class A Common Stock.  Holders of Claims and Equity Interests should consult their own legal counsel concerning the facts and circumstances relating to the transfer of the TWC Class A Common Stock.

TWC does not intend to file a registration statement under the Securities Act or any state securities laws relating to the initial issuance on the Effective Date of TWC Class A Common Stock pursuant to the Plan.  The Debtors and TWC believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial issuance of TWC Class A Common Stock to holders of Claims and Equity Interests on the Effective Date from federal and state securities registration requirements.

1.              Initial Issuance and Delivery of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

•                  the securities must be issued “under a plan” of reorganization and must be securities of the debtors, of an affiliate “participating in a joint plan” with the debtors or of a successor to the debtors under the plan;

•                  the recipients of the securities must hold a prepetition or administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

•                  the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtors, or “principally” in such exchange and “partly” for cash or property.

The Debtors and TWC believe that TWC qualifies as a successor to the Debtors under the Plan for purposes of section 1145 and that the issuance of TWC Class A Common Stock also satisfies the other requirements of section 1145(a)(1) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

The Debtors and TWC intend that the TWC Class A Common Stock to be issued under the Plan to holders of Claims or Equity Interests will be registered under the Exchange Act either by TWC filing a registration statement on Form 10 under the Exchange Act covering the TWC Class A Common Stock or pursuant to Rule 12g-3(a) promulgated thereunder and will therefore be eligible for listing on the NYSE at the time the Plan is consummated.  The listing of the TWC Class A Common Stock on the NYSE is a condition to the Sale Transaction Closing (unless ACC waives the listing requirement condition to the Sale Transaction Closing and otherwise consents to any of the NYSE Listing Alternatives).

In connection with the confirmation of the Plan, the Debtors currently intend to seek an order from the Bankruptcy Court to the effect that the issuance of the TWC Class A Common Stock is exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code and, unless TWC files a registration statement on Form 10 under the Exchange Act that is effective, that such shares of TWC Class A Common Stock are registered under the Exchange Act pursuant to Rule 12g-3(a) promulgated thereunder.  The TW Purchase Agreement provides that, unless such issuance is exempt from registration under the Securities Act pursuant to such an order of the Bankruptcy Court or a no-action letter from the staff of the SEC, TWC must use commercially reasonable efforts to cause the shares of TWC Class A Common Stock to be issued in the Sale Transaction to be registered under the Securities Act.  A registration statement under the Securities Act with respect to the offer and sale of the TWC Class A Common Stock will only be filed if this issuance is not exempt from registration pursuant to an order of the Bankruptcy Court confirming the Plan or a no-action letter from the staff of the SEC.

No registration rights will be provided with respect to holders of TWC Class A Common Stock.

2.              Subsequent Transfers Under Federal Securities Laws

In general, all resales and subsequent transactions involving TWC Class A Common Stock will be exempt from registration under the Securities Act under section 4(1) of the Securities Act, unless the holder is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.”  Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

•                  persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtors with a view to distributing any security received or to be received in exchange for such a claim or interest (“accumulators”);

•                  persons who offer to sell securities offered or sold under a plan for the holders of such securities (“distributors”);

•                  persons who offer to buy securities offered or sold under a plan from the holders of the securities, if the offer to buy is (1) with a view to distributing such securities and (2) made under an agreement in connection with the plan or with the issuance of securities under the plan; and

•                  a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, or controlled by, the issuer, or any person under direct or indirect common control with the issuer.  Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.  The determination of whether a particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan, or would be deemed a “dealer,” would depend on various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan or would be a “dealer.”

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.”  The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Exchange Act, and does not involve any of the following factors:

•                  (1) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (2) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

•                  use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto, and documents filed with the SEC under the Exchange Act; or

•                  special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid in arms’ length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above.  Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

TWC Class A Common Stock may not be freely tradable under U.S. securities laws.

Given the complex nature of the question of whether a particular person may be an underwriter, the Debtors make no representations concerning the right (without registration under applicable federal securities laws) of any person to trade in TWC Class A Common Stock.  The Debtors recommend that any person who receives TWC Class A Common Stock consult his or her own counsel concerning whether he or she may freely trade such securities.

3.              Subsequent Transfers Under State Law

The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors.  Such exemptions are generally expected to be available for subsequent transfers of TWC Class A Common Stock.

Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

B.            CERTAIN TRANSACTIONS BY STOCKBROKERS

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date.  This requirement specifically applies to trading and other after-market transactions in the securities.

XV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests.  The discussion only addresses such consequences to the holders entitled to vote on the Plan.

The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS or a court of law will adopt.

In addition, this summary does not generally address state, local or non-U.S. tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities).  This discussion assumes that the various third-party debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form and that Claims and Equity Interests are held as capital assets.  Furthermore, this discussion assumes that all of the eighteen separate plans of reorganization under the Bankruptcy Code constituting the Plan will be consummated.  If less than all of such plans of reorganization will be consummated, their federal income tax consequences may be materially different than the consequences described below.  Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or an Equity Interest.

All holders of Claims or Equity Interests should seek tax advice based on their particular circumstances from an independent tax advisor regarding the federal, state, local and other tax consequences of the transactions contemplated by the Plan.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT:  (1) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE SOLICITATION OF VOTES IN FAVOR OF THE PLAN; AND (3) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.            CONSEQUENCES TO THE DEBTORS

ACC is the common parent of a group of corporations that file a consolidated federal income tax return (“Adelphia Group”).  Each Debtor that is a corporate entity is a member of the Adelphia Group.  Certain limited liability companies and partnerships that are wholly owned by members of the Adelphia Group are disregarded as entities separate from their owners for federal income tax purposes.  Certain of the Debtors, including the Century-TCI partnership and the Parnassos partnerships, are treated as partnerships for federal income tax purposes.  These Debtors are not members of the Adelphia Group.  However, the items of income, loss, expense, deduction and credit generated by these Debtors and allocable to the Adelphia Group members that own interests in such entities are included in the Adelphia Group’s consolidated return.

The Adelphia Group reported consolidated NOLs for federal income tax purposes of approximately $6.7 billion as of December 31, 2003.  The Adelphia Group expects to report additional tax losses with respect to the taxable years ending December 31, 2004 and December 31, 2005.  The Adelphia Group’s NOLs are subject to adjustment by the IRS.  The Debtors also expect to report NOLs at the state and local level in varying amounts.

The Debtors currently intend to amend at least some of their federal, state and local income and franchise tax returns for 1999 through 2004 so that they conform to positions taken in the Company’s updated financial statements.  The Debtors anticipate that the NOLs, as well as other tax attributes, reported on their amended consolidated federal income tax return to be filed for 2004 will be different from the NOLs reported on the original return for 2004. Various limitations apply to the utilization of NOLs at the federal level, and separate, and in some cases more restrictive, limitations on the use of NOLs exist at the state and local level.

1.              Sale Transaction and Funding of Certain Liquidation Trusts and Reserves

The Debtors intend to treat the sale of assets pursuant to the Sale Transaction as a taxable transaction for federal income tax purposes as well as for state and local income and franchise tax purposes.  If such treatment is respected, the Debtors will generally recognize taxable gain or loss equal to the difference between the purchase price allocated to the assets and the tax basis of the Debtors in the assets.

Due largely to limitations on the use of NOLs at the federal, state and local levels, the Debtors estimate that material income and franchise tax liability will arise from the Sale Transaction.  Due to the status of the Debtors’ tax records, they are currently unable to determine with certainty the amount of this tax liability.  However, based on the best available current information, the Debtors predict that this tax liability will be between approximately $430 million and $790 million.  This predicted range of the tax liability, however, is subject to substantial uncertainty, and may change materially as the Debtors continue updating their tax records.  Also, the Debtors expect that the amount of NOLs and other tax attributes available to offset gain recognized in the Sale Transaction will change due to amendments of previously filed tax returns to conform to the financial restatement.

The availability of NOLs, and possibly some other tax attributes of the Debtors, to offset the gain arising from the Sale Transaction may depend on whether there is a change in ownership of the Debtors prior to the Sale Transaction triggering the limitation of section 382 of the Tax Code.  Although the Debtors obtained relief from the Bankruptcy Court in order to attempt to prevent any such change of ownership, there can be no assurance that a change of ownership will not have occurred prior to the Sale Transaction.  If a change of ownership were deemed to occur prior to the Sale Transaction Closing, the tax liability arising from the Sale Transaction could be materially greater than the estimate above.

For federal income tax purposes, the Debtors will treat the transfer of certain litigation claims and the Litigation Prosecution Fund to the Contingent Value Vehicle as a distribution of such assets by the Debtors to the Contingent Value Vehicle Holders in a taxable transaction followed by a transfer of such assets by such holders to the Contingent Value Vehicle.  Similarly, the Debtors will treat the transfer of the equity interest of Century to the Puerto Rico Liquidating Trust as a distribution of such equity interest by the Debtors to the holders of the Puerto Rico Trust Interests followed by a transfer of such equity interest by such holders to the Puerto Rico Liquidating Trust.  These deemed distributions for federal income tax purposes will generally cause the Debtors to recognize gain or loss equal to the fair market value of the distributed assets less the tax basis of the Debtors in such assets.

For federal income tax purposes, the Debtors, the Distribution Company and the Plan Administrator intend to treat the cash transferred to the Cash Funded Reserves (as defined below) in connection with the Sale Transaction as transferred to the Debtors and then contributed by the Debtors to the Cash Funded Reserves.  Absent definitive administrative or judicial guidance to the contrary, the Debtors, the Distribution Company and the Plan Administrator intend to treat the Reserved Cash, the Prepetition Tax Reserve and the Postpetition Tax Reserve (the “Cash Funded Reserves”) as one or more grantor trusts for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes.  If such treatment is respected, the Cash Funded Reserves will not be treated as separate entities that are subject to the federal income tax.  Instead, the Debtors will be taxed on their allocable shares of income and gain of the Cash Funded Reserves for a taxable year as their grantors and deemed owners, whether or not any distributions from the Cash Funded Reserves were made to or on behalf of the Debtors in such taxable year.  There can be no assurance that the IRS or a court of law will agree with the classification of the Cash Funded Reserves as one or more grantor trusts and a different classification of the Cash Funded Reserves could result in their being subject to income taxes and in a different income tax treatment of the Debtors.  The Plan requires all holders of Allowed Claims and Equity Interests (in their capacities as such) to follow the treatment of the Cash Funded Reserves described above.

2.              Cancellation of Debt

COD income is generally includable in a taxpayer’s gross income.  However, if COD income is recognized by a debtor in a bankruptcy case, it is generally excluded from the debtor’s gross income. When the debtor in a bankruptcy case is a partnership for federal income tax purposes, the bankruptcy exception is applied at the partner level, not at the partnership level.

The Tax Code provides that where COD income is excluded because of this bankruptcy exception, the debtor must reduce certain of its tax attributes — such as NOLs, current year losses, tax credits and tax basis in property — by the amount of any excluded COD income after the determination of the federal income tax for the year of the discharge of the debt.  The amount of the COD income will equal the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction).  To the extent the amount of COD income exceeds the tax attributes available for reduction, the remaining COD income is without further current or future tax cost to the debtor.  If, however, nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD income.

Special rules apply where the excluded COD income is recognized by a debtor that is a member of a consolidated group.  Under these rules, the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member) are first subject to reduction.  To the extent that the excluded discharge of indebtedness income exceeds the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member), the regulations generally require the reduction of certain consolidated tax attributes attributable to other members of the group.  If one of the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that certain corresponding reductions be made to the tax attributes of the lower-tier member (including consolidated tax attributes attributable to such lower-tier member).

The Debtors anticipate that some of them will recognize COD income as a result of the discharge of Claims pursuant to the Plan. The amount of the COD will depend, in part, on the amount of cash and the value of the shares of TWC Class A Common Stock, Contingent Value Vehicle Interests and Puerto Rico Trust Interests issued pursuant to the Plan.  Under the rules discussed above, the NOLs of the Adelphia Group may be substantially reduced or eliminated as a result of this COD income. Other tax attributes may also be reduced.

The Debtors do not expect to hold material non-cash assets at the end of the taxable year in which the discharge of Claims occurs.  In such case, the attribute reductions should not result in a substantial tax cost to the Debtors.  There can be no assurance, however, that the IRS will not seek to challenge such treatment and require basis reduction with respect to the assets held by the Debtors or assert that the Debtors actually or constructively hold additional assets subject to basis reduction. If the IRS were successful in requiring such basis reduction, the Debtors could be subject to additional income and franchise tax liability, potentially in a material amount.  Furthermore, to the extent elements of the Sale Transaction were to occur in more than one taxable year or the Debtors were to hold operating assets either directly or through other entities, such as the Managed Cable Entities, at the end of the year in which Claims are discharged, the basis reduction could result in materially increased income and franchise tax liability of the Debtors.

B.            CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND EQUITY INTERESTS

1.              Distributions in Discharge of Claims and Equity Interests

The Debtors believe that, upon the receipt of cash, shares of TWC Class A Common Stock, Contingent Value Vehicle Interests or Puerto Rico Trust Interests, a holder of a Claim or Equity Interest will generally recognize gain or loss equal to (1) the amount of cash plus the fair market value of the shares of TWC Class A Common Stock received and of the holder’s pro rata share of the assets transferred to the Contingent Value Vehicle and the Puerto Rico Liquidating Trust less (2) the tax basis of the holder in the Claim or Equity Interest (except to the extent attributable to accrued but unpaid interest).  However, a holder may be unable to currently deduct any such loss, and may recognize additional income, to the extent such holder may be entitled to receive distributions from a reserve, holdback or escrow established in connection with the Plan.  Note that a holder must take into account such holder’s pro rata share of the assets transferred to the Contingent Value Vehicle and the Puerto Rico Liquidating Trust for purposes of recognizing the gain or loss even if such holder receives no distributions from such vehicle or trust.

  The fair market value of a share of TWC Class A Common Stock for federal tax purposes will generally be the average of the highest and lowest selling prices on the day of the receipt.  The tax basis of a holder in a Claim or Equity Interest will generally be equal to the holder’s cost therefor (increased by any original issued discount or market discount previously included in income by the holder and decreased by the amount of any payments, other than qualified stated interest payments, received by the holder with respect to the Claim).

The characterization of gain or loss recognized by a holder as capital or ordinary will be determined by a number of factors, including the tax status of the holder, whether the Claim or Equity Interest constitutes a capital asset in the hands of the holder, whether the Claim was acquired at a market discount, whether and to what extent the holder previously had claimed a bad debt deduction, and the origin of the Claim.  The deductibility of capital losses is subject to limitations.  Any capital gain or loss recognized by a holder will be long-term capital gain or loss if the Claim or Equity Interest was held for more than one year.

For federal income tax purposes, the Debtors will treat each holder that receives an interest in the Contingent Value Vehicle or the Puerto Rico Liquidating Trust as receiving from the Debtors in a taxable transaction its pro rata share of the assets transferred to the Contingent Value Vehicle or the Puerto Rico Liquidating Trust.  The holder will be treated as then contributing those assets in exchange for the interest in the Contingent Value Vehicle or the Puerto Rico Liquidating Trust. Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Plan requires the holders of interests in the Contingent Value Vehicle and the Puerto Rico Liquidating Trust to follow such treatment consistently.

The tax treatment described above depends upon the characterization of the TW Adelphia Acquisition as a taxable asset sale.  There can be no assurance, however, that the IRS will not seek to challenge this characterization and treat the TW Adelphia Acquisition as tax-free.  If the IRS were successful in challenging the characterization of the TW Adelphia Acquisition, a holder who receives TWC Class A Common Stock and whose Claim or Equity Interest constitutes a “stock or security” for federal income tax purposes generally (1) would recognize any gain realized by the holder on the distribution up to the extent of the amount of cash and the fair market value of any assets (other than TWC Class A Common Stock) distributed to such holder, (2) would not be entitled to recognize a loss on the exchange, (3) would have a holding period in the TWC Class A Common Stock that includes the holder’s holding period in its Claim or Equity Interest (except to the extent received for accrued but unpaid interest) and (4) would have a tax basis in the TWC Class A Common Stock equal to the holder’s basis in its Claim or Equity Interest (including any Claim for accrued but unpaid interest), increased by the amount of gain recognized on the distribution, and decreased by any deductions claimed in respect of any previously accrued interest, the amount of cash and the fair market value of such other assets distributed.  The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular Claim constitutes a security depends on an overall evaluation of its nature.  One of the most significant factors considered in determining whether a particular Claim is a security is its original term.  In general, debt issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) are less likely to constitute securities, whereas debt obligations with a weighted average maturity of 10 years or more are more likely to constitute securities.  The Equity Interests will generally constitute stock.

2.              Market Discount

Any holder of a Claim with tax basis less than the amount payable at maturity (or possibly the “adjusted issue price”) generally will be subject to the market discount rules of the Tax Code  (unless such difference is less than a prescribed de minimis amount).

Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a Claim as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Claim at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount claim, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all Claims and other debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Claims to their maturity date, unless the holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a claim-by-claim basis.

3.              Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any distribution to a holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder will generally recognize a loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all distributions in respect of any Claim (other than distributions after the Effective Date from the Contingent Value Vehicle) will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any.  However, there is no assurance that such allocation will be respected by the IRS or a court of law for federal income tax purposes.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

4.              Taxation of the Contingent Value Vehicle, the Puerto Rico Liquidating Trust and Their Interest Holders

Absent definitive administrative or judicial guidance to the contrary, the Debtors, the Contingent Value Vehicle Trustee and the trustee of the Puerto Rico Liquidating Trust will treat the Contingent Value Vehicle and the Puerto Rico Liquidating Trust (the “Liquidating Trusts”) as grantor trusts for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes.  If such treatment is respected, the Liquidating Trusts will not be subject to income tax.  Instead, their interest holders will be taxed on their allocable shares of income and gain of the Liquidating Trusts for a taxable year as its grantors and deemed owners, whether or not they received any distributions from the Liquidating Trusts in such taxable year.  The holding period of an interest holder of a Liquidating Trust in its pro rata share of the assets held by the Liquidating Trust will begin on the day following their deemed distribution to the holder and their tax basis will be equal to their fair market value on the day of the distribution.  Under the Plan, the interest holders of the Liquidating Trusts are required to follow the treatment described in this paragraph for federal income tax purposes.  There can be no assurance that the IRS will agree with the classification of a Liquidating Trust as a grantor trust for federal income tax purposes and a different classification of a Liquidating Trust could result in its being subject to income taxes and in a different income tax treatment of its interest holders.

5.              Taxation of Certain Reserves, Holdbacks and Escrows and Their Beneficiaries

Distributions from the reserves, holdbacks and escrows established in connection with the Plan will be made to holders of Disputed Claims after such Claims are subsequently Allowed and to holders of Allowed Claims (whether such Claims were Allowed on or after the Effective Date) after Disputed Claims are subsequently disallowed.  Such distributions (other than amounts attributable to earnings) should be taxable to the recipients in accordance with the principles discussed above.

Under section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund, or similar fund are subject to current tax.  Although certain Treasury Regulations have been issued under this section, no final Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting.  On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of escrows similar to the reserves, holdbacks and escrows here involved that are established after the date such Treasury Regulations become final.  In general, such Treasury Regulations would tax such an escrow in a manner similar to a qualified settlement fund or a corporation.  As to previously established escrows covered by such Treasury Regulations, the regulations would provide that the IRS would not challenge any reasonably and consistently applied method of taxation for income earned by the escrow, and any reasonably and consistently applied method for reporting such income.

The Debtors (1) intend to treat the Debtor Group Reserves, the FrontierVision Holdco Holdback, the Inter-Creditor Dispute Holdback, the Transaction Escrows, the Bank Securities Action Indemnification Fund and any other reserves, holdbacks and escrows established in connection with the Plan for the benefit of holders of Claims and Equity Interests (other than the Cash Funded Reserves) as one or more disputed ownership funds for federal income tax purposes taxable in accordance with proposed Treasury Regulations Section 1.468B-9, and (2) to the extent permitted by applicable law, to report consistently for state and local income tax purposes.  If such treatment is not available with respect to any such reserve, holdback or escrow under applicable law in effect for a taxable period, then for federal income tax purposes the Debtors intend to treat such reserve, holdback or escrow in such period as one or more trusts subject to a separate entity tax.  For federal income tax purposes, the Debtors intend to treat the cash and TWC Class A Common Stock transferred to such reserves, holdbacks and escrows in connection with the Sale Transaction as received by the Debtors from TW NY and Comcast pursuant to the Sale Transaction and then transferred by the Debtors to such reserves, holdbacks and escrows. The Plan requires all holders of Allowed Claims and Equity Interests, the Distribution Company, the Century-TCI Distribution Company, the Parnassos Distribution Companies and the Plan Administrator to follow the treatment of such reserves, holdbacks and escrows as described above.  Accordingly, the Distribution Company, the Century-TCI Distribution Company, the Parnassos Distribution Companies and the Plan Administrator intend to report as subject to a separate entity level tax any amounts earned by such reserves, holdbacks and escrows.  There can be no assurance that the IRS will agree with the classification of such reserves, holdbacks and escrows established in connection with the Plan as one or more disputed ownership funds for federal income tax purposes and a different classification could result in a different income tax treatment of such reserves, holdbacks and escrows and of the holders entitled to distributions therefrom.

In light of the foregoing, each holder entitled to distributions from the reserves, holdbacks and escrows established in connection with the Plan is urged to consult its tax advisors regarding the potential tax treatment of such reserves and escrows, distributions therefrom, and any tax consequences to such holder relating thereto.

C.            INFORMATION REPORTING AND WITHHOLDING

All distributions to holders of Allowed Claims and Equity Interests under the Plan are subject to any applicable withholding obligations (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate.  Backup withholding generally applies if the holder:  (1) fails to furnish its social security number or other taxpayer identification number (“TIN”); (2) furnishes an incorrect TIN; (3) fails properly to report interest or dividends; or (4) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

XVI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include:

•                  the liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and

•                  the preparation and presentation of an alternative plan or plans of reorganization.

A.            LIQUIDATION UNDER CHAPTER 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code.  In such event, a trustee would be elected or appointed to liquidate the assets of the Debtors.  A discussion of the effect that a chapter 7 liquidation would have on recoveries of holders of Claims and Equity Interests is set forth in Section V.C.2, titled “Confirmation Standards,” of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in, among other things:  (1) smaller distributions being made to creditors and interest holders than those provided for in the Plan, due to, among other things, the additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of financial and legal advisors; (2) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation; and (3) the failure to realize the greater, going concern value of the Debtors’ assets.  See the Debtors’ Liquidation Analysis, attached to this Disclosure Statement as Exhibit H.

B.            ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or, assuming exclusivity is terminated or lapses, any other party in interest may attempt to formulate a different plan of reorganization.  Such a plan could involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets.  The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

The Debtors believe that the Plan allows creditors and interest holders to realize the highest recoveries under the circumstances.  In a liquidation under chapter 11 of the Bankruptcy Code, a trustee would not need to be appointed and the assets of the Debtors could be sold in an orderly fashion, which could occur over a more extended period of time than in a liquidation under chapter 7.  Accordingly, creditors likely would receive greater recoveries in a chapter 11 liquidation than in a chapter 7 liquidation.  Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

XVII.  CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives could involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors urge holders of Impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by the Voting Agent no later than     :00 p.m., New York City time, on                      , 2005 (or, in the case of beneficial holders who hold their securities through intermediaries, please provide voting instructions to such intermediaries by                         , 2005 at     :00 p.m. or such other date as specified by the intermediaries).

Dated:            New York, New York

                       , 2005

ADELPHIA COMMUNICATIONS CORPORATION,
a Delaware corporation
(for itself and on behalf of each of the Debtors)

By:
Name: William T. Schleyer
Title: Chairman and Chief Executive Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Attorneys for Debtors and Debtors in Possession

APPENDIX A

INDEX OF DEFINED TERMS

2001 Annual Report	71
2003 Annual Report	405
A/N	298
A/N Subsidiary	298
A/N Systems	298
ACC	vii
ACC Bring-Downs	251
ACC Class 1 Representations	251
ACC Class A Common Stock	51
ACC Class B Common Stock	51
ACC Common Stock	51
ACC Common Stock Interests	71
ACC Covenant Bring-Down	251
ACC CVV Share	224
ACC Financial Deliveries	246
ACC Notes	67
ACC Operations	61
ACC Preferred Stock	71
ACC Representation Bring-Down	251
ACC Senior Notes	67
ACC Subordinated Notes	67
accumulators	428
Acknowledgments	411
Acquired Systems	50
Acquisition and Swap Intercompanies	187
Acquisition Proposal	257
Adelphia Acquired Systems	50
Adelphia Group	430
Adelphia Joint Venture Partner	49
Adelphia-Rigas Settlement Agreement	52
Administrative Bar Date	426
Agent	203
Alleged Claims	422
Allen	12
Alternate Failsafe Agreement	271
Alternate Failsafe Transaction	271
Alternate Plan	258
Amended Complaint	408
Amended TW Pension Plan	319
AMT	283
Annex Agreements	422
AOL	277
AOL Consent Decree	300
AOL Merger	300
AOL Order	300
Arahova	414
Arahova Emergency Motions	420
Asset Purchase Agreement	416
Assumed Sale Liabilities	236
Assumption Intercompanies	187
ATC	285

ATC Contribution	286
ATC Contribution Agreement	286
Bank Complaint	411
Bank Lender Fee Claim	197
Bank Lender Post-Effective Date Fee Claim	197
Bank Release	195
Bank Securities Action Indemnification Claim	197
Bank Securities Action Indemnification Fund	198
Bankruptcy Code	vii
Bankruptcy Court	i
Bankruptcy Rules	8
Bar Date	425
Bar Date Order	425
Bid Procedures Order	238
Bidding Procedures Provision	256
Board	51
Borrowing Groups	402
Bring-Down Provision	256
Bucktail	47
Budgeted Cash Flow	189
Business Plan	344
Buyer Bring-Downs	253
Buyer Covenant Bring-Down	253
Buyer Representation Bring-Down	253
Cable Act	64
Cable Holdco	271
Cable Holdco II	265
Cable Holdco III	268
CALEA	63
California Cablevision Action	416
Carryover Directors	398
Cash Funded Reserves	431
CAV	354
CCC	78
Century	52
Century Co-Borrowing Facility	65
Century Plan	415
Century/ML Cable Venture	x
Century/ML Redemption	415
Century-TCI California	66
Century-TCI Prepetition Credit Agreement	66
Century-TCI/Parnassos JVs	48
Chapter 11 Cases	52
City	416
Claims Agent	6
CLEC	57
Co-Borrowing Facilities	65
Comcast	vii
Comcast Acquired Systems	50
Comcast Adelphia Acquisition	47
Comcast Assumed Sale Liabilities	236
Comcast Contracts	209
Comcast Discharge Amount	49
Comcast Group	49
Comcast Joint Venture Partners	49
Comcast Plan Letter	212

Comcast Purchase Agreement	1
Comcast Registration Rights Agreement	294
Comcast Representation Bring-Down	253
Comcast Subsidiary	266
Comcast Subsidiary I	270
Comcast Trust I	268
Comcast Trust II	264
Comcast TWC Lock-up Period	295
Comcast TWE Lock-Up Period	297
Commencement Date	52
Committees	400
Communications Act	64
Company	x
Company Claims	418
Company/Comcast Methodology	x
Company’s Administrative Claims	422
Confidential Supplements	420
Confirmation Date	232
Confirmation Hearing	1
Confirmation Order Provision	256
Continuing Bank Actions	196
Continuity Program	404
Coudersport	47
County	416
Covington	398
Creditors’ Committee	400
Crestview	423
Cure Costs	240
CVV ACC Subordinated Notes Potential Distribution	225
DBS	279
Debtor Group	61
Debtor Group Maximum Value	88
Debtor Group Maximum Value Limitation	88
Debtors	vii
Deemed Value	86
Defendants	411
Deficiency	87
Delaware Action	414
Delayed Consideration	91
Deloitte	397
Devon Adversary Proceeding	418
Devon Claims	418
Devon Complaint	418
Devon G.P.	418
Devon Mobile	418
Devon Mobile Bankruptcy Court	418
Devon Plan	418
Disclosure Statement	i
Disclosure Statement Order	1
Dismissed Bank Actions	195
Disputed MCE Systems	241
Distribution Record Date	206
distributors	428
District Court	52
DoJ	13
DPL	283

Drop Dead Provision	255
DSL	279
DTC	203
DVR	63
EBITDA	288
Effective Date	237
Employment Agreement	404
Entercom	421
Equity Committee	400
Escrow Amount	242
ESN	61
Estimation Procedures	83
EVP KERP Order	404
EVP Stay Plan	404
Excess	90
Excess Reserve Debtor Group	90
Exchange Act	xi
Exchange Agreement	49
Exchange Class 1 Representations	263
Exchange Outside Closing Date	264
Exchanges	49
Excluded Assets	239
Excluded Liabilities	255
Excluded Parties	52
Exclusive Period	409
Expanded Transaction	49
Expanded Transaction Letter Agreement	1
Extended DIP Facility	402
Extended Outside Date	255
Failsafe Agreement	271
Failsafe Transaction	271
FCC	48
Fence Jumpers	188
Fifth Omnibus Objection	426
Final DIP Order	411
Financial Projections	352
First Omnibus Objection	425
First Payment Date	204
Forgent	283
Fourth Omnibus Objection	425
FrontierVision Prepetition Credit Agreement	66
Ft. Myers	70
Ft. Myers Note Action	419
Ft. Myers Term Note	70
FTC	50
FVOP	66
GAAP	54
Government Settlement Agreement	47
Government-Rigas Settlement Agreement	47
Group 1 Business	239
Group 2 Business	240
GUL	315
HDTV	63
HFC	278
Highland	415
Historic Entries	188

Historic TW	277
HSD	273
HSI	59
HSR Act	48
IAA	415
Implementing Request	196
Indemnified Parties	254
Initial DIP Facility	401
Initial Offering Date	257
Intercompany B	187
Intercompany C	187
Intercompany C1	187
Intercompany C2	187
Intercompany D	187
Inter-Creditor Dispute	184
Inter-Creditor Dispute Holdback	84
Inter-Creditor Dispute Resolution	84, 85
Interim Management Services	52
Intervenor Complaint	411
IRS	430
Judgment Amount	228
KCCP	299
LFAs	48
License Agreement	423
LTM OCF	189
M&A Advisors	12
Managed Cable Entities	x
Managed Entities	x
Matching Contribution	312
Material Adverse Effect	252
May 14, 2002 Order	417
May 2005 Schedules	186
MCE Systems	9, 47
MDL Proceedings	410
Measurement Date	243
MidOcean	423
ML Media	414
MMDS	280
Modified Bid Procedures Motion	239
Moody’s	227
Motion for Leave	418
Motions Provision	256
MSG Sublicense Agreement	423
MSOs	301
NDA	238
NFHLP	417
NFHLP Bankruptcy Court	417
NFHLP Debtors	417
NOL	424
Non-OCB Contract	240
Notes	68
Notice of Setting of Plan Reserve	83
NYSE	47
NYSE Listing Alternatives	47
OCB Contracts	240
OIBDA	273

OID	434
Old TW Pension Plan	318
Olympus	70
Olympus Co-Borrowing Facility	65
Other Classes	87
Other Rigas Entities	57
Outside Date	255
Parent Agreement	47
Parent Material Adverse Effect	254
Parnassos	66
Parnassos Prepetition Credit Agreement	66
Partnership Interest Sale Agreement	297
Payment in Full	86
PCM	419
PCP	419
Periodic Distribution Date	80
Permitted Investments	227
Permitted Promotion	243
Phase I	238
Phase II	238
Plan	i
Plan Consideration	82
Plan Supplement	viii
Praxis Partnership	419
Preference Period	419
Preferred Stockholders	414
Prepetition Credit Agreements	65
Prepetition Lender Litigation	411
Prepetition Lender Litigation Settlement	195
Prime Rate	228
Privilege	222
Pro Forma TWC	352
Profit Sharing Plan	319
Profit Sharing Plan Offset	319
Projection Period	343
Projections	343
Proximate Cause Party	255
PRP	260
PSTN	63
Puerto Rico Interests	423
Puerto Rico Systems	423
Purchase Agreements	vii
Purchased Assets	239
Push Down Accounting	187
PwC	405
Recap Agreement	415
Reciprocal Release	195
Redemption Agreements	49
Redemption Outside Closing Date	266
Redemption Transactions	268
Redemptions	49
Reimbursed Holder	200
Released Bank Lender Defendants	195
Released Obligations	216
Released Parties	216
Resolution Process	184

Resolution Process Order	184
Restitution Fund	52
Retained Claims	241
RICO	408
Rigas Co-Borrowing Entities	x
Rigas Criminal Action	406
Rigas Family	x
Rigas Family Agreement	398
Rigas Family Entities	51
Rigas Management	51
Rigas Subordinated Notes	67
S&P	227
Sabres	423
Sale Plan	246
Sale Transaction	vii
Sale Transaction Closing	47
Sales Protocol	238
Sarbanes-Oxley Act	244
Savings Plans	281
Schedules	425
SEC	vii
SEC Civil Action	406
Second Circuit	53
Second DIP Facility	402
Second Omnibus Objection	425
Second Request	50
Securities Act	xi
Series E Preferred Stock	57
Series F Preferred Stock	71
Settlement Authority	195
Seventh Omnibus Objection	426
Severance Plan	259
SFAS	55
SFAS No. 142	55
Shared Assets	422
Shared Services	422
Shareholder Agreement	323
Shortfall Debtor Group	87
Sixth Omnibus Objection	426
SMATV	280
Social Security Offset	319
Solicitation Period	409
SOP 90-7	54
South American Ventures	422
Special Committee	398
Specified Business	239
Specified Businesses and Residual ACC	329
Specified Period	324
Stakeholder Vote Provision	256
Standing Decision	411
Standing Stipulation	411
Stay Plan	404
STIP	403
Subject Class	87
Sublicense Motion	423
Subordinated Notes	415

Subordination Provisions	177
Subsidiary Notes	68
Supercable Colombia	422
Supercable Shares	422
Supercable SPA	422
Supercable Venezuela	422
Superior Alternate Plan	258
Superior Proposal	258
Superior Proposal or Plan Provision	256
SW Systems	300
Tax Code	48
TBS	300
TCP	299
TDM	277
TelCove	57
TelCove Plan	422
TelCove Settlement	422
Tele-Media Ventures	423
terminal year	354
Termination Fee Event	257
Third Omnibus Objection	425
Thousand Oaks Action	416
Threshold Amount	206
Time Warner	vii
Time Warner Common Stock	312
Time Warner Group	292
Time Warner Registration Rights Agreement	295
Time Warner Restricted Stock	312
TIN	435
TKCCP	299
TMCD	423
Tranche A Loan	402
Tranche B Loan	402
Transferred Employees	259
Transferred In Subsidiaries	189
Transferred Out Subsidiaries	189
Turner Consent Decree	300
TW Adelphia Acquisition	47
TW Contracts	209
TW Excess Plan	319
TW Guarantors	288
TW NY	viii
TW NY Assumed Sale Liabilities	236
TW NY Holding	286
TW NY Released Parties	260
TW Paper	288
TW Partners	298
TW Pension Plans	319
TW Plan Letter	212
TW Purchase Agreement	1
TW Representation Bring-Down	253
TWC	vii
TWC Alternate Failsafe Systems	271
TWC Borrowers	287
TWC Class A Common Stock	47
TWC Class B Common Stock	286

TWC Credit Agreement	287
TWC Equity Securities Exceptions	242
TWC Failsafe Systems	271
TWC Financing Arrangements	290
TWC Group	49
TWC Methodology	x
TWC Named Executive Officers	311
TWC Pension Plans	320
TWC Redemption	264
TWC Redemption Agreement	49
TWC Redemption Systems	265
TWC Savings Plan	312
TWC/Comcast Agreements	49
TWC/Comcast Tax Matters Agreement	267
TWC/Comcast Transactions	49
TWE	49
TWE Indenture	324
TWE Intellectual Property Agreement	326
TWE Notes	288
TWE Redemption	268
TWE Redemption Agreement	49
TWE Redemption Systems	268
TWE Restructuring	284
TWE-A/N	285
TWI Cable	326
TWI Cable Intellectual Property Agreement	326
U.S. Attorney	47
UBS	12
UCA/HHC Co-Borrowing Facility	66
Unclaimed Property	206
Union Employees	259
Urban LP	300
Urban LP Acquisition	300
US Trustee	400
Valid Setoff	228
Verizon Cable Assets	416
Verizon Media Ventures	416
VOD	62
VoIP	63
Voting Agent	6
Voting Deadline	6
WCI	288
X Clause Plaintiffs	415
XO Transactions	187

EXHIBIT A

PLAN OF REORGANIZATION

[Concurrently Filed Herewith]

EXHIBIT B

DISCLOSURE STATEMENT ORDER

[To Be Filed Subsequently]

Exhibit C

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

TIME WARNER NY CABLE LLC

Dated as of April 20, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND TERMS
Section 1.1	Certain Definitions
Section 1.2	Other Interpretive Provisions

ARTICLE II PURCHASE AND SALE OF THE SPECIFIED BUSINESSES
Section 2.1	Purchase and Sale of Assets
Section 2.2	Excluded Assets
Section 2.3	Assumption of Liabilities
Section 2.4	Excluded Liabilities
Section 2.5	Purchase Price
Section 2.6	Closing Adjustment Amount
Section 2.7	MCE Systems
Section 2.8	Closing
Section 2.9	Deliveries by Buyer
Section 2.10	Deliveries by Seller
Section 2.11	Non-Assignability of Assets

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.1	Organization and Qualification
Section 3.2	Subsidiaries and Transferred Investments
Section 3.3	Corporate Authorization
Section 3.4	Consents and Approvals
Section 3.5	Non-Contravention
Section 3.6	Binding Effect
Section 3.7	Financial Statements
Section 3.8	Litigation and Claims
Section 3.9	Taxes
Section 3.10	Employee Benefits
Section 3.11	Compliance with Laws
Section 3.12	Environmental Matters
Section 3.13	Intellectual Property
Section 3.14	Labor
Section 3.15	Contracts
Section 3.16	Cable System and Subscriber Information
Section 3.17	Franchises
Section 3.18	Network Architecture
Section 3.19	Absence of Changes
Section 3.20	Assets
Section 3.21	Real Property
Section 3.22	Absence of Liabilities
Section 3.23	Insurance
Section 3.24	Friendco Purchase Agreement
Section 3.25	Transactions with Affiliates
Section 3.26	Finders’ Fees

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Section 3.27	No Other Representations or Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.1	Organization and Qualification
Section 4.2	Subsidiaries
Section 4.3	Corporate Authorization
Section 4.4	Buyer Interests and Parent Capital Stock
Section 4.5	Purchase Shares
Section 4.6	Consents and Approvals
Section 4.7	Non-Contravention
Section 4.8	Binding Effect
Section 4.9	Financial Statements
Section 4.10	Litigation and Claims
Section 4.11	Taxes
Section 4.12	Employee Benefits
Section 4.13	Compliance with Laws
Section 4.14	Environmental Matters
Section 4.15	Intellectual Property
Section 4.16	Labor
Section 4.17	Contracts
Section 4.18	Parent Cable Systems and Subscriber Information
Section 4.19	Parent Franchises
Section 4.20	Network Architecture
Section 4.21	Absence of Changes
Section 4.22	Assets
Section 4.23	Absence of Liabilities
Section 4.24	Friendco Agreements
Section 4.25	No On-Sale Agreements
Section 4.26	Finders’ Fees
Section 4.27	Opinion of Financial Advisors.
Section 4.28	No Other Representations or Warranties

ARTICLE V COVENANTS
Section 5.1	Access and Information
Section 5.2	Conduct of Business
Section 5.3	Conduct of Parent Business
Section 5.4	Amended and Restated Charter and Amended and Restated By-laws
Section 5.5	Listing of Purchase Shares
Section 5.6	Commercially Reasonable Efforts
Section 5.7	Tax Matters
Section 5.8	Post-Closing Obligations of each Specified Business to Certain Employees
Section 5.9	Ancillary Agreements
Section 5.10	Acquisition Proposals
Section 5.11	Additional Financial Information
Section 5.12	Post-Closing Consents

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Section 5.13	Bankruptcy Proceedings
Section 5.14	Equipment Leases
Section 5.15	Expanded Transaction
Section 5.16	Environmental Matters
Section 5.17	SOA Compliance
Section 5.18	Franchise Expirations
Section 5.19	Exchange Act Filings
Section 5.20	Cooperation upon Inquiries as to Rates
Section 5.21	Third Party Confidentiality Agreements
Section 5.22	Enforcement
Section 5.23	Subscriber Reports
Section 5.24	Transitional Services

ARTICLE VI CONDITIONS TO CLOSING
Section 6.1	Conditions to the Obligations of Buyer and Seller
Section 6.2	Conditions to the Obligation of Buyer
Section 6.3	Conditions to the Obligation of Seller

ARTICLE VII SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 7.1	Survival
Section 7.2	Indemnification by Seller
Section 7.3	Indemnification by Buyer
Section 7.4	Third Party Claim Indemnification Procedures
Section 7.5	Consequential Damages; Materiality; Interest
Section 7.6	Payments
Section 7.7	Characterization of Indemnification Payments
Section 7.8	Remedies

ARTICLE VIII TERMINATION
Section 8.1	Termination by Mutual Consent
Section 8.2	Termination by Either Buyer or Seller
Section 8.3	Termination by Seller
Section 8.4	Termination by Buyer
Section 8.5	Effect of Termination

ARTICLE IX MISCELLANEOUS
Section 9.1	Notices
Section 9.2	Amendment; Waiver
Section 9.3	No Assignment or Benefit to Third Parties
Section 9.4	Entire Agreement
Section 9.5	Debtor Obligations Joint and Several; Fulfillment of Obligations
Section 9.6	Public Disclosure
Section 9.7	Expenses
Section 9.8	Schedules
Section 9.9	Bulk Sales
Section 9.10	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury

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Section 9.11	Counterparts
Section 9.12	Headings
Section 9.13	Severability
Section 9.14	Specific Enforcement

iv

EXHIBITS AND ANNEXES

EXHIBITS

Exhibit 1.1(a)	-	Form of Amended and Restated By-laws
Exhibit 1.1(b)	-	Form of Amended and Restated Charter
Exhibit 5.15(a)(i)	-	Form of Expanded Agreement

ANNEXES

Annex A	-	Seller Disclosure Schedule
Annex B	-	Buyer Disclosure Schedule

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ASSET PURCHASE AGREEMENT, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation (“Seller”), and Time Warner NY Cable LLC, a Delaware limited liability company that has elected to be classified as a corporation for United States federal income tax purposes (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.

W I T N E S S E T H:

WHEREAS, Seller and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) (the “Reorganization Case”) on or after June 10, 2002 (the “Petition Date”) in the Bankruptcy Court;

WHEREAS, Seller and its Affiliates are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule A of the Seller Disclosure Schedule and on Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) to the Friendco Purchase Agreement, and are engaged in the other businesses and have such other holdings as are set forth on Schedule B of the Seller Disclosure Schedule (together, the “Business”);

WHEREAS, Time Warner Cable Inc., a Delaware corporation (“Parent”), and its Subsidiaries, including Buyer, are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule C of the Buyer Disclosure Schedule (the “Parent Business”);

WHEREAS, Seller desires to sell and assign, and to cause certain of its Affiliates to sell and assign, to Buyer and Buyer desires to purchase and assume from Seller and such Affiliates certain Assets and Liabilities of the Business, as more particularly set forth herein, including the Systems servicing the geographical areas listed in Part 1 of Schedule A of the Seller Disclosure Schedule (the “Group 1 Systems”), Part 2A of Schedule A of the Seller Disclosure Schedule (the “Group 2 Systems”) and Part 2B of Schedule A of the Seller Disclosure Schedule (the “MCE Systems” and, together with the Group 1 Systems and Group 2 Systems, the “Acquired Systems”);

WHEREAS, the parties intend that the Transaction shall constitute a taxable transaction for all income Tax purposes and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax Law, as applicable);

WHEREAS, simultaneously with the execution hereof, Seller and Comcast Corporation, a Pennsylvania corporation (“Friendco”), are entering into an Asset Purchase Agreement (together with the schedules and exhibits thereto, all as amended from time to time with the approval of Buyer and disregarding the effectiveness of any waiver by Friendco not approved by Buyer and any waiver by Seller not approved by Buyer to the extent it adversely affects Buyer, the “Friendco Purchase Agreement”) pursuant to which Seller has agreed to sell and assign, and to cause certain of its Affiliates to sell and assign, to Friendco and Friendco has agreed to purchase and assume from Seller and such Affiliates on the terms set forth therein, certain Assets and Liabilities of the Business, as more particularly set forth therein (the “Friendco Business”);

WHEREAS, simultaneously with the execution hereof, Parent, Friendco and certain of their Affiliates are entering into the Exchange Agreement, pursuant to which Buyer and/or certain of its Affiliates will convey to Friendco and/or certain of its Affiliates and Friendco and/or certain of its Affiliates will assume from Buyer and/or certain of its Affiliates the Business Related to the Group 1 Systems and the Group 1 Shared Assets and Liabilities (the “Group 1 Business”), together with additional Systems owned and managed by certain of Parent’s Subsidiaries, in exchange for a portion of the Friendco Business, together with additional Systems owned and managed by Friendco or its Affiliates, all as more specifically set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, upon consummation of the Transaction and the Exchange, the portion of the Business retained by Buyer will be (a) that portion of the Business Related to the Group 2 Systems, (b) that portion of the Business Related to the MCE Systems and (c) the Group 2 Shared Assets and Liabilities (collectively, the “Group 2 Business” and together with the Group 1 Business, the “Acquired Business”); provided, however, that the Acquired Business shall exclude the Assets and Liabilities identified on Schedule D of the Seller Disclosure Schedule;

WHEREAS, as an inducement to Seller to enter into this Agreement, simultaneously with the execution hereof, Parent, Buyer and Seller are entering into a Parent Agreement pursuant to which Parent is guaranteeing the performance of Buyer hereunder (the “Parent Agreement”);

WHEREAS, prior to or at the Closing, Seller, Buyer and an escrow agent to be mutually selected by Buyer and Seller (the “Escrow Agent”) will enter into an escrow agreement in form and substance reasonably acceptable to Buyer and Seller (the “Escrow Agreement”);

WHEREAS, in connection with the Transaction, Seller and/or its Affiliates, on the one hand, and Buyer, Parent and/or certain of Parent’s Controlled Affiliates, on the other hand, shall enter into the other Ancillary Agreements; and

WHEREAS, the Debtors have agreed to file the Plan with the Bankruptcy Court to implement the Transaction upon the terms and subject to the conditions set forth herein.

2

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means, with respect to each Specified Business, all Subscriber, trade and other accounts and notes receivable, and other miscellaneous receivables of such Specified Business arising out of the sale or other disposition of goods or services of such Specified Business.

“Acquire” means to directly or indirectly acquire, receive in exchange or redemption, subscribe for, purchase (by merger, consolidation, combination, recapitalization or other reorganization) or otherwise obtain an interest in, by operation of Law or otherwise.

“Acquired Business” has the meaning set forth in the Recitals.

“Acquired Systems” has the meaning set forth in the Recitals.

“Acquisition” has the meaning set forth in Section 5.10.

“Acquisition Proposal” has the meaning set forth in Section 5.10.

“Additional Discharge” means, with respect to any Person, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes such Person as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the Additional Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code, and in each case prior to or at the Closing, (i) of such Person, as a debtor in possession, from all Liabilities, (ii) of interests of, and rights, interests and Claims of the holders of Claims against and interests in, such Person and (iii) of Encumbrances on, or interests of other Persons (other than Seller and its Affiliates) in, the Transferred Assets that are related to such Person; it being understood that an Additional Discharge may occur pursuant to the Plan.

“Additional Financial Statements” has the meaning set forth in Section 5.11(b).

“Additional Reorganization Case” has the meaning set forth in Section 5.13(h).

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this Agreement, (i) none of Seller or any of its Affiliates shall be deemed to be an Affiliate of any of Buyer, Parent, TWX, Friendco or any of their respective Affiliates, (ii) none of Buyer, Parent, TWX or any of their Affiliates shall be deemed to be an Affiliate of any of Seller, Friendco or any of their respective Affiliates, (iii) none of Friendco or any of its Affiliates shall be deemed to be an Affiliate of any of Seller, Buyer, Parent, TWX or any of their respective Affiliates, (iv) each Managed Cable Entity shall be deemed to be an Affiliate of Seller, (v) no member of the family of John Rigas shall be deemed to control Seller or any of its Affiliates and (vi) each of the Tele-Media Entities shall be deemed to be an Affiliate of Seller.

“Aggregate Consideration” means the Purchase Price plus the Assumed Liabilities, as adjusted pursuant to this Agreement.

“Aggregate Purchase Price Value” means $14,114,000,000.

“Aggregate Value of the Purchase Shares” means $4,960,000,000.

“Agreement” means this Asset Purchase Agreement.

“Alternate Plan” has the meaning set forth in Section 5.10(b).

“Amended and Restated By-laws” means the Amended and Restated By-laws of Parent, in the form of
Exhibit 1.1(a), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or XII of such Amended and Restated By-laws or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders in any material respect).

“Amended and Restated Charter” means the Amended and Restated Certificate of Incorporation of Parent, in the form of Exhibit 1.1(b), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or IX of such Amended and Restated Charter or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders in any material respect).

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“Ancillary Agreements” means the Parent Agreement, the Escrow Agreement and each MCE Management Agreement, and the instruments and other agreements required to be delivered pursuant to Sections 2.9 and 2.10, including any Bill of Sale.

“Applicable Employees” has the meaning set forth in Section 5.8(e).

“Applicable Monthly Rate” has the meaning set forth in the definition of “Permitted Promotion.”

“Asset Transferring Subsidiary” means those Subsidiaries of Seller that have any right, title or other interest in, to or under any Transferred Assets.

“Assets” means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

“Assigned Contracts” has the meaning set forth in Section 5.13(b).

“Assignment and Assumption Agreement” means an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the effective assignment of any Assigned Contracts or other Transferred Assets Related to such Specified Business and the assumption of the Assumed Liabilities Related to such Specified Business other than, in each case, the Transferred Real Property Leases.

“Assumed Cure Costs” means the amounts designated as Assumed Cure Costs pursuant to Section 5.13(d) and the Cure Costs related to the Franchises for each of the localities listed on Schedule A of the Seller Disclosure Schedule.

“Assumed Liabilities” means, with respect to each Specified Business, only the following Liabilities of Seller or any of its Affiliates that are Debtors (or which become subject to an MCE Discharge or an Additional Discharge) that are Related to such Specified Business, in each case to the extent allocated to such Specified Business as required by Section 2.3:  (i) Liabilities attributable to actions, omissions, circumstances or conditions to the extent occurring following the Closing to the extent so allocated to such Specified Business or any of the Transferred Assets allocated to such Specified Business pursuant to the Designated Allocation, including under the Assigned Contracts and Authorizations, (ii) Liabilities of such Specified Business arising in the Ordinary Course of Business since the Petition Date but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iii) the following Liabilities:  (A) Liabilities to provide severance pay and benefits pursuant to Section 5.8(d), (B) Liabilities for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date pursuant to Section 5.8(f) and (C) Liabilities to provide accrued but unused vacation and with respect to sale bonuses due under the Adelphia Communications Corporation Sale Bonus Program (the “Sale

5

Bonus Program”) to Transferred Employees pursuant to Section 5.8(k) but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iv) the Assumed Cure Costs, (v) the Liabilities Related to such Specified Business described in the proviso to the second sentence of Section 5.13(d), (vi) all Liabilities of such Specified Business set forth on Schedule 1.1(a) of the Seller Disclosure Schedule, (vii) Assumed Taxes, (viii) Liabilities in respect of Environmental Self-Audit Deficiencies or Environmental Transfer Act Liabilities, in each case (with respect to this clause (viii)), to the extent and only to the extent such Liabilities consist solely of monetary obligations (but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business) or non-monetary obligations agreed to by Buyer pursuant to Section 5.16 and (ix) Liabilities of such Specified Business under purchase orders outstanding as of the Closing but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business.

“Assumed Taxes” means, with respect to each Specified Business, any Taxes imposed with respect to such Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto for the taxable periods, or portions thereof, beginning after the Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Authorization” means any Governmental Authorization or Non-Governmental Authorization.

“Background Check” has the meaning set forth in Section 5.8(a).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or, with respect to a Managed Cable Entity or Non-Debtor Subsidiary, the United States Bankruptcy Court in which any chapter 11 case that includes such Managed Cable Entity or Non-Debtor Subsidiary is pending.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

“Base Net Liabilities Amount” means, with respect to each Specified Business, $0.00.

“Base Subscriber Number” means, with respect to each Specified Business, the number of Basic Subscribers of such Specified Business corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(b) of the Seller Disclosure Schedule; provided, however, that, except for purposes of

6

calculating the Initial Disputed MCE System Adjustment Amount pursuant to Section 2.7(a), in the event any Disputed MCE Systems exist as of the Closing, then the Base Subscriber Number for the Group 2 Business shall be reduced by the aggregate of the MCE Base Subscriber Numbers for all such Disputed MCE Systems.

“Basic Subscriber” means a “Basic Video Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“Benefit Plans” has the meaning set forth in Section 3.10(a).

“Bill of Sale” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, transferring the tangible personal property included in the Transferred Assets Related to such Specified Business.

“Board” has the meaning set forth in Section 5.10.

“Books and Records” means, with respect to each Specified Business, all books, ledgers, files, reports, records, manuals, maps and engineering data, tests, drawings, blueprints, schematics, lists, plans and processes and all files of correspondence and records concerning Subscribers and prospective Subscribers of any Cable System of such Specified Business or concerning signal or program carriage and all correspondence with Government Entities, including all reports filed by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed by or on behalf of Seller or any of its Affiliates with the United States Copyright Office, all Tax Returns of Seller or any of its Affiliates (including workpapers) and tax software to the extent directly related thereto and other materials (in any form or medium) of, or maintained for, such Specified Business, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (ii) with respect to any such items related to Employees, any Law prohibits their transfer; provided, however, that Books and Records shall include copies of any items excluded pursuant to the foregoing clause (i).

“Broadband Industry” means the industries in which any Specified Business and the Parent Business operate as of the date hereof and as such industries develop from time to time.

“Budget” has the meaning set forth in Section 5.2(s).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

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“Buyer Adverse Tax Event” means any change in Tax Law or Proposed Change in Tax Law that has a reasonable possibility (or, in the case of any Proposed Change in Tax Law (i) by a Specified HWMC Member or a Specified SFC Member, or (ii) that is a Non-Referred Proposal, a reasonable probability) of being enacted or adopted and such change in Tax Law or Proposed Change in Tax Law (assuming in the case of a Proposed Change in Tax Law, such Proposed Change in Tax Law were enacted pursuant to its terms) would cause Buyer, based upon Buyer’s consultation with Paul, Weiss, Rifkind, Wharton & Garrison LLP or other tax counsel reasonably selected by Buyer, not to conclude both (A) that Buyer should have an aggregate tax basis in the Transferred Assets that includes the fair market value of the Aggregate Consideration, and (B) that there should be no special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets, in each case, because of (1) the method by which Buyer will acquire the Transferred Assets in the Transaction or (2) the fact that Seller or any of its Affiliates is a party to the Reorganization Case or any other special circumstances of the Seller or any of its Affiliates; provided, however, that the net effects of such change in Tax Law or of such Proposed Change in Tax Law insofar as it relates to Buyer’s aggregate tax basis in the Transferred Assets and Buyer’s ability to depreciate or amortize the Transferred Assets are adverse to Buyer other than in a de minimis manner; provided, further, that the adverse effects of such change in Tax Law or Proposed Change in Tax Law cannot be avoided by accelerating or deferring the Closing Date of the Transaction or by restructuring the Transaction, in each case in a manner reasonably satisfactory to Buyer and Seller (and that such acceleration, deferral or restructuring is in fact implemented).  Buyer agrees that assuming the Closing Date was the date hereof, Buyer would conclude that Buyer’s basis should include the fair market value of the Aggregate Consideration and there should be no such special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets.

“Buyer Class 1 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Class 2 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Discharge Amount” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto as Annex B.

“Buyer Indemnification Deadline” has the meaning set forth in Section 7.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer JV Partner” has the meaning ascribed to such term in the Friendco Purchase Agreement.

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“Buyer Managed MCE System” has the meaning set forth in Section 2.7(c).

“Buyer Plan” has the meaning set forth in Section 5.8(h).

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are listed on Schedule 1.1(a) of the Buyer Disclosure Schedule other than the LFA Approvals.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Buyer’s Statement” has the meaning set forth in Section 2.6(b).

“Cable Act” means Title VI of the Communications Act, 47 U.S.C. §§521 et seq.

“Cable System” means, with respect to each Specified Business, each System that is Related to such Specified Business.

“Cap Amount” means the Group 1 Cap Amount or the Group 2 Cap Amount, as the case may be.

“Capital Expenditure Adjustment Amount” means, with respect to each Specified Business, an amount equal to the Target Capital Expenditure Amount minus the Closing Capital Expenditure Amount for such Specified Business.  Except to the extent (and only to the extent) the consent of Buyer is obtained as contemplated in the proviso to the definition of “Closing Capital Expenditure Amount,” in no event will the Capital Expenditure Adjustment Amount be a negative number.

“Capital Lease” means any lease that is required to be classified and accounted for as a capital lease under GAAP.

“Cash Consideration” has the meaning set forth in Section 2.5(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chapter 11 Expenses” means (a) any and all costs incurred and expenses paid or payable by Seller or any of its Affiliates in connection with the Sale Process, the Transaction or the transactions contemplated by the Friendco Purchase Agreement, other than costs that Buyer has expressly agreed to pay pursuant to this Agreement and (b) the following costs and expenses related to the administration of the Reorganization Case or the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary:  (i) obligations to pay any professionals’ fees and expenses in connection with the Reorganization Case incurred by Seller, its Affiliates, the Committees, and any other compensation or expenses payable in connection with the Reorganization Case (including fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), other than fees and expenses Buyer has expressly agreed to pay pursuant to

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this Agreement, (ii) fees and expenses payable to the US Trustee under section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Committees, (iv) fees and expenses of the trustees of existing indentures of Seller and (v) fees and expenses related to the DIP Facility.

“Chosen Courts” has the meaning set forth in Section 9.10.

“Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Class 1 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Class 2 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Closing” means the closing of the Transaction.

“Closing Adjustment Amount” means, with respect to each Specified Business, the sum (expressed as a positive, if positive, or as a negative, if negative) of (i) the Net Liabilities Adjustment Amount for such Specified Business, minus (ii) the Subscriber Adjustment Amount for such Specified Business, minus (iii) the Capital Expenditure Adjustment Amount for such Specified Business.

“Closing Capital Expenditure Amount” means, as to each Specified Business, the sum of all capital expenditures incurred by Seller and its Affiliates in respect of such Specified Business consistent with the Budget and in the Ordinary Course of Business (and excluding any amounts incurred or paid in connection with any casualty or damage), subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month; provided, however, that any capital expenditures incurred or paid for in excess of the aggregate amount set forth in the Budget for such Specified Business shall be included in the determination of Closing Capital Expenditure Amount only to the extent that Buyer shall have consented to such expenditures prior to the incurrence thereof.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Net Liabilities Amount” means, with respect to each Specified Business, the Current Assets of such Specified Business minus the Total Liabilities of such Specified Business.

“Closing Subscriber Number” means, with respect to each Specified Business, as of the Closing, the number of Eligible Basic Subscribers of such Specified Business.

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“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means, with respect to each Specified Business, the collective bargaining agreements covering Employees listed on Schedule 1.1(c) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Committees” means (i) the committee appointed by the US Trustee to represent the interests of the unsecured creditors of the Debtors, (ii) the committee appointed by the US Trustee to represent the interests of equity holders of the Debtors, (iii) any other committee appointed by the US Trustee in connection with the Reorganization Case and (iv) any committee appointed by the US Trustee in the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary.

“Communications Act” means the Communications Act of 1934.

“Condemnation Proceeds” means, with respect to any Specified Business, all amounts payable or paid to Seller or any of its Affiliates as proceeds of (i) a condemnation or other taking of any Asset Related to such Specified Business by any Government Entity following December 31, 2004 or (ii) the exercise of any Purchase Right Related to such Specified Business following December 31, 2004.

“Confidential Information” has the meaning set forth in Section 5.1(e).

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means an order or judgment of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, satisfying the requirements of Section 5.13.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, programming agreements, signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, in each case, whether written or oral, and all rights associated therewith.

“Contract Categories Expected to be Assumed” means the following categories of Contracts, in each case to the extent Related to a Specified Business:

(i)            construction and installation Contracts;

(ii)           individual Subscriber service Contracts;

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(iii)          bulk service, commercial service or multiple dwelling unit Subscriber Contracts;

(iv)          Contracts (including open purchase orders) relating to Fixtures and Equipment and any other tangible personal property (excluding motor vehicles), in each case only if Related exclusively to a specific Cable System;

(v)           local Cable System leased access agreements required by Law;

(vi)          Rights-of-Way;

(vii)         Real Property Leases (excluding leases that would be Excluded Assets pursuant to Section 2.2(h)(i)) and Transferred Real Property Subleases;

(viii)        Franchises and Authorizations (other than state certificates of public convenience and necessity and similar state telecommunications Authorizations);

(ix)           advertising interconnect and local advertising sale Contracts (other than advertising representation Contracts, except as set forth on Schedule 1.1(e) of the Seller Disclosure Schedule); and

(x)            software licenses and related maintenance agreements, in each case only if Related exclusively to a specific Cable System.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is controlled directly or indirectly by such Person.

“Cost Center” means a so called cost center as used by Seller for internal management and bookkeeping purposes.

“CPA Firm” means KPMG LLP or such other firm of independent certified public accountants as to which Seller and Buyer shall mutually agree.

“Cure Costs” means, with respect to any Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Contract.

“Current Assets” means, with respect to each Specified Business, the current assets of such Specified Business included in the Transferred Assets as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet for such Specified Business (excluding any footnotes thereto) prepared in accordance with GAAP, consistently applied (to the extent GAAP was previously applied) for such Specified Business; provided, however, that in no event shall Current Assets include (A) inventory, (B) any Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates, (C) investments in Subsidiaries, (D) Assets held for sale (other than in connection with

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the Exchange), (E) Condemnation Proceeds, (F) Insurance Claims (except to the extent (and only to the extent) relating to an Assumed Liability), (G) Accounts Receivable related to Programming Agreements, (H) pre-paid insurance premiums and maintenance expenses (to the extent paid under Contracts other than Assigned Contracts) or (I) prepaid expenses except to the extent the Specified Business will receive the benefit thereof within one year of the Closing; provided, further, that Current Assets to be acquired under purchase orders outstanding as of the Closing will, for purposes hereof, be treated as being owned by the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.  For purposes of determining Current Assets in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Debtors” has the meaning set forth in the Recitals.

“Delayed Transfer Asset” has the meaning set forth in Section 2.11.

“Derivative 2003 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Derivative Unallocated 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Designated Allocation” has the meaning set forth in Section 2.1.

“Designated Litigation” means the litigation set forth on Schedule 1.1(f) of the Seller Disclosure Schedule.

“Digital Subscriber” means a “Digital Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“DIP Facility” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 25, 2005, among Seller, the Subsidiaries of Seller identified therein and the financial institutions identified therein, and any related documents, agreements and instruments.

“Discharge” means, except as otherwise provided in the Plan and the Confirmation Order, the discharge or equivalent granted pursuant to the Confirmation Order, and sections 363, 1123 and 1141 of the Bankruptcy Code, (i) of Seller and its Affiliates that are Debtors, as debtors in possession, from all Liabilities, (ii) of interests of, and rights, interest and Claims of the holders of Claims against and interests in, Seller

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and its Affiliates that are Debtors and (iii) of Encumbrances on, or interests of Persons (other than Seller or its Affiliates) in, the Transferred Assets.

“Disclosure Statement” has the meaning set forth in Section 5.13(a).

“Disclosure Statement Motion” has the meaning set forth in Section 5.13(a).

“Disputed MCE System” has the meaning set forth in Section 2.7(a).

“Disputed MCE System Adjustment Amount” means, with respect to the Disputed MCE Systems sold to Buyer pursuant to Section 2.7(c), the sum of the Net Liabilities Adjustment Amount in respect of such Disputed MCE Systems as determined pursuant to the last sentence of Section 2.7(c) plus the Initial Disputed MCE System Adjustment Amount in respect of such Disputed MCE Systems.

“Eligible Basic Subscriber” means a Basic Subscriber who, as of the Measurement Date, is a paying customer (A) who subscribes to at least the lowest level of video programming offered by an Acquired System, (B) who has been installed, and (C) either (1) whose rate of service for all services (not including any installation costs) provided to such Basic Subscriber is not subject to any discount or promotion as of the Measurement Date or for any period thereafter other than (x) as to any Cable System, the customary package rates applicable to such Cable System as in effect as of March 31, 2005 as may be subsequently increased by Seller or, with the consent of Buyer not to be unreasonably withheld, reduced by Seller or (y) standard employee rate discounts or (2) who is a Qualified Customer who is subject to no discount or promotion other than a Permitted Promotion or an Historic Promotion.  For the avoidance of doubt, the customary reduction in the HSI rate applicable to any HSI-only subscriber who subscribes to video services shall not be considered a discount or promotion for purposes of the definition of “Eligible Basic Subscriber.”

“Employees” means all current and former employees who are or were primarily employed in connection with the Acquired Business and all employees of the Business identified on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule.  Employees does not include (a) any employees performing services in Puerto Rico or outside of the United States or (b) any individual performing services in connection with the Acquired Business who Seller or its Affiliates has classified as an independent contractor as of immediately prior to the Closing Date.

“Encumbrance” means any lien, pledge, charge, security interest, option, right of first refusal, mortgage, easement, right of way, lease, sublease, license, sublicense, adverse claim, title defect, encroachment, other survey defect, or other encumbrance of any kind, including, with respect to real property, any covenant or restriction relating thereto.  For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Asset.

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“Environmental Law” means any Law (including common law), Governmental Authorization or agreement with any Government Entity or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or (iii) noise, odor or electromagnetic emissions.

“Environmental Permits” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity relating to or required by Environmental Laws.

“Environmental Self-Audit” means, subject to Section 5.16, the self-audit to be conducted by Seller pursuant to an agreement between the United States Environmental Protection Agency and Seller relating to compliance with Environmental Laws.

“Environmental Self-Audit Deficiencies” means any deficiencies identified as a result of the performance of the Environmental Self-Audit, including current or historical violations of, or actual or potential Liabilities under, any Environmental Law.

“Environmental Transfer Act Liabilities” means any Liabilities arising out of compliance with the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act as a result of the completion of the Transaction or the Exchange.

“Equipment Leases” means all leases for vehicles included in the Fixtures and Equipment and all Capital Leases of other Fixtures and Equipment.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Escrow Account” has the meaning set forth in Section 2.5.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

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“Escrow Amount” has the meaning set forth in Section 2.5.

“Escrow Payment” means, as to any amount payable from the Escrow Account, an aggregate amount payable, first, in cash, and, to the extent no cash remains in the Escrow Account, in Purchase Shares or, if applicable, MCE Purchase Shares (where each share is valued at the Per Share Value of the Purchase Shares); provided, however, that (i) the cash portion of such amount shall be increased by (A) in respect of the portion of any cash payment pursuant to Section 2.6(f), interest on such portion from the date of the Closing to the date of payment at LIBOR calculated on a 365-day basis, and (B) in respect of the portion of any cash payment pursuant to Section 7.2, interest on such portion at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party, and (ii) the stock portion of such amount shall be increased by Interim Dividends made in respect of such shares.

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.6(a).

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., Comcast of Georgia, Inc., TCI Holdings, Inc., Parent, Buyer and Urban Cable Works of Philadelphia, L.P.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Claim” means any claim to the extent (and only to the extent) relating to (i) the failure of the Purchase Shares to have been issued in compliance with section 1145 of the Bankruptcy Code or Section 5 of the Securities Act, as applicable, or (ii) the failure of Parent to be deemed a successor to Seller in accordance with Rule 12(g)-3 of the Exchange Act.

“Excluded Liabilities” means, notwithstanding anything to the contrary in this Agreement, all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.  For the avoidance of doubt, Excluded Liabilities shall include (i) Liabilities to the extent related to the Excluded Assets, including Liabilities under any Contract that is not an Assigned Contract (other than as set forth in clause (v) of the definition of “Assumed Liabilities”), (ii) subject to clause (ii) of the definition of “Assumed Liabilities” (except with respect to litigation that is pending or threatened as of the Closing), Liabilities to the extent arising in connection with the ownership, use, operation or maintenance of the Transferred Assets or the conduct of any Specified Business on or prior to the Closing, including those arising under or related to (A) Environmental Laws (other than as expressly provided in clause (viii) of the definition of “Assumed Liabilities”) or (B) any Claim (other than under clauses (ii) (except with respect to litigation that is pending or threatened as of the Closing), (iii), (iv), (v), (vii), (viii) or (ix)

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of the definition of “Assumed Liabilities”) including any Claim in respect of Losses to Persons or property, and any Claim relating to any filings made by Seller or any of its Affiliates under the Exchange Act or the Securities Act (other than any Excluded Claim), (iii) Liabilities under any Indebtedness of Seller or any of its Affiliates, (iv) except for the Assumed Cure Costs, Liabilities for Cure Costs, (v) Liabilities for Chapter 11 Expenses, (vi) Excluded Taxes, (vii) Intercompany Payables, (viii) Liabilities related to the SEC/DOJ Matters, including any SEC/DOJ Settlement, (ix) Liabilities for any Claims filed against Seller or any other Debtor after the bar date established in the Reorganization Case, (x) Liabilities that are subject to the Discharge, any MCE Discharge or any Additional Discharge, (xi) except as provided in clause (iii) of the definition of “Assumed Liabilities,” Liabilities under any Benefit Plan, including under the Adelphia Communications Corporation Key Employee Continuity Program, the Amended and Restated Adelphia Communications Corporation Performance Retention Plan, the Sale Bonus Program and any Stock Award, (xii) Liabilities identified as Excluded Liabilities in Sections 5.2(j), 5.8(a) and 5.8(q), (xiii) Liabilities to Seller, any member of the Rigas family, any Managed Cable Entity or any of their respective Affiliates other than Liabilities under this Agreement or any Ancillary Agreement, (xiv) except pursuant to Section 5.13(d), Liabilities in respect of Rejection Claims and (xv) Liabilities allocated to the Friendco Business pursuant to the proviso to Section 2.3.

“Excluded Taxes” means any Taxes imposed with respect to any Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto, in each case, other than Assumed Taxes.  For the avoidance of doubt, Excluded Taxes shall include any income Tax liability payable by Seller or its Subsidiaries in respect of the Transaction.

“Expanded Agreement” has the meaning set forth in Section 5.15(a)(i).

“Extended Outside Date” has the meaning set forth in Section 8.2.

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” means, with respect to each Specified Business, the Closing Adjustment Amount as set forth in the Buyer’s Statement for such Specified Business and, in the event of a Seller’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the CPA Firm, acting pursuant to Section 2.6.

“Final MCE Purchase Price” means the Initial MCE Purchase Price in respect of all Disputed MCE Systems the Assets of which are to be transferred to Buyer at the MCE Closing plus the Disputed MCE System Adjustment Amount in respect of all such Disputed MCE Systems.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline

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provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired; provided, however, that a request for a stay, appeal, motion to reconsider or petition for certiorari referred to in clause (ii) shall be disregarded for purposes of such clause if such appeal, motion to reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Transaction, any Specified Business, Parent or any of its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) (taking into account whether such request for a stay, appeal, motion to reconsider or petition for certiorari would be rendered moot under the doctrine of “equitable mootness” as a result of the occurrence of the Closing and any findings of the Bankruptcy Court contained in any such order or judgment, including under section 363(m) of the Bankruptcy Code).

“Financial Advisors” has the meaning set forth in Section 4.26.

“Financial Information” has the meaning set forth in Section 5.11(a).

“Fixtures and Equipment” means, with respect to each Specified Business, all furniture, office equipment, furnishings, fixtures, vehicles, equipment, testing equipment, computers, set-top boxes, tools, electronic devices, towers, tower equipment, trunk and distribution cable, other aboveground and underground cable, decoders and spare decoders for scrambled satellite signals, amplifiers, microwave equipment, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems) hardware, spare parts, supplies and closed circuit devices, inventory, other physical Assets (other than real property) and other tangible personal property Related to such Specified Business, wherever located.

“Franchise” means, with respect to each Specified Business, each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Specified Business.

“Friendco” has the meaning set forth in the Recitals.

“Friendco Business” has the meaning set forth in the Recitals.

“Friendco Purchase Agreement” has the meaning set forth in the Recitals.

“Friendco Purchase Price” has the meaning ascribed to the term “Purchase Price” in the Friendco Purchase Agreement.

“Friendco Transaction” means the Redemptions and the Exchange.

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“Friendco Transferred Assets” has the meaning ascribed to the term “Transferred Assets” in the Friendco Purchase Agreement.

“Fully Diluted Basis” means all Equity Securities of Parent, without regard to any restrictions or conditions with respect to the exercisability of such Equity Securities, other than (i) any Equity Securities issued following the date hereof on arm’s length terms for fair consideration, as determined in good faith by Parent’s board of directors or any committee thereof, and, in connection with any such issuance to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), also subject to Section 5.3(c), and (ii) any Equity Securities issued following the date hereof pursuant to employee stock option or restricted stock programs (A) as approved by Parent’s board of directors or compensation committee from time to time pursuant to which Permitted Parent Incentive Awards are issued or (B) in connection with any acquisition transaction satisfying clause (i) of this definition.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Governmental Authorizations” means, with respect to each Specified Business, all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to such Specified Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Group 1 Business” has the meaning set forth in the Recitals.

“Group 1 Cap Amount” means $296,700,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 1 Business under Sections 2.6(f) and 2.7(c).

“Group 1 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 1 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 1 Business), as applicable, that are allocated to the Group 1 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

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“Group 1 Systems” has the meaning set forth in the Recitals.

“Group 1 Threshold Amount” means $74,000,000.

“Group 2 Business” has the meaning set forth in the Recitals.

“Group 2 Cap Amount” means $267,900,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 2 Business under Sections 2.6(f) and 2.7(c).

“Group 2 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 2 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 2 Business), as applicable, that are allocated to the Group 2 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

“Group 2 Systems” has the meaning set forth in the Recitals.

“Group 2 Threshold Amount” means $67,000,000.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Historic Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion that (i) such Basic Subscriber is subject to as of the date hereof (without any modification, extension or renewal thereof after the date hereof) and (ii) does not extend beyond twelve months following the date hereof.

“HSI Subscriber” means an “HSI Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for money borrowed or with respect to deposits or advances of any kind, whether short-term or long-term and whether secured or unsecured and whether or not required to be disclosed on a balance sheet or in the related notes to financial statements under GAAP, (ii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit and bankers’ acceptances issued for the account of such Person, (iii) obligations under any Capital Lease, (iv) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (v) all obligations of such Person upon which interest charges are

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customarily paid (excluding trade accounts payable and accrued obligations in the ordinary course of business) excluding Cure Costs or Rejection Claims, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations in the ordinary course of business), (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person or any trust or Subsidiary of such Person (including any preferred stock of such Person or any obligations of such Person in respect of trust preferred, but excluding any such obligations under the Investment Documents listed on
Schedule 1.1(i) of the Seller Disclosure Schedule and provided that such Investment Documents have been made available to Buyer prior to the date hereof), (x) any “keep well” or other agreement to maintain the financial condition of another Person (other than a wholly owned Subsidiary of such Person), (xi) any arrangement having the economic effect of any of the foregoing, (xii) any indebtedness of the types referred to in clauses (i) through (xi) above of another Person that is guaranteed directly or indirectly by such Person or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) the Assets of such Person, whether or not the obligations secured thereby have been assumed, (xiii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee and (xiv) any interest, charges or penalties in respect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial Disputed MCE System Adjustment Amount” has the meaning set forth in Section 2.7(a).

“Initial MCE Purchase Price” has the meaning set forth in Section 2.7(a).

“Insurance Claims” means, with respect to each Specified Business, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds received or receivable by such Specified Business in respect of any Transferred Asset or Assumed Liability, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds (to the extent not already expended (including expenditures of other monies) by Seller or any Affiliate of Seller to restore or replace the lost or damaged Asset, which replacement Asset shall be a Transferred Asset) received or receivable by such Specified Business in respect of any Asset damaged or lost after December 31, 2004 and which, if not so damaged or lost, would have been a Transferred Asset and all insurance proceeds received or receivable by such Specified Business in respect of business interruption of such Specified Business to the extent relating to any period after the Closing.

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“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means, as they exist anywhere in the world, (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, and designs and improvements claimed therein, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, reexaminations, interferences, extensions and reissues, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software (including all source code, object code, specifications, designs and documentation related to such programs), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (v) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items, and (vi) any other intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intellectual Property Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment of the Transferred Intellectual Property Related to such Specified Business.

“Intercompany Payables” means, with respect to each Specified Business, all account, note or loan payables (including credit balance intercompany receivables), whether or not recorded on the books of Seller or any of its Affiliates, for goods or services purchased by such Specified Business or provided to such Specified Business, or advances (cash or otherwise) or any other extensions of credit to such Specified Business, in each case from Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party payables, on a gross or net basis.

“Intercompany Receivables” means, with respect to each Specified Business, all account, note or loan receivables, whether or not recorded on the books of Seller or any of its Affiliates, for goods or services sold or provided by such Specified Business to Seller, any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by such Specified Business to Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party receivables, on a gross or net basis.

“Interim Dividends” means, with respect to any shares of Parent Class A Common Stock delivered after the Closing, any dividends declared and paid between the

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Closing and the delivery of such shares, plus (to the extent of any dividends paid in cash) interest from the respective dates on which such dividends were paid to the date of payment, at LIBOR calculated on a 365-day basis; it being understood that the holder of such shares shall be entitled to receive any dividends declared but not paid between the Closing and the delivery of such shares upon the payment of such dividend to the holders of Parent Class A Common Stock.

“Intermediate Subsidiary” has the meaning set forth in Section 3.2(a).

“Investment Documents” means the documents governing any Transferred Investment.

“Investment Entity” means any issuer of a Transferred Investment.

“Investment Entity Securities” means, with respect to each Investment Entity, the Equity Securities of such Investment Entity.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to Seller and its Affiliates, the collective actual knowledge of any of Seller’s executive officers, the vice president of law and governmental affairs, the vice president for engineering, the vice president for finance, the vice president of financial planning, the vice president – treasurer, the applicable regional senior vice presidents, the applicable direct reports to the regional senior vice presidents, including the senior executive officer of each Cable System or group of Cable Systems, the most senior employee that is responsible for tax matters (currently, the vice president of taxation), the senior officer responsible for environmental matters including the Environmental Self-Audit and each regional vice president of finance, each regional vice president of engineering, and each regional vice president of law and governmental affairs, and (ii) with respect to Buyer, the collective actual knowledge of Buyer’s Chief Executive Officer, and any of Parent’s executive officers, applicable executive vice presidents and applicable division presidents and each group vice president of finance.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Lease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Leases Related to such Specified Business.

“Leased Real Property” means real property subject to the Real Property Leases.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the transfer or change in control of

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Franchises in connection with the Transaction and, except for purposes of Section 6.2(e), the Exchange.

“Liabilities” means any and all Indebtedness, losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“LIBOR” means the six-month Interbank Official Rate with respect to deposits in Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days in London preceding the Closing.

“Losses” has the meaning set forth in Section 7.2(a).

“Managed Cable Entity” means, with respect to an MCE System, each Person (other than the Debtors, Buyer and its Affiliates) that owns or purports to own any Equity Security or profits interest in such MCE System.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of any Specified Business (or, solely for purposes of Section 6.2(f), any Specified Business or the Acquired Business), taken as a whole, or (ii) a material impairment or delay of Seller’s or its Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or industry-wide or financial market conditions generally; (C) except with respect to Sections 3.4, 3.5, 6.1(f) and 6.2(e), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements; and (D) any loss of Subscribers reflected in the Base Subscriber Number for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses ) and any loss of Subscribers to the extent reflected in the

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Subscriber Change used in calculating the Final Adjustment Amount for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses).

“MCE Base Subscriber Number” means, with respect to each MCE System, the number of Basic Subscribers of such MCE System corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(j) of the Seller Disclosure Schedule.

“MCE Closing” has the meaning set forth in Section 2.7(c).

“MCE Discharge” means, with respect to each MCE System, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes the applicable Managed Cable Entity as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the MCE Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code or the equivalent effect pursuant to any other governmental proceeding to the extent approved by Buyer (such approval not to be unreasonably withheld; it being understood that it would be reasonable for Buyer to refuse to grant such approval if such other governmental proceeding would not have the same effect as a bankruptcy discharge in all respects relative to the Transaction), of (i) each applicable Managed Cable Entity, as a debtor in possession, from Liabilities, (ii) interests of, and rights, interest and Claims of the holders of Claims against and interests in, such MCE System and Managed Cable Entity and (iii) Encumbrances on, or interests of Persons (other than Seller and its Affiliates) in, the Transferred Assets that are Related to such MCE System; it being understood that an MCE Discharge may occur pursuant to the Plan.

“MCE Financial Statements” has the meaning set forth in Section 5.11(b).

“MCE Fraction” means, with respect to the Disputed MCE Systems transferred to Buyer at the MCE Closing (or, as used in the definitions of “MCE Subscriber Cap Component” and “MCE Subscriber Basket Component,” with respect to all Disputed MCE Systems not transferred to Buyer at the Closing), a fraction, the numerator of which is the aggregate number of Basic Subscribers served by such Disputed MCE Systems and the denominator of which is the aggregate number of Basic Subscribers served by all Group 2 Systems and MCE Systems, in each case as of December 31, 2004.

“MCE Management Agreement” has the meaning set forth in Section 2.7(b).

“MCE Period” has the meaning set forth in Section 2.7(b).

“MCE Purchase Price” means $390,000,000.

“MCE Purchase Shares” has the meaning set forth in Section 2.7(c).

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“MCE Resolution” has the meaning set forth in Section 2.7(b).

“MCE Subscriber Basket Component” means the Subscriber Basket set forth on Schedule 1.1(q)(i) of the Seller Disclosure Schedule with respect to the Group 2 Systems multiplied by the MCE Fraction.

“MCE Subscriber Cap Component” means the Subscriber Cap set forth with respect to the Group 2 Systems on Schedule 1.1(q)(ii) of the Seller Disclosure Schedule multiplied by the MCE Fraction.

“MCE Systems” has the meaning set forth in the Recitals.

“Measurement Date” means the subscriber cut-off date during the calendar month immediately preceding the month in which the Closing occurs.

“Most Recent Balance Sheet” means, with respect to each Specified Business, the unaudited balance sheet included in the Derivative 2004 Financial Statements for such Specified Business.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“Net Liabilities Adjustment Amount” means, with respect to each Specified Business, the Closing Net Liabilities Amount minus the Base Net Liabilities Amount of such Specified Business, expressed as a positive, if positive, or as a negative, if negative.

“Non-Debtor Subsidiaries” has the meaning set forth in Section 5.13(h).

“Non-Debtor Transfer” has the meaning set forth in Section 5.13(h).

“Non-Governmental Authorizations” means, with respect to each Specified Business, all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, any Person and other authorizations and approvals that are Related to such Specified Business other than Governmental Authorizations.

“Non-Referred Proposal” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Notice Period” has the meaning set forth in Section 7.4(a).

“NYSE” means the New York Stock Exchange.

“OCB Contract” means, with respect to each Specified Business, a Contract Related to such Specified Business that (i) (A) is in a Contract Category Expected to be Assumed, (B) is entered into in the Ordinary Course and (C) contains no

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Special Terms (provided, that with respect to Contracts described on Schedule 1.1(k)(i) of the Seller Disclosure Schedule, clause (i) of the definition of “Special Terms” shall be disregarded for purposes of this definition) or (ii) is set forth on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule; provided, however, that any Contract that would otherwise be an OCB Contract and which cannot be assigned to Buyer at the Closing without consent or waivers of a third party that are not obtained by the Closing (and the use and benefits of which cannot in all material respects be provided to Buyer pursuant to Section 2.11) shall be deemed not to be an OCB Contract; provided, further, that Buyer shall be entitled to remove from Schedule 1.1(k)(i) of the Seller Disclosure Schedule any Contract that was amended in any material respect prior to the date hereof if such amendment is not identified with such Contract on Schedule 1.1(k)(i).

“Ordinary Course” or “Ordinary Course of Business” means (i) with respect to each Specified Business, the conduct of such Specified Business as a going concern in accordance with Seller’s normal day-to-day customs, practices and procedures, without regard to the Sale Process (it being understood that the use of regional or national resources utilized by a Cable System shall be deemed to be so conducted if utilized in accordance with Seller’s normal, day-to-day customs, practices and procedures in the Business as applied to such Cable System), and (ii) with respect to the Parent Business, the conduct of the Parent Business as a going concern in accordance with Parent’s normal day-to-day customs, practices and procedures, except to the extent such customs, practices and procedures relate to transactions entered into following the date hereof that have the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any Subsidiary of Parent of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were negotiated on an arm’s length basis.

“Outside Date” has the meaning set forth in Section 8.2.

“Owned Real Property” means, with respect to each Specified Business, all fee interests in real property (including improvements thereon) Related to such Specified Business, including those listed on Schedule 1.1(l) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Parent” has the meaning set forth in the Recitals.

“Parent Agreement” has the meaning set forth in the Recitals.

“Parent Audited Financial Statements” has the meaning set forth in Section 4.9(a).

“Parent Basic Subscriber” means a paying customer who subscribes to at least the lowest level of video programming offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Benefit Plans” has the meaning set forth in Section 4.12(a).

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“Parent Business” has the meaning set forth in the Recitals.

“Parent Cable System” means each System that is Related to the Parent Business.

“Parent Capital Stock” has the meaning set forth in Section 4.4(b).

“Parent Class A Common Stock” has the meaning set forth in Section 2.5(c).

“Parent Class B Common Stock” has the meaning set forth in Section 4.4(b).

“Parent Digital Subscriber” means a paying customer who subscribes to any level of service received via digital technology (including the digital guide tier, digital basic tier, digital sports tier and digital movie tier) from the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Parent Cable Systems.

“Parent Governmental Authorizations” means all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to the Parent Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Parent HSD Subscriber” means a paying customer who subscribes to high speed data service offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of the Parent Business, taken as a whole or (ii) a material impairment or delay of Parent’s or its Controlled Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or Broadband Industry-wide or financial market conditions generally; and (C) except with respect to Sections 4.6, 4.7 and 6.1(f), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements.

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“Parent Material Contracts” means those Contracts set forth on Schedule 4.17(a) of the Buyer Disclosure Schedule.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(b).

“Parent Real Property” means all fee interests in real property (including improvements thereon) Related to the Parent Business.

“Parent Redemption” means the redemption of the Parent Class A Common Stock pursuant to the Parent Redemption Agreement.

“Parent Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco II, Inc., TWE Holdings I Trust, TWE Holdings II Trust, Cable Holdco II Inc., TWE Holding I LLC, TWX and Parent.

“Parent Subscriber” means any Parent Basic Subscriber, Parent Digital Subscriber or Parent HSD Subscriber.

“Parent Subscriber Accounting Policy” has the meaning set forth in Section 4.18(e).

“Per Share Value of the Purchase Shares” means the amount obtained by dividing the Aggregate Value of the Purchase Shares by the aggregate number of Purchase Shares that would be delivered by Buyer at the Closing before giving effect to any adjustment thereto pursuant to Section 2.6(f) or 2.7.

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on any Specified Business or are being contested in good faith by appropriate proceedings, (iii) liens for Taxes, assessments and other governmental charges that are not due or payable or are being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants running with the land, rights-of-way, rights of re-entry, restrictions or other similar encumbrances, conditions or restrictions that would be disclosed on current title reports or surveys, which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to own, use, enjoy or operate such real property as currently used or operated or to convey good and indefeasible fee simple title to the same (with respect to Owned Real Property) or materially detract from the

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value of such real property, (B) zoning, building, subdivision or other similar requirements or restrictions, provided, that the same are not violated in any material respect by the existing improvements or the current use and operation of such real property, and (C) Transferred Real Property Subleases which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to use, enjoy or operate such real property as currently used or operated or materially detract from the value of such real property, (v) Encumbrances, other than Encumbrances on real property, incurred in the Ordinary Course that are not material to any Specified Business, (vi) any transfer restrictions set forth in any Assigned Contract (other than any such restriction that could reasonably be expected, individually or in the aggregate, to adversely affect the Transaction or the Exchange in any material respect) and (vii) Encumbrances imposed by any Contract or any Law governing a Franchise, provided, that in the case of clauses (i), (ii), (iii), (iv) (as to any Encumbrances that can be satisfied solely through the payment of money) and (v), any such Encumbrance shall be a Permitted Encumbrance only to the extent that such Encumbrance (x) shall be discharged pursuant to the Discharge or, with respect to MCE Systems or Transferred Assets owned by Non-Debtor Subsidiaries, an MCE Discharge or Additional Discharge, respectively, or (y) is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount.

“Permitted Parent Incentive Awards” means an amount of Equity Securities that, during the 12-month period commencing on the date hereof, does not exceed 1.5% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis and, for each 90-day period thereafter, does not exceed an additional 0.375% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (provided, that (i) no more than ten percent of Permitted Parent Incentive Awards shall be shares of restricted stock and (ii) any such employee stock option shall not be issued at less than fair market value as determined in good faith by Parent’s board of directors or compensation committee).

“Permitted Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion (i) which does not extend beyond two months following the Closing Date or provide for a discount equal to (or in excess of) the entire Applicable Monthly Rate in any consecutive months or in more than any one month if such discount or promotion is for a period of less than four months and (ii) the dollar amounts or values of which do not (A) exceed, over the life of such discount or promotion, an amount equal to two times the full monthly rate card pricing applicable to all services provided to such Subscriber (the “Applicable Monthly Rate”) or (B) exceed 50% of an amount equal to the product of (x) the Applicable Monthly Rate multiplied by (y) the number of months (including any fraction thereof) in the life of such discount or promotion.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust, a labor union or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means the chapter 11 plan filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing, among other things, for the effectuation of the Transaction, as amended from time to time, and satisfying the requirements of Section 5.13.

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“Primarily Related” means, with respect to any business or System, owned or held primarily by, required primarily for, or used, intended for use, leased, licensed, accrued, reserved or incurred primarily in connection with, such business or System, including to the extent allocated thereto pursuant to Schedule 1.1(m) of the Seller Disclosure Schedule.

“Pro Rata Payment” means, as to any amount, an aggregate amount of cash and Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) equal to such amount and allocated as between cash and Purchase Shares such that 35.14% of such amount shall be in the form of Purchase Shares and 64.86% of such amount shall be in cash; provided, however, that (i) the cash portion of such amount shall be increased by (A) any Interim Dividend paid in cash on the Purchase Shares included in such Pro Rata Payment and (B) in respect of the portion of any cash payment by Buyer pursuant to (x) Section 2.6(f), interest on such portion (without giving effect to the foregoing clause (A)) from the date of the Closing, as applicable, to the date of payment at LIBOR calculated on a 365-day basis and (y) Section 7.2, interest on such portion (without giving effect to the foregoing clause (A)) at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Buyer Indemnifying Party and (ii) the stock portion of such amount shall be increased by Interim Dividends paid in stock on the Purchase Shares included in such Pro Rata Payment.

“Programming Agreement” means any Contract pursuant to which Seller or any of its Affiliates has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by Law.

“Proposed Change in Tax Law” means a proposal published in writing by (i) the President of the United States, (ii) the U.S. Treasury Department or any official on behalf of the U.S. Treasury Department (including the Office of Tax Policy), (iii) the Commissioner of the Internal Revenue Service or any official on behalf of the Internal Revenue Service, (iv) the House Ways and Means Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified HWMC Member”), (v) the Senate Finance Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified SFC Member”) or (vi) any other Congressional Committee (any such proposal that is not reported out of such Congressional Committee for sequential referral to either the House Ways and Means Committee or the Senate Finance Committee, a “Non-Referred Proposal”).

“Protections Order” means an order of the Bankruptcy Court approving Section 5.10 and Article VIII pursuant to sections 105, 363, 503(b) and 364 of the Bankruptcy Code.

“Proximate Cause Party” has the meaning set forth in Section 8.2.

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“Purchase Price” has the meaning set forth in Section 2.5(c).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.7(d).

“Purchase Price Per Subscriber” means $3,810.

“Purchase Rights” means any purchase options, rights of first refusal or other rights that any Person may have (under the terms of any franchise or otherwise) to purchase all or any portion of a System owned or operated by any Person as a result of the Transaction or the transfer of any System pursuant to the Exchange.

“Purchase Shares” has the meaning set forth in Section 2.5(c).

“Qualified Customer” means a Basic Subscriber who, prior to the Closing, has been billed and, prior to one month following the Closing, has paid (disregarding payments subject to any rebates or similar programs) for services delivered during the period commencing two months prior to the Measurement Date and ending on the Measurement Date an amount no less than (i) for each month in such period, 50% of the Applicable Monthly Rate or (ii) 66.67% of the Applicable Monthly Rate in respect of any single month during such period.  For the avoidance of doubt, in calculating a Qualified Customer for purposes of the Estimated Closing Adjustment Amount and the condition set forth in the second sentence of Section 6.2(h), the parties shall assume that no payments will be made by such Basic Subscriber after the Closing.

“Rate Regulatory Matter” means any proceeding or investigation with respect to a Cable System arising out of or related to the Cable Act (other than those affecting the cable television industry generally) dealing with, limiting or affecting the rates which can be charged by such Cable System for programming, equipment, installation, service or otherwise.

“Real Property Leases” means, with respect to each Specified Business, those leases, subleases, license agreements, and sublicense agreements, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, governing real property Related to such Specified Business, including those with respect to the real properties listed on Schedule 1.1(n) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Real Property Sublease” means, with respect to any Specified Business, any lease, sublease, license or sublicense, together with all extensions, supplements, amendments and other modifications relating thereto, pursuant to which the Owned Real Property or the Leased Real Property (or any portion thereof) Related to such Specified Business is leased, subleased, licensed or sublicensed to others.

“Redemptions” means the transactions that are the subject matter of the Parent Redemption Agreement and of the TWE Redemption Agreement, including the Parent Redemption and the TWE Redemption.

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“Registered” means issued by, registered with, renewed by, or the subject of a pending application before, any Government Entity or domain name registrar.

“Rejected Contracts” has the meaning set forth in Section 5.13(b).

“Rejection Claim” means, with respect to a Contract, any Claim arising out of (i) the termination of such Contract or the rejection of such Contract under section 365 of the Bankruptcy Code or (ii) a breach of or default under any such Contract entered into following the Petition Date as a result of the termination, rejection or breach of such Contract as a result of Buyer’s determination not to make such Contract an Assigned Contract, in each case assuming such termination, rejection or breach occurred as of the earlier of (A) the date on which such Contract is terminated or rejected or (B) the Closing Date.

“Related” means, with respect to any business or System, owned or held by, required for, or used, intended for use, leased, licensed, accrued, reserved or incurred in connection with, such business or System.

“Related to the Parent Business” means owned or held by, required for, used or intended for use, leased or licensed in connection with, the Parent Business as conducted by Parent and its Affiliates prior to the Closing.

“Reorganization Case” has the meaning set forth in the Recitals.

“Retained Books and Records” has the meaning set forth in Section 5.1(d).

“Rigas Litigation” means the litigation described on Schedule 1.1(o) of the Seller Disclosure Schedule.

“Rights-of-Way” means, with respect to each Specified Business, the written rights-of-way easements, rights of access, rights of use, pole line or joint line agreements, underground conduit agreements, crossing agreements, railroad agreements, leases, subleases, licenses, sublicenses and other similar interests in real property (other than Owned Real Property and Leased Real Property), together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, Related to such Specified Business.

“Rights-of-Way Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer and, to the extent relating to Transferred Rights-of-Way that are currently recorded, reasonably necessary to cause such assignments to be in recordable form, assigning to Buyer the Transferred Rights-of-Way Related to such Specified Business.

“Sale Bonus Program” has the meaning set forth in the definition of “Assumed Liabilities.”

“Sale Process” means the formal sale process of Seller’s Business announced by Seller on April 22, 2004 and commenced by Seller in September 2004.

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“Schedule A Part” has the meaning set forth in the definition of “System Group.”

“SEC” means the Securities and Exchange Commission.

“SEC/DOJ Matters” means (i) the civil enforcement action captioned Securities and Exchange Commission v. Adelphia Communications Corporation, John J. Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, James R. Brown and Michael C. Mulcahey, filed on July 24, 2002, alleging various securities fraud claims arising out of the Rigas family’s alleged misconduct, and the Department of Justice’s investigation related thereto, in each case as amended, modified and/or supplemented from time to time, and any related action or investigation commenced from time to time and (ii) any and all other Claims that the SEC or Department of Justice may have against Seller or any of its Affiliates (other than any Excluded Claim); provided, that, solely for purposes of Section 6.1(c), clause (ii) shall be deemed to exclude any such Claims that shall not have been asserted or threatened by the SEC or Department of Justice as of the Closing Date.

“SEC/DOJ Settlement” means a settlement, dismissal or other resolution of the SEC/DOJ Matters in full and pursuant to which after the Closing no Specified Business or any owner thereof shall have any Liability (including risk of criminal prosecution), including any obligation with respect to behavioral relief or similar action or limitation other than obligations not greater than those set forth in the form of letter agreement delivered by representatives of Friendco to representatives of Seller and Buyer on April 17, 2005.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., the American Stock Exchange, the NYSE, any national securities exchange (as defined in the Exchange Act) or any other similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Seller Confidentiality Agreement” means the letter agreement, dated October 22, 2004, among Seller, Friendco and TWX, as amended by the letter agreement, dated November 9, 2004, the letter agreement, dated January 7, 2005 and the letter agreement dated as of the date hereof.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

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“Seller Required Approvals” means, with respect to each Specified Business, all consents, approvals, waivers, authorizations, notices and filings, (a) required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement, the Ancillary Agreements and the agreements contemplated thereby to which it is (or will be) a party, the failure of which to obtain or make would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, other than the Confirmation Order and the LFA Approvals, or (b) that are listed on Schedule 1.1(p) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Seller Severance Plan” has the meaning set forth in Section 5.8(c).

“Seller Subscriber Accounting Policy” has the meaning set forth in Section 3.16(e).

“Seller’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Seller’s Objection” has the meaning set forth in Section 2.6(c).

“Seller’s Statement” has the meaning set forth in Section 2.6(a).

“Shared Assets and Liabilities” means the Assets and Liabilities set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets required to have been listed thereon in order for the representation and warranty in Section 3.20(b) to be true and correct.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” (within the meaning of Rule 102 of Regulation S-X of the SEC).

“SOA” means the Sarbanes-Oxley Act of 2002.

“Special Term” has the meaning set forth in Section 3.15(b).

“Specified Business” means each of the Group 1 Business and the Group 2 Business.

“Specified HWMC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified SFC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified Systems” means each of the Group 1 Systems, the Group 2 Systems and the MCE Systems.

“Stock Awards” has the meaning set forth in Section 5.8(q).

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“Sublease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Subleases Related to such Specified Business.

“Subscriber” means any Basic Subscriber, Digital Subscriber or HSI Subscriber.

“Subscriber Accounting System” has the meaning set forth in Section 5.23.

“Subscriber Adjustment Amount” means, with respect to each Specified Business, the product of (i) Purchase Price Per Subscriber multiplied by (ii) if (A) the absolute value of the Subscriber Change is less than or equal to the Subscriber Basket, zero and (B) the absolute value of the Subscriber Change is greater than the Subscriber Basket, (1) if the Subscriber Change is a negative amount, the sum of the Subscriber Change plus the Subscriber Basket for such Specified Business and (2) if the Subscriber Change is a positive amount, the sum of the Subscriber Change minus the Subscriber Basket for such Specified Business.

“Subscriber Basket” means, with respect to each Specified Business, the number of Basic Subscribers set forth opposite such Specified Business in Schedule 1.1(q)(i) of the Seller Disclosure Schedule; provided, however, that the Subscriber Basket allocated to the Group 2 Business shall be reduced by the MCE Subscriber Basket Component (if there are any Disputed MCE Systems).

“Subscriber Cap” means, with respect to each Specified Business, the number of Basic Subscribers set forth with respect to such Specified Business in Schedule 1.1(q)(ii) of the Seller Disclosure Schedule; provided, however, that the Subscriber Cap allocated to the Group 2 Business shall be reduced by the MCE Subscriber Cap Component (if there are any Disputed MCE Systems).

“Subscriber Change” means, with respect to each Specified Business, the Base Subscriber Number for such Specified Business minus the Closing Subscriber Number for such Specified Business, expressed as a positive, if positive, or as a negative, if negative; provided, that, except for purposes of calculating the Subscriber Adjustment Amount for each Disputed MCE System pursuant to Section 2.7(a),  the absolute value of the Subscriber Change shall not exceed the Subscriber Cap for such Specified Business.

“Subsequent Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries; it being understood that (i) Bright House Networks, LLC shall be deemed not to be a Subsidiary of Parent or any

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of its Affiliates so long as its day-to-day operations are managed by Advance Publications, Inc., a New York corporation, Advance/Newhouse Partnership, a New York general partnership, or any of their respective Affiliates pursuant to the Partnership Agreement for Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), (ii) TWE-A/N shall be deemed a wholly owned, indirect Subsidiary of Parent, and (iii) the Tele-Media Entities shall be deemed to be Subsidiaries of Seller.

“Superior Alternate Plan” has the meaning set forth in Section 5.10(b).

“Superior Proposal” has the meaning set forth in Section 5.10(a).

“System” means (i) a cable system, as such term is defined in the Communications Act, and (ii) to the extent relating to areas referred to on a Schedule A Part as a non-primary Cost Center, a multichannel video programming distribution system operated through (A) bulk, commercial or multiple dwelling units, (B) satellite master antenna television units or (C) former Verizon cable systems in Thousand Oaks, Oxnard, Port Hueneme and El Rio, California.

“System Group” means, with respect to each Specified Business and each Specified Business (as defined in the Friendco Purchase Agreement), the Systems that are a part of such Specified Business as set forth in the applicable part of Schedule A of the Seller Disclosure Schedule or Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Asset Purchase Agreement) (each, a “Schedule A Part”).

“Target Capital Expenditure Amount” means, with respect to each Specified Business, the aggregate amount of capital expenditures budgeted to be made in respect thereof, respectively, subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month, as set forth in the Budget; provided, however, that in the event any Disputed MCE Systems exist as of the Closing, then the Target Capital Expenditure Amount in respect of the Group 2 Business shall be reduced by the amounts included in the Budget in respect of each Disputed MCE System through the month ending (i) on the Closing Date if the Closing occurs on a month-end or (ii) immediately prior to the Closing Date if the Closing does not occur on a month-end (it being understood that the amounts included in the Budget in respect of each Disputed MCE System shall be deemed for purposes hereof to equal the amounts included in the Budget in respect of all MCE Systems multiplied by the quotient obtained by dividing (x) the aggregate number of Basic Subscribers served by such Disputed MCE System as of December 31, 2004 by (y) the aggregate number of Basic Subscribers served by all MCE Systems as of December 31, 2004); provided, further, that, if the Subscriber Change for a Specified Business is a positive number, the Target Capital Expenditure Amount for such Specified Business shall be reduced by an amount equal to the lesser of (A) the product of the Subscriber Change multiplied by $210.00 and (B) (1) with respect to the Group 1 Business, $21,100,000 and (2) with respect to the Group 2 Business, $19,100,000.

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“Tax Law” means the Code, final, temporary or proposed Treasury regulations, published pronouncements of the U.S. Treasury Department or IRS, court decisions or other relevant binding legal authority (and similar provisions, pronouncements, decisions and other authorities of state, local and foreign Law).

“Tax Return” shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Government Entity with respect to any Tax, including an information return, claim for refund, amended return, declaration, or estimated Tax returns in connection with the determination, assessment, collection or administration of any income Tax.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar Law) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tele-Media Entities” means each of TMC Holding Corporation, a Delaware corporation, TMC Holdings, LLC, a Delaware limited liability company, Adelphia Company of Western Connecticut, a Connecticut corporation, Tele-Media Investment Partnership, L.P., a Delaware limited partnership, Eastern Virginia Cablevision, L.P., a Delaware limited partnership, Eastern Virginia Cablevision Holdings LLC, a Delaware limited liability company, Tele-Media Company of Hopewell-Prince George, a Virginia general partnership, Tele-Media Company of Tri-States, L.P., a Delaware limited partnership, CMA Cablevision Associates VII, L.P., a Pennsylvania limited partnership, and CMA Cablevision Associates XI, L.P., a Pennsylvania limited partnership.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 5.21.

“Total Liabilities” means, with respect to each Specified Business, all Liabilities, expressed as a positive number, of such Specified Business as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet (excluding any footnotes thereto) prepared in accordance with GAAP consistently applied (to the extent GAAP was previously applied) for such Specified Business; provided, however, that Total Liabilities shall include the following:  accounts payable, accrued expenses (including all accrued vacation time, sick days, paid time off, copyright fees, franchise fees and other license fees or charges), Liabilities with respect to unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments; provided, further, that (a) in no event shall

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Total Liabilities include (i) Liabilities that constitute Assumed Liabilities pursuant to clauses (iii) (other than part (C) thereof), (iv) (other than accrued but unpaid Franchise fees and any reserves for Franchise fee audits), (v), (vi), and (vii) of the definition of “Assumed Liabilities” or (ii) Excluded Liabilities, and (b) Liabilities (i) under the Sale Bonus Program included in clause (iii)(C) of the definition of “Assumed Liabilities” and (ii) under purchase orders outstanding as of the Closing will be treated, for purposes hereof, as part of the Total Liabilities of the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.  For purposes of determining Total Liabilities in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Transaction” means the transactions that are the subject of this Agreement, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities; provided, however, that Transaction shall not include the Friendco Transaction.

“Transfer Tax Returns” has the meaning set forth in Section 5.7(c)(ii).

“Transfer Taxes” has the meaning set forth in Section 5.7(c)(i).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Cash” has the meaning set forth in Section 2.1(a).

“Transferred Employees” has the meaning set forth in Section 5.8(e)(ii).

“Transferred Employees’ Records” means all personnel files related to the Transferred Employees, but not including any files the transfer of which would be prohibited by Law.

“Transferred Intellectual Property” means, with respect to each Specified Business, the Intellectual Property owned by Seller or its Affiliates and Related to such Specified Business, including that set forth on Schedule 1.1(r) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Transferred Intellectual Property Contracts” means, with respect to each Specified Business, (i) the licenses, sublicenses, distributor agreements and permissions, and royalty agreements concerning Intellectual Property to which Seller or any of its Affiliates is a party and which are Related to such Specified Business and are Assigned Contracts and (ii) the rights and entitlements, including the right to receive royalty payments, pursuant to any licenses, sublicenses, distributor agreements and permissions or royalty agreements to which Seller or any of its Affiliates is a party and under which a third party licensee obtains benefits pursuant to section 365(n) of the Bankruptcy Code and which are Related to such Specified Business and are Assigned Contracts.

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“Transferred Investment Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment and assumption of Transferred Investments Related to such Specified Business.

“Transferred Investments” means, with respect to each Specified Business, (i) the Equity Securities identified on Schedule 1.1(s)(i)  of the Seller Disclosure Schedule and allocated to such Specified Business pursuant to the Designated Allocation, it being understood that, by written notice to Seller delivered on one or more occasions and no fewer than 10 Business Days prior to the Closing, Buyer shall be entitled to remove any item from Schedule 1.1(s)(i) of the Seller Disclosure Schedule with respect to which any material Investment Document was not provided to Buyer prior to the date hereof, and (ii) those Equity Securities identified on Schedule 1.1(s)(ii) of the Seller Disclosure Schedule that Buyer selects to be allocated to a Specified Business, it being understood that such selection shall be made in the same manner, and subject to the same conditions, as are applicable to the selection of Contracts as Assigned Contracts pursuant to Section 5.13 (with the determination of whether or not an item will be treated as an OCB Contract made on the basis of the primary agreement containing the business terms applicable to the applicable Investment Entity).

“Transferred Joint Venture Parents” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Transferred Leased Real Property” means Leased Real Property that is the subject of a Transferred Real Property Lease.

“Transferred Owned Real Property” means Owned Real Property that is not an Excluded Asset pursuant to Section 2.2(h).

“Transferred Real Property Leases” means Real Property Leases that are Assigned Contracts.

“Transferred Real Property Subleases” means Real Property Subleases that are Assigned Contracts and that relate to (i) the Transferred Owned Real Property or (ii) the Transferred Leased Real Property.

“Transferred Rights-of-Way” means all Rights-of-Way, provided that to the extent a Right-of-Way is a Contract, Transferred Rights-of-Way shall mean Rights-of-Way that are Assigned Contracts.

“Transitional Services” has the meaning set forth in Section 5.24.

“TWE” means Time Warner Entertainment Company, L.P., a Delaware limited partnership.

“TWE-A/N” has the meaning set forth in the definition of “Subsidiary.”

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“TWE Redemption” means the redemption of limited partnership interests in TWE pursuant to the TWE Redemption Agreement.

“TWE Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco I, LLC, TWE Holdings I Trust, Cable Holdco III LLC, TWE, TWX and Parent.

“TWX” means Time Warner Inc., a Delaware corporation.

“TWX Agreement” means that certain Agreement, dated March 31, 2003, between TWX, Parent and an Affiliate of Friendco.

“TWX Confidentiality Agreement” means the letter agreement, dated November 9, 2004, between TWX and Seller.

“Unallocated Shared Assets and Liabilities” means those Assets and Liabilities (and the related revenue and expenses) identified as such on Schedule 1.1(h) of the Seller Disclosure Schedule.

“Union Employee” has the meaning set forth in Section 5.8(b).

“U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“US Trustee” means the United States Trustee for Region 2 or such other region in which the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary is pending.

“WARN” means the Worker Adjustment and Retraining Notification Act.

Section 1.2  Other Interpretive Provisions.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           any payment hereunder to be made in the form of shares of Parent Class A Common Stock shall be made only in whole shares and, in lieu of payment of

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any fractional shares, a cash payment shall be made in an amount equal to the value of such fractional shares valued at the Per Share Value of the Purchase Shares;

(e)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(f)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)           references herein to any gender include each other gender;

(h)           references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)            references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(j)            references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k)           with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l)            references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(m)          references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(n)           references herein to sections of the Code shall be construed to also refer to any successor sections;

(o)           the rules of construction contained in section 102 of the Bankruptcy Code (except section 102(8) of the Bankruptcy Code) shall apply; and

(p)           in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

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ARTICLE II

PURCHASE AND SALE OF THE SPECIFIED BUSINESSES

Section 2.1  Purchase and Sale of Assets.  Subject to Sections 2.7, 2.11 and 5.13(h), on the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause each of its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and each of its Affiliates (x) the Transferred Investments and (y) all of Seller’s and each of its Affiliates’ Assets that are Related to the Acquired Business, including the Acquired Systems, except for the Excluded Assets (clauses (x) and (y), collectively, the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances (or, in the case of the Transferred Investments, Encumbrances under the Investment Documents), including the following:

(a)           all cash and cash equivalents consisting of (i) petty cash-on-hand, (ii) Condemnation Proceeds and (iii) Insurance Claims (collectively, the “Transferred Cash”);

(b)           Accounts Receivable;

(c)           Assigned Contracts;

(d)           Transferred Intellectual Property and Transferred Intellectual Property Contracts;

(e)           Books and Records;

(f)            Fixtures and Equipment;

(g)           Transferred Real Property Leases;

(h)           Transferred Real Property Subleases;

(i)            Transferred Owned Real Property;

(j)            Transferred Rights-of-Way;

(k)           Insurance Claims and Condemnation Proceeds to the extent not included under subsection (a) above;

(l)            except as set forth in Section 2.2(k), all claims (and the proceeds related thereto) available to or being pursued by Seller or any of its Affiliates to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset;

(m)          all credits, prepaid expenses, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset;

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(n)           to the extent their transfer is not prohibited by Law, all Authorizations held by Seller or any of its Affiliates and all applications therefor;

(o)           all guaranties, representations, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset, except to the extent included in Excluded Assets;

(p)           all other current assets; and

(q)           all rights of Seller set forth in Section 5.12 of the Friendco Purchase Agreement;

provided, that the sale, conveyance, transfer, assignment or delivery of a Transferred Asset shall, except as otherwise directed by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner (provided, that (A) in no event will any of the following allocations result in the transfer of subscribers from one System Group to another and (B) any allocation of capital expenditures shall be made in accordance with Schedule 5.2(s) of the Seller Disclosure Schedule or, if not addressed in such Schedule as set forth below):  if such Transferred Asset is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business, (v) is readily divisible, Related to more than one of the Group 1 Business, the Group 2 Business and the Friendco Business and not allocated pursuant to clause (i), (ii), (iii) or (iv), allocated to such Group 1 Business, Group 2 Business and/or Friendco Business to which it is Related pro rata based on the number of Basic Subscribers served by such Group 1 Business, Group 2 Business or Friendco Business (as applicable) as of the Closing and (vi) not allocated pursuant to clause (i), (ii), (iii), (iv) or (v) and is (A) Primarily Related to the Friendco Business, to the Friendco Business, (B) Primarily Related to the Group 1 Business, to the Group 1 Business or (C) not Primarily Related to the Friendco Business or the Group 1 Business, to the Group 2 Business (the allocation of such assets pursuant to this proviso to this Section 2.1, the “Designated Allocation”).  Notwithstanding anything to the contrary in this Section 2.1, any Asset included in the Unallocated Shared Assets and Liabilities that

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is not a Transferred Asset pursuant to the Designated Allocation shall not be deemed to be a Transferred Asset.

Section 2.2  Excluded Assets.  Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, any of the Friendco Transferred Assets (except as set forth in Section 5.15) or the following Assets (collectively, the “Excluded Assets”):

(a)           all Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates;

(b)           except to the extent set forth in Section 5.1(d), all Tax Returns of Seller or any of its Affiliates and all Books and Records (including working papers) and tax software to the extent directly related thereto;

(c)           all insurance policies and rights thereunder other than the Insurance Claims;

(d)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, in each case, only to the extent related to any Asset that is not a Transferred Asset;

(e)           all cash and cash equivalents, except for the Transferred Cash;

(f)            all Intercompany Receivables;

(g)           all Contracts (including all Third Party Confidentiality Agreements) other than Assigned Contracts;

(h)           (i) any Owned Real Property that, and any lease (other than a lease designated by Buyer as an Assigned Contract) for real property that, (A) is vacant, (B) contains only inactive headends, inactive hubsites or inactive optical transition nodes or (C) is solely residential in nature and (ii) the Owned Real Property set forth on Schedule 2.2(h) of the Seller Disclosure Schedule; provided, however, that, from time to time prior to the Closing but no later than ten Business Days prior to the Closing, Buyer may designate any other Owned Real Property to be included on such Schedule 2.2(h) of the Seller Disclosure Schedule;

(i)            all Programming Agreements (other than any retransmission consent agreement that is an Assigned Contract);

(j)            all Assets listed on Schedule 2.2(j) of the Seller Disclosure Schedule;

(k)           (i) all claims (and proceeds related thereto) set forth on Schedule 2.2(k) of the Seller Disclosure Schedule relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that

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Seller or any of its Affiliates may make after the date hereof to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of Seller or its Affiliates against Seller or any of its Affiliates (other than any claim against any Investment Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability);

(l)            all personnel records, other than the Transferred Employees’ Records;

(m)          all rights in connection with and Assets of the Benefit Plans;

(n)           except for the Transferred Investments, all Equity Securities or other rights of Seller or any of its Affiliates in any other Person, including any Asset Transferring Subsidiary;

(o)           Assets allocated to the Friendco Business pursuant to the Designated Allocation; and

(p)           state certificates of public convenience and necessity or similar state telecommunication Authorizations except for those that Buyer designates in writing as Transferred Assets at least ten Business Days prior to the Closing.

Section 2.3  Assumption of Liabilities.  On the terms and subject to the conditions set forth herein and in partial consideration of the sale of the Transferred Assets, at the Closing, Buyer shall assume and discharge or perform when due all the Assumed Liabilities; it being understood that the assumption of an Assumed Liability shall, except as otherwise allocated by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner:  if such Assumed Liability is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to
Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business and (v) not allocated pursuant to clause (i), (ii), (iii) or (iv), then to the Friendco Business, to the extent Related to the Friendco Business, to the Group 1 Business, to the extent Related to the Group 1

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Business, and to the Group 2 Business, to the extent Related to the Group 2 Business (which allocations shall be made in each case after giving effect to the allocations to each such Friendco Business and Specified Business pursuant to the Designated Allocation).

Section 2.4  Excluded Liabilities.  Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and neither Buyer nor any of its Affiliates shall have any Liability for, any Liability of Seller or any Affiliate of Seller that is not expressly assumed by Buyer pursuant to Section 2.3.

Section 2.5  Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, Buyer shall:

(a)           assume the Assumed Liabilities;

(b)           pay to Seller an aggregate amount in cash equal to $9,154,000,000, as adjusted pursuant to Sections 2.6(a) and 2.6(f) (as so adjusted, the “Cash Consideration”); and

(c)           cause Parent to issue and deliver, on behalf of Buyer, to Seller such number of shares of Parent’s Class A Common Stock, par value $0.01 per share (the “Parent Class A Common Stock”), as shall represent 16% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (after giving effect to such issuance and assuming for purposes of such calculation the completion of the Redemption pursuant to the Parent Redemption Agreement but without giving effect to any adjustment pursuant to Section 2.6 or 2.7), subject to adjustment of such number of shares pursuant to Sections 2.6(f) and 2.7 (as so adjusted, the “Purchase Shares” and, together with the Cash Consideration, the “Purchase Price”);

provided, however, that, in lieu of payment to Seller, Buyer shall deliver or cause to be delivered, at the Closing, 4% of the Purchase Price in the form of a Pro Rata Payment (after giving effect to any adjustment thereof that is effected as of the Closing) (collectively, as such amount may be increased in accordance with Section 2.6(f) or 2.7(c), the “Escrow Amount”) to be held by the Escrow Agent in an account, the cash component of which shall bear interest (the “Escrow Account”), pursuant to the Escrow Agreement, which Escrow Amount shall be paid in whole or in part in accordance with the terms of the Escrow Agreement to (i) the Buyer Indemnified Parties to the extent necessary to satisfy any obligation of Seller pursuant to Section 7.2(a), (ii) Buyer to the extent necessary to satisfy a payment obligation of Seller, if any, pursuant to Section 2.6(f) or 2.7(d), (iii) Seller, on the date that is six months following the Closing Date, to the extent of the excess, if any, of 33% of the Escrow Amount deposited at the Closing over the sum of (A) all amounts paid pursuant to the immediately preceding clauses (i) and (ii), plus (B) the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to such date, and (iv) Seller to the extent of any remaining funds and/or shares in the Escrow Account as of the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)),

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except to the extent of the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)).  All amounts payable from the Escrow Account shall be paid in the form of an Escrow Payment.  Any Escrow Payment or Pro Rata Payment to be made hereunder shall be made (x) in respect of any distribution of shares of Parent Class A Common Stock by (I) delivery of stock certificates representing such shares, registered in the name of Buyer or Seller, as the case may be, or (II) confirmation of a book-entry transfer of such shares in form and substance reasonably satisfactory to Buyer or Seller, as the case may be, and the Escrow Agent, and (y) in respect of any distribution of cash, by wire transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, at least five Business Days prior to such payment.

Section 2.5A         Purchase Shares.  For the avoidance of doubt, 156.380952 shares of Parent Class A Common Stock would be the number of shares required to be delivered pursuant to Section 2.5(c) at the Closing (before giving effect to any adjustment under Section 2.6 or 2.7) assuming that (a) the number of outstanding Equity Securities as of the date hereof is as represented in Sections 4.4(b)(i) and (b)(ii), (b) the Equity Securities subject to redemption under the Parent Redemption Agreement is 179 shares of Parent Class A Common Stock, and (c) no additional Equity Securities were issued by Parent on or after the date hereof in violation of Section 5.3 hereof; provided that if any pro rata stock dividend (or any stock split or similar recapitalization) is effected between the date hereof and Closing as permitted hereunder then such number of shares would be adjusted accordingly (by operation of the definition of Fully Diluted Basis).

Section 2.6  Closing Adjustment Amount.

(a)           No later than ten Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, with respect to each Specified Business, a statement (each, a “Seller’s Statement”), which shall set forth Seller’s good faith estimate of the Closing Adjustment Amount which shall be determined in accordance with this Agreement (the “Estimated Closing Adjustment Amount”).  Each Seller’s Statement shall be accompanied by a certification of Seller’s Chief Financial Officer to the effect that such Seller’s Statement has been prepared in good faith in accordance with this Agreement based on the books and records of such Specified Business and be reasonably satisfactory to Buyer.  If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a negative number, then the Cash Consideration payable at the Closing shall be decreased by the absolute value of such sum.  If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a positive number, then the Cash Consideration payable at the Closing shall be increased by such sum.

(b)           As soon as practicable but in no event more than 90 days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller, with respect to each Specified Business, a statement (each, a “Buyer’s Statement”) of the actual Closing Adjustment Amount, as of the Closing Date, which shall be determined in

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accordance with this Agreement.  Each Buyer’s Statement shall be accompanied by a certification of Buyer’s Chief Financial Officer to the effect that such Buyer’s Statement has been prepared in accordance with this Agreement based on the books and records of such Specified Business.

(c)           Seller and Seller’s accountants shall complete their review of each of the Buyer’s Statements and Buyer’s calculations of the Closing Adjustment Amount within 30 days after delivery thereof by Buyer.  In the event that Seller determines in good faith that any Buyer’s Statement has not been prepared in accordance with this Agreement, Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing setting forth a specific description of the basis of Seller’s determination and the adjustments to such Buyer’s Statement and the corresponding adjustments to the applicable Closing Adjustment Amount that Seller believes should be made in accordance with this Agreement (a “Seller’s Objection”).  If no Seller’s Objection is received by Buyer on or before the last day of such 30-day period, then the Closing Adjustment Amount set forth in a Buyer’s Statement shall be final and binding upon Seller.  Buyer shall have 30 days from its receipt of a Seller’s Objection to review and respond to such Seller’s Objection.

(d)           If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Seller’s Objection within 15 days following the completion of Buyer’s review of such Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, in accordance with this Agreement based on the books and records of the applicable Specified Business, and only with respect to the remaining differences so submitted (and within the range of dispute between Buyer’s Statement and Seller’s Objection with respect to each such difference), whether and to what extent, if any, any Closing Adjustment Amount requires adjustment.  Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying any such Seller’s Objection are referred to the CPA Firm.  The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates.  With respect to each Seller’s Objection, the fees and disbursements of the CPA Firm shall be borne equally by Seller and Buyer.  Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of any Closing Adjustment Amount and all other items reasonably requested by the CPA Firm in connection therewith.

(e)           Buyer shall provide to Seller and its accountants full access to the books and records of each Specified Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to review each Buyer’s Statement, to prepare a Seller’s Objection, if any, and to prepare materials for presentation to the CPA Firm in connection with Section 2.6(d).  Seller and its accountants shall have full access to all information

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used by Buyer in preparing such Buyer’s Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f)            Upon satisfaction of the applicable procedures of this Section 2.6, the Purchase Price shall be adjusted with respect to each Specified Business by an amount equal to (i) the Final Adjustment Amount of such Specified Business minus (ii) the Estimated Closing Adjustment Amount of such Specified Business (the “Subsequent Adjustment Amount”).  If the Subsequent Adjustment Amount is a positive number, then the Purchase Price allocated to such Specified Business shall be increased by the Subsequent Adjustment Amount and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Escrow Agent, for deposit into the Escrow Account, a Pro Rata Payment equal to the Subsequent Adjustment Amount.  If the Subsequent Adjustment Amount is a negative number, then the Purchase Price allocated to such Specified Business shall be decreased by the absolute value of the Subsequent Adjustment Amount and Buyer shall be entitled to an Escrow Payment equal to the Subsequent Adjustment Amount from the Escrow Account promptly (and in any event within five Business Days) after the final determination of the Subsequent Adjustment Amount; provided, however, that, to the extent the payment obligations pursuant to this sentence exceed the remaining funds in the Escrow Account, Seller shall promptly (and in any event with five Business Days) after the final determination of the Subsequent Adjustment Amount, pay such excess amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.7  MCE Systems.

(a)           Notwithstanding anything to the contrary contained herein, if any MCE System has not been finally determined to be wholly owned by Seller or its wholly owned Subsidiaries (it being understood that, for purposes of this Section 2.7(a), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) or has been finally determined to be so owned but as to which there has not been an MCE Discharge as of the date on which the Seller’s Statements are delivered under Section 2.6(a) (each such MCE System, a “Disputed MCE System”), then (i) the geographical areas serviced by such Disputed MCE System shall be deemed not to be listed on Schedule A of the Seller Disclosure Schedule and such Disputed MCE System shall be deemed not to be included in the Group 2 Business or otherwise Related to the Group 2 Business or the Acquired Business, (ii) any Assets, Liabilities or Employees that would, but for clause (i) above, have been Transferred Assets, Assumed Liabilities or Transferred Employees shall be deemed not to be Transferred Assets, Assumed Liabilities or Transferred Employees, respectively, (iii) the Closing shall be effected without such Disputed MCE System, (iv) the Purchase Price (before adjustment under Section 2.6) shall be reduced by an aggregate amount equal to the product of (A) the MCE Purchase Price multiplied by (B) the quotient obtained by dividing (1) the aggregate number of Basic Subscribers served by all such Disputed MCE Systems as of December 31, 2004 by (2) the aggregate number of Basic Subscribers served by all MCE

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Systems as of December 31, 2004, such reduction to be applied solely to the Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) (the amount of such Purchase Share reduction with respect to each such Disputed MCE System, the “Initial MCE Purchase Price”), (v) the Seller’s Statement delivered in respect of the Group 2 Business shall be prepared to reflect the foregoing and (vi) with respect to the Disputed MCE Systems, the determination of the Closing Adjustment Amount (calculated as to each such Disputed MCE System separately as if it were its own Specified Business and assuming the Net Liabilities Adjustment Amount for each such Disputed MCE System is zero) shall be made in accordance with Section 2.6 except that the Subscriber Cap shall not apply to the determination of the Subscriber Adjustment Amount and there shall be no adjustment to the Purchase Price at the Closing as a result of such determination (the amount by which the Purchase Price would have been adjusted (expressed as a negative if decreased and as a positive if increased) in respect of each such Disputed MCE System as determined pursuant to this clause (vi), the “Initial Disputed MCE System Adjustment Amount”).

(b)           With respect to any Disputed MCE System, Seller shall (i) use commercially reasonable efforts to cause each such Disputed MCE System to be bound by a written management agreement with Buyer (or its designee) as of the Closing, in form and substance reasonably acceptable to Buyer and Seller (each such agreement, an “MCE Management Agreement”), and (ii) continue during the succeeding 15 months (the “MCE Period”) using commercially reasonable efforts to obtain full direct or indirect ownership of, and an MCE Discharge with respect to, such Disputed MCE System (it being understood that, for purposes of this Section 2.7(b), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the MCE Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) (an “MCE Resolution”).  Buyer shall not have any obligation to enter into an MCE Management Agreement unless Buyer is provided with reasonably satisfactory evidence of (A) the enforceability of such MCE Management Agreement from and after the Closing, (B) the authority of the counterpart(ies) to enter into and perform such MCE Management Agreement and to bind such Disputed MCE System and (C) the creditworthiness of such MCE System (or such other Person who or such instrument that guarantees the Liabilities of such MCE System pursuant to the applicable MCE Management Agreement).  Seller shall notify Buyer of any MCE Resolution as promptly as practicable and in any event within three Business Days of obtaining any such MCE Resolution and shall provide Buyer with such information and documentation related thereto as Buyer reasonably requests.

(c)           As to any Disputed MCE System that is the subject of an MCE Resolution that occurs prior to the expiration of the MCE Period, and with respect to which (i) Buyer (or its designee) enters into an MCE Management Agreement that has not been terminated in accordance with its terms (other than by Seller as a direct result of a breach by Buyer (or its designee)) or rejected and remains in full force and effect until the completion of the MCE Closing (a “Buyer Managed MCE System”) or (ii) Buyer (or its designee) does not enter into such an MCE Management Agreement but, within 60

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days of such MCE Resolution, Buyer makes an election to purchase such Disputed MCE System, the parties agree that Seller shall sell, or cause to be sold, to Buyer and Buyer shall purchase from Seller (or the applicable transferor which Seller causes to sell) the Assets of such Disputed MCE Systems in exchange for shares (the “MCE Purchase Shares”) of Parent Class A Common Stock (where each such share is valued at the Per Share Value of the Purchase Shares) in an amount equal to the Final MCE Purchase Price to be delivered by Buyer at a single closing (the “MCE Closing”), plus any Interim Dividends thereon, that, subject to satisfaction of the conditions set forth in Sections 6.1, 6.2 (other than, without limiting Section 2.7(d)(ii), Sections 6.2(a), 6.2(f) (but only if Buyer is a Proximate Cause Party) and 6.2(h)) and 6.3 (other than, without limiting Section 2.7(d)(ii), Sections 6.3(a) and 6.3(e)) (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis), shall occur on the fifth Business Day following the earlier of (A) the expiration of the MCE Period and (B) the date all Disputed MCE Systems have been subject to an MCE Resolution; provided, however, that 4% of the MCE Purchase Shares so delivered plus any Interim Dividends thereon will be deposited in the Escrow Account.  At the MCE Closing, the parties will assign or assume, as applicable, the Transferred Assets and Assumed Liabilities with respect to each such Disputed MCE System (treating such System as a Specified Business) that would have been assigned and assumed as if the Closing had been delayed until the date of the MCE Closing and shall execute such conveyance, assumption and other instruments as are required pursuant to Sections 2.9 and 2.10 (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis.  For purposes of determining the Disputed MCE System Adjustment Amount, the Net Liabilities Adjustment Amount in respect of each such Disputed MCE System shall be determined as of the date of the MCE Closing in accordance with Section 2.6 applied mutatis mutandis (treating each such System as a Specified Business) except that any resulting adjustments shall be made solely in MCE Purchase Shares, where each MCE Purchase Share is valued at the Per Share Value of the Purchase Shares.

(d)           In connection with the transfer to Buyer of any Disputed MCE Systems, (i) Assumed Liabilities related to such Disputed MCE Systems shall be deemed to have been assumed effective as of the date of the MCE Closing only, and (ii) at, and as a condition to, the MCE Closing, (A) Seller shall be deemed to have restated the representations and warranties in Article III in respect of such Disputed MCE Systems (x) with respect to the Class 2 Representations and Warranties, as of the date made and as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the date made and as of the MCE Closing, (B) Seller shall deliver to Buyer a certificate certifying to the satisfaction of Section 6.2(a) with respect to such Disputed MCE Systems (treating such Disputed MCE Systems as if they were a Specified Business and multiplying all applicable monetary and materiality thresholds by the MCE Fraction) (x) with respect to the Class 2 Representations and Warranties, as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the MCE Closing, (C) Article VII shall apply to such Disputed MCE Systems mutatis mutandis (including by multiplying the applicable basket and cap amounts by the MCE Fraction), provided,

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that, notwithstanding Section 7.1, all the representations and warranties in Article III shall, with respect to such Disputed MCE Systems, survive the MCE Closing until the expiration of the later of the survival period in Section 7.1 and twelve months after the date of the MCE Closing (and the Buyer Indemnification Deadline shall be extended with respect to such Disputed MCE Systems by a corresponding period), (D) Buyer shall deliver to Seller a certificate certifying as to the truth and accuracy of the first sentence of Section 4.5 as to the MCE Purchase Shares as of the MCE Closing and (E) Sections 2.11 and 5.12 shall apply mutatis mutandis.  For purposes of any covenants in this Agreement governing the parties hereto following the Closing and any Ancillary Agreement, any Assets related to any such Disputed MCE Systems which are transferred to Buyer after Closing under this Section 2.7 shall become part of the Group 2 Business as of the time of the MCE Closing.

Section 2.8  Closing.  The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m.  New York City time, on the last Business Day of the calendar month in which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, unless such conditions have not been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) by the fifth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month (or at such other time and place as the parties hereto may mutually agree); provided, however, that the Closing shall not occur prior to the earliest of (a) immediately following the closing of the Redemption under the Parent Redemption Agreement, (b) 30 days following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (provided, that the Outside Date or the Extended Outside Date, as the case may be, shall be extended to the last Business Day of the calendar month in which the end of such 30-day period occurs if the Outside Date or Extended Outside Date, as the case may be, would otherwise occur prior to such last Business Day), and (c) the termination of the Parent Redemption Agreement.  The date on which the Closing occurs is called the “Closing Date.”

Section 2.9  Deliveries by Buyer.  At the Closing, Buyer shall:

(a)           deliver to Seller, the Cash Consideration less the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to an account which has been designated by Seller at least two Business Days prior to the Closing Date;

(b)           deliver, or cause to be delivered, to Seller, (i) stock certificates representing the Purchase Shares (less the stock portion of the Escrow Amount to be delivered at the Closing), duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer or (ii) confirmation of a book-entry transfer of the Purchase Shares (less the stock portion of

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the Escrow Amount to be delivered at the Closing) in form and substance reasonably satisfactory to Buyer and Seller, in each case, free and clear of all Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by the recipient thereunder or under applicable securities Laws;

(c)           deliver to the Escrow Agent, (i) the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to the Escrow Agent and (ii) the stock portion of the Escrow Amount to be delivered at Closing, by (A) delivery of stock certificates representing such stock portion of the Escrow Amount or (B) confirmation of a book-entry transfer of such stock portion of the Escrow Amount in form and substance reasonably satisfactory to Buyer, Seller and the Escrow Agent, each to be held by the Escrow Agent in the Escrow Account;

(d)           deliver to Seller (or to the applicable Affiliate of Seller), with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(i)            a duly executed counterpart of one or more Bills of Sale;

(ii)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(iii)          evidence of the obtaining of, or, with respect to Buyer Required Approvals that only require notice or filing, the notice or filing with respect to, the Buyer Required Approvals;

(iv)          a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(v)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(vi)          a duly executed counterpart of one or more Lease Assignment Agreements;

(vii)         a duly executed counterpart of one or more Sublease Assignment Agreements;

(viii)        a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(ix)           the certificate to be delivered pursuant to Section 6.3(d);

(x)            a duly executed counterpart of the Escrow Agreement;

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(xi)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement; and

(e)           deliver to Seller the opinion of counsel referred to in Section 6.3(f).

Section 2.10  Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(a)           a duly executed counterpart of one or more Bills of Sale;

(b)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(c)           a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(d)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(e)           a duly executed counterpart of one or more Lease Assignment Agreements;

(f)            a duly executed counterpart of one or more Sublease Assignment Agreements;

(g)           a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(h)           special warranty deeds (or local equivalent) in respect of the Transferred Owned Real Property Related to such Specified Business;

(i)            duly executed certifications from Seller and each Subsidiary that in this Transaction will be a transferor described in Treasury Regulations Section 1.1445-1(g)(3) that Seller and such Subsidiaries are not foreign Persons within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that, notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certifications, Buyer shall be entitled to withhold a portion of the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

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(j)            the Books and Records Related to such Specified Business that are Transferred Assets (it being understood that Books and Records located on real property interests conveyed to Buyer at the Closing shall be deemed delivered pursuant to this Section 2.10(j));

(k)           evidence of the obtaining of, or, with respect to Seller Required Approvals that only require notice or filing, the notice or filing with respect to, the Seller Required Approvals or any LFA Approvals, in each case, Related to such Specified Business;

(l)            the certificate to be delivered pursuant to Section 6.2(d);

(m)          a certified copy of the Confirmation Order (including any amendments thereto);

(n)           duly executed counterparts of instruments providing Buyer the limited, irrevocable right, in the name, place and stead of Seller and any of its Affiliates, as attorney-in-fact of Seller and any of its Affiliates, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller or any of its Affiliates in payment for cable television, high speed Internet, telephony and related services and charges provided by the Specified Systems Related to such Specified Business, and evidence of written instructions to the lock-box service provider or similar agents of Seller and any of its Affiliates to promptly forward to Buyer upon receipt all such cash, deposits and checks representing accounts receivable of such Specified Systems;

(o)           to the extent available using commercially reasonable efforts, (i) subject only to Permitted Encumbrances, such certificates and affidavits of Seller or its applicable Affiliate as may be reasonably requested by Buyer’s title insurance company necessary and satisfactory to Buyer in connection with the issuance of title insurance with respect to any Owned Real Property or Leased Real Property Related to such Specified Business and (ii) customary gap indemnities covering Seller’s acts for the period between Closing and the recording of the applicable deed or assignment of lease with respect to such Owned Real Property or Leased Real Property; provided, that, except with respect to the customary gap indemnities described in clause (ii) above, such certificates or affidavits shall be deemed not to have been reasonably requested if they would increase, in each case other than in a de minimis manner, the Liability of Seller or any of its Affiliates beyond the liability that would be incurred by Seller or its applicable Affiliates under a special warranty deed or would contain representations that are more extensive than those set forth in this Agreement;

(p)           the Transferred Cash Related to such Specified Business in immediately available funds by wire transfer to an account which has been designated by Buyer at least two Business Days prior to the Closing Date (it being understood that Transferred Cash shall be deemed delivered if it is either (i) located on real property interests being conveyed to Buyer at Closing or (ii) held in accounts assigned to Buyer pursuant to duly executed instruments of assignment that are reasonably satisfactory to Buyer);

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(q)           stock certificates (or other comparable evidence of ownership, if issued) representing the Transferred Investments Related to such Specified Business, duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer;

(r)            a duly executed counterpart of the Escrow Agreement; and

(s)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement.

Section 2.11  Non-Assignability of Assets.

(a)           Without limiting Sections 6.1(f) and 6.2(e), if and to the extent that the transfer or assignment from Seller or any of its Affiliates to Buyer of any Transferred Asset would be a violation of applicable Law with respect to such Transferred Asset or otherwise adversely affect the rights of the applicable transferee thereunder as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the Transaction, then the transfer or assignment to Buyer of such Transferred Asset (each, a “Delayed Transfer Asset”) shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or Authorizations have been made or obtained; it being understood that no adjustment to the Purchase Price will be made as a result of the failure to transfer or assign any Delayed Transfer Asset.

(b)           If the transfer or assignment of any Transferred Asset (other than, at the Closing, a Transferred Asset Related to a Disputed MCE System) intended to be transferred or assigned hereunder is not consummated prior to or at the Closing as a result of the failure to obtain any Authorization, then Seller or its Affiliate shall thereafter, directly or indirectly, hold such Transferred Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably possible.  In addition, to the extent not prohibited by Law, Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Transferred Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Transferred Asset, are to inure from and after the Closing to Buyer.  To the extent permitted by Law and to the extent otherwise permissible in light of any required Authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Transferred Assets not yet transferred to it as a result of this Section 2.11 and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c)           If and when the Authorizations, the absence of which caused the deferral of transfer of any Transferred Asset pursuant to this Section 2.11, are obtained, the transfer of the applicable Transferred Asset to Buyer shall automatically and without

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further action be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreements.

(d)           Prior to the Closing Date, Seller shall deliver to Buyer a list identifying, in reasonable detail and to the Knowledge of Seller, the Delayed Transfer Assets and the Authorizations required therefor.

(e)           The parties hereto further agree that, assuming as set forth in Section 2.11(b) that all or substantially all of the benefits and burdens relating to the Transferred Assets inure to Buyer, (i) any Delayed Transferred Assets referred to in this Section 2.11(e) shall be treated for all income Tax purposes as Assets of Buyer and (ii) neither Buyer nor Seller shall take, and each of Buyer and Seller shall prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth on the Seller Disclosure Schedule, as of the date hereof and as of the Closing:

Section 3.1  Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets, and to carry on each Specified Business as currently conducted.  Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of each Specified Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Prior to the date hereof, Seller has made available to Buyer a true and complete copy of Seller’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 3.2  Subsidiaries and Transferred Investments.

(a)           Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Asset Transferring Subsidiary, together with its jurisdiction of organization.  The Asset Transferring Subsidiaries are the only Subsidiaries of Seller that have any right, title or other interest in or to the Assets of Seller and its Affiliates that are Related to the Acquired Business.  Except for the Non-Debtor Subsidiaries, all of the Asset Transferring Subsidiaries and Intermediate Subsidiaries are Debtors.  Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and, in the case of the Asset Transferring Subsidiaries, has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of each

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Specified Business as currently conducted, except for failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), (i) Seller owns, directly or indirectly, through one or more other Subsidiaries (each such Subsidiary that is not also an Asset Transferring Subsidiary is referred to herein as an “Intermediate Subsidiary”), all right, title and interest in and to all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and (ii) all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and Intermediate Subsidiaries have been duly authorized, and are validly issued, fully paid and non-assessable.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has, directly or indirectly, good and valid title to the Equity Securities of each Asset Transferring Subsidiary and each Intermediate Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Schedule 3.2(b) of the Seller Disclosure Schedule sets forth a true and complete list of each Investment Entity, the Equity Securities of Seller and its Affiliates in each Investment Entity and, to the Knowledge of Seller, with respect to those Investment Entities identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule, the jurisdiction of organization and authorized and outstanding Equity Securities of such Investment Entities.  Seller has provided or made available to Buyer true and complete copies of the Investment Documents.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), the outstanding Equity Securities held by Seller or any of its Affiliates in respect of each Transferred Investment identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule and, to the Knowledge of Seller, in respect of any other Investment Entities, have been duly authorized, and are validly issued, fully paid and non-assessable.

(c)           Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document, and upon delivery by Seller and/or any of its Affiliates of the Transferred Investments at Closing, good and valid title to the Transferred Investments,

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free and clear of all Encumbrances, other than as set forth in any Investment Document and those resulting from Buyer’s ownership, will pass to Buyer.  Except for the Transferred Investments, none of Seller or any of its Affiliates owns, directly or indirectly, any Equity Securities of any Person (other than a Subsidiary of Seller) or has any direct or indirect equity or ownership interest in any business (other than any business operated by a Subsidiary of Seller), or is a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary of Seller) that is Related to the Acquired Business or the Friendco Business.

Section 3.3  Corporate Authorization.

(a)           Seller has, with respect to Section 5.10 and Article VIII, full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  The execution, delivery and performance by Seller of this Agreement, with respect to Section 5.10 and Article VIII, have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement.

(b)           Without limiting Section 3.3(a), subject to the entry of the Confirmation Order and its effectiveness at the Closing, (i) Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

(c)           Each Affiliate of Seller has or prior to the Closing will have, subject to the entry of the Confirmation Order and its effectiveness at the Closing, full corporate, partnership or similar power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is (or will be) a party and to perform its obligations thereunder.  Subject to the entry of the Confirmation Order, the execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is (or will be) a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is (or will be) a party or signatory.

(d)           At a meeting duly called and held, the Board and the board of directors (or similar governing body) of each Asset Transferring Subsidiary (other than the Tele-Media Entities (without limiting Section 5.6(h))) has by the requisite vote (i) determined that this Agreement and the Transaction are in the best interests of Seller, such Asset Transferring Subsidiaries and their respective stakeholders, (ii) approved and

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adopted this Agreement and (iii) resolved to cause each Asset Transferring Subsidiary to perform its obligations under the Ancillary Agreements to which it is (or will be) a party.

Section 3.4  Consents and Approvals.  No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract if the consent, approval, waiver, authorization, notice or filing is required only to the extent such Contract would have been an Assigned Contract), in connection with (a) the execution, delivery and performance by Seller or any of its Affiliates of Section 5.10 and Article VIII and (b) other than the entry by the Bankruptcy Court of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), the execution, delivery and performance by Seller or any of its Affiliates of the remainder of this Agreement and the Ancillary Agreements to which it is (or will be) a party, other than, in the case of this clause (b) only, the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5  Non-Contravention.  The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract), do not and will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller or any of its Affiliates, (b) assuming (i) the entry of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), and (ii) the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization (which assumption shall not apply to Section 5.10 and Article VIII), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets or give rise to any Purchase Right, in each case, whether after the filing of notice or the lapse of time or both, or (c) assuming the entry of the Confirmation Order and the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Buyer (which assumption shall not apply to Section 5.10 and Article VIII), violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates is subject, or under any Governmental

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Authorization, except for (which exception shall not apply to Section 5.10 and Article VIII), in the cases of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations, Encumbrances or Purchase Rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6  Binding Effect.  Subject to the Bankruptcy Court’s entry of the Confirmation Order and its effectiveness at the Closing, this Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with their respective terms.  Notwithstanding the foregoing, Section 5.10 and Article VIII constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  Upon the Bankruptcy Court’s entry of the Confirmation Order and subject to its effectiveness at the Closing, each of the unexecuted Ancillary Agreements to be entered into on or prior to the Closing Date, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, will constitute a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with its terms.

Section 3.7  Financial Statements.

(a)           Set forth on Schedule 3.7(a) of the Seller Disclosure Schedule is a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003 (the “Audited Financial Statements”), (ii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows of each Specified Business, but including the Excluded Assets and the Excluded Liabilities to the extent Related to such Specified Business, at and for the fiscal year ended December 31, 2003 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities), in each case derived from the Audited Financial Statements for the corresponding time period (the “Derivative 2003 Financial Statements”), (iii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for each Specified Business, but including the Excluded Assets and the Excluded Liabilities Related to such Specified Business, at and for the fiscal year ended December 31, 2004 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities) (the “Derivative 2004 Financial Statements”) and (iv) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for the Unallocated Shared Assets and Liabilities at and for the fiscal year ended December 31, 2004 (the “Derivative Unallocated 2004 Financial Statements”).  The Audited Financial Statements have been prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all

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material respects, the financial condition and results of operations, stockholders’ equity and cash flows of Seller and its Affiliates (assuming the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business) as of the dates thereof or for the periods then ended.  The Derivative 2003 Financial Statements and the Derivative 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each such Specified Business (including the MCE Systems) as of the dates thereof or for the periods then ended, subject to the absence of footnotes and similar presentation items therein and excluding the Unallocated Shared Assets and Liabilities (other than the related revenues and expenses).  The Derivative Unallocated 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the Unallocated Shared Assets and Liabilities as of December 31, 2004 or for the period ended thereon.

(b)           The Chief Executive Officer and the Chief Financial Officer of Seller and any Significant Subsidiary of Seller have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s or any of Seller’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s or any of Seller’s Subsidiaries’ internal controls.  Copies of all disclosures described in the foregoing sentence have been made available to Buyer.  Seller and its consolidated Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Seller’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

(c)           The financial statements prepared by Seller and delivered to Buyer pursuant to Section 5.11(a) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each Specified Business as of the dates thereof or the period then ended, subject to, in the case of interim financial statements, normal year-end adjustments and the absence of footnotes and similar presentation items therein.

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(d)           The Additional Financial Statements prepared by Seller and delivered to Buyer pursuant to
Section 5.11(b) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of (i) in the case of the Seller Audited Financial Statements, Seller and its Affiliates (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business), (ii) in the case of the Derivative Audited Financial Statements, each such Specified Business (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from such Specified Business) and (iii) in the case of the MCE Financial Statements, the MCE Systems, in each case as of the dates thereof or for the periods then ended, subject, solely in the case of the MCE Financial Statements, to the absence of footnotes and similar presentation items therein.

Section 3.8  Litigation and Claims.

(a)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Seller, threatened against or affecting, or otherwise relating to Seller or any of its Affiliates, the Transferred Assets, any Specified Business or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, none of Seller, any of its Affiliates or any of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.9  Taxes.

(a)           All material Tax Returns with respect to each Specified Business or any Transferred Assets that are required to be filed have been filed (or extensions have been duly obtained) and all amounts shown to be due and owing or to be withheld thereon have been duly and timely paid or withheld as the case may be (except for the period prior to the commencement of the Reorganization Case, that may not be paid except pursuant to a Plan); provided, that, solely for purposes of Section 6.2(a), this Section 3.9(a) shall be qualified by the Knowledge of Seller.

(b)           There is no material lien for Taxes upon any of the Transferred Assets nor is any taxing authority in the process of imposing, or has threatened to impose, any material lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action and for which appropriate provision has been made in accordance with GAAP; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(b) shall be qualified by the Knowledge of Seller.

(c)           Seller and its Affiliates have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects for all taxable periods, or portions thereof, ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all withholding Tax information reporting provisions of all applicable Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(c) shall be qualified by the Knowledge of Seller.

(d)           None of the Transferred Assets: (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

Section 3.10  Employee Benefits.

(a)           All benefit and compensation plans, programs, contracts, policies, agreements or arrangements, including any trusts (including any trusts required in the future as a result of the Transaction or otherwise), trust instruments, funding arrangements or insurance contracts, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, including any multiemployer pension plans within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), any pension, profit-sharing, savings, retirement, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, sick leave, group insurance, hospitalization, medical, dental, life, cafeteria or flexible spending, vacation, continuity, sale bonus, retention, fringe benefit, employee

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loan and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, plans, policies, programs or arrangements whether formal or informal, written or oral, and all amendments thereto, under which (i) any Employee, director or consultant of Seller or any of its Affiliates has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or any of its Affiliates, or (ii) Seller or any of its ERISA Affiliates has any present or future liability (whether contingent or otherwise) (the “Benefit Plans”), are listed on Schedule 3.10(a) of the Seller Disclosure Schedule.  Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service National Office and has been separately identified.  Seller has provided or made available to Buyer true and complete copies of all Benefit Plans (or with respect to any individual employment agreements shall provide such agreements to Buyer no later than fourteen Business Days following the date hereof) and, with respect to each Benefit Plan, to the extent applicable, all related service agreements, summaries, summary plan descriptions, actuarial reports, the most recently filed Forms 5500 and the most recent determination letters.

(b)           All Benefit Plans, other than Multiemployer Plans, have been established, maintained and administered in substantial compliance with all applicable Laws, including ERISA and the Code.  Neither Seller nor any of its Affiliates has engaged in a transaction with respect to any Benefit Plan that is subject to ERISA that could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  No actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes are pending, or, to Seller’s Knowledge threatened, with respect to (i) any Benefit Plan that would be material to any Specified Business or (ii) any Seller stock fund or trust in any Benefit Plan, and, to Seller’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes.

(c)           Neither Seller nor any other entity which, together with Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained or contributed to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or is subject to Section 412 of the Code or Section 302 of ERISA.

(d)           Neither Seller nor any of its ERISA Affiliates has, within the six years preceding the date of this Agreement, or expects to incur any obligation to contribute to, or any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, a Multiemployer Plan (whether based on contributions of Seller or an ERISA Affiliate) nor do Seller or any of its ERISA Affiliates have any Liabilities under any such plan that remain unsatisfied.

(e)           There has been no amendment to, or announcement by Seller or any of its Affiliates (whether or not written) in respect of the Employees relating to any Benefit Plan which would increase materially the expense of maintaining such Benefit

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Plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not directly or indirectly adversely affect Buyer or Parent.

(f)            Neither Seller nor any of its Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Seller or any of its Affiliates, except as required to avoid an excise tax under Section 4980B of the Code or otherwise, or as may be required pursuant to any other applicable Law.

(g)           No Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the SOA).

(h)           As of the date hereof with respect to those Employees listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule and as of the date hereof and as of the Closing Date with respect to all other Employees, no Benefit Plan exists that, as a result of the execution of this Agreement or the Transaction (whether alone or in connection with any subsequent event(s)), will (i) entitle any Employee, director or consultant of Seller or any of its Affiliates to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of Seller or any of its Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would subject any recipient of the payments to excise taxes under Section 4999 of the Code.

(i)            To the extent that, after the Closing, Parent operates each Specified Business in the same manner operated by Seller and its Affiliates during the six-month period prior to the Closing, Parent will not incur any Liability under WARN or any other applicable Law other than on account of any action or inaction taken by Parent or Buyer following the Closing Date relating to plant closings or employee separations or severance pay.

(j)            Neither Seller nor any of its Affiliates has any material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not directly or indirectly adversely affect Buyer or Parent.

Section 3.11  Compliance with Laws.  Each Specified Business and all of the Transferred Assets have since July 1, 2003 and currently are being conducted, held and operated in compliance with all applicable Laws and Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since July 1, 2003 and, to the Knowledge of Seller, and except to the

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extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), prior to July 1, 2003, neither Seller nor any of its Affiliates has received any notice alleging any violation by Seller or any of its Affiliates under any applicable Law for a violation, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Specified Business has all Governmental Authorizations necessary for the conduct of such Specified Business as currently conducted and such Governmental Authorizations are in full force and effect.  Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 3.10 (Employee Benefits), 3.12 (Environmental Matters), 3.14 (Labor) and 3.17 (Franchises).  Schedule 3.11 of the Seller Disclosure Schedule sets forth, with respect to each Specified Business, each Governmental Authorization issued by the FCC, each Governmental Authorization for the provision of telephony services and each other material Governmental Authorization, in each case Related to such Specified Business.

Section 3.12  Environmental Matters.

(a)           Each Specified Business, the Owned Real Property and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and there are no material Liabilities under any Environmental Law with respect to any Specified Business, the Owned Real Property or the Transferred Assets.

(b)           As of the date hereof, none of Seller or any of its Affiliates (nor, to Seller’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter, citation, summons, order or request for information, relating to any material violation or alleged violation of, or any material Liability under, any Environmental Law in connection with or affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(c)           There are no material complaints filed, penalties assessed, writs, injunctions, decrees, orders or judgments outstanding, or any material actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(d)           There are no underground storage tanks, asbestos-containing materials, lead-based products or polychlorinated biphenyls on, at or under any of the Owned Real Property or Transferred Assets other than in compliance in all material respects with all Environmental Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.12(d) shall be deemed to exclude any such items of which Seller does not have Knowledge.

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(e)           None of the Owned Real Property or the Transferred Assets nor any property to which Hazardous Substances located on or resulting from the use of any Owned Real Property or Transferred Assets have been transported, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(f)            All material Environmental Permits Related to any Specified Business, the Owned Real Property or the Transferred Assets are valid, are in full force and effect, are transferable and, except as would not, individually or in the aggregate, reasonably be expected to be material, will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(g)           As of the date hereof, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Owned Real Property or the Transferred Assets which has not been delivered to Buyer at least ten days prior to the date hereof.

Section 3.13  Intellectual Property.  Seller and its Affiliates own the Transferred Intellectual Property free and clear of any material Encumbrances other than Permitted Encumbrances.  The Transferred Intellectual Property that is Registered is subsisting and enforceable in all material respects.  None of the Transferred Intellectual Property or, to the Knowledge of Seller, the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, is subject to any outstanding order, judgment or decree adversely affecting Seller’s or its Affiliates’ use thereof or rights thereto as currently used by Seller and its Affiliates in each Specified Business.  Neither Specified Business and none of the Transferred Assets infringes or has infringed or otherwise violates or has violated any Person’s Intellectual Property rights in any material respect.  To the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property rights of Seller or its Affiliates in the Transferred Intellectual Property or the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, other than violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.  Immediately after the Closing, Buyer or its designated Affiliate will own the Transferred Intellectual Property and hold the Transferred Intellectual Property Contracts on terms and conditions that are the same in all material respects as those in effect immediately prior to the Closing, except to the extent that any of the Transferred Intellectual Property is the subject of a license back to Friendco or any of its Affiliates pursuant to Section 5.12 of the Friendco Purchase Agreement.  None of Seller, any of its Affiliates or any Specified Business has infringed or otherwise violated the Intellectual Property rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.14  Labor.

(a)           Except for the Collective Bargaining Agreements, none of Seller or any of its Affiliates is a party to or bound by any labor agreement, union contract or collective bargaining agreement respecting any of the Employees, nor are there any Employees represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Seller and its Affiliates are in compliance in all material respects with all labor Laws applicable to any Specified Business and the Employees, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to Employees.  There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any Employee.

(c)           There is no pending or, to the Knowledge of Seller, threatened strike, shutdown, dispute, walkout or other work stoppage or any union organizing effort by, or with respect to, any of the Employees.

Section 3.15  Contracts.

(a)           Schedule 3.15(a) of the Seller Disclosure Schedule contains, with respect to each Specified Business, Seller’s good faith estimate, as of the date hereof, of the number of Contracts (other than Programming Agreements, Franchises and Governmental Authorizations) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject which are executory and are Related to such Specified Business.  Such list represents Seller’s good faith estimate of the number of such Contracts in each of the categories set forth on Schedule 3.15(a) of the Seller Disclosure Schedule, and indicates as to each category, the number of such Contracts that (i) were entered into prior to the Petition Date, (ii) were entered into following the Petition Date or (iii) Relate to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(b)           Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedule, none of the Contracts of Seller or any of its Affiliates Related to a Specified Business contains any of the following terms or provisions (each such term or provision, a “Special Term”):

(i)            consideration payable or receivable by Seller or any of its Affiliates in excess of $100,000 in any twelve month period or in excess of $1,000,000 over the remaining term;

(ii)           limitations on the freedom of Seller or any of its Affiliates to compete in any line of business, with any Person or in any geographic area, and which would limit the freedom of Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

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(iii)          so-called “most favored nation” provisions or any similar provision requiring Seller or any of its Affiliates to offer a third party terms or concessions at least as favorable as those offered to one or more other parties, or which would require Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iv)          any terms that do not reflect in all material respects those that would be obtained in arm’s length negotiations;

(v)           any exclusivity provision or provision that requires the purchase of all or a given portion of a party’s requirements or any other similar provision that would, in each case, bind Buyer or its Affiliates after the Closing if it were an Assigned Contract;

(vi)          any terms for the benefit of any members of the Rigas family (except terms for the general benefit of holders of Equity Securities in Seller or any of its Affiliates), Seller, any Managed Cable Entity or any of its or their current or former Affiliates or associates (as defined in Rule 405 under the Securities Act), in each case that would continue to benefit any such Person after the Closing if it were an Assigned Contract;

(vii)         any provision relating to the use by third parties of any of the Transferred Assets to provide telephone, Internet or data services other than in Contracts with Subscribers of any such services and other than under the Contracts listed on Schedule 3.15(b)(vii) of the Seller Disclosure Schedule; or

(viii)        with respect to any Contract entered into following the entry of the Confirmation Order, any provision that directly or indirectly restricts (or imposes a penalty or loss of benefit upon) the assignment or transfer of the rights or obligations thereunder to Buyer, Friendco or their Affiliates.

(c)           Schedule 3.15(c) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Contracts (other than Equipment Leases and Programming Agreements) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject that Relate to more than one Specified Business or to both a Specified Business and any part of the Friendco Business.

(d)           Subject to the entry of the Confirmation Order, all Assigned Contracts will be, when assumed by Seller and assigned to Buyer hereunder and under the Confirmation Order, in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and Buyer shall have no responsibility therefor except for any Assumed Cure Costs.  To the Knowledge of Seller, no other party to any Contract of Seller or any of its Affiliates is in default, violation or breach of such

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Contract, and there are no disputes pending or threatened under any such Contract other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  In the last five years, none of Seller or any of its Affiliates has made any material claim under any Contract pursuant to which any of the Cable Systems were acquired.

Section 3.16  Cable System and Subscriber Information.

(a)           Except for the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, owns any Systems other than the Cable Systems listed on Schedule 3.16(a) of the Seller Disclosure Schedule.

(b)           Except for the MCE Systems and the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Seller or any of its Affiliates, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 3.16(d) of the Seller Disclosure Schedule sets forth the aggregate number of Basic Subscribers, Digital Subscribers and HSI Subscribers of each Specified Business (detailed by Cable System) as of December 31, 2004.  Each such aggregate number has been determined in accordance with the Seller Subscriber Accounting Policy.

(e)           Schedule 3.16(e) of the Seller Disclosure Schedule sets forth Seller’s policy with respect to calculating subscribers (the “Seller Subscriber Accounting Policy”).

(f)            Schedule 3.16(f) of the Seller Disclosure Schedule sets forth the average total revenue per Basic Subscriber of each Specified Business as of December 31, 2004.

(g)           Schedule 3.16(g) of the Seller Disclosure Schedule sets forth the Basic Subscriber monthly churn rate for each Specified Business as of December 31, 2004.

(h)           Schedule 3.16(h) of the Seller Disclosure Schedule sets forth a true and complete list of the Cost Centers comprising each Specified Business.

Section 3.17  Franchises.

(a)           Schedule 3.17(a) of the Seller Disclosure Schedule sets forth (i) a true and complete list of each Franchise operated by Seller or any of its Affiliates, detailed by Specified Business, Cable System and Cost Center and (ii) Seller’s good faith estimate of the number of Basic Subscribers served by each such Franchise as of December 31, 2004.  Except as disclosed by Seller to Buyer prior to the date of this Agreement, the Cable Systems are in compliance with the applicable Franchises in all

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material respects.  There are no material ongoing or, to the Knowledge of Seller, threatened audits or similar proceedings undertaken by Government Entities with respect to the Franchises.

(b)           Except as disclosed by Seller to Buyer prior to the date of this Agreement, (i) each of the Franchises is in full force and effect in all material respects, and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement, (ii)  notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, (iii)  there are no applications relating to any Franchises pending before any Government Entity that are material to any Specified Business, (iv) none of Seller or any of its Affiliates has received notice from any Person that any Franchise will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a Seller’s request for any such renewal under Section 626 of the Communications Act, and Seller and its Affiliates have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Seller’s or such Affiliates’ requests for any such renewal, (v) none of Seller, any of its Affiliates or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise as provided in Section 626(c)(1) of the Communications Act, and (vi) to the Knowledge of Seller, there exist no facts or circumstances that make it likely that any material Franchise shall not be renewed or extended on commercially reasonable terms.

(c)           With respect to the Franchises, none of Seller or any of its Affiliates has made any material commitment to any Government Entity except (i) as set forth in the Contracts listed on Schedule 3.17(c)(i) of the Seller Disclosure Schedule, true and complete copies of which have been made available to Buyer prior to March 31, 2005, and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) do not contain unfulfilled commitments except (1) those commitments reflected in the Budget or the Derivative 2004 Financial Statements (provided, that any commitment so reflected only in part will be deemed to be covered by this exception only to the extent so reflected) and (2) those commitments that are not material relative to Seller’s operations or financial performance in the applicable Franchise area.

(d)           Set forth on Schedule 3.17(d) of the Seller Disclosure Schedule is a list of each Franchise subject to a Purchase Right and except as set forth on such Schedule no such Purchase Right provides for purchase thereunder at a price less than fair market value or a third party offer price.

Section 3.18  Network Architecture.  Schedule 3.18 of the Seller Disclosure Schedule sets forth a true and complete statement (detailed by Cable System) as of December 31, 2004 (or, in the case of clauses (c) and (f), as of the date hereof), of (a) the approximate number of plant miles (aerial and underground) for each headend located in

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each Specified Business, (b) the approximate bandwidth capability expressed in MHz of each such headend, (c) the stations and signals carried by each such headend and the channel position of each such signal and station, (d) the approximate number of multiple dwelling units served by such Specified Business, (e) the approximate number of homes passed in such Specified Business as reflected in the system records of Seller or any of its Affiliates, (f) a description of basic and optional or tier services available and the rates charged for each such Specified Business, (g) the bandwidth capacity of each Cable System in such Specified Business for each headend, and (h) the municipalities served by each of the Cable Systems in such Specified Business and the public service numbers of such municipalities.

Section 3.19  Absence of Changes.  Since the date of the Most Recent Balance Sheet, Seller and its Affiliates have conducted each Specified Business only in the Ordinary Course, and each Specified Business has not experienced any event, occurrence, condition or circumstance, and, to Seller’s Knowledge, no event, occurrence, condition or circumstance is threatened, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20  Assets.

(a)           Other than the Excluded Assets, the right, title and interest of Seller and its Affiliates in the Transferred Assets constitute all of the Assets of Seller and its Affiliates owned or held by, used or intended for use, leased, licensed, accrued, reserved, allocated or incurred in connection with the conduct of any Specified Business in all material respects as currently conducted and, immediately after the Closing, shall be sufficient for Buyer to continue to operate and conduct such Specified Business in all material respects as currently conducted.  At the Closing (after giving effect to the Transaction), Buyer or its designated Affiliate will have good and marketable title to (or in the case of Transferred Assets that are leased, valid leasehold interests in) the Transferred Assets free and clear of any Encumbrances, other than Permitted Encumbrances (or in the case of the Transferred Investments, Encumbrances under the Investment Documents), and those created by Buyer or its Affiliates.

(b)           The Shared Assets and Liabilities are the only Assets and Liabilities of Seller or any of its Affiliates that Relate to both of the Specified Businesses or to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(c)           The Friendco Transferred Assets are the only Assets that are Primarily Related to the Cable Systems being purchased by Friendco.  None of the Friendco Transferred Assets are Primarily Related to any Specified Business except to the extent Buyer has otherwise so consented.  Other than the Friendco Transferred Assets, the Transferred Assets and the Excluded Assets, there are no Assets of Seller or any of its Affiliates Related to the Business.

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(d)           Schedule 3.20(d) of the Seller Disclosure Schedule sets forth a true and complete list of all of the material Assets Related to each Specified Business owned, held by, leased or licensed by any Subsidiary of Seller that is not a Debtor.

(e)           Other than the Tele-Media Entities, the Transferred Investments and the wholly owned Subsidiaries of Seller and as set forth on Schedule 3.20(e) of the Seller Disclosure Schedule, Seller and its Affiliates have no Equity Security in any Person which holds Assets Primarily Related to the operations and business conducted by the Cable Systems.

Section 3.21  Real Property.

(a)           Schedule 3.21(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all the Real Property Leases and Real Property Subleases, in each case providing for annual payments in excess of $50,000.  Seller has delivered to Buyer true and complete copies of each of such Real Property Leases and Real Property Subleases.

(b)           Schedule 3.21(b) of the Seller Disclosure Schedule sets forth the address and/or location and the general use within each Specified Business of each Owned Real Property and each Leased Real Property listed on Schedule 3.21(a) of the Seller Disclosure Schedule.

(c)           Subject to the entry of the Confirmation Order, all Transferred Real Property Leases and Transferred Rights-of-Way, when assumed by Seller or its Affiliates and assigned to Buyer or its Affiliates pursuant to this Agreement and the Confirmation Order, will be in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and will not require any consent of any Person or any payment thereunder in respect of such assignment (unless such payment is made by Seller or any of its Affiliates on or prior to the Closing) and any violation, breach or event of default, or event or condition that, after notice or lapse of time or both (to the extent required), would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and none of Buyer nor any of its Affiliates shall have any responsibility therefor.  To the Knowledge of Seller, no other party to any Transferred Real Property Lease or Transferred Right-of-Way is in default, violation or breach of such Transferred Real Property Lease or Transferred Right-of-Way and there are no disputes pending or threatened thereunder other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Transferred Owned Real Property nor the Transferred Leased Real Property is subject to any material Real Property Sublease.

(d)           Seller has not received notice and has no Knowledge of any pending, threatened or contemplated material condemnation proceeding affecting the Transferred Owned Real Property or the Leased Real Property or any part thereof, or of

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any sale or other disposition of the Transferred Owned Real Property or the Leased Real Property or any part thereof in lieu of condemnation.

Section 3.22  Absence of Liabilities.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), each Specified Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of any Specified Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Derivative 2004 Financial Statements or, only with respect to Liabilities included in the Unallocated Shared Assets and Liabilities that become Assumed Liabilities pursuant to Section 2.3, the Derivative Unallocated 2004 Financial Statements, (b) Excluded Liabilities and (c) Liabilities that were incurred in the Ordinary Course of Business since the date of the Derivative 2004 Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23  Insurance.  Schedule 3.23 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage) (the “Insurance Policies”).  All of the Insurance Policies or renewals thereof are in full force and effect in all material respects.  With such exceptions as would not be material, all premiums due in respect of the Insurance Policies have been paid by Seller or its Affiliate and Seller and its Affiliates are otherwise in compliance with the terms of such policies.  Seller carries sufficient third party insurance to insure in all material respects all reasonable insurable risks of the Business.  Following the Closing, the Insurance Policies shall continue to provide coverage with respect to acts, omissions and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred.  To the Knowledge of Seller, there has not been any threatened termination of, material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

Section 3.24  Friendco Purchase Agreement.  Seller has previously delivered to Buyer a true and complete copy of the Friendco Purchase Agreement as of the date hereof.  Except for the Friendco Purchase Agreement and the JV Documents and any Ancillary Agreements (each as defined in the Friendco Purchase Agreement) to which Friendco or any of its Affiliates is party, Seller and/or any of its Affiliates, on the one hand, and Friendco and/or any of its Affiliates, on the other hand, are not party to any Contract related to the Transaction or the Friendco Transaction.

Section 3.25  Transactions with Affiliates.  Except for this Agreement, the Ancillary Agreements to which it is a party and any Liability arising under this Agreement or any such Ancillary Agreement, from and after the Closing, none of Buyer or its respective Subsidiaries shall, as a result of the Transaction, be bound by any

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Contract or any other arrangement of any kind whatsoever with, or have any Liability to, Seller, any Managed Cable Entity or any of their respective Affiliates.

Section 3.26  Finders’ Fees.  Except for UBS Securities LLC and Allen & Company LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the Transaction.

Section 3.27  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth on the Buyer Disclosure Schedule, as of the date hereof and as of the Closing:

Section 4.1  Organization and Qualification.

(a)           Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite limited liability company power and authority to own and operate its Assets and to carry on its business as currently conducted.  Buyer has made available to Seller a true and complete copy of Buyer’s limited liability company agreement, as amended and in effect as of the date hereof.

(b)           Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Parent has all requisite corporate power and authority to own and operate its Assets and to carry on its business as currently conducted.  Buyer has made available to Seller a true and complete copy of Parent’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 4.2  Subsidiaries.

(a)           Schedule 4.2(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of Parent and each other Subsidiary of Parent that is not directly or indirectly wholly owned by Parent or its Significant Subsidiaries, together with its jurisdiction of organization and its authorized and outstanding Equity Securities as of the date hereof.  Each Subsidiary of Parent is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of the Parent Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its

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Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Buyer has provided or made available to Seller true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Significant Subsidiaries of Parent as in effect as of the date hereof.  As of the date hereof, Parent owns, directly or indirectly, through one or more of its other Subsidiaries, all right, title and interest in and to all outstanding Equity Securities of the Subsidiaries indicated as owned by it on Schedule 4.2(a) of the Buyer Disclosure Schedule.  All of the outstanding Equity Securities of the Subsidiaries of Parent have been duly authorized, and are validly issued, fully paid and non-assessable.

(b)           As of the date hereof and except in respect of any of the following rights that are for the benefit of any Person that is, directly or indirectly, a wholly owned Subsidiary of Parent, (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Subsidiaries of Parent are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the Equity Securities of the Subsidiaries of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) the outstanding Equity Securities of the Subsidiaries of Parent are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Securities and (iii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Securities of the Subsidiaries of Parent.

Section 4.3  Corporate Authorization.

(a)           Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional limited liability company member or similar authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

(b)           Parent has full corporate power and authority to execute and deliver the Parent Agreement and to perform its obligations thereunder.  The execution, delivery and performance by Parent of the Parent Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Parent of the Parent Agreement.

(c)           Prior to the Closing, each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) will have full limited liability company, corporate, partnership or similar power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder.  Prior to

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the Closing, the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of each of the Ancillary Agreements to which it will be a party will have been duly and validly authorized and no additional limited liability company member, shareholder or similar authorization or consent will be required in connection with the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of any of the Ancillary Agreements to which it will be a party.

Section 4.4  Buyer Interests and Parent Capital Stock.

(a)           As of the date hereof, Parent owns directly all right, title and interest in and to all outstanding Equity Securities of Buyer.  As of the Closing, Buyer will be a Subsidiary of Parent.

(b)           As of the date hereof, (i) the authorized capital stock of Parent (the “Parent Capital Stock”) consists of (A) 1,000 shares of common stock, of which (1) 925 have been designated Parent Class A Common Stock, and (2) 75 have been designated Class B Common Stock, par value $0.01 per share (the “Parent Class B Common Stock”), and (B) 1,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”); (ii) there are issued and outstanding (A) 925 shares of Parent Class A Common Stock and 75 shares of Parent Class B Common Stock and (B) no shares of Parent Preferred Stock; (iii) except for the Parent Capital Stock, there are no Equity Securities of Parent issued, reserved for issuance or outstanding; (iv) the Parent Capital Stock and any other Equity Securities of Parent have been duly authorized, and are validly issued, fully paid and nonassessable; (v) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Parent is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of Parent Capital Stock or other Equity Securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (vi) the outstanding Parent Capital Stock and other Equity Securities of Parent are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other Equity Securities; (vii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Parent Capital Stock or other Equity Securities of Parent; (viii) there are not any bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Capital Stock may vote; and (ix) there are not any outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

(c)           As of the Closing, the Purchase Shares (before adjustments under Section 2.6 or 2.7) shall represent 16% of the total outstanding Equity Securities of Parent calculated on a Fully Diluted Basis, after giving effect to the issuance of the Purchase Shares and assuming for purposes of such calculation the consummation of the

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Redemption under the Parent Redemption Agreement but without giving effect to any adjustments under Section 2.6 or 2.7; provided, however, that Equity Securities issued pursuant to clause (ii) of the definition of “Fully Diluted Basis” shall not exceed the Permitted Parent Incentive Awards; provided, further, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis.”

Section 4.5  Purchase Shares.  Upon issuance, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances of any kind whatsoever, including any preemptive rights, rights of first refusal, call options, subscription rights or any similar rights under any provision of applicable Law, the charter documents or bylaws of Parent or any of its Subsidiaries or any Contract to which Parent is a party or otherwise bound and subject to applicable securities Laws.  At the Closing, Parent will have sufficient authorized but unissued shares of Parent Capital Stock for Buyer to meet its obligation to cause Parent to deliver the Purchase Shares under this Agreement.  Upon consummation of the Transaction, good and valid title to the Purchase Shares will pass to the recipients thereof, free and clear of any Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by the recipient thereof or under applicable securities Laws.

Section 4.6  Consents and Approvals.  No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer, Parent or any of Parent’s Affiliates from, or to be given by Buyer, Parent or any of Parent’s Affiliates to, or made by Buyer, Parent or any of Parent’s Affiliates with, any Person in connection with the execution, delivery and performance by Buyer of this Agreement and by Buyer, Parent or any of Parent’s Affiliates of the Ancillary Agreements to which it is a party, other than the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain, give or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7  Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by each of Buyer and Parent of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, Parent or any of Parent’s Affiliates, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer, Parent or any of Parent’s Affiliates, under, or result in a loss of any benefit to which Buyer, Parent or any of Parent’s Affiliates is entitled under, any Contract to which any of them is a party or result in the creation of any Encumbrance upon any of their Assets or give rise to any Purchase Right or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure

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Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer, Parent or any of Parent’s Affiliates is subject, or under any Parent Governmental Authorization, other than, in the case of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8  Binding Effect.  This Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Buyer and each Affiliate of Buyer party to such agreements and by Seller and the other parties thereto, a valid and legally binding obligation of Buyer and each Affiliate of Buyer party to such agreements, enforceable against Buyer and each such Affiliate in accordance with their respective terms.

Section 4.9  Financial Statements.

(a)           Set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule is a copy of the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Parent (and its predecessors in interest, as the case may be) and its Subsidiaries for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Parent Audited Financial Statements”).  The Parent Audited Financial Statements have been prepared from the books and records of Parent in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of Parent as of the dates thereof or the periods then ended.

(b)           The Chief Executive Officer and the Chief Financial Officer of Parent have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of Parent’s board of directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s or any of Parent’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in the internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  Copies of all disclosures described in the foregoing sentence have been made available to Seller.  Parent and its Significant Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Significant Subsidiaries, is made known to Parent’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Parent’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

Section 4.10  Litigation and Claims.  There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations

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pending against, or, to the Knowledge of Buyer, threatened against or affecting, or otherwise relating to Parent or any of its Affiliates, or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  None of Parent or any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  To the Knowledge of Buyer, as of the date hereof, the matters described in the Current Report on Form 8-K, filed December 15, 2004, by TWX with the SEC would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11  Taxes.  Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12  Employee Benefits.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)           all material benefit and compensation plans, programs, contracts, policies or arrangements, including any trusts, trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of
Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation, retention and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, and all amendments thereto, in each case under which any current or former employee of Parent has any right to benefits and which are contributed to, sponsored by or maintained by Parent (the “Parent Benefit Plans”), have been maintained in substantial compliance with their terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code;

(b)           each Parent Benefit Plan that is intended to be qualified under an applicable provision of the Code or any regulation thereunder, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption;

(c)           each trust created under any such Parent Benefit Plan is exempt from tax and has been so exempt since its creation and, to the Knowledge of Buyer, nothing has occurred with respect to the operation of any Parent Benefit Plan that would cause the loss of such qualification or exemption; and

(d)           the Transaction will not result in any new or additional Liability of Parent or any of its Subsidiaries under any Parent Benefit Plan that would not have been a Liability of Parent or any of its Subsidiaries absent the consummation of the Transaction.

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Section 4.13  Compliance with Laws.  The Parent Business has been since July 1, 2003 and is being conducted in compliance with all applicable Laws and Parent Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Affiliates has received any notice alleging any material violation by Parent or any of its Subsidiaries under any applicable Law, except for violations that have been cured or that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has all Parent Governmental Authorizations necessary for the conduct of the Parent Business as currently conducted other than those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 4.12 (Employee Benefits), 4.14 (Environmental Matters), 4.16 (Labor) and 4.19 (Parent Franchises).

Section 4.14  Environmental Matters.

(a)           Since July 1, 2003, the Parent Business and the Parent Real Property have been in material compliance with all applicable Environmental Laws and there are no material Liabilities under any Environmental Law with respect to the Parent Business.

(b)           Since July 1, 2003, none of Parent or any of its Subsidiaries (nor, to Buyer’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter or request for information, relating to any material violation or alleged material violation of, or any material Liability under, any Environmental Law in connection with or affecting the Parent Business or the Parent Real Property.

(c)           There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Buyer’s Knowledge, threatened, relating to material compliance with or material Liability under any Environmental Law affecting the Parent Business or the Parent Real Property.

(d)           To Buyer’s Knowledge, there are no underground storage tanks, asbestos containing materials, lead based products or polychlorinated biphenyls on any of the Parent Real Property other than as in compliance in all material respects with all Environmental Laws.

Section 4.15  Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the Closing Date, Parent or its Subsidiaries will own or have a valid license or other right to use the Intellectual Property necessary to conduct the Parent Business substantially as currently conducted.  Parent has not received any notice that (a) use of such Intellectual Property in the Parent Business substantially as currently used by Parent and its

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Subsidiaries infringes or otherwise violates any Person’s Intellectual Property rights or (b) any Person is infringing or otherwise violating any Intellectual Property rights of Parent or its Subsidiaries in such Intellectual Property, that, in either such case, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.16  Labor.

(a)           None of Parent or any of its Subsidiaries is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the employees of Parent and its Subsidiaries, nor are there any employees of Parent or its Subsidiaries represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Parent and its Subsidiaries are in compliance in all material respects with all labor Laws applicable to the Parent Business and the employees of Parent, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to employees of Parent and its Subsidiaries.  There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any employees of Parent.

(c)           There is no pending, or to the Knowledge of Buyer threatened, strike, walkout or other work stoppage or any union organizing effort by any of the employees of Parent and its Subsidiaries.

Section 4.17  Contracts.

(a)           Except for such Contracts or arrangements as are entered into between the date hereof and the Closing and that are not prohibited by this Agreement, neither Parent nor any of its Subsidiaries is bound by or subject to (i) except for programming agreements or Contracts with Affiliates, any Contract that is material (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to the Parent Business, (ii) any programming agreement involving consideration in excess of $25,000,000 in any twelve month period, (iii) any Contract involving consideration in excess of $1,000,000 in any twelve month period with any Affiliate of Parent (other than any Subsidiary of Parent) or having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or such Parent Subsidiary of the benefit it would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or (iv) any material Contract with Friendco or any of its Affiliates (A) related to or entered into in connection with the Transaction or (B) in connection with the sale or exchange of any Transferred Assets or any Transferred Assets (as defined in the Friendco Purchase Agreement).

(b)           All Parent Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof.  There does not exist under any Contract to which Parent or any of its Affiliates is a party

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or by which its Assets are bound any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Parent or any of its Affiliates or, to the Knowledge of Buyer, any other party thereto, except for such violations, breaches, events or conditions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  There are no disputes pending or threatened under any Contract to which Parent or any of its Subsidiaries is a party or by which its Assets are bound other than those disputes that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  All of the Parent Material Contracts set forth on Schedule 4.17(a)(iii) of the Buyer Disclosure Schedule were entered into on an arm’s length basis and in the Ordinary Course of Business.

Section 4.18  Parent Cable Systems and Subscriber Information.

(a)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems other than the Parent Cable Systems listed on Schedule 4.18(a) of the Buyer Disclosure Schedule.

(b)           None of Parent or any of its Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 4.18(d) of the Buyer Disclosure Schedule sets forth the aggregate number of Parent Basic Subscribers, Parent Digital Subscribers and Parent HSD Subscribers as of December 31, 2004.  Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

(e)           Schedule 4.18(e) of the Buyer Disclosure Schedule sets forth Parent’s policy with respect to calculating Parent Subscribers (the “Parent Subscriber Accounting Policy”).

(f)            Schedule 4.18(f) of the Buyer Disclosure Schedule sets forth the average total revenue per Parent Basic Subscriber as of December 31, 2004.

(g)           Schedule 4.18(g) of the Buyer Disclosure Schedule sets forth the Parent Basic Subscriber monthly churn rate for the Parent Business as of December 31, 2004.  Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

Section 4.19  Parent Franchises.

(a)           Schedule 4.19(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Parent Franchise operated by Parent or any of its Subsidiaries as of the date hereof, detailed by Parent Cable System.  The Parent Cable Systems are in compliance with the applicable Parent Franchises except for such failures to comply that

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would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, there are no material ongoing or, to the Knowledge of Buyer, threatened audits or similar proceedings undertaken by Government Entities with respect to the Parent Franchises.

(b)           Each of the Parent Franchises is in full force and effect in all material respects, and as of the date hereof a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement.  None of Parent or any of its Subsidiaries has received notice as of the date hereof from any Person that any Parent Franchise will not be renewed or that the applicable Government Entity has challenged or raised any objection to or otherwise questioned a Parent’s request for any such renewal under Section 626 of the Communications Act, and Parent and its Subsidiaries have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Parent’s or such Subsidiaries’ requests for any such renewal.

(c)           With respect to the Parent Franchises, none of Parent or any of its Subsidiaries has made any commitments to any Government Entity, except any commitments that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.20  Network Architecture.  Schedule 4.20 of the Buyer Disclosure Schedule sets forth in all material respects a true and complete statement as of December 31, 2004, of (a) the approximate number of plant miles (aerial and underground) for each division of the Parent Business, (b) the approximate bandwidth capability expressed in MHz of each such division of the Parent Business, (c) the stations and signals carried by each such division and the channel position of each such signal and station of the Parent Business, (d) the approximate number of bulk accounts served by the Parent Cable Systems, (e) the approximate number of homes passed in the Parent Business as reflected in the system records of Parent or any of its Affiliates, (f) a description of basic and optional or tier services available from each such division of the Parent Business and the rates charged for each, (g) the channel capacity of each such division of the Parent Business, and (h) the municipalities served by each such division of the Parent Business and the community unit numbers of such municipalities.

Section 4.21  Absence of Changes.  Since December 31, 2004, the Parent Business has not experienced any event, occurrence, condition or circumstance, and, to Buyer’s Knowledge, no event, occurrence, condition or circumstance is threatened that, individually or in the aggregate, has had or is reasonably expected to have, a Parent Material Adverse Effect.

Section 4.22  Assets.  The Assets held by Parent and its Subsidiaries constitute all the Assets and rights of Parent and its Subsidiaries owned, used or held for use primarily in connection with the conduct of the Parent Business in all material respects as currently conducted.

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Section 4.23  Absence of Liabilities.  The Parent Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of the Parent Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Parent Audited Financial Statements and (b) Liabilities that were incurred since the date of the Parent Audited Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.24  Friendco Agreements.

(a)           Buyer has delivered to Seller true and complete copies of the Parent Redemption Agreement, TWE Redemption Agreement and Exchange Agreement, each as in effect as of the date hereof.

(b)           Each of the Parent Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement constitutes a valid and legally binding obligation of each of Buyer, Parent and any of their Affiliates that are parties thereto, enforceable against each of them in accordance with its terms.

(c)           As of the date hereof, except for the Exchange Agreement, the TWE Redemption Agreement and the Parent Redemption Agreement, none of Buyer or its Affiliates have entered into any material agreements or understandings with Friendco or any of its Affiliates Relating to any of the Transferred Assets or otherwise in connection with the Transaction or the Friendco Transaction.

Section 4.25  No On-Sale Agreements.  Except with respect to the Transaction, the Exchange or the Redemptions, as of the date hereof, Buyer and its Affiliates have not entered into any binding agreement with any third party (other than Seller) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, for any of the Transferred Assets.

Section 4.26  Finders’ Fees.  Except for Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the “Financial Advisors”), whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission in connection with the Transaction.

Section 4.27  Opinion of Financial Advisors.  The board of directors of Parent and the Managing Member of Buyer have received the opinions of the Financial Advisors, each dated April 19, 2005, to the effect that, as of such date and subject to the assumptions, qualifications and other limitations set forth therein, (i) to the Parent, the consideration to be paid in the Parent Redemption, (ii) to TWE, the consideration to be paid in the TWE Redemption, and (iii) to Parent and Buyer, the consideration to be received in the Exchange are fair from a financial point of view.  The opinions were delivered solely for the use and benefit of the board of directors of Parent, the managing member of Buyer and the board of representatives of TWE and may not be relied upon by Seller or any third party or used for any other purpose without the prior approval of the

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Financial Advisors, which approval shall not be implied by inclusion of this representation in the Agreement.

Section 4.28  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1   Access and Information.

(a)           From the date hereof until the Closing (and, with respect to any Disputed MCE System, until the expiration of the MCE Period), subject to applicable Laws, Seller shall (i) afford Buyer and its authorized representatives reasonable access, during regular business hours, upon reasonable advance notice, to the Employees, each Specified Business, the Friendco Business, Assets that will be Transferred Assets as of the Closing and the Friendco Transferred Assets, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to each Specified Business or in furtherance of the Transaction or the Exchange as Buyer from time to time reasonably requests, including, subject to Section 5.11, by providing to Buyer or its accountants sufficient information (A) for the preparation of the pro-forma balance sheet and statements of income, stockholders’ equity and cash flows for the Parent Business (in each case, if requested, assuming the Friendco Transaction and/or the Exchange have occurred) and (B) regarding compliance by Seller and its Affiliates with the requirements of the SOA with respect to the Business, and (iii) instruct the Employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of each Specified Business and the Friendco Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Buyer, Seller has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Buyer shall not conduct any environmental sampling without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion.  All requests made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller.  All information received pursuant to this Section 5.1(a) shall, prior to the Closing, be governed by the terms of the Seller Confidentiality Agreement.  No information or knowledge obtained in any

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investigation by Buyer pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty made by Seller hereunder.

(b)           From the date hereof until the Closing, subject to applicable Laws, Buyer shall, and shall cause Parent and its Controlled Affiliates to, (i) afford Seller and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Parent Business, (ii) furnish, or cause to be furnished, to Seller any financial and operating data and other information with respect to the Parent Business, the Exchange, the Redemptions or in furtherance of the Transaction as Seller from time to time reasonably requests and (iii) instruct its employees, and its counsel and financial advisors to cooperate with Seller in its investigation of the Parent Business including instructing its accountants to give Seller access to their work papers; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Parent with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Seller, Buyer or Parent has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Seller shall not conduct any environmental sampling without the prior written consent of Buyer, which consent may be withheld in Buyer’s absolute discretion.  All requests made pursuant to this Section 5.1(b) shall be directed to an executive officer of Buyer or such Person or Persons as may be designated by Buyer.  All information received pursuant to this Section 5.1(b) shall be governed by the terms of the TWX Confidentiality Agreement.  No information or knowledge obtained in any investigation by Seller pursuant to this Section 5.1(b) shall affect or be deemed to modify any representation or warranty made by Buyer hereunder.

(c)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired, Buyer agrees to retain all Books and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Seller and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Seller, (i) to inspect and copy the Books and Records and (ii) to have personnel of Buyer made reasonably available to them or have Buyer otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation or (C) the claims resolution, plan administration and case closing processes in the Reorganization Case; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the

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preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Buyer with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Seller, Buyer or Parent has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality).  In no event shall Seller or its representatives have access to the Tax Returns of Buyer.  No Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at the transferee’s expense.  All information received pursuant to this Section 5.1(c) shall be governed by the terms of Section 5.1(e).

(d)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired (and with respect to Tax Returns, until the later of (I) the five year anniversary of the Closing and (II) the expiration of the statute of limitations with respect to such Tax Return), Seller agrees to retain all Books and Records in existence on the Closing Date and not transferred to Buyer (the “Retained Books and Records”), and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, (i) convey to Buyer copies of any Tax Returns of Seller or its Subsidiaries relating to periods (or portions thereof) ending on or after December 31, 1999 and on or before the Closing (including any amended Tax Returns relating to such periods that are filed by Seller after the Closing) (ii) grant to Buyer and its representatives the right, at the expense of Buyer and subject to reasonable rules and regulations, to inspect and make copies of any other Tax Returns of Seller or any of its Subsidiaries relating to periods (or portions thereof) ending on or before the Closing and any workpapers and tax software related to the Tax Returns described in clauses (i) or (ii) hereof, (iii) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations the right to inspect and make copies of Retained Books and Records not described in clauses (i) or (ii) hereof, and (iv) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Buyer, to have personnel of Seller made reasonably available to them or have Seller otherwise cooperate to the extent reasonably necessary, in each case, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation; provided, however, that in no event may Buyer or its representatives inspect, examine, review, distribute or disclose in any form the specific contents of any of Seller’s or its Subsidiaries’ income or franchise Tax Returns (or copies thereof) provided by Seller either at Closing or at a later date or of workpapers or tax software related to any such income or franchise Tax Returns (or copies thereof) until the specific contents of such income or franchise Tax Returns become relevant to Buyer in connection with (x) preparing and filing Tax Returns, or (y) any Tax inquiry, audit, investigation or dispute with a Government Entity, in each case, at which time Buyer may use such Tax Returns and related workpapers and tax software (or copies thereof) for purposes reasonably related to the activities described in (x) or (y) above; provided, further, that in no event shall Buyer or its representatives have access to any information that, based on advice of Seller’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable

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efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Seller with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Buyer or Parent, Seller has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality).  No Retained Books and Records shall be destroyed by Seller without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof at the transferee’s expense.

(e)           From and after the Closing, Seller and its Affiliates shall keep confidential any non-public information in their possession Related to the Business or related to the Transferred Assets (any such information that is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”).  Neither Seller nor its Affiliates shall disclose, or permit any of their respective directors, officers, employees or representatives to disclose, any Confidential Information to any other Person or use such information to the detriment of Buyer or its Affiliates; provided, that such party may use and disclose any such information (i) once it has been publicly disclosed (other than by such party in breach of its obligations under this Section 5.1(e)) or (ii) to the extent that such party may, in the reasonable judgment of its counsel, be compelled by Law to disclose any of such information, such party may disclose such information if it has used commercially reasonable efforts, and has afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.  Except in respect of Excluded Assets and Excluded Liabilities, the Seller Confidentiality Agreement shall terminate upon the Closing with no further Liability thereunder on the part of any party thereto.

Section 5.2  Conduct of Business.  During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.2 of the Seller Disclosure Schedule or as Buyer otherwise agrees in writing in advance, Seller shall (x) conduct, and shall cause its Affiliates to conduct, each Specified Business in the Ordinary Course and in accordance with applicable material Laws (including, subject to Section 5.2(s), completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and work on existing and planned construction projects), (y) use its commercially reasonable efforts to preserve intact each Specified Business and its relationship with its customers, suppliers, creditors and employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business) and (z) use its commercially reasonable efforts to perform and honor all of its post-petition obligations under any Contract as they become due and otherwise discharge and satisfy all Liabilities thereunder as and when they become due.  During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as

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otherwise contemplated by this Agreement or any Ancillary Agreement or as Buyer shall otherwise consent (provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Seller’s written request for such response) or as set forth in the applicable sections of Schedule 5.2 of the Seller Disclosure Schedule, Seller shall, and shall cause each of its Affiliates to, with respect to each Specified Business:

(a)           not incur, create or assume any Encumbrance on any of its Assets other than a Permitted Encumbrance;

(b)           not sell, lease, license, transfer or dispose of any Assets other than in the Ordinary Course of Business; provided, however, that in any event, such Assets shall not (i) constitute a Cable System or material portion thereof or (ii) include any Equity Securities of any Asset Transferring Subsidiary (other than in connection with a transfer to Seller or any of its wholly owned Subsidiaries that is an Asset Transferring Subsidiary and a Debtor);

(c)           not (i) assume pursuant to an order of the Bankruptcy Court any OCB Contract, (ii) enter into any Contract in the Contract Categories Expected to be Assumed that contains any Special Terms (except with respect to clause (i) of the definition thereof), (iii) modify, renew (except in respect of Governmental Authorizations pursuant to Section 5.2(r)), suspend, abrogate or amend in any material respect (including the addition of any Special Term) any (A) Governmental Authorization that is material, (B) Contract Related to any Specified Business that is material or that contains Special Terms (except with respect to clause (i) of the definition thereof), (C) retransmission consent agreement (in a manner which would result in any compensation being payable thereunder, other than compensation that is customary, consistent with Seller’s past practice and, in any event, non-monetary), (D) Third Party Confidentiality Agreement or (E) Contract listed on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule (other than, with respect to this clause (E), with the consent of Buyer, such consent not to be unreasonably withheld (other than in the case of extending the term or amending with like effect any lease on Schedule 1.1(k)(ii), with respect to which such consent shall be at Buyer’s discretion)), (iv) reject or terminate any Contract Related to any Specified Business or (v) with respect to any Contract Related to any Specified Business, take any action outside the Ordinary Course of Business or fail to take any action in the Ordinary Course of Business;

(d)           not declare, set aside or pay any dividend or distribution on any Investment Entity Securities;

(e)           not amend any of the Investment Documents;

(f)            not issue, sell, pledge, transfer (other than to Seller or any wholly owned Subsidiary of Seller; provided, that any such wholly owned Subsidiary shall be an Asset Transferring Subsidiary and a Debtor), dispose of or encumber any Investment Entity Securities;

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(g)           not split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any Investment Entity Securities;

(h)           provide prompt written notice to Buyer of Seller or any of its Affiliates entering into any OCB Contract that is material to any Specified Business;

(i)            not dispose of, license or permit to abandon, invalidate or lapse any rights in, to or for the use of any material Transferred Intellectual Property;

(j)            not (i) increase the compensation of any Employee or current director of Seller or any of its Subsidiaries, except for increases in salary or wage rates in the Ordinary Course of Business or as required by the terms of agreements or plans currently in effect and listed on Schedule 3.10(a) of the Seller Disclosure Schedule or with respect to any Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule, (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus, emergence award or change in control bonus or any other benefit under Seller’s Performance Retention Plan or other plan, agreement, award or arrangement, other than any such award, entitlement or arrangement that will be fully paid and satisfied on or prior to the Closing Date (other than any sale bonus under the Sale Bonus Program as provided below or as otherwise provided in the parenthetical at the end of this clause (ii) with respect to awards other than awards under the Sale Bonus Program or Seller’s Performance Retention Plan) and the Liabilities of which will be Excluded Liabilities or, with respect to any sale bonus under the Sale Bonus Program, to the extent (but only to the extent) any such sale bonus amount is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount (provided, however, that an award, entitlement or arrangement under this clause (ii) granted to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule may be paid by Seller in accordance with its terms; provided, further, that (x) all payments that pursuant to the term of such award, entitlement or arrangement are to be paid on or prior to the Closing shall be paid by Seller on or prior to the Closing and (y) if Buyer offers employment to any such Employee pursuant to Section 5.8(a) and such Employee becomes a Transferred Employee, Seller shall fully pay and satisfy any such award, entitlement or arrangement as to such individual on or prior to the Closing Date), (iii) except as provided in clause (ii) or as required by Law, establish, adopt, enter into, amend or terminate any Benefit Plan (other than any broad based health or welfare plan) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (iv) hire any employee for any Specified Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice, other than to fill vacancies arising in the Ordinary Course of Business, (v) enter into any new employment or severance agreements or amend any such existing agreement with any Employee (provided, that the foregoing shall not restrict Seller from taking any such action with respect to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of employment of any such Employee pursuant to Section 5.8 hereof) if the Employee becomes employed by Parent or Buyer in connection with the Transaction), (vi) establish, adopt, enter into, amend or terminate any plan,

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policy or arrangement providing for severance or termination pay or benefits (provided, that the foregoing shall not restrict Seller from taking any such action so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of any offer to any Employee pursuant to Section 5.8(a) hereof) if any Employee covered thereby becomes employed by Parent or Buyer in connection with the Transaction), or (vii) engage in any hiring practices that are not in the Ordinary Course of Business;

(k)           not make any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Law, customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Subsidiary of Seller in the Ordinary Course);

(l)            not settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transaction or any Specified Business or that would affect any Specified Business after the Closing (other than in a de minimis manner);

(m)          not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of Seller or any of its Subsidiaries unless required (i) by a concurrent change in GAAP or applicable Law or (ii) upon prior written notice to Buyer, in order to comply with any GAAP requirements or FASB interpretations or in order to comply with the view of Seller’s independent auditors;

(n)           except for capital expenditures, which shall be governed by Section 5.2(s), not Acquire any Assets or any business (including Equity Securities) in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Buyer prior to the date hereof, (ii) Assets used by Seller in the Ordinary Course of Business (which Assets do not constitute a System, a business unit, division or all or substantially all of the Assets of the transferor), (iii) any interest in or Assets of any entity which nominally owns any interest in any MCE System and (iv) any Equity Securities in any Tele-Media Entity;

(o)           use commercially reasonable efforts to continue normal marketing, advertising and promotional expenditures with respect to each Specified Business;

(p)           use commercially reasonable efforts to (i) maintain or cause to be maintained (A) the Transferred Assets in adequate condition and repair for their current use in the Ordinary Course, ordinary wear and tear excepted, and (B) in full force and effect the Insurance Policies (with the same amounts and scopes of coverage) with respect to the Transferred Assets and the operation of each Specified Business and (ii) enforce in good faith the rights under the Insurance Policies;

(q)           use commercially reasonable efforts to perform all post-petition obligations under all of the Franchises, other material Governmental Authorizations and

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Assigned Contracts without material breach or default and pay all post-Petition Date Liabilities arising thereunder in the Ordinary Course of Business;

(r)                                    use commercially reasonable efforts to renew any material Governmental Authorizations which expire prior to the Closing Date;

(s)                                  use commercially reasonable efforts to make capital expenditures and operate in accordance with the capital and operating budget set forth on Schedule 5.2(s) of the Seller Disclosure Schedule (the “Budget”) and, in the case of capital expenditures, on a line item basis;

(t)                                    maintain inventory sufficient for the operation of each Specified Business in the Ordinary Course of Business;

(u)                                 not engage in any marketing, Subscriber installation or collection practices other than in the Ordinary Course of Business;

(v)                                 not convert any billing systems used by any Specified Business;

(w)                               use commercially reasonable efforts to implement all rate changes provided for in the Budget and except for rate increases provided for in the Budget not change the rate charged for any level of cable television, telephony or high speed data services;

(x)                                   except as required by applicable Law (including applicable must-carry laws), not add or voluntarily delete any channels from any Cable System, or change the channel lineup in any Cable System or commit to do any of the foregoing in the future; except for (i) pending channel additions and deletions or changes in channel lineups to the extent customer notifications have, as of the date hereof, been mailed or otherwise made in a manner permitted by each applicable Franchise; (ii) channel additions or changes in lineups as required in order to fulfill distribution commitments or broadcast station retransmission consent obligations (in either case, existing as of the date hereof) pursuant to existing Contracts, and solely to the extent the commitment and/or obligation must, pursuant to such Contract, be satisfied prior to the Closing Date; (iii) channel additions, migrations or changes in channel lineups in connection with headend consolidations (provided, however, that no new channels may be added to a system unless immediately prior to the headend consolidation, the channel was so carried on one headend or the other, provided, further, that if such channel is carried on both headends and the channel is not carried on the same tier or level of service on the two headends, then after such consolidation, the channel shall be carried on the tier or level of service of the dominant headend); (iv) the addition of one or more of the channels listed on Schedule 5.2(x)(iv) of the Seller Disclosure Schedule in connection with a system upgrade; (v) the roll-out of any video on demand service listed on Schedule 5.2(x)(v) of the Seller Disclosure Schedule or any free video on demand services for which Seller is not required to pay any fee or consideration; (vi) the addition of one or more of the high definition services listed on Schedule 5.2(x)(vi) of the Seller Disclosure Schedule, which additions shall not, except as otherwise noted on Schedule 5.2(x)(vi) of the Seller

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Disclosure Schedule, require Seller to pay any fee or consideration for such services; or (vii) the addition of the high definition signal of a NBC, ABC, CBS, or Fox station that is licensed to the same designated market area as the system on which such signal is being launched, so long as such signal is a simulcast of such station’s analog signal, to the extent Seller is not required to pay any fee or consideration for such high definition signal;

(y)                                 not file a cost-of-service rate justification;

(z)                                   use commercially reasonable efforts to launch telephony and video on demand services in the Cable Systems identified on Schedule 5.2(z) of the Seller Disclosure Schedule substantially in accordance with the timetable set forth on such Schedule 5.2(z), and provide Buyer with written notice promptly following any such launch;

(aa)                            continue to conduct the Business in accordance with, and not make any change to, the Seller Subscriber Accounting Policy, including as to disconnects;

(bb)                          not transfer the employment duties of any Applicable Employee from any Cable System to a different Cable System or business unit other than in the Ordinary Course of Business;

(cc)                            use commercially reasonable efforts to maintain or cause to be maintained its Books and Records and accounts with respect to each Specified Business in the usual, regular and ordinary manner on a basis consistent with past practice;

(dd)                          give or cause to be given to Buyer, and its counsel, accountants and other representatives, (i) as soon as reasonably possible, but in any event prior to the date of submission to the appropriate Government Entity, copies of all FCC rate Forms 1205, 1210, 1235, and 1240, and simultaneous with, or as soon as reasonably possible after submission to the appropriate Government Entity, any other FCC Forms required under the regulations of the FCC promulgated under the Cable Act that are prepared with respect to any of the Cable Systems and (ii) as soon as reasonably possible after filing copies of all copyright returns filed in connection with any Cable System; provided, that, in the case of clause (i), before any such FCC Forms 1205, 1210, 1235, or 1240 are filed, Seller and Buyer shall consult in good faith concerning the contents of such forms; and

(ee)                            not announce an intention, authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 5.3  Conduct of Parent Business.  During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement, the Parent Redemption Agreement, the TWE Redemption Agreement, the Exchange Agreement, as set forth on Schedule 5.3 of the Buyer Disclosure Schedule or as Seller otherwise agrees in writing in advance, Buyer shall, and shall cause Parent and its Subsidiaries to, use commercially reasonable efforts to preserve intact the Parent Business and its relationship with its material customers, suppliers, creditors and key

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employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business).  Without limiting the generality of the foregoing, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or any Ancillary Agreement or as Seller shall otherwise consent (which consent shall not be unreasonably withheld and, provided, that Seller shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Buyer’s written request for such response) or as set forth in the applicable sections of Schedule 5.3 of the Buyer Disclosure Schedule, Buyer shall not, and shall cause Parent and each its Subsidiaries not to:

(a)                                  sell, lease, license, transfer or dispose of any Assets (it being understood that for purposes of this Section 5.3(a), Assets do not include Equity Securities of Parent or cash or cash equivalents) for consideration not consisting primarily of Systems other than (i) in the Ordinary Course of Business, (ii) pursuant to the Friendco Transaction or (iii) Assets which, in the aggregate, the fair market value of the total consideration therefor would not exceed the amount specified on Schedule 5.3(a)(iii) of the Buyer Disclosure Schedule;

(b)                                 declare, set aside or pay any dividend or distribution on any shares of Parent Capital Stock or other Equity Security in Parent or any of its Subsidiaries other than dividends or distributions by any Subsidiary of Parent to Parent or another Subsidiary of Parent;

(c)                                  enter into any transaction (other than pursuant to any Contract in effect as of the date hereof) having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any such Subsidiary of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or any transaction that does not satisfy the requirements of Article VI of Parent’s bylaws, as in effect as of the date hereof;

(d)                                 except pursuant to Section 5.4, amend the certificate of incorporation, bylaws or other organizational documents of Parent in a manner adverse to Seller or its stakeholders;

(e)                                  issue any shares of Parent Capital Stock or other Equity Securities of Parent other than (i) Equity Securities issued following the date hereof on arm’s-length terms for consideration determined in good faith by Parent’s board of directors or any committee thereof to be fair, including, subject to Section 5.3(c), Equity Securities issued to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), and (ii) Equity Securities issued following the date hereof pursuant to employee option or restricted stock programs approved by Parent’s board of directors or the compensation committee thereof; provided, however, that Equity Securities issued pursuant to clause (ii) of this sentence shall not exceed the Permitted Parent Incentive Awards; provided, however, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis”;

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(f)                                    settle any claims, actions, arbitrations, disputes or other proceedings not involving a Government Entity that would result in Parent or any of its Affiliates being enjoined in any respect material to the Transaction; or

(g)                                 authorize or enter into any agreement or commitment with respect to any of the foregoing;

provided, however, that, except in respect of Sections 5.3(c) and 5.3(d), the foregoing limitations shall not restrict transactions solely among or between Parent and any of its direct or indirect Subsidiaries.

Section 5.4  Amended and Restated Charter and Amended and Restated By-laws.  On or prior to the Closing, Buyer will cause Parent to (a) file the Amended and Restated Charter with the Secretary of State of the State of Delaware and (b) adopt the Amended and Restated By-laws.  Buyer will cause Parent (i) for a period of two years following the Closing, not to enter into any merger pursuant to Section 253 of the Delaware General Corporation Law and (ii) for a period of eighteen months following the Closing, not to issue any Equity Securities to any Person (other than, subject to Section 5.3(c) and, following the Closing, the Amended and Restated By-laws, TWX and its Affiliates (other than Parent or its wholly owned Subsidiaries)) that have a higher vote per share than the Parent Class A Common Stock.

Section 5.5  Listing of Purchase Shares.  Subject to there being a SEC/DOJ Settlement and Seller having satisfied the covenant in Section 5.19(a), Buyer shall, and shall cause Parent and its Subsidiaries to, use commercially reasonable efforts to cause, (a) effective as of the Closing, the Purchase Shares to be either registered under the Securities Act or exempt from any such registration under section 1145 of the Bankruptcy Code and to be listed for trading on the NYSE and (b) effective as of the MCE Closing, the MCE Purchase Shares to be either registered under the Securities Act or exempt from any such registration and to be listed for trading on the NYSE.

Section 5.6  Commercially Reasonable Efforts.

(a)                                  Subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Seller and Buyer shall, and Buyer shall cause Parent to, cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and shall use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to their obligations hereunder to the extent they have the ability to control the satisfaction of such obligations.  Without limiting the generality of the foregoing, Seller and Buyer shall, and Buyer shall cause Parent to, (i) make all filings and submissions required by the U.S. Antitrust Laws and any other Laws, and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction and the Exchange and (ii) use commercially reasonable efforts to obtain and maintain all Seller Required Approvals and Buyer Required Approvals in form and substance reasonably satisfactory to Buyer and Seller.

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In connection with the foregoing, Seller and Buyer will, and Buyer will cause Parent to, endeavor to consummate the Transaction without (or with minimal) costs, conditions, limitations or restrictions associated with the grant of such Seller Required Approvals and Buyer Required Approvals.

(b)                                 Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Buyer or Parent to agree to or to effect any divesture, hold separate or similar agreement with respect to any business or Assets or agree to enter into, or amend, or agree to amend, any Contracts or governmental authorizations or take or refrain from taking any other action or conduct any business in any manner if doing so would reasonably be expected, individually or in the aggregate, to have (i) an adverse impact (other than a de minimis adverse impact) on TWX or any of its Affiliates (excluding Parent and its Subsidiaries) or any of their respective businesses or Assets (excluding businesses and Assets of Parent and its Subsidiaries) or (ii) an adverse impact that is material to the Parent Business or the Transferred Assets or would materially constrain the operations of Parent and its Subsidiaries or of the Transferred Assets; it being understood that the incurrence of legal, accounting, investment banking and other customary forms of transaction expenses and the commitment of reasonable management time and effort shall not be considered an adverse impact for the purpose of this clause (ii).

(c)                                  No later than 45 days following the date hereof, Buyer and Seller shall, and Buyer shall cause Parent to, provide each other (or shall cause their respective Subsidiaries to provide) with all necessary documentation to allow filing of FCC Forms 394 with respect to the Franchises with respect to which a LFA Approval is or may be required.  Buyer and Seller shall, and Buyer shall cause Parent to, use commercially reasonable efforts to cooperate with one another and, no later than 60 days following the date hereof, file with the applicable Government Entity FCC Forms 394 for each of the Franchises with respect to which a LFA Approval is or may be required.  Buyer and Seller shall, and Buyer shall cause Parent to, cooperate and use their commercially reasonable efforts to have Buyer enter into a substitute performance bond arrangement with respect to those Assets of each Specified Business the transfer of which to Buyer would require Buyer to enter into such a substitute bond arrangement, on substantially the same terms as the substitute bond arrangement with respect to such Assets in effect as of the date hereof.  Notwithstanding anything to the contrary herein, Seller shall not accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Buyer in writing, such approval not to be unreasonably withheld; provided, however, that if Seller affords Buyer reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to LFA Approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Buyer shall approve any such modifications, amendments or conditions that are approved by Seller so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material

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acquisitions of cable assets effected since 2001.  In addition, if Buyer seeks any LFA Approval pursuant to this Transaction, Buyer shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material acquisitions of cable assets effected since 2001.

(d)                                 Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Transferred Assets to the same extent as held by Seller and its Affiliates, free and clear of all Encumbrances other than, in the case of Transferred Assets, Permitted Encumbrances, and in the case of the Transferred Investments, Encumbrances under the Investment Documents.

(e)                                  Seller and Buyer shall, and Buyer shall cause Parent to, cooperate with each other and shall furnish to the other party all information reasonably necessary or desirable in connection with making any filing under the HSR Act, and in connection with resolving any investigation or other inquiry by any Government Antitrust Entity with respect to the Transaction and the Exchange; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.  Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction.  Seller and Buyer shall not, and Buyer shall cause Parent not to, participate in any meeting with any Government Antitrust Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, such meeting.  The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act (including, with respect to making a particular filing, by providing copies of all such documents (other than those that will not be publicly available) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided, however, that in no event shall Buyer or Seller be required to furnish, or Buyer be required to cause Parent to furnish, any information that, based on advice of such party’s counsel, would reasonably be expected to create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or would constitute a waiver of any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege).

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(f)                                    In furtherance and not in limitation of the foregoing, each of Buyer and Seller agrees to make, and Buyer agrees to cause Parent to make, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and the Exchange (which filing shall be made in any event within 20 Business Days of the date hereof), (ii) appropriate filings with the FCC, and any state public service commissions having jurisdiction over any Transferred Assets or any services provided by any Specified Business or the Assets of or services provided by the Parent Business with respect to the Transaction and the Exchange, and (iii) all other necessary filings with other Government Entities relating to the Transaction and the Exchange, and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Seller Required Approvals and the Buyer Required Approvals under such other Laws or from such authorities or third parties as soon as practicable; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(g)                                 Each of Seller and Buyer shall, and Buyer shall cause Parent to, give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party (excluding Government Entities) consents related to or required in connection with the Transaction and the Exchange that are Seller Required Approvals or Buyer Required Approvals; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(h)                                 Seller shall, and shall cause its Affiliates to, take all actions as may be necessary or desirable in order that, as of the Closing, all of the Assets (other than any Equity Securities or other Excluded Assets) of the Tele-Media Entities and each of their respective Subsidiaries shall constitute Transferred Assets.

(i)                                     Notwithstanding anything in this Agreement to the contrary, Buyer shall have the sole responsibility for any filing, submission or other action (including, for the avoidance of doubt, obtaining any required LFA Approval) that is necessary, proper or advisable to permit the consummation of the Exchange (it being understood that Seller shall use its commercially reasonable efforts to cooperate with Buyer with respect to any action required to be taken by Buyer pursuant to this sentence; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(j)                                     After the Closing, Buyer shall, in the Ordinary Course of Business of Parent, use its commercially reasonable efforts to bill and collect from each Basic Subscriber that is potentially a Qualified Customer any amounts due and payable in respect of services delivered to such Basic Subscriber prior to the Closing.

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Section 5.7  Tax Matters.

(a)                                  Proration of Taxes.  To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.  For the avoidance of doubt, (i) any Taxes that are apportioned to the portion of a taxable period that ends on the Closing pursuant to this Section 5.7(a) shall be Excluded Taxes and (ii) any Taxes that are apportioned to the portion of a taxable period beginning after the Closing pursuant to this Section 5.7(a) shall be Assumed Taxes.

(b)                                 Tax Returns.  Buyer shall not file any amended Tax Returns with respect to the Transferred Assets that include periods ending on or prior to the Closing without Seller’s written consent, which shall not be unreasonably withheld or delayed.

(c)                                  Transfer Taxes.

(i)                                     To the extent not otherwise exempt to the fullest extent permitted by section 1146(c) of the Bankruptcy Code and except as otherwise provided in this Section 5.7(c)(i), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall, subject to the provisos to Sections 5.7(c)(iii) and 5.7(c)(v), be borne by Buyer.

(ii)                                  Any Tax Returns that must be filed in connection with Transfer Taxes (“Transfer Tax Returns”) shall be prepared by Buyer and Buyer shall prepare such Transfer Tax Returns in a manner consistent with the allocation of the Aggregate Consideration pursuant to Section 5.7(d); provided, however, that if Buyer and Seller do not jointly agree to a Purchase Price Allocation Schedule as provided in Section 5.7(d) and except as provided in Section 5.7(c)(iii), any such Transfer Tax Return shall be prepared by Buyer in good faith in a manner consistent with the purchase price allocation of Buyer or Seller that Buyer and Seller, as the case may be, use for Tax purposes, that results in the higher aggregate Transfer Tax liability with respect to each applicable jurisdiction.  The party filing any Transfer Tax Return (or similar form claiming an applicable exemption from Transfer Taxes) pursuant to this Section 5.7 shall furnish a copy of such Transfer Tax Return (or similar form) to the other party.

(iii)                               Except as provided in the following proviso, all Transfer Tax Returns shall be filed by Buyer, and Buyer shall be responsible for remitting all amounts shown as due on such Transfer Tax Returns to the appropriate Government Entity; provided, however, that, in the case of any Transfer Tax Return in which Seller’s purchase price allocation would result in a higher aggregate Transfer Tax liability than

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Buyer’s purchase price allocation (w) Buyer shall prepare such Transfer Tax Return unless Seller reasonably determines that the positions taken on such Transfer Tax Return as prepared by Buyer would reasonably be expected to give rise to a material risk of civil and/or criminal penalties (other than interest) if challenged by the applicable Government Entity, in which case, Seller may prepare such Transfer Tax Return, (x) Seller shall be responsible for filing such Transfer Tax Return and for remitting all amounts shown as due thereon to the appropriate Government Entity, (y) notwithstanding any other provision of this Section 5.7(c) to the contrary, Buyer shall pay to Seller an amount equal to the Transfer Tax liability that would have resulted if such return had been prepared by Buyer (it being understood that, for purposes of this clause (y), the Transfer Tax Return that would have been prepared by Buyer shall be determined by using (1) the Buyer’s purchase price allocation, and (2) Buyer’s interpretation of applicable Tax Law as reflected in the Transfer Tax Return prepared by Buyer pursuant to clause (x) hereof), and (z) Seller shall have sole responsibility for the balance of the Transfer Tax liability with respect to such Transfer Tax Return.  Buyer and Seller shall (and shall cause each of their respective Affiliates to) cooperate in the timely completion and filing of all such Tax Returns, and Buyer and Seller shall (and shall cause each of their respective Affiliates to) execute such documents in connection with such filings as shall have been required by Law or reasonably requested by the other party.

(iv)                              Buyer shall control the conduct of any audit, claim, contest or administrative or judicial proceeding relating to such Transfer Taxes, subject to Seller’s right to make any statement or report to any tax authority reflecting the purchase price allocation prepared by Seller; provided, however, that Seller shall be entitled to make any such statement and/or report only (A) to the extent Seller reasonably determines is reasonably necessary to rebut any presumption under applicable Tax Law that would otherwise deem Seller to have agreed to and adopted the purchase price allocation prepared by Buyer in the absence of such statement or report and (B) if such presumption could reasonably be expected to result in an adverse effect on Seller other than a de minimis adverse effect.  If Buyer or Seller receives any written notice of assessment or other claim from any Government Entity with respect to Transfer Taxes for which the other party may be liable pursuant to this Section 5.7(c), the notified party shall notify the other party in writing of the receipt of such notice of assessment or other claim promptly after the receipt thereof.

(v)                                 Any additional Transfer Taxes resulting from an adverse determination by a Government Entity shall be borne by Buyer; provided, however, that, so long as the adverse determination by the applicable Government Entity does not relate directly to purchase price allocation, Seller shall be responsible for any such additional Transfer Taxes to the extent that such additional Transfer Taxes are attributable to the use of Seller’s purchase price allocation rather than Buyer’s purchase price allocation.

(vi)                              Any Transfer Taxes resulting from any subsequent increase in the Purchase Price pursuant to this Agreement shall be borne in accordance with the provisions of this Section 5.7(c).

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(vii)                           Buyer and Seller shall cooperate in good faith to minimize the amount of Transfer Taxes that may be imposed or assessed as a result of the Transaction, including pursuant to one or more restructuring transactions consummated pursuant to the Plan prior to the Closing; provided, that Buyer and Seller conclude in good faith that such restructuring would have a more likely than not probability of prevailing if challenged by the applicable Government Entity.

(d)                                 Determination and Allocation of Purchase Price.  Seller and Buyer undertake to act in good faith to jointly agree to a schedule setting forth the allocation of the Aggregate Consideration among the Transferred Assets (the “Purchase Price Allocation Schedule”) for Tax purposes.  If Seller and Buyer so agree within 180 days of the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause each of their respective Affiliates, (i) to report the federal, state, and local income and other Tax consequences of the Transaction contemplated herein in a manner consistent with such Purchase Price Allocation Schedule and (ii) not to take any position inconsistent therewith for any Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest).  If Seller and Buyer do not so agree within 180 days of the Closing Date, each of Seller and Buyer may prepare their own purchase price allocation and, for the avoidance of doubt and except as provided in Sections 5.7(c)(iii) and
5.7(c)(v), each of Buyer and Seller will have no liability to the other for any additional Taxes that may be imposed by any Government Entity as a result of inconsistencies between the respective allocations of Buyer and Seller.

(e)                                  Employee Withholding and Reporting Matters.  With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate.  Seller and Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004-53.  Notwithstanding any provision of this Agreement, all Taxes required to have been withheld by Seller and its Subsidiaries from their respective employees and independent contractors with respect to any taxable periods, or portions thereof, ending on or before the Closing shall be Excluded Liabilities and shall not be treated as Assumed Liabilities.

(f)                                    Consistent Treatment.  The parties intend that the Transaction shall constitute a taxable transaction and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax law, as applicable).  The parties agree to, and to cause their respective Affiliates to, treat the Transaction in the foregoing manner for all income Tax purposes (unless otherwise required by a change in applicable income Tax law or as a result of a good faith resolution of a contest).

(g)                                 Notice of Buyer Adverse Tax Event.  If any change in Tax Law or Proposed Change in Tax Law occurs and Buyer or Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel that Buyer selects to represent Buyer with respect to

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the Transaction) believes that such change in Tax Law or such Proposed Change in Tax Law has a reasonable possibility of constituting a Buyer Adverse Tax Event as of the Closing Date, Buyer shall within ten Business Days of such determination provide written notice to Seller describing the change in Tax Law or the Proposed Change in Tax Law and a statement that such change in Tax Law or Proposed Change in Tax Law may constitute a Buyer Adverse Tax Event as of the Closing Date (a “Buyer Adverse Tax Event Notice”).  Upon reasonable request by Seller, Buyer will make its counsel reasonably available to Seller to discuss why Buyer believes the described change in Tax Law or Proposed Change in Tax Law has a possibility of constituting a Buyer Adverse Tax Event.

Section 5.8  Post-Closing Obligations of each Specified Business to Certain Employees.

(a)                                  Seller shall provide to Buyer no later than 14 Business Days following the date hereof, a copy of each employment agreement or other individual agreement governing the terms and conditions of any Applicable Employee’s employment entered into with any Applicable Employee and a schedule of each Applicable Employee with his or her title, job location, employer, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, level or other job classification, full or part time status, “exempt” or “non-exempt” status, whether such Applicable Employee is part of a collective bargaining unit and regularly scheduled work shift, as applicable, and shall supplement such schedule no later than 60 Business Days following the date hereof, indicating for each Applicable Employee, such Applicable Employee’s direct supervisor and most recent performance rating or evaluation.  In addition, no later than 55 Business Days prior to the Closing Date, Seller shall update such schedule, including with respect to each Applicable Employee’s direct supervisor and most recent performance rating or evaluation.  No later than 40 Business Days prior to the Closing Date, Buyer shall make offers of employment commencing on the Closing Date to all Applicable Employees, and such offers shall be contingent upon (i) the Closing, (ii) such Employee being an Applicable Employee on the Closing Date and (iii) such Applicable Employee’s satisfaction of customary employment conditions applicable to all Parent employees which customary employment conditions are set forth on Schedule 5.8(a)(i) of the Buyer Disclosure Schedule (it being understood that such conditions will not include the evaluation of prior performance) (the “Background Check”); provided, however, that Buyer shall have no obligation to extend an offer of employment to any Employee who as of the date hereof or as of the Closing Date is identified by job function, description or title or otherwise noted on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule.  Buyer shall, and shall cause Parent to, cooperate with Seller from and after the date hereof to communicate with Applicable Employees other than those set forth on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule regarding the anticipated offers of employment to be made by Buyer to such Applicable Employees hereunder.  Offers of employment required by this Section 5.8(a) shall be for a position of similar or greater status, authority, duties and aggregate compensation (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) as such Employee enjoys with Seller and/or its Affiliates immediately prior to the Closing

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Date, that is within a 50-mile radius from such Employee’s primary place of residence as of the Closing Date, and with any such additional rights and benefits as are prescribed by this Section 5.8.  Consistent with and subject to the foregoing and the other terms of this Agreement, Buyer shall have the right to establish the terms and conditions under which such offers will be made.  No later than two Business Days following the date offers are required to be made hereunder, Buyer shall provide to Seller a list of the Applicable Employees who do not satisfy the Background Check, by job position or name and region, and as to whom Buyer as a result of such Background Check failure has not made offers of employment pursuant to this Section 5.8(a).  The parties hereto shall cooperate with each other to give effect to this Section 5.8(a) and neither Seller nor its Affiliates shall take any actions that would interfere with the Applicable Employees so offered employment from becoming employed by Buyer as of the Closing Date.  If any Employee, other than a Transferred Employee, becomes entitled to any payments or benefits under any severance policy, plan, agreement, arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the consummation of the Transaction or otherwise, Seller shall be liable for such amounts, which Liability shall constitute an Excluded Liability except to the extent Buyer does not comply with the requirement to offer employment on the terms set forth in this Section 5.8(a).

(b)                                 Beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall, or shall cause Parent to, provide each Transferred Employee, other than any Transferred Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”) with, at Buyer’s sole discretion, either compensation and employee benefits that are (i) no less favorable in the aggregate (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) than the compensation and employee benefits provided to each such Transferred Employee immediately prior to the Closing Date or (ii) substantially comparable in the aggregate (excluding any severance) to the compensation and employee benefits provided to similarly situated employees of Parent; provided, that for purposes of any equity-based compensation, such employees shall be deemed newly hired employees of Parent.  In addition, to the extent Parent maintains a tax-qualified defined benefit pension plan, from and after the date each Transferred Employee satisfies the applicable eligibility and service requirements of any such plan as in effect on any date of determination, such Transferred Employee shall participate in such plan to the same extent as similarly situated employees of Parent.  With respect to Union Employees, Buyer will retain any and all of the rights and obligations it may have pursuant to applicable labor Law.

(c)                                  Notwithstanding Section 5.8(b), beginning on the Closing Date, Buyer shall, or shall cause Parent to, for a period ending no earlier than the first anniversary of the Closing Date, maintain a severance plan for the benefit of each Transferred Employee, other than any Union Employee, that is no less favorable to Transferred Employees than the Amended and Restated Adelphia Communications Corporation Severance Plan effective September 21, 2004 (the “Seller Severance Plan”) and which includes the same general terms and conditions regarding eligibility and

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exclusion from eligibility for severance pay and benefits as the Seller Severance Plan.  It is intended that this Section 5.8(c) shall not result in any duplication of benefits to any Transferred Employee.

(d)                                 To the extent (and only to the extent) set forth on Schedule 5.8(d) of the Seller Disclosure Schedule, Buyer shall assume all Liabilities and obligations to provide any severance pay and benefits to any Transferred Employee whose employment is terminated following the Closing.  Buyer shall reimburse Seller for any severance costs incurred with respect to any Employee who is not offered employment by Buyer pursuant to this Transaction in the event Parent or any of its Subsidiaries hires such Employee within three months after the Closing.

(e)                                  For purposes of this Agreement, (i)  “Applicable Employees” means all of the following:

(A)                              All persons who are active Employees on the Closing Date, including Employees on vacation and Employees on a regularly scheduled day off from work.  Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;

(B)                                Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, unless any of such is determined to be a medical leave); and

(C)                                Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer; and

(ii)                                  “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.

(f)                                    Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing Date except to the extent (and only to the extent) such liabilities are reflected in the determination of the Closing Net Liabilities used in the determination of the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.  Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date.  For purposes of this paragraph, a claim

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is deemed incurred:  (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of long-term disability benefits, when the Employee becomes disabled, and (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

(g)                                 With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Parent, Buyer shall (i) provide coverage for Transferred Employees under its medical, dental and health plans as of the Closing Date in accordance with the terms of such plans, (ii) cause there to be waived any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by a Transferred Employee under a corresponding Benefit Plan, and (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their dependents or beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(h)                                 Transferred Employees shall be given credit for purposes of eligibility and vesting and other entitlement to benefits or rights, under each employee benefit plan of Parent (each, a “Buyer Plan”) in which such Transferred Employees are or become eligible to participate, for all service (including service with Seller or any of its Affiliates) for which such Transferred Employees were credited for such purposes under a corresponding Benefit Plan of Seller prior to the Closing Date; provided, however, that nothing in this Section 5.8(h) shall result in any duplication of benefits.

(i)                                     Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Affiliates.  From and after the Closing, Seller shall remain solely responsible for any and all Liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except as otherwise provided in this Section 5.8.  None of Buyer or any of its Affiliates shall assume or have transferred to them the sponsorship of any of the Benefit Plans or any other benefit plans or arrangements maintained by Seller or any of its Affiliates, including any non-qualified deferred compensation or rabbi trust plans or arrangements, pursuant to or in connection with the Transaction.

(j)                                     Seller shall take all actions necessary to fully vest the Transferred Employees in their account balances under Seller’s tax-qualified 401(k) plan (“Seller’s 401(k) Plan”) effective as of the Closing Date.  In accordance with the terms of the applicable plan, each Transferred Employee shall be eligible to participate in a Parent-sponsored defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”).  Buyer shall take all actions reasonably necessary to permit beginning as soon as reasonably practical following the Closing Date each Transferred Employee who has received an eligible rollover distribution (as defined in

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Section 402(c)(4) of the Code) from Seller’s 401(k) Plan to roll over the distribution, to an account in Buyer’s 401(k) Plan.

(k)                                  With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall, to the extent permitted by applicable Law, assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent such Transferred Employee would have been entitled to such accrued vacation based on his level and years of service under the vacation policy of Parent in effect as of the Closing Date as if such Transferred Employee had been employed by Buyer during such Transferred Employee’s employment with Seller; provided, however, that if the Transferred Employee’s accrued vacation is greater than the amount of vacation to which such Transferred Employee would have been entitled under Parent’s vacation policy, Buyer shall pay to such Transferred Employee within 90 days of the Closing Date an amount in cash equal to the difference but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.  With respect to any sale bonuses under the Sale Bonus Program, Seller shall be responsible for the payment to all Employees of that portion of the bonus that is to be paid on the “First Sale Bonus Payment Date” (as defined in the Sale Bonus Program), which bonuses shall be paid prior to or on the Closing.  Buyer shall be responsible for the payment to Transferred Employees on a timely basis of any sale bonuses under the Sale Bonus Program to be paid after the “First Sale Bonus Payment Date” but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.

(l)                                     Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental authorities required by WARN or by any other applicable Law relating to plant closings or employee separations that are required (i) to be provided after the Closing or (ii) with respect to any plant closing or mass layoff that occurs within the 60-day period immediately following the Closing.  Seller agrees to cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing.  No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule setting forth each Employee whose employment was terminated or is anticipated to be terminated during the six month period prior to the Closing Date and the work location of such Employee.

(m)                               Buyer shall assume any liability under COBRA arising from the actions (or inactions) of Buyer or its Affiliates with respect to the Transferred Employees after the Closing Date.  Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state Law), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for all Employees, including Applicable Employees, who do not become Transferred Employees.  Notwithstanding the immediately preceding sentence, to the extent required by Treasury

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Regulation Section 54.4980B-9, Q&A-8(c), Buyer shall perform all obligations under COBRA and the foregoing provisions of the Code and ERISA with respect to each employee of Seller who is an “M&A qualified beneficiary” with respect to the Transaction, as such term is defined by Treasury Regulation section 54.4980B-9, Q&A-4.

(n)                                 For Employees who participate in Seller’s short term incentive bonus program, including the Short-Term Incentive Plan, Sales Incentive Plan and Marketing Incentive Plan, Seller shall be responsible for paying their respective annual bonuses for the period from the January 1 immediately preceding the Closing Date through the Closing (pro-rated for the partial year) and shall pay such bonuses to such Employees no later than the Closing; and, solely with respect to Transferred Employees who participated immediately prior to the Closing Date in such Seller’s short term incentive bonus programs, Buyer shall be responsible for paying respective annual bonuses for the period from the Closing Date through the December 31 immediately following the Closing Date pro-rated for the partial year.

(o)                                 With respect to any Transferred Employee who becomes employed by Friendco or any of its Affiliates pursuant to the Exchange Agreement, references to any benefit plans maintained by Buyer or Parent shall be deemed to be references to benefit plans maintained by Friendco or its Affiliates and references to similarly situated employees of Buyer shall be deemed to be references to similarly situated employees of Friendco or its Affiliates.

(p)                                 The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of Seller or any of its Affiliates.  Nothing in this Section 5.8 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third party beneficiary of this Section 5.8 or any rights relating hereto.

(q)                                 The parties hereto hereby acknowledge and agree that Buyer shall have no Liability in respect of any award to any Employee, director, consultant, independent contractor or other service provider of Seller or its Affiliates with respect to any shares of Seller’s Equity Securities, whether existing on the date hereof or arising in the future (“Stock Awards”), and that all Liabilities related to such Stock Awards shall be Excluded Liabilities.

(r)                                    Seller agrees that, notwithstanding anything in this Agreement to the contrary, the payments of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan shall in no event be made in Equity Securities of Buyer, Parent or any Affiliate of Parent and shall be satisfied in full by Seller prior to or on the Closing.

Section 5.9  Ancillary Agreements.  At the Closing, Seller shall and shall cause each of its Affiliates party to an unexecuted Ancillary Agreement to, execute and deliver each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements to be executed by it.

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Section 5.10  Acquisition Proposals.  Except as otherwise provided in this Section 5.10, Seller agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving (directly or indirectly), or any purchase (directly or though a proposed investment in Equity Securities, debt securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller or any of its Affiliates directly or indirectly owning Assets Related to the Business (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction, an “Acquisition”); provided, however, that the foregoing shall not restrict Seller from renewing the “exit financing” of the Debtors on substantially the same terms as in effect as of March 31, 2005.  Seller further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Seller agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.10 of the obligations undertaken in this Section 5.10 and to cause them to cease immediately any current activities that are inconsistent with this Section 5.10.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its board of directors (the “Board”) from:

(a)                                  (i) complying with its disclosure obligations under Law or the Bankruptcy Code with regard to an Acquisition Proposal, or (ii) prior to the commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (A) (1) providing information to (including discussing any due diligence issues, requests or clarifications with) a Person with whom Seller executes a confidentiality agreement on terms no less favorable to Seller than those contained in the Seller Confidentiality Agreement (as in effect prior to amendment on the date hereof), other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal and (2) following receipt of a bona fide unsolicited Acquisition Proposal from such a Person, engaging in discussions with such Person to the extent such discussions are confined to clarifying any term of such Acquisition Proposal or (B) engaging in any negotiations or discussions with any Person who has made such an Acquisition Proposal if and only to the extent that in each such case referred to in clauses (A) and (B) above, (1) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law, (2) such Acquisition Proposal involves the direct or indirect

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acquisition by one or more third parties of at least 66-2/3% of (x) all Assets Related to the Business or (y) the outstanding Equity Securities of Seller and (3) in each such case referred to in clause (B) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b)) to Seller’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).  Seller or any of its Subsidiaries shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller or any of its Subsidiaries (or any of their respective directors, officers, employees or advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Transferred Assets, any Specified Business, Seller or any of its Subsidiaries or for access to any Specified Business or any of the Transferred Assets by any third party that may be considering making, or has made, an Acquisition Proposal.  Seller shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.  Seller shall promptly provide Buyer with any non-public information concerning Seller’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Buyer; and

(b)                                 (i)  prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller or its Affiliates or their respective advisors (in each case (other than in the case of Committees) with whom Seller enters into, or has entered into, a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder (other than with respect to any other stakeholder who is subject to a substantially similar confidentiality agreement or to the Committees) from (x) disclosing any confidential information regarding Seller and its Affiliates, Buyer and its Affiliates, or information regarding an Alternate Plan, including the status thereof, and (y) making public statements regarding any of the foregoing), but only to the extent that (A) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law and (B) the Board determines in good faith (after consultation with its financial and legal advisors) that such Alternate Plan, if pursued and assuming (for purposes of determining the right to engage in negotiations or discussions pursuant to this Section 5.10(b), but not for purposes of the definition of “Superior Alternate Plan”) the support of Seller’s stakeholders therefor, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposed Alternate Plan and, if consummated, would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee that may be paid pursuant to Section 8.5(b)) to the stakeholders of Seller and its

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Affiliates from a financial point of view than the Transaction (any such more favorable Alternate Plan being referred to in this Agreement as a “Superior Alternate Plan”) or (ii) after entry of a Confirmation Order satisfying the condition set forth in
Section 6.2(g) (but only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of Seller or its Affiliates or their advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any intercreditor agreements; provided, however, that such Alternate Plan provides that it can only be confirmed and effective if this Agreement is terminated in accordance with its terms and such planning does not involve any action or omission that could reasonably be expected to materially impair or materially delay the Transaction; provided, further, that nothing in this Section 5.10(b) shall permit any public statements or filings with the Bankruptcy Court or any other court by or on behalf of Seller or its Affiliates.  Seller shall notify Buyer of its engagement in discussions concerning an Alternate Plan and shall keep Buyer reasonably informed, on a current basis, of material developments that could reasonably be expected to result in an Alternate Plan.  For purposes of this Agreement, an “Alternate Plan” is any plan under chapter 11 of the Bankruptcy Code (other than the Plan) or any liquidation under chapter 7 of the Bankruptcy Code.  Without limiting any other obligation set forth in this Agreement, Seller shall, in connection with the activities permitted under this Section 5.10(b), use commercially reasonable efforts to enforce any confidentiality obligations of the Committees and any obligations under the confidentiality agreements described in this Section 5.10(b).

Section 5.11  Additional Financial Information.

(a)                                  Seller shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to provide Buyer with financial statements and related information (collectively, “Financial Information”) sufficient to permit Parent or its Affiliates to fulfill its obligations to include financial disclosure relating to each Specified Business and, if required, the Friendco Business and the MCE Systems, on a timely basis under the Exchange Act and, if Buyer, Parent or any of Parent’s Affiliates undertakes an offering of securities prior to the Closing, the Securities Act (it being understood that the foregoing shall not require Seller to file or furnish any periodic or current reports that are required to be filed prior to the date hereof under the Exchange Act with the SEC (which reports are addressed by Section 5.19)).  If some or all of the Financial Information is included in or incorporated by reference into a prospectus for an offering of securities by Parent or any of Parent’s Subsidiaries prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the independent auditors of Seller to provide customary assistance to Buyer, Parent or such Subsidiary and its underwriters in connection with such financing, including the provision of consent and comfort letters addressed to the SEC, comfort letters addressed to the underwriters, participation in due diligence matters with respect to such offering and assistance in responding to comments or questions from the SEC with respect to the Financial Information.  Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller pursuant to this Section 5.11(a), including

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reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(a) (including all necessary incentive compensation) (unless and to the extent compliance with this Section 5.11(a) is waived by Buyer prior to the incurrence of such costs and expenses).  Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(b)                                 As soon as reasonably practicable (and, in any event, prior to the Closing), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, to provide Buyer with a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business reflecting the allocation of Shared Assets and Liabilities pursuant to the Designated Allocation and Section 2.3 (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from each such Specified Business), at and for the fiscal years ended December 31, 2002 (unless statements at and for the fiscal year ended December 31, 2005 are provided as set forth below), December 31, 2003, December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available) December 31, 2005 (the “Derivative Audited Financial Statements”), (ii) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available), December 31, 2005 (the “Seller Audited Financial Statements”), and (iii) the unaudited balance sheets and unaudited statements of income, stockholders’ equity and cash flows for each MCE System for the fiscal years ended December 31, 2002 (unless the Derivative Audited Financial Statements include consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business for the fiscal year ended December 31, 2005 are provided as set forth above), and December 31, 2003 (the “MCE Financial Statements” and, together with the Derivative Audited Financial Statements and the Seller Audited Financial Statements, the “Additional Financial Statements”); provided, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller in connection with the preparation of the Derivative Audited Financial Statements and the MCE Financial Statements, including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(b) (including all necessary incentive compensation).  Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(c)                                  Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC from Parent’s obligations to include financial statements with respect to periods ending on or prior to December 31, 2002 required by Section 5.11(a) or Section 5.11(b) in Parent’s filings under the Securities Act or Exchange Act.  Seller shall cooperate with Buyer in respect of the obtaining of any such relief.

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Section 5.12  Post-Closing Consents.

(a)                                  Subsequent to the Closing, and subject to Section 2.11, Seller shall and shall cause its Affiliates to continue to use commercially reasonable efforts to obtain in writing as promptly as possible any consent, authorization or approval necessary or commercially advisable in connection with the Transaction which was not obtained on or before the Closing in form and substance reasonably satisfactory to Buyer.

(b)                                 Without limiting Section 5.12(a), in the event that a Closing under this Agreement occurs without the receipt of all LFA Approvals, Buyer and Seller shall, and Buyer shall cause Parent to, act in good faith to obtain any remaining LFA Approvals following the Closing.  Until such time as all LFA Approvals have been obtained, Buyer covenants and agrees to use commercially reasonable efforts to satisfy all obligations of Seller or any of its Affiliates arising after the Closing under each Franchise agreement corresponding to a LFA Approval that has not been obtained.  Buyer and Seller agree to enter into such arrangements as are reasonably necessary to cause Seller not to be in breach under each such Franchise agreement and to permit Buyer to receive the economic benefits of each such Franchise agreement.

(c)                                  Buyer and Seller agree, assuming as set forth in Section 5.12(b) that all or substantially all of the economic benefits relating to a remaining Franchise inure to Buyer, (i) that any remaining Franchises described in Section 5.12(b) shall be treated for all income Tax purposes as Assets of Buyer as of the Closing and (ii) not to take, and to prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

Section 5.13  Bankruptcy Proceedings.

(a)                                  Seller shall, as soon as reasonably practicable after the date hereof, but no later than 45 days hereafter, file with the Bankruptcy Court (i) a Disclosure Statement with respect to the Plan intended to meet the requirements of section 1125(b) of the Bankruptcy Code and this Section 5.13 (as amended from time to time in accordance with this Agreement, the “Disclosure Statement”), (ii) a motion to approve, among other things, the Disclosure Statement (the “Disclosure Statement Motion”) and (iii) the Plan.  Seller shall, and shall cause each of its Affiliates to, commence appropriate proceedings before the Bankruptcy Court and otherwise use commercially reasonable efforts to obtain approval of the Disclosure Statement and the Plan as expeditiously as possible.  Seller shall, and shall cause its Affiliates to, provide in the Disclosure Statement a range of values determined by Seller after consultation with Buyer; provided, that the midpoint of such range shall equal the Aggregate Value of the Purchase Shares; provided, however, that, based on changes, events or circumstances first arising or occurring following the date hereof, Seller may, after consultation with Buyer and its counsel, change the midpoint and the range in order that the statements contained in the Disclosure Statement in respect of the value of the Purchase Shares would not be misleading or result in a violation of any applicable Law by Seller; provided, further, that any such change shall be disregarded for purposes of this Agreement, including the amount of the Aggregate

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Value of the Purchase Shares or Per Share Value of the Purchase Shares.  The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the Disclosure Statement Motion and the orders approving the same (including the Confirmation Order), and any amendment or supplement to any of the foregoing, (A) to the extent affecting the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), shall be in all material respects reasonably acceptable in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld, (B) shall not otherwise contain any provision (including any provision relating to the allocation of distributable proceeds among Seller’s stakeholders), or otherwise have an effect, that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction; it being understood that any allocation of distributable proceeds that does not violate the absolute priority rule or any proposed waiver of the absolute priority rule as may be contemplated by the Plan that is reasonably expected to be consented to by the affected classes shall not be deemed to materially impair or materially delay the Transaction, (C) shall not contain any provision providing for an Alternate Plan, including the so-called “toggle plan”, (D) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders and (E) without limiting the generality of the foregoing, in the case of the Confirmation Order, shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions which have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.  Buyer shall refrain from taking any actions in connection herewith that are not in good faith (as determined by the Bankruptcy Court) and that would preclude a finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code.  Seller shall provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller (including forms of orders and notices to interested parties) relating in any way to the Disclosure Statement, the Plan or the Transaction prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall consult with Buyer prior to taking any action in or with respect to the Reorganization Case that could reasonably be expected, individually or in the aggregate, to (x) be inconsistent with this Agreement or the Transaction, (y) materially impair or materially delay the Transaction or (z) relate to any material information provided by Buyer for inclusion in the Disclosure Statement or have an adverse effect on the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders).  Buyer shall provide Seller with all information concerning Buyer, Parent and its Controlled Affiliates as is required or reasonably advisable to be included in the Disclosure Statement, including (to the extent so reasonably advisable) all information that would be required to be set forth

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in a registration statement on Form S-1 under the Securities Act.  Any information delivered by Buyer or Seller for inclusion in the Disclosure Statement will be intended to satisfy the requirements of section 1125(a) of the Bankruptcy Code.

(b)                                 No later than 70 days prior to the Confirmation Hearing, Seller shall deliver to Buyer a true and complete list of all Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into prior to such seventieth day (provided, that between such seventieth day and the Confirmation Hearing, Seller shall promptly update such list to reflect Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into during such period) which shall include the following, each of which must be satisfactory in form and substance to Buyer in its reasonable discretion:  (i) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has rejected pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has assumed pursuant to an order of the Bankruptcy Court; (iii) with respect to each such Contract that is not a Rejected Contract, (A) Seller’s good faith estimate of the Cure Costs in respect of such Contract, (B) Seller’s good faith estimate of the Rejection Claims in respect of such Contract and (C) whether such Contract was entered into on or following the Petition Date.  No later than 40 days prior to the Confirmation Hearing, Buyer shall provide Seller with a list of Contracts to be assumed, if applicable, by Seller or any of its Affiliates and assigned by Seller or any of its Affiliates to Buyer with respect to each Specified Business (as further identified by Buyer pursuant to the provisions of this Section 5.13(b), the “Assigned Contracts”).  As promptly as practicable following the determination of the Assigned Contracts by Buyer and in any event no later than 20 days prior to the Confirmation Hearing, Seller or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date.  Notwithstanding the foregoing, prior to the Closing, Buyer may identify (x) any Assigned Contract as one that Buyer no longer desires to have assigned to it and such Contract shall for all purposes of this Agreement, including Section 5.13(c), and any Ancillary Agreement be deemed not to be an Assigned Contract and (y) any Contract entered into by Seller of any of its Affiliates following entry of the Confirmation Order that is Related to any Specified Business as an Assigned Contract and such Contract shall for all purposes of this Agreement be deemed to be an Assigned Contract.  At the direction of Buyer, Seller shall, or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Assigned Contract by Seller or any of its Affiliates and the assignment of such Contract to Buyer at the Closing pursuant to the Plan.  Following the Closing, Seller shall not, and shall cause each of its Affiliates not to, amend, modify, terminate or abrogate any Assigned Contract.  Seller shall, and shall cause each of its Affiliates to, take all actions such that each OCB Contract that is not an Assigned Contract shall be terminated or rejected as of the Closing.

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(c)                                  Seller shall use its commercially reasonable efforts to make available to Buyer as promptly as practicable after the date hereof (or, in the case of Contracts entered into after the date hereof, as promptly thereafter as practicable) true and complete copies of each of the Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) and of each of the Contracts listed, or required to be listed, in Schedule 3.15(b) of the Seller Disclosure Schedule, and true and complete summaries of the terms of any such oral Contracts; it being understood that, in any event, such copies and summaries shall be made available in respect of the Contracts listed on the list delivered pursuant to the first sentence of Section 5.13(b) no later than 70 days prior to the Confirmation Hearing.

(d)                                 Other than the Assumed Cure Costs, Seller shall be liable for all Cure Costs, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any Contract in connection therewith; provided, however, that if the amount of the Cure Costs in respect of any Assigned Contract that is not an OCB Contract is greater than the amount that would be paid to the non-debtor party to such Contract on account of a Rejection Claim in respect of such Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan (as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then such excess, but only such excess, shall be deemed to constitute an Assumed Cure Cost.  Seller shall also be liable for all Claims, including Rejection Claims, in respect of any Contract that is not an Assigned Contract, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any such Contract in connection therewith; provided, however, that if the amount that would be paid to the non-debtor party to an OCB Contract that is not an Assigned Contract on account of a Rejection Claim in respect of such OCB Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan, is greater than the Cure Costs with respect to such OCB Contract (in either case as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then, subject to such OCB Contract having been made available to Buyer for at least 70 days prior to the Confirmation Hearing (or, in the case of Contracts entered into after such seventieth day, as promptly thereafter as practicable), such excess, but only such excess, shall constitute an Assumed Liability.  Subject to approval of the Bankruptcy Court (which approval Seller shall use commercially reasonable efforts to obtain), Buyer (or its designee) shall be entitled to assume and maintain control, on behalf of Seller and any of its Affiliates, of the litigation and settlement of any dispute over any Assumed Cure Costs with respect to any Franchise or, in respect of any OCB Contract, any Rejection Claim that is an Assumed Liability.  Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Buyer (not to be unreasonably withheld), settle, compromise or offer to settle or compromise any Liability in respect of (i) Cure Costs under such Assigned Contract that is not an OCB Contract or under any Franchise unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities

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in respect of any and all Cure Costs under such Assigned Contract or such Franchise or (ii) any Rejection Claim in respect of any OCB Contract unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Rejection Claims caused by or arising out of any such settlement or compromise and Seller shall consult with and, in each case, provide Buyer a meaningful opportunity to participate in any such litigation or settlement.

(e)                                  Any motion, application or other court document filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to assume and assign or reject or terminate any Contracts Relating to any Specified Business or the Business shall be provided to Buyer in advance of filing (with a reasonable opportunity to review and comment on same) and shall be in form and substance reasonably satisfactory to Buyer in all material respects.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, cure any and all defaults and breaches under and satisfy (or with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of Seller) any Liability (other than as to Assumed Cure Costs) arising from or relating to pre-Closing periods under the Assigned Contracts so that such Contracts may be assumed by Seller or its Affiliates and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, pay or make adequate reserve for all Cure Costs other than the Assumed Cure Costs.

(f)                                    Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause Parent to, each use commercially reasonable efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan and consummation of the transactions contemplated by the Plan and this Agreement.  Neither the Plan nor the Disclosure Statement nor any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked (i) if such amendment, modification, supplement, withdrawal or revocation affects the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) without the consent of Buyer (provided, that such consent shall not be unreasonably withheld) or (ii) if such amendment, modification, supplement, withdrawal or revocation would contain or alter any provision (including as to the allocation of distributable proceeds among Seller’s stakeholders), that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction.  For the avoidance of doubt, the parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan modification which would require the payment of additional consideration by Buyer under the Plan or which would reduce or impair the Transferred Assets or increase the Assumed Liabilities.

(g)                                 If an order, judgment or ruling of a court of competent jurisdiction in the Reorganization Case is entered denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), Seller and Buyer will cooperate and otherwise use commercially reasonable efforts to prosecute diligently the entry of a Confirmation Order satisfying the

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condition set forth in Section 6.2(g).  If the Confirmation Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller and Buyer will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Seller and Buyer shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion and any expenses incurred by Seller in connection therewith shall be borne by Seller.

(h)                                 Seller shall either (i) (A) cause the Subsidiaries of Seller listed on Schedule 5.13(h) of the Seller Disclosure Schedule or any other non-debtor Subsidiary of Seller that acquires Assets Related to the Acquired Business (the “Non-Debtor Subsidiaries”) to file a petition for relief under chapter 11 of the Bankruptcy Code (the “Additional Reorganization Case”), (B) take all steps reasonably necessary to obtain approval by the Bankruptcy Court of the Transaction as it relates to the Non-Debtor Subsidiaries and (C) obtain an Additional Discharge for the Non-Debtor Subsidiaries, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and in any event prior to the Closing, or (ii) subject to the prior approval of the Bankruptcy Court, cause each Non-Debtor Subsidiary to transfer any Assets of such Non-Debtor Subsidiary to a Debtor in exchange for payment of adequate consideration (provided, that such transfer shall be reasonably satisfactory to Buyer in all material respects and shall render such Assets subject to the Discharge) (such transfer, a “Non-Debtor Transfer”).  Seller shall, and shall cause each Non-Debtor Subsidiary to, (x) provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller or such Non-Debtor Subsidiary (including forms of orders and notices to interested parties) relating in any way to an Additional Reorganization Case or Non-Debtor Transfer prior to the filing of such documents and (y) provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall, and shall cause each Non-Debtor Subsidiary to, consult with Buyer prior to taking any action in or with respect to any Additional Reorganization Case or Non-Debtor Transfer.  For purposes of Sections 2.1 and 2.3 (including any related definitions), unless otherwise directed in writing by Buyer (and only to the extent set forth in such writing), each Non-Debtor Subsidiary shall only be considered an Affiliate of Seller if and only to the extent such Non-Debtor Subsidiary shall have performed the actions and satisfied the requirements set forth in clause (i) or (ii) of this Section 5.13(h).

(i)                                     Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

Section 5.14  Equipment Leases.  Seller shall, and shall cause its Affiliates to, pay the remaining balances on any Equipment Leases and shall deliver title to all vehicles and Fixtures and Equipment covered by such Equipment Leases free and clear of all Encumbrances to Buyer at the Closing.

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Section 5.15  Expanded Transaction.  In the event that the Friendco Purchase Agreement is terminated prior to the Closing as a result of actions by, or failure to obtain Governmental Authorizations from, any Government Antitrust Entity or the FCC, then:

(a)                                  the following provisions shall become effective upon notice to Buyer by Seller of such termination:

(i)                                     at the Closing, an aggregate amount of consideration equal to the Purchase Price (as defined in the Friendco Purchase Agreement) minus the Aggregate Buyer Discharge Amount (as defined in the agreement attached hereto as Exhibit 5.15(a)(i), the “Expanded Agreement”), subject to adjustments pursuant to Section 2.6(a), 2.6(f) and 2.7, shall be added to the Purchase Price in Section 2.5 hereunder; provided, that any such consideration to be delivered by Buyer pursuant to this Section 5.15 shall be satisfied, at Buyer’s election, with any combination of cash, which shall be deemed to constitute part of the Cash Consideration, or shares of Parent Class A Common Stock (valued at the Per Share Value of the Purchase Shares), which shall be deemed to constitute additional Purchase Shares for purposes of this Agreement;

(ii)                                  each of the Group 1 Business and the Group 2 Business as defined in the Friendco Purchase Agreement shall be deemed to be a Specified Business hereunder, each referred to herein as the “Group 1 Friendco Business” and “Group 2 Friendco Business,” respectively, applying references herein to such Specified Businesses as would have been applied under the Friendco Purchase Agreement; provided, that, the preamble in Sections 6.1 and 6.2 of the Friendco Purchase Agreement shall be incorporated into Sections 6.1 and 6.2, respectively, with respect to the Group 2 Friendco Business;

(iii)                               the JV Interests and Transferred Investments to have been acquired by Friendco or its Affiliates under the Friendco Purchase Agreement shall be added to Section 2.1(x) and the Transferred Assets and Specified Systems to have been acquired directly by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Transferred Assets and Specified Systems hereunder (provided, that Books and Records (as defined in the Friendco Purchase Agreement) shall be deemed to include Excluded Books and Records (as defined in the Friendco Purchase Agreement), and at the Closing, Seller shall deliver the Excluded Books and Records (as defined in the Friendco Purchase Agreement) to Buyer);

(iv)                              the Assumed Liabilities to have been assumed by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Assumed Liabilities hereunder;

(v)                                 all representations, warranties, covenants and agreements made by Seller or any of its Affiliates pursuant to the Friendco Purchase Agreement (or any Ancillary Agreements, as defined therein) shall be deemed to have been made to Buyer hereunder (and under the corresponding provisions hereof to the extent applicable), including under all escrow arrangements, all conditions to Friendco’s obligations thereunder (including Section 6.2(j) thereof, but without regard to the

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application of clause (x) thereof) shall be deemed to be included in Section 6.2 hereof, and the Seller Disclosure Schedules delivered thereunder (a true and complete copy of which Seller has provided to Buyer as of the date hereof) shall be deemed to have been delivered with the Seller Disclosure Schedules hereunder;

(vi)                              Section 6.1(i) shall be deleted;

(vii)                           the following shall be added at the end of Section 6.2:

“(m)  Buyer shall have received satisfactory evidence of the consummation of the Joint Venture Transactions (as defined in the Expanded Agreement).”; and

(viii)                        each of the Outside Date and the Extended Outside Date shall be extended for six months.

(b)                                 Seller shall, and shall cause each of its Affiliates to, assign all of its rights under the Friendco Purchase Agreement to Buyer.

Section 5.16  Environmental Matters.

(a)                                  Environmental Self-Audit.  Seller shall provide copies of all correspondence, audits, assessments, agreements, proposals and other documentation relating to the Environmental Self-Audit to Buyer.  Prior to the Closing Date, Seller shall cooperate and consult with Buyer in the (i) negotiation of any agreement with the United States Environmental Protection Agency or any other relevant Government Entity relating to the Environmental Self-Audit, (ii) development and negotiation of the scope of the Environmental Self-Audit and (iii) development and negotiation of corrective action and remedies with respect to the Environmental Self-Audit Deficiencies.  In any agreement with the United States Environmental Protection Agency or any other relevant Government Entity entered into prior to the Closing Date with respect to the Environmental Self-Audit, Seller shall not agree to any remedies that impose obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (A) can be satisfied solely through the payment of monetary damages or (B) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

(b)                                 Property Transfer Laws.  Seller shall take all actions required by the Connecticut Transfer Act and the New Jersey Industrial Site Recovery Act, to the extent such actions are required as a result of this Transaction, provided that Seller shall not take any actions or enter into any agreement relating to the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act that will impose binding obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (i) can be satisfied solely through the payment of monetary damages or (ii) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

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(c)                                  Notice and Information.  If at any time prior to the Closing, any material environmental investigation, study, audit, test, review or other analysis in relation to any Owned Real Property or Transferred Asset is conducted, Seller shall (i) promptly notify Buyer thereof and (ii) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.

Section 5.17  SOA Compliance.  Prior to the Closing, Seller shall use reasonable efforts, and shall cause its Affiliates and its and their respective representatives to use reasonable efforts, to take all actions that Buyer may reasonably request, and to cooperate and to cause the representatives of Seller and its Affiliates to cooperate in the taking of such actions, to enable each Specified Business, immediately following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the SOA and the other requirements of the SOA with respect to the Cable Systems, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA; it being understood that, Seller has material weakness in its internal controls.

Section 5.18  Franchise Expirations.  From and after the date hereof until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain renewals or valid extensions of any Franchises which expire on or before December 31, 2007, in the Ordinary Course of Business.  Seller shall not, and shall cause its Affiliates not to, agree or accede to any material modifications or amendments to or in connection with, or the imposition of any material condition to the renewal or extension of, any of the Franchises that are not reasonably acceptable to Buyer determined in a manner consistent with the proviso to Section 5.6(c); provided, however, that if the LFA Approval in respect of such Franchise is not obtained in connection with any such renewal or extension (after Buyer has complied with its obligations under Section 5.6(c)) Seller shall only agree or accede to any such modifications or amendments that are reasonably acceptable to Buyer (without regard to the proviso to Section 5.6(c)).  Upon reasonable prior notice, Seller shall, and shall cause its Affiliates to, allow representatives of Buyer to attend meetings and hearings before applicable Government Entities in connection with the renewal or extension of any Franchise or Governmental Authorization.  Nothing in this Section 5.18 shall limit the obligations of Buyer or Seller pursuant to Section 5.6(c).

Section 5.19  Exchange Act Filings.  Prior to the Closing, Seller shall use commercially reasonable efforts to file (a) all reports and other materials required to be filed by Seller with the SEC pursuant to and in compliance with the Exchange Act (other than with respect to timing), including Section 12 thereof, with respect to any period ending on or prior to the Closing Date, and (b) the Disclosure Statement as an exhibit to a Current Report on Form 8-K.  Notwithstanding the foregoing, Seller shall not be required to file quarterly reports for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on or before December 31, 2002 if (and only to the extent), (a) the staff of the SEC shall have provided Buyer with adequate assurance that such reports are not required to be filed in order for Parent to be deemed current in its filings under the Exchange Act following the Closing or (b) Seller shall have previously used such commercially reasonable effort to the reasonable satisfaction of Buyer.  Buyer shall

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reimburse Seller for all reasonable costs and expenses incurred by Seller pursuant to this Section 5.19 with respect to the preparation of quarterly reports required to be filed for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on December 31, 2001 and December 31, 2002, including reasonable out-of-pocket costs and any incremental costs and expenses incurred in respect of the individuals preparing such reports necessary to comply with this Section 5.19, including all necessary incentive compensation, unless and to the extent compliance with the requirement to file such reports is waived by Buyer prior to the incurrence of such costs and expenses.  Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.  Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC with respect to Parent being deemed current in its filings under the Exchange Act following the Closing without the reports required by this Section 5.19.  Seller shall cooperate with Buyer in respect of the obtaining of any such relief.

Section 5.20  Cooperation upon Inquiries as to Rates.  If at any time prior to Closing, any Government Entity commences a Rate Regulatory Matter with respect to a Cable System, Seller shall (a) promptly notify Buyer and (b) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.  Without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not, and shall cause its Affiliates not to, settle any such Rate Regulatory Matter, either before or after Closing, if (i) Buyer or any of its Affiliates would have any Liability under such settlement other than an obligation to pay money in an amount not greater than $50,000, which obligation is fully reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount, or (ii) such settlement would reduce the rates permitted to be charged by Buyer after the Closing below the rates set forth on Schedule 3.18 of the Seller Disclosure Schedule or otherwise then in effect.

Section 5.21  Third Party Confidentiality Agreements.  After the Closing and for so long as reasonably necessary, Seller shall use reasonable efforts to, and shall cause its applicable Affiliates to use reasonable efforts to, enforce each confidentiality agreement entered into by Seller or any such Affiliate with any third party in connection with the Sale Process or otherwise in connection with the Reorganization Case (each, a “Third Party Confidentiality Agreement”), on behalf of Buyer and its Affiliates to the extent such confidentiality agreement relates to the Acquired Business.

Section 5.22  Enforcement.  Buyer will take all necessary action to enforce and perform on a timely basis its rights and obligations, respectively, set forth in the Parent Agreement.  Buyer will take all necessary action to cause Parent to enforce and perform on a timely basis Parent’s rights and obligations, respectively, set forth in the TWX Agreement.  Seller shall, and shall cause each of its Affiliates to, timely enforce all of its rights and perform all of its obligations, under the Friendco Purchase Agreement.

Section 5.23  Subscriber Reports.  Within 30 days following the end of each calendar month commencing August 2005 through the Closing, Seller shall provide Buyer with a written report setting forth the following information with respect to each Specified Business as of the end of such calendar month:  (a) the number of Basic

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Subscribers served by such Specified Business, (b) the number of Basic Subscribers in such Specified Business whose rate of service is subject to any discount or promotion (or rebates or similar programs) as of the subscriber cut-off date for such calendar month and (c) the discounts or promotions (or rebates or similar programs) offered by such Specified Business during such calendar month, and the geographic areas in which each such discount or promotion (or rebate or similar program) is offered. Seller shall, in consultation with Buyer commencing as promptly as practicable following the date hereof, develop and, no later than 90 days prior to the Closing, implement, an accounting system reasonably acceptable to Buyer, (i) which would reasonably be expected to accurately track the number of Eligible Basic Subscribers (in accordance with the definition thereof) and (ii) the results of which are traceable to Seller’s billing system and capable of being verified, using commercially reasonable efforts, as part of the computation of and resolution of disputes regarding the Subscriber Adjustment Amount pursuant to Section 2.6 (such accounting system, the “Subscriber Accounting System”).

Section 5.24  Transitional Services.  Seller shall provide to Buyer, with respect to each Specified Business, upon written request from Buyer received by Seller no later than 30 days prior to the Closing Date, such services as may be reasonably requested by Buyer in connection with the operation of such Specified Business for a commercially reasonable transition period following the Closing to allow for conversion of existing or replacement services, in each case to the extent and only to the extent Seller or its Affiliates retains the Assets and employees necessary to allow the provision of such services (“Transitional Services”).  In addition, between the date hereof and the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer to assist Buyer in developing and implementing a plan of transition.  Buyer shall promptly reimburse Seller for the reasonable out-of-pocket costs and any incremental costs and expenses necessary to provide Transitional Services.  All other terms and conditions for the provision of Transitional Services shall be reasonably satisfactory to both Buyer and Seller and subject to applicable Law.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1  Conditions to the Obligations of Buyer and Seller.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a)                                  Bankruptcy Court Approval.  The Confirmation Order shall have been entered by the Bankruptcy Court, shall be a Final Order and shall be in full force and effect, and the Plan shall be effective in accordance with its terms.

(b)                                 Consummation of the Plan.  All conditions precedent to consummation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan and the Plan shall be consummated substantially contemporaneously with the Closing.

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(c)                                  SEC/DOJ Matters.  There shall have been a SEC/DOJ Settlement.

(d)                                 HSR.  The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(e)                                  No Prohibition.  No Law shall be in effect prohibiting the Transaction.

(f)                                    Consents and Approvals.  All Seller Required Approvals and all Buyer Required Approvals shall have been obtained, in each case in form and substance reasonably satisfactory to both parties.

(g)                                 Registration of Purchase Shares.  Unless the issuance of the Purchase Shares pursuant to the Plan and the terms of this Agreement is exempted from any registration under the Securities Act pursuant to the Confirmation Order or a no-action letter from the staff of the SEC, a registration statement in respect of the Purchase Shares shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.  The Purchase Shares shall be freely tradable and not subject to any resale restrictions except to the extent that the holder thereof is an Affiliate of Parent or an underwriter (as defined in section 1145(b) of the Bankruptcy Code).

(h)                                 Listing of Purchase Shares.  The Purchase Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(i)                                     Cross-Conditionality.  Subject to Section 5.15, the closing under the Friendco Purchase Agreement shall have occurred contemporaneously with the Closing.

Section 6.2  Conditions to the Obligation of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties in Section 3.1, Section 3.2(a) (other than the first sentence thereof), Sections 3.3 through 3.6 and Sections 3.24 through 3.26 (the “Class 1 Representations and Warranties”; all other representations and warranties contained in Article III, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Class 2 Representations and Warranties (other than Section 3.19 (but only to the extent related to any event, occurrence, condition or circumstance first occurring after the date hereof), Section 3.20(b) or the first two sentences of Section 3.20(c), assuming, as to Sections 3.20(b) and 3.20(c), the information delivered pursuant to such Sections was prepared by Seller in good faith) shall be true and correct

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(without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 Covenants.  Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)                                  Ancillary Agreements.  Seller and its Affiliates shall have executed and delivered the Ancillary Agreements to which they are a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Buyer (other than in a de minimis manner), taking into account Section 2.11, (ii)  in respect of LFA Approvals not obtained as of the Closing and (iii) those Ancillary Agreements required to be delivered pursuant to Section 2.10(s) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Buyer.

(d)                                 Certificate.  Buyer shall have received a certificate, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(f) have been satisfied.

(e)                                  Franchises.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all LFA Approvals shall have been obtained, and all Purchase Rights (other than in connection with the Exchange) shall have been waived, in respect of each Specified Business on or prior to the Closing; provided, that this condition shall be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the foregoing Material Adverse Effect exception were omitted, (ii) 30 days following the date the condition would have been satisfied but for this proviso and (iii) six Business Days prior to the Outside Date.

(f)                                    No Material Adverse Change.  Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)                                 Bankruptcy Plan and Confirmation Order.  The Confirmation Order and the Plan confirmed by the Bankruptcy Court shall, to the extent relating to or affecting the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), be in all material respects satisfactory to

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Buyer in its reasonable discretion and, without limiting the generality of the foregoing, the Confirmation Order shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.

(h)                                 Subscribers.  At least 60 days prior to the Closing, Seller shall have implemented the Subscriber Accounting System.  The number of Eligible Basic Subscribers served by each Specified Business shall be at least equal to (i) the Base Subscriber Number for such Specified Business minus (ii) the Subscriber Basket for such Specified Business minus (iii) the Subscriber Cap for such Specified Business.

(i)                                     Intentionally Omitted.

(j)                                     No Buyer Adverse Tax Event.  There shall not have been a Buyer Adverse Tax Event that is in existence as of the Closing.

(k)                                  Financial Information.  Seller shall have provided Buyer with all Financial Information and the Additional Financial Statements contemplated by Section 5.11 (disregarding for this purpose all references therein to “commercially reasonable efforts”) except to the extent Buyer has obtained relief from the SEC with respect thereto or has failed to comply with its obligations under Section 5.11(d).

Section 6.3  Conditions to the Obligation of Seller.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties in Sections 4.1 through 4.8 and 4.24 (the “Buyer Class 1 Representations and Warranties”; all other representations and warranties contained in Article IV, the “Buyer Class 2 Representations and Warranties”) that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the Buyer Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Buyer Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Buyer Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b)                                 Covenants.  Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

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(c)                                  Ancillary Agreements.  Buyer shall have, and shall have caused Parent to have, executed and delivered the Ancillary Agreements to which it is a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Seller (other than in a de minimis manner), (ii) in respect of LFA Approvals not obtained as of the Closing and (iii) the Ancillary Agreements required to be delivered pursuant to Section 2.9(d)(xi) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Seller.

(d)                                 Certificate.  Seller shall have received a certificate, signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(e) have been satisfied.

(e)                                  No Material Adverse Change.  Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(f)                                    Legal Opinion.  Seller shall have received an opinion of counsel that the Purchase Shares have been validly issued in accordance with the laws of the State of Delaware.

(g)                                 Bankruptcy Plan and Confirmation Order.  The Confirmation Order and the final Plan shall not differ in a manner that would be materially adverse to Seller and its Affiliates from the confirmation order and the Plan, respectively, proposed by Seller to the Bankruptcy Court in accordance with Section 5.13.

(h)                                 Amended and Restated Charter and Amended and Restated By-laws.  The Amended and Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall be effective as of immediately following the Closing.  The Amended and Restated By-laws shall have been duly adopted by Parent and shall be effective as of immediately following the Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1  Survival.  The representations and warranties of Buyer contained in this Agreement shall expire upon the Closing.  The representations and warranties of Seller contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1.  Subject to Section 2.7(d), all representations and warranties made by Seller contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of twelve months after the Closing Date (the “Buyer Indemnification Deadline”); it being understood that in the event notice of any claim for indemnification under this Article VII has been given (within the meaning of Section 9.1) prior to the Buyer Indemnification Deadline, the representations and warranties that are the subject of

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such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.2  Indemnification by Seller.

(a)                                  Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement and (iii) any Excluded Asset or Excluded Liability.

(b)                                 Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i):

(i)                                     until any such Losses in respect of the Group 1 Business exceed an aggregate amount equal to the Group 1 Threshold Amount, and then for all such Losses in excess of $42,000,000, up to an aggregate amount not to exceed the Group 1 Cap Amount; provided, however, that the limitations herein regarding the Group 1 Threshold Amount shall not apply to the Class 1 Representations and Warranties; and

(ii)                                  until any such Losses in respect of the Group 2 Business exceed an aggregate amount equal to the Group 2 Threshold Amount, and then for all such Losses in excess of $38,000,000, up to an aggregate amount not to exceed the Group 2 Cap Amount; provided, however, that the limitations herein regarding the Group 2 Threshold Amount shall not apply to the Class 1 Representations and Warranties.

(c)                                  Subject to Section 7.8, the Buyer Indemnified Parties shall be entitled to receive payment only from the Escrow Account with respect to any Liability of Seller for any Losses under Section 7.2(a) and, with respect to each Specified Business, only up to an aggregate amount not to exceed the Cap Amount applicable to such Specified Business.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses that (i) are reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount to the extent and only to the extent so reflected or (ii) have been actually discharged (or the functional equivalent thereof

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in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) to the extent and only to the extent so discharged (or such functional equivalent).

Section 7.3  Indemnification by Buyer.  Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, stakeholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) the Assumed Liabilities Related to each Specified Business, (b) any breach of a covenant or agreement of Buyer contained in this Agreement or (c) the Transferred Assets Related to each Specified Business, each Specified Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets Related to such Specified Business or such Specified Business, or the employment of the Transferred Employees following the Closing.  Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any Seller Indemnified Party is or becomes a shareholder or other equity holder of Parent or any of its Affiliates, indemnification hereunder shall not include Losses suffered by such Seller Indemnified Party (or its Affiliates) in such shareholder or other equity holder capacity by reason of (i) the indemnities being provided by Buyer hereunder or (ii) Losses suffered in such capacity in respect of any Transferred Assets or Assumed Liabilities.

Section 7.4  Third Party Claim Indemnification Procedures.

(a)                                  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party

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shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, (iv) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (v) in the case of a Buyer Indemnified Party, it is reasonably likely that the Losses arising from such Third Party Claim will exceed the amount such Buyer Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 7.2(b); provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third Party Claim.

(b)                                 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim and subject to Section 7.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  Subject to Section 7.4(a), the Indemnified Party shall participate in any such defense at its expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim unless (i) the Indemnifying Party shall have agreed to indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Liability with respect to such Third Party Claim and (iii) such settlement or compromise would not result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)                                  If the Indemnifying Party (i) is not entitled to defend a Third Party Claim, (ii) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the

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Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim for which the Indemnifying Party shall have monetary liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 7.5  Consequential Damages; Materiality; Interest.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable.  Any computation of Losses hereunder in respect of a breach of representation or warranty shall measure such Losses without giving effect to any qualifier for materiality or Material Adverse Effect set forth therein.  Amounts payable in respect of any Losses under Section 7.3 shall bear interest at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party.  Amounts payable in respect of any Losses under Section 7.2 shall bear interest as set forth in the definition of “Escrow Payment.”

Section 7.6  Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back up documentation, by (a) in the case of a payment by Seller, making an Escrow Payment from the Escrow Account, subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (b) in the case of a payment by Buyer, wire transfer of immediately available funds, in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment by Seller, an Escrow Payment from the Escrow Account, subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (ii) in the case of a payment by Buyer, by wire transfer of immediately available funds, in each case in an amount equal to the amount of any Loss (and any interest thereon) for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non appealable order or judgment, or (C) an arbitration or like panel shall have rendered a final non appealable determination with respect to disputes the parties have agreed to submit thereto.

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Section 7.7  Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the Purchase Price for all income Tax purposes but shall not affect the Escrow Amount (other than to the extent of any payment hereunder); provided, however, that any payments pursuant to this Article VII that represent interest payable under Section 7.5 shall be treated as (a) deductible to the Indemnifying Party and (b) taxable to the Indemnified Party.  The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner, for all income Tax purposes (unless otherwise required by a change in applicable income Tax Law or as a result of a good faith resolution of a contest).

Section 7.8  Remedies.  From and after the Closing, the rights and remedies of Seller and Buyer under this Article VII shall be exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to (a) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful and other than those in the proviso to the last sentence in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (b) the Assumed Liabilities or the Excluded Liabilities, and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Law with respect to the Transaction.

ARTICLE VIII

TERMINATION

Section 8.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

Section 8.2  Termination by Either Buyer or Seller.  This Agreement may be terminated at any time prior to the Closing by Buyer or Seller, by giving written notice of termination to the other party, if (a) subject to Section 2.8(b), the Closing shall not have occurred on or before July 31, 2006 (the “Outside Date”) so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other agreements under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”); provided, however, that if any Government Antitrust Entity has not completed its review of the Transaction or the transactions contemplated by the Friendco Purchase Agreement by such time, or either party determines in good faith at such time that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transaction or the transactions contemplated by the Friendco Purchase Agreement by any Government Antitrust Entity, and, in either such case, all conditions set forth in Article VI (other than
Section 6.1(d)) have been satisfied or waived in writing by the party entitled to the benefit thereof or are immediately

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capable of being satisfied, then in either such case, such date may be extended by either party to a date not beyond October 31, 2006 (the “Extended Outside Date”); provided, further, that if the Closing has not occurred by such date as a result of the failure to satisfy Section 6.1(i) by reason of actions by, or failure to obtain Governmental Authorizations from, any Governmental Antitrust Entity or the FCC, then such date shall be extended for an additional six months following the date that the Extended Outside Date would otherwise occur or (b) any Law (other than an order, judgment or ruling contemplated by Section 8.3(d)(ii) or 8.4(c)(ii)) permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable.

Section 8.3  Termination by Seller.  This Agreement may be terminated at any time prior to the Closing by Seller, by written notice to Buyer:

(a)                                  prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all related agreements) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within five Business Days of receipt of Seller’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation);

(b)                                 if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 6.3(a) and Section 6.3(b), respectively, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Seller to Buyer; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.3(b) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Buyer continues such efforts to cure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Seller if as of such time it is a Proximate Cause Party;

(c)                                  prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller to file a Superior Alternate Plan with the Bankruptcy Court and Seller

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notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements and supporting documentation) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of its intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation); or

(d)                                 if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Seller with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Seller may only terminate this Agreement pursuant to this Section 8.3(d)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date.

Section 8.4  Termination by Buyer.  This Agreement may be terminated at any time prior to the Closing by Buyer, by written notice to Seller:

(a)                                  if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement (assuming entry of the Confirmation Order) such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations as required pursuant to Section 6.2(a) and Section 6.2(b), respectively, and such breach is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to Seller; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.4(a) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Seller continues such efforts to cure;

(b)                                 if (i) Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order or (ii) if the Protections Order is vacated or modified in any material respect following the date hereof;

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(c)                                  if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Buyer with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Buyer may only terminate this Agreement pursuant to this Section 8.3(c)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date; or

(d)                                 following (i) the conversion of the Reorganization Case into one or more cases under chapter 7 of the Bankruptcy Code or (ii) the appointment of a chapter 11 trustee in the Reorganization Case;

provided, however, that the right to terminate this Agreement pursuant to Section 8.4(a), (b) or (c) shall not be available to Buyer if as of such time it is a Proximate Cause Party.

Section 8.5  Effect of Termination.

(a)                                  In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.5 and in Sections 9.1, 9.4, 9.6, 9.7, 9.10, 9.11 and 9.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.5 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination.

(b)                                 In the event that (i) this Agreement is terminated by Seller pursuant to Section 8.2(a) prior to the entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) which has not been vacated by a court of competent jurisdiction and Buyer is not a Proximate Cause Party as of the date of such termination, or (ii) this Agreement is terminated (A) by Seller pursuant to Section 8.3(a), 8.3(c) or 8.3(d) or (B) by Buyer pursuant to Section 8.4(a) (but, with respect to the representations and warranties of Seller, only in the case of a willful breach by Seller), 8.4(b) or 8.4(c) except, in the case of this clause (ii)(B), in the event that Buyer is a Proximate Cause Party as of the date of such termination, then Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $352,850,000 payable upon the earlier of consummation of an Acquisition or the effective date of a chapter 11 plan of Seller and/or one or more of its Affiliates approved by the Bankruptcy Court, which plan involves a substantial portion of the Assets of Seller and its Affiliates.

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(c)                                  The obligation of Seller to pay the amount payable under Section 8.5(b) (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Notices.  All notices, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
Telephone:	(203) 328-0670
Telecopy:	(203) 328-3295
Email:	glenn.britt@twcable.com
Attention:	Chief Executive Officer

With a copy to:

Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
Telephone:	(203) 328-0631
Telecopy:	(203) 328-4094
Email:	marc.lawrence-apfelbaum@twcable.com
Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
Telephone:	(212) 484-7980
Telecopy:	(212) 258-3172
Email:	Paul.Cappuccio@timewarner.com
Attention:	General Counsel

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-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373-3000
	Telecopy:	(212) 757-3990
	Email:	kparker@paulweiss.com
rschumer@paulweiss.com
	Attention:	Kelley D. Parker
Robert B. Schumer

To Seller:

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268-6458
	Telecopy:	(303) 268-6662
	Email:	brad.sonnenberg@adelphia.com
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Telecopy:	(212) 558-3588
	Email:	korrya@sullcrom.com
	Attention:	Alexandra D. Korry

Section 9.2  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII.

Section 9.3  No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or transfer or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party

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hereto, except, in whole or in part, (a) as provided in Section 9.5, (b) with respect to Seller’s rights and obligations, following the Closing to any entity acting on behalf of Seller’s estate (provided, that no such assignment by Seller under this clause (b) will relieve Seller of its Liabilities hereunder), (c) to Friendco under the Exchange Agreement and (d) by Buyer to one or more direct or indirect wholly owned Subsidiaries of Buyer (provided, that Buyer identifies such Subsidiary and the rights and obligations to be assigned on or before Closing; provided, further, that no such assignment by Buyer to a wholly owned Subsidiary under this clause (d) will relieve Buyer of its Liabilities hereunder).  Any assignment or transfer permitted hereunder shall be evidenced in writing signed by the assignor and assignee, a copy of which shall be delivered to the other party hereto.  In connection with any assignment, transfer or delegation by Buyer to Friendco as permitted above, Buyer shall be relieved of any Liability so assigned, transferred or delegated to the extent Seller has the right to enforce in full against Friendco any such Liability.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.4  Entire Agreement.  This Agreement (including all Schedules and Exhibits) and the Ancillary Agreements executed as of the date hereof contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the TWX Confidentiality Agreement and the Seller Confidentiality Agreement, which shall remain in full force and effect except as otherwise provided herein.

Section 9.5  Debtor Obligations Joint and Several; Fulfillment of Obligations.  Seller shall, and shall cause each of its Affiliates to, cause each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder, to agree for the benefit of Buyer, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, to be jointly and severally liable for any breach or violation of Seller’s representations, warranties or covenants hereunder and to execute and deliver such Contracts and take such further action as may be reasonably requested by Buyer to evidence the intent and effect of the foregoing (including, for the avoidance of doubt, the inclusion, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, of an express undertaking of such joint and several liability in the Plan).  Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely and without any adverse legal implications to the obligee, by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6  Public Disclosure.  Notwithstanding anything to the contrary contained herein, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement and the Transaction unless specifically approved in advance by both parties hereto, except that a party hereto may issue any press release or make any public announcement or communication relating to

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this Agreement and the Transaction that may be required by any applicable Law (including any listing requirement) without such approval if, to the extent practicable, such party has used commercially reasonable efforts to obtain the approval of the other party before issuing such press release or making such public announcement or communication.

Section 9.7  Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 9.8  Schedules.

(a)                                  The disclosure of any matter in any Section relating to representations of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article III or IV, as applicable, need not be set forth in any other Schedule of such disclosure schedule pertaining to Article III or IV, as applicable, or on a Schedule corresponding to any other Section of Article III or IV, as applicable, so long as its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article V (which shall in no event address matters occurring prior to the date hereof) need not be set forth on a Schedule corresponding to any Section of Article III or IV, as applicable, so long as (a) its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed and (b) such matter does not qualify the representations and warranties set forth in Articles III or IV, as applicable, to the extent such representations and warranties are made as of the date hereof or as of another specific date prior to the date hereof.

(b)                                 No later than ten Business Days prior to the Closing, Seller may deliver to Buyer an update to
Schedule 3.8(a) and Schedule 3.8(b) of the Seller Disclosure Schedule but only in respect of matters that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) but arise from actions, omissions or circumstances continuing as of the Closing.  No matter added to Schedule 3.8(a) or Schedule 3.8(b) of the Seller Disclosure Schedule pursuant to the preceding sentence will be treated as set forth on any other Schedule as a result of the second sentence of Section 9.8(a).

(c)                                  When an area is set forth on one Schedule A Part as a primary Cost Center and another Schedule A Part as a non-primary Cost Center, the following shall apply in determining the Systems and System Group to which it relates:  (i) for the

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Schedule A Part with respect to which such area is the primary Cost Center, such Schedule will be deemed to exclude the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center(s) and (ii) for any given Schedule A Part with respect to which such area is a non-primary Cost Center, such Schedule A Part will be deemed to include only the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center.

Section 9.9  Bulk Sales.  Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 9.10  Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in (a) the Bankruptcy Court so long as the Reorganization Case remains open and (b) after the completion of the Reorganization Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1.  Seller irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Seller stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.11  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12  Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

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Section 9.13  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14  Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.10 or Article VIII and to enforce specifically the terms and provisions of such Sections and, following entry of the Confirmation Order, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such rights being in addition to any other remedy to which the parties are entitled at Law or in equity.  The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ William Schleyer
Name: William Schleyer
Title: Chief Executive Officer and Chairman

TIME WARNER NY CABLE LLC

By:	/s/ David E. O’Hayre
Name: David E. O’Hayre
Title: Executive Vice President, Investments

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT BETWEEN
ADELPHIA COMMUNICATIONS CORPORATION AND
TIME WARNER NY CABLE LLC

This Amendment, dated June 24, 2005 (this “Amendment”), amends the Asset Purchase Agreement, between Adelphia Communications Corporation (“Seller”) and Time Warner NY Cable LLC (“Buyer”), dated as of April 20, 2005 (the “TW Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the TW Purchase Agreement.

WHEREAS, the parties hereto desire to amend the TW Purchase Agreement pursuant to Section 9.2 thereof to clarify certain provisions contained therein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Section 9.5 of the TW Purchase Agreement shall be amended by inserting immediately following the phrase “cause each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder,” the phrase, “but in each case excluding any Debtor that is a Transferred Joint Venture Entity (as such term is defined in the Friendco Purchase Agreement)”, and adding at the end of such Section the sentence, “Nothing in this Section 9.5 is intended to supersede the provisions of paragraphs 4 and 5 of the Bankruptcy Court’s order of April 21, 2005 entitled ‘Supplemental Order.’”

2.             Section 5.13(b) of the TW Purchase Agreement shall be amended by: (a) deleting the phrase: “70 days” in the first sentence of such Section and substituting for it the phrase: “80 days”; (b) deleting the word:  “seventieth” in each place it appears in the first sentence of such Section and substituting for it, in each case, the word: “eightieth”;  (c) deleting the phrase:  “40 days” in the second sentence of such Section and substituting for it the phrase: “50 days”; and (d) deleting the phrase: “20 days” in the third sentence of such Section and substituting for it the phrase, “30 days”.

3.             Section 5.13(c) of the TW Purchase Agreement shall be amended by deleting the phrase:  “70 days” in the first sentence of such Section and substituting for it the phrase: “80 days”.

4.             Section 5.13(d) of the TW Purchase Agreement shall be amended by: (a) deleting the phrase:  “70 days” in the second sentence of such Section and substituting for it the phrase: “80 days” and (b) deleting the word:  “seventieth” in the second sentence of such Section and substituting for it the word: “eightieth”.

Except as specifically amended by this Amendment, the TW Purchase Agreement will remain in full force and effect and is hereby ratified and confirmed.  This Amendment shall be construed as one with the TW Purchase Agreement, and the TW Purchase Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

This Amendment shall be governed by and construed in accordance with the TW Purchase Agreement.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

		By:	/s/ Brad Sonnenberg
Name: Brad Sonnenberg
Title: Executive Vice President,
General Counsel and Secretary

TIME WARNER NY CABLE LLC

		By:	/s/ Satish R. Adige
Name: Satish R. Adige
Title: Sr. V.P., Investments

Acknowledged and approved:

COMCAST CORPORATION

By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

Time Warner NY Cable LLC
c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732

June 24, 2005

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
Attn: Brad Sonnenberg

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement between Time Warner NY Cable LLC, a Delaware limited liability company (“TWNY”), and Adelphia Communications Corporation, a Delaware corporation (“Adelphia”), dated as of April 20, 2005, as amended on the date hereof (the “TW Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the TW Purchase Agreement.

1.             Timing of Effectiveness of the Plan and the Closing.  The parties hereto agree that the condition set forth in Section 6.1(a) of the TW Purchase Agreement with respect to the effectiveness of the Plan, shall be satisfied by the Plan becoming effective contemporaneously with the Closing.

2.             Assumption of Effectiveness.  In determining whether Sections 6.1(f), 6.2(a), 6.2(b) (except for covenants to the extent related to Adelphia’s obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the TW Purchase Agreement), 6.2(d) (to the extent relating to 6.2(a) and 6.2(b) (except for covenants to the extent related to Adelphia’s obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the TW Purchase Agreement)) and 6.2(e) of the TW Purchase Agreement have been satisfied, the parties hereto shall assume that the Plan is effective in accordance with its terms and shall assume that any other plan of reorganization relating to any Managed Cable Entity or any other Transferred Asset as to which the only condition to its effectiveness that has not been satisfied or waived is the Closing is effective in accordance with its terms.

3.             Consent to Plan and Disclosure Statement.  TWNY hereby acknowledges that the Plan, all exhibits attached thereto, the Disclosure Statement

(except for the sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan; it being understood that TWNY shall promptly following the date hereof inform Adelphia of any such inconsistency it identifies) and the Disclosure Statement Motion (each of which is attached hereto) are acceptable in form and substance to TWNY and otherwise satisfy the requirements of the fourth sentence of Section 5.13(a) of the TW Purchase Agreement to the extent relating to the Plan, the exhibits attached thereto, the Disclosure Statement (except for the sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan) and the Disclosure Statement Motion.  TWNY consents to the filing of such documents with the Bankruptcy Court.  Adelphia hereby agrees to waive the conditions set forth in Sections 13.01(f), 13.01(g) and 13.02(b) of the Plan in order to effect the confirmation or effectiveness, as applicable, of the Plan, if so requested by TWNY, if the failure to so waive such condition(s) would reasonably be expected to materially delay or impair the Transaction.  Adelphia hereby acknowledges and agrees that with respect to the conditions set forth in Sections 13.01(a), 13.01(b) and 13.01(c) of the Plan, if so requested by TWNY, it will exercise its discretion in a reasonable manner.  The foregoing shall not prejudice either party’s position with respect to Adelphia’s waiver obligations, if any, in respect of any provision of Sections 13.01 and 13.02 of the Plan that is not addressed in this paragraph.

4.             Reservation of Rights.  It is understood and agreed that the filing of the Plan and TWNY’s consent thereto are without prejudice to Adelphia’s rights to amend the Plan and TWNY’s right to consent or to withhold consent to any amendment (and the absence or presence of any provision of the Plan as filed shall not be taken into account in determining such rights of Adelphia or TWNY), in each case, in accordance with applicable provisions of the TW Purchase Agreement.

5.             Issuance of Parent Capital Stock.  TWNY acknowledges that in connection with the Transaction it currently intends to cause Parent to effect a stock dividend and distribute approximately 999,999 shares of Parent Capital Stock in respect of each share of Parent Capital Stock outstanding as of the record date for such dividend.  TWNY further acknowledges and agrees that in the event that the number of shares of Parent Capital Stock to be issued at the Closing is changed it shall use its commercially reasonable efforts to cause the initial pricing of such shares to be in a reasonable range in light of the current intended share price and then prevailing market conditions.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.

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This letter agreement shall be governed by and construed in accordance with the TW Purchase Agreement.

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Please confirm your agreement with the foregoing by signing and returning a copy of this agreement to the undersigned.

Very truly yours,

TIME WARNER NY CABLE LLC

		By:	/s/ Satish R. Adige
			Name:	Satish R. Adige
			Title:	Sr. V.P., Investments

Agreed and Acknowledged:

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ Brad Sonnenberg
	Name:	Brad Sonnenberg
	Title:	Executive Vice President, General Counsel and Secretary

Acknowledged and approved:

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

Exhibit D

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

COMCAST CORPORATION

Dated as of April 20, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND TERMS
Section 1.1	Certain Definitions
Section 1.2	Interpretive Provisions

ARTICLE II PURCHASE AND SALE OF THE SPECIFIED BUSINESSES
Section 2.1	Purchase and Sale of Assets
Section 2.2	Joint Venture Transactions
Section 2.3	Transferred Assets
Section 2.4	Excluded Assets
Section 2.5	Assumption of Liabilities
Section 2.6	Excluded Liabilities
Section 2.7	Purchase Price
Section 2.8	Closing Adjustment Amount.
Section 2.9	Group 2 Systems.
Section 2.10	Closing
Section 2.11	Deliveries by Buyer
Section 2.12	Deliveries by Seller
Section 2.13	Non-Assignability of Assets

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.1	Organization and Qualification
Section 3.2	Subsidiaries, Transferred Joint Venture Entities and Transferred Investments
Section 3.3	Corporate Authorization
Section 3.4	Consents and Approvals
Section 3.5	Non-Contravention
Section 3.6	Binding Effect
Section 3.7	Financial Statements
Section 3.8	Litigation and Claims
Section 3.9	Taxes
Section 3.10	Employee Benefits
Section 3.11	Compliance with Laws
Section 3.12	Environmental Matters
Section 3.13	Intellectual Property
Section 3.14	Labor
Section 3.15	Contracts
Section 3.16	Cable System and Subscriber Information
Section 3.17	Franchises
Section 3.18	Network Architecture
Section 3.19	Absence of Changes
Section 3.20	Assets
Section 3.21	Real Property
Section 3.22	Absence of Liabilities
Section 3.23	Insurance

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Section 3.24	Friendco Purchase Agreement
Section 3.25	Transactions with Affiliates
Section 3.26	Finders’ Fees
Section 3.27	No Other Representations or Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.1	Organization and Qualification
Section 4.2	Corporate Authorization
Section 4.3	Consents and Approvals
Section 4.4	Non-Contravention
Section 4.5	Binding Effect
Section 4.6	Litigation and Claims
Section 4.7	Friendco Agreements.
Section 4.8	No On-Sale Agreements
Section 4.9	Finders’ Fees
Section 4.10	No Other Representations or Warranties

ARTICLE V COVENANTS
Section 5.1	Access and Information
Section 5.2	Conduct of Business
Section 5.3	Commercially Reasonable Efforts
Section 5.4	Tax Matters
Section 5.5	Post-Closing Obligations of each Specified Business to Certain Employees
Section 5.6	Ancillary Agreements
Section 5.7	Transfer and Assignment of Assets and Certain Employees of Transferred Joint Venture Entities
Section 5.8	Acquisition Proposals
Section 5.9	Additional Financial Information
Section 5.10	Post Closing Consents
Section 5.11	Bankruptcy Proceedings
Section 5.12	Name of Business
Section 5.13	Equipment Leases
Section 5.14	Environmental Matters
Section 5.15	SOA Compliance
Section 5.16	Franchise Expirations
Section 5.17	Cooperation upon Inquiries as to Rates
Section 5.18	Third Party Confidentiality Agreements
Section 5.19	Subscriber Reports
Section 5.20	Palm Beach Joint Venture
Section 5.21	Transitional Services
Section 5.22	Western
Section 5.23	Excluded Books and Records

ARTICLE VI CONDITIONS TO CLOSING
Section 6.1	Conditions to the Obligations of Buyer and Seller
Section 6.2	Conditions to the Obligation of Buyer

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Section 6.3	Conditions to the Obligation of Seller

ARTICLE VII SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 7.1	Survival
Section 7.2	Indemnification by Seller
Section 7.3	Indemnification by Buyer
Section 7.4	Third Party Claim Indemnification Procedures
Section 7.5	Consequential Damages; Materiality; Interest
Section 7.6	Payments
Section 7.7	Characterization of Indemnification Payments
Section 7.8	Remedies

ARTICLE VIII TERMINATION
Section 8.1	Termination by Mutual Consent
Section 8.2	Termination by Either Buyer or Seller
Section 8.3	Termination by Seller
Section 8.4	Termination by Buyer
Section 8.5	Effect of Termination

ARTICLE IX MISCELLANEOUS
Section 9.1	Notices
Section 9.2	Amendment; Waiver
Section 9.3	No Assignment or Benefit to Third Parties
Section 9.4	Entire Agreement
Section 9.5	Debtor Obligations Joint and Several; Fulfillment of Obligations
Section 9.6	Public Disclosure
Section 9.7	Expenses
Section 9.8	Schedules
Section 9.9	Bulk Sales
Section 9.10	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury
Section 9.11	Counterparts
Section 9.12	Headings
Section 9.13	Severability
Section 9.14	Specific Enforcement

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ANNEXES

Annex A	-	Seller Disclosure Schedule
Annex B	-	Buyer Disclosure Schedule

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ASSET PURCHASE AGREEMENT, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation (“Seller”), and Comcast Corporation, a Pennsylvania corporation (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.

W I T N E S S E T H:

WHEREAS, Seller and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) (the “Reorganization Case”) on or after June 10, 2002 (the “Petition Date”) in the Bankruptcy Court;

WHEREAS, Seller and its Affiliates are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule A of the Seller Disclosure Schedule and on Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) to the Friendco Purchase Agreement and are engaged in the other businesses and have such other holdings as are set forth on Schedule B of the Seller Disclosure Schedule (together, the “Business”);

WHEREAS, Seller desires to sell and assign and to cause certain of its Affiliates to sell and assign to Buyer and Buyer desires to purchase and assume from Seller and such Affiliates, directly or indirectly by the purchase of the JV Interests, certain Assets and Liabilities of the Business, as more particularly set forth herein, including the Systems servicing the geographical areas listed in Part 1 of Schedule A of the Seller Disclosure Schedule (the “Group 1 Systems”) and Part 2 of Schedule A of the Seller Disclosure Schedule (the “Group 2 Systems” and together with the Group 1 Systems, the “Acquired Systems”);

WHEREAS, simultaneously with the execution hereof, Seller and Time Warner NY Cable LLC, a Delaware limited liability company (“Friendco”), are entering into an Asset Purchase Agreement (together with the schedules and exhibits thereto, all as amended from time to time with the approval of Buyer and disregarding the effectiveness of any waiver by Friendco not approved by Buyer and any waiver by Seller not approved by Buyer to the extent it adversely affects Buyer, the “Friendco Purchase Agreement”) pursuant to which Seller has agreed to sell and assign, and to cause certain of its Affiliates to sell and assign, to Friendco and Friendco has agreed to purchase and assume from Seller and such Affiliates on the terms set forth therein, certain Assets and Liabilities of the Business, as more particularly set forth therein (the “Friendco Business”);

WHEREAS, simultaneously with the execution hereof, Buyer, Time Warner Cable Inc., a Delaware corporation (“Friendco Parent”), and certain of their Affiliates are entering into the Exchange Agreement, pursuant to which Buyer and/or certain of its

Affiliates will convey to Friendco Parent and/or certain of its Affiliates and Friendco Parent and/or certain of its Affiliates will assume from Buyer and/or certain of its Affiliates the Business Related to the Group 1 Systems and the Group 1 Shared Assets and Liabilities (the “Group 1 Business”), together with additional Systems owned and managed by Buyer and/or certain of Buyer’s Subsidiaries, in exchange for a portion of the Friendco Business, together with additional Systems owned and managed by Friendco Parent or its Affiliates, all as more specifically set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, upon consummation of the Transaction and the Exchange, the portion of the Business retained by Buyer will be (a) that portion of the Business Related to the Group 2 Systems and (b) the Group 2 Shared Assets and Liabilities (collectively, the “Group 2 Business” and together with the Group 1 Business, the “Acquired Business”); provided, however, that the Acquired Business shall exclude the Assets and Liabilities identified in Schedule C of the Seller Disclosure Schedule;

WHEREAS, prior to or at the Closing, Seller, Buyer and an escrow agent to be mutually selected by Buyer and Seller (the “Escrow Agent”) will enter into an escrow agreement in form and substance reasonably acceptable to Buyer and Seller (the “Escrow Agreement”);

WHEREAS, in connection with the Transaction, Seller and/or its Affiliates, on the one hand, and Buyer and/or certain of its Controlled Affiliates, on the other hand, shall enter into the other Ancillary Agreements; and

WHEREAS, the Debtors have agreed to file the Plan with the Bankruptcy Court to implement the Transaction upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means, with respect to each Specified Business, all Subscriber, trade and other accounts and notes receivable, and other miscellaneous receivables of such Specified Business arising out of the sale or other disposition of goods or services of such Specified Business.

“Acquire” means to directly or indirectly acquire, receive in exchange or redemption, subscribe for, purchase (by merger, consolidation, combination,

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 recapitalization or other reorganization) or otherwise obtain an interest in, by operation of Law or otherwise.

“Acquired Business” has the meaning set forth in the Recitals.

“Acquired Systems” has the meaning set forth in the Recitals.

“Acquisition” has the meaning set forth in Section 5.8.

“Acquisition Proposal” has the meaning set forth in Section 5.8.

“Additional Discharge” means, with respect to any Person, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes such Person as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the Additional Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code, and in each case prior to or at the Closing, (i) of such Person, as a debtor in possession, from all Liabilities, (ii) of interests of, and rights, interests and Claims of the holders of Claims against and interests in, such Person and (iii) of Encumbrances on, or interests of other Persons (other than Seller and its Affiliates) in, the Transferred Assets that are related to such Person; it being understood that an Additional Discharge may occur pursuant to the Plan.

“Additional Financial Statements” has the meaning set forth in Section 5.9(b).

“Additional Reorganization Case” has the meaning set forth in Section 5.11(h).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this Agreement, (i) none of Seller or any of its Affiliates shall be deemed to be an Affiliate of any of Buyer, Friendco Parent, TWX, Friendco or any of their respective Affiliates, (ii) none of Buyer or any of its Affiliates shall be deemed to be an Affiliate of any of Seller, Friendco Parent, TWX, Friendco or any of their respective Affiliates, (iii) none of Friendco Parent, TWX, Friendco or any of their Affiliates shall be deemed to be an Affiliate of any of Seller, Buyer or any of their respective Affiliates, (iv) each Transferred Joint Venture Entity shall be deemed to be an Affiliate of Seller (and not be deemed to be an Affiliate of Buyer) until Closing is completed and an Affiliate of Buyer (and not an Affiliate of Seller) after Closing is completed, (v) each Managed Cable Entity shall be deemed to be an Affiliate of Seller and (vi) no member of the family of John Rigas shall be deemed to control Seller or any of its Affiliates.

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“Aggregate Buyer Discharge Amount” means the sum of the Buyer Discharge Amounts for the three Transferred Joint Venture Parents.

“Aggregate Value of the Purchase Shares” means $4,960,000,000.

“Agreement” means this Asset Purchase Agreement.

“Alternate Plan” has the meaning set forth in Section 5.8(b).

“Ancillary Agreements” means the Escrow Agreement, each MCE Management Agreement, and the instruments and other agreements required to be delivered pursuant to Sections 2.11 and 2.12, including any Bill of Sale.

“Applicable Employees” has the meaning set forth in Section 5.5(e).

“Applicable Monthly Rate” has the meaning set forth in the definition of “Permitted Promotion”.

“Asset Transferring Subsidiary” means those Subsidiaries of Seller (other than any Transferred Joint Venture Entity or Palm Beach Joint Venture) that have any right, title or other interest in, to or under the Transferred Assets.

“Assets” means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

“Assigned Contracts” has the meaning set forth in Section 5.11(b).

“Assignment and Assumption Agreement” means, with respect to each of the Group 1 Remainder Business and the Group 2 Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the effective assignment of any Assigned Contracts or other Transferred Assets Related to the Group 1 Remainder Business or to the Group 2 Business, as applicable, and the assumption of the Assumed Liabilities Related to the Group 1 Remainder Business or to the Group 2 Business, as applicable, other than, in each case, the Transferred Real Property Leases.

“Assumed Cure Costs” means the amounts designated as Assumed Cure Costs pursuant to Section 5.11(d) and the Cure Costs related to the Franchises for each of the localities listed on Schedule A of the Seller Disclosure Schedule.

“Assumed Liabilities” means, with respect to each Specified Business and each Joint Venture Business, only the following Liabilities of Seller or any of its Affiliates that are Debtors (or which become subject to an MCE Discharge or an Additional Discharge) that are Related to such Specified Business or Joint Venture Business, in each case to the extent allocated to such Specified Business or Joint Venture Business as required by Section 2.5:  (i) Liabilities attributable to actions, omissions, circumstances or

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conditions to the extent occurring following the Closing to the extent so allocated to such Specified Business or Joint Venture Business or any of the Transferred Assets allocated to such Specified Business or Joint Venture Business pursuant to the Designated Allocation, including under the Assigned Contracts and Authorizations, (ii) Liabilities of such Specified Business or Joint Venture Business arising in the Ordinary Course of Business since the Petition Date but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business or Joint Venture Business, (iii) the following Liabilities:  (A) Liabilities to provide severance pay and benefits pursuant to Section 5.5(d), (B) Liabilities for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date pursuant to Section 5.5(f) and (C) Liabilities to provide accrued but unused vacation and with respect to sale bonuses due under the Adelphia Communications Corporation Sale Bonus Program (the “Sale Bonus Program”) to Transferred Employees pursuant to Section 5.5(k) but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business or Joint Venture Business, (iv) the Assumed Cure Costs, (v) the Liabilities Related to such Specified Business or Joint Venture Business described in the proviso to the second sentence of Section 5.11(d), (vi) all Liabilities of such Specified Business or Joint Venture Business set forth on Schedule 1.1(a) of the Seller Disclosure Schedule, (vii) Assumed Taxes, (viii) Liabilities in respect of Environmental Self-Audit Deficiencies or Environmental Transfer Act Liabilities, in each case (with respect to this clause (viii)), to the extent and only to the extent such Liabilities consist solely of monetary obligations (but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business or Joint Venture Business) or non-monetary obligations agreed to by Buyer pursuant to Section 5.14 and (ix) Liabilities of such Specified Business or Joint Venture Business under purchase orders outstanding as of the Closing but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business or Joint Venture Business.

“Assumed Taxes” means (i) any Taxes of any Transferred Joint Venture Entity for the taxable periods, or portions thereof, beginning after the Closing and (ii) any Taxes imposed with respect to the Group 1 Business (other than any Taxes of a Transferred Joint Venture Entity), the Group 2 Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto for the taxable periods, or portions thereof, beginning after the Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Authorization” means any Governmental Authorization or Non-Governmental Authorization.

“Background Check” has the meaning set forth in Section 5.5(a).

“Bankruptcy Code” has the meaning set forth in the Recitals.

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“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or, with respect to a Managed Cable Entity or Non-Debtor Subsidiary, the United States Bankruptcy Court in which any chapter 11 case that includes such Managed Cable Entity or Non-Debtor Subsidiary is pending.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

“Base Net Liabilities Amount” means, with respect to each Specified Business, $0.00.

“Base Subscriber Number” means, with respect to each Specified Business, the number of Basic Subscribers of such Specified Business (which, for the avoidance of doubt, is shown in such Schedule with respect to the Group 1 Specified Business on the line labeled “Group 1 – Total” under the heading “Proportionate Basic Subscribers”) corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(b) of the Seller Disclosure Schedule; provided, however, that, except for purposes of calculating the Initial Disputed MCE System Adjustment Amount pursuant to Section 2.9(a), in the event any Disputed MCE Systems exist as of the Closing, then the Base Subscriber Number for the Group 2 Business shall be reduced by the aggregate of the MCE Base Subscriber Numbers for all such Disputed MCE Systems.

“Basic Subscriber” means a “Basic Video Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“Benefit Plans” has the meaning set forth in Section 3.10(a).

“Bill of Sale” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, transferring the tangible personal property included in the Transferred Assets Related to such Specified Business.

“Board” has the meaning set forth in Section 5.8.

“Books and Records” means, with respect to each Specified Business, all books, ledgers, files, reports, records, manuals, maps and engineering data, tests, drawings, blueprints, schematics, lists, plans and processes and all files of correspondence and records concerning Subscribers and prospective Subscribers of any Cable System of such Specified Business or concerning signal or program carriage and all correspondence with Government Entities, including all reports filed by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed by or on behalf of Seller or any of its Affiliates with the United States Copyright Office, all Tax Returns of Seller or any of its Affiliates (including workpapers) and tax software to the extent directly related thereto and other materials (in any form or medium) of, or maintained for, such Specified Business, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities (ii) with respect to any such items related to Employees, any Law prohibits their transfer or (iii) they are income or

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franchise Tax Returns (or related workpapers or other materials) of Seller or its Affiliates that are not related to the Transferred Joint Venture Entities; provided, however, that, Books and Records shall include copies of any items excluded pursuant to the foregoing clause (i); provided, further that, except as provided in Section 9.3, Books and Records shall exclude any of the foregoing with respect to the Transferred Joint Venture Entities or the portions of the Business conducted by the Transferred Joint Venture Entities, in each case that are not reasonably necessary in connection with (i) the normal day-to-day operations of the Acquired Business following the Closing (which shall include, without limitation, any executory Contract and any Franchise or Authorization in effect) or (ii) the compliance following the Closing by Buyer and its Affiliates (including, for the avoidance of doubt, following the Closing, the Transferred Joint Venture Entities) with their respective financial, regulatory and Tax reporting obligations (such excluded Books and Records, the “Excluded Books and Records”); provided, that nothing in this Agreement shall limit the right of Buyer to gain access to Excluded Books and Records through subpoena, discovery in litigation or other legal process.

“Budget” has the meaning set forth in Section 5.2(s).

“Budgeted Capital Expenditure Amount” means, with respect to any Specified Business or Joint Venture Business, the aggregate amount of capital expenditures budgeted to be made in respect thereof, respectively, subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month, as set forth in the Budget.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Business” means the business conducted by Buyer and its Subsidiaries.

“Buyer Confidentiality Agreement” means the letter agreement, dated November 9, 2004, between Buyer and Seller.

“Buyer Discharge Amount” means, with respect to each Transferred Joint Venture Parent, the applicable Buyer Joint Venture Percentage multiplied by Seller’s good faith determination of the total amount of Liabilities of such Transferred Joint Venture Parent and its Subsidiaries as of Closing, excluding any such Liabilities that are Assumed Liabilities, as set forth in a notice delivered by Seller to Buyer no fewer than five Business Days prior to Closing; provided, that each Buyer Discharge Amount shall be reasonably satisfactory to Buyer and the Buyer Discharge Amount (i) of Century shall not be less than $297 million or more than $325 million, (ii) of Parnassos shall not be less than $252 million or more than $275 million and (iii) of Western shall be $0.00, but subject to Section 5.22.

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“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto as Annex B.

“Buyer Governmental Authorizations” means all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to the Buyer Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Buyer Indemnification Deadline” has the meaning set forth in Section 7.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Joint Venture Percentage” means 25% with respect to Century and 33 1/3% with respect to each of Parnassos and Western.

“Buyer JV Partner” means (i) with respect to Century, TCI California Holdings, LLC, a Colorado limited liability company and (ii) with respect to each of Parnassos and Western, TCI Adelphia Holdings, LLC, a Delaware limited liability company.

“Buyer Managed MCE System” has the meaning set forth in Section 2.9(c).

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are listed on Schedule 1.1(c) of the Buyer Disclosure Schedule other than the LFA Approvals.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.5(j).

“Buyer’s Statement” has the meaning set forth in Section 2.8(b).

“Cable Act” means Title VI of the Communications Act, 47 U.S.C. §§521 et seq.

“Cable System” means, with respect to each Specified Business, each System that is Related to such Specified Business.

“Cap Amount” means the Group 1 Cap Amount or the Group 2 Cap Amount, as the case may be.

“Capital Expenditure Adjustment Amount” means, with respect to each Specified Business, an amount equal to the Target Capital Expenditure Amount minus the Closing Capital Expenditure Amount for such Specified Business.  Except to the extent (and only to the extent) the consent of Buyer is obtained as contemplated in the proviso to the definition of “Capital Expenditure Amount,” in no event will the Capital Expenditure Adjustment Amount be a negative number.

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“Capital Expenditure Amount” means, as to each Specified Business or Joint Venture Business, the sum of all capital expenditures incurred by Seller and its Affiliates in respect of such Specified Business or Joint Venture Business consistent with the Budget and in the Ordinary Course of Business (and excluding any amounts incurred or paid in connection with any casualty or damage), subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month; provided, however, that any capital expenditures incurred or paid for in excess of the aggregate amount set forth in the Budget for such Specified Business shall be included in the determination of Capital Expenditure Amount only to the extent that Buyer shall have consented to such expenditures prior to the incurrence thereof.

“Capital Lease” means any lease that is required to be classified and accounted for as a capital lease under GAAP.

“Century Business” means the portion of the Group 1 Business conducted by Century and its Subsidiaries.

“Century” means Century-TCI California Communications, L.P., a Delaware limited partnership.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chapter 11 Expenses” means (a) any and all costs incurred and expenses paid or payable by Seller or any of its Affiliates in connection with the Sale Process, the Transaction or the transactions contemplated by the Friendco Purchase Agreement (other than costs that Buyer has expressly agreed to pay pursuant to this Agreement) and (b) the following costs and expenses related to the administration of the Reorganization Case or the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary: (i) obligations to pay any professionals’ fees and expenses in connection with the Reorganization Case incurred by Seller, its Affiliates, the Committees, and any other compensation or expenses payable in connection with the Reorganization Case (including fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), other than fees and expenses Buyer has expressly agreed to pay pursuant to this Agreement, (ii) fees and expenses payable to the US Trustee under section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Committees, (iv) fees and expenses of the trustees of existing indentures of Seller and (v) fees and expenses related to the DIP Facility.

“Chosen Courts” has the meaning set forth in Section 9.10.

“Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Claim Notice” has the meaning set forth in Section 7.4(a).

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“Class 1 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Class 2 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Closing” means the closing of the Transaction.

“Closing Adjustment Amount” means, with respect to each Specified Business, the sum (expressed as a positive, if positive, or as a negative, if negative) of (i) the Net Liabilities Adjustment Amount for such Specified Business, minus (ii) the Subscriber Adjustment Amount for such Specified Business, minus (iii) the Capital Expenditure Adjustment Amount for such Specified Business.

“Closing Capital Expenditure Amount” means (i) with respect to the Group 1 Business, the sum of (A) 75% multiplied by the Capital Expenditure Amount of the Century Business, plus (B) 66 2/3% multiplied by the Capital Expenditure Amount of the Parnassos Business, plus (C) 66 2/3% multiplied by the Capital Expenditure Amount of the Western Business, plus (D) the Capital Expenditure Amount of the Group 1 Remainder Business and (ii) with respect to the Group 2 Business, the Capital Expenditure Amount of the Group 2 Business.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing Net Liabilities Amount” means, (i) with respect to the Group 1 Business, the Group 1 Current Assets minus the Group 1 Total Liabilities and (ii) with respect to the Group 2 Business, the Group 2 Current Assets minus the Group 2 Total Liabilities.

“Closing Subscriber Number” means (i) with respect to the Group 1 Business, the sum of (A) 75% multiplied by the number of Eligible Basic Subscribers of the Century Business as of the Closing, plus (B) 66 2/3% multiplied by the number of Eligible Basic Subscribers of the Parnassos Business as of the Closing, plus (C) 66 2/3% multiplied by the number of Eligible Basic Subscribers of the Western Business as of the Closing, and (ii) with respect to the Group 2 Business, the number of Eligible Basic Subscribers of the Group 2 Business as of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means, with respect to each Specified Business, the collective bargaining agreements covering Employees listed on Schedule 1.1(d) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Committees” means (i) the committee appointed by the US Trustee to represent the interests of the unsecured creditors of the Debtors, (ii) the committee appointed by the US Trustee to represent the interests of equity holders of the Debtors, (iii) any other committee appointed by the US Trustee in connection with the Reorganization Case and

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(iv) any committee appointed by the US Trustee in the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary.

“Communications Act” means the Communications Act of 1934.

“Condemnation Proceeds” means, with respect to any Specified Business, all amounts payable or paid to Seller or any of its Affiliates as proceeds of (i) a condemnation or other taking of any Asset Related to such Specified Business by any Government Entity following December 31, 2004 or (ii) the exercise of any Purchase Right Related to such Specified Business following December 31, 2004.

“Confidential Information” has the meaning set forth in Section 5.1(d).

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means an order or judgment of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, satisfying the requirements of Section 5.11.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, programming agreements, signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, in each case, whether written or oral, and all rights associated therewith.

“Contract Categories Expected to be Assumed” means the following categories of Contracts, in each case to the extent Related to a Specified Business:

(i)            construction and installation Contracts;

(ii)           individual Subscriber service Contracts;

(iii)          bulk service, commercial service or multiple dwelling unit Subscriber Contracts;

(iv)          Contracts (including open purchase orders) relating to Fixtures and Equipment and any other tangible personal property (excluding motor vehicles), in each case only if Related exclusively to a specific Cable System;

(v)           local Cable System leased access agreements required by Law;

(vi)          Rights-of-Way;

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(vii)         Real Property Leases (excluding leases that would be Excluded Assets pursuant to Section 2.4(h)(i)) and Transferred Real Property Subleases;

(viii)        Franchises and Authorizations (other than state certificates of public convenience and necessity and similar state telecommunications Authorizations);

(ix)           advertising interconnect and local advertising sale Contracts (other than advertising representation Contracts, except as set forth on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule; and

(x)            software licenses and related maintenance agreements, in each case only if Related exclusively to a specific Cable System.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is controlled directly or indirectly by such Person.

“Cost Center” means a so-called cost center as used by Seller for internal management and bookkeeping purposes.

“CPA Firm” means KPMG LLP or such other firm of independent certified public accountants as to which Seller and Buyer shall mutually agree.

“Cure Costs” means, with respect to any Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Contract.

“Current Assets” means, with respect to each Specified Business or Joint Venture Business, the current assets of such Specified Business or Joint Venture Business, as the case may be, included in the Transferred Assets as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet for such Specified Business or Joint Venture Business, as the case may be, (excluding any footnotes thereto) prepared in accordance with GAAP, consistently applied (to the extent GAAP was previously applied) for such Specified Business or Joint Venture Business, as the case may be; provided, however, that, in no event shall Current Assets include (A) inventory, (B) any Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates, (C) investments in Subsidiaries, (D) Assets held for sale (other than in connection with the Exchange), (E) Condemnation Proceeds, (F) Insurance Claims (except to the extent (and only to the extent) relating to an Assumed Liability), (G) Accounts Receivable related to Programming Agreements, (H) pre-paid insurance premiums and maintenance expenses (to the extent paid under Contracts other than Assigned Contracts) or (I) prepaid expenses except to the extent the Specified Business or Joint Venture Business, as the case may be, will receive the benefit thereof within one year of the Closing; provided, further, that Current Assets to be acquired under purchase orders outstanding as of the Closing will, for purposes hereof, be treated as being owned by the relevant Specified Business or Joint Venture Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.  For purposes of determining Current Assets in respect of any Disputed MCE System, all references above to the

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Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Debtors” has the meaning set forth in the Recitals.

“Delayed Transfer Asset” has the meaning set forth in Section 2.13(a).

“Derivative 2003 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative Audited Financial Statements” has the meaning set forth in Section 5.9(b).

“Derivative Unallocated 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Designated Allocation” has the meaning set forth in Section 2.3.

“Designated Litigation” means the litigation set forth on Schedule 1.1(e) of the Seller Disclosure Schedule.

“Digital Subscriber” means a “Digital Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“DIP Facility” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 25, 2005, among Seller, the Subsidiaries of Seller identified therein and the financial institutions identified therein, and any related documents, agreements and instruments.

“Discharge” means, except as otherwise provided in the Plan and the Confirmation Order, the discharge or equivalent granted pursuant to the Confirmation Order, and sections 363, 1123 and 1141 of the Bankruptcy Code, (i) of Seller and its Affiliates that are Debtors, as debtors in possession, from all Liabilities, (ii) of interests of, and rights, interest and Claims of the holders of Claims against and interests in, Seller and its Affiliates that are Debtors and (iii) of Encumbrances on, or interests of Persons (other than Seller or its Affiliates) in, the Transferred Assets.

“Disclosure Statement” has the meaning set forth in Section 5.11(a).

“Disclosure Statement Motion” has the meaning set forth in Section 5.11(a).

“Disputed MCE System” has the meaning set forth in Section 2.9(a).

“Disputed MCE System Adjustment Amount” means, with respect to the Disputed MCE Systems sold to Buyer pursuant to Section 2.9(c), the sum of the Net

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Liabilities Adjustment Amount in respect of such Disputed MCE Systems as determined pursuant to the last sentence of Section 2.9(c) plus the Initial Disputed MCE System Adjustment Amount in respect of such Disputed MCE Systems.

“Eligible Basic Subscriber” means a Basic Subscriber who, as of the Measurement Date, is a paying customer (A) who subscribes to at least the lowest level of video programming offered by an Acquired System, (B) who has been installed, and (C) either (1) whose rate of service for all services (not including any installation costs) provided to such Basic Subscriber is not subject to any discount or promotion as of the Measurement Date or for any period thereafter other than (x) as to any Cable System, the customary package rates applicable to such Cable System as in effect as of March 31, 2005 as may be subsequently increased by Seller or, with the consent of Buyer not to be unreasonably withheld, reduced by Seller or (y) standard employee rate discounts or (2) who is a Qualified Customer who is subject to no discount or promotion other than a Permitted Promotion or an Historic Promotion.  For the avoidance of doubt, the customary reduction in the HSI rate applicable to any HSI-only subscriber who subscribes to video services shall not be considered a discount or promotion for purposes of the definition of “Eligible Basic Subscriber.”

“Empire Sports Network” means Empire Sports Network, L.P., a Delaware limited partnership, together with its Subsidiaries.

“Employees” means all current and former employees who are or were primarily employed in connection with the Acquired Business and all employees of the Business identified on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule.  Employees does not include (a) any employees performing services in Puerto Rico or outside of the United States or (b) any individual performing services in connection with the Acquired Business who Seller or its Affiliates has classified as an independent contractor as of immediately prior to the Closing Date.

“Encumbrance” means any lien, pledge, charge, security interest, option, right of first refusal, mortgage, easement, right of way, lease, sublease, license, sublicense, adverse claim, title defect, encroachment, other survey defect, or other encumbrance of any kind, including, with respect to real property, any covenant or restriction relating thereto.  For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Asset.

“Environmental Law” means any Law (including common law), Governmental Authorization or agreement with any Government Entity or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or (iii) noise, odor or electromagnetic emissions.

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“Environmental Permits” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity relating to or required by Environmental Laws.

“Environmental Self-Audit” means, subject to Section 5.14(a), the self-audit to be conducted by Seller pursuant to an agreement between the United States Environmental Protection Agency and Seller relating to compliance with Environmental Laws.

“Environmental Self-Audit Deficiencies” means any deficiencies identified as a result of the performance of the Environmental Self-Audit, including current or historical violations of, or actual or potential Liabilities under, any Environmental Law.

“Environmental Transfer Act Liabilities” means any Liabilities arising out of compliance with the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act as a result of the completion of the Transaction or the Exchange.

“Equipment Leases” means all leases for vehicles included in the Fixtures and Equipment and all Capital Leases of other Fixtures and Equipment.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii) and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Escrow Account” has the meaning set forth in Section 2.7(c).

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrow Amount” has the meaning set forth in Section 2.7(c).

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.8(a).

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934.

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“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Buyer, Friendco Parent, Friendco, Parent Comcast Cable Communications Holdings, Inc., Comcast of Georgia, Inc., TCI Holdings, Inc. and Urban Cable Works of Philadelphia, L.P.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Books and Records” has the meaning set forth in the definition of “Books and Records.”

“Excluded Liabilities” means, notwithstanding anything to the contrary in this Agreement, all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.  For the avoidance of doubt, Excluded Liabilities shall include (i) Liabilities to the extent related to the Excluded Assets, including Liabilities under any Contract that is not an Assigned Contract (other than as set forth in clause (v) of the definition of “Assumed Liabilities”), (ii) subject to clause (ii) of the definition of “Assumed Liabilities” (except with respect to litigation that is pending or threatened as of the Closing), Liabilities to the extent arising in connection with the ownership, use, operation or maintenance of the Transferred Assets or the conduct of any Specified Business on or prior to the Closing, including those arising under or related to (A) Environmental Laws (other than as expressly provided in clause (viii) of the definition of “Assumed Liabilities”) or (B) any Claim (other than under clauses (ii) (except with respect to litigation that is pending or threatened as of the Closing), (iii), (iv), (v), (vii), (viii) or (ix) of the definition of “Assumed Liabilities”) including any Claim in respect of Losses to Persons or property, and any Claim relating to any filings made by Seller or any of its Affiliates under the Exchange Act or the Securities Act, (iii) Liabilities under any Indebtedness of Seller or any of its Affiliates, (iv) except for the Assumed Cure Costs, Liabilities for Cure Costs, (v) Liabilities for Chapter 11 Expenses, (vi) Excluded Taxes, (vii) Intercompany Payables, (viii) Liabilities related to the SEC/DOJ Matters, including any SEC/DOJ Settlement, (ix) Liabilities for any Claims filed against Seller or any other Debtor after the bar date established in the Reorganization Case, (x) Liabilities that are subject to the Discharge, any MCE Discharge or any Additional Discharge, (xi) except as provided in clause (iii) of the definition of “Assumed Liabilities,” Liabilities under any Benefit Plan, including under the Adelphia Communications Corporation Key Employee Continuity Program, the Amended and Restated Adelphia Communications Corporation Performance Retention Plan, the Sale Bonus Program and any Stock Award, (xii) Liabilities identified as Excluded Liabilities in Sections 5.2(j), 5.5(a)and 5.5(q), (xiii) Liabilities to Seller, any member of the Rigas family, any Managed Cable Entity or any of their respective Affiliates other than Liabilities under this Agreement or any Ancillary Agreement, (xiv) except pursuant to Section 5.11(d), Liabilities in respect of Rejection Claims, (xv) Liabilities allocated to the Friendco Business pursuant to the proviso to Section 2.5 and (xvi) all Liabilities of Empire Sports Network and all Liabilities arising from or relating to the ownership of the Equity Securities of Empire Sports Network.

“Excluded Taxes” means (i) any Taxes of any Transferred Joint Venture Entity for which there is a Liability other than Assumed Taxes and (ii) with respect to any Taxes

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imposed with respect to the Group 1 Business (other than any Taxes of a Transferred Joint Venture Entity), Group 2 Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto, in each case, other than Assumed Taxes.  For the avoidance of doubt, Excluded Taxes shall include any income Tax liability payable by Seller or its Subsidiaries in respect of the Transaction.

“Extended Outside Date” has the meaning set forth in Section 8.2.

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” means, with respect to each Specified Business, the Closing Adjustment Amount as set forth in the Buyer’s Statement for such Specified Business and, in the event of a Seller’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the CPA Firm, acting pursuant to Section 2.8.

“Final MCE Purchase Price” means the Initial MCE Purchase Price in respect of all Disputed MCE Systems the Assets of which are to be transferred to Buyer at the MCE Closing plus the Disputed MCE System Adjustment Amount in respect of all such Disputed MCE Systems.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired; provided, however, that a request for a stay, appeal, motion to reconsider or petition for certiorari referred to in clause (ii) shall be disregarded for purposes of such clause if such appeal, motion to reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Transaction, any Specified Business, Buyer or any of its Affiliates (in the case of Buyer or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) (taking into account whether such request for a stay, appeal, motion to reconsider or petition for certiorari would be rendered moot under the doctrine of “equitable mootness” as a result of the occurrence of the Closing and any findings of the Bankruptcy Court contained in any such order or judgment, including under section 363(m) of the Bankruptcy Code).

“Financial Information” has the meaning set forth in Section 5.9(a).

“Fixtures and Equipment” means, with respect to each Specified Business, all furniture, office equipment, furnishings, fixtures, vehicles, equipment, testing equipment,

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computers, set-top boxes, tools, electronic devices, towers, tower equipment, trunk and distribution cable, other aboveground and underground cable, decoders and spare decoders for scrambled satellite signals, amplifiers, microwave equipment, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems) hardware, spare parts, supplies and closed circuit devices, inventory, other physical Assets (other than real property) and other tangible personal property Related to such Specified Business, wherever located.

“Franchise” means, with respect to each Specified Business, each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Specified Business.

“Friendco” has the meaning set forth in the Recitals.

“Friendco Business” has the meaning set forth in the Recitals.

“Friendco Parent” has the meaning set forth in the Recitals.

“Friendco Parent Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Buyer, Comcast Cable Communications Holdings, Inc., MOC Holdco II, Inc., TWE Holdings I Trust, TWE Holdings II Trust, Cable Holdco II Inc., TWE Holding I LLC, TWX and Friendco Parent.

“Friendco Purchase Agreement” has the meaning set forth in the Recitals.

“Friendco Transaction” means the Redemptions and the Exchange.

“Friendco Transferred Assets” has the meaning ascribed to the term “Transferred Assets” in the Friendco Purchase Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Governmental Authorizations” means, with respect to each Specified Business, all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and

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notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to such Specified Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Group 1 Business” has the meaning set forth in the Recitals.

“Group 1 Cap Amount” means $119,100,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 1 Business under Sections 2.8(f) and 2.9(c).

“Group 1 Current Assets” means the sum of (i) 75% multiplied by the Current Assets of the Century Business, plus (ii) 66 2/3% multiplied by the Current Assets of the Parnassos Business, plus (iii) 66 2/3% multiplied by the Current Assets of the Western Business plus (iv) the Current Assets of the Group 1 Remainder Business.

“Group 1 Remainder Business” means the Group 1 Business other than the Century Business, the Parnassos Business and the Western Business, including the Group 1 Shared Assets and Liabilities.

“Group 1 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 1 Business as set forth on Schedule 1.1(f) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 1 Business), as applicable, that are allocated to the Group 1 Business pursuant to the Designated Allocation or the proviso to Section 2.5.

“Group 1 Systems” has the meaning set forth in the Recitals.

“Group 1 Threshold Amount” means $30,000,000.

“Group 1 Total Liabilities” means the sum of (i) 75% multiplied by the Total Liabilities of the Century Business, plus (ii) 66 2/3% multiplied by the Total Liabilities of the Parnassos Business, plus (iii) 66 2/3% multiplied by the Total Liabilities of the Western Business plus (iv) the Total Liabilities of the Group 1 Remainder Business.

“Group 2 Business” has the meaning set forth in the Recitals.

“Group 2 Cap Amount” means $20,900,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 2 Business under Sections 2.8(f) and 2.9(c).

“Group 2 Current Assets” means Current Assets of the Group 2 Business.

“Group 2 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 2 Business as set forth on Schedule 1.1(f) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related

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to the Group 2 Business), as applicable, that are allocated to the Group 2 Business pursuant to the Designated Allocation or the proviso to Section 2.5.

“Group 2 Systems” has the meaning set forth in the Recitals.

“Group 2 Threshold Amount” means $5,000,000.

“Group 2 Total Liabilities” means the Total Liabilities of the Group 2 Business.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Historic Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion that (i) such Basic Subscriber is subject to as of the date hereof (without any modification, extension or renewal thereof after the date hereof) and (ii) does not extend beyond twelve months following the date hereof.

“HSI Subscriber” means an “HSI Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for money borrowed or with respect to deposits or advances of any kind, whether short-term or long-term and whether secured or unsecured and whether or not required to be disclosed on a balance sheet or in the related notes to financial statements under GAAP, (ii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit and bankers’ acceptances issued for the account of such Person, (iii) obligations under any Capital Lease, (iv) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (v) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations in the ordinary course of business) excluding Cure Costs or Rejection Claims, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations in the ordinary course of business), (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person or any trust or Subsidiary of such Person (including any preferred stock of such Person or any obligations of such Person in respect of trust preferred, but excluding any such obligations under the Investment Documents listed on Schedule 1.1(g) of the Seller Disclosure Schedule and provided that such Investment Documents have been made

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available to Buyer prior to the date hereof), (x) any “keep well” or other agreement to maintain the financial condition of another Person (other than a wholly-owned Subsidiary of such Person), (xi) any arrangement having the economic effect of any of the foregoing, (xii) any indebtedness of the types referred to in clauses (i) through (xi) above of another Person that is guaranteed directly or indirectly by such Person or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) the Assets of such Person, whether or not the obligations secured thereby have been assumed, (xiii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee and (xiv) any interest, charges or penalties in respect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial Disputed MCE System Adjustment Amount” has the meaning set forth in Section 2.9(a).

“Initial MCE Purchase Price” has the meaning set forth in Section 2.9(a).

“Insurance Claims” means, with respect to each Specified Business, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds received or receivable by such Specified Business in respect of any Transferred Asset or Assumed Liability, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds (to the extent not already expended (including expenditures of other monies) by Seller or any Affiliate of Seller to restore or replace the lost or damaged Asset, which replacement Asset shall be a Transferred Asset) received or receivable by such Specified Business in respect of any Asset damaged or lost after December 31, 2004 and which, if not so damaged or lost, would have been a Transferred Asset and all insurance proceeds received or receivable by such Specified Business in respect of business interruption of such Specified Business to the extent relating to any period after the Closing.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means, as they exist anywhere in the world, (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, and designs and improvements claimed therein, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, reexaminations, interferences, extensions and reissues, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (iv) published and unpublished works of authorship, whether

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copyrightable or not (including databases and other compilations of information), including mask rights and computer software (including all source code, object code, specifications, designs and documentation related to such programs), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (v) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items, and (vi)  any other intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intellectual Property Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment of the Transferred Intellectual Property Related to such Specified Business.

“Intercompany Payables” means, with respect to each Specified Business, all account, note or loan payables (including credit balance intercompany receivables), whether or not recorded on the books of Seller or any of its Affiliates, for goods or services purchased by such Specified Business or provided to such Specified Business, or advances (cash or otherwise) or any other extensions of credit to such Specified Business, in each case from Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party payables, on a gross or net basis.

“Intercompany Receivables” means, with respect to each Specified Business, all account, note or loan receivables, whether or not recorded on the books of Seller or any of its Affiliates, for goods or services sold or provided by such Specified Business to Seller, any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by such Specified Business to Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party receivables, on a gross or net basis.

“Intermediate Subsidiary” has the meaning set forth in Section 3.2(a).

“Investment Documents” means the documents governing any Transferred Investment.

“Investment Entity” means any issuer of a Transferred Investment.

“Investment Entity Securities” means, with respect to each Investment Entity, the Equity Securities of such Investment Entity.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Business” means, the Century Business, the Parnassos Business, the Western Business or the Group 1 Remainder Business, as applicable.

“Joint Venture Employees” has the meaning set forth in Section 5.5(a).

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“Joint Venture Securities” has the meaning set forth in Section 3.2(b).

“Joint Venture Transaction” has the meaning set forth in Section 2.2.

“JV Documents” means the documents governing the management, operations and rights of joint venture partners or other equity holders in the Transferred Joint Venture Entities (including all certificates of incorporation, bylaws, partnership agreements and operating agreements), as in effect on the date hereof (including all amendments or supplements thereto).

“JV Interest Assignment Agreement” means, with respect to each Transferred Joint Venture Parent, an agreement in form and substance reasonably acceptable to Buyer and Seller providing for the transfer to Buyer of the JV Interests of such Transferred Joint Venture Parent in accordance with Section 2.2.

“JV Interests” means Seller’s and its Affiliates’ Equity Securities in the Transferred Joint Venture Parents as set forth in Schedule 3.2(b) of the Seller Disclosure Schedule.

“Knowledge” means (i) with respect to Seller and its Affiliates, the collective actual knowledge of any of Seller’s executive officers, the vice president of law and governmental affairs, the vice president for engineering, the vice president for finance, the vice president of financial planning, the vice president - treasurer, the applicable regional senior vice presidents, the applicable direct reports to the regional senior vice presidents, including the senior executive officer of each Cable System or group of Cable Systems, the most senior employee that is responsible for tax matters (currently, the vice president of taxation), the senior officer responsible for environmental matters including the Environmental Self-Audit and each regional vice president of finance, each regional vice president of engineering, and each regional vice president of law and governmental affairs; and (ii) with respect to Buyer, the collective actual knowledge of Buyer’s executive officers.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Lease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Leases Related to such Specified Business.

“Leased Real Property” means real property subject to the Real Property Leases.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the transfer or change in control of Franchises in connection with the Transaction and, except for purposes of Section 6.2(e), the Exchange.

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“Liabilities” means any and all Indebtedness, losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“LIBOR” means the six-month Interbank Official Rate with respect to deposits in Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days in London preceding the Closing.

“Losses” has the meaning set forth in Section 7.2(a).

“Managed Cable Entity” means, with respect to a Group 2 System, each Person (other than the Debtors, Buyer and its Affiliates) that owns or purports to own any Equity Security or profits interest in such Group 2 System.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of any Specified Business (or, solely for purposes of Section 6.2(f), any Specified Business or the Acquired Business), taken as a whole, or (ii) a material impairment or delay of Seller’s or its Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or industry-wide or financial market conditions generally; (C) except with respect to Sections 3.4, 3.5, 6.1(f) and 6.2(e), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements; and (D) any loss of Subscribers reflected in the Base Subscriber Number for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses) and any loss of Subscribers to the extent reflected in the Subscriber Change used in calculating the Final Adjustment Amount for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses).

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“MCE Base Subscriber Number” means, with respect to each Group 2 System, the number of Basic Subscribers of such Group 2 System corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule.

“MCE Closing” has the meaning set forth in Section 2.9(c)

“MCE Discharge” means, with respect to each Group 2 System, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes the applicable Managed Cable Entity as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the MCE Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code or the equivalent effect pursuant to any other governmental proceeding to the extent approved by Buyer (such approval not to be unreasonably withheld; it being understood that it would be reasonable for Buyer to refuse to grant such approval if such other governmental proceeding would not have the same effect as a bankruptcy discharge in all respects relative to the Transaction), of (i) each applicable Managed Cable Entity, as a debtor in possession, from Liabilities, (ii) interests of, and rights, interest and Claims of the holders of Claims against and interests in, such Group 2 System and Managed Cable Entity and (iii) Encumbrances on, or interests of Persons (other than Seller and its Affiliates) in, the Transferred Assets that are Related to such Group 2 System; it being understood that an MCE Discharge may occur pursuant to the Plan.

“MCE Financial Statements” has the meaning set forth in Section 5.9(b).

“MCE Fraction” means, with respect to the Disputed MCE Systems transferred to Buyer at the MCE Closing (or, as used in the definitions of “MCE Subscriber Cap Component” and “MCE Subscriber Basket Component,” with respect to all Disputed MCE Systems not transferred to Buyer at the Closing), a fraction, the numerator of which is the aggregate number of Basic Subscribers served by such Disputed MCE Systems and the denominator of which is the aggregate number of Basic Subscribers served by all Group 2 Systems, in each case as of December 31, 2004.

“MCE Management Agreement” has the meaning set forth in Section 2.9(b).

“MCE Period” has the meaning set forth in Section 2.9(b).

“MCE Purchase Price” means $600,000,000.

“MCE Purchase Shares” has the meaning set forth in Section 2.9(c).

“MCE Resolution” has the meaning set forth in Section 2.9(b).

“MCE Subscriber Basket Component” means the Subscriber Basket set forth on Schedule 1.1(q)(i) of the Seller Disclosure Schedule with respect to the Group 2 Systems, multiplied by the MCE Fraction.

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“MCE Subscriber Cap Component” means the Subscriber Cap set forth with respect to the Group 2 Systems on Schedule 1.1(q)(ii) of the Seller Disclosure Schedule multiplied by the MCE Fraction.

“Measurement Date” means the subscriber cut-off date during the calendar month immediately preceding the month in which the Closing occurs.

“Most Recent Balance Sheet” means, with respect to each Specified Business, the unaudited balance sheet included in the Derivative 2004 Financial Statements for such Specified Business.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“Net Liabilities Adjustment Amount” means, with respect to each Specified Business, the Closing Net Liabilities Amount minus the Base Net Liabilities Amount of such Specified Business, expressed as a positive, if positive, or as a negative, if negative.

“Non-Debtor Subsidiaries” has the meaning set forth in Section 5.11(h).

“Non-Debtor Transfer” has the meaning set forth in Section 5.11(h).

“Non-Governmental Authorizations” means, with respect to each Specified Business, all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, any Person and other authorizations and approvals that are Related to such Specified Business other than Governmental Authorizations.

“Notice Period” has the meaning set forth in Section 7.4(a).

“OCB Contract” means, with respect to each Specified Business, a Contract Related to such Specified Business that (i) (A) is in a Contract Category Expected to be Assumed, (B) is entered into in the Ordinary Course and (C) contains no Special Terms (provided, that with respect to Contracts described on Schedule 1.1(k)(i) of the Seller Disclosure Schedule, clause (i) of the definition of “Special Terms” shall be disregarded for purposes of this definition) or (ii) is set forth on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule; provided, however, that any Contract that would otherwise be an OCB Contract and which cannot be assigned to Buyer at the Closing without consent or waivers of a third party that are not obtained by the Closing (and the use and benefits of which cannot in all material respects be provided to Buyer pursuant to Section 2.13) shall be deemed not to be an OCB Contract; provided, further, that Buyer shall be entitled to remove from Schedule 1.1(k)(ii) of the Seller Disclosure Schedule any Contract that was amended in any material respect prior to the date hereof if such amendment is not identified with such Contract on Schedule 1.1(k)(ii).

“Ordinary Course” or “Ordinary Course of Business” means, with respect to each Specified Business, the conduct of such Specified Business as a going concern in

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accordance with Seller’s normal day-to-day customs, practices and procedures, without regard to the Sale Process (it being understood that the use of regional or national resources utilized by a Cable System shall be deemed to be so conducted if utilized in accordance with Seller’s normal, day-to-day customs, practices and procedures in the Business as applied to such Cable System).

“Outside Date” has the meaning set forth in Section 8.2.

“Owned Real Property” means, with respect to each Specified Business, all fee interests in real property (including improvements thereon) Related to such Specified Business, including those listed on Schedule 1.1(l) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Palm Beach Joint Venture” means Palm Beach Group Cable Joint Venture, a Florida general partnership.

“Parnassos” means Parnassos Communications, L.P., a Delaware limited partnership.

“Parnassos Business” means the portion of the Group 1 Business conducted by Parnassos and its Subsidiaries.

“Per Share Value of the Purchase Shares” has the meaning set forth in the Friendco Purchase Agreement.

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on any Specified Business or are being contested in good faith by appropriate proceedings, (iii) liens for Taxes, assessments and other governmental charges that are not due or payable or are being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants running with the land, rights-of-way, rights of re-entry, restrictions or other similar encumbrances, conditions or restrictions that would be disclosed on current title reports or surveys, which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to own, use, enjoy or operate such real property as currently used or operated or to convey good and indefeasible fee simple title to the same (with respect to Owned Real Property) or materially detract from the value of such real property, (B) zoning, building, subdivision or other similar requirements or restrictions, provided, that the same are not violated in any material respect by the existing improvements or the current use and operation of such real property, and (C) Transferred Real Property Subleases which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to use, enjoy or operate such real property as currently used or operated or materially detract from the value of such real property, (v) Encumbrances, other than Encumbrances on real

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property, incurred in the Ordinary Course that are not material to any Specified Business, (vi) any transfer restrictions set forth in any Assigned Contract (other than any such restriction that could reasonably be expected, individually or in the aggregate, to adversely affect the Transaction or the Exchange in any material respect) and (vii) Encumbrances imposed by any Contract or any Law governing a Franchise, provided, that in the case of clauses (i), (ii), (iii), (iv) (as to any Encumbrances that can be satisfied solely through the payment of money) and (v), any such Encumbrance shall be a Permitted Encumbrance only to the extent that such Encumbrance (x) shall be discharged pursuant to the Discharge or, with respect to Group 2 Systems or Transferred Assets owned by Non-Debtor Subsidiaries, an MCE Discharge or Additional Discharge, respectively, or (y) is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount.

“Permitted Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion (i) which does not extend beyond two months following the Closing Date or provide for a discount equal to (or in excess of) the entire Applicable Monthly Rate in any consecutive months or in more than any one month if such discount or promotion is for a period of less than four months and (ii) the dollar amounts or values of which do not (A) exceed, over the life of such discount or promotion, an amount equal to two times the full monthly rate card pricing applicable to all services provided to such Subscriber (the “Applicable Monthly Rate”) or (B) exceed 50% of an amount equal to the product of (x) the Applicable Monthly Rate multiplied by (y) the number of months (including any fraction thereof) in the life of such discount or promotion.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust, a labor union or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means the chapter 11 plan filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing, among other things, for the effectuation of the Transaction, as amended from time to time, and satisfying the requirements of Section 5.11.

“Primarily Related” means, with respect to any business or System, owned or held primarily by, required primarily for, or used, intended for use, leased, licensed, accrued, reserved or incurred primarily in connection with, such business or System, including to the extent allocated thereto pursuant to Schedule 1.1(m) of the Seller Disclosure Schedule.

“Programming Agreement” means any Contract pursuant to which Seller or any of its Affiliates has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by Law.

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“Protections Order” means an order of the Bankruptcy Court approving Section 5.8 and Article VIII pursuant to sections 105, 363, 503(b) and 364 of the Bankruptcy Code.

“Proximate Cause Party” has the meaning set forth in Section 8.2.

“Purchase Price” has the meaning set forth in Section 2.7(b).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.4(d).

“Purchase Price Per Subscriber” means $3,275.

“Purchase Rights” means any purchase options, rights of first refusal or other rights that any Person may have (under the terms of any franchise or otherwise) to purchase all or any portion of a System owned or operated by any Person as a result of the Transaction or the transfer of any System pursuant to the Exchange.

“Purchase Shares” has the meaning set forth in Section 5.11(a).

“Qualified Customer” means a Basic Subscriber who, prior to the Closing, has been billed and, prior to one month following the Closing, has paid (disregarding payments subject to any rebates or similar programs) for services delivered during the period commencing two months prior to the Measurement Date and ending on the Measurement Date an amount no less than (i) for each month in such period, 50% of the Applicable Monthly Rate or (ii) 66.67% of the Applicable Monthly Rate in respect of any single month during such period.  For the avoidance of doubt, in calculating a Qualified Customer for purposes of the Estimated Closing Adjustment Amount and the condition set forth in the second sentence of Section 6.2(h), the parties shall assume that no payments will be made by such Basic Subscriber after the Closing.

“Rate Regulatory Matter” means any proceeding or investigation with respect to a Cable System arising out of or related to the Cable Act (other than those affecting the cable television industry generally) dealing with, limiting or affecting the rates which can be charged by such Cable System for programming, equipment, installation, service or otherwise.

“Real Property Leases” means, with respect to each Specified Business, those leases, subleases, license agreements, and sublicense agreements, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, governing real property Related to such Specified Business, including those with respect to the real properties listed on Schedule 1.1(n) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Real Property Sublease” means, with respect to any Specified Business, any lease, sublease, license or sublicense, together with all extensions, supplements, amendments and other modifications relating thereto, pursuant to which the Owned Real Property or the Leased Real Property (or any portion thereof) Related to such Specified Business is leased, subleased, licensed or sublicensed to others.

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“Redemptions” means the transactions that are the subject matter of the Friendco Parent Redemption Agreement and of the TWE Redemption Agreement.

“Registered” means issued by, registered with, renewed by, or the subject of a pending application before, any Government Entity or domain name registrar.

“Rejected Contracts” has the meaning set forth in Section 5.11(b).

“Rejection Claim” means, with respect to a Contract, any Claim arising out of (i) the termination of such Contract or the rejection of such Contract under section 365 of the Bankruptcy Code or (ii) a breach of or default under any such Contract entered into following the Petition Date as a result of the termination, rejection or breach of such Contract as a result of Buyer’s determination not to make such Contract an Assigned Contract, in each case assuming such termination, rejection or breach occurred as of the earlier of (A) the date on which such Contract is terminated or rejected or (B) the Closing Date.

“Related” means, with respect to any business or System, owned or held by, required for, or used, intended for use, leased, licensed, accrued, reserved or incurred in connection with, such business or System.

“Reorganization Case” has the meaning set forth in the Recitals.

“Retained Books and Records” has the meaning set forth in Section 5.1(c).

“Retained Claims” means (a) any Claim of a Buyer JV Partner (in its capacity as such) against Seller or its Affiliates, and (b) the portion of any Claim of such Transferred Joint Venture Entity against Seller or its Affiliates equal to the applicable Buyer Joint Venture Percentage (but, in the case of each of (a) and (b), only to the extent such Claim or portion of a Claim is not transferred or assigned to, or held for the benefit of, Friendco or any of its Affiliates); provided, however, that Retained Claims shall not include Claims attributable to actions, omissions, circumstances or conditions occurring before the Petition Date to the extent the recovery on account of such Claims (taking into consideration the amounts payable on account of such Claims under the Plan and valuing any non-cash consideration payable on account of such Claims under the Plan at the value stated in the Disclosure Statement approved by the Bankruptcy Court (or, if a range of values, the mid-point of such range)) exceeds $30 million in the aggregate; and, provided, further, that Retained Claims shall not include Claims attributable to actions, omissions, circumstances or conditions occurring after the Petition Date to the extent such Claims are based upon fraud or a similar area of law such as misrepresentation or deceit or breach of fiduciary duty and not based upon a contractual obligation to a Buyer JV Partner or a Transferred Joint Venture Entity, or include a claim for consequential, punitive, special or indirect damages, including lost profits.

“Rigas Litigation” means the litigation described on Schedule 1.1(o) of the Seller Disclosure Schedule.

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“Rights-of-Way” means, with respect to each Specified Business, the written rights-of-way easements, rights of access, rights of use, pole line or joint line agreements, underground conduit agreements, crossing agreements, railroad agreements, leases, subleases, licenses, sublicenses and other similar interests in real property (other than Owned Real Property and Leased Real Property), together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, Related to such Specified Business.

“Rights-of-Way Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer and, to the extent relating to Transferred Rights-of-Way that are currently recorded, reasonably necessary to cause such assignments to be in recordable form, assigning to Buyer the Transferred Rights-of-Way Related to such Specified Business.

“Sale Bonus Program” has the meaning set forth in the definition of “Assumed Liabilities.”

“Sale Process” means the formal sale process of Seller’s Business announced by Seller on April 22, 2004 and commenced by Seller in September 2004.

“Schedule A Part” has the meaning set forth in the definition of “System Group”.

“SEC” means the Securities and Exchange Commission.

“SEC/DOJ Matters” means (i) the civil enforcement action captioned Securities and Exchange Commission v. Adelphia Communications Corporation, John J. Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, James R. Brown and Michael C. Mulcahey, filed on July 24, 2002, alleging various securities fraud claims arising out of the Rigas family’s alleged misconduct, and the Department of Justice’s investigation related thereto, in each case as amended, modified and/or supplemented from time to time, and any related action or investigation commenced from time to time and (ii) any and all other Claims that the SEC or Department of Justice may have against Seller or any of its Affiliates (other than any Excluded Claim); provided, that, solely for purposes of Section 6.1(c), clause (ii) shall be deemed to exclude any such Claims that shall not have been asserted or threatened by the SEC or Department of Justice as of the Closing Date.

“SEC/DOJ Settlement” means a settlement, dismissal or other resolution of the SEC/DOJ Matters in full and pursuant to which after the Closing no Specified Business or Transferred Joint Venture Entity or any owner of any Specified Business or Transferred Joint Venture Entity shall have any Liability (including risk of criminal prosecution), including any obligation with respect to behavioral relief or similar action or limitation, other than obligations not greater than those set forth in the form of letter agreement delivered by representatives of Buyer to representatives of Seller on April 17, 2005.

“Section 754 Election” means the election described in Section 754 of the Code.

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“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., the American Stock Exchange, the NYSE, any national securities exchange (as defined in the Exchange Act) or any other similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Audited Financial Statements” has the meaning set forth in Section 5.9(b).

“Seller Confidentiality Agreement” means the letter agreement, dated October 22, 2004, among Seller, Friendco and TWX, as amended by the letter agreement, dated November 9, 2004, the letter agreement, dated January 7, 2005, and the letter agreement dated as of the date hereof.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller JV Partner” means (a) with respect to Century, Century Exchange LLC, a Delaware limited liability company and (b) with respect to Parnassos and Western, both of Montgomery Cablevision, Inc., a Pennsylvania corporation, and Adelphia Western New York Holdings L.L.C., a Delaware limited liability corporation.

“Seller Required Approvals” means, with respect to each Specified Business, all consents, approvals, waivers, authorizations, notices and filings, (a) required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement, the Ancillary Agreements and the agreements contemplated thereby to which it is (or will be) a party, the failure of which to obtain or make would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, other than the Confirmation Order and the LFA Approvals, or (b) that are listed on Schedule 1.1(p) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Seller Severance Plan” has the meaning set forth in Section 5.5(c).

“Seller Subscriber Accounting Policy” has the meaning set forth in Section 3.16(e).

“Seller’s 401(k) Plan” has the meaning set forth in Section 5.5(j).

“Seller’s Objection” has the meaning set forth in Section 2.8(c).

“Seller’s Statement” has the meaning set forth in Section 2.8(a).

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“Shared Assets and Liabilities” means the Assets and Liabilities set forth on Schedule 1.1(f) of the Seller Disclosure Schedule and any other Assets required to have been listed thereon in order for the representation and warranty in Section 3.20(b) to be true and correct.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” (within the meaning of Rule 102 of Regulation S-X of the SEC).

“SOA” means the Sarbanes-Oxley Act of 2002.

“Special Term” has the meaning set forth in Section 3.15(b).

“Specified Business” means each of the Group 1 Business and the Group 2 Business.

“Specified Systems” means each of the Group 1 Systems and the Group 2 Systems.

“Stock Awards” has the meaning set forth in Section 5.5(q).

“Sublease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Subleases Related to such Specified Business.

“Subscriber” means any Basic Subscriber, Digital Subscriber or HSI Subscriber.

“Subscriber Accounting System” has the meaning set forth in Section 5.19.

“Subscriber Adjustment Amount” means, with respect to each Specified Business, the product of (i) Purchase Price Per Subscriber multiplied by (ii) if (A) the absolute value of the Subscriber Change is less than or equal to the Subscriber Basket, zero and (B) the absolute value of the Subscriber Change is greater than the Subscriber Basket, (1) if the Subscriber Change is a negative amount, the sum of the Subscriber Change plus the Subscriber Basket for such Specified Business and (2) if the Subscriber Change is a positive amount, the sum of the Subscriber Change minus the Subscriber Basket for such Specified Business.

“Subscriber Basket” means, with respect to each Specified Business, the number of Basic Subscribers set forth opposite such Specified Business in Schedule 1.1(q)(i) of the Seller Disclosure Schedule; provided, however, that the Subscriber Basket allocated to the Group 2 Business shall be reduced by the MCE Subscriber Basket Component (if there are any Disputed MCE Systems).

“Subscriber Cap” means, with respect to each Specified Business, the number of Basic Subscribers set forth with respect to such Specified Business in Schedule 1.1(q)(ii) of the Seller Disclosure Schedule; provided, however, that the Subscriber Cap allocated

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to the Group 2 Business shall be reduced by the MCE Subscriber Cap Component (if there are any Disputed MCE Systems).

“Subscriber Change” means, with respect to each Specified Business, the Base Subscriber Number for such Specified Business minus the Closing Subscriber Number for such Specified Business, expressed as a positive, if positive, or as a negative, if negative; provided, that except for purposes of calculating the Subscriber Adjustment Amount for each Disputed MCE System pursuant to Section 2.9(a), the absolute value of the Subscriber Change shall not exceed the Subscriber Cap for such Specified Business.

“Subsequent Adjustment Amount” has the meaning set forth in Section 2.8(f).

“Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Alternate Plan” has the meaning set forth in Section 5.8(b).

“Superior Proposal” has the meaning set forth in Section 5.8(a).

“System” means (i) a cable system, as such term is defined in the Communications Act and (ii) to the extent relating to areas referred to on a Schedule A Part as a non-primary Cost Center, a multichannel video programming distribution system operated through (A) bulk, commercial or multiple dwelling units, (B) satellite master antenna television units or (C) former Verizon systems in Thousand Oaks, Oxnard, Hueneme or El Rio, California.

“System Group” means, with respect to each Specified Business and each Specified Business (as defined in the Friendco Purchase Agreement), the Systems that are a part of such Specified Business as set forth in the applicable part of Schedule A of the Seller Disclosure Schedule or Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) (each a “Schedule A Part”).

“Target Capital Expenditure Amount” means (i) with respect to the Group 1 Business, the sum of (A) 75% multiplied by the Budgeted Capital Expenditure Amount for the Century Business, plus (B) 66 2/3% multiplied by the Budgeted Capital Expenditure Amount for the Parnassos Business, plus (C) 66 2/3% multiplied by the Budgeted Capital Expenditure Amount for the Western Business, plus (D) the Budgeted Capital Expenditure Amount for the Group 1 Remainder Business (ii) with respect to the Group 2 Business, the Budgeted Capital Expenditure Amount for the Group 2 Business and (iii) in the event any Disputed MCE Systems exist as of the Closing, then the Target Capital Expenditure Amount in respect of the Group 2 Business shall be reduced by the amounts included in the Budget in respect of each Disputed MCE System through the month ending (i) on the Closing Date if the Closing occurs on month-end or (ii) immediately prior to the Closing Date if the Closing does not occur on a month-end (it being understood that the amounts included in the Budget in respect of each Disputed MCE

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System shall be deemed for purposes hereof to equal the amounts included in the Budget in respect of all Group 2 Systems multiplied by the quotient obtained by dividing (x) the aggregate number of Basic Subscribers served by such Disputed MCE System as of December 31, 2004 by (y) the aggregate number of Basic Subscribers served by all Group 2 Systems as of December 31, 2004); provided, further, that, if the Subscriber Change for a Specified Business is a positive number, the Target Capital Expenditure Amount for such Specified Business shall be reduced by an amount equal to the lesser of (A) the product of the Subscriber Change multiplied by $210.00 and (B) (1) with respect to the Group 1 Business, $8,300,000 and (2) with respect to the Group 2 Business, $1,500,000.

“Tax Law” means the Code, final, temporary or proposed Treasury regulations, published pronouncements of the U.S. Treasury Department or IRS, court decisions or other relevant binding legal authority (and similar provisions, pronouncements, decisions and other authorities of state, local and foreign Law).

“Tax Return” shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Government Entity with respect to any Tax, including an information return, claim for refund, amended return, declaration, or estimated Tax returns in connection with the determination, assessment, collection or administration of any income Tax.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar Law) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 5.18.

“Total Liabilities” means, with respect to each Specified Business or Joint Venture Business, all Liabilities, expressed as a positive number, of such Specified Business or Joint Venture Business as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet (excluding any footnotes thereto) prepared in accordance with GAAP consistently applied (to the extent GAAP was previously applied) for such Specified Business or Joint Venture Business; provided, however, that Total Liabilities shall include the following:  accounts payable, accrued expenses (including all accrued vacation time, sick days, paid time off, copyright fees, franchise fees and other license fees or charges), Liabilities with respect to unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments; provided, further, that (a) in no event shall

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Total Liabilities include (i) Liabilities that constitute Assumed Liabilities pursuant to clauses (iii) (other than part (C) thereof), (iv) (other than accrued but unpaid Franchise fees and any reserves for Franchise fee audits), (v), (vi) and (vii) of the definition of “Assumed Liabilities” or (ii) Excluded Liabilities, and (b) Liabilities (x) under the Sale Bonus Program included in clause (iii)(C) of the definition of “Assumed Liabilities” and (y) under purchase orders outstanding as of the Closing will be treated, for purposes hereof, as part of the Total Liabilities of the relevant Specified Business or Joint Venture Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.  For purposes of determining Total Liabilities in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Transaction” means the transactions that are the subject of this Agreement, including the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the Joint Venture Transaction; provided, however, that Transaction shall not include the Friendco Transaction.

“Transfer Tax Returns” has the meaning set forth in Section 5.4(c)(ii).

“Transfer Taxes” has the meaning set forth in Section 5.4(c).

“Transferred Assets” has the meaning set forth in Section 2.3.

“Transferred Cash” has the meaning set forth in Section 2.3(a).

“Transferred Employees” has the meaning set forth in Section 5.5(e)(ii).

“Transferred Employees’ Records” means all personnel files related to the Transferred Employees, but not including any files the transfer of which would be prohibited by Law.

“Transferred Intellectual Property” means, with respect to each Specified Business, the Intellectual Property owned by Seller or its Affiliates and Related to such Specified Business, including that set forth on Schedule 1.1(r) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Transferred Intellectual Property Contracts” means, with respect to each Specified Business, (i) the licenses, sublicenses, distributor agreements and permissions, and royalty agreements concerning Intellectual Property to which Seller or any of its Affiliates is a party and which are Related to such Specified Business and are Assigned Contracts and (ii) the rights and entitlements, including the right to receive royalty payments, pursuant to any licenses, sublicenses, distributor agreements and permissions or royalty agreements to which Seller or any of its Affiliates is a party and under which a third party licensee obtains benefits pursuant to section 365(n) of the Bankruptcy Code and which are Related to such Specified Business and are Assigned Contracts.

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“Transferred Investment Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment and assumption of Transferred Investments Related to such Specified Business.

“Transferred Investments” means, with respect to each Specified Business, (i) the Equity Securities identified on Schedule 1.1(s)(i)  of the Seller Disclosure Schedule and allocated to such Specified Business pursuant to the Designated Allocation, it being understood that, by written notice to Seller delivered on one or more occasions and no fewer than 10 Business Days prior to the Closing, Buyer shall be entitled to remove any item from Schedule 1.1(s)(i) of the Seller Disclosure Schedule with respect to which any material Investment Document was not provided to Buyer prior to the date hereof; and (ii) those Equity Securities identified on Schedule 1.1(s)(ii) of the Seller Disclosure Schedule that Buyer selects to be allocated to a Specified Business (or, if held by a Transferred Joint Venture Entity, retained by such Transferred Joint Venture Entity), it being understood, that such selection shall be made in the same manner, and subject to the same conditions, as are applicable to the selection of Contracts as Assigned Contracts pursuant to Section 5.11 (with the determination of whether or not an item will be treated as an OCB Contract made on the basis of the primary agreement containing the business terms applicable to the applicable Investment Entity).

“Transferred Joint Venture Employees” has the meaning set forth in Section 5.5(a).

“Transferred Joint Venture Entities” means the Transferred Joint Venture Parents and the Transferred Joint Venture Subsidiaries, collectively.

“Transferred Joint Venture Parents” means Century, Parnassos and Western.

“Transferred Joint Venture Subsidiaries” means the Subsidiaries of the Transferred Joint Venture Parents, including the entities set forth on Schedule 3.2(b) of the Seller Disclosure Schedule and identified therein as Transferred Joint Venture Subsidiaries.

“Transferred Leased Real Property” means Leased Real Property that is the subject of a Transferred Real Property Lease.

“Transferred Owned Real Property” means Owned Real Property that is not an Excluded Asset pursuant to Section 2.4(h).

“Transferred Real Property Leases” means Real Property Leases that are Assigned Contracts.

“Transferred Real Property Subleases” means Real Property Subleases that are Assigned Contracts and that relate to (i) the Transferred Owned Real Property or (ii) the Transferred Leased Real Property.

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“Transferred Rights-of-Way” means all Rights-of-Way, provided, that to the extent a Right-of-Way is a Contract, Transferred Rights-of-Way shall mean Rights-of-Way that are Assigned Contracts.

“Transitional Services” has the meaning set forth in Section 5.21.

“TWE Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Buyer, Comcast Cable Communications Holdings, Inc., MOC Holdco I, LLC, TWE Holdings I Trust, Cable Holdco III LLC, Time Warner Entertainment Company, L.P., a Delaware limited partnership, TWX and Friendco Parent.

“TWX” means Time Warner Inc., a Delaware corporation.

“Union Employee” has the meaning set forth in Section 5.5(b).

“Unallocated Shared Assets and Liabilities” means those Assets and Liabilities (and the related revenues and expenses) identified as such on Schedule 1.1(f) of the Seller Disclosure Schedule.

“U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“US Trustee” means the United States Trustee for Region 2 or such other region in which the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary is pending.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Western” means Western NY Cablevision, L.P., a Delaware limited partnership.

“Western Business” means the portion of the Group 1 Business conducted by Western and its Subsidiaries.

Section 1.2  Interpretive Provisions.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

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(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            references herein to any gender include each other gender;

(g)           references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)           references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(i)            references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)           references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)            references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(m)          references herein to sections of the Code shall be construed to also refer to any successor sections;

(n)           the rules of construction contained in section 102 of the Bankruptcy Code (except section 102(8) of the Bankruptcy Code) shall apply; and

(o)           in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

ARTICLE II

PURCHASE AND SALE OF THE SPECIFIED BUSINESSES

Section 2.1  Purchase and Sale of Assets.  Subject to Sections 2.9, 2.13 and 5.11(h), on the terms and subject to the conditions set forth herein, at the Closing and following the Joint Venture Transactions, Seller shall, and shall cause each of its Affiliates to, sell,

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convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and each of its Affiliates:  (x) the JV Interests, free and clear of all Encumbrances, other than Encumbrances under the JV Documents, (y) the Transferred Investments, free and clear of all Encumbrances, other than Encumbrances under the Investment Documents and (z) without duplication of clauses (x) and (y) above, all of Seller’s and each of its Affiliate’s right, title and interest to the Transferred Assets (other than Transferred Assets held by any Transferred Joint Venture Entity), free and clear of all Encumbrances, other than Permitted Encumbrances.  Seller shall take such actions as are necessary to cause the Transferred Assets held by Transferred Joint Venture Entities to be owned by such Transferred Joint Venture Entities free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2  Joint Venture Transactions.  At the Closing, and prior to the transactions described in Section 2.1, with respect to each Transferred Joint Venture Parent (a) the applicable Buyer JV Partner shall contribute cash to such Transferred Joint Venture Parent in an amount equal to the Buyer Discharge Amount for such Transferred Joint Venture Parent and (b) Seller shall cause such Transferred Joint Venture Parent to distribute to the applicable Seller JV Partner (i) cash in the Amount of the Buyer Discharge Amount for such Transferred Joint Venture Parent and (ii) all Excluded Assets of the Transferred Joint Venture Parent and its Subsidiaries and (c) Seller shall cause the applicable Seller JV Partner to assume all Liabilities of such Transferred Joint Venture Parent and its Subsidiaries (other than any such Liabilities that constitute Assumed Liabilities) (such transactions being collectively referred to as the “Joint Venture Transactions”).

Section 2.3  Transferred Assets.  “Transferred Assets” means all of Seller’s and each of its Affiliates’ Assets that are Related to the Acquired Business, including the Acquired Systems, except for the Excluded Assets, including the following:

(a)           all cash and cash equivalents consisting of (i) petty cash-on-hand, (ii) cash and cash equivalents of any Transferred Joint Venture Entity (other than as set forth in Section 2.2), (iii) Condemnation Proceeds and (iv) Insurance Claims (collectively, the “Transferred Cash”);

(b)           Accounts Receivable;

(c)           Assigned Contracts;

(d)           Transferred Intellectual Property and Transferred Intellectual Property Contracts;

(e)           Books and Records;

(f)            Fixtures and Equipment;

(g)           Transferred Real Property Leases;

(h)           Transferred Real Property Subleases;

(i)            Transferred Owned Real Property;

(j)            Transferred Rights-of-Way;

(k)           Insurance Claims and Condemnation Proceeds to the extent not included under subsection (a) above;

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(l)            except as set forth in Section 2.4(k), all claims (and the proceeds related thereto) available to or being pursued by Seller or any of its Affiliates (i) to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset or (ii) against any Transferred Joint Venture Entity or Investment Entity;

(m)          all credits, prepaid expenses, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset;

(n)           to the extent their transfer is not prohibited by Law, all Authorizations held by Seller or any of its Affiliates and all applications therefor;

(o)           all guaranties, representations, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset, except to the extent included in Excluded Assets;

(p)           all Retained Claims;

(q)           all other current assets;

(r)            all JV Interests, all Joint Venture Securities of Transferred Joint Venture Subsidiaries and all Transferred Investments; and

(s)           copies of all Tax Returns relating to any Transferred Joint Venture Entity with respect to any taxable period (or portion thereof) ending on or after December 31, 1999;

provided, that the sale, conveyance, transfer, assignment or delivery of a Transferred Asset shall, except as otherwise directed by Buyer in a manner consistent with like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses, the Joint Venture Businesses and the Friendco Business in the following manner (provided, that (A) in no event will any of the following allocations result in the transfer of subscribers from one System Group to

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another and (B) any allocation of capital expenditures shall be made in accordance with Schedule 5.2(s) of the Seller Disclosure Schedule or, if not addressed in such Schedule as set forth below):  (a) if such Transferred Asset is owned by a Transferred Joint Venture Entity, such Transferred Asset shall be allocated to the Joint Venture Business applicable to such Transferred Joint Venture Entity and (b) if such Transferred Asset is not owned by a Transferred Joint Venture Entity and is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business (and, if to the Group 1 Business, to the Group 1 Remainder Business), (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule, to the Group 1 Remainder Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business, (v) is readily divisible, Related to more than one of the Group 1 Business, the Group 2 Business and the Friendco Business and not allocated pursuant to clause (i), (ii), (iii) or (iv), allocated to the Group 1 Business (and within the Group 1 Business, to the Group 1 Remainder Business), the Group 2 Business and/or the Friendco Business to which it is Related pro rata based on the number of Basic Subscribers served by such Group 1 Business, Group 2 Business or Friendco Business (as applicable) as of the Closing and (vi) not allocated pursuant to clause (i), (ii), (iii), (iv) or (v) and is (A) Primarily Related to the Friendco Business, to the Friendco Business, (B) Primarily Related to the Group 1 Business, to the Group 1 Business (and, within the Group 1 Business, to the Group 1 Remainder Business), (C) Primarily Related to the Group 2 Business, to the Group 2 Business and (D) if not allocated pursuant to subclause (A), (B) or (C), to the Friendco Business (the allocation of such assets pursuant to this proviso to this Section 2.3, the “Designated Allocation”).  Notwithstanding anything to the contrary in this Section 2.3, any Asset included in Unallocated Shared Assets and Liabilities that is not a Transferred Asset pursuant to the Designated Allocation shall not be deemed to be a Transferred Asset.

Section 2.4  Excluded Assets.  Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain (or in the case of any of the following Assets held by any Transferred Joint Venture Entity, Seller shall cause to be transferred to the applicable Seller JV Partner prior to the Closing), and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, any of the Friendco Transferred Assets or the following Assets (collectively, the “Excluded Assets”):

(a)           all Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates;

(b)           except as set forth in Section 2.3(s) and except to the extent set forth in Section 5.1(c), all Tax Returns of Seller or any of its Affiliates and all Books and Records (including working papers) and tax software to the extent directly related thereto;

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(c)           all insurance policies and rights thereunder, other than the Insurance Claims;

(d)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, in each case, only to the extent related to any Asset that is not a Transferred Asset;

(e)           all cash and cash equivalents, except for the Transferred Cash;

(f)            all Intercompany Receivables;

(g)           all Contracts (including all Third Party Confidentiality Agreements) other than Assigned Contracts;

(h)           (i) any Owned Real Property that, and any lease (other than a lease designated by Buyer as an Assigned Contract) for real property that, (A) is vacant, (B) contains only inactive headends, inactive hubsites or inactive optical transition nodes or (C) is solely residential in nature and (ii) the Owned Real Property set forth on Schedule 2.4(h) of the Seller Disclosure Schedule; provided, however, that, from time to time prior to the Closing, but no later than ten Business Days prior to the Closing, Buyer may designate any other Owned Real Property to be included on such Schedule 2.4(h) of the Seller Disclosure Schedule;

(i)            all Programming Agreements (other than any retransmission consent agreement that is an Assigned Contract);

(j)            all Assets listed on Schedule 2.4(j) of the Seller Disclosure Schedule;

(k)           (i) all claims (and proceeds related thereto) set forth on Schedule 2.4(k) of the Seller Disclosure Schedule relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Seller or any of its Affiliates may make after the date hereof to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of Seller or its Affiliates against Seller or any of its Affiliates (other than any claim against any Investment Entity or any Transferred Joint Venture Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability); provided, that none of the Retained Claims will be treated as Excluded Assets pursuant to this clause (k);

(l)            all personnel records, other than the Transferred Employees’ Records;

(m)          all rights in connection with and Assets of the Benefit Plans;

(n)           except for the Transferred Investments and the Joint Venture Securities, all Equity Securities or other rights of Seller or any of its Affiliates in any other Person, including any Asset Transferring Subsidiary;

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(o)           Assets allocated to the Friendco Business pursuant to the Designated Allocation;

(p)           state certificates of public convenience and necessity or similar state telecommunication Authorizations except for those that Buyer designates in writing as Transferred Assets at least ten Business Days prior to the Closing;

(q)           Excluded Books and Records (subject to Section 9.3); and

(r)            the Equity Securities of Empire Sports Network and all Assets of Empire Sports Network.

Section 2.5  Assumption of Liabilities.  On the terms and subject to the conditions set forth herein and in partial consideration of the sale of the Transferred Assets, at the Closing, Buyer shall assume (or, in the case of Assumed Liabilities of the Transferred Joint Venture Entities, acquire the Joint Venture Securities subject to) and discharge or perform (or in the case of Assumed Liabilities of the Transferred Joint Venture Entities, cause such Transferred Joint Venture Entities to discharge and perform) when due all the Assumed Liabilities; it being understood, that the assumption (or retention) of an Assumed Liability shall, except as otherwise allocated by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner: if such Assumed Liability is (a) a Liability of a Transferred Joint Venture Entity, to the Joint Venture Business applicable to such Transferred Joint Venture Entity or (b) not a Liability of a Transferred Joint Venture Entity and is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business (and, in the case of the Group 1 Business, to the Group 1 Remainder Business), (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule, to the Group 1 Business (and within the Group 1 Business, to the Group 1 Remainder Business), (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business and (v) not allocated pursuant to clause (i), (ii), (iii) or (iv), then to the Friendco Business, to the extent Related to the Friendco Business, to the Group 1 Business (and within the Group 1 Business, to the Group 1 Remainder Business), to the extent Related to the Group 1 Business, and to the Group 2 Business, to the extent Related to the Group 2 Business (which allocations shall be made in each case

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after giving effect to the allocations to each such Friendco Business and Specified Business pursuant to the Designated Allocation).

Section 2.6  Excluded Liabilities.  Seller and its Affiliates shall retain (and in the case of any of the Excluded Liabilities of a Transferred Joint Venture Entity, the applicable Seller JV Partner shall assume pursuant to Section 2.2) and be responsible for all Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and neither Buyer nor any of its Affiliates (including, for this purpose the Transferred Joint Venture Entities) shall have any Liability for, any Liability of Seller or any Affiliate of Seller that is not (a) expressly assumed by Buyer pursuant to Section 2.5 or (b) an Assumed Liability retained by a Transferred Joint Venture Entity after giving effect to Section 2.2.

Section 2.7  Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, Buyer shall:

(a)           assume the Assumed Liabilities (other than those retained by any Transferred Joint Venture Entity);

(b)           pay to Seller an aggregate amount in cash equal to $3,500,000,000, as adjusted pursuant to Sections 2.8(a) and 2.8(f) (as so adjusted, the “Purchase Price”), minus the Aggregate Buyer Discharge Amount; and

(c)           cause the Buyer JV Partners to make the contributions described in Section 2.2; and,

provided, however, that, in lieu of payment to Seller, Buyer shall deliver or cause to be delivered, at the Closing, 4% of the Purchase Price (after giving effect to any adjustment thereof that is effected as of the Closing) in cash (as such amount may be increased in accordance with Section 2.8(f) or Section 2.9(c), the “Escrow Amount”) by wire transfer of immediately available funds to the Escrow Agent to be held by the Escrow Agent in an interest bearing account (the “Escrow Account”), pursuant to the Escrow Agreement, which Escrow Amount shall be paid in whole or in part in accordance with the terms of the Escrow Agreement to (i) the Buyer Indemnified Parties to the extent necessary to satisfy any obligation of Seller pursuant to Section 7.2(a), (ii)  Buyer to the extent necessary to satisfy a payment obligation of Seller, if any, pursuant to Section 2.8(f) or 2.9(d), (iii) Seller, on the date that is six months following the Closing Date, to the extent of the excess, if any, of 33% of the Escrow Amount deposited at the Closing over the sum of (A) all amounts paid pursuant to the immediately preceding clauses (i) and (ii), plus (B) the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to such date, and (iv) Seller to the extent of any remaining funds in the Escrow Account as of the Buyer Indemnification Deadline (subject, with respect only to the Final MCE Purchase Price, to Section 2.9(d)), except to the extent of the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to the Buyer

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Indemnification Deadline (subject, with respect only to the Final MCE Purchase Price, to Section 2.9(d)).

Section 2.8             Closing Adjustment Amount.

(a)           No later than ten Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, with respect to each Specified Business, a statement (each, a “Seller’s Statement”), which shall set forth Seller’s good faith estimate of the Closing Adjustment Amount which shall be determined in accordance with this Agreement (the “Estimated Closing Adjustment Amount”).  Each Seller’s Statement shall be accompanied by a certification of Seller’s Chief Financial Officer to the effect that such Seller’s Statement has been prepared in good faith in accordance with this Agreement based on the books and records of such Specified Business and be reasonably satisfactory to Buyer.  If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a negative number, then the Purchase Price payable at the Closing shall be decreased by the absolute value of such sum.  If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a positive number, then the Purchase Price payable at the Closing shall be increased by such sum.

(b)           As soon as practicable but in no event more than 90 days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller, with respect to each Specified Business, a statement (each, a “Buyer’s Statement”) of the actual Closing Adjustment Amount, as of the Closing Date, which shall be determined in accordance with this Agreement.  Each Buyer’s Statement shall be accompanied by a certification of Buyer’s Chief Financial Officer to the effect that such Buyer’s Statement has been prepared in accordance with this Agreement based on the books and records of such Specified Business.

(c)           Seller and Seller’s accountants shall complete their review of each of the Buyer’s Statements and Buyer’s calculations of the Closing Adjustment Amount within 30 days after delivery thereof by Buyer.  In the event that Seller determines in good faith that any Buyer’s Statement has not been prepared in accordance with this Agreement, Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing setting forth a specific description of the basis of Seller’s determination and the adjustments to such Buyer’s Statement and the corresponding adjustments to the applicable Closing Adjustment Amount that Seller believes should be made in accordance with this Agreement (a “Seller’s Objection”).  If no Seller’s Objection is received by Buyer on or before the last day of such 30 day period, then the Closing Adjustment Amount set forth in a Buyer’s Statement shall be final and binding upon Seller.  Buyer shall have 30 days from its receipt of a Seller’s Objection to review and respond to such Seller’s Objection.

(d)           If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Seller’s Objection within 15 days following the completion of Buyer’s review of such Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as

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arbitrators, shall determine, in accordance with this Agreement based on the books and records of the applicable Specified Business, and only with respect to the remaining differences so submitted (and within the range of dispute between Buyer’s Statement and Seller’s Objection with respect to each such difference), whether and to what extent, if any, any Closing Adjustment Amount requires adjustment.  Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying any such Seller’s Objection are referred to the CPA Firm.  The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates.  With respect to each Seller’s Objection, the fees and disbursements of the CPA Firm shall be borne equally by Seller and Buyer.  Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of any Closing Adjustment Amount and all other items reasonably requested by the CPA Firm in connection therewith.

(e)           Buyer shall provide to Seller and its accountants full access to the books and records of each Specified Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to review each Buyer’s Statement, to prepare a Seller’s Objection, if any, and to prepare materials for presentation to the CPA Firm in connection with Section 2.8(d).  Seller and its accountants shall have full access to all information used by Buyer in preparing such Buyer’s Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f)            Upon satisfaction of the applicable procedures of this Section 2.8, the Purchase Price shall be adjusted with respect to each Specified Business by an amount equal to (i) the Final Adjustment Amount of such Specified Business minus (ii) the Estimated Closing Adjustment Amount of such Specified Business (the “Subsequent Adjustment Amount”).  If the Subsequent Adjustment Amount is a positive number, then the Purchase Price allocated to such Specified Business shall be increased by the Subsequent Adjustment Amount and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Escrow Agent, for deposit into the Escrow Account, the Subsequent Adjustment Amount, plus interest from the Closing Date to the date of payment at LIBOR calculated on a 365-day basis, by wire transfer of immediately available funds to the Escrow Account.  If the Subsequent Adjustment Amount is a negative number, then the Purchase Price allocated to such Specified Business shall be decreased by the absolute value of the Subsequent Adjustment Amount and Buyer shall be entitled to payment of the Subsequent Adjustment Amount from the Escrow Account promptly (and in any event within five Business Days) after the final determination of the Subsequent Adjustment Amount, plus interest from the Closing Date to the date of payment at LIBOR calculated on a 365-day basis, by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that, to the extent the payment obligations pursuant to this sentence exceed the remaining funds in the Escrow Account, Seller shall promptly (and in any event with five Business Days) after the final determination of the Subsequent

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Adjustment Amount, pay such excess amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.9             Group 2 Systems.

(a)           Notwithstanding anything to the contrary contained herein, if any Group 2 System has not been finally determined to be wholly-owned by Seller or its wholly-owned Subsidiaries (it being understood that, for purposes of this
Section 2.9(a), if Seller has the right to cause the transfer of good and marketable title to the Assets of any Group 2 System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) or has been finally determined to be so owned but as to which there has not been an MCE Discharge as of the date on which the Seller’s Statements are delivered under Section 2.8(a) (each such MCE System, a “Disputed MCE System”), then (i) the geographical areas serviced by such Disputed MCE System shall be deemed not to be listed on Schedule A of the Seller Disclosure Schedule and such Disputed MCE System shall be deemed not to be included in the Group 2 Business or otherwise Related to the Group 2 Business or the Acquired Business, (ii) any Assets, Liabilities or Employees that would, but for clause (i) above, have been Transferred Assets, Assumed Liabilities or Transferred Employees shall be deemed not to be Transferred Assets, Assumed Liabilities or Transferred Employees, respectively, (iii) the Closing shall be effected without such Disputed MCE System, (iv) the Purchase Price (before adjustment under Section 2.8) shall be reduced by an aggregate amount equal to the product of (A) the MCE Purchase Price multiplied by (B) the quotient obtained by dividing (1) the aggregate number of Basic Subscribers served by all such Disputed MCE Systems as of December 31, 2004 by (2) the aggregate number of Basic Subscribers served by all Group 2 Systems as of December 31, 2004 (such amount with respect to each such Disputed MCE System, the “Initial MCE Purchase Price”), (v) the Seller’s Statement delivered in respect of the Group 2 Business shall be prepared to reflect the foregoing and (vi) with respect to the Disputed MCE Systems, the determination of the Closing Adjustment Amount (calculated as to each such Disputed MCE System separately as if it were its own Specified Business and assuming the Net Liabilities Adjustment Amount for each such Disputed MCE System is zero) shall be made in accordance with Section 2.8 except that the Subscriber Cap shall not apply to the determination of the Subscriber Adjustment Amount and there shall be no adjustment to the Purchase Price at the Closing as a result of such determination (the amount by which the Purchase Price would have been adjusted (expressed as a negative if decreased and as a positive if increased) in respect of each such Disputed MCE System as determined pursuant to this clause (vi), the “Initial Disputed MCE System Adjustment Amount”).

(b)           With respect to any Disputed MCE System, Seller shall (i) use commercially reasonable efforts to cause each such Disputed MCE System to be bound by a written management agreement with Buyer (or its designee) as of the Closing, in form and substance reasonably acceptable to Buyer and Seller (each such agreement, an “MCE Management Agreement”) and (ii) continue during the succeeding 15 months (the “MCE Period”) using commercially reasonable efforts to obtain full direct or indirect

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ownership of, and an MCE Discharge with respect to, such Disputed MCE System (it being understood that, for purposes of this Section 2.9(b), if Seller has the right to cause the transfer of good and marketable title to the Assets of any Group 2 System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the MCE Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) (an “MCE Resolution”).  Buyer shall not have any obligation to enter into an MCE Management Agreement unless Buyer is provided with reasonably satisfactory evidence of (A) the enforceability of such MCE Management Agreement from and after the Closing, (B) the authority of the counterpart(ies) to enter into and perform such MCE Management Agreement and to bind such Disputed MCE System and (C) the creditworthiness of such Group 2 System (or such other Person who or such instrument that guarantees the Liabilities of such Group 2 System pursuant to the applicable MCE Management Agreement).  Seller shall notify Buyer of any MCE Resolution as promptly as practicable and in any event within three Business Days of obtaining any such MCE Resolution and shall provide Buyer with such information and documentation related thereto as Buyer reasonably requests.

(c)           As to any Disputed MCE System that is the subject of an MCE Resolution that occurs prior to the expiration of the MCE Period, and with respect to which (i) Buyer (or its designee) enters into an MCE Management Agreement that has not been terminated in accordance with its terms (other than by Seller as a direct result of a breach by Buyer (or its designee)) or rejected and remains in full force and effect until the completion of the MCE Closing (a “Buyer Managed MCE System”) or (ii) Buyer (or its designee) does not enter into such an MCE Management Agreement but, within 60 days of such MCE Resolution, Buyer makes an election to purchase such Disputed MCE System, the parties agree that Seller shall sell, or cause to be sold, to Buyer and Buyer shall purchase from Seller (or the applicable transferor which Seller causes to sell) the Assets of such Disputed MCE Systems in exchange for an amount of cash equal to the Final MCE Purchase Price to be delivered by wire transfer of immediately available funds to one or more accounts designated by Buyer, at a single closing (the “MCE Closing”) that, subject to satisfaction of the conditions set forth in Sections 6.1, 6.2 (other than, without limiting Section 2.9(d)(ii), Sections 6.2(a), 6.2(f) (but only if Buyer is a Proximate Cause Party) and 6.2(h)) and 6.3 (other than, without limiting Section 2.9(d)(ii) and Section 6.3(a)) (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) mutatis mutandis), shall occur on the fifth Business Day following the earlier of (A) the expiration of the MCE Period and (B) the date all Disputed MCE Systems have been subject to an MCE Resolution; provided, however, that 4% of the cash so delivered will be deposited in the Escrow Account.  At the MCE Closing, the parties will assign or assume, as applicable, the Transferred Assets and Assumed Liabilities with respect to each such Disputed MCE System (treating such System as a Specified Business) that would have been assigned and assumed as if the Closing had been delayed until the date of the MCE Closing and shall execute such conveyance, assumption and other instruments as are required pursuant to Sections 2.11 and 2.12 (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis.  For purposes of

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determining the Disputed MCE System Adjustment Amount, the Net Liabilities Adjustment Amount in respect of each such Disputed MCE System shall be determined as of the date of the MCE Closing in accordance with Section 2.8 applied mutatis mutandis (treating each such System as a Specified Business).

(d)           In connection with the transfer to Buyer of any Disputed MCE Systems, (i) Assumed Liabilities related to such Disputed MCE Systems shall be deemed to have been assumed effective as of the date of the MCE Closing only, and (ii) at, and as a condition to, the MCE Closing, (A) Seller shall be deemed to have restated the representations and warranties in Article III in respect of such Disputed MCE Systems (x) with respect to the Class 2 Representations and Warranties, as of the date made and as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the date made and as of the MCE Closing, (B) Seller shall deliver to Buyer a certificate certifying to the satisfaction of Section 6.2(a) with respect to such Disputed MCE Systems (treating such Disputed MCE Systems as if they were a Specified Business and multiplying all applicable monetary and materiality thresholds by the MCE Fraction) (x) with respect to the Class 2 Representations and Warranties, as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the MCE Closing, (C) Article VII shall apply to such Disputed MCE Systems mutatis mutandis (including by multiplying the applicable basket and cap amounts by the MCE Fraction), provided, that, notwithstanding Section 7.1, all the representations and warranties in Article III shall, with respect to such Disputed MCE Systems, survive the MCE Closing until the expiration of the later of the survival period in Section 7.1 and twelve months after the date of the MCE Closing (and the Buyer Indemnification Deadline shall be extended with respect to such Disputed MCE Systems by a corresponding period) and (D) Sections 2.13 and 5.10 shall apply mutatis mutandis.  For purposes of any covenants in this Agreement governing the parties hereto following the Closing and any Ancillary Agreement, any Assets related to any such Disputed MCE Systems which are transferred to Buyer after Closing under this Section 2.9 shall become part of the Group 2 Business as of the time of the MCE Closing.

Section 2.10  Closing.  The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m., New York City time, on the last Business Day of the calendar month in which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, unless such conditions have not been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) by the fifth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month (or at such other time and place as the parties hereto may mutually agree); provided, however, that the Closing shall not occur prior to the earliest of (a) immediately following the closing of the Redemption under the Friendco Parent Redemption Agreement, (b) 30 days following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (provided, that the Outside Date or the Extended Outside Date, as the case may

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be, shall be extended to the last Business Day of the calendar month in which the end of such 30-day period occurs if the Outside Date or Extended Outside Date, as the case may be, would otherwise occur prior to such last Business Day), and (c) the termination of the Friendco Parent Redemption Agreement.  The date on which the Closing occurs is called the “Closing Date.”

Section 2.11  Deliveries by Buyer.  At the Closing, Buyer shall:

(a)           deliver to Seller, the Purchase Price less the Aggregate Buyer Discharge Amount and less the Escrow Amount to be delivered at Closing, in immediately available funds by wire transfer to an account which has been designated by Seller at least two Business Days prior to the Closing Date;

(b)           deliver to the Escrow Agent the Escrow Amount in immediately available funds by wire transfer to the Escrow Agent, to be held by the Escrow Agent in the Escrow Account;

(c)           cause each Buyer JV Partner to deliver to its applicable Transferred Joint Venture Parent the Buyer Discharge Amount applicable to such Transferred Joint Venture Parent in immediately available funds by wire transfer to an account for such Transferred Joint Venture Parent which has been designated by Seller at least two Business Days prior to the Closing Date and;

(d)           deliver to Seller (or to the applicable Affiliate of Seller), with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business (other than Assumed Liabilities retained by any Transferred Joint Venture Entity) and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business (other than the Transferred Assets held by any Transferred Joint Venture Entity), including the following:

(i)            a duly executed counterpart of one or more Bills of Sale;

(ii)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(iii)          evidence of the obtaining of, or, with respect to Buyer Required Approvals that only require notice or filing, the notice or filing with respect to, the Buyer Required Approvals;

(iv)          with respect to each Transferred Joint Venture Parent, a duly executed counterpart of a JV Interest Assignment Agreement;

(v)           a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

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(vi)          a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(vii)         a duly executed counterpart of one or more Lease Assignment Agreements;

(viii)        a duly executed counterpart of one or more Sublease Assignment Agreements;

(ix)           a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(x)            the certificate to be delivered pursuant to Section 6.3(d);

(xi)           a duly executed counterpart of the Escrow Agreement; and

(xii)          duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement.

Section 2.12  Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (w) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business (other than Assumed Liabilities retained by any Transferred Joint Venture Entity), (x) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business (and the retention by each Transferred Joint Venture Entity of the Transferred Assets to be retained by such Transferred Joint Venture Entity), (y) in the case of the Group 1 Business, the assumption by the applicable Seller JV Partner of all Liabilities of such Transferred Joint Venture Parent and its Subsidiaries (other than any such Liabilities that constitute Assumed Liabilities) and the assumption by Seller or its Affiliate (other than a Transferred Joint Venture Entity or the Palm Beach Joint Venture) of all other Excluded Liabilities to which the Group 1 Business is subject and (z) in the case of Group 1 Business, the conveyance, transfer and assignment to Seller of all Excluded Assets held by any Transferred Joint Venture Entity, including the following:

(a)           a duly executed counterpart of one or more Bills of Sale;

(b)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(c)           a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(d)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

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(e)           a duly executed counterpart of one or more Lease Assignment Agreements;

(f)            a duly executed counterpart of one or more Sublease Assignment Agreements;

(g)           a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(h)           special warranty deeds (or local equivalent) in respect of the Transferred Owned Real Property Related to such Specified Business;

(i)            with respect to each Transferred Joint Venture Parent, a duly executed counterpart of a JV Interest Assignment Agreement;

(j)            such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the assumption by Seller or its Affiliate (other than any Transferred Joint Venture Entity or the Palm Beach Joint Venture) of all Liabilities of such Transferred Joint Venture Parent and its Subsidiaries (other than any such Liabilities that constitute Assumed Liabilities) in accordance with Section 2.2;

(k)           duly executed certifications from Seller and each Subsidiary that in this Transaction will be a transferor described in Treasury Regulations Section 1.1445-1(g)(3) that Seller and such Subsidiaries are not foreign Persons within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that, notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certifications, Buyer shall be entitled to withhold a portion of the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(l)            the Books and Records Related to such Specified Business that are Transferred Assets (it being understood that Books and Records located on real property interests conveyed to Buyer at the Closing shall be deemed delivered pursuant to this Section 2.12(l));

(m)          evidence of the obtaining of, or, with respect to Seller Required Approvals that only require notice or filing, the notice or filing with respect to, the Seller Required Approvals or any LFA Approvals, in each case, Related to such Specified Business;

(n)           the certificate to be delivered pursuant to Section 6.2(d);

(o)           a certified copy of the Confirmation Order (including any amendments thereto);

(p)           duly executed counterparts of instruments providing Buyer the limited, irrevocable right, in the name, place and stead of Seller and any of its Affiliates,

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as attorney-in-fact of Seller and any of its Affiliates, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller or any of its Affiliates in payment for cable television, high speed Internet, telephony and related services and charges provided by the Specified Systems Related to such Specified Business, and evidence of written instructions to the lock-box service provider or similar agents of Seller and any of its Affiliates to promptly forward to Buyer upon receipt all such cash, deposits and checks representing accounts receivable of such Specified Systems;

(q)           to the extent available using commercially reasonable efforts, (i) subject only to Permitted Encumbrances, such certificates and affidavits of Seller or its applicable Affiliate as may be reasonably requested by Buyer’s title insurance company necessary and satisfactory to Buyer in connection with the issuance of title insurance with respect to any Owned Real Property or Leased Real Property Related to such Specified Business and (ii) customary gap indemnities covering Seller’s acts for the period between Closing and the recording of the applicable deed or assignment of lease with respect to such Owned Real Property or Leased Real Property; provided, that, except with respect to the customary gap indemnities described in clause (ii) above, such certificates or affidavits shall be deemed not to have been reasonably requested if they would increase, in each case other than in a de minimis manner, the Liability of Seller or any of its Affiliates beyond the liability that would be incurred by Seller or its applicable Affiliates under a special warranty deed or would contain representations that are more extensive than those set forth in this Agreement;

(r)            the Transferred Cash Related to such Specified Business (other than any Transferred Cash retained by any Transferred Joint Venture Entity) in immediately available funds by wire transfer to an account which has been designated by Buyer at least two Business Days prior to the Closing Date (it being understood that Transferred Cash shall be deemed delivered if it is either (i) located on real property interests being conveyed to Buyer at Closing or (ii) held in accounts assigned to Buyer pursuant to duly executed instruments of assignment that are reasonably satisfactory to Buyer);

(s)           stock certificates (or other comparable evidence of ownership, if issued) representing the Transferred Investments Related to such Specified Business, duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer;

(t)            a duly executed counterpart of the Escrow Agreement; and

(u)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement.

Section 2.13  Non-Assignability of Assets.

(a)           Without limiting Sections 6.1(f) and 6.2(e), if and to the extent that the transfer or assignment from Seller or any of its Affiliates to Buyer of any Transferred

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Asset (other than any JV Interests or any Transferred Asset held by a Transferred Joint Venture Entity) would be a violation of applicable Law with respect to such Transferred Asset or otherwise adversely affect the rights of the applicable transferee thereunder as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the Transaction, then the transfer or assignment to Buyer of such Transferred Asset (each, a “Delayed Transfer Asset”) shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or Authorizations have been made or obtained; it being understood that no adjustment to the Purchase Price will be made as a result of the failure to transfer or assign any Delayed Transfer Asset.

(b)           If the transfer or assignment of any Transferred Asset (other than any JV Interests or a Transferred Asset held by a Transferred Joint Venture Entity or, at the Closing, a Transferred Asset Related to a Disputed MCE System) intended to be transferred or assigned hereunder is not consummated prior to or at the Closing as a result of the failure to obtain any Authorization, then Seller or its Affiliate shall thereafter, directly or indirectly, hold such Transferred Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably possible.  In addition, to the extent not prohibited by Law, Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Transferred Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Transferred Asset, are to inure from and after the Closing to Buyer.  To the extent permitted by Law and to the extent otherwise permissible in light of any required Authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Transferred Assets not yet transferred to it as a result of this Section 2.13 and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c)           If and when the Authorizations, the absence of which caused the deferral of transfer of any Transferred Asset pursuant to this Section 2.13, are obtained, the transfer of the applicable Transferred Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreements.

(d)           Prior to the Closing Date, Seller shall deliver to Buyer a list identifying, in reasonable detail and to the Knowledge of Seller, the Delayed Transfer Assets and the Authorizations required therefor.

(e)           The parties hereto further agree that, assuming as set forth in Section 2.13(b) that all or substantially all of the benefits and burdens relating to the Transferred Assets inure to Buyer, (i) any Delayed Transferred Assets referred to in this Section 2.13(e) shall be treated for all income Tax purposes as Assets of Buyer and (ii) neither Buyer nor Seller shall take, and each of Buyer and Seller shall prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for

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any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that except as set forth on the Seller Disclosure Schedule, as of the date hereof and as of the Closing:

Section 3.1  Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets, and to carry on each Specified Business as currently conducted.  Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of each Specified Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Prior to the date hereof, Seller has made available to Buyer a true and complete copy of Seller’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 3.2  Subsidiaries, Transferred Joint Venture Entities and Transferred Investments.

(a)           Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Asset Transferring Subsidiary, together with its jurisdiction of organization.  The Asset Transferring Subsidiaries are the only Subsidiaries of Seller that have any right, title or other interest in or to the Assets of Seller and its Affiliates (other than the Transferred Joint Venture Entities) that are Related to the Acquired Business.  Except for the Non-Debtor Subsidiaries, all of the Asset Transferring Subsidiaries and Intermediate Subsidiaries are Debtors.  Each Transferred Joint Venture Entity, each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and, in the case of the Transferred Joint Venture Entity and the Asset Transferring Subsidiaries, has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of each Specified Business as currently conducted, except for failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Transferred Joint Venture Entities, each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed

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Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), (i) Seller owns, directly or indirectly, through one or more other Subsidiaries (each such Subsidiary that is not also an Asset Transferring Subsidiary is referred to herein as an “Intermediate Subsidiary”), all right, title and interest in and to all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and (ii) all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and Intermediate Subsidiaries have been duly authorized, and are validly issued, fully paid and non-assessable.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has, directly or indirectly, good and valid title to the Equity Securities of each Asset Transferring Subsidiary and each Intermediate Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Schedule 3.2(b) of the Seller Disclosure Schedule sets forth a true and complete list of (i) each Transferred Joint Venture Parent and each Transferred Joint Venture Subsidiary, together with its jurisdiction of authorization, (ii) each Transferred Joint Venture Entity’s authorized and outstanding Joint Venture Securities, (iii) the Joint Venture Securities held by Seller and its Affiliates, and the Joint Venture Securities held by other Persons in each Transferred Joint Venture Parent and (iv) the Joint Venture Securities held by each Transferred Joint Venture Parent and by each Transferred Joint Venture Subsidiary in each Transferred Joint Venture Subsidiary.  Except as set forth in Schedule 3.2(b) of the Seller Disclosure Schedule, there are no outstanding Equity Securities of any Transferred Joint Venture Entity (“Joint Venture Securities”).  All of the Joint Venture Securities have been duly authorized, and are validly issued, fully paid and non-assessable.

(c)           There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller or any of its Affiliates, is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Joint Venture Securities, and no securities or obligations evidencing such Joint Venture Securities are authorized, issued or outstanding, except in each such case as set forth in any JV Documents.  Except as set forth in the JV Documents, none of the Joint Venture Securities are subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Joint Venture Securities.  There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of any of the Joint Venture Securities.  Seller has provided or made available to Buyer complete copies of the JV Documents.

(d)           Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller or its Affiliate has good and valid title to the JV Interests, free and clear of all Encumbrances, other than

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Encumbrances existing under the JV Documents, and at the Closing Seller or its Affiliate will deliver to Buyer good and valid title to the JV Interests, free and clear of all Encumbrances, other than Encumbrances existing under the JV Documents and those created by Buyer or any of its Affiliates (other than, prior to the Closing, any Transferred Joint Venture Entity or the Palm Beach Joint Venture).  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), the relevant Transferred Joint Venture Parent (as set forth in Schedule 3.2(b) of the Seller Disclosure Schedule) has (and immediately after the Closing will have), directly or indirectly, good and valid title to all of the Joint Venture Securities of the Transferred Joint Venture Subsidiaries, free and clear of any Encumbrances other than Encumbrances existing under the JV Documents.

(e)           Except as set forth in Schedule 3.2(b) of the Seller Disclosure Schedule, no Transferred Joint Venture Entity owns, directly or indirectly, any capital stock or other equity interests of any Person or has any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person.

(f)            At the time of the Closing, no Transferred Joint Venture Entity shall: conduct any business or operations other than the applicable Joint Venture Business.  There are no Assets or Liabilities of any Transferred Joint Venture Entity that Relate to the Group 2 Business, the Friendco Business or to a Joint Venture Business other than the Joint Venture Business applicable to such Transferred Joint Venture Entity.  None of Seller or its Affiliates (other than any Transferred Joint Venture Entity) owns any Transferred Asset Primarily Related to any Joint Venture Business.

(g)           Schedule 3.2(g) of the Seller Disclosure Schedule sets forth a true and complete list of each Investment Entity, the Equity Securities of Seller and its Affiliates in each Investment Entity and, to the Knowledge of Seller, with respect to those Investment Entities identified on Schedule 3.2(g)(i) of the Seller Disclosure Schedule, the jurisdiction of organization and authorized and outstanding Equity Securities of such Investment Entities.  Seller has provided or made available to Buyer true and complete copies of the Investment Documents.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), the outstanding Equity Securities held by Seller or any of its Affiliates in respect of each Transferred Investment identified on Schedule 3.2(g)(i) of the Seller Disclosure Schedule and, to the Knowledge of Seller, in respect of any other Investment Entities, have been duly authorized, and are validly issued, fully paid and non-assessable.

(h)           Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has good and valid

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title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document, and upon delivery by Seller and/or any of its Affiliates of the Transferred Investments at Closing, good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document and those resulting from Buyer’s ownership, will pass to Buyer.  Except for the Transferred Investments, none of Seller or any of its Affiliates owns, directly or indirectly, any Equity Securities of any Person (other than a Subsidiary of Seller) or has any direct or indirect equity or ownership interest in any business (other than any business operated by a Subsidiary of Seller), or is a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary of Seller) that is Related to the Acquired Business or the Friendco Business.

Section 3.3  Corporate Authorization.

(a)           Seller has, with respect to Section 5.8 and Article VIII, full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  The execution, delivery and performance by Seller of this Agreement, with respect to Section 5.8 and Article VIII, have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement.

(b)           Without limiting Section 3.3(a), subject to the entry of the Confirmation Order and its effectiveness at the Closing, (i) Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

(c)           Each Affiliate of Seller has or prior to the Closing will have, subject to the entry of the Confirmation Order and its effectiveness at the Closing, full corporate, partnership or similar power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is (or will be) a party and to perform its obligations thereunder.  Subject to the entry of the Confirmation Order, the execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is (or will be) a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is (or will be) a party or signatory.

(d)           At a meeting duly called and held, the Board and the board of directors (or similar governing body) of each Asset Transferring Subsidiary has by the requisite vote:  (i) determined that this Agreement and the Transaction are in the best interests of Seller, such Asset Transferring Subsidiaries and their respective stakeholders,

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(ii) approved and adopted this Agreement and (iii) resolved to cause each Asset Transferring Subsidiary to perform its obligations under the Ancillary Agreements to which it is (or will be) a party.

Section 3.4  Consents and Approvals.  No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract if the consent, approval, waiver, authorization, notice or filing is required only to the extent such Contract would have been an Assigned Contract), in connection with (m) the execution, delivery and performance by Seller or any of its Affiliates of Section 5.8 and Article VIII and (n) other than the entry by the Bankruptcy Court of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), the execution, delivery and performance by Seller or any of its Affiliates of the remainder of this Agreement and the Ancillary Agreements to which it is (or will be) a party, other than, in the case of this clause (b) only, the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5  Non-Contravention.  The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract), do not and will not (o) violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller or any of its Affiliates, (p) assuming (i) the entry of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), and (ii) the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization (which assumption shall not apply to Section 5.8 and Article VIII), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets or give rise to any Purchase Right, in each case, whether after the filing of notice or the lapse of time or both, or (q) assuming the entry of the Confirmation Order and the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Buyer (which assumption shall not apply to Section 5.8 and Article VIII), violate or result in a breach of or constitute a default under any Law to which Seller or

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any of its Affiliates is subject, or under any Governmental Authorization, except for (which exception shall not apply to Section 5.8 and Article VIII), in the cases of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations, Encumbrances or Purchase Rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6  Binding Effect.  Subject to the Bankruptcy Court’s entry of the Confirmation Order and its effectiveness at the Closing, this Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with their respective terms.  Notwithstanding the foregoing, Section 5.8 and Article VIII constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  Upon the Bankruptcy Court’s entry of the Confirmation Order and subject to its effectiveness at Closing, each of the unexecuted Ancillary Agreements to be entered into on or prior to the Closing Date, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, will constitute a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with its terms.

Section 3.7  Financial Statements.

(a)           Set forth on Schedule 3.7(a) of the Seller Disclosure Schedule is a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003 (the “Audited Financial Statements”), (ii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows of each Specified Business, but including the Excluded Assets and the Excluded Liabilities to the extent Related to such Specified Business, at and for the fiscal year ended December 31, 2003 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities), in each case derived from the Audited Financial Statements for the corresponding time period (the “Derivative 2003 Financial Statements”) and (iii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for each Specified Business, but including the Excluded Assets and the Excluded Liabilities Related to such Specified Business, at and for the fiscal year ended December 31, 2004 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities) (the “Derivative 2004 Financial Statements”) and (iv) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for the Unallocated Shared Assets and Liabilities at and for the fiscal year ended December 31, 2004 (the “Derivative Unallocated 2004 Financial Statements”).  The Audited Financial Statements have been prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all

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material respects, the financial condition and results of operations, stockholders’ equity and cash flows of Seller and its Affiliates (assuming the exclusion of the Group 2 Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business) as of the dates thereof or for the periods then ended.  The Derivative 2003 Financial Statements and the Derivative 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each such Specified Business (including the Group 2 Systems) as of the dates thereof or for the periods then ended, subject to the absence of footnotes and similar presentation items therein and excluding the Unallocated Shared Assets and Liabilities (other than the related revenues and expenses).  The Derivative Unallocated 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the Unallocated Shared Assets and Liabilities as of December 31, 2004 or for the period ended thereon.

(b)           The Chief Executive Officer and the Chief Financial Officer of Seller and any Significant Subsidiary of Seller have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s or any of Seller’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s or any of Seller’s Subsidiaries’ internal controls.  Copies of all disclosures described in the foregoing sentence have been made available to Buyer.  Seller and its consolidated Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Seller’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

(c)           The financial statements prepared by Seller and delivered to Buyer pursuant to Section 5.9(a) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each Specified Business as of the dates thereof or the period then ended, subject to, in the case of interim financial statements, normal year-end adjustments and the absence of footnotes and similar presentation items therein.

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(d)           The Additional Financial Statements prepared by Seller and delivered to Buyer pursuant to Section 5.9(b) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of (i) in the case of the Seller Audited Financial Statements, Seller and its Affiliates (assuming, with respect to any period prior to January 1, 2004, the exclusion of the Group 2 Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business), (ii) in the case of the Derivative Audited Financial Statements, each such Specified Business and (iii) in the case of the MCE Financial Statements, the Group 2 Systems, in each case as of the dates thereof or for the periods then ended, subject, solely in the case of the MCE Financial Statements, to the absence of footnotes and similar presentation items therein.

Section 3.8  Litigation and Claims.

(a)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Seller, threatened against or affecting, or otherwise relating to Seller or any of its Affiliates, the Transferred Assets, any Specified Business or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, none of Seller, any of its Affiliates or any of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9  Taxes.

(a)           All material Tax Returns with respect to any Transferred Joint Venture Entity or to any Transferred Assets that are required to be filed have been filed

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(or extensions have been duly obtained) and all amounts shown to be due and owing or to be withheld thereon have been duly and timely paid or withheld as the case may be (except for the period prior to the commencement of the Reorganization Case that may not be paid except pursuant to a Plan); provided, that, solely for purposes of Section 6.2(a), this Section 3.9(a) shall be qualified by the Knowledge of Seller.

(b)           There is no material lien for Taxes upon any of the Transferred Assets nor is any taxing authority in the process of imposing, or has threatened to impose, any material lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action and for which appropriate provision has been made in accordance with GAAP; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(b) shall be qualified by the Knowledge of Seller.

(c)           Seller and its Affiliates have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects for all taxable periods, or portions thereof, ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all withholding Tax information reporting provisions of all applicable Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(c) shall be qualified by the Knowledge of Seller.

(d)           Except as set forth on Schedule 3.9(d) of the Seller Disclosure Schedule, (i) none of Seller, any Affiliate of Seller or any member of the Tax Group of which Seller is the common parent has executed or filed with any Tax Authority any consent, agreement or other document extending or having the effect of extending the period for filing any Tax Return with respect to any Transferred Joint Venture Entity (other than routine six-month extensions of the time for filing income Tax Returns), or assessment or collection of any Taxes with respect to any Transferred Joint Venture Entity, (ii) there is no material action, suit, proceeding, investigation, audit or claim relating to Taxes currently pending with respect to any Transferred Joint Venture Entity, and neither Seller, any Affiliate of Seller or a Tax Group of which Seller is the common parent has received any written notice of the commencement of any such action, suit, proceeding, investigation, audit or claim, (iii) all material deficiencies in Taxes that have been claimed, proposed or asserted against any Transferred Joint Venture Entity have been paid in full, (iv) no Person currently holds, with respect to the Tax Returns filed or to be filed prior to the Closing Date, powers of attorney from Seller, any Affiliate of Seller or any member of a Tax Group of which Seller is the common parent with respect to any Transferred Joint Venture Entity, and (v) no Transferred Joint Venture Entity is a party to, is bound by or has any obligation under any Tax sharing or similar agreement; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(d) shall be qualified in its entirety by the Knowledge of Seller.

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(e)           Schedule 3.9(e) of the Seller Disclosure Schedule sets forth a list of all jurisdictions (whether foreign or domestic) in which any Transferred Joint Venture Entity currently files Tax Returns.

(f)            No Transferred Joint Venture Entity has made an election to be treated as a corporation for United States federal income Tax purposes.

(g)           No Asset of a Transferred Joint Venture Entity nor any Transferred Asset:  (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h)           As of the date hereof, (i) Western (a) has never reported any item of income, gain, loss, deduction or credit for Tax purposes nor (b) has it reported any assets or liabilities on a Tax Return, in the case of (a) and (b), in an amount greater than $3,500; (ii) none of the business operations of Parnassos have been reported on a Tax Return relating to Western; (iii) neither Seller nor any of its Affiliates has reported Western as a party to any “partnership division” within the meaning of Treas. Reg. Sec. 1.708-1(d); and (iv) the information included in the restated financial statement of Seller published on December 23, 2004 would not cause Seller to change the reporting described in clauses (i), (ii) and (iii).

(i)            As of the date hereof, since January 1, 2002, Seller has not reported any Subsidiary of a Transferred Joint Venture Parent as an entity that is separate and apart from its owner for U.S. federal income Tax purposes.

Section 3.10  Employee Benefits.

(a)           All benefit and compensation plans, programs, contracts, policies, agreements or arrangements, including any trusts (including any trusts required in the future as a result of the Transaction or otherwise), trust instruments, funding arrangements or insurance contracts, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, including any multiemployer pension plans within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), any pension, profit-sharing, savings, retirement, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, sick leave, group insurance, hospitalization, medical, dental, life, cafeteria or flexible spending, vacation, continuity, sale bonus, retention, fringe benefit, employee loan and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, plans, policies, programs or arrangements, whether formal or informal, written or oral, and all amendments thereto, under which (i) any Employee, director or consultant of Seller or any of its Affiliates has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or any of its Affiliates, or (ii) Seller or any of its Affiliates has any present or

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future liability (whether contingent or otherwise) (the “Benefit Plans”), are listed on Schedule 3.10(a) of the Seller Disclosure Schedule.  Schedule 3.10(a)(i) of the Seller Disclosure Schedule lists each of the Benefit Plans sponsored or maintained by a Transferred Joint Venture Entity.  Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service National Office and has been separately identified.  Seller has provided or made available to Buyer true and complete copies of all Benefit Plans (or, with respect to any individual employment agreements, shall provide such agreements to Buyer not later than 14 Business Days following the date hereof) and, with respect to each Benefit Plan, to the extent applicable, all related service agreements, summaries, summary plan descriptions, actuarial reports, the most recently filed Forms 5500 and the most recent determination letters.

(b)           All Benefit Plans, other than Multiemployer Plans, have been established, maintained and administered in substantial compliance with all applicable Laws, including ERISA and the Code.  Neither Seller nor any of its Affiliates has engaged in a transaction with respect to any Benefit Plan that is subject to ERISA that could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  No actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes are pending, or, to Seller’s Knowledge threatened, with respect to (i) any Benefit Plan that would be material to any Specified Business or (ii) any Seller stock fund or trust in any Benefit Plan, and, to Seller’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes.

(c)           Neither Seller nor any other entity which, together with Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained or contributed to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or is subject to Section 412 of the Code or Section 302 of ERISA.

(d)           Neither Seller nor any of its ERISA Affiliates has, within the six years preceding the date of this Agreement, or expects to incur any obligation to contribute to, or any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, a Multiemployer Plan (whether based on contributions of Seller or an ERISA Affiliate) nor do Seller or any of its ERISA Affiliates have any Liabilities under any such plan that remain unsatisfied.

(e)           There has been no amendment to, or announcement by Seller or any of its Affiliates (whether or not written) in respect of the Employees relating to any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not directly or indirectly adversely affect Buyer.

(f)            Neither Seller nor any of its Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life

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insurance benefits for current, former or retired employees of Seller or any of its Affiliates, except as required to avoid an excise tax under Section 4980B of the Code or otherwise, or as may be required pursuant to any other applicable Law.

(g)           No Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the SOA).

(h)           As of the date hereof with respect to those Employees listed on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule and as of the date hereof and as of the Closing Date with respect to all other Employees, no Benefit Plan exists that, as a result of the execution of this Agreement or the Transaction (whether alone or in connection with any subsequent event(s)), will (i) entitle any Employee, director or consultant of Seller or any of its Affiliates to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of Seller or any of its Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would subject any recipient of the payments to excise taxes under Section 4999 of the Code.

(i)            To the extent that, after the Closing, Buyer operates each Specified Business in the same manner operated by Seller and its Affiliates during the six-month period prior to the Closing, Buyer will not incur any Liability under WARN or any other applicable Law other than on account of any action or inaction taken by Buyer following the Closing Date relating to plant closings or employee separations or severance pay.

(j)            Neither Seller nor any of its Affiliates has any material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not directly or indirectly adversely affect Buyer.

Section 3.11  Compliance with Laws.  Each Specified Business and all of the Transferred Assets have since July 1, 2003 and currently are being conducted, held and operated in compliance with all applicable Laws and Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since July 1, 2003 and, to the Knowledge of Seller, and except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), prior to July 1, 2003, neither Seller nor any of its Affiliates has received any notice alleging any violation by Seller or any of its Affiliates under any applicable Law for a violation, except for violations that would not, individually or in the

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aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Specified Business has all Governmental Authorizations necessary for the conduct of such Specified Business as currently conducted and such Governmental Authorizations are in full force and effect.  Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 3.10 (Employee Benefits), 3.12 (Environmental Matters), 3.14 (Labor) and 3.17 (Franchises).  Schedule 3.11 of the Seller Disclosure Schedule sets forth, with respect to each Specified Business, each Governmental Authorization issued by the FCC, each Governmental Authorization for the provision of telephony services and each other material Governmental Authorization, in each case Related to such Specified Business.

Section 3.12  Environmental Matters.

(a)           Each Specified Business, the Owned Real Property and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and there are no material Liabilities under any Environmental Law with respect to any Specified Business, the Owned Real Property or the Transferred Assets.

(b)           As of the date hereof, none of Seller or any of its Affiliates (nor, to Seller’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter, citation, summons, order or request for information, relating to any material violation or alleged violation of, or any material Liability under, any Environmental Law in connection with or affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(c)           There are no material complaints filed, penalties assessed, writs, injunctions, decrees, orders or judgments outstanding, or any material actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(d)           There are no underground storage tanks, asbestos-containing materials, lead-based products or polychlorinated biphenyls on, at or under any of the Owned Real Property or Transferred Assets other than in compliance in all material respects with all Environmental Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.12(d) shall be deemed to exclude any such items of which Seller does not have Knowledge.

(e)           None of the Owned Real Property or the Transferred Assets nor any property to which Hazardous Substances located on or resulting from the use of any Owned Real Property or Transferred Assets have been transported, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in

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CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(f)            All material Environmental Permits Related to any Specified Business, the Owned Real Property or the Transferred Assets are valid, are in full force and effect, are transferable and, except as would not, individually or in the aggregate, reasonably be expected to be material, will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(g)           As of the date hereof, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Owned Real Property or the Transferred Assets which has not been delivered to Buyer at least ten days prior to the date hereof.

Section 3.13  Intellectual Property.  Seller and its Affiliates own the Transferred Intellectual Property free and clear of any material Encumbrances other than Permitted Encumbrances.  The Transferred Intellectual Property that is Registered is subsisting and enforceable in all material respects.  None of the Transferred Intellectual Property or, to the Knowledge of Seller, the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, is subject to any outstanding order, judgment or decree adversely affecting Seller’s or its Affiliates’ use thereof or rights thereto as currently used by Seller and its Affiliates in each Specified Business.  Neither Specified Business and none of the Transferred Assets infringes or has infringed or otherwise violates or has violated any Person’s Intellectual Property rights in any material respect.  To the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property rights of Seller or its Affiliates in the Transferred Intellectual Property or the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, other than violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.  Immediately after the Closing, Buyer or its designated Affiliate will own the Transferred Intellectual Property and hold the Transferred Intellectual Property Contracts on terms and conditions that are the same in all material respects as those in effect immediately prior to the Closing.  None of Seller or any of its Affiliates or any Specified Business has infringed or otherwise violated the Intellectual Property rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14  Labor.

(a)           Except for the Collective Bargaining Agreements, none of Seller or any of its Affiliates is a party to or bound by any labor agreement, union contract or collective bargaining agreement respecting any of the Employees, nor are there any Employees represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Seller and its Affiliates are in compliance in all material respects with all labor Laws applicable to any Specified Business and the Employees, and are not

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engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to Employees.  There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any Employee.

(c)           There is no pending or, to the Knowledge of Seller, threatened strike, shutdown, dispute, walkout or other work stoppage or any union organizing effort by, or with respect to, any of the Employees.

Section 3.15  Contracts.

(a)           Schedule 3.15(a) of the Seller Disclosure Schedule contains, with respect to each Specified Business, Seller’s good faith estimate, as of the date hereof, of the number of Contracts (other than Programming Agreements, Franchises and Governmental Authorizations) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject which are executory and are Related to such Specified Business.  Such list represents Seller’s good faith estimate of the number of such Contracts in each of the categories set forth on Schedule 3.15(a) of the Seller Disclosure Schedule, and indicates as to each category, the number of such Contracts that (i) were entered into prior to the Petition Date, (ii) were entered into following the Petition Date or (iii) Relate to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(b)           Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedule, none of the Contracts of Seller or any of its Affiliates Related to a Specified Business contains any of the following terms or provisions (each such term or provision, a “Special Term”):

(i)            consideration payable or receivable by Seller or any of its Affiliates in excess of $100,000 in any twelve month period or in excess of $1,000,000 over the remaining term;

(ii)           limitations on the freedom of Seller or any of its Affiliates to compete in any line of business, with any Person or in any geographic area, and which would limit the freedom of Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iii)          so-called “most favored nation” provisions or any similar provision requiring Seller or any of its Affiliates to offer a third party terms or concessions at least as favorable as those offered to one or more other parties, or which would require Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iv)          any terms that do not reflect in all material respects those that would be obtained in arm’s length negotiations;

(v)           any exclusivity provision or provision that requires the purchase of all or a given portion of a party’s requirements or any other similar provision

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that would, in each case, bind Buyer or its Affiliates after the Closing if it were an Assigned Contract;

(vi)          any terms for the benefit of any members of the Rigas family (except terms for the general benefit of holders of Equity Securities in Seller or any of its Affiliates), Seller, any Managed Cable Entity or any of its or their current or former Affiliates or associates (as defined in Rule 405 under the Securities Act), in each case that would continue to benefit any such Person after the Closing if it were an Assigned Contract;

(vii)         any provision relating to the use by third parties of any of the Transferred Assets to provide telephone, Internet or data services other than in Contracts with Subscribers of any such services and other than under the Contracts listed on Schedule 3.15(b)(vii) of the Seller Disclosure Schedule; or

(viii)        with respect to any Contract entered into following entry of the Confirmation Order, any provision that directly or indirectly restricts (or imposes a penalty or loss of benefit upon) the assignment or transfer of the rights or obligations thereunder to Buyer, Friendco or their Affiliates.

(c)           Schedule 3.15(c) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Contracts (other than Equipment Leases and Programming Agreements) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject that Relate to more than one Specified Business or to both a Specified Business and any part of the Friendco Business.

(d)           Subject to the entry of the Confirmation Order, all Assigned Contracts will be, when assumed by Seller and assigned to Buyer hereunder and under the Confirmation Order, in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and Buyer shall have no responsibility therefor except for any Assumed Cure Costs.  To the Knowledge of Seller, no other party to any Contract of Seller or any of its Affiliates is in default, violation or breach of such Contract, and there are no disputes pending or threatened under any such Contract other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  In the last five years, none of Seller or any of its Affiliates has made any material claim under any Contract pursuant to which any of the Cable Systems were acquired.

Section 3.16  Cable System and Subscriber Information.

(a)           Except for the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, owns any Systems other than the Cable Systems listed on Schedule 3.16(a) of the Seller Disclosure Schedule.

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(b)           Except for the Group 2 Systems and the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Seller or any of its Affiliates, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 3.16(d) of the Seller Disclosure Schedule sets forth the aggregate number of Basic Subscribers, Digital Subscribers and HSI Subscribers of each Specified Business (detailed by Cable System) as of December 31, 2004.  Each such aggregate number has been determined in accordance with the Seller Subscriber Accounting Policy.

(e)           Schedule 3.16(e) of the Seller Disclosure Schedule sets forth Seller’s policy with respect to calculating subscribers (the “Seller Subscriber Accounting Policy”).

(f)            Schedule 3.16(f) of the Seller Disclosure Schedule sets forth the average total revenue per Basic Subscriber of each Specified Business as of December 31, 2004.

(g)           Schedule 3.16(g) of the Seller Disclosure Schedule sets forth the Basic Subscriber monthly churn rate for each Specified Business as of December 31, 2004.

(h)           Schedule 3.16(h) of the Seller Disclosure Schedule sets forth a true and complete list of the Cost Centers comprising each Specified Business.

Section 3.17  Franchises.

(a)           Schedule 3.17(a) of the Seller Disclosure Schedule sets forth (i) a true and complete list of each Franchise operated by Seller or any of its Affiliates, detailed by Specified Business, Cable System and Cost Center and (ii) Seller’s good faith estimate of the number of Basic Subscribers served by each such Franchise as of December 31, 2004.  Except as disclosed by Seller to Buyer prior to the date of this Agreement, the Cable Systems are in compliance with the applicable Franchises in all material respects.  There are no material ongoing or, to the Knowledge of Seller, threatened audits or similar proceedings undertaken by Government Entities with respect to the Franchises.

(b)           Except as disclosed by Seller to Buyer prior to the date of this Agreement, (i) each of the Franchises is in full force and effect in all material respects, and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement, (ii) notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, (iii) there are no applications relating to any Franchises pending before any Government Entity that are

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material to any Specified Business, (iv) none of Seller or any of its Affiliates has received notice from any Person that any Franchise will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a Seller’s request for any such renewal under Section 626 of the Communications Act, and Seller and its Affiliates have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Seller’s or such Affiliates’ requests for any such renewal, (v) none of Seller, any of its Affiliates or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise as provided in Section 626(c)(1) of the Communications Act, and (vi) to the Knowledge of Seller, there exist no facts or circumstances that make it likely that any material Franchise shall not be renewed or extended on commercially reasonable terms.

(c)           With respect to the Franchises, none of Seller or any of its Affiliates has made any material commitment to any Government Entity except (i) as set forth in the Contracts listed on Schedule 3.17(c)(i) of the Seller Disclosure Schedule, true and complete copies of which have been made available to Buyer prior to March 31, 2005, and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) do not contain unfulfilled commitments except (1) those commitments reflected in the Budget or the Derivative 2004 Financial Statements (provided, that any commitment so reflected only in part will be deemed to be covered by this exception only to the extent so reflected) and (2) those commitments that are not material relative to Seller’s operations or financial performance in the applicable Franchise area.

(d)           Set forth on Schedule 3.17(d) of the Seller Disclosure Schedule is a list of each Franchise subject to a Purchase Right and except as set forth on such Schedule no such Purchase Right provides for purchase thereunder at a price less than fair market value or a third party offer price.

Section 3.18  Network Architecture.  Schedule 3.18 of the Seller Disclosure Schedule sets forth a true and complete statement (detailed by Cable System) as of December 31, 2004 (or, in the case of clauses (c) and (f), as of the date hereof), of (a) the approximate number of plant miles (aerial and underground) for each headend located in each Specified Business, (b) the approximate bandwidth capability expressed in MHz of each such headend, (c) the stations and signals carried by each such headend and the channel position of each such signal and station, (d) the approximate number of multiple dwelling units served by such Specified Business, (e) the approximate number of homes passed in such Specified Business as reflected in the system records of Seller or any of its Affiliates, (f) a description of basic and optional or tier services available and the rates charged for each such Specified Business, (g) the bandwidth capacity of each Cable System in such Specified Business for each headend, and (h) the municipalities served by each of the Cable Systems in such Specified Business and the public service numbers of such municipalities.

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Section 3.19  Absence of Changes.  Since the date of the Most Recent Balance Sheet, Seller and its Affiliates have conducted each Specified Business only in the Ordinary Course, and each Specified Business has not experienced any event, occurrence, condition or circumstance, and, to Seller’s Knowledge, no event, occurrence, condition or circumstance is threatened, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20   Assets.

(a)           Other than the Excluded Assets, the right, title and interest of Seller and its Affiliates in the Transferred Assets constitute all of the Assets of Seller and its Affiliates owned or held by, used or intended for use, leased, licensed, accrued, reserved, allocated or incurred in connection with the conduct of any Specified Business in all material respects as currently conducted and, immediately after the Closing, shall be sufficient for Buyer to continue to operate and conduct such Specified Business in all material respects as currently conducted.  At the Closing (after giving effect to the Transaction), Buyer or its designated Affiliate will have good and marketable title to (or in the case of Transferred Assets that are leased, valid leasehold interests in) the Transferred Assets (other than those held by the Transferred Joint Venture Entities) free and clear of any Encumbrances, other than Permitted Encumbrances (or in the case of the Transferred Investments, Encumbrances under the Investment Documents), and those created by Buyer or any of its Affiliates (other than, prior to the Closing, any Transferred Joint Venture Entity or the Palm Beach Joint Venture).  At the Closing (after giving effect to the Transaction) the Transferred Joint Venture Entities will have good and marketable title to (or in the case of Transferred Assets that are leased, valid leasehold interests in) the Transferred Assets held by them free and clear of any Encumbrances other than Permitted Encumbrances, in the case of Joint Venture Securities, Encumbrances under the JV Documents, and those created by Buyer or any of its Affiliates (other than, prior to the Closing, any Transferred Joint Venture Entity or the Palm Beach Joint Venture).

(b)           The Shared Assets and Liabilities are the only Assets and Liabilities of Seller or any of its Affiliates that Relate to both of the Specified Businesses or to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.  The Palm Beach Joint Venture does not hold any Assets that are Primarily Related to any portion of the Business other than the portion of the Business conducted by the Palm Beach Joint Venture.  Empire Sports Network has no Assets other than those Primarily Related to its business of operating a regional sports network and has no Assets Primarily Related to the Cable Systems.

(c)           The Friendco Transferred Assets are the only Assets that are Primarily Related to the Cable Systems being purchased by Friendco.  None of the Friendco Transferred Assets are Primarily Related to any Specified Business except to the extent Buyer has otherwise so consented.  Other than the Friendco Transferred Assets, the Transferred Assets and the Excluded Assets, there are no Assets of Seller or any of its Affiliates Related to the Business.

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(d)           Schedule 3.20(d) of the Seller Disclosure Schedule sets forth a true and complete list of all of the material Assets Related to each Specified Business owned, held by, leased or licensed by any Subsidiary of Seller that is not a Debtor.

(e)           Other than the Transferred Joint Venture Entities, the Transferred Investments and the wholly owned Subsidiaries of Seller and as set forth on Schedule 3.20(e) of the Seller Disclosure Schedule, Seller and its Affiliates have no Equity Securities in any Person which holds Assets Primarily Related to the operations and business conducted by the Cable Systems.

Section 3.21  Real Property.

(a)           Schedule 3.21(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all the Real Property Leases and Real Property Subleases, in each case providing for annual payments in excess of $50,000.  Seller has delivered to Buyer true and complete copies of each of such Real Property Leases and Real Property Subleases.

(b)           Schedule 3.21(b) of the Seller Disclosure Schedule sets forth the address and/or location and the general use within each Specified Business of each Owned Real Property and each Leased Real Property listed on Schedule 3.21(a) of the Seller Disclosure Schedule.

(c)           Subject to the entry of the Confirmation Order, all Transferred Real Property Leases and Transferred Rights-of-Way, when assumed by Seller or its Affiliates and assigned to Buyer or its Affiliates (or, in the case of Transferred Real Property Leases and Transferred Rights-of-Way held by any Transferred Joint Venture Entity, when assumed and retained by such Transferred Joint Venture Entity upon completion of the Closing) pursuant to this Agreement and the Confirmation Order, will be in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and will not require any consent of any Person or any payment thereunder in respect of such assignment (unless such payment is made by Seller or any of its Affiliates on or prior to the Closing) and any violation, breach or event of default, or event or condition that, after notice or lapse of time or both (to the extent required), would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and none of Buyer nor any of its Affiliates shall have any responsibility therefor.  To the Knowledge of Seller, no other party to any Transferred Real Property Lease or Transferred Right-of-Way is in default, violation or breach of such Transferred Real Property Lease or Transferred Right-of-Way and there are no disputes pending or threatened thereunder other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Transferred Owned Real Property nor the Transferred Leased Real Property is subject to any material Real Property Sublease.

(d)           Seller has not received notice and has no Knowledge of any pending, threatened or contemplated material condemnation proceeding affecting the

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Transferred Owned Real Property or the Leased Real Property or any part thereof, or of any sale or other disposition of the Transferred Owned Real Property or the Leased Real Property or any part thereof in lieu of condemnation.

Section 3.22  Absence of Liabilities.  Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), each Specified Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of any Specified Business, other than (hh) Liabilities specifically reflected, reserved against or otherwise disclosed in the Derivative 2004 Financial Statements or, only with respect to Liabilities included in the Unallocated Shared Assets and Liabilites that become Assumed Liabilities pursuant to Section 2.5, the Derivative Unallocated 2004 Financial Statements, (ii) Excluded Liabilities and (jj) Liabilities that were incurred in the Ordinary Course of Business since the date of the Derivative 2004 Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23  Insurance.  Schedule 3.23 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage) (the “Insurance Policies”).  All of the Insurance Policies or renewals thereof are in full force and effect in all material respects.  With such exceptions as would not be material, all premiums due in respect of the Insurance Policies have been paid by Seller or its Affiliate and Seller and its Affiliates are otherwise in compliance with the terms of such policies.  Seller carries sufficient third party insurance to insure in all material respects all reasonable insurable risks of the Business.  Following the Closing, the Insurance Policies shall continue to provide coverage with respect to acts, omissions and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred.  To the Knowledge of Seller, there has not been any threatened termination of, material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

Section 3.24  Friendco Purchase Agreement.  Seller has previously delivered to Buyer a true and complete copy of the Friendco Purchase Agreement as of the date hereof.  Except for the Friendco Purchase Agreement and any Ancillary Agreements (as defined in the Friendco Purchase Agreement), Seller and/or any of its Affiliates, on the one hand, and Friendco and/or any of its Affiliates, on the other hand, are not party to any Contract related to the Transaction or the Friendco Transaction.

Section 3.25  Transactions with Affiliates.  Except for this Agreement, the Ancillary Agreements to which it is a party and any Liability arising under this Agreement or any such Ancillary Agreement, from and after the Closing, none of Buyer or its Subsidiaries shall, as a result of the Transaction, be bound by any Contract or any

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other arrangement of any kind whatsoever with, or have any Liability to, Seller, any Managed Cable Entity or any of their respective Affiliates.

Section 3.26  Finders’ Fees.  Except for UBS Securities LLC and Allen & Company LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the Transaction.

Section 3.27  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth on the Buyer Disclosure Schedule, as of the date hereof and as of the Closing:

Section 4.1  Organization and Qualification.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania.  Buyer has all requisite corporate power and authority to own and operate its Assets and to carry on its business as currently conducted.  Buyer has made available to Seller a true and complete copy of Buyer’s articles of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 4.2  Corporate Authorization.  (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

(b)           Prior to the Closing, each of Buyer and Buyer’s Subsidiaries will have full corporate, partnership or similar power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder.  Prior to the Closing, the execution, delivery and performance by each of Buyer and Buyer’s Subsidiaries of each of the Ancillary Agreements to which it will be a party will have been duly and validly authorized and no additional shareholder or similar authorization or consent will be required in connection with the execution, delivery and performance by each of Buyer and Buyer’s Subsidiaries of any of the Ancillary Agreements to which it will be a party.

Section 4.3  Consents and Approvals.  No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or made by Buyer or any of its Affiliates with, any Person in connection with the execution, delivery and performance

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by Buyer of this Agreement and by Buyer or any of its Subsidiaries of the Ancillary Agreements to which it is a party, other than the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain, give or make would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s or any of its Subsidiaries’ ability to effect the Closing or to perform their respective obligations under this Agreement or any Ancillary Agreement to which Buyer or such Subsidiary is a party.

Section 4.4  Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by Buyer of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (d) violate any provision of the articles of incorporation, bylaws or other organizational documents of Buyer or any of its Subsidiaries, (e) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3 of the Buyer Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer or any of its Subsidiaries under, or result in a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under, any Contract to which any of them is a party or result in the creation of any Encumbrance upon any of their Assets or give rise to any Purchase Right or (f) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3 of the Buyer Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Subsidiaries is subject, or under any Buyer Governmental Authorization, other than, in the case of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s or its Subsidiary’s ability to effect the Closing or to perform their respective obligations under this Agreement or any Ancillary Agreement to which Buyer or such Subsidiary is a party.

Section 4.5  Binding Effect.  This Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Buyer and each Affiliate of Buyer party to such agreements and by Seller and the other parties thereto, a valid and legally binding obligation of Buyer and each Affiliate of Buyer party to such agreements, enforceable against Buyer and each such Affiliate in accordance with their respective terms.

Section 4.6  Litigation and Claims.  There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Buyer, threatened against or affecting, or otherwise relating to Buyer or any of its Affiliates, or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s or any of its Subsidiaries’ ability to effect the Closing or to

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perform their respective obligations under this Agreement or any Ancillary Agreement to which Buyer or such Subsidiary is a party.  None of Buyer or any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s or any of its Subsidiaries’ ability to effect the Closing or to perform their respective obligations under this Agreement or any Ancillary Agreement to which Buyer or such Subsidiary is a party.

Section 4.7             Friendco Agreements.

(a)           Buyer has delivered to Seller true and complete copies of the Friendco Parent Redemption Agreement, TWE Redemption Agreement and Exchange Agreement, each as in effect as of the date hereof.

(b)           Each of the Friendco Parent Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement constitutes a valid and legally binding obligation of each of Buyer and any of its Affiliates that are parties thereto, enforceable against each of them in accordance with its terms.

(c)           As of the date hereof, except for the Exchange Agreement, the TWE Redemption Agreement and the Friendco Parent Redemption Agreement, none of Buyer or its Affiliates have entered into any material agreements or understandings with Friendco Parent or any of its Affiliates Relating to any of the Transferred Assets or otherwise in connection with the Transaction or the Friendco Transaction.

Section 4.8   No On-Sale Agreements.  Except with respect to the Transaction, the Exchange or the Redemptions, as of the date hereof, Buyer and its Affiliates have not entered into any binding agreement with any third party (other than Seller) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, for any of the Transferred Assets.

Section 4.9   Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the Transaction.

Section 4.10  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

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ARTICLE V

COVENANTS

Section 5.1   Access and Information.

(a)           From the date hereof until the Closing (and, with respect to any Disputed MCE System, until the expiration of the MCE Period), subject to applicable Laws, Seller shall (i) afford Buyer and its authorized representatives reasonable access, during regular business hours, upon reasonable advance notice, to the Employees, each Specified Business, the Friendco Business, Assets that will be Transferred Assets as of the Closing and the Friendco Transferred Assets, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to each Specified Business or in furtherance of the Transaction or the Exchange as Buyer from time to time reasonably requests, including, subject to Section 5.9, by providing to Buyer or its accountants sufficient information (A) for the preparation of the pro-forma balance sheet and statements of income, stockholders’ equity and cash flows for the Buyer Business (in each case, if requested, assuming the Friendco Transaction and/or the Exchange have occurred) and (B) regarding compliance by Seller and its Affiliates with the requirements of the SOA with respect to the Business, and (iii) instruct the Employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of each Specified Business and the Friendco Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would (A) reasonably be expected to (i) create Liability under applicable Laws, including U.S. Antitrust Laws, (ii) waive any material legal privilege or (iii) otherwise be prohibited by an order of the Bankruptcy Court (provided, that in the case of clauses (ii) or (iii) Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information, in the case of clause (ii), in a manner consistent with the preservation of such legal privilege and, in the case of clause (iii), by seeking relief from such order of the Bankruptcy Court to the extent reasonably requested by Buyer), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Buyer, Seller has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Buyer shall not conduct any environmental sampling without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion.  All requests made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller.  All information received pursuant to this Section 5.1(a) shall, prior to the Closing, be governed by the terms of the Seller Confidentiality Agreement.  No information or knowledge obtained in any investigation by Buyer pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty made by Seller hereunder.

(b)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired, Buyer agrees to retain all Books

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and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Seller and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Seller, (i) to inspect and copy the Books and Records and (ii) to have personnel of Buyer made reasonably available to them or have Buyer otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation or (C) the claims resolution, plan administration and case closing processes in the Reorganization Case; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Buyer with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Seller, Buyer has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality).  In no event shall Seller or its representatives have access to the Tax Returns of Buyer.  No Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at the transferee’s expense.  All information received pursuant to this Section 5.1(b) shall be governed by the terms of Section 5.1(d).

(c)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired (and with respect to Tax Returns, until the later of (I) the five year anniversary of the Closing and (II) the expiration of the statute of limitations with respect to such Tax Returns), Seller agrees to retain all Books and Records and all Excluded Books and Records, in each case in existence on the Closing Date and not transferred to Buyer or retained by a Transferred Joint Venture Entity (the “Retained Books and Records”), and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, (i) permit Buyer to make copies of any Tax Returns (including related workpapers) relating to any Transferred Joint Venture Entity (including any amended Tax Returns relating to such Transferred Joint Venture Entities and workpapers related thereto), (ii) grant to Buyer and its representatives the right to inspect and make copies of Retained Books and Records not described in clause (i) above (other than Excluded Books and Records) and (iii) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Buyer, to have personnel of Seller made reasonably available to them or have Seller otherwise cooperate to the extent reasonably necessary, in each case, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation; provided, however, that in no event shall Buyer or its representatives have access to any information that, based on advice of Seller’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller

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shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Seller with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Buyer, Seller has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality).  No Retained Books and Records shall be destroyed by Seller without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof at the transferee’s expense.

(d)           From and after the Closing, Seller and its Affiliates shall keep confidential any non-public information in their possession Related to the Business or related to the Transferred Assets (any such information that is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”).  Neither Seller nor its Affiliates shall disclose, or permit any of their respective directors, officers, employees or representatives to disclose, any Confidential Information to any other Person or use such information to the detriment of Buyer or its Affiliates; provided, that such party may use and disclose any such information (i) once it has been publicly disclosed (other than by such party in breach of its obligations under this Section 5.1(d)) or (ii) to the extent that such party may, in the reasonable judgment of its counsel, be compelled by Law to disclose any of such information, such party may disclose such information if it has used commercially reasonable efforts, and has afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.  Except in respect of Excluded Assets and Excluded Liabilities, the Seller Confidentiality Agreement shall terminate upon the Closing with no further liability thereunder on the part of any party thereto.

Section 5.2  Conduct of Business.  During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.2 of the Seller Disclosure Schedule or as Buyer otherwise agrees in writing in advance, Seller shall (x) conduct, and shall cause its Affiliates to conduct, each Specified Business in the Ordinary Course and in accordance with applicable material Laws (including, subject to Section 5.2(s), completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and work on existing and planned construction projects), (y) use its commercially reasonable efforts to preserve intact each Specified Business and its relationship with its customers, suppliers, creditors and employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business) and (z) use its commercially reasonable efforts to perform and honor all of its post-petition obligations under any Contract as they become due and otherwise discharge and satisfy all Liabilities thereunder as and when they become due.  During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as

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otherwise contemplated by this Agreement or any Ancillary Agreement or as Buyer shall otherwise consent (provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Seller’s written request for such response) or as set forth in the applicable sections of Schedule 5.2 of the Seller Disclosure Schedule, Seller shall, and shall cause each of its Affiliates to, with respect to each Specified Business:

(a)           not incur, create or assume any Encumbrance on any of its Assets other than a Permitted Encumbrance;

(b)           not sell, lease, license, transfer or dispose of any Assets other than in the Ordinary Course of Business; provided, however, that in any event, such Assets shall not (i) constitute a Cable System or material portion thereof or (ii) include any Equity Securities of any Asset Transferring Subsidiary (other than in connection with a transfer to Seller or any of its wholly owned Subsidiaries that is an Asset Transferring Subsidiary and a Debtor);

(c)           not (i) assume pursuant to an order of the Bankruptcy Court any OCB Contract, (ii) enter into any Contract in the Contract Categories Expected to be Assumed that contains any Special Terms (except with respect to clause (i) of the definition thereof), (iii) modify, renew (except in respect of Governmental Authorizations pursuant to Section 5.2(r)), suspend, abrogate or amend in any material respect (including the addition of any Special Term) any (A) Governmental Authorization that is material, (B) Contract Related to any Specified Business that is material or that contains Special Terms (except with respect to clause (i) of the definition thereof), (C) retransmission consent agreement (in a manner which would result in any compensation being payable thereunder, other than compensation that is customary, consistent with Seller’s past practice and, in any event, non-monetary), (D) Third Party Confidentiality Agreement or (E) Contract listed on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule (other than, with respect to this clause (E), with the consent of Buyer, such consent not to be unreasonably withheld (other than in the case of extending the term or amending with like effect any lease on Schedule 1.1(k)(ii), with respect to which such consent shall be at Buyer’s discretion)), (iv) reject or terminate any Contract Related to any Specified Business or (v) with respect to any Contract Related to any Specified Business, take any action outside the Ordinary Course of Business or fail to take any action in the Ordinary Course of Business;

(d)           not declare, set aside or pay any dividend or distribution on any Joint Venture Securities or Investment Entity Securities;

(e)           not amend any of the JV Documents or Investment Documents;

(f)            not issue, sell, pledge, transfer (other than to Seller or any wholly-owned Subsidiary of Seller; provided, that any such wholly-owned Subsidiary shall be an Asset Transferring Subsidiary and a Debtor), dispose of or encumber any Joint Venture Securities or Investment Entity Securities;

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(g)           not split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any Joint Venture Securities or Investment Entity Securities;

(h)           provide prompt written notice to Buyer of Seller or any of its Affiliates entering into any OCB Contract that is material to any Specified Business;

(i)            not dispose of, license or permit to abandon, invalidate or lapse any rights in, to or for the use of any material Transferred Intellectual Property;

(j)            not (i) increase the compensation of any Employee or current director of Seller or any of its Subsidiaries, except for increases in salary or wage rates in the Ordinary Course of Business or as required by the terms of agreements or plans currently in effect and listed on Schedule 3.10(a) of the Seller Disclosure Schedule or with respect to any Employee listed on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule, (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus, emergence award or change in control bonus or any other benefit under Seller’s Performance Retention Plan or other plan, agreement, award or arrangement, other than any such award, entitlement or arrangement that will be fully paid and satisfied on or prior to the Closing Date (other than any sale bonus under the Sale Bonus Program as provided below or as otherwise provided in the parenthetical at the end of this clause (ii) with respect to awards other than awards under the Sale Bonus Program or Seller’s Performance Retention Plan) and the Liabilities of which will be Excluded Liabilities or, with respect to any sale bonus under the Sale Bonus Program, to the extent (but only to the extent) any such sale bonus amount is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount (provided, however, that an award, entitlement or arrangement under this clause (ii) granted to an Employee listed on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule may be paid by Seller in accordance with its terms; provided, further, that (x) all payments that pursuant to the term of such award, entitlement or arrangement are to be paid on or prior to the Closing shall be paid by Seller on or prior to the Closing and (y) if Buyer offers employment to any such Employee pursuant to Section 5.5(a) (or, with respect to any Joint Venture Employee, continues such employment) and such Employee becomes a Transferred Employee, Seller shall fully pay and satisfy any such award, entitlement or arrangement as to such individual on or prior to the Closing), (iii) except as provided in clause (ii) or as required by Law, establish, adopt, enter into, amend or terminate any Benefit Plan (other than any broad based health or welfare plan) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (iv) hire any employee for any Specified Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice, other than to fill vacancies arising in the Ordinary Course of Business, (v) enter into any new employment or severance agreements or amend any such existing agreement with any Employee (provided, that the foregoing shall not restrict Seller from taking any such action with respect to an Employee listed on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule so long as Buyer will not be bound by any such action (including as it may relate to the terms of employment of any such Employee pursuant to Section 5.5 hereof)) if the Employee becomes employed by Buyer in connection with the Transaction,

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(vi) establish, adopt, enter into, amend or terminate any plan, policy or arrangement providing for severance or termination pay or benefits (provided, that the foregoing shall not restrict Seller from taking any such action so long as Buyer will not be bound by any such action (including as it may relate to the terms of any offer to any Employee, or the terms of continued employment of any Joint Venture Employee, pursuant to Section 5.5(a) hereof) if any Employee covered thereby becomes employed by Buyer in connection with the Transaction) or (vii) engage in any hiring practices that are not in the Ordinary Course of Business;

(k)           not make any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Law, customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Subsidiary of Seller in the Ordinary Course);

(l)            not settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transaction or any Specified Business or that would affect any Specified Business after the Closing (other than in a de minimis manner);

(m)          not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of Seller or any of its Subsidiaries unless required (i) by a concurrent change in GAAP or applicable Law or (ii) upon prior written notice to Buyer, in order to comply with any GAAP requirements or FASB interpretations or in order to comply with the view of Seller’s independent auditors;

(n)           except for capital expenditures, which shall be governed by Section 5.2(s), not Acquire any Assets or any business (including Equity Securities) in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Buyer prior to the date hereof, (ii) Assets used by Seller in the Ordinary Course of Business (which Assets do not constitute a System, a business unit, division or all or substantially all of the Assets of the transferor) and (iii) any interest in or Assets of any entity which nominally owns any interest in any Group 2 System;

(o)           use commercially reasonable efforts to continue normal marketing, advertising and promotional expenditures with respect to each Specified Business;

(p)           use commercially reasonable efforts to (i) maintain or cause to be maintained (A) the Transferred Assets in adequate condition and repair for their current use in the Ordinary Course, ordinary wear and tear excepted, and (B) in full force and effect the Insurance Policies (with the same amounts and scopes of coverage) with respect to the Transferred Assets and the operation of each Specified Business and (ii) enforce in good faith the rights under the Insurance Policies;

(q)           use commercially reasonable efforts to perform all post-petition obligations under all of the Franchises, other material Governmental Authorizations and

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Assigned Contracts without material breach or default and pay all post-Petition Date Liabilities arising thereunder in the Ordinary Course of Business;

(r)            use commercially reasonable efforts to renew any material Governmental Authorizations which expire prior to the Closing Date;

(s)           use commercially reasonable efforts to make capital expenditures and operate in accordance with the capital and operating budget set forth on Schedule 5.2(s) of the Seller Disclosure Schedule (the “Budget”) and, in the case of capital expenditures, on a line item basis;

(t)            maintain inventory sufficient for the operation of each Specified Business in the Ordinary Course of Business;

(u)           not engage in any marketing, Subscriber installation or collection practices other than in the Ordinary Course of Business;

(v)           not convert any billing systems used by any Specified Business;

(w)          use commercially reasonable efforts to implement all rate changes provided for in the Budget and except for rate increases provided for in the Budget not change the rate charged for any level of cable television, telephony or high speed data services;

(x)            except as required by applicable Law (including applicable must-carry laws), not add or voluntarily delete any channels from any Cable System, or change the channel lineup in any Cable System or commit to do any of the foregoing in the future; except for (i) pending channel additions and deletions or changes in channel lineups to the extent customer notifications have, as of the date hereof, been mailed or otherwise made in a manner permitted by each applicable Franchise; (ii) channel additions or changes in lineups as required in order to fulfill distribution commitments or broadcast station retransmission consent obligations (in either case, existing as of the date hereof) pursuant to existing Contracts, and solely to the extent the commitment and/or obligation must, pursuant to such Contract, be satisfied prior to the Closing Date; (iii) channel additions, migrations or changes in channel lineups in connection with headend consolidations (provided, however, that no new channels may be added to a system unless immediately prior to the headend consolidation, the channel was so carried on one headend or the other, provided, further, that if such channel is carried on both headends and the channel is not carried on the same tier or level of service on the two headends, then after such consolidation, the channel shall be carried on the tier or level of service of the dominant headend); (iv) the addition of one or more of the channels listed on Schedule 5.2(x)(iv) of the Seller Disclosure Schedule in connection with a system upgrade; (v) the roll-out of any video on demand service listed on Schedule 5.2(x)(v) of the Seller Disclosure Schedule or any free video on demand services for which Seller is not required to pay any fee or consideration; (vi) the addition of one or more of the high definition services listed on Schedule 5.2(x)(vi) of the Seller Disclosure Schedule, which additions shall not, except as otherwise noted on Schedule 5.2(x)(vi) of the Seller

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Disclosure Schedule, require Seller to pay any fee or consideration for such services; or (vii) the addition of the high definition signal of a NBC, ABC, CBS, or Fox station that is licensed to the same designated market area as the system on which such signal is being launched, so long as such signal is a simulcast of such station’s analog signal, to the extent Seller is not required to pay any fee or consideration for such high definition signal;

(y)           not file a cost-of-service rate justification;

(z)            use commercially reasonable efforts to launch telephony and video on demand services in the Cable Systems identified on Schedule 5.2(z) of the Seller Disclosure Schedule substantially in accordance with the timetable set forth on such Schedule 5.2(z), and provide Buyer with written notice promptly following any such launch;

(aa)         continue to conduct the Business in accordance with, and not make any change to, the Seller Subscriber Accounting Policy, including as to disconnects;

(bb)         not transfer the employment duties of any Applicable Employee from any Cable System to a different Cable System or business unit other than in the Ordinary Course of Business;

(cc)         use commercially reasonable efforts to maintain or cause to be maintained its Books and Records (and Excluded Books and Records) and accounts with respect to each Specified Business in the usual, regular and ordinary manner on a basis consistent with past practice;

(dd)         give or cause to be given to Buyer, and its counsel, accountants and other representatives, (i) as soon as reasonably possible, but in any event prior to the date of submission to the appropriate Government Entity, copies of all FCC rate Forms 1205, 1210, 1235, and 1240, and simultaneous with, or as soon as reasonably possible after submission to the appropriate Government Entity, any other FCC Forms required under the regulations of the FCC promulgated under the Cable Act that are prepared with respect to any of the Cable Systems and (ii) as soon as reasonably possible after filing copies of all copyright returns filed in connection with any Cable System; provided, that in the case of clause (i), before any such FCC Forms 1205, 1210, 1235, or 1240 are filed, Seller and Buyer shall consult in good faith concerning the contents of such forms; and

(ee)         not announce an intention, authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 5.3  Commercially Reasonable Efforts.

(a)           Subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Seller and Buyer shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and shall use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to their obligations hereunder

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to the extent they have the ability to control the satisfaction of such obligations.  Without limiting the generality of the foregoing, Seller and Buyer shall (i) make all filings and submissions required by the U.S. Antitrust Laws and any other Laws, and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction and the Exchange and (ii) use commercially reasonable efforts to obtain and maintain all Seller Required Approvals and Buyer Required Approvals in form and substance reasonably satisfactory to Buyer and Seller.  In connection with the foregoing, Seller and Buyer will endeavor to consummate the Transaction without (or with minimal) costs, conditions, limitations or restrictions associated with the grant of such Seller Required Approvals and Buyer Required Approvals.

(b)           Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Buyer to agree to or to effect any divesture, hold separate or similar agreement with respect to any business or Assets or agree to enter into, or amend, or agree to amend, any Contracts or governmental authorizations or take or refrain from taking any other action or conduct any business in any manner if doing so would reasonably be expected, individually or in the aggregate, to have an adverse impact that is material to the Buyer Business or the Transferred Assets or would materially constrain the operations of Buyer and its Subsidiaries or of the Transferred Assets; it being understood that the incurrence of legal, accounting, investment banking and other customary forms of transaction expenses and the commitment of reasonable management time and effort shall not be considered an adverse impact for the purpose of this Section 5.3(b).

(c)           No later than 45 days following the date hereof, Buyer and Seller shall provide each other (or shall cause their respective Subsidiaries to provide) with all necessary documentation to allow filing of FCC Forms 394 with respect to the Franchises with respect to which a LFA Approval is or may be required.  Buyer and Seller shall use commercially reasonable efforts to cooperate with one another and, no later than 60 days following the date hereof, file with the applicable Government Entity FCC Forms 394 for each of the Franchises with respect to which a LFA Approval is required.  Buyer and Seller shall cooperate and use their commercially reasonable efforts to have Buyer enter into a substitute performance bond arrangement with respect to those Assets of each Specified Business the transfer of which to Buyer would require Buyer to enter into such a substitute bond arrangement, on substantially the same terms as the substitute bond arrangement with respect to such Assets in effect as of the date hereof.  Notwithstanding anything to the contrary herein, Seller shall not accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Buyer in writing, such approval not to be unreasonably withheld; provided, however, that if Seller affords Buyer reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to LFA Approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Buyer shall approve any such modifications, amendments or conditions that are approved by Seller so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact

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(giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Buyer or Friendco Parent in connection with material acquisitions of cable assets effected since 2001.  In addition, if Buyer seeks any LFA Approval pursuant to this Transaction, Buyer shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Buyer or Friendco Parent in connection with material acquisitions of cable assets effected since 2001.

(d)           Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Transferred Assets to the same extent as held by Seller and its Affiliates (other than the Transferred Assets to be retained by a Transferred Joint Venture Entity), and to vest in the Transferred Joint Venture Entities good and marketable title to the Transferred Assets to be retained by such Transferred Joint Venture Entity, in each case free and clear of all Encumbrances other than, in the case of Transferred Assets other than the JV Interests and the Transferred Investments, Permitted Encumbrances, in the case of the JV Interests, Encumbrances under the JV Documents, and in the case of the Transferred Investments, Encumbrances under the Investment Documents and, in each case, Encumbrances created by Buyer or any of its Affiliates (other than, prior to the Closing, any Transferred Joint Venture Entity or the Palm Beach Joint Venture).

(e)           Seller and Buyer shall cooperate with each other and shall furnish to the other party all information reasonably necessary or desirable in connection with making any filing under the HSR Act, and in connection with resolving any investigation or other inquiry by any Government Antitrust Entity with respect to the Transaction and the Exchange; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.  Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction.  Seller and Buyer shall not participate in any meeting with any Government Antitrust Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, such meeting.  The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act (including, with respect to making a particular filing, by providing copies of all such documents (other than those that will not be publicly available) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions,

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deletions or changes suggested in connection therewith); provided, however, that in no event shall Buyer or Seller be required to furnish any information that, based on advice of such party’s counsel, would reasonably be expected to create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or would constitute a waiver of any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege).

(f)            In furtherance and not in limitation of the foregoing, each of Buyer and Seller agrees to make, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and the Exchange (which filing shall be made in any event within 20 Business Days of the date hereof), (ii) appropriate filings with the FCC, and any state public service commissions having jurisdiction over any Transferred Assets or any services provided by any Specified Business or the Assets of or services provided by the Buyer Business with respect to the Transaction and the Exchange, and (iii) all other necessary filings with other Government Entities relating to the Transaction and the Exchange, and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Seller Required Approvals and the Buyer Required Approvals under such other Laws or from such authorities or third parties as soon as practicable; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(g)           Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party (excluding Government Entities) consents related to or required in connection with the Transaction and the Exchange that are Seller Required Approvals or Buyer Required Approvals; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(h)           Notwithstanding anything in this Agreement to the contrary, Buyer shall have the sole responsibility for any filing, submission or other action (including, for the avoidance of doubt, obtaining any required LFA Approval) that is necessary, proper or advisable to permit the consummation of the Exchange (it being understood that Seller shall use its commercially reasonable efforts to cooperate with Buyer with respect to any action required to be taken by Buyer pursuant to this sentence; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(i)            After the Closing, Buyer shall, in the ordinary course of business of Buyer, use its commercially reasonable efforts to bill and collect from each Basic Subscriber that is potentially a Qualified Customer any amounts due and payable in respect of services delivered to such Basic Subscriber prior to the Closing.

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Section 5.4  Tax Matters.

(a)           Proration of Taxes.  To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.  For the avoidance of doubt, (i) any Taxes that are apportioned to the portion of a taxable period that ends on the Closing pursuant to this Section 5.4(a) shall be Excluded Taxes and (ii) any Taxes that are apportioned to the portion of a taxable period beginning after the Closing pursuant to this Section 5.4(a) shall be Assumed Taxes.

(b)           Tax Returns.  (i) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Joint Venture Entities for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns (which for the avoidance of doubt shall not include income Taxes payable by any partner in a Transferred Joint Venture Parent), and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Joint Venture Entities for taxable years or periods ending after the Closing Date.

(ii)           Except as provided in Section 5.4(c), if either party shall be liable hereunder to pay over to the other party any portion of the Tax (including, for the avoidance of doubt, by reason of the inclusion of such Tax in Assumed Taxes or Excluded Taxes) of a Transferred Joint Venture Entity shown due on any such Tax Return required to be filed by the other party with respect to a taxable period that includes the Closing Date, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions).  If the parties disagree as to any item reflected on any such Tax Return, the non-preparing party shall notify the preparing party of such disagreement and its reasons for so disagreeing, in which case the parties shall attempt to resolve such disagreement.  To the extent that Seller and Buyer cannot reach agreement with respect to such disputed item, the resolution of such dispute shall be made by the CPA Firm, or such nationally recognized firm of independent accountants agreed upon by Seller and Buyer, whose decision shall be final and binding and whose expenses shall be shared equally by Seller and Buyer.  The party liable to pay over to the other party any portion of a Tax under Section 5.4(b) that is payable with a Tax Return to be filed by the other party with respect to a taxable period that includes the Closing Date, shall pay the other party at least 10 days prior to the due date for the filing of such Tax Return.

(iii)          Buyer shall not file any amended Tax Returns with respect to any Transferred Joint Venture Entity that includes a period ending on or before the Closing Date without Seller’s written consent, which shall not be unreasonably withheld or delayed.

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(c)           Transfer Taxes.  (i)               To the extent not otherwise exempt to the fullest extent permitted by section 1146(c) of the Bankruptcy Code and except as otherwise provided in this Section 5.4(c)(i), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall, subject to the provisos to Sections 5.4(c)(iii) and 5.4(c)(v), be borne by Buyer.

(ii)           Any Tax Returns that must be filed in connection with Transfer Taxes (“Transfer Tax Returns”) shall be prepared by Buyer, and Buyer shall prepare such Transfer Tax Returns in a manner consistent with the allocation of the consideration that is agreed pursuant to Section 5.4(d); provided, however, that if Buyer and Seller do not jointly agree to a Purchase Price Allocation Schedule as provided in Section 5.4(d) and except as provided in Section 5.4(c)(iii), any such Transfer Tax Return shall be prepared by Buyer in good faith in a manner consistent with the purchase price allocation of Buyer or Seller that Buyer and Seller, as the case may be, use for Tax purposes that results, in the higher aggregate Transfer Tax liability with respect to each applicable jurisdiction.  The party filing any Transfer Tax Return (or similar form claiming an applicable exemption from Transfer Taxes) pursuant to this Section 5.4 shall furnish a copy of such Transfer Tax Return (or similar form) to the other party.

(iii)          Except as provided in the following proviso, all Transfer Tax Returns shall be filed by Buyer, and Buyer shall be responsible for remitting all amounts shown as due on such Transfer Tax Returns to the appropriate Government Entity; provided, however, that, in the case of any Transfer Tax Return in which Seller’s purchase price allocation would result in a higher aggregate Transfer Tax liability than Buyer’s purchase price allocation (w) Buyer shall prepare such Transfer Tax Return unless Seller reasonably determines that the positions taken on such Transfer Tax Return as prepared by Buyer would reasonably be expected to give rise to a material risk of civil and/or criminal penalties (other than interest) if challenged by the applicable Government Entity, in which case, Seller may prepare such Transfer Tax Return, (x) Seller shall be responsible for filing such Transfer Tax Return and for remitting all amounts shown as due thereon to the appropriate Government Entity, (y) notwithstanding any other provision of this Section 5.4(c) to the contrary, Buyer shall pay to Seller an amount equal to the Transfer Tax liability that would have resulted if such return had been prepared by Buyer (it being understood that, for purposes of this clause (y), the Transfer Tax Return that would have been prepared by Buyer shall be determined by using (1) the Buyer’s purchase price allocation, and (2) Buyer’s interpretation of applicable Tax Law as reflected in the Transfer Tax Return prepared by Buyer pursuant to clause (x) hereof), and (z) Seller shall have sole responsibility for the balance of the Transfer Tax liability with respect to such Transfer Tax Return.  Buyer and Seller shall (and shall cause each of their respective Affiliates to) cooperate in the timely completion and filing of all such Tax Returns, and Buyer and Seller shall (and shall cause each of their respective Affiliates to) execute such documents in connection with such filings as shall have been required by Law or reasonably requested by the other party.

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(iv)          Buyer shall control the conduct of any audit, claim, contest or administrative or judicial proceeding relating to such Transfer Taxes, subject to Seller’s right to make any statement or report to any tax authority reflecting the purchase price allocation prepared by Seller; provided, however, that Seller shall be entitled to make any such statement and/or report only (A) to the extent Seller reasonably determines is reasonably necessary to rebut any presumption under applicable Tax Law that would otherwise deem Seller to have agreed to and adopted the purchase price allocation prepared by Buyer in the absence of such statement or report and (B) if such presumption could reasonably be expected to result in an adverse effect on Seller other than a de minimis adverse effect.  If Buyer or Seller receives any written notice of assessment or other claim from any Government Entity with respect to Transfer Taxes for which the other party may be liable pursuant to this Section 5.4(c), the notified party shall notify the other party in writing of the receipt of such notice of assessment or other claim promptly after the receipt thereof.

(v)           Any additional Transfer Taxes resulting from an adverse determination by a Government Entity shall be borne by Buyer; provided, however, that, so long as the adverse determination by the applicable Government Entity does not relate directly to purchase price allocation, Seller shall be responsible for any such additional Transfer Taxes to the extent that such additional Transfer Taxes are attributable to the use of Seller’s purchase price allocation rather than Buyer’s purchase price allocation.

(vi)          Any Transfer Taxes resulting from any subsequent increase in the Purchase Price pursuant to this Agreement shall be borne in accordance with the provisions of this Section 5.4(c).

(vii)         Buyer and Seller shall cooperate in good faith to minimize the amount of Transfer Taxes that may be imposed or assessed as a result of the Transaction, including pursuant to one or more restructuring transactions consummated pursuant to the Plan prior to the Closing; provided, that Buyer and Seller conclude in good faith that such restructuring would have a more likely than not probability of prevailing if challenged by the applicable Government Entity.

(d)           Determination and Allocation of Purchase Price.  Seller and Buyer undertake to act in good faith to jointly agree to a schedule setting forth the allocation of the consideration in the Transaction (including, as appropriate for Tax purposes, assumptions of liabilities) among the Transferred Assets (the “Purchase Price Allocation Schedule”) for Tax purposes.  If Seller and Buyer so agree within 180 days of the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause each of their respective Affiliates, (i) to report the federal, state, and local income and other Tax consequences of the Transaction contemplated herein in a manner consistent with such Purchase Price Allocation Schedule and (ii) not to take any position inconsistent therewith for any Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest).  If Seller and Buyer do not so agree within 180 days of the Closing Date, each of Seller and Buyer may prepare their own purchase price allocation and, for the avoidance of doubt and except as provided in Sections 5.4(c)(iii) and 5.4(c)(v), each of Buyer and Seller will have no liability to the other for any additional

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Taxes that may be imposed by any Government Entity as a result of inconsistencies between the respective allocations of Buyer and Seller.

(e)           Employee Withholding and Reporting Matters.  With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate.  Seller and Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004-53.  Notwithstanding any provision of this Agreement, all Taxes required to have been withheld by Seller and its Subsidiaries from their respective employees and independent contractors with respect to any taxable periods, or portions thereof, ending on or before the Closing shall be Excluded Liabilities and shall not be treated as Assumed Liabilities.

(f)            Section 754 Elections.

(i)            Seller agrees to use commercially reasonable efforts to cause each Transferred Joint Venture Parent to make a valid Section 754 Election (or comparable election, if provided for under applicable state or local law) for a taxable year ending on or prior to the Closing Date.  Seller shall not take any action or permit any of its Affiliates (including any Transferred Joint Venture Parent) to take any action that would cause any such Section 754 Election to become void or invalid.

(ii)           If Seller or any of its Affiliates reports any Subsidiary of a Transferred Joint Venture Parent as a partnership for U.S. federal income Tax purposes, Seller agrees to use commercially reasonable efforts to cause such Subsidiary to make a valid Section 754 Election (or comparable election, if provided for under state or local law) for a taxable year ending on or prior to the Closing Date.

Section 5.5  Post-Closing Obligations of each Specified Business to Certain Employees.

(a)           Seller shall provide to Buyer not later than 14 Business Days following the date hereof, a copy of each employment agreement or other individual agreement governing the terms and conditions of any Applicable Employee’s employment entered into with any Applicable Employee and a schedule of each Applicable Employee with his or her title, job location, employer, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, level or other job classification, full or part time status, “exempt” or “non-exempt” status, whether such Applicable Employee is part of a collective bargaining unit and regularly scheduled work shift, as applicable, and shall supplement such schedule not later than 60 Business Days following the date hereof, indicating for each Applicable Employee, such Applicable Employee’s direct supervisor and most recent performance rating or evaluation.  In addition, not later than 55 Business Days prior to the Closing Date, Seller shall update such schedule, including with respect to each Applicable Employee’s direct

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supervisor and most recent performance rating or evaluation.  Not later than 40 Business Days prior to the Closing Date, Buyer shall make offers of employment commencing on the Closing Date to all Applicable Employees, and such offers shall be contingent upon (i) the Closing, (ii) such Employee being an Applicable Employee on the Closing Date and (iii) such Applicable Employee’s satisfaction of customary employment conditions applicable to all Buyer employees which customary employment conditions are set forth on Schedule 5.5(a)(i) of the Buyer Disclosure Schedule (it being understood that such conditions will not include the evaluation of prior performance) (the “Background Check”); provided, however, that Buyer shall have no obligation to extend an offer of employment to any Employee who as of the date hereof or as of the Closing Date is identified by job function, description or title or otherwise noted on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule; and provided, further that Buyer need not extend an offer to any Applicable Employee who is employed by a Transferred Joint Venture Entity (such employees, other than those set forth on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule, the “Joint Venture Employees”).  Joint Venture Employees who have, as of the Closing Date, satisfied the Background Check and who are Applicable Employees on the Closing Date (“Transferred Joint Venture Employees”) shall remain employees of the applicable Transferred Joint Venture Entity as of immediately following the Closing and shall be entitled to compensation and benefits in accordance with the terms set forth in this Section 5.5.  Buyer shall cooperate with Seller from and after the date hereof to communicate with Applicable Employees other than those set forth on Schedule 5.5(a)(ii) of the Seller Disclosure Schedule regarding (i) the anticipated offers of employment to be made by Buyer to such Applicable Employees hereunder or (ii) the continuation of such Applicable Employee’s employment with the applicable Transferred Joint Venture Entity, as the case may be.  Offers of employment required by this Section 5.5(a) shall be for a position of similar or greater status, authority, duties and aggregate compensation (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) as such Employee enjoys with Seller and/or its Affiliates immediately prior to the Closing Date, that is within a 50-mile radius from such Employee’s primary place of residence as of the Closing Date, and with any such additional rights and benefits as are prescribed by this Section 5.5.  Consistent with and subject to the foregoing and the other terms of this Agreement, Buyer shall have the right to establish the terms and conditions under which such offers will be made.  Not later than two Business Days following the date offers are required to be made hereunder, Buyer shall provide to Seller a list of the Applicable Employees who do not satisfy the Background Check, by job position or name and region, and as to whom Buyer as a result of such Background Check failure has not made offers of employment pursuant to this Section 5.5(a).  The parties hereto shall cooperate with each other to give effect to this Section 5.5(a) and neither Seller nor its Affiliates shall take any actions that would interfere with the Applicable Employees so offered employment from becoming employed by Buyer or the Joint Venture Employees becoming Transferred Joint Venture Employees, as the case may be, as of the Closing Date.  Immediately prior to the Closing, the Transferred Joint Venture Entities shall employ no individuals other than those Employees who are or will be Transferred Joint Venture Employees Related to the applicable Joint Venture Business.  If any Employee, other than a Transferred Employee, becomes entitled to any payments

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or benefits under any severance policy, plan, agreement, arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the consummation of the Transaction or otherwise, Seller shall be liable for such amounts, which Liability shall constitute an Excluded Liability except to the extent Buyer does not comply with the requirement to offer employment on the terms set forth in this Section 5.5(a).

(b)           Beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall provide each Transferred Employee, other than any Transferred Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”) with, at Buyer’s sole discretion, either compensation and employee benefits that are (i) no less favorable in the aggregate (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) than the compensation and employee benefits provided to each such Transferred Employee immediately prior to the Closing Date or (ii) substantially comparable in the aggregate (excluding any severance) to the compensation and employee benefits provided to similarly situated employees of Buyer; provided, that for purposes of any equity-based compensation, such employees shall be deemed newly hired employees of Buyer.  In addition, to the extent Buyer maintains a tax-qualified defined benefit pension plan, from and after the date each Transferred Employee satisfies the applicable eligibility and service requirements of any such plan as in effect on any date of determination, such Transferred Employee shall participate in such plan to the same extent as similarly situated employees of Buyer.  With respect to Union Employees, Buyer will retain any and all of the rights and obligations it may have pursuant to applicable labor Law.

(c)           Notwithstanding Section 5.5(b), beginning on the Closing Date, Buyer shall, for a period ending no earlier than the first anniversary of the Closing Date, maintain a severance plan for the benefit of each Transferred Employee, other than any Union Employee, that is no less favorable to Transferred Employees than the Amended and Restated Adelphia Communications Corporation Severance Plan effective September 21, 2004 (the “Seller Severance Plan”) and which includes the same general terms and conditions regarding eligibility and exclusion from eligibility for severance pay and benefits as the Seller Severance Plan.  It is intended that this Section 5.5(c) shall not result in any duplication of benefits to any Transferred Employee.

(d)           To the extent (and only to the extent) set forth on Schedule 5.5(d) of the Seller Disclosure Schedule, Buyer shall assume all Liabilities and obligations to provide any severance pay and benefits to any Transferred Employee whose employment is terminated following the Closing. Buyer shall reimburse Seller for any severance costs incurred with respect to any Employee who is not offered employment by Buyer pursuant to this Transaction in the event Buyer or any of its Subsidiaries hires such Employee within three months after the Closing.

(e)           For purposes of this Agreement, (i) “Applicable Employees” means all of the following:

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(A)          All persons who are active Employees on the Closing Date, including Employees on vacation and Employees on a regularly scheduled day off from work.  Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;

(B)           Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, unless any of such is determined to be a medical leave); and

(C)           Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer; and

(ii)           “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer and the Transferred Joint Venture Employees.

(f)            Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing Date except to the extent (and only to the extent) such liabilities are reflected in the determination of the Closing Net Liabilities used in the determination of the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.  Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date.  For purposes of this paragraph, a claim is deemed incurred:  (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of long-term disability benefits, when the Employee becomes disabled, and (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

(g)           With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Buyer, Buyer shall (i) provide coverage for Transferred Employees under its medical, dental and health plans as of the Closing Date in accordance with the terms of such plans, (ii) cause there to be waived any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by a Transferred Employee under a corresponding Benefit Plan,

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and (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their dependents or beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(h)           Transferred Employees shall be given credit for purposes of eligibility and vesting and other entitlement to benefits or rights, under each employee benefit plan of Buyer (each a “Buyer Plan”) in which such Transferred Employees are or become eligible to participate, for all service (including service with Seller or any of its Affiliates) for which such Transferred Employees were credited for such purposes under a corresponding Benefit Plan of Seller prior to the Closing Date; provided, however, that nothing in this Section 5.5(h) shall result in any duplication of benefits.

(i)            Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Affiliates.  From and after the Closing, Seller shall remain solely responsible for any and all Liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except as otherwise provided in this Section 5.5.  None of Buyer or any of its Affiliates shall assume or have transferred to them the sponsorship of any of the Benefit Plans or any other benefit plans or arrangements maintained by Seller or any of its Affiliates; including any non qualified deferred compensation or rabbi trust plans or arrangements, pursuant to or in connection with the Transaction.

(j)            Seller shall take all actions necessary to fully vest the Transferred Employees in their account balances under Seller’s tax-qualified 401(k) plan (“Seller’s 401(k) Plan”) effective as of the Closing Date.  In accordance with the terms of the applicable plan, each Transferred Employee shall be eligible to participate in a Buyer-sponsored defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”).  Buyer shall take all actions reasonably necessary to permit beginning as soon as reasonably practical following the Closing Date each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s 401(k) Plan to roll over the distribution, to an account in Buyer’s 401(k) Plan; provided, that any Transferred Employee with less than six months of service with Seller or any of its Affiliates immediately prior to the Closing Date will only become a participant in the Buyer’s 401(k) Plan after completing six months of combined continuous service with Seller or any of its Affiliates and Buyer and any of its Affiliates (without duplication).

(k)           With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall, to the extent permitted by applicable Law, assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent such Transferred Employee would have been entitled to such accrued vacation based on his level and years of service under the vacation policy of Buyer in effect as of the Closing Date as if such Transferred Employee had been

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employed by Buyer during such Transferred Employee’s employment with Seller; provided, however, that if the Transferred Employee’s accrued vacation is greater than the amount of vacation to which such Transferred Employee would have been entitled under Buyer’s vacation policy, Buyer shall pay to such Transferred Employee within 90 days of the Closing Date an amount in cash equal to the difference but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed. With respect to any sale bonuses under the Sale Bonus Program, Seller shall be responsible for the payment to all Employees of that portion of the bonus that is to be paid on the “First Sale Bonus Payment Date” (as defined in the Sale Bonus Program), which bonuses shall be paid prior to or on the Closing.  Buyer shall be responsible for the payment to Transferred Employees on a timely basis of any sale bonuses under the Sale Bonus Program to be paid after the “First Sale Bonus Payment Date” but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.

(l)            Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental authorities required by WARN or by any other applicable Law relating to plant closings or employee separations that are required (i) to be provided after the Closing or (ii) with respect to any plant closing or mass layoff that occurs within the 60-day period immediately following the Closing.  Seller agrees to cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing.  No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule setting forth each Employee whose employment was terminated or is anticipated to be terminated during the six month period prior to the Closing Date and the work location of such Employee.

(m)          Buyer shall assume any liability under COBRA arising from the actions (or inactions) of Buyer or its Affiliates with respect to the Transferred Employees after the Closing Date.  Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state Law), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for all Employees, including Applicable Employees, who do not become Transferred Employees.  Notwithstanding the immediately preceding sentence, to the extent required by Treasury Regulation Section 54.4980B-9, Q&A-8(c), Buyer shall perform all obligations under COBRA and the foregoing provisions of the Code and ERISA with respect to each employee of Seller who is an “M&A qualified beneficiary” with respect to the Transaction, as such term is defined by Treasury Regulation section 54.4980B-9, Q&A-4.

(n)           For Employees who participate in Seller’s short term incentive bonus program, including the Short-Term Incentive Plan, Sales Incentive Plan and Marketing Incentive Plan, Seller shall be responsible for paying their respective annual bonuses for the period from the January 1 immediately preceding the Closing Date through the Closing (pro-rated for the partial year) and shall pay such bonuses to such Employees not later than the Closing; and, solely with respect to Transferred Employees

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who participated immediately prior to the Closing Date in such Seller’s short term incentive bonus programs, Buyer shall be responsible for paying respective annual bonuses for the period from the Closing Date through the December 31 immediately following the Closing Date pro-rated for the partial year.

(o)           With respect to any Transferred Employee who becomes employed by Friendco or any of its Affiliates pursuant to the Exchange Agreement, references to any benefit plans maintained by Buyer shall be deemed to be references to benefit plans maintained by Friendco or its Affiliates and references to similarly situated employees of Buyer shall be deemed to be references to similarly situated employees of Friendco or its Affiliates.

(p)           The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of Seller or any of its Affiliates.  Nothing in this Section 5.5 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third party beneficiary of this Section 5.5 or any rights relating hereto.

(q)           The parties hereto hereby acknowledge and agree that Buyer shall have no Liability in respect of any award to any Employee, director, consultant, independent contractor or other service provider of Seller or its Affiliates with respect to any shares of Seller’s Equity Securities, whether existing on the date hereof or arising in the future (“Stock Awards”), and that all Liabilities related to such Stock Awards shall be Excluded Liabilities.

(r)            Seller agrees that, notwithstanding anything in this Agreement to the contrary, the payments of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan shall in no event be made in Equity Securities of Buyer or any Affiliate of Buyer and shall be satisfied in full by Seller prior to or on the Closing.

Section 5.6  Ancillary Agreements.  At the Closing, Seller shall and shall cause each of its Affiliates party to an unexecuted Ancillary Agreement to, execute and deliver each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements to be executed by it.

Section 5.7  Transfer and Assignment of Assets and Certain Employees of Transferred Joint Venture Entities.  At or prior to the Closing, Seller shall (a) cause each Transferred Joint Venture Entity to transfer to the applicable Seller JV Partner all Excluded Assets held by such Transferred Joint Venture Entity (b) terminate the employment of all individuals who are then employed by a Transferred Joint Venture Entity and who are not or will not be Transferred Joint Venture Employees Related to the applicable Joint Venture Business and (c) cause such Seller JV Partner to, assume and discharge or perform when due all Excluded Liabilities to which such Transferred Joint Venture Entity is subject, in each case pursuant to agreements, instruments or other documents in form and substance reasonably satisfactory to Buyer.

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Section 5.8  Acquisition Proposals.  Except as otherwise provided in this Section 5.8, Seller agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving (directly or indirectly), or any purchase (directly or though a proposed investment in Equity Securities, debt securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller or any of its Affiliates directly or indirectly owning Assets Related to the Business (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction, an “Acquisition”); provided, however, that the foregoing shall not restrict Seller from renewing the “exit financing” of the Debtors on substantially the same terms as in effect as of March 31, 2005.  Seller further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Seller agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.8 of the obligations undertaken in this Section 5.8 and to cause them to cease immediately any current activities that are inconsistent with this Section 5.8.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its board of directors (the “Board”) from:

(a)           (i) complying with its disclosure obligations under Law or the Bankruptcy Code with regard to an Acquisition Proposal, or (ii) prior to the commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (A) (1) providing information to (including discussing any due diligence issues, requests or clarifications with) a Person with whom Seller executes a confidentiality agreement on terms no less favorable to Seller than those contained in the Seller Confidentiality Agreement (as in effect prior to amendment on the date hereof), other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal and (2) following receipt of a bona fide unsolicited Acquisition Proposal from such a Person, engaging in discussions with such Person to the extent such discussions are confined to clarifying any term of such Acquisition Proposal or (B) engaging in any negotiations or discussions with any Person who has made such an Acquisition Proposal if and only to the extent that, in each such case referred to in clauses (A) and (B) above, (1) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law, (2) such Acquisition Proposal involves the direct or indirect acquisition by one or more third parties of at least 66 2/3% of (x) all Assets Related to the

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Business or (y) the outstanding Equity Securities of Seller and (3) in each such case referred to in clause (B) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b)) to Seller’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).  Seller or any of its Subsidiaries shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller or any of its Subsidiaries (or any of their respective directors, officers, employees or advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Transferred Assets, any Specified Business, Seller or any of its Subsidiaries or for access to any Specified Business or any of the Transferred Assets by any third party that may be considering making, or has made, an Acquisition Proposal.  Seller shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.  Seller shall promptly provide Buyer with any non public information concerning Seller’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Buyer; and

(b)           (i) prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller or its Affiliates or their respective advisors (in each case (other than in the case of Committees) with whom Seller enters into, or has entered into, a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder (other than with respect to any other stakeholder who is subject to a substantially similar confidentiality agreement or to the Committees) from (x) disclosing any confidential information regarding Seller and its Affiliates, Buyer and its Affiliates, or information regarding an Alternate Plan, including the status thereof, and (y) making public statements regarding any of the foregoing), but only to the extent that (A) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law and (B) the Board determines in good faith (after consultation with its financial and legal advisors) that such Alternate Plan, if pursued and assuming (for purposes of determining the right to engage in negotiations or discussions pursuant to this Section 5.8(b), but not for purposes of the definition of “Superior Alternate Plan”) the support of Seller’s stakeholders therefor, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposed Alternate Plan and, if consummated, would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee that may be paid pursuant to Section 8.5(b)) to the stakeholders of Seller and its Affiliates from a financial point of view than the Transaction (any such more favorable

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Alternate Plan being referred to in this Agreement as a “Superior Alternate Plan”) or (ii) after entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) (but only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of Seller or its Affiliates or their advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any intercreditor agreements; provided, however, that such Alternate Plan provides that it can only be confirmed and effective if this Agreement is terminated in accordance with its terms and such planning does not involve any action or omission that could reasonably be expected to materially impair or materially delay the Transaction; provided, further, that nothing in this Section 5.8(b) shall permit any public statements or filings with the Bankruptcy Court or any other court by or on behalf of Seller or its Affiliates.  Seller shall notify Buyer of its engagement in discussions concerning an Alternate Plan and shall keep Buyer reasonably informed, on a current basis, of material developments that could reasonably be expected to result in an Alternate Plan.  For purposes of this Agreement, an “Alternate Plan” is any plan under chapter 11 of the Bankruptcy Code (other than the Plan) or any liquidation under chapter 7 of the Bankruptcy Code.  Without limiting any other obligation set forth in this Agreement, Seller shall, in connection with the activities permitted under this Section 5.8(b), use commercially reasonable efforts to enforce any confidentiality obligations of the Committees and any obligations under the confidentiality agreements described in this Section 5.8(b).

Section 5.9  Additional Financial Information.

(a)           Seller shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to provide Buyer with financial statements and related information (collectively, “Financial Information”) sufficient to permit Buyer or its Affiliates to fulfill their obligations to include financial disclosure relating to each Specified Business and, if required, the Friendco Business and the Group 2 Systems, on a timely basis under the Exchange Act and, if Buyer or any of Buyer’s Affiliates undertakes an offering of securities prior to the Closing, the Securities Act (it being understood that the foregoing shall not require Seller to file or furnish any periodic or current reports that are required to be filed prior to the date hereof under the Exchange Act with the SEC).  If some or all of the Financial Information is included in or incorporated by reference into a prospectus for an offering of securities by Buyer or any of Buyer’s Subsidiaries prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the independent auditors of Seller to provide customary assistance to Buyer or such Subsidiary and its underwriters in connection with such financing, including the provision of consent and comfort letters addressed to the SEC, comfort letters addressed to the underwriters, participation in due diligence matters with respect to such offering and assistance in responding to comments or questions from the SEC with respect to the Financial Information.  Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller pursuant to this Section 5.9(a), including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.9(a) (including all necessary

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incentive compensation) (unless and to the extent compliance with this Section 5.9(a) is waived by Buyer prior to the incurrence of such costs and expenses).  Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(b)           As soon as reasonably practicable (and, in any event, prior to the Closing), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, to provide Buyer with a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business reflecting the allocation of Shared Assets and Liabilities pursuant to the Designated Allocation and Section 2.5 (provided, that, but subject to clause (iii) below, such financial statements do not need to be provided for the Group 2 Business for any period prior to January 1, 2004), at and for the fiscal years ended December 31, 2002 (unless statements at and for the fiscal year ended December 31, 2005 are provided as set forth below), December 31, 2003, December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available) December 31, 2005 (as modified by the proviso to clause (i) of this Section 5.9(b), the “Derivative Audited Financial Statements”), (ii) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available), December 31, 2005 (the “Seller Audited Financial Statements”), and (iii) the unaudited balance sheets and unaudited statements of income, stockholders’ equity and cash flows for each Group 2 System for the fiscal years ended December 31, 2002 (unless the Derivative Audited Financial Statements include consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business for the fiscal year ended December 31, 2005 are provided as set forth above), and December 31, 2003 (the “MCE Financial Statements” and, together with the Derivative Audited Financial Statements and the Seller Audited Financial Statements, the “Additional Financial Statements”); provided, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller in connection with the preparation of the Derivative Audited Financial Statements and the MCE Financial Statements, including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.9(b) (including all necessary incentive compensation).  Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(c)           Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC from Buyer’s obligations to include financial statements with respect to periods ending on or prior to December 31, 2002 required by Section 5.9(a) or Section 5.9(b) in Buyer’s filings under the Securities Act or Exchange Act.  Seller shall cooperate with Buyer in respect of the obtaining of any such relief.

Section 5.10  Post Closing Consents.

(a)           Subsequent to the Closing, and subject to Section 2.13, Seller shall and shall cause its Affiliates to continue to use commercially reasonable efforts to obtain in writing

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as promptly as possible any consent, authorization or approval necessary or commercially advisable in connection with the Transaction which was not obtained on or before the Closing in form and substance reasonably satisfactory to Buyer.

(b)           Without limiting Section 5.10(a), in the event that a Closing under this Agreement occurs without the receipt of all LFA Approvals, Buyer and Seller shall act in good faith to obtain any remaining LFA Approvals following the Closing.  Until such time as all LFA Approvals have been obtained, Buyer covenants and agrees to use commercially reasonable efforts to satisfy all obligations of Seller or any of its Affiliates arising after the Closing under each Franchise agreement corresponding to a LFA Approval that has not been obtained.  Buyer and Seller agree to enter into such arrangements as are reasonably necessary to cause Seller not to be in breach under each such Franchise agreement and to permit Buyer to receive the economic benefits of each such Franchise agreement.

(c)           Buyer and Seller agree, assuming as set forth in Section 5.10(b) that all or substantially all of the economic benefits relating to a remaining Franchise inure to Buyer, (i) that any remaining Franchises described in Section 5.10(b) shall be treated for all income Tax purposes as Assets of Buyer as of the Closing and (ii) not to take, and to prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

Section 5.11  Bankruptcy Proceedings.

(a)           Seller shall, as soon as reasonably practicable after the date hereof, but no later than 45 days hereafter, file with the Bankruptcy Court (i) a Disclosure Statement with respect to the Plan intended to meet the requirements of section 1125(b) of the Bankruptcy Code and this Section 5.11(a) (as amended from time to time in accordance with this Agreement, the “Disclosure Statement”), (ii) a motion to approve, among other things, the Disclosure Statement (the “Disclosure Statement Motion”) and (iii) the Plan.  Seller shall, and shall cause each of its Affiliates to, commence appropriate proceedings before the Bankruptcy Court and otherwise use commercially reasonable efforts to obtain approval of the Disclosure Statement and the Plan as expeditiously as possible.  Seller shall, and shall cause its Affiliates to, provide in the Disclosure Statement a range of values determined by Seller after consultation with Buyer; provided, that the midpoint of such range shall equal the Aggregate Value of the Purchase Shares); provided, however, that, based on changes, events or circumstances first arising or occurring following the date hereof, Seller may, after consultation with Buyer and its counsel, change the midpoint, and the range in order that the statements contained in the Disclosure Statement in respect of the value of the Purchase Shares would not be misleading or result in a violation of any applicable Law by Seller.  The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the Disclosure Statement Motion and the orders approving the same (including the Confirmation Order), and any amendment or supplement to any of the foregoing, (A) to the extent affecting the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Buyer or its Affiliates (in the case of Buyer or its Affiliates, only to the extent related to the

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Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), shall be in all material respects reasonably acceptable in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld, (B) shall not otherwise contain any provision (including any provision relating to the allocation of distributable proceeds among Seller’s stakeholders), or otherwise have an effect, that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction; it being understood that any allocation of distributable proceeds that does not violate the absolute priority rule or any proposed waiver of the absolute priority rule as may be contemplated by the Plan that is reasonably expected to be consented to by the affected classes shall not be deemed to materially impair or materially delay the Transaction, (C) shall not contain any provision providing for an Alternate Plan, including the so-called “toggle plan”, (D) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders, (E) except to the extent expressly set forth herein, shall not modify, alter, amend or otherwise impair the rights of any of the Buyer JV Partners in their capacity as equity security holders (and not as holders of claims) set forth in the JV Documents or otherwise impair or alter the terms of any Joint Venture Securities and (F) without limiting the generality of the foregoing, in the case of the Confirmation Order, shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions which have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.  Buyer shall refrain from taking any actions in connection herewith that are not in good faith (as determined by the Bankruptcy Court) and that would preclude a finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code.  Seller shall provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller (including forms of orders and notices to interested parties) relating in any way to the Disclosure Statement, the Plan or the Transaction prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall consult with Buyer prior to taking any action in or with respect to the Reorganization Case that could reasonably be expected, individually or in the aggregate, to (x) be inconsistent with this Agreement or the Transaction, (y) materially impair or materially delay the Transaction or (z) relate to any material information provided by Buyer for inclusion in the Disclosure Statement or have an adverse effect on the Transaction, the Transferred Assets, the Assumed Liabilities, Buyer or its Affiliates (in the case of Buyer or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders).  Buyer shall provide Seller with all information concerning Buyer as is required (or, with respect to Systems to be received by Friendco or its Affiliates in the Exchange, reasonably advisable) to be included in the Disclosure Statement and is requested by Seller.  Any information delivered by Buyer or Seller for inclusion in the Disclosure Statement will be intended to satisfy the requirements of section 1125(a) of the Bankruptcy Code.

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(b)           No later than 70 days prior to the Confirmation Hearing, Seller shall deliver to Buyer a true and complete list of all Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into prior to such seventieth day (provided, that between such seventieth day and the Confirmation Hearing, Seller shall promptly update such list to reflect Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into during such period) which shall include the following, each of which must be satisfactory in form and substance to Buyer in its reasonable discretion:  (i) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has rejected pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has assumed pursuant to an order of the Bankruptcy Court; (iii) with respect to each such Contract that is not a Rejected Contract, (A) Seller’s good faith estimate of the Cure Costs in respect of such Contract, (B) Seller’s good faith estimate of the Rejection Claims in respect of such Contract and (C) whether such Contract was entered into on or following the Petition Date.  No later than 40 days prior to the Confirmation Hearing, Buyer shall provide Seller with a list of Contracts to be assumed, if applicable, by Seller or any of its Affiliates and assigned by Seller or any of its Affiliates to Buyer (or, in the case of Contracts to which any Transferred Joint Venture Entity is party, assumed and retained by such Transferred Joint Venture Entity) with respect to each Specified Business (as further identified by Buyer pursuant to the provisions of this Section 5.11(b), the “Assigned Contracts”).  As promptly as practicable following the determination of the Assigned Contracts by Buyer and in any event no later than 20 days prior to the Confirmation Hearing, Seller or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date.  Notwithstanding the foregoing, prior to the Closing, Buyer may identify (x) any Assigned Contract as one that Buyer no longer desires to have assigned to it (or retained by a Transferred Joint Venture Entity, as applicable) and such Contract shall for all purposes of this Agreement, including
Section 5.11(d) and any Ancillary Agreement be deemed not to be an Assigned Contract and (y) any Contract entered into by Seller of any of its Affiliates following entry of the Confirmation Order that is Related to any Specified Business as an Assigned Contract and such Contract shall for all purposes of this Agreement be deemed to be an Assigned Contract.  At the direction of Buyer, Seller shall or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Assigned Contract by Seller or any of its Affiliates and the assignment of such Contract to Buyer at the Closing (or, in the case of Assigned Contracts to which any Transferred Joint Venture Entity is party, the assumption and retention by such Transferred Joint Venture Entity) pursuant to the Plan.  Following the Closing, Seller shall not, and shall cause each of its Affiliates not to, amend, modify, terminate or abrogate any Assigned Contract.  Seller shall, and shall cause each of its Affiliates to, take all actions such that each OCB Contract that is not an Assigned Contract shall be terminated or rejected as of the Closing.

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(c)           Seller shall use its commercially reasonable efforts to make available to Buyer as promptly as practicable after the date hereof (or, in the case of Contracts entered into after the date hereof, as promptly thereafter as practicable) true and complete copies of each of the Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) and of each of the Contracts listed, or required to be listed, in Schedule 3.15(b) of the Seller Disclosure Schedule, and true and complete summaries of the terms of any such oral Contracts; it being understood that, in any event, such copies and summaries shall be made available in respect of the Contracts listed on the list delivered pursuant to the first sentence of Section 5.11(b) no later than 70 days prior to the Confirmation Hearing.

(d)           Other than the Assumed Cure Costs, Seller shall be liable for all Cure Costs, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any Contract in connection therewith; provided, however, that if the amount of the Cure Costs in respect of any Assigned Contract that is not an OCB Contract is greater than the amount that would be paid to the non-debtor party to such Contract on account of a Rejection Claim in respect of such Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan (as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then such excess, but only such excess, shall be deemed to constitute an Assumed Cure Cost.  Seller shall also be liable for all Claims, including Rejection Claims, in respect of any Contract that is not an Assigned Contract, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any such Contract in connection therewith; provided, however, that if the amount that would be paid to the non-debtor party to an OCB Contract that is not an Assigned Contract on account of a Rejection Claim in respect of such OCB Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan, is greater than the Cure Costs with respect to such OCB Contract (in either case as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then, subject to such OCB Contract having been made available to Buyer for at least 70 days prior to the Confirmation Hearing (or, in the case of Contracts entered into after such seventieth day, as promptly thereafter as practicable), such excess, but only such excess, shall constitute an Assumed Liability.  Subject to approval of the Bankruptcy Court (which approval Seller shall use commercially reasonable efforts to obtain), Buyer (or its designee) shall be entitled to assume and maintain control, on behalf of Seller and any of its Affiliates, of the litigation and settlement of any dispute over any Assumed Cure Costs with respect to any Franchise or, in respect of any OCB Contract, any Rejection Claim that is an Assumed Liability.  Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Buyer (not to be unreasonably withheld), settle, compromise or offer to settle or compromise any Liability in respect of (i) Cure Costs under such Assigned Contract that is not an OCB Contract or under any Franchise unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Cure Costs under such Assigned Contract or such Franchise or (ii) any Rejection Claim in respect of any OCB Contract unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Rejection

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Claims caused by or arising out of any such settlement or compromise and Seller shall consult with and, in each case, provide Buyer a meaningful opportunity to participate in any such litigation or settlement.

(e)           Any motion, application or other court document filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to assume and assign or reject or terminate any Contracts Relating to any Specified Business or the Business shall be provided to Buyer in advance of filing (with a reasonable opportunity to review and comment on same) and shall be in form and substance reasonably satisfactory to Buyer in all material respects.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, cure any and all defaults and breaches under and satisfy (or with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of Seller) any Liability (other than as to Assumed Cure Costs) arising from or relating to pre-Closing periods under the Assigned Contracts so that such Contracts may be assumed by Seller or its Affiliates and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, pay or make adequate reserve for all Cure Costs other than the Assumed Cure Costs.

(f)            Seller shall, and shall cause its Affiliates to, and Buyer shall, each use commercially reasonable efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan and consummation of the transactions contemplated by the Plan and this Agreement.  Neither the Plan nor the Disclosure Statement nor any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked (i) if such amendment, modification, supplement, withdrawal or revocation affects the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Buyer or its Affiliates (in the case of Buyer or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) without the consent of Buyer (provided, that such consent shall not be unreasonably withheld) or (ii) if such amendment, modification, supplement, withdrawal or revocation would contain or alter any provision (including as to the allocation of distributable proceeds among Seller’s stakeholders), that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction.  For the avoidance of doubt, the parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan modification which would require the payment of additional consideration by Buyer under the Plan or which would reduce or impair the Transferred Assets or increase the Assumed Liabilities.

(g)           If an order, judgment or ruling of a court of competent jurisdiction in the Reorganization Case is entered denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), Seller and Buyer will cooperate and otherwise use commercially reasonable efforts to prosecute diligently the entry of a Confirmation Order satisfying the

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condition set forth in Section 6.2(g).  If the Confirmation Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller and Buyer will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Seller and Buyer shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion and any expenses incurred by Seller in connection therewith shall be borne by Seller.

(h)           Seller shall either (i) (A) cause the Subsidiaries of Seller listed on Schedule 5.11(h) of the Seller Disclosure Schedule or any other non-debtor Subsidiary of Seller that acquires Assets Related to the Acquired Business (the “Non-Debtor Subsidiaries”) to file a petition for relief under chapter 11 of the Bankruptcy Code (the “Additional Reorganization Case”), (B) take all steps reasonably necessary to obtain approval by the Bankruptcy Court of the Transaction as it relates to the Non-Debtor Subsidiaries and (C) obtain an Additional Discharge for the Non-Debtor Subsidiaries, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and in any event prior to Closing or (ii) subject to the prior approval of the Bankruptcy Court, cause each Non-Debtor Subsidiary to transfer any Assets of such Non-Debtor Subsidiary to a Debtor (other than a Transferred Joint Venture Entity) in exchange for payment of adequate consideration (provided, that such transfer shall be reasonably satisfactory to Buyer in all material respects and shall render such Assets subject to the Discharge) (such transfer, a “Non-Debtor Transfer”).  Seller shall, and shall cause each Non-Debtor Subsidiary to, (x) provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller or such Non-Debtor Subsidiary (including forms of orders and notices to interested parties) relating in any way to an Additional Reorganization Case or Non-Debtor Transfer prior to the filing of such documents and (y) provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall, and shall cause each Non-Debtor Subsidiary to, consult with Buyer prior to taking any action in or with respect to any Additional Reorganization Case or Non-Debtor Transfer.  For purposes of Sections 2.1, 2.3 and 2.5 (including any related definitions), unless otherwise directed in writing by Buyer (and only to the extent set forth in such writing), each Non-Debtor Subsidiary shall only be considered an Affiliate of Seller if and only to the extent such Non-Debtor Subsidiary shall have performed the actions and satisfied the requirements set forth in clause (i) or (ii) of this Section 5.11(h).

(i)            Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

Section 5.12  Name of Business.  Buyer shall cause the Acquired Business, within six months following the Closing Date, not to use or conduct business using any such terms, or other names, marks, logos or indicia of Seller, other than to use the name

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“Adelphia” to notify Persons of their name changes in connection with the Transaction.  During such six month period such use shall be permitted consistent with past practices. The Business may, notwithstanding any expiration of such six month period, continue to use reproductions of such names or marks that are affixed to converters, remotes and other items already in use as of the Closing Date in customer homes or properties or that are already in use as of the Closing Date in similar fashion making such removal or discontinuation impracticable; provided that Buyer shall discontinue use of such items bearing such reproductions upon it becoming reasonably practicable to do so (e.g., upon their return to Buyer or removal from service).

Section 5.13  Equipment Leases.  Seller shall, and shall cause its Affiliates to, pay the remaining balances on any Equipment Leases and shall deliver title to all vehicles and Fixtures and Equipment covered by such Equipment Leases free and clear of all Encumbrances to Buyer at the Closing.

Section 5.14  Environmental Matters.

(a)           Environmental Self-Audit.  Seller shall provide copies of all correspondence, audits, assessments, agreements, proposals and other documentation relating to the Environmental Self-Audit to Buyer.  Prior to the Closing Date, Seller shall cooperate and consult with Buyer in the (i) negotiation of any agreement with the United States Environmental Protection Agency or any other relevant Government Entity relating to the Environmental Self-Audit, (ii) development and negotiation of the scope of the Environmental Self-Audit and (iii) development and negotiation of corrective action and remedies with respect to the Environmental Self-Audit Deficiencies.  In any agreement with the United States Environmental Protection Agency or any other relevant Government Entity entered into prior to the Closing Date with respect to the Environmental Self Audit, Seller shall not agree to any remedies that impose obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (A) can be satisfied solely through the payment of monetary damages or (B) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

(b)           Property Transfer Laws.  Seller shall take all actions required by the Connecticut Transfer Act and the New Jersey Industrial Site Recovery Act, to the extent such actions are required as a result of this Transaction, provided that Seller shall not take any actions or enter into any agreement relating to the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act that will impose binding obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (i) can be satisfied solely through the payment of monetary damages or (ii) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

(c)           Notice and Information.  If at any time prior to the Closing, any material environmental investigation, study, audit, test, review or other analysis in

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relation to any Owned Real Property or Transferred Asset is conducted, Seller shall (i) promptly notify Buyer thereof and (ii) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.

Section 5.15  SOA Compliance.  Prior to the Closing, Seller shall use reasonable efforts, and shall cause its Affiliates and its and their respective representatives to use reasonable efforts, to take all actions that Buyer may reasonably request, and to cooperate and to cause the representatives of Seller and its Affiliates to cooperate in the taking of such actions, to enable each Specified Business, immediately following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the SOA and the other requirements of the SOA with respect to the Cable Systems, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA; it being understood that Seller has material weakness in its internal controls.

Section 5.16  Franchise Expirations.  From and after the date hereof until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain renewals or valid extensions of any Franchises which expire on or before December 31, 2007, in the Ordinary Course of Business.  Seller shall not, and shall cause its Affiliates not to, agree or accede to any material modifications or amendments to or in connection with, or the imposition of any material condition to the renewal or extension of, any of the Franchises that are not reasonably acceptable to Buyer determined in a manner consistent with the proviso to
Section 5.3(c); provided, however, that if the LFA Approval in respect of such Franchise is not obtained in connection with any such renewal or extension (after Buyer has complied with its obligations under Section 5.3(c)) Seller shall only agree or accede to any such modifications or amendments that are reasonably acceptable to Buyer (without regard to the proviso to Section 5.3(c)).  Upon reasonable prior notice, Seller shall, and shall cause its Affiliates to, allow representatives of Buyer to attend meetings and hearings before applicable Government Entities in connection with the renewal or extension of any Franchise or Governmental Authorization.  Nothing in this Section 5.16 shall limit the obligations of Buyer or Seller pursuant to Section 5.3(c).

Section 5.17  Cooperation upon Inquiries as to Rates.  If at any time prior to Closing, any Government Entity commences a Rate Regulatory Matter with respect to a Cable System, Seller shall (a) promptly notify Buyer and (b) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.  Without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not, and shall cause its Affiliates not to, settle any such Rate Regulatory Matter, either before or after Closing, if (i) Buyer or any of its Affiliates would have any Liability under such settlement other than an obligation to pay money in an amount not greater than $50,000, which obligation is fully reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount, or (ii) such settlement would reduce the rates permitted to be charged by Buyer after the Closing below the rates set forth on Schedule 3.18 of the Seller Disclosure Schedule or otherwise then in effect.

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Section 5.18  Third Party Confidentiality Agreements.  After the Closing and for so long as reasonably necessary, Seller shall use reasonable efforts to, and shall cause its applicable Affiliates to use reasonable efforts to, enforce each confidentiality agreement entered into by Seller or any such Affiliate with any third party in connection with the Sale Process or otherwise in connection with the Reorganization Case (each, a “Third Party Confidentiality Agreement”) on behalf of Buyer and its Affiliates to the extent such confidentiality agreement relates to the Acquired Business.

Section 5.19  Subscriber Reports.  Within 30 days following the end of each calendar month commencing August 2005 through the Closing, Seller shall provide Buyer with a written report setting forth the following information with respect to each Specified Business as of the end of such calendar month:  (pppp) the number of Basic Subscribers served by such Specified Business, (qqqq) the number of Basic Subscribers in such Specified Business whose rate of service is subject to any discount or promotion (or rebates or similar programs) as of the subscriber cut off date for such calendar month and (rrrr) the discounts or promotions (or rebates or similar programs) offered by such Specified Business during such calendar month, and the geographic areas in which each such discount or promotion (or rebate or similar program) is offered.  Seller shall, in consultation with Buyer commencing as promptly as practicable following the date hereof, develop and, no later than 90 days prior to the Closing, implement, an accounting system reasonably acceptable to Buyer, (i) which would reasonably be expected to accurately track the number of Eligible Basic Subscribers (in accordance with the definition thereof) and (ii) the results of which are traceable to Seller’s billing system and capable of being verified, using commercially reasonable efforts, as part of the computation of and resolution of disputes regarding the Subscriber Adjustment Amount pursuant to Section 2.8 (such accounting system, the “Subscriber Accounting System”).

Section 5.20  Palm Beach Joint Venture.  Notwithstanding anything herein to the contrary, the Palm Beach Joint Venture will be disregarded for purposes of calculating the Closing Adjustment Amount and the components thereof.  If, prior to the Closing, the Palm Beach Joint Venture is liquidated, or Seller’s or its Affiliate’s interest therein is purchased, pursuant to the Investment Documents relating thereto, the proceeds received by Seller and its Affiliates therefrom will be treated as Condemnation Proceeds.  Notwithstanding anything herein to the contrary, the Assets and Liabilities of the Palm Beach Joint Venture will not be transferred to or assumed by Buyer hereunder and neither Buyer nor any of its Affiliates (other than, after the Closing, the Palm Beach Joint Venture) shall have any Liability in respect thereof other than Liabilities of the direct holder of the Palm Beach Joint Venture as a result of such direct holder being a general partner of the Palm Beach Joint Venture.  If none of the Group 2 Systems are transferred to Buyer at the Closing then, notwithstanding anything in Schedule 1.1(s)(i) of the Seller Disclosure Schedule to the contrary, the Palm Beach Joint Venture will be treated as part of the Group 1 Business for purposes of Article VII.

Section 5.21  Transitional Services.  Seller shall provide to Buyer, with respect to each Specified Business, upon written request from Buyer received by Seller no later than 30 days prior to the Closing Date, such services as may be reasonably requested by Buyer in connection with the operation of such Specified Business for a commercially

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reasonable transition period following the Closing to allow for conversion of existing or replacement services, in each case to the extent and only to the extent Seller or its Affiliates retains the Assets and employees necessary to allow the provision of such services (“Transitional Services”).  In addition, between the date hereof and the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer to assist Buyer in developing and implementing a plan of transition.  Buyer shall promptly reimburse Seller for the reasonable out-of-pocket costs and any incremental costs and expenses necessary to provide Transitional Services.  All other terms and conditions for the provision of Transitional Services shall be reasonably satisfactory to both Buyer and Seller and subject to applicable Law.

Section 5.22  Western.  No later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a list setting forth, to Seller’s Knowledge after reasonable inquiry, all Assets of Western and its Subsidiaries.  If Buyer so elects, such election to be made no later than two Business Days prior to the Closing Date, the JV Interests in Western and the Joint Venture Securities of Western’s Subsidiaries, and all of their respective Assets, shall be designated as Excluded Assets, the Liabilities of Western shall be designated as Excluded Liabilities and each Contract to which Western is a party shall be treated as not an OCB Contract.  If Buyer so elects, such election to be made no later than two Business Days prior the Closing Date, Buyer shall be entitled to shift in its reasonable discretion pro rata portions of the upper and lower limits of the Buyer Discharge Amount of Parnassos from Parnassos to Western.

Section 5.23  Excluded Books and Records.  Following the date hereof and prior to the Closing, Seller shall institute a system that is reasonably satisfactory to Buyer and will permit a third party to readily identify Excluded Books and Records and to distinguish Excluded Books and Records from any other Books and Records.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1  Conditions to the Obligations of Buyer and Seller.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions; provided that if the failure to satisfy any condition set forth in this Section 6.1 is solely with respect to the Group 2 Business or the transactions contemplated herein with respect to the Group 2 Business, Buyer will be relieved only of the obligation to complete the Closing with respect to the Group 2 Business and the Purchase Price shall be reduced as if all the Group 2 Systems were Disputed MCE Systems:

(a)           Bankruptcy Court Approval.  The Confirmation Order shall have been entered by the Bankruptcy Court, shall be a Final Order and shall be in full force and effect, and the Plan shall be effective in accordance with its terms.

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(b)           Consummation of the Plan.  All conditions precedent to consummation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan and the Plan shall be consummated substantially contemporaneously with the Closing.

(c)           SEC/DOJ Matters.  There shall have been a SEC/DOJ Settlement.

(d)           HSR.  The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(e)           No Prohibition.  No Law shall be in effect prohibiting the Transaction.

(f)            Consents and Approvals.  All Seller Required Approvals and all Buyer Required Approvals shall have been obtained, in each case in form and substance reasonably satisfactory to both parties.

(g)           Cross-Conditionality.  The closing under the Friendco Purchase Agreement shall have occurred contemporaneously with the Closing.

Section 6.2  Conditions to the Obligation of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions; provided that if Seller’s failure to satisfy any condition set forth in this Section 6.2 is solely with respect to the Group 2 Business or the transactions contemplated herein with respect to the Group 2 Business, Buyer will be relieved only of the obligation to complete the Closing with respect to Group 2 Business and the Purchase Price shall be reduced as if all the Group 2 Systems were Disputed MCE Systems.

(a)           Representations and Warranties.  The representations and warranties in Section 3.1, Sections 3.2(a) (other than the first sentence thereof) through 3.2(e), Sections 3.3 through 3.6 and Sections 3.24 through 3.26 (the “Class 1 Representations and Warranties”; all other representations and warranties contained in Article III, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Class 2 Representations and Warranties (other than Section 3.19 (but only to the extent related to any event, occurrence, condition or circumstance first occurring after the date hereof), Section 3.20(b) or the first two sentences of Section 3.20(c), assuming, as to Sections 3.20(b) and 3.20(c), the information delivered pursuant to such Sections was prepared by Seller in good faith) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not,

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individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Covenants.  Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements.  Seller and its Affiliates shall have executed and delivered the Ancillary Agreements to which they are a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Buyer (other than in a de minimis manner), taking into account Section 2.13, (ii) in respect of LFA Approvals not obtained as of the Closing and (iii) those Ancillary Agreements required to be delivered pursuant to Section 2.12(u) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Buyer.

(d)           Certificate.  Buyer shall have received a certificate, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(f) have been satisfied.

(e)           Franchises.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all LFA Approvals shall have been obtained, and all Purchase Rights (other than in connection with the Exchange) shall have been waived, in respect of each Specified Business on or prior to the Closing; provided, that this condition shall be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the foregoing Material Adverse Effect exception were omitted, (ii) 30 days following the date the condition would have been satisfied but for this proviso and (iii) six Business Days prior to the Outside Date.

(f)            No Material Adverse Change.  Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)           Bankruptcy Plan and Confirmation Order.  The Confirmation Order and the Plan confirmed by the Bankruptcy Court shall, to the extent relating to or affecting the Transaction, the Transferred Assets, the Assumed Liabilities, Buyer or its Affiliates (in the case of Buyer or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), be in all material respects satisfactory to Buyer in its reasonable discretion and, without limiting the generality of the foregoing, the Confirmation Order shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s

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actions have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.

(h)           Subscribers.  At least 60 days prior to the Closing, Seller shall have implemented the Subscriber Accounting System.  The number of Eligible Basic Subscribers served by each Specified Business (in the case of the Group 1 Specified Business, adjusted for minority interests in the same manner as in the definition of “Closing Subscriber Number”) shall be at least equal to (i) the Base Subscriber Number for such Specified Business minus (ii) the Subscriber Basket for such Specified Business minus (iii) the Subscriber Cap for such Specified Business.

(i)            [Intentionally Omitted.]

(j)            Section 754 Election.  Each Transferred Joint Venture Parent (and any Subsidiary of a Transferred Joint Venture Parent that Seller has reported as a partnership for U.S. federal income tax purposes on or after January 1, 2002), (i) shall have filed a Section 754 Election and (ii) with respect to such entity, Seller shall have delivered to Buyer an opinion of Sullivan & Cromwell LLP to the effect that, assuming the entity for which the Section 754 Election described in clause (i) was made is classified as a partnership for U.S. federal income tax purposes, any form that is required to cause such Section 754 Election to be valid (including, if necessary under applicable Tax Law, a U.S. federal income tax return) has been validly filed and such Section 754 Election is valid for U.S. federal income tax purposes as of the Closing; provided, however, that (x) if Buyer takes any action that prevents Seller from making a Section 754 Election that is valid as of the Closing with respect to a Transferred Joint Venture Entity, the condition set forth in this Section 6.2(j) shall be waived with respect to such Transferred Joint Venture Entity, and (y) if Buyer and Seller, each in its sole discretion and acting in good faith, agree that because of a change in Tax Law occurring between the date hereof and the Closing Date, a Section 754 Election is not required in order for the adjustments described in Section 743(b) of the Code to apply to Buyer’s acquisition of any Transferred Joint Venture Entity, the condition set forth in this Section 6.2(j) shall be deemed satisfied with respect to such Transferred Joint Venture Entity.

(k)           Financial Information.  Seller shall have provided Buyer with all Financial Information and the Additional Financial Statements contemplated by Section 5.9 (disregarding for this purpose all references therein to “commercially reasonable efforts”) except to the extent Buyer has obtained relief from the SEC with respect thereto or has failed to comply with its obligations under Section 5.9(c).

Section 6.3  Conditions to the Obligation of Seller.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties in Article IV that are qualified as to materiality shall be true and correct, and the representations and warranties in Article IV that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date

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as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Covenants.  Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements.  Buyer shall have executed and delivered the Ancillary Agreements to which it is a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Seller (other than in a de minimis manner), (ii) in respect of LFA Approvals not obtained as of the Closing and (iii) the Ancillary Agreements required to be delivered pursuant to Section 2.11(d)(xii) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Seller.

(d)           Certificate.  Seller shall have received a certificate, signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and
6.3(b) have been satisfied.

(e)           Bankruptcy Plan and Confirmation Order.  The Confirmation Order and the final Plan shall not differ in a manner that would be materially adverse to Seller and its Affiliates from the confirmation order and the Plan, respectively, proposed by Seller to the Bankruptcy Court in accordance with Section 5.11.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1  Survival.  The representations and warranties of Buyer contained in this Agreement shall expire upon the Closing.  The representations and warranties of Seller contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1.  Subject to Section 2.9(d), all representations and warranties made by Seller contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of twelve months after the Closing Date (the “Buyer Indemnification Deadline”); it being understood that in the event notice of any claim for indemnification under this Article VII has been given (within the meaning of Section 9.1) prior to the Buyer Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.2  Indemnification by Seller.

(a)           Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives

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and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (other than, in the case of clauses (i) and (ii), Buyer or any of its Affiliates solely in their capacity as direct or indirect holders of Joint Venture Securities prior to the Closing (but without limiting the definition of “Retained Claims”) the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement and (iii) any Excluded Asset or Excluded Liability (provided that the indemnification under this clause (iii) shall not permit Buyer or any of its Affiliates in their capacity as a direct or indirect holder of Joint Venture Securities prior to the Closing to make any claim against Seller to the extent an Excluded Liability was paid prior to Closing, except to the extent relating to a third party claim in respect thereto).

(b)           Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i):

(i)            until any such Losses in respect of the Group 1 Business exceed an aggregate amount equal to the Group 1 Threshold Amount, and then for all such Losses in excess of $17,000,000, up to an aggregate amount not to exceed the Group 1 Cap Amount; provided, however, that the limitations herein regarding the Group 1 Threshold Amount shall not apply to the Class 1 Representations and Warranties; and

(ii)           until any such Losses in respect of the Group 2 Business exceed an aggregate amount equal to the Group 2 Threshold Amount, and then for all such Losses in excess of $3,000,000, up to an aggregate amount not to exceed the Group 2 Cap Amount; provided, however, that the limitations herein regarding the Group 2 Threshold Amount shall not apply to the Class 1 Representations and Warranties.

(c)           Subject to Section 7.8, the Buyer Indemnified Parties shall be entitled to receive payment only from the Escrow Account with respect to any Liability of Seller for any Losses under Section 7.2(a) and, with respect to each Specified Business, only up to an aggregate amount not to exceed the Cap Amount applicable to such Specified Business.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses that (i) are reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount to the extent and only to the extent so reflected or (ii) have been actually discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets

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and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) to the extent and only to the extent so discharged (or such functional equivalent).

Section 7.3  Indemnification by Buyer.  Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, stakeholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (d) the Assumed Liabilities Related to each Specified Business, (e) any breach of a covenant or agreement of Buyer contained in this Agreement or (f) the Transferred Assets Related to each Specified Business, each Specified Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets Related to such Specified Business or such Specified Business, or the employment of the Transferred Employees following the Closing.

Section 7.4  Third Party Claim Indemnification Procedures.

(a)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, (iv) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the

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Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (v) in the case of a Buyer Indemnified Party, it is reasonably likely that the Losses arising from such Third Party Claim will exceed the amount such Buyer Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 7.2(b); provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third Party Claim.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim and subject to Section 7.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  Subject to Section 7.4(a), the Indemnified Party shall participate in any such defense at its expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim unless (i) the Indemnifying Party shall have agreed to indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Liability with respect to such Third Party Claim and (iii) such settlement or compromise would not result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)           If the Indemnifying Party (i) is not entitled to defend a Third Party Claim, (ii) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim for which the Indemnifying Party shall have monetary liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

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Section 7.5  Consequential Damages; Materiality; Interest.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable.  Any computation of Losses hereunder in respect of a breach of representation or warranty shall measure such Losses without giving effect to any qualifier for materiality or Material Adverse Effect set forth therein.  Amounts payable in respect of any Losses under Section 7.2 or 7.3 shall bear interest at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party.

Section 7.6  Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back up documentation, by wire transfer of immediately available funds from the Escrow Account, subject to the proviso to the last sentence in
Section 2.8(f) with respect to the matters set forth in Section 2.8(f) (including as applied to any Group 2 System in accordance with
Section 2.9(c)) in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment by Seller, by wire transfer of immediately available funds from the Escrow Account, subject to the proviso to the last sentence in Section 2.8(f) with respect to the matters set forth in Section 2.8(f) (including as applied to any Group 2 System in accordance with Section 2.9(c)) and (ii) in the case of a payment by Buyer, by wire transfer of immediately available funds, in each case in an amount equal to the amount of any Loss (and any interest thereon) for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non appealable order or judgment, or (C) an arbitration or like panel shall have rendered a final non appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 7.7  Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the Purchase Price for all income Tax purposes but shall not affect the Escrow Amount (other than to the extent of any payment hereunder); provided, however, that any payments pursuant to this Article VII that represent interest payable under Section 7.5 shall be treated as (j) deductible to the Indemnifying Party and (k) taxable to the Indemnified Party.  The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner, for all income Tax purposes (unless otherwise required by a change in applicable income Tax Law or as a result of a good faith resolution of a contest).

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Section 7.8  Remedies.  From and after the Closing, the rights and remedies of Seller and Buyer under this Article VII shall be exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to (l) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful and other than those in the proviso to the last sentence in Section 2.8(f) (including as applied to any MCE System in accordance with Section 2.9(c)), and (m) the Assumed Liabilities or the Excluded Liabilities, and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Law with respect to the Transaction.

ARTICLE VIII

TERMINATION

Section 8.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

Section 8.2  Termination by Either Buyer or Seller.  This Agreement may be terminated at any time prior to the Closing by Buyer or Seller, by giving written notice of termination to the other party, if (a) subject to Section 2.10(b), the Closing shall not have occurred on or before July 31, 2006 (the “Outside Date”) so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other agreements under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”); provided, however, that if any Government Antitrust Entity has not completed its review of the Transaction or the transactions contemplated by the Friendco Purchase Agreement by such time, or either party determines in good faith at such time that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transaction or the transactions contemplated by the Friendco Purchase Agreement by any Government Antitrust Entity, and, in either such case, all conditions set forth in Article VI (other than Section 6.1(d)) have been satisfied or waived in writing by the party entitled to the benefit thereof or are immediately capable of being satisfied, then in either such case, such date may be extended by either party to a date not beyond October 31, 2006 (the “Extended Outside Date”) or (b) any Law (other than an order, judgment or ruling contemplated by Section 8.3(d)(ii) or Section 8.4(c)(ii)) permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable.

Section 8.3  Termination by Seller.  This Agreement may be terminated at any time prior to the Closing by Seller, by written notice to Buyer:

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(a)           prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.8, (ii) the Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all related agreements) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within five Business Days of receipt of Seller’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation);

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 6.3(a) and Section 6.3(b), respectively, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Seller to Buyer; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.3(b)for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Buyer continues such efforts to cure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Seller if as of such time it is a Proximate Cause Party;

(c)           prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.8, (ii) the Board authorizes Seller to file a Superior Alternate Plan with the Bankruptcy Court and Seller notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements and supporting documentation) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of its intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation); or

(d)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to

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compliance by Seller with the first sentence of Section 5.11(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating, or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Seller may only terminate this Agreement pursuant to this Section 8.3(d)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date.

Section 8.4  Termination by Buyer.  This Agreement may be terminated at any time prior to the Closing by Buyer, by written notice to Seller:

(a)           if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement (assuming entry of the Confirmation Order) such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations as required pursuant to Section 6.2(a) and Section 6.2(b), respectively, and such breach is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to Seller; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.4(a) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Seller continues such efforts to cure;

(b)           if (i) Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order or (ii) if the Protections Order is vacated or modified in any material respect following the date hereof;

(c)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Buyer with the first sentence of Section 5.11(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Buyer may only terminate this Agreement pursuant to this Section 8.3(c)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date; or

(d)           following (i) the conversion of the Reorganization Case into one or more cases under chapter 7 of the Bankruptcy Code or (ii) the appointment of a chapter 11 trustee in the Reorganization Case;

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provided, however, that the right to terminate this Agreement pursuant to Section 8.4(a), (b) or (c) shall not be available to Buyer if as of such time it is a Proximate Cause Party.

Section 8.5  Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.5, the last sentence of Section 5.22 and in Sections 9.1, 9.4, 9.6, 9.7, 9.10, 9.11 and 9.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.5 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination.

(b)           In the event that (i) this Agreement is terminated by Seller pursuant to Section 8.2(a) prior to the entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) which has not been vacated by a court of competent jurisdiction and Buyer is not a Proximate Cause Party as of the date of such termination or (ii) this Agreement is terminated (A) by Seller pursuant to Sections 8.3(a), 8.3(c) or 8.3(d) or (B) by Buyer pursuant to Section 8.4(a) (but, with respect to the representations and warranties of Seller, only in the case of a willful breach by Seller), 8.4(b) or 8.4(c) except, in the case of this clause (ii)(B), in the event that Buyer is a Proximate Cause Party as of the date of such termination, then Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $87,500,000 payable upon the earlier of consummation of an Acquisition or the effective date of a chapter 11 plan of Seller and/or one or more of its Affiliates approved by the Bankruptcy Court, which plan involves a substantial portion of the Assets of Seller and its Affiliates.

(c)           The obligation of Seller to pay the amount payable under Section 8.5(b) (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Notices.  All notices, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

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To Buyer:

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102
	Telephone:	(215) 665-1700
	Telecopy:	(215) 981-7794
	Email:	ablock@comcast.com
	Attention:	General Counsel

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
	Telephone:	(212) 450-4000
	Telecopy:	(212) 450-3800
	Email:	dennis.hersch@dpw.com
william.taylor@dpw.com
	Attention:	Dennis S. Hersch
William L. Taylor

To Seller:

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268-6458
	Telecopy:	(303) 268-6662
	Email:	brad.sonnenberg@adelphia.com
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Telecopy:	(212) 558-3588
	Email:	korrya@sullcrom.com
	Attention:	Alexandra D. Korry

Section 9.2  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided

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shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII.

Section 9.3  No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or transfer or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except, in whole or in part, (a) as provided in Section 9.5, (b) with respect to Seller’s rights and obligations, following the Closing to any entity acting on behalf of Seller’s estate (provided, that no such assignment by Seller under this clause (b) will relieve Seller of its Liabilities hereunder), (c) to Friendco under the Exchange Agreement (provided, that in the event of any such assignment (i) and only so long as Friendco does not provide any Excluded Books and Records to Buyer or any of its Affiliates, the Books and Records shall be deemed to include the Excluded Books and Records, the final proviso to the definition of “Books and Records” shall be deemed deleted and upon request of Buyer the Excluded Books and Records will be delivered to Friendco and (ii) Friendco shall not be entitled to any Retained Claims or the proceeds thereof) and (d) by Buyer to one or more direct or indirect wholly owned Subsidiaries of Buyer (provided, that Buyer identifies such Subsidiary and the rights and obligations to be assigned on or before Closing; provided, further, that no such assignment by Buyer to a wholly owned Subsidiary under this clause (d) will relieve Buyer of its Liabilities hereunder).  Any assignment or transfer permitted hereunder shall be evidenced in writing signed by the assignor and assignee, a copy of which shall be delivered to the other party hereto.  In connection with any assignment, transfer or delegation by Buyer to Friendco as permitted above, Buyer shall be relieved of any Liability so assigned, transferred or delegated, to the extent Seller has the right to enforce in full against Friendco any such Liability.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.4  Entire Agreement.  This Agreement (including all Schedules and Exhibits) and the Ancillary Agreements executed as of the date hereof contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement, which shall remain in full force and effect except as otherwise provided herein.

Section 9.5  Debtor Obligations Joint and Several; Fulfillment of Obligations.  Seller shall, and shall cause each of its Affiliates to, cause each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder, to agree for the benefit of Buyer, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, to be jointly and severally liable for any breach or violation of Seller’s representations, warranties or covenants hereunder and to execute and deliver such Contracts and take such further action as may be reasonably requested

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by Buyer to evidence the intent and effect of the foregoing (including, for the avoidance of doubt, the inclusion, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, of an express undertaking of such joint and several liability in the Plan).  Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely and without any adverse legal implications to the obligee, by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6  Public Disclosure.  Notwithstanding anything to the contrary contained herein, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement and the Transaction unless specifically approved in advance by both parties hereto, except that a party hereto may issue any press release or make any public announcement or communication relating to this Agreement and the Transaction that may be required by any applicable Law (including any listing requirement) without such approval if, to the extent practicable, such party has used commercially reasonable efforts to obtain the approval of the other party before issuing such press release or making such public announcement or communication.

Section 9.7  Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 9.8  Schedules.  The disclosure of any matter in any Section relating to representations of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article III or IV, as applicable, need not be set forth in any other Schedule of such disclosure schedule pertaining to Article III or IV, as applicable, or on a Schedule corresponding to any other Section of Article III or IV, as applicable, so long as its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article V (which shall in no event address matters occurring prior to the date hereof) need not be set forth on a Schedule corresponding to any Section of Article III or IV, as applicable, so long as (e) its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed and (f) such matter does not qualify the representations and warranties set forth in Articles III or IV, as applicable, to the extent such representations and warranties are made as of the date hereof or as of another specific date prior to the date hereof.  No later than ten Business Days prior to the Closing, Seller may deliver to Buyer an update to Schedule 3.8(a) and Schedule 3.8(b) of the Seller Disclosure Schedule but only in respect of matters that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the

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Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) but arise from actions, omissions or circumstances continuing as of the Closing.  No matter added to Schedule 3.8(a) or Schedule 3.8(b) of the Seller Disclosure Schedule pursuant to the preceding sentence will be treated as set forth on any other Schedule as a result of the second sentence of this Section 9.8.  When an area is set forth on one Schedule A Part as a primary Cost Center and another Schedule A Part as a non-primary Cost Center, the following shall apply in determining the Systems and System Group to which it relates:  (i) for the Schedule A Part with respect to which such area is the primary Cost Center, such Schedule will be deemed to exclude the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center(s) and (ii) for any given Schedule A Part with respect to which such area is a non-primary Cost Center, such Schedule A Part will be deemed to include only the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center.

Section 9.9  Bulk Sales.  Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 9.10  Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in (g) the Bankruptcy Court so long as the Reorganization Case remains open and (h) after the completion of the Reorganization Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1.  Seller irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Seller stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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Section 9.11  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12  Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (j) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14  Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.8 or Article VIII and to enforce specifically the terms and provisions of such Sections and, following entry of the Confirmation Order, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such rights being in addition to any other remedy to which the parties are entitled at Law or in equity.  The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ William Schleyer
	Name:	William Schleyer
	Title:	Chief Executive Officer and Chairman

COMCAST CORPORATION

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102

June 24, 2005

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111

Attn: Brad Sonnenberg

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Adelphia Communications Corporation, a Delaware corporation (“Adelphia”), dated as of April 20, 2005, as amended on the date hereof (the “Comcast Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Comcast Purchase Agreement.

1.             Timing of Effectiveness of the Plan and the Closing.  The parties hereto agree that the condition set forth in Section 6.1(a) of the Comcast Purchase Agreement with respect to the effectiveness of the Plan, shall be satisfied by the Plan becoming effective contemporaneously with the Closing.

2.             Assumption of Effectiveness.  In determining whether Sections 6.1(f), 6.2(a), 6.2(b) (except for covenants to the extent related to Adelphia’s obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the Comcast Purchase Agreement), 6.2(d) (to the extent relating to 6.2(a) and 6.2(b) (except for covenants to the extent related to Adelphia’s obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the Comcast Purchase Agreement)) and 6.2(e) of the Comcast Purchase Agreement have been satisfied, the parties hereto shall assume that the Plan is effective in accordance with its terms and shall assume that any other plan of reorganization relating to any Managed Cable Entity or any other Transferred Asset as to which the only condition to its effectiveness that has not been satisfied or waived is the Closing is effective in accordance with its terms.

3.             Consent to Plan and Disclosure Statement.  Comcast hereby acknowledges that the Plan, all exhibits attached thereto, the Disclosure Statement (except for the sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan; it being understood that Comcast shall promptly following the date hereof inform Adelphia of any such inconsistency it identifies) and the Disclosure Statement Motion (each of which is attached hereto) are acceptable in form and substance to Comcast and otherwise satisfy the requirements of the fourth sentence of Section 5.11(a) of the Comcast Purchase Agreement to the extent relating to the Plan, the exhibits attached thereto, the Disclosure Statement (except for the Sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan) and the Disclosure Statement Motion.  Comcast consents to the filing of such documents with the Bankruptcy Court.  Adelphia hereby agrees to waive the conditions set forth in Sections 13.01(f), 13.01(g) and 13.02(b) of the Plan in order to effect the confirmation or effectiveness, as applicable, of the Plan, if so requested by Comcast, if the failure to so waive such condition(s) would reasonably be expected to materially delay or impair the Transaction.  Adelphia hereby acknowledges and agrees that with respect to the conditions set forth in Sections 13.01(a), 13.01(b) and 13.01(c) of the Plan, if so requested by Comcast, it will exercise its discretion in a reasonable manner.  The foregoing shall not prejudice either party’s position with respect to Adelphia’s waiver obligations, if any, in respect of any provision of Sections 13.01 and 13.02 of the Plan that is not addressed in this paragraph.

4.             Reservation of Rights.  It is understood and agreed that the filing of the Plan and Comcast’s consent thereto are without prejudice to Adelphia’s rights to amend the Plan and Comcast’s right to consent or to withhold consent to any amendment (and the absence or presence of any provision of the Plan as filed shall not be taken into account in determining such rights of Adelphia or Comcast), in each case, in accordance with applicable provisions of the Comcast Purchase Agreement.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.

This letter agreement shall be governed by and construed in accordance with the Comcast Purchase Agreement.

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Please confirm your agreement with the foregoing by signing and returning a copy of this agreement to the undersigned.

Very truly yours,

COMCAST CORPORATION

		By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

Agreed and Acknowledged:

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ Brad Sonnenberg
	Name:	Brad Sonnenberg
	Title:	Executive Vice President, General Counsel and Secretary

Acknowledged and approved:

TIME WARNER NY CABLE LLC

By:	/s/ Satish R. Adige
	Name:		Satish R. Adige
	Title:		Sr. V.P., Investments

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT BETWEEN
ADELPHIA COMMUNICATIONS CORPORATION AND COMCAST CORPORATION

This Amendment, dated June 24, 2005 (this “Amendment”), amends the Asset Purchase Agreement, between Adelphia Communications Corporation (“Seller”) and Comcast Corporation (“Buyer”), dated as of April 20, 2005 (the “Comcast Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Comcast Purchase Agreement.

WHEREAS, the parties hereto desire to amend the Comcast Purchase Agreement pursuant to Section 9.2 thereof to clarify certain provisions contained therein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Section 9.5 of the Comcast Purchase Agreement shall be amended by inserting immediately following the phrase “cause each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder,” the phrase:  “but in each case excluding any Debtor that is a Transferred Joint Venture Entity” and adding at the end of such Section the sentence:  “Nothing in this Section 9.5 is intended to supersede the provisions of paragraphs 4 and 5 of the Bankruptcy Court’s order of April 21, 2005 entitled Supplemental Order.”

2.             The definition of “Seller JV Partner” shall be amended and replaced in its entirety as follows:

“Seller JV Partner” means (a) with respect to Century, a newly formed limited liability company that is disregarded as an entity separate and apart from its owner for income Tax purposes and whose sole member shall be Century Exchange, LLC, a Delaware limited liability company (“New Century Exchange LLC”), (b) with respect to Parnassos, (i) a newly formed limited liability company that is disregarded as an entity separate and apart from its owner for income Tax purposes and whose sole member shall be Montgomery Cablevision, Inc., a Pennsylvania corporation (“New Montgomery LLC”) and (ii) a newly formed limited liability company that is disregarded as an entity separate and apart from its owner for income Tax purposes and whose sole member shall be Adelphia Western New York Holdings L.L.C., a Delaware limited liability corporation (“New Adelphia Western LLC”) and (c) with respect to Western, (i) New Montgomery LLC and (ii) New Adelphia Western LLC.

3.             Schedule 3.2(b) of the Seller Disclosure Schedule hereby shall be deemed to reflect (a) the transfer of Century Exchange, LLC’s interest in Century to New Century Exchange LLC, (b) the transfer of Montgomery Cablevision, Inc.’s interests in Parnassos and Western to New Montgomery LLC and (c) the transfer of Adelphia Western New York Holding L.L.C.’s interests in Parnassos and Western to New Adelphia Western LLC.

4.             The definition “Transferred Joint Venture Subsidiaries” shall be amended to insert immediately prior to the period at the end thereof, the following phrase:  “, but shall not include Empire Sports Network and its Subsidiaries”.

5.             Section 5.11(b) of the Comcast Purchase Agreement shall be amended by: (a) deleting the phrase:  “70 days” in the first sentence of such Section and substituting for it the phrase: “80 days”; (b) deleting the word:  “seventieth” in each place it appears in the first sentence of such Section and substituting for it, in each case, the word: “eightieth”; (c) deleting the phrase:  “40 days” in the second sentence of such Section and substituting for it the phrase: “50 days”; and (d) deleting the phrase “20 days” in the third sentence of such Section and substituting for it the phrase:  “30 days”.

6.             Section 5.11(c) of the Comcast Purchase Agreement shall be amended by deleting the phrase:  “70 days” in the first sentence of such Section and substituting for it the phrase: “80 days”.

7.             Section 5.11(d) of the Comcast Purchase Agreement shall be amended by: (a) deleting the phrase:  “70 days” in the second sentence of such Section and substituting for it the phrase: “80 days” and (b) deleting the word:  “seventieth” in the second sentence of such Section and substituting for it the word: “eightieth”.

Except as specifically amended by this Amendment, the Comcast Purchase Agreement will remain in full force and effect and is hereby ratified and confirmed.  This Amendment shall be construed as one with the Comcast Purchase Agreement, and the Comcast Purchase Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

This Amendment shall be governed by and construed in accordance with the Comcast Purchase Agreement.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

		By:	/s/ Brad Sonnenberg
Name: Brad Sonnenberg
Title: Executive Vice President,
General Counsel and Secretary

COMCAST CORPORATION

		By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

Acknowledged and approved:

TIME WARNER NY CABLE LLC

By:	/s/ Satish R. Adige
	Name:		Satish R. Adige
	Title:		Sr. V.P., Investments

Exhibit E

EXECUTION COPY

Comcast Corporation 1500 Market Street Philadelphia, PA 19102	Adelphia Communications Corporation 5619 DTC Parkway Greenwood Village, CO 80111

April 20, 2005

Time Warner NY Cable LLC
c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732

1.        Introduction.  This letter agreement (this “Agreement”) confirms the agreement of Time Warner NY Cable LLC (“Buyer”), a Delaware limited liability company and an indirectly wholly owned subsidiary of Time Warner Cable Inc. (“Parent”), a Delaware corporation, Adelphia Communications Corporation, a Delaware corporation (“Seller”), and Comcast Corporation, a Pennsylvania corporation (“Comcast”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Comcast Purchase Agreement (as defined below).

2.        Joint Acquisition of Seller and Asset Purchase Agreements.  Seller and certain of its Affiliates have filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code and are currently subject to chapter 11 proceedings in the United States Bankruptcy Court for the Southern District of New York.  Contemporaneously with the execution and delivery of this Agreement, (a) Buyer and Adelphia have entered into an Asset Purchase Agreement (the “Buyer Purchase Agreement”), pursuant to which Buyer is to acquire certain assets of Seller at a closing to be held thereunder (the “Closing”) subject to the terms and conditions set forth therein and (b) Comcast and Adelphia have entered into an Asset Purchase Agreement (the “Comcast Purchase Agreement”), pursuant to which Comcast is to acquire certain assets of Seller subject to the terms and conditions set forth therein.

3.        Termination of the Comcast Purchase Agreement.  If the Comcast Purchase Agreement is terminated prior to the Closing as a result of actions by, or failure to obtain Governmental Authorizations from, any Government Antitrust Entity or the FCC (the “Termination”), pursuant to and subject to the terms of the Buyer Purchase Agreement, the Transaction (as defined in the Buyer Purchase Agreement) will be expanded as described in Section 5.15 thereof (the “Expanded Transaction”) (the closing of such Expanded Transaction, the “Expanded Transaction Closing”).

Notwithstanding anything to the contrary herein, the obligations of the parties hereunder shall only become effective in the event of a Termination.  Seller shall give Buyer prompt notice of any such Termination.

4.             Consummation of the Comcast Joint Venture Transactions and Aggregate Buyer Discharge Amount.

(a)           Notwithstanding the Termination, immediately prior to the Expanded Transaction Closing, with respect to each Transferred Joint Venture Parent, (i) Comcast shall cause the applicable Buyer JV Partner to contribute cash to such Transferred Joint Venture Parent in an amount equal to the Buyer Discharge Amount for such Transferred Joint Venture Parent, (ii) Seller shall cause such Transferred Joint Venture Parent to distribute to the applicable Seller JV Partner (A) cash in the amount of the Buyer Discharge Amount for such Transferred Joint Venture Parent and (B) all Excluded Assets of the Transferred Joint Venture Parent and its Subsidiaries and (iii) Seller shall cause the applicable Seller JV Partner to assume all Liabilities of such Transferred Joint Venture Parent and its Subsidiaries (other than any such Liabilities that constitute Assumed Liabilities) (the “Seller Assumption”).

(b)           For purposes of this Agreement and the Buyer Purchase Agreement, the term “Buyer Discharge Amount” means, with respect to each Transferred Joint Venture Parent, the applicable Buyer Joint Venture Percentage multiplied by the total amount of Liabilities of such Transferred Joint Venture Parent and its Subsidiaries as of the Expanded Transaction Closing (excluding any such Liabilities that are Assumed Liabilities) as determined pursuant to Section 4(d).

(c)           For purposes of this Agreement and the Buyer Purchase Agreement, the term “Aggregate Buyer Discharge Amount” shall mean the sum of the Buyer Discharge Amounts for the three Transferred Joint Venture Parents.

(d)           For purposes of making the determination of the Buyer Discharge Amount, the following procedures shall apply:

(i)            No later than 30 Business Days prior to the Expanded Transaction Closing, Seller shall prepare, or cause to be prepared, and deliver to Buyer and Comcast a statement (the “Discharge Statement”) setting forth Seller’s good faith estimate of each Buyer Discharge Amount as of the expected Expanded Transaction Closing (the “Seller’s Estimate”).  The Discharge Statement shall be accompanied by a certification of Seller’s Chief Financial Officer to the effect that such Discharge Statement has been prepared in good faith based on the books and records of the Transferred Joint Venture Parent or any of its Subsidiaries and shall be reasonably satisfactory to Buyer and Comcast.

(ii)           If Buyer or Comcast in good faith dispute Seller’s Estimate (each, a “Disputing Party”), such Disputing Party shall, on or before the tenth day following receipt of the Discharge Statement, so inform each of the other parties hereto in writing, setting forth a specific description of the basis of determination, and the adjustments to the Discharge Statement and the corresponding adjustments to Seller’s Estimate that such Disputing Party believes should be made (each, an “Objection”).

(iii)          If no Objection is received by Seller on or before the tenth day following receipt of the Discharge Statement, then the Seller’s estimates contained in the Discharge Statement of each Buyer Discharge Amount shall be final and binding on the parties.

(iv)          If (A) an Objection is received by Seller on or before the tenth day following receipt of the Discharge Statement and (B) Seller, Buyer and Comcast are unable to resolve their disagreement regarding any Buyer Discharge Amounts within the tenth day following receipt of the Discharge Statement, then Seller, Buyer and Comcast shall refer any remaining disagreements to the CPA Firm which, acting as expert and not as arbitrator, shall determine, based on the books and records of each Transferred Joint Venture Parent or any of its Subsidiaries, and only with respect to the remaining differences so submitted (and within the range of dispute between the Discharge Statement and any Objection with respect to each such difference), whether and to what extent, if any, Seller’s Estimate requires adjustment.  Buyer, Seller and Comcast shall instruct the CPA Firm to deliver its written determination to the parties no later than the five days prior to the expected date of the Expanded Transaction Closing. The CPA Firm’s determination shall be conclusive and binding upon Buyer, Seller, Comcast and their respective Affiliates.  The fees and disbursements of the CPA Firm shall be borne equally by Seller, Buyer and Comcast.  Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of any Buyer Discharge Amount and the Aggregate Buyer Discharge Amount and all other items reasonably requested by the CPA Firm in connection therewith.

(v)           Notwithstanding anything to the contrary contained herein, the parties agree (and, if applicable, shall instruct the CPA Firm) that the Buyer Discharge Amount in respect of (1) Century, shall not be less than $297 million or more than $325 million, (z) Parnassos, shall not be less than $252 million or more than $275 million and (3) Western, shall, subject to the last sentence of Section 5.22 of the Comcast Purchase Agreement, be $0.00.

(e)           Notwithstanding the Termination and the Expanded Transaction Closing, the Plan (as defined in the Buyer Purchase Agreement) shall comply with subsection (E) of the fourth sentence of section 5.11(a) of the Comcast

Purchase Agreement to the extent applicable to the Buyer JV Partners and the Joint Venture Securities.

(f)            Nothing herein shall be deemed to limit, release, discharge or otherwise diminish the Buyer JV Partners’ rights in respect of Retained Claims as against Seller Releasing Parties (other than the Transferred Joint Venture Parents or any of their respective Subsidiaries).

5.             Release from Retained Claims.

(a)           Effective upon the Expanded Transaction Closing, Comcast, for itself and its Subsidiaries, and to the extent of Comcast’s authority to do so, for its privies, Affiliates, predecessors, successors, assigns, employees, agents, attorneys, legal representatives, heirs, executors and administrators, and their respective shareholders, members, managers, officers and directors in their capacities as such (the “Comcast Releasing Parties”), hereby releases, acquits and forever discharges the Transferred Joint Venture Parent and its Subsidiaries and Buyer and Buyer’s Affiliates, predecessors and successors, as well as Buyer’s direct and indirect privies, advisors, consultants, assigns, employees, agents, attorneys, legal representatives, shareholders, members, managers, officers and directors in their capacities as such (other than Seller and its Affiliates except for the Transferred Joint Venture Parent and its Subsidiaries) (the “Buyer Released Parties”) of and from any Loss arising out of, related to or derived from (i) any claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature (including Retained Claims), against any Buyer Released Parties with respect to any action or omission by any Transferred Joint Venture Parent or any of its Subsidiaries prior to the Expanded Transaction Closing and (ii) any Pre-Closing Management Liabilities (as defined below), in each case whenever accruing, whether foreseen or unforeseen, whether known or unknown, whether or not well founded in fact or in law, whether in law or in equity or otherwise, whether direct, consequential, compensatory, exemplary, liquidated or unliquidated, which such Comcast Releasing Party, or which its legal representatives, successors, assigns, heirs, executors or administrators ever had, now has, can, shall or may have for or by reason of any matter, cause or anything whatsoever, for all periods.

(b)           Effective upon the Expanded Transaction Closing, Seller, for itself and its Subsidiaries, and to the extent of Seller’s authority to do so, for its privies, Affiliates, predecessors, successors, assigns, employees, agents, attorneys, legal representatives, heirs, executors and administrators, and their respective shareholders, members, managers, officers and directors in their capacities as such (the “Seller Releasing Parties”), hereby releases, acquits and forever discharges the Buyer Released Parties of and from any Loss arising out of, related to or derived from (i) any claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature (including in respect of Retained Claims), against any Buyer Released Parties with respect to any action or omission by any Transferred Joint Venture Parent or any of its Subsidiaries prior to the Expanded Transaction Closing or (ii) any Pre-Closing-Management Liabilities, in each case whenever accruing, whether foreseen or unforeseen, whether known or unknown, whether or not well founded in fact or in law, whether in law or in equity or otherwise, whether direct, consequential, compensatory, exemplary, liquidated or unliquidated, which such Seller Releasing Party, or which its legal representatives, successors, assigns, heirs, executors or administrators ever had, now has, can, shall or may have for or by reason of any matter, cause or anything whatsoever, for all periods.

(c)           Notwithstanding the foregoing, the parties expressly understand and agree that the waivers and releases granted in clauses (a) and (b) of this paragraph 5 are made solely for the purpose of inducing Buyer to consummate the Expanded Transaction by providing evidence of the effectiveness of the Seller Assumption as provided under paragraph 4(a) above and shall not (and shall not be deemed in any way to) limit, diminish or otherwise adversely affect any Liabilities (i) of the Seller or its Affiliates (other than the Transferred Joint Venture Parent and its Subsidiaries) to Comcast or its Affiliates, or (ii) of the Transferred Joint Venture Parent and its Subsidiaries payable to Comcast or its Affiliates under the Plan with respect to Claims asserted in their capacity as creditors (unless and to the extent the Seller Assumption is effected in accordance with this Agreement and such amounts are payable by Seller and its Affiliates under the Plan).

6.             Assignment of Management Contracts.  Effective upon the Expanded Transaction Closing, Seller shall, and shall cause each of its Affiliates to, convey, transfer, assign and deliver to Buyer all right, title and interest under (a) the Management Agreement, dated December 7, 1999, between Century-TCI California, L.P., and Chelsea Communications, LLC, (b) the Management Agreement, dated January 8, 1998, between Western NY Cablevision, L.P. (f/k/a Parnassos, L.P.), and Adelphia Cablevision, LLC (f/k/a Adelphia Cablevision, Inc.), a limited liability company, and (c) the Management Agreement, dated December 30, 1998, between Parnassos, L.P., and Adelphia Cablevision, LLC (f/k/a Adelphia Cablevision, Inc.), (the agreements referred to in clauses (a), (b) and (c), collectively, the “Management Contracts”); provided, however, that Seller and its Affiliates shall retain, and there shall be excluded from the sale, conveyance, assignment or transfer to or assumption by Buyer under the Buyer Purchase Agreement any Liabilities arising under or related to the Management Contracts and attributable to, arising under or related to actions, omissions, circumstances or conditions occurring prior to the Expanded Transaction Closing (the “Pre-Closing Management Liabilities”); it being understood that all Pre-Closing Management Liabilities shall be Excluded Liabilities for all purposes, pursuant to the Buyer Purchase Agreement.  Seller hereby represents and warrants to Buyer that on or prior to the date hereof it has delivered or made available to

Buyer true and complete copies of the Management Contracts.  Seller hereby covenants and agrees that from and after the date hereof it will not amend, supplement or otherwise modify a Management Contract in any manner that is adverse to the Buyer Indemnified Parties.

7.             Cooperation and Consent of Comcast; Books and Records.  Comcast shall, and shall cause each of its Affiliates (including each Buyer JV Partner) to, cooperate and following the Termination to use good faith efforts to fulfill as promptly as practicable the conditions precedent (other than the Termination itself) to the respective obligations of Buyer and Seller under Section 5.15 of the Buyer Purchase Agreement.  Comcast hereby expressly consents to the Expanded Transaction.  From and after the Expanded Transaction Closing, Buyer shall not, and shall not permit its Affiliates to, provide Comcast or any of its Affiliates any Excluded Books and Records that Adelphia identifies to Buyer (in a manner that is readily apparent to Buyer) as “Excluded Books and Records” at the Expanded Transaction Closing; provided, however, that Buyer may provide Comcast with any such Excluded Books and Records if it is required to do so pursuant to applicable Law.  So long as Buyer uses good faith efforts to comply with the immediately preceding sentence (in a manner that is consistent with Buyer’s policies regarding treatment of its own confidential information), Buyer and its Affiliates will have no Liability for any Loss suffered as a result of any disclosure of Excluded Books and Records, whether to any Seller Releasing Party, Comcast Releasing Party, Transferred Joint Venture Party (or any of their respective Subsidiaries).  Comcast acknowledges on behalf of its and its Affiliates that the foregoing sentence shall be deemed to modify and amend any requirement in any of the JV Documents to provide Books or Records to Comcast or any of its Affiliates.  Comcast shall not take any action that would cause the condition set forth in Section 6.2(j) of the Comcast Purchase Agreement not to be satisfied, provided, that nothing herein shall limit, release, discharge or otherwise diminish the Buyer JV Partners’ rights in respect of Retained Claims.

8.             Termination.  This Agreement shall terminate automatically upon the earlier to occur of (a) the termination of the Comcast Purchase Agreement in accordance with its terms for any reason other than a Termination; (b) the termination of the Buyer Purchase Agreement in accordance with its terms and (c) the Closing.  If this Agreement is terminated pursuant to this Section 8, this Agreement shall become void and of no effect without liability of any party hereto (or any Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except that no such termination shall relieve any party hereto of any Liability resulting from any willful breach by such party of this Agreement.

9.             Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as otherwise provided for herein.

10.           Specific Performance.  The parties recognize that their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the party seeking such relief is prepared to consummate the transactions contemplated hereby.  The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.  The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

11.           Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including by facsimile), each of which when executed shall be an original and all of which taken together shall be deemed to be one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

12.           Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Chosen Courts and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.  Seller irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and further stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.           Notices.  All notices, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0670
	Telecopy:	(203) 328-3295
	Email:	glenn.britt@twcable.com
	Attention:	Chief Executive Officer

With a copy to:

Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0631
	Telecopy:	(203) 328-4094
	Email:	marc.lawrence-
apfelbaum@twcable.com
	Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
	Telephone:	(212) 484-7980
	Telecopy:	(212) 258-3172
	Email:	Paul.Cappuccio@timewarner.com
	Attention:	General Counsel

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373-3000
	Telecopy:	(212) 757-3990
	Email:	kparker@paulweiss.com
rschumer@paulweiss.com
	Attention:	Kelley D. Parker
Robert B. Schumer

To Comcast:

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102
	Telephone:	(215) 665-1700
	Telecopy:	(215) 981-7794
	Email:	ablock@comcast.com
	Attention:	General Counsel

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
	Telephone:	(212) 450-4000
	Telecopy:	(212) 450-3800
	Email:	dennis.hersch@dpw.com
william.taylor@dpw.com
	Attention:	Dennis S. Hersch
William L. Taylor

To Seller:

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268-6458
	Telecopy:	(303) 268-6662
	Email:	brad.sonnenberg@adelphia.com
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Telecopy:	(212) 558-3588
	Email:	korrya@sullcrom.com
	Attention:	Alexandra D. Korry

[Remainder of page intentionally left blank.]

Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the undersigned.

Very truly yours,

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ William Schleyer
	Name:	William Schleyer
	Title:	Chief Executive Officer and Chairman

COMCAST CORPORATION

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President

Agreed and Acknowledged:

TIME WARNER NY CABLE LLC

By:	/s/ David E. O’ Hayre
	Name:	David E. O’ Hayre
	Title:	Executive Vice President, Investments

EXHIBIT F

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Adelphia Communications Corporation:

We have completed an integrated audit of Adelphia Communications Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Adelphia Communications Corporation (“Adelphia”) and its subsidiaries and other consolidated entities (Debtors-in-Possession from June 25, 2002), collectively, the “Company,” at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedules (not presented herein) listed in the index appearing under Item 15(a)(ii) of the Company’s 2004 Annual Report on Form 10-K present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of the Company’s operations and realization of its assets and payment of its liabilities in the ordinary course of business.  As more fully described in Note 2 to the accompanying consolidated financial statements, on June 25, 2002, Adelphia and substantially all of its domestic subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  As more fully described in Note 9 to the accompanying consolidated financial statements, on September 30, 2002, Century/ML Cable Venture, a 50% owned equity method investment of the Company, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  In addition, the Company is involved in material litigation, the ultimate outcome of which is not presently determinable.  The uncertainties inherent in the bankruptcy and litigation processes, the Company’s net capital deficiency and its recurring losses from operations all raise substantial doubt about the Company’s ability to continue as a going concern.  The Company is currently operating its business as a Debtor-in-Possession under the supervision of the Bankruptcy Court and continuation of the Company as a going concern is contingent upon, among other things, the confirmation of a plan of reorganization and consummation of either the sale of substantially all of the Company’s United States assets to Time Warner NY Cable LLC, a subsidiary of Time Warner Cable Inc., and Comcast Corporation or emergence as a stand-alone company with sufficient financing, settlement of claims and litigation, and the Company’s ability to generate sufficient cash from operations and to obtain financing sources to meet its future obligations.  If no reorganization plan is approved, it is possible that the Company’s assets may be liquidated.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

As discussed in Notes 1 and 5 to the accompanying consolidated financial statements, effective January 1, 2004, the Company adopted Financial Accounting Standards Board Interpretation No. 46-R, Consolidation of Variable Interest Entities.  As discussed in Note 10 to the accompanying consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.  As discussed in Note 3 to the accompanying consolidated financial statements, the Company changed its method of computing amortization on customer relationship intangible assets as of January 1, 2004.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing in Exhibit F to the Fourth Amended Disclosure Statement, that the Company did not maintain

2

effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weaknesses related to (i) Access to Financial Applications and Data; (ii) Property and Equipment Accounting, and (iii) the Period-End Financial Reporting Process, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  The following material weaknesses have been identified and included in management’s assessment.

1.  The Company did not maintain effective controls over access to financial applications and data, including financial applications and data related to property and equipment, general ledger and financial reporting.  Specifically, ineffective controls included unrestricted access for information technology and accounting personnel to programs and data, the lack of periodic, independent review and monitoring of such access, and a lack of policies and procedures that govern security and access.  This control deficiency did not result in adjustments to the annual or interim financial statements.  The existence of this control deficiency could result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.  Accordingly, this control deficiency constitutes a material weakness.

2.  The Company did not maintain effective controls over the accounting for property and equipment.  Specifically, the Company had  (i) ineffective controls over its quarterly physical inventory of construction materials, repairs and maintenance supplies and customer premise equipment, including lack of effective inventory count tag control, ineffective or inaccurate inventory counts, and instances of non-compliance with the Company’s policy regarding the conduct of physical inventories; (ii) ineffective controls over the commencement of depreciation expense for capital assets placed in service; (iii) ineffective controls over the appropriate review and approval of contractor work and materials used in connection with capital projects; and (iv) inconsistent application of its limits of authority policy pursuant to which contractual or other payment obligations associated with capital projects are approved.  These control deficiencies resulted in immaterial audit adjustments to the annual and interim financial statements.  The existence of these control deficiencies could result in the misstatement of property and equipment, depreciation expense as well as repairs and maintenance expense that would result in a material misstatement of the Company’s annual or interim financial statements that would not be prevented or detected.  Accordingly, these control deficiencies, in the aggregate, constitute a material weakness.

3

3.  The Company did not maintain effective controls over its period-end financial reporting process.  Specifically, the Company had (i) ineffective controls over the documentation, authorization and review of journal entries; (ii) ineffective controls to ensure the accuracy of and restricted access to spreadsheets used to support journal entries reflected in the Company’s general ledger and in its financial reporting process, and (iii) ineffective controls to ensure the completeness of certain general ledger account reconciliations conducted in connection with the period-end financial reporting process.  These control deficiencies resulted in immaterial audit adjustments to the annual and interim financial statements.  These control deficiencies could result in a material misstatement to annual or interim financial statements that would not be prevented or detected.  Accordingly, these control deficiencies, in the aggregate, constitute a material weakness.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, Virginia
October 5, 2005

4

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$338,909	$252,661
Restricted cash (Note 3)	6,300	14,327
Accounts receivable, net (Note 3)	116,613	139,007
Other current assets	82,710	126,042
Total current assets	544,532	532,037
Noncurrent assets:
Restricted cash (Note 3)	3,035	74,810
Investments in equity affiliates and related receivables (Note 9)	252,237	256,577
Property and equipment, net (Note 3)	4,469,943	4,534,386
Intangible assets, net (Note 3):
Franchise rights	5,464,420	5,193,739
Goodwill	1,628,519	1,511,875
Customer relationships and other	579,916	962,182
Other noncurrent assets, net	155,586	131,135
Total assets	$13,098,188	$13,196,741
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$173,654	$198,208
Subscriber advance payments and deposits	33,159	28,913
Accrued liabilities (Note 18)	535,924	412,071
Deferred revenue	33,296	29,281
Current portion of parent and subsidiary debt (Note 11)	667,745	347,119
Amounts due to the Rigas Family and Other Rigas Entities from Rigas Co-Borrowing Entities (Notes 5 and 6)	460,256	—
Total current liabilities	1,904,034	1,015,592
Noncurrent liabilities:
Other liabilities	35,012	129,141
Deferred revenue	85,397	110,163
Deferred income taxes (Note 15)	729,481	722,644
Total noncurrent liabilities	849,890	961,948
Liabilities subject to compromise (Notes 2 and 11)	18,480,948	18,184,226
Total liabilities	21,234,872	20,161,766
Commitments and Contingencies (Notes 2 and 17)
Minority’s interest in equity of subsidiary	79,142	109,649
Stockholders’ deficit (Note 13):
Series preferred stock	397	397
Class A Common Stock, $.01 par value, 1,200,000,000 shares authorized, 229,787,271 shares issued and 228,692,414 shares outstanding	2,297	2,297
Convertible Class B Common Stock, $.01 par value, 300,000,000 shares authorized, 25,055,365 shares issued and outstanding	251	251
Additional paid-in capital	12,071,165	12,071,165
Accumulated other comprehensive loss, net	(11,565)	(9,680)
Accumulated deficit	(20,221,691)	(18,310,818)
Treasury stock, at cost, 1,094,857 shares of Class A Common Stock	(27,937)	(27,937)
	(8,187,083)	(6,274,325)
Amounts due from the Rigas Family and Rigas Family Entities, net (Note 6)	(28,743)	(800,349)
Total stockholders’ deficit	(8,215,826)	(7,074,674)
Total liabilities and stockholders’ deficit	$13,098,188	$13,196,741

The accompanying notes are an integral part of the consolidated financial statements.

5

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share amounts)

	Year ended December 31,
	2004	2003	2002
Revenue:
Third party	$4,143,388	$3,569,017	$3,214,800
Rigas Family Entities (Note 6)	—	—	1,151
Total revenue	4,143,388	3,569,017	3,215,951
Costs and expenses:
Direct operating and programming:
Third party	2,653,417	2,386,347	2,246,978
Rigas Family Entities (Note 6)	—	—	9,555
Selling, general and administrative:
Third party	329,427	268,288	253,420
Rigas Family Entities (Note 6)	—	(21,242)	(15,173)
Investigation and re-audit related fees (Note 2)	125,318	52,039	56,519
Compensation benefit on equity security transactions with the Rigas Family and Rigas Family Entities (Note 6)	—	—	(101,000)
Depreciation (Note 3)	961,840	846,097	956,308
Amortization	159,682	162,839	168,881
Impairment of long-lived assets (Note 10)	83,349	17,641	2,031,757
Provision for uncollectible amounts due from TelCove (Note 7)	—	—	549,407
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities (Note 6)	—	5,497	1,762,241
(Gains) losses on dispositions of long-lived assets	(4,641)	—	6,747
Total costs and expenses	4,308,392	3,717,506	7,925,640
Operating loss	(165,004)	(148,489)	(4,709,689)
Other expense, net:
Interest expense, net of amounts capitalized (contractual interest was $1,188,036, $1,156,116 and $1,119,595 during 2004, 2003 and 2002, respectively) (Notes 2 and 3)	(402,627)	(381,622)	(748,382)
Interest expense on debt securities held by the Rigas Family Entities (contractual interest was $23,043 during 2004, 2003 and 2002) (Note 6)	—	—	(10,343)
Other expense, net (2004 and 2002 include $425,000 and $175,000 provision for government settlement, respectively) (Notes 17 and 18)	(425,789)	(963)	(148,765)
Total other expense, net	(828,416)	(382,585)	(907,490)
Loss before reorganization expenses, income taxes, share of losses of equity affiliates, minority’s interest, discontinued operations and cumulative effects of accounting changes	(993,420)	(531,074)	(5,617,179)
Reorganization expenses due to bankruptcy (Note 2)	(76,553)	(98,812)	(48,206)
Loss before income taxes, share of losses of equity affiliates, minority’s interest, discontinued operations and cumulative effects of accounting changes	(1,069,973)	(629,886)	(5,665,385)
Income tax benefit (expense) (Note 15)	2,843	(117,378)	(76,620)
Share of losses of equity affiliates, net (Note 9)	(7,926)	(2,826)	(119,764)
Minority’s interest in loss of subsidiary	16,383	25,430	118,704
Loss from continuing operations before cumulative effects of accounting changes	(1,058,673)	(724,660)	(5,743,065)
Loss from discontinued operations (Note 7)	(571)	(107,952)	(39,457)
Loss before cumulative effects of accounting changes	(1,059,244)	(832,612)	(5,782,522)
Cumulative effects of accounting changes:
Due to new accounting pronouncements (Notes 5 and 10)	(588,782)	—	(1,406,306)
Due to new method of amortization (Note 3)	(262,847)	—	—
Net loss	(1,910,873)	(832,612)	(7,188,828)
Dividend requirements applicable to preferred stock (contractual dividends were $120,125, $120,125 and $117,279 during 2004, 2003 and 2002, respectively (Note 13)):
Third party	—	—	(55,551)
Beneficial conversion feature	(8,007)	(7,317)	(3,512)
Net loss applicable to common stockholders	$(1,918,880)	$(839,929)	$(7,247,891)
Basic and diluted loss per weighted average share of common stock:
From continuing operations before cumulative effects of accounting changes	$(4.20)	(2.88)	(23.11)
Loss from discontinued operations	—	(0.43)	(0.16)
Cumulative effects of accounting changes	(3.36)	—	(5.60)
Net loss applicable to common stockholders	$(7.56)	$(3.31)	$(28.87)

The accompanying notes are an integral part of the consolidated financial statements.

6

	Year ended December 31,
	2004	2003	2002
Pro forma amounts assuming the new amortization method is applied retroactively:
Loss before cumulative effect of accounting change	$(1,059,244)	$(842,229)	$(5,984,548)
Net loss applicable to common stockholders	$(1,656,033)	$(849,546)	$(7,449,917)
Basic and diluted loss per weighted average share of common stock:
Loss before cumulative effect of accounting change	$(4.20)	$(3.35)	$(24.08)
Net loss applicable to common stockholders	$(6.53)	$(3.35)	$(29.68)
Basic and diluted weighted average shares of common stock outstanding	253,747,779	253,747,638	251,030,834

The accompanying notes are an integral part of the consolidated financial statements.

7

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(amounts in thousands)

	Year ended December 31,
	2004	2003	2002
Net loss	$(1,910,873)	$(832,612)	$(7,188,828)
Other comprehensive income (loss), before tax
Foreign currency translation adjustment	(1,821)	8,193	(10,310)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	163	1,483	(1,410)
Less: reclassification adjustments for losses (gains) included in net loss	(270)	(10)	1,829
Other comprehensive income (loss), before tax	(1,928)	9,666	(9,891)
Income tax (expense) benefit related to each item of other comprehensive income:
Unrealized holding gains (losses) arising during the period	(65)	(596)	564
Reclassification adjustments for losses (gains) included in net loss	108	4	(732)
Other comprehensive income (loss), net	(1,885)	9,074	(10,059)
Comprehensive loss, net	$(1,912,758)	$(823,538)	$(7,198,887)

The accompanying notes are an integral part of the consolidated financial statements

8

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(amounts in thousands)

	Series preferred stock	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Treasury stock	Amounts due from the Rigas Family and Rigas Family Entities, net	Total
Balance, January 1, 2002	$167	$2,128	$9,267,860	$(8,695)	$(10,289,378)	$(27,937)	$(2,032,827)	$(3,088,682)
Net loss	—	—	—	—	(7,188,828)	—	—	(7,188,828)
Other comprehensive loss, net (Note 18)	—	—	—	(10,059)	—	—	—	(10,059)
Change in amounts due from the Rigas Family and Rigas Family Entities, net	—	—	—	—	—	—	1,199,552	1,199,552
Net proceeds from issuance of Class A Common Stock (Note 13)	—	400	1,007,007	—	—	—	—	1,007,407
Issuance of Class A Common Stock in connection with acquisitions (Note 8)	—	20	46,450	—	—	—	—	46,470
Net proceeds from issuance of Series F Preferred Stock (Note 13)	230	—	557,618	—	—	—	—	557,848
Preferred stock dividend requirements	—	—	(55,551)	—	—	—	—	(55,551)
Spin-off of TelCove (Note 7)	—	—	1,346,500	—	—	—	—	1,346,500
Compensation benefit on equity security transactions with the Rigas Family and Rigas Family Entities (Note 6)	—	—	(101,000)	—	—	—	—	(101,000)
Interest from Rigas Family Entities related to purchase of Adelphia securities (Note 6)	—	—	2,569	—	—	—	—	2,569
Options exercised	—	—	3	—	—	—	—	3
Adjustment for mark-up on long-lived assets purchased from Rigas Family Entities (Note 6)	—	—	(205)	—	—	—	—	(205)
Accretion of Series B Preferred Stock	—	—	(86)	—	—	—	—	(86)
Balance, December 31, 2002	397	2,548	12,071,165	(18,754)	(17,478,206)	(27,937)	(833,275)	(6,284,062)
Net loss	—	—	—	—	(832,612)	—	—	(832,612)
Other comprehensive income, net (Note 18)	—	—	—	9,074	—	—	—	9,074
Change in amounts due from the Rigas Family and Rigas Family Entities, net (Note 6)	—	—	—	—	—	—	32,926	32,926
Balance, December 31, 2003	397	2,548	12,071,165	(9,680)	(18,310,818)	(27,937)	(800,349)	(7,074,674)
Net loss	—	—	—	—	(1,910,873)	—	—	(1,910,873)
Other comprehensive loss, net (Note 18)	—	—	—	(1,885)	—	—	—	(1,885)
Consolidation of Rigas Co-Borrowing Entities (Note 5)	—	—	—	—	—	—	771,606	771,606
Balance, December 31, 2004	$397	$2,548	$12,071,165	$(11,565)	$(20,221,691)	$(27,937)	$(28,743)	$(8,215,826)

The accompanying notes are an integral part of the consolidated financial statements

9

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year ended December 31,
	2004	2003	2002
Operating Activities:
Net loss	$(1,910,873)	$(832,612)	$(7,188,828)
Adjustments to reconcile net loss to net cash provided by operating activities:
Compensation benefit on equity security transactions with the Rigas Family and Rigas Family Entities	—	—	(101,000)
Depreciation	961,840	846,097	956,308
Amortization	159,682	162,839	168,881
Impairment of long-lived assets	83,349	17,641	2,031,757
Provision for uncollectible amounts due from TelCove	—	—	549,407
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities	—	5,497	1,762,241
(Gains) losses on dispositions of long-lived assets	(4,641)	—	6,747
Amortization of deferred financing costs	14,113	24,386	60,747
Impairment of cost and available-for-sale investments	3,801	8,544	6,531
Cost allocations and charges to Rigas Family Entities, net	—	(30,986)	(34,084)
Provision for government settlement	425,000	—	175,000
Other noncash gains (charges), net	3,757	(1,931)	(32,045)
Reorganization expenses due to bankruptcy	76,553	98,812	48,206
Deferred income tax expense	5,996	125,254	79,994
Share of losses of equity affiliates, net	7,926	2,826	119,764
Minority’s interest in loss of subsidiary	(16,383)	(25,430)	(118,704)
Depreciation, amortization and other noncash charges related to discontinued operations	1,575	108,426	28,396
Cumulative effects of accounting changes	851,629	—	1,406,306
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	25,959	(2,440)	(8,163)
Other current and other noncurrent assets	43,506	(12,804)	(10,897)
Accounts payable	(115,449)	33,821	618,758
Subscriber advance payments and deposits	(1,761)	2,360	(1,962)
Accrued liabilities	(546)	95,847	216,645
Deferred revenue	(26,447)	(21,375)	(52,067)
Net cash provided by operating activities before payment of reorganization expenses	588,586	604,772	687,938
Reorganization expenses paid during the period	(76,894)	(96,915)	(36,643)
Net cash provided by operating activities	511,692	507,857	651,295
Investing Activities:
Expenditures for property and equipment	(820,913)	(723,521)	(1,235,884)
Expenditures for acquisitions and other intangibles	(5,047)	(7,830)	(7,898)
Investment in and advances to affiliates	(5,667)	(8,034)	(84,725)
Cash advances to the Rigas Family and Rigas Family Entities	—	(106,860)	(327,581)
Cash received from the Rigas Family and Rigas Family Entities	—	168,293	213,268
Proceeds from sale of assets	14,161	3,712	35,659
Change in restricted cash	79,802	148,345	(236,741)
Net cash used in investing activities	(737,664)	(525,895)	(1,643,902)
Financing Activities:
Proceeds from DIP Facility	804,851	77,000	200,000
Proceeds from debt	—	—	2,370,000
Repayments of debt	(478,363)	(28,678)	(2,949,991)
Payment of deferred financing costs	(14,268)	(1,253)	(46,733)
Issuance of Class A Common Stock, net of issuance costs	—	—	1,007,410
Issuance of Series F Preferred Stock, net of issuance costs	—	—	557,848
Payment of preferred stock dividends	—	—	(43,771)
Net cash provided by financing activities	312,220	47,069	1,094,763
Increase in cash and cash equivalents	86,248	29,031	102,156
Cash and cash equivalents at beginning of year	252,661	223,630	121,474
Cash and cash equivalents at end of year	$338,909	$252,661	$223,630

The accompanying notes are an integral part of the consolidated financial statements.

10

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Background and Basis of Presentation

Adelphia Communications Corporation (“Adelphia”), its consolidated subsidiaries and other consolidated entities (collectively, the “Company”) are engaged primarily in the cable television business. The cable systems owned by the Company are located in 31 states and Brazil. Effective January 1, 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities (as subsequently revised in December 2003, “FIN 46-R”) and began consolidating certain cable television entities owned by members of John J. Rigas’ family (collectively, the “Rigas Family”) that are subject to co-borrowing arrangements with the Company (the “Rigas Co-Borrowing Entities”). The Company has concluded that the Rigas Co-Borrowing Entities represent variable interest entities for which the Company is the primary beneficiary. Accordingly, all references to the Company prior to January 1, 2004 exclude the Rigas Co-Borrowing Entities and all references to the Company subsequent to January 1, 2004 include the Rigas Co-Borrowing Entities. As a result of the consolidation of the Rigas Co-Borrowing Entities for periods commencing in 2004, the Company’s results of operations, financial position and cash flows are not comparable to prior periods. For additional information, see Note 5.

Prior to January 1, 2004, these consolidated financial statements do not include the accounts of any of the entities in which members of the Rigas Family directly or indirectly held controlling interests (collectively, the “Rigas Family Entities”). The Rigas Family Entities include the Rigas Co-Borrowing Entities, as well as other Rigas Family entities (the “Other Rigas Entities”). The Company believes that under the guidelines which existed for periods prior to January 1, 2004, the Company did not have a controlling financial interest, including majority voting interest, control by contract or otherwise in any of the Rigas Family Entities. Accordingly, the Company did not meet the criteria for consolidation of any of the Rigas Family Entities.

In June 2002, Adelphia and substantially all of its domestic subsidiaries (the “Debtors”), filed voluntary petitions to reorganize (the “Chapter 11 Cases”) under Chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Rigas Co-Borrowing Entities did not file for bankruptcy protection. Effective April 20, 2005, Adelphia entered into definitive agreements with Time Warner NY Cable LLC (“TW NY”) and Comcast Corporation (“Comcast”) which provide for the sale of substantially all of the Company’s U.S. assets. For additional information, see Note 2.

These consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and do not purport to show, reflect or provide for the consequences of the Debtors’ Chapter 11 reorganization proceedings. In particular, these consolidated financial statements do not purport to show: (i) as to assets, the amount that may be realized upon their sale or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts at which claims or contingencies may be settled, or the status and priority thereof; (iii) as to stockholders’ equity accounts, the effect of any changes that may be made in the capitalization of the Company; or (iv) as to operations, the effect of any changes that may be made in its business.

In May 2002, certain Rigas Family members resigned from their positions as directors and executive officers of the Company. In addition, the Rigas Family owned common stock with a majority of the voting power in Adelphia and was not able to exercise such voting power since the Debtors filed for protection under the Bankruptcy Code in June 2002. Prior to May 2002, the Company engaged in numerous transactions that directly or indirectly involved members of the Rigas Family and Rigas Family Entities. For additional information, see Note 6. Pursuant to the Consent Order of Forfeiture entered by the United States District Court for the Southern District of New York (the “District Court”) on June 8, 2005 (the “Forfeiture Order”), all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities, (other than Coudersport Television Cable Co. (“Coudersport”) and Bucktail Broadcasting Corporation (“Bucktail”)), certain specified real estate and any securities of the Company were forfeited to the United States on June 8, 2005 and such assets and securities are expected to be conveyed (subject to forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to an agreement between the Company and United States Attorney’s Office for the Southern

11

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

District of New York (the “U.S. Attorney”) dated April 25, 2005 (the “Non-Prosecution Agreement”) as discussed in Note 17.

These consolidated financial statements include the accounts of Adelphia and all of its subsidiaries that were directly or indirectly controlled by Adelphia prior to the bankruptcy petition. Although the Company is operating as a debtor-in-possession in the Chapter 11 Cases, the Company’s ability to control the activities and operations of its subsidiaries that are also Debtors may be limited pursuant to the Bankruptcy Code. However, because the bankruptcy proceedings for the Debtors are consolidated for administrative purposes in the same Bankruptcy Court and will be overseen by the same judge, the financial statements of Adelphia and its subsidiaries have been presented on a combined basis, which is consistent with consolidated financial statements (see Note 2). All inter-entity transactions between Adelphia, its subsidiaries and, beginning in 2004, the Rigas Co-Borrowing Entities have been eliminated in consolidation.

Note 2: Bankruptcy Proceedings and Sale of Assets of the Company

Overview

On June 25, 2002 (“Petition Date”), the Debtors filed voluntary petitions to reorganize under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On June 10, 2002, Century Communications Corporation (“Century”), an indirect wholly-owned subsidiary of Adelphia, filed a voluntary petition to reorganize under Chapter 11. The Debtors, which include Century, are currently operating their business as debtors-in-possession under Chapter 11. Included in the accompanying consolidated financial statements are subsidiaries that did not file voluntary petitions under the Bankruptcy Code, including the Rigas Co-Borrowing Entities. The assets and liabilities of the non-filing subsidiaries, excluding the Rigas Co-Borrowing Entities, are not considered material to the consolidated financial statements. The assets and liabilities of the Rigas Co-Borrowing Entities as of January 1, 2004 are presented in Note 5.

On July 11, 2002, a statutory committee of unsecured creditors (the “Creditors’ Committee”) was appointed, and on July 31, 2002, a statutory committee of equity holders (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”) was appointed. The Committees have the right to, among other things, review and object to certain business transactions and may participate in the formulation of the Debtors’ plan of reorganization. Under the Bankruptcy Code, the Debtors were provided with specified periods during which only the Debtors could propose and file a plan of reorganization (the “Exclusive Period”) and solicit acceptances thereto (the “Solicitation Period”). The Debtors received several extensions of the Exclusive Period and the Solicitation Period from the Bankruptcy Court with the latest extension of the Exclusive Period and the Solicitation Period being through February 17, 2004 and April 20, 2004, respectively. The Debtors filed a motion requesting an additional extension of the Exclusive Period and the Solicitation Period. However, the Equity Committee filed a motion to terminate the Exclusive Period and the Solicitation Period and other objections were filed regarding this request. The Bankruptcy Court has extended the Exclusive Period and the Solicitation Period until the hearing on the motions is held and a determination by the Bankruptcy Court is made. No hearing has been scheduled.

On February 25, 2004, the Debtors filed their proposed joint plan of reorganization (the “Stand-Alone Plan”), which contemplated their emergence from bankruptcy as a stand-alone entity, and related Disclosure Statement with the Bankruptcy Court. On April 22, 2004, Adelphia announced that it intended to pursue a sale of the Company while simultaneously pursuing the Stand-Alone Plan. On September 21, 2004, Adelphia formally launched its sale process in which potential bidders were invited to submit preliminary indications of interest in Adelphia and its subsidiaries or one or more Company-designated clusters of cable systems. On November 1, 2004, Adelphia, based on the non-binding indications of interest, invited qualified bidders to further participate in the sale process and to submit final legally binding bids in accordance with the bidding procedures approved by the Bankruptcy Court. Final bids were due January 31, 2005. Adelphia received a number of bids that related to the acquisition or recapitalization of the Company, in its entirety, or the acquisition of one or more clusters of assets.

On February 4, 2005, the Debtors filed their proposed First Amended Joint Plan of Reorganization and related First Amended Disclosure Statement with the Bankruptcy Court. This plan contemplated the possibility of either: (i) emergence from bankruptcy as a stand-alone entity; (ii) distribution of proceeds resulting from a sale or other corporate transaction involving one or more companies in addition to the Debtors; or (iii) emergence from

12

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

bankruptcy as part of a stand-alone entity after having sold certain clusters of cable systems and distributed the proceeds of such sales.

On June 25, 2005, the Debtors filed their proposed Second Amended Joint Plan of Reorganization and related Second Amended Disclosure Statement with the Bankruptcy Court. The Plan contemplates, among other things, consummation of the Sale Transaction (defined below) and distribution of the cash and Class A common stock of Time Warner Cable, Inc. (“TWC”) (the “TWC Class A Common Stock”) received pursuant to the Sale Transaction to the stakeholders of the Debtors in accordance with the Plan.

On September 28, 2005, the Debtors filed their proposed Third Amended Joint Plan of Reorganization (the “Plan”) and related Third Amended Disclosure Statement (the “Disclosure Statement”) with the Bankruptcy Court. The Plan contemplates, among other things, consummation of the Sale Transaction (defined below) and distribution of the cash and TWC Class A Common Stock received pursuant to the Sale Transaction to the stakeholders of the Debtors in accordance with the Plan.

Sale of Assets

Effective April 20, 2005, Adelphia entered into definitive asset purchase agreements with TW NY and Comcast, pursuant to which TW NY and Comcast will purchase substantially all of the Company’s U.S. assets and assume certain of its liabilities (the “Sale Transaction”). Upon the closing of the Sale Transaction, Adelphia will receive approximately $12.7 billion in cash and shares of TWC Class A Common Stock, which are expected to represent 16% of the outstanding equity securities of TWC as of the closing and are to be listed on the New York Stock Exchange. Such percentage assumes the redemption of Comcast’s interest in TWC and is subject to adjustment for issuances pursuant to employee stock programs (subject to a cap) and issuances of securities for fair consideration. The purchase price payable by TW NY and Comcast is subject to certain adjustments. TW NY is a subsidiary of TWC, the cable subsidiary of Time Warner Inc. (“Time Warner”). TWC and Comcast and certain of their affiliates have also agreed to swap certain cable systems and unwind Comcast’s investments in TWC and Time Warner Entertainment Company, L.P., a subsidiary of TWC (“TWE”). The Sale Transaction does not include the Company’s interest in Century/ML Cable Venture (“Century/ML Cable”), a joint venture that owns and operates cable systems in Puerto Rico, which Century and ML Media Partners, L.P. (“ML Media”) separately agreed, on June 3, 2005, to sell to San Juan, Cable LLC (“San Juan Cable”). For additional information see Note 6.

As part of the Sale Transaction, Adelphia has agreed to transfer to TW NY and Comcast the assets related to the cable systems that were nominally owned by the Rigas Co-Borrowing Entities and are managed by the Company (such Rigas Co-Borrowing Entities, are herein referred to as the “Managed Cable Entities”). Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) have been forfeited to the United States. Pursuant to the Non-Prosecution Agreement, the Company expects to obtain ownership of all of the Rigas Co-Borrowing Entities, other than Coudersport and Bucktail, (Coudersport and Bucktail together served approximately 5,000 subscribers (unaudited) in July 2005) and, accordingly, Adelphia expects to be able to transfer to TW NY and Comcast (subject to forfeiture proceedings before a federal judge to determine if there are any superior claims) the assets of the Managed Cable Entities (other than Coudersport and Bucktail) as part of the Sale Transaction. If the Company is unable to transfer all of the assets of the Managed Cable Entities to Comcast and TW NY at the closing of the Sale Transaction, the initial purchase price payable by Comcast and by TW NY would be reduced by an aggregate amount of up to $600,000,000 and $390,000,000, respectively, but would become payable to the extent such assets are transferred to TW NY and Comcast within 15 months of the closing. Adelphia believes that the failure to transfer the assets of Coudersport and Bucktail to TW NY and Comcast will result in an aggregate purchase price reduction of approximately $23,000,000, reflecting a reduction to the purchase price payable by TW NY of approximately $15,000,000 and by Comcast of approximately $8,000,000. For additional information, see Note 17.

Pursuant to a separate agreement, dated as of April 20, 2005, TWC, among other things, has guaranteed the obligations of TW NY under the asset purchase agreement between TW NY and Adelphia.

Until a plan of reorganization is confirmed by the Bankruptcy Court and becomes effective, the Sale Transaction cannot be consummated. The closing of the Sale Transaction is also subject to the satisfaction or waiver of conditions customary to transactions of this type, including, among others: (i) receipt of applicable regulatory approvals, including the consent of the Federal Communications Commission (the “FCC”) to the transfer of certain

13

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

licenses and any applicable approvals of local franchising authorities to the change in ownership of the cable systems operated by the Company, to the extent not preempted by section 365 of the Bankruptcy Code; (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the offer and sale of the shares of TWC Class A Common Stock to be issued in the Sale Transaction having been exempted from registration pursuant to an order of the Bankruptcy Court confirming the Plan or a no-action letter from the staff of the Securities and Exchange Commission (the “SEC”), or a registration statement covering the offer and sale of such shares having been declared effective; (iv) the TWC Class A Common Stock to be issued in the Sale Transaction being freely tradable and not subject to resale restrictions, except in certain circumstances; (v) approval of the shares of TWC Class A Common Stock to be issued in the Sale Transaction for listing on the New York Stock Exchange; (vi) entry by the Bankruptcy Court of a final order confirming the Plan and, contemporaneously with the closing of the Sale Transaction, consummation of the Plan; (vii) satisfactory settlement by Adelphia of the claims and causes of action brought by the SEC and the investigations by the United States Department of Justice (the “DoJ”); (viii) the absence of any material adverse effect with respect to TWC’s business and certain significant components of the Company’s business (without taking into consideration any loss of subscribers by the Company’s business (or results thereof) already reflected in the projections specified in the asset purchase agreements or the purchase price adjustments); (ix) the number of eligible basic subscribers (as the term is used in the purchase agreements) served by the Company’s cable systems as of a specified date prior to the closing of the Sale Transaction not being below an agreed upon threshold; (x) the absence of an actual change in law, or proposed change in law that has a reasonable possibility of being enacted, that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY; (xi) a filing of an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), by each of Century-TCI California Communications, L.P. (“Century-TCI”), Parnassos Communications, L.P. (“Parnassos”) and Western NY Cablevision L.P. (“Western NY Cablevision”); and (xii) the provision of certain audited and unaudited financial information by Adelphia.

The closing under each purchase agreement is also conditioned on a contemporaneous closing under the other purchase agreement. However, pursuant to a letter agreement, dated as of April 20, 2005, and the asset purchase agreement between Adelphia and TW NY, TW NY has agreed to purchase the cable operations of Adelphia that Comcast would have acquired if Comcast’s purchase agreement is terminated prior to closing as a result of the failure to obtain FCC or applicable antitrust approvals. In such event and assuming TW NY received such approvals, TW NY will pay the $3.5 billion purchase price to have been paid by Comcast, less Comcast’s allocable share of the liabilities of Century-TCI, Parnassos and Western NY Cablevision, which shall not be less than $549,000,000 or more than $600,000,000. Consummation of the Sale Transaction, however, is not subject to the consummation of the agreement by TWC, Comcast and certain of their affiliates to swap certain cable systems and unwind Comcast’s investments in TWC and TWE, as described above. There is no assurance that TW NY would be able to obtain the required FCC or applicable antitrust approvals for the transaction contemplated by the letter agreement.

The purchase agreements with TW NY and Comcast contain certain termination rights for Adelphia, TW NY and Comcast, and further provide that, upon termination of the purchase agreements under specified circumstances, Adelphia may be required to pay TW NY a termination fee of approximately $353,000,000 and Comcast a termination fee of $87,500,000.

As described above, on September 28, 2005, the Debtors filed the Plan and the Disclosure Statement with the Bankruptcy Court that reflects the terms of the Sale Transaction. Certain fees are due to the Company’s financial advisors upon successful completion of a sale, which are calculated as a percentage (0.11% to 0.20%) of the sale value. Additional fees may be payable depending on the outcome of the sales process. Such fees cannot be determined until the closing of the Sale Transaction.

14

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Confirmation of Plan of Reorganization

For the Plan to be confirmed and become effective, the Debtors must, among other things:

•                  obtain an order of the Bankruptcy Court approving the Disclosure Statement as containing “adequate information”;

•                  solicit acceptance of the Plan from the holders of claims and equity interests in each class that is impaired and not deemed by the Bankruptcy Court to have rejected the Plan;

•                  obtain an order from the Bankruptcy Court confirming the Plan; and

•                  consummate the Plan.

To complete these steps, the Bankruptcy Court must first hold a hearing to determine if the Disclosure Statement contains adequate information; the hearing to approve the Disclosure Statement has been scheduled for October 20, 2005. Second, the Bankruptcy Court must find that the Disclosure Statement contains adequate information and the Debtors must solicit the acceptance of the Plan. Third, before it can issue a confirmation order, the Bankruptcy Court must find that either each class of impaired claims or equity interests has accepted the Plan or the Plan meets the requirements of the Bankruptcy Code to confirm the Plan over the objections of dissenting classes. In addition, the Bankruptcy Court must find that the Plan meets certain other requirements specified in the Bankruptcy Code.

Pre-petition Obligations

Pre-petition and post-petition obligations of the Debtors are treated differently under the Bankruptcy Code. Due to the commencement of the Chapter 11 Cases and the Debtors’ failure to comply with certain financial and other covenants, the Debtors are in default on substantially all of their pre-petition debt obligations. As a result of the Chapter 11 filing, all actions to collect the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed against the Debtors. The Bankruptcy Court has approved the Debtors’ motions to pay certain pre-petition obligations including, but not limited to, employee wages, salaries, commissions, incentive compensation and other related benefits. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. In addition, the Debtors may assume or reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court. Any damages resulting from the rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. For additional information concerning liabilities subject to compromise, see below.

The ultimate amount of the Debtors’ liabilities will be determined during the Debtors’ claims resolution process. The Bankruptcy Court established a bar date of January 9, 2004 for filing proofs of claim against the Debtors’ estates. A bar date is the date by which proofs of claim must be filed if a claimant disagrees with how its claim appears on the Debtors’ Schedules of Liabilities. However, under certain limited circumstances, claimants may file proofs of claims after the bar date. As of the bar date, approximately 17,000 proofs of claim asserting in excess of $3.2 trillion in claims were filed and, as of August 31, 2005, approximately 18,000 proofs of claim asserting approximately $3.8 trillion in claims were filed, in each case including duplicative claims, but excluding any estimated amounts for unliquidated claims. The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of ultimate liability. The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed claims. At present, the allowed amounts of such claims are not determinable, and the Debtors expect that the claims resolution process will take significant time to complete. As the amounts of the allowed claims are determined, adjustments will be recorded in liabilities subject to compromise and reorganization expenses due to bankruptcy.

15

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Debtors have filed several omnibus objections to certain of the claims, seeking to eliminate in excess of $2.7 trillion in claims, consisting primarily of duplicative claims. Certain claims addressed in such objections were either: (i) reduced and allowed; (ii) disallowed and expunged; or (iii) subordinated by orders of the Bankruptcy Court. Hearings on certain claims objections are also scheduled for October 6 and October 25, 2005. Certain other objections have been adjourned to allow the parties to continue to reconcile such claims. The Debtors have filed an additional omnibus objection which seeks to eliminate, reduce and/or subordinate in excess of $900 billion of claims asserted against the Debtors by Leonard Tow and Claire Tow (together, the “Tows”) and the various trusts that are controlled by the Tows. Simultaneously with the filing of such omnibus objection, the Company and certain other Debtors commenced an adversary proceeding in the Bankruptcy Court by filing a complaint against Leonard Tow seeking to: (i) avoid and recover certain unauthorized post-petition transfers and/or fraudulent transfers totaling approximately $14,000,000 (the “Avoidable Transfers”); (ii) disallow Leonard Tow’s claims pending the return of Avoidable Transfers; and (iii) subordinate Leonard Tow’s claims. Additional omnibus objections may be filed as the claims resolution process continues.

Debtor-in-Possession (“DIP”) Credit Facility

In order to provide liquidity following the commencement of the Chapter 11 Cases, the Debtors entered into a $1,500,000,000 debtor-in-possession credit facility (as amended, the “DIP Facility”). On May 10, 2004, the Debtors entered into a $1,000,000,000 extended debtor-in-possession credit facility (the “First Extended DIP Facility”), which amended and restated the DIP Facility in its entirety. On February 25, 2005, the Debtors entered into a $1,300,000,000 further extended debtor-in-possession credit facility (the “Second Extended DIP Facility”), which amended and restated the First Extended DIP Facility in its entirety. For additional information, see Note 11.

Exit Financing Commitment

On February 25, 2004, Adelphia executed a commitment letter and certain related documents pursuant to which a syndicate of financial institutions committed to provide to the Debtors up to $8,800,000,000 in exit financing (the “Exit Financing Facility”). Following the Bankruptcy Court’s approval on June 30, 2004 of the exit financing commitment, the Company paid the exit lenders a nonrefundable fee of $10,000,000 and reimbursed the exit lenders for certain expenses they had incurred through the date of such approval, including certain legal expenses. In light of the agreements with TW NY and Comcast, on April 25, 2005, the Company informed the exit lenders of its election to terminate the exit financing commitment, which termination became effective on May 9, 2005. As a result of the termination, the Company recorded a charge of $58,267,000 during the second quarter of 2005, which represents previously unpaid commitment fees of $45,428,000, the nonrefundable fee of $10,000,000 and certain other expenses. As of December 31, 2004, $39,267,000 was included in other noncurrent assets, net.

Going Concern

As a result of the Company’s filing of the bankruptcy petition and the other matters described in the following paragraphs, there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). The consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue to operate as a going concern. In accordance with SOP 90-7, all pre-petition liabilities subject to compromise have been segregated in the consolidated balance sheets and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Interest expense related to pre-petition liabilities subject to compromise has been reported only to the extent that it will be paid during the Chapter 11 proceedings. In addition, no preferred stock dividends have been accrued subsequent to the Petition Date. Liabilities not subject to compromise are separately classified as current or noncurrent. Revenue, expenses, realized gains and losses, and provisions for losses resulting from reorganization are reported separately as reorganization expenses due to bankruptcy. Cash used for reorganization items is disclosed in the consolidated statements of cash flows.

16

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The ability of the Debtors to continue as a going concern is predicated upon numerous matters, including:

•                  having a plan of reorganization confirmed by the Bankruptcy Court and it becoming effective;

•                  obtaining substantial exit financing if the Sale Transaction is not consummated and the Company is to emerge from bankruptcy under a stand-alone plan, including working capital financing, which the Company may not be able to obtain on favorable terms, or at all. A failure to obtain necessary financing would result in the delay, modification or abandonment of the Company’s development and expansion plans and would have a material adverse effect on the Company;

•                  obtaining consideration sufficient to settle pre-petition liabilities subject to compromise if the Sale Transaction is not consummated, the amount of which is not known at this time because the rights and claims of the Debtors’ various creditors will not be known until the Bankruptcy Court confirms a plan of reorganization;

•                  extending the Second Extended DIP Facility through the effective date of a plan of reorganization in the event the Sale Transaction is not consummated before the maturity date of the Second Extended DIP Facility. A failure to obtain an extension to the Second Extended DIP Facility would result in the delay, modification or abandonment of the Company’s development and expansion plans and would have a material adverse effect on the Company;

•                  remaining in compliance with the financial and other covenants of the Second Extended DIP Facility, including its limitations on capital expenditures and its financial covenants through the effective date of a plan of reorganization;

•                  being able to successfully implement the Company’s business plans, decrease basic subscriber losses and offset the negative effects that the Chapter 11 filing has had on the Company’s business, including the impairment of customer and vendor relationships;

•                  resolving material litigation;

•                  renewing franchises; failure to do so will result in reduced operating results and potential impairment of assets;

•                  achieving positive operating results, increasing net cash provided by operating activities and maintaining satisfactory levels of capital and liquidity considering its history of net losses and capital expenditure requirements and the expected near-term continuation thereof; and

•                  motivating and retaining key executives and employees.

Presentation

For periods subsequent to the Petition Date, the Company has applied the provisions of SOP 90-7. SOP 90-7 requires that pre-petition liabilities that are subject to compromise be segregated in the consolidated balance sheets as liabilities subject to compromise and that revenue, expenses, realized gains and losses, and provisions for losses resulting directly from the reorganization due to the bankruptcy be reported separately as reorganization expenses in the consolidated statements of operations. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. Liabilities subject to compromise consist of the following (amounts in thousands):

17

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2004	2003
Parent and subsidiary debt	$11,560,684	$11,560,684
Parent and subsidiary debt under co-borrowing credit facilities	4,576,375	4,576,375
Accounts payable	954,858	1,059,231
Accrued liabilities	1,240,237	839,142
Series B Preferred Stock	148,794	148,794
Liabilities subject to compromise	$18,480,948	$18,184,226

The Rigas Co-Borrowing Entities are jointly and severally obligated with certain of the Debtors to the lenders with respect to borrowings under certain co-borrowing facilities (“Co-Borrowing Facilities”). Borrowings under the Co-Borrowing Facilities have been presented as liabilities subject to compromise in the accompanying consolidated balance sheets as collection of such borrowings from the Debtors is stayed. Collection of such borrowings from the Rigas Co-Borrowing Entities has not been stayed and actions may be taken to collect such borrowings from the Rigas Co-Borrowing Entities. However, the Rigas Co-Borrowing Entities would not have sufficient assets to satisfy claims for all liabilities under the Co-Borrowing Facilities.

Following is a reconciliation of the changes in liabilities subject to compromise for the period from the Petition Date through December 31, 2004 (amounts in thousands):

Balance at Petition Date	$18,017,513
Contract rejections	2,611
Balance at December 31, 2002	18,020,124
Series B Preferred Stock	148,794
Contract rejections	18,308
Settlements	(3,000)
Balance at December 31, 2003	18,184,226
Increase in government settlement reserve (see Note 17)	425,000
Contract rejections	3,156
Settlements	(131,434)
Balance at December 31, 2004	$18,480,948

The amounts presented as liabilities subject to compromise may be subject to future adjustments depending on Bankruptcy Court actions, completion of the reconciliation process with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims or other events. Such adjustments may be material to the amounts reported as liabilities subject to compromise.

Amortization of deferred financing fees related to pre-petition debt obligations was terminated effective on the Petition Date and the unamortized amount at the Petition Date ($134,208,000) has been included as an offset to liabilities subject to compromise as an adjustment of the net carrying value of the related pre-petition debt. Similarly, amortization of the deferred issuance costs for the Company’s redeemable preferred stock was also terminated at the Petition Date. For periods subsequent to the Petition Date, interest expense has been reported only to the extent that it will be paid during the Chapter 11 proceedings. In addition, no preferred stock dividends have been accrued subsequent to the Petition Date.

Reorganization Expenses due to Bankruptcy and Investigation and Re-audit Related Fees

Only those fees directly related to the Chapter 11 filings are included in reorganization expenses due to bankruptcy. These expenses are offset by the interest earned during reorganization. Certain reorganization expenses

18

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are contingent upon the approval of a plan of reorganization by the Bankruptcy Court and include cure costs, financing fees and success fees. The Company is currently aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisors retained by the Company and the Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be between $6,500,000 and $19,950,000 in the aggregate. In addition, Adelphia’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. Such awards may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the board of directors of Adelphia (the “Board”). As no plan of reorganization has been confirmed by the Bankruptcy Court, no accrual for such contingent payments or equity awards has been recorded in the accompanying consolidated financial statements. See Note 17 for additional information. The following table sets forth certain components of reorganization expenses for the indicated periods (amounts in thousands):

	Year Ended December 31,
	2004	2003	2002
Professional fees	$78,308	$81,948	$47,500
Contract rejections	3,156	18,308	2,611
Interest earned during reorganization	(3,457)	(4,390)	(2,779)
Other	(1,454)	2,946	874
Reorganization expenses due to bankruptcy	$76,553	$98,812	$48,206

The Company has incurred certain professional fees that, although not directly related to the Chapter 11 filing, relate to the investigation of the actions of the Rigas Family management and related efforts to comply with applicable laws and regulations. These expenses include the additional audit fees incurred for the year ended December 31, 2001 and prior, as well as legal fees, forensic consultant fees and legal defense costs paid on behalf of the Rigas Family. These expenses have been included in investigation and re-audit related fees in the accompanying consolidated statements of operations.

19

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Financial Statements of Debtors

The Debtors’ condensed consolidated balance sheet as of December 31, 2004 is as follows (amounts in thousands):

Assets:
Total current assets	$624,572
Property and equipment, net	4,323,142
Intangible assets, net	7,174,967
Other noncurrent assets	406,414
Total assets	$12,529,095
Liabilities and Stockholders’ Deficit:
Liabilities:
Other current liabilities	$755,512
Current portion of parent and subsidiary debt	667,605
Total noncurrent liabilities	843,274
Liabilities subject to compromise	18,480,948
Total liabilities	20,747,339
Minority’s interest	79,142
Stockholders’ deficit:
Series preferred stock	397
Common stock	2,548
Additional paid-in capital	9,566,968
Accumulated other comprehensive income, net	826
Accumulated deficit	(17,059,560)
Treasury stock, at cost	(27,937)
(7,516,758)
Amounts due from the Rigas Family and Rigas Family Entities, net	(780,628)
Total stockholders’ deficit	(8,297,386)
Total liabilities and stockholders’ deficit	$12,529,095

20

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Debtors’ condensed consolidated statement of operations for the year ended December 31, 2004 is as follows (amounts in thousands):

Revenue	$3,934,732
Costs and expenses:
Direct operating and programming	2,532,193
Selling, general and administrative	310,060
Investigation and re-audit related fees	108,065
Depreciation	920,343
Amortization	151,966
Impairment of long-lived assets	77,751
Gains on dispositions of long-lived assets	(4,641)
Total costs and expenses	4,095,737
Operating loss	(161,005)
Interest expense, net of amounts capitalized	(385,137)
Other expense, net	(427,047)
Reorganization expenses due to bankruptcy	(76,553)
Income tax benefit	3,483
Share of losses of equity affiliates, net	(7,926)
Minority’s interest in loss of subsidiary	16,383
Loss from continuing operations	(1,037,802)
Loss from discontinued operations	(571)
Loss before cumulative effects of accounting changes	(1,038,373)
Cumulative effects of accounting changes	(262,847)
Net loss	$(1,301,220)

Following is condensed consolidated cash flow data for the Debtors for the year ended December 31, 2004 (amounts in thousands):

Net cash provided by (used in):
Operating activities	$462,012
Investing activities	$(687,713)
Financing activities	$312,220

Note 3: Summary of Significant Accounting Policies

Bankruptcy

As a result of the Debtors’ Chapter 11 filings, these consolidated financial statements have been prepared in accordance with SOP 90-7. For additional information, see Note 2.

Cash Equivalents

Cash equivalents consist primarily of money market funds and United States Government obligations with maturities of three months or less when purchased. The carrying amounts of cash equivalents approximate their fair values.

21

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Details of restricted cash are presented below (amounts in thousands):

	December 31,
	2004	2003
Current restricted cash:
Dispute related to acquisition(a)	$3,618	$13,215
Other	2,682	1,112
Current restricted cash	$6,300	$14,327
Noncurrent restricted cash:
Tranche B Loan(b)	$—	$45,000
Agreement with insurance provider(c)	—	28,662
Other	3,035	1,148
Noncurrent restricted cash	$3,035	$74,810

(a)                                  Cash receipts from customers that were placed in trust as a result of a dispute arising from the acquisition of a cable system (see Note 8)

(b)                                 Proceeds received from the $200,000,000 Tranche B Loan made pursuant to the DIP facility that were subject to letter of credit agreements or other restrictions pursuant to the DIP Facility

(c)                                  Amounts that are required for the payment of franchise fees pursuant to an agreement with an insurance provider

Accounts Receivable

Accounts receivable are reflected net of an allowance for doubtful accounts. Such allowance was $37,954,000 and $40,108,000 at December 31, 2004 and 2003, respectively. The allowance for doubtful accounts is established through a charge to direct operating and programming expenses. The Company assesses the adequacy of this reserve periodically, evaluating general factors such as the length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Investments

All publicly traded marketable securities held by the Company are classified as available-for-sale securities and are recorded at fair value. Unrealized gains and losses resulting from changes in fair value between measurement dates for available-for-sale securities are recorded net of taxes as a component of other comprehensive income (loss). Unrealized losses that are deemed to be other-than-temporary are recognized currently. Investments in privately held entities in which the Company does not have the ability to exercise significant influence over their operating and financial policies are accounted for at cost, subject to other-than-temporary impairment. The Company’s available-for-sale securities and cost investments are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost, subject to other-than-temporary impairment, and adjusted quarterly to recognize the Company’s proportionate share of the investees’ net income or loss after the date of investment, additional contributions or advances made, and dividends received. The equity method of accounting is suspended when the Company no longer has significant influence, for example, during the period that investees are undergoing corporate reorganization or bankruptcy proceedings. The Company’s share of losses is generally limited to the extent of the Company’s investment unless the Company is committed to provide further financial support to the investee. The excess of the Company’s investment over its share of the net assets of each of the Company’s investees has been attributed to the franchise rights and customer relationship intangibles of the investee. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company does not amortize the excess basis to the extent it has been attributed to goodwill and

22

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

franchise rights. As discussed below under “Intangible Assets,” the Company has determined that franchise rights have an indefinite life, and therefore are not subject to amortization.

Changes in the Company’s proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities of the equity investee, are reflected as increases or decreases to the Company’s additional paid-in capital.

On a quarterly basis, the Company reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. The Company considers a number of factors in its determination including: (i) the financial condition, operating performance and near term prospects of the investee; (ii) the reason for the decline in fair value, be it general market, industry specific or investee specific conditions; (iii) the length of time that the fair value of the investment is below the Company’s carrying value; and (iv) changes in value subsequent to the balance sheet date. If the decline in estimated fair value is deemed to be other-than-temporary, a new cost basis is established at the then estimated fair value. In situations where the fair value of an investment is not evident due to a lack of public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such an investment. The Company’s assessment of the foregoing factors involves a high degree of judgment, and the use of significant estimates and assumptions.

Derivative and Other Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), requires that all derivative instruments be recognized in the balance sheet at fair value. In addition, SFAS No. 133 provides that for derivative instruments that qualify for hedge accounting, changes in fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in stockholders’ equity as a component of accumulated other comprehensive income (loss) until the hedged item is recognized in earnings, depending on whether the derivative hedges changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

The Company has entered into interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements with the objective of managing its exposure to fluctuations in interest rates. However, the Company has not designated these agreements as hedging instruments pursuant to the provisions of SFAS No. 133. Accordingly, changes in the fair value of these agreements were recognized currently and included in other expense, net through the Petition Date. Changes in the fair value of these agreements subsequent to the Petition Date have not been recognized, as the amount to be received or paid in connection with these agreements will be determined by the Bankruptcy Court. For additional information, see Note 11.

Business Combinations

The Company has accounted for business combinations using the purchase method of accounting. The results of operations of the acquired business have been included in the Company’s consolidated results from the date of the acquisition. The cost to acquire companies, including transaction costs, has been allocated to the underlying net assets of the acquired company based on their respective fair values. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired has been recorded as goodwill. The value assigned to the Class A common stock, par value $0.01 per share (“Class A Common Stock”), issued by Adelphia as consideration for acquisitions is generally based on the average market price for a period of a few days before and after the date that the respective terms were agreed to and announced. The application of purchase accounting requires a high degree of judgment and involves the use of significant estimates and assumptions.

23

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

The details of property and equipment and the related accumulated depreciation are set forth below for the indicated periods (amounts in thousands):

	December 31,
	2004	2003
Cable distribution systems	$7,357,896	$6,608,704
Support equipment and buildings	556,203	689,838
Land	54,091	51,979
	7,968,190	7,350,521
Accumulated depreciation	(3,498,247)	(2,816,135)
Property and equipment, net	$4,469,943	$4,534,386

Property and equipment is stated at cost, less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (“SFAS No. 51”), the Company capitalizes costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable indirect costs. Installation costs include labor, material and overhead costs related to: (i) the initial connection (or “drop”) from the Company’s cable plant to a customer location; (ii) the replacement of a drop; and (iii) the installation of equipment for additional services, such as digital cable or high-speed Internet (“HSI”). The costs of other customer-facing activities, such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. The Company’s methodology for capitalization of internal construction labor and internal and contracted third party installation costs (including materials) utilizes standard costing models based on actual costs. Materials and external labor costs associated with construction activities are capitalized based on amounts invoiced to the Company by third parties.

The Company captures data from its billing, customer care and engineering records to determine the number of occurrences for each capitalizable activity, applies the appropriate standard and capitalizes the result on a monthly basis. Periodically, the Company reviews and adjusts, if necessary, the amount of costs capitalized utilizing the methodology described above, based on comparisons to actual costs incurred. Significant judgment is involved in the development of costing models and in the determination of the nature and amount of indirect costs to be capitalized.

Improvements that extend asset lives are capitalized and other repairs and maintenance expenditures are expensed as incurred.

Subject to the change noted below for set-top boxes, depreciation is computed on the straight-line method using the following useful lives:

Classification	Useful Lives
Cable distribution systems:
Construction equipment	12 years
Cable plant	9 to 12 years
Set-top boxes, remotes and modems	3 to 5 years (see below)
Studio equipment	7 years
Advertising equipment	5 years
Tools and test equipment	5 years
Support equipment and buildings:
Buildings and improvements	10 to 20 years
Office furniture	10 years
Aircraft	10 years
Computer equipment	3 to 7 years
Office equipment	5 years
Vehicles	5 years

24

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company periodically evaluates the useful lives of its property and equipment. Effective January 1, 2004, the Company changed the useful life used to calculate the depreciation of standard definition digital set-top boxes from five years to four years due to the introduction of advanced digital set-top boxes which provide high definition television (“HDTV”) and digital video recording capabilities, and the expected migration of new and existing customers to these advanced digital set-top boxes. In addition, consumer electronics manufacturers continue to include advanced technology necessary to receive digital and HDTV signals within television sets, which the Company expects to further contribute to the reduction in the useful life of its set-top boxes. The impact of this change in useful life on the Company’s operating results for the year ended December 31, 2004 was an $111,849,000 increase to the Company’s net loss and a $0.44 increase to the Company’s net loss per common share.

The useful lives used to depreciate cable plant that is undergoing rebuilds are adjusted such that property and equipment to be retired will be fully depreciated by the time the rebuild is completed. In addition, the useful lives assigned to property and equipment of acquired companies are based on the expected remaining useful lives of such acquired property and equipment. Upon the sale of cable systems, the related cost and accumulated depreciation is removed from the respective accounts and any resulting gain or loss is reflected in earnings.

Intangible Assets

Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with a business combination. Pursuant to SFAS No. 142, the Company does not amortize acquired franchise rights as the Company has determined that such rights have an indefinite life. Costs to extend and maintain the Company’s franchise rights are expensed as incurred.

Goodwill represents the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Pursuant to SFAS No. 142, the Company does not amortize goodwill.

Following is a reconciliation of the changes in the carrying amount of goodwill for the periods indicated (amounts in thousands):

	Cable	Corporate and Other	Total
Balance at January 1, 2003	$1,503,838	$3,846	$1,507,684
Acquisition	4,191	—	4,191
Balance at December 31, 2003	1,508,029	3,846	1,511,875
Consolidation of Rigas Co-Borrowing Entities (Note 5)	116,844	—	116,844
Other	—	(200)	(200)
Balance at December 31, 2004	$1,624,873	$3,646	$1,628,519

Customer relationships represent the value attributed to customer relationships acquired in business combinations and are amortized over a 10-year period. Beginning in 2004, the Company began amortizing its customer relationships using the double declining balance method. Customer relationships were amortized using the straight-line method prior to 2004. The new method of amortization was adopted to better recognize the attrition patterns of our customer relationships and has been applied to customer relationships acquired prior to 2004. The effect of the change in 2004 was to decrease amortization expense by $23,072,000. The application of the new amortization method to customer relationships acquired prior to 2004 resulted in an additional charge of $262,847,000 which has been reflected as a cumulative effect of a change in accounting principle in the accompanying consolidated statements of operations. The proforma amounts shown in the consolidated statements of operations have been adjusted for the effect of retroactive application on amortization, changes in impairment of long-lived assets and minority’s interest in loss of subsidiary which would have been made had the new method been in effect. Amortization of customer relationships and other aggregated $145,357,000, $157,019,000 and $159,451,000 during 2004, 2003 and 2002, respectively. Based solely on the Company’s current amortizable intangible assets, the Company expects that amortization expense of amortizable intangible assets will be approximately $113,000,000, $102,000,000, $100,000,000, $97,000,000 and $80,000,000 during 2005, 2006, 2007, 2008 and 2009, respectively. The details of customer relationships and other are set forth below for the indicated periods (amounts in thousands):

25

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31,
	2004	2003
Gross carrying value	$1,674,138	$1,620,941
Accumulated amortization	(1,094,222)	(658,759)
Net carrying value	$579,916	$962,182

For the year ended December 31, 2004, goodwill, franchise rights and customer relationships and other increased $116,844,000, $354,029,000 and $38,888,000, respectively, due to the January 1, 2004 consolidation of the Rigas Co-Borrowing Entities.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company evaluates property and equipment and amortizable intangible assets for impairment whenever current events and circumstances indicate the carrying amounts may not be recoverable. If the carrying amount is greater than the expected future undiscounted cash flows to be generated, the Company recognizes an impairment loss equal to the excess, if any, of the carrying value over the fair value of the asset. The Company generally measures fair value based upon the present value of estimated future net cash flows of an asset group over its remaining useful life. The Company utilizes an independent third party valuation firm to assist in the determination of fair value for the cable assets. With respect to long-lived assets associated with cable systems, the Company groups systems at a level which represents the lowest level of cash flows that are largely independent of other assets and liabilities. The Company’s asset groups under this methodology consist of seven major metropolitan markets and numerous other asset groups in the Company’s geographically dispersed operations.

Pursuant to SFAS No. 142, the Company evaluates its goodwill and franchise rights for impairment, at least annually on July 1, and whenever other facts and circumstances indicate that the carrying amounts of goodwill and franchise rights may not be recoverable. The Company evaluates the recoverability of the carrying amount of goodwill at its operating regions. These operating regions make up the Company’s cable operating segment determined pursuant to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as further discussed in Note 16. For purposes of this evaluation, the Company compares the fair value of the assets of each of the Company’s operating regions to their respective carrying amounts. The Company estimates the fair value of its goodwill and franchise rights primarily based on discounted cash flows, current market transactions and industry trends. If the carrying value of an operating region were to exceed its fair value, the Company would then compare the implied fair value of the operating region’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. The fair value of goodwill represents the excess of the operating region’s fair value over the fair value of its identifiable net assets. The Company evaluates the recoverability of the carrying amount of its franchise rights based on the same asset groupings used to evaluate its long-lived assets under SFAS No. 144 because the franchise rights are inseparable from the other assets in the asset group. These groupings are consistent with the guidance in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Measure for Testing Impairment of Indefinite-Lived Intangible Assets. Any excess of the carrying value over the fair value for franchise rights is charged to operations as an impairment loss.

The evaluation of long-lived assets for impairment requires a high degree of judgment and involves the use of significant estimates and assumptions. For additional information, see Note 10.

Internal-Use Software

The Company capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll and related benefit costs for employees devoting time to the software projects. Such costs are amortized over an estimated useful life of three years, beginning when the assets are substantially ready for use. Amounts capitalized for internal-use software were $22,502,000, $14,882,000 and $15,250,000 during 2004, 2003 and 2002, respectively. Amortization of internal-use software costs was $14,325,000, $5,820,000 and $9,430,000 for 2004, 2003 and 2002, respectively. The net book value of internal-use software at December 31, 2004 and 2003 was $42,059,000 and $35,678,000, respectively. Internal-use software costs are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

26

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Financing Fees

In general, costs associated with the issuance and refinancing of debt are deferred and amortized to interest expense using the effective interest method over the term of the related debt agreement. However, in the case of deferred financing costs related to pre-petition debt obligations, amortization was terminated effective on the Petition Date and the unamortized amount at the Petition Date ($134,208,000) is included as an offset to liabilities subject to compromise at the Petition Date and at December 31, 2004 and 2003 as an adjustment of the net carrying value of the related pre-petition debt. Deferred financing fees related to the DIP facilities and the Exit Financing Facility of $46,589,000 and $12,774,000 at December 31, 2004 and 2003, respectively, are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

Minority’s Interest

Recognition of minority’s interest share of losses of consolidated subsidiaries are limited to the amount of such minority’s allocable share of the common equity of those consolidated subsidiaries.

Foreign Currency Translation

Assets and liabilities of the Company’s cable operations in Brazil, where the functional currency is the local currency, are translated into U.S. dollars at the exchange rate as of the balance sheet date, and the related translation adjustments are recorded as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period.

Transactions with the Rigas Family and Rigas Family Entities

The Company has had significant involvement, directly or indirectly, with the Rigas Family and numerous legal entities owned by the Rigas Family. The involvement ranges from engaging in joint business transactions, such as co-borrowing arrangements, to managing cable system operations, participating in centralized cash management and accounting functions, advancing funds, purchasing goods or services and engaging in numerous other formal and informal transactions or arrangements. The Rigas Family Entities include the Rigas Co-Borrowing Entities as well as Other Rigas Entities with varying degrees of involvement with the Company. The Company does not hold equity interests in any of the Rigas Family Entities. Following is a discussion of the Company’s significant accounting policies related to transactions with the Rigas Family and Rigas Family Entities. As discussed in Notes 5 and 6, effective January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities. On April 25, 2005, Adelphia and the Rigas Family entered into an agreement to settle Adelphia’s lawsuit against the Rigas Family. For additional information, see Note 17.

Until mid-2002, the Company disbursed significant amounts of money directly to or on behalf of the Rigas Family Entities. The Company continues to fund the cash needs for the payment of interest on co-borrowing debt for the Rigas Co-Borrowing Entities. Generally, amounts funded to or on behalf of the Rigas Family Entities were recorded by the Company as advances to those entities and are included as amounts due from the Rigas Family and Rigas Family Entities. The amounts due from the Rigas Family and Rigas Family Entities also include interest expected to be reimbursed by the Rigas Co-Borrowing Entities (considered probable of collection) on the portion of the co-borrowing debt attributable to those entities. Interest was deferred or otherwise not charged to the Rigas Family or the Rigas Family Entities if the amounts were not considered probable of collection or written agreements supporting such charges could not be located. No accounting recognition is given in the Company’s financial statements for the amounts deferred.

Amounts due from the Rigas Family and Rigas Family Entities is presented as a reduction of stockholders’ equity as: (i) approximately half of the advances were used by those entities to acquire Adelphia securities; (ii) these advances occurred frequently; (iii) there were no definitive debt instruments that specified repayment terms; and (iv) there was no demonstrated repayment history.

Where a contractual agreement or similar arrangement exists for management services, the fees charged are based on the contractually specified terms. In the absence of such agreements, the fees charged by the Company to the Managed Cable Entities are based on the actual costs incurred by the Company. Amounts charged subsequent to January 1, 2004 have been eliminated in consolidation. All other transactions prior to January 1, 2004 between the

27

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company and the Rigas Family Entities have been reflected in the Company’s consolidated financial statements based on the actual cost of the related goods or services.

The Company followed the principles outlined in SFAS No. 114, Accounting by Creditors for Impairment of a Loan(“SFAS No. 114”), and SFAS No. 118, Accounting by Creditors for Impairments of a Loan—Income Recognition and Disclosures (“SFAS No. 118”), to establish its policies related to both the recognition of interest due from the Rigas Family Entities and to determine impairment of advances to the Rigas Family and Rigas Family Entities. As previously mentioned, interest attributed to a particular Rigas Family Entity is recognized as amounts due from the Rigas Family and Rigas Family Entities in the Company’s consolidated financial statements as long as none of the underlying receivable balance due from that entity is impaired. Once all or a portion of the receivable balance due from a Rigas Family Entity is impaired, the reimbursement of interest is no longer recognized on any of the debt attributable to that Rigas Family Entity because collection is not probable.

The Company evaluated impairment of amounts due from the Rigas Family and Rigas Family Entities at each balance sheet date and whenever other facts and circumstances indicated the carrying value may have been impaired, on an entity-by-entity basis, which considers the legal structure of each entity to which advances were made. The Company was unable to evaluate impairment based on the present value of expected future cash flows from repayment because the advances generally do not have supporting loan documents, interest rates, repayment terms or history of repayment. The Company considered such advances as collateral-backed loans and measured the expected repayments based on the estimated fair value of the underlying assets of each respective entity at the balance sheet dates. The evaluation is based on an orderly liquidation of the underlying assets and does not apply current changes in circumstances to prior periods. For example, the most significant impairment recognition occurred in June 2002 when the Debtors filed for bankruptcy protection due to the dramatic effect that the filing had on the value of the underlying assets available for repayment of the advances. No increases in underlying asset values were recognized following bankruptcy. Any amounts ultimately recovered in excess of recorded amounts will be recognized as income at the time of recovery.

Management believes that the amounts charged to the Rigas Family Entities and reflected in the accompanying consolidated statements of operations with respect to management fees and interest expense are reasonable.

Revenue Recognition

Revenue from video and HSI service is recognized as services are provided. Credit risk is managed by disconnecting services to customers whose accounts are delinquent for a specified number of days. Consistent with SFAS No. 51, installation revenue obtained from the connection of subscribers to the cable system is recognized in the period installation services are provided to the extent of related direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable system. Installation revenue was less than related direct selling costs for all periods presented. The Company classifies fees collected from cable subscribers for reimbursement of fees paid to local franchise authorities as a component of service revenue because the Company is the primary obligor to the local franchise authority. Revenue from advertising sales associated with the Company’s media services business is recognized as the advertising is aired. Certain fees and commissions related to advertising sales are recognized as costs and expenses in the accompanying consolidated financial statements.

Programming Launch Fees and Incentives

From time to time, the Company enters into binding agreements with programming networks whereby the Company is to receive cash, warrants to purchase common stock or other consideration in exchange for launch, channel placement or other considerations with respect to the carriage of programming services on the Company’s cable systems. Amounts received or to be received under such arrangements are recorded as deferred revenue and amortized, generally on a straight-line basis, over the contract term, provided that it is probable that the Company will satisfy the carriage obligations and that the amounts to be received are reasonably estimable. Where it is not probable that the Company will satisfy the carriage obligations, or where the amounts to be received are not estimable, recognition is deferred until the specific carriage obligations are met and the consideration to be received is reasonably estimable. The amounts recognized under these arrangements generally are reflected as reductions of costs and expenses. However, amounts recognized with respect to payments received from shopping and other

28

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

programming networks for which the Company does not pay license fees and consideration received in connection with interactive services, are reflected as revenue. At the time that the Company’s launch, carriage or other obligations are terminated, any remaining deferred revenue associated with such terminated obligations is recognized and included in other expense, net in the accompanying consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred. The Company’s advertising expense was $96,842,000, $88,379,000 and $61,026,000 during 2004, 2003 and 2002, respectively.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and related interpretations to account for the Company’s fixed plan stock options. Under this method, compensation expense for stock options or awards that are fixed is required to be recognized over the vesting period only if the current market price of the underlying stock exceeds the exercise price on the date of grant. SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), established accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123 and by SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”). The following table illustrates the effects on net loss and loss per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (amounts in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002
Net loss, as reported	$(1,910,873)	$(832,612)	$(7,188,828)
Deduct compensation expense determined under fair value method, net of $0 taxes for all years	(167)	(1,077)	(1,079)
Pro forma net loss	$(1,911,040)	$(833,689)	$(7,189,907)
Loss per share:
Basic and diluted—as reported	$(7.56)	$(3.31)	$(28.87)
Basic and diluted—pro forma	$(7.56)	$(3.31)	$(28.88)

The grant-date fair values underlying the foregoing calculations are based on the Black-Scholes option-pricing model. Adelphia has not granted stock options since 2001. With respect to stock options granted by Adelphia in 2001, the key assumptions used in the model for purpose of these calculations were as follows:

2001
Risk-free interest rate	4.17%
Volatility	54.8%
Expected life (in years)	3.77
Dividend yield	0%

Income Taxes

The Company accounts for its income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating loss and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are

29

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Common Share (“EPS”)

Basic EPS is measured as the earnings or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Net earnings (loss) is reduced (increased) by preferred stock dividends and accretion and the value of beneficial conversion features of preferred stock to arrive at earnings (loss) attributable to common stockholders. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g. convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented, or at original issuance date, if later. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted EPS.

Adelphia has Class A Common Stock and Convertible Class B common stock, par value $0.01 per share (“Class B Common Stock”, and together with the Class A Common Stock, the “Adelphia Common Stock”).

Potential common shares were not included in the computation of diluted EPS because their inclusion would be anti-dilutive. At December 31, 2004, 2003 and 2002, the number of potential common shares was 87,072,964, 87,082,474 and 87,464,763, respectively. Such potential common shares consist of stock options to acquire shares of Class A Common Stock, and preferred securities and debt instruments that are convertible into shares of Class A Common Stock. The foregoing potential common share amounts do not take into account the assumed number of shares that might be repurchased by the Company upon the exercise of stock options.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Significant estimates are involved in the determination of: (i) asset impairments; (ii) the recorded provisions for contingent liabilities; (iii) the carrying amounts of liabilities subject to compromise; (iv) estimated useful lives of tangible and intangible assets; (v) internal costs capitalized in connection with construction and installation activities; (vi) the recorded amount of deferred tax assets and liabilities; (vii) the allowances provided for uncollectible amounts with respect to the amounts due from the Rigas Family and Rigas Family Entities and accounts receivable; (viii) the allocation of the purchase price in business combinations; and (ix) the fair value of derivative financial instruments. Actual amounts, particularly with respect to matters impacted by proceedings under Chapter 11, could vary significantly from such estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current presentation.

Note 4: Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, (“SFAS No. 154”), which provides guidance on the accounting for and reporting of accounting changes and error corrections. In general, in the absence of explicit transition requirements for new pronouncements, SFAS No. 154 requires retrospective application of the effects of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine the effects of the change. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which addresses the financial accounting and reporting obligations associated with the conditional retirement of tangible long-lived assets and the associated asset retirement costs. FIN 47 requires that, where there is an unconditional obligation to perform asset retirement

30

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

activity even though there is uncertainty as to the timing and/or the method of settlement may be conditional on a future event, companies must recognize a liability for the fair value of the conditional asset retirement if the fair value of the liability can be reasonably estimated. The requirements of FIN 47 are effective for fiscal periods ending after December 15, 2005. The Company is currently evaluating the impact of the adoption of FIN 47.

In December 2004, the FASB issued SFAS No. 123-R. Generally, SFAS No. 123-R requires the Company to recognize the grant-date fair value of stock options as compensation expense in its consolidated statements of operations at the date the options are issued to employees. SFAS No. 123-R applies to all stock options and other share-based payments granted after December 31, 2005 and to previously granted awards that are either unvested as of the adoption date or are modified after the adoption date. The Company is required to adopt SFAS No. 123-R in the first quarter of 2006.

The Company has not granted any stock options since the Petition Date and does not anticipate granting any new options. In addition, all options currently outstanding will be fully vested prior to the adoption of SFAS No. 123-R. Accordingly, at this time, the adoption of SFAS No. 123-R will not have an impact on the Company’s consolidated results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29, (“SFAS No. 153”). In general, SFAS No. 153 requires that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged, unless the entity’s future cash flows are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and are to be applied prospectively. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, (“SFAS No. 151”). In general, SFAS No. 151 requires that inventory costs such as idle facility expense, freight, handling costs and spoilage be recognized as current period charges regardless of whether they meet the “abnormal” criterion of Accounting Research Bulletin No. 43, Inventory Pricing. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and are to be applied prospectively The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In March 2004, the EITF reached a consensus on Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128 (“EITF No. 03-6”), which addresses the calculation and disclosure of earnings per share for companies with participating convertible securities or multiple classes of common stock. EITF No. 03-6 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF No. 03-6 did not have an impact on the Company’s calculation or disclosure of earnings per share.

31

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5: Variable Interest Entities

FIN 46-R requires variable interest entities, as defined by FIN 46-R, to be consolidated by the primary beneficiary if certain criteria are met. The provisions of FIN 46-R must be applied to variable interest entities that are not special purpose entities, as defined in FIN 46-R, no later than the end of the first interim period or annual reporting date ending after March 15, 2004, and variable interest entities that are special purpose entities no later than the first interim or annual reporting date ending after December 15, 2003. None of the Company’s variable interest entities are special purpose entities.

The Company has concluded that the Rigas Co-Borrowing Entities, which include the Managed Cable Entities, represent variable interest entities for which the Company is the primary beneficiary, as contemplated by FIN 46-R. The Rigas Co-Borrowing Entities do business under the Adelphia name, are managed by the Company and rely on the Company in order to provide services to their customers. In addition, the Company will absorb the majority of the expected losses of the Rigas Co-Borrowing Entities. Accordingly, effective January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities on a prospective basis and, as such, has not restated previously issued financial statements. The assets and liabilities of the Rigas Co-Borrowing Entities are included in the Company’s consolidated financial statements at the Rigas Co-Borrowing Entities’ historical cost because these entities first became variable interest entities and Adelphia became the primary beneficiary when Adelphia and these entities were under the common control of the Rigas Family. As a result of the adoption of FIN 46-R, the Company recorded a $588,782,000 charge as a cumulative effect of a change in accounting principle as of January 1, 2004. The Company is reporting the operating results of the Rigas Co-Borrowing Entities in the “cable” segment. See Note 16 for further discussion of the Company’s business segments.

As discussed in Note 17, on April 25, 2005, the Company entered into an agreement with the U.S. Attorney. Adelphia also consented to the entry of a final judgment in the July 24, 2002 SEC civil enforcement action (the “SEC Civil Action”) thereby resolving the SEC’s claims against Adelphia. Concurrently, Adelphia and the Rigas Family entered into an agreement to settle Adelphia’s lawsuit against the Rigas Family, and the Rigas Family entered into an agreement with the U.S. Attorney. These agreements are collectively referred to as the “Government Settlement Agreements.”

Certain subsidiaries of Adelphia and the Rigas Co-Borrowing Entities are jointly and severally liable for all amounts borrowed pursuant to certain Co-Borrowing Facilities (see Notes 6 and 11 for additional information). Prior to the consolidation of the Rigas Co- Borrowing Entities, the Company reflected the full amounts outstanding under such Co-Borrowing Facilities as debt in the balance sheet of the Company, without regard to the attribution of such co-borrowings between the Company and the Rigas Co-Borrowing Entities, because of the joint and several liability under these Co-Borrowing Facilities.

In addition to the Rigas Co-Borrowing Entities, the Rigas Family owned, prior to forfeiture to the United States on June 8, 2005, at least 16 additional entities that could be considered variable interest entities under FIN 46-R. None of these Other Rigas Entities is engaged in the cable business or is a co-borrower under the Company’s credit agreements. Certain of these Other Rigas Entities are holding companies that acquired debt and equity securities of the Company and one of the Company’s subsidiaries. The business activities of certain other of the Other Rigas Entities are not known. The Company has made an exhaustive effort to obtain the information necessary to determine whether these Other Rigas Entities are variable interest entities and, if so, whether the Company is the primary beneficiary. The Company has requested, but has not been provided, financial statements of the Other Rigas Entities. Responses to the Company’s request indicate that the Other Rigas Entities are unable to provide the necessary financial information to the Company. Accordingly, the Company has not applied the provisions of FIN 46-R to the Other Rigas Entities because the Company does not have sufficient financial information to perform the required evaluations. The most significant assets believed to be owned by the Other Rigas Entities consist of Adelphia securities that were purchased from the Company. The most significant liabilities of the Other Rigas Entities of which the Company is aware are the amounts owed to the Company with respect to the purchase of such Adelphia securities and other transactions, as described in greater detail in Note 6. The Company believes that its maximum exposure to future loss in its statement of operations as a result of its involvement with the Other Rigas Entities is equal to the net carrying value of its advances to the Other Rigas Entities, or approximately $28,743,000 at December 31, 2004. The net carrying value represents the application of the market price to the Adelphia securities held by such entities and does not give effect to the terms of the Plan.

32

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co- Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States on June 8, 2005 and such assets and securities are expected to be conveyed (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Non-Prosecution Agreement. See Note 17 for additional information.

The consolidation of the Rigas Co-Borrowing Entities resulted in the following impact to the Company’s consolidated balance sheet as of January 1, 2004 (amounts in thousands):

Assets:
Other current assets	$10,157
Property and equipment, net	144,951
Intangible assets, net	509,761
Other noncurrent assets	7,140
Total assets	$672,009
Liabilities(d):
Amounts due to the Rigas Family and Other Rigas Entities from Rigas Co-Borrowing Entities(a)	$460,256
Other current liabilities	21,158
Other noncurrent liabilities	7,771
Stockholders’ Deficit(d):
Accumulated deficit	(588,782)
Amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities(b)	—
Amounts due to Adelphia from the Rigas Co-Borrowing Entities(c)	771,606
Total liabilities and stockholders’ deficit	$672,009

(a)           As a result of the January 1, 2004 consolidation of the Rigas Co-Borrowing Entities, the Company has reflected a $460,256,000 payable from the Rigas Co-Borrowing Entities to the Rigas Family and Other Rigas Entities as a current liability in the accompanying consolidated balance sheet. The Company has determined that this liability to certain Other Rigas Entities has no legal right of set-off against amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities. In general, amounts due to the Rigas Family and Other Rigas Entities from the Rigas Co-Borrowing Entities are unsecured, have no maturity date, have no specific repayment terms and have no specific terms for accrual of interest. No interest has been accrued with respect to this liability. As a result of the Government Settlement Agreements, this liability will not be paid. Settlement of this liability will be recognized by the Company when these amounts are settled or the underlying securities are transferred to the Company.

(b)           Represents $416,500,000 for amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities less an allowance for uncollectible amounts of $416,500,000. See Note 6 for additional information.

(c)           Represents the elimination due to consolidation of amounts due to Adelphia from the Rigas Co-Borrowing Entities of $929,431,000 less an allowance for uncollectible amounts of $157,825,000.

(d)           Liabilities and stockholders’ deficit exclude co-borrowing indebtedness attributable to the Rigas Co-Borrowing Entities of $2,846,156,000 and the related receivable as all of the co-borrowing indebtedness attributable to the Rigas Co-Borrowing Entities is already reflected in the Company’s accompanying consolidated balance sheets.

33

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidation of the Rigas Co-Borrowing Entities resulted in the following impact to the Company’s consolidated statements of operations for the year ended December 31, 2004 (amounts in thousands):

Revenue	$194,089
Costs and expenses:
Direct operating and programming	114,846
Selling, general and administrative:
Third party	12,206
Investigation and re-audit related fees	17,233
Depreciation	38,533
Amortization	7,716
Impairment of long-lived assets	5,598
Total costs and expenses	196,132
Operating loss	(2,043)
Other income	1,091
Income tax expense	(85)
Loss before cumulative effects of accounting changes	(1,037)
Cumulative effects of accounting changes	(588,782)
Net loss(a)	$(589,819)

(a)           Net loss excludes amounts related to co-borrowing interest expense as the expense is reflected in the Company’s consolidated financial statements.

In addition to the Rigas Family Entities, the Company performed an evaluation under FIN 46-R of other entities in which the Company has a financial interest. The Company concluded that no further adjustments to its consolidated financial statements were required as a result of these evaluations and the adoption of FIN 46-R.

Note 6: Transactions with the Rigas Family and Rigas Family Entities

The Company has had significant involvement, directly or indirectly, with the Rigas Family and numerous legal entities owned by the Rigas Family. The involvement ranges from engaging in joint business transactions, such as co-borrowing arrangements, to managing cable system operations, participating in centralized cash management (“CMS”) and accounting functions, advancing funds, purchasing goods or services and engaging in numerous other formal and informal transactions or arrangements. At December 31, 2004, the Company did not hold equity interests in any of the Rigas Family Entities. Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States on June 8, 2005, and such assets and securities are expected to be conveyed (subject to the completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Non-Prosecution Agreement.

34

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the amounts due from the Rigas Family and Rigas Family Entities net of the allowance for uncollectible amounts and amounts due from the Rigas Co-Borrowing Entities prior to the 2004 consolidation of the Rigas Co-Borrowing Entities under FIN 46-R, as described in Note 5 (amounts in thousands):

	December 31, 2004	December 31, 2003
Amounts due from the Rigas Family and Other Rigas Entities	$2,630,770	$2,214,270
Amounts due from Rigas Co-Borrowing Entities*	—	929,431
Amounts due before allowance for uncollectible amounts	2,630,770	3,143,701
Allowance for uncollectible amounts	(2,602,027)	(2,343,352)
Amounts due from the Rigas Family and Rigas Family Entities, net	$28,743	$800,349

*              On January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities in accordance with FIN 46-R. As such, amounts due from the Rigas Co-Borrowing Entities have been eliminated.

In connection with the Government Settlement Agreements, amounts owed between Adelphia (including the forfeited Rigas Co-Borrowing Entities which are expected to be conveyed to Adelphia) and the Rigas Family and Other Rigas Entities will not be collected or paid. Settlement of the $28,743,000 included in the table above, as well as the $460,256,000 due from the Rigas Co-Borrowing Entities to the Rigas Family and Other Rigas Entities as discussed in Note 5, will be recognized by the Company when these amounts are settled or the underlying securities are transferred to the Company.

35

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the amounts due from the Rigas Family and Rigas Family Entities are presented below in total and separately for amounts due from the Rigas Co-Borrowing Entities and the Rigas Family and Other Rigas Entities for the indicated periods (amounts in thousands):

	Amounts due from:

	Rigas Co-Borrowing Entities	The Rigas Family and Other Rigas Entities	Total amounts due before deducting allowance
Balance at January 1, 2002	$972,025	$1,636,416	$2,608,441
Funding by the Company for operations and other activities	112,650	214,931	327,581
Deposits in the Company’s CMS for operations and other activities	(174,258)	(27,489)	(201,747)
Deposits in the Company’s CMS for interest on the Adelphia debt securities held by the Rigas Family and the Other Rigas Entities	—	(11,521)	(11,521)
Management fees and other costs charged by the Company to the Rigas Co-Borrowing Entities	17,494	—	17,494
Co-Borrowing interest charged to Rigas Family Entities	10,556	—	10,556
Purchase of Adelphia securities by Rigas Family Entities	—	393,569	393,569
Sale of land owned by Rigas Family Entities	—	(465)	(465)
Net revenue earned from cooperative advertising arrangement with NFHLP	—	1,151	1,151
Programming rights charges from NFHLP	—	(9,961)	(9,961)
Production reimbursements from NFHLP	—	406	406
Net change in liabilities incurred under Company contracts for expenses of the Rigas Co-Borrowing Entities	20,928	—	20,928
Other activity, net	(3,305)	18,003	14,698
Balance at December 31, 2002	956,090	2,215,040	3,171,130
Funding by the Company for operations and other activities	96,086	7	96,093
Deposits in the Company’s CMS for operations and other activities	(168,290)	(3)	(168,293)
Management fees and other costs charged by the Company to the Rigas Co-Borrowing Entities	22,217	—	22,217
Amounts to fund legal defense of the Rigas Family	10,767	—	10,767
Net change in liabilities incurred under Company contracts for expenses of the Rigas Co-Borrowing Entities	3,018	—	3,018
Other activity, net	9,543	(774)	8,769
Balance at December 31, 2003	929,431	2,214,270	3,143,701
Consolidation of amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities	—	416,500	416,500
Amounts due from Rigas Co-Borrowing Entities eliminated due to consolidation	(929,431)	—	(929,431)
Balance at December 31, 2004	$—	$2,630,770	$2,630,770

The Company has separately assessed the collectibility of the amounts due from the Rigas Family and each of the Other Rigas Entities at the end of each reporting period. Prior to the Petition Date, the Company considered these amounts to be collateral-backed loans under SFAS No. 114 and SFAS No. 118. The Company adjusted the allowance for uncollectible amounts based on increases or decreases in the estimated values of the underlying net assets of the Rigas Family and each of the Other Rigas Entities available for repayment of amounts advanced. The Company’s assessment of collectibility was based on an orderly sale of the Rigas Family’s and Other Rigas Entities’ underlying assets and did not apply current changes in circumstances to prior periods. The most significant impairment recognition occurred in June 2002 when the Debtors filed for bankruptcy protection due to the dramatic

36

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effect that the filing had on the value of the underlying assets available for repayment of the advances. Subsequent to the Petition Date, the Company ceased the recognition of increases in the values of the underlying assets of the Rigas Family and Other Rigas Entities. Once an allowance had been established against all or part of the amount owed to the Company by a Rigas Family Entity, the Company adopted the cost recovery method for purposes of recognizing co-borrowing interest. Under this method, the full amount of interest is deferred until such time as the underlying principal is fully recovered. No accounting recognition is given in the Company’s financial statements for the amounts deferred.

Changes in the allowance for uncollectible amounts due from the Rigas Co-Borrowing Entities and the Rigas Family and Other Rigas Entities are presented below (amounts in thousands):

	Allowance for uncollectible amounts due from:
	Rigas Co- Borrowing Entities	The Rigas Family and Other Rigas Entities	Total allowance for uncollectible amounts
Balance at January 1, 2002	$(100,375)	$(475,239)	$(575,614)
Provision for uncollectible amounts	(51,953)	(1,710,288)	(1,762,241)
Balance at December 31, 2002	(152,328)	(2,185,527)	(2,337,855)
Provision for uncollectible amounts	(5,497)	—	(5,497)
Balance at December 31, 2003	(157,825)	(2,185,527)	(2,343,352)
Elimination of the allowance for amounts due from Rigas Co-Borrowing Entities due to consolidation	157,825	—	157,825
Consolidation of the allowance for amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities	—	(416,500)	(416,500)
Balance at December 31, 2004	$—	$(2,602,027)	$(2,602,027)

Amounts due from the Rigas Co-Borrowing Entities

As a result of the consolidation of the Rigas Co-Borrowing Entities, the $929,431,000 receivable from the Rigas Co-Borrowing Entities at December 31, 2003 and the related $157,825,000 allowance for uncollectible amounts were eliminated from the Company’s consolidated balance sheet as of January 1, 2004.

Amounts due from the Rigas Family and Other Rigas Entities

Because the Company and the Rigas Family and Other Rigas Entities were under common control during the periods in which the amounts due from the Rigas Family and Other Rigas Entities were accumulated, the receivable balance, net of the allowance for uncollectible amounts, has been reported as an addition to stockholders’ deficit in the accompanying consolidated financial statements. In general, amounts due from the Rigas Family and Other Rigas Entities are unsecured and have no maturity date and no specified terms for the accrual of interest.

As a result of the January 1, 2004 consolidation of the Rigas Co-Borrowing Entities, the amounts due from the Rigas Family and Other Rigas Entities include $416,500,000 due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities, offset by an allowance for uncollectible amounts of $416,500,000, which was established prior to January 1, 2004. These amounts do not include $460,256,000 that the Rigas Co-Borrowing Entities owe to the Rigas Family and Other Rigas Entities for which the Company has determined that there is no legal right of set-off against amounts due to certain other Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities. As a result of the Government Settlement Agreements, neither the amounts receivable nor the amounts payable will be collected or paid.

37

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impact of Transactions with the Rigas Family and Rigas Family Entities on Consolidated Statements of Operations

Transactions occurring on or after January 1, 2004 between the Company and the Rigas Co-Borrowing Entities are eliminated in consolidation. The effects of various transactions between the Company and the Rigas Family and Rigas Family Entities on certain line items included in the accompanying consolidated statements of operations are summarized below for the indicated 2003 and 2002 periods (amounts in thousands):

	Year ended December 31,
	2003	2002
Revenue:
Net revenue from cooperative advertising arrangement with NFHLP(a)	$—	$1,151
Expenses:
Direct operating and programming:
Programming rights and other expenses paid to NFHLP(a)	$—	$9,961
Production reimbursements from NFHLP(a)	—	(406)
Total included in direct operating and programming	$—	$9,555
Selling, general and administrative:
Management fees and other costs charged by the Company to the Managed Cable Entities(b)	$(22,217)	$(17,494)
Management fees and other costs charged by the Rigas Family and Other Rigas Entities to the Company(c)	975	2,321
Total included in selling, general and administrative	$(21,242)	$(15,173)
Interest expense on Adelphia debt securities held by Other Rigas Entities	$—	$(10,343)

(a) Amounts Charged to the Company from NFHLP.  During 2002, Niagara Frontier Hockey, L.P., a Delaware limited partnership owned by the Rigas Family (“NFHLP”), charged the Company for broadcast rights to the Buffalo Sabres hockey games and for luxury suites, tickets, advertising and other entertainment costs. Also during 2002, the Company received net revenue and reimbursements for production costs from NFHLP related to a cooperative advertising arrangement between the Company and NFHLP. The amounts charged to and received by the Company pursuant to these arrangements are set forth in the foregoing table summarizing the effects of transactions with the Rigas Family Entities in the accompanying consolidated statements of operations.

During 2002, the Company recorded an increase to the allowance against its advances to NFHLP of $68,796,000. Such increase reflects amounts required to adjust the carrying value to net realizable value. The 2002 increase includes a $38,077,000 charge related to the Company’s decision to discontinue funding and to seek a buyer for NFHLP and a $30,719,000 charge related to the Company’s conclusion, after conducting negotiations with several potential buyers, that it would not recover any of its advances to NFHLP. The Company received no proceeds in connection with the closing of the sale of NFHLP in April 2003.

The Company charged management fees and interest to NFHLP during 2002. Due to the fact that collectibility was not assured, the Company did not recognize any income with respect to such management fees and interest. The Company used facilities owned by NFHLP from 1999 through the second quarter of 2003. No rent was charged to the Company for the use of such facilities. The Company renovated such facilities in 2000 at a cost of $849,000. The book value of such renovation costs was written-off by the Company in 2003 when the property was vacated. In 2000, the Company guaranteed a third party loan to NFHLP with an aggregate principal amount of $27,637,000, which guarantee was collateralized by letters of credit. The Company was relieved of this contingent obligation as a result of the April 2003 sale of NFHLP.

38

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the first quarter of 2002, NFHLP and certain of its subsidiaries filed voluntary petitions to reorganize under Chapter 11, and during the fourth quarter of 2003, NFHLP and certain of its subsidiaries asserted certain claims against the Company. For additional information, see Note 17.

(b)          Management Fees and Other Costs Charged by the Company to the Managed Cable Entities.  The Company provides management and administrative services, under written and unwritten enforceable agreements, to the Managed Cable Entities.

In circumstances where a written management agreement exists, a management fee is charged to the Managed Cable Entity in accordance with the written agreement. Such management agreements generally provide for a management fee based on a percentage of revenue plus reimbursements for expenses incurred by the Company on behalf of the Managed Cable Entities. Under unwritten agreements, the Company charges the Managed Cable Entities their share of costs incurred by the Company, as well as reimbursable expenses. Such charges are generally based upon the Managed Cable Entities’ share of revenue or subscribers, as appropriate. The management fees actually paid by the Managed Cable Entities are generally limited by the terms of the applicable Co-Borrowing Facility. The amounts charged to the Managed Cable Entities pursuant to these arrangements are included in management fees and other charges to the Managed Cable Entities in the foregoing table and have been reflected as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2003 and 2002. Effective January 1, 2004, these fees and cost allocations have been eliminated upon consolidation of the Rigas Co-Borrowing Entities.

(c)           Management Fees and Other Costs Charged by the Rigas Family and Other Rigas Entities to the Company.  The Rigas Family and Other Rigas Entities provided services to the Company in exchange for consideration that may or may not have been equal to the fair value of such goods and services, as summarized in the following table (amounts in thousands):

	Year Ended December 31,
	2003	2002
Services provided to the Company by the Rigas Family and Other Rigas Entities:
Management services(1)	$975	$1,300
Facility management and maintenance services(2)	—	860
Rent paid to the Rigas Family and Other Rigas Entities(3)	—	74
Other(4)	—	87
Total charges for services provided by the Rigas Family and Other Rigas Entities	$975	$2,321
Capital goods acquired from Other Rigas Entities
Furniture, fixtures and related design and installation services(5)	$—	$2,167
Capital improvements(2)	—	70
Total charges for capital goods acquired from Other Rigas Entities	$—	$2,237

(1)           Charges for services arose from Adelphia’s 99.5% limited partnership interest in Praxis Capital Ventures, L.P. (“Praxis”), a consolidated subsidiary of Adelphia. Praxis was primarily engaged in making private equity investments in the telecommunications market. Adelphia committed to provide $65,000,000 of capital to Praxis, of which $8,500,000 was invested by Praxis during 2002 and 2001. The Rigas Family owns membership interests in both the Praxis general partner and the company that manages Praxis. The Praxis management company charged a management fee to Adelphia at an annual rate equal to 2% of the capital committed by Adelphia. Adelphia recorded an expense for management fees of $975,000 and $1,300,000 for the years ended December 31, 2003 and 2002, respectively. During 2004, 2003 and 2002, the Company

39

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recorded reserves of $800,000, $300,000 and $148,000 respectively, against the carrying value of certain Praxis investments.

By order dated October 20, 2003, the Debtors rejected the Praxis partnership agreement under applicable bankruptcy law. Rejection may give rise to pre-bankruptcy unsecured damage claims that are included in liabilities subject to compromise at the amounts expected to be allowed. As of December 31, 2004, the Company had accrued $1,300,000 in management fees due under the Praxis partnership agreement for the periods prior to rejection of the partnership agreement.

(2)           Through December 2002, Wending Creek Farms, Inc. (“Wending Creek”), an entity owned by the Rigas Family, performed various facility management and maintenance services for the Company. Wending Creek also performed capital improvements for the Company.

(3)           The Company rented various condominiums and apartments, as well as certain office and warehouse space, from the Rigas Family and the Other Rigas Entities.

(4)           Represents amounts charged by the Other Rigas Entities for various administrative and other services.

(5)           The Company purchased furniture, fixtures and related design and installation services from certain of the Other Rigas Entities. Due to the fact that the Company and such Other Rigas Entities were under common control at the time such purchases were made, such Other Rigas Entities’ mark-up on such transactions, which aggregated $205,000 for 2002, was treated as an adjustment of additional paid-in capital.

Other Transactions with the Rigas Family and Rigas Family Entities

Rigas Co-Borrowing Entities.  The Company performs all of the cash management functions for the Rigas Co-Borrowing Entities using the CMS. As such, positive cash flows of the Rigas Co-Borrowing Entities are generally deposited into the Company’s cash accounts. Negative cash flows, which represent the payment of interest on co-borrowing debt for the Rigas Co-Borrowing Entities, are generally deducted from the Company’s cash accounts. In addition, the personnel of the Rigas Co-Borrowing Entities are employees of the Company, and substantially all of the cash operating expenses and capital expenditures of the Rigas Co-Borrowing Entities are paid by the Company on behalf of the Rigas Co-Borrowing Entities. Charges to the Rigas Co-Borrowing Entities for such expenditures are determined by reference to the terms of the applicable third party invoices or vendor agreements. Although this activity affects the amounts due from the Rigas Co-Borrowing Entities, prior to the consolidation of the Rigas Co-Borrowing Entities, the Company did not include any of these charges as related party transactions to be separately reported in its consolidated statements of operations. Effective January 1, 2004, such amounts are included in the Company’s consolidated statements of operations. The most significant of these expenditures incurred by the Company on behalf of the Rigas Co-Borrowing Entities during 2003 and 2002 include third party programming charges, employee related charges and third party billing service charges which are shown in the following table (amounts in thousands):

	Year ended December 31,
	2003	2002
Programming charges from third party vendors	$48,228	$43,404
Employee related charges	20,543	20,522
Billing charges from third party vendors	3,009	2,662
	$71,780	$66,588

Prior to January 1, 2004, the Company recognized all of the liabilities incurred under these arrangements on behalf of the Rigas Co-Borrowing Entities. At December 31, 2003, $51,644,000 was included in accrued liabilities in the accompanying consolidated balance sheet.

During 2004 and 2003, various stipulations and orders were approved by the Bankruptcy Court that caused the Managed Cable Entities to pay approximately $28,000,000 of legal defense costs on behalf of certain members of the Rigas Family. As a result of the consolidation of the Rigas Co-Borrowing Entities, $17,000,000 of such

40

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

defense costs have been included in investigation and re-audit related fees in the accompanying consolidated statement of operations for the year ended December 31, 2004.

In connection with the Government Settlement Agreements, the Company agreed to pay the Rigas Family an additional $11,500,000 for legal defense costs, which was paid and expensed by the Company in June 2005. The Government Settlement Agreements release the Company from further obligation to provide funding for legal defense costs for the Rigas Family.

Purchase of Adelphia Securities by Other Rigas Entities.  Adelphia issued debt securities to certain Other Rigas Entities in 2002. Details of the securities issued to these Other Rigas Entities are set forth in the following table (dollars in thousands):

Date issued	Securities purchased by Other Rigas Entities	Purchase price on agreement date	Interest factor	Total purchase price to Other Rigas Entities
January 22, 2002	$400,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2021 (the “3.25% Notes”) under an agreement dated April 19, 2001*	$391,000	$2,569	$393,569

*              The 3.25% Notes held by the Other Rigas Entities were convertible into Class B Common Stock and the 3.25% Notes held by the public were convertible into Class A Common Stock. All terms, including the conversion ratios, of the 3.25% Notes held by the public were otherwise identical to the 3.25% Notes held by the Other Rigas Entities. For additional information, see Note 11.

The Company did not receive cash as a result of the issuance of the 3.25% Notes to the Other Rigas Entities, but rather the purchase price has been reflected as an increase to amounts due from the Rigas Family and Rigas Family Entities in the accompanying consolidated balance sheets. The price discount received by the Other Rigas Entities of $9,000,000 for the 3.25% Notes was amortized to interest expense over the life of the securities with such amortization ceasing at the Petition Date consistent with the Company’s treatment of other debt instruments. The securities purchase agreement also provided that the Other Rigas Entities be charged interest on the purchase price of the securities from the agreement date through the issuance date (the “interest factor”). The interest factor for the 3.25% Notes has been reflected as an adjustment to additional paid-in capital. See Note 11 for further discussion regarding additional debt securities held by the Other Rigas Entities.

In 2001, the Company agreed to issue 7,500,000 shares of Class B Common Stock and 2,000,000 shares of 7.5% Series E Mandatory Convertible Preferred Stock, with a par value of $0.01 per share (“Series E Preferred Stock”), to the Other Rigas Entities no later than August 12, 2002 for aggregate cash consideration of $202,550,000. As the equity securities were to be issued to entities controlled by the Rigas Family, certain of whom were employees of the Company, the Company recognized compensation expense of $101,000,000 in 2001 based on the difference between the purchase price of the securities and their market price, in accordance with APB Opinion No. 25. The Company recognized a compensation benefit of $101,000,000 during 2002 as no shares were issued under the agreement.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States on June 8, 2005 and such assets and securities are expected to be conveyed (subject to forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Non-Prosecution Agreement. The Company will recognize the benefits of such conveyance when it occurs. For additional information, see Note 17.

Century/ML Cable.  In connection with the December 13, 2001 settlement of a dispute, Adelphia, Century, Century/ML Cable, ML Media and Highland Holdings (“Highland”), a Rigas Family Entity, entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”) pursuant to which Century/ML Cable agreed to redeem ML Media’s 50% interest in Century/ML Cable (the “Redemption”) on or before September 30, 2002 for a

41

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purchase price between $275,000,000 and $279,800,000, depending on the timing of such redemption. Among other things, the Recap Agreement provided that: (i) Highland would arrange debt financing for the Redemption; (ii) Highland, Adelphia and Century would jointly and severally guarantee debt service on debt financing for the Redemption on and after the closing of the Redemption; and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable. Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for Adelphia’s obligations. On or about December 18, 2001, Adelphia placed $10,000,000 on deposit on behalf of Highland as earnest funds for the transaction. During June of 2002, ML Media withdrew the $10,000,000 from escrow following the Bankruptcy Court’s approval of the release of these funds to ML Media. Simultaneously with the execution of the Recap Agreement, ML Media, Adelphia and certain of its subsidiaries entered into a stipulation of settlement, pursuant to which certain litigation between them was stayed pending the Redemption. By order dated September 17, 2003, Adelphia and Century rejected the Recap Agreement under applicable bankruptcy law. Adelphia has not accrued any liability for damage claims related to the rejection of the Recap Agreement. Adelphia and Century/ML Cable have challenged the Recap Agreement and the Redemption as unenforceable on fraudulent transfer and other grounds, and Adelphia, Century, Highland, Century/ML and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement. In this regard, ML Media filed an amended complaint against Adelphia on July 3, 2002 in the Bankruptcy Court. On April 15, 2004, the Bankruptcy Court dismissed all counts of Adelphia’s challenge of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duties in connection with its execution. The court also allowed Century/ML Cable’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed. For additional information concerning this litigation, see Note 17.

On June 3, 2005, Century and ML Media entered into an interest acquisition agreement (“IAA”) to sell their interests in Century/ML Cable for $520,000,000 (subject to certain potential purchase price adjustments as defined in the IAA) to San Juan Cable. Consummation of the sale is subject to approval by the Bankruptcy Court in Century/ML Cable’s separate Chapter 11 case, confirmation of a plan of reorganization of Century/ML Cable, the receipt of financing by the buyers and other customary conditions, many of which are outside the control of Century/ML Cable, Century and ML Media. There can be no assurance whether or when such conditions will be satisfied. The sale of Century/ML Cable will not resolve the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

Margin Loans.  Certain members of the Rigas Family and certain of the Other Rigas Entities entered into margin loan agreements with various investment banks and other financial institutions and pledged equity and debt securities issued by the Company to secure such loans. Although the total amount of these margin loans is unknown, from July 2000 to May 2002, certain members of the Rigas Family and certain of the Other Rigas Entities have made approximately $252,000,000 of payments in connection with margin calls. Funds for these margin call payments came from the CMS, and are included in “Funding by the Company for operations and other activities” in the preceding summary table of changes in the “Amounts due from the Rigas Family and Rigas Family Entities.”

Timber Rights.  In February 2000, the Company acquired timber rights for a 3,656-acre parcel of property from an unrelated third party for a cash purchase price of $26,535,000. Simultaneously, one of the Other Rigas Entities purchased the 3,656-acre parcel of land for a cash purchase price of $465,000. The timber rights sale agreement contained a provision stipulating that ownership of the timber rights would be transferred to such Other Rigas Entities as a part of the consideration to be received by the Other Rigas Entities for any change in control transaction that would cause the cumulative voting percentage of the Rigas Family in Adelphia to fall below 50%. On June 13, 2002, both the land and timber rights were sold to an unrelated third party for an aggregate cash purchase price of $20,000,000. In connection with such sale, the Company recorded a $465,000 decrease to the amounts due from the Rigas Family and Rigas Family Entities and a $6,747,000 loss on disposition. Such loss is included in gains (losses) on disposition of long-lived assets in the accompanying 2002 consolidated statement of operations.

Coudersport Golf Course.  Beginning in the fourth quarter of 2000, the Company commenced construction of a golf course on land near Coudersport, Pennsylvania. Although the Company owned a small portion of this land, the majority was owned by the Other Rigas Entities. The Company paid for and capitalized all costs of construction, which costs amounted to $13,571,000 through May 2002 when construction was ceased. As a result of the decision to cease construction, the Company recorded an impairment loss of $13,236,000 during the second quarter of 2002.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 10, such loss is included in impairment of long-lived assets in the accompanying 2002 consolidated statement of operations.

Briar’s Creek Golf Membership.  On October 31, 2000, the Company paid $600,000 to acquire a membership interest in Briar’s Creek Golf, LLC and $100,000 for a Founder’s membership deposit. Such membership was used primarily by members of the Rigas Family. The Company also paid dues totaling $6,000 per year in connection with this membership. For purposes of the accompanying consolidated financial statements, all of the costs and expenses associated with this membership have been treated as costs and expenses of the Company. The $600,000 membership interest was written off by the Company during the second quarter of 2002. Such write-off is included in impairment of cost and available-for-sale investments in the accompanying 2002 consolidated statement of operations. The Company resigned its Founder’s membership interest in May 2004 and will receive a refund of an amount approximating the $100,000 deposit over a three-year period.

Use of Company Assets.  Prior to June 2002, members of the Rigas Family used the Company aircraft at the expense of the Company. The Company also paid corporate credit card invoices submitted by members of the Rigas Family. Due to the nature of the charges and the lack of documentation submitted by the Rigas Family members, the Company is unable to determine which portions of these expenditures were personal in nature or related to the business affairs of the Rigas Family Entities. Accordingly, all of the amounts paid by the Company with respect to these items have been accounted for as expenses of the Company in the accompanying consolidated statements of operations.

Rigas Family Employees.  Through May 2002, John J. Rigas and his sons Michael J. Rigas, Timothy J. Rigas and James P. Rigas each served as an executive officer and director of the Company and Peter L. Venetis, John J. Rigas’ son-in law, served as a director of the Company. In addition, Ellen Rigas Venetis, the daughter of John J. Rigas, was employed by the Company to perform certain community services during 2002 for an annual salary of $61,000. Ms. Venetis never served as an officer or director of the Company. The Company has treated all wages paid to members of the Rigas Family as expenses of the Company.

ErgoArts, Inc. and SongCatcher Films, LLC.  From 1998 through 2002, the Company advanced funds to ErgoArts, Inc., an entity wholly-owned by John J. Rigas and Ellen Rigas Venetis, and SongCatcher Films, LLC, an entity in which John J. Rigas and Ellen Rigas Venetis held equity interests. At December 31, 2004, the outstanding balance due to the Company from ErgoArts and SongCatcher Films under these arrangements was approximately $677,000 and $3,100,000, respectively. The advances to ErgoArts were made principally in connection with the development and potential production of documentary films.

Registration Rights.  Substantially all of the shares of Class A Common Stock, Class B Common Stock and securities convertible into Class A or Class B Common Stock owned by the Other Rigas Entities have been registered by Adelphia on registration statements or are subject to pre-bankruptcy registration rights agreements or arrangements for registration in the future.

Other Agreements with the Rigas Family and Rigas Family Entities

Rigas Family Agreement.  On May 23, 2002, Adelphia entered into an agreement (the “Rigas Family Agreement”) with John J. Rigas, Timothy J. Rigas, James P. Rigas and Michael J. Rigas, acting in their individual capacities and on behalf of each entity directly or indirectly controlled by any or all of them (collectively, the “Contracting Rigas Family Members”) that, among other items, provided for: (i) the resignation of the Contracting Rigas Family Members from their positions as executive officers of Adelphia and members of the Board; (ii) the placement of all shares of Adelphia Common Stock owned by the Contracting Rigas Family Members into a voting trust until all obligations of the Contracting Rigas Family Members to the Company for borrowed money are satisfied, with the voting of such shares to be directed by a special committee of the Board through Adelphia’s 2004 annual meeting and thereafter to be voted in proportion to the votes cast by all other holders of Adelphia shares; (iii) the use of all of the free cash flow of the Managed Cable Entities to repay amounts owed by the Contracting Rigas Family Members as primary obligors in

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(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

respect of the Co-Borrowing Facilities and the pledge of the Contracting Rigas Family Members’ equity interests in the Managed Cable Entities to the Company until all amounts owed by the Contracting Rigas Family Members to the Company in respect of borrowed money are satisfied; (iv) the transfer of the stock or assets of the Managed Cable Entities from the Contracting Rigas Family Members to the Company in exchange for a payment equal to the taxes incurred by the Contracting Rigas Family Members as a result of such transfer and a reduction in the amounts owed by the Contracting Rigas Family Members as primary obligors in respect of the Co-Borrowing Facilities, with the amount of such reduction to be based on third party appraisals, less the payment with respect to taxes to be incurred by the Contracting Rigas Family Members in connection with such transfer; (v) the transfer of approximately $567,000,000 of the Company’s debt held directly or indirectly by the Contracting Rigas Family Members to the Company in exchange for an equivalent reduction in the amounts owed by the Contracting Rigas Family Members to the Company in respect of existing stock purchase agreements and as primary obligors in respect of the Co-Borrowing Facilities; (vi) the pledge of all shares of Adelphia Common Stock owned directly or indirectly by the Contracting Rigas Family Members to secure the repayment of the Co-Borrowing Facilities and the repayment of any indemnification payments made by the Company to Contracting Rigas Family Members pursuant to the terms of the Rigas Family Agreement; (vii) the accrual of interest on amounts owed by the Contracting Rigas Family Members under the Co-Borrowing Facilities at a rate of 6% per annum, to be paid on December 31, 2006, or earlier if amounts due under the Co-Borrowing Facilities are prepaid; (viii) the transfer of a 3,656 acre parcel of land underlying certain timber rights of the Company by the Contracting Rigas Family Members to the Company in exchange for a $465,000 reduction in the amounts owed by the Contracting Rigas Family Members as primary obligors in respect of the Co-Borrowing Facilities; (ix) the Company’s honoring its prior commitment to provide severance arrangements to John J. Rigas, including a $1,400,000 annual cash payment for three years, lifetime healthcare coverage for Mr. Rigas and his spouse, the use of office space, equipment and a secretary, vested stock options exercisable for their term and the use of the Company’s aircraft in certain limited circumstances; and (x) the termination of the aforementioned severance arrangements in the event Mr. Rigas is convicted of a felony.

Pursuant to the Plan and in accordance with the Bankruptcy Code, the Company intends to reject the Rigas Family Agreement. Except for the accrual of the severance arrangements for John J. Rigas, no economic effect had been given to the Rigas Family Agreement in the consolidated financial statements. As of December 31, 2004, $2,717,000 of severance had been accrued for John J. Rigas.

Note 7: TelCove

Spin-off and Bankruptcy

TelCove, Inc. (“TelCove”) owned, operated and managed entities that provided competitive local exchange carrier (“CLEC”) telecommunications services. On January 11, 2002 (the “TelCove Spin-off Date”), the Company completed a transaction (the “TelCove Spin-off”) whereby all of the shares of common stock of TelCove owned by Adelphia were distributed in the form of a dividend to holders of Class A Common Stock and Class B Common Stock. On the TelCove Spin-off Date, the Company owned 78% of the outstanding common stock and 96% of the total voting power in TelCove. The TelCove Spin-off resulted in the distribution of net liabilities of $1,346,500,000, which have been reflected as an increase to additional paid-in capital in the accompanying consolidated statement of stockholders’ deficit. The TelCove Spin-off excluded certain CLEC systems which the Company purchased from TelCove in 2001 and 2000 (the “CLEC Market Assets”).

On March 27, 2002 (the “TelCove Petition Date”), TelCove and certain of its direct subsidiaries commenced voluntary cases to reorganize under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Subsequently, on June 18, 2002, certain indirect subsidiaries of TelCove also commenced voluntary cases to reorganize under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. TelCove and its direct and indirect subsidiaries that have commenced Chapter 11 filings are collectively referred to herein as the “TelCove Debtors.” From the TelCove Spin-off Date through the TelCove Petition Date, the Rigas Family Entities owned a controlling interest in TelCove, and accordingly, the Company and TelCove were under the common control of the Rigas Family during that period. Subsequent to the TelCove Spin-off and prior to the TelCove Petition Date, the Company provided additional funding of $15,510,000 to TelCove in the form of unsecured advances to fund operations. As discussed in greater detail below, the Company also provided funding of $15,000,000 to the TelCove Debtors in May 2002 in the form of a debtor-in-possession credit and security agreement (the “TelCove DIP Credit Agreement”).

TelCove, as an unrestricted borrower under a joint bank credit facility with certain of Adelphia’s subsidiaries (the “Subsidiary Borrowers”) and a Rigas Family Entity, was credited with proceeds aggregating $500,000,000 from unsecured

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

borrowings under this facility during 2000. The Subsidiary Borrowers are jointly and severally liable for all borrowings under this joint bank credit facility. As such, the full amount borrowed by TelCove under this joint bank credit facility has been reflected in the balance sheets of the Subsidiary Borrowers. Through December 31, 2001, both TelCove and the Subsidiary Borrowers were included in the Company’s accompanying consolidated financial statements.

At the TelCove Spin-off Date, the Company recorded a receivable from TelCove of $518,897,000 representing the net effect of $500,000,000 related to the principal amount of the borrowings attributed to TelCove under the joint credit facility and $18,897,000 of additional advances that resulted primarily from costs incurred by the Company in connection with the development of TelCove’s billing system. All of such amounts including the $15,510,000 of unsecured advances were fully reserved during 2002.

In April 2002, the TelCove Debtors entered into the TelCove DIP Credit Agreement with Adelphia and one of the Rigas Family Entities (collectively, the “TelCove DIP Lenders”). Pursuant to the TelCove DIP Credit Agreement, the TelCove DIP Lenders committed to provide TelCove with a $135,000,000 revolving credit facility. The TelCove DIP Credit Agreement was structured such that Adelphia was responsible for loaning the first $67,500,000 and the Rigas Family Entity was responsible for loaning the second $67,500,000. The TelCove DIP Credit Agreement was to mature on the earlier of April 2004, the effectiveness of TelCove’s reorganization plan or the occurrence and continuance of an event of default. Loans under the TelCove DIP Credit Agreement were to bear interest at a rate equal to a prime rate plus 3.75% per annum, subject to adjustment during the continuance of any event of default. The TelCove DIP Credit Agreement also provided for a facility fee of 1% of the unborrowed loan commitment and for the payment by TelCove of deferred financing fees of $4,050,000. No interest or fees were ever received from TelCove. In April 2002, the Bankruptcy Court approved an interim order for $27,000,000 of borrowings under the TelCove DIP Credit Agreement pending a final hearing. In May 2002, Adelphia loaned $15,000,000 of such approved borrowings to TelCove, but did not provide the remaining $12,000,000 that had been approved by the Bankruptcy Court. In August 2002, the TelCove Debtors closed on an alternative debtor-in-possession credit agreement with an unrelated third party that, with the Company’s consent, subordinated the priority of the Company’s claims pursuant to the TelCove DIP Credit Agreement. As a result, the Company recorded a reserve against the entire $15,000,000 loaned to TelCove during 2002.

In connection with the 2000 and 2001 acquisitions of certain CLEC systems, the Company entered into management agreements with TelCove to manage the local telecommunications transmission systems for the Company. The management agreements, which had an initial term of three years, contained automatic renewals for successive three-year periods, unless the Company gives notification that it is terminating such agreements. TelCove was also eligible to receive a quarterly performance bonus at the discretion of the Company. During 2003 and 2002, the aggregate amount charged to the Company pursuant to these management agreements was $3,045,000 and $4,170,000, respectively. The Company provided management and record keeping services to TelCove in accordance with applicable agreements. The agreements provided for a reasonable charge for the costs of providing services to TelCove plus reimbursement of applicable out-of-pocket costs. Due to the fact that collectibility was not assured, the Company recognized the amounts charged to TelCove on a cash basis. The Company recognized $1,215,000 of such charges and reimbursements as reductions of its costs and expenses during 2003. The Company did not receive any reimbursements from TelCove in 2002.

The foregoing management agreements were effectively superceded by a management agreement executed on April 7, 2004 in connection with the settlement of a dispute between the Company and TelCove, as described below.

On December 3, 2003, the Debtors and TelCove entered into a Master Reciprocal Settlement Agreement pursuant to which the parties, among other things, memorialized their agreement relating to their ownership and use of certain shared assets. On March 23, 2004, the Bankruptcy Court approved the Master Reciprocal Settlement Agreement.

Global Settlement Agreement

On February 21, 2004, the Debtors and TelCove executed a global settlement agreement (the “Global Settlement”) that resolved, among other things, certain claims put forth by both TelCove and Adelphia. The Global Settlement provided that, on the closing date, the Company would transfer to TelCove certain settlement consideration, including approximately $60,000,000 in cash plus an additional payment of up to $2,500,000 related to certain outstanding payables, as well as certain vehicles, real property and intellectual property licenses used in the operation of TelCove’s businesses. Additionally, the parties executed various annexes to the Global Settlement (collectively, the “Annex Agreements”) that provided, among other things, for: (i) a five-year business commitment

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to TelCove for telecommunication services by the Company; (ii) future use by TelCove of certain fiber capacity in assets owned by the Company; and (iii) the mutual release by the parties from any and all liabilities, claims and causes of action that either party had or may have had against the other party. Finally, the Global Settlement provided for the transfer by the Company to TelCove of the CLEC Market Assets together with the various licenses, franchises and permits related to the operation and ownership of such assets. On March 23, 2004, the Bankruptcy Court approved the Global Settlement. The Company recorded a $97,902,000 liability during the fourth quarter of 2003 to provide for the Global Settlement. The Annex Agreements became effective in accordance with their terms on April 7, 2004.

On April 7, 2004, the Company paid $57,941,000 to TelCove, transferred the economic risks and benefits of the CLEC Market Assets to TelCove pursuant to the terms of the Global Settlement and entered into a management agreement which provided for the management of the CLEC Market Assets from April 7, 2004 through the date of transfer to TelCove.

On August 20, 2004, the Company paid TelCove an additional $2,464,000 pursuant to the Global Settlement in connection with the resolution and release of certain claims. On August 21, 2004, the CLEC Market Assets were transferred to TelCove.

Discontinued CLEC Operations

As a result of the Global Settlement discussed above, the Company transferred the CLEC Market Assets together with the various licenses, franchises and permits related to the operation and ownership of such assets to TelCove. The Company has presented the CLEC Market Assets, including the cost of the Global Settlement, as discontinued operations in the accompanying consolidated financial statements. The following table presents the summarized results of operations of the CLEC Market Assets included in discontinued operations for the indicated periods (amounts in thousands):

	Year Ended December 31,
	2004	2003	2002
Revenue	$9,057	$37,026	$52,506
Costs and expenses:
Direct operating and programming	7,074	33,431	62,282
Selling, general and administrative	828	2,354	1,171
Depreciation and amortization	1,271	10,465	27,918
Other	455	826	592
Total costs and expenses	9,628	47,076	91,963
Provision for cost of Global Settlement	—	97,902	—
Loss from discontinued operations	$(571)	$(107,952)	$(39,457)

Note 8: Acquisition

On February 14, 2002, Adelphia issued 2,112,305 shares of Class A Common Stock valued at $46,470,000 to Verizon Media Ventures, Inc. d/b/a Verizon Americast (“Verizon Media Ventures”) in exchange for cable television assets serving approximately 47,300 basic subscribers (unaudited) in California. Subsequently, certain franchise authorities filed suit against Verizon Media Ventures and the Company asserting that Verizon Media Ventures had not received approval from the franchise authorities for the sale as required by the applicable franchise agreement. See Note 17 for further information. On May 14, 2002, a temporary restraining order was granted to unwind a portion of the sale of certain assets and allow the sale of others. Because Verizon Media Ventures had vacated the area, the Company was required to provide service on behalf of Verizon Media Ventures to subscribers in the franchise area. In addition, the Company was prohibited from using any funds received from these subscribers and was required to place all such funds in a trust account.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded the portion of the purchase price related to the areas affected by the restraining order as a $22,585,000 deposit from Verizon Media Ventures, and allocated the remaining purchase price to property and equipment ($9,651,000), franchise rights ($6,635,000), customer relationships ($4,271,000) and goodwill ($3,328,000). In April, 2003, upon appeal, the preliminary injunction was vacated, and the Company, upon request, was entitled to use the funds placed in trust. As a result, the portion of the purchase price that had been reflected as a deposit from Verizon Media Ventures in 2002 was allocated to property and equipment ($7,435,000), franchise rights ($6,142,000), customer relationships ($3,954,000) and goodwill ($4,190,000) during the second quarter of 2003. During the period in which the restraining order was in effect, the Company deferred both revenue and expenses related to the subscribers residing in the affected franchise area. The net profit of $864,000 during the restraining order period was recorded as a reduction of the purchase price in the second quarter of 2003, upon relief from the preliminary injunction.

Note 9: Investments in Equity Affiliates and Related Receivables

The Company has various investments accounted for under the equity method. The following table includes the Company’s percentage ownership interest and the carrying value of its investments and related receivables as of the indicated dates (dollars in thousands):

	Percentage ownership at December 31, 2004	December 31,
		2004	2003
Century/ML Cable(a)	50%	$243,896	$240,542
Other	various	8,341	16,035
Investments in equity affiliates and related receivables		$252,237	$256,577

The following table includes the Company’s share of losses of its equity affiliates, including excess basis amortization and write-downs to reflect other-than-temporary declines in value for the indicated periods (amounts in thousands):

	Year ended December 31,
	2004	2003	2002
Century/ML Cable(a)	$—	$—	$3,128
Devon Mobile(b)	—	—	(123,327)
Other	(7,926)	(2,826)	435
Share of losses of equity affiliates, net	$(7,926)	$(2,826)	$(119,764)

(a) Century/ML Cable

Century/ML Cable owns, operates and manages cable systems located in Puerto Rico. Century/ML Cable is a joint venture between ML Media and Century. As both Century and ML Media have substantial participatory rights in the management of Century/ML Cable, the Company used the equity method to account for its investment in Century/ML Cable until September 30, 2002, when Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code. Following the Chapter 11 filing, the Company suspended the use of the equity method and began to carry its investment in Century/ML Cable at cost. The Company has evaluated its investment in Century/ML Cable for an other-than-temporary decline in fair value below the cost basis in accordance with its policy and concluded that the estimated fair value exceeded its cost basis. This bankruptcy proceeding is administered separately from that of the Debtors. Century/ML Cable is operating its business as a debtor-in-possession and, along with its subsidiary, Century/ML Cable Corporation, continues to provide service to its subscribers. Century/ML Cable Corporation did not file for reorganization under Chapter 11. At this time, Century/ML Cable is expected to generate sufficient cash to fund foreseeable operations and capital requirements. The Century/ML Cable Chapter 11 filing is not expected to have a material impact on the operations of Century/ML Cable Corporation.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 3, 2005, Century and ML Media entered into the IAA to sell their interests in Century/ML Cable for $520,000,000 (subject to certain potential purchase price adjustments as defined in the IAA) to San Juan Cable. Consummation of the sale is subject to approval by the Bankruptcy Court in Century/ML Cable’s separate Chapter 11 case, confirmation of a plan of reorganization of Century/ML Cable, the receipt of financing by the buyers and other customary conditions, many of which are outside the control of Century/ML Cable, Century and ML Media. There can be no assurance whether or when such conditions will be satisfied. The sale of Century/ML Cable will not resolve the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

On August 9, 2005, Century/ML Cable filed its Plan of Reorganization (the “Century/ML Plan”) and related Disclosure Statement (the “Century/ML Disclosure Statement”) with the Bankruptcy Court. By order dated August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan. The Century/ML Plan is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third-party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. Consummation of the Century/ML Plan is subject to certain conditions, including the concurrent sale of the interests in Century/ML Cable pursuant to the IAA. There can be no assurance whether or when such conditions will be satisfied. The Century/ML Plan, if consummated, will not resolve the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

The excess of the Company’s investment in Century/ML Cable over the Company’s proportionate share of Century/ML Cable’s net assets was $175,441,000 at December 31, 2004 and 2003.

The Company provides management, programming and record keeping services to Century/ML Cable. In connection with the execution of the Recap Agreement among Century/ML Cable, ML Media and one of the Rigas Family Entities in December 2001, as further discussed in Note 6, the parties agreed to increase the management fees from 5% to 10% of Century/ML Cable’s revenue plus reimbursable expenses. In June 2003, the management fees charged to Century/ML Cable were reduced to 5% of Century/ML Cable’s revenue plus reimbursable expense in connection with the Debtors’ rejection of the Recap Agreement. The Company has provided reserves against any management fees charged in excess of 5%. During the period in which the Company used the equity method to account for Century/ML Cable, the Company eliminated 50% of the management fee from Century/ML Cable against the Company’s share of Century/ML Cable’s losses. After deducting such eliminations and reserves, the net Century/ML Cable management fees included as a reduction of selling, general and administrative expenses in the Company’s accompanying statements of operations were $4,200,000, $4,053,000 and $2,280,000 during 2004, 2003 and 2002, respectively. In addition to management fees, the Company is reimbursed by Century/ML Cable for programming expenses and other amounts paid on Century/ML Cable’s behalf. At December 31, 2004 and 2003, the amounts receivable from Century/ML Cable for such fees and reimbursements, net of applicable reserves, were $23,442,000 and $20,088,000 respectively. Such receivables are included with the Company’s investment in Century/ML Cable in the foregoing table.

As further described in Note 17, ML Media and Adelphia are engaged in litigation regarding the Recap Agreement and other matters.

(b) Devon Mobile Communications L.P. (“Devon Mobile”)

Pursuant to the Agreement of Limited Partnership of Devon Mobile dated as of November 3, 1995 (the “Devon Mobile Limited Partnership Agreement”), the Company owned a 49.9% limited partnership interest in Devon Mobile. An unrelated third party (the “Devon General Partner”) owned the remaining 50.1% general partnership interest. The Devon General Partner also held 60% of the voting rights in a management committee that was created by the terms of the Devon Mobile Limited Partnership Agreement (the “Devon Mobile Management Committee”). The Company held the remaining voting rights in the Devon Mobile Management Committee. James P. Rigas, a member of the Rigas Family, was the Company’s representative on the Devon Mobile Management Committee until May 2002, when he resigned from his position with Adelphia.

Devon Mobile, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states. In late May 2002, the Company notified the Devon General Partner that it would likely terminate certain discretionary operational funding to Devon Mobile. The Company waived its right to participate in the Devon Mobile Management Committee on June 14, 2002. On August 19, 2002 (the “Devon Mobile Petition Date”), Devon Mobile and certain of its

48

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Devon Mobile Bankruptcy Court”). Pursuant to Devon Mobile’s joint plan of liquidation, which was approved by the Devon Mobile Bankruptcy Court in October 2003, the Company’s interests in Devon Mobile were extinguished.

The Company used the equity method to account for its limited partnership interest in Devon Mobile through the Devon Mobile Petition Date. Due to the inability of the Devon General Partner to absorb its share of Devon Mobile’s losses, the Company recognized 100% of Devon Mobile’s losses under the equity method. During 2002, the Company recognized a charge of $113,962,000 to: (i) write-off its equity investment of $11,356,000; (ii) write-off its receivables from Devon Mobile of $67,820,000; and (iii) to accrue a liability for a $34,786,000 guarantee of an accounts payable obligation to one of Devon Mobile’s vendors. Such charge is included in share of losses of equity affiliates, net in the accompanying consolidated statements of operations. The accrued liability for the guarantee of the accounts payable obligation is presented as a liability subject to compromise in the accompanying consolidated balance sheets.

The Company charged fees to Devon Mobile pursuant to a services agreement dated December 29, 2000. Such fees included management fees of $400,000 per month. During 2002, management fees aggregated $2,400,000 and were eliminated against the Company’s 100% share of Devon Mobile’s losses.

As further discussed in Note 17, the Company and Devon Mobile are involved in litigation.

Note 10: Impairment of Long-Lived Assets

A summary of impairment charges for long-lived assets is set forth below (amounts in thousands):

	Year ended December 31,
	2004	2003	2002
Property and equipment(a)	$—	$17,000	$—
Intangible assets, net:
Franchise rights(b)	83,349	641	1,212,860
Goodwill(b)	—	—	755,905
Other assets (c)	—	—	62,992
Impairment of long-lived assets	$83,349	$17,641	$2,031,757

(a) Property and Equipment

In light of the declining values associated with cable systems in Brazil, as evidenced by the sale of other Brazilian cable entities during 2003, the Company performed an evaluation of its Brazilian cable operations during 2003. As a result of this evaluation, the Company recorded an impairment charge to write-down the assets of this operation to their estimated fair market value.

(b) Cable Impairments

Effective January 1, 2002, the Company adopted SFAS No. 142 and performed its transitional impairment evaluation of the carrying value of goodwill and franchise rights as of January 1, 2002. As a result of this evaluation, the Company recorded impairment charges to write-down goodwill by $881,610,000 and franchise rights by $524,696,000 to their respective estimated fair values. Such charges are reflected in cumulative effects of accounting changes in the accompanying consolidated statements of operations.

As a result of the Debtors’ Chapter 11 filing, the Company performed an evaluation of the carrying amounts of goodwill and franchise rights in accordance with SFAS No. 142 and an evaluation of long-lived assets in accordance with SFAS No. 144, as of June 30, 2002. As a result of these evaluations, the Company recorded impairment charges to write-down goodwill by $755,905,000 and franchise rights by $1,212,860,000 to their respective estimated fair values. The Petition Date of the Chapter 11 filing substantially coincided with the Company’s annual impairment testing date.

49

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company, as a result of its annual impairment test, recorded additional impairments of $83,349,000 and $641,000 in 2004 and 2003, respectively, related to franchise rights. The 2004 impairment was primarily driven by subscriber losses. No events occurred during 2004, 2003 or the remainder of 2002 that would require additional impairment tests to be performed.

(c) Other assets

The Company began developing an internal operation’s, call center and billing system (“Convergence”) in 1998. After a careful evaluation of the functionality and usability of Convergence, the Company decided in 2002 not to pursue continued deployment and terminated additional funding for and abandoned the system. As a result of this decision, the Company recognized an impairment charge of $49,756,000 during 2002 to write-off all capitalized costs associated with Convergence.

As discussed in Note 6, as a result of the Company’s decision to cease construction of a golf course, the Company recorded an impairment charge of $13,236,000 in 2002.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11: Debt

The carrying value of the Company’s debt is summarized below for the indicated periods (amounts in thousands). Although the Company has timely paid all interest due under the DIP facilities, they are classified as a current liability as the Company has received and may require future waivers to prevent or cure certain defaults under the DIP facilities. See Note 2 for additional information.

	December 31,
	2004	2003
Current portion of parent and subsidiary debt:
Secured:
First Extended DIP Facility(a)	$627,176	$276,032
Capital lease obligations	39,657	70,159
Unsecured other subsidiary debt	912	928
Current portion of parent and subsidiary debt	$667,745	$347,119
Liabilities subject to compromise:
Parent debt—unsecured:(b)
Senior notes	$4,767,565	$4,767,565
Convertible subordinated notes(c)	1,992,022	1,992,022
Senior debentures	129,247	129,247
Pay-in-kind notes	31,847	31,847
Total parent debt	6,920,681	6,920,681
Subsidiary debt:
Secured:
Notes payable to banks	2,240,313	2,240,313
Unsecured:
Senior notes	1,105,538	1,105,538
Senior discount notes	342,830	342,830
Zero coupon senior discount notes	755,031	755,031
Senior subordinated notes	208,976	208,976
Other subsidiary debt	121,523	121,523
Total subsidiary debt	4,774,211	4,774,211
Deferred financing fees(d)	(134,208)	(134,208)
Parent and subsidiary debt before Co-Borrowing Facilities (Note 2)	$11,560,684	$11,560,684
Co-Borrowing Facilities(e) (Note 2)	$4,576,375	$4,576,375

(a) First Extended DIP Facility

In connection with the Chapter 11 filings, Adelphia and certain of its subsidiaries, (collectively, the “Loan Parties”) entered into the $1,500,000,000 DIP Facility. On May 10, 2004, the Loan Parties entered into the $1,000,000,000 First Extended DIP Facility, which superseded and replaced, in its entirety, the DIP Facility. The First Extended DIP Facility was superseded and replaced in its entirety by the Second Extended DIP Facility, which is described below.

The First Extended DIP Facility was scheduled to mature upon the earlier of March 31, 2005, or upon the occurrence of certain other events, as described in the First Extended DIP Facility. Upon the closing of the First Extended DIP Facility, the Company borrowed an aggregate of $390,750,000 under the First Extended DIP Facility, and used all such proceeds to repay all of the then outstanding principal, accrued interest and certain related fees and expenses under the DIP Facility. The proceeds from the borrowings under the First Extended DIP Facility were permitted to be used for general corporate purposes and investments, as defined in the First Extended DIP Facility. The First Extended DIP Facility was secured with a first priority lien on all of the Loan

51

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Parties’ unencumbered assets, a priming first priority lien on all assets of the Loan Parties securing their pre-petition bank debt and a junior lien on all other assets of the Loan Parties. The First Extended DIP Facility was comprised of an $800,000,000 Tranche A Loan and a $200,000,000 Tranche B Loan. The applicable margin on loans extended under the First Extended DIP Facility was reduced (when compared to the DIP Facility). Loans under the First Extended DIP Facility accrued interest at the Alternative Base Rate as defined in the First Extended DIP Facility plus 1.50%, or the Adjusted London interbank offered rate (“LIBOR”), as defined in the First Extended DIP Facility plus 2.50%. In addition, under the First Extended DIP Facility, the commitment fee with respect to the unused portion of the Tranche A Loan was reduced (when compared to the DIP Facility) to a range of 0.50% to 0.75% depending upon the amount of the unused portion of the Tranche A Loan.

The terms of the First Extended DIP Facility contained certain restrictive covenants, which included limitations on the ability of the Loan Parties to: (i) incur additional guarantees, liens and indebtedness; (ii) sell or otherwise dispose of certain assets; and (iii) pay dividends or make other distributions or payments with respect to any shares of capital stock, subject to certain exceptions set forth in the First Extended DIP Facility. The First Extended DIP Facility also required compliance with certain financial covenants with respect to operating results and capital expenditures. These financial covenants became effective for periods beginning May 1, 2003. From time to time, the Loan Parties and the DIP lenders entered into certain amendments to the terms of the First Extended DIP Facility. In addition, from time to time, the Company received waivers to prevent or cure certain defaults under the First Extended DIP Facility.

On June 29, 2004, and July 30, 2004 certain Loan Parties made mandatory prepayments of principal on the First Extended DIP Facility in connection with the consummation of certain asset sales. As a result, the total commitment for the entire First Extended DIP Facility was reduced to $996,425,000, with the total commitment of the Tranche A Loan being reduced to $796,822,000 and the total commitment of the Tranche B Loan being reduced to $199,603,000. As of December 31, 2004, $427,573,000 under the Tranche A Loan has been drawn and letters of credit totaling $117,452,000 have been issued under the Tranche A Loan, leaving availability of $251,797,000 under the Tranche A Loan. Furthermore, as of December 31, 2004, the entire Tranche B Loan has been drawn.

Second Extended DIP Facility

On February 25, 2005, the Loan Parties entered into the $1,300,000,000 Second Extended DIP Facility, which supersedes and replaces in its entirety the First Extended DIP Facility. The Second Extended DIP Facility was approved by the Bankruptcy Court on February 22, 2005 and closed on February 25, 2005. Except as set forth below, the material terms and conditions of the Second Extended DIP Facility are substantially identical to the material terms and conditions of the First Extended DIP Facility, including the covenants and collateral securing the Second Extended DIP Facility.

The Second Extended DIP Facility matures upon the earlier of March 31, 2006 or the occurrence of certain other events, as described in the Second Extended DIP Facility. The Second Extended DIP Facility consists of an $800,000,000 Tranche A Loan (including a $500,000,000 letter of credit subfacility) and a $500,000,000 Tranche B Loan. The proceeds from borrowings under the Second Extended DIP Facility are permitted to be used for general corporate purposes and investments, as defined in the Second Extended DIP Facility. The Second Extended DIP Facility is secured with a first priority lien on all of the Loan Parties’ unencumbered assets, a priming first priority lien on all assets of the Loan Parties securing their pre-petition bank debt and a junior lien on all other assets of the Loan Parties. The applicable margin on loans extended under the Second Extended DIP Facility was reduced (when compared to the First Extended DIP Facility) to 1.25% per annum in the case of Alternate Base Rate loans and 2.25% per annum in the case of Adjusted LIBOR Rate loans. In addition, under the Second Extended DIP Facility, the commitment fee with respect to the unused portion of the Tranche A Loan was changed from a commitment fee of between 0.50% and 0.75% per annum to 0.50% per annum.

In connection with the closing of the Second Extended DIP Facility, on February 25, 2005, the Loan Parties borrowed an aggregate of $578,000,000 and used all such proceeds and a portion of available cash and cash equivalents to repay all of the indebtedness outstanding under the First Extended DIP Facility, including accrued and unpaid interest and certain fees and expenses. In addition, all of the participations in the letters of credit outstanding under the First Extended DIP Facility were transferred to certain lenders under the Second Extended DIP Facility.

52

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From time to time, the Loan Parties and the DIP lenders entered into certain amendments to the terms of the Second Extended DIP Facility. In addition, from time to time, the Company received waivers to prevent or cure certain defaults under the Second Extended DIP Facility. These waivers and amendments are effective through the maturity date of the Second Extended DIP Facility.

(b) Parent Debt

All debt of Adelphia is structurally subordinated to the debt of its subsidiaries such that the assets of an indebted subsidiary are used to satisfy the applicable subsidiary debt before being applied to the payment of parent debt.

(c) Convertible Subordinated Notes

At December 31, 2004 and December 31, 2003, the convertible subordinated notes included: (i) $1,029,876,000 aggregate principal amount of 6% convertible subordinated notes; (ii) $975,000,000 aggregate principal amount of 3.25% convertible subordinated notes; and (iii) unamortized discounts aggregating $12,854,000. Other Rigas Entities hold $167,376,000 aggregate principal amount of the 6% notes and $400,000,000 aggregate principal amount of the 3.25% notes. The terms of the 6% notes and 3.25% notes provide for the conversion of such notes into Class A Common Stock (Class B Common Stock in the case of notes held by the Other Rigas Entities) at the option of the holder any time prior to maturity at an initial conversion price of $55.49 per share and $43.76 per share, respectively.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in any securities of the Company were forfeited to the United States on June 8, 2005, and such securities are expected to be conveyed (subject to forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Non-Prosecution Agreement. The Company will recognize the benefits of such conveyance when it occurs. For additional information, see Note 17.

(d) Deferred Financing Fees

Pursuant to the requirements of SOP 90-7, deferred financing fees related to pre-petition debt have been included as an adjustment of the net carrying value of the related pre-petition debt at December 31, 2004 and 2003 and are no longer being amortized. Amortization of deferred financing fees related to pre-petition debt obligations was terminated effective on the Petition Date and the unamortized amount at the Petition Date ($134,208,000) has been included in liabilities subject to compromise as an adjustment of the net carrying value of the related pre-petition debt.

(e) Co-Borrowing Facilities

The Co-Borrowing Facilities represent the aggregate amount outstanding pursuant to three separate Co-Borrowing Facilities dated May 6, 1999, April 14, 2000 and September 28, 2001. Each co-borrower is jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility regardless of whether that co-borrower actually borrowed that amount under such Co-Borrowing Facility. All amounts outstanding under Co-Borrowing Facilities at December 31, 2004 represent pre-petition liabilities of the Debtors and have been classified as liabilities subject to compromise in the accompanying consolidated balance sheets. Collection of amounts outstanding under the Co-Borrowing Facilities from the Rigas Co-Borrowing Entities has not been stayed and actions may be taken to collect such borrowings from the Rigas Co-Borrowing Entities.

The table below sets forth amounts outstanding for the Co-Borrowing Facilities at December 31, 2004 and December 31, 2003 (amounts in thousands):

Co-Borrowing Facilities
Attributable to Rigas Co-Borrowing Entities	$2,846,156
Attributable to non-Rigas Co-Borrowing Entities	1,730,219
Total included as debt of the Company	$4,576,375

53

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Debt Matters

The fair value, as determined using third party quoted market prices or rates available for debt with similar terms and maturities, and weighted average interest rate of the Company’s debt, including the Company’s pre-petition debt, is summarized below as of the indicated periods (dollars in thousands):

	2004	2003	2002
Fair value	$15,585,467	$14,611,503	$8,908,761
Weighted average interest rate	7.49%	7.02%	7.12%

The table below sets forth the contractual principal maturities, without consideration for default provisions, of the Company’s debt. Such maturities exclude net discounts of $311,326,000 and deferred financing fees of $134,208,000 (amounts in thousands):

2005 and prior years	$4,515,737
2006	$2,998,234
2007	$2,130,590
2008	$1,617,550
2009	$2,598,925
2010 and thereafter	$3,389,302

The foregoing maturities and interest rates include significant pre-petition obligations, which as discussed below, are stayed and any action taken with regard to defaults under the pre-petition debt obligations is prevented. Therefore, these commitments do not reflect actual cash outlays in future periods.

Due to the commencement of the Chapter 11 proceedings and the Company’s failure to comply with certain financial covenants, the Company is in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the Bankruptcy Court, the automatic stay protection afforded by the Chapter 11 proceedings prevents any action from being taken against any of the Debtors with regard to any of the defaults under the pre-petition debt obligations. With the exception of the Company’s capital lease obligations and a portion of other subsidiary debt, all of the pre-petition obligations are classified as liabilities subject to compromise in the accompanying consolidated balance sheets. For additional information, see Note 2.

Interest Rate Derivative Agreements

Prior to the Petition Date, the Company entered into interest rate swaps, caps and collar agreements with financial institutions to reduce the impact of changes in interest rates on its debt. The Company entered into swap agreements pursuant to which it paid either a fixed rate (“Fixed Rate Swap”) or a variable rate (“Variable Rate Swap”) to reduce the risk of incurring higher interest costs in periods of rising and falling interest rates, respectively. Interest rate cap and interest rate collar (“Interest Rate Collar”) agreements were used to reduce the impact of increases in interest rates on variable-rate debt. The Company did not designate the foregoing derivative financial instruments as hedging instruments pursuant to the provisions of SFAS No. 133. Accordingly, changes in the fair value of these instruments were recognized currently and included in other expense, net through the Petition Date. Changes in the fair value of these instruments subsequent to the Petition Date have not been recognized, as these agreements have been stayed and the amount to be received or paid in connection with these instruments will be determined by the Bankruptcy Court.

At the Petition Date, all of the Company’s derivative financial instruments had been settled or have since been settled except for one Fixed Rate Swap, one Variable Rate Swap and one Interest Rate Collar, which remain outstanding at December 31, 2004. As the settlement of the remaining derivative financial instruments will be determined by the Bankruptcy Court, the $3,486,000 fair value of the liability associated with the derivative financial instruments at the Petition Date has been classified as a liability subject to compromise in the accompanying consolidated balance sheets. Losses resulting from changes in the fair value of interest rate exchange agreements aggregated $159,000 during 2002 (pre-petition), and such amount is included in other expense, net in the accompanying consolidated statements of operations.

54

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12: Redeemable Preferred Stock

13% Cumulative Exchangeable Preferred Stock

On July 7, 1997, Adelphia issued 1,500,000 shares of Series A 13% Cumulative Exchangeable Preferred Stock due July 15, 2009 (“Series A Preferred Stock”). The Series A Preferred Stock, which was exchanged in November 1997 for Series B 13% Cumulative Exchangeable Preferred Stock due July 15, 2009 (“Series B Preferred Stock”), had an aggregate liquidation preference of $150,000,000 on the date of issuance and was recorded net of issuance costs of $2,025,000. Upon exchange, the shares of Series A Preferred Stock were returned to their original status of authorized but unissued preferred stock. Dividends are payable semi-annually at 13% of the liquidation preference of the outstanding Series B Preferred Stock. Dividends are payable in cash with any accumulated unpaid dividends bearing interest at 13% per annum. The Series B Preferred Stock ranks junior in right of payment to all indebtedness of Adelphia. Adelphia has the right to redeem, at its option, all or a portion of the Series B Preferred Stock at redemption prices that begin at 106.5% of the liquidation preference thereof on July 15, 2002 and decline to 100% of the liquidation preference thereof on July 15, 2008. Adelphia is required to redeem all of the shares of the Series B Preferred Stock outstanding on July 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof. Any redemption of the Series B Preferred Stock would require the payment, without duplication, of all accumulated and unpaid dividends and interest to the date of redemption. The Series B Preferred Stock provides for voting rights in certain circumstances and contains restrictions and limitations on: (i) dividends and certain other payments and investments; (ii) indebtedness; (iii) mergers and consolidations; and (iv) transactions with affiliates.

Adelphia may, at its option, on any dividend payment date, exchange in whole or in part (subject to certain restrictions), the then outstanding shares of Series B Preferred Stock for 13% Senior Subordinated Exchange Debentures due July 15, 2009 which have provisions consistent with the provisions of the preferred stock. Adelphia accrued cash dividends of $9,480,000 during the year ended December 31, 2002. As a result of the filing of the Debtor’s Chapter 11 Cases, the Company, as of the Petition Date, discontinued accruing dividends on all of its preferred stock issuances. For additional information, see Note 2. In addition, as the Company is not current in its periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is not in compliance with certain covenants contained in the certificate of designation for the Series B Preferred Stock. The Series B Preferred Stock and the related accrued dividends are classified as a liability subject to compromise in the accompanying consolidated balance sheets.

Note 13: Stockholders’ Deficit

Common Stock

The Certificate of Incorporation of Adelphia authorizes two classes of $0.01 par value common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except as described below with respect to the election of one director by the holders of Class A Common Stock, and as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock voting as a separate class are entitled to elect one of Adelphia’s directors. In addition, each share of Class B Common Stock is convertible into a share of Class A Common Stock at the option of the holder. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid 105% of the amount payable per share for each share of Class B Common Stock. Upon liquidation, dissolution or winding up of Adelphia, the holders of Class A Common Stock are entitled to a preference of $1.00 per share and the amount of all unpaid declared dividends thereon from any funds available after satisfying the liquidation preferences of preferred securities, debt instruments and other senior claims on Adelphia’s assets. After such amount is paid, holders of Class B Common Stock are entitled to receive $1.00 per share and the amount of all unpaid declared dividends thereon. Any remaining amount would then be shared ratably by both classes. As of December 31, 2004, there were 74,913,196 shares of Class A Common Stock and 12,159,768 shares of Class B Common Stock reserved for issuance pursuant to conversion rights of certain of the Company’s debt and preferred stock instruments and exercise privileges under outstanding stock options. In addition, one share of Class A Common Stock is reserved for each share of Class B Common Stock.

55

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Outstanding shares of common stock are as follows for the indicated periods:

	Class A Common Stock	Class B Common Stock
Outstanding shares, January 1, 2002	186,679,834	25,055,365
Issuances	40,000,000	—
Acquisitions	2,012,305	—
Exercise of options	100	—
Outstanding shares, December 31, 2002	228,692,239	25,055,365
Other	175	—
Outstanding shares, December 31, 2003	228,692,414	25,055,365
Outstanding shares, December 31, 2004	228,692,414	25,055,365

Preferred Stock

General.  Adelphia was authorized to issue 50,000,000 shares of $0.01 par value preferred stock at December 31, 2004, including: (i) 1,500,000 shares of Series A Preferred Stock, all of which were exchanged for Series B Preferred Stock in 1997; (ii) 1,500,000 shares of Series B Preferred Stock, all of which were issued and outstanding at December 31, 2004; (iii) 20,000 shares of 8 1/8% Series C Cumulative Preferred Stock (“Series C Preferred Stock”), none of which were outstanding at December 31, 2004; (iv) 2,875,000 shares of 5 1/2% Series D Convertible Preferred Stock (“Series D Preferred Stock”), all of which were issued and outstanding at December 31, 2004; (v) 15,800,000 shares of Series E Preferred Stock, 13,800,000 of which were issued and outstanding at December 31, 2004; and (vi) 23,000,000 shares of 7 1/2% Series F Mandatory Convertible Preferred Stock (“Series F Preferred Stock”), all of which were issued and outstanding at December 31, 2004.

With respect to dividend distributions and distributions upon liquidation: (i) all series of Adelphia’s preferred stock rank junior to debt instruments and other claims on Adelphia’s assets; (ii) the Series B Preferred Stock ranks senior to the Series D Preferred Stock; (iii) the Series D Preferred Stock ranks senior to the Series E Preferred Stock and Series F Preferred Stock; (iv) the Series E Preferred Stock ranks equally with the Series F Preferred Stock; and (v) all series of preferred stock rank senior to the Class A Common Stock and Class B Common Stock. Although the certificate of designation relating to the Series D Preferred Stock indicates that the Series D Preferred Stock ranks equally with the Series B Preferred Stock, the Company has not been able to locate the consent that would have been required to have been obtained from the holders of the Series B Preferred Stock for this to be the case.

As a result of the filing of the Debtors’ Chapter 11 Cases, Adelphia, as of the Petition Date, discontinued accruing dividends on all of its outstanding preferred stock. Had the Debtors not filed voluntary petitions under Chapter 11, the total annual dividends that Adelphia would have accrued on all series of its preferred stock during 2004, 2003 and 2002 would have been $120,125,000, $120,125,000 and $117,279,000, respectively.

The certificates of designation relating to the Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock provide for voting rights in certain limited circumstances. On August 11, 2003, the Company initiated an adversary proceeding against the holders of such preferred stock seeking, among other things, to enjoin those holders from exercising purported rights to elect directors to Adelphia’s Board due to Adelphia’s failure to pay dividends and alleged breaches of certain covenants contained in applicable certificates of designation. On August 13, 2003, certain preferred stockholders filed an action in the Delaware Chancery Court seeking a declaratory judgment of their purported right to appoint two directors to Adelphia’s Board (the “Delaware Action”) and the Bankruptcy Court granted Adelphia a temporary restraining order, which, among other things, stayed the Delaware Action and temporarily enjoined preferred stockholders from exercising their purported rights to elect directors to Adelphia’s Board. The Delaware Action has since been withdrawn.

The terms of the Series B Preferred Stock are discussed in Note 12, and the terms of the Series D, Series E and Series F Preferred Stock are discussed below.

Series D Preferred Stock.  The Series D Preferred Stock accrues dividends at a rate of 5 1/2% per annum, has an aggregate liquidation preference of $575,000,000 and is convertible at any time into 7,059,546 shares of Class A Common Stock. The conversion ratio is subject to adjustment in certain circumstances. Dividends have been accrued in accordance with

56

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

past management practices. Adelphia accrued aggregate cash dividends on the Series D Preferred Stock of $15,285,000 during 2002.

Series E Preferred Stock.  The Series E Preferred Stock accrues dividends at a rate of 7 1/2% per annum, has an aggregate liquidation preference of $345,000,000, subject to adjustment, and is convertible at any time into shares of the Company’s Class A Common Stock at $25.37 or 13,598,700 shares. All outstanding shares of Series E Preferred Stock were scheduled to be converted into shares of Class A Common Stock on November 15, 2004, at the then applicable conversion ratio. The conversion ratio is based upon the prior 20-day average market price of the Company’s Class A Common Stock, subject to a minimum of 13,598,700 shares and a maximum of 16,046,500 shares at average market prices above $25.37 or below $21.50, respectively. Adelphia has entered into several stipulations postponing, to the extent applicable, the conversion date of both the Series E Preferred Stock and the Series F Preferred Stock. As a result of the continuing impact of the June 2002 bankruptcy filing on the Company’s common stock price, the Company expects that the Series E Preferred Stock would convert into the maximum number of Class A Common Stock shares into which the Series E Preferred Stock may be converted, to the extent such conversion was not stayed by the commencement of the Chapter 11 Cases. Accordingly, the Company recognized a beneficial conversion feature of $2,553,500 based upon the expected $21.50 conversion price on its Series E Preferred Stock. Such deemed dividend has been allocated from the preferred stock carrying value to additional paid-in capital and is being accreted, on the interest method, through February 1, 2005. The accretion of the beneficial conversion feature was $1,059,000, $960,000 and $458,000 in 2004, 2003 and 2002, respectively, and has been recorded as part of net loss applicable to common stockholders in the accompanying consolidated statements of operations. Dividends have been accrued in accordance with past management practices. Dividends accrued on the Series E Preferred Stock aggregated $12,578,000 during 2002.

Series F Preferred Stock.  On January 22, 2002, and in a related transaction on February 7, 2002, Adelphia issued 23,000,000 shares of Series F Preferred Stock with a liquidation preference of $575,000,000, subject to adjustment. The Series F Preferred Stock accrues dividends at a rate of 7 1/2% per annum and is convertible at any time into shares of the Company’s Class A Common Stock at $29.99 or 19,172,800 shares. All outstanding shares of Series F Preferred Stock were scheduled to be converted into shares of Class A Common Stock on February 1, 2005, at the then applicable conversion ratio. The conversion ratio is based upon the prior 20-day average market price of the Company’s Class A Common Stock, subject to a minimum of 19,172,800 shares and a maximum of 22,818,300 shares at average market prices above $29.99 or below $25.20, respectively. Adelphia has entered into several stipulations postponing, to the extent applicable, the conversion date of both the Series E Preferred Stock and the Series F Preferred Stock. As a result of the continuing impact of the June 2002 bankruptcy filing on the Company’s common stock price, the Company expects that the Series F Preferred Stock would convert into the maximum number of Class A Common Stock shares into which the Series F Preferred Stock is convertible. Accordingly, the Company recognized a beneficial conversion feature of $16,866,000 based upon the expected $25.20 conversion price on its Series F Preferred Stock. Such deemed dividend has been allocated from the preferred stock carrying value to additional paid-in capital and is being accreted, on the interest method, through February 1, 2005. The accretion of the beneficial conversion feature was $6,948,000, $6,357,000 and $3,054,000 in 2004, 2003 and 2002, respectively, and has been recorded as part of net loss applicable to common stockholders in the accompanying consolidated statements of operations. Dividends have been accrued in accordance with past management practices. Dividends accrued on the Series F Preferred Stock aggregated $18,208,000 during 2002.

Note 14: Stock Compensation and Employee Benefit Plans

1998 Adelphia Long-Term Incentive Compensation Plan

During October 1998, Adelphia adopted its 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”). The 1998 Plan, which was approved by the Adelphia stockholders, provides for the granting of: (i) options which qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code; (ii) options which do not so qualify; (iii) share awards (with or without restriction on vesting); (iv) stock appreciation rights; and (v) stock equivalent awards or phantom units. The number of shares of Class A Common Stock authorized for issuance under the 1998 Plan is 7,500,000. Options, awards and units may be granted under the 1998 Plan to directors, officers, employees and consultants of the Company. The 1998 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Class A Common Stock on the date of grant. Options outstanding under the 1998 Plan may be exercised by paying the exercise price per share through various alternative settlement methods. Certain options granted under the 1998 Plan vested immediately and others vest over periods of up to four years. Generally, options were granted with a purchase price equal to the fair value of the shares to be purchased as of the date of grant and the options had a maximum term of ten years. Since 2001, no awards have been granted pursuant to the 1998 Plan and the Company does not intend to grant any new awards pursuant to the 1998 Plan.

57

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s stock option activity:

	2004		2003		2002
	Options	WAEP*	Options	WAEP*	Options	WAEP*
Options outstanding, beginning of year	314,374	$42.83	696,663	$48.28	2,482,076	$45.28
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	(100)	8.68
Cancelled	(9,728)	40.51	(382,289)	52.77	(1,785,313)	44.12
Options outstanding, end of year	304,646	$42.90	314,374	$42.83	696,663	$48.28
Exercisable at end of year	292,646	$42.80	278,587	$42.65	544,359	$50.18

*              WAEP represents weighted average exercise price.

The following table summarizes information about the Company’s outstanding stock options at December 31, 2004:

	Options outstanding			Options exercisable
Exercise price per share	Number of shares	Weighted average remaining contractual life (years)	WAEP* per share	Number of shares	Weighted average remaining contractual life (years)	WAEP* per share
$8.04-8.68	11,487	4.5	$8.42	11,487	4.5	$8.42
44.25	293,159	6.1	44.25	281,159	6.1	44.25
	304,646	6.0	$42.90	292,646	6.0	$42.80

*              WAEP represents weighted average exercise price.

Phantom Stock Awards

The Company awarded phantom units for 1998 and 1999 to certain management employees which represented compensation bonuses based on Class A Common Stock performance. Such awards vested over three years from the date of grant. A decrease to compensation expense related to these phantom units of $1,607,000 was recorded by the Company during the year ended December 31, 2002. No phantom units were awarded during 2004, 2003 or 2002.

Employee Stock Purchase Plan

Effective January 1, 2002, the Company adopted and instituted an Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees were able to authorize payroll deductions of up to 10% of their base compensation, as defined, to purchase Class A Common Stock at a price equal to the fair market value of Class A Common Stock as of the last trading day of each calendar quarter. Shares of Class A Common Stock to be acquired by Participants under the ESPP were purchased in open market transactions. At the end of the first stock purchase period under the ESPP, the quarter ended March 31, 2002, employees purchased 19,172 shares of Class A Common Stock. The ESPP was terminated effective April 2002.

401(k) Employee Savings Plan

The Company sponsors a tax-qualified retirement plan governed by Section 401(k) of the Internal Revenue Code, which provides that eligible full-time employees may contribute up to 25% of their pre-tax compensation subject to certain limitations. For 2003 and 2002, the Company made matching contributions not exceeding the lesser of $750 or 1.5% of each participant’s pre-tax compensation. Effective January 1, 2004, the Company’s matching contribution was increased to 100% of the first 3% and 50% of

58

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the next 2% of each participant’s pre-tax compensation. The Company’s contributions were $13,941,000, $4,294,000 and $3,883,000 during 2004, 2003 and 2002, respectively.

Short-Term Incentive Plan

The Company maintains a short-term incentive plan (the “STIP”), which is a calendar-year program that provides for the payment of annual bonuses to employees of the Company based upon the satisfaction of qualitative and quantitative metrics, as approved by the Compensation Committee of the Board. In general, in addition to certain general/area managers, full-time employees with a title of director and above are eligible to participate in the STIP. For 2004 and 2003, approximately 350 and 300 employees, respectively, were eligible to participate. Target awards under the STIP are based on a percentage of each participant’s base pay. During the years ended December 31, 2004 and 2003, the Company accrued $9,614,000 and $7,353,000, respectively, related to the STIP.

Performance Retention Plan

The Company maintains the Performance Retention Plan (as amended, the “PRP”), which serves to replace equity-based long-term incentive plans previously maintained by the Company and to encourage key employees to remain with the Company by providing annual cash incentive awards based on the Company’s performance. Adelphia’s CEO and COO do not participate in the PRP. Target awards range from 25% to 200% of a participant’s base salary, and the amount of each award is dependent on the Company’s achievement of certain financial targets. Initial awards vest in 36 monthly installments starting at the end of each month one year following the month in which the participant begins participation in the PRP. Subsequent awards vest in 36 monthly installments starting as of January 31 of the year immediately following the plan year in which the award was granted. The PRP provides that in the event of a Change in Control (as defined in the PRP), the Compensation Committee of the Board may provide, in its discretion, that all awards (both vested and unvested) will be paid in cash on the date of such consummation of the Change in Control. In the event that the Compensation Committee of the Board makes such a determination, the unvested portion of all awards will be paid based on either the value established for each annual grant based on performance or 100% achievement of any unvalued grants. During the years ended December 31, 2004 and 2003, the Company accrued $8,822,000 and $2,323,000, respectively, related to the PRP.

Key Employee Retention Programs

On September 21, 2004, the Bankruptcy Court entered orders authorizing the Debtors to implement and adopt (i) the Adelphia Communications Corporation Key Employee Continuity Program (as amended, the “Stay Plan”) and (ii) the Adelphia Communications Corporation Sale Bonus Program (as amended, the “Sale Plan”). On April 20, 2005, the Bankruptcy Court entered an order authorizing the Debtors to implement and adopt the Adelphia Communications Corporation Executive Vice President Continuity Program (the “EVP Stay Plan” and, together with the Stay Plan and the Sale Plan, the “Continuity Program”), and authorized the Executive Vice Presidents participation in the Sale Plan (the “EVP KERP Order”). The Continuity Program is designed to motivate certain employees (other than the CEO and COO of the Company) to remain with the Company. With respect to the Continuity Program, in the event that a Change in Control (as defined in the EVP Stay Plan, the Stay Plan and the Sale Plan) occurs, and all of the bonuses under the Continuity Program are payable, the total cost of the Continuity Program could reach approximately $34,100,000 (including approximately $1,400,000 payable under the EVP Stay Plan, approximately $9,800,000 payable under the Stay Plan, approximately $19,900,000 payable under the Sale Plan (including $1,850,000 payable to certain Executive Vice Presidents under the Sale Plan pursuant to the EVP KERP Order) and a $3,000,000 pool from which the CEO of Adelphia may grant additional stay or sale bonuses).

EVP Stay Plan.  Subject to the terms of the EVP Stay Plan, certain employees of the Company with the title of Executive Vice President (the “EVP Stay Participants”) are participants in the EVP Stay Plan and are eligible to receive a cash payment in the form of a bonus (the “EVP Stay Bonus”) if, subject to certain limited exceptions, the EVP Stay Participants continue their active employment with the Company from the date such EVP Stay Participants are notified in writing that they have been selected for coverage under the EVP Stay Plan to the payroll date immediately following the earlier of the Effective Date or a Change in Control Date (as defined in the EVP Stay Plan). The CEO of Adelphia selects the EVP Stay Participants and, subject to the review and approval of the Compensation Committee of the Board, establishes the amount of each EVP Stay Participant’s EVP Stay Bonus.

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(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stay Plan.  Subject to the terms of the Stay Plan, certain employees of the Company (other than employees who participate in the EVP Stay Plan) (the “Stay Participants”) may be eligible to receive a cash payment in the form of a bonus (the “Stay Bonus”) if, subject to certain limited exceptions, the Stay Participants continue their active employment with the Company or their successors from the date such Stay Participants are notified in writing that they have been selected for coverage under the Stay Plan to the payroll date immediately following the nine-month anniversary of such date. The CEO of Adelphia selects the Stay Participants and, subject to the review and approval of the Compensation Committee of the Board, establishes the amount of each Stay Participant’s Stay Bonus. During the year ended December 31, 2004, the Company accrued $3,302,000 related to the Stay Plan.

Sale Plan.  Under the terms of the Sale Plan, certain employees of the Company (the “Sale Participants”) may be eligible to receive cash payments in the form of a bonus (the “Sale Bonus”) if, subject to certain limited exceptions, the Sale Participants continue their active employment with the Company or its successors until, and following, a Change in Control (as defined in the Sale Plan). Subject to certain exceptions, 50% of the Sale Bonus will be paid to eligible Sale Participants within 10 business days of the effective date of the Change in Control and the remaining 50% of the Sale Bonus will be paid to eligible Sale Participants upon a date that is within 10 business days of the six-month anniversary of such effective date. However, if a Sale Participant is terminated following a Change in Control without cause or due to death or disability or by the Sale Participant for “good reason” (as defined in the Sale Plan) after the required payment date for the first installment of the Sale Bonus, but prior to the payment date for the second installment of the Sale Bonus, then the Sale Participant will be entitled to receive any unpaid amounts of such bonus. The CEO of Adelphia will select the Sale Participants and, subject to the review and approval of the Compensation Committee of the Board, will establish the amount of each Sale Participant’s Sale Bonus, subject to any aggregate amounts available under the Sale Plan. As of December 31, 2004, no bonuses had been granted under the Sale Plan.

Form of Amended and Restated Employment Agreement and New Form of Employment Agreement.  The Company is seeking to (i) amend and restate all existing employment agreements (“Existing Employment Agreements”) that the Company has with Vice Presidents (“VP”) and Senior Vice Presidents (“SVP”) by entering into the Form of Amended and Restated Employment Agreements (as approved by the Bankruptcy Court) with such VPs and SVPs and (ii) enter into a New Form Employment Agreement (as approved by the Bankruptcy Court) with VPs that are not currently a party to an Existing Employment Agreement and all new employees hired at the level of VP or SVP. As a result, all eligible VPs and SVPs will have agreements that reflect certain recently approved modifications, including (i) severance benefits upon resignation for “good reason” (as such term is defined in the relevant agreement); (ii) non-competition covenants (subject to applicable law); (iii) reimbursement for certain relocation expenses in the case of certain VPs and SVPs that are new hires or have relocated since March 2003 and are terminated under certain circumstances; and (iv) healthcare continuation coverage following a termination by the Company without Cause or by the VP or SVP with “good reason” for a period that is coterminous with their respective severance benefit. Certain VPs and SVPs that enter into the Form of Amended and Restated Employment Agreement or the New Form Employment Agreement, as the case may be, may also be eligible to participate in the Continuity Program and/or the PRP.

Amended and Restated Severance Program.  Employees of the Company are currently afforded severance benefits either pursuant to Adelphia’s existing severance plan, the Amended and Restated Adelphia Communications Corporation Severance Plan (the “Severance Plan”), or pursuant to an Existing Employment Agreement with the Company. Except for certain limited exceptions, all full-time employees of Adelphia and certain affiliates that do not have Existing Employment Agreements are covered by the Severance Plan, which provides for severance pay in the event of a termination without “Cause” (as defined in the Severance Plan). The modifications to the Severance Plan and the form of employment agreements (as described in the above paragraph) that were approved by the Bankruptcy Court pursuant to the order entered September 21, 2004 could cost the Company a maximum of $9,973,000 (including $5,723,000 in enhanced severance benefits and healthcare continuation, and $4,250,000 in relocation reimbursement expenses) if all Director-level employees, VPs and SVPs are to be involuntarily separated from the Company and all eligible VPs and SVPs qualified for the maximum amount of relocation reimbursement. Certain executive officers of Adelphia are not eligible to participate in the Severance Plan.

Note 15: Income Taxes

The Company files a consolidated federal income tax return with all of its 80%-or-more-owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. The income tax expense of two of the Rigas Co-Borrowing Entities which are subject to income tax has been included below. The components of income tax benefit (expense) are as follows (amounts in thousands):

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31,
	2004	2003	2002
Current:
Federal	$—	—	$1,957
State	8,796	8,468	1,585
Deferred:
Federal	(5,220)	(109,858)	(83,848)
State	(776)	(15,396)	3,854
Income tax benefit (expense)	$2,800	(116,786)	$(76,452)

Income tax benefit (expense) is included in the consolidated financial statements as follows (amounts in thousands):

	Year ended December 31,
	2004	2003	2002
Loss from continuing operations before cumulative effects of accounting changes	$2,843	$(117,378)	$(76,620)
Other comprehensive income (loss)	(43)	592	168
Income tax benefit (expense)	$2,800	$(116,786)	$(76,452)

Significant components of the Company’s net deferred tax liability are as follows (amounts in thousands):

	December 31,
	2004	2003
Deferred tax liabilities:
Property and equipment	$(433,035)	$(333,290)
Intangible assets other than goodwill	(702,013)	(691,831)
Interest expense not accrued due to bankruptcy filing	(705,322)	(473,465)
Investments	(39,962)	(32,154)
	(1,880,332)	(1,530,740)
Deferred tax assets:
Net operating loss (“NOL”) Carryforwards	4,187,286	3,381,295
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities	891,174	1,146,072
Reorganization expenses due to bankruptcy	62,289	43,691
Deferred programming launch incentives	42,341	60,650
Goodwill with tax basis	356,562	369,484
Capital loss carryforward	54,660	54,660
Government settlement	247,361	—
Other	28,846	31,378
	5,870,519	5,087,230
Valuation allowance	(4,715,603)	(4,275,754)
	1,154,916	811,476
Net deferred tax liability	$(725,416)	$(719,264)
Current portion of net deferred tax liability	4,065	3,380
Noncurrent portion of net deferred tax liability	(729,481)	(722,644)
Net deferred tax liability	$(725,416)	$(719,264)

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(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The net change in the valuation allowance for deferred tax assets is as follows (amounts in thousands):

	December 31,
	2004	2003	2002
Change in valuation allowance, beginning of year	$—	$—	(729,479)
Other changes in valuation allowance	(438,602)	(291,168)	(1,691,143)
Change in valuation allowance included in income tax expense	(438,602)	(291,168)	(2,420,622)
Acquisitions and dispositions	—	—	838,576
Rigas Co-Borrowing Entities	(1,247)	—	—
Total change in valuation allowance	$(439,849)	$(291,168)	(1,582,046)

Due to a lack of earnings history, current bankruptcy situation, and impairment charges recognized with respect to franchise costs and goodwill, the Company cannot rely on forecasts of future earnings as a means to realize its deferred tax assets. The Company has determined that it is more likely than not that it will not realize certain deferred tax assets and, accordingly, has recorded valuation allowances associated with these deferred tax assets. As a result of the adoption of SFAS No. 142, effective January 1, 2002, the period of reversal for deferred tax liabilities related to franchise costs and goodwill can no longer be reasonably estimated. Consequently, the Company recorded an additional valuation allowance of $729,479,000 as the Company may not rely on the reversal of deferred tax liabilities associated with franchise costs and goodwill as a means to realize the Company’s deferred tax assets.

During 2004, the Company re-evaluated the impact on its valuation allowance due to the timing of its reversing temporary differences, including its policy of netting the effect of reversing temporary differences associated with customer relationship intangible assets with intangible assets that have indefinite lives. As a result of this evaluation, the Company changed the expectations for scheduling the expected reversal of its deferred tax liabilities associated with these intangible assets and included in its income tax benefit for 2004 a $166,000,000 reduction in the valuation allowances on deferred tax assets related to current expectations for the reversal of its deferred tax liabilities.

SFAS No. 109, Accounting for Income Taxes, requires that any valuation allowance established for an acquired entity’s deductible temporary differences at the date of acquisition that is subsequently recognized, first reduces goodwill and other noncurrent assets related to the acquisition and then reduces income tax expense. The amount of the valuation allowance for which subsequently recognized tax benefits will be allocated to reduce goodwill or other intangible assets of an acquired entity is $638,136,000.

The difference between the expected income tax benefit at the U.S. statutory federal income tax rate of 35% and the actual income tax benefit (expense) is as follows (amounts in thousands):

	Year ended December 31,
	2004	2003	2002
Expected income tax benefit at the statutory federal income tax rate	$670,475	$246,948	$2,492,735
Change in valuation allowance—federal	(371,196)	(287,998)	(2,136,135)
Change in valuation allowance—state	(67,406)	(3,170)	(284,487)
State tax benefit, net of federal expense	72,394	(6,798)	289,350
Nondeductible goodwill amortization and impairment	—	—	(328,900)
Minority’s interest and share of losses of equity affiliates	(14,186)	(8,338)	(22,428)
Cumulative effect of accounting change due to new accounting pronouncement	(206,074)	—	—
Expiration of NOL	(79,942)	(61,678)	(24,796)
Other	(1,265)	4,248	(61,791)
Income tax benefit (expense)	$2,800	$(116,786)	$(76,452)

In the event the Debtors emerge from bankruptcy: (i) these NOL carryforwards are expected to be reduced or completely eliminated by debt cancellation income that might result under the bankruptcy proceedings; (ii) other tax attributes, including the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company’s tax basis in its property and equipment, could be reduced; and (iii) a statutory ownership change, as defined in Section 382 of the Internal Revenue Code, would occur upon issuance of new common stock to claimholders pursuant to any approved plan of reorganization. This ownership change may limit the annual usage of any remaining tax attributes that were generated prior to the change of ownership. The amount of the limitation will be determinable at the time of the ownership change.

As of December 31, 2004, the Company had NOL carryforwards of approximately $10,700,000,000 and $8,500,000,000 for federal and state income tax purposes, respectively, expiring from 2005 to 2023. In addition, the Company has a capital loss carryforward of approximately $136,000,000, expiring from 2006 to 2008. Consolidated subsidiaries in which the Company owns less than an 80% interest had NOL carryforwards of $89,000,000 for federal and state income tax purposes expiring from 2004 to 2023. These amounts are based on the income tax returns filed for 2003 and certain adjustments to be reflected in amended returns that are expected to be filed for the 2003 tax year and prior periods. The Company expects to file amended federal and state income tax returns for 1999 through 2004. Such returns are subject to examination by federal and state taxing authorities, generally, for a period of three years after the NOL carryforward is utilized.

The Company believes that adequate provision has been made for tax positions that may be challenged by taxing authorities. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that the reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require the use of cash. Favorable resolution could result in reduced income tax expense reported in the consolidated financial statements in the future. The tax reserves are generally presented in the balance sheet within other noncurrent liabilities. Certain tax reserve items may be settled through the bankruptcy process which could result in reduced income tax expense reported in the consolidated financial statements in the future.

The Company’s income tax benefit (expense) for the years ended December 31, 2004, 2003 and 2002 has been calculated assuming the Company will continue as a going concern and does not reflect the impact the Sale Transaction may have on the Company’s ability to utilize its NOL carryforwards or other tax attributes. If the Sale Transaction is consummated, a significant portion of the deferred tax assets will be realized and a significant portion of the valuation allowance will be released.

Note 16: Segments

The Company’s only reportable operating segment is its “cable” segment. The cable segment includes the Company’s cable system operations (including consolidated subsidiaries, equity method investments and variable interest entities) that provide the distribution of analog and digital video programming and HSI services to customers for a monthly fee through a network of fiber optic and coaxial cables. This segment also includes the Company’s media services (advertising) sales business. Upon the adoption of FIN 46-R on January 1, 2004, the reportable cable segment also includes the operations of the Rigas Co-Borrowing Entities. See Note 5 for additional information. The reportable cable segment includes five operating regions that have been combined as one reportable segment, because all of such regions have similar economic characteristics. The Company identifies reportable segments as those consolidated segments that represent 10% or more of the combined revenue, net earnings or loss, or total assets of all of the Company’s operating segments as of and for the period ended on the most recent balance sheet date presented. Operating segments that do not meet this threshold are aggregated for segment reporting purposes within the “corporate and other” column.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Selected financial information concerning the Company’s current operating segments is presented below for the indicated periods (amounts in thousands):

	Cable	Corporate and other	Eliminations	Total
Operating and Capital Expenditure Data:
Year ended December 31, 2004:
Revenue	$4,103,339	$40,049	$—	$4,143,388
Operating loss	(117,073)	(47,931)	—	(165,004)
Capital expenditures	(764,315)	(56,598)	—	(820,913)
Year ended December 31, 2003:
Revenue	$3,524,021	$44,996	$—	$3,569,017
Operating loss	(120,788)	(27,701)	—	(148,489)
Capital expenditures	(721,588)	(1,933)	—	(723,521)
Year ended December 31, 2002:
Revenue	$3,167,680	$48,271	$—	$3,215,951
Operating loss	(2,870,017)	(1,839,672)	—	(4,709,689)
Capital expenditures	(1,225,644)	(10,240)	—	(1,235,884)
Balance Sheet Information:
Total assets
As of December 31, 2004	$12,584,147	$4,889,623	$(4,375,582)	$13,098,188
As of December 31, 2003	12,672,473	4,250,691	(3,726,423)	13,196,741

The Company did not derive more than 10% of its revenue from any one customer during 2004, 2003 and 2002. The Company’s long-lived assets related to its foreign operations and investments were $6,394,000 and $9,837,000, as of December 31, 2004 and 2003, respectively. The Company’s revenue related to its foreign operations was $13,412,000, $10,159,000 and $7,235,000 during 2004, 2003 and 2002, respectively. The Company’s assets and revenue related to its foreign operations and investments were not significant to the Company’s financial position or results of operations, respectively, during any of the periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17: Commitments and Contingencies

Commitments

Future minimum lease payments under noncancelable capital and operating leases as of December 31, 2004, are set forth below (amounts in thousands):

	Minimum Lease Commitments
Year ended December 31,	Capital	Operating
2005	$23,801	$20,550
2006	17,206	16,744
2007	259	13,638
2008	—	10,911
2009	—	8,412
Thereafter	—	40,157
Total minimum lease payments	$41,266	$110,412
Less:
Amount representing interest	(1,609)
Total	$39,657
Less current portion	$(39,657)
Noncurrent portion	$—

Subject to the approval of the Bankruptcy Court, the Company may reject pre-petition executory contracts and unexpired leases. As such, the Company expects that its liabilities pertaining to leases, and the related amounts, may change significantly in the future. In addition, it is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

The Company rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally one to five years. Rental expense for the indicated periods is set forth below (amounts in thousands):

Year ended December 31,
2004	$64,135
2003	$61,160
2002	$59,758

The Company’s cable systems are typically constructed and operated under the authority of nonexclusive permits or “franchises” granted by local and/or state governmental authorities. Franchises contain varying provisions relating to the construction and/or operation of cable systems, including, in certain cases, the imposition of requirements to rebuild or upgrade cable systems or to extend the cable network to new residential developments. The Company’s franchises also typically provide for periodic payments of fees of not more than 5% of gross revenue in the applicable franchise area to the governmental authority granting the franchise. Additionally, many franchises require payments to the franchising authority to fund the construction or improvement of facilities that are used to provide public, education and governmental (“PEG”) access channels. The Company’s minimum commitments under franchise agreements, including the estimated cost of fulfilling rebuild, upgrade and network extension commitments, and the fixed minimum amounts payable to franchise authorities for PEG access channels, are set forth in the following table. The amounts set forth in the table below do not include the variable franchise fee and PEG commitments that are described in the paragraph following this table (amounts in thousands):

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31,
2005	$25,485
2006	$18,387
2007	$37,658
2008	$12,497
2009	$10,185
Thereafter	$1,707

As described above, the Company is also obligated to make variable payments to franchise authorities for franchise fees and PEG access channels that are dependent on the amount of revenue generated or the number of subscribers served within the applicable franchise area. Such variable payments aggregated $130,073,000, $114,725,000 and $106,767,000 during 2004, 2003 and 2002, respectively.

The Company pays programming and license fees under multi-year agreements with expiration dates ranging through 2014. The amounts paid under these agreements are typically based on per customer fees, which may escalate over the term of the agreements. In certain cases, such per customer fees are subject to volume or channel line-up discounts and other adjustments. The Company incurred total programming expenses of $1,149,168,000, $1,056,820,000 and $958,485,000 during 2004, 2003 and 2002, respectively.

Contingencies

Reorganization Expenses due to Bankruptcy and Professional Fees

The Company is currently aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisers retained by the Company and Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be between $6,500,000 and $19,950,000 in the aggregate. In addition, the CEO and the COO of the Company are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. The value of such equity awards will be determined based on the average trading price of the post-emergence common stock of Adelphia during the 15 trading days immediately preceding the 90th day following the date of emergence. These equity awards, which will be subject to vesting and trading restrictions, may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the Board. As no plan of reorganization has been confirmed by the Bankruptcy Court, no accrual for such contingent payments or equity awards has been recorded in the accompanying consolidated financial statements.

Letters of Credit

The Company has issued standby letters of credit for the benefit of franchise authorities and other parties, most of which have been issued to an intermediary surety bonding company. All such letters of credit will expire when the Second Extended DIP Facility expires unless adequately collateralized. Unless otherwise amended or extended, the Second Extended DIP Facility will expire no later than March 31, 2006. At December 31, 2004, the aggregate principal amount of letters of credit issued by the Company was $118,342,000 of which $117,452,000 was issued under the First Extended DIP Facility and $890,000 was collateralized by cash. Letters of credit issued under the DIP facilities reduce the amount that may be borrowed under the DIP facilities.

Litigation Matters

General.  The Company follows SFAS No. 5, Accounting for Contingencies, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset had been impaired or a liability had been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is reasonably possible that a loss may be incurred.

SEC Civil Action and DoJ Investigation.  On July 24, 2002, the SEC Civil Action was filed against Adelphia, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of the Rigas Family who held all of the senior executive positions at Adelphia and constituted five of the nine members of Adelphia’s board of directors (none of whom remain with the Company).

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(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 3, 2003, the SEC filed a proof of claim in the Chapter 11 Cases against Adelphia for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount. The staff of the SEC told the Company’s advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars. On July 14, 2004, the Creditors’ Committee initiated an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.

On April 25, 2005, after extensive negotiations with the SEC and the U.S. Attorney, the Company entered into the Non-Prosecution Agreement, pursuant to which the Company agreed, among other things: (i) to contribute $715,000,000 in value to a fund to be established and administered by the United States Attorney General and the SEC for the benefit of investors harmed by the activities of prior management (the “Restitution Fund”); (ii) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action (as described below) and SEC Civil Action are final; and (iii) not to assert claims against the Rigas Family except for John J. Rigas, Timothy J. Rigas and Michael J. Rigas (together, the “Excluded Parties”), provided that Michael J. Rigas will cease to be an Excluded Party if all currently pending criminal proceedings against him are resolved without a felony conviction on a charge involving fraud or false statements (other than false statements to the U.S. Attorney or the SEC).

The Company’s contribution to the Restitution Fund will consist of stock, future proceeds of litigation and, assuming consummation of the Sale Transaction (or another sale generating cash of at least $10 billion), cash. In the event of a sale generating both stock and at least $10 billion in cash, as contemplated in the Sale Transaction, the components of the Company’s contribution to the Restitution Fund will consist of $600,000,000 in cash and stock (with at least $200,000,000 in cash) and 50% of the first $230,000,000 of future proceeds, if any, from certain litigation against third parties who injured the Company. If, however, the Sale Transaction (or another sale) is not consummated and instead the Company emerges from bankruptcy as an independent entity, the $600,000,000 payment by the Company will consist entirely of stock in the reorganized Adelphia. Unless extended on consent of the U.S. Attorney and the SEC, which consent may not be unreasonably withheld, the Company must make these payments on or before the earlier of: (i) October 15, 2006; (ii) 120 days after confirmation of a stand-alone plan of reorganization; or (iii) seven days after the first distribution of stock or cash to creditors under any plan of reorganization. The Company recorded charges of $425,000,000 and $175,000,000 during 2004 and 2002, respectively, related to the Non-Prosecution Agreement. Such amounts are reflected in other expense, net in the accompanying consolidated statements of operations.

The U.S. Attorney agreed: (i) not to prosecute Adelphia or specified subsidiaries of Adelphia for any conduct (other than criminal tax violations) related to the Rigas Criminal Action (defined below) or the allegations contained in the SEC Civil Action; (ii) not to use information obtained through the Company’s cooperation with the U.S. Attorney to criminally prosecute the Company for tax violations; and (iii) to convey to the Company all of the Rigas Co-Borrowing Entities forfeited by the Rigas Family and Rigas Family Entities, certain specified real estate forfeited by the Rigas Family and any securities of the Company that were directly or indirectly owned by the Rigas Family prior to forfeiture. The U.S. Attorney agreed with the Rigas Family not to require forfeiture of Coudersport and Bucktail (which together served approximately 5,000 subscribers (unaudited) in July 2005). A condition precedent to the Company’s obligation to make the contribution to the Restitution Fund described in the preceding paragraph is the Company’s receipt of title to the Rigas Co-Borrowing Entities, certain specified real estate and any securities described above forfeited by the Rigas Family and Rigas Family Entities, free and clear of all liens, claims, encumbrances, or adverse interests. The forfeited Rigas Co-Borrowing Entities anticipated to be conveyed to the Company, represent the overwhelming majority of the Rigas Co-Borrowing Entities’ subscribers and value.

Also on April 25, 2005, the Company consented to the entry of a final judgment in the SEC Civil Action resolving the SEC’s claims against the Company. Pursuant to this agreement, the Company will be permanently enjoined from violating various provisions of the federal securities laws, and the SEC has agreed that if the Company makes the $715,000,000 contribution to the Restitution Fund, then the Company will not be required to pay disgorgement or a civil monetary penalty to satisfy the SEC’s claims.

Pursuant to letter agreements with TW NY and Comcast, the U.S. Attorney has agreed, notwithstanding any failure by the Company to comply with the Non-Prosecution Agreement, that it will not criminally prosecute any of the entities or their subsidiaries purchased from the Company by TW NY or Comcast (the “Transferred Joint Venture Entities”) pursuant to the Sale Transaction. Under such letter agreements, each of TW NY and Comcast have agreed that following the closing of the Sale Transaction they will cooperate with the relevant governmental authorities’ requests for information about the Company’s operations, finances and corporate governance between 1997 and confirmation of the Plan. The sole and exclusive remedy against

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TW NY or Comcast for breach of any obligation in the letter agreements is a civil action for breach of contract seeking specific performance of such obligations. In addition, TW NY and Comcast entered into letter agreements with the SEC agreeing that upon and after the closing of the Sale Transaction, TW NY, Comcast and their respective affiliates (including the Transferred Joint Venture Entities) will not be subject to, or have any obligation under, the final judgment consented to by the Company in the SEC Civil Action.

The Non-Prosecution Agreement was subject to the approval of, and has been approved by, the Bankruptcy Court. Adelphia’s consent to the final judgment in the SEC Civil Action was subject to the approval of, and has been approved by, both the Bankruptcy Court and the District Court. Various parties have challenged and sought appellate review or reconsideration of the orders of the Bankruptcy Court and the District Court approving these settlements. The order of the District Court approving Adelphia’s consent to the final judgment in the SEC Civil Action has not been appealed. Although appeals of the Bankruptcy Court’s order are still pending, the appeals of the District Court’s approval of the Government-Rigas Settlement Agreement (defined below) and the creation of the Restitution Fund have been denied by the United States Court of Appeals for the Second Circuit (the “Second Circuit”). That denial is currently the subject of a pending request for full court review by the Second Circuit.

Adelphia’s Lawsuit Against the Rigas Family.  On July 24, 2002, Adelphia filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael C. Mulcahey, Peter L. Venetis, Doris Rigas, Ellen Rigas Venetis and the Rigas Family Entities (the “Rigas Civil Action”). This action generally alleged the defendants misappropriated billions of dollars from the Company in breach of their fiduciary duties to Adelphia. On November 15, 2002, Adelphia filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the Racketeering Influenced and Corrupt Organizations (“RICO”) Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion, waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting (the “Amended Complaint”). The Amended Complaint sought relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigas Family’s improper conduct and attorneys’ fees.

On April 25, 2005, Adelphia and the Rigas Family entered into a settlement agreement with respect to the Rigas Civil Action (the “Adelphia-Rigas Settlement Agreement”), pursuant to which Adelphia agreed, among other things: (i) to pay $11,500,000 to a legal defense fund for the benefit of the Rigas Family; (ii) to provide management services to Coudersport and Bucktail for an interim period through and including December 31, 2005 (“Interim Management Services”); (iii) to indemnify Coudersport and Bucktail, and the Rigas Family’s (other than the Excluded Parties’) interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness); (iv) to provide certain members of the Rigas Family with certain indemnities, reimbursements or other protections in connection with certain third party claims arising out of Company litigation, and in connection with claims against certain members of the Rigas Family by any of the Tele-Media Joint Ventures or Century/ML Cable; and (v) within ten business days of the date on which the Forfeiture Order is entered, dismiss the Rigas Civil Action except for claims against the Excluded Parties. The Rigas Family agreed: (i) to make certain tax elections, under certain circumstances, with respect to the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail); (ii) to pay Adelphia five percent of the gross operating revenue of Coudersport and Bucktail for the Interim Management Services; and (iii) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees (other than any employees who were expressly excluded by written notice to Adelphia received by July 1, 2005) than their terms of employment with the Company.

Pursuant to the Adelphia-Rigas Settlement Agreement, on June 21, 2005, the Company filed a dismissal with prejudice of all claims in this action except against the Excluded Parties.

This settlement was subject to the approval of, and has been approved by, the Bankruptcy Court. Various parties have challenged and sought appellate review or reconsideration of the order of the Bankruptcy Court approving this settlement. The appeals of the Bankruptcy Court’s approval remain pending.

Rigas Criminal Action.  In connection with an investigation conducted by the DoJ, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and on September 23, 2002, were indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud (the “Rigas Criminal Action”). On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count each of conspiracy, securities fraud and bank fraud. On January 10, 2003, another of the Rigas Family’s alleged co-conspirators, Timothy Werth, who had not been arrested with the others on July 24, 2002, pleaded guilty to one count each of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud. The trial in the Rigas Criminal Action began on February 23, 2004 in the District Court. On July 8,

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2004, the jury returned a partial verdict in the Rigas Criminal Action. John J. Rigas and Timothy J. Rigas were each found guilty of conspiracy (one count), bank fraud (two counts), and securities fraud (15 counts) and not guilty of wire fraud (five counts). Michael J. Mulcahey was acquitted of all 23 counts against him. The jury found Michael J. Rigas not guilty of conspiracy and wire fraud, but remained undecided on the securities fraud and bank fraud charges against him. On July 9, 2004, the court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges. The bank fraud charges against Michael J. Rigas have since been dismissed with prejudice. The District Court has set January 9, 2006 as the date for the retrial of Michael J. Rigas on the securities fraud charges. On March 17, 2005, the District Court denied the motion of John J. Rigas and Timothy J. Rigas for a new trial. On June 20, 2005, John J. Rigas and Timothy J. Rigas were convicted and sentenced to 15 years and 20 years in prison, respectively. John J. Rigas and Timothy J. Rigas have appealed their convictions and sentences and remain free on bail pending resolution of their appeals.

The indictment against the Rigas Family included a request for entry of a money judgment in an amount exceeding $2,500,000,000 and for entry of an order of forfeiture of all interests of the convicted Rigas defendants in the Rigas Family Entities. On December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2,533,000,000.

On April 25, 2005, the Rigas Family and the U.S. Attorney entered into a settlement agreement (the “Government-Rigas Settlement Agreement”), pursuant to which the Rigas Family agreed to forfeit: (i) all of the Rigas Co-Borrowing Entities with the exception of Coudersport and Bucktail; (ii) certain specified real estate and (iii) all securities in the Company directly or indirectly owned by the Rigas Family. The U.S. Attorney agreed: (i) not to seek additional monetary penalties from the Rigas Family, including the request for a money judgment as noted above; (ii) from the proceeds of certain assets forfeited by the Rigas Family, to establish the Restitution Fund for the purpose of providing restitution to holders of the Company’s publicly traded securities; and (iii) to inform the District Court of this agreement at the sentencing of John J. Rigas and Timothy J. Rigas.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States on June 8, 2005, and such assets and securities are expected to be conveyed (subject to forfeiture proceedings before a federal judge to determine if there are any superior claims) to the Company pursuant to the Non-Prosecution Agreement. On August 19, 2005, the Company filed a petition with the District Court seeking an order conveying title to these assets and securities to the Company. A status report from the government to the District Court regarding the forfeiture proceedings is due on November 4, 2005. To date, one other petition has been filed, asserting a claim against certain real property.

The Company was not a defendant in the Rigas Criminal Action, but was under investigation by the DoJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family. Upon approval of the Non-Prosecution Agreement, Adelphia and specified subsidiaries are no longer subject to criminal prosecution (other than for criminal tax violations) by the U.S. Attorney for any conduct related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action so long as the Company complies with its obligations under the Non-Prosecution Agreement.

Securities and Derivative Litigation.  Certain of the Debtors and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims. These actions generally allege that the defendants made materially misleading statements understating the Company’s liabilities and exaggerating the Company’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed more than 30 class action complaints, purportedly on behalf of certain of the Company’s shareholders and bondholders or classes thereof in federal court in Pennsylvania. Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina and New Jersey, and in state courts in New York, Pennsylvania, California and Texas. Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware. On May 6, 2002, a notice and proposed order of dismissal without prejudice was filed by the plaintiff in one of these four Delaware derivative actions. The remaining three Delaware derivative actions were consolidated on May 22, 2002. On February 10, 2004, the parties stipulated and agreed to the dismissal of these consolidated actions with prejudice.

The complaints, which named as defendants the Company, certain former officers and directors of the Company and, in some cases, the Company’s former auditors, lawyers, as well as financial institutions who worked with the Company, generally allege that, among other improper statements and omissions, defendants misled investors regarding the Company’s liabilities and earnings in the Company’s public filings. The majority of these actions assert claims under Sections 10(b) and 20(a) of the Exchange

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Act and SEC Rule 10b-5. Certain bondholder actions assert claims for violation of Section 11 and/or Section 12(a) (2) of the Securities Act of 1933. Certain of the state court actions allege various state law claims.

On July 23, 2003, the Judicial Panel on Multidistrict Litigation issued an order transferring numerous civil actions to the District Court for consolidated or coordinated pre-trial proceedings (the “MDL Proceedings”).

On September 15, 2003, proposed lead plaintiffs and proposed co-lead counsel in the consolidated class action were appointed in the MDL Proceedings. On December 22, 2003, lead plaintiffs filed a consolidated class action complaint. Motions to dismiss have been filed by various defendants. On May 27, 2005 and August 16, 2005, the District Court granted in part and denied in part some of the pending motions and provided the plaintiffs limited ability to replead the dismissed claims. As a result of the filing of the Chapter 11 Cases and the protections of the automatic stay, the Company is not named as a defendant in the amended complaint, but is a non-party. The consolidated class action complaint seeks monetary damages of an unspecified amount, rescission and reasonable costs and expenses and such other and future relief as the court may deem just and proper. The individual actions against the Company also seek damages of an unspecified amount.

Pursuant to section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against the Company before the bankruptcy filings are automatically stayed and not proceeding as to the Company.

The Company cannot predict the outcome of the pending legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Acquisition Actions.  After the alleged misconduct of certain members of the Rigas Family was publicly disclosed, three actions were filed in May and June 2002 against the Company by former shareholders of companies that the Company acquired, in whole or in part, through stock transactions. These actions allege that the Company improperly induced these former shareholders to enter into these stock transactions through misrepresentations and omissions, and the plaintiffs seek monetary damages and equitable relief through rescission of the underlying acquisition transactions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws, breaches of representations and warranties and fraud in the inducement. One of these proceedings seeks rescission, compensatory damages and pre-judgment relief, and the other seeks specific performance. The third action alleges fraud and seeks rescission, damages and attorneys’ fees. This action was originally filed in a Colorado State Court, and subsequently was removed by the Company to the United States District Court for the District of Colorado. The Colorado State Court action was closed administratively on July 16, 2004, subject to reopening if and when the automatic bankruptcy stay is lifted or for other good cause shown. These actions have been stayed pursuant to the automatic stay provisions of section 362 of the Bankruptcy Code.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Equity Committee Shareholder Litigation.  Adelphia is a defendant in an adversary proceeding in the Bankruptcy Court consisting of a declaratory judgment action and a motion for a preliminary injunction brought on January 9, 2003 by the Equity Committee, seeking, among other relief, a declaration as to how the shares owned by the Rigas Family and Rigas Family Entities would be voted should a consent solicitation to elect members of the Board be undertaken. Adelphia has opposed such requests for relief.

The claims of the Equity Committee are based on shareholder rights that the Equity Committee asserts should be recognized even in bankruptcy, coupled with continuing claims, as of the filing of the lawsuit, of historical connections between the Board and the Rigas Family. Motions to dismiss filed by Adelphia and others are fully briefed in this action, but no argument date has been set. If this action survives these motions to dismiss, resolution of disputed fact issues will occur in two phases pursuant to a schedule set by the Bankruptcy Court. Determinations regarding fact questions relating to the conduct of the Rigas Family will not occur until, at a minimum, after the resolution of the Rigas Criminal Action.

No pleadings have been filed in the adversary proceeding since September 2003.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

ML Media Litigation.  Adelphia and ML Media have been involved in a longstanding dispute concerning Century/ML Cable’s management, the buy/sell rights of ML Media and various other matters.

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In March 2000, ML Media brought suit against Century, Adelphia and Arahova Communications Inc. (“Arahova”), a direct subsidiary of Adelphia and Century’s immediate parent, in the Supreme Court of the State of New York, seeking, among other things: (i) the dissolution of Century/ML Cable and the appointment of a receiver to sell Century/ML Cable’s assets; (ii) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable’s assets to an unrelated third party and enjoining Adelphia from interfering with or participating in that process; (iii) an order directing the defendants to comply with the Century/ML Cable joint venture agreement with respect to provisions relating to governance matters and the budget process; and (iv) compensatory and punitive damages. The parties negotiated a consent order that imposed various consultative and reporting requirements on Adelphia and Century as well as restrictions on Century’s ability to make capital expenditures without ML Media’s approval. Adelphia and Century were held in contempt of that order in early 2001.

In connection with the December 13, 2001 settlement of the above dispute, Adelphia, Century/ML Cable, ML Media and Highland entered into the Recap Agreement, pursuant to which Century/ML Cable agreed to the Redemption on or before September 30, 2002 for a purchase price between $275,000,000 and $279,800,000 depending on the timing of the Redemption, plus interest. Among other things, the Recap Agreement provided that: (i) Highland would arrange debt financing for the Redemption; (ii) Highland, Adelphia and Century would jointly and severally guarantee debt service on debt financing for the Redemption on and after the closing of the Redemption; and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable. Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for the Company’s obligations.

On September 30, 2002, Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court. Century/ML Cable is operating its business as a debtor-in-possession.

By an order of the Bankruptcy Court dated September 17, 2003, Adelphia and Century rejected the Recap Agreement, effective as of such date. If the Recap Agreement is enforceable, the effect of the rejection of the Recap Agreement is the same as a pre-petition breach of the Recap Agreement. Therefore, Adelphia and Century are potentially exposed to “rejection damages,” which may include the revival of ML Media’s claims under the state court actions described above.

Adelphia, Century, Highland, Century/ML Cable and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement. On April 15, 2004, the Bankruptcy Court indicated that it would dismiss all counts of Adelphia’s challenge to the enforceability of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duty in connection with the execution of the Recap Agreement. The Bankruptcy Court also indicated that it would allow Century/ML Cable’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed.

ML Media has alleged that it is entitled to elect recovery of either $279,800,000 plus costs and interest in exchange for its interest in Century/ML Cable, or up to the difference between $279,800,000 and the fair market value of its interest in Century/ML Cable, plus costs, interest and revival of the state court claims described above. Adelphia, Century and Century/ML Cable have disputed ML Media’s claims, and the Plan contemplates that ML Media will receive no distribution until such dispute is resolved.

On June 3, 2005, Century and ML Media entered into the IAA to sell their interests in Century/ML Cable for $520,000,000 (subject to certain potential purchase price adjustments as defined in the IAA) to San Juan Cable. Consummation of the sale is subject to approval by the Bankruptcy Court in Century/ML Cable’s separate Chapter 11 case, confirmation of a plan of reorganization of Century/ML Cable, the receipt of financing by the buyers and other customary conditions, many of which are outside the control of Century/ML Cable, Century and ML Media. There can be no assurance whether or when such conditions will be satisfied. The sale of Century/ML Cable will not resolve the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

On August 9, 2005, Century/ML Cable filed its Century/ML Plan and Century/ML Disclosure Statement with the Bankruptcy Court. By order dated August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan. The Century/ML Plan is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third-party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. Consummation of the Century/ML Plan is subject to certain conditions, including the concurrent sale of the interests in Century/ML Cable pursuant to the IAA. There can be no assurance whether or when such conditions will be satisfied. The Century/ML Plan, if consummated, will not resolve the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The X Clause Litigation.  On December 29, 2003, the Ad Hoc Committee of holders of Adelphia’s 6% and 3.25% subordinated notes (collectively, the “Subordinated Notes”), together with the Bank of New York, the indenture trustee for the Subordinated Notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against Adelphia in the Bankruptcy Court. The X Clause Plaintiffs’ complaint sought a judgment declaring that the subordination provisions in the indentures for the Subordinated Notes were not applicable to an Adelphia plan of reorganization in which constituents receive common stock of Adelphia and that the Subordinated Notes are entitled to a share pari passu in the distribution of any common stock of Adelphia given to holders of senior notes of Adelphia. Recently, the X Clause Plaintiffs have asserted that the subordination provisions in the indentures for the Subordinated Notes also are not applicable to an Adelphia plan of reorganization in which constituents receive common stock of Time Warner and that the Subordinated Notes would therefore be entitled to share pari passu in the distribution of any such Time Warner stock given to holders of senior notes of Adelphia. The Debtors dispute this position and have agreed to present the issue to the Bankruptcy Court prior to confirmation of a plan of reorganization.

The basis for the X Clause Plaintiffs’ claim is a provision in the applicable indentures, commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the Subordinated Notes indenture. The X Clause Plaintiffs asserted that, under their interpretation of the applicable indentures, a distribution of a single class of new common stock of Adelphia would meet the definition of “Permitted Junior Securities” set forth in the indentures, and therefore be exempt from subordination.

On February 6, 2004, Adelphia filed its answer to the complaint, denying all of its substantive allegations. Thereafter, both the X Clause Plaintiffs and Adelphia cross-moved for summary judgment with both parties arguing that their interpretation of the X Clause was correct as a matter of law. The indenture trustee for the Adelphia senior notes also intervened in the action and, like Adelphia, moved for summary judgment, arguing that the X Clause Plaintiffs were subordinated to holders of senior notes with respect to any distribution of common stock under a plan. In addition, the Creditors’ Committee also moved to intervene and, thereafter, moved to dismiss the X Clause Plaintiffs’ complaint on the grounds, among others, that it did not present a justiciable case or controversy and therefore was not ripe for adjudication. In a written decision, dated April 12, 2004, the Bankruptcy Court granted the Creditors’ Committee’s motion to dismiss without ruling on the merits of the various cross-motions for summary judgment. The Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date, if appropriate.

Verizon Franchise Transfer Litigation.  On March 20, 2002, the Company commenced an action (the “California Cablevision Action”) in the United States District Court for the Central District of California, Western Division, seeking, among other things, declaratory and injunctive relief precluding the City of Thousand Oaks, California (the “City”) from denying permits on the grounds that the Company failed to seek the City’s prior approval of an asset purchase agreement (the “Asset Purchase Agreement”), dated December 17, 2001, between the Company and Verizon Media Ventures. Pursuant to the Asset Purchase Agreement, the Company acquired certain Verizon Media Ventures cable equipment and network system assets (the “Verizon Cable Assets”) located in the City for use in the operation of the Company’s cable business in the City.

On March 25, 2002, the City and Ventura County (the “County”) commenced an action (the “Thousand Oaks Action”) against the Company and Verizon Media Ventures in California State Court alleging that Verizon Media Ventures’ entry into the Asset Purchase Agreement and conveyance of the Verizon Cable Assets constituted a breach of Verizon Media Ventures’ cable franchises and that the Company’s participation in the transaction amounted to actionable tortious interference with those franchises. The City and the County sought injunctive relief to halt the sale and transfer of the Verizon Cable Assets pursuant to the Asset Purchase Agreement and to compel the Company to treat the Verizon Cable Assets as a separate cable system.

On March 27, 2002, the Company and Verizon Media Ventures removed the Thousand Oaks Action to the United States District Court for the Central District of California, where it was consolidated with the California Cablevision Action.

On April 12, 2002, the district court conducted a hearing on the City’s and County’s application for a preliminary injunction and, on April 15, 2002, the district court issued a temporary restraining order in part, pending entry of a further order. On May 14, 2002, the district court issued a preliminary injunction and entered findings of fact and conclusions of law in support thereof (the “May 14, 2002 Order”). The May 14, 2002 Order, among other things: (i) enjoined the Company from integrating the Company’s and Verizon Media Ventures’ system assets serving subscribers in the City and the County; (ii) required the Company to return “ownership” of the Verizon Cable Assets to Verizon Media Ventures except that the Company was permitted to continue to “manage” the assets as Verizon Media Ventures’ agent to the extent necessary to avoid disruption in services until Verizon Media Ventures chose to reenter the market or sell the assets; (iii) prohibited the Company from eliminating any programming options that had previously been selected by Verizon Media Ventures or from raising the rates charged by Verizon Media Ventures; and (iv) required the Company and Verizon Media Ventures to grant the City and/or the County access to system records, contracts,

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personnel and facilities for the purpose of conducting an inspection of the then-current “state of the Verizon Media Ventures and the Company systems” in the City and the County. The Company appealed the May 14, 2002 Order and on April 1, 2003, the U.S. Court of Appeals for the Ninth Circuit reversed the May 14, 2002 Order, thus removing any restrictions that had been imposed by the district court against the Company’s integration of the Verizon Cable Assets, and remanded the actions back to the district court for further proceedings.

In September 2003, the City began refusing to grant the Company’s construction permit requests, claiming that the Company could not integrate the acquired Verizon Cable Assets with the Company’s existing cable system assets because the City had not approved the transaction between the Company and Verizon Media Ventures, as allegedly required under the City’s cable ordinance.

Accordingly, on October 2, 2003, the Company filed a motion for a preliminary injunction in the district court seeking to enjoin the City from refusing to grant the Company’s construction permit requests. On November 3, 2003, the district court granted the Company’s motion for a preliminary injunction, finding that the Company had demonstrated “a strong likelihood of success on the merits.” Thereafter, the parties agreed to informally stay the litigation pending negotiations between the Company and the City for the Company’s renewal of its cable franchise, with the intent that such negotiations would also lead to a settlement of the pending litigation. However, on September 16, 2004, at the City’s request, the court set certain procedural dates, including a trial date of July 12, 2005, which has effectively re-opened the case to active litigation. Subsequently, the July 12, 2005 trial date was vacated pursuant to a stipulation and order. On July 11, 2005, the district court referred the matter to a United States magistrate judge for settlement discussions. On September 6, 2005, the magistrate judge scheduled a settlement conference for October 20, 2005.

The Company cannot predict the outcome of these actions or estimate the possible effects on the financial condition or results of operations of the Company.

Dibbern Adversary Proceeding.  On or about August 30, 2002, Gerald Dibbern, individually and purportedly on behalf of a class of similarly situated subscribers nationwide, commenced an adversary proceeding in the Bankruptcy Court against Adelphia asserting claims for violation of the Pennsylvania Consumer Protection Law, breach of contract, fraud, unjust enrichment, constructive trust, and an accounting. This complaint alleges that Adelphia charged, and continues to charge, subscribers for cable set-top box equipment, including set-top boxes and remote controls, that is unnecessary for subscribers that receive only basic cable service and have cable-ready televisions. The complaint further alleges that Adelphia failed to adequately notify affected subscribers that they no longer needed to rent this equipment. The complaint seeks a number of remedies including treble money damages under the Pennsylvania Consumer Protection Law, declaratory and injunctive relief, imposition of a constructive trust on Adelphia’s assets, and punitive damages, together with costs and attorneys’ fees.

On or about December 13, 2002, Adelphia moved to dismiss the adversary proceeding on several bases, including that the complaint fails to state a claim for which relief can be granted and that the matters alleged therein should be resolved in the claims process. The Bankruptcy Court granted Adelphia’s motion to dismiss and dismissed the adversary proceeding on May 3, 2005. In the Bankruptcy Court, Mr. Dibbern has also objected to the provisional disallowance of his proofs of claim which comprised a portion of the Bankruptcy Court’s May 3, 2005 order. Mr. Dibbern appealed the May 3, 2005 order dismissing his claims to the District Court. In an August 30, 2005 decision, the District Court affirmed the dismissal of Mr. Dibbern’s claims for violation of the Pennsylvania Consumer Protection Law, a constructive trust and an accounting, but reversed the dismissal of Mr. Dibbern’s breach of contract, fraud and unjust enrichment claims. These three claims will proceed in the Bankruptcy Court and an answer is due from Adelphia by October 7, 2005.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Tele-Media Examiner Motion.  By motion filed in the Bankruptcy Court on August 5, 2004, Tele-Media Corporation of Delaware (“TMCD”) and certain of its affiliates sought the appointment of an examiner for the following Debtors: Tele-Media Company of Tri-States, L.P., CMA Cablevision Associates VII, L.P., CMA Cablevision Associates XI, L.P., TMC Holdings Corporation, Adelphia Company of Western Connecticut, TMC Holdings, LLC, Tele-Media Investment Limited Partnership, L. P., Eastern Virginia Cablevision, L.P., Tele-Media Company of Hopewell Prince George, and Eastern Virginia Cablevision Holdings, LLC (collectively, the “JV Entities”). Among other things, TMCD alleged that management and the Board breached their fiduciary obligations to the creditors and equity holders of those entities. Consequently, TMCD sought the appointment of an examiner to investigate and make recommendations to the Bankruptcy Court regarding various issues related to such entities.

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On April 14, 2005, the Debtors filed a motion with the Bankruptcy Court seeking approval of a global settlement agreement (the “Tele-Media Settlement Agreement”) by and among the Debtors and TMCD and certain of its affiliates (the “Tele-Media Parties”), which, among other things: (i) transfers the Tele-Media Parties’ ownership interests in the JV Entities to the Debtors, leaving the Debtors 100% ownership of the JV Entities; (ii) requires the Debtors to make a settlement payment to the Tele-Media Parties of $21,650,000; (iii) resolves the above-mentioned examiner motion; (iv) settles two pending avoidance actions brought by the Debtors against certain of the Tele-Media Parties; (v) reconciles 691 separate proofs of claim filed by the Tele-Media Parties, thereby allowing claims worth approximately $5,500,000 and disallowing approximately $1.9 billion of claims; (vi) requires the Tele-Media Parties to make a $912,500 payment to the Debtors related to workers’ compensation policies; and (vii) effectuates mutual releases between the Debtors and the Tele-Media Parties. The Tele-Media Settlement Agreement was approved by an order of the Bankruptcy Court dated May 11, 2005 and closed on May 26, 2005.

Creditors’ Committee Lawsuit Against Pre-Petition Banks.  Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Company made certain acknowledgments (the “Acknowledgments”) with respect to the extent of its indebtedness under the pre-petition credit facilities, as well as the validity and extent of the liens and claims of the lenders under such facilities. However, given the circumstances surrounding the filing of the Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the pre-petition lenders and to bring litigation against the pre-petition lenders based on any wrongful conduct. The Final DIP Order also provided that any official committee appointed in the Chapter 11 Cases would have the right to request that it be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Company and its estates against the pre-petition lenders.

Pursuant to a stipulation among the Company, the Creditors’ Committee and the Equity Committee, which is being challenged by certain pre-petition lenders, the Bankruptcy Court granted the Creditors’ Committee leave and standing to file and prosecute claims against the pre-petition lenders, on behalf of the Company, and granted the Equity Committee leave to seek to intervene in any such action. This stipulation also preserves the Company’s ability to compromise and settle the claims against the pre-petition lenders. By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of this stipulation and simultaneously filed a complaint (the “Bank Complaint”) against the agents and lenders under certain pre-petition credit facilities, and related entities, asserting, among other things, that these entities knew of, and participated in, the alleged improper actions by certain members of the Rigas Family and Rigas Family Entities (the “Pre-petition Lender Litigation”). The Debtors are nominal plaintiffs in this action.

The Bank Complaint contains 52 claims for relief to redress the claimed wrongs and abuse committed by the agents, lenders and other entities. The Bank Complaint seeks to, among other things: (i) recover as fraudulent transfers the principal and interest paid by the Company to the defendants; (ii) avoid as fraudulent obligations the Company’s obligations, if any, to repay the defendants; (iii) recover damages for breaches of fiduciary duties to the Company and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family; (iv) equitably disallow, subordinate or recharacterize each of the defendants’ claims in the Chapter 11 Cases; (v) avoid and recover certain allegedly preferential transfers made to certain defendants; and (vi) recover damages for violations of the Bank Holding Company Act.

Numerous motions seeking to defeat the Pre-petition Lender Litigation were filed by the defendants and the Bankruptcy Court held a hearing on such issues. The Equity Committee has filed a motion seeking authority to bring additional claims against the pre-petition lenders pursuant to the RICO Act. The Bankruptcy Court heard oral argument on these motions on December 20 and December 21, 2004. The Bankruptcy Court has not yet ruled on the motions to dismiss. In a memorandum decision dated August 30, 2005, the Bankruptcy Court granted the motions of both the Creditors’ Committee and the Equity Committee for standing to prosecute these claims.

Under the Plan, the Debtors may seek to compromise and settle, in part, the Pre-petition Lender Litigation, including through the dismissal of certain claims and the release of certain defendants.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Devon Mobile Claim.  Pursuant to the Devon Mobile Limited Partnership Agreement, the Company owned a 49.9% limited partnership interest in Devon Mobile, which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states. Devon Mobile had certain business and contractual relationships with the Company and with former subsidiaries or divisions of the Company, which were spun off as TelCove in January 2002.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In late May 2002, the Company notified Devon G.P., the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile. On August 19, 2002, Devon Mobile and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the Devon Mobile Bankruptcy Court.

On January 17, 2003, the Company filed proofs of claim and interest against Devon Mobile and its subsidiaries for approximately $129,000,000 in debt and equity claims, as well as an additional claim of approximately $35,000,000 relating to the Company’s guarantee of certain Devon Mobile obligations (collectively, the “Company Claims”). By order dated October 1, 2003, the Devon Mobile Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation (the “Devon Plan”). The Devon Plan became effective on October 17, 2003, at which time the Company’s limited partnership interest in Devon Mobile was extinguished.

On or about January 8, 2004, Devon Mobile filed proofs of claim in the Chapter 11 Cases seeking, in the aggregate, approximately $100,000,000 in respect of, among other things, certain cash transfers alleged to be either preferential or fraudulent and claims for deepening insolvency, alter ego liability and breach of an alleged duty to fund Devon Mobile operations, all of which arose prior to the commencement of the Chapter 11 Cases (the “Devon Claims”). On June 21, 2004, Devon Mobile commenced an adversary proceeding in the Chapter 11 Cases (the “Devon Adversary Proceeding”) through the filing of a complaint (the “Devon Complaint”), which incorporates the Devon Claims. On August 20, 2004, the Company filed an answer and counterclaim in response to the Devon Complaint denying the allegations made in the Devon Complaint and asserting various counterclaims against Devon Mobile, which encompassed the Company Claims. On November 22, 2004, the Company filed a motion for leave (the “Motion for Leave”) to file a third party complaint for contribution and indemnification against Devon G.P. and Lisa-Gaye Shearing Mead, the sole owner and President of Devon G.P. By endorsed order entered January 12, 2005, Judge Robert E. Gerber, the judge presiding over the Chapter 11 Cases and the Devon Adversary Proceeding, granted a recusal request made by counsel to Devon G.P. On January 21, 2005, the Devon Adversary Proceeding was reassigned from Judge Gerber to Judge Cecelia G. Morris. By an order dated April 5, 2005, Judge Morris denied the Motion for Leave and a subsequent motion for reconsideration. On May 13, 2005, the court entered an Amended Pretrial Scheduling Order extending the time for discovery and scheduled a pretrial conference for March 1, 2006, with a five day trial to be scheduled thereafter. Discovery is ongoing.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

NFHLP Claim.  On January 13, 2003, NFHLP and certain of its subsidiaries (the “NFHLP Debtors”) filed voluntary petitions to reorganize under Chapter 11 in the United States Bankruptcy Court of the Western District of New York (the “NFHLP Bankruptcy Court”) seeking protection under the U. S. bankruptcy laws. Certain of the NFHLP Debtors entered into an agreement dated March 13, 2003 for the sale of certain assets, including the Buffalo Sabres National Hockey League team, and the assumption of certain liabilities. On October 3, 2003, the NFHLP Bankruptcy Court approved the NFHLP joint plan of liquidation. The NFHLP Debtors filed a complaint, dated November 4, 2003, against, among others, Adelphia and the Creditors’ Committee seeking to enforce certain prior stipulations and orders of the NFHLP Bankruptcy Court against Adelphia and the Creditors’ Committee related to the waiver of Adelphia’s right to participate in certain sale proceeds resulting from the sale of assets. Certain of the NFHLP Debtors’ pre-petition lenders, which are also defendants in the adversary proceeding, have filed cross-complaints against Adelphia and the Creditors’ Committee asking the NFHLP Bankruptcy Court to enjoin Adelphia and the Creditors’ Committee from prosecuting their claims against those pre-petition lenders. Proceedings as to the complaint itself have been suspended. With respect to the cross-complaints, motion practice and discovery are proceeding concurrently; no hearing on dispositive motions has been scheduled.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Preferred Shareholder Litigation.  On August 11, 2003, Adelphia initiated an adversary proceeding in the Bankruptcy Court against the holders of Adelphia’s preferred stock (the “Preferred Stockholders”), seeking, among other things, to enjoin the Preferred Stockholders from exercising certain purported rights to elect directors to the Board due to Adelphia’s failure to pay dividends and alleged breaches of covenants contained in the certificates of designations relating to Adelphia’s preferred stock. On August 13, 2003, certain of the Preferred Stockholders filed the Delaware Action. On August 13, 2003, the Bankruptcy Court granted Adelphia a temporary restraining order, which, among other things, stayed the Delaware Action and temporarily enjoined the Preferred Stockholders from exercising their purported rights to elect directors to the Board. Thereafter, the Delaware Action was withdrawn.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Adelphia’s Lawsuit Against Deloitte.  On November 6, 2002, Adelphia sued Deloitte & Touche LLC (“Deloitte”), Adelphia’s former independent auditors, in the Court of Common Pleas for Philadelphia County. The lawsuit seeks damages against Deloitte based on Deloitte’s alleged failure to conduct an audit in compliance with generally accepted auditing standards, and for providing an opinion that Adelphia’s financial statements conformed with GAAP when Deloitte allegedly knew or should have known that they did not conform. The complaint further alleges that Deloitte knew or should have known of alleged misconduct and misappropriation by the Rigas Family, and other alleged acts of self-dealing, but failed to report these alleged misdeeds to the Board or others who could have and would have stopped the Rigas Family’s misconduct. The complaint raises claims of professional negligence, breach of contract, aiding and abetting breach of fiduciary duty, fraud, negligent misrepresentation and contribution.

Deloitte filed preliminary objections seeking to dismiss the complaint, which were overruled by the court by order dated June 11, 2003. On September 15, 2003, Deloitte filed an answer, a new matter and various counterclaims in response to the complaint. In its counterclaims, Deloitte asserted causes of action against Adelphia for breach of contract, fraud, negligent misrepresentation and contribution. Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John J. Rigas, Timothy J. Rigas, Michael J. Rigas, and James P. Rigas. In this complaint, Deloitte alleges causes of action for fraud, negligent misrepresentation and contribution. The Rigas defendants, in turn, have claimed a right to contribution and/or indemnity from Adelphia for any damages Deloitte may recover against the Rigas defendants. On January 9, 2004, Adelphia answered Deloitte’s counterclaims. Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which Adelphia opposed. Following the motion, discovery was effectively stayed for 60 days but has now commenced. Deloitte and Adelphia have exchanged documents and have begun substantive discovery. On June 9, 2005, the court entered a case management order stating that (i) all discovery shall be completed by December 5, 2005 and (ii) the case be ready for trial by April 3, 2006.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Series E and F Preferred Stock Conversion Postponements.  On October 29, 2004, Adelphia filed a motion to postpone the conversion of Adelphia’s Series E Preferred Stock into shares of Class A Common Stock from November 15, 2004 to February 1, 2005, to the extent such conversion was not already stayed by the Debtors’ bankruptcy filing, in order to protect the Debtors’ NOL carryovers. On November 18, 2004, the Bankruptcy Court entered an order approving the postponement effective November 14, 2004.

Adelphia has subsequently entered into several stipulations further postponing, to the extent applicable, the conversion date of the Series E Preferred Stock. Adelphia has also entered into several stipulations postponing, to the extent applicable, the conversion date of the Series F Preferred Stock which was initially convertible into shares of Class A Common Stock on February 1, 2005.

EPA Self Disclosure and Audit.  On June 2, 2004, the Company orally self-disclosed potential violations of environmental laws to the United States Environmental Protection Agency (“EPA”) pursuant to EPA’s Audit Policy, and notified EPA that it intended to conduct an audit of its operations to identify and correct any such violations. The potential violations primarily concern reporting and recordkeeping requirements arising from the Company’s storage and use of petroleum and batteries to provide backup power for its cable operations. This matter is at an early stage, but based on current facts, the Company does not anticipate that this matter will have a material adverse effect on the Company’s results of operations or financial condition.

Other.  The Company is subject to various other legal proceedings and claims which arise in the ordinary course of business. Management believes, based on information currently available, that the amount of ultimate liability, if any, with respect to any of these other actions will not materially affect the Company’s financial position or results of operations.

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18: Other Financial Information

Supplemental Cash Flow Information

The table below sets forth the Company’s supplemental cash flow information (amounts in thousands):

	December 31,
	2004	2003	2002
Cash paid for interest	$392,053	$379,423	$660,801
Capitalized interest	$(10,401)	$(21,643)	$(37,010)
Cash paid for income taxes	$100	$461	$175

Significant non-cash investing and financing activities are summarized in the table below. There were no significant non-cash transactions in 2003. The summarized information in the table should be read in conjunction with the more detailed information included in the referenced Notes (amounts in thousands):

	Year ended December 31,
	2004	2002
Net property and equipment distributed to TelCove in the Global Settlement (Note 7)	$37,144	—
Net assets of entities acquired in exchange for issuance of Class A Common Stock (Note 8)	$—	46,470
Purchase of Adelphia 3.25% Notes by Other Rigas Entities (Note 6)	$—	393,569
Increase in additional paid-in capital due to TelCove Spin-off (Note 7)	$—	1,346,500
Assets acquired under capital leases	$—	11,244

Cost and Other Investments

The Company’s investments in available-for-sale securities, common stock and other cost investments aggregated $3,569,000 and $8,188,000 at December 31, 2004 and 2003, respectively and are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

The fair value of the Company’s available-for-sale equity securities and the related unrealized holding gains and losses are summarized below. Such unrealized gains and losses are included as a component of accumulated other comprehensive loss, net in the accompanying consolidated balance sheets (amounts in thousands):

	December 31,
	2004	2003	2002
Fair value	$1,966	$2,159	$739
Gross unrealized holding gains	$1,388	$1,495	$15
Gross unrealized holding losses	$(7)	$(7)	$—

The Company recognized impairment losses as a result of other-than-temporary declines in the fair value of the Company’s investments in available-for-sale securities, common stock and other cost investments of $3,801,000, $8,544,000 and $6,531,000 in 2004, 2003 and 2002, respectively. The Company recognized gains (losses) of $292,000, $3,574,000 and ($4,077,000) in 2004, 2003 and 2002, respectively, related to the sale of cost and other investments. Such impairments and gains (losses) are reflected in other expense, net in the accompanying consolidated statements of operations.

77

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accrued Liabilities

The details of accrued liabilities are set forth below (amounts in thousands):

	December 31,
	2004	2003
Programming costs	$106,511	$82,100
Interest	67,671	29,642
Payroll	62,591	46,868
Franchise fees	58,178	53,653
Other	240,973	199,808
Total	$535,924	$412,071

Accumulated other comprehensive loss

Accumulated other comprehensive loss, net included in the Company’s consolidated balance sheets and consolidated statements of stockholders’ equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities. The change in the components of accumulated other comprehensive income (loss), net of taxes, is set forth below (amounts in thousands):

	Foreign currency translation adjustments	Unrealized gains (losses) on securities	Total
Balance at January 1, 2002	$(8,453)	$(242)	$(8,695)
Other comprehensive income (loss)	(10,310)	251	(10,059)
Balance at December 31, 2002	(18,763)	9	(18,754)
Other comprehensive income	8,193	881	9,074
Balance at December 31, 2003	(10,570)	890	(9,680)
Other comprehensive loss	(1,821)	(64)	(1,885)
Balance at December 31, 2004	$(12,391)	$826	$(11,565)

Transactions With Other Officers and Directors

In a letter agreement between Adelphia and FPL Group, Inc. (“FPL Group”) dated January 21, 1999, Adelphia agreed to (i) repurchase 20,000 shares of Series C Preferred Stock and 1,091,524 shares of Class A Common Stock owned by Telesat Cablevision, Inc., a subsidiary of FPL Group (“Telesat”) and (ii) transfer all of the outstanding common stock of West Boca Security, Inc. (“WB Security”), a subsidiary of Olympus Communications, L.P. (“Olympus”), to FPL Group in exchange for FPL Group’s 50% voting interest and 1/3 economic interest in Olympus. The Company owned the economic and voting interests in Olympus that were not then owned by FPL Group. At the time this agreement was entered into, Dennis Coyle, then a member of the Adelphia Board of Directors, was the General Counsel and Secretary of FPL Group. WB Security was a subsidiary of Olympus and WB Security’s sole asset was a $108,000,000 note receivable (the “WB Note”) from a subsidiary of Olympus that was secured by the FPL Group’s ownership interest in Olympus and due September 1, 2004. On January 29, 1999, Adelphia purchased all of the aforementioned shares of Series C Preferred Stock and Class A Common Stock described above from Telesat for aggregate cash consideration of $149,213,000, and on October 1, 1999, the Company acquired FPL Group’s interest in Olympus in exchange for all of the outstanding common stock of WB Security. The acquired shares of Class A Common Stock are presented as treasury stock in the accompanying consolidated balance sheets. The acquired shares of Series C Preferred Stock were returned to their original status of authorized but unissued. On June 24, 2004, the Creditors’ Committee filed an adversary proceeding in the Bankruptcy Court,

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ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

among other things, to avoid, recover and preserve the cash paid by Adelphia pursuant to the repurchase of its Series C Preferred Stock and Class A Common Stock together with all interest paid with respect to such repurchase. A hearing date relating to such adversary proceeding has not yet been set. Interest on the WB Note is calculated at a rate of 6% per annum (or after default at a variable rate of LIBOR plus 5%). FPL Group has the right, upon at least 60 days prior written notice, to require repayment of the principal and accrued interest on the WB Note on or after July 1, 2002. As of December 31, 2004 and 2003, the aggregate principal and interest due to the FPL Group pursuant to the WB Note was $127,537,000. The Company has not accrued interest on the WB Note for periods subsequent to the Petition Date. To date, the Company has not yet received a notice from FPL Group requiring the repayment of the WB Note.

From May 2002 until July 2003, the Company engaged Conway, Del Genio, Gries & Co., LLC (“CDGC”) to provide certain restructuring services pursuant to an engagement letter dated May 21, 2002 (the “Conway Engagement Letter”). During that time, Ronald F. Stengel, Adelphia’s former and interim Chief Operating Officer and Chief Restructuring Officer, was a Senior Managing Director of CDGC. The Conway Engagement Letter provided for Mr. Stengel’s services to Adelphia while remaining a full-time employee of CDGC. In addition, other employees of CDGC were assigned to assist Mr. Stengel in connection with the Conway Engagement Letter. Pursuant to the Conway Engagement Letter, the Company paid CDGC a total of $4,298,000 for its services in 2002 and, $2,827,000 for its services in 2003 (which includes the services of Mr. Stengel). The Company also paid CDGC a total of $173,000 in 2002 and $104,000 in 2003 for reimbursement of CDGC’s out-of pocket expenses incurred in connection with the engagement. These amounts are included in reorganization expenses due to bankruptcy in the accompanying consolidated statements of operations.

Sale of Security Monitoring Business

In November 2004, the Company entered into an asset purchase agreement to sell its security monitoring business in Pennsylvania, Florida and New York for approximately $38,000,000. Pursuant to the bidding procedures order filed with the Bankruptcy Court on November 22, 2004, qualified bidders had the opportunity to submit higher or otherwise better offers with a bid deadline of January 17, 2005. The Company received a better offer within the bid deadline and, as a result, conducted an auction for the sale of the security monitoring business on January 21, 2005. The sale of the security monitoring business to the winning bidder was approved by the Bankruptcy Court on January 28, 2005. On February 28, 2005, the transaction closed based on a preliminary adjusted purchase price of $40,200,000.

Note 19: Quarterly Financial Information (unaudited) (amounts in thousands, except per share amounts)

	Quarter Ended 2004
	March 31	June 30	September 30	December 31
Revenue	$1,007,330	$1,036,470	$1,041,366	$1,058,222
Operating income (loss)	$(42,981)	$(28,346)	$(107,961)	$14,284
Loss from continuing operations before cumulative effects of accounting changes(1)	$(503,442)	$(168,147)	$(260,797)	$(126,287)
Gain (loss) from discontinued operations	$499	$(1,070)	$—	$—
Loss before cumulative effects of accounting changes	$(502,943)	$(169,217)	$(260,797)	$(126,287)
Cumulative effects of accounting changes(2)	$(851,629)	$—	$—	$—
Net loss	$(1,354,572)	$(169,217)	$(260,797)	$(126,287)
Basic and diluted loss per weighted average share of common stock:
From continuing operations before cumulative effect of accounting change	$(1.99)	$(0.67)	$(1.04)	$(0.50)
Cumulative effects of accounting changes	$(3.36)	$—	$—	$—
Net loss applicable to common stockholders	$(5.35)	$(0.67)	$(1.04)	$(0.50)

79

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Quarter Ended 2003
	March 31	June 30	September 30	December 31
Revenue	$841,573	$886,467	$901,334	$939,643
Operating loss	$(41,000)	$(7,691)	$(20,501)	$(79,297)
Loss from continuing operations before cumulative effect of accounting change	$(174,880)	$(136,410)	$(173,016)	$(240,354)
Loss from discontinued operations	$(4,245)	$(4,948)	$(4,154)	$(94,605)
Loss before cumulative effect of accounting change	$(179,125)	$(141,358)	$(177,170)	$(334,959)
Net loss(3)	$(179,125)	$(141,358)	$(177,170)	$(334,959)
Basic and diluted loss per weighted average share of common stock:
From continuing operations before cumulative effect of accounting change	$(0.69)	$(0.54)	$(0.70)	$(0.95)
Loss from discontinued operations	$(0.02)	$(0.02)	$(0.01)	$(0.38)
Net loss applicable to common stockholders	$(0.71)	$(0.56)	$(0.71)	$(1.33)

(1)           The Company recorded a $425,000,000 charge during the quarter ended March 31, 2004 related to the Government Settlement Agreements.

(2)           As a result of the consolidation of the Rigas Co-Borrowing Entities, the Company recorded a $588,782,000 charge as a cumulative effect of a change in accounting principle during the quarter ended March 31, 2004. The application of the new amortization method to customer relationships acquired prior to 2004 resulted in an additional charge of $262,847,000 which has been reflected as a cumulative effect of a change in accounting principle.

(3)           The Company recorded a $97,902,000 charge related to the Global Settlement with TelCove during the quarter ended December 31, 2003. This charge has been included in discontinued operations in the consolidated statement of operations.

80

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20: Subsequent Events (unaudited)

On October 31, 2005, the sale of Century/ML Cable to San Juan Cable was consummated and the Century/ML Plan became effective.  Neither the sale of Century/ML Cable to San Juan Cable nor the effectiveness of the Century/ML Plan resolves the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

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CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  Disclosure controls and procedures include controls and procedures designed to ensure that such information is accumulated and communicated to our management, including our CEO, CFO and CAO, as appropriate, to allow timely decisions regarding required financial disclosure.

Our management, under the supervision and with the participation of our CEO, CFO and CAO, has completed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the fiscal year ended December 31, 2004.  Based on our evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, which included consideration of the material weaknesses described below and our inability to file this Annual Report on Form 10-K within the statutory time period, our management, including our CEO, CFO and CAO, concluded that as of December 31, 2004, the Company’s disclosure controls and procedures were not effective.  In light of the material weaknesses, we performed additional analyses and other post-closing procedures to ensure the consolidated financial statements were prepared in accordance with GAAP.  Accordingly, we believe that the consolidated financial statements included in this Annual Report on Form 10-K fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the Company’s CEO and CFO and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The process includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with the authorization of management and the Board of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions.

Our management, under the supervision and with the participation of our CEO, CFO and CAO, has completed an evaluation of the effectiveness of the design and operation of the Company’s internal control over financial reporting as of December 31, 2004.  In assessing the Company’s internal control over financial reporting, management used the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework.

Pursuant to the auditing and related professional practice standards of the Public Company Accounting Oversight Board and the rules of the SEC, a “control deficiency” exists when the design or operation of an internal control over financial reporting does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.   As of December 31, 2004, we identified the following material weaknesses in the Company’s internal control over financial reporting.

Access to Financial Applications and Data

The Company did not maintain effective controls over access to financial applications and data, including financial applications and data related to property and equipment, general ledger and financial reporting.  Specifically, ineffective controls included unrestricted access for information technology and accounting personnel to programs and data, the lack of

82

periodic, independent review and monitoring of such access, and a lack of policies and procedures that govern security and access.   This control deficiency did not result in adjustments to the annual or interim financial statements.  The existence of this control deficiency could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.  Accordingly, management determined that this control deficiency constitutes a material weakness.

Property and Equipment Accounting

The Company did not maintain effective controls over the accounting for property and equipment.  Specifically, the Company had  (i) ineffective controls over its quarterly physical inventory of construction materials, repair and maintenance supplies and customer premise equipment, including lack of effective inventory count tag control, ineffective or inaccurate inventory counts, and instances of non-compliance with the Company’s policy regarding the conduct of physical inventories, (ii) ineffective controls over the commencement of depreciation expense for capital assets placed in service, (iii) ineffective controls over the appropriate review and approval of contractor work and materials used in connection with capital projects, and (iv) inconsistent application of its limits of authority policy pursuant to which contractual or other payment obligations associated with capital projects are approved.  These control deficiencies resulted in immaterial audit adjustments to the annual and interim financial statements.  The existence of these control deficiencies could result in the misstatement of property and equipment, depreciation expense as well as repair and maintenance expense that could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.  Accordingly, management determined that these control deficiencies, in the aggregate, constitute a material weakness.

Period-End Financial Reporting Process

The Company did not maintain effective controls over its period-end financial reporting process.  Specifically, the Company had (i) ineffective controls over the documentation, authorization and review of journal entries, (ii) ineffective controls to ensure the accuracy of and restricted access to spreadsheets used to support journal entries reflected in our general ledger and in our financial reporting process, and (iii) ineffective controls to ensure the completeness of certain general ledger account reconciliations conducted in connection with the period-end financial reporting process.   These control deficiencies resulted in immaterial audit adjustments to the annual and interim financial statements.  These control deficiencies could result in a material misstatement to annual or interim financial statements that would not be prevented or detected.  Accordingly, management has concluded that these control deficiencies, in the aggregate, constitute a material weakness.

Because of the material weaknesses described above, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 based on the criteria established in Internal Control – Integrated Framework issued by the COSO.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears elsewhere in this Annual Report on Form 10-K.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with our evaluation of the effectiveness of the Company’s internal control over financial reporting at December 31, 2004, we have taken a number of steps that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Throughout 2004, the Company, assisted by significant outside resources that supplemented our accounting and internal audit functions, carried out documentation and testing of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and Audit Standard No. 2 as promulgated by the Public Company Accounting Oversight Board.  During this documentation and testing process, we preliminarily identified a substantial number of internal control deficiencies, including, to the extent they still existed, the material weaknesses and/or reportable conditions discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.  As part of our Sarbanes-Oxley Section 404 efforts, we reviewed these deficiencies, including identification of those that relate to key internal controls over financial reporting, and determined the level of significance of each such key deficiency.  As of the filing of this Annual Report, we have successfully remediated a portion of these control deficiencies.  We will continue our efforts to remediate internal control deficiencies identified as part of management’s assessment of internal control over financial reporting for 2004, including the material weaknesses described above.  Following is a discussion of specific changes that we have made in the Company’s internal control over financial reporting relating to the material weaknesses described above.

83

With respect to the access to financial applications and data material weakness described above, subsequent to December 31, 2004, we have substantially completed our remediation efforts.  We have implemented controls, including policies and procedures that govern security and access to our IT systems, programs and data, including those supporting our financial data relating to property and equipment and our general ledger and financial reporting applications.  In addition, all employees are currently required to complete training and acknowledge an understanding of the Company’s Code of Business Conduct and Ethics, which addresses proper use of Company assets, including requirements for security/access controls.

With respect to the property and equipment accounting material weakness described above, subsequent to December 31, 2004, we have continued our remediation efforts.  In December 2004, the Company’s limits of authority policy was updated and communicated to all employees.   In April 2005, through the execution of the Company’s physical inventory procedures, we completed an accurate physical inventory of our construction materials, repair and maintenance supplies and customer premise equipment.  In addition, during 2005, policies and procedures have been implemented to improve controls over capital projects.  We will continue to monitor and test our property and equipment processes throughout the remainder of 2005 and will determine if additional remediation efforts are required.

With respect to the period-end financial reporting process material weakness described above, subsequent to December 31, 2004, we have substantially completed our remediation efforts.  Controls have been implemented to ensure that all journal entries recorded in the Company’s general ledger have adequate supporting documentation and are appropriately reviewed and approved prior to being recorded in the general ledger.  In addition, all general ledger accounts have been assigned to specific accounting personnel who are accountable for ensuring that the general ledger accounts are reconciled and reviewed on a timely basis and that adequate supporting documentation is maintained for general ledger accounts.   We are also in the process of completing an inventory of all spreadsheets used in our financial reporting process and implementing internal controls over spreadsheets, including requiring data integrity, version controls and restricted access.

We continue to dedicate substantial resources to this effort and believe that we have made considerable progress in establishing effective internal control over financial reporting.  However, our management is unable to provide assurance as to when we and our independent registered public accountants will be able to determine that the Company’s internal control over financial reporting is effective.

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Exhibit G

Time Warner Cable Inc.

Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Board of Directors

Time Warner Cable Inc.

We have audited the accompanying consolidated balance sheets of Time Warner Cable Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and shareholders’ equity and attributed net assets for each of the three years in the period ended December 31, 2004.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner Cable Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

As described in Note 6 to the accompanying consolidated financial statements, Time Warner Cable Inc. changed its method of accounting for goodwill and intangible assets in 2002.

/s/ ERNST & YOUNG LLP

New York, New York

March 9, 2005, except for

Notes 13 and 14, as to which the

date is June 17, 2005

Time Warner Cable Inc.

Consolidated Balance Sheet

	As of December 31,
	2004	2003
	(in millions, except share data)
Assets

Current assets:
Cash and cash equivalents	$102	$329
Receivables, less allowance of $53 in 2004 and 2003	363	370
Receivables from affiliated parties	23	65
Other current assets	37	34

Total current assets	525	798

Investments	1,964	1,800
Property, plant and equipment, net	8,474	8,193
Goodwill	1,921	1,909
Other intangible assets subject to amortization, net	225	277
Other intangible assets not subject to amortization	29,756	29,755
Other assets	301	197

Total assets	$43,166	$42,929

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$283	$323
Deferred revenue and subscriber related liabilities	100	86
Payables to affiliated parties	228	176
Accrued programming expense	309	305
Other current liabilities	784	776

Total current liabilities	1,704	1,666

Long-term debt	4,898	5,964
Mandatorily redeemable preferred equity of a subsidiary	2,400	2,400
Deferred income tax obligations, net	13,339	12,862
Other liabilities	130	141
Minority interests	696	635
Mandatorily redeemable Class A Common Stock, $0.01 par value, 48 shares issued and outstanding as of December 31, 2004; no shares issued or outstanding as of December 31, 2003	1,065	—

Shareholders’ equity

Class A Common Stock, $0.01 par value, 877 shares issued and outstanding as of December 31, 2004; 925 shares issued and outstanding at December 31, 2003	—	—
Class B Common Stock; $0.01 par value; 75 shares issued and outstanding as of December 31, 2004 and December 31, 2003	—	—
Paid-in capital	17,743	18,821
Accumulated other comprehensive loss, net	(4)	(3)
Retained earnings	1,195	443
Total shareholders’ equity	18,934	19,261

Total liabilities and shareholders’ equity	$43,166	$42,929

The accompanying notes are an integral part of the consolidated financial statements.

2

Time Warner Cable Inc.

Consolidated Statement of Operations

	Year ended December 31,
	2004	2003	2002
	(in millions)
Revenues
Subscriptions:
Video	$6,180	$5,810	$5,365
High-speed data	1,760	1,422	1,009
Digital phone	29	1	—
Advertising	515	466	661

Total revenues(a)	8,484	7,699	7,035

Costs and expenses:
Cost of revenues(a)	3,723	3,343	3,033
Selling, general and administrative expenses(a)	1,483	1,376	1,304
Depreciation	1,438	1,403	1,207
Amortization	76	58	7
Impairment of goodwill	—	—	10,550
Gain on sale of cable system	—	—	(6)

Total costs and expenses	6,720	6,180	16,095

Operating income (loss)	1,764	1,519	(9,060)

Interest expense, net(a)	(465)	(492)	(385)
Income from equity investments, net	40	32	12
Minority interest expense, net	(64)	(65)	(118)
Other income (expense)	11	—	(420)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	1,286	994	(9,971)

Income tax provision	(534)	(412)	(283)

Income (loss) before discontinued operations and cumulative effect of accounting change	752	582	(10,254)

Income from discontinued operations, net of tax	—	150	848

Cumulative effect of accounting change	—	—	(27,971)

Net income (loss)	$752	$732	$(37,377)

(a)          Includes the following income (expenses) from transactions with related companies:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Revenues	$115	$125	$190
Cost of revenues	(668)	(631)	(608)
Selling, general and administrative	23	5	(21)
Interest expense, net	(168)	(135)	(17)

The accompanying notes are an integral part of the consolidated financial statements.

3

Time Warner Cable Inc.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(in millions)
Operating activities:
Net income (loss)(a)	$752	$732	$(37,377)

Adjustments for non-cash and non-operating items:
Cumulative effect of accounting change (b)	—	—	27,971
Depreciation and amortization	1,514	1,461	1,214
Impairment of goodwill	—	—	10,550
Impairment of equity investments	—	—	420
Gain on sale or exchange of cable systems	—	—	(6)
Income from equity investments	(40)	(32)	(12)
Minority interest expense, net	64	65	118
Deferred income taxes	477	(488)	(255)
Changes in operating assets and liabilities:
Receivables	42	67	61
Accounts payable and other liabilities	(1)	164	271
Other changes	(147)	113	96
Adjustments relating to discontinued operations	—	46	(459)

Cash provided by operating activities	2,661	2,128	2,592

Investing activities:
Capital expenditures	(1,712)	(1,637)	(1,813)
Investments and acquisitions	(107)	(146)	(246)
Proceeds from disposal of property, plant and equipment	3	10	7
Cash used by investing activities of discontinued operations	—	(157)	(345)

Cash used by investing activities	(1,816)	(1,930)	(2,397)

Financing activities:
(Repayments) borrowings, net(c)	(1,059)	(720)	602
(Distributions) contributions, net	(13)	22	21
Cash used by financing activities of discontinued operations	—	(211)	(44)

Cash (used) provided by financing activities	(1,072)	(909)	579

(Decrease) increase in cash and cash equivalents	(227)	(711)	774

Cash and cash equivalents at beginning of period (d)	329	1,040	94

Cash and cash equivalents at end of period	$102	$329	$868

(a)          Includes income from discontinued operations of $150 million and $848 million for the years ended December 31, 2003 and 2002, respectively.

(b)         Includes cumulative effect of accounting change for discontinued operations of $4.996 billion for the year ended December 31, 2002.

(c)          Gross borrowings and repayments were $1.670 billion and $2.722 billion, respectively, for the year ended December 31, 2004.  Gross borrowings and repayments subsequent to the restructuring of Time Warner Entertainment Company, L.P. were $2.575 billion and $2.730 billion, respectively, for the nine months ended December 31, 2003.

(d)         Includes cash and cash equivalents from discontinued operations of $172 million at January 1, 2003.

The accompanying notes are an integral part of the consolidated financial statements.

4

Time Warner Cable Inc.

Consolidated Statement of Shareholders’ Equity and Attributed Net Assets

	Attributed Net Assets	Common Stock	Paid-in Capital	Retained Earnings	Total
	(in millions)
Balance at January 1, 2002	$74,564	$—	$—	$—	$74,564

Reallocation of goodwill to other segments of Time Warner Inc. upon adoption of FAS 142	(8,063)	—	—	—	(8,063)

Net loss	(37,377)	—	—	—	(37,377)

Foreign currency translation adjustments	35	—	—	—	35

Realized and unrealized losses on equity derivative financial instruments (net of $9 million tax benefit)	(13)	—	—	—	(13)

Unrealized gains on marketable securities (net of $3 million tax provision)	5	—	—	—	5

Minimum pension liability adjustment (net of $82 million tax benefit)	(124)	—	—	—	(124)

Comprehensive loss	(37,474)	—	—	—	(37,474)

Dilution of interest in Time Warner Entertainment Company, L.P. (net of $276 million tax benefit)	(414)	—	—	—	(414)

Allocations to Time Warner Inc., net(a)	(422)	—	—	—	(422)

Balance at December 31, 2002	28,191	—	—	—	28,191

Net income	289	—	—	—	289

Foreign currency translation adjustments	30				30

Realized and unrealized losses on equity derivative financial instruments (net of $1 million tax benefit)	1				1

Unrealized gains on marketable securities (net of $1 million tax provision)	(1)				(1)

Comprehensive income	319	—	—	—	319

Allocation of purchase price in connection with the restructuring of the Time Warner Entertainment Company, L.P	3,242	—	—	—	3,242

Distribution of non-cable businesses of Time Warner Entertainment Company, L. P. to a subsidiary of Time Warner Inc.(b)	(14,478)	—	—	—	(14,478)

Conversion of partners capital to manditorily redeemable preferred equity in connection with the Time Warner Entertainment Company, L.P. restructuring	(2,400)	—	—	—	(2,400)

Allocations from Time Warner Inc., net(a)	2,261	—	—	—	2,261

Conversion of attributed net assets into paid-in capital and retained earnings in connection with the restructuring of Time Warner Entertainment Company, L.P	(17,135)	—	17,208	(73)	—

Balance at March 31, 2003	—	—	17,208	(73)	17,135

Net income	—	—	—	443	443

Reversal of minimum pension liability (net of $47 million tax benefit)	—	—	—	70	70

Comprehensive income	—	—	—	513	513

Allocations from Time Warner Inc., net (a)	—	—	1,613	—	1,613

Balance at December 31, 2003	—	—	18,821	440	19,261

Net income	—	—	—	752	752

Minimum pension liability adjustment (net of $1 million tax benefit)	—	—	—	(1)	(1)

Comprehensive income	—	—	—	751	751

Reclassification of 48 shares of Class A Common Stock to mandatorily redeemable Class A Common Stock at fair value(c)	—	—	(1,065)	—	(1,065)

Allocations to Time Warner Inc., net (a)	—	—	(13)	—	(13)

Balance at December 31, 2004	$—	$—	$17,743	$1,191	$18,934

(a)          Prior to the restructuring of Time Warner Entertainment Company, L.P. (“TWE”) completed on March 31, 2003, the amount represents the allocation of certain assets and liabilities (primarily debt and tax related balances) from Time Warner Inc. to Time Warner Cable Inc. and the reclassification of certain historical related party accounts between Time Warner Inc. and Time Warner Cable Inc. that were settled as part of the restructuring of TWE.  For periods subsequent to the restructuring of TWE, the amount primarily represents a change in the Company’s accrued liability payable to Time Warner Inc. for vested employee stock options.

(b)         Amount includes the accumulated other comprehensive income of the non-cable businesses of TWE of $3 million, net of tax.

(c)          Refer to note 2 for discussion of the Tolling and Optional Redemption Agreement with Comcast Corporation.

The accompanying notes are an integral part of the consolidated financial statements.

5

Time Warner Cable Inc.

Notes to Consolidated Financial Statements

1.              DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (“TWC” or the “Company”) is the second largest cable operator in the United States (in terms of subscribers served).  TWC managed approximately 10.9 million basic cable subscribers (including approximately 1.6 million subscribers of unconsolidated investees) at December 31, 2004, in highly clustered and upgraded systems in 27 states.  TWC was formed as part of the restructuring of Time Warner Entertainment Company, L.P. (“TWE”), completed on March 31, 2003 (the “TWE Restructuring”), as described below.  Time Warner Inc. (“Time Warner”) currently holds a 79% economic interest in TWC’s business and the remaining 21% economic interest is held by trusts established for the benefit of Comcast Corporation (Comcast Corporation, its affiliates and disposition trusts established for its benefit, “Comcast”).  The financial results of the operations of TWC are consolidated by Time Warner.

TWC offers three basic products — video, high-speed data and its newest service, Digital Phone. Video is TWC’s largest product in terms of revenues generated; however, the growth of its customer base for video cable service is limited, as the customer base has matured and industry-wide competition from direct-to-home satellite services has increased.  Nevertheless, TWC is continuing to increase its video revenue through its offerings of advanced digital video services.  Digital video, video-on-demand, subscription-video-on-demand and digital video recorders are available in all of the Company’s 31 divisions.  TWC’s digital video subscriber base provides a broad base of potential customers for these advanced services.  Video programming costs represent a major component of TWC’s expenses and continue to rise across the sector, especially for sports programming.

High-speed data service has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results.  However, the rate of subscriber growth has begun to slow, reflecting increasing penetration rates and increased competition from digital subscriber lines (DSL).

TWC’s new voice product, Digital Phone, had been launched in all of its divisions by December 31, 2004, and was available to over two-thirds of TWC’s homes passed.  Digital Phone provides unlimited local, in-state and domestic long distance calling, as well as call waiting, caller ID, voice mail and enhanced “911” services, for a fixed monthly fee.  Digital Phone enables TWC to offer its customers a combined, easy-to-use package of video, high-speed data and voice services and to compete effectively against similar bundled products offered by competitors.

In addition to the subscription services described above, TWC also earns revenue by selling advertising time to national, regional and local businesses.

Basis of Presentation

Summary

TWC was formed in March 2003 in connection with the TWE Restructuring, as described below.  TWC is the successor to the cable related businesses previously conducted through TWE and TWI Cable Inc. (“TWI Cable”) (a wholly owned subsidiary of Time Warner).  Prior to the TWE Restructuring, both TWE and TWI Cable were consolidated by Time Warner; however, Comcast owned approximately 28% of TWE.  In addition to the cable businesses, TWE owned and operated certain non-cable businesses, including Warner Bros. and Home Box Office. As

6

part of the TWE Restructuring, (i) substantially all of TWI Cable and TWE were acquired by TWC, (ii) TWE’s non-cable businesses were distributed to Time Warner, (iii) Time Warner acquired an incremental stake in the combined cable operation from Comcast in exchange for mandatorily convertible preferred stock of Time Warner, (iv) TWC repaid $2.1 billion of pre-existing indebtedness to an affiliate of Comcast and (v) Comcast exchanged a portion of its ownership interest in TWE for an increased ownership interest in TWC.

Subsequent to the TWE Restructuring, Comcast’s approximate 21% economic interest in TWC is held through a 17.9% direct common ownership interest in TWC (representing a 10.7% voting interest) and a limited partnership interest in TWE (representing a 4.7% residual equity interest).  Time Warner’s approximately 79% economic interest in TWC is held through an 82.1% common ownership interest in TWC (representing an 89.3% voting interest) and a limited partnership interest in TWE (representing a 1% residual equity interest).  Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE.  In connection with the TWE Restructuring, Time Warner effectively increased its economic ownership interest in TWE from approximately 73% to 79%.  This acquisition by Time Warner of this additional 6% interest in TWE, as well as Comcast’s exchange of a portion of its interest in TWE for a 17.9% interest in TWC, were accounted for at fair value as step acquisitions.

The TWC financial statements for all periods prior to the TWE Restructuring represent the combined consolidated financial statements of TWE and TWI Cable (entities under the common control of Time Warner).  The financial statements include all push-down accounting resulting from the merger of America Online, Inc. (“America Online”) and Historic TW Inc. (formerly named Time Warner Inc.) (the “America Online-Historic TW merger”) and treat the economic stake in TWE that was held by Comcast as a minority interest.  The operating results of all non-cable business of TWE have been reflected as a discontinued operation.  Additionally, the income tax provisions, related tax payments, and current and deferred tax balances have been presented as if TWC operated as a stand-alone taxpayer.

Restructuring of Time Warner Entertainment Company, L.P.

On March 31, 2003, Time Warner and Comcast completed the TWE Restructuring.  As a result of the TWE Restructuring, Time Warner acquired complete ownership of TWE’s content businesses, including Warner Bros., Home Box Office, and TWE’s interests in The WB Network, Comedy Central (which was subsequently sold) and the Courtroom Television Network (collectively, the “Non-cable Businesses”).  Additionally, all of Time Warner’s interests in the cable television systems, including those that were wholly-owned and those that were held through TWE, are now controlled by TWC.  As part of the TWE Restructuring, Time Warner received an approximate 79% economic interest in TWC’s cable systems.  TWE is now a subsidiary of TWC, with TWC indirectly holding 94.3% of TWE’s residual equity interest.

Prior to the TWE Restructuring, a majority of Time Warner’s interests in its cable and filmed entertainment segments, and a portion of its interests in its networks segment, were held through TWE.  Time Warner owned general and limited partnership interests in TWE consisting of 72.36% of the pro rata priority capital and residual equity capital, and 100% of the junior priority capital.  Comcast held the remaining 27.64% limited partnership interests in TWE.

In the TWE Restructuring: (i) Comcast received Time Warner mandatorily convertible preferred stock, which converted automatically on March 31, 2005 into $1.5 billion of Time Warner Common Stock; (ii) Comcast retained an approximate 21% economic interest in TWC’s cable systems; and (iii) TWC repaid $2.1 billion of pre-existing debt to an affiliate of Comcast.

7

In connection with the TWE Restructuring, Comcast received (1) customary registration rights relating to its 17.9% interest in the common stock of TWC and (2) the right, at any time following March 31, 2005, to require TWC or Time Warner to purchase all or a portion of Comcast’s 4.7% limited partnership interest in TWE at an appraised fair market value.  The purchase price for Comcast’s limited partnership interest may be paid in cash, Time Warner or TWC Common Stock (if TWC Common Stock is then publicly traded) or a combination of cash and stock.  Following March 31, 2005, Comcast also has the right to sell all or a portion of its interest in TWE to a third party, subject to rights of first refusal by Time Warner and TWC.  As of April 15, 2005, Comcast has not exercised its right to require TWC or Time Warner to purchase all or a portion of its 4.7% limited partnership interest in TWE.  On December 29, 2003, TWC received notice from Comcast requesting that TWC start the registration process under the Securities Act of 1933 for the sale in a firm underwritten offering of Comcast’s 17.9% common interest in TWC.  See Note 2 for discussion of the Comcast Tolling and Optional Redemption Agreement and Note 14 for additional information on the registration process.

The additional ownership interests acquired by Time Warner in the TWE Restructuring have been accounted for as a step acquisition, with total purchase consideration of $4.653 billion.  Of the $4.653 billion purchase consideration, approximately $1.403 billion relates to the additional interest acquired in TWE’s cable businesses which has been pushed down to TWE.  This consideration consisted primarily of the repayment of pre-existing debt of TWC to an affiliate of Comcast and the issuance of mandatorily convertible preferred stock, as well as an interest in certain cable systems that were previously wholly owned by Time Warner with an approximate fair value of $1.0 billion.

The purchase consideration has been allocated to the tangible and intangible assets as follows (in millions):

Tangible net assets	$520
Cable franchises	812
Subscriber lists	68
Goodwill.	3
Purchase Consideration Allocated to TWE’s continuing operations	1,403

Purchase Consideration Allocated to TWE’s discontinued operations	3,250
Total Purchase Consideration Allocated to TWE	$4,653

The fair value of the cable franchises was determined using both a discounted cash flow and a residual value methodology.  Significant assumptions inherent in a discounted cash flow methodology include estimates of cash flows and discount rates.  The assumptions about future cash flows and growth rates were based on the Company’s budget and long-term plans.  Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.  In addition, it was assumed that existing cable franchise agreements would be renewed without material modification to the underlying existing terms and conditions and without incurring substantial cost.  Under the residual value method, the fair value of the cable franchise intangible asset was determined to be the difference between the estimated fair value of the incremental 6% interest in TWE acquired and the fair value of remaining cable net assets acquired (including intangible assets other than cable franchise intangible assets).  The traditional discounted cash flow method (as determined by an independent valuation specialist) provided a range for the value of the cable franchise intangible asset and the residual value method fell within that range.  Pursuant to Emerging Issues Task Force Topic D-108, “Use of the Residual

8

Method to Value Acquired Assets Other Than Goodwill” (“Topic D-108”), the Company utilized a discounted cash flow methodology in assessing the current fair value of the cable franchise intangible assets, which did not result in an impairment in 2004.

In conjunction with the TWE Restructuring, Comcast’s book basis in TWC was stepped up to its estimated fair value.  The fair value adjustment of $2.362 billion is reflected as an increase in cable franchise intangibles ($2.170 billion) and subscriber lists ($192 million), with a corresponding increase to contributed capital.  The fair value of the Comcast interest was estimated using a combination of a discounted cash flow analysis and a review of market comparisons and recent transactions.  The assumptions about future cash flows and growth rates were based on the Company’s budget and long-term plans.  The discount rates used were based upon an assessment of the risk inherent in the cash flows.

In addition to the allocations above, the Company has recorded approximately $1.906 billion of deferred tax liabilities and a corresponding increase in goodwill for deferred tax liabilities related to the above intangible assets.

As a result of Time Warner’s acquisition of TWE’s Non-cable Businesses (through its wholly-owned subsidiary, Warner Communications Inc.), the Company has presented the TWE Non-cable Businesses as discontinued operations for all periods presented.  Revenues from the discontinued operations of the TWE Non-cable Businesses totaled $2.780 billion (three months) and $10.722 billion for the years ended December 31, 2003 and 2002, respectively.  Net income (loss) from the discontinued operations of the TWE Non-cable Businesses totaled $150 million (three months) and $(4.262) billion for the years ended December 31, 2003 and 2002, respectively.

Time Warner Interactive Video Group, Inc.

On December 31, 2003, in connection with the restructuring by Time Warner of its Time Warner Interactive Video Group Inc. (“IVG”), TWC entered into a stock purchase agreement with a subsidiary of Time Warner to purchase all of the outstanding stock of IVG at a purchase price of $7.5 million.  IVG was established by Time Warner in 2001 to accelerate the growth of interactive television and to develop certain advanced cable services.  The consolidated financial statements of the Company have been restated to include the historical operations of IVG for all periods presented because the transfer of IVG to TWC was a transfer of assets under common control by Time Warner.  IVG’s operating losses were $60 million and $30 million for the years ended December 31, 2003 and 2002.  IVG had net assets of $7 million as of December 31, 2003.

Time Warner Allocations

For periods prior to the TWE Restructuring, the consolidated financial statements of TWC reflect, in continuing operations, the cable businesses of TWE and TWI Cable, both of which were under the common control of Time Warner.  The consolidated financial statements include all assets, liabilities, revenues, expenses and cash flows directly attributable to TWC, as well as allocations of certain Time Warner corporate items which, in the opinion of TWC management, are reasonably and appropriately allocable to the activities of the Company.  The principal allocation methodologies are described below.

1.               The income tax benefits and provisions, related tax payments, and current and deferred tax balances were prepared as if TWC operated as a stand-alone taxpayer for all periods presented.

9

2.               A portion of Time Warner’s debt was allocated to TWC based upon the level of debt assumed as part of the TWE Restructuring and TWC’s historical cash flow.

3.               The historical management fees paid by TWE to Time Warner were allocated to TWC using a pro rata allocation between the TWE cable and Non-cable Businesses (based on consolidated operating income (loss) before depreciation of tangible assets, amortization of intangible assets and impairment write-downs related to goodwill and other intangible assets).

4.               The minority interest expense included in the accompanying consolidated statement of operations includes an allocated portion of Time Warner’s total minority interest expense related to Comcast’s ownership percentage in TWE’s cable business prior to the TWE Restructuring.

Discontinued Operations of TWE-Advance/Newhouse Partnership

On June 24, 2002, TWE and Advance/Newhouse agreed to restructure the TWE-Advance/Newhouse partnership (“TWE-A/N”), which, on August 1, 2002 (the “Debt Closing Date”), resulted in Advance/Newhouse assuming responsibility for the day-to-day operations of certain TWE-A/N cable systems serving approximately 2.1 million subscribers located primarily in Florida (the “A/N Systems”).  On the Debt Closing Date, Advance/Newhouse and its affiliates assumed and repaid approximately $780 million of TWE-A/N’s senior indebtedness.  As a result, TWE deconsolidated the financial position and operating results of these systems as of the Debt Closing Date.  Additionally, all prior period results associated with the A/N Systems, including the historical minority interest allocated to Advance/Newhouse’s interest in TWE-A/N, have been reflected as a discontinued operation for all periods presented.  Revenues and net income from the discontinued operations of the A/N Systems were $834 million and $114 million, respectively, in 2002 (seven months).

Restructuring of Road Runner

In conjunction with the 2002 TWE-A/N restructuring, TWC effectively acquired Advance/Newhouse’s ownership interest in Road Runner.  As a result of this acquisition and the concurrent termination of Advance/Newhouse’s minority veto rights in Road Runner, the Company consolidated the financial position and results of operations of Road Runner retroactive to the beginning of 2002.  Previously, the Company accounted for its investment in Road Runner under the equity method of accounting as Advance/Newhouse held certain veto rights that allowed it to participate in the day-to-day operations of the Road Runner business.

Capital Structure

Prior to the completion of the TWE Restructuring on March 31, 2003, the Company’s operations were held in TWE and various other subsidiaries of Time Warner in which TWE did not have any ownership.  The TWC financial statements for periods prior to the completion of the TWE Restructuring, however, reflect all assets, liabilities, revenue and expenses directly attributable to the Company’s historical operations.  Therefore, the Company’s equity for all periods prior to the completion of the TWE Restructuring has been characterized as attributed net assets.  As a result of the TWE Restructuring, all of the Company’s operations are now held by the legal entity, Time Warner Cable Inc., and its subsidiaries.  Therefore, for periods after the TWE Restructuring, the Company’s equity is presented in its various components of common stock, additional paid-in capital, and retained earnings.

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As part of the TWE Restructuring, the outstanding capital stock of the Company was recapitalized into 925 shares of Class A Common Stock and 75 shares of Class B Common Stock on March 31, 2003.  Upon completion of the TWE Restructuring, Time Warner holds, directly or indirectly, 746 shares of Class A Common Stock and 75 shares of Class B Common Stock.  A trust for the benefit of Comcast holds the remaining 179 shares of Class A Common Stock.  TWC authorized 1,000 shares of preferred stock; however, no preferred shares have been issued, nor does the Company have any current plans to issue any preferred shares.

Each share of Class A Common Stock votes as a single class with respect to the election of Class A directors, which are required to represent not less than one-sixth of the Company’s directors and not more than one-fifth and, in any event, not less than one, of the Company’s directors.  Each share of the Company’s Class B Common Stock votes as a single class with respect to the election of Class B directors, which are required to represent not less than four-fifths of the Company’s directors.  Each share of Class B Common Stock issued and outstanding generally has ten votes on any matter submitted to a vote of the stockholders, and each share of Class A Common Stock issued and outstanding has one vote on any matter submitted to a vote of stockholders.  Except for the voting rights characteristics described above, there are no differences between the Class A and Class B Common Stock.  The Class A Common Stock and the Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of the stockholders except with respect to the election of directors.  The Class B Common Stock is not convertible into the Company’s Class A Common Stock.  As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A and Class B directors.

As discussed in Note 2, pursuant to the Tolling and Optional Redemption Agreement dated September 24, 2004, Comcast has been granted an option which can be exercised between December 1, 2004 and April 1, 2005, to require TWC to redeem a portion of its Class A Common Stock held by Comcast in exchange for a TWC subsidiary holding cable systems serving approximately 90,000 basic subscribers, plus approximately $750 million in cash.  The Company has reclassified the redemption value of its Class A Common Stock subject to this option ($1.065 billion) from shareholders’ equity to mandatorily redeemable Class A Common Stock.  See Note 14 for additional information on the Tolling and Optional Redemption Agreement.

Reclassifications

Certain reclassifications have been made to the prior years’ financial information to conform to the December 31, 2004 presentation.

2.              RECENT BUSINESS TRANSACTIONS AND DEVELOPMENTS

America Online, Inc. Agreement

In the first quarter of 2005, TWC and America Online, Inc. (“AOL”) (a segment of Time Warner) announced a strategic agreement to develop a customized broadband offering with attractive pricing for their current Road Runner and AOL subscribers as well as prospects across the TWC coverage area.  The Road Runner service will continue to be available on a stand-alone basis for those subscribers who elect not to take the new offering.  This agreement will allow AOL to proactively migrate its subscribers to the customized broadband offering and also to share in future subscriber revenues generated.  Under the agreement, AOL will manage the advertising and search opportunities for both the new offering and the Road Runner portal, providing an increase in its audience size and potential to earn from online advertising, search, commerce and premium services.  The agreement should benefit TWC in 2005 in accelerating its acquisition of high-speed data subscribers and provide its high-speed data customers additional value through

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access to AOL’s programming and features.  TWC will also share in a portion of the advertising revenues generated.

Comcast Tolling and Optional Redemption Agreement

On September 24, 2004, TWC entered into a Tolling and Optional Redemption Agreement (the “Agreement”) with Comcast.  Pursuant to the Agreement, Comcast was granted an option (the “Option”), which originally could be exercised between December 1, 2004 and April 1, 2005, to require TWC to redeem a portion of its Class A Common Stock held by Comcast in exchange for the stock of a TWC subsidiary holding cable systems serving approximately 90,000 basic cable subscribers and approximately $750 million in cash.  The Agreement was amended in February 2005 to extend the expiration date of the Option to 60 days following notice by either TWC or Comcast or, after April 1, 2005, immediately if Comcast irrevocably elects not to exercise the Option.  Closing of the transactions contemplated by the Agreement is subject to the exercise of the Option, required governmental and regulatory approvals and other customary closing conditions.  As of the date of this report, Comcast has not exercised the Option.

Comcast currently owns an effective interest of approximately 21% in TWC’s business – held through a 17.9% common stock interest in TWC and a 4.7% limited partnership interest in TWE.  If the Option is exercised, Comcast will reduce its current 21% effective interest in TWC’s business to approximately 17% – consisting of a 13.7% common stock interest in TWC and a 4.7% limited partnership interest in TWE.  Other than as provided in the Agreement, Comcast cannot require TWC to purchase its interest in TWC.  As previously discussed, in connection with the TWE Restructuring, Comcast received the right, at any time following March 31, 2005, to require TWC or Time Warner to purchase all or a portion of Comcast’s 4.7% limited partnership interest in TWE at appraised fair market value.  Under the arrangements entered into by Comcast as part of the process of obtaining FCC approval of Comcast’s acquisition of AT&T Broadband, Comcast is obligated to take steps to dispose of its entire interest in TWC and TWE in an orderly process by November 2007, and in any event by May 2008.

Upon entering into the Agreement, no cash consideration was exchanged between the Company and Comcast; however, the Company has reclassified the redemption value of its Class A Common Stock subject to the Option ($1.065 billion) from shareholders’ equity to mandatorily redeemable Class A Common Stock.  If the Option is exercised, the Company would account for the transaction as a sale of cable systems and a payment of $750 million in cash for the redemption of a portion of the stock in TWC held by Comcast.  A gain or loss would be recognized based on the difference in the fair value of the cable systems transferred to Comcast and the Company’s book basis in such systems.  In addition, Time Warner would apply purchase accounting to the portion of the interest acquired from Comcast.  This purchase accounting would be pushed down to TWC.

The Agreement, as amended, provides that Comcast will not exercise or pursue registration rights with respect to the TWC stock owned by it until the Option expires.  This provision of the Agreement supersedes Comcast’s request to TWC in December 2003 to register its TWC stock.  See Note 14 for additional information on the Tolling and Optional Redemption Agreement and the registration process.

Adelphia Joint Bid

TWC has submitted a joint bid, along with Comcast, to acquire the assets of Adelphia Communications Corporation (“Adelphia”) in connection with the auction process initiated by

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Adelphia.  See Note 14 for additional information on the status of the Adelphia acquisition process.

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Purchase of Urban Cable Works of Philadelphia

Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) is an unconsolidated joint venture of TWC, with approximately 50,000 basic subscribers at December 31, 2004, that operates cable television systems in Philadelphia, Pennsylvania.  Urban Cable is 40% owned by TWC and 60% owned by an investment group led by Inner City Broadcasting (“Inner City”).  Under a management agreement, TWC is responsible for the day-to-day management of Urban Cable.  During 2004, TWC and Inner City have settled certain disputes regarding the joint venture for a $34 million cash payment.  TWC recorded this settlement payment within selling, general and administrative expenses in 2004.

TWC has also agreed to purchase, subject to receipt of applicable regulatory approvals, all of Inner City’s interests in the Urban Cable venture for approximately $53 million in cash.  Additionally, upon closing, TWC will eliminate in consolidation $67 million of debt and interest owed to it by Urban Cable and will assume $53 million of Urban Cable’s third-party debt.  On March 3, 2005, the City Council of Philadelphia denied TWC’s request for approval of this transaction.  TWC believes the denial was invalid, but is unable to predict when the transaction may be completed.  For the year ended December 31, 2004, Urban Cable’s revenues and Operating Income were $47 million and $3 million, respectively.  See Note 14 for additional information on the purchase of Urban Cable.

Joint Venture Restructuring

On May 1, 2004, the Company completed the restructuring of two joint ventures that it manages, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and the TWE-Advance/Newhouse Partnership (“TWE-A/N”), a subsidiary of TWE.  Prior to the restructuring, the Company accounted for its investment in these joint ventures using the equity method.  As a result of the restructuring, KCCP was merged into TCP, which was renamed “Texas and Kansas City Cable Partners, L.P.”  Texas and Kansas City Cable Partners, L.P. served approximately 1.5 million basic video subscribers at December 31, 2004.  Following the restructuring, the combined partnership was owned 50% by Comcast and 50% by TWE and TWE-A/N, collectively.  Since the net assets of the combined partnership were owned 50% by TWC and 50% by Comcast both before and after the restructuring and there were no changes in the rights or economic interests of either party, the Company viewed the transaction as a non-substantive reorganization to be accounted for at book value, similar to the transfer of assets under common control.  In February 2005, TWE’s interest in the combined partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N.  The Company continues to account for its investment in the restructured joint venture using the equity method.  Beginning on June 1, 2006, either TWC or Comcast can trigger a dissolution of the partnership.  If a dissolution is triggered, the non-triggering party has the right to choose and take full ownership of one of two pools of the combined partnership’s systems — one pool consisting of the Houston systems and the other consisting of the Kansas City, Southwest Texas and New Mexico systems — with an arrangement to distribute the partnership’s debt between the two pools.  The party triggering the dissolution would own the remaining pool of systems and any debt associated with that pool.  See Note 14 for additional information on the joint venture restructuring.

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3.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.

Accounting for Investments

Investments in companies in which TWC has significant influence, but less than a controlling voting interest, are accounted for using the equity method.  Significant influence is generally presumed to exist when TWC owns between 20% and 50% of the investee.  The effect of any changes in TWC ownership interests resulting from the issuance of capital by consolidated subsidiaries or unconsolidated cable television system joint ventures to unaffiliated parties is included as an adjustment to shareholders’ equity or attributed net assets (for periods prior to the TWE Restructuring).

Following the restructuring of Road Runner in the third quarter of 2002, TWC has consolidated the financial position and results of operations of Road Runner retroactive to the beginning of 2002.

Revenues and Costs

Cable revenues are principally derived from video, high-speed data and Digital Phone subscriber fees and advertising.  Subscriber fees are recorded as revenue in the period the service is provided and advertising revenues, including those from advertising purchased by programmers, are recognized in the period that the advertisements are exhibited.  Video programming, high-speed data and Digital Phone costs are recorded as the services are provided.  Video programming costs are based on the Company’s contractual agreements with the programming vendors.  These contracts are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which the Company provides the service.  Launch fees received by the Company from programming vendors are recognized as a reduction of expenses over the life of the related programming arrangement.  Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expenses in the period that such reimbursements are received.

Advertising costs are expensed upon the first exhibition of related advertisements.  Marketing expense (including advertising), net of reimbursements from programmers, was $285 million in 2004, $240 million in 2003 and $223 million in 2002.

Gross Versus Net Revenue Recognition

In the normal course of business, TWC acts as an intermediary or agent with respect to payments received from third parties.  For example, TWC collects taxes on behalf of franchising authorities.  The accounting issue encountered in these arrangements is whether TWC should report revenue based on the “gross” amount billed to the ultimate customer or on the “net” amount received from the customer after payments to franchising authorities.  The Company has determined that these amounts should be reported on a “gross” basis.

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Determining whether revenue should be reported gross or net is based on an assessment of whether TWC is acting as the “principal” in a transaction or acting as an “agent” in a transaction.  To the extent TWC acts as a principal in a transaction, TWC reports as revenue the payments received on a gross basis.  To the extent TWC acts as an agent in a transaction, TWC reports as revenue the payments received less commissions and other payments to third parties on a net basis.  The determination of whether TWC serves as principal or agent in a transaction is subjective in nature and based on an evaluation of the terms of each arrangement.  In determining whether TWC serves as principal or agent in these arrangements, TWC follows the guidance in Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Multiple-Element Arrangements

In the normal course of business, TWC enters into multiple-element transactions where it is simultaneously a customer and a vendor with the same counter-party (multiple element transactions).  For example, when negotiating the terms of programming purchase contracts from cable networks, TWC may simultaneously negotiate for the sale of advertising to the cable network.  These arrangements may be documented in one contract or may be documented in separate contracts.  Whether it is in one contract or multiple contracts, these arrangements are considered to have been negotiated simultaneously for accounting purposes.  In accounting for these types of arrangements, TWC recognizes revenue and expense in accordance with the following authoritative literature:

•                  APB Opinion No. 29, “Accounting for Nonmonetary Transactions;”

•                  EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer;”

•                  EITF 00-21, “Revenue Arrangements with Multiple Deliverables;” and

•                  Securities and Exchange Commission Staff Accounting Bulletin No. 104: “Revenue Recognition”.

Additionally, in November 2002, the EITF reached a consensus on EITF 02-16, “Accounting for Consideration Received from a Vendor by a Customer.”  Specifically, EITF 02-16 presumes that cash consideration received from a vendor, such as a cable network programmer, is a reduction in the price to use the vendor’s products or services and therefore a reduction in the associated cable programming cost.  However, this presumption is overcome when the cash consideration represents a payment for assets or services, such as advertising delivered to the vendor, in which case the cash consideration should be characterized as revenue when recognized in a customer’s income statement.  In addition, EITF 02-16 states that cash consideration paid by a vendor which exceeds the estimated fair value of the benefits, such as advertising received by the vendor, should be characterized in the customer’s income statement as a reduction of cost of sales or programming expense.  The guidance in EITF 02-16 is consistent with our historical accounting.

With respect to programming and vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assesses whether each element of the arrangements was negotiated at fair value.  The factors that we considered in determining the individual fair values of the programming and advertising varied from arrangement to arrangement and included:

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•                  existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•                  comparison to fees under a prior contract;

•                  comparison to fees paid for similar networks; and

•                  comparison to advertising rates paid by other advertisers.

Accounting for Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141, “Business Combinations” and Statement No. 142 “Goodwill and Other Intangible Assets” (“FAS 142”).  These standards changed the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting.  In addition, FAS 142 required that, effective January 1, 2002, goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, ceased being amortized.  The new rules also required that goodwill and certain other intangible assets be assessed for impairment using fair value measurement techniques.  See Note 6 for further discussion of the adoption of FAS 142.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  The Company incurs expenditures associated with the construction and maintenance of its cable systems.  Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized.  TWC capitalizes expenditures for fixed assets having a useful life of greater than one year.  Capitalized costs typically include direct material, direct labor, overhead and, in some cases, interest.  Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred.  Common types of capitalized expenditures include plant upgrades, drops (i.e., customer installations), converters and cable modems.  With respect to customer premise equipment, including converters and cable modems, TWC capitalizes direct installation charges only upon the initial deployment of such assets.  All costs incurred in subsequent disconnects and reconnects are expensed as incurred.  Depreciation on these assets is provided generally using the straight-line method over their estimated useful life (three to five years).

Property, plant and equipment consist of:

	As of December 31,		Estimated Useful Lives
	2004	2003
	(in millions)
Land, buildings and improvements(a)	$556	$508	5-20 years
Distribution systems(b)	10,168	9,449	3-16 years
Vehicles and other equipment	1,066	853	3-10 years
Construction in progress	603	525
	12,393	11,335
Less: Accumulated depreciation	(3,919)	(3,142)
Total	$8,474	$8,193

(a) Land is not depreciated.

(b) Includes modems and converters.

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Computer Software

TWC capitalizes certain costs incurred for the development of internal use software.  These costs, which include the costs associated with coding, software configuration, upgrades and major enhancements, are included in property, plant and equipment in the accompanying consolidated balance sheet.  Such costs are depreciated on a straight-line basis over 3 to 5 years.  These costs, net of accumulated depreciation, totaled $194 million and $149 million as of December 31, 2004 and 2003, respectively.

Long-Lived Assets

The Company periodically reviews the carrying amount of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized to the extent that the carrying amount of such asset is greater than its fair value.

Cable Franchises

Cable franchises include the value attributed to agreements with local authorities that allow access to homes and businesses in cable service areas acquired in connection with a business combination.  Following the adoption of FAS 142 in the first quarter of 2002, cable franchises capitalized in purchase business combinations are no longer amortized but are now subject to an annual review for impairment.  Other costs incurred to negotiate and renew cable franchise agreements continue to be capitalized and amortized over the term of such franchise agreements.

Stock Options

TWC employees participate in various Time Warner stock option plans.  In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, compensation cost for stock options granted to employees is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the amount an employee must pay to acquire the stock.  Generally, the exercise price for stock options granted to employees equals or exceeds the fair market value of Time Warner Common Stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company.  For awards that generate compensation expense as defined under APB 25, the Company calculates the amount of compensation expense and recognizes the expense over the vesting period of the award.

Had compensation expense for Time Warner’s stock option plans been determined based on the fair value method set forth in FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) (or FAS123R, which will be adopted on July 1, 2005), the Company’s net income (loss) would have been changed to the pro forma amounts indicated below:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Net income (loss), as reported	$752	$732	$(37,377)
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(37)	(70)	(146)
Pro forma net income (loss)	$715	$662	$(37,523)

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Accounting for Pension Plans

TWC has defined benefit pension plans covering a majority of its employees.  Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans.  The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the discount rate used to determine the present value of future pension benefits and the rate of compensation increases.  The determination of these assumptions is discussed in more detail in Note 11.

Income Taxes

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner.  The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if TWC operated as a stand-alone taxpayer for all periods presented in accordance with the tax sharing arrangement between TWC and Time Warner.  Under the tax sharing arrangement, TWC is obligated to make tax sharing payments to Time Warner as if it were a separate payer.  Income taxes are provided using the liability method required by FASB Statement No. 109, “Accounting for Income Taxes”.  Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. GAAP accounting and tax reporting.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.  The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Comprehensive Income (Loss)

Comprehensive income (loss), which is reported on the accompanying consolidated statement of shareholders’ equity (or attributed net assets for periods prior to the TWE Restructuring) consists of net income (loss) and other gains and losses affecting shareholders’ equity or attributed net assets that, under GAAP, are excluded from net income (loss).  For TWC, the components of accumulated other comprehensive income (loss) consist of foreign currency translation gains and losses (related to discontinued operations), gains and losses on certain equity derivative financial instruments (related to discontinued operations), unrealized gains and losses on marketable equity investments and any minimum pension liability adjustments.

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The following summary sets forth the components of accumulated other comprehensive income (loss):

	Foreign Currency Translation Gains (Losses)	Net Unrealized Gains (Losses) on Marketable Securities	Additional Minimum Pension Liability	Derivative Financial Instruments Gains (Losses)	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balance at January 1, 2002	$1	$(4)	$—	$—	$(3)
2002 activity, net of tax benefit	35	5	(124)	(13)	(97)
Balance at December 31, 2002	36	1	(124)	(13)	(100)
2003 activity, net of tax benefit	(36)	(1)	121	13	97
Balance at December 31, 2003	—	—	(3)	—	(3)
2004 activity, net of tax benefit	—	—	(1)	—	(1)
Balance at December 31, 2004	$—	$—	$(4)	$—	$(4)

Segments

FASB Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information,” requires public companies to disclose certain information about their reportable operating segments.  Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment.  Since the Company’s continuing operations provide a variety of services over the same delivery system, the Company has only one reportable segment.

Use of Estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto.  Actual results could differ from those estimates.  Estimates are used when accounting for certain items such as allowances for doubtful accounts, investments, depreciation, amortization, asset impairment, nonmonetary transactions and contingencies.  Allocation methodologies used to prepare the accompanying consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

4.              NEW ACCOUNTING STANDARDS

Use of Residual Method

In September 2004, the EITF issued Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.”  Topic D-108 requires that the direct value method, rather than the residual value method, be used to value intangible assets other than goodwill acquired in business combinations completed after September 29, 2004.  Under the residual value method, the fair value of the intangible asset is determined to be the difference between the enterprise value and the fair value of separately identifiable assets; whereas, under the direct value method, all intangible assets are valued separately and directly.  Topic D-108 also requires that companies who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform an impairment test using the direct value method on all intangible assets.  Impairments resulting from the application of the direct value method and the related tax effects should be reported as a cumulative effect of a change in accounting principle.

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Previously, the Company had used both a discounted cash flow and residual value methodology to value cable franchise intangible assets.  Pursuant to the provisions of Topic D-108, the Company utilized a traditional discounted cash flow methodology to value intangibles for its December 2004 impairment test.  The provisions of Topic D-108 did not affect the consolidated financial statements.

Stock-Based Compensation

In December 2004, the FASB issued FASB Statement No. 123 (Revised), “Share-Based Payment” (“FAS 123R”).  FAS 123R requires all companies to measure compensation costs for all share-based payments (including employee stock options) at fair value and recognize such costs in the statement of operations.  FAS 123R is effective for public companies for periods beginning after June 15, 2005.  The Company presently accounts for stock-based compensation using the intrinsic value method set forth in APB 25.  In accordance with APB 25 and related interpretations, compensation expense for stock options is generally recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock.  In accordance with APB 25, compensation cost recognized by the Company was minimal.  As a result, the application of the provisions of FAS 123R will have a significant impact to reported net income.  See Note 3 for the pro forma impact had compensation costs for the Company’s stock option plans been determined based on the fair value method set forth in FAS 123R.  The Company will adopt the provisions of FAS 123R on July 1, 2005.

Exchanges of Nonmonetary Assets

In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” (“FAS 153”).  FAS 153 eliminates the exception to account for nonmonetary exchanges of similar productive assets at carrying value and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance; otherwise, the exchange principal of fair value applies.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  FAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of FASB 153 is not expected to have a significant impact on the Company’s consolidated financial statements.

Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51” (“FIN 46”), which requires variable interest entities (“VIEs”), often referred to as special purpose entities or “SPEs”, to be consolidated if certain criteria are met.  FIN 46 was effective upon issuance for all VIEs created after January 31, 2003, and effective July 1, 2003, for VIEs that existed prior to February 1, 2003. During 2003, the FASB delayed the required implementation date of FIN 46 until March 31, 2004 for entities that are not SPEs.  In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”) to replace FIN 46.  The Company adopted FIN 46R effective March 31, 2004.  The adoption of FIN 46R did not have an impact on the Company’s consolidated financial statements.

5.              RESTRUCTURING COSTS

During the fourth quarter of 2002, the Company incurred and accrued restructuring costs of $15 million, which were included in selling, general and administrative expense, related to the

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termination of approximately 230 employees across various TWC business units.  Additionally, during the fourth quarter of 2003, the Company incurred and accrued restructuring costs of $15 million, which were included in selling, general and administrative expense, related to the termination of approximately 65 IVG employees.  TWC has terminated all affected employees; however, since certain affected employees can defer receipt of termination benefits for up to five years, cash payments continue after such employees have been terminated.  The remaining liability for terminations in connection with these restructurings is approximately $2 million as of December 31, 2004, which is included in other current liabilities.

6.              GOODWILL AND OTHER INTANGIBLE ASSETS

In January 2002, TWC adopted FAS 142, which requires companies to cease amortizing goodwill and certain other intangible assets with an indefinite useful life.  Instead, FAS 142 requires that goodwill and other intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 (January 1, 2002) and annually thereafter.

Upon the adoption of FAS 142 in the first quarter of 2002, the Company completed its initial impairment review and recorded a non-cash charge of $27.971 billion (including $4.996 billion related to discontinued operations) to reduce the carrying value of goodwill arising from the America Online-Historic TW merger.  Such charge is non-operational in nature and is reflected as a cumulative effect of an accounting change associated with continuing operations in the accompanying consolidated statement of operations.  The amount of the impairment primarily reflects the decline in the Time Warner’s stock price since the America Online-Historic TW merger was announced and valued for accounting purposes in January of 2000.

Prior to performing the review for impairment, FAS 142 required that goodwill deemed to be related to an entity as a whole be assigned to all of Time Warner’s reporting units, including the reporting units of America Online.  This differs from the previous accounting rules under which goodwill was assigned only to the businesses of the company acquired.  As a result, $8.808 billion of goodwill generated in the America Online-Historic TW merger and initially allocated to TWC was reallocated to other segments of Time Warner.

During the fourth quarter of 2002, the Company performed its annual impairment review for goodwill and other intangible assets and recorded an additional non-cash charge of approximately $10.550 billion, which is reported as a component of operating loss in the accompanying consolidated statement of operations.  The impairment charge was estimated using a combination of discounted cash flow methodology and a review of market comparisons and recent transactions.  In accordance with Topic D-108, the Company utilized a traditional discounted cash flow methodology to value intangibles for its December 2004 impairment test.  The Company’s 2004 and 2003 impairment reviews resulted in no impairment.

Prior to the adoption of FAS 142, TWC reviewed the carrying amount of goodwill and other intangible assets for impairment when there was (a) a significant decrease in the market value of an asset; (b) a significant change in the extent or manner in which an asset was used or a significant physical change in an asset; (c) a significant change in the legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset or a current period operating or cash flow loss combined with a history of operating or cash flow losses; (e) or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.  If it was determined that the carrying amount of intangible assets or goodwill would not be recovered

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from undiscounted future cash flows, the carrying amount of such intangible assets or goodwill would be considered impaired.  An impairment charge for goodwill and other intangible assets was measured as the amount by which the carrying amount of such assets exceeded the fair value.  Fair value was primarily determined by the use of a discounted cash flow analysis and a comparative company analysis.

As of December 31, 2004 and 2003, the Company’s other intangible assets and related accumulated amortization included the following (in millions):

	December 31, 2004			December 31, 2003
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Other intangible assets subject to amortization
Subscriber lists	$260	$(113)	$147	$260	$(49)	$211
Renewal of cable franchises	131	(98)	33	107	(91)	16
Other	78	(33)	45	78	(28)	50
Total	$469	$(244)	$225	$445	$(168)	$277

Other intangible assets not subject to amortization
Cable franchises	$31,242	$(1,489)	$29,753	$31,241	$(1,489)	$29,752
Other	3	—	3	3	—	3
Total	$31,245	$(1,489)	$29,756	$31,244	$(1,489)	$29,755

The Company recorded amortization expense of $76 million in 2004, $58 million in 2003, and $7 million in 2002.  Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for the succeeding five years is: $78 million in 2005, $77 million in 2006, $27 million in 2007, $9 million in 2008, and $6 million in 2009.  As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, these amounts may vary.

The Company recorded the following intangible assets in conjunction with the TWE Restructuring in 2003 (in millions):

		Amortization Period
Subscriber lists	$260	Four years
Goodwill	1,921	Indefinite
Cable franchises	2,997	Indefinite
	$5,178

7.              INVESTMENTS AND JOINT VENTURES

The Company had investments of $1.964 billion and $1.800 billion as of December 31, 2004 and December 31, 2003, respectively.  These investments are comprised almost entirely of equity method investees.

At December 31, 2004, investments accounted for using the equity method primarily included: Texas and Kansas City Cable Partners, L.P. (50% owned, approximately 1.5 million subscribers) and Urban Cable Works of Philadelphia (40% owned, approximately 50,000 subscribers).

At December 31, 2003 and 2002, investments accounted for using the equity method primarily included: Texas Cable Partners, L.P. (50% owned, approximately 1.2 million subscribers at December 31, 2003 and 2002), Kansas City Cable Partners, L.P. (50% owned, approximately 304,000 subscribers at December 31, 2003 and 306,000 subscribers at December 31, 2002),

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and Urban Cable Works of Philadelphia (40% owned, approximately 55,000 subscribers at December 31, 2003 and 59,000 subscribers at December 31, 2002).

A summary of financial information as reported by these equity investees is presented below:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Operating results:
Revenues	$1,345	$1,210	$1,077
Operating income	178	162	152
Net income	94	89	60

Balance sheet:
Current assets	$160	$119	$96
Noncurrent assets	2,712	2,688	2,681
Total assets	2,872	2,807	2,777
Current liabilities	451	456	394
Long-term debt (third-party)	1,035	1,195	1,513
Total liabilities	2,414	2,443	2,497
Total equity	458	364	280

The carrying amount of the Company’s investments in its unconsolidated cable television system joint ventures was adjusted upward in the America Online-Historic TW merger by over $1 billion.  This adjustment was not pushed down to the balance sheets of the equity investees.  During 2002 these investments experienced a decline in value and, during the fourth quarter of 2002, the Company’s management determined that the decline in value was other-than-temporary and recorded a non-cash impairment charge of $420 million.  This charge was recorded on the Company’s consolidated statement of operations within other expenses and was not recognized on the statement of operations of the equity investees.  The charge was estimated using a combination of discounted cash flow methodology and a review of market comparisons and recent transactions.

At December 31, 2004, the Company’s recorded investments in equity method investees were greater than the underlying net assets of the equity method investees by approximately $1.436 billion.  This difference was primarily attributable to the fair value adjustments recorded by TWC in conjunction with the America Online – Historic TW merger.

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8.                   DEBT

TWC’s outstanding debt as of December 31, 2004 and 2003 includes the following components:

					Outstanding Borrowings
	Face	Interest Rate at		Year of	As of December 31,
	Amount	December 31, 2004		Maturity	2004	2003
	(in millions)				(in millions)
Debt due within one year:
Capital leases and other					$1	$4

Long-term debt:
Bank credit agreements and commercial paper program		2.480	%(a)	2009	1,523	2,575

TWE Notes and Debentures:
Senior debentures	$600	7.250	%(b)	2008	605	606
Senior notes	250	10.150	%(b)	2012	280	284
Senior notes	350	8.875	%(b)	2012	375	378
Senior debentures	1,000	8.375	%(b)	2023	1,048	1,051
Senior debentures	1,000	8.375	%(b)	2033	1,059	1,061

Total TWE Notes	$3,200				3,367	3,380

Capital leases and other					8	9

Total long-term debt					4,898	5,964

Mandatorily redeemable preferred equity		8.059%		2023	2,400	2,400

Total debt and preferred equity					$7,299	$8,368

(a)          Amount represents a weighted average interest rate.

(b)         Amount represents the stated interest rate at original issuance.  The effective weighted average interest rate for the TWE notes in the aggregate is 7.557% at December 31, 2004.

Bank Credit Agreement and Commercial Paper Program

Prior to the restructuring of TWE on March 31, 2003, the Company, through TWE and TWE-A/N, received financing through its participation in the Time Warner corporate revolving credit facilities.  In conjunction with the TWE Restructuring, Time Warner’s $4.0 billion 364-day revolving credit facility was bifurcated into two credit facilities evidencing the separate obligations of Time Warner, with commitments of $2.5 billion, and TWE, with commitments of $1.5 billion.  Also in connection with the TWE Restructuring, the Company incurred a $2.1 billion senior unsecured term loan facility, the proceeds of which had been used to repay a like amount of pre-existing debt to a Comcast subsidiary.

On December 9, 2003, the Company and TWE refinanced each of their respective credit facilities, including TWE’s $1.5 billion 364-day revolving credit facility and the Company’s $2.1 billion term loan.  At December 31, 2003, the credit facilities of the Company and TWE consisted of a $2.0 billion five-year revolving credit facility, a $500 million three-year term loan and a $1.0 billion 364-day revolving credit facility.

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On November 23, 2004, the Company and TWE (the “Borrowers”) entered into an amended and restated $4.0 billion senior unsecured five-year revolving credit agreement (the “Credit Agreement”) with a syndicate of financial institutions.  The Credit Agreement amends and restates the Borrowers’ previous $2.0 billion five-year revolving credit agreement and replaces the $1.0 billion 364-day revolving credit agreement and the $500 million three-year term loan agreement.

Borrowings under the Credit Agreement bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.39%.  In addition, the Borrowers are required to pay a facility fee of 0.11% per annum on the aggregate commitments under the Credit Agreement.  An additional usage fee of 0.10% of the outstanding amounts under the Credit Agreement is incurred if and when such amounts exceed 50% of the aggregate commitments thereunder.  The Credit Agreement provides same-day funding capability, and a portion of the commitments, not to exceed $300 million at any time, may be used for the issuance of letters of credit.  The Credit Agreement contains representations, warranties, covenants and events of default which are substantially identical to those contained in the Borrowers’ previous $2.0 billion five-year credit agreement, including, without limitation, a maximum leverage ratio covenant of 5.0 times consolidated EBITDA of TWC and a minimum interest coverage covenant of 2.0 times consolidated cash interest expense of TWC.  Each of these terms, ratios and related financial metrics are defined in the Credit Agreement.  The Credit Agreement does not contain any credit ratings-based defaults or covenants, nor any ongoing covenant or representation specifically relating to a material adverse change in TWC’s or TWE’s financial condition or results of operations.  Borrowings may be used for general corporate purposes and unused credit is available to support commercial paper borrowings.  As of December 31, 2004 there were no borrowings or letters of credit outstanding under the Credit Agreement; however, the Company’s $1.523 billion of outstanding commercial paper is supported by the Credit Agreement.

The Borrowers have cross-guaranteed their respective obligations under the Credit Agreement.  In addition, Warner Communications Inc. and American Television and Communications Corporation (both indirect wholly-owned subsidiaries of Time Warner but not subsidiaries of TWC) (the “Guarantors”) have each guaranteed a pro-rata portion of TWE’s obligations under the Credit Agreement (including TWE’s obligations under its guarantee of TWC’s obligations), although there are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWC or TWE) to parties that are not guarantors.  The facility ranks pari passu with the Company’s other unsecured senior indebtedness.  The Credit Agreement will expire on November 23, 2009, at which time any outstanding amounts under the Credit Agreement will be due and payable.

TWE maintains a $1.5 billion unsecured commercial paper program.  Additionally, in the second quarter of 2004, TWC established a $2.0 billion unsecured commercial paper program.  The combined total of the unsecured notes outstanding at any time under these commercial paper programs (the “Notes”) may not exceed $3.0 billion.  The Company is a guarantor of Notes issued by TWE, and TWE is a guarantor of Notes issued by TWC.  In addition, the Guarantors have each guaranteed a pro rata portion of the obligations under the Notes, although there are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWC or TWE) to parties that are not guarantors.  The Notes rank pari passu with the Company’s and TWE’s other unsecured senior indebtedness.

In connection with the TWE Restructuring, all amounts due to Time Warner and all outstanding TWE-A/N debt were extinguished, and $600 million of additional indebtedness was

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incurred under the bank credit facilities.  In the third quarter of 2003, the Company issued commercial paper and repaid it borrowings under the TWE Revolving Bank Credit Facility.

TWE Notes and Debentures

During 1992 and 1993, TWE issued debt publicly in a number of offerings.  The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%.  The fixed rate borrowings include an unamortized debt premium of $167 million and $180 million as of December 31, 2004 and 2003, respectively.  The debt premium is amortized over the term of each debt issue as a reduction of interest expense.  Each of the Guarantors has guaranteed a pro rata portion of TWE’s debt and accrued interest, based on the relative fair value of the net assets that each Guarantor (or its predecessor) contributed to TWE prior to the TWE Restructuring.  Such indebtedness is recourse to each Guarantor only to the extent of its guarantee.  The indenture pursuant to which TWE’s public notes and debentures have been issued requires the majority consent of the holders of the notes and debentures to terminate the Guarantor guarantees.  There are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWE or TWC) to parties that are not Guarantors.  In addition to the guarantees provided by the Guarantors, TWE’s debt and accrued interest is guaranteed by TWC.  On September 10, 2003, TWE submitted an application with the Securities and Exchange Commission (“SEC”) to withdraw its 7 ¼% Senior Debentures (due 2008) from listing and registration on the New York Stock Exchange.  The application to withdraw was granted by the SEC effective on October 17, 2003.  As a result, TWE no longer has an obligation to file reports with the SEC under the Securities Exchange Act of 1934.

On November 1, 2004, TWC, TWE, certain other affiliates of Time Warner, and the Bank of New York, as Trustee, entered into the Ninth Supplemental Indenture to the indenture governing $3.2 billion of notes (face value) issued by TWE (the “TWE Notes”).  As a result of the supplemental indenture, Time Warner NY Cable Inc., a wholly owned subsidiary of TWC and a general partner of TWE, formally assumed certain statutorily imposed liabilities with respect to the TWE Notes.

Amounts Allocated by Time Warner

Prior to the TWE Restructuring, a portion of Time Warner’s debt was allocated to TWC based upon the level of debt assumed as part of the TWE Restructuring and TWC’s historical cash flow.  The Company recorded interest expense of approximately $32 million in 2002 related to this allocated debt.  The interest expense was calculated based on the interest rate that Time Warner charged TWC for related party debt.  All amounts allocated by Time Warner were settled as part of the restructuring of TWE.

Mandatorily Redeemable Preferred Equity

As part of the TWE Restructuring, TWE issued $2.4 billion in mandatorily redeemable preferred equity to a subsidiary of Time Warner in conjunction with the TWE Restructuring.  The issuance was a non-cash transaction.  The preferred equity pays cash distributions at an annual rate of 8.059% of its face value, payable in cash each quarter.  The preferred equity matures and is required to be redeemed by TWE in cash on April 1, 2023.

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Deferred financing costs

As of December 31, 2004, the Company has capitalized $6 million of deferred financing costs associated with the establishment of the TWC credit facilities and the issuance of mandatorily redeemable preferred equity.  These capitalized costs are amortized over the term of the related debt facility and included as a component of interest expense.

Maturities

Annual repayments of long-term debt, including the repayment of mandatorily redeemable preferred equity, are expected to occur as follows:

Year	Repayment
(in millions)
2008	$600
2009	1,523
2012	608
2023	3,400
2033	1,000
$7,131

Fair Value of Debt

Based on the level of interest rates prevailing at December 31, 2004 and December 31, 2003, the fair value of TWC’s fixed-rate debt (including the mandatorily redeemable preferred equity) exceeded its carrying value by approximately $1.278 billion and $1.078 billion at December 31, 2004 and December 31, 2003, respectively.  Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

Rating Triggers and Financial Covenants

The Company’s borrowing facilities discussed above contain customary covenants.  A breach of such covenants that continues beyond any grace period can constitute a default, which can limit the ability to borrow and can give rise to a right of the lenders to terminate the facility and/or require immediate payment of outstanding debt.  Additionally, in the event that the Company’s credit ratings decrease, the cost of maintaining the facilities and of borrowing under the Credit Agreement increases and, conversely, if the ratings improve, such costs decrease.  There are no rating-based defaults or covenants in any of the Company’s borrowing facilities.  As of December 31, 2004 and through the issuance date of these financial statements, the Company was in compliance with all covenants with a leverage and an interest coverage of approximately 1.4 times and 6.7 times, respectively.  Management does not anticipate that the Company will have any difficulty complying with the covenants currently in place in the foreseeable future.

For so long as TWC’s indebtedness is, in Time Warner’s reasonable judgment, attributable to Time Warner in evaluating Time Warner’s credit profile, TWC may not, without the consent of Time Warner, create, incur or guarantee any indebtedness other than to Time Warner, including preferred equity, or rental obligations, if the Company’s ratio of indebtedness plus six

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times its annual rental expense to EBITDA, as defined in the Parent Agreement between TWC and Time Warner, plus rental expense, or “EBITDAR,” then exceeds or would exceed 3:1.

9.                   INCOME TAXES

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner.  The following income tax information has been prepared assuming TWC was a stand-alone taxpayer for all periods presented.

The components of the (provision) benefit for income taxes are as follows:

	Year ended December 31,
	2004	2003	2002
	(in millions)

Federal
Current	$—	$(225)	$(265)
Deferred	(411)	(95)	39

State
Current	(55)	(101)	(66)
Deferred	(68)	9	9

Total income tax provision	$(534)	$(412)	$(283)

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided is detailed below:

	Year ended December 31,
	2004	2003	2002
	(in millions)

Taxes on income at U.S. federal statutory rate	$(450)	$(348)	$3,490
State and local taxes, net of federal tax benefits	(81)	(60)	(37)
Nondeductible impairment/amortization of goodwill	—	—	(3,693)
Other	(3)	(4)	(43)

Reported income tax provision	$(534)	$(412)	$(283)

The Company has recorded a tax benefit in shareholders’ equity and attributed net assets of $2 million in 2004, $2 million in 2003 and $1 million in 2002 in connection with the exercise of certain stock options.

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Significant components of TWC’s net deferred tax liabilities are as follows:

	As of December 31,
	2004	2003
	(in millions)

Cable franchise costs and subscriber lists	$(11,039)	$(11,038)
Fixed assets	(1,617)	(1,252)
Investments	(649)	(698)
Other	(134)	(9)

Deferred tax liabilities	(13,439)	(12,997)
Receivable allowances	26	25
Other	74	110

Deferred tax assets	100	135

Net deferred tax liabilities	$(13,339)	$(12,862)

TWC owns 94.3% of the common equity of TWE.  Net income for financial reporting purposes of TWE is allocated to the partners in accordance with the partners’ common ownership interests.  Income for tax purposes is allocated in accordance with the partnership agreement and related tax law.  As a result, the allocation of taxable income to the partners differs from the allocation of net income for financial reporting purposes.  In addition, pursuant to the partnership agreement, TWE makes tax distributions based upon the taxable income of the partnership.  The payments are made to each partner in accordance with their common ownership interest.

10.            STOCK OPTION PLANS

Time Warner has various stock option plans under which it has granted options to purchase Time Warner Common Stock to employees of TWC.  Such options have generally been granted to employees of TWC with exercise prices equal to the fair market value at the date of grant.  In accordance with APB 25 and related interpretations, compensation cost is not recognized for its stock option plans.  The options generally become exercisable over a four-year vesting period and expire ten years from the date of grant.

For purposes of applying FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002: dividend yields of 0% in all periods; expected volatility of 34.9%, 53.9% and 52.9%, respectively; risk-free interest rates of 3.07%, 2.56% and 4.12%, respectively; and expected terms to exercise of 1.1 years after vesting for 2004, 0.61 years after vesting for 2003 and 0.47 years after vesting for 2002.  The expected volatility in 2004 was estimated based on an average of historic volatility and implied volatility, while the expected volatility in 2003 and 2002 was based on historic volatilities.  The weighted average fair value of an option granted during the year was $5.11 in 2004, $4.06 in 2003 and $9.77 in 2002.

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A summary of Time Warner stock option activity with respect to employees of the continuing operations of TWC is as follows:

		Weighted Average
	Shares	Exercise Price
	(in thousands)
Balance at January 1, 2002	25,483	$39.56
2002 Activity
Granted	10,050	25.90
Exercised	(220)	11.90
Cancelled	(1,328)	38.64
Balance at December 31, 2002	33,985	35.66
2003 Activity
Granted	9,993	10.55
Exercised	(940)	10.94
Cancelled	(1,533)	31.13
Balance at December 31, 2003	41,505	30.25
2004 Activity
Granted	8,298	17.25
Exercised	(1,076)	12.15
Cancelled	(934)	30.25
Balance at December 31, 2004	47,793	28.40

The following table summarizes certain information about Time Warner stock options outstanding with respect to employees of TWC at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted Average		Weighted Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price
	(in thousands)	(in years)		(in thousands)

Under $10.00	37	2.33	$4.29	37	$4.29
$10.01 to $15.00	12,103	6.54	11.35	5,233	12.51
$15.01 to $20.00	8,450	9.07	17.22	179	17.20
$20.01 to $30.00	9,971	6.41	26.14	5,997	25.82
$30.01 to $45.00	2,314	6.58	36.57	1,758	36.75
$45.01 to $50.00	12,057	5.94	47.18	9,446	47.18
$50.01 to $60.00	2,861	5.54	55.97	2,649	56.28

Total	47,793	6.75	28.40	25,299	34.90

At December 31, 2004, 2003 and 2002, approximately 25.3 million, 18.4 million and 13.1 million Time Warner stock options, respectively, were exercisable with respect to employees of the continuing operations of TWC.

Upon exercise of Time Warner options, TWC is obligated to reimburse Time Warner for the excess of the market price of the stock over the option exercise price.  TWC records a stock option distribution liability and a corresponding adjustment to shareholders’ equity or attributed net assets, with respect to unexercised options.  This liability will increase or decrease depending on the number of vested options outstanding and the market price of Time Warner Common Stock.  This liability was $57 million and $32 million as of December 31, 2004 and December 31, 2003, respectively, and is included as a component of accrued compensation in other current liabilities.  TWC reimbursed Time Warner approximately $8 million, $3 million and $2 million during the years ended December 31, 2004, 2003 and 2002, respectively.

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11.            EMPLOYEE BENEFIT PLANS

The Company participates in various funded and non-funded non-contributory defined benefit pension plans administered by Time Warner (the “Pension Plans”) and the TWC Savings Plan (the “401K Plan”), a defined pre-tax contribution plan.

Benefits under the Pension Plans for all employees are determined based on formulas that reflect employees’ years of service and compensation levels during their employment period.  The Company’s pension assets are held in a master trust with plan assets of other Time Warner defined benefit plans.  Time Warner’s Common Stock represents approximately 3% and 4% of defined benefit plan assets held in the master trust at December 31, 2004 and December 31, 2003, respectively.  TWC uses a December 31 measurement date for its plans.  A summary of activity for the Pension Plans is as follows:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Components of Pension Expense
Service cost	$47	$35	$26
Interest cost	44	36	29
Expected return on plan assets	(47)	(29)	(32)
Net amortization	20	21	4

Total Pension Expense	$64	$63	$27

	As of December 31,
	2004	2003
	(in millions)
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$619	$489
Service cost	47	35
Interest cost	44	36
Actuarial loss	84	75
Benefits paid	(13)	(16)

Projected benefit obligation at end of year	$781	$619

Accumulated benefit obligation	$645	$514

Change in Plan Assets
Fair value of plan assets at beginning of year	$599	$314
Actual return on plan assets	66	93
Employer contribution	150	208
Benefits paid	(13)	(16)

Fair value of plan assets at end of year	$802	$599

Funded Status
Fair value of plan assets at end of year	$802	$599
Projected benefit obligation at end of year	781	619
Funded status	21	(20)
Unrecognized actuarial loss	245	200

Net recognized prepaid pension expense	$266	$180

Amounts recognized in the balance sheet
Prepaid benefit cost	$287	$200
Accrued benefit cost	(27)	(25)
Accumulated other comprehensive income	6	5

Net amount recognized	$266	$180

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	Year ended December 31,
	2004	2003	2002
Weighted average pension assumptions used to determine benefit obligation
Discount rate	6.00%	6.25%	6.75%
Rate of compensation increase	4.50%	4.50%	4.50%

Weighted average pension assumptions used to determine net periodic benefit cost
Discount rate	6.25%	6.75%	7.50%
Expected return on plan assets	8.00%	8.00%	9.00%
Rate of compensation increase	4.50%	4.50%	4.50%

The discount rate was determined by comparison against the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation.  In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings and discussions with portfolio managers.  The expected long-term rate of return for domestic plans is based on an asset allocation assumption of 75% equities and 25% fixed-income securities. The expected rate of return for the plans is based upon its expected asset allocation.

The Company maintains certain unfunded defined benefit pension plans that are included above.  The projected benefit obligations and accumulated benefit obligations for the unfunded defined benefit pension plans were each $27 million as of December 31, 2004 and $24 million as of December 31, 2003.  At December 31, 2004 there were no minimum required contributions for funded plans and no discretionary or non-cash contributions are currently planned.  For unfunded plans, contributions will continue to be made to the extent benefits are paid.

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels.  The Company’s practice is to conduct a strategic review of its asset allocation strategy every five years.  The Company’s current broad strategic targets are to have a pension asset portfolio comprising 75% equity securities and 25% fixed-income securities.  A portion of the fixed-income allocation is reserved in short-term cash to provide for expected benefits to be paid in the short term.  The Company’s equity portfolios are managed to achieve optimal diversity. The Company’s fixed-income portfolio is investment-grade in the aggregate.  The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments.

After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year.  At December 31, 2004, there were no minimum required contributions and no discretionary or noncash contributions are currently planned.  For the unfunded plans, contributions will continue to be made to the extent benefits are paid.  Expected benefit payments for domestic unfunded plans for 2005 is approximately $2 million.

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Information about the expected benefit payments for the Company’s defined benefit plans is as follows (in millions):

Expected benefit payments:
2005	$13
2006	13
2007	18
2008	19
2009	22
2010 to 2014	163

The above detail of expected benefit payments includes approximately $18 million of benefits related to unfunded plans.

Certain employees of TWC participate in multi-employer pension plans as to which the expense amounted to approximately $19 million in 2004, $17 million in 2003, and $17 million in 2002.

TWC employees also generally participate in certain defined contribution plans, including the 401K Plan, for which the expense amounted to $33 million in 2004, $30 million in 2003, and $24 million in 2002.  Contributions to the defined contribution plans are based upon a percentage of the employees’ elected contributions.

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12.            RELATED PARTIES

In the normal course of conducting its business, the Company has various transactions with affiliates of Time Warner, Comcast and the equity method investees of TWC.  A summary of these transactions is as follows:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Revenues:

Advertising	$22	$23	$134
AOL broadband subscriptions	38	58	27
Road Runner revenues from TWC’s unconsolidated cable television system joint ventures	53	44	29
Other	2	—	—

Total	$115	$125	$190

Cost of revenues:

Programming services provided by affiliates of Time Warner Inc.	$(564)	$(518)	$(479)
Programming services provided by affiliates of Comcast(a)	(43)	(31)	(2)
Connectivity services provided by affiliates of Time Warner Inc.	(45)	(67)	(120)
Other costs charged by affiliates of Time Warner Inc.	(7)	(5)	—
Other costs charged by equity investees	(9)	(10)	(7)

Total	$(668)	$(631)	$(608)

Selling, general and administrative expenses:

Management fee income from unconsolidated cable television system joint ventures	$39	$30	$32
Management fees paid to Time Warner Inc.	(7)	(18)	(48)
Transactions with affiliates of Time Warner Inc.	(9)	(7)	(5)

Total	$23	$5	$(21)

Interest (expense) income, net:

Interest income on amounts receivable from unconsolidated cable television system joint ventures	$25	$19	$15
Interest expense paid to Time Warner Inc.	(193)	(154)	(32)

Total	$(168)	$(135)	$(17)

(a)    Represents programming payments made to affiliates of Comcast for the period subsequent to the purchase of AT&T Broadband by Comcast.

Funding Agreement – Texas and Kansas City Cable Partners, L.P.

TWE-A/N and Comcast are parties to a funding agreement (the “Funding Agreement”) that requires the parties to provide additional funding to Texas and Kansas City Cable Partners L.P. on a month-to-month basis in an amount to enable certain Texas systems (i.e., Houston and south Texas systems) to maintain compliance with financial covenants under its bank credit facilities. The Texas systems’ outstanding principal and accrued interest under its bank credit facilities as of December 31, 2004 was $805 million. Currently, TWE-A/N and Comcast each fund half of

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the total obligation under the Funding Agreement.  The Company’s funding obligations under the Funding Agreement totaled $33 million, $83 million and $70 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Upon completion of the Texas Cable Partners and Kansas City Cable Partners restructuring in May 2004, TWE-A/N’s funding obligation for the Texas systems was automatically extended until all amounts borrowed under the senior credit agreement have been repaid and the senior credit agreement has been terminated.  As part of the restructuring, all of the assets and liabilities of Texas and Kansas City Cable Partners L.P. have been grouped into two comparable pools.  Upon delivery of a dissolution notice by either partner, which can occur no earlier than June 1, 2006, the partner receiving the dissolution notice will choose and take full ownership of a pool of assets and liabilities that will be distributed to it upon dissolution.  The other partner will receive and take full ownership of the other pool of assets and liabilities upon dissolution.  After the pools have been allocated, each partner will provide funding under the Funding Agreement pro rata based on the amount of the debt incurred under the senior credit facility that is allocated to the pool selected by that partner until the partnership is dissolved and the senior credit agreement terminates. In accordance with FIN 45, the Company has accrued $83 million as a liability related to the estimated prospective funding of the Texas systems through June 1, 2006.

Promissory notes issued under the Funding Agreement bear interest at LIBOR plus 4% (adjusted quarterly and added to the principal amount of the note) and are subordinate in payment to the credit agreement of Texas and Kansas City Cable Partners, L.P. and are payable on the day following the date on which Texas and Kansas City Cable Partners, L.P. has no outstanding borrowings under its senior credit agreement.  The related interest earned for the years ended December 31, 2004, 2003 and 2002 totaled approximately $22 million, $17 million, and $13 million, respectively.  As of December 31, 2004 and December 31, 2003, the Company holds $425 million and $356 million, respectively, of promissory notes from Texas and Kansas City Cable Partners, L.P. (including accrued interest of approximately $63 million and $41 million, respectively) which have been recorded in investments.

Urban Cable Works of Philadelphia

As of December 31, 2004 and December 31, 2003, the Company holds $67 million and $63 million, respectively, of promissory notes from Urban Cable Works of Philadelphia (including accrued interest of approximately $6 million and $3 million, respectively) which have been recorded in investments.

13.            COMMITMENTS AND CONTINGENCIES

Prior to the restructuring of TWE, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses.  In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE.  Time Warner and its subsidiary Warner Communications Inc. have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.

Firm Commitments

The Company had commitments under various firm contractual arrangements to make future payments for goods and services.  These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make some minimum lease payments for the use of property under

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operating lease agreements.  In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

The following table summarizes the material firm commitments of the Company’s continuing operations at December 31, 2004 and the timing and effect that these obligations are expected to have on the Company’s liquidity and cash flow in future periods.  This table excludes repayments on long-term debt (including capital leases) and commitments related to other entities, including certain unconsolidated equity method investees and the A/N Systems, which reimburse TWC for certain programming and fixed assets that TWC purchases on their behalf in connection with its management services agreement.  TWC expects to fund these firm commitments with operating cash flow generated in the normal course of business.

	Firm Commitments
		2006 -	2008 -	2010 and
	2005	2007	2009	thereafter	Total
	(in millions)
Programming purchases (a)	$1,853	$3,478	$2,301	$1,873	$9,505
Facility leases (b)	51	87	72	196	406
Data processing services	30	58	58	86	232
High-speed data connectivity	22	10	—	—	32
Digital Phone connectivity	37	62	5	—	104
Converter and modem purchases	49	—	—	—	49
Other	5	4	3	1	13
Total	$2,047	$3,699	$2,439	$2,156	$10,341

(a)          The Company has purchase commitments with various programming vendors to provide video services to subscribers.  Programming fees represent a significant portion of its cost of revenues.  Future fees under such contracts are based on numerous variables, including number and type of customers.  The amounts of the commitments reflected above are based on the number of consolidated subscribers at December 31, 2004 applied to the per subscriber contractual rates contained in the contracts that were in effect as of December 31, 2004.

(b)         The Company has facility lease commitments under various operating leases including minimum lease obligations for real estate and operating equipment.

At any time after March 31, 2005, Comcast has the right to require TWC or Time Warner to purchase all or a portion of the Comcast’s 4.7% limited partnership interest in TWE at an appraised fair market value, subject to a right of first refusal in favor of Time Warner.  Additionally, Comcast also has the right, at any time after March 31, 2005, to sell all or a portion of its interest in TWE to a third party in a bona fide transaction, subject to a right of first refusal, first, in favor of Time Warner and, second, in favor of TWC.  If TWC and Time Warner do not collectively elect to purchase all of Comcast’s offered partnership interest, Comcast may proceed with the sale of the offered partnership interest to that third party on terms no more favorable than those offered to TWC and Time Warner, if that third party agrees to be bound by the same terms and conditions applicable to Comcast as a limited partner in TWE.  The purchase price payable by TWC or Time Warner as consideration for the Comcast’s partnership interest may be cash, common stock, if the common stock of the purchaser is then publicly traded, or a combination of both.  Under the arrangements entered into by Comcast as part of the process of obtaining FCC approval of Comcast’s acquisition of AT&T Broadband, Comcast is obligated to take steps to dispose of its entire interest in TWC and TWE in an orderly process by November 2007, and in any event by May 2008.  As of April 15, 2005, Comcast has not exercised its right to require TWC or Time Warner to purchase all or a portion of its 4.7% limited partnership interest in TWE.

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As previously discussed, Comcast has been granted an option, which generally can be exercised until 60 days following delivery of a termination notice from either TWC or Comcast, to require TWC to redeem a portion of the TWC stock held by Comcast in exchange for a TWC subsidiary holding certain cable systems and approximately $750 million in cash.

As previously discussed, TWC has also agreed to purchase, subject to receipt of applicable regulatory approvals, all of Inner City’s interests in the Urban Cable venture for approximately $53 million in cash.  In addition, upon closing, TWC will eliminate in consolidation $67 million of debt and interest owed to it by Urban Cable and will assume $53 million of Urban Cable’s third-party debt. TWC is continuing to work with the local franchise authority to gain approval of its purchase of Urban Cable and management is currently unable to predict the timing of such approval.

The Company’s total rent expense amounted to $105 million, $94 million, and $86 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Contingent Commitments

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses.  In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE.  Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and collectively, the “Parks”), Historic TW and TWE each agreed to guarantee (the “Six Flags Guarantee”) certain obligations relating to the partnerships that hold the Parks (the “Partnerships”).  The Six Flags Guarantee principally covers the following obligations (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a multiple of EBITDA and (d) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events or the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price in respect of all of the limited partnership units for the End of Term Purchase is equal to $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced in respect of limited partnership units previously purchased.

In connection with the 1998 sale of Six Flags Entertainment Corporation to Premier Parks Inc. (“Premier”), Premier, Historic TW and TWE, among others, entered into a Subordinated Indemnity Agreement pursuant to which Premier agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. Premier’s obligations to Historic TW and TWE are secured by its interest in all limited partnership units that are purchased by Premier.

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Additionally, Time Warner and its subsidiary, Warner Communications Inc., have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.  In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary Warner Communications Inc. for reimbursement of the incurred expenses.  Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner.

To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee.

The Company presently has certain cable franchises containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas.  In connection with certain obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums.  The Company has also obtained letters of credit for several of its joint ventures.  Should these joint ventures default on their obligations supported by the letters of credit, TWC would be obligated to pay these costs to the extent of the letters of credit.  Such surety bonds and letters of credit as of December 31, 2004 amounted to $135 million.  Payments under these arrangements are required only in the event of nonperformance.  No amounts were outstanding under these arrangements at December 31, 2004.  The Company does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

	Contingent Commitments
		2006 -	2008 -	2010 and
	2005	2007	2009	thereafter	Total
	(in millions)
Letters of credit and surety bonds	$—	$—	$—	$135	$135

TWE is required, at least quarterly, to make tax distributions to its partners in proportion to their residual interests in an aggregate amount generally equivalent to a percentage of TWE’s taxable income.  TWE is also required to make cash distributions to Time Warner when the Company’s employees exercise previously issued Time Warner stock options.

Legal Proceedings

Securities Matters

As of May 25, 2005, three putative class action lawsuits have been filed alleging violations of ERISA in the U.S. District Court for the Southern District of New York on behalf of current and former participants in the Time Warner Savings Plan, the Time Warner Thrift Plan and/or the TWC Savings Plan (the “Plans”).  Collectively, these lawsuits name as defendants Time Warner, certain current and former directors and officers of Time Warner and members of the Administrative Committees of the Plans.  One of these cases also names TWE as a defendant.  The lawsuits allege that Time Warner and other defendants breached certain fiduciary duties to plan participants by, inter alia, continuing to offer Time Warner stock as an investment under the Plans, and by failing to disclose, among other things, that Time Warner was experiencing declining advertising revenues and that Time Warner was inappropriately inflating advertising revenues through various transactions. The complaints seek unspecified damages and unspecified

39

equitable relief.  The ERISA actions have been consolidated with other Time Warner-related shareholder lawsuits and derivative actions under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation in the Southern District of New York.  On July 3, 2003, plaintiffs filed a consolidated amended complaint naming additional defendants, including TWE, certain current and former officers, directors and employees of Time Warner and Fidelity Management Trust Company.  On September 12, 2003, Time Warner filed a motion to dismiss the consolidated ERISA complaint.  On March 9, 2005, the Court granted in part, and denied in part, Time Warner’s motion to dismiss.  The Court dismissed two individual defendants and TWE for all purposes, dismissed other individuals with respect to claims plaintiffs had asserted involving the TWC Savings Plan, and dismissed all individuals who were named in a claim asserting that their stock sales had constituted a breach of fiduciary duty to the Plans.  The Company filed an answer to the consolidated ERISA complaint on May 20, 2005.  The Company intends to defend against these lawsuits vigorously.  The Company is unable to predict the outcome of these cases or reasonably estimate a range of possible loss.

Update on SEC and DOJ Investigations

As previously disclosed by the Company, the Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice (the “DOJ”) had been conducting investigations into the accounting and disclosure practices of Time Warner.  Those investigations focused on advertising transactions, principally involving Time Warner’s America Online segment, the methods used by the America Online segment to report its subscriber numbers and the accounting related to Time Warner’s interest in AOL Europe prior to January 2002.

Time Warner and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period.  In addition, on March 21, 2005, Time Warner announced that the SEC has approved Time Warner’s proposed settlement, which resolves the SEC’s investigation of Time Warner.

Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also requires Time Warner to:

•                  Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•                  Adjust its historical accounting for advertising revenues in certain transactions with Bertelsmann that were improperly recognized or prematurely recognized primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were advertising revenues recognized in the second half of 2000 and during 2001;

•                  Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•                  Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant.  The independent examiner would review whether Time Warner’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity

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with GAAP, and provide a report to Time Warner’s audit and finance committee of its conclusions within 180 days of being engaged.  The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.  Of the 17 counterparties identified, only the three counterparties to the cable programming affiliation agreements involve transactions with TWC.

Time Warner paid the $300 million penalty in March 2005.  The historical accounting adjustments were reflected in the restatement of Time Warner’s financial results for each of the years ended December 31, 2000 through December 31, 2003, which were included in Time Warner’s 2004 Form 10-K.

As previously discussed, as part of the settlement with the SEC, Time Warner agreed to appoint an independent examiner.  Depending on the independent examiner’s conclusions, a further restatement might be necessary.  It is also possible that, so long as there are unresolved issues associated with Time Warner’s financial statements, the effectiveness of any registration statement of Time Warner or its affiliates may be delayed.

The three cable transactions that the examiner will review are ones in which the Company entered into cable programming affiliation agreements with cable programming vendors and, at the same time, the Company and other Time Warner subsidiaries secured advertising commitments from such cable programming vendors.  It is possible that, as a result of the review, the independent examiner could conclude that the historical accounting for these three transactions was not in conformity with GAAP, either in part or in whole.  As noted above, in the event the independent examiner concludes that the historical accounting for these three transactions was not in conformity with GAAP, a restatement may be necessary for these three transactions.  Such a restatement could reduce the Company’s operating income in 2001 and 2002. In addition, such a restatement could result in an increase in the Company’s operating income annually over the remaining term of the relevant cable programming affiliation agreements.  The Company also would evaluate the implications, if any, for its historical accounting of similar transactions entered into around the same time as the three transactions described above.  If any further restatement were necessary, the impact, like that of the three transactions outlined above, would likely be to increase operating income from 2003 forward and decrease such income in 2001 and 2002.  In the event that any restatements are necessary, there would be no impact on TWC’s cash flows from operations in respect of 2001 and 2002, and, with respect to subsequent periods, the impact on cash flows from operations would be limited to that resulting from any cash taxes payable on any incremental taxable income recognized during those periods.

Other Matters

On October 7, 2003, Kim Sevier and Eric M. Payne vs. Time Warner Inc. and Time Warner Cable Inc., a putative nationwide consumer class action, was filed in the U.S. District Court for the Southern District of New York, and on October 23, 2003, Heidi D. Knight v. Time Warner Inc. and Time Warner Cable Inc., also a putative nationwide consumer class action, was filed in the same court.  In each case, the plaintiffs allege that defendants unlawfully tie the provision of high-speed cable Internet service to leases of cable modem equipment, because they do not provide a discount to customers who provide their own cable modems, in violation of Section 1 of the Sherman Act and the New York Donnelly Act, and, further, that defendants’ conduct resulted in unjust enrichment.  On November 19, 2003, the court ordered plaintiffs’ complaints

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to be consolidated.  Plaintiffs filed their amended consolidated class action complaint on December 17, 2003, seeking compensatory damages, disgorgement, attorneys’ fees and injunctive and declaratory relief.  On February 6, 2004, Time Warner moved to compel arbitration and to stay the matter pending arbitration or, alternatively, to dismiss the case; the court denied this motion on April 19, 2004, and Time Warner filed a notice to appeal the decision on arbitration to the U.S. Court of Appeals for the Second Circuit.  On March 7, 2005, the Second Circuit remanded the case to the district court so that the parties may seek approval of a proposed classwide settlement.  The proposed settlement is immaterial to TWC.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law.  The plaintiffs are seeking damages and declaratory and injunctive relief.  On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999.  On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief.  On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters.  On May 4, 2004, plaintiffs filed a motion for class certification, which the Company has opposed.  Recently, this lawsuit has been settled in principle on terms that are immaterial to TWC.

On April 25, 2005, Acacia Media Technologies (“AMT”) filed suit against TWC in U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT.  AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), pay per view, video on demand and ad insertion services over cable systems infringe their patents.  AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multidistrict litigation (MDL) order consolidating the actions for pretrial activity in the Northern District of California.  The TWC action may also be consolidated into the MDL proceedings.  The plaintiff is presently seeking unspecified monetary damages as well as injunctive relief.  TWC will aggressively defend this matter but is currently unable to predict the outcome of the case or reasonably estimate a range of possible loss.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE Non-cable Businesses.  Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, the Company’s tax returns are subject to examination by various domestic taxing authorities.  Such examinations may result in future tax and interest assessments on the Company. In instances where the Company believes that it is probable that it will be assessed, it has accrued a liability.  The Company does not believe that these liabilities are material, individually or in the aggregate, to its financial condition or liquidity.  Similarly, the Company does not expect the final resolution of tax examinations to have a material impact on the Company’s financial results.

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The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

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13.            ADDITIONAL FINANCIAL INFORMATION

Other Cash Flow Information

Additional financial information with respect to cash (payments) and receipts are as follows:

	Year ended December 31,
	2004	2003	2002
	(in millions)

Interest expense paid	$(493)	$(448)	$(425)
Interest income received	1	5	3

Cash interest expense paid, net	$(492)	$(443)	$(422)

Cash payments for income taxes	$(27)	$(384)	$(331)

Interest Expense, Net

Interest expense, net, consists of:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Interest income	$26	$22	$22
Interest expense	(491)	(514)	(407)
Total interest expense, net	$(465)	$(492)	$(385)

Video Programming, High-Speed Data and Digital Phone Expenses

Video programming, high-speed data and Digital Phone expenses included within cost of revenues consist of:

	Year ended December 31,
	2004	2003	2002
	(in millions)
Video programming	$1,865	$1,662	$1,451
High-speed data connectivity	134	130	198
Digital Phone connectivity	15	1	—
Total	$2,014	$1,793	$1,649

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Other Current Liabilities

Other current liabilities consist of:

	As of December 31,
	2004	2003
	(in millions)
Accrued compensation and benefits	$181	$165
Accrued franchise fees	117	104
Accrued interest	96	95
Accrued office and administrative costs	66	68
Accrued sales and other taxes	77	78
Accrued marketing support	58	63
Other accrued expenses	189	203

Total	$784	$776

14.            SUBSEQUENT EVENTS

Adelphia Acquisition Agreement

On April 20, 2005, a subsidiary of the Company, Time Warner NY Cable LLC (“TW NY”), and Comcast each reached separate definitive agreements to acquire, collectively, substantially all the assets of Adelphia Communications Corporation (“Adelphia”) for a total of $12.7 billion in cash (of which TW NY will pay $9.2 billion and Comcast will pay the remaining $3.5 billion) and 16% of the common stock of TWC.

At the same time that Comcast and TW NY entered into the Adelphia agreements, Comcast, TWC and/or their respective affiliates entered into agreements providing for the redemption of Comcast’s interest in TWC and TWE (“TWC and TWE Redemption Agreements”).  Specifically, Comcast’s 17.9% interest in TWC will be redeemed in exchange for stock of a subsidiary of TWC holding cable systems serving approximately 587,000 subscribers, as well as approximately $1.856 billion in cash.  In addition, Comcast’s 4.7% interest in TWE will be redeemed in exchange for interests in a subsidiary of TWE holding cable systems serving approximately 168,000 subscribers, as well as approximately $133 million in cash.  TWC, Comcast and their respective subsidiaries will also swap certain cable systems to enhance their respective geographic clusters of subscribers (“Cable Swaps”).

In connection with the transaction, Time Warner will contribute its current 1% equity interest and $2.4 billion preferred interest in TWE to a newly created subsidiary of TWC that will be the parent of TW NY in exchange for a non-voting common equity interest in such subsidiary having an equivalent fair value (approximately $2.9 billion).

Upon closing of these proposed transactions, TWE will have approximately 3.4 million basic subscribers.  TWC will gain systems passing approximately 7.5 million homes, with approximately 3.5 million basic subscribers.  TWC will then manage a total of approximately 14.4 million basic subscribers.  Time Warner will own approximately 84% of TWC’s common stock, and approximately 12% of TW NY’s parent in the form of non-voting common stock valued at approximately $2.9 billion.  TWC will become a publicly traded company at the time of

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closing.  At March 31, 2005, the general partnership interests in TWE were held collectively by three wholly owned subsidiaries of TWC.  Upon closing of the proposed transactions, TWE’s general partnership interests are expected to be held by TW NY or a wholly owned subsidiary of TW NY (55%) and two wholly owned subsidiaries of TWC (45%).

The acquisition of Adelphia and the acquisition of certain cable systems acquired by TWC as part of the Cable Swaps will be accounted for under FASB Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”) as a purchase business combination.  Also, TWC will account for the TWE Redemption as the acquisition of a minority interest under FAS 141.  Time Warner will account for the TWC Redemption as an acquisition of a minority interest under FAS 141.  The TWC Redemption will be accounted for at TWC as a distribution to an owner, and will reduce TWC’s equity by the fair value of the distribution.  The related purchase accounting associated with this step acquisition will be pushed down to TWC.  TWC will record its minority interest associated with Time Warner’s 12% interest in the parent of TW NY based on the historical book value of Time Warner’s 1% equity interest and $2.4 billion preferred interest in TWE.  Additionally, a gain or loss will be recognized to the extent that the fair value of the 17.9% and the 4.7% interests are greater than or less than the book basis of the cable systems and cash held by the subsidiaries distributed to Comcast in the redemption transactions.

These transactions are subject to customary regulatory review and approvals, including Hart-Scott-Rodino antitrust approval, FCC and local franchise approvals, as well as, in the case of the Adelphia acquisition, the Adelphia bankruptcy process, which involves approvals by the bankruptcy court having jurisdiction over Adelphia’s Chapter 11 case and Adelphia’s creditors.  Closing is expected in about 9 to 12 months.

The purchase of Adelphia’s assets is not dependent on the occurrence of the Cable Swaps and redemption transactions between Time Warner and Comcast.  Furthermore, if Comcast fails to obtain certain necessary governmental authorizations, TW NY has agreed that it will also acquire the cable operations of Adelphia that would have been acquired by Comcast, with the additional purchase price payable in cash or TWC stock at the Company’s discretion.

Amendments to Existing Arrangements

In addition to agreeing to the purchase of Adelphia’s assets, the TWC and TWE Redemption Agreements and Cable Swaps described above, the Company and Comcast amended certain existing agreements.  The following is a brief description of these amendments:

Registration Rights Agreement.  In conjunction with the restructuring of TWE completed in 2003 (the “TWE Restructuring”), TWC granted Comcast and certain affiliates registration rights related to the shares of TWC Class A Common Stock acquired by Comcast in the TWE Restructuring.  As part of the agreements described above, Comcast generally has agreed not to exercise or pursue registration rights with respect to the TWC Class A Common Stock owned until the date upon which the TWC Redemption Agreement described above is terminated in accordance with its terms or, if earlier, the date on which TWC’s offering of equity securities to the public for cash for its own account exceeds $2.1 billion.

Tolling and Optional Redemption Agreement.  On April 20, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into an amendment (the “Second Tolling Amendment”) to the Tolling and Optional Redemption Agreement, dated as of September 24, 2004, and previously amended on February 17, 2005.  Pursuant to the Second Tolling

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Amendment, the parties agreed that if the TWC Redemption Agreement terminates and certain other conditions are satisfied, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A Common Stock in exchange for 100% of the common stock of a TWC subsidiary which will own certain cable systems serving approximately 148,000 basic subscribers plus approximately $422 million in cash.

A more complete description of the transactions described above may be found in Time Warner’s Current Reports on Form 8-K, each dated April 20, 2005 and filed with the Securities and Exchange Commission (“SEC”) on April 21, 2005 and April 27, 2005.

Purchase of Urban Cable Works of Philadelphia

In conjunction with the agreement to acquire Adelphia, Urban Cable would be transferred to Comcast as part of the Cable Swaps.  For additional details, please refer to the Adelphia Acquisition Agreement discussion above.

Joint Venture Restructuring

In conjunction with the Adelphia transaction, TWC and Comcast agreed that if the Adelphia acquisition and Cable Swaps occur and if Comcast receives the pool consisting of the Kansas City, Southwest Texas and New Mexico systems upon distribution of the TKCCP assets as described above, Comcast will have an option, exercisable for 180 days commencing one year after the date of such distribution, to require TWC or a subsidiary to transfer to Comcast, in exchange for the Southwest Texas systems, certain cable systems held by TWE and its subsidiaries.

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TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

Time Warner Cable Inc. (“TWC” or the “Company”) is the second largest cable operator in the United States (in terms of subscribers served).  TWC managed approximately 10.9 million basic cable subscribers (including approximately 1.6 million subscribers of unconsolidated investees) at December 31, 2004, in highly clustered and upgraded systems in 27 states.  TWC was formed as part of the restructuring of Time Warner Entertainment Company, L.P. (“TWE”), completed on March 31, 2003 (the “TWE Restructuring”), as described below.  Time Warner Inc. (“Time Warner”) currently holds a 79% economic interest in TWC’s business and the remaining 21% economic interest is held by trusts established for the benefit of Comcast Corporation (Comcast Corporation, its affiliates and disposition trusts established for its benefit, “Comcast”).  The financial results of the operations of TWC are consolidated by Time Warner.

TWC offers three basic products — video, high-speed data and its newest service, Digital Phone.  Video is TWC’s largest product in terms of revenues generated; however, the growth of its customer base for video cable service is limited, as the customer base has matured and industry-wide competition from direct-to-home satellite services has increased.  Nevertheless, TWC is continuing to increase its video revenue through its offerings of advanced digital video services.  Digital video, video-on-demand, subscription-video-on-demand and digital video recorders (“DVRs”) are available in all of the Company’s 31 divisions.  TWC’s digital video subscriber base provides a broad base of potential customers for these advanced services.  Video programming costs represent a major component of TWC’s expenses and continue to rise across the sector, especially for sports programming.

High-speed data service has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results.  However, its rate of subscriber growth has begun to slow, reflecting increasing penetration rates and increased competition from digital subscriber lines (DSL).

TWC’s new voice product, Digital Phone, had been launched in all of its divisions by December 31, 2004, and was available to over two-thirds of TWC’s homes passed.  Digital Phone provides unlimited local, in-state and domestic long distance calling, as well as call waiting, caller ID, voice mail and enhanced “911” services, for a fixed monthly fee.  Digital Phone enables TWC to offer its customers a combined, easy-to-use package of video, high-speed data and voice services and to compete effectively against similar bundled products offered by competitors.

In addition to the subscription services described above, TWC also earns revenue by selling advertising time to national, regional and local businesses.

BUSINESS TRANSACTIONS AND DEVELOPMENTS

Restructuring of Time Warner Entertainment Company, L.P.

On March 31, 2003, Time Warner and Comcast completed the TWE Restructuring.  As part of the TWE Restructuring, (i) substantially all the assets of TWI Cable (a wholly owned subsidiary of Time Warner) and TWE were acquired by TWC, (ii) TWE’s non-cable businesses, including Warner Bros., Home Box Office, and TWE’s interests in The WB Television Network, Comedy Central (which was subsequently sold) and the Courtroom Television Network (collectively, the “Non-cable Businesses”) were distributed to Time Warner, (iii) Time Warner acquired an incremental ownership interest in the combined cable operations from Comcast in exchange for mandatorily convertible preferred stock of Time Warner, (iv) TWC repaid $2.1 billion of pre-existing indebtedness to an affiliate of Comcast and (v) Comcast exchanged a portion of its ownership interest in TWE for an increased ownership interest in TWC.  TWE is now a consolidated subsidiary of TWC, with TWC indirectly holding 94.3% of TWE’s residual equity interest.

Subsequent to the TWE Restructuring, Comcast’s 21% economic interest in TWC is held through a 17.9% direct common stock ownership interest in TWC (representing a 10.7% voting interest) and a limited partnership interest in TWE (representing a 4.7% residual equity interest).  Time Warner’s 79% economic interest in TWC is held through an 82.1% direct common ownership interest in TWC (representing an

89.3% voting interest) and a limited partnership interest in TWE (representing a 1% residual equity interest). Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE.  In connection with the TWE Restructuring, Time Warner effectively increased its economic ownership interest in TWE from approximately 73% to approximately 79%.  This acquisition by Time Warner of this additional 6% interest in TWE, as well as Comcast’s exchange of a portion of its interest in TWE for a 17.9% interest in TWC, were accounted for at fair value as step acquisitions.  The total purchase consideration for the additional 6% interest in TWE was approximately $4.6 billion ($3.2 billion of the total purchase consideration was related to the discontinued operations of the Non-cable Businesses).  These step acquisitions resulted in a fair value adjustment of $2.362 billion which is reflected as an increase in cable franchise intangibles and franchise-related customer relationships, with a corresponding increase in contributed capital.  Time Warner’s purchase accounting for the TWE Restructuring was pushed down to the financial statements of TWC.

Comcast Tolling and Optional Redemption Agreement

On September 24, 2004, TWC entered into a Tolling and Optional Redemption Agreement (the “Agreement”) with Comcast.  Pursuant to the Agreement, Comcast was granted an option (the “Option”), which originally could be exercised between December 1, 2004 and April 1, 2005, to require TWC to redeem a portion of its Class A Common Stock held by Comcast in exchange for the stock of a TWC subsidiary holding cable systems serving approximately 90,000 basic cable subscribers as of December 31, 2004, and approximately $750 million in cash.  The Agreement was amended in February 2005 to extend the expiration date of the Option to 60 days following notice by either TWC or Comcast or, after April 1, 2005, immediately if Comcast irrevocably elects not to exercise the Option.  Closing of the transactions contemplated by the Agreement is subject to the exercise of the Option, required governmental and regulatory approvals and other customary closing conditions.  As of the date of this report, Comcast has not exercised the Option.

If the Option is exercised, Comcast will reduce its current 21% effective interest in TWC’s business to approximately 17% — consisting of a 13.7% common stock interest in TWC and a 4.7% limited partnership interest in TWE.  Other than as provided in the Agreement, Comcast cannot require TWC to purchase its interest in TWC.

Upon entering into the Agreement, no cash consideration was exchanged between the Company and Comcast; however, the Company has reclassified the fair value of its Class A Common Stock subject to the Option ($1.065 billion) from shareholders’ equity to mandatorily redeemable Class A Common Stock.  If the Option is exercised, the Company would account for the transaction as a sale of cable systems and a payment of $750 million in cash for the acquisition of a portion of Comcast’s interest in TWC.  A gain or loss would be recognized based on the difference in the fair value of the cable systems transferred to Comcast and the Company’s book basis in such systems.  In addition, Time Warner would apply purchase accounting to the portion of the interest acquired from Comcast.  This purchase accounting would be pushed down to TWC.

In connection with the TWE Restructuring, Comcast received (1) customary registration rights relating to its 17.9% interest in the common stock of TWC and (2) the right, at any time following March 31, 2005, to require TWC or Time Warner to purchase all or a portion of Comcast’s 4.7% limited partnership interest in TWE at an appraised fair market value.  The purchase price payable by TWC or Time Warner as consideration for Comcast’s limited partnership interest may be paid in cash, Time Warner or TWC Common Stock (if TWC Common Stock is then publicly traded) or a combination of cash and stock.  Following March 31, 2005, Comcast also has the right to sell all or a portion of its interest in TWE to a third party, subject to rights of first refusal by Time Warner and TWC.  Under the arrangements entered into by Comcast as part of the process of obtaining FCC approval of Comcast’s acquisition of AT&T Broadband, Comcast is obligated to take steps to dispose of its entire interest in TWC and TWE in an orderly process by November 2007, and in any event by May 2008.  As of April 15, 2005, Comcast has not exercised its right to require TWC or Time Warner to purchase all or a portion of its 4.7% limited partnership interest in TWE.

The Agreement, as amended, provides that Comcast will not exercise or pursue registration rights with respect to the TWC stock owned by it until the Option expires.  This provision of the Agreement supersedes Comcast’s request to TWC in December 2003 to register its TWC stock.  See Subsequent Events below for additional information on the Tolling and Optional Redemption Agreement and the registration process.

Purchase of Urban Cable Works of Philadelphia

Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) is an unconsolidated joint venture of TWC, with approximately 50,000 basic subscribers at December 31, 2004, that operates cable television systems in Philadelphia, Pennsylvania.  Urban Cable is 40% owned by TWC and 60% owned by an investment group led by Inner City Broadcasting (“Inner City”).  Under a management agreement, TWC is responsible for the day-to-day management of Urban Cable.  During 2004, TWC and Inner City settled certain disputes regarding the joint venture for a $34 million cash payment.  TWC recorded this settlement payment within selling, general and administrative expenses in 2004.

TWC has also agreed to purchase, subject to receipt of applicable regulatory approvals, all of Inner City’s interests in Urban Cable for approximately $53 million in cash.  In addition, upon closing, TWC will eliminate in consolidation $67 million of debt and interest owed to it by Urban Cable and will assume $53 million of Urban Cable’s third-party debt.  On March 3, 2005, the City Council of Philadelphia denied TWC’s request for approval of this transaction. TWC believes the denial was invalid, but is unable to predict when the transaction may be completed.  For the year ended December 31, 2004, Urban Cable’s revenues and Operating Income were $47 million and $3 million, respectively.  See Subsequent Events below for additional information of the purchase of Urban Cable.

Joint Venture Restructuring

On May 1, 2004, the Company completed the restructuring of two joint ventures that it manages, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and the TWE-Advance/Newhouse Partnership (“TWE-A/N”), a subsidiary of TWE.  Prior to the restructuring, the Company accounted for its investment in these joint ventures using the equity method.  As a result of the restructuring, KCCP was merged into TCP, which was renamed “Texas and Kansas City Cable Partners, L.P.”  Texas and Kansas City Cable Partners, L.P. served approximately 1.5 million basic video subscribers at December 31, 2004.  Following the restructuring, the combined partnership was owned 50% by Comcast and 50% by TWE and TWE-A/N, collectively.  Since the net assets of the combined partnership were owned 50% by TWC and 50% by Comcast both before and after the restructuring and there were no changes in the rights or economic interests of either party, the Company viewed the transaction as a non-substantive reorganization to be accounted for at book value, similar to the transfer of assets under common control.  In February 2005, TWE’s interest in the combined partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N.  The Company continues to account for its investment in the restructured joint venture using the equity method.  Beginning on June 1, 2006, either TWC or Comcast can trigger a dissolution of the partnership.  If a dissolution is triggered, the non-triggering party has the right to choose and take full ownership of one of two pools of the combined partnership’s systems — one pool consisting of the Houston systems and the other consisting of the Kansas City, Southwest Texas and New Mexico systems — with an arrangement to distribute the partnership’s debt between the two pools.  The party triggering the dissolution would own the remaining pool of systems and any debt associated with that pool.  See Subsequent Events below for additional information on the joint venture restructuring.

Time Warner Interactive Video Group, Inc.

On December 31, 2003, in connection with the restructuring by Time Warner of its Time Warner Interactive Video Group Inc. (“IVG”), TWC entered into a stock purchase agreement with a subsidiary of Time Warner to purchase all of the outstanding stock of IVG at a purchase price of $7.5 million.  IVG was established by Time Warner in 2001 to accelerate the growth of interactive television and to develop certain advanced cable services.  The consolidated financial statements of the Company have been restated to include the historical operations of IVG for all periods presented because the transfer of IVG to TWC was a transfer of assets under common control by Time Warner.

Discontinued Operations of TWE-Advance/Newhouse Partnership

On June 24, 2002, TWE and Advance/Newhouse agreed to restructure TWE-A/N, which, on August 1, 2002 (the “Debt Closing Date”), resulted in Advance/Newhouse assuming responsibility for the day-to-day operations of certain TWE-A/N cable systems serving approximately 2.1 million subscribers located primarily in Florida (the “A/N Systems”).  As a result, TWE deconsolidated the financial position and operating results of these systems as of the Debt Closing Date.  Additionally, all prior period results associated with the A/N Systems, including the historical minority interest allocated to Advance/Newhouse’s interest in TWE-A/N, have been reflected as a discontinued operation for all periods presented.

Consolidation of Road Runner

In conjunction with the 2002 TWE-A/N restructuring, TWC effectively acquired Advance/Newhouse’s ownership interest in Road Runner.  As a result of this acquisition and the concurrent termination of Advance/Newhouse’s minority veto rights in Road Runner, the Company consolidated the financial position and results of operations of Road Runner retroactive to the beginning of 2002.  Previously, the Company accounted for its investment in Road Runner under the equity method of accounting as Advance/Newhouse held certain veto rights that allowed it to participate in the day-to-day operations of the Road Runner business.

Subsequent Events

Adelphia Acquisition Agreement

On April 20, 2005, a subsidiary of the Company, Time Warner NY Cable LLC (“TW NY”), and Comcast each reached separate definitive agreements to acquire, collectively, substantially all the assets of Adelphia Communications Corporation (“Adelphia”) for a total of $12.7 billion in cash (of which TW NY will pay $9.2 billion and Comcast will pay the remaining $3.5 billion) and 16% of the common stock of TWC.

At the same time that Comcast and TW NY entered into the Adelphia agreements, Comcast, TWC and/or their respective affiliates entered into agreements providing for the redemption of Comcast’s interest in TWC and TWE (“TWC and TWE Redemption Agreements”).  Specifically, Comcast’s 17.9% interest in TWC will be redeemed in exchange for stock of a subsidiary of TWC holding cable systems serving approximately 587,000 subscribers, as well as approximately $1.856 billion in cash.  In addition, Comcast’s 4.7% interest in TWE will be redeemed in exchange for interests in a subsidiary of TWE holding cable systems serving approximately 168,000 subscribers, as well as approximately $133 million in cash.  TWC, Comcast and their respective subsidiaries will also swap certain cable systems to enhance their respective geographic clusters of subscribers (“Cable Swaps”).

In connection with the transaction, Time Warner will contribute its current 1% equity interest and $2.4 billion preferred interest in TWE to a newly created subsidiary of TWC that will be the parent of TW NY in exchange for a non-voting common equity interest in such subsidiary having an equivalent fair value (approximately $2.9 billion).

Upon closing of these proposed transactions, TWE will have approximately 3.4 million basic subscribers.  TWC will gain systems passing approximately 7.5 million homes, with approximately 3.5 million basic subscribers.  TWC will then manage a total of approximately 14.4 million basic subscribers.  Time Warner will own approximately 84% of TWC’s common stock, and approximately 12% of TW NY’s parent in the form of non-voting common stock valued at approximately $2.9 billion.  TWC will become a publicly traded company at the time of closing.  At March 31, 2005, the general partnership interests in TWE were held collectively by three wholly owned subsidiaries of TWC.  Upon closing of the proposed transactions, TWE’s general partnership interests are expected to be held by TW NY or a wholly owned subsidiary of TW NY (55%) and two wholly owned subsidiaries of TWC (45%).

The acquisition of Adelphia and the acquisition of certain cable systems acquired by TWC as part of the Cable Swaps will be accounted for under FASB Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”) as a purchase business combination.  Also, TWC will account for the TWE Redemption as the acquisition of a minority interest under FAS 141.  Time Warner will account for the TWC Redemption as an acquisition of a minority interest under FAS 141.  The TWC Redemption will be accounted for at TWC as a distribution to an owner, and will reduce TWC’s equity by the fair value of the distribution.  The related purchase accounting associated with this step acquisition will be pushed down to TWC.  TWC will record its minority interest associated with Time Warner’s 12% interest in the parent of TW NY based on the historical book value of Time Warner’s 1% equity interest and $2.4 billion preferred interest in TWE.  Additionally, a gain or loss will be recognized to the extent that the fair value of the 17.9% and the 4.7% interests are greater than or less than the book basis of the cable systems and cash held by the subsidiaries distributed to Comcast in the redemption transactions.

These transactions are subject to customary regulatory review and approvals, including Hart-Scott-Rodino antitrust approval, FCC and local franchise approvals, as well as, in the case of the Adelphia acquisition, the Adelphia bankruptcy process, which involves approvals by the bankruptcy court having jurisdiction over Adelphia’s Chapter 11 case and Adelphia’s creditors.  Closing is expected in about 9 to 12 months.

The purchase of Adelphia’s assets is not dependent on the occurrence of the Cable Swaps and redemption transactions between Time Warner and Comcast.  Furthermore, if Comcast fails to obtain certain necessary governmental authorizations, TW NY has agreed that it will also acquire the cable operations of Adelphia that would have been acquired by Comcast, with the additional purchase price payable in cash or TWC stock at the Company’s discretion.

Amendments to Existing Arrangements

In addition to agreeing to the purchase of Adelphia’s assets, the TWC and TWE Redemption Agreements and Cable Swaps described above, the Company and Comcast amended certain existing agreements.  The following is a brief description of these amendments:

Registration Rights Agreement.  In conjunction with the restructuring of TWE completed in 2003 (the “TWE Restructuring”), TWC granted Comcast and certain affiliates registration rights related to the shares of TWC Class A Common Stock acquired by Comcast in the TWE Restructuring.  As part of the agreements described above, Comcast generally has agreed not to exercise or pursue registration rights with respect to the TWC Class A Common Stock owned until the date upon which the TWC Redemption Agreement described above is terminated in accordance with its terms or, if earlier, the date on which TWC’s offering of equity securities to the public for cash for its own account exceeds $2.1 billion.

Tolling and Optional Redemption Agreement.  On April 20, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into an amendment (the “Second Tolling Amendment”) to the Tolling and Optional Redemption Agreement, dated as of September 24, 2004, and previously amended on February 17, 2005.  Pursuant to the Second Tolling Amendment, the parties agreed that if the TWC Redemption Agreement terminates and certain other conditions are satisfied, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A Common Stock in exchange for 100% of the common stock of a TWC subsidiary which will own certain cable systems serving approximately 148,000 basic subscribers plus approximately $422 million in cash.

A more complete description of the transactions described above may be found in Time Warner’s Current Reports on Form 8-K, each dated April 20, 2005 and filed with the Securities and Exchange Commission (“SEC”) on April 21, 2005 and April 27, 2005.

Purchase of Urban Cable Works of Philadelphia

In conjunction with the agreement to acquire Adelphia, Urban Cable would be transferred to Comcast as part of the Cable Swaps.  For additional details, please refer to the Adelphia Acquisition Agreement discussion above.

Joint Venture Restructuring

In conjunction with the Adelphia transaction, TWC and Comcast agreed that if the Adelphia acquisition and Cable Swaps occur and if Comcast receives the pool consisting of the Kansas City, Southwest Texas and New Mexico systems upon distribution of the TKCCP assets as described above, Comcast will have an option, exercisable for 180 days commencing one year after the date of such distribution, to require TWC or a subsidiary to transfer to Comcast, in exchange for the Southwest Texas systems, certain cable systems held by TWE and its subsidiaries.

FINANCIAL STATEMENT PRESENTATION

Revenues

The Company’s revenues consist of video revenue, high speed data revenue, Digital Phone revenue and advertising revenue.

Video revenue includes monthly fees for basic, standard and digital services, together with related equipment rental charges, such as charges for set-top boxes, and charges for premium channels and subscription video-on-demand services.  Video revenue also includes installation, pay-per-view and video-on-demand charges and franchise fees relating to video charges collected on behalf of local franchise authorities. Several ancillary items are also included within video revenue, such as commissions related to the sale of merchandise by home shopping services and rental income earned on the leasing of antennae attachments on Company transmission towers. In each period presented, these ancillary items constitute less than 2% of video revenue.

High-speed data revenue includes monthly subscriber fees from both residential and commercial subscribers, along with related equipment rental charges, home networking fees, installation charges and, to the extent collected, franchise fees relating to high-speed data services in 2002 and prior years.  As a result of a March 2002 FCC ruling, TWC stopped collecting all franchise fees on high-speed data services.  High-speed data revenue also includes fees received from the Company’s unconsolidated cable system joint ventures and the A/N Systems.

Digital Phone revenue includes monthly subscriber fees from Digital Phone subscribers, along with related equipment rental and installation charges.

Advertising revenue includes the fees charged to local, regional and national advertising customers for advertising placed on the Company’s video and high-speed data services.  Advertising revenue also includes franchise fees relating to charges collected on behalf of local franchise authorities.  Substantially all of advertising revenue is from video outlets.  Advertising revenue is divided into three general categories: general third-party advertising, programming vendor advertising and related party advertising.  General third-party advertising represents local, regional and national advertising spots sold to parties, excluding the other divisions of Time Warner, who do not provide TWE with programming.  Programming vendor advertising represents advertising spots sold to unaffiliated third-party programming vendors to promote their channels, including new channel launches.  Related party advertising represents advertising spots sold to other divisions of Time Warner and its affiliates, including Time Warner affiliated programming vendors.  Programming vendor and related party advertising can vary significantly from period to period depending on the timing of channel launches and the marketing strategies of the other Time Warner affiliates.

Costs and Expenses

Cost of revenues primarily includes video programming costs, including fees paid to the programming vendors net of certain amounts received from programmers, high-speed data connectivity costs, Digital Phone network costs, and other service related expenses including non-administrative employee costs directly associated with the delivery of products and services to subscribers, maintenance of the Company’s delivery systems, franchise fees and other expenses.  The Company’s programming agreements generally provide that TWC pays a monthly per subscriber fee for each video programming service that is carried.

Selling, general and administrative costs include expenses not directly associated with the delivery of products to subscribers and the maintenance of the Company’s delivery systems, administrative salary costs, marketing expenses, billing charges, repair and maintenance costs, management fees paid to Time Warner and other administrative overhead costs, net of management fees received from the Company’s unconsolidated cable system joint ventures.

OIBDA and Free Cash Flow

The Company evaluates operating performance based on several factors, including Operating Income (Loss) before Depreciation and Amortization or “OIBDA”.  Management considers OIBDA to be an important indicator of the operational strength and performance of the business, including the ability to provide cash flows to service debt and fund capital expenditures.  OIBDA eliminates the uneven effect of the Company’s non-cash depreciation of tangible assets.  A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues.  Management evaluates the costs of such tangible assets through other financial measures such as capital expenditures, investment spending and return on capital.  The Company also evaluates operating performance based on free cash flow.  “Free Cash Flow” is cash provided by operations (as defined by accounting principles generally accepted in the United States) less capital expenditures, partnership distributions, dividends paid and principal payments on capital leases, if any.  Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to service debt and make strategic investments.

Both OIBDA and Free Cash Flow should be considered in addition to, not as substitutes for, the Company’s operating income, net income and various cash flow measures (e.g., cash provided by operations), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

FUTURE TRENDS

High-speed data services

One of the Company’s fastest growing revenue components is high-speed data services.  In total, consolidated high-speed data revenue grew from $1.009 billion for the year ended December 31, 2002 to $1.760 billion for the year ended December 31, 2004.  The Company expects continued strong growth in residential high-speed data subscribers and revenue for the foreseeable future; however, the rate of growth of both subscribers and revenue may be impacted by intensified competition for subscribers.  The Company has also experienced growth in consolidated commercial high-speed data subscribers, which grew from 76,000 as of December 31, 2002 to 151,000 as of December 31, 2004.  The number of commercial subscribers and the related revenue is expected to continue to increase as the Company continues to market high-speed data services to small and medium-sized businesses.  The Company anticipates that the total costs of providing connectivity to its high-speed data subscribers in 2005 will be in line with its costs in 2004; however, the connectivity cost on a per subscriber basis is expected to decrease.

In the first quarter of 2005, TWC and America Online, Inc. (“AOL”) (a segment of Time Warner) announced a strategic agreement to develop a customized broadband offering with attractive pricing for their current Road Runner and AOL subscribers as well as prospects across the TWC coverage area.  The Road Runner service will continue to be available on a stand-alone basis for those subscribers who elect not to take the new offering.  This agreement will allow AOL to proactively migrate its subscribers to the customized broadband offering and also to share in future subscriber revenues generated.  Under the agreement, AOL will manage the advertising and search opportunities for both the new offering and the Road Runner portal, providing an increase in its audience size and potential to earn from online advertising, search, commerce and premium services.  The agreement should benefit TWC in 2005 in accelerating its acquisition of high-speed data subscribers and provide its high-speed data customers additional value through access to AOL’s programming and features.  TWC will also share in a portion of the advertising revenues generated.

Video

The Company’s video product, taken as a whole, is relatively mature as compared with its high-speed data services product.  Management expects that video revenue will continue to grow in the future, reflecting rate increases and increased revenue from new digitally based services.  Digital video subscribers are expected to continue to grow but at relatively slower rates as penetration increases.  Over the next several years, the Company expects video revenue growth to be driven by new digital video services, such as video-on-demand, subscription video-on-demand and DVRs, which TWC has introduced over the past few years.  Video programming costs are expected to remain one of the Company’s largest single expense items for the foreseeable future.  Video programming costs have risen in recent years due to several factors, including industry-wide programming cost increases, especially for sports programming, increased use of premium services, the addition of quality programming for more extensive programming packages and service offerings and the launch of video-on-demand services.  For these reasons, programming costs will continue to rise, and it is expected that the Company’s video product margins will decline over the next few years as programming cost increases outpace growth in video revenue.  Programming costs are expected to increase in 2005 at rates similar to what were experienced in 2004.

Advertising

General third-party advertising revenue has increased approximately 11% in 2004, 8% in 2003 and 8% in 2002.  Although advertising revenue is expected to continue to grow, it is particularly sensitive to downturns in general economic conditions and to current events.  These factors could impact the expected growth rate.  Due to their nature, programming vendor advertising revenue and related party advertising revenue can fluctuate significantly from year to year.  The Company expects related party and programming vendor advertising revenue to be minimal in 2005.  For more information regarding programming vendor and related party advertising, please see “Critical Accounting Policies— Multiple-Element Arrangements.”

Capital expenditures and depreciation expense

Overall capital expenditures are expected to increase modestly in 2005 as compared to 2004 due to the continued roll-out of Digital Phone services.  Similar to the trend experienced during the past few years, the Company anticipates that much of its future capital expenditures will be tied to growth in subscribers and new services.  As the Company devotes a large portion of its capital expenditures to customer premise equipment and other items with relatively short useful lives, the weighted average useful life of plant, property and equipment will decrease, resulting in higher depreciation expense.

Digital Phone Services

In 2004, the Company estimates that the increase in direct operating costs associated with the Digital Phone deployment exceeded incremental revenues by approximately $45 million.  This estimate considers only incremental revenue and expenses deemed by management to be attributable to the new Digital Phone product and excludes any allocation of common infrastructure costs.

RESULTS OF OPERATIONS

Full year 2004 compared to full year 2003

Revenues. The Company’s revenues increased to $8.484 billion in 2004, compared to $7.699 billion in 2003.  Revenues by major category were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2004	2003	$	%
Video	$6,180	$5,810	$370	6%
High-speed data	1,760	1,422	338	24%
Digital Phone	29	1	28	NM
Advertising	515	466	49	11%
Total Revenues	$8,484	$7,699	$785	10%

NM – Not meaningful

Total video revenues increased by $370 million, or 6%, over 2003, primarily due to increased penetration of advanced digital services and higher cable rates.  These items were partially offset by an 0.4% decline in consolidated basic cable subscribers between December 31, 2003 and December 31, 2004.  Consolidated digital video subscribers, which are included in the Company’s 9.315 million consolidated basic video subscribers (as of December 31, 2004), increased by 408,000, or 11%, to 4.059 million at December 31, 2004, as compared to 3.651 million at December 31, 2003.  Basic cable subscribers include all subscribers receiving basic cable service.  Digital video subscribers reflect subscribers on any level of video service received via digital technology.  Aggregate revenue associated with the Company’s advanced digital services, including digital tiers, pay-per-view, video-on-demand, subscription video-on-demand and digital video recorders, increased 25% from $525 million in 2003 to $657 million in 2004.

High-speed data revenues increased in 2004 primarily due to growth in high-speed data subscribers, partially offset by a slight decline in the average revenue per subscriber which resulted from increased promotions.  From December 31, 2003 to December 31, 2004, total consolidated residential high-speed data subscribers increased by 577,000 to 3.4 million subscribers.  During the same period, consolidated commercial high-speed data subscribers increased by 36,000 to 151,000 at December 31, 2004. Consolidated commercial high-speed data revenue increased from $155 million in 2003 to $196 million in 2004.  Consolidated residential high-speed data penetration, expressed as a percentage of service ready homes, increased from 18% at December 31, 2003 to 21% at December 31, 2004.  The Company expects continued growth in high-speed data subscribers and revenue, but at a lower rate as penetration increases.

The Company launched its Digital Phone product in the majority of its operating divisions during 2004.  At December 31, 2004, the Company had 182,000 consolidated Digital Phone subscribers.

Total advertising revenues increased in 2004 primarily due to an increase in general third-party advertising.  General third-party advertising revenue increased by 11% from $443 million in 2003 to $491 million in 2004 due to an increase in the volume of advertising spots sold and, to a lesser extent, an increase in the rates at which the spots were sold.  Programming vendor advertising decreased from $12 million in 2003 to $9 million in 2004 reflecting fewer new channel launches.  Related party advertising revenue increased from $11 million in 2003 to $15 million in 2004, primarily due to increased advertising by Time Warner’s Turner Broadcasting unit.  For more information regarding programming vendor and related party advertising, please see “Critical Accounting Policies—Multiple-Element Arrangements.”

Cost of revenues. Cost of revenues increased to $3.723 billion in 2004, compared to $3.343 billion in 2003, primarily due to higher video programming costs and higher personnel costs associated with the deployment of new services.  The components of cost of revenues were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2004	2003	$	%
Video programming	$1,865	$1,662	$203	12%
Employee	1,060	966	94	10%
High-speed data	134	130	4	3%
Other	664	585	79	14%
Total	$3,723	$3,343	$380	11%

Total video programming costs increased by 12% in 2004.  On a per subscriber basis, programming costs increased by 13%, from $14.80 per month in 2003 to $16.66 per month in 2004.  This increase was primarily attributable to contractual rate increases across the Company’s programming line-up, especially for sports programming, and the expansion of service offerings including video-on-demand and subscription-video-on-demand.  Video programming costs are expected to increase in 2005 at a rate in line with the rate of increase experienced during 2004, reflecting continued contractual rate increases and expansion of digital service offerings.

Employee costs rose in 2004, in part, as a result of increased headcount driven by customer care enhancement and new product deployment initiatives.  Merit-based salary increases and the increased cost of employee benefits, including costs associated with group insurance, also contributed to the increase in employee costs.

High-speed data costs have increased slightly due to an increase in high-speed data customers, partially offset by an industry-wide decline in network costs.

Other costs increased due to the roll-out of the Digital Phone service and increased fees paid to local franchise authorities.  The costs associated with Digital Phone service are expected to continue to increase as the deployment continues in 2005.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.483 billion in 2004 from $1.376 billion in 2003.  This increase of $107 million, or 8%, over 2003 was primarily due to increased marketing costs associated with the roll-out of new products and services, increased employee costs and increased other administrative costs.  The components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2004	2003	$	%
Employee	$617	$588	$29	5%
Marketing	285	240	45	19%
Other administrative	581	548	33	6%
Total	$1,483	$1,376	$107	8%

Employee costs increased due to merit-based salary increases, the increased cost of employee benefits and, to a lesser extent, an increase in headcount associated with the roll-out of new services.  Employee costs in 2003 included $15 million of costs associated with the termination of certain employees of Time Warner’s former IVG operations.  Marketing costs increased due to a heightened focus on aggressive marketing of the Company’s broad range of products and services.  Other administrative costs increased primarily due to the Company’s $34 million settlement in 2004 of a dispute regarding Urban Cable.

Reconciliation of OIBDA to Operating Income and Net Income

The following table reconciles OIBDA to operating income and net income for purposes of the discussions that follow:

	Year Ended December 31,		% Increase
	2004	2003	(Decrease)
	(in millions)

OIBDA	$3,278	$2,980	10%
Depreciation	(1,438)	(1,403)	2%
Amortization	(76)	(58)	31%
Operating income	1,764	1,519	16
Interest expense, net	(465)	(492)	(5)%
Income from equity investments, net	40	32	25%
Minority interest expense	(64)	(65)	(2)%
Other income	11	—	NM
Income before income taxes and discontinued operations	1,286	994	29%
Income tax provision	(534)	(412)	30%
Income before discontinued operations	752	582	29%
Income from discontinued operations, net of tax	—	150	(100)%
Net income	$752	$732	3%

NM – Not meaningful

OIBDA.  OIBDA increased by $298 million, or 10%, from $2.980 billion in 2003 to $3.278 billion in 2004. This increase was attributable to revenue gains, partially offset by increases in cost of revenues and selling, general, and administrative expenses.  The Company estimates that its 2004 OIBDA includes losses of approximately $45 million related to the roll-out of the new Digital Phone service.  This estimate considers only incremental revenues and expenses deemed by management to be attributable to the new Digital Phone service and excludes any allocation of common infrastructure costs.

Depreciation.  Depreciation increased 2% to $1.438 billion in 2004 from $1.403 billion in 2003.  This increase is the result of an increase in the amount of capital spending on customer premise equipment (and other relatively short-lived assets) in recent years.  Due to the increase in such spending, a larger proportion of the Company’s property, plant and equipment consists of assets with shorter useful lives in 2004 than in 2003, resulting in an increase in depreciation expense.

Amortization expense. Amortization expense increased to $76 million in 2004 from $58 million in 2003, primarily due to the recognition of a subscriber list intangible of $260 million in conjunction with the TWE Restructuring.  The Company had three quarters of amortization expense associated with this subscriber list intangible in 2003 as compared to a full year of amortization expense in 2004.

Operating income. Operating income in 2004 increased to $1.764 billion from $1.519 billion in 2003 due to the increase in OIBDA, offset in part by the increase in depreciation and amortization expense.

Interest expense, net. Net interest expense decreased from $492 million in 2003 to $465 million in 2004. This decrease of $27 million, or 5%, was primarily due to less average debt outstanding on the Company’s bank credit facilities.  This decrease was partially offset by an increase in variable interest rates and increased interest paid on the Company’s $2.4 billion mandatorily redeemable preferred stock, which was outstanding for only three quarters in 2003.

Income from equity investments, net.  Income from equity investments, net, increased to $40 million in 2004 compared to $32 million in 2003.  This increase was primarily due to reduced losses associated with the former Women’s Professional Soccer League joint venture (which was disbanded in 2003) and an increase in the profitability of iN DEMAND and Texas and Kansas City Cable Partners, L.P., partially offset by impairment charges recorded by certain news channel joint ventures.

Minority interest expense. Minority interest expense decreased to $64 million in 2004 from $65 million in 2003.  This decrease was due to the reduction in Comcast’s direct ownership in TWE from 28% to 4.7% as a result of the TWE Restructuring, partially offset by an increase in the profitability of TWE in 2004.

Other income. The Company recorded $11 million of other income in 2004 related to the reversal of a previously established reserve associated with the dissolution of a former joint venture.

Income tax provision. TWC’s income tax provision has been prepared as if the Company operated as a stand-alone taxpayer for all periods presented.  TWC had an income tax provision of $534 million in 2004, compared to $412 million in 2003.  This increase in provision reflects the corresponding increase in taxable earnings.

Income before discontinued operations. The Company’s income before discontinued operations was $752 million in 2004 compared to $582 million in 2003.  TWC’s 2004 results benefited from an increase in operating income, reduced interest expense, an increase in income from equity investments, reduced minority interest expense and increased other income, offset in part by increased income tax expense.

Net Income. Net income was $752 million in 2004 compared to $732 million in 2003.  This increase was due to the increase in income before discontinued operations, partially offset by the absence of any income from discontinued operations in 2004.  The discontinued operations of the TWE Non-cable Businesses were distributed to Time Warner in 2003 as part of the TWE Restructuring.

Full year 2003 compared to full year 2002

Revenues. Revenues increased to $7.699 billion in 2003, compared to $7.035 billion in 2002.  This improvement was due to increases in video and high-speed data revenue, partially offset by a decrease in advertising revenue.  Revenues by major category were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2003	2002	$	%
Video	$5,810	$5,365	$445	8%
High-speed data	1,422	1,009	413	41%
Digital Phone	1	—	1	NM
Advertising	466	661	(195)	(30)%
Total Revenues	$7,699	$7,035	$664	9%

NM – Not meaningful

Total video revenues increased in 2003, primarily as a result of higher rates, and, to a lesser extent, an increase in digital subscribers.  Consolidated digital video subscribers, which are included in the Company’s 9.347 million consolidated basic video subscribers (as of December 31, 2003), increased by 551,000, or 18%, to 3.651 million at December 31, 2003, as compared to 3.100 million at December 31, 2002.  Aggregate revenue associated with the Company’s enhanced digital services, including digital video, pay-per-view, video-on-demand, subscription video-on-demand, and digital video recorders, increased 43% from $369 million in 2002 to $525 million in 2003.

High-speed data revenues increased in 2003 primarily due to growth in high-speed data subscribers, partially offset by a decline in the average revenue per subscriber, primarily due to increased promotions. From December 31, 2002 to December 31, 2003, total consolidated residential high-speed data subscribers increased by 676,000 to 2.8 million subscribers.  During the same period, consolidated commercial high-speed data subscribers increased from 76,000 at December 31, 2002 to 115,000 at December 31, 2003.  Consolidated commercial high-speed data revenue increased from $33 million in 2002 to $155 million in 2003.

Consolidated residential high-speed data penetration, expressed as a percentage of service ready homes, increased from 15% at December 31, 2002 to 18% at December 31, 2003.

Total advertising revenues declined in 2003 primarily due to a decline in related party and programming vendor advertising.  General third-party advertising revenue increased by 9% from $405 million in 2002 to $443 million in 2003 due to an increase in the volume of advertising spots sold and an increase in the rates at which the spots were sold.  Programming vendor advertising decreased from $124 million in 2002 to $12 million in 2003, primarily due to fewer new channel launches.  Related party advertising revenue decreased from $132 million in 2002 to $11 million in 2003, primarily due to decreased advertising by Time Warner’s America Online unit.  For more information regarding programming vendor and related party advertising, please see “Critical Accounting Policies—Multiple-Element Arrangements.”

Cost of revenues. Cost of revenues increased to $3.343 billion in 2003, compared to $3.033 billion in 2002, primarily due to higher video programming costs and higher personnel costs associated with the deployment of new services, partially offset by a decline in high-speed data connectivity costs.  The components of cost of revenues were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2003	2002	$	%
Video programming	$1,662	$1,451	$211	15%
Employee	966	853	113	13%
High-speed data	130	198	(68)	(34)%
Other	585	531	54	10%
Total	$3,343	$3,033	$310	10%

Total video programming costs increased by 15% in 2003.  On a per subscriber basis, programming costs increased by 14%, from $13.02 per month in 2002 to $14.80 per month in 2003.  This increase is primarily attributable to contractual rate increases across the Company’s programming line-up, especially for sports programming, and the expansion of service offerings including video-on-demand and subscription-video-on-demand.

Employee costs rose in 2003, in part, as a result of higher headcount associated with customer care and new product initiatives.  Merit-based salary increases and the increased cost of employee benefits, including costs associated with group insurance and defined benefit pension plans, also contributed to the increase in employee costs.

High-speed data costs, which are primarily associated with connectivity, decreased due to an industry-wide decline in such connectivity costs.

Other costs increased primarily due to increases in repairs, maintenance, software and consulting costs.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.376 billion in 2003 from $1.304 billion in 2002.  This increase of $72 million, or 6%, over 2002 was primarily due to increased employee and marketing costs associated with the roll-out of new products and services, partially offset by a decline in administrative costs.  The components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,		Increase (Decrease)
	2003	2002	$	%
Employee	$588	$548	$40	7%
Marketing	240	223	17	8%
Other administrative	548	533	15	3%
Total	$1,376	$1,304	$72	6%

Employee costs increased due to an increase in headcount associated with the roll-out of new services and increased subscriber transactions.  Merit-based salary increases and the increased cost of employee benefits, including costs associated with pension plans and costs associated with group insurance, also contributed to the increase in employee costs.  Employee costs in 2003 include $15 million of costs associated with the termination of certain employees of Time Warner’s former IVG operation.  Marketing costs increased due to a heightened focus on aggressive marketing of the Company’s broad range of products and services.  Other administrative costs increased primarily due to an increase in bad debt expense and an increase in payment processing costs associated with an increase in the number of customers who pay their monthly bill with a credit card, partially offset by a decline in amounts paid to Time Warner for certain corporate services provided by Time Warner.

Reconciliation of OIBDA to Operating Income and Net Income

The following table reconciles OIBDA to operating income and net income for purposes of the discussions that follow:

	Year Ended December 31,		% Increase
	2003	2002	(Decrease)
	(in millions)

OIBDA	$2,980	$(7,846)	NM
Depreciation	(1,403)	(1,207)	16%
Amortization	(58)	(7)	NM
Operating income (loss)	1,519	(9,060)	NM
Interest expense, net	(492)	(385)	28%
Income from equity investments, net	32	12	NM
Minority interest expense	(65)	(118)	(45)%
Other expense	—	(420)	NM
Income (loss) before income taxes, discontinued operations and cumulative effect of an accounting change	994	(9,971)	NM
Income tax provision	(412)	(283)	NM
Income (loss) before discontinued operations and cumulative effect of an accounting change	582	(10,254)	NM
Income from discontinued operations, before cumulative effect of an accounting change, net of tax	150	848	(82)%
Cumulative effect of accounting change	—	(27,971)	NM
Net income (loss)	$732	$(37,377)	NM

NM – Not meaningful

OIBDA. OIBDA increased to $2.980 billion in 2003 from $(7.846) billion in 2002. Included in the 2002 results were a $10.550 billion impairment of goodwill that was recorded as an operating expense and a $6 million gain on the sale of a cable system, which affect comparability to 2003. Excluding these items from 2002, OIBDA increased by $282 million, or 10%, from $2.698 billion in 2002 to $2.980 billion in 2003.  This increase was attributable to revenue gains, partially offset by increases in cost of revenues and selling, general and administrative expenses.

Depreciation. Depreciation increased to $1.403 billion in 2003 from $1.207 billion in 2002.  This increase of $196 million, or 16%, compared to 2002 was primarily due to the composition of TWC’s property, plant and equipment.  As a result of the completion of the cable system upgrades in mid-2002 and an increase in the amount of capital spending on customer premise equipment in recent years, a larger proportion of property, plant and equipment consisted of assets with shorter useful lives in 2003 than in 2002.

Amortization expense. Amortization expense increased to $58 million in 2003 from $7 million in 2002, primarily due to the recognition of a subscriber list intangible of $260 million in conjunction with the TWE Restructuring and associated amortization of approximately $49 million in 2003.

Operating income (loss). Operating income in 2003 increased to $1.519 billion from a loss of $9.060 billion in 2002 due to the increase in OIBDA, offset in part by the increase in depreciation and amortization expense.

Interest expense, net. Net interest expense increased to $492 million in 2003 from $385 million in 2002. This increase of $107 million, or 28%, was primarily due to interest on the $2.4 billion mandatorily redeemable preferred equity interest held by Time Warner as a result of the TWE Restructuring, offset in part by declining interest rates on variable rate debt and less average debt outstanding.

Income from equity investments, net. Income from equity investments, net, increased to $32 million in 2003 as compared to $12 million in 2002.  The increase of $20 million is primarily due to the increased profitability of Texas Cable Partners in 2003.

Minority interest (expense) income, net. Minority interest expense decreased to $65 million in 2003 from $118 million in 2002.  This decrease of $53 million is primarily due to the reduction in Comcast’s direct ownership in TWE from 28% to 4.7% as a result of the TWE Restructuring.

Other expense.  Included in the 2002 results was a $420 million impairment charge recorded on the Company’s interests in Texas Cable Partners, Kansas City Cable Partners, and Urban Cable Works during the fourth quarter of 2002.  No impairment charge was recorded in 2003.

Income tax provision. TWC’s income tax provision has been prepared as if TWC operated as a stand-alone taxpayer for all periods presented.  TWC had an income tax provision of $412 million in 2003, compared to $283 million in 2002.  This increase in provision reflects the corresponding increase in taxable earnings.

Income (loss) before discontinued operations and cumulative effect of an accounting change. Income before discontinued operations and cumulative effect of an accounting change was $582 million in 2003 compared to a net loss of $10.254 billion in 2002.  The loss before discontinued operations and cumulative effect of an accounting change in 2002 included a $10.550 billion pretax charge relating to the write-down of goodwill and a pretax charge of $420 million relating to the write-down of equity investments.  The Company’s 2003 results benefited from an increase in revenues, an increase in income from equity investments, net, and reduced net minority interest expense, offset in part by increases in cost of revenues, selling, general and administrative expenses, depreciation expense, amortization expense, interest expense, and income tax expense.

Net Income (loss). Net income was $732 million in 2003, compared to a net loss of $37.377 billion in 2002. This improvement was primarily due to the cumulative effect of an accounting change of $27.971 billion recorded in 2002 in connection with the adoption of FAS 142 and the increase in income before discontinued operations and cumulative effect of an accounting change in 2003. These positive influences were partially offset by a decrease in income from discontinued operations, net of tax.

FINANCIAL CONDITION AND LIQUIDITY

At December 31, 2004, TWC had $7.299 billion of debt and mandatorily redeemable preferred equity and $102 million of cash and cash equivalents, representing net debt of $7.197 billion, and shareholders’ equity of $18.934 billion.  At December 31, 2003, TWC had $8.368 billion of total debt and mandatorily redeemable preferred equity and $329 million of cash and cash equivalents, representing net debt of $8.039 billion, and shareholders’ equity of $19.261 billion.  As discussed in further detail below, management believes that cash provided by operating activities, cash and equivalents and borrowing capacity are sufficient to fund TWC’s capital and liquidity needs for the foreseeable future.

Cash Flows

Operating activities.  Cash provided by operating activities increased from $2.128 billion in 2003 to $2.661 billion for 2004.  Excluding the cash flow provided from discontinued operations in 2003 ($196 million), the Company’s cash provided by operating activities increased from $1.932 billion in 2003 to $2.661 billion in 2004.  This increase of $729 million over 2003 was principally due to a decrease in cash taxes paid ($357 million), an increase in OIBDA ($298 million) and a decrease in contributions to the Company’s pension plans ($60 million).

Cash provided by operating activities decreased from $2.592 billion in 2002 to $2.128 billion for 2003.  Excluding the cash flow provided from discontinued operations in 2003 ($196 million) and 2002 ($389 million), the Company’s cash provided by operating activities decreased from $2.203 billion in 2002 to $1.932 billion in 2003.  This decrease of $271 million was principally due to increased pension contributions ($208 million), increased cash taxes paid ($53 million) and an increase in working capital requirements, partially offset by the increase in OIBDA (excluding the non-cash impairment charges in 2002).

Investing activities.  Cash used by investing activities decreased from $1.930 billion in 2003 to $1.816 billion in 2004.  The decline was principally due to the decrease in cash used by investing activities of discontinued operations and decreased investment and acquisition expenditures.  This decline was partially offset by increased capital expenditures, which was primarily due to the Company’s roll-out of Digital Phone.  The Company spent $1.712 billion and $1.637 billion on capital expenditures related to the Company’s continuing operations during 2004 and 2003, respectively.

Cash used by investing activities decreased to $1.930 billion in 2003, compared to $2.397 billion in 2002.  This decline was principally due to a decrease in cash used by investing activities of discontinued operations, as well as a decrease in capital expenditures combined with a decreased level of investments and acquisitions.

The Company anticipates an increase in overall capital expenditures in 2005 from those in 2004 primarily attributable to the launch of Digital Phone services.  The Company expects that a substantial portion of capital expenditures in 2005 will be dedicated to purchases of customer premise equipment.  TWC’s capital expenditures consist of the following major categories:

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Customer premise equipment	$719	$715	$813
Scalable infrastructure	205	173	188
Line extensions	239	214	192
Upgrade/rebuild	139	175	224
Support capital	410	360	396
Total capital expenditures	$1,712	$1,637	$1,813

Financing activities.  Cash used by financing activities increased from $909 million for 2003 to $1.072 billion for 2004.  The increase was primarily due to the $339 million increase in net repayments of debt, partially offset by a decline in cash used by investing activities of discontinued operations.

Cash used (provided) by financing activities decreased from $(579) million in 2002 to $909 million for 2003.  The decline is primarily due to the $1.322 billion increase in net repayments on debt, as well as a increase in cash used by financing activities of discontinued operations.

Free Cash Flow

Reconciliation of Cash Provided by Operations to Free Cash Flow

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Cash provided by operations	$2,661	$2,128	$2,592
Reconciling items:
Income from discontinued operations before cumulative effect of an accounting change	—	(150)	(848)
Adjustments relating to the operating cash flow of discontinued operations	—	(46)	459
Cash provided by continuing operating activities	2,661	1,932	2,203
Less:
Capital expenditures from continuing operations	(1,712)	(1,637)	(1,813)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(11)	(33)	(7)
Free cash flow	$938	$262	$383

The Company’s Free Cash Flow increased to $938 million during 2004 as compared to $262 million during 2003.  This increase of $676 million was driven by lower cash tax payments ($357 million), an increase in OIBDA ($298 million) and a decrease in contributions to the Company’s pension plans ($58 million), partially offset by an increase in capital expenditures from continuing operations ($75 million).

The Company’s free cash flow in 2003 was $262 million, as compared to $383 million in 2002.  This decline was driven by an increase in working capital requirements in 2003, primarily associated with the decrease in accounts payable in 2003 resulting from significant capital expenditures made in the fourth quarter of 2002 and $208 million of pension contribution in 2003, as compared to no pension contributions in 2002, partially offset by an increase in OIBDA.

New Financing Arrangements

On November 23, 2004, the Company and TWE (the “Borrowers”) entered into an amended and restated $4.0 billion senior unsecured five-year revolving credit agreement (the “Credit Agreement”) with a syndicate of financial institutions.  The Credit Agreement amends and restates the Borrowers’ previous $2.0 billion five-year revolving credit agreement and replaces the $1.0 billion 364-day revolving credit agreement and the $500 million three-year term loan agreement.

Borrowings under the Credit Agreement bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.39%.  In addition, the Borrowers are required to pay a facility fee of 0.11% per annum on the aggregate commitments under the Credit Agreement.  An additional usage fee of 0.10% of the outstanding amounts under the Credit Agreement is incurred if and when such amounts exceed 50% of the aggregate commitments thereunder.  The Credit Agreement provides same-day funding capability and a portion of the commitments, not to exceed $300 million at any time, may be used for the issuance of letters of credit.  The Credit Agreement contains representations, warranties, covenants and events of default which are substantially identical to those contained in the Borrowers’ previous $2.0 billion five-year credit agreement, including, without limitation, a maximum leverage ratio covenant of 5.0 times consolidated EBITDA of TWC and a minimum interest coverage covenant of 2.0 times consolidated cash interest expense of TWC.  Each of these terms, ratios and related financial metrics are defined in the Credit Agreement.  The Credit Agreement does not contain any credit ratings-based defaults or covenants, nor any ongoing covenant or representation specifically relating to a material adverse change in TWC’s or TWE’s financial condition or results of operations.  Borrowings may be used for general corporate purposes and unused credit is available to support commercial paper borrowings.  As of December 31, 2004 there were no borrowings or letters of credit outstanding under the Credit Agreement; however, the Company’s $1.523 billion of outstanding commercial paper is supported by the Credit Agreement.

The Borrowers have cross-guaranteed their respective obligations under the Credit Agreement.  In addition, Warner Communications Inc. and American Television and Communications Corporation (both indirect wholly-owned subsidiaries of Time Warner but not subsidiaries of TWC) (the “Guarantors”) have each guaranteed a pro-rata portion of TWE’s obligations under the Credit Agreement (including TWE’s obligations under its guarantee of TWC’s obligations), although there are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWC or TWE) to parties that are not guarantors.  The facility ranks pari passu with the Company’s other unsecured senior indebtedness.  The Credit Agreement will expire on November 23, 2009, at which time any outstanding amounts under the Credit Agreement will be due and payable.

TWE maintains a $1.5 billion unsecured commercial paper program.  Additionally, in the second quarter of 2004, TWC established a $2.0 billion unsecured commercial paper program.  The combined total of the unsecured notes outstanding at any time under these commercial paper programs (the “Notes”) may not exceed $3.0 billion.  The Company is a guarantor of Notes issued by TWE, and TWE is a guarantor of Notes issued by TWC.  In addition, the Guarantors have each guaranteed a pro rata portion of the obligations under the Notes, although there are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWC or TWE) to parties that are not guarantors.  The Notes rank pari passu with the Company’s and TWE’s other unsecured senior indebtedness.

Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity

The Company’s debt, mandatorily redeemable preferred equity and unused borrowing capacity, as of December 31, 2004 are as follows:

				Outstanding
	Interest Rate at			Balance at	Unused
Facility	December 31, 2004		Maturity	December 31, 2004	Capacity (b)
				(in millions)
TWE notes and debentures	7.557	%(a)	2008-2033	$3,367	$—
Bank credit agreements and commercial paper programs	2.480%		2009	1,523	2,579
Mandatorily redeemable preferred equity	8.059%		2023	2,400	—
Capital leases and other (includes $1 million of debt due within one year)				9	—
Total				$7,299	$2,579

(a) Calculated as a weighted average effective interest rate of the various debt issuances outstanding.

(b) Unused capacity includes $102 million of cash and cash equivalents.

The Company has submitted a joint bid, along with Comcast, to acquire the assets of Adelphia Communications Corporation (“Adelphia”) in connection with the auction process initiated by Adelphia.  If successful, the Company’s net debt would increase.

Rating Triggers and Financial Covenants

TWC’s borrowing facilities contain customary covenants.  A breach of such covenants that continues beyond any grace period can constitute a default, which can limit the ability to borrow and can give rise to a right of the lenders to terminate the facility and/or require immediate payment of outstanding debt.  Additionally, in the event that the Company’s credit rating decreases, the cost of maintaining the facilities and of borrowing under the Credit Agreement increases and, conversely, if the ratings improve, such costs decrease.  There are no rating based defaults or covenants in any of TWC’s borrowing facilities.  As of December 31, 2004 and through the issuance date of the Company’s consolidated financial statements, TWC was in compliance with all covenants and had leverage and interest coverage of approximately 1.4 times and 6.7 times, respectively.  Management does not foresee that the Company will have any difficulty complying with the covenants currently in place in the foreseeable future.

For so long as TWC’s indebtedness is, in Time Warner’s reasonable judgment, attributable to Time Warner in evaluating Time Warner’s credit profile, TWC may not, without the consent of Time Warner, create, incur or guarantee any indebtedness other than to Time Warner, including preferred equity, or rental obligations, if the Company’s ratio of indebtedness plus six times its annual rental expense to EBITDA, as defined in the Parent Agreement between TWC and Time Warner, plus rental expense, or “EBITDAR,” then exceeds or would exceed 3:1.

Firm Commitments

TWC has commitments under various firm contractual arrangements to make future payments for goods and services.  These firm commitments secure future rights to various assets and services to be used in the normal course of operations.  For example, TWC is contractually committed to make some minimum lease payments for the use of property under operating lease agreements.  In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

TWE-A/N and Comcast are parties to a funding agreement that requires the parties to provide additional funding to Texas and Kansas City Cable Partners L.P. on a month-to-month basis in an amount to enable certain Texas systems (i.e., Houston and south Texas systems) to maintain compliance with financial covenants under its bank credit facilities.  Currently, TWE-A/N and Comcast each fund half of the total obligation under the funding agreement.  The Company’s funding obligations under the funding agreement totaled $33 million, $83 million and $70 million for the years ended December 31, 2004, 2003 and 2002, respectively.  Upon completion of the Texas Cable Partners and Kansas City Cable Partners restructuring in May 2004, TWE-A/N’s funding obligation was automatically extended until all amounts borrowed under the Texas systems’ senior credit agreement have been repaid and the senior credit agreement has been terminated.  As part of the restructuring, all of the assets and liabilities of Texas and Kansas City Cable Partners L.P. have been grouped into two comparable pools.  Upon delivery of a dissolution notice by either partner, which can occur no earlier than June 1, 2006, the partner receiving the dissolution notice will choose and take full ownership of a pool of assets and liabilities that will be distributed to it upon dissolution.  The other partner will receive and take full ownership of the other pool of assets and liabilities upon dissolution.  After the pools have been allocated, each partner will provide funding under the funding agreement pro rata based on the amount of the debt incurred under the senior credit facility that is allocated to the pool selected by that partner.

The following table summarizes the Company’s material firm commitments at December 31, 2004 and the timing of and effect that these obligations are expected to have on liquidity and cash flow in future periods.  This table excludes commitments related to other entities, including certain unconsolidated equity method investees and the A/N systems, which reimburse TWC for certain programming and fixed assets that TWC purchases on their behalf in connection with the management services agreement.  TWC expects to fund these firm commitments with cash provided by operating activities generated in the normal course of business.

	Firm Commitments
		2006 -	2008 -	2010 and
	2005	2007	2009	thereafter	Total
	(in millions)
Programming purchases (a)	$1,853	$3,478	$2,301	$1,873	$9,505
Outstanding debt obligations	—	—	2,123	5,008	7,131
Facility leases (b)	51	87	72	196	406
Data processing services	30	58	58	86	232
High-speed data connectivity	22	10	—	—	32
Digital Phone connectivity	37	62	5	—	104
Converter and modem purchases	49	—	—	—	49
Other	5	4	3	1	13
Total	$2,047	$3,699	$4,562	$7,164	$17,472

(a)          TWC has purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of the cost of revenues.  Future fees under such contracts are based on numerous variables, including number and type of customers.  The amounts of the commitments reflected above are based on the number of consolidated subscribers at December 31, 2004 applied to the per subscriber contractual rates contained in the contracts that were in effect as of December 31, 2004.

(b)         TWC has facility lease commitments under various operating leases, including minimum lease obligations for real estate and operating equipment.

At any time following March 31, 2005, Comcast has the right to require the Company or Time Warner to purchase all or a portion of Comcast’s 4.7% limited partnership interest in TWE at an appraised fair market value, subject to a right of first refusal in favor of Time Warner.  Additionally, Comcast also has the right, at any time following the second anniversary of the closing of the restructuring of TWE, to sell all or a portion of its interest in TWE to a third party in a bona fide transaction, subject to a right of first refusal, first, in favor of Time Warner and, second, in favor of TWC.  If TWC and Time Warner do not collectively elect to purchase all of Comcast’s offered partnership interest, Comcast may proceed with the sale of the offered partnership interest to that third party on terms no more favorable than those offered to TWC and Time Warner, if that third party agrees to be bound by the same terms and conditions applicable to Comcast as a limited partner in TWE.  The purchase price payable by TWC or Time Warner as consideration for

Comcast’s partnership interest may be cash, common stock, if the common stock of the purchaser is then publicly traded, or a combination of both.

As previously discussed, Comcast has been granted an option, which generally can be exercised until 60 days following delivery of a termination notice from either TWC or Comcast, to require TWC to redeem a portion of the TWC stock held by Comcast in exchange for a TWC subsidiary holding certain cable systems and approximately $750 million in cash.  Under the arrangements entered into by Comcast as part of the process of obtaining FCC approval of Comcast’s acquisition of AT&T Broadband, Comcast is obligated to take steps to dispose of its entire interest in TWC and TWE in an orderly process by November 2007, and in any event by May 2008.

As previously discussed, TWC has also agreed to purchase, subject to receipt of applicable regulatory approvals, all of Inner City’s interests in the Urban Cable venture for approximately $53 million in cash.  In addition, upon closing, TWC will eliminate in consolidation $67 million of debt and interest owed to it by Urban Cable and will assume $53 million of Urban Cable’s third-party debt. TWC is continuing to work with the local franchise authority to gain approval of its purchase of Urban Cable and management is currently unable to predict the timing of such approval.

The Company’s total rent expense amounted to $105 million, $94 million, and $86 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Contingent Commitments

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses.  In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE.  Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and collectively, the “Parks”), Historic TW and TWE each agreed to guarantee (the “Six Flags Guarantee”) certain obligations relating to the partnerships that hold the Parks (the “Partnerships”).  The Six Flags Guarantee principally covers the following obligations (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a multiple of EBITDA and (d) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events or the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price in respect of all of the limited partnership units for the End of Term Purchase is equal to $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced in respect of limited partnership units previously purchased.

In connection with the 1998 sale of Six Flags Entertainment Corporation to Premier Parks Inc. (“Premier”), Premier, Historic TW and TWE, among others, entered into a Subordinated Indemnity Agreement pursuant to which Premier agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. Premier’s obligations to Historic TW and TWE are secured by its interest in all limited partnership units that are purchased by Premier.

Additionally, Time Warner and its subsidiary, Warner Communications Inc., have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.  In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary Warner Communications Inc. for reimbursement of the incurred expenses.  Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner.

To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee.

TWC presently has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas.  In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums.  The Company has also obtained letters of credit for several of its joint ventures.  Should these joint ventures default on their obligations supported by the letters of credit, TWC would be obligated to pay these costs to the extent of the letters of credit.  Such surety bonds and letters of credit as of December 31, 2004 amounted to $135 million.  Payments under these arrangements are required only in the event of nonperformance.  TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

	Contingent Commitments
		2006 -	2008 -	2010 and
	2005	2007	2009	thereafter	Total
	(in millions)
Letters of credit and surety bonds	$—	$—	$—	$135	$135

TWC has submitted a joint bid, along with Comcast, to acquire the assets of Adelphia Communications Corporation (“Adelphia”) in connection with the auction process initiated by Adelphia.  It is unknown at this time whether its bid will be successful and, if so, on what terms.

TWE is required, at least quarterly, to make tax distributions to its partners in proportion to their residual interests in an aggregate amount generally equivalent to a percentage of TWE’s taxable income. TWC is required to make cash distributions to Time Warner when employees of the Company exercise previously issued Time Warner stock options.  For more information, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Market Risk Management—Interest Rate Risk—Equity Risk.”

Although not required to do so, TWC has provided funding to Urban Cable Works, a joint venture owned 40.0% by TWC and 60.0% by third parties, to enable Urban Cable Works to comply with the covenants in its senior credit agreement in the amount of $37 million in 2003 and $3 million in 2002.  TWC provided no funding in 2004 or through the issuance date of this report.

MARKET RISK MANAGEMENT

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and changes in the market value of investments.

Interest Rate Risk

Variable rate debt. As of December 31, 2004, TWC had an outstanding balance of variable-rate debt of $1.523 billion.  Based on the variable rate obligations outstanding at December 31, 2004, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease TWC’s annual interest expense and related cash payments by approximately $4 million.  These potential increases or decreases are based on simplifying assumptions, including a constant level of variable rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

Fixed rate debt. As of December 31, 2004, TWC had an outstanding balance of $5.767 billion of fixed-rate debt and mandatorily redeemable preferred equity, including an unamortized fair value adjustment of $167 million.  Based on the fixed-rate debt obligations outstanding at December 31, 2004, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $164 million.  These potential increases or decreases are based on simplifying assumptions, including a constant level and rate of fixed rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

Equity Risk

TWC is also exposed to market risk as it relates to changes in the market value of its investments.  TWC invests in equity instruments of private companies for operational and strategic business purposes.  These investments are subject to significant fluctuations in fair market value due to volatility of the industries in which the companies operate.  As of December 31, 2004, TWC had $1.964 billion of investments primarily consisting of Texas and Kansas City Cable Partners, L.P. and Urban Cable Works, which are accounted for using the equity method of accounting.

Some of TWC’s employees were previously issued options to purchase shares of Time Warner Common Stock in connection with their past employment with subsidiaries and affiliates of Time Warner. TWC has agreed that, upon the exercise by any of its officers or employees of any options to purchase Time Warner Common Stock, TWC will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner Common Stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner Common Stock.  At December 31, 2004, TWC had accrued approximately $57 million of stock option distributions payable to Time Warner.  That amount, which is not payable until the underlying options are exercised and then only subject to limitations on cash distributions in accordance with the senior unsecured revolving credit facilities, will be adjusted in subsequent accounting periods based on changes in the quoted market prices for Time Warner’s Common Stock. See Note 10 to the consolidated financial statements.

Inflation

Although the fees paid under some programming agreements with programming vendors are adjusted based on the consumer price index, the Company does not believe that its operations are materially affected by inflation.

Seasonality

TWC’s business is subject to some seasonal trends in subscriber counts.  Basic subscriber count tends to decline in the summer and return to normal levels in the fall.  This seasonality is largely due to college students and other individuals who disconnect their cable service in the summer months and reconnect in the fall.

ACCOUNTING POLICIES

New Accounting Standards Affecting Comparability of Results of Operations

Goodwill and Other Intangible Assets

During 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” (“FAS 142”) which requires that,

effective January 1, 2002, goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease to be amortized.  FAS 142 also requires that goodwill and certain other intangible assets be assessed for impairment using fair value measurement techniques.  During the first quarter of 2002, upon adoption of FAS 142, TWC completed its impairment review and recorded a $27.971 billion non-cash impairment charge as a cumulative effect of an accounting change (including $4.996 billion related to its discontinued operations).  As part of the annual impairment review during the fourth quarter of 2002, the Company recorded an additional non-cash impairment charge of $10.550 billion, which is classified as a component of operating income.  In accordance with Topic D-108, the Company utilized a traditional discounted cash flow methodology to value intangibles for its December 2004 impairment test.  The 2003 and 2004 impairment reviews resulted in no impairment.

Critical Accounting Policies

The SEC considers an accounting policy to be critical if it is important to the Company’s financial condition or results of operations, and if it requires significant judgment and estimates on the part of management in its application.  The following represents TWC’s critical accounting policies, as determined by the management of TWC.  For a summary of all of the Company’s significant accounting policies, including the critical accounting policies discussed below, please see Note 3 to the consolidated financial statements.

Purchase Accounting

On January 11, 2001, America Online acquired Historic TW Inc. (formerly named Time Warner Inc.) (the “America Online-Historic TW Merger” or the “Merger”), whose businesses included TWC.  The America Online-Historic TW merger was accounted for as a purchase business combination.  Under the purchase method of accounting, the cost of approximately $147 billion to acquire Historic TW, including transaction costs, was allocated to its underlying net assets, including its interests in TWC, based on their respective estimated fair values.  The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.  Consistent with accounting principles generally accepted in the U.S. at the time the America Online-Historic TW Merger was consummated, the purchase price to acquire Historic TW was based upon the fair value of the resulting entity, Time Warner’s shares issued in the Merger on the Merger’s announcement date.  Due to market conditions existing at that time, this resulted in a significantly higher purchase price and recorded goodwill than if the purchase price had been valued based upon Time Warner shares on the Merger’s completion date.  Of the $147 billion in Time Warner acquisition costs, approximately $61.462 billion, primarily associated with goodwill and cable franchises, was allocated to the underlying net assets of TWC’s continuing operations.

In connection with the TWE Restructuring, purchase accounting adjustments associated with Time Warner’s increase in its economic ownership interest in the cable systems owned by TWE from 72.4% to 78.4% were allocated to TWC.  This allocation resulted in an increase in the value of TWC’s cable franchises, subscriber lists and goodwill of $5.165 billion.

Determining the fair value of various assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions.  The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income.  For example, different classes of assets will have useful lives that differ.  Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.  As permitted by generally accepted accounting principles, TWC used the one-year period following the consummation of the America Online-Historic TW Merger to finalize estimates of the fair value of assets and liabilities acquired.  One of the areas that requires judgment in determining fair values and useful lives is intangible assets.  To assist in this process, TWC obtained appraisals from independent valuation firms for various intangible assets.  While there are a number of different methods used in estimating the value of the intangibles acquired, the Company primarily relied upon discounted cash flow methodologies, market comparisons and a review of recent transactions.  Some of the more significant estimates and assumptions inherent in these approaches include:

•                  projected future cash flows, including timing;

•                  discount rate reflecting the risk inherent in the future cash flows;

•                  perpetual growth rate; and

•                  the determination of whether a premium or a discount should be applied to comparables.

Most of these assumptions were made based on available historical information.

The value of the Company’s intangible assets is exposed to future adverse changes if the Company experiences declines in operating results or experiences significant negative industry or economic trends or if future performance is below historical trends.  TWC periodically reviews intangible assets for impairment using the guidance of applicable accounting literature.

In the first quarter of 2002, TWC adopted new rules (i.e., FAS 142) for measuring the impairment of goodwill and other intangible assets.  The estimates and assumptions described above, as well as the determination as to how goodwill would be allocated to TWC, impacted the amount of impairment to be recognized upon adoption of the new accounting standard.

Goodwill and Other Intangible Assets

FAS 142 requires that goodwill and other intangible assets be assessed for impairment using fair value measurement techniques.  Specifically, goodwill impairment is determined using a two-step process.  The first step is used to identify potential impairment by comparing the fair value of TWC’s business with its net book value, or “carrying amount,” including goodwill.  If the fair value exceeds the carrying amount, goodwill is considered not impaired, and the second step of the impairment test is unnecessary.  If the carrying amount exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  This second step compares the implied fair value of goodwill with the carrying amount of that goodwill.  If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  That is, the fair value is allocated to all assets and liabilities, including any unrecognized intangible assets, as if TWC had been acquired in a business combination and the fair value was the purchase price paid to acquire TWC.  The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining TWC’s fair value under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities, including unrecognized intangible assets, under the second step of the goodwill impairment test are subjective in nature and often involve the use of significant estimates and assumptions.  Similarly, estimates and assumptions are used in determining the fair value of other intangible assets.  These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge.  To assist in the process of determining goodwill impairment, the Company obtained appraisals from independent valuation firms.  In addition to the use of independent valuation firms, TWC performed internal valuation analyses and considered other market information that is publicly available.  Estimates of fair value are primarily determined using discounted cash flow methodologies, market comparisons and a review of recent transactions.  These approaches use significant estimates and assumptions including projected future cash flows, including timing, discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.

Upon the adoption of FAS 142 on January 1, 2002, $8.808 billion of goodwill was reallocated from TWC’s continuing operations to other business segments of Time Warner.  Additionally, TWC recorded a

$27.971 billion non-cash pretax impairment charge as a cumulative effect of an accounting change, $22.975 billion of which related to TWC’s continuing operations.  As part of the annual impairment review during the fourth quarter of 2002, TWC recorded an additional non-cash impairment charge of $10.550 billion as a component of operating income.  The Company’s annual impairment analysis did not result in an impairment charge for 2004 or 2003.  In order to evaluate the sensitivity of the fair value calculations on the impairment calculation in 2004, the Company applied a hypothetical 10% decrease to the fair values.  This hypothetical decrease would not result in the impairment of goodwill.  However, a hypothetical 10% decrease to the fair values of the cable franchise indefinite-lived intangible assets would result in an impairment of approximately $412 million.

Investments

TWC’s investments are primarily accounted for using the equity method of accounting.  A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained.  If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings.  This evaluation is dependent on the specific facts and circumstances.  For investments accounted for using the cost or equity method of accounting, TWC evaluates information including budgets, business plans and financial statements in determining whether an other-than-temporary decline in value exists.  Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment.  This list is not all-inclusive and the Company’s management weighs all quantitative and qualitative factors in determining if an other-than-temporary decline in value of an investment has occurred.

Accounting for Pension Plans

TWC has defined benefit pension plans covering a majority of its employees.  Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans.  TWC recognized pension expense associated with continuing operations of $64 million in 2004, $63 million in 2003 and $27 million in 2002.  The pension expense recognized by the Company is determined using certain assumptions, including the discount rate, the expected long-term rate of return on plan assets and the rate of compensation increases.  The determination of assumptions for pension plans is discussed in more detail below.

The Company used a discount rate of 6.25% to compute 2004 pension expense.  The discount rate was determined by reference to the Moody’s Aa Corporate Bond Index, adjusted for coupon frequency and duration of obligation.  A decrease in the discount rate of 25 basis points, from 6.25% to 6.00%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $7 million in 2004.

The Company’s expected long-term rate of return on plan assets used to compute 2004 pension expense was 8%.  In developing the expected long-term rate of return, the Company considered the pension portfolio’s past average rate of earnings, portfolio composition and discussions with portfolio managers. The expected long-term rate of return is based on an asset allocation assumption of 75% equities and 25% fixed-income securities, which approximated the actual allocation as of December 31, 2004.  A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $1 million in 2004.

The Company used an estimated rate of future compensation increases of 4.5% to compute 2004 pension expense.  An increase in the rate of 25 basis points while holding all other assumptions constant would have resulted in an increase in the Company’s pension expense of approximately $2 million in 2004.

Based upon current assumptions, the Company anticipates that pension expense in 2005 will decrease by approximately $5 million, compared to 2004.  This anticipated decrease is due primarily to favorable investment performance in 2004 and contributions of $150 million that were made to pension plan assets during 2004.  The assumptions underlying the anticipated decrease in pension expense are subject to adjustment, which could impact the Company’s ultimate pension expense.

In 2005, TWC does not expect to make contributions to pension plan assets.

Multiple-Element Arrangements

In the normal course of business, TWC enters into multiple-element transactions where the Company is simultaneously both a customer and a vendor with the same counter-party.  For example, when negotiating the terms of programming purchase contracts from cable networks, TWC may at the same time simultaneously negotiate for the sale of advertising to the same cable network.  These arrangements may be documented in one contract or may be documented in separate contracts.  Whether it is in one contract or multiple contracts, these arrangements are considered to have been negotiated simultaneously for accounting purposes.  In accounting for these types of arrangements, TWC recognizes revenue and expense in accordance with the following authoritative literature:

•                  APB Opinion No. 29, “Accounting for Nonmonetary Transactions”;

•                  EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer”;

•                  EITF 00-21, “Revenue Arrangements with Multiple Deliverables”; and

•                  Securities and Exchange Commission Staff Accounting Bulletin No. 104: “Revenue Recognition”.

Additionally, in November 2002, the EITF reached a consensus on EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.”  The guidance in EITF 02-16 is consistent with the Company’s historical accounting.  Specifically, EITF 02-16 presumes that cash consideration received from a vendor, such as a cable network programmer, is a reduction of the price to use the vendor’s products or services and therefore a reduction in cable programming cost.  However, this presumption is overcome when the cash consideration represents a payment for assets or services, such as advertising, delivered to the vendor.  In this case the cash consideration should be characterized as revenue when recognized in a customer’s income statement.  EITF 02-16 states that cash consideration paid by a vendor that exceeds the estimated fair value of the benefits, such as advertising received by the vendor, should be characterized in the customer’s income statement as a reduction of cost of revenues or programming expense.

With respect to programming and vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assessed whether each piece of the arrangements was at fair value.  The factors that were considered in determining the individual fair values of the programming and advertising varied from arrangement to arrangement and included:

•                  existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•                  comparison to fees under a prior contract;

•                  comparison to fees paid for similar networks; and

•                  comparison to advertising rates paid by other advertisers on the Company’s systems.

Gross Versus Net Revenue Recognition

In the normal course of business, TWC acts as an intermediary or agent with respect to payments received from third parties.  For example, TWC collects taxes on behalf of franchising authorities.  The accounting issue encountered in these arrangements is whether TWC should report revenue based on the “gross” amount billed to the ultimate customer or on the “net” amount received from the customer after payments to franchise authorities.  The Company has determined that these amounts should be reported on a “gross” basis.

Determining whether revenue should be reported gross or net is based on an assessment of whether TWC is acting as the “principal” in a transaction or acting as an “agent” in the transaction.  To the extent that the Company acts as a principal in a transaction, TWC reports as revenue the payments received on a gross basis.  To the extent TWC acts as an agent in a transaction, the Company reports as revenue the payments received less commissions and other payments to third parties on a net basis.  The determination of whether TWC serves as principal or agent in a transaction is subjective in nature and based on an evaluation of the terms of each arrangement.

In determining whether TWC serves as principal or agent in these arrangements TWC follows the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”  Under EITF 99-19, TWC serves as the principal in transactions in which the Company has substantial risks and rewards of ownership.  The indicators that TWC has substantial risks and rewards of ownership are as follows:

•                  TWC is the supplier of the products or services to the customer;

•                  TWC has general inventory risk for a product before it is sold;

•                  TWC has latitude in establishing prices;

•                  TWC has the contractual relationship with the ultimate customer;

•                  TWC modifies and services the product purchased to meet the ultimate customer specifications;

•                  TWC has discretion in supplier selection; and

•                  TWC has the credit risk.

Conversely, under EITF 99-19, TWC serves as the agent in arrangements where TWC does not have substantial risks and rewards of ownership.  Indicators that the suppliers, and not TWC, have substantial risks and rewards of ownership are as follows:

•                  the supplier is responsible for providing the product or service to the customer;

•                  the supplier has latitude in establishing prices;

•                  the amount that TWC earns is fixed; and

•                  the supplier has credit risk.

Property, Plant and Equipment

TWC incurs expenditures associated with the construction and maintenance of its cable systems.  Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized.  TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year.  Capitalized costs include direct material, direct labor, overhead and, in some cases, interest.  Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred.  Types of capitalized expenditures include: customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital.  With respect to customer premise equipment, which includes converters and cable modems, TWC capitalizes direct installation charges only upon the initial deployment of these assets.  All costs incurred in subsequent disconnects and reconnects are expensed as incurred.  Depreciation on these assets is provided generally using the straight-line method over their estimated useful lives.  For converters and modems, useful life is generally 3 to 5 years and for plant upgrades, useful life is up to 16 years.

RISK FACTORS AND CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Risk Factors

If the events discussed in these risk factors occur, the Company’s business, financial condition, results of operations or cash flows could be materially adversely affected.

The Company has begun providing voice services over its cable systems and faces risks inherent to entering into a new line of business, from competition, and from regulatory actions or requirements. TWC’s Digital Phone service was launched in all of its operating divisions at December 31, 2004.

Coordinating the introduction of a product with which it has only limited operating experience may present significant challenges.  First, although the Company has launched the service in all of its divisions, it remains a relatively new technology.  Furthermore, the Digital Phone service depends upon interconnection and related services provided by certain third parties.  The Company may encounter unforeseen difficulties as it introduces the product in new operating areas or increases the scale of its offering in areas in which it has launched.  Second, the Company may face heightened customer expectations and regulatory requirements for the reliability of voice services as compared with video and high-speed data services.  The Company will need to undertake significant training of customer service representatives and technicians.  If the service is not sufficiently reliable or the Company otherwise fails to meet customer expectations or regulatory requirements, the Digital Phone business could be impacted adversely.  Third, the competitive landscape for voice services is expected to be intense, with the Company facing competition from other providers of VoIP services, as well as regional incumbent telephone companies, cellular telephone service providers, and others, including established long distance companies.  The regional incumbent telephone companies have substantial capital and other resources, as well as longstanding customer relationships.  Some of these companies have entered into co-marketing arrangements with direct-to-home satellite service providers to offer video services (and, in the future, will likely offer video services on their own) together with their telephone and DSL offerings.  Such bundled offerings by telephone companies may compete with the Company’s offerings and could adversely impact the Company.  Finally, the Company expects advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment.  Consequently, the Company is unable to predict the effect that ongoing or future developments in these areas might have on voice operations.

Voice operations may also present additional regulatory risks.  It is unclear whether and to what extent traditional state and federal telephone regulations will apply to telephony services provided using VoIP technology.  In addition, regulators could allow utility pole owners to charge cable operators offering voice services higher rates for pole rental than is allowed for cable and high-speed services.  The FCC recently initiated a rulemaking proceeding examining the proper regulatory approach to voice services utilizing VoIP technology.  Congress is considering enacting new laws to govern those services.  Additionally, there are court cases addressing the proper regulatory treatment for the service, and there are rulemakings and various other proceedings underway at the state level.  In view of these various activities at the state and federal level, the Company cannot be certain what impact regulation will have on Digital Phone operations.

Technological developments may adversely affect the Company’s competitive position and limit its ability to protect its valuable intellectual property rights.  TWC’s business may be adversely affected by: more aggressive than expected competition from alternate technologies, such as satellite, DSL, traditional phone, and wireless and power line services; by the failure to choose technologies appropriately; by the failure of new equipment, such as digital set-top boxes or digital video recorders; or by the failure of services, such as digital cable, high-speed data services, Digital Phone and video-on-demand, to appeal to enough consumers or to be available at prices consumers are willing to pay, to function as expected and to be delivered in a timely fashion.

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements,” particularly statements anticipating future growth in revenues, Operating Income before Depreciation and Amortization and cash flow.  Words such as “anticipates”, “estimates”, “expects”, “projects”, “intends”, “plans”, “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.  Those forward-looking statements are based on management’s present expectations and beliefs about future events.  As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

The Company operates in a highly competitive and rapidly changing business that is customer and technology-driven.  The Company’s business is affected by: government regulation; economic, strategic,

political and social conditions; customer responses to new and existing products and services; and technological developments.  The Company’s actual results could differ materially from management’s expectations because of changes in such factors.  Other factors and risks could adversely affect the operations, business or financial results of the Company in the future and could also cause actual results to differ materially from those contained in the forward-looking statements, including the following:

•                  more aggressive than expected competition, including price competition, from other distributors of video programming, including direct to home satellite distributors, regional incumbent telephone companies and from competitors using new technologies;

•                  more aggressive than expected competition, including price competition, from other distributors of high-speed data services, including DSL, satellite and terrestrial wireless distributors, power companies and from competitors using new technologies;

•                  more aggressive than expected competition, including price competition, from other distributors of voice services, including regional telephone companies, long distance providers, national VoIP providers, wireless distributors and from competitors using new technologies;

•                  greater than expected increases in programming or other costs, including costs of new products and services, or difficulty in passing such costs to subscribers;

•                  increases in government regulation of video services, including regulation that limits cable operators’ ability to raise rates, that requires that particular programming be carried or offered in a particular manner (for instance, “a la carte”), or that dictates set-top box or other equipment features, functionalities or specifications;

•                  government regulation of other services, such as high-speed data and voice services, including regulation that results in the imposition of higher pole fees for such services;

•                  government regulation that dictates the manner in which it operates its cable systems or determines what to offer, such as the imposition of “forced access” rules or common carrier requirements;

•                  increased difficulty in obtaining franchise renewals;

•                  the failure of new equipment, such as digital set-top boxes or digital video recorders, or services, such as digital video service, high-speed data service, voice service or video-on-demand, to appeal to enough subscribers or to be available at prices subscribers are willing to pay, to function as expected and to be delivered in a timely fashion;

•                  fluctuations in spending levels by advertisers and consumers;

•                  changes in technology and failure to anticipate technological developments or to choose technologies appropriately;

•                  unanticipated funding obligations relating to its cable joint ventures;

•                  lower than expected valuations associated with cash flows and revenue, which may result in an inability to realize the value of recorded intangibles; and

•                  the Company’s overall financial strategy, including growth in operations, maintaining its financial ratios and a strong balance sheet, which could be adversely affected by decreased liquidity in the capital markets, including any reduction in its ability to access either the capital markets for debt securities or bank financing, increased interest rates, failure to meet earnings expectations, significant acquisitions or other transactions, economic slowdowns and changes in the Company’s plans, strategies and intentions.

EXHIBIT H

LIQUIDATION ANALYSIS(1)

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), each holder of an impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.  In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in chapter 7 (the “Liquidation Analysis”).  This Liquidation Analysis assumes that an expedited sale of Equity Interests in the Non-Debtor Subsidiaries and Managed Entities (except for the Managed Entities being retained by the Rigas Family pursuant to the Government Settlement Agreement) also will be conducted.  The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets plus the Cash held by the Debtors as of the Conversion Date (as defined below), reduced by the costs and expenses of the liquidation.  Remaining liquidation proceeds then would be applied to DIP Lender, Secured Tax and Other Secured Claims (to the extent of the value of the underlying Collateral) and amounts necessary to satisfy Administrative Expense, Fee, Priority Tax and Other Priority Claims that are senior to general unsecured claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ businesses and the liquidation of their assets, including a breakup fee (and no consequential or other damages) to the Buyers.  Any remaining Cash would be available for distribution to general unsecured creditors, subordinated creditors and equity holders in accordance with the priority scheme established by section 726 of the Bankruptcy Code.

In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims.  Although the Liquidation Analysis was prepared after the deadline for filing Claims against the Debtors’ estates, filed Claims have not been fully evaluated by the Company and no order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims used in the Liquidation Analysis.  Accordingly, the estimate of the amount of Allowed Claims used in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.  The actual amount of Allowed Claims could be materially different than the amount estimated in the Liquidation Analysis.

Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by the Debtors’ management and the Debtors’ financial advisors, Lazard Group, LLC (“Lazard”), are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation

(1)                                  All capitalized terms used but not defined herein have the meanings given such terms in the Plan.

(2)                                  Managed Entities, except for the Managed Entities being retained by the Rigas Family pursuant to the Government Settlement Agreement, are collectively referred to herein as “MCEs.”

Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS (TOGETHER WITH THE NON-DEBTOR SUBSIDIARIES AND MANAGED ENTITIES) WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis was prepared by Lazard with the assistance of management, and assumes that the Debtors’ cases would convert to chapter 7 as of September 30, 2005, (the “Conversion Date”).  The Liquidation Analysis also assumes that the entire liquidation process would be comprised of three distinct time periods encompassing a total of twenty-one months.  Under this hypothetical process, an expedited marketing process would commence under the direction of a court-appointed chapter 7 trustee and continue for three months, followed by a six month period during which time the documentation and sale of all of the Company’s major assets would occur and a significant amount of the Cash proceeds, net of liquidation-related costs, would be received.  In addition, a period of twelve additional months would be required to transition services from the Debtors’ systems to those of the buyer(s).  An actual liquidation could occur in a longer or shorter period of time, resulting in potentially higher or lower costs associated with such liquidation than those assumed for purposes of this analysis.

The Liquidation Analysis does not include recoveries from any litigation, including, but not limited to, potential Avoidance Actions or other Designated Litigation.  The Liquidation Analysis assumes the enforcement of the subordination terms of the ACC Subordinated Notes.

No assumption is made for the interest income that could be earned on liquidation proceeds being held prior to distribution.  Such amounts would not alter materially the results of the Liquidation Analysis.

The following Liquidation Analysis should be reviewed in conjunction with the accompanying notes.

IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

1.             Substantive consolidation of the Debtors into separate Debtor Groups.  The Liquidation Analysis has been prepared assuming the substantive consolidation of the Debtors into separate and distinct Debtor Groups, and the allocation of the Debtors’ hypothetical liquidation value to those Debtor Groups in a manner consistent with the Debtors’ allocation of the Sale Transaction proceeds under the Plan.  See Footnote C below and Sections 5.01 and 5.02 of the Plan of Reorganization.  The assets and liabilities of each of the Debtors are treated for this analysis as if they were consolidated into one of the following Debtor Groups: (i) Century, (ii) CCHC, (iii) CCC, (iv) Ft. Myers, (v) Century TCI, (vi) Olympus, (vii) Olympus Parent, (viii) Parnassos, (ix) FrontierVision, (x) FrontierVision Holdco, (xi) UCA, (xii) Rigas/Century Co-Borrowing, (xiii) Rigas/Olympus Co-Borrowing, (xiv) Rigas/UCA Co-Borrowing, (xv) Funding Company, (xvi) Arahova, (xvii) ACC Ops. and (xviii) the Holding Company.

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2.             Treatment of the Non-Debtor Subsidiaries and the Managed Entities.  The Debtors have prepared the Liquidation Analysis based on the assumption that the conversion to chapter 7 by the Debtors would result in the commencement of bankruptcy cases by, and liquidation of, each of the Non-Debtor Subsidiaries and the MCEs.  Due to the probable unwillingness of vendors to extend payment terms to the Non-Debtor Subsidiaries and the MCEs under such circumstances and the resulting constraints on liquidity, it is assumed that an expedited sale of such businesses would be pursued immediately upon a chapter 7 conversion. See also Note G below.

3.             Execution risk of a liquidation.  A chapter 7 liquidation of the Debtors would be unprecedented in scale and scope. The assets of the Debtors include billions of dollars worth of integrated cable television resources and thousands of miles of fiber optic and coaxial cable network infrastructure.  The assets are located throughout 31 states and Puerto Rico, and are subject to extensive federal, state and local governmental legislation and regulation.  Given the complexity of such an undertaking, the Debtors believe significant execution risk exists if chapter 7 liquidation actually were pursued. The Debtors are not aware of any successful liquidations of similar magnitude or complexity.

4.             Wind-down costs and length of liquidation process.  The Debtors have assumed that (i) relief would be afforded under section 721 of the Bankruptcy Code to permit the trustee to continue to operate the businesses for at least a nine month period, (ii) the Federal Communications Commission would require continuation of service to the Debtors’ customers for at least ninety days after the decision to liquidate was announced, (iii) the chapter 7 trustee would need an additional six months to complete the liquidation process, although there can be no assurances that all assets would be completely liquidated during this time period, and (iv) the Debtors would have to enter into a transition services agreement with the buyer(s) of their assets in a liquidation sale for a period of one year to provide the buyer(s) with continued support, until such time that all processes and information are successfully integrated into the systems of the buyer(s) in such liquidation sale.

5.             Distressed Sale Discount.  The conversion of these cases to chapter 7 and the forced sale of the Debtors’ assets in one or more bulk sales by the chapter 7 trustee would adversely affect the value to be realized from the sale of the Debtors’ businesses.  See Footnote C.  Factors adversely affecting value could include:

•                  The conversion of these cases to chapter 7 and the pressure to convert the businesses to cash would likely necessitate a shorter marketing and due diligence period than is customary.  The forced nature of the sale and expedited sale process could be expected to adversely impact value.

•                  The sudden pendency of these bulk sales would have adverse effects on operations, LFA relationships, employee morale and productivity, subscriber counts, revenue growth, vendor willingness to ship supplies and extend trade credit and projected capital expenditures to complete network upgrades and expand product and service offerings.  The likely result would be deterioration in near-term financial performance of the Debtors and a corresponding decline in value.

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•                  Companies sold out of chapter 7 are often sold at a discount.  One of the primary factors affecting this result is that buyers recognize the forced sale nature of a chapter 7 sale, and the lack of meaningful alternatives for the debtor, thereby generally resulting in downward pressure on the proceeds to be realized from the sale.  Also, buyers who otherwise may be interested in acquiring a business are often reluctant to purchase assets out of a chapter 7 estate due to a perceived taint of bankruptcy, as well as the constraints likely to be imposed by a court-supervised auction (for example, limited or no exclusivity, limitations on breakup fees and expense reimbursements, and other constraints).  The result would be lower demand and lower prices for the Debtors’ assets.

•                  The Debtors likely would default on their debtor in possession credit facility and be required to obtain financing (to the extent possible) at higher rates, thus further diminishing the value of the estates.

•                  The Debtors’ approximately 3,000 cable franchise agreements are significant and valuable assets of the estates.  In the event these cases were converted to cases under chapter 7, there is no assurance that the Trustee appointed in those cases would be authorized or able to operate the Debtors’ businesses in a manner consistent with the terms and conditions of the Debtors’ cable franchise agreements.  Moreover, even if such operations were continued and defaults under such agreements were cured, absent the Sale Transactions, there is no assurance that a Trustee would be able to assume and/or assign each of these franchises to parties capable of providing LFAs with adequate assurance of future performance.

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Estimated Liquidation Proceeds

DISTRIBUTABLE VALUE W/ MCEs

($ in millions)		Notes

Restricted Cash	$0	A
Cash	286	B
Cable Systems	13,193	C
Subtotal	$13,479

Less:
Break-Up Fee	(440)

Chapter 7 Fees and Expenses:
Trustee and Receiver	(129)	D
Counsel for Trustee and other Professionals	(75)	E
Wind-down Costs
Central Services Shutdown	(136)
Retention Requirements	(42)
Severance Requirements	(67)
Total Wind-down Costs	(245)	F
Subtotal	(449)

Plus:
Non-Debtor Subsidiaries	275	G

Net Estimated Liquidation Proceeds	$12,865

Less: Net Holdbacks	(451)

Net Estimated Liquidation Proceeds	$12,414

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Estimated Liquidation Gross and Net Proceeds by Debtor Group

Valuation Metrics and Hypothetical Chapter 7 Valuations by Debtor Group, Including MCE Value

($ in millions)

	Hypothetical Liquidation Valuation
		System Cash (B)		Est. Distributable			Est. Total
	Liquidation	and JV	Gross Holdbacks	Value on	Assumed	Net Holdbacks	Distributable
Debtor Group	Value (C)	Interest	& Other Adj. (D,E,F)	Effective Date	Releases	& Other Adj. (D,E,F)	Value
FrontierVision	$1,239	$2	$(36)	$1,205	$37	$1	$1,242
FrontierVision Holdco	0	0	0	0	0	0	0
Parnassos	1,210	150	(95)	1,265	13	(82)	1,278
Century-TCI	1,671	1	(151)	1,521	39	(113)	1,559
Century	2,923	2	60	2,984	32	91	3,016
CCHC	0	0	(150)	(150)	75	(75)	(75)
CCC	134	275	(285)	124	251	(34)	375
Arahova	0	0	(5)	(4)	5	0	0
Olympus	3,415	40	(138)	3,317	65	(73)	3,382
UCA	1,787	36	(78)	1,744	21	(58)	1,765
Ft. Myers	0	0	0	0	0	0	0
Olympus Parent	0	0	0	0	0	0	0
Rigas/Century Co-Borrowing	430	0	(180)	249	6	(174)	256
Rigas/Olympus Co-Borrowing	150	0	(11)	139	1	(10)	140
Rigas/UCA Co-Borrowing	175	0	(12)	163	0	(12)	163
Funding Company	9	0	(1)	8	0	(1)	8
ACC Ops	50	0	(3)	47	0	(3)	47
Holding Company	0	55	(1,153)	(1,098)	354	(798)	(743)
Total	$13,193	$561	$(2,238)	$11,516	$899	$(1,340)	$12,414

**Note: Values do not include any residual values from owned debtors.

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Valuation Allocation to Liabilities

As described in Section IV.B.2.d of the Disclosure Statement, substantial disputes exist between creditors of the Arahova, the FrontierVision Holdco, and Holding Company Debtor Groups regarding the matters included in the “Inter-Creditor Dispute.”  Pursuant to the Plan, the Inter-Creditor Dispute Holdback and the FrontierVision Holdco Holdback will be held back pending the outcome of the Inter-Creditor Dispute.  On the Initial Distribution Date, creditors of the Arahova Debtor Group and the FrontierVision Holdco Debtor Group will receive their share of the Arahova Minimum Distribution Amount and the FrontierVision Holdco Minimum Distribution Amount, respectively, determined in accordance with the Plan.  The Debtors have determined a range of the potential minimum and maximum recoveries for the abovementioned creditors based upon the Debtors’ analysis of the Inter-Creditor Dispute.  The Liquidation Analysis creates a range of distributions based on the potential minimum and maximum outcomes from the Inter-Creditor Dispute as set forth below:

Hypothetical Chapter 7 Recovery Analysis - Including MCE Value

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Administrative Expense, Fee, Priority Tax and Other Priority	731	99.2%	99.2%	H
DIP Lender Claims	1,066	100.0%	100.0%	I
Other Secured Claims	145	100.0%	100.0%
FrontierVision Debtor Group
FV-Bank (FrontierVision Bank Claims)	617	100.0%	100.0%	J
FV-Notes (FrontierVision Notes Claims)	204	132.8%	82.0%
FV-Trade (FrontierVision Trade Claims)	105	106.3%	82.0%	K
FV-Uns (FrontierVision Other Unsecured Claims)	0	100.0%	82.0%	K
FV-ESL (FrontierVision Existing Securities Law Claims)	TBD
FrontierVision Holdco Debtor Group
FVHC-Notes (FrontierVision Holdco Notes Claims)	339	0.0%	0.0%	L
FVHC-Trade (FrontierVision Holdco Trade Claims)	0	0.0%	0.0%	K, L
FVHC-Uns (FrontierVision Holdco Other Unsecured Claims)	0	0.0%	0.0%	K, L
FVHC-ESL (FrontierVision Holdco Existing Securities Law Claims)	TBD			L
FVHC-Conv (FrontierVision Convenience Claims)	0	0.0%	0.0%	L
Parnassos Debtor Group
P-Bank (Parnassos Bank Claims)	623	100.0%	100.0%	J
P-Trade (Parnassos Trade Claims)	32	108.0%	108.0%	K
P-Uns (Parnassos Other Unsecured Claims)	0	100.0%	100.0%	K
P-Equity (Equity Interests in Parnassos Debtors)	N/A
Century-TCI Debtor Group
TCI-Bank (Century-TCI Bank Claims)	1,000	100.0%	100.0%	J
TCI-Trade (Century-TCI Trade Claims)	78	108.0%	98.0%	K
TCI-Uns (Century-TCI Other Unsecured Claims)	0	100.0%	98.0%	K
TCI-Equity (Equity Interests in Century-TCI Debtors)	N/A
Century Debtor Group
Century-Bank (Century Bank Claims)	2,480	100.0%	92.5%	J
Century-Trade (Century Trade Claims)	90	107.9%	49.7%	K
Century-Uns (Century Other Unsecured Claims)	1	100.0%	49.7%	K
CCHC Debtor Group
CCHC-Trade (CCHC Trade Claims)	0	100.0%	0.0%	K
CCHC-Uns (CCHC Other Unsecured Claims)	18	100.0%	0.0%	K
CCC Debtor Group
CCC-Trade (CCC Trade Claims)	7	100.7%	31.0%	K
CCC-Uns (CCC Other Unsecured Claims)	69	100.0%	31.0%	K
Arahova Debtor Group
ARA-Notes (Arahova Notes Claims)	1,744	78.3%	8.6%	L
ARA-Trade (Arahova Trade Claims)	0	78.3%	8.6%	K, L
ARA-Uns (Arahova Other Unsecured Claims)	0	78.3%	8.6%	K, L
ARA-ESL (Arahova Holdco Existing Securities Law Claims)	TBD

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Hypothetical Chapter 7 Recovery Analysis - Including MCE Value

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Olympus Debtor Group
OLY-Bank (Olympus Bank Claims)	1,265	100.0%	100.0%	J
OLY-Trade (Olympus Trade Claims)	115	107.9%	63.1%	K
OLY-Uns (Olympus Other Unsecured Claims)	2	100.0%	63.1%	K
UCA Debtor Group
UCA-Bank (UCA Bank Claims)	831	100.0%	100.0%	J
UCA-Trade (UCA Trade Claims)	54	107.5%	70.2%	K
UCA-Uns (UCA Other Unsecured Claims)	3	100.0%	70.2%	K
Ft. Myers Debtor Group
Ft. Myers FPL Note (FPL Note Claims)	127	122.9%	0.0%
Ft. Myers-Trade (Ft. Myers Trade Claims)	0	20.8%	0.0%	K
Ft. Myers-Uns (Ft. Myers Other Unsecured Claims)	0	20.8%	0.0%	K
Olympus Parent Debtor Group
OLYParent-Notes (OLYParent Notes Claims)	213	140.0%	41.7%
OLYParent-Trade (OLYParent Trade Claims)	0	108.0%	41.7%	K
OLYParent-Uns (OLYParent Other Unsecured Claims)	0	100.0%	41.7%	K
OLYParent-ESL (OLYParent Existing Securities Law Claims)	TBD
Rigas/Century Co-Borrowing Debtor Group
RCentCB-Cont (Rigas/Century Contrib/Subrog Claims)	TBD
RCentCB-Trade (Rigas/Century Trade Claims)	TBD			K
RCentCB-Uns (Rigas/Century Other Unsecured Claims)	TBD			K
Rigas/Olympus Co-Borrowing Debtor Group
ROlyCB-Cont (Rigas/Olympus Contrib/Subrog Claims)	TBD
ROlyCB-Trade (Rigas/Olympus Trade Claims)	TBD			K
ROlyCB-Uns (Rigas/Olympus Other Unsecured Claims)	TBD			K
Rigas/UCA Co-Borrowing Debtor Group
RUCACB-Cont (Rigas/UCA Contrib/Subrog Claims)	TBD
RUCACB-Trade (Rigas/UCA Trade Claims)	TBD			K
RUCACB-Uns (Rigas/UCA Other Unsecured Claims)	TBD			K
Funding Company Debtor Group
Fundco (Funding Company Claims)	25	108.0%	17.7%
GSETL (Government Settlement Agreement Claims)	600	100.0%	100.0%
ACC Ops Debtor Group
OPS-Trade (ACC Ops Trade Claims)	11	103.4%	3.3%	K
OPS-Uns (ACC Ops Other Unsecured Claims)	15	100.0%	3.3%	K
Holding Company Debtor Group
ACC-Trade (ACC Trade Claims)	341	31.9%	4.3%	K, L
ACC-Uns (ACC Other Unsecured Claims)	50	31.9%	4.3%	K, L
ACC-SnrNotes (ACC Senior Notes Claims)	5,110	41.0%	5.6%	K, M
ACC-SubNotes (ACC Subordinated Notes Claims)	1,459	0.0%	(0.0)%	L
ACC-ESL (ACC Existing Securities Law Claims)	TBD
ACC-BPfd (ACC Series B Preferred Stock Interests)	159	0.0%	0.0%
ACC-BESL (ACC Series B Preferred Stock Existing Securities Law Claims)	TBD
ACC-DPfd (ACC Series D Preferred Stock Interests)	580	0.0%	0.0%
ACC-DESL (ACC Series D Preferred Stock Existing Securities Law Claims)	TBD
ACC-EFPfd (ACC Series E and F Preferred Stock Interests)	936	0.0%	0.0%
ACC-EFESL (ACC Series E and F Preferred Stock Existing Securities Law Claims)	TBD
ACC-CESL (ACC Common Stock Existing Securities Law Claims)	TBD
ACC-CS (ACC Common Stock Interests)	TBD
ACC-Conv (ACC Convenience Claims)	0	95.0%	95.0%
Other Claims
InterCo (Intercompany Claims)	N/A
ACC Other Equity Interests	N/A
Rigas Claims and/or Equity Interests	N/A

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NOTES TO LIQUIDATION ANALYSIS

A.           Restricted Cash.  Restricted Cash includes restricted Cash and restricted Cash equivalents.  Primary components include Cash Collateral posted for letters of credit, Cash required by an agreement with an insurance provider for the payment of franchise obligations, Cash related to revenue placed in trust as a result of a dispute from a previous acquisition, and Cash Collateral supporting obligations under certain franchise agreements and surety bonding obligations.  It is assumed there will be no recovery on the restricted Cash.

B.             Cash.  The Cash balance reflects the projected unaudited consolidated Cash balance as of the Conversion Date, and includes Cash and Cash equivalents.

C.             Proceeds from Debtors’ Cable Systems, Equipment and Related Services.  The Plan embodies and contemplates the consummation of the Purchase Agreements and the proposed Sale Transaction with the Buyers.  The Purchase Agreements were executed after an extensive sale process conducted by the Debtors and their M&A advisers (which included the Debtors’ solicitation of bids from potential buyers of one or more clusters of the Debtors’ assets), and represent the highest value the Debtors believe can be achieved for their assets.  For purposes of computing hypothetical chapter 7 liquidation proceeds, Lazard assumed that the realized liquidation values would reflect a discount from the values that would result from an orderly sale process, such as the one that led to the execution of the Purchase Agreements.  Solely for purposes of the Liquidation Analysis and the implied recoveries to creditors thereunder, Lazard assumed the amount of sale proceeds based upon a 25% discount to the overall purchase price estimated to be received from the Purchase Agreements.  This discount represents Lazard’s best judgment in the face of complex uncertainties and in the absence of comparables.  Lazard also assumed that this discount would result whether or not the Debtors were sold on a “whole company” basis or through one or more cluster sales, particularly since the Debtors were marketed on this basis and the resulting highest bid embodied in the Purchase Agreements exceeded those bids, if any, for the different clusters that were marketed.  It is possible that, in the aggregate, the discount percentage could be larger or smaller than the attributable discount.  For purposes of this analysis, Lazard assumed the liquidation process would encompass up to three months of marketing activities, and up to six months of additional time to complete the liquidation transaction(s).

Net consolidated proceeds from the sale of the cable systems, equipment and related services are estimated at $13,193 million.

IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS - To the extent that the Debtors are not in a position to consummate the sale of one or more of the MCE Systems, the amount, form and timing of distributions on account of Claims in one or more of these Classes could be materially affected.  Pages E-10 – E-12 of the Liquidation Analysis illustrate the effect on recovery percentages to the extent the sale of the MCE’s are not consummated.

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D.            Trustee and receiver fees.  Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code.  For purposes of this analysis, the Debtors have assumed trustee fees of approximately 1% of the proceeds recovered from non-Cash assets in the liquidation.

E.              Counsel for trustee and other professionals.  Compensation for the chapter 7 trustee’s counsel and other legal, financial, and professional advice during the chapter 7 proceedings is estimated to be approximately $7 million per month beginning at the commencement of the liquidation proceedings and lasting through the initial nine months, and then an additional $12 million during the tenure of the twelve month transition services arrangement.

F.              Wind-down costs.  The Debtors assume that the chapter 7 liquidation process will take twenty-one months to complete, three months for marketing, six months to negotiate the closing and a twelve month transition period.  For purposes of the Liquidation Analysis, wind down costs include both headquarters and call center related expenses.  Payroll and operating costs during liquidation are based upon the assumption that certain functions and facilities would be required during the liquidation process.  Corporate payroll and overhead costs of $245 million are calculated assuming a declining percentage of wages, benefits, and fixed costs over the entire twenty-one month liquidation period.

G.             Proceeds from Non-Debtor Subsidiaries and Managed Entities.  Proceeds from the Equity Interests in and obligations owed by Non-Debtor Subsidiaries and Managed Entities (except for the Managed Entities being retained by the Rigas Family pursuant to the Government Settlement Agreement) will be generated from an expedited sales process as described under “Liquidation Analysis: Important Considerations and Assumptions.”

H.            Estimated aggregate unpaid Administrative Expense, Fee, Priority Tax and Other Priority Claims.  Prior to determining what proceeds would be available for general unsecured creditors under the chapter 7 proceedings, Cash and asset liquidation proceeds in each Debtor Group would be reduced in order to satisfy Administrative Expense, Fee, Priority Tax and Other Priority Claims in each Debtor Group that are senior to General Unsecured Claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ business and the liquidation of their assets.  If any Cash remains after satisfaction of these Claims, it would be available for distribution to holders of General Unsecured Claims and Equity Interests in each Debtor Group in accordance with the priority scheme established by section 726 of the Bankruptcy Code.  However, certain Debtor Groups are administratively insolvent and do not have enough value to pay these claims.

I.                 DIP Lender Claims.  The Liquidation Analysis assumes any guarantee Claims would not be asserted because the DIP Facility is satisfied in full from the proceeds generated from the disposition of assets.

J.                Bank Claims.  Recoveries do not include any potential proceeds from incremental interest or indemnification claims.

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K.            General Unsecured Claims.  Management believes that if the Debtors enter chapter 7 proceedings, the amount of Other Unsecured Claims could increase dramatically as the number of customers, vendors, and counterparties to contracts and leases is significant, and each such party could file Claims for damages if their contracts and leases were to be rejected.  Such Claims would need to be added to the Debtors’ current classes of Other Unsecured Claims, would significantly increase the Claims against the Debtors, and ultimately reduce the overall recovery to holders of Other Unsecured Claims in their respective Debtor Groups.  An estimate of such damage Claims is not included in this analysis.

L.              Motion in Aid.  Applying the same assumptions regarding the issues included in the Motion in Aid to any scenario in a liquidation analysis and the Plan of Reorganization, there is no circumstance in which the recovery in a liquidation exceeds that in the Plan of Reorganization.

M.         ACC Senior Notes Claims.  The recoveries of ACC Senior Notes Claims (excluding potential post-petition accrued interest) assumes the Bankruptcy Court enforces the subordination provisions of the ACC Subordinated Notes against the holders of such ACC Subordinated Notes in the manner contemplated by Section 4.66 of the Plan.

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Estimated Liquidation Proceeds - Excluding MCE Value (1)

DISTRIBUTABLE VALUE EX. MCEs

($ in millions)		Notes

Restricted Cash	$0	A
Cash	286	B
Cable Systems	12,468	C
Subtotal	$12,754

Less:
Break-Up Fee	(440)

Chapter 7 Fees and Expenses:
Trustee and Receiver	(129)	D
Counsel for Trustee and other Professionals	(75)	E
Wind-down Costs
Central Services Shutdown	(136)
Retention Requirements	(42)
Severance Requirements	(67)
Total Wind-down Costs	(245)	F
Subtotal	(449)

Plus:
Non-Debtor Subsidiaries	275	G

Net Estimated Liquidation Proceeds	$12,140

Less: Net Holdbacks	(451)

Net Estimated Liquidation Proceeds	$11,689

(1)                                  IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS - To the extent that the Debtors are not in a position to consummate the sale of one or more of the MCE Systems, the amount, form and timing of distributions on account of Claims in one or more of these Classes could be materially affected.

13

Estimated Liquidation Gross and Net Proceeds by Debtor Group - Excluding MCE Value (1)

Valuation Metrics and Hypothetical Chapter 7 Valuations by Debtor Group, Excluding MCE Value

($ in millions)

	Hypothetical Liquidation Valuation
		System Cash (B)		Est. Distributable			Est. Total
	Liquidation	and JV	Gross Holdbacks	Value on	Assumed	Net Holdbacks	Distributable
Debtor Group	Value (C)	Interest	& Other Adj. (D,E,F)	Effective Date	Releases	& Other Adj. (D,E,F)	Value
FrontierVision	$1,242	$2	$(41)	$1,203	$37	$(4)	$1,240
FrontierVision Holdco	0	0	0	0	0	0	0
Parnassos	1,213	150	(100)	1,263	13	(86)	1,276
Century-TCI	1,674	1	(158)	1,517	39	(119)	1,556
Century	2,930	2	(97)	2,835	32	(66)	2,866
CCHC	0	0	(150)	(150)	75	(75)	(75)
CCC	135	275	(286)	124	251	(35)	375
Arahova	0	0	(5)	(4)	5	0	0
Olympus	3,423	40	(152)	3,311	65	(87)	3,376
UCA	1,791	36	(86)	1,741	21	(65)	1,762
Ft. Myers	0	0	0	0	0	0	0
Olympus Parent	0	0	0	0	0	0	0
Rigas/Century Co-Borrowing	0	0	0	0	0	0	0
Rigas/Olympus Co-Borrowing	0	0	0	0	0	0	0
Rigas/UCA Co-Borrowing	0	0	0	0	0	0	0
Funding Company	9	0	(1)	8	0	(1)	8
ACC Ops	50	0	(4)	46	0	(4)	47
Holding Company	0	55	(1,153)	(1,098)	354	(798)	(743)
Total	$12,468	$561	$(2,231)	$10,798	$891	$(1,340)	$11,689

(1)                                  IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS - To the extent that the Debtors are not in a position to consummate the sale of one or more of the MCE Systems, the amount, form and timing of distributions on account of Claims in one or more of these Classes could be materially affected.

14

Valuation Allocation to Liabilities - Excluding MCE Value (1)

Hypothetical Chapter 7 Recovery Analysis - Excluding MCE Value

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Administrative Expense, Fee, Priority Tax and Other Priority	724	99.2%	95.0%	H
DIP Lender Claims	1,066	100.0%	100.0%	I
Other Secured Claims	145	100.0%	89.3%
FrontierVision Debtor Group
FV-Bank (FrontierVision Bank Claims)	617	100.0%	100.0%	J
FV-Notes (FrontierVision Notes Claims)	204	130.0%	81.5%
FV-Trade (FrontierVision Trade Claims)	105	105.8%	81.5%	K
FV-Uns (FrontierVision Other Unsecured Claims)	0	100.0%	81.5%	K
FV-ESL (FrontierVision Existing Securities Law Claims)	TBD
FrontierVision Holdco Debtor Group
FVHC-Notes (FrontierVision Holdco Notes Claims)	339	0.0%	0.0%	L
FVHC-Trade (FrontierVision Holdco Trade Claims)	0	0.0%	0.0%	K, L
FVHC-Uns (FrontierVision Holdco Other Unsecured Claims)	0	0.0%	0.0%	K, L
FVHC-ESL (FrontierVision Holdco Existing Securities Law Claims)	TBD			L
FVHC-Conv (FrontierVision Convenience Claims)	0	0.0%	0.0%	L
Parnassos Debtor Group
P-Bank (Parnassos Bank Claims)	623	100.0%	100.0%	J
P-Trade (Parnassos Trade Claims)	32	108.0%	108.0%	K
P-Uns (Parnassos Other Unsecured Claims)	0	100.0%	100.0%	K
P-Equity (Equity Interests in Parnassos Debtors)	N/A
Century-TCI Debtor Group
TCI-Bank (Century-TCI Bank Claims)	1,000	100.0%	100.0%	J
TCI-Trade (Century-TCI Trade Claims)	78	108.0%	97.8%	K
TCI-Uns (Century-TCI Other Unsecured Claims)	0	100.0%	97.8%	K
TCI-Equity (Equity Interests in Century-TCI Debtors)	N/A
Century Debtor Group
Century-Bank (Century Bank Claims)	2,480	100.0%	86.6%	J
Century-Trade (Century Trade Claims)	90	107.9%	44.7%	K
Century-Uns (Century Other Unsecured Claims)	1	100.0%	44.7%	K
CCHC Debtor Group
CCHC-Trade (CCHC Trade Claims)	0	100.0%	0.0%	K
CCHC-Uns (CCHC Other Unsecured Claims)	18	100.0%	0.0%	K
CCC Debtor Group
CCC-Trade (CCC Trade Claims)	7	100.7%	30.9%	K
CCC-Uns (CCC Other Unsecured Claims)	69	100.0%	30.9%	K
Arahova Debtor Group
ARA-Notes (Arahova Notes Claims)	1,744	78.3%	5.5%	L
ARA-Trade (Arahova Trade Claims)	0	78.3%	5.5%	K, L
ARA-Uns (Arahova Other Unsecured Claims)	0	78.3%	5.5%	K, L
ARA-ESL (Arahova Holdco Existing Securities Law Claims)	TBD

(1)                                  IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS - To the extent that the Debtors are not in a position to consummate the sale of one or more of the MCE Systems, the amount, form and timing of distributions on account of Claims in one or more of these Classes could be materially affected.

15

Hypothetical Chapter 7 Recovery Analysis - Excluding MCE Value

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Olympus Debtor Group
OLY-Bank (Olympus Bank Claims)	1,265	100.0%	100.0%	J
OLY-Trade (Olympus Trade Claims)	115	107.9%	61.7%	K
OLY-Uns (Olympus Other Unsecured Claims)	2	100.0%	61.7%	K
UCA Debtor Group
UCA-Bank (UCA Bank Claims)	831	100.0%	100.0%	J
UCA-Trade (UCA Trade Claims)	54	107.5%	69.9%	K
UCA-Uns (UCA Other Unsecured Claims)	3	100.0%	69.9%	K
Ft. Myers Debtor Group
Ft. Myers FPL Note (FPL Note Claims)	127	122.9%	0.0%
Ft. Myers-Trade (Ft. Myers Trade Claims)	0	10.4%	0.0%	K
Ft. Myers-Uns (Ft. Myers Other Unsecured Claims)	0	10.4%	0.0%	K
Olympus Parent Debtor Group
OLYParent-Notes (OLYParent Notes Claims)	213	140.0%	31.8%
OLYParent-Trade (OLYParent Trade Claims)	0	108.0%	31.8%	K
OLYParent-Uns (OLYParent Other Unsecured Claims)	0	100.0%	31.8%	K
OLYParent-ESL (OLYParent Existing Securities Law Claims)	TBD
Rigas/Century Co-Borrowing Debtor Group
RCentCB-Cont (Rigas/Century Contrib/Subrog Claims)	TBD
RCentCB-Trade (Rigas/Century Trade Claims)	TBD			K
RCentCB-Uns (Rigas/Century Other Unsecured Claims)	TBD			K
Rigas/Olympus Co-Borrowing Debtor Group
ROlyCB-Cont (Rigas/Olympus Contrib/Subrog Claims)	TBD
ROlyCB-Trade (Rigas/Olympus Trade Claims)	TBD			K
ROlyCB-Uns (Rigas/Olympus Other Unsecured Claims)	TBD			K
Rigas/UCA Co-Borrowing Debtor Group
RUCACB-Cont (Rigas/UCA Contrib/Subrog Claims)	TBD
RUCACB-Trade (Rigas/UCA Trade Claims)	TBD			K
RUCACB-Uns (Rigas/UCA Other Unsecured Claims)	TBD			K
Funding Company Debtor Group
Fundco (Funding Company Claims)	25	108.0%	13.7%
GSETL (Government Settlement Agreement Claims)	600	100.0%	60.1%
ACC Ops Debtor Group
OPS-Trade (ACC Ops Trade Claims)	11	103.4%	0.0%	K
OPS-Uns (ACC Ops Other Unsecured Claims)	15	100.0%	0.0%	K
Holding Company Debtor Group
ACC-Trade (ACC Trade Claims)	341	25.7%	0.0%	K, L
ACC-Uns (ACC Other Unsecured Claims)	50	25.7%	0.0%	K, L
ACC-SnrNotes (ACC Senior Notes Claims)	5,110	33.0%	0.0%	K, M
ACC-SubNotes (ACC Subordinated Notes Claims)	1,459	0.0%	(0.0)%	L
ACC-ESL (ACC Existing Securities Law Claims)	TBD
ACC-BPfd (ACC Series B Preferred Stock Interests)	159
ACC-BESL (ACC Series B Preferred Stock Existing Securities Law Claims)	TBD
ACC-DPfd (ACC Series D Preferred Stock Interests)	580
ACC-DESL (ACC Series D Preferred Stock Existing Securities Law Claims)	TBD
ACC-EFPfd (ACC Series E and F Preferred Stock Interests)	936
ACC-EFESL (ACC Series E and F Preferred Stock Existing Securities Law Claims)	TBD
ACC-CESL (ACC Common Stock Existing Securities Law Claims)	TBD
ACC-CS (ACC Common Stock Interests)	TBD
ACC-Conv (ACC Convenience Claims)	0	95.0%	0.0%
Other Claims
InterCo (Intercompany Claims)	N/A
ACC Other Equity Interests	N/A
Rigas Claims and/or Equity Interests	N/A

(1)                                  IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS - To the extent that the Debtors are not in a position to consummate the sale of one or more of the MCE Systems, the amount, form and timing of distributions on account of Claims in one or more of these Classes could be materially affected.

16

Exhibit I

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

ORDER IN AID OF CONFIRMATION, PURSUANT TO SECTIONS 105(a) AND
105(d) OF THE BANKRUPTCY CODE, ESTABLISHING PRE-CONFIRMATION
PROCESS TO RESOLVE CERTAIN INTER-CREDITOR ISSUES

Upon the motion, dated June 24, 2005 (the “Motion”), of the above captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order, pursuant to sections 105(a) and 105(d) of title 11 of the United States Code (the “Bankruptcy Code”), establishing a pre-confirmation process to resolve certain inter-creditor issues in connection with the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 24, 2005 (as modified or amended, the “Plan”); and the relief requested in the Motion (to the extent granted herein) being in the best interests of the Debtors and their estates, creditors and interest holders; and the Court having reviewed the Motion and having heard the arguments in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having determined that the bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court and the full record made in these cases; and after due deliberation and sufficient cause appearing therefor, it is

FOUND AND DETERMINED THAT:(1)

(1)                                  Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.

A.            The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.).  The relief requested in the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b).  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.            Due and proper notice of the Motion was provided as set forth in the Motion, and no other or further notice need be provided.

C.            Pursuant to sections 105(a) and (d) of the Bankruptcy Code, Rule 9007 of the Federal Rules of Bankruptcy Procedure and this Court’s Case Management Order #3, the entry of this Order is in the best interests of the Debtors and their estates, creditors and interest holders and all other parties in interest herein; and it is therefore

ORDERED, ADJUDGED AND DECREED THAT:

1.             All objections to the Motion not withdrawn or otherwise resolved as set forth in the record of the Hearing are overruled.

2.             The Motion is granted, to the extent set forth herein, and the Resolution Process(2) is approved as set forth in decretal paragraphs 3 through 12 below.

3.             Participation:

(a)                                  No later than ten (10) calendar days after service of notice of entry of this order in accordance with paragraph 11(c), below, any party in interest seeking to participate in the Resolution Process and/or be heard on one or more of the Dispute Issues (as defined in paragraph 6(a) below) shall file with the Court and serve on counsel to the Debtors a notice (a “Participation Request”) setting forth (i) the name and address of such party,

(2)           Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

2

(ii) the nature of the interest asserted by such party in the outcome of the Dispute Issues, including without limitation, the amount of claims held against the Debtors on a Debtor by Debtor basis and the basis for such claims, (iii) an explanation of why such party’s interests are not otherwise represented by the other Deemed Participants (defined in paragraph 3(d), below) in the Resolution Process; and (iv) a preliminary statement (the “Preliminary Issues Statement”) setting forth with reasonable specificity the legal determination(s) that such party is requesting from the Court in connection with the Dispute Issues (as defined in paragraph 6 below) and the grounds therefor; provided however that nothing contained in this subsection (iv) shall prohibit such party from later amending or supplementing its Preliminary Issues Statement prior to sixty (60) calendar days prior to the First Hearing Date (as defined in paragraph 6(b) below) for any reason or thereafter for good cause shown.  Within five (5) business days of the later of filing and serving the Participation Request, the Debtors may file an objection to such request, and the Court shall determine whether such party should become a Participant.  In the absence of an objection or upon a favorable determination of the Court, such party shall be deemed to be a “Notice Participant.”  Deemed Participants and Notice Participants are referred to collectively herein as “Participants.”

(b)                                 Any Participant may, at its option, elect to be excused from the requirement contained in paragraph 3(a)(ii), (iii) and (iv), above.  Each Participant who selects this option (each an “Observer Participant”) shall so specify explicitly in its Participation Request and shall, as a result of such election, have the following rights with regard to the Resolution Process:

(i)                                     to monitor all aspects of the Resolution Process and to be served with copies of all Briefs or other pleadings served by Participants in connection with the Resolution Process;

(ii)                                  to access the information contained in the Data Room, but no right to propound discovery requests or to make demands that additional information be added to the Data Room;

(iii)                               to attend depositions, but no right to examine any Deponent at such depositions; and

(iv)                              to attend and be heard at all status conferences, pretrial conferences and Hearings scheduled in connection with the

3

Resolution Process, but no right to submit Briefs or other papers in connection with the Resolution Process.

(c)                                  Any Observer Participant may, at any time prior sixty (60) calendar days prior to the First Hearing Date (or thereafter for good cause shown), become a full Participant by filing a Preliminary Issues Statement and complying with the remaining requirements set forth in this Order with respect to Participants.

(d)                                 The failure to file timely a Participation Request shall bar such party from participating in the Resolution Process.

(e)                                  The Debtors shall post each Participant’s Preliminary Issues Statement on the Debtors’ website at www.adelphia.com and promptly shall provide written notice to all creditors in these cases of the availability of such Preliminary Issues Statements on the Debtors’ website.

(f)                                    The following parties shall be deemed to be “Deemed Participants” in the Resolution Process and, except for Notice Participants, shall not be required to comply with paragraph 3(a) above (except that all Participants, including Deemed Participants, but excluding the Debtors and the Official Committee of Unsecured Creditors, shall be required to comply with the requirements of paragraph 3(a)(iv), above, unless any such Participant elects to be an Observer Participant): (i) the Debtors; (ii) the Official Committee of Unsecured Creditors; (iii) the Official Committee of Equity Holders; (iv) all Notice Participants; (v) the agents for the Debtors’ postpetition lenders; (vi) the agents for the Debtors’ prepetition lenders; (vii) the ACC Noteholders Committee; (viii) the ad hoc committee of trade creditors of ACC; (ix) the ad hoc committee of convertible noteholders of ACC; (x) the ad hoc committee of senior preferred shareholders of ACC; (xi) the putative class action plaintiffs; (xii) the Arahova Noteholders Committee; (xiii) the ad hoc committee of subsidiary trade creditors; (xiv) the ad hoc committee of non-agent prepetition lenders; (xv) the current indenture trustee of any outstanding notes issues by Arahova or ACC or for any other public debt security issued by any Debtor; (xvi) the Purchasers; (xvii) the informal FrontierVision Noteholder Committee; (xviii) Calyon New York Branch, Calyon Securities (USA) Inc. and LCM I Limited Partnership (the “Calyon Parties”); (xix) Societe Generale and SG Cowen (the “SG Parties”); (xx) Barclays Bank PLC and Barclays Capital; (xxi) Wilmington Trust Company, as Indenture Trustee for the Olympus Bonds (“Wilmington”); (xxii) the current

4

indenture trustee of any other public debt security issued by any Debtor; and (xxiii) the Ft. Meyers Noteholders.

(g)                                 Subject to the remaining provisions of this Order, Participants shall be deemed to have standing to appear and be heard on all matters relating to the Dispute Issues.

4.             Discovery:

(a)                                  Data Room:

(i)                                     Within twenty (20) business days of entry of this order, the Debtors will: (a) create a virtual data room (“Data Room”) containing information relevant to any of the Dispute Issues identified in paragraph 6(a) below; and (b) provide written certification to all Participants regarding whether any documents responsive to any of the pending document requests filed by Participants with respect to the Plan or the Dispute Issues have been omitted from the Data Room and, if so, state the basis for such omission.  Notwithstanding the foregoing, the Debtors shall use their reasonable best efforts to get documents and/or data into the Data Room as soon as possible.

(ii)                                  To the extent that documents not already contained in the Data Room by virtue of the preceding paragraph 4(a)(i) are relevant to any issue raised in a Preliminary Issues Statement, the Debtors shall use commercially reasonable efforts to add such additional documents to the Data Room within thirty (30) calendar days of the filing of the applicable Preliminary Issues Statement.  Thereafter, the Debtors shall provide written certification to all Participants that all such additional documents have been added to the Data Room and/or the basis for omitting any relevant documents from the Data Room.

(iii)                               As and when such additional documents have been added to the Data Room, the Debtors shall promptly notify all Participants of that fact and shall identify, by bates number (or by some comparable Data Room control number) the documents that have been added to the Data Room.  If the Debtors object to including any such additional documents in the Data Room, the Debtors shall provide prompt notice to all Participants of such objection and state the basis therefore.

5

(iv)                              The Debtors shall have the right to supplement, from time to time, the information contained in the Data Room and shall notify all Participants any time that documents are added to the Data Room.

(v)                                 Any Participant seeking information not otherwise furnished in the Data Room shall submit a certification to the Debtors in the form annexed hereto as Exhibit A, certifying that the Participant has first made a good faith effort to locate the requested information in the Data Room.  Upon such certification, the Debtors shall, as soon as is practicable, but no later than thirty (30) calendar days after the receipt of such certification, add any documents responsive to such additional request (together with an identification of the bates or other Data Room control number of such additional documents) and provide written certification to all Participants that all such additional documents have been added to the Data Room and/or the basis for omitting any such documents from the Data Room.

(vi)                              Nothing in the Resolution Process shall prohibit any Participant from seeking discovery from other Participants and/or third parties in accordance with the Bankruptcy Rules (“Third Party Discovery”), provided any such requests for document discovery are served within the deadline set forth in paragraph 4(b), below.  To the extent non-privileged, non-confidential documents relevant to any of the Dispute Issues are obtained, either by the Debtors or by any Participant, through Third Party Discovery, the party who obtained such documents shall provide notice to all Participants of its receipt of such documents and shall forward copies of such documents to the Debtors so that they can be added to the Data Room.

(vii)                           To the extent any document is protected by the attorney-client privilege, the work product doctrine or another evidentiary privilege, the Debtors’ inclusion of such document in the Data Room shall not constitute a waiver of the attorney client privilege, the work product doctrine or the other applicable evidentiary privilege, as the case may be.  Nothing contained herein shall prohibit any Participant from arguing that a document was not protected by the attorney client privilege, the work product doctrine or any other applicable evidentiary privilege before it was included in the Data Room.

6

(viii)                        Consistent with its obligations under Bankruptcy Rule 7034, the Debtors shall, at a minimum, reproduce the documents in the Data Room as they were kept in the usual course of the Debtors’ businesses.  To the extent feasible, hard-copy documents shall be loaded into the Data Room in a format that is full-text searchable and electronic documents shall be loaded into the Data Room in their native electronic format.  The Debtors shall confer in good faith with the Participants with respect to other details regarding the organization, coding and/or functionality of the Data Room.  In the event the Participants and the Debtors are unable to agree on such details, any Participant may seek the intervention of the Court.

(b)                                 Documentary Discovery Cutoff:  No later than one hundred and thirty (130) calendar days prior to the First Hearing Date, all requests for documentary discovery, including Third Party Discovery, must be served, although the Data Room will remain open and available to all Participants throughout the entire Resolution Process.

(c)                                  Depositions:

(i)                                     No later than one hundred and forty (140) calendar days prior to the First Hearing Date, the Debtors shall, after reasonable investigation, provide each Participant with a list of persons employed by or on behalf of the Debtors likely to have material personal knowledge of any of the Dispute Issues.

(ii)                                  No later than one hundred and thirty (130) calendar days prior to the First Hearing Date, Participants shall exchange lists of all persons (whether affiliated with the Debtors, a Participant or third parties) whom each Participant intends to depose (collectively, the “Deponents”).  Following the exchange of the lists of Deponents, Participants shall meet and confer to establish a schedule for the taking of depositions.  Absent direction from or an order of the Court, for good cause shown, no depositions shall occur prior to the exchange of lists of Deponents nor shall any Deponent be required to appear for more than one seven-hour deposition.  Notwithstanding the foregoing, any deposition taken of a Deponent pursuant to this Order is without prejudice to the rights of the parties to the adversary proceeding entitled Adelphia Communications Corporation, et al. and the Official Committee of Unsecured Creditors of Adelphia Communications

7

Corporation v. Royal Bank of Scotland, PLC, et al., Adv. Proc. No. 03-4942 to depose such Deponent in connection with that adversary proceeding or any other proceeding.

(d)                                 Non-Expert Discovery Cutoff: All non-expert depositions shall be complete no later than seventy (70) calendar days prior to the First Hearing Date.  Thereafter, Participants shall meet and confer to establish a schedule for the taking of expert depositions taking into account, among other things, the order in which Dispute Issues are to be addressed in the Hearings, as addressed in paragraph 6, below.

(e)                                  Expert Disclosures:  No later than sixty-five (65) calendar days prior to the First Hearing Date, all disclosures required by Federal Rule of Civil Procedure 26(a)(2), as incorporated by Bankruptcy Rule 7026, including the exchange of expert reports, shall be made.

(f)                                    Rebuttal Experts:  No later than forty (40) calendar days prior to the First Hearing Date, all disclosures regarding rebuttal expert witnesses, including rebuttal expert reports, shall be exchanged.

(g)                                 Expert Discovery Cutoff:  Absent (i) consent of the Debtors and those Participants involved in a particular Dispute Issue or (ii) direction from or an order of the Court, on good cause shown, all expert depositions shall be complete no later than twenty-one (21) calendar days prior to the First Hearing Date.

(h)                                 Witness Lists:  No later than twenty-one (21) calendar days prior to the First Hearing Date, Participants shall serve upon all other Participants a list of witnesses, including expert witnesses, they expect to call at each of the Hearings.

(i)                                     Discovery Disputes:  On notice to the Debtors and all Participants, the Court promptly will hold a telephonic or in-Court hearing to resolve any discovery disputes between the Debtors and a Participant or any discovery disputes between or among Participants.

5.             Briefing:

(a)                                  No later than thirty (30) calendar days prior to the First Hearing Date, Participants shall file and serve on each other Participant and on the Debtors a final list of salient issues (the “Final Issues Statement”), outlining with reasonable specificity the legal determination(s) that such Participant is requesting from the

8

Court in connection with the Dispute Issues and the grounds therefor.

(b)                                 The Debtors shall post each Participant’s Final Issues Statement on the Debtors’ website at www.adelphia.com and promptly shall provide written notice to all creditors in these cases of the availability of such Final Issues Statements on the Debtors’ website.

(c)                                  No later than fourteen (14) calendar days prior to the First Hearing Date, Participants shall file and serve a legal memorandum with this Court, not to exceed twenty-five (25) pages in length per Dispute Issue (exclusive of exhibits), addressing those Dispute Issues that are the subject of Hearing 1 (as defined in paragraph 6(a) below).  The schedule and other requirements for filing and serving legal memoranda addressed to the Dispute Issues that are to be the subjects of the subsequent Hearings shall be the same as set forth above with respect to the briefing for Hearing 1, with each applicable fourteen (14) calendar day period running from the applicable Hearing date (collectively, the “Briefs”).  Notwithstanding the foregoing, if a Participant fails to include a Dispute Issue in its Final Issues Statement, such Participant shall not be permitted to raise or address such Dispute Issue in the Brief, provided, however, that such Participant may address Dispute Issues raised by other Participants, and further provided, however, that the Debtors shall be entitled to be heard with respect to any Dispute Issue.  Each Participant’s Brief shall be deemed to be a motion for resolution of those particular Dispute Issue(s) raised in that Participant’s Final Issues Statement and, to the extent such a dispute otherwise may be required to be filed as an adversary proceeding pursuant to Bankruptcy Rule 7001, such motion shall be deemed to satisfy the requirements of the Bankruptcy Rules.

(d)                                 No later than five (5) calendar days prior to each applicable Hearing Date, the Debtors and the Participants may file and serve on all other Participants responses to Briefs, not to exceed twenty-five (25) pages in length per Dispute Issue (exclusive of exhibits).

6.             Hearing Date(s), Sequencing of Issues and Pretrial Orders:

(a)                                  The issues to be heard and determined in connection with the Resolution Process (the “Dispute Issues”) shall be categorized as set forth below and addressed in separate hearings (each a “Hearing”), to the extent necessary, as set forth below.  Absent

9

consent of all Participants or an order of the Court, the Dispute Issues shall be addressed in the following sequence provided that the Court will consider the issues that will be the subject of Hearings identified as Hearing 1 and Hearing 2, below, in a manner than permits the Court to have the benefit of Participants’ positions on both sets of issues before the Court is required to decide either set, and the Debtors, the ad hoc Arahova Noteholders’ Committee, the ACC Noteholders Committee and the Creditors’ Committee (if it chooses to participate) shall confer and recommend to the Court a methodology for doing so:

(i)                                     Hearing 1:  The avoidability under chapter 5 of the Bankruptcy Code of any inter-estate transactions between and among the Debtors (the “Intercompany Claims”), exclusive of those Intercompany Claims included in paragraph 6(a)(iii) below (as more fully described in paragraph 11 of the Motion under the heading “Treatment of Intercompany Claims”);

(ii)                                  Hearing 2:  The validity, priority, characterization or allowance of the Intercompany Claims;

(iii)                               Hearing 3: Asset Ownership and Potential Fraudulent Conveyance Claims (as more fully described in paragraph 11 of the Motion under the heading “Asset Ownership and Potential Fraudulent Conveyance Claims”) (exclusive of potential fraudulent conveyance claims included in paragraph 6(a)(i), above);

(iv)                              Hearing 4:

a.                                       Allocation among the Debtors of the Sale Transaction Value (as more fully described in paragraph 11 of the Motion under the heading “Allocation of the Sale Value”);

b.                                      Allocation among the Debtors of the Tax Cost of the Sale and Other Tax Issues (as more fully described in paragraph 11 of the Motion under the heading “Allocation of the Tax Cost of the Sale and Other Tax Issues”);

c.                                       Allocation among the Debtors of the Cost and Benefits of the Government Settlement (as more fully described in paragraph 11 of the Motion under

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the heading “Allocation of the Cost and Benefits of the Government Settlement”);

d.                                      Allocation among the Debtors of the Economic Cost of the Plan Reserves (as more fully described in paragraph 11 of the Motion under the heading “Allocation of the Economic Cost of the Plan Reserves”); and

(v)                                 Hearing 5: Substantive Consolidation Structure Under the Plan (as more fully described in paragraph 11 of the Motion under the heading “Consolidation Structure”) (provided that, with respect to substantive consolidation, the Resolution Process shall be used to address only whether (i) any substantive consolidation is appropriate in these cases and (ii) the substantive consolidation proposed by the Debtors in the Plan is permissible);

(vi)                              Hearing 6: To the extent not addressed by (i) - (v), any remaining Dispute Issues pertaining to the disputes and background described in the Motion raised by the Debtors or by a Participant in a Final Issues Statement.

(b)                                 The first Hearing shall be scheduled for January 31, 2006 (the “First Hearing Date”).  The second hearing shall be scheduled for February 7, 2006 (the “Second Hearing Date”).  The third hearing shall be scheduled for February 14, 2006 (the “Third Hearing Date”).  The fourth hearing shall be scheduled for February 21, 2006 (the “Fourth Hearing Date”).  The fifth hearing shall be scheduled for February 28, 2006 (the “Fifth Hearing Date”).  The sixth hearing shall be scheduled for March 7, 2006 (the “Sixth Hearing Date”).

(c)                                  No later than twenty-one (21) calendar days prior to each Hearing, the Court shall conduct a “pre-trial” conference to determine, among other things: (i) the precise delineation of which Dispute Issue(s) shall be the subject of each Hearing and how best to brief each Dispute Issue to be raised in that Hearing; (ii) whether to defer the resolution of any Dispute Issue(s) until the confirmation hearing(s); and (iii) the aggregate amount of time each Participant shall be permitted as to each Dispute Issue to be raised in that Hearing (which allotment may be used for opening, presentation of evidence and/or closing argument).

(d)                                 One week before each of the pretrial conferences described in the preceding paragraph 6(c), Participants intending to participate in the related Hearing shall meet and confer in an

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effort to agree on the terms of a Joint Pretrial Order (the “Pretrial Order”), which shall be submitted to the Court no later than one day before the applicable pretrial conference.  The requirement for the filing of a Pretrial Order may be waived if all of the applicable Participants consent.  If the applicable Participants are unable to agree on the terms of a joint Pretrial Order, they may each submit their competing positions in a single proposed Pretrial Order no later than one day prior to the applicable pretrial conference.  The Pretrial Order shall, with respect to the subjects to be raised at the Hearing to which that Pretrial Order relates, address all of the matters described in paragraph 14 of this Court’s Case Management Order #3.

(e)                                  Upon the conclusion of the hearing of any Dispute Issue, the Court shall render a decision with respect to each particular Dispute Issue that was addressed at that Hearing (each, a “Dispute Issue Ruling”).  Upon entry of such Dispute Issue Ruling, all parties-in-interest in the Debtors’ cases, whether or not a Participant, shall be bound by such ruling to the fullest extent permitted by law, and such Dispute Issue Ruling shall have such preclusive effect as is available to the fullest extent permitted by law, subject only to any Participant’s appellate rights.

7.             Burdens of Proof:

(a)                                  The Court will determine the appropriate burden(s) of proof that a Participant shall bear with respect to the relief sought by such Participant.

(b)                                 Participants shall be permitted, in any of the written submissions contemplated by this Order, to present arguments as to what burden(s) of proof that they, or any other Participant, shall carry with respect to any aspect of the relief sought by any Participant in connection with the Dispute Issues.

8.             Initial Scope of Court Determinations:

(a)                                  Subject to the remaining provisions of this paragraph, and as qualified by paragraph 6(d), above, this Court’s determination of any Dispute Issue shall be solely for purposes of determining issues relating to the appropriate allocation of distributable value under the Plan from the proposed transaction with Time Warner and Comcast (the “Sale Transaction”).  If the Plan (or such other plan of reorganization proposed by the Debtors pursuant to which the Debtors seek to implement the Sale Transaction) is not confirmed by this Court or is otherwise withdrawn by the

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Debtors, Participants shall have the right to apply to the Court, on notice to the Debtors and all other parties in interest, for further or different relief (beyond the mere allocation of distributable value from the proposed Sale Transaction) and may, in connection with any such application, rely on any judicial determination(s) that may have been rendered by the Court in connection with the resolution of any Dispute Issue.

9.             Status Conferences

(a)                                  Subject to this Court’s calendar, following the entry of this Order and until the First Hearing Date, the Court shall schedule monthly status conferences to monitor the progress of the Resolution Process.  The Debtors shall provide prompt notice of each status conference to: (a) all Participants; and (b) to the extent feasible, all parties who have served a notice of appearance in accordance with Bankruptcy Rule 2002 prior to the date of service thereof.

10.           Amendments to this Order:

(a)                                  The Court may vary the terms of the Resolution Process as necessary, sua sponte or on motion of a Participant.

11.           Service and Process:

(a)                                  The Resolution Process shall constitute a contested matter and, to the extent not modified herein, Participants shall have all of the rights afforded to a party in a contested matter including, without limitation, all of the rights set forth in Federal Rule of Bankruptcy Procedure 9014.  In addition, to the extent not modified herein, this Court’s Case Management Order #3, dated July 26, 2004, and the Administrative Procedures Order, dated August 9, 2002, shall be applicable.

(b)                                 All notices, motions or other documents required to be served by the proposed order shall be served by facsimile, e-mail or same-day hand delivery, with a copy to follow by overnight mail. All such notices, motions or other documents shall be served on all Participants as well as on all parties who have served a notice of appearance in accordance with Bankruptcy Rule 2002 prior to the date of service thereof.

(c)                                  Within five (5) business days of the entry of this Order, the Debtors will serve a copy of this Order on all known creditors and all parties who have filed and served a notice of appearance in accordance with Bankruptcy Rule 2002 prior to the date of

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service hereof.  In addition, as soon as reasonably practicable following the entry of this Order and consistent with applicable publication submission deadlines, the Debtors will publish a copy of this Order in the national editions of The Wall Street Journal and The New York Times.

12.           Reservation of Rights:

(a)                                  Nothing contained herein shall preclude the Debtors from seeking to compromise one or more of the Dispute Issues (either by separate motion or in connection with a proposed plan of reorganization) on notice to the appropriate parties, and nothing herein shall prejudice the rights of any Participant to object to any such compromise and/or to assert that the Debtors have no authority to compromise such disputes.

(b)                                 Nothing contained herein shall preclude the Debtors from taking a position with respect to any Dispute Issues, including, without limitation, in a plan of reorganization or otherwise.

(c)                                  Nothing contained herein shall preclude the Debtors from advocating a position with regard to the treatment or resolution of any Dispute Issue that differs from that currently proposed by the Debtors in the Plan.

(d)                                 Except as provided herein with respect to a Dispute Issue Ruling, nothing contained herein shall prejudice the rights of any party to oppose and object to confirmation of the Plan on any grounds.

(e)                                  Nothing contained herein shall be deemed to be an adoption or consent to the Debtors’ characterization in the Motion of any Dispute Issues.

(f)                                    By participating in the resolution process, no Participant, or counsel or other professional therefore, assumes any duty to any Debtor, person or entity other than its own client or, subject to the terms of this Order, waives any right to seek alternative relief from the Court, including, without limitation, the termination of the Debtors’ exclusive right to file a plan of reorganization or the appointment of a chapter 11 trustee or to object to any plan of reorganization or disclosure statement in respect thereof as not satisfying the appropriate standards.

(g)                                 The Participants reserve the right to seek compensation and reimbursement pursuant to section 503 of the Bankruptcy Code

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and the Debtors and other parties in interest shall have the right to oppose any such application.

13.           All dates and deadlines specified in this Order that are keyed to the First Hearing Date shall be operative from the first scheduled First Hearing Date and shall not be extended or modified in the event the First Hearing Date is adjourned.

14.           This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order.

Dated: August 4, 2005

/s/ Robert E. Gerber
HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT B

ACKNOWLEDGEMENT

I hereby certify to Adelphia Communications Corporation and its subsidiaries that I have read the attached Order in Aid of Confirmation, Pursuant to Sections 105(a) and 105(d) of the Bankruptcy Code, Establishing Pre-Confirmation Process to Resolve Certain Inter-Creditor Issues, dated July     , 2005 (the “Order”) and the related motion, and that, for the reasons set forth on the attached document, I require, on behalf of my client, the documents listed on the annexed schedule (the “Requested Items”).  I further certify that, prior to making this request, I made a good faith effort to locate the Requested Items in the Virtual Data Room.

Dated:

Signature

Name:

Address:

Client:

EXHIBIT J

Arahova Noteholders Committee’s Position Statement

THIS POSITION STATEMENT IS BEING PROVIDED TO THE DEBTORS AS A MERE ACCOMODATION AND MAY NOT BE MODIFIED IN ANY MANNER WITHOUT THE EXPRESS WRITTEN CONSENT OF THE AD HOC COMMITTEE OF ARAHOVA NOTEHOLDERS.

Subject to the reservation of rights and qualifications contained therein, the Ad Hoc Committee of Arahova Noteholders (the “Arahova Noteholders Committee”) filed its Preliminary Issues Statement on August 16, 2005, as required by the Resolution Process Order, a copy of which is attached hereto.   The Arahova Noteholders Committee expressly reserves the right to modify the Preliminary Issues Statement (as expressly permitted by the Resolution Process Order) and to modify the positions set forth herein.  The Arahova Noteholders Committee further reserves all other rights, including the right to object to the Plan and the Disclosure Statement on any grounds.

Intercompany Claims

Without in any way limiting the issues raised by the Arahova Noteholders Committee in its Preliminary Issues Statement, the Arahova Noteholders Committee believes that the Debtors’ reconstruction of the Debtors’ prepetition books and records without Bankruptcy Court authorization and oversight was and remains a violation of several sections of the Bankruptcy Code, including sections 362, 363 and 549.  Upon information and belief, the reconstruction of the Debtors’ books and records was performed without consideration to the independent fiduciary duties owing to the estates of Arahova and its direct and indirect subsidiaries (collectively, the “Arahova Debtors”).  The Arahova Noteholders Committee believes, among other things, that a majority of the intercompany claims asserted against the Arahova Debtors are (i) unenforceable as not representative of a “right to payment” as set forth in the definition of “claim” in section 101(5) of the Bankruptcy Code, (ii) avoidable under chapter 5 of the Bankruptcy Code or (iii) otherwise constitute equity contributions.  The Arahova Noteholders Committee believes that a substantial amount of value was transferred from the Arahova Debtors prior to the Petition Date, including, but not limited to, in connection with the Rigas Family fraud, and that the Arahova Debtors possess substantial claims against other Debtors that received such transfers or otherwise benefited from or caused such transfers, which claims are not currently reflected in the May 2005 Schedules.

The Arahova Noteholders Committee believes that there are substantial procedural and substantive defects relating to the May 2005 Schedules.  On June 16, 2005, the Arahova Noteholders Committee brought a motion in the Bankruptcy Court seeking to strike the May 2005 Schedules (the “Motion to Strike”).  On August 4, 2005, the Bankruptcy Court denied such motion.  The Arahova Noteholders Committee has appealed the order of the Bankruptcy Court denying the Motion to Strike, which appeal remains pending.  If the Arahova Noteholders Committee’s appeal is successful, the Arahova Noteholders Committee believes that the Debtors must file proofs of claim in the Cases (attaching all supporting documentation) with respect to the alleged intercompany claims.  The Arahova Noteholders Committee further believes that the Debtors will not be able to file proofs of claim that support the majority of the intercompany claims presently asserted against the Arahova Debtors in the May 2005 Schedules.  The Arahova

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Noteholders Committee has requested disclosure of certain additional information that it believes is material to its position and the chapter 11 cases at large; however, the Debtors have refused to publish such information.  The Arahova Noteholders Committee has informed the Debtors that it intends to seek appropriate relief from the Court absent a subsequent consensual resolution of this disclosure issue.

Consolidation Structure

Without in any way limiting the issues raised by the Arahova Noteholders Committee in its Preliminary Issues Statement, the Arahova Noteholders Committee believes that the substantive consolidation according to the “silo structure” proposed by the Debtors in the Plan or any other substantive consolidation structure that results in the Arahova Noteholders receiving less than payment in full is not supportable by the facts under applicable legal standards and therefore not permissible absent an affirmative vote in favor of the Plan by the Arahova Noteholders or unless the Plan provides for payment in full to the creditors of the Arahova Debtors without contingency.

Asset Ownership and Potential Fraudulent Conveyance Claims

Without in any way limiting the issues raised by the Arahova Noteholders Committee in its Preliminary Issues Statement, the Arahova Noteholders Committee believes the dividend of Arahova Holdings, LLC, CCC-II, Inc., CT Investment Corp. and Century Cablevision Holdings, LLC by Arahova to ACC Operations, Inc. on or about September 28, 2001 should be avoided as a fraudulent transfer pursuant to sections 544, 548, 550 and 551 of the Bankruptcy Code and applicable law and that such avoidance will result in the return of approximately $2 billion in value to the Arahova Debtors.  Upon information and belief, there exist certain other substantial fraudulent conveyance claims that can be asserted by the Arahova Debtors.  The Arahova Noteholders Committee believes that, after resolution of the intercompany claims and fraudulent conveyances, “silos” other than those identified by the Debtors may not have sufficient value to pay their creditors in full.

Allocation of Consideration from the Sale Transaction

Without in any way limiting the issues raised by the Arahova Noteholders Committee in its Preliminary Issues Statement, the Arahova Noteholders Committee believes the consideration to be paid under the proposed sale of the Debtors’ assets to Time Warner and Comcast (the “TWC Sale”) should be allocated fairly among each Debtor based upon the evidence presented on the record.  Furthermore, regardless of the valuation methodology utilized, most of the, if not the entire, “premium” to be derived from the TWC Sale is specifically attributable to the opportunity for Time Warner and Comcast to acquire the assets of the Arahova Debtors.  As such, absent payment in full to the creditors of the Arahova Debtors without contingency, the allocation of consideration must reflect such fact.  The Arahova Noteholders Committee believes that, after resolution of allocation issues, “silos” other than those identified by the Debtors may not have sufficient value to pay their creditors in full.

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Allocation of the Benefits and Burdens of the Government Settlement, Tax Liability Attributable to the Sale Transaction and Economic Cost of the Plan Reserves

Without in any way limiting the issues raised by the Arahova Noteholders Committee in its Preliminary Issues Statement, the Arahova Noteholders Committee believes that any postpetition costs allocated to any Arahova Debtor, including without limitation (i) the tax costs arising from the TWC Sale and other tax costs upon individual Debtors; (ii) the obligations resulting from the post-petition debtor in possession financing in the Cases; and (iii) the post-petition administrative expenses of the Debtors and the plan reserves, should be allocated fairly among each Debtor based upon the evidence presented on the record and the actual benefits conferred upon such Debtors.  With respect to the Government Settlement, the Arahova Noteholders Committee believes that no costs should be allocated to any Debtor other than ACC absent a demonstration by ACC that it was not driven principally by its own pecuniary interests in determining to enter into the Government Settlement and, to such extent, there is a clear identifiable and quantifiable benefit to such other Debtor pursuant to section 503(b) of the Bankruptcy Code.  Furthermore, the Arahova Noteholders Committee believes that actions of ACC caused direct harm to the Arahova Debtors and their creditors and that the Arahova Debtors possess substantial claims against ACC resulting from such harm.  The Arahova Noteholders Committee believes that the amount of these claims far exceed any benefit conferred by the Government Settlement.

The Arahova Noteholders Committee objects to any Plan that does not provide expressly for the payment in full to the Arahova Noteholders.  To the extent that a Plan is confirmed over the objection of the Arahova Noteholders, the Plan must provide for the establishment of sufficient reserves to permit for the payment in full to Arahova Noteholders after final resolution of all outstanding issues, including the accrual of interest during the resolution process.

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EXHIBIT K

Position Statement of Ad Hoc Committee of ACC Senior Noteholders
for Adelphia Disclosure Statement

The position statement numbering corresponds to the summary of the Inter-Creditor Dispute set forth in Section IV.D.1.b of the Disclosure Statement.

(1)                                 Intercompany Claims

The Scheduled Intercompany Claims Are Presumptively Valid, And No Grounds Exist For The Wholesale Disallowance Or Disregard Of Such Claims.  The Intercompany Claims scheduled by the Debtors, under penalty of perjury, in the May 2005 Schedules are entitled to a presumption of validity pursuant to section 1111 of the Bankruptcy Code.  That presumption should be particularly strong in this case, as the scheduled Intercompany Claims represent, according to the Debtors, over 5,000 hours of work performed by more than 25 accounting employees and accounting professionals over a two-year period.  Moreover, the multi-year postpetition financial restatement effort, in which over 7 million prepetition transactions giving rise to the Intercompany Claims were scrutinized, alone cost the bankruptcy estate more than $81 million in fees of the Debtors’ auditors, PricewaterhouseCoopers.  As the Bankruptcy Court has observed, “[the] Debtors and Pricewaterhouse put great effort in the preparation of the schedules relating to intercompany obligations, and I am not of a mind to abandon all that they accomplished as a result of that effort.”

There are no grounds for the wholesale disregard, disallowance, or subordination of the scheduled Intercompany Claims.  Under governing law, a party that challenges any scheduled Intercompany Claim bears the burden of proving that the particular Claim at issue does not represent a valid liability of the Debtor for which the Claim has been scheduled.  Unless and until such a challenge is sustained, the scheduled Intercompany Claims are deemed to be allowed general unsecured claims and entitled to be classified together with and treated ratably with the other general unsecured claims asserted against the particular Debtor entity against which such Intercompany Claim exists (or, to use the Debtors’ terminology, “Intercompany B” treatment).

The Debtors imply, through their so-called “five principal characterizations” for the Intercompany Claims, that all of the Intercompany Claims should be considered and disposed of together.  There is no authority that countenances or provides for the disallowance of a group of corporate intercompany claims as a whole.  Moreover, there is no authority that authorizes courts to completely “disregard” any intercompany claim, whether on an individual or aggregate basis, as suggested by the Debtors’ hypothetical “Intercompany D” treatment.

To the contrary, the courts that have addressed intercompany claims have emphasized that inter-corporate liabilities are not presumptively suspect or invalid.  “[T]he financing of a subsidiary by a parent is not improper per se.  This notion . . . has been repeatedly rejected by courts, finding that it is proper for the parent to provide all financing to the subsidiary.”  Hillsborough Holdings Corp. v. Celotex Corp. (In re Hillsborough Holdings Corp.), 166 B.R. 461, 473 (Bankr. M.D. Fla. 1994), aff’d 176 B.R. 223 (M.D. Fla. 1994); see Amdura National Distribution Co. v. Amdura Corp. (In re Amdura Corp.), 75 F.3d 1447 (10th Cir. 1996) (upholding a multi-debtor cash management system in which one debtor collected all the cash

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and made all the disbursements, in exchange for intercompany claims to and from the affiliates); In re Blanton, 105 B.R. 811, 820 (Bankr. W.D. Tex. 1989) (“This practice of lending capital among the related corporations to fund short term cash flow needs does not reveal a disregard of the legal separateness of the various corporations, but only reflects the factual relatedness of the various corporations.”).  The same is true with respect to liabilities arising from centralized cash management systems like that maintained by the Debtors.  “It has been widely recognized in the corporate world that there is nothing inherently wrong in a parent managing all the cash generated by the subsidiaries through a cash management system.”  Hillsborough Holdings, 166 B.R. at 471; see, e.g., R2 Investments, LDC v. World Access, Inc. (In re World Access, Inc.), 301 B.R. 217, 276 (Bankr. N.D. Ill. 2003) (“a centralized cash management system . . . [is] quite common in today’s corporate groups”).

As the Third Circuit held in a case decided after the Debtors filed their Plan, “perfection is not the standard.”  In re Owens Corning, 419 F.3d 195, 215 (3d Cir. 2005).  Where prepetition transactions are complex or prepetition records are imperfect, the answer is not to disregard the liabilities resulting from those transactions or reflected in those records.  Rather, the parties must do exactly what the Debtors have done through the May 2005 Schedules – they must conduct an “accounting process” to determine intercompany liabilities as best as can be determined given the information available:  “We are confident that a court could properly order and oversee an accounting process that would sufficiently account for the interest and royalty payments owed among the [debtor] group of companies for purposes of evaluating intercompany claims – dealing with inaccuracies and difficulties as they arise and not in hypothetical abstractions.”  Id.

Analysis Of The Underlying Transactions Supports The Validity Of The Scheduled Intercompany Claims.  The scheduled Intercompany Claims therefore properly are addressed on a claim-by-claim basis.  The analysis and investigation to date of the Ad Hoc Committee of ACC Senior Noteholders (the “ACC Committee”) demonstrates that, with very few (if any) exceptions, the Intercompany Claims disclosed by the Debtors’ May 2005 Schedules represent valid prepetition liabilities arising from the transfer of cash or other consideration in favor of the Debtor entities for whom an intercompany liability has been scheduled.

In doing the work that culminated in the May 2005 Schedules, the Debtors’ accounting personnel and professionals needed to account for the myriad of prepetition intercompnay transactions in a manner that conformed to generally accepted accounting principles (GAAP) and the reporting requirements of the Securities and Exchange Commission.  In doing so, they recorded the intercompany obligations naturally arising from those transactions, and then scheduled those liabilities in the May 2005 Schedules (which, as noted below, actually correspond to the Debtors’ prepetition public disclosures regarding intercompany liabilities).

In the disclosure above, the Debtors implicitly invite criticism of the judgments and conclusions of their own accounting personnel and professionals.  It is important to note, however, that the work performed by the Debtors’ employees and their accounting advisors to restate the accounting records (including entries reflecting Intercompany Claims) and to extract or adjust improper entries was focused on accurately reporting transactions in accordance with GAAP.  That work was not motivated by any desire to impact distributions to any creditor constituency.  In fact, since the Intercompany Claims were scheduled and made public, there has been virtually no supportable criticism of, or dispute with, the accounting judgments and analysis

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of the Debtors’ accountants and accounting professionals.  Instead, the criticism has been aimed at the impact of those judgments on distributions to particular creditors, and therefore appears driven by self-interest rather than factual or legal rationale.

Any attempt now to second guess the judgments made by the Debtors’ accounting personnel and professionals would be affected by bias.  Allowing parties, including the Debtors, to selectively reinterpret or revise the scrupulously-analyzed accounting determinations made during the restatement process could expose the bankruptcy case to chaos and would be contrary to the Bankruptcy Court’s express determination not to “abandon all that [the accounting personnel and professionals] accomplished as a result of that effort.”

In any event, the judgments of the accounting personnel and professionals, including judgments with respect to the so-called “Bank of Adelphia Convention,” Acquisitions and Swaps, and Assumption Transactions, were grounded in fact and, in many instances, required by applicable accounting rules and conventions.  For example, the “Bank of Adelphia Convention” reflects the proper allocation of payables and receivables among the various Debtor entities.  As the Debtors disclosed above, Adelphia Cablevision LLC – the “Bank of Adelphia” – was the Debtor entity that controlled and maintained all cash for the entire Adelphia enterprise.  For cash to flow between one Debtor and another, it had to move through accounts held by the Bank.  It is reasonable and appropriate, therefore, for inter-Debtor obligations and liabilities to be reflected as receivables from and payables to the Bank.  Abandoning the Bank of Adelphia Convention, on the other hand, would distort the economic realities and likely result in a litigation free-for-all over distribution entitlements to creditors of all 240 Debtors.

Similarly, the Acquisition and Swap Intercompanies reflect valid liabilities for value received by particular Debtors in connection with acquisitions and financing transactions.  For example, between April 2000 and June 2002, subsidiaries of Debtor Arahova Communications Inc. (“Arahova”) – whose creditors now seek to ignore or disregard Arahova’s intercompany liabilities – acquired assets and/or received business entities that included hundreds of thousands of subscribers.  Those subsidiaries – none of which had any cash accounts of their own – paid for the acquisitions by incurring or accepting substantial intercompany indebtedness, which is now reflected in the scheduled Intercompany Claims.  Disallowance or disregard of those Claims would in substance result in the Arahova subsidiaries having acquired for no consideration assets for which billions of dollars of cash and other consideration was expended.  There is no evidence supporting the position that these transactions should be treated as capital contributions to Arahova; there is, on the other hand, substantial evidence (as outlined below) that Arahova and its subsidiaries incurred or accepted intercompany liabilities in relation to those acquisitions or swaps.  Relatedly, the so-called “XO Transactions” (which actually relate to cost centers labeled in the Debtors’ records as “X01”, “X02,” etc.) appear to reflect inter-Debtor borrowings and capital contributions needed to facilitate repayment of some of the liabilities generated in connection with those acquisitions in order to maximize borrowing capacity and to minimize tax liability – both of which are legitimate and enforceable corporate objectives.

The Assumption Transactions similarly conform to the decisions made by PricewaterhouseCoopers in connection with the restatement of the Debtors’ financial statements.  After much analysis, PricewaterhouseCoopers determined that the Debtors’ consolidated financial statements had understated the amounts payable by the Debtors on the co-borrowing

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facilities.  The Debtors ultimately recorded all of the co-borrowing liabilities on Adelphia’s consolidated balance sheet, with an intercompany receivable from the Rigas Co-Borrower.  This treatment is consistent with the scheduled Intercompany Claims as set forth in the May 2005 Schedules.  As indicated by the multi-billion dollar receivable (net of uncollectible amounts) recorded on the Debtors’ restated financial statements, from the Rigas Family and Rigas Family Entities in favor of the Debtors, the Assumption Transactions (if any) impacting Arahova and its subsidiaries, as restated, appear to reflect an exchange for reasonably equivalent value and reflect legitimate and enforceable intercompany obligations.

Regarding set offs, the Debtors have stated that the Intercompany Claims scheduled in the May 2005 Schedules have been “netted” on a Debtor-by-Debtor basis, such that the intercompany payables and receivables of each individual Debtor vis-à-vis the Bank of Adelphia have been “netted” against each other to produce a single, net payable to or receivable from the Bank.  The Debtors have stated that each net scheduled Intercompany Claim is the aggregation of hundreds or thousands of intercompany transactions.  The ACC Committee believes this to be appropriate, as the May 2005 Schedules reflect what appear to be a consistent, uniform, and interrelated accounting for and treatment of such transactions.  (However, to the extent that any of the scheduled Intercompany Claims, or any of the transactions giving rise to such claims, are challenged successfully, some or all of the scheduled net Intercompany Claims will be impacted, and the ACC Committee thus reserves all rights to reevaluate its position with respect to any or all of the Intercompany Claims in such event.)

There is no basis, however, to aggregate or net Intercompany Claims on a “Debtor Group” basis.  As described below, the entire “Debtor Group” concept is illegal and unsupportable under applicable law or the facts of this case.  Intercompany Claims should be setoff against each other only on a Debtor-by-Debtor basis as in the May 2005 Schedules.  Any other combination distorts the actual liabilities of each Debtor entity and is not permissible.

Finally, the assertion by creditors of Arahova that the Intercompany Claims somehow conflict with creditor expectations or violate third-party indentures is both irrelevant and false, as prior to the Petition Date the Debtors disclosed their intercompany liabilities as liabilities, not capital contributions.  Arahova’s 10-Q for the period ended September 30, 2001, specifically disclosed $1.9 billion in payables to affiliates, which certain creditors of Arahova now wish to simply disregard or treat as a capital contribution from ACC.  Those financial statements also indicated that Arahova received $1.5 billion in cash from related parties.   Additionally, Arahova’s public financial statements for the period ended December 30, 2000, reflected a $1.7 billion use of cash for acquisitions – cash that, as was known to third party creditors, could only have come from the Bank of Adelphia in exchange for an intercompany payable to the Bank of Adelphia.  Finally, Arahova’s financial statements stated that Arahova’s subsidiaries acquired from ACC or its subsidiaries other Debtor entities, including all of the assets and liabilities of those entities, and specifically made reference to over $1 billion in payables to affiliates that were transferred to Arahova and its subsidiaries.  Those prepetition disclosures closely tie to the Intercompany Claims scheduled by the Debtors in the May 2005 Schedules and the Arahova consolidated intercompany payable balance as of September 30, 2001 derived from the Debtors’ intercompany transaction database, and demonstrate that third-party creditors knew or should have known of the existence of large inter-Debtor transactions and liabilities.

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The ACC Committee’s position with respect to the Intercompany Claims is made with respect to the liabilities of the Debtors in the aggregate.  The ACC Committee continues to investigate specific individual intercompany transactions and liabilities, and nothing in this statement of position is a concession that any specific intercompany transaction or liability is valid or unavoidable.  The ACC Committee reserves all rights with respect to the Intercompany Claims.

(2)                                 Consolidation Structure

There Is No Basis For Substantive Consolidation Of The Debtors.  Due in part to the millions of dollars and thousands of hours spent in the restatement process, the Debtors are able to identify, and already have identified, the assets and liabilities of each individual Debtor.  In fact, the Debtors have stated that they now can identify assets and liabilities of multiple cost centers within each individual Debtor, and thereby are “equipped with the accounting building blocks to prepare financials at a legal entity, silo and enterprise level.”

Furthermore, there is no evidence that any creditor holding a claim for borrowed money, much less a majority of such creditors, dealt with the Debtor entities as a single economic unit or disregarded the separateness of the Debtors in extending credit.  In addition, various Debtors issued separate financial statements and operated under different names.  As a consequence, the Debtors could not demonstrate that the substantive consolidation scheme proposed in the Plan is mandated or permitted by the facts of these chapter 11 cases.

More importantly, the Debtors’ proposed “deemed consolidation,” in which the Debtors purport to consolidate “only for purposes of voting with respect to confirmation of the Plan and effectuating the settlements contemplated by, and making distributions under” the Plan but for no other purpose, is not supported by any existing law.  Rather, courts have soundly criticized plans – like the Debtors’ proposed Plan – in which groups of debtors propose to “consolidate” for purposes of plan voting and distributions, but then to remain separate legal entities following the reorganization.  For one thing, such schemes are not substantive consolidation at all.  Substantive consolidation of debtors is an equitable doctrine that, as the name implies, results in a “consolidation” of multiple entities into one.  FDIC v. Colonial Realty Co., 966 F.2d 57, 58 (2d Cir. 1992) (“The substantive consolidation of estates in bankruptcy effects the combination of the assets and liabilities of distinct, bankruptcy entities and their treatment as if they belonged to a single entity.”).

The Plan does not actually substantively consolidate any of the Debtors.  Instead, it “deems” certain Debtors consolidated into certain other Debtors solely for purposes of the Plan.  For all other purposes, the “deemed” consolidated Debtors remain separate, distinct, and independent entities.  As the Third Circuit held in a case decided in August 2005, “a ‘deemed’ consolidation cuts against the grain of all the principles” that justify substantive consolidation in some cases.  In re Owens Corning, 419 F.3d 195, 212 (3d Cir. 2005).  The Third Circuit observed in that case:

[T]he flaw most fatal to the Plan Proponents’ proposal is that the consolidation sought was “deemed” (i.e., a pretend consolidation for all but the Banks).  If Debtors’ corporate and financial structure was such a

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sham before the filing of the motion to consolidate, then how is it that post the Plan’s effective date this structure stays largely undisturbed, with the Debtors reaping all the liability-limiting, tax and regulatory benefits achieved by forming subsidiaries in the first place?  In effect, the Plan Proponents seek to remake substantive consolidation not as a remedy, but rather a stratagem to “deem” separate resources reallocated to OCD to strip the Banks of rights under the Bankruptcy Code, favor other creditors, and yet trump possible Plan objections by the Banks. Such “deemed” schemes we deem not Hoyle.  Id. at 216

To simplify the Plan and for the Debtors’ administrative convenience, it may be possible to treat several Debtor entities together for purposes of distribution without introducing distortions or changing in any way the distributions to which constituencies otherwise would be entitled.  The “Debtor Group” structure proposed by the Debtors in the Plan might accomplish this if, but only if, the scheduled Intercompany Claims described above are enforced on a ratable basis with each Debtor’s other unsecured liabilities.  If the Intercompany Claims are disallowed, disregarded, or subordinated, serious distortions will occur in the distribution mechanism that results from the “Debtor Group” structure, making the alleged substantive consolidation wrought by that structure wholly impermissible and illegal.

Also, the ACC Committee reserves all rights to contend that all of the estates should be completely substantively consolidated if, contrary to the Debtors’ representations, it is in fact not possible to identify the assets and liabilities of the individual Debtors and/or the records of the prepetition transfers of value among the Debtors ultimately prove to be unreliable notwithstanding the thorough and costly postpetition audit conducted by the Debtors.

(3)                                 Asset Ownership and Potential Fraudulent Conveyance Claims

The inter-Debtor transactions resulting in the transfer of the so-called “Transferred In Subsidiaries” and the so-called “Transferred Out Subsidiaries” were made for reasonably equivalent value and without an intent to hinder, delay or defraud creditors.  Among other things, Arahova and its subsidiaries received a $1.362 billion intercompany receivable, now scheduled as an Intercompany Claim in the May 2005 Schedules, in connection with transactions involving the Transferred Out Subsidiaries.  Accordingly, there is no basis for avoiding such transfers as constructive or actual fraudulent conveyances, and the various individual Debtors that received assets in the transactions at issue therefore are entitled to continue to own those assets.

Moreover, if it is determined that the transactions resulting in movement of the “Transferred Out Subsidiaries” resulted in avoidable transfers, then the transactions resulting in movement of the “Transferred In Subsidiaries” would be avoidable on the same or similar grounds, as many of the entities and assets allegedly subject to avoidance are the very same assets and entities previously “transferred in” to the Arahova corporate family.

Furthermore, as a fundamental rule, recoveries should be made for the benefit of the initial transferor Debtor, not an initial transferee or any mediate transferee.  Therefore, if it is determined that any of the transactions resulted in avoidable transfers, the transferred assets at issue should be recovered by and returned to the individual Debtor entity that owned the assets at

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the outset of the transaction or related series of transactions at issue.  Specifically, if recovery is to be made with respect to transferred assets originally owned by subsidiaries of Arahova, that recovery must be made on behalf of the entities who made the initial transfers, some of which owe substantial sums to the Bank of Adelphia as reflected in the scheduled Intercompany Claims.  The net benefit to creditors of Arahova from any such avoidance therefore would be negligible, because the initial transferor Debtors owe significant Intercompany Claims to the Bank of Adelphia.

Finally, it appears that, in the process of restating their financial statements with regard to the transactions involving the movement of the Transferred Out Subsidiaries (a restatement through which Arahova appears to have received a $1.362 billion intercompany receivable), the Debtors eliminated approximately $1.2 billion in intercompany payables owed by the Transferred Out Subsidiaries.  The existence of those intercompany payables reduced the net value, if any, of the assets subject to the transactions.  Thus, the restatement appears to have created an artificial basis for the fraudulent transfer allegations now outlined above by the Debtors.  The ACC Committee is investigating the basis for the elimination of those substantial claims, and reserves all rights in this regard.

The ACC Committee also is investigating the propriety of other prepetition transactions and transfers effected by and among the Debtors.  At this time, the ACC Committee requires discovery and further analysis before stating a position as to those other transactions and transfers.

(4)                                 Allocation of Consideration from Sale Transaction

The Debtors propose to allocate the approximately $17 billion in consideration to be received from the Sale Transaction among the artificial “Debtor Groups” by deriving a “value” for each Debtor Group based upon the operating cash flow generated by the Debtor entities that the Debtors have chosen to include within that Debtor Group.  Specifically, the Debtors propose to apply a uniform multiple to the aggregate annual operating cash flow of the entities within each Debtor Group in order to derive that Debtor Group’s specific share of the proceeds from the Sale Transaction.

If the valuation methodology ultimately adopted utilizes operating cash flow as the principal means of allocating value, the sale consideration should be allocated among individual Debtors and not artificial “Debtor Groups.”  The ACC Committee has requested disclosure of certain additional information that it believes is material to its position and the chapter 11 cases at large; however, the Debtors have refused to publish such information.  The ACC Committee has informed the Debtors that it intends to seek appropriate relief from the Court absent a subsequent consensual resolution of this disclosure issue.

The ACC Committee also objects to Debtors’ proposal to reallocate the cash component of the Sale Transaction proceeds to certain Debtor Groups in order to ensure that creditors of the Debtor entities that the Debtors have chosen to include within those “Debtor Groups” are paid in full in cash.  This reallocation results in similarly-situated creditors of other Debtor entities not chosen to be in a favored Debtor Group receiving a greater proportion of their Plan distributions in stock and a lesser proportion in cash and renders the Plan unconfirmable, among other things

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because it unfairly discriminates against creditors of ACC (among other Debtors).  The ACC Committee will insist that the cash and stock received in the Sale Transaction be allocated to creditors of the various Debtors in the same proportions.

(5)                                 Allocation of Benefits and Costs of the Government Settlement

As described above, all of the Debtors benefit from the Government Settlement, including by avoiding an indictment that would have destroyed the value of the entire consolidated enterprise.  As a consequence, all of the Debtors should share in the substantial burdens of the compromise, including by paying a ratable portion of the $600 million to be transferred to the Victim Restitution Fund.

The ACC Committee requires discovery and further analysis before it can determine what specific allocation is appropriate under the circumstances.

(6)                                 Allocation of Tax Liability Attributable to Sale Transaction

The Debtors must disclose which entities they believe will owe taxes in connection with the Sale Transaction, and how those taxes would be allocated among the Debtors according to the Debtors’ prepetition allocation methodology, consistently applied.

Without that disclosure, the Disclosure Statement does not contain adequate information, and the ACC Committee is unable to determine what specific amount and allocation of tax liabilities is appropriate under the circumstances.

(7)                                 Allocation of the Economic Cost of the Plan Reserves

The Debtors must disclose the amounts that they intend to allocate to the various reserves under their proposed Plan, and which assets will be used to fund those reserves, and which Debtors are to be deemed to have contributed to the reserves.

Without that disclosure, the Disclosure Statement does not contain adequate information, and the ACC Committee cannot determine what specific amount and allocation of reserves is appropriate under the circumstances.

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Exhibit L

Exhibit L

Reconciliation of OCF to GAAP

October 2004 - September 2005

(amounts in millions)

(unaudited)

OCF is Operating Cash Flow, defined as Net Income from continuing operations excluding Income Taxes, Interest Expense, Depreciation and Amortization, Other Non-Operating Expenses and Bankruptcy and Reorganization expenses, for the latest twelve months ending September 30, 2005.  OCF figures shown in Section II.A of the Disclosure Statement do not conform to GAAP.  OCF shown excludes (i) the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors, and (ii) the OCF attributable to the entities not being purchased by Comcast and Time Warner.  The Debtors’ definition of operating cash flow may differ from similar measurements used by other public companies, including other public companies with which the Debtors compete. The Debtors believe that operating cash flow provides a useful means of evaluating their operational strength.  However, operating cash flow is not intended to replace or supersede any information presented in accordance with GAAP.  The following table reconciles OCF shown in Section II.A of the Disclosure Statement of Net income (loss):

	FronterVision	Parnassos	Century TCI	Century	CCC	Olympus	UCA	Rigas Century Co- Borrowing	Rigas Olympus Co- Borrowing	Rigas UCA Co- Borrowing	Funding Company	ACC Ops	Total

Operating cash flow	$118	97	138	278	13	325	170	41	14	17	1	5	1,217

Adjustments to reconcile operating cash flow to net income (loss):
Investigation, re-audit and sale transaction costs	(13)	—	—	(28)	(1)	(29)	(15)	(2)	(1)	(1)	(2)	1	(91)
Depreciation and amortization	(120)	(47)	(125)	(256)	(7)	(213)	(116)	(29)	(8)	(4)	(47)	(3)	(975)
Family and Rigas Family Entities	—	—	—	—	—	—	—	—	—	—	23	—	23
Impairment of long-lived assets	(2)	—	—	—	—	(11)	(1)	(11)	—	—	—	—	(25)
Other non-operating:
Interest expense, net of amounts capitalized	—	(35)	(66)	—	—	(100)	—	(83)	(75)	—	(15)	—	(374)
Other income (expense), net	—	—	(1)	(1)	—	3	—	439	11	25	(23)	3	456
Reorganization expenses due to bankruptcy	(17)	7	10	(35)	(2)	(19)	(18)	(2)	—	(1)	1	—	(76)
Income tax expense	—	—	—	—	—	—	—	—	(4)	—	—	(113)	(117)
Share of losses of equity affiliates, net	—	—	(2)	—	—	—	—	—	—	—	—	(2)	(4)
Minority interest in losses of subsidiary	—	—	—	—	—	—	—	—	—	—	—	5	5

Minority interest adjustment		49	46										95

Net income (loss)	$(34)	71	—	(42)	3	(44)	20	353	(63)	36	(62)	(104)	134

Exhibit M

DETAILED WATERFALL ANALYSIS

1

2

FOOTNOTES TO DETAILED WATERFALL ANALYSIS

Intercompany Claims:	Intercompany B	"	pari-passu with unsecured debt
	Intercompany C	"	fully subordinated
	Intercompany C	"	fully subordinated and Bank of Adelphia payable to Adelphia Communications Corporation (in Holding Company Debtor Group) subordinated to all other Bank of Adelphia intercompany payables
	Intercompany D	"	disallowed

(a)          Includes Century Cable Holdings Corp., Century Realty Corp., Century Federal Inc., Century Pacific Cable TV Inc., Century Cable of Southern California, Century Exchange L.L.C.

(b)         Includes Century Communications Corp. (Texas), FAE Cable Management Corp., Adelphia Blairsville L.L.C., Century Colorado Springs Corp., Century Voice and Data Communications Inc., Century Australia Communications Corp., Century Oregon Cable Corp., Century Investment Holdings Corp., Century Investors Inc., Owensboro-Brunswick Inc., Century Advertising Inc., Century Programming Inc.

(c)          Arahova Communications, Inc.

(d)         Olympus Capital Corp. and Olympus Communications, LP are co-issuers of the Olympus notes.

(e)          Includes FrontierVision Operating Partners, L.P, FrontierVision Capital Corp., FrontierVision Access Partners L.L.C., The Main InternetWorks, Inc., Adelphia Communications of California III, L.L.C., FrontierVision Cable New England, Inc., and FOP Indiana L.P.

(f)            Includes FrontierVision Holdings L.P., FrontierVision Operating Partners, L.L.C, FrontierVision Holdings Capital Corporation, FrontierVision Holdings Capital II Corporation, Adelphia GP Holdings, L.L.C., FrontierVision Partners, L.P., FrontierVision Holdings, L.L.C.

(g)         Includes all MCEs in Century co-borrowing agreements: Prestige Communications, Inc., Highland Carlsbad Cablevision, Inc., Desert Hot Springs Cablevision, Inc., and Cablevision Business Services, Inc.

(h)         Includes all MCEs in Hilton Head co-borrowing agreements: Ionian Communications, L.P. and Hilton Head Communications, L.P.

(i)             Includes the following MCEs in Olympus co-borrowing agreements: Highland Video Associates, L.P., Adelphia Cablevision Associates of Radnor L.P., Adelphia Cablevision of West Palm Beach II, LLC, Montgomery Cablevision Associates, L.P., Adelphia Cablevision of West Palm Beach, LLC, and Henderson Community Antenna Television, Inc.

(j)             Includes ACC Operations Inc. and all other direct reporting entities except for those included in Arahova, Olympus Parent, Parnassos, FrontierVision Holdco and Funding Company.

(k)          Includes Adelphia Communications Corp., US Tele-Media Investment Company and ACC Investment Holdings, Inc.

(l)             Includes Ft. Myers Cablevision, LLC, Adelphia Cablevision of Newport Beach, LLC, Adelphia Cablevision of Orange County, LLC, California Ad Sales, LLC and Adelphia Pinellas County, LLC.

(m)       Century’s interest in escrowed proceeds from sale of Century-ML Cable Venture.

(n)         Includes Adelphia Company of Western Connecticut and TMC Holdings, LLC.

(o)         Includes SVHH Holdings, LLC.

(p)         Includes Tele-Media Company of Hopewell-Prince George and Eastern Virginia Cablevision Holdings, LLC.

(q)         Includes National Cable Acquisition Associates, L.P., Tele-Media Investment Partnership, L.P. and Adelphia Central Pennsylvania, LLC.

(r)            Includes court approved loan of $100 million for capex and Telcove settlement, and proposed settlement of restructuring charges with Comcast joint ventures.

(s)          Assumes existence and enforcement of subordination agreements, which provide a full recovery to banks prior to any recovery to intercompany payables.

(t)            FPL Note is an unsecured claim against Ft. Myers Acquisition, L.P. and is pari-passu with any Trade, Intercompany B and other unsecured claims.  Any deficiency will be recovered through up to one-third of the Olympus Parent Residual Equity as a result of the pledge of such equity.

(u)         Recovery assumes enforceability of subordination agreement between ACC Senior Notes and ACC Subordinated Notes.